Filed Pursuant to Rule 424(b)(3)
Registration No. 333-261780

This document has neither been reviewed nor approved by the Danish Financial Supervisory Authority (Finanstilsynet) (“Danish FSA”). In connection with the voluntary takeover offer that is being made by Noble Corporation plc (“Topco”) in accordance with the Danish FSA’s Executive Order on Takeover Bids (Executive Order no. 636 of 15 May 2020) (Bekendtgørelse om overtagelsestilbud) (the “Danish Takeover Order”), Noble filed a Danish language exchange offer document with the Danish FSA, which publication was approved by the Danish FSA on August 8, 2022 (the “Offer Document”). The Offer Document and an English translation thereof that was neither reviewed nor approved by the Danish FSA were published by Topco on August 8, 2022 on the internet at www.noblecorp.com. This document and the English translation of the Offer Document are identical in all substantive respects, except that this document includes, beginning on page F-1, a section entitled “Consolidated Financial Statements for the Years Ended December 31, 2021,2020 and 2019 of The Drilling Company of 1972 A/S.” Where this document makes reference to its publication pursuant to the Danish Takeover Order or that its publication has been approved by the Danish FSA, such reference shall be deemed to relate to the Offer Document only.

Shareholders of The Drilling Company of 1972 A/S, particularly shareholders with a place of residence, registered office or habitual abode outside of Denmark, should pay particular attention to Section 1.1 of this Offer Document.

OFFER DOCUMENT

Recommended Voluntary Public Share Exchange Offer

by

Noble Corporation plc, a public limited company incorporated and registered in England and Wales

13135 Dairy Ashford, Suite 800, Sugar Land, Texas 77478,

United States

to the shareholders of

The Drilling Company of 1972 A/S, a Danish public limited liability company

Lyngby Hovegade 85, 2800 Kgs. Lyngby,

Denmark

to acquire each outstanding ordinary bearer shares of The Drilling Company of 1972 A/S par value DKK 10.00 for

payment of

1.6137 ordinary shares, of a par value of USD 0.00001, of Noble Corporation plc for

each tendered share of The Drilling Company of 1972 A/S

Acceptance Period:

August 10, 2022 to September 8, 2022, at 24:00 hours (Central European Time)

Maersk Drilling Shares:	ISIN DK0061135753
Noble Shares:	ISIN GB00BMXNWH07

This Offer Document and Appendices hereto contain important information and should be read carefully before any decision is made with respect to accepting the Exchange Offer submitted by the Offeror for all outstanding Company Shares excluding Company Treasury Shares and Company Shares held by Company Shareholders domiciled in certain Restricted Jurisdictions.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY U.S. STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE BUSINESS COMBINATION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFER DOCUMENT OR ANY OTHER DOCUMENTS REGARDING THE EXCHANGE OFFER (INCLUDING THE EXEMPTION DOCUMENT). ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE UNDER U.S. LAW.

INFORMATION ABOUT THE EXCHANGE OFFER IS CONTAINED IN THIS OFFER DOCUMENT AND APPENDIX 2, WHICH WE URGE YOU TO READ. IN PARTICULAR, SEE “RISK FACTORS” BEGINNING ON PAGE A2-1 IN APPENDIX 2 OF THIS OFFER DOCUMENT.

Prospectus dated August 8, 2022.

i

INDEX OF APPENDICES

APPENDIX 1:     ACCEPTANCE FORM

APPENDIX 2:     EXEMPTION DOCUMENT

APPENDIX 3:     REPRESENTATIONS AND WARRANTIES

INFORMATION REGARDING ENGLISH LANGUAGE VERSION

This English language document has neither been reviewed nor approved by the Danish FSA. In connection with the Exchange Offer that is being made in accordance with the Takeover Order and applicable regulations to acquire all Company Shares, Noble Corporation plc (“Topco” or the “Offeror”) filed a Danish language exchange offer document regarding the Exchange Offer with the Danish FSA, which publication was approved by the Danish FSA on 8 August 2022 (the “Offer Document”). The Offer Document and an English translation thereof, which has neither been reviewed nor approved by the Danish FSA were published by the Offeror on 8 August 2022. This English translation of the Offer Document that was published by the Offeror, is identical in all substantive respects with the Danish version of the Offer Document. Where this document makes reference to its publication pursuant to the Takeover Order or that its publication has been approved by the Danish FSA, such reference shall be deemed to relate to the Danish version of the Offer Document only. In the event of any discrepancy between the two language versions of this Offer Document, the Danish language version will prevail.

1.	IMPORTANT INFORMATION

This Offer Document describes the voluntary public takeover offer by way of a share exchange offer made by Noble Corporation plc, a public limited company registered under the laws of England and Wales and with its registered address at 3rd Floor 1 Ashley Road, Altrincham, Cheshire, WA14 2DT, United Kingdom (“Topco” or the “Offeror”), to the shareholders of The Drilling Company of 1972 A/S, with its registered office in Kongens Lyngby, Denmark, registered with the Danish Business Authority under company registration number (CVR no.) 40 40 47 16 (“Maersk Drilling” or the “Company”) (the “Exchange Offer”).

The Exchange Offer is carried out in conformity with the requirements of Danish law, including the Danish Capital Markets Act and the Takeover Order. The Exchange Offer is exclusively carried out in accordance with Danish law and applicable provisions of the securities laws of the United States of America, including the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) and the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”).

This Offer Document does not constitute a registration statement, prospectus or offering circular. No one should purchase, exchange or subscribe for any securities in Topco in connection with the Exchange Offer, except on the basis of information contained in this Offer Document and the exemption document prepared and published by the Offeror in accordance with the Prospectus Regulation, the Delegated Prospectus Regulation and the Exemption Document Regulation, and as approved by the Danish FSA on 8 August 2022, for the purpose of carrying out the Exchange Offer and the admission to trading of the Acceptance Shares and the Cash Acceptance Shares (as defined herein) (the “Exemption Document”). The contemplated admission to trading and official listing on Nasdaq Copenhagen of the A ordinary shares with a nominal value of USD 0.00001 per share of Topco (the “Topco Shares”, which for the purpose of this Offer Document shall be construed as to include both the Topco Shares to be admitted to trading on the NYSE under the symbol “NE” and the share entitlements to be admitted to trading and official listing on Nasdaq Copenhagen under the symbol “NOBLE”, as described further below) is carried out on the basis of the Listing Prospectus. The Exemption Document is listed as Appendix 2 to this Offer Document, and forms part of this Offer Document and should be read together with the main part of this Offer Document.

With the exception of the Appendices there are no further documents that form part of this Offer Document.

With the Exchange Offer, the Offeror is not making any public offer pursuant to any laws other than the laws of Denmark and applicable provisions of the securities laws of the United States of America, including the Exchange Act and the Securities Act. Consequently, unless required by mandatory law, no other announcements have been made, and no other registrations, approvals, admissions or authorisations have been applied for or granted, in respect of this Offer Document and/or the Exchange Offer outside Denmark,

the United Kingdom or the United States of America. With respect to the publication and dissemination of this Offer Document please refer to section 1.4, “Publication and Dissemination of this Offer Document”. As a result, Company Shareholders cannot rely upon the application of foreign laws for investor protection.

Definitions and company names in this Offer Document are described in section 11, “Definitions”, if not otherwise set out in this Offer Document.

(1)	Special information for Company Shareholders whose place of residence, seat or habitual residence is in the United States

Pursuant to applicable U.S. securities laws, including Section 5 of the Securities Act, and Rule 145 thereunder, in the United States, the Offeror has filed a registration statement on Form S-4 (together with any amendments or supplements thereto, the “Registration Statement”) with respect to the Topco Shares, the Acceptance Shares and the Cash Acceptance Shares to be issued in the Exchange Offer and in connection with the Merger. The Registration Statement was declared effective on 11 April 2022. The Topco Shares offered in the Exchange Offer, delivered in the form of share entitlements (as described further below) (the “Topco Offer Shares”) will, subject to the considerations set out herein be fully fungible with the other Topco Shares, including with respect to dividend entitlements as well as voting rights, and application will be made for the Topco Shares for admission to trading on the NYSE under the symbol “NE” and for admission to trading and official listing on Nasdaq Copenhagen under the symbol “NOBLE”. Upon approval by the NYSE and Nasdaq Copenhagen, the entire share capital of the Offeror will be admitted to trading on NYSE and admitted to trading and official listing on Nasdaq Copenhagen. Topco cannot assure the Company Shareholders that the Topco Shares will be approved for listing on the NYSE or Nasdaq Copenhagen.

The Exchange Offer and this Offer Document are subject to the laws of Denmark. The Exchange Offer relates to the securities of a Danish company and is subject to the disclosure requirements applicable under Danish law, which may be different in material aspects from those applicable in the U.S.

The Exchange Offer is being made in the U.S. pursuant to Section 14(e) of, and Regulation 14E promulgated under, the Exchange Act, subject to the exemptions provided by Rule 14d-1(c) under the Exchange Act and otherwise in accordance with the requirements of Danish law. The Exchange Offer is not subject to Section 14(d)(1) of, or Regulation 14D promulgated under, the Exchange Act. The Company is not currently subject to the periodic reporting requirements under the Exchange Act and is not required to, and does not, file any reports with the SEC thereunder.

The Exchange Offer is made to the Company Shareholders residing in the U.S. on the same terms and conditions as those made to all other Company Shareholders to whom the Exchange Offer is made. Any information documents, including this Offer Document, are being disseminated to Company Shareholders whose place of residence, seat or habitual residence is in the U.S. (the “U.S. Company Shareholders”) on a basis reasonably comparable to the method that such documents are provided to the other Company Shareholders.

In addition, the procedures for the tender of Company Shares and settlement of the consideration due to each Company Shareholder who accepts the Exchange Offer will be carried out in accordance with the rules applicable in Denmark, which may differ in material aspects from the rules and procedures applicable to a tender offer for the securities of a domestic U.S. company, in particular with respect to withdrawal rights, offer timetable, settlement procedures and the payment date of the securities. For example, certain financial information in this Offer Document has been prepared in accordance with the IFRS and therefore may not be comparable to financial information relating to U.S. companies and other companies whose financial information is determined in accordance with U.S. GAAP. For further information on the financial statements included in the Exemption Document, see the Section 5. “Presentation of financial information” of the Exemption Document, attached as Appendix 2 hereto. Furthermore, the payment and settlement procedure with respect to the Exchange Offer will comply with the relevant Danish rules, which differ from payment and settlement procedures customary in the U.S., particularly with regard to the payment date of the consideration. For further information on the payment and settlement procedures with respect to the Exchange Offer, see the Section 9, “Acceptance and settlement” below.

It may be difficult for Company Shareholders to enforce their rights and any claim they may have arising under the U.S. securities laws, since the Offeror and the Company are located in non-U.S. jurisdictions, and some or all of their respective officers and directors are residents of non-U.S. jurisdictions. The Company Shareholders may not be able to sue the Offeror or the Company and/or their respective officers or directors in a non-U.S. court for violations of U.S. securities law. Further, it may be difficult to compel the Offeror and the Company and their respective subsidiaries or affiliates and, in each case, their respective directors and officers to subject themselves to a U.S. court’s judgment.

The receipt of cash pursuant to the Exchange Offer by a U.S. Company Shareholder may be a taxable transaction for U.S. federal income tax purposes and under applicable U.S. state and local, as well as foreign and other, tax laws. Each Company Shareholder is urged to consult its independent professional advisor immediately regarding the tax consequences of accepting the Exchange Offer. For further information on certain U.S. tax considerations, see the Section 31.3 “Material U.S. Federal Income Tax Considerations to U.S. Holders” of the Exemption Document, attached as Appendix 2 hereto.

In accordance with normal Danish practice and subject to the requirements of Danish law, the Offeror or any entity acting in concert with the Offeror and any of their respective nominees or brokers (acting as agents or in a similar capacity), may from time to time make certain purchases of, or arrangements to purchase, Company Shares or securities that are convertible into, exchangeable for or exercisable for Company Shares outside the Exchange Offer, before or during the period in which the Exchange Offer remains open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices, in each case to the extent permissible under applicable law (including Rule 14e-5 under the Exchange Act). Any information about such purchases will be announced through Nasdaq Copenhagen and relevant electronic media if, and to the extent, such announcement is required under applicable Danish law, rules or regulations. In addition, in the ordinary course of business, the financial advisors to the Offeror, Noble, any entity acting in concert with the Offeror, or the Settlement Agent, and their respective Affiliates may make or hold a broad array of investments including serving as counterparties to certain derivative and hedging arrangements and actively trade debt and equity financial instruments (or related derivative financial instruments) and other types of financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and financial instrument activities may involve securities and/or instruments of the Company.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY U.S. STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE BUSINESS COMBINATION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFER DOCUMENT OR ANY OTHER DOCUMENTS REGARDING THE EXCHANGE OFFER (INCLUDING THE EXEMPTION DOCUMENT). ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE UNDER U.S. LAW.

(2)	Publication of the Decision to Launch an Exchange Offer

On 8 August 2022, the Offeror published its decision to launch the Exchange Offer under Section 4(1) of the Takeover Order. The referenced publication of the Offeror is available on the internet at www.noblecorp.com.

(3)	Review of this Offer Document by the Danish FSA

The Danish FSA has reviewed this Offer Document in the Danish language and has approved its publication on 8 August 2022. The English translation has not been subject to review by the Danish FSA.

The Exemption Document published in connection with the Exchange Offer has also been reviewed and approved by the Danish FSA.

The Exchange Offer is exclusively carried out in accordance with Danish law and applicable provisions of the securities laws of the United States of America including the Exchange Act and the Securities Act.

Registrations, admissions or approvals under any other laws have not been made at the date of publication of this Offer Document and/or this Exchange Offer and are not intended.

(4)	Publication and Dissemination of this Offer Document

The Offeror has published this Offer Document in Danish in accordance with section 30 of the Takeover Order on 8 August 2022 at www.noblecorp.com. The Offeror has provided a non-binding English translation to the Company Shareholders in the same way. Only the Danish-language version of this Offer Document, whose publication has been approved by the Danish FSA on 8 August 2022, has binding effect for this Exchange Offer, as set out in section 1.3, “Review of this Offer Document by the Danish FSA”.

The non-binding English translation of this Offer Document will be made available electronically through the SEC’s Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system, the main page of which is available at www.sec.gov/edgar/search/. The non-binding English translation of this Offer Document can be located on the website maintained by the SEC at www.sec.gov. The non-binding English translation of this Offer Document will also be available on the internet at www.noblecorp.com. In addition, Danske Bank A/S, Corporate Actions, Holmens Kanal 2-12, DK-1092 Copenhagen, Denmark, email: prospekter@danskebank.dk (the “Settlement Agent”) will keep the nonbinding English translation for distribution free of charge.

The Offeror will also announce by way of an English language stock exchange announcement released by the Company through Nasdaq Copenhagen A/S (“Nasdaq Copenhagen”), the OAM-database of the Danish FSA and electronic media with information at which internet address this Offer Document is published. The aforementioned publications serve the purpose of complying with the mandatory provisions of the Takeover Order and of complying with the Securities Act and the Exchange Act. In addition, in the United States, the Offeror has filed the Registration Statement which includes a U.S. prospectus of the Offeror under Section 5 of the Securities Act with respect to the Topco Offer Shares. Electronic copies of the Registration Statement and the prospectus are available on the website maintained by the SEC at www.sec.gov.

Except as set forth above, no publications of this Offer Document are intended. This Offer Document has been prepared without taking into account any particular person’s objectives, financial situation or needs. Therefore, U.S. Company Shareholders should, before acting based on the information contained in this Offer Document, consider such information with regard to their personal objectives, financial situation and needs as well as their individual tax situation.

This Offer Document has been made available to the Company Shareholders subject to the restrictions set out in section 2, “Offer restrictions”. This Exchange Offer and this Offer Document shall not constitute the publication of an offer or an advertisement of an offer pursuant to laws and regulations of jurisdictions other than those of Denmark and the United States as set out in section 2, “Offer restrictions”. In particular, this Offer Document, or any summary or excerpt thereof, shall not be directly or indirectly distributed, disseminated or circulated outside Denmark or the United States if and to the extent such distribution, dissemination or circulation is not in compliance with applicable foreign regulations, or depends on the issuance of authorisations, compliance with official procedures or any other legal requirements, and such conditions are not satisfied. The Offeror is not responsible for ensuring that the publication, distribution, dissemination or circulation of this Offer Document outside Denmark and the United States is consistent with the provisions of legal systems other than those of Denmark and the United States.

The Offeror makes this Offer Document available, upon request, to the respective custodian securities services companies that hold custody of the Company Shares (each, a “Custodian Bank”) for distribution to the Company Shareholders with domicile, registered address or habitual residence in Denmark, the European Union, the European Economic Area and the United States only. The Custodian Banks may not otherwise publish, send, distribute or disseminate this Offer Document, unless this takes place in accordance with all applicable domestic and foreign legal provisions and in accordance with section 2, “Offer restrictions”.

(5)	Cautionary statement regarding forward-looking statements

Certain statements in this Offer Document and the Exemption Document constitute forward-looking statements. Forward-looking statements are statements (other than statements of historical fact) relating to future events and the Noble Group’s, the Maersk Drilling Group’s and the Combined Group’s anticipated or planned financial and operational performance. The words “targets”, “believes”, “continues”, “expects”, “aims”, “intends”, “plans”, “seeks”, “will”, “may”, “might”, “anticipates”, “would”, “could”, “should”, “estimates”, “projects”, “potentially” or similar expressions or the negatives thereof, identify certain of these forward-looking statements. The absence of these words, however, does not mean that the statements are not forward-looking. Other forward-looking statements can be identified in the context in which the statements are made. Forward-looking statements appear in a number of places in this Offer Document and in the Exemption Document, including, without limitation, in the Exemption Document under the headings 1. “Risk Factors”, 10. “Dividends and Dividend Policy”, 12. “Business of the Noble Group”, 13. “Business of the Maersk Drilling Group”, 16. “Operating and Financial Review of the Noble Group” and 17. “Operating and Financial Review of the Maersk Drilling Group”.

Although Topco believes that the expectations reflected in these forward-looking statements are reasonable as of the date of respectively this Offer Document and the Exemption Document, such forward-looking statements are based on Topco’s current expectations, estimates, forecasts, assumptions and projections about the Noble Group’s, the Maersk Drilling Group’s and the combined Noble Group and Maersk Drilling Group, following the completion of the Business Combination (the “Combined Group’s”) business and the industry in which the Noble Group and the Maersk Drilling Group operate as well as on information which Topco has received from the Maersk Drilling Group (including with respect to forecasts prepared by Noble’s management with respect to expected future financial and operating performance of the Maersk Drilling Group) and/or which has been extracted from publications, reports and other documents prepared by the Maersk Drilling Group and/or the Noble Group and are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other important factors beyond the Noble Group’s, the Maersk Drilling Group’s or the Combined Group’s control that could cause the Noble Group’s, the Maersk Drilling Group’s and/or the Combined Group’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include the risks mentioned in the section 1. “Risk Factors” of the Exemption Document.

Should one or more of these risks or uncertainties materialise, or should any underlying assumptions prove to be incorrect, the Noble Group’s, the Maersk Drilling Group’s and/or the Combined Group’s actual financial condition, cash flow or results of operations could differ materially from what is described herein and in the Exemption Document as anticipated, believed, estimated or expected. Topco urges the Company Shareholders to read the following sections of the Exemption Document: 1. “Risk Factors”, 10. “Dividends and Dividend Policy”, 12. “Business of the Noble Group”, 13. “Business of the Maersk Drilling Group”, 16. “Operating and Financial Review of the Noble Group” and 17. “Operating and Financial Review of the Maersk Drilling Group” for a more complete discussion of the factors that could affect the Combined Group’s future performance and the market in which it operates.

The forward-looking statements included in the Offer Document and the Exemption Document, respectively, speak only as of the date of each of the relevant documents.

Topco does not intend, and does not assume, any obligations to update any forward-looking statements contained herein, except as may be required by law or the rules of Nasdaq Copenhagen. All subsequent written and oral forward-looking statements attributable to Topco or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements referred to above and contained in this Offer Document and in the Exemption Document.

(6)	Risk Factors

Deciding whether or not to accept the Exchange Offer involves a high degree of risk. The Company Shareholders are advised to examine all the risks and legal requirements described in the Exemption Document (Appendix 2) that might be relevant in connection with a decision to accept the Exchange Offer and should read the Exemption Document attached as Appendix 2 hereto, and the documents incorporated by reference herein in their entirety and, in particular, section 1. “Risk Factors” of the Exemption Document, for a discussion of certain risks and other factors that should be considered in connection with a decision to accept the Exchange Offer.

(7)	No Updates

Other than to the extent required by mandatory law, this Offer Document will not be supplemented or updated with any financial statement release, interim report, half year financial report or other stock exchange or press releases published by the Company after the date of this Offer Document, nor will the Offeror otherwise separately inform about the publication of any such financial statement release, interim report, half year financial report or other stock exchange or press releases published by the Company.

The Offeror will only update this Offer Document to the extent permissible and required under the Takeover Order and the Danish Capital Markets Act. The Offeror will also, as applicable, publish additional accompanying information regarding the Exchange Offer, which will be made available on the internet at www.noblecorp.com, and will file such information in English on the SEC’s website under the link to the EDGAR system described in Section 1.4, “Publication and Dissemination of this Offer Document”.

(8)	Sources of Information Contained in this Offer Document

Unless expressly noted otherwise, all information and statements on intentions and all other information in this Offer Document are based on the knowledge or the intention of the Offeror at the time of the publication of this Offer Document.

The information regarding the Company and the Maersk Drilling Group contained in this Offer Document is based, among other things, on information made available during due diligence that was carried out prior to the conclusion of the business combination agreement entered into on 10 November 2021 by and among Noble, the Offeror, the Company and Merger Sub, including its schedules and exhibits (as amended, restated, modified or supplemented from time to time, the “Business Combination Agreement”). The due diligence was limited in time and scope due to the nature of the transaction (i.e., a public takeover of a listed company) and covered financial, legal and operational matters. Additional information was provided to the Offeror by Maersk Drilling in the course of the preparation of the Exemption Document and this Offer Document, including oral information. In addition, information regarding Maersk Drilling and the Maersk Drilling Group contained in this Offer Document is based on publicly accessible sources (such as published annual reports, annual financial statements, listing documents, press releases or analyst presentations), as well as Maersk Drilling’s articles of association and information derived from the Danish Business Authority, and the Business Combination Agreement. Beyond the aforementioned due diligence and discussion with Maersk Drilling management and advisors, the Offeror did not review all information independently. The Offeror cannot rule out that the information about Maersk Drilling and the Maersk Drilling Group described in this Offer Document has changed since its publication.

The Offeror does not assume any responsibility for: (i) the accuracy or completeness of financial information and other information presented in this Offer Document concerning the Maersk Drilling Group and any other announcements related to the Exchange Offer which was obtained from publicly available sources or (ii) any failure by the Company to disclose events, which may have occurred or may affect the significance or accuracy of any such information.

(9)	Governing law and Legal Venue

The Exchange Offer described in this Offer Document has been prepared as a public voluntary offer pursuant to the Danish Capital Markets Act and the Takeover Order. The Exchange Offer as set out in this Offer Document, as well as any acceptance hereof, is governed by Danish law. Any dispute in connection with the Exchange Offer shall be brought before the Copenhagen Maritime and Commercial Court, Denmark or, in the event such court does not have jurisdiction, by the relevant Danish court of competence as the court of first instance.

2.	OFFER RESTRICTIONS

(1)	General

The acceptance of the Exchange Offer outside Denmark and the United States may be subject to legal restrictions.

The Exchange Offer may be accepted by all domestic and foreign Company Shareholders (including those with domicile, registered office or habitual residence in Denmark, the European Union, the European Economic Area and the United States and certain Company Shareholders who are qualified investors who are domiciled or have their registered address in the United Kingdom) in accordance with this Offer Document and the relevant applicable legal provisions. Company Shareholders who come into possession of this Offer Document outside of Denmark and the United States and/or who wish to accept the Exchange Offer outside of Denmark and the United States are advised to inform themselves of the relevant applicable legal provisions and to comply with them. Neither the Offeror nor persons acting in concert with the Offeror within the meaning of Section 2(4) of the Takeover Order assume responsibility for the acceptance of the Exchange Offer outside of Denmark and the United States being permissible under the relevant applicable legal provisions.

Unless required by mandatory law, no action has been or will be taken in any jurisdiction other than Denmark or the United States that would permit a public offering of the Topco Shares, the Acceptance Shares or Cash Acceptance Shares, or permit possession or distribution of this Offer Document or any advertising material relating to the Topco Shares, the Acceptance Shares or the Cash Acceptance Shares, except as described in Section 1.4, “Publication and Dissemination of this Offer Document”.

The Exchange Offer is not being made, and the Company Shares will not be accepted for purchase from or on behalf of persons, in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or other laws or regulations of such jurisdiction or would require any registration, approval or filing with any regulatory authority not expressly contemplated by this Offer Document (the “Restricted Jurisdictions”). Persons obtaining this Offer Document and/or into whose possession this Offer Document comes are required to take due note and observe all such restrictions and obtain any necessary authorisations, approvals or consents. Neither the Offeror nor any of its advisors accepts any liability for any violation by any person of any such restriction. Any Person (including, without limitation, custodians, nominees and trustees) who intends to forward this Offer Document or any related document to any jurisdiction outside Denmark should inform themselves of the laws of the relevant jurisdiction and should also carefully read the disclaimer “Important Information”, Section 1.3, “Special information for Company Shareholders whose place of residence, seat or habitual residence is in the United States”, as well as this section 2, “Offer restrictions”, before taking any action. The distribution of this Offer Document in jurisdictions other than Denmark may be restricted by law, and, therefore, Persons who come into possession of this Offer Document should inform themselves about and observe such restrictions. Any failure to comply with any such restrictions may constitute a violation of the securities laws and regulations of any such jurisdiction.

Any failure to comply with these restrictions may constitute a violation of applicable securities laws. It is the responsibility of all persons obtaining this Offer Document, the Acceptance Form included as Appendix 1, or other documents relating to this Offer Document or to the Exchange Offer or into whose possession such documents otherwise come, to inform themselves of and observe all such restrictions. Any recipient of this Offer Document who is in any doubt in relation to these restrictions should consult his or her professional advisors in the relevant jurisdiction. Neither the Offeror nor the financial advisors to Noble accept or assume any responsibility or liability for any violation by any person whomsoever of any such restriction.

This Offer Document does not represent an offer to acquire or obtain securities other than Company Shares.

(2)	Notice to Company Shareholders in the European Economic Area

In any member state of the European Economic Area (the “EEA”) other than Denmark (each a “Relevant State”), this Offer Document is only addressed to, and is only directed at Company Shareholders in that Relevant State that fulfil the criteria for exemption from the obligation to publish a prospectus, including qualified investors, within the meaning of the Prospectus Regulation.

This Offer Document has been prepared on the basis that all offers of Topco Offer Shares, Acceptance Shares and Cash Acceptance Shares offered in this Exchange Offer, other than the offer contemplated in Denmark, will be made pursuant to an exemption under the Prospectus Regulation from the requirement to produce a prospectus for offers of Topco Offer Shares, Acceptance Shares and Cash Acceptance Shares. Accordingly, any person making or intending to make any offer within a Relevant State of Topco Offer Shares, Acceptance Shares and Cash Acceptance Shares which is the subject of the offer contemplated in this Offer Document should only do so in circumstances in which no obligation arises for the Offeror to produce a prospectus for such offer. The Offeror has not authorised, and the Offeror will not authorise, the making of any offer of Topco Offer Shares, Acceptance Shares and Cash Acceptance Shares through any financial intermediary, other than offers made by the Offeror which constitute the final offer of Topco Offer Shares, Acceptance Shares and Cash Acceptance Shares contemplated in this Offer Document.

The Topco Offer Shares, Acceptance Shares and Cash Acceptance Shares offered in this Exchange Offer have not been, and will not be, offered to the public in any Relevant State. Notwithstanding the foregoing, an offering of the Topco Offer Shares, Acceptance Shares and Cash Acceptance Shares offered in this Exchange Offer may be made in a Relevant State: (i) to any qualified investor as defined in the Prospectus Regulation; (ii) to fewer than 150 natural or legal persons per Relevant State (other than qualified investors as defined in the Prospectus Regulation); (iii) to investors who acquire Topco Offer Shares, Acceptance Shares and Cash Acceptance Shares for a total consideration of at least EUR 100,000 per investor, for each separate offer; and (iv) in any other circumstances falling within Article 1(4) of the Prospectus Regulation, subject to obtaining the prior consent of the Offeror and provided that no such offer of Topco Offer Shares, Acceptance Shares and Cash Acceptance Shares shall result in a requirement for the publication by the Offeror of a prospectus pursuant to Article 3 of the Prospectus Regulation or a supplementary prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this section, the expression an “offer to the public” in relation to any Topco Offer Shares, Acceptance Shares or Cash Acceptance Shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the Exchange Offer as to enable an investor to decide to participate in the Exchange Offer.

(3)	Notice to Company Shareholders in the United Kingdom

In the United Kingdom, this Offer Document is only addressed to and directed at persons who are “qualified investors” within the meaning of article 2(e) of the U.K. Prospectus Regulation, and who are (i) “investment professionals” within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 as amended (the “FSMA Order”); (ii) high net worth entities falling within Article 49(2)(a) to (d) of the FSMA Order; and/or (iii) persons to whom it may otherwise lawfully be communicated to, including under the FSMA Order (all such persons together being referred to as “U.K. Relevant Persons”). Any investment activity to which this Offer Document relates will only be available to, and will only be engaged with, U.K. Relevant Persons. Any person who is not a U.K. Relevant Person should not act on or rely on this Offer Document or any of its contents.

The Exchange Offer and this Offer Document are subject to the laws of Denmark. The Exchange Offer relates to the securities of a Danish company and is subject to the disclosure requirements applicable under Danish law, which may be different in material aspects from those applicable in the United Kingdom.

The Exchange Offer is made to the Company Shareholders who are U.K. Relevant Persons residing in the United Kingdom on the same terms and conditions as those made to all other Company Shareholders to whom the Exchange Offer is made. Any information documents, including this Offer Document, are being disseminated to Company Shareholders who are U.K. Relevant Persons on a basis reasonably comparable to the method that such documents are provided to the other Company Shareholders.

In addition, the procedures for the tender of Company Shares and settlement of the consideration due to each Company Shareholder who accepts the Exchange Offer will be carried out in accordance with the rules applicable in Denmark, which may differ in material aspects from the rules and procedures applicable to a tender offer for the securities of a company in the United Kingdom, in particular with respect to withdrawal rights, offer timetable, settlement procedures and the payment date of the securities.

This Offer Document does not comprise a prospectus for the purposes of the U.K. Prospectus Regulation Rules and has not been approved by or filed with the Financial Conduct Authority in the United Kingdom.

If the Offeror obtains the requisite number of Company Shares, each Company Shareholder residing in the United Kingdom who is not a U.K. Relevant Person may have their Company Shares compulsorily acquired under the compulsory purchase provisions of the Danish Companies Act, as further detailed in section 3.13, “Compulsory Purchase”.

8 August 2022

Noble Corporation plc

3.	SUMMARY OF THE EXCHANGE OFFER

The following summary contains an overview of selected information provided in this Offer Document. It is supplemented by, and should be read in conjunction with, the information and particulars set out elsewhere in this Offer Document. Therefore, this summary does not contain all information that may be relevant for the Company Shareholders. Thus, Company Shareholders should carefully read the entire Offer Document including the Exemption Document and other appendices.

Company Shareholders, particularly Company Shareholders with a place of residence, registered address or habitual residence outside Denmark, should pay particular attention to the information set out in Section 2, “Offer restrictions” of this Offer Document.

The Company Shareholders are advised to examine all the risks and legal requirements described in the Exemption Document (Appendix 2) that might be relevant in connection with a decision to accept the Exchange Offer. Deciding whether or not to accept the Exchange Offer involves a high degree of risk. Investors should read the Exemption Document attached as Appendix 2 hereto, and the documents incorporated by reference herein in their entirety and, in particular, the section of the Exemption Document entitled 1. “Risk Factors”, for a discussion of certain risks and other factors that should be considered in connection with the Exchange Offer.

(1)	Offeror

The Offeror was incorporated in England and Wales on 16 October 2020 as a public limited company with company number 12958050. The Offeror subsequently re-registered as a private limited company on 13 January 2021 and subsequently re-registered as a public limited company on 12 May 2022. The Offeror has its registered address at 3rd Floor 1 Ashley Road, Altrincham, Cheshire, United Kingdom, WA14 2DT. The Offeror has elected that Denmark shall be its home state for the purposes of Directive 2004/109/EC of the European Parliament and the Council of 15 December 2004 (the “EU Transparency Directive”) as implemented in Danish law by the Danish Capital Markets Act and, accordingly, the Offeror will comply with the relevant Danish rules.

(2)	Target company

The Company is a public limited liability company incorporated under the laws of Denmark, registered under company registration no. (CVR) 40 40 47 16 and with its registered address at Lyngby Hovedgade 85, DK-2800 Kongens Lyngby, Denmark.

(3)	Share capital of the Company

As per the date of this Offer Document, the Company’s registered share capital is DKK 415,321,120. The share capital is divided into 41,532,112 Company Shares.

The Company Shares are admitted to trading and official listing on Nasdaq under the symbol “DRLCO’’ and ISIN DK0061135753.

(4)	The Exchange Offer

The Offeror submits the Exchange Offer for all outstanding Company Shares, however, the Exchange Offer does not extend to any Company Shares held by the Company in treasury. Company Shareholders resident, or physically present, in Restricted Jurisdictions should read Section 2, “Offer restrictions”. For the avoidance of doubt, the Exchange Offer does not comprise any other financial instruments issued by the Company.

(5)	Offer Consideration

The Offeror is offering Company Shareholders the choice to receive Topco Offer Shares and/or cash in exchange for Company Shares as set out in sections 4.2, “Share Consideration” and 4.3, “Cash Consideration” respectively.

The Offeror will be offering 1.6137 newly and validly issued, fully paid and non-assessable Topco Offer Shares, delivered in the form of share entitlements, as the Share Consideration for each tendered Company Share, up to a maximum of 67,020,369 Topco Offer Shares, with such amount determined by the total amount of Company Shares tendered in the Exchange Offer and the amount of Company Shareholders making a Cash Election.

The Offeror is also offering each Company Shareholder the opportunity to elect to receive Cash Consideration. To the extent a Company Shareholder makes a Cash Election, the Cash Consideration will be calculated as the product of (A) the number of Company Shares subject to the Cash Election, (B) the Exchange Ratio and (C) USD 29.00, which represents the volume-weighted average closing price of the Noble Shares for the 10 trading days ending on the date two Business Days prior to the publication of the Offer Document, up to the amount of USD 1,000 per Company Shareholder, payable in DKK, subject to an aggregate cash consideration cap of USD 50 million. A Company Shareholder making a Cash Election will receive, as applicable, (i) USD 1,000 for the applicable portion of their Company Shares, or (ii) the amount corresponding to the total holding of their Company Shares if such holding of Company Shares represents a value of less than USD 1,000 in the aggregate, subject to any reduction under the Cash Consideration Cap. A Company Shareholder holding Company Shares exceeding a value of USD 1,000 in the aggregate cannot elect to receive less than USD 1,000 in Cash Consideration if it makes a Cash Election. The Cash Consideration will be payable in DKK with such amount payable in DKK translated from USD at the Currency Rate on the date that is two (2) Business Days prior to the publication of the Offer Document.

References to the Topco Offer Shares delivered in the Exchange Offer should be interpreted as references to the share entitlements book-entered in the Euronext Securities Copenhagen securities system representing A ordinary shares of USD 0.00001 each in Topco, credited to the account of Computershare in the name of Euronext Securities Copenhagen.

Please see sections 4.18 “Shareholder rights of future holders of Topco Shares and cross-border settlement” of this Offer Document and section 28.3“Exercise of shareholders rights by holders of Topco Shares” of the Exemption Document for further information regarding the exercise of shareholder rights in respect of the Topco Shares.

(6)	Offer Period

The Exchange Offer is valid as of 10 August 2022 and expires on 8 September 2022 at 23:59 (CEST). However, the Offer Period may be extended in accordance with the terms and conditions in this Offer Document. In case the Offer Period is extended, the Offeror will publish a Supplement to this Offer Document.

(7)	Board Recommendation

The Company Board has undertaken in the Business Combination Agreement, subject to certain conditions, to issue the Company Recommendation recommending that the Company Shareholders accept the Exchange Offer. For a description of the Business Combination Agreement, see section 6.6.2, “Business Combination Agreement”.

(8)	Conditions to Completion

The Exchange Offer and the effectiveness of the contracts which come into existence as a result of the acceptance of this Exchange Offer are subject to the following conditions being satisfied, or waived by the Offeror, or mutually amended by the Company and the Offeror to the extent permitted by the Business Combination Agreement:

a)

Prior to the expiration of the Exchange Offer, there have been validly tendered and not validly withdrawn in accordance with the terms of the Exchange Offer a number of Company Shares that, upon the Completion of the Exchange Offer, together with the Company Shares then owned by the Offeror and Noble (if any) excluding any Company Treasury Shares and Company Shares tendered pursuant to guaranteed delivery procedures that have not yet been received by the Settlement Agent pursuant to such procedure), would represent at least 80% of the outstanding Company Shares and voting rights of the Company immediately after the Completion of the Exchange Offer (which percentage may be lowered by Topco in its sole discretion to not less than 70%) (the “Minimum Acceptance Condition”);

b)

The Noble Shareholders’ approval of (i) the Business Combination Agreement, the Plan of Merger (attached to the Business Combination Agreement as Exhibit C) and the Merger, and (ii) the Topco Share Issuance (the “Noble Shareholder Approval”);

c)	Topco Shares to be issued in the Exchange Offer and Merger have been approved for listing on the NYSE, subject to official notice of issuance;

d)

Topco Shares to be issued in the Exchange Offer and the Merger have been approved for admission to trading and official listing by Nasdaq Copenhagen, subject to official notice of issuance and final approval of the Exemption Document and the Listing Prospectus;

e)

The Registration Statement and the Exemption Document have become effective under the Securities Act or approved under the Prospectus Regulation, as applicable, and are not subject to an effective stop order or proceeding seeking a stop order;

f)

No law shall be in effect that prohibits or makes illegal the consummation of the transactions contemplated by the Business Combination Agreement, including the Merger, the Topco Share Issuance and the Exchange Offer;

g)

Any applicable waiting period (and any extension thereof) or approvals or clearances, as relevant, under the Antitrust Laws of the jurisdictions listed in section 4.11, “Regulatory approvals” shall have expired or been earlier terminated or such approvals or clearances shall have been obtained;

h)

Any applicable waiting period (and any extension thereof) or approvals or clearances, as relevant, under the Foreign Direct Investment Laws of the jurisdictions listed in section 4.11, “Regulatory approvals” shall have expired or been earlier terminated or such approvals or clearances shall have been obtained;

i)

a.

(i) The warranties of the Company set forth in Appendix 3 (other than the warranties set forth in Section 5.2, 5.3, 5.10(b) and 5.21 of Appendix 3) shall be true and correct as of the Closing Date as though made as of the Closing Date (except to the extent such warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such warranties, all materiality, “Company Material Adverse Effect” and similar qualifiers set forth in such warranties shall be disregarded); and (ii) the warranties of the Company set forth in Section 5.2, 5.3, 5.10(b) and 5.21 of Appendix 3 shall be true and correct in all respects as of the date of the Business Combination Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such warranties expressly relate to an earlier date, in which case as of such earlier date);

b.

The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by the Business Combination Agreement to be performed or complied with by it at or prior to the Closing;

j)	The Business Combination Agreement shall not have been validly terminated in accordance with its terms; or,

k)	Involuntary insolvency proceedings under Danish Law shall not have been opened in respect of the assets of the Company.

On 10 May 2022, the Noble Shareholder Approval was obtained by Noble at an extraordinary general meeting in which the Noble Shareholders approved all proposals related to the Business Combination Agreement. Approximately 99% of the votes cast at the extraordinary general meeting were in favour of the Business Combination.

The Conditions to Completion set out herein are exhaustive and shall each constitute independent and separable conditions.

In the event that the Conditions to Completion (as may be amended as mutually agreed by the Company and the Offeror, to the extent permitted by the Business Combination Agreement and this Offer Document) are not satisfied, or waived, by the Offeror, at the expiration of the Offer Period, the Offeror shall not be required to accept for payment or, subject to any applicable rules and regulations of Denmark, pay for any Company Shares that are validly tendered in the Exchange Offer and not validly withdrawn prior to the expiration of the Exchange Offer.

(9)	Acceptance

Acceptance of the Exchange Offer must be received by the Settlement Agent through the Company Shareholder’s own account holding institution prior to the expiry of the Offer Period (unless and as such Offer Period may be extended in accordance with the terms and conditions of the Exchange Offer). Company Shareholders wishing to accept the Exchange Offer may use the acceptance form attached to this Offer Document as Appendix 1. The Company Shareholders may also be able to accept the Exchange Offer online via their account holding institution’s web bank solution.

The Company Shareholders are informed that acceptance of the Exchange Offer must be notified to the Company Shareholder’s own account holding institution in due time to allow the account holding institution to process and communicate the acceptance to the Settlement Agent which must have received such acceptance, along with the tendered Company Shares, prior to the expiry of the Offer Period on 8 September 2022 at 23:59 (CEST) or in case of an extended Offer Period on such later date and time as stated in the notice of extension of the Offer Period.

The time until which notification of acceptance to the account holding institution may be given will depend upon the Company Shareholder’s agreement with, and the rules and procedures of, the relevant account holding institution and may be earlier than the last day of the Offer Period.

(10)	Announcement of the result

The Offeror will announce the preliminary and/or the final result of the Exchange Offer through Nasdaq Copenhagen, the OAM-database of the Danish FSA and through electronic media as required under applicable laws, no later than 18 hours after the expiration of the Offer Period. In the event such announcement only includes preliminary results, the Offeror will announce the final result of the Exchange Offer within three (3) Business Days after the expiration of the Offer Period in accordance with Section 21(3) of the Takeover Order. Unless the Offer Period is extended by a Supplement, such announcement of the final result is expected to be issued no later than 13 September 2022.

(11)	Settlement

Based on an Offer Period expiring on 8 September 2022, the Settlement Date is expected to be 3 October 2022. If the Offer Period is extended, the Settlement Date will be postponed accordingly.

Upon acceptance of the Exchange Offer, all Company Shares validly tendered in the Exchange Offer will be transferred to a separate securities account with Euronext Securities Copenhagen in the name of Danske Bank and a specific transfer restriction with respect to the Maersk Drilling Shares will be entered into the book-entry account system. Simultaneously, a number of Acceptance Shares corresponding to such number of Company Shares tendered in the Exchange Offer will be recorded on each respective Company Shareholder’s account with Euronext Securities Copenhagen. Each Acceptance Share received by Company Shareholders represents the right to receive 1.6137 Topco Offer Shares upon Completion.

Following the expiration of the Offer Period, the Acceptance Share Holders, including Acceptance Share Holders that have acquired Acceptance Shares in the market, will be afforded the opportunity to make a Cash Election from 12 September 2022 until 26 September 2022 at 23:59 CEST (based on an Offer Period expiring on 8 September 2022 at 23:59 CEST and subject to any potential extensions of the Offer Period) and are expected to receive a notice from their account holding institution regarding this opportunity. In order to make a Cash Election, the Acceptance Share Holders must actively make the Cash Election through their account holding institution or Custodian Bank. Upon making a Cash Election, such number of Acceptance Shares held by the Acceptance Share Holder which represents up to USD 1,000 in Cash Consideration will be exchanged for a corresponding number of Cash Acceptance Shares issued in a separate and interim ISIN code DK0061803293. On the Settlement Date, all Cash Acceptance Shares will be exchanged for Cash Consideration.

Any Acceptance Shares not exchanged for Cash Acceptance Shares, will be converted into Topco Offer Shares in Euronext Securities Copenhagen’s book-entry account system, with such amount of Topco Offer Shares receivable calculated in accordance with the Exchange Ratio at 17:59 CEST on the day before the Completion Date. In case of fractions of Topco Offer Shares, the number of Topco Offer Shares such Acceptance Share Holder shall receive under the Exchange Offer will be rounded down to the next lower, full number of Topco Offer Shares, and any remaining Maersk Drilling Shares entitling the holder to fractional Topco Offer Shares will be settled in cash.

The Acceptance Shares and the Cash Acceptance Shares have been approved for trading on Nasdaq Copenhagen. For additional information concerning settlement of the Exchange Offer, reference is made to section 9.7, “Technical Completion of the Exchange Offer” in this Offer Document.

(12)	Withdrawal rights

The Company Shareholders are bound by their tenders throughout the duration of the Offer Period. Any tender of Company Shares pursuant to the Exchange Offer is therefore binding and irrevocable for Company Shareholders, who tender their Company Shares.

Notwithstanding the foregoing, the Company Shareholders or Acceptance Share Holders, as applicable, other than APMH Invest, will have the right to withdraw their tenders in accordance with section 4.14, “Right to withdraw acceptance” and section 29 of the Takeover Order, in the event of a Competing Offer.

(13)	Compulsory Purchase

Upon Completion, and provided that the Offeror at that time holds the requisite number of Company Shares under the Danish Companies Act (more than 90% of the Company Shares and the attaching voting rights, not including any Company Treasury Shares), the Offeror will initiate and complete a Compulsory Purchase of the remaining minority shares held by Company Shareholders (the “Minority Shares”) in accordance with the Danish Companies Act and the Euronext Securities Copenhagen’s Rule Book.

(14)	Delisting

The Offeror intends to delist the Company Shares from Nasdaq Copenhagen at an appropriate time (including, to the extent permitted by Nasdaq Copenhagen, if upon Completion, the Offeror holds less than 90% of all Company Shares and voting rights of the Company, excluding any Company Treasury Shares). If delisting is achieved, the Offeror will in due course initiate amendments to the articles of association of the Company to reflect that the Company is no longer listed on Nasdaq Copenhagen in which case the Company Shareholders would no longer benefit from the increased reporting duties required as long as the Company is admitted to trading on a regulated market.

It is expected that the Company Shares will remain registered with Euronext Securities Copenhagen until the Compulsory Purchase has been completed.

(15)	Questions

Any questions related to acceptance and settlement of the Exchange Offer may be directed to the Company Shareholder’s own account holding institution. If the account holding institutions have questions regarding the Exchange Offer, any questions may, on Business Days between 9:00 and 16:00 (CET), be directed to the Settlement Agent.

Danske Bank A/S

Issuer Services

Holmens Kanal 2-12

DK-1092 Copenhagen

Denmark

prospekter@danskebank.dk

4.	TERMS AND CONDITIONS OF THE EXCHANGE OFFER

The Company Shareholders are advised to examine all the risks and legal requirements described in the Exemption Document (Appendix 2) that might be relevant in connection with a decision to accept the Exchange Offer. Deciding whether or not to accept the Exchange Offer involves a high degree of risk. Investors should read the Exemption Document attached as Appendix 2 hereto, and the documents incorporated by reference herein in their entirety and, in particular, the section of the Exemption Document entitled “Risk Factors”, for a discussion of certain risks and other factors that should be considered in connection with the Exchange Offer.

(1)	The Exchange Offer

Noble Corporation plc

3rd Floor, 1 Ashley Road

Altrincham, WA14 2DT

Cheshire

United Kingdom

Company number 12958050

ISIN: GB00BMXNWH07

LEI: 549300I3HBUNXO0OG954

hereby submits the Exchange Offer, which is a recommended voluntary public exchange offer for the acquisition of all Company Shares, excluding Company Treasury Shares (as defined below), in:

The Drilling Company of 1972 A/S

Lyngby Hovedgade 85

DK-2800 Kongens Lyngby

Denmark

Company registration no. (CVR) 40404716

ISIN: DK0061135753

LEI: 549300Q6RULS8O2KBM54

against Offer Consideration as set forth in sections 4.2, “Share Consideration” and 4.3, “Cash Consideration” as possibly adjusted pursuant to the terms and conditions of this Offer Document.

The Exchange Offer is made pursuant to and in compliance with section 47 of the Danish Capital Markets Act and section 4(2) of the Takeover Order.

The Exchange Offer does not extend to any Company Shares held by the Company in treasury (the “Company Treasury Shares”). Company Shareholders resident, or physically present, in Restricted Jurisdictions should read section 2, “Offer restrictions”. For the avoidance of doubt, the Exchange Offer does not comprise any other financial instruments issued by the Company.

Please refer to section 8, “Description of the Offeror” for a detailed description of the Offeror.

(2)	Share Consideration

The Offeror is offering 1.6137 newly and validly issued, fully paid and non-assessable Topco Offer Shares (delivered in the form of share entitlements as described herein and in the Exemption Document attached as Appendix 2), as the share consideration for each tendered Company Share (the “Exchange Ratio”) (the “Share Consideration”), up to a maximum of 67,020,369 Topco Offer Shares, that will be determined by the total amount of Company Shares tendered in the Exchange Offer and the amount of Company Shareholders making a Cash Election.

The technical settlement of the Share Consideration will be facilitated via the issuance of Acceptance Shares to the tendering Company Shareholders. For further information on the technical settlement of the Exchange Offer, see section 9.7, “Technical Completion of the Exchange Offer” of this Offer Document.

References to the Topco Offer Shares delivered in the Exchange Offer should be interpreted as references to the share entitlements book-entered in the Euronext Securities Copenhagen securities system representing A ordinary shares in Topco, credited to the account of Computershare in the name of Euronext Securities Copenhagen. Company Shareholders are advised that exercising the shareholder rights attached to the Topco Offer Shares will differ from the manner of exercise of shareholder rights attached to their Company Shares and will require the participation from Cede & Co., DTC, Computershare and Euronext Securities Copenhagen. Further, Company Shareholders should note that such exercise of certain shareholder rights may be connected with fees or other expenses.

In particular, the Topco Shares will be issued to Cede & Co. as custodian for DTC. Accordingly, Cede & Co. will be the only person able to directly exercise the rights attaching to those Topco Shares pursuant to the Topco articles of association. Cede & Co. is required to exercise the rights attached to the Topco Shares in accordance with directions given by the relevant beneficial owners through the relevant institution that is accredited as a participant in DTC (the “DTC Participant).

See the section 4.18, “Shareholder rights of future holders of Topco Shares and cross-border settlement” below and section 28.3 “Exercise of shareholders rights by holders of Topco Offer Shares” in the Exemption Document for further information on the exercise of the shareholder rights attached to the Topco Offer Shares.

Topco and the Topco Shares will have their primary registration in the DTC system.

Company Shareholders accepting the Exchange Offer will receive their Share Consideration in the form of interests to Topco Offer Shares recorded in Euronext Securities Copenhagen’s securities system, in the form of share entitlements. The relevant Topco Offer Shares to be delivered as Share Consideration to Company Shareholders will be issued to Cede & Co. and credited in book entry form to the accounts in DTC of the relevant DTC Participant. In order to enable trading on Nasdaq Copenhagen, Topco will also register such Topco Offer Shares issued in the Exchange Offer with the corresponding Danish securities system operated by Euronext Securities Copenhagen. The Topco Shares to be traded on Nasdaq Copenhagen will then be delivered in book entry form to a DTC Participant account of Computershare as custodian for Euronext Securities Copenhagen. Following such registration, the Topco Shares will subsequently be recorded in Euronext Securities Copenhagen’s securities system, by way of registration of securities representing entitlements to these Topco Shares.

Transfer of Topco Shares between DTC and Euronext Securities Copenhagen may happen after Closing. To be able to trade the Topco Shares on NYSE following Closing, investors will need to transfer their Topco Shares to a clearing service that facilitates trading on NYSE.

Conversely, Topco Shares acquired through trading on NYSE will need to be transferred to Euronext Securities Copenhagen’s securities system in order to be traded on Nasdaq Copenhagen. There are specific requirements for cross-border settlement (i.e., transfer of shares from DTC to Euronext Securities Copenhagen or vice versa).

Such transfers may be subject to fees levied by the settlement parties in accordance with their respective fee schedules. Furthermore, transfers between the securities systems may be restricted during certain periods in relation to corporate actions, for example in connection with record dates for dividend payments or participation in general meetings.

Information on the procedures for such transfer will be made available on Topco’s website on or around the Closing Date.

(3)	Cash Consideration

The Offeror is also offering each Company Shareholder the opportunity to elect to receive Cash Consideration (the “Cash Election”). To the extent a Company Shareholder makes a Cash Election, the cash consideration will be calculated as the product of (A) the number of Company Shares subject to the

Cash Election, (B) the Exchange Ratio and (C) USD 29.00, which represents the volume-weighted average closing price of the Noble Shares for the 10 trading days ending on the date two Business Days prior to the publication of the Offer Document, up to the amount of USD 1,000 per Company Shareholder, payable in DKK (the “Cash Consideration”), subject to an aggregate cash consideration cap of USD 50 million (the “Cash Consideration Cap”). A Company Shareholder making a Cash Election will receive, as applicable, (i) USD 1,000 for the applicable portion of their Company Shares (the exact amount will be the amount closest to, but below or equal to, USD 1,000 calculated as the product of the number of Cash Acceptance Shares held and the Cash Consideration each Cash Acceptance Share represents), or (ii) the amount corresponding to the total holding of their Company Shares if such holding of Company Shares represents a value of less than USD 1,000 in the aggregate, subject to any reduction under the Cash Consideration Cap. A Company Shareholder holding Company Shares exceeding a value of USD 1,000 in the aggregate cannot elect to receive less than USD 1,000 in Cash Consideration if it makes a Cash Election. The Cash Consideration will be payable in DKK with such amount payable in DKK translated from USD at the Currency Rate on the date that is two (2) Business Days prior to the publication of the Offer Document, which as of 4 August 2022 was 7.2876.

In the event the aggregate Cash Consideration to be paid in the Exchange Offer exceeds the Cash Consideration Cap, the Company Shareholders, or holders of Acceptance Shares, as applicable, electing to receive Cash Consideration shall receive their pro rata portion of cash in respect of their amount of Acceptance Shares validly tendered by way of the Cash Election. If the Cash Consideration payable to a Company Shareholder or holder of Cash Acceptance Shares, as applicable, is reduced as a result of the Cash Consideration Cap being exceeded, such Company Shareholder, or holder of Cash Acceptance Shares, as applicable, shall receive Share Consideration (by way of having a number of Cash Accetpance Shares exchanged for Acceptance Shares prior to settlement of the Exchange Offer) in respect of their holdings of Cash Acceptance Shares which would otherwise entitle the respective holder of Cash Acceptance Shares to an amount of Cash Consideration exceeding their pro rata portion.

(4)	Total consideration offered

Assuming that the Cash Election is exercised in full and that the Cash Consideration Cap is reached, the total Share Consideration offered under the Exchange Offer for all outstanding Company Shares (excluding any Company Treasury Shares, based on 141,402 Company Shares being held as Company Treasury Shares as of 28 July 2022 (the latest practicable date prior to the date of this Offer Document)) corresponds to approximately 64,938,698 Topco Offer Shares (calculated as 41,532,112 Company Shares deducted by 141,402 Company Treasury Shares, and such number of Company Shares represented by Cash Acceptance Shares corresponding to a total Cash Consideration of USD 50,000,000, multiplied by the Exchange Ratio).

Assuming, instead, that no Company Shareholders tender their Company Shares by way of the Cash Election, the total Share Consideration offered under the Exchange Offer for all outstanding Company Shares (excluding any Company Treasury Shares, based on 141,402 Company Shares being held as Company Treasury Shares as of 28 July 2022 (the latest practicable date prior to the date of this Offer Document)) corresponds to approximately 66,792,189 Topco Offer Shares (calculated as 41,532,112 Company Shares, deducted by 141,402 Company Treasury Shares and multiplied by the Exchange Ratio).

The total value of the consideration offered corresponds to DKK 14,161,794,762.50, calculated as the product of (A) 41,532,112 Company Shares, (B) the Exchange Ratio and (C) 29.00 USD, which represents the volume-weighted average closing price of the Noble Shares for the ten (10) trading days ending on the date two (2) Business Days prior to the publication of this Offer Document, translated from USD to DKK in accordance with the Currency Rate on that date.

(5)	Adjustment of Offer Consideration

The Offer Consideration has been determined on the basis of 41,532,112 Company Shares issued and outstanding as at the date of this Offer Document. In the event that the number of Company Shares increases or the Company issues special rights, including warrants, convertible debt instruments or bonus shares, in accordance with Chapter 10 of the Danish Companies Act prior to the expiration of the Offer Period, the Offeror will have the right to adjust the Share Consideration and/or the Cash Consideration accordingly.

In the event the Company pays or resolves to pay dividends or otherwise makes or resolves to make distributions to the Company Shareholders prior to Completion, and provided the Company Shares are transferred to the Offeror ex dividend (meaning without the right to receive paid or declared but unpaid dividend and/or other distributions), the Offer Consideration, whether in the form of Share Consideration or Cash Consideration, to be paid pursuant to the Exchange Offer, will be deducted (at the Offeror’s discretion) on a DKK-for-DKK basis (or equal to the fair market value of any distributions in kind to Company Shareholders).

No fractional Topco Offer Shares will be issued pursuant to the Exchange Offer, and no entitlements to fractional share interests will entitle the owner thereof to vote or any other rights of a shareholder of the Offeror. Notwithstanding any other provision of this Offer Document, each of the Acceptance Share Holders who otherwise would be entitled to receive a fraction of a Topco Offer Share pursuant to the Exchange Offer (after aggregating all Acceptance Shares held by such Acceptance Share Holder representing Maersk Drilling Shares validly tendered in the Exchange Offer (and not validly withdrawn)) shall receive cash, in lieu thereof, without interest, in an amount, payable in DKK (such DKK amount translated from USD at the Currency Rate on the second trading day immediately preceding the Merger Effective Time), equal to such fractional part of a Topco Offer Share (as calculated by the number of Acceptance Shares held by the respective Acceptance Share Holder which will entitle the holder to a fractional part of a Topco Offer Share) multiplied by the closing price on the NYSE for a Noble Share on the second trading day immediately preceding the Merger Effective Time (or such other trading day as agreed by Noble and Maersk Drilling), rounded to the nearest whole cent. For further information on the treatment of fractional Topco Offer Shares in the Exchange Offer, see section 9.7, “Technical Completion of the Exchange Offer” of this Offer Document.

Aggregation of all Company Shares validly tendered in the Exchange Offer (and not validly withdrawn) shall be calculated such that all fractions of Topco Offer Shares to which a Company Shareholder who accepts the Exchange Offer would be entitled will be consolidated. If the consolidation results in a fraction of Topco Offer Shares, the number of Topco Offer Shares such Company Shareholder shall receive under the Exchange Offer will be rounded down to the next lower, full number of Topco Offer Shares.

(6)	Number of Company Shares which the Offeror undertakes to acquire

The Offeror undertakes to acquire up to 100% of the Company Shares, with the exception only of any Company Treasury Shares. Company Shareholders domiciled in Restricted Jurisdictions should refer to section 2, “Offer restrictions” prior to making the decision to accept the Exchange Offer. For the avoidance of doubt, the Exchange Offer does not extend to any other financial instruments issued by the Company.

(7)	Offer Period

The Exchange Offer is valid as of 10 August 2022 and expires on 8 September 2022 at 23:59 (CEST) (the “Offer Period”). However, the Offer Period may be extended in accordance with section 9 of the Takeover Order and as set forth in this Offer Document. In case the Offer Period is extended, the Offeror will publish a Supplement to this Offer Document in accordance with section 9(2)-(6) of the Takeover Order. The acceptance of the Exchange Offer must be received by the Settlement Agent, as described below under section 9.1, “Acceptance procedure for Exchange Offer” before the expiration of the Offer Period.

The Exchange Offer will be completed following expiration of the Offer Period in accordance with section 9, “Acceptance and settlement” below with respect to all Company Shareholders who have validly accepted the Exchange Offer.

(8)	Improvement of the Exchange Offer

The Offeror does not expect to improve the Exchange Offer during the Offer Period but reserves the right to do so in accordance with section 24 of the Takeover Order.

In the event that the Offeror improves the Exchange Offer in favour of the Company Shareholders, Company Shareholders who have already accepted the Exchange Offer will automatically be entitled to the improved terms of the Exchange Offer, conditioned upon Completion taking place.

(9)	Extension of Offer Period

The Offeror may extend the Offer Period on one or more occasions at any time until the Conditions to Completion (as may be amended as mutually agreed by the Company and the Offeror to the extent permitted by the Business Combination Agreement) have been fulfilled or waived, subject to (i) the requirements of section 9 of the Takeover Order and (ii) certain undertakings given in favour of the Company in the Business Combination Agreement.

Additionally, the Offeror reserves the right to extend the Offer Period in accordance with section 21(3) of the Takeover Order no later than 18 hours after expiry of the Offer Period. In the event of such an extension, the extended Offer Period will expire on the date and time determined by the Offeror. However, each such extension will be no less than two (2) weeks.

The duration of the Offer Period in its entirety may be ten (10) weeks at the maximum, other than:

a)	if a Competing Offer is publicly announced (in which case the following paragraph shall apply); and/or

b)	if the Conditions to Completion have not been satisfied due to pending regulatory approvals (in which case the final paragraph of this section 4.9 shall apply).

In the event that a Competing Offer has been publicly announced, the Offeror is required to extend the Offer Period until the expiry of the offer period (or any extensions thereof) for such Competing Offer, unless the Offeror withdraws the Exchange Offer in accordance with section 27(1) of the Takeover Order as further set out in section 4.12, “Right to withdraw the Exchange Offer”.

The Offeror will announce a possible extension of the Offer Period by way of a stock exchange release through Nasdaq Copenhagen, the OAM-database of the Danish FSA and electronic media if, and to the extent, required under applicable laws, rules and regulations, no later than 18 hours after expiration of the original Offer Period. Furthermore, the Offeror will announce any possible further extension of an already extended Offer Period no later than 18 hours after expiration of an already extended Offer Period. In the event that the Offer Period is extended, Company Shareholders or holders of Acceptance Shares, as applicable, will not be entitled to withdraw their acceptance in accordance with section 4.14, “Right to withdraw acceptance”.

If, however, the Conditions to Completion have not been satisfied due to pending regulatory approvals, see the Conditions to Completion set out in sections 4.10 c), d), e), g) and h), the Offeror may extend the duration of the Offer Period beyond ten (10) weeks until such necessary approvals have been obtained, provided however, that the Offer Period cannot be extended beyond nine (9) months in total, unless an exemption is granted by the Danish FSA in accordance with section 33 of the Takeover Order.

(10)	Conditions to Completion

The Exchange Offer and the effectiveness of the contracts which come into existence as a result of the acceptance of the Exchange Offer are subject to the following conditions being satisfied, waived by the Offeror, or mutually amended by the Company and the Offeror to the extent permitted by the Business Combination Agreement (the “Conditions to Completion”):

a)	Prior to the expiration of the Exchange Offer, there have been validly tendered and not validly withdrawn in accordance with the terms of the Exchange Offer a number of Company Shares that,

upon the Completion of the Exchange Offer, together with the Company Shares then owned by the Offeror and Noble (if any) excluding any Company Treasury Shares and Company Shares tendered pursuant to guaranteed delivery procedures that have not yet been received by the Settlement Agent pursuant to such procedure), would represent at least 80% of the outstanding Company Shares and voting rights of the Company immediately after the Completion of the Exchange Offer (which percentage may be lowered by Topco in its sole discretion to not less than 70%) (the “Minimum Acceptance Condition”);

b)

The Noble Shareholders’ approval of (i) the Business Combination Agreement, the Plan of Merger (attached to the Business Combination Agreement as Exhibit C) and the Merger, and (ii) the Topco Share Issuance (the “Noble Shareholder Approval”);

c)	Topco Shares to be issued in the Exchange Offer and Merger have been approved for listing on the NYSE, subject to official notice of issuance;

d)

Topco Shares to be issued in the Exchange Offer and the Merger have been approved for admission to trading and official listing by Nasdaq Copenhagen, subject to official notice of issuance and final approval of the Exemption Document and the Listing Prospectus;

e)

The Registration Statement and the Exemption Document have become effective under the Securities Act or approved under the Prospectus Regulation, as applicable, and are not subject to an effective stop order or proceeding seeking a stop order;

f)

No law shall be in effect that prohibits or makes illegal the consummation of the transactions contemplated by the Business Combination Agreement, including the Merger, the Topco Share Issuance and the Exchange Offer;

g)

Any applicable waiting period (and any extension thereof) or approvals or clearances, as relevant, under the Antitrust Laws of the jurisdictions listed in section 4.11, “Regulatory approvals” shall have expired or been earlier terminated or such approvals or clearances shall have been obtained;

h)

Any applicable waiting period (and any extension thereof) or approvals or clearances, as relevant, under the Foreign Direct Investment Laws of the jurisdictions listed in section 4.11, “Regulatory approvals” shall have expired or been earlier terminated or such approvals or clearances shall have been obtained;

i)

a.

(i) The warranties of the Company set forth in Appendix 3 (other than the warranties set forth in Section 5.2, 5.3, 5.10(b) and 5.21 of Appendix 3) shall be true and correct as of the Closing Date as though made as of the Closing Date (except to the extent such warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such warranties, all materiality, “Company Material Adverse Effect” and similar qualifiers set forth in such warranties shall be disregarded); and (ii) the warranties of the Company set forth in Section 5.2, 5.3, 5.10(b) and 5.21 of Appendix 3 shall be true and correct in all respects as of the date of the Business Combination Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such warranties expressly relate to an earlier date, in which case as of such earlier date);

b.

The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by the Business Combination Agreement to be performed or complied with by it at or prior to the Closing;

j)	The Business Combination Agreement shall not have been validly terminated in accordance with its terms; or,

k)	Involuntary insolvency proceedings under Danish Law shall not have been opened in respect of the assets of the Company.

On 10 May 2022, the Noble Shareholders Approval was obtained by Noble at an extraordinary general meeting in which the Noble Shareholders approved all proposals related to the Business Combination Agreement. Approximately 99% of the votes cast at the extraordinary general meeting were in favour of the Business Combination.

The Conditions to Completion set out herein are exhaustive and shall each constitute independent and separable conditions.

In the event that the Conditions to Completion (as may be amended as mutually agreed by the Company and the Offeror to the extent permitted by the Business Combination Agreement) are not satisfied, or waived by the Offeror, at the expiration of the Offer Period, the Offeror shall not be required to accept for payment or, subject to any applicable rules and regulations of Denmark, pay for any Company Shares that are validly tendered in the Exchange Offer and not validly withdrawn prior to the expiration of the Exchange Offer.

The Business Combination Agreement contains customary warranties by Noble, the Offeror, Merger Sub and the Company made as of the date of the Business Combination Agreement or other specific dates, certain of which are qualified by materiality and material adverse effect and may be further modified and limited by the disclosure letters. The warranties of Noble and Maersk Drilling are also qualified by information included in their public filings, filed or furnished to the SEC prior to the date of the Business Combination Agreement (subject to certain exceptions contemplated by the Business Combination Agreement). The disclosure schedules are not filed publicly and are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. The Offeror does not believe that these schedules contain information that is material to an investment decision.

(11)	Regulatory approvals

Completion will be conditional on obtaining the following regulatory approvals pursuant to the Conditions to Completion in section 4.10 c), d), e), g) and h):

•	Approval of the listing of Topco Shares on NYSE issued in connection with the Merger.

•	Approval of the listing of Topco Shares on Nasdaq Copenhagen issued in connection with the Exchange Offer, and approval of the Exemption Document.

•	Approval from the relevant authorities in respect of Antitrust Laws in the following jurisdictions:

•	Angola;

•	Brazil;

•	Norway;

•	Trinidad and Tobago;

•	United Kingdom; and

•	European Union (in the event and to the extent that a suspension obligation is in force pursuant to Article 22(4) of Council Regulation No. 139/2004).

•	Approval from the relevant national authorities in respect of Foreign Direct Investment Laws in the following jurisdictions:

•	Denmark; and

•	United Kingdom.

The Business Combination has received antitrust approvals from Norway, Brazil, the Republic of Trinidad & Tobago, and Angola, while the process for approval from the UK Competition and Markets

Authority (the “UK CMA”), is ongoing. On 22 April 2022, the UK CMA announced its Phase 1 decision, pursuant to which it concluded that the Business Combination gives rise to a realistic prospect of a substantial lessening of competition in relation to the supply of jack-up rigs in North West Europe (excluding Norway) (“NW Europe”) and that a remedy to address such effect would be required to avoid a reference to a Phase 2 review under the UK CMA regime. On 29 April 2022, Noble and Maersk Drilling submitted remedy proposals to the UK CMA (the “Remedy Proposals”) to address such effect identified in the UK CMA’s decision of 22 April 2022. Each of the Remedy Proposals was designed to replicate the competitive constraint provided by Noble in respect of jack-up rigs in NW Europe by the divestment of certain jack-up rigs to a suitable purchaser. On 9 May 2022, the UK CMA published its decision that there are reasonable grounds for believing that one of these Remedy Proposals might be accepted by the UK CMA. This one Remedy Proposal comprises the divestment of the following rigs: Noble Hans Deul, Noble Sam Hartley, Noble Sam Turner, Noble Houston Colbert, and Noble Lloyd Noble (the “Remedy Rigs”) including all of the related support and infrastructure that the purchaser will need to run the Remedy Rigs as an effective standalone business. Relevant off-shore and on-shore staff are expected to transfer with the Remedy Rigs.

On 23 June 2022, Noble announced that it had entered into the Asset Purchase Agreement with a potential purchaser, Shelf Drilling, Ltd. (“Shelf Drilling”) and one of its subsidiaries, Shelf Drilling (North Sea), Ltd., regarding the sale of the Remedy Rigs under the Remedy Proposal described above, conditional upon, among other things, the UK CMA formally approving Shelf Drilling as a suitable purchaser and also formally accepting the Remedy Proposal.

The deadline for the UK CMA to issue its formal decision on whether or not to accept the Remedy Proposal, and Shelf Drilling as a suitable purchaser, is 1 September 2022, though the UK CMA may adopt a decision before such date. On 22 July 2022, the UK CMA commenced its public consultation seeking third party comment prior to deciding whether to accept the Remedy Proposal and Shelf Drilling as a suitable purchaser. Until such time, the ultimate outcome of the UK CMA review process and the divestiture of the Remedy Rigs remains uncertain.

The Business Combination has also received approval from the Danish Business Authority and the Secretary of State of the United Kingdom with respect to regulations pertaining to foreign direct investment, and no other approvals relating to foreign direct investment are required.

(12)	Right to withdraw the Exchange Offer

Subject to applicable law and the terms of the Business Combination Agreement, the Offeror reserves the right to withdraw or terminate the Exchange Offer at any time prior to the expiration of the Offer Period (i) if one or more of the Conditions to Completion have not been satisfied on expiry of the Offer Period, (ii) if one or more of the Conditions to Completion becomes incapable of being satisfied at any time prior to Completion, or (iii) if it becomes apparent at any time prior to Completion that one or more Conditions to Completion will not be satisfied. In respect of the conditions in sections 4.10(g) and (h) and notwithstanding the foregoing, it will no later than on the date of the announcement of the preliminary result of the Exchange Offer be irrevocably determined whether or not these Conditions to Completion have been fulfilled.

Additionally, if a Competing Offer is presented in accordance with section 25(1) of the Takeover Order, the Offeror, with reference to section 27 of the Takeover Order, will be permitted to withdraw the Exchange Offer within five Business Days after either (i) the decision to make a Competing Offer has been announced in accordance with Section 4(1) of the Takeover Order or (ii) the offer document for a Competing Offer has been published. In the case of such a withdrawal, the Offeror reserves the right, subject to applicable law, to make a new public voluntary takeover offer.

Upon withdrawal or termination of the Exchange Offer, the Exchange Offer will lapse irrevocably and any tender of Company Shares by Company Shareholders pursuant to the Exchange Offer will be without effect and will terminate.

In the event of such withdrawal, the Offeror will not be required to purchase any Company Shares tendered in the Exchange Offer and any acceptances to tender Company Shares will be without legal effect. In this case, the agreements entered into as a result of accepting the Exchange Offer will not be completed and will cease to exist. Tendered Company Shares will be reassigned and transferred where necessary to each respective Acceptance Share Holder through their Custodian Bank. Accordingly, the Custodian Banks will have to arrange for the Tendered Company Shares to be transferred back into the securities code for the Company Shares (ISIN DK0061135753) without undue delay. Any taxes and/or fees and expenses charged by Custodian Banks must be borne by the relevant Acceptance Share Holder.

Any withdrawal of the Exchange Offer will be announced through Nasdaq Copenhagen, the OAM-database of the Danish FSA and via electronic media, if and to the extent required under applicable laws, rules and regulations.

(13)	Waivers, amendment or reduction of the scope of Conditions to Completion

The Offeror may waive or reduce the scope of any of the Conditions to Completion that are not satisfied, subject to applicable law and the terms of the Business Combination Agreement. Specifically, it should be noted that under the Business Combination Agreement, the acceptance level required to satisfy the Minimum Acceptance Condition may be lowered by the Offeror in its sole discretion from 80% to not less than 70%.

If all Conditions to Completion (as may be amended as mutually agreed by the Company and the Offeror, to the extent permitted by the Business Combination Agreement) have been satisfied or the Offeror has waived the requirement for the satisfaction of all or some of them on or prior to Completion, the Offeror will consummate the Exchange Offer in accordance with the terms and conditions of this Offer Document after the expiration of the Offer Period by purchasing Company Shares validly tendered in the Exchange Offer and paying the consideration for the Exchange Offer (calculated by reference to the Offer Consideration) to the Company Shareholders that have validly accepted the Exchange Offer.

In the event the Offeror waives or reduces the scope of any of the Conditions to Completion (including the Minimum Acceptance Condition), or in the event that the Company and the Offeror mutually amend the Conditions to Completion, the Offeror is required to publish a Supplement to this Offer Document in accordance with section 24(2) of the Takeover Order, which supplement must be approved by the Danish FSA prior to publication. In case the Supplement is published during the last 2 weeks of the Offer Period, the Offeror is required to extend the Offer Period such that it expires at a date at least 2 weeks after the publication of the Supplement, in accordance with section 24(3) of the Takeover Order.

Any notification of any such waiver, amendment or reduction of the scope of the Conditions to Completion shall be announced through Nasdaq Copenhagen, the OAM-database of the Danish FSA and via electronic media, in accordance with the disclosure requirements for public companies listed in the EU set out in the EU Transparency Directive, if and to the extent required under applicable laws, rules and regulations.

Company Shareholders who have validly tendered their Company Shares in the Exchange Offer will not have withdrawal rights in case of a waiver, amendment or reduction of scope of the Conditions to Completion. For further information regarding the Company Shareholders’ withdrawal rights, see section 4.14, “Right to withdraw acceptance” below.

(14)	Right to withdraw acceptance

Company Shareholders will be bound by their tenders throughout the duration of the Offer Period. Any tender of Company Shares pursuant to the Exchange Offer is therefore binding and irrevocable for Company Shareholders who tender their Company Shares, unless otherwise provided under mandatory law.

Any waiver, amendment or reduction of the scope of the Conditions to Completion shall not allow Company Shareholders who have accepted the Exchange Offer to withdraw their acceptances.

In the event of a Competing Offer, any Company Shareholders who have accepted the Exchange Offer or holders of Acceptance Shares, as applicable, may withdraw their acceptance of the Exchange Offer during a period of three (3) Business Days after publication of the offer document for a Competing Offer in accordance with section 29 of the Takeover Order.

A valid withdrawal of any acceptance of the Exchange Offer requires that a withdrawal notification is submitted in writing to the account holding institution to whom the original acceptance notification of the Exchange Offer was submitted, i.e. if the original acceptance notification of the Exchange Offer has been submitted to the Settlement Agent, the withdrawal notification must also be submitted to Settlement Agent.

For nominee-registered securities, the Company Shareholders, or holders of Acceptance Shares, as applicable, must request the relevant administrator managing the nominee registration to execute a withdrawal notification.

In the event of such withdrawal, the Offeror will not be required to purchase any Company Shares tendered in the Exchange Offer and any acceptances to tender Company Shares will be without legal effect. In this case, the agreements entered into as a result of accepting the Exchange Offer will not be completed and will cease to exist. Tendered Company Shares will be reassigned and transferred where necessary to each respective Company Shareholder, or holder of Acceptance Shares, as applicable, through their Custodian Bank. Accordingly, the Custodian Banks will have to arrange for the Tendered Company Shares to be transferred back into the securities code for the Company Shares (ISIN DK0061135753) without undue delay.

A Company Shareholder, or holder of Acceptance Shares, as applicable, who has validly withdrawn its acceptance of the Exchange Offer may accept the Exchange Offer again during the Offer Period (including any extended Offer Period) by following the procedure set out under section 9, “Acceptance and settlement”.

A Company Shareholder, or holder of Acceptance Shares, as applicable, who withdraws its acceptance is obliged to pay any fees that the account holding institution operating the relevant book-entry account or the nominee of a nominee-registered holding may collect for the withdrawal.

(15)	Transfer of title

Title to the Company Shares in respect of which the Exchange Offer has been validly accepted, and not validly withdrawn, will pass to the Offeror on Completion against payment of the Offer Consideration.

Title to the Topco Offer Shares, delivered in the form of share entitlements to Topco Offer Shares, will pass on Completion to the Acceptance Share Holders. For further information, see the section 9.7, “Technical Completion of the Exchange Offer”.

(16)	Shareholder rights of Company Shareholders

Company Shareholders having accepted the Exchange Offer may vote at shareholders’ meetings of the Company and preserve their rights to receive dividends or other distributions (if any) up until Completion. Any voting rights pertaining to the Company Shares tendered in the Exchange Offer by the Company Shareholders shall be transferred to the Acceptance Shares of the Company until that time when the Acceptance Shares are converted to Topco Offer Shares in accordance with section 9.7, “Technical Completion of the Exchange Offer”.

(17)	Rights relating to the Company Shares

Company Shares transferred to the Offeror pursuant to the Exchange Offer must be free from any and all charges, liens and other encumbrances.

(18)	Shareholder rights of future holders of Topco Shares and cross-border settlement

Topco Shares have the rights set out in Topco’s articles of association. Topco Shares carry pre-emption rights and the right to receive dividends as from their date of issue.

See the section 28. “Description of the Shares and the Share Capital” of the Exemption Document, attached to this Offer Document as Appendix 2 for further details on the rights, including dividend and pre-emption rights, attached to Topco Shares.

The Topco Shares represent shares in a company incorporated under the laws of England and Wales and the shareholder rights, underlying applicable laws and regulations relating to inter alia corporate, tax and securities will be materially different from those applicable to a Danish company.

The Topco Shares will be issued in registered, certificated form to Cede & Co. (save for any Topco Shares which a beneficial owner subsequently elects to have registered in its own name and held in certificated form) as nominee for DTC. Accordingly, Cede & Co. will be the only person able to directly exercise the rights attaching to those Topco Shares pursuant to Topco’s articles of association.

DTC will issue and credit book entry interests in the Topco Shares held by Cede & Co. to the DTC participant account of Computershare acting as custodian for Euronext Securities Copenhagen. Euronext Securities Copenhagen will, on the basis of such book entry interests in the Topco Shares, issue book entry interests in the Euronext Securities Copenhagen securities system representing share entitlements to the shares credited to the account of Computershare in the name of Euronext Securities Copenhagen. Such interests will in turn be credited to the relevant Euronext Securities Copenhagen accounts of the accepting Company Shareholders (or holders of Acceptance Shares (directly or through a broker-dealer, bank or other financial institution to hold for the benefit of the accepting Company Shareholders or holders of Acceptance Shares as nominee)) in connection with settlement of the Exchange Offer and any Compulsory Purchase.

Pursuant to a special eligibility agreement for securities to be dated shortly before issue of the Topco Shares on completion of the Exchange Offer and made between, amongst others, DTC, Cede & Co., National Securities Clearing Corporation (“NSCC”) and Topco, and the rules and procedures of DTC and NSCC (together the “DTC Rules”) Cede & Co. is required to exercise the rights attached to those Topco Shares held by Cede & Co. in accordance with directions given by the relevant DTC Participants. Beneficial owners of Topco Shares held by Cede & Co. can, in turn, instruct the relevant DTC Participant to give instructions to Cede & Co. to exercise share rights, subject always to the terms of the brokerage agreement between the beneficial owner and the relevant DTC Participant.

For those beneficial owners who hold Topco Shares in the form of share entitlements, via an account holding institution through Euronext Securities Copenhagen in a nominee account, those beneficial owners can give instructions as to the exercise of share rights to the account holding institution (subject to the terms of the agreement between the account holding institution and the beneficial owner). Holders of share entitlements whose book entry interests representing Topco Shares are credited to a segregated account in Euronext Securities Copenhagen via an account holding institution in Euronext Securities Copenhagen can give their instructions to Euronext Securities Copenhagen through the relevant account holding institution or through the relevant intermediary. Those instructions will then be given to Cede & Co. via Euronext Securities Copenhagen and (where relevant) the relevant DTC Participant, and Cede & Co. will exercise share rights in accordance with those instructions.

Cede & Co. will pass on to DTC Participants, who in turn will pass on to the beneficial owners and, so far as it is reasonably able, exercise on behalf of such beneficial owners all rights and entitlements received, including dividends, or to which Cede & Co. will be entitled, in respect of the underlying Topco Shares held by Cede & Co. which are capable of being passed on or exercised, be passed on in the form in which they are received by Cede & Co., together with amendments and additional documentation necessary to effect such passing on or, as the case may be, exercised in accordance with the DTC Rules or Topco’s articles of association.

Certain corporate actions that are carried out by Cede & Co. in accordance with the DTC Rules which enable beneficial owners to exercise share rights may not be possible to replicate in Euronext Securities Copenhagen’s securities system due to technical differences between the securities systems. Consequently, Topco may not be able to carry out certain corporate actions, e.g. distribution of dividends in kind, or these may be delayed with respect to holders of share entitlements registered in Euronext Securities Copenhagen’s securities system. Beneficial owners who wish to attend general meetings of Topco and vote their Topco Shares must obtain a form of corporate representative or sub-proxy from Cede & Co. via their broker, DTC Participant or account holding institution in Euronext Securities Copenhagen.

Company Shareholders are advised that exercising the shareholder rights attached to the Topco Shares will differ from the manner of exercise of shareholder rights attached to their Company Shares and will require the participation from Cede & Co., DTC, Computershare and Euronext Securities Copenhagen. Further, Company Shareholders should note that owning Topco Shares in the form of share entitlements and/or exercising shareholder rights attached thereto may entail additional fees or other expenses compared to owning shares in other Danish companies with shares admitted to trading and official listing on Nasdaq Copenhagen, e.g. Maersk Drilling.

Any dividend payments for Topco Shares registered in the form of share entitlements book-entered in the Euronext Securities Copenhagen securities system will be administered by Euronext Securities Copenhagen subsequent to receipt of the dividend by Euronext Securities Copenhagen.

From Topco, dividends may be declared and paid in any currency or currencies that the Topco Board may determine, using an exchange rate selected by the Topco Board for any currency conversions required. However, any dividends will likely be declared and distributed in USD. Any dividends distributed in another currency than DKK will prior to distribution to holders of share entitlements book-entered in the Euronext Securities Copenhagen securities system be converted into DKK. Consequently, Company Shareholders should be advised that any fluctuation in exchange rates between USD (or another currency other than DKK in which dividends will be distributed in the determination of the Topco Board) and DKK is at the risk of holders of share entitlements.

In addition, holders of share entitlements through Euronext Securities Copenhagen may experience a delay between the time of Topco’s distribution of dividends through DTC and the time of distribution in DKK through Euronext Securities Copenhagen to the respective holders of share entitlements. Further, during the period between the dividend record date and the time of distribution in DKK to the holders of share entitlements through Euronext Securities Copenhagen, transfers of Topco Shares between DTC and Euronext Securities Copenhagen may be restricted.

Please see the section 28.3 “Exercise of shareholder rights by holders of Topco Offer Shares” of the Exemption Document for further information regarding the exercise of shareholder rights in respect of the Topco Offer Shares.

(19)	Admission to trading and official listing of the Topco Shares

As at the date of this Offer Document, Noble is admitted to trading on the NYSE under the symbol “NE” and the Company is admitted to trading and official listing on Nasdaq Copenhagen under the symbol “DRLCO”.

Topco intends to take the steps necessary for all Topco Shares (which for the purpose of the admission to trading and official listing on Nasdaq Copenhagen shall be in the form of share entitlements) to be admitted to trading and official listing on the regulated market Nasdaq Copenhagen under the symbol “NOBLE”. To effect such admission to trading and official listing, Topco will prior to Completion of the Exchange Offer submit an application to Nasdaq Copenhagen for the admission to trading and official listing of the Topco Shares as well as prepare and publish the Listing Prospectus. Such steps and the admission to trading and official listing of the Topco Shares on Nasdaq Copenhagen will be subject to, among other things, the completion of the Exchange Offer.

Any new A ordinary shares in the share capital of Topco to be issued by Topco in connection with the Compulsory Purchase will be admitted to trading and official listing on Nasdaq Copenhagen in reliance on the exemption in Article 1(5)(a) of the Prospectus Regulation and not on the basis of the Listing Prospectus.

The admission to trading and official listing of the Topco Shares on Nasdaq Copenhagen pursuant to the Listing Prospectus is expected to occur under the permanent ISIN code GB00BMXNWH07 following the expiration of the Offer Period (including any extended or discontinued extended Offer Period) and the first day of trading is expected to be 3 October 2022. Trading and clearing on Nasdaq Copenhagen will be carried out in DKK and price information will be provided and published in DKK only.

No market price will be established prior to the first day of trading in the Topco Shares on Nasdaq Copenhagen, since there will not be any offering of Topco Shares or other securities to the market in connection with the admission to trading and official listing of the Topco Shares on Nasdaq Copenhagen or any other mechanism for establishing a market price prior to the first day of trading. Instead, the market price will be established through normal pre-opening auction on the first day of trading on Nasdaq Copenhagen.

The admission of the Topco Shares, in the form of share entitlements, as well as the continued admission to trading and official listing of the Topco Shares on Nasdaq Copenhagen following Completion of the Exchange Offer is subject to Topco fulfilling the rules issued by Nasdaq Copenhagen at any given time, including that a sufficient number of Topco Shares are distributed to the public.

In addition, Topco also intends to take the steps necessary for all Topco Shares to be listed on the NYSE under the symbol “NE”. The listing on NYSE is expected to take place on or about 30 September 2022. As of the first day of trading and official listing, the Topco Shares will be dually-listed and tradable on both NYSE and Nasdaq Copenhagen. Trading and clearing on NYSE will be carried out in USD and price information will be provided and published in USD only. Trading in shares on NYSE is settled in DTC’s securities system.

The Closing is conditioned upon the Topco Shares being approved for listing on the NYSE and for admission to trading and official listing on Nasdaq Copenhagen. Trading on Nasdaq Copenhagen will be carried out in DKK and price information regarding shares traded on Nasdaq Copenhagen will be provided in DKK only. Trading in shares on Nasdaq Copenhagen is settled in Euronext Securities Copenhagen’s securities system. Euronext Securities Copenhagen is the Danish central securities depository and paperless (dematerialised) settlement system enabling shares to be evidenced otherwise than by a certificate and transferred otherwise than by a written instrument. Company Shareholders who wish to hold their Topco Shares through DTC should contact their broker, DTC Participant or account holding institution in Euronext Securities Copenhagen.

Topco Shares held in Euronext Securities Copenhagen’s securities system will be tradeable in the form of share entitlements on Nasdaq Copenhagen. Such shares will need to be transferred to DTC’s securities system to be tradeable on NYSE and vice versa. Transfers between securities systems may be subject to fees levied by the settlement parties in accordance with their respective fee schedules. Furthermore transfers between securities systems may be restricted during certain periods in relation to corporate actions.

(20)	Public offering of Topco Shares

The offering of Topco Shares, delivered in the form of share entitlements, in Denmark is made pursuant to the Exemption Document and the admission to trading and official listing of the Topco Shares on Nasdaq Copenhagen is made pursuant to the Listing Prospectus. The Exchange Offer is not directed at Company Shareholders whose participation in the Exchange Offer would require the issuance of an offer document, registration or other measures other than what is required under Danish and U.S. law.

For further information on the offering of Topco Shares in the United States, see section 1.1, “Special information for Company Shareholders whose place of residence, seat or habitual residence is in the United States”. The Exchange Offer is subject to the restrictions set out in the section 2, “Offer restrictions”.

(21)	Certain confirmations from U.K. Relevant Persons

Any Company Shareholder who is domiciled or has their registered address in the United Kingdom who tenders their acceptance of the Exchange Offer will be deemed to have represented, warranted and acknowledged to the Offeror that:

(i)	it is a U.K. Relevant Person (as defined above); and

(ii)

if it is a financial intermediary, as that term is used in Article 5(1) of the U.K. Prospectus Regulation, the Exchange Offer will not be accepted on a non-discretionary basis on behalf of, nor will the Exchange Offer be accepted with a view to their offer or resale of the Topco Shares received to, persons in circumstances which may give rise to an offer of securities to the public other than an offer or resale in the United Kingdom or a member state of the EEA to “qualified investors” (as defined in Article 2 of the U.K. Prospectus Regulation or the Prospectus Regulation, as applicable), or in circumstances in which the prior consent of the Offeror has been given to each such proposed offer or resale.

(22)	Applicable law and jurisdiction

The Exchange Offer described in this Offer Document has been prepared as a public voluntary offer pursuant to the Danish Capital Markets Act and the Takeover Order. The Exchange Offer as set out in this Offer Document, as well as any acceptance hereof, is governed by Danish law. Any dispute in connection with the Exchange Offer shall be brought before the Copenhagen Maritime and Commercial Court, Denmark or, in the event such court does not have jurisdiction, by the relevant Danish court of competence as the court of first instance.

5.	IMPORTANT DATES RELATING TO THE EXCHANGE OFFER

The following timetable sets forth certain key dates relating to the Exchange Offer, provided that the Offer Period has not been extended in accordance with the terms and conditions of the Exchange Offer:

The Offeror, Noble and the Company entered into the Business Combination Agreement	10 November 2021

Noble and the Company announce agreement to combine (subject to certain conditions)	10 November 2021

Receipt of the Noble Shareholder Approval	10 May 2022

Announcement by the Offeror concerning its decision to make the Exchange Offer to the Company Shareholders	8 August 2022

Publication of the Exemption Document	8 August 2022

Publication of this Offer Document	8 August 2022

Commencement of the Offer Period	10 August 2022

First day of trading of the Acceptance Shares on Nasdaq Copenhagen	10 August 2022

Expected publication of the Listing Prospectus	8 September 2022

Expected expiration of the Offer Period (subject to extension of the Offer Period and assuming no withdrawal by the Offeror in accordance with the terms of the Exchange Offer)	8 September 2022 at 23:59 CEST

Latest expected announcement of an extension, withdrawal or satisfaction of the conditions to completion of the Exchange Offer and, in the case of satisfaction of the conditions to completion, the preliminary result of the Exchange Offer	9 September 2022 before 17:59 CEST

Commencement of the period for Acceptance Share Holders to make Cash Elections	12 September 2022

First day of trading of the Cash Acceptance Shares on Nasdaq Copenhagen	12 September 2022

Announcement of the final result of the Exchange Offer	13 September 2022

Expiration of the period for Acceptance Share Holders to make Cash Elections	26 September 2022 at 23:59 CEST

Last day of trading of Acceptance Shares and Cash Acceptance Shares on Nasdaq Copenhagen	28 September 2022

Expected completion of the Merger and issuance of Topco Shares to the Noble Shareholders	30 September 2022

Topco Shares expected to begin trading on the NYSE	30 September 2022

Completion of the Exchange Offer by the issuance by Euronext Securities Copenhagen of the Topco Offer Shares in the form of share entitlements and the exchange of (i) Acceptance Shares for Topco Offer Shares in the form of share entitlements issued by Euronext Securities Copenhagen (with any fractional shares being settled in cash) and (ii) Cash Acceptance Shares for cash	3 October 2022

First day of trading of the Topco Shares, in the form of share entitlements, on Nasdaq Copenhagen	3 October 2022

Reference is also made to the information about the Offer Period and extensions hereof as described in this Offer Document.

6.	DESCRIPTION OF MAERSK DRILLING

(1)	History and business activities

The Maersk Drilling Group was established in 1972 as part of the Maersk Group and is incorporated in Denmark with its headquarters located in Lyngby, Denmark. The Maersk Drilling Group is a leading player in the offshore contract drilling industry providing offshore drilling services to E&P Companies in support of their (upstream) exploration and development activities. The value proposition of the Maersk Drilling Group revolves around a leading sustainability ambition, the delivery of safe, efficient, and reliable drilling services, primarily in harsh and deepwater environments; its business model is built upon multiple mutually-reinforcing components summarized as advanced technology, operational excellence, and customer-centricity. This has been developed over decades of working towards a vision of driving improved offshore well economics for customers.

As of 31 December 2021, the Maersk Drilling Group’s fleet comprised 19 rigs in two different operating segments (each segment is reported separately):

North Sea Jack-up rigs. Of the 11 jack-up rigs, the Maersk Drilling Group operates: (i) five ultra harsh environment jack-up drilling rigs—two are operating and three are preparing for contracts in the North Sea; (ii) five harsh environment jack-up rigs, of which two are operating in the UK part of the North Sea, one is operating in the Norwegian part of the North Sea, one is operating in the Dutch part of the North Sea and one is stacked in Denmark; and (iii) one premium jack-up rig which is operating in Brunei.

International Floaters. Of the eight floaters, the Maersk Drilling Group operates: (i) four drillships, of which two are operating offshore West Africa in Ghana and Namibia, one is operating in Surinam and one in Malaysia; and (ii) four semi-submersible rigs, of which two are operating in the Guyana-Surinam basin, one is operating in Australia and one is warm stacked in the Caspian Sea.

For further information on the Maersk Drilling Group, see the Section 13. “Business of the Maersk Drilling Group” of the Exemption Document included as Appendix 2 to this Offer Document, or on its website: https://www.maerskdrilling.com (for the avoidance of doubt, the contents of this website is not incorporated by reference unless specifically stated otherwise).

(2)	Corporate matters

i.	Company Shares

At the date of this Offer Document, the Company Shares are admitted to trading and official listing on Nasdaq Copenhagen under the symbol “DRLCO’’ and ISIN DK0061135753.

As at the date of this Offer Document, the Company’s share capital consists of one share class and has a nominal value of DKK 415,321,120 divided into 41,532,112 Company Shares of nominally DKK 10, which are all issued and fully paid up. All Company Shares have the same rights and rank pari passu in respect of, inter alia, voting rights, eligibility to receive dividends and participate in share buybacks. Each Company Share of nominally DKK 10 carries one vote.

The Company Shares are negotiable instruments and may be freely transferred.

ii.	Company Shareholders

The Company has informed the Offeror that as of 28 July 2022 (the most recent practicable date prior to the date of this Offer Document), the Company held 141,402 treasury shares of a total nominal value of DKK 1,414,020 representing approximately 0.34% of the total share capital in the Company. Following publication of the Offer Document and prior to the Completion of the Exchange Offer, the Company’s holding of treasury shares may change due to the Company’s obligations related to the Company’s incentive programmes. The Company is not entitled to accept the Exchange Offer in respect of any treasury shares.

As at 28 July 2022 (the most recent practicable date prior to the date of this Offer Document), the Company has informed the Offeror that to its knowledge, the following major shareholders hold, directly or indirectly, 5% or more of the Company’s share capital and/or voting rights:

•	APMH Invest held 17,283,590 Company Shares, corresponding to 41.6% of the total share capital and of the total voting rights of the Company, and

•	A.P. Møller og Hustru Chastine Mc-Kinney Møllers Familiefond held 3,679,405 Company Shares, corresponding to 8.9% of the total share capital and of the total voting rights of the Company.

iii.	The Company Board and the Company Executive Management

The Company has a two-tier management structure consisting of the Company Board and the Company Executive Management.

The Company Board supervises the work of the Company Executive Management and is responsible for the overall strategic management and proper organisation of the Maersk Drilling Group’s business and operations. The Company Board currently consists of Claus V. Hemmingsen (Chairman), Robert M. Uggla (Vice Chairman), Ann-Christin G. Andersen, Kristin H. Holth, Martin N. Larsen, Alastair Maxwell, Caroline Alting and Glenn Gormsen.

The Company Executive Management handles the day-to-day management of the Maersk Drilling Group. The Company Executive Management consists of two (2) members who are both registered as directors with the Danish Business Authority. The members of the Company Executive Management are Jørn Madsen, CEO and Christine Brennet (Morris) (registered as Christine Jeanne Brennet), CFO. Together with the Company Executive Management, three (3) additional senior officers (not registered with the Danish Business Authority) make up the Company Executive Officers: Morten Kelstrup, Chief Operating Officer, Nikolaj Svane, Chief Strategy and People Officer and Klaus Kristensen, General Counsel.

iv.	Remuneration to the Company Board and the Company Executive Officers

The Offeror will not pay any remuneration to the Company Board or the Company Executive Officers in connection with the Exchange Offer. For the avoidance of doubt, the Offeror will pay consideration to members of the Company Board and the Company Executive Officers which they in their capacity as Company Shareholders will be entitled to receive by accepting the Exchange Offer or if they in any other transaction choose to sell their Company Shares to the Offeror.

Neither the Offeror nor any Person acting in concert with the Offeror has concluded any agreement on amendments to any existing agreements on bonus schemes or similar incentive schemes to the Company Board or the Company Executive Officers, nor will any such agreement be concluded prior to Completion.

The members of the Company Board do not receive any variable remuneration element.

The Company Executive Officers hold long-term equity incentive awards in the form of Company RSU Awards under the Maersk Drilling RSU Long-Term Incentive Programme for Executive Management 2019 and the Maersk Drilling RSU Long-Term Incentive Programme 2019 (together the “Company Equity Plans”). As of the date of this Offer Document, there are an aggregate of 297,031 Company RSU Awards outstanding issued to the Company Executive Officers and certain other employees covered by the Company Equity Plans of which a total of 158,375 Company RSU Awards are held by the Company Executive Officers. On 1 March 2022 the Company issued 106,045 Maersk Drilling RSU Awards. The Company may issue around 115,000 Company RSU Awards in total under the Company Equity Plans in 2022, subject to share price fluctuation, salary changes and the number of participants.

The Company Equity Plans are administered by the Company Board. The grant of Company RSU Awards under the Company Equity Plans are made free of charge for each participant on a revolving basis and do not depend on the achievement of specific goals. It is a requirement for participation in the Company Equity Plans, and any grant thereunder that the participant in question is employed with Maersk Drilling Group on the date of the grant and that such employment is not under termination. Company RSU Awards have a total vesting period of three years beginning on the date of the grant, subject to the participant’s continued employment with the Maersk Drilling Group at the time of the expiry of the vesting period and that such employment is not under termination. None of the Company RSU Awards issued under the Company Equity Plans will vest solely as a result of the Business Combination.

Upon vesting, participants will receive a number of shares (equal to the number of Company RSU Awards vested which have not lapsed) free of charge. The delivery of shares by the Company to the participants upon vesting of the Company RSU Awards is effected as soon as practically possible and in a manner as decided by the Company. The Company Board will, on behalf of the Company, be entitled to wholly or partially effect a cash settlement instead of delivering shares upon vesting.

Subject to limited exceptions, the Company Executive Management may not sell any shares received upon vesting until the total period from grant (inclusive of the vesting period) is five years. The holding period applies irrespective of termination of employment.

Each of the Company and the Offeror will take steps to procure that each Company RSU Award that is outstanding immediately prior to the Acceptance Time is exchanged, at the Acceptance Time, with the right to receive, on the same terms and conditions as were applicable under the Company Equity Plans (including any vesting conditions), that number of Topco Shares equal to the product of (1) the number of Company Shares subject to such Company RSU Award immediately prior to the Acceptance Time and (2) the Exchange Ratio; with any fractional Company Shares rounded to the nearest whole share. Upon the exchange such Company RSU Awards will cease to represent a right to receive Company Shares (or value equivalent to Company Shares). See also the information on the enhanced severance protections, below.

The Company Executive Officers and certain other employees of Maersk Drilling are, subject to certain conditions, eligible to receive a cash-based bonus to be paid in a single lump sum following completion of the Business Combination. Subject to applicable law, the right to this bonus will lapse in the event the employer serves notice to terminate the employee’s employment prior to the time of payment and the employee has provided reasonable cause for such termination or the employee serves notice to terminate the employment prior to the time of payment without such termination being due to material breach on the part of the employer.

As determined as of the date of this Offer Document, the aggregate value of the cash-based transaction bonus for the Company Executive Officers is expected to be up to approximately DKK 12.73 million (USD 1.73 million using the exchange rate of the central bank of Denmark on 28 July 2022), subject to final fixed pay numbers at the time of payment.

The Company Executive Officers and certain other employees of Maersk Drilling are party to agreements that would provide for enhanced severance protections in the event of termination of employment following the Business Combination. For a party to terminate the employment relationship of an executive officer, the Maersk Drilling Group must provide 12 months’ written notice and the executive officer must provide six months’ written notice. In addition to the Maersk Drilling Group termination notice, some executive officers are entitled to an agreed severance payment of three to six months’ fixed pay. However, if the employer serves notice of termination of the executive officer’s employment or the executive officer serves notice due to material breach on the part of the employer, in each case during the period starting upon completion of the Business Combination and expiring 18 months thereafter, the executive officer will, subject to certain conditions, be entitled to enhanced severance terms, including an extraordinary additional cash severance pay of 100% of the total sum of the annual fixed pay and annual target bonus. As determined as of the date of this Offer Document, the aggregate value of the extraordinary additional cash severance pay for the Company Executive Officers is up to approximately DKK 30.46 million (USD 4.14 million using the exchange rate of the central bank of Denmark on 28 July 2022), subject to final fixed pay numbers at the time of payment. Further, the enhanced severance terms provide that any unvested Company RSU Awards outstanding under the Company Equity Plans will vest at the end of employment, and that the Company Executive Officers as well as certain other employees will receive a continuation of health benefits for a duration of 12 months after termination.

For each member of the Company Executive Management, the total payment relating to the notice period shall in any event not exceed two years’ total remuneration, including all remuneration components.

In the event that the employment of each Company Executive Officer is terminated following the completion of the Business Combination under circumstances where the enhanced severance terms described above will apply, the aggregate amount of severance payments (as determined as of the date of this Offer Document, and including salary and target bonus paid during notice, statutory and contractual severance pay as well as enhanced cash severance and value of continuation of benefits, but excluding the value of the Company RSU Awards) that would be payable is approximately DKK 60.6 million (USD 8.24 million using the exchange rate of the central bank of Denmark on 28 July 2022).

The Offeror is not aware of any employment terms for the Company Executive Officers which are triggered by or as a result of the Exchange Offer, save for what is stated above.

v.	Staff

For the year ended 31 December 2021, the Company had an average of 2,501 full-time employees (FTE).

(3)	Key financial figures and financial guidance for the Company

i.	Key financial figures for the financial year ended 31 December 2021 for the Company

	2021	2020
	(audited)
	USD million (except whether otherwise indicated)
Revenue	1,267	1,096
Costs of sales (exclusive of depreciation and amortisation shown separately below)	(921)	(807)
Special items	(21)	(42)
Depreciation and amortisation	(213)	(286)
Impairment reversals (losses), net	11	(1,580)
Gain/(loss) on sale of non-current assets	256	(2)
Share of results in joint ventures	(1)	(1)

Profit/loss before financial items	378	(1,622)

Financial income	14	15

Financial expenses	(75)	(87)

Profit/loss before tax	317	(1,694)

Tax	(26)	41

Profit/loss for the year	291	(1,653)

Earnings in USD per share of DKK 10 for the year	7.0	(39.9)
Diluted earnings in USD per share of DKK 10 for the year	7.0	(39.9)

See the section 17. “Operating and Financial Review of the Maersk Drilling Group” of the Exemption Document attached as Appendix 2 to this Offer Document for a more complete discussion of certain financial information of Maersk Drilling.

ii.	The Company’s Expectations for the Financial Year Ending 31 December 2022

For the financial year ending 31 December 2022, the Maersk Drilling Group expects:

•	EBITDA before special items to be in the range of USD 210 – 250 million

•	Capital expenditure to be in the range of USD 120 – 140 million

See the section 20. “Consolidated Prospective Financial Information of the Maersk Drilling Group” of the Exemption Document attached as Appendix 2 to this Offer Document for a more complete discussion of the consolidated prospective financial information of the Maersk Drilling Group for the financial year ending 31 December 2022.

See also section 1.5, “Cautionary statement regarding forward-looking statements” and the section 2.6 “Cautionary statement regarding forward-looking statements” of the Exemption Document attached as Appendix 2 to this Offer Document.

The Company’s financial and operational performance is affected by various factors. For a discussion of certain of those factors that may have an adverse effect on the Company’s operational and financial performance, see the Section 1. “Risk Factors” of the Exemption Document, attached to this Offer Document as Appendix 2.

EBITDA before special items and capital expenditure are not measures of financial performance or liquidity under IFRS. These measures, along with certain other non-IFRS measures, are defined in the section 5.5.2 “Alternative Performance Measures used by the Maersk Drilling Group” of the Exemption Document.

(4)	Persons acting in concert with the Company

The Offeror has no knowledge of the existence of any Persons acting in concert with the Company in connection with the submission of the Offer within the context of section 10(2), no. 5, cf. section 2, no. 4, of the Takeover Order.

(5)	Intentions of the Company Board and the Company Executive Officers to accept the Exchange Offer

There are no lock up arrangements applicable to Company Shares owned by members of the Company Board and the Company Executive Officers. Notwithstanding the foregoing, the members of the Company Board and the Company Executive Officers have indicated that they intend to accept the Exchange Offer in respect of the Company Shares that they own.

(6)	Agreements relevant to the Exchange Offer

i.	Asset Purchase Agreement

On 23 June 2022, Noble and certain other members of the Noble Group entered into an asset purchase agreement to sell the Remedy Rigs to a newly formed subsidiary of Shelf Drilling Ltd. for USD 375 million. The sale of the Remedy Rigs, which is subject to approval of the UK CMA, is intended to address the potential concerns identified by the UK CMA in the Phase I review of the Business Combination. For further information on the asset purchase agreement, reference is made to section 14.1, “Material Contracts of the Noble Group” of the Exemption Document included in this Offer Document as Appendix 2.

ii.	Business Combination Agreement

Noble and the Company have entered into a definitive business combination agreement to combine the two businesses. For a description of the principal terms of the Business Combination Agreement, see the section 7.1 “The Business Combination Agreement” of the Exemption Document included in this Offer Document as Appendix 2.

iii.	Company Undertaking

Concurrently with the entry into the Business Combination Agreement, APMH Invest, which holds approximately 41.6% of the issued and outstanding Company Shares, entered into the Company Undertaking with Noble, Topco and the Company, pursuant to which APMH Invest has, among other things, agreed to (a) accept the Exchange Offer in respect of the Company Shares that it owns and not withdraw such acceptance; (b) waive the right to receive any cash consideration in the Exchange Offer; (c) not vote in favor of any resolution to approve a competing alternative proposal and (d) subject to certain exceptions, be bound by certain transfer restrictions with respect to the Company Shares that it owns. The Company Undertaking will lapse if (i) the Business Combination Agreement is terminated in accordance with its terms; (ii) Topco announces that it does not intend to make or proceed with the Business Combination or (iii) the Exchange Offer lapses or is withdrawn and no new, revised or replacement offer is announced within 10 business days.

In addition, A. P. Møller og Hustru Chastine Mc-Kinney Møllers Familiefond and Den A.P. Møllerske Støttefond, together holding approximately 12% of the issued and outstanding Company Shares, have delivered letters of intent expressing their intention to accept or procure the acceptance of the Exchange Offer in respect of the Company Shares that they own.

iv.	Voting Agreements

Concurrently with the entry into the Business Combination Agreement, Noble and the Company entered into voting agreements (the “Voting Agreements”) with certain funds and accounts for which Pacific

Investment Management Company LLC serves as investment manager (the “Investor Manager”), certain funds and accounts for which Canyon Capital Advisors LLC and/or one of its affiliates serves as investment manager, advisor or co-adviser, as applicable, and certain funds advised by GoldenTree Asset Management LP (the “Noble Supporting Shareholders”), which collectively held approximately 53% of the issued and outstanding Noble Shares as of the date of the Voting Agreements. Pursuant to the Voting Agreements, each Noble Supporting Shareholder has, among other things, agreed to (a) consent to and vote (or cause to be voted) its Noble Shares (i) in favor of all matters, actions and proposals contemplated by the Business Combination Agreement for which Noble shareholder approval is required and any other matters, actions or proposals required to consummate the Business Combination in accordance with the Business Combination Agreement, and (ii) among other things, against any competing alternative proposal; (b) be bound by certain other covenants and agreements relating to the Business Combination and (c) subject to certain exceptions, be bound by certain transfer restrictions with respect to a portion of their securities. The Voting Agreements will terminate upon the earliest to occur of (x) the date that is ten months from the date of the Voting Agreements, (y) the closing date of the Business Combination and (z) the termination of the Business Combination Agreement pursuant to its terms. Notwithstanding the foregoing, each Noble Supporting Shareholder will have the right to terminate the applicable Voting Agreement if the Business Combination Agreement has been amended in a manner that materially and adversely affects such Noble Supporting Shareholder (including, without limitation, a reduction of the economic benefits to the Noble Supporting Shareholders contemplated thereby or an extension of the End Date beyond the date (as such date may be extended) set forth in the Business Combination Agreement).

On 10 May 2022, the Noble Shareholders Approval was obtained by Noble at an extraordinary general meeting in which the Noble Shareholders approved all proposals related to the Business Combination Agreement. Approximately 99% of the votes cast at the extraordinary general meeting were in favour of the Business Combination.

v.	Relationship Agreement

At the Closing, Topco will enter into a relationship agreement with the Investor Manager and APMH Invest, which will set forth certain director designation rights of such Topco shareholders following the Closing. In particular, pursuant to this relationship agreement, each of the Investor Manager and APMH Invest will be entitled to designate (a) two nominees to the Topco Board so long as the Investor Manager or APMH Invest, as applicable, owns no fewer than 20% of the then outstanding Topco Shares and (b) one nominee to the Topco Board so long as the Investor Manager or APMH Invest, as applicable, owns fewer than 20% but no fewer than 15% of the then outstanding Topco Shares. Each nominee of the Investor Manager and APMH Invest will meet the independence standards of the NYSE with respect to Topco; provided, however, that APMH Invest shall be permitted to have one nominee who does not meet such independence standards so long as such nominee is not an employee of Topco or any of its subsidiaries.

vi.	Registration Rights Agreement

At Closing, Topco will enter into a registration rights agreement with APMH Invest pursuant to which, among other things, and subject to certain limitations set forth therein, APMH Invest will have customary demand and piggyback registration rights. In addition, pursuant to such registration rights agreement, APMH Invest will have the right to require Topco, subject to certain limitations set forth therein, to effect a distribution of any or all of its Topco Shares by means of an underwritten offering. Topco is not obligated to effect any underwritten offering unless the dollar amount of the securities of APMH Invest to be sold is reasonably likely to result in gross sale proceeds of at least USD 20 million.

7.	BACKGROUND TO THE EXCHANGE OFFER AND OBJECTIVES

(1)	Background to the Exchange Offer and strategic rationale

The combination of Noble and the Company is underpinned by a compelling strategic rationale for all stakeholders:

•

Creating a world class offshore driller: The combined company will benefit from a modern, high-end fleet comprising of 20 floaters and 19 jackup rigs across benign and harsh environments, which will serve a broad portfolio of high quality, blue-chip customers.

•

Enhancing the customer experience: The combination will bring together two complementary cultures with an unwavering commitment to best-in class safety performance and customer satisfaction. The combined company will be a leader and first-mover in innovation and sustainability.

•

Accretive to all shareholders: The realization of the potential annual cost synergies of USD 125 million is expected to be front-loaded with the full potential to be realized within two years after closing of the transaction. The synergies are expected to be accretive to free cash flow per share. The combined company’s scale will significantly enhance its cost-competitiveness.

•

Platform for strong cash flow generation and distribution: The combined company is expected to have a normalized free cash flow potential of up to USD 375 million in 2023 and onwards with a highly attractive free cash flow yield potential, and additional cash flow growth stemming from the recovery of the international offshore drilling market. The balance sheet of the combined company will be best-in class with low net leverage and strong liquidity including a combined cash balance of approximately USD 900 million, providing resiliency through the cycle and allowing the combined company to focus on implementing a sustainable return of capital policy for shareholders.

For further information regarding the strategic rationale of the Business Combination, Company Shareholders are referred to the section 6.6 “The Noble Board of Directors’ Reasons for the Business Combination” of the Exemption Document attached as Appendix 2 to this Offer Document.

For further information on the structure of the Business Combination, Company Shareholders are referred to the section 6.2 “Organisational Structure” of the Exemption Document attached as Appendix 2 to this Offer Document.

(2)	Impact on employees and employment conditions

The Offeror expects that the Business Combination will result in positive synergies (e.g. through streamlining of the Combined Group’s operations). Although the Offeror has not determined the organisational structure of the Combined Group, this will affect the total number of employees in the Combined Group, the place of work of certain employees of the Combined Group (including as a consequence of the fact that the combined company will have its headquarters in Houston, Texas), and the influence that employees may have on management of the Combined Group. The Business Combination is expected to create a leading offshore driller with global scale and therefore also may create opportunities for the employees of the Combined Group. It is expected that the Business Combination will entail a reduction of the total work force of the Combined Group, including a reduction of the Combined Group’s presence in Copenhagen compared to the Company’s current presence in Copenhagen. Other than this, the Offeror does not currently expect that the implementation of the Business Combination will have any legal, financial or work-related effects for the Company’s employees.

The Company Board of Directors and the Topco Board, as applicable, will inform the representatives of their respective employees or, where there are no such representatives, the employees themselves as to the relevant stages of the Exchange Offer and the result of the Exchange Offer in accordance with the relevant provisions of the Takeover Order.

(3)	Changes to the Company Board and the Company Executive Management

Pursuant to the Business Combination Agreement, effective immediately upon Closing, the Topco Board of Directors will be comprised of seven individuals, including three individuals designated by Noble, three individuals designated by the Company, and Robert W. Eifler, who will serve as the President and Chief Executive Officer of the combined company. Charles M. (Chuck) Sledge, the current Chairman of the Noble Board of Directors, will become chairman of the Topco Board of Directors, and Alan J. Hirshberg and Ann D. Pickard, each a director on the Noble Board of Directors, will be designated to the Topco Board of Directors by Noble upon the Closing, and similarly, Claus V. Hemmingsen, the current Chairman of the Maersk Drilling Board of Directors, and Kristin H. Holth and Alastair Maxwell, each a director on the Maersk Drilling Board of Directors, will be designated to the Topco Board of Directors by Maersk Drilling upon the Closing.

(4)	Name and registered address of the Combined Group and location of principal parts of business

Pursuant to the Business Combination Agreement, the Offeror, Noble and the Company intend that the name of the enterprise operated by the Combined Group shall be “Noble Corporation”.

The Combined Group shall be headquartered in Houston, Texas. The Combined Group will have three main operational hubs in Texas, Dubai and Stavanger. Topco has agreed that for a period not less than five (5) years from the Closing, it will (i) use reasonable endeavors to ensure the continued operation of Maersk Drilling’s existing business and operating model in the North Sea region, (ii) allocate reasonable financial and strategic resources of Topco and its subsidiaries to support the continued operation of such existing business and (iii) use reasonable endeavors to ensure that such business will be headquartered in Stavanger, Norway and, following the Closing, initially managed by an individual appointed by Maersk Drilling. Notwithstanding the foregoing, (A) the North Sea operations may be integrated into the Combined Group in a manner consistent with the remainder of the Offeror’s business, taking into account matters particular to North Sea operations, (B) in the event there is a material decline in the demand for offshore drilling rigs in the North Sea that is not reasonably expected to improve in the near term, the Offeror may make such adjustments or changes with respect to its North Sea operations as it reasonably determines is in the best interests of the Offeror and its subsidiaries, and (C) in any event the Offeror will not be obligated to take any actions to the extent that the Topco Board of Directors, in its sole discretion, determines that taking such actions would have an adverse effect on the business, operations or financial condition of the Offeror and its subsidiaries.

The registered address of Topco shall be in Cheshire, United Kingdom, and Topco is tax resident in the United Kingdom.

(5)	Process leading up to the Exchange Offer

The Offeror and Noble has been in contact with the Company and its management prior to the submission of the Exchange Offer and the Offeror, Noble and their advisors has had a chance to carry out a due diligence review of selected parts of the Company’s business and operations.

The Offeror, Noble and the Company have entered into the Business Combination Agreement as described in Section 6.6.2, “Business Combination Agreement”.

For further details on the process leading up to the Exchange Offer, see the section 6.5 “Background of the Business Combination” of the Exemption Document attached as Appendix 2 to this Offer Document.

(6)	Plans on distribution of funds

The Offeror expects that it as part of its general group capital allocation priorities at any time after Completion may propose and/or support that the Company distributes funds either by way of share buybacks, capital reductions or as payment of dividends (ordinary or interim) or otherwise makes distributions to the Offeror and, if applicable, other remaining Company Shareholders.

The Offeror, its affiliates, and/or any entities within the Offeror’s group may at any time, including within the first twelve (12) months after Completion of the Exchange Offer, propose, vote for and/or otherwise procure that the Company and/or the Company’s affiliates pay dividends (ordinary or extraordinary), carry out a capital reduction, or otherwise make distributions and/or contributions, or make other transfers of assets or liabilities to the Offeror, its affiliates, and/or any entities with the Offeror’s group or, if applicable, to other remaining Company Shareholders and/or affiliates of the Company. Such dividends, capital reductions, distributions, contributions, and other transfers may be made in the form of cash, intercompany or third party notes, intercompany or third party trade receivables, rigs, and/or other assets/liabilities of the Company and/or relevant entities within the Maersk Drilling Group that may have been generated by the Company and/or the Company’s affiliates before or after the effective time of the Business Combination. Such payments or distributions may total an amount equivalent to the Company’s equity (from time to time), however, subject to the statutory capital requirements, including the limitations in the Danish Companies Act.

Under the U.K. Companies Act, Topco may pay a dividend out of its distributable profits.

Under Topco’s articles of association, the Topco Board may from time to time recommend, and Topco may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by the U.K. Companies Act and Topco’s articles of association. Except as otherwise provided by the rights attached to the shares, all shares will carry a pro rata entitlement to the receipt of dividends. Dividends may be declared and paid in any currency or currencies that the Topco Board may determine, using an exchange rate selected by the Topco Board for any currency conversions required. Dividend distributed to shareholders holding the shares in Euronext Securities Copenhagen’s securities system will be distributed in DKK. No dividend or other money payable in respect of a Topco Share shall bear interest against Topco, unless otherwise provided by the rights attached to the share.

Prior to the effective time of the Business Combination (which for the purpose of this section means upon completion of the Exchange Offer), Noble Corporation Limited, an indirect, wholly-owned subsidiary of Noble, as the current sole shareholder of Topco, will pass resolutions to approve a proposed reduction of capital after completion of the Business Combination to:

•

cancel the 49,999 B ordinary shares of GBP 1.00 each held by Noble Corporation 2022 Limited prior to the Business Combination and the 1 B ordinary share of GBP 1.00 which will be re-designated from an ordinary share of GBP 1.00 with effect from the Merger Effective Time;

•

cancel any capitalization shares which will be issued by Topco after completion of the Business Combination in order to capitalize any merger reserve arising as a result of the Exchange Offer and squeeze out (which is described in more detail in section 28.2.2.1 “Share Capital” of the Exemption Document) and reduce its share premium account; and

•	reduce the share premium account by the amount of any share premium created by the issue of the Topco Shares in connection with the Merger and, if applicable, the Exchange Offer,

in each case to create distributable reserves from which Topco may declare and pay dividends in the future. As soon as practicable following the Business Combination, Topco will seek the approval of the High Court of Justice in England and Wales (the “Court”) to such cancellation and reduction through a customary process, which is required for the creation of distributable reserves to be effective. The approval of the Court is expected to be received within four weeks after the completion of the Business Combination. However, there is no guarantee that the approval will be obtained. Prior to the receipt of the approval, Topco will be unable to declare dividends, make distributions or repurchase any of its own shares. If approval of the Court is not received, it is expected that Topco will be subject to such limitation on its ability to declare dividends, make distributions or repurchase shares for the foreseeable future.

Since its incorporation, the Offeror has not declared or paid any dividends.

(7)	Compulsory Purchase (squeeze-out)

Upon Completion, and provided that the Offeror at that time holds the requisite number of Company Shares under the Danish Companies Act (more than 90% of the Company Shares and the attaching voting rights, not including any Company Treasury Shares), the Offeror will initiate and complete a Compulsory Purchase of the remaining Minority Shares in accordance with the Danish Companies Act and the Euronext Securities Copenhagens Rule Book.

Pursuant to the Compulsory Purchase, the Offeror will publish a notice through the IT system of the Danish Business Authority to all the remaining holders of Minority Shares, which notification will contain information on the Compulsory Purchase, including the acquisition price, the basis for calculation thereof and a statement from the Company Board of Directors on the terms and conditions for the Compulsory Purchase by the Offeror. Pursuant to the notification, all remaining holders of Minority Shares are given a four (4) week period to transfer their Minority Shares to the Offeror in exchange for either receiving, at the election of the holder, a full cash alternative (the “Full Cash Alternative”) or a number of corresponding Topco Shares equal to the Share Consideration offered under the Exchange Offer, with any entitlements to fractional Topco Shares being settled in cash.

To the extent the remaining holders of Minority Shares have not transferred their Minority Shares to the Offeror during the four (4) week period, the Offeror will compulsorily acquire the non-transferred Minority Shares through Euronext Securities Copenhagen for cash consideration corresponding to the Full Cash Alternative. Thereafter, a notice to the now former minority shareholders of the Company will be published through the Danish Business Authority with information on the completion of the Compulsory Purchase.

The redemption price paid in cash or Topco Shares per Minority Share in the Compulsory Purchase (the “Compulsory Purchase Consideration”) in a Compulsory Purchase initiated within three (3) months after the end of the Offer Period is not subject to challenge in court proceedings by holders of Minority Shares, provided that the Offeror through the Exchange Offer acquired the requisite number of Maersk Drilling Shares to initiate and complete a Compulsory Purchase (i.e., having acquired more than 90% of the Company Shares in the Exchange Offer). For the avoidance of doubt, the redemption price paid in the Compulsory Purchase is not subject to the Cash Consideration Cap.

If the Compulsory Purchase is initiated later than three (3) months after the end of the Offer Period, or if the Offeror initiates the Compulsory Purchase without having acquired more than 90% of the Company Shares in the Exchange Offer, a full cash alternative will be offered by Topco in conformity with the requirements of the Danish Companies Act. Former holders of Minority Shares could challenge the Compulsory Purchase Consideration in court proceedings in Denmark. Any such proceedings would not affect the completion and settlement of the Compulsory Purchase because a challenge to the Compulsory Purchase Consideration does not affect legal title to shares that have been transferred in a Compulsory Purchase. Any remaining holders of Minority Shares not having transferred their Minority Shares during the four (4) week period will receive cash consideration. Whilst any holders of Minority Shares being squeezed out may challenge that cash price in the Danish courts, such challenge will not delay or otherwise impede the mandatory acquisition of the Minority Shares under the Compulsory Purchase.

If the minimum acceptance level condition has not been reached during the Offer Period, the Offeror will not then be able to squeeze-out the holders of Minority Shares but may be able to do so subsequently if the Offeror increases its shareholding in the Company to more than 90% of the aggregate outstanding issued share capital and voting rights of the Company (excluding Company Treasury Shares).

For a description of the financing of the Compulsory Purchase, please refer to section 7.9, “Financing of the Exchange Offer, the Compulsory Purchase and availability of funds”.

(8)	Delisting

The Offeror intends to delist the Company Shares from Nasdaq Copenhagen at an appropriate time (including, to the extent permitted by Nasdaq Copenhagen, if upon Completion, the Offeror holds less than

90% of all Company Shares and voting rights of the Company, excluding any Company Treasury Shares). If delisting is achieved, the Offeror will in due course initiate amendments to the articles of association of the Company to reflect that the Company is no longer listed on Nasdaq Copenhagen in which case the Company Shareholders would no longer benefit from the increased reporting duties required as long as the Company is admitted to trading on a regulated market.

It is expected that the Company Shares will remain registered with Euronext Securities Copenhagen until the Compulsory Purchase has been completed.

(9)	Financing of the Exchange Offer, the Compulsory Purchase and availability of funds

The Exchange Offer is not subject to any financing condition.

Based on the 41,390,710 Company Shares subject to the Exchange Offer (excluding any Company Treasury Shares) and assuming that no additional Company Shares are issued during the Offer Period and that all Company Shareholders accept the Exchange Offer, the Offeror is expected to issue to the Company Shareholders upon Completion of the Exchange Offer between 64,938,698 Topco Offer Shares (assuming the Company Shareholders make Cash Elections which in the aggregate amount to the Cash Consideration Cap) and 66,792,189 Topco Offer Shares (assuming no Company Shareholders make Cash Elections) in order to pay the share-based part of the Offer Consideration for all tendered Company Shares.

The Cash Consideration payable under the Exchange Offer and any cash required for the Compulsory Purchase is fully financed by the Noble Group’s existing balance sheet. Noble Group will provide the cash needed to fulfil the Exchange Offer and Completion thereof, conditioned upon the satisfaction of the Conditions of this Offer.

(10)	Persons acting in concert with the Offeror

Other than Noble, there are no Persons acting in concert with the Offeror in connection with the submission of the Exchange Offer within section 10(3), no. 2, cf. section 2, no. 4, of the Takeover Order.

(11)	No mandatory public offer required following the Exchange Offer

According to section 44 of the Danish Capital Markets Act, a shareholder gaining control (as such term is defined in section 45 of the Danish Capital Markets Act and in practice meaning more than one-third (1/3) of the voting rights attached to shares) in a company the shares of which are admitted to trading and official listing on a regulated market, is obliged to make a public offer (mandatory offer) for all the remaining shares issued by the company. However, under the Danish Capital Markets Act section 46(1)(1), if the relevant threshold has been reached by means of a voluntary public offer, the voluntary public offer does not need to be followed by a mandatory offer provided that the initial voluntary public offer has been made for all shares in the target company and that the Offeror as a result of the voluntary public offer has acquired more than half (1/2) of the voting rights of the company.

The Offeror does not expect the Completion to result in an obligation on the Offeror to submit a subsequent mandatory public offer pursuant to section 44-45 of the Danish Capital Markets Act, as the Offeror plans to acquire Company Shares corresponding to more than half (1/2) of the voting rights and half (1/2) of the share capital of the Company. Provided that these Company Shares are acquired accordingly, the Offeror will fulfil the conditions of section 46(1)(1) of the Danish Capital Markets Act, and will consequently not be obliged to submit a subsequent mandatory public offer. In the unlikely event that the Offeror as a consequence of the Exchange Offer gains a controlling influence, as defined in the Danish Capital Markets Act, but without fulfilling the conditions of section 46(1)(1) of the Danish Capital Markets Act, the Offeror may, under the circumstances, be obliged to submit a subsequent mandatory public offer.

8.	DESCRIPTION OF THE OFFEROR

(1)	Noble Corporation plc

Topco’s full legal name is Noble Corporation plc.

Topco was incorporated as a public limited company under the laws of England and Wales on 16 October 2020 with Company Number 12958050 and legal entity identifier number 549300I3HBUNXO0OG954. Topco was re-registered as a private limited company on 13 January 2021 and subsequently re-registered as a public limited company on 12 May 2022. Topco’s financial year ends on 31 December each year. Topco has its registered address at 3rd Floor 1 Ashley Road, Altrincham, Cheshire, United Kingdom, WA14 2DT. The members of the board of directors of the Offeror at the date of this Offer Document are Robert W. Eifler, Richard B. Barker and William E. Turcotte. The Offeror has elected that Denmark shall be its home state for the purposes of the EU Transparency Directive as implemented in Danish law by the Danish Capital Markets Act and, accordingly, the Offeror will comply with the relevant Danish rules.

The Offeror’s financial year is currently the calendar year. The Offeror’s first full financial period ended on 31 December 2021. In May 2022, Topco prepared and submitted to the Registrar of Companies for England and Wales its first financial statements covering the period from Topco’s incorporation (16 October 2020) through 31 December 2021.

Save for activities in connection with the Exchange Offer, the Offeror has not prior to the Exchange Offer carried on any business or undertaken any obligations. The Offeror has no material assets or liabilities other than those described in this Offer Document, has no employees and to date has not paid any dividends. The Offeror’s proposed principal investment is the proposed acquisition of Company Shares pursuant to the Exchange Offer or otherwise.

The Exchange Offer is being made to establish the Offeror as the new holding company of the Combined Group so as to improve the marketability of the Combined Group and to attract a broader and more diversified international investor base. The Offeror believes a new U.K. holding company structure should assist in this as the U.K. legal system, corporate governance structure and tax regime, in combination, is more beneficial for the Combined Group’s investor base going forward. Upon Completion, the Offeror will be the ultimate parent company and own the businesses of Noble, Maersk Drilling and their respective Subsidiaries.

For unaudited pro forma financial information regarding the Offeror please see the section 18. “Unaudited Pro Forma Financial Information” of the Exemption Document attached as Appendix 2 to this Offer Document. For consolidated prospective financial information for the financial year ending 31 December 2022 regarding the Noble Group please see the section 19. “Consolidated Prospective Financial Information of the Noble Group” of the Exemption Document attached as Appendix 2 to this Offer Document.

Topco’s financial and operational performance is affected by various factors. For a discussion of certain of those factors that may have an adverse effect on the Topco’s operational and financial performance, see the Section 1. “Risk Factors” of the Exemption Document.

See also section 1.5, “Cautionary statement regarding forward-looking statements” of this Offer Document and the section 2.6 “General Information—Cautionary Statement Regarding Forward-Looking Statements” of the Exemption Document.

(2)	The Offeror’s shareholder structure

As at the date of this Offer Document, the Offeror has a registered nominal share capital of GBP 50,000 divided into 1 ordinary share with a nominal value of GBP 1.00 and 49,999 class B ordinary shares with a nominal value of GBP 1.00 each.

As of the date of this Offer Document, Noble Corporation 2022 Limited, an indirect, wholly-owned subsidiary of Noble is the sole shareholder of the Offeror. In connection with the Business Combination, the

Noble Shareholders will become shareholders of the Offeror pursuant to the Merger, and the Company Shareholders will become shareholders of the Offeror pursuant to the Exchange Offer.

For a description of the expected shareholder structure of the Offeror following Closing of the Business Combination, see the Section 24.4 “Expected Ownership Structure of Topco following the Business Combination” of the Exemption Document.

(3)	Noble

i.	General

The Noble Group is a leading offshore drilling contractor for the oil and gas industry. The Noble Group provides contract drilling services to the international oil and gas industry with its global fleet of mobile offshore drilling units. The Noble Group focuses on a high-specification fleet of the Noble Group’s floating and jackup rigs and the deployment of drilling rigs in oil and gas basins around the world. Noble and its predecessors have been engaged in the contract drilling of oil and gas wells since 1921.

Currently, the Noble Group maintains a fleet of 11 drillships capable of water depths from 10,000 feet to 12,000 feet and eight jackups consisting of high-specification units capable of drilling in up to 500 feet of water.

Noble’s shares are listed and traded on the NYSE under the symbol “NE”.

ii.	Ownership structure of Noble

As at the date of this Offer Document, the authorised share capital of Noble is USD 6,000 divided into 500,000,000 Noble Shares of a par value of USD 0.00001 each and 100,000,000 shares of a par value of USD 0.00001 each of such class or classes having the rights as the Noble Board of Directors may determine from time to time. As at 28 July 2022 (the most recent practicable date prior to the date of this Offer Document), there are (A) 67,050,042 Noble Shares issued and outstanding, (B) no Noble Shares held by Noble in its treasury, (C) Penny Warrants that are exercisable for an aggregate of 3,263,182 Noble Shares issued and outstanding and (E) Noble Warrants that are exercisable for an aggregate of 14,651,319 Noble Shares issued and outstanding.

The table set out below sets forth information regarding the actual beneficial ownership of Noble ordinary shares as of 28 July 2022 (the most recent practicable date prior to the date of this Offer Document each of the persons who is known to Noble to be the beneficial owner of more than five percent of the outstanding Noble Shares.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the ordinary shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.

The rules on beneficial ownership are comparable to the rules of Chapter 7 of the Danish Capital Markets Act requiring major shareholders to notify a company admitted to trading and official listing on Nasdaq Copenhagen and the Danish FSA of in their holdings or changes herein if the ownership reaches, exceeds or falls below the thresholds 5, 10, 15, 20, 25, 50 or 90 percent or 1/3 or 2/3 of the issuing company’s share capital or voting rights. To the knowledge of Noble and Topco, no more than 5 percent of the Noble Shares outstanding on as of 28 July 2022 (the most recent practicable date prior to the date of this Offer Document) are to be economically attributed as required under Chapter 7 of the Danish Capital Markets Act to any person with the exception of the Noble Shareholders listed below. The information presented below derives from the reports filed by the beneficial owners with the SEC.

5% or greater Noble Shareholders	Number of Noble Shares(1)	% of the total outstanding Noble Shares
Investors for which Pacific Investment Management Company LLC serves as investment manager, adviser or sub-adviser(2)	20,214,475	30.1%
GoldenTree Funds(3)	4,286,905	6.4%
Investors for which Canyon Capital Advisors LLC serves as investment manager(4)	9,129,146	13.6%
King Street Capital Management, L.P.(5)	6,219,894	9.3%

(1)

Unless otherwise indicated, the beneficial owner has sole voting and investment power over all shares listed. Unless otherwise indicated, the address of each beneficial owner is c/o Noble Corporation, 13135 Dairy Ashford, Suite 800, Sugar Land, Texas 77478.

(2)

Based solely on a Form 4 filed with the SEC on 1 August 2022 by Pacific Investment Management Company LLC (“PIMCO”). Such filings indicates that as of 1 August 2022. PIMCO has beneficial ownership with respect to 20,214,475 Noble Shares PIMCO, as the investment adviser of the investment advisory clients or discretionary accounts that are the holders of record of such securities, may be deemed to have voting and dispositive power over such securities. The address for PIMCO is 650 Newport Center Drive, Newport Beach, California 92660.

(3)

Based solely on a Schedule 13G filed with the SEC on 10 February 2022 by GoldenTree Asset Management LP (the “GoldenTree Advisor”), GoldenTree Asset Management LLC (the “GoldenTree General Partner”) and Steven A. Tananbaum. Such filing indicates that the GoldenTree Advisor and the GoldenTree General Partner have shared voting power and shared dispositive power with respect to 9,129,146 Noble Shares, and Mr. Tananbaum has sole voting power and sole dispositive power with respect to 25,927 Noble Shares and shared voting power and shared dispositive power with respect to 9,129,146 Noble Shares. Such filing also indicates that the aggregate amount of Noble Shares beneficially owned by the reporting persons include 3,601,104 Noble Shares and 5,528,042 Noble Shares issuable upon exercise of certain warrants held of record by certain managed accounts (collectively, the “GoldenTree Accounts”) for which the GoldenTree Advisor serves as investment manager. In addition, Mr. Tananbaum is the holder of record of 25,927 Noble Shares. Mr. Tananbaum is the managing member of the GoldenTree General Partner, which is the general partner of the GoldenTree Advisor. As a result of these relationships, each of the reporting persons may be deemed to share beneficial ownership of the securities held of record by the GoldenTree Accounts. Pursuant to the terms of the warrants, the GoldenTree Advisor may exercise the warrants only to the extent that doing so would not result in the reporting persons becoming the beneficial owners of more than 9.9% of the then-outstanding Ordinary Shares, after accounting for the Noble Shares to be issued at the time of any such warrant exercise. The address for the reporting persons is 300 Park Avenue, 21st Floor, New York, New York 10022.

(4)

Based solely on a Schedule 13G filed with the SEC on 14 February 2022 by Canyon Capital Advisors LLC (“CCA”), Joshua S. Friedman and Mitchell R. Julis. CCA is an investment advisor to various managed accounts, including Canyon Value Realization Fund, L.P., The Canyon Value Realization Master Fund (Cayman), L.P., Canyon Balanced Master Fund, Ltd., Canyon-GRF Master Fund II, L.P., EP Canyon Ltd., Canyon Distressed Opportunity Master Fund III, L.P., Canyon NZ-DOF Investing, L.P., Canyon-EDOF (Master) L.P., Canyon Blue Credit Investment Fund, L.P., Canyon Distressed TX L.P., Canyon Distressed TX (B) LLC and Canyon-ASP Fund, L.P., with the right to receive, or the power to direct the receipt, of dividends from, or the proceeds from the sale of the securities held by, such managed accounts. Messrs.

Friedman and Julis control entities which own 100% of CCA. Such filing indicates that the reporting persons have sole voting power, sole dispositive power, shared voting power and shared dispositive power with respect to 6,219,894 Noble Shares (including 2,667,802 warrants). Such filing also indicates that the number of Noble Shares owned includes both the Noble Shares previously issued and the Noble Shares issuable upon the exercise of certain warrants. As a result of provisions in the warrant agreements, certain beneficial owners of the Noble Shares do not have the right to exercise such warrants, to the extent that, after giving effect to the issuance of Noble Shares after such exercise, such beneficial owner (together with its affiliates and any other person whose Noble Shares would be aggregated with such beneficial owner under Section 13(d) of the Exchange Act and the applicable rules and regulations of the SEC) would beneficially own in excess of 9.9% of the number of Noble Shares outstanding immediately after giving effect to such issuance. The reported number of Noble Shares includes the exercise of 2,667,802 warrants up to 9.9% of Noble Shares outstanding. Total warrants owned is 6,211,640. The address for the reporting persons is 2728 North Harwood Street, 2nd Floor, Dallas, Texas 75201.
(5)

Based solely on a Schedule 13G filed with the SEC on 11 February 2022 by King Street Capital Management, L.P. (“KSCM”), King Street Capital Management GP, L.L.C. (“KSCM GP”) and Brian J. Higgins. Such filing indicates that the reporting persons have shared voting power and shared dispositive power with respect to 4,286,905 Noble Shares. Such filing also indicates that the aggregate amount of Noble Shares beneficially owned by the reporting persons includes 2,121,295 Noble Shares and 2,165,610 Noble Shares issuable upon exercise of warrants. KSCM, a registered investment advisor, is the investment manager of various fund entities. As investment manager, KSCM has sole voting and dispositive power over the Noble Shares reported in such filing. KSCM GP is the sole general partner of KSCM, and Mr. Higgins is the managing member of KSCM GP. The address for KSCM is 299 Park Avenue, 40th Floor, New York, New York 10171.

Other than as set out above, Noble is not aware of any person who, directly or indirectly, has a beneficial ownership of Noble Shares that is notifiable under U.S. securities laws. In addition, other than in connection with the Business Combination, Noble does not have knowledge of any arrangements, the operations of which may result in a change of control of Noble. Noble is not aware that it is controlled, directly or indirectly, by any single legal or natural person.

iii.	Key financial figures for the Noble Group

On 31 July 2020, Noble’s former parent company, Noble Holding Corporation plc (formerly known as Noble Corporation plc) (“Legacy Noble”) and certain of its subsidiaries, filed voluntary petitions in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) seeking relief under chapter 11 of title 11 of the United States Code. In connection with the Chapter 11 Cases and the related “Joint Plan of Reorganization of Noble Corporation plc and its Debtor Affiliates” (the “Plan”) as filed with the Bankruptcy Court, on and prior to 5 February 2021, Legacy Noble and certain of its subsidiaries effectuated certain restructuring transactions pursuant to which Legacy Noble formed Noble as an indirect wholly-owned subsidiary of Legacy Noble and transferred to Noble substantially all of the subsidiaries and other assets of Legacy Noble. On 5 February 2021, the Plan became effective in accordance with its terms, the Debtors emerged from the Chapter 11 Cases and Noble became the new parent company. The presentations below include a “black line” division to delineate the lack of comparability between the two periods; before and after 5 February 2021.

(USD thousands, except per share data)	(Unaudited) Period from		(Audited) Period from	(Audited) Period from		(Audited) For the twelve months ended 31 December
	Three months ended 31 March 2022	6 February 2021 through 31 March 2021	1 January 2021 through 5 February 2021	6 February 2021 to 31 December 2021	1 January 2021 to 5 February 2021	2020	2019
Operating revenues	210,230	92,433	77,481	770,325	77,481	964,272	1,305,438
Operating income (loss)	(34,631)	(18,384)	1,430	60,832	1,430	(4,076,545)	(666,273)
Net income (loss)	(36,656)	(18,224)	250,228	101,982	250,228	(3,978,459)	(700,590)
Net income (loss) per share (basic)	(0.54)	USD (0.36)	USD 1.00	USD 1.61	USD 1.00	USD (15.86)	USD (2.81)
Net income (loss) per share (diluted)	(0.54)	USD (0.36)	USD 0.98	USD 1.51	USD 0.98	USD (15.86)	USD (2.81)

For a more detailed analysis of the financial information of the Noble Group, refer to the section 16, “Operating and Financial Review of the Noble Group” of the Exemption Document.

iv.	Noble’s guidance for the financial year ending 31 December 2022

Noble’s guidance is provided as of 2 May 2022. Noble’s guidance is provided on a guidance basis, which is a non-U.S. GAAP financial measure. Management evaluates Noble’s financial performance in part based on guidance basis, which Noble’s management believes enhances investors’ understanding of Noble’s overall financial performance by providing them with an additional meaningful and relevant comparison of current and anticipated future results across periods.

Noble has provided the following guidance for the full year 2022:

(USD in millions)	2022 Guidance
Adjusted Revenue(1)	USD 1,130 - 1,180
Adjusted EBITDA(1, 2)	USD 320 - 350
Capital Expenditures, net of client reimbursables(3)	USD 145 - USD 160

(1)

Adjusted to exclude recognition of the non-cash intangible contract asset amortization of ~USD 44 million in 2022. Without this adjustment, the Revenue guidance range for 2022 would be USD 1,086 million—USD 1,136 million.

(2)

Noble discloses Adjusted EBITDA (Operating income/loss excluding depreciation and amortization and, when applicable, Other Items). Other Items during the guidance period include amortization of intangible contract assets, professional services—corporate projects, net gain on sale of operating assets, net hurricane losses, and merger and integration costs.

(3)

Capital Expenditures are adjusted to exclude approximately USD 25 million of capital which is anticipated to be reimbursed by the Noble Group’s customers. Before these adjustments, total capital expenditures for 2022 are expected to range between USD 170 million and USD 185 million.

Noble’s financial and operational performance is affected by various factors. For a discussion of certain of those factors that may have an adverse effect on the Noble’s operational and financial performance, see the Section 1. “Risk Factors” of the Exemption Document, attached to this Offer Document as Appendix 2.

See also section 1.5, “Cautionary statement regarding forward-looking statements” of this Offer Document and the section 2.6 “Cautionary Statement Regarding Forward-Looking Statements” of the Exemption Document attached as Appendix 2 to this Offer Document.

(4)	The Offeror’s shares and voting rights in the Company

As at the date of this Offer Document, the Offeror and the persons deemed to be acting in concert with the Offeror hold no Company Shares or voting rights in the Company.

(5)	Acquisition of Company Shares during the Offer Period

The Offeror and Noble and their respective affiliates and financial advisors each reserve the right, throughout the duration of the Offer Period, to purchase or make arrangements to purchase Company Shares in the open market or through privately negotiated transactions, including the right to enter into irrevocable undertakings, letters of support and/or letters of intent with Company Shareholders. Any such purchases or arrangements to purchase Company Shares will be made outside the US and in compliance with applicable laws, rules and regulations.

Any information about such purchases will be disclosed as required under Danish law. If, prior to Completion, the Offeror acquires Company Shares at a higher price than the Offer Consideration, the Offeror will increase the Offer Consideration correspondingly.

(6)	Purchases after Completion of the Exchange Offer

The Offeror and Noble will each reserve the right to acquire additional Company Shares at any given time following Completion, whether through open market purchases, privately negotiated transactions, or one or more tender offers or otherwise.

If the Offeror (or a legal or natural person acting in concert with it) acquires Company Shares on terms that are more favorable than those of the Exchange Offer, during a period of six months following the announcement by the Offeror that the Exchange Offer will be completed with respect to all of those Company Shareholders who have, at the expiry of the Offer Period, validly accepted and not validly withdrawn the acceptance of the Exchange Offer and that all conditions to the Exchange Offer have been satisfied or waived, the Offeror will compensate the Company Shareholders who previously accepted the Exchange Offer in accordance with Section 7(1) of the Danish Takeover Order, pursuant to which the Offeror is required to pay the difference in cash between the consideration paid in the Exchange Offer and the consideration paid in the subsequent acquisition of Company Shares to any Company Shareholders who participated in the Exchange Offer.

(7)	Purchases unconnected to the Exchange Offer

In addition, in the ordinary course of business, each of Topco’s and Noble’s financial advisors, the Settlement Agent and their respective affiliates may make or hold a broad array of investments including serving as counterparties to certain derivative and hedging arrangements and actively trade debt and equity financial instruments (or related derivative financial instruments) and other types of financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and financial instrument activities may involve securities and/or instruments of the Company.

9.	ACCEPTANCE AND SETTLEMENT

(1)	Acceptance procedure for Exchange Offer

Acceptance of the Exchange Offer must be submitted for each account with Euronext Securities Copenhagen. Company Shareholders may only approve the Exchange Offer unconditionally and for all Company Shares that are held in the securities accounts mentioned in the acceptance form at the time of the execution of the transaction with respect to the Company Shares of such Company Shareholder. Acceptances submitted during the Offer Period are valid also until the expiration of an extended Offer Period, if any, unless withdrawn in accordance with section 29 of the Takeover Order and section 4.14, “Right to withdraw acceptance” of this Offer Document.

The Offeror has, subject to certain restrictions, requested the Company to send a copy of this Offer Document and the acceptance form to each Company Shareholder registered by name who has requested to receive information from the Company either electronically or in hard copy, as applicable. Danish account holding institutions will be requested to send a notice regarding the Exchange Offer and related instructions for how to accept the Exchange Offer and exercise the Cash Election (as described below) to their customers who are registered as Company Shareholders.

Those Company Shareholders who wish to accept the Exchange Offer must submit their acceptance to the account holding institution that manages their Euronext Securities Copenhagen account according to the instructions and during the time period given by the account holding institution. Company Shareholders wishing to accept the Exchange Offer may use the acceptance form attached to this Offer Document as Appendix 1. Company Shareholders may also be able to accept the Exchange Offer online via their account holding institution’s web bank solution. The Offeror reserves the right to reject any acceptances that have been submitted erroneously or deficiently.

Those Company Shareholders whose Company Shares are nominee-registered and who wish to accept the Exchange Offer must submit their acceptance in accordance with the instructions given through the chain of Custodian Banks. The Offeror will not send an acceptance form or any other documents related to the Exchange Offer to these Company Shareholders. Should any Company Shareholder not receive instructions or an acceptance form from their account holding institution, such Company Shareholders (within the limitations set out in this Offer Document, including with respect to Company Shareholders domiciled in certain Restricted Jurisdictions) may contact their custodian.

With respect to pledged Company Shares, acceptance of the Exchange Offer requires the consent of the pledgee. Acquiring this consent is the responsibility of the relevant Company Shareholders. The pledgee’s consent must be delivered to the account holding institution in writing.

The Company Shareholders are informed that acceptance of the Exchange Offer must be notified to the Company Shareholder’s own account holding institution in due time to allow the account holding institution to process and communicate the acceptance to the Settlement Agent which must have received such acceptance, along with the tendered Company Shares, prior to the expiry of the Offer Period on 8 September 2022 at 23:59 (CEST) or in case of an extended Offer Period on such later date and time as stated in the notice of extension of the Offer Period.

The time until which notification of acceptance to the account holding institution may be given will depend upon the Company Shareholder’s agreement with, and the rules and procedures of, the relevant account holding institution and may be earlier than the last day of the Offer Period.

Company Shareholders submit acceptances at their own risk. Any acceptance will be considered as submitted only when an account holding institution or the Exchange Agent has actually received it.

Based on an Offer Period expiring on 8 September 2022, the Settlement Date is expected to be 3 October 2022. If the Offer Period is extended, the Settlement Date will be postponed accordingly.

Upon acceptance of the Exchange Offer, all Company Shares validly tendered in the Exchange Offer will be transferred to a separate securities account with Euronext Securities Copenhagen in the name of Danske

Bank and Acceptance Shares will be recorded on each respective Company Shareholders’ account with Euronext Securities Copenhagen and issued in the interim ISIN code DK0061803103.

(2)	Admission to trading of the Acceptance Shares

The Acceptance Shares carry the same shareholder rights as the Company Shares. Application for the admission to trading of the Acceptance Shares under the symbol “DC accept shares” has been submitted to Nasdaq Copenhagen and trading in the Acceptance Shares on Nasdaq Copenhagen is expected to commence no later than 10 August 2022. Trading in the Acceptance Shares will thus be possible after acceptance of the Exchange Offer. By transfer of the Acceptance Shares the transferee assumes the legal position of the transferor and will be regarded as having tendered his Company Shares in the Exchange Offer.

The reason for use of separate securities codes for Company Shareholders who have accepted the Exchange Offer is to allow Company Shareholders to continue to trade in Company Shares after tendering acceptances of the Exchange Offer and to facilitate the technical aspects of settlement of the Exchange Offer. Acceptances tendered early in the Offer Period will accordingly not restrict Company Shareholders from trading their interests in their Company Shares.

For further information on the admission to trading of the Acceptance Shares and the Cash Acceptance Shares (as defined below), please see the section 29.2 “Admission to trading the Acceptance Shares and the Cash Acceptance Shares” of the Exemption Document.

(3)	Announcement of the result of the Exchange Offer

The Offeror will announce the preliminary and/or the final result of the Exchange Offer through Nasdaq Copenhagen, the OAM-database of the Danish FSA and through electronic media as required under applicable laws, no later than 18 hours after expiry of the Offer Period. In case the aforementioned announcement only includes the preliminary results, the Offeror will announce the final result of the Exchange Offer within three (3) Business Days after the expiry of the Offer Period in accordance with section 21(3) of the Takeover Order. Unless the Offer Period is extended by a Supplement, such announcement of the final result is expected to be issued no later than 13 September 2022.

(4)	Acceptance Procedure for Cash Election

Company Shareholders having tendered their Company Shares in the Exchange Offer during the Offer Period will, at a point following the submission of their acceptance, receive a number of interim acceptance shares corresponding to such number of Company Shares tendered in the Exchange Offer issued in a separate securities code (ISIN DK0061803103) (the “Acceptance Shares”) representing the right to receive an amount of Topco Offer Shares, in the form of share entitlements, calculated in accordance with the Exchange Ratio upon Completion, and thereby become holders of Acceptance Shares, (the “Acceptance Share Holders”).

Following the expiration of the Offer Period, the Acceptance Share Holders will have the opportunity to make a Cash Election during the period commencing 12 September 2022 and ending 26 September 2022 at 23:59 CEST (based on an Offer Period expiring on 8 September 2022 at 23:59 CEST and subject to any potential extensions of the Offer Period), and are expected to receive a notice from their account holding institution regarding this opportunity, as set out in section 4.3, “Cash Consideration” above. In order to make a Cash Election, the Acceptance Share Holders must actively make the Cash Election through their account holding institution or Custodian Bank. Upon making a Cash Election such number of Acceptance Shares held by the Acceptance Share Holder which represents up to USD 1,000 in Cash Consideration will be exchanged for a corresponding number of other interim shares of the Company issued in a separate securities code (ISIN DK0061803293) (the “Cash Acceptance Shares”). If the Cash Consideration payable to a Company Shareholder or holder of Cash Acceptance Shares, as applicable, is reduced as a result of the

Cash Consideration Cap being exceeded, such Company Shareholder or holder of Cash Acceptance Shares, as applicable, shall receive Share Consideration (by way of having a number of Cash Acceptance Shares exchanged for Acceptance Shares prior to settlement of the Exchange Offer) in respect of their holdings of Cash Acceptance Shares which would otherwise entitle the respective holder of Cash Acceptance Shares to an amount of Cash Consideration exceeding their pro rata portion.

Acceptance Share Holders who do not respond to the subsequent opportunity to exchange their Acceptance Shares to a corresponding number of Cash Acceptance Shares will, upon Completion, receive their respective entitlement to Topco Offer Shares, with the exception that entitlements to fractional Topco Offer Shares will be settled in cash as set out in Section 4.5, “Adjustment of Offer Consideration”.

Holders of Cash Acceptance Shares will, upon Completion, receive Cash Consideration as payment for their Cash Acceptance Shares.

The issuance of Acceptance Shares and Cash Acceptance Shares and the process for exercising the Cash Election is a technical procedure required to facilitate settlement of the Exchange Offer and shall be part of the settlement of the Exchange Offer. At the time when the Acceptance Share Holders are afforded the opportunity to exercise the Cash Election as described herein, the Offer Period will have ended. Consequently, the Cash Election procedure will not change the final result of the Exchange Offer.

The Acceptance Shares and the Cash Acceptance Shares have been approved for trading on Nasdaq Copenhagen. For further information, see 29. “Admission to Trading and Dealing Arrangements” of the Exemption Document, attached to this Offer Document as Appendix 2.

(5)	Admission to trading of the Cash Acceptance Shares

The Cash Acceptance Shares carry the same shareholder rights as the Company Shares. Application for the admission to trading of the Cash Acceptance Shares under the symbol “DC accept cash” has been submitted to Nasdaq Copenhagen and trading in the Cash Acceptance Shares on Nasdaq Copenhagen is expected to commence on 12 September 2022 at 9:00 a.m. Trading in the Cash Acceptance Shares will thus only be possible after (i) acceptance of the Exchange Offer and (ii) a subsequent exercise of the Cash Election. By acquiring Cash Acceptance Shares, the acquirer assumes the legal position of the transferor and will be regarded as having tendered his or her Company Shares in the Exchange Offer. Consequently, any investors that acquires Cash Acceptance Shares in the market will assume the legal right to receive Cash Consideration upon Completion.

The reason for use of separate securities codes for the Acceptance Shares and the Cash Acceptance Shares is to allow Company Shareholders to continue to trade in Company Shares after tendering acceptances of the Exchange Offer and to facilitate the technical aspects of settlement of the Exchange Offer.

(6)	Announcement of the result of the Cash Election

The Offeror will announce the result of the Cash Election through Nasdaq Copenhagen, the OAM-database of the Danish FSA and through electronic media if, and to the extent, required under applicable laws, as soon as possible after the expiration of the period for Acceptance Share Holders to make Cash Elections.

(7)	Technical Completion of the Exchange Offer

When an account holding institution, Custodian Bank or the Settlement Agent during the Offer Period has received an acceptance with respect to Company Shares conforming with the terms and conditions of the Exchange Offer, the Company Shares will be exchanged for Acceptance Shares at an exchange ratio of one Company Share to one Acceptance Share which will be registered on the book-entry accounts of Tendering Company Shareholders who have accepted the Exchange Offer.

Any Acceptance Shares not exchanged for Cash Acceptance Shares in accordance with the procedure described in Section 9.4, “Acceptance Procedure for Cash Election”, will be converted into Topco Offer

Shares, delivered in the form of share entitlements, in Euronext Securities Copenhagen’s securities system, with such amount of Topco Offer Shares receivable calculated in accordance with the Exchange Ratio on the Completion Date. In case of fractions of Topco Offer Shares, the number of Topco Offer Shares such Acceptance Share Holder shall receive under the Exchange Offer will be rounded down to the nearest whole number of Topco Offer Shares, and any fractional Topco Offer Shares will be settled in cash as set out in in this section below.

In the event the Offeror does not complete the Exchange Offer, the Offeror will not be required to purchase any Company Shares tendered in the Exchange Offer and any acceptances to tender Company Shares will be without legal effect. In this case, the agreements entered into as a result of accepting the Exchange Offer will not be completed and will cease to exist. Tendered Maersk Drilling Shares will be reassigned and transferred where necessary to each respective Acceptance Share Holder through their respective Custodian Bank. Accordingly, the Custodian Banks will have to arrange for the Tendered Company Shares to be transferred back into the securities code for the Company Shares (ISIN DK0061135753) without undue delay. Any taxes and/or fees and expenses charged by Custodian Banks in connection with such arrangements must be borne by the relevant Acceptance Share Holder.

When all Conditions to Completion, as set out in section 4.10, “Conditions to Completion”, have been satisfied by the end of the Offer Period and the Exchange Offer has been settled without undue delay thereafter, the Offeror expects the Topco Shares to be admitted to trading and official listing on Nasdaq Copenhagen immediately prior to delivery of the Topco Shares to the Acceptance Share Holders. Topco expects the first day of trading of the Topco Shares to be on 3 October 2022. If one or more Conditions to Completion have not been satisfied or waived by the end of the Offer Period, the Offer Period will be extended as set out in section 4.9, “Extension of Offer Period “ and the Completion and settlement of the Exchange Offer will be delayed accordingly until satisfaction or waiver of such condition(s).

The Exchange Offer will be completed with respect to all of those Company Shareholders who have, at the expiry of the Offer Period, validly accepted, and not validly withdrawn the acceptance of, the Exchange Offer if all conditions to the Exchange Offer have been satisfied or waived with such Company Shareholders being represented by Acceptance Share Holders and the holders of Cash Acceptance Shares, as applicable.

The Topco Offer Shares, delivered in the form of share entitlements, will be delivered to the securities accounts of Acceptance Share Holders maintained at Euronext Securities Copenhagen as soon as technically possible and expectedly no later than on 3 October 2022.

The exchange of each Acceptance Share for 1.6137 Topco Offer Shares is described in more detail below:

•	The Offeror will issue the Topco Offer Shares in accordance with the authority granted by its sole shareholder, Noble Corporation 2022 Limited.

•

During the course of the settlement, the Settlement Agent and Euronext Securities Copenhagen will instruct the transfer of the Offer Consideration through Euronext Securities Copenhagen of the Topco Offer Shares, delivered in the form of share entitlements, (subject to any fractional Topco Offer Shares) in exchange for the Acceptance Shares to the securities custody account of the relevant Acceptance Share Holders and credit the Cash Consideration per Cash Acceptance Share to the relevant account of the relevant holders of Cash Acceptance Shares at the Custodian Banks. In connection with this exchange, the Settlement Agent will transfer the Tendered Company Shares to the securities custody account of Topco.

As a result, during the course of the settlement, the Offeror will issue and transfer the Topco Offer Shares together with the Cash Consideration and cash payments for fractional Topco Offer Shares, as applicable, through Euronext Securities Copenhagen to the respective securities custody accounts or accounts of the Acceptance Share Holders and the holders of Cash Acceptance Shares, as applicable and, in return, the Tendered Company Shares are transferred through the Settlement Agent directly to Topco. With the transfer of the Topco Offer Shares and the Cash Consideration and cash payment for fractional Topco Offer Shares to the respective securities custody accounts and bank accounts of the Acceptance Share Holders and the holders of Cash Acceptance Shares, as applicable, the Offeror transfers ownership and pays, respectively, the Offer Consideration to the Tendering Company Shareholders (and/or the Acceptance Share Holders and/or the holders of Cash Acceptance Shares, as applicable) and with the transfer of the Tendered Company Shares to Topco, the Tendering Company Shareholders transfer ownership of the Tendered Company Shares to Topco.

The Offeror will have fulfilled its obligation—with respect to the Tendered Company Shares—to provide the Offer Consideration according to the Exchange Offer if the Topco Shares have been admitted to trading and official listing on Nasdaq Copenhagen and have been admitted to trading on the NYSE, the Topco Shares have been transferred to the securities custody accounts held by the Custodian Banks at Euronext Securities Copenhagen and the payments to pay the Cash Consideration per Cash Acceptance Share and potential payments in connection with the compulsory settlement of fractional adjustments have been made to the security accounts of the Acceptance Share Holders and the holders of Cash Acceptance Shares.

No fractional Topco Offer Shares will be issued pursuant to the Exchange Offer, and no entitlements to fractional share interests will entitle the owner thereof to vote or to any other rights of a shareholder of the Offeror. Notwithstanding any other provision of the Offer Document, each of the Acceptance Share Holders who otherwise would be entitled to receive a fraction of a Topco Offer Share pursuant to the Exchange Offer (after aggregating all Acceptance Shares held by such Acceptance Shareholder representing Company Shares validly tendered in the Exchange Offer (and not validly withdrawn)) shall receive cash, in lieu thereof, without interest, in an amount, payable in DKK (such DKK amount translated from USD at the Currency Rate on the last trading day immediately preceding the Merger Effective Time), equal to such fractional part of a Topco Offer Share (as calculated by the number of Acceptance Shares held by the respective Acceptance Share Holder which will entitle the holder to a fractional part of a Topco Offer Share) multiplied by the closing price on the NYSE for a Noble Share on the last trading day immediately preceding the Merger Effective Time, rounded to the nearest whole cent.

The Cash Consideration and the consideration for any fractional Topco Offer Shares, if any, will be paid on the Completion Date into the cash account associated with the Acceptance Share Holder’s book-entry account. If the cash account of an Acceptance Share Holder or holder of Cash Acceptance Shares as applicable, is with a different financial institution than the applicable book-entry account, the receipt of the Cash Consideration and the consideration for any fractional Topco Shares, if any, may be delayed as a result of the account holding institutions having to process such payments.

The Offeror reserves the right to postpone the transfer of the Offer Consideration if the transfer is prevented or suspended due to a force majeure event, but will immediately effect such transfer once the force majeure event preventing or suspending transfer is resolved.

(8)	Company Shareholder Declarations in Connection with the Acceptance of the Exchange Offer

By accepting this Exchange Offer, the Company Shareholders are each deemed to have accepted to provide the following declarations in connection with the acceptance of the Exchange Offer (“Declaration of Acceptance”):

the respective Company Shareholders accept the Exchange Offer, as set out in this Offer Document, for all Company Shares held in their custody account at the Custodian Bank at the time of notice (the “Tendered Company Shares”);

the respective Company Shareholders instruct and authorize their Custodian Bank to transfer the Company Shares specified in the Declaration of Acceptance to the separate securities account with Euronext Securities Copenhagen in the name of Danske Bank in exchange for a corresponding number of Acceptance Shares being recorded on each respective Company Shareholder’s account with Euronext Securities Copenhagen;

the respective Company Shareholders instruct and authorize the Settlement Agent (subject to the satisfaction of the Conditions to Completion, unless the Offeror has waived one or several Conditions to Completion pursuant to Section 4.13, “Waivers, amendment or reduction of the scope of Conditions to Completion”) to transfer their Tendered Company Shares, including all rights vested in the shares at the time of the settlement, to the Offeror in connection with settlement of the Exchange Offer. In the course of the settlement, the Settlement Agent will transfer the Offer Consideration through Euronext Securities Copenhagen to the Custodian Banks, and the Custodian Banks will credit the entitlements to Topco Offer Shares (subject to Section 9.7, “Technical Completion of the Exchange Offer” concerning fractional Topco Offer Shares) in exchange for Acceptance Shares to the securities custody account of the relevant former Company Shareholder (or acquiror of Acceptance Shares) and credit the Cash Consideration per Cash Acceptance Share to the relevant account of the former Company Shareholder (or acquiror of Cash Acceptance Shares) at the Custodian Banks;

the respective Company Shareholders engage and authorize their respective Custodian Banks and the Settlement Agent, to take all expedient or necessary actions for settling this Exchange Offer, including to effect the transfer of ownership in the Tendered Company Shares to the Offeror;

the respective Company Shareholders authorise and instruct their respective Custodian Banks to provide to the Settlement Agent, and authorise and instruct Euronext Securities Copenhagen to provide the Settlement Agent on their behalf, directly or through the Custodian Bank, on each trading day or otherwise as requested by the Settlement Agent, any information required for any announcements regarding the acquisition of Company Shares, including related to the number of Tendered Company Shares; and

the respective Company Shareholders declare that the Tendered Company Shares are in their sole ownership, are not subject to any restrictions on disposal and are free from rights and claims of third parties at the time of the transfer of ownership.

(9)	Settlement Agent

Danske Bank A/S

Issuer Services

Holmens Kanal 2-12

DK-1092 Copenhagen

Denmark

(10)	Brokerage fees and other costs

Any brokerage fees and/or other costs arising from the Company Shareholders’ sale of their Company Shares shall be borne by said Company Shareholders and such fees and costs shall be of no concern to the Offeror.

(11)	Compensation to Company Shareholders

No Company Shareholders are offered compensation pursuant to section 344(2) of the Danish Companies Act.

(12)	Tax considerations

The taxation principles for Company Shareholders in certain jurisdictions (including Denmark and the United States) are described in general in the section 31. “Taxation” of the Exemption Document, included in this Offer Document as Appendix 2. For Danish tax resident Company Shareholders the description includes information of the possibility of carrying out the share-for-share exchange as either a taxable or a tax exempt share-for-share-exchange and where to find more information on such choice and how in practice to make an election for a tax exempt share-for-share exchange. The tax consequences for Company Shareholders in connection with an acceptance of the Exchange Offer depend on each Company Shareholder’s individual circumstances. Company Shareholders are requested to consult their own tax advisors as to the tax consequences of their possible acceptance of the Exchange Offer.

(13)	Questions

Any questions related to acceptance and/or settlement of the Exchange Offer may be directed to the Company Shareholder’s own account holding institution or nominee. If the account holding institutions have questions regarding the Exchange Offer, any questions may, on Business Days between 9:00 and 16:00 (CET), be directed to the Settlement Agent:

Danske Bank A/S

Issuer Services

Holmens Kanal 2-12

DK-1092 Copenhagen

Denmark

prospekter@danskebank.dk

10.	OTHER INFORMATION

(1)	Financial advisors to the Offeror in connection with the Exchange Offer

DNB Bank ASA

Dronning Eufemias gate 30,

0191 Oslo

Norway

(2)	Financial advisor to Maersk Drilling in connection with the Exchange Offer

J.P. Morgan Securities plc

25 Bank Street

Canary Wharf

London

E14 5JP

United Kingdom

J.P. Morgan Securities plc (“J.P. Morgan”), is authorised in the United Kingdom by the Prudential Regulation Authority (the “PRA”) and regulated in the United Kingdom by the PRA and the Financial Conduct Authority. J.P. Morgan is acting as financial adviser exclusively for Maersk Drilling and no one else in connection with the Exchange Offer and will not regard any other person as its client in relation to the Exchange Offer and will not be responsible to anyone other than Maersk Drilling for providing the protections afforded to clients of J.P. Morgan or its affiliates, nor for providing advice in relation to the Exchange Offer or any matter or arrangement referred to herein.

(3)	Legal advisors to the Offeror and Noble

International legal advisor	Legal advisor as to Danish law:	Legal advisor as to English law:	Legal advisor as to Cayman law:
Kirkland & Ellis LLP 609 Main Street Houston, TX 77002 United States	Plesner Advokatpartnerselskab Amerika Plads 37 DK-2100 Copenhagen Ø Denmark	Travers Smith LLP 10 Snow Hill London, EC1A 2AL United Kingdom	Maples and Calder (Cayman) LLP PO Box 309 Ugland House Grand Cayman KY1-1104 Cayman Islands

(4)	Legal advisors to Maersk Drilling

International legal advisor	Legal advisor as to Danish law:
Davis Polk & Wardwell London LLP 5 Aldermanbury Square London EC2V 7HR United Kingdom	Gorrissen Federspiel Advokatpartnerselskab Axeltorv 2 1609 Copenhagen Denmark

(5)	Documents relating to the Exchange Offer

The Offeror has requested the Company to send an electronic copy of this Offer Document and the acceptance form to each Company Shareholder registered by name (other than any Company Shareholder in a Restricted Jurisdiction).

This Offer Document and further information on the Exchange Offer will, subject to certain restrictions, be available at www.noblecorp.com.

(6)	Language of Offer Document

This Offer Document has been prepared in Danish and English. In the event of any discrepancy between the two language versions of this Offer Document, the Danish language version will prevail. For more information on the English language version of this Offer Document, see the disclaimer “Information regarding English language version”.

(7)	Questions

Any questions related to acceptance and settlement of the Exchange Offer may be directed to the Company Shareholder’s own account holding institution. If the account holding institutions have questions regarding the Exchange Offer, any questions may, on weekdays between 9:00 and 16:00 (CET), be directed to the Settlement Agent.

Danske Bank A/S

Issuer Services

Holmens Kanal 2-12

DK-1092 Copenhagen

Denmark

prospekter@danskebank.dk

Further information on the Exchange Offer will, subject to certain restrictions, be available at www.noblecorp.com.

11.	DEFINITIONS

As used in this Offer Document, the following terms shall have the following meaning:

“Acceptance Time” means the time of the Offeror’s acceptance for payment, and payment for, all Company Shares that are validly tendered and not validly withdrawn pursuant to the Exchange Offer if all conditions to the Exchange Offer have been satisfied or waived.

“Acceptance Shares” has the meaning as set out in section 9.4, “Acceptance Procedure for Cash Election”.

“Acceptance Share Holders” means the holders of Acceptance Shares.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. For the avoidance of doubt, APMH Invest and its Affiliates, other than the Company and its Subsidiaries, shall not be deemed Affiliates of the Company and its Subsidiaries.

“Antitrust Laws” means any statute, law, ordinance, rule or regulation of any jurisdiction or any country designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, lessening of competition, restraining trade or abusing a dominant position.

“A.P. Møller og Hustru Chastine Mc-Kinney Møllers Familiefond” means, A.P. Møller og Hustru Chastine Mc-Kinney Møllers Familiefond, a commercial foundation incorporated in Denmark with registration number 22 75 93 10 and whose registered office is C/O Lars-Erik Brenøe, Esplanaden 50, 1263 Copenhagen, Denmark.

“APMH Invest” means APMH Invest A/S, a company incorporated in Denmark with registration number 36 53 38 46 and whose registered office is Esplanaden 50, 1263 Copenhagen, Denmark.

“Appendix” or “Appendices” means the appendices listed in the table of contents under “Index of Appendices”.

“Asset Purchase Agreement” means the asset purchase agreement entered into on 23 June 2022 between Noble and certain of its subsidiaries and Shelf Drilling, Ltd. and Shelf Drilling (North Sea), Ltd., pursuant to which, among other things, Shelf Drilling, Ltd. And Shelf Drilling (North Sea), Ltd., have agreed to purchase the Remedy Rigs and certain related assets.

“Bankruptcy Court” has the meaning set out in section 8.3.3, “Key financial figures for the Noble Group”.

“Business Combination” means the transactions contemplated by the Business Combination Agreement, including the Merger and the Exchange Offer.

“Business Combination Agreement” has the meaning set out in section 1.8, “Sources of Information Contained in this Offer Document”. See also section 6.6.2, “Business Combination Agreement”.

“Business Days” means any day other than a Saturday, Sunday or a day on which the banks in New York, New York, Houston, Texas, London, England or Denmark are authorized or required by law or executive order to be closed.

“Cash Consideration” has the meaning as set out in section 4.3, “Cash Consideration”.

“Cash Consideration Cap” has the meaning set out in section 4.5, “Adjustment of Offer Consideration”.

“Cash Election” has the meaning set out in section 4.3, “Cash Consideration”.

“Closing” means the occurrence of the Acceptance Time.

“Closing Date” means the date on which the Closing actually occurs.

“Combined Group” means the combined Noble Group and Maersk Drilling Group following completion of the Business Combination.

“Computershare” means, Computershare Trust Company N.A.

“Company” means The Drilling Company of 1972 A/S, a public limited liability company incorporated under the laws of Denmark, registered under company registration no. (CVR) 40 40 47 16 and with its registered address at Lyngby Hovedgade 85, DK-2800 Kongens Lyngby, Denmark.

“Company Board” means the Company’s board of directors at any given date as registered with the Danish Business Authority (in Danish: Erhvervsstyrelsen).

“Company Equity Plans” means the Maersk Drilling RSU Long-Term Incentive Programme for Executive Management 2019 and the Maersk Drilling RSU Long-Term Incentive Programme 2019.

“Company Executive Management” means the executive management of the Company as registered with the Danish Business Authority, currently consisting of Jørn Madsen, CEO and Christine Brennet (Morris), CFO.

“Company Executive Officers” means the Company Executive Management, Morten Kelstrup, Chief Operating Officer and Nikolaj Svane, Chief Strategy and People Officer and Klaus Kristensen, General Counsel.

“Company Material Adverse Effect” means any event, change, fact, circumstance, occurrence, development, condition or effect (collectively “Effects”) occurring after the date of the Business Combination Agreement that has or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided that none of the following shall be deemed in itself or themselves (either alone or in combination) to constitute, and that none of the following shall be taken into account (either alone or in combination) in determining whether there has been, a Company Material Adverse Effect: (i) changes in, or other Effects with respect to, general economic or political conditions or the securities, credit or financial markets, including changes in interest or exchange rates, (ii) any decline in, or other Effects with respect to, the market price or change in the trading volume of Company Shares (provided that, unless subject to another exclusion set forth in this definition, the underlying cause of any such change or Effect may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect), (iii) changes or developments in, or other Effects with respect to, the industries in which the Company and its Subsidiaries operate, (iv) (A) the negotiation, execution, or delivery of the Business Combination Agreement or (B) the public announcement, pendency or consummation of the Exchange Offer, the Compulsory Purchase, if any, or other transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company or its Subsidiaries with employees, customers, suppliers, distributors, regulators or partners or any litigation relating to the Exchange Offer, the Compulsory Purchase, if any, or the Business Combination Agreement (other than with respect to any warranties of the Company specifically addressing the impact of the Exchange Offer, the Compulsory Purchase, if any, or the Business Combination Agreement on such matters), (v) the identity of Noble or any of its Affiliates, (vi) compliance with the terms of, or the taking of any action required by, the Business Combination Agreement or consented to in writing by Noble, or failure to take any action prohibited by the Business Combination Agreement, (vii) any acts of war, armed hostilities or military conflict, or acts of foreign or domestic terrorism (including cyber-terrorism), (viii) any hurricane, tornado, flood, earthquake, natural disaster, act of God or other comparable events, (ix) changes in law or applicable regulations of any Governmental Entity, (x) changes in generally accepted accounting principles or accounting standards or the interpretation thereof, (xi) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that, unless subject to another exclusion set forth in this definition, the underlying cause of any such failure may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect) or (xii) any epidemic, pandemic or outbreak of disease (including, for the avoidance of doubt, COVID-19), or any escalation or worsening of such conditions; provided that, with respect to clauses (i), (iii), (vii), (viii), (ix), (x) and (xii), such facts, circumstances, events, changes or effects shall be taken into account to the extent they have a material and disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, compared to other companies operating in the industries in which the Company and its Subsidiaries operate; provided, further, that for the avoidance of doubt, notwithstanding anything to the contrary above, any blowout, spill, explosion, or similar occurrence with respect to any equipment operated by the Company or any of its Subsidiaries may be taken into account in determining whether there has been a Company Material Adverse Effect.

“Company Recommendation” means the Company Board’s statement in accordance with section 22 of the Takeover Order, containing a recommendation that the Company Shareholders accept the Exchange Offer. The Company Recommendation does not form part of this Offer Document.

“Company RSU Awards” means each award of restricted share units representing the right to receive Company Shares, or value based on the value of Company Shares, granted under the Company Equity Plans.

“Company Shares” means shares in the Company of nominally DKK 10.00 each, each a “Company Share”.

“Company Shareholders” means the shareholders of the Company at any given time, each a “Company Shareholder”.

“Company Treasury Shares” means any Company Shares held by the Company in treasury.

“Company Undertaking” means the executed undertaking provided by APMH Invest, providing a commitment from APMH Invest to, among other things, tender its Company Shares in the Exchange Offer and not to make a Cash Election.

“Competing Offer” means a competing offer comprised by section 25(1) of the Takeover Order.

“Completion” means the completion and settlement of the Exchange Offer, and “Complete”/”Completed” shall be interpreted accordingly.

“Completion Date” means the date on which Completion takes place.

“Compulsory Purchase” means a compulsory purchase of any Minority Shares in accordance with the terms set forth in Section 7.7, “Compulsory Purchase (squeeze-out)”.

“Compulsory Purchase Consideration” means the redemption price paid in cash or Topco Shares per Minority Share in the Compulsory Purchase.

“Computershare” means Computershare Trust Company N.A.

“Conditions to Completion” has the meaning set out in section 4.10, “Conditions to Completion”.

“Custodian Bank” has the meaning as set out in section 1.4, “Publication and Dissemination of this Offer Document”.

“Currency Rate” means, with respect to a particular currency for a particular day, the spot bid rate of exchange for USD into that currency on such date, at the rate quoted by Reuters at 4 p.m. in London on such date.

“Danish Capital Markets Act” means the Danish Capital Markets Act (Consolidated Act no. 2014 of 1 November 2021, as amended) (in Danish: “lov om kapitalmarkeder”).

“Danish Companies Act” means Act on Public and Private Limited Companies (Consolidated Act No. 1952 of 11 October 2021, as amended) (in Danish: “selskabsloven”).

“Danish FSA” means the Danish Financial Supervisory Authority (in Danish: “Finanstilsynet”).

“Danish Investment Screening Act” means the Danish Investment Screening Act (Act no. 842 of 10 May 2021, as amended (in Danish: “investeringsscreeningsloven”)).

“Delegated Prospectus Regulation” means Commission delegated regulation (EU) 2019/980 of 14 March 2019 supplementing the Prospectus Regulation as regards the format, content, scrutiny and approval of the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Commission Regulation (EC) No 809/2004, as amended.

“Den A.P. Møllerske Støttefond” means, Den A.P. Møllerske Støttefond, a non-commercial foundation incorporated in Denmark with registration number 11 72 38 88 and whose registered office is Esplanaden 50, 1263 Copenhagen, Denmark.

“DTC” means the Depository Trust Company.

“DTC Participant” means an institution that is accredited as a participant in DTC.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval system.

“End Date” means 10 November 2022; provided, however, that if the condition relating to antitrust approvals has not been satisfied, the End Date will automatically be extended to 10 February 2023.

“EU Merger Regulation” means Council Regulation (EC) No 139/2004 of 20 January 2004 on the control of concentrations between undertakings.

“EU Transparency Directive” means Directive 2004/109/EC of the European Parliament and the Council of 15 December 2004.

“Euronext Securities Copenhagen” means Euronext Securities (Copenhagen), the official Danish central securities depository and designated securities settlement system operated by VP Securities A/S.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” means the ratio as set out in section 4.2, “Share Consideration”.

“Exchange Offer” means the Offeror’s recommended voluntary public takeover offer made in accordance with section 47 of the Danish Capital Markets Act, the Takeover Order and this Offer Document for any and all Company Shares against a share or cash consideration calculated on the basis of sections 4.2, “Share Consideration” and 4.3, “Cash Consideration”. The term the “Exchange Offer” shall include any extension or improvement of the Exchange Offer made by the Offeror after publication of the Exchange Offer in accordance with applicable law, rules and regulations.

“Exemption Document” has the meaning as set out in section 1, “Important Information”.

“Exemption Document Regulation” means Regulation (EU) 2021/528 of 16 December 2020 supplementing Regulation (EU) 2017/1129 of the European Parliament and of the Council as regards the minimum information content of the document to be published for a prospectus exemption in connection with a takeover by means of an exchange offer, a merger or a division.

“Final Result Date” means the date of the Offeror’s announcement of the final result of the Exchange Offer in accordance with section 21(3) of the Takeover Order.

“Financial Advisor” means the financial advisors to Noble, DNB Bank ASA.

“Foreign Direct Investment Laws” means any statute, law, ordinance, rule or regulation of any jurisdiction or any country designed to prohibit, restrict, regulate or screen foreign direct investments into such jurisdiction or country, including the UK National Security and Investment Act 2021 and the Danish Act on Screening of Certain Foreign Direct Investments, etc. in Denmark (Act no. 842 of 10 May 2021).

“FSMA Order” means the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended.

“Full Cash Alternative” has the meaning set out in section 7.7, “Compulsory Purchase (squeeze-out)”.

“Governmental Entity” means any federal,state, local or foreign governmental or regulatory agency, commission, court, body, entity or authority.

“IFRS” means the International Financial Reporting Standards as adopted for use in the European Union.

“Investor Manager” has the meaning set out in section 6.6.4, “Voting Agreements”.

“Law” and collectively “Laws” means any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, settlement, Order, arbitration award or agency requirement having the force of law of any Governmental Entity, including common law.

“Legacy Noble” has the meaning set out in section 8.3.3, “Key financial figures for the Noble Group”.

“Listing Prospectus” means the EU prospectus as approved by the Danish FSA in connection with the admission to trading and official listing on Nasdaq Copenhagen of the Topco Shares in connection with the Completion of the Exchange Offer.

“Maersk Drilling” means the Company.

“Maersk Drilling Group” means the Company and its Subsidiaries.

“Market Abuse Regulation” means Regulation (EU) No 596/2014 on Market Abuse.

“Merger” means the merger of Noble with and into Merger Sub, with Merger Sub surviving such merger as a wholly owned subsidiary of the Offeror.

“Merger Effective Time” means the time at which the Merger becomes effective.

“Merger Sub” means Noble Newco Sub Limited, a Cayman Islands exempted company and direct wholly owned subsidiary of the Offeror.

“Minimum Acceptance Condition” has the meaning set out in section 4.10(a), “Conditions to Completion”.

“Minority Shares” means any remaining minority shares held by Company Shareholders other than Topco and the Company upon Completion.

“Nasdaq Copenhagen” has the meaning set out in section 1.4, “Publication and Dissemination of this Offer Document”.

“Noble” means Noble Corporation, an exempted company incorporated in the Cayman Islands with limited liability.

“Noble Group” means Noble and its subsidiaries.

“Noble Shares” means the ordinary shares of Noble, par value USD 0.00001 each.

“Noble Shareholders” means the shareholders of Noble, each a “Noble Shareholder”.

“Noble Shareholder Approval” has the meaning set out in section 4.10, “Conditions to Completion”.

“Noble Supporting Shareholders” has the meaning set out in section 6.6.4, “Voting Agreements”.

“NW Europe” means North West Europe (excluding Norway).

“NYSE” means the New York Stock Exchange.

“Offer Consideration” means any and all consideration in respect of the Exchange Offer, be it Share Consideration as set out in section 4.2, “Share Consideration”, or Cash Consideration as set out in section 4.3, “Cash Consideration”.

“Offer Document” means this Offer Document approved by the Danish FSA in accordance with the Takeover Order, on the basis of which the Exchange Offer is made.

“Offer Period” means the period starting on 10 August 2022 and ending 8 September 2022 at 23:59 (CEST), as such period may or shall be extended by the Offeror in accordance with applicable law, rules and regulations and this Offer Document.

“Offeror” means Noble Corporation plc, a public limited company incorporated under the laws of England and Wales, and with its registered address at 3rd Floor 1 Ashley Road, Altrincham, WA14 2DT, Cheshire, United Kingdom.

“Order” means any order, judgment, writ, decree or injunction, whether temporary, preliminary or permanent, issued by any court, agency or other Governmental Entity.

“Person” means an individual, a corporation, a company, an exempted company, a partnership, a limited liability company, an association, a trust or any other entity, group or organization, including a governmental entity.

“Plan” has the meaning set out in section 8.3.3, “Key financial figures for the Noble Group”.

“Prospectus Regulation” means Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC, as amended.

“Registration Statement” has the meaning set out in section 1, “Important Information”.

“Relevant State” has the meaning as set out in section 2.2, “Notice to Company Shareholders in the European Economic Area”.

“Remedy Proposals” means the remedy proposals submitted by Noble and Maersk Drilling on 29 April 2022 to the UK CMA (to address such effect identified in the UK CMA’s decision of 22 April 2022).

“Remedy Rigs” means the jackup drilling rigs, currently located in the North Sea, known as Noble Hans Deul, Noble Sam Hartley, Noble Sam Turner, Noble Houston Colbert, and Noble Lloyd Noble.

“Restricted Jurisdictions” means the jurisdictions which have Company Shareholders resident who are not the subject of this Exchange Offer as set out in section 2, “Offer restrictions”.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Settlement Agent” has the meaning as set out in section 1.4, “Publication and Dissemination of this Offer Document”.

“Share Consideration” has the meaning as set out in section 4.2, “Share Consideration”.

“Shelf Drilling” means Shelf Drilling, Ltd.

“Subsidiary” means, (i) any corporation, company, partnership, association, trust or other form of legal entity of which more than fifty percent (50%) of the outstanding voting securities are on the date of this Offer Document directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

“Supplement” means a supplement to an offer document as set out in section 9(4)-(6) of the Takeover Order.

“Takeover Order” means the Danish FSA’s Executive Order on Takeover Bids (Executive Order no. 636 of 15 May 2020) (in Danish “Bekendtgørelse om overtagelsestilbud”).

“Tendered Company Shares” has the meaning as set out in section 9.8, “Company Shareholder Declarations in Connection with the Acceptance of the Exchange Offer”.

“Tendering Company Shareholders” means Company Shareholders having accepted the Exchange Offer.

“Topco” means the Offeror.

“Topco Board” means the board of directors of Topco at any given time.

“Topco Offer Shares” has the meaning set out in section 1.1, “Special information for Company Shareholders whose place of residence, seat or habitual residence is in the United States”.

“Topco Share Issuance” means the issuance by the Offeror of up to 137,105,413 Topco Shares (as adjusted in accordance with the Business Combination Agreement upon the consummation of the Merger and the Exchange Offer).

“Topco Shares” means the A ordinary shares with a nominal value of USD 0.00001 per share in the capital of Topco, each a “Topco Share”.

“U.K.” means the United Kingdom of Great Britain and Northern Ireland.

“U.K. Companies Act” means the Companies Act 2006 of the United Kingdom, as amended from time to time.

“U.K. Prospectus Regulation” means the Prospectus Regulation as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018.

“U.K. Relevant Persons” has the meaning as set out in section 2.3, “Notice to Company Shareholders in the United Kingdom”.

“U.S.” means the United States of America.

“U.S. GAAP” means the generally accepted accounting principles in the United States.

“U.S. Company Shareholder” means a Company Shareholder whose place of residence, seat or habitual residence is in the United States of America.

“Voting Agreements” has the meaning set out in section 6.6.4, “Voting Agreements”.

APPENDIX 1

This acceptance form and the exchange offer (as defined below) to which this acceptance form relates are not directed at shareholders whose participation in the exchange offer would require the issuance of an offer document, registration or other activities other than what is required under Danish law (and, in the case of Company Shareholders in the United States of America, Regulation 14E promulgated under, the US Securities Exchange Act of 1934). The exchange offer is not made, directly or indirectly, to shareholders resident in any jurisdiction in which the submission of the exchange offer or acceptance thereof would contravene the law of such jurisdiction. Any person acquiring possession of this acceptance form or the offer document to which this acceptance form relates is expected and assumed to obtain on his or her own accord any necessary information on any applicable restrictions and to comply with such restrictions.

Maersk Drilling shareholders who wish to accept the Exchange Offer must submit their acceptance to the account holding institution that manages their Euronext Securities Copenhagen account according to the instructions and during the time period given by the account holding institution. Maersk Drilling shareholders wishing to accept the Exchange Offer may use this acceptance form, but may also be able to accept the Exchange Offer online via their account holding institution’s web bank solution.

Acceptance of the exchange of shares in The Drilling Company of 1972 A/S—Company registration no. (CVR) 40404716 (“Maersk Drilling”)

(To be submitted to the Maersk Drilling shareholders’ account holding institution for endorsement and processing)

Acceptance must take place through the shareholder’s account holding institution in due time to allow the account holding institution to process and communicate the acceptance and the tendered Maersk Drilling shares to Danske Bank A/S, Issuer Services, which must have received such acceptance, along with the tendered Maersk Drilling shares, no later than 8 September 2022 at 23:59 (CEST) or in case of an extended offer period on such later date and time as stated in the notice of extension of the offer period.

Noble Corporation plc (“Topco”) offers the Maersk Drilling shareholders the opportunity to exchange their Maersk Drilling shares for newly issued A ordinary shares of USD 0.00001 each in Topco, delivered in the form of share entitlements (“Topco Shares”) (the “Exchange Offer”). Topco offers 1.6137 Topco Shares, delivered in the form of share entitlements, for each Maersk Drilling share that is exchanged in the Exchange Offer. In addition, Topco offers Maersk Drilling shareholders the opportunity to elect to receive cash consideration up to an amount of USD 1,000 per Maersk Drilling shareholder (understood as an individual securities account), in lieu of their entitlement to certain Topco Shares. The total amount of cash consideration payable in the Exchange Offer can not exceed USD 50,000,000.

For the complete terms and conditions of the Exchange Offer, please refer to the offer document published on 8 August 2022 (the “Offer Document”) and the exemption document published on 8 August 2022 (the “Exemption Document”). The Offer Document and the Exemption Document are available on Topco’s website www.noblecorp.com.

The undersigned represents that the shares sold are free from any and all charges, liens, encumbrances and other third party rights. The undersigned shall pay all brokerage fees and/or other costs arising from the sale of its shares in Maersk Drilling.

Subject to the terms set out in the Exchange Offer, I/we the undersigned hereby accept the Exchange Offer in respect of the following number of Maersk Drilling shares (ISIN DK0061135753):

No. of Maersk Drilling shares to be tendered for Topco Shares.

I/we the undersigned choose to receive, subject to the terms and conditions of the Exchange Offer:

☐	Consideration in the form of Topco Shares, delivered in the form of share entitlements

I/we irrevocably and unconditionally for all Maersk Drilling shares held in the securities account mentioned below at the time of the execution of the transaction, agree to receive consideration in the form of 1.6137 Topco Shares (ISIN GB00BMXNWH07), delivered in the form of share entitlements, for each Maersk Drilling share tendered by me/us in the Exchange Offer by way of the share consideration option and agree that such shares will be issued to Cede & Co. and credited in book entry form to the DTC participant account of Computershare Trust Company, N.A. acting as custodian for Euronext Securities Copenhagen, and will also, on the basis of such book entry interests, be issued as book entry interests in the Euronext Securities Copenhagen securities system. I/we direct my/our custodian bank to give effect to this acceptance form by transferring the above-mentioned Maersk Drilling shares from my/our account holding institution to Danske Bank A/S.

AND/OR

☐	Consideration in the form of cash in the amount of DKK 340.98 per share.

I/we irrevocably agree to receive consideration in the form of cash payment of DKK 340.98 for each Maersk Drilling share tendered by me/us in the Exchange Offer (the “Cash Consideration”). Such Cash Consideration cannot exceed USD 1,000 per shareholder and subject to an aggregate cash consideration cap of USD 50 million (the “Cash Consideration Cap”) (amounts are payable in DKK in accordance with the terms and conditions of the Offer Document). In the event the aggregate Cash Consideration to be paid in the Exchange Offer to all Maersk Drilling shareholders, or holders of Cash Acceptance Shares, as applicable, exceeds Cash Consideration Cap, the Maersk Drilling shareholders electing to receive Cash Consideration, or holders of Cash Acceptance Shares, as applicable, shall receive their pro rata portion of cash in respect of their amount of Maersk Drilling shares validly tendered by way of the Cash Election, or their holdings of Cash Acceptance Shares, as applicable. If the Cash Consideration payable to a Maersk Drilling shareholders is reduced as a result of the Cash Consideration Cap being exceeded, I understand that I shall receive share consideration in respect of the remaining Maersk Drilling shares tendered in the Exchange Offer (calculated in accordance with the terms and conditions of the Offer Document), or Cash Acceptance Shares, as applicable.

I/we acknowledge and confirm that we have read the Offer Document and the Exemption Document.

I/we permit the effectuation of the sale by transfer of the Maersk Drilling shares from my/our custodian account with:

Account holding institution:	Euronext Securities Copenhagen-account:

I/we accept that by electing to receive cash consideration in lieu of, or in addition to, share consideration, in the form of share entitlements, the proceeds from the Maersk Drilling shares tendered will be transferred to the bank account attached to my Euronext Securities Copenhagen-account.

I/we accept that the information contained in this acceptance form, including my or the accepting entity’s name, address, account information and other relevant information, may be shared by my account holding institution with Danske Bank.

Information about the tendering shareholder and signature:

Name/Company:
Address:
Postal code, city and country:
Personal Identification No. (for natural persons):		Registration No. (for legal entities):
NID (for natural persons):		LEI (for legal entities):
Telephone:	E-mail address:	Date and signature*:

*	and signatories’ name clarification if the shareholder is a legal entity. If the shareholder is a minor, a signature and name clarification is provided by the guardian.

The undersigned account holding institution agrees to transfer the above Maersk Drilling shares to Danske Bank A/S, if Topco determines in its reasonable discretion that this acceptance form is in accordance with the Exchange Offer:

Registration No.:	CD-identification:
Company stamp and signature:

Information to the account holding institution:

Upon the endorsement of this acceptance form, the Maersk Drilling shareholder’s account holding institution shall no later than by 8 September 2022 at 23:59 (CEST) (or in case of an extended offer period at such later date and time as stated in the notice of extension of the offer period) have submitted the acceptance of the Exchange Offer to Danske Bank A/S, Issuer Services, Holmens Kanal 2-12, DK-1092 Copenhagen, Denmark.

APPENDIX 2

Exemption document prepared in accordance with the requirements of Commission Delegated Regulation (EU) 2021/528 of 16 December 2020 and pursuant to applicable exemptions under the EU Prospectus Regulation

I.	References in this Appendix 2 to this “document” or the “prospectus” should—in the context of this Offering Circular—be read as references to this Appendix 2.

II.

Topco will update the Offer Document to the extent permissible and required under Danish law. Additionally, Topco will comply with its obligation under U.S. securities laws to inform Noble and Maersk Drilling security holders of any material change in the information published, sent or given to such security holders. Topco intends to publish any additional information regarding the exchange offer on Noble’s website, www.noblecorp.com (for the avoidance of doubt, the contents of this website is not incorporated by reference unless specifically stated otherwise) under the Investors section, and will file such information in the English language on the SEC’s website at http://www.sec.gov.

1. RISK FACTORS	A2-1
1.1 Risks relating to the transaction	A2-1
1.2 Risks relating to Topco and its business	A2-12
1.3 Risks relating to the Noble Group	A2-17
1.4 Risks relating to the Maersk Drilling Group	A2-37
1.5 Risks relating to the industry in which the Noble Group and the Maersk Drilling Group operate	A2-57
1.6 Risks relating to the Topco Shares	A2-66
2. GENERAL INFORMATION	A2-70
2.1 Special notice regarding the Maersk Drilling Group	A2-71
2.2 Notices to Maersk Drilling Shareholders of certain restrictions to the Exchange Offer	A2-72
2.3 Special notice to Maersk Drilling Shareholders in the United States of America	A2-73
2.4 Special notice to Maersk Drilling Shareholders in the European Economic Area	A2-74
2.5 Special notice to Maersk Drilling Shareholders in the United Kingdom	A2-75
2.6 Cautionary statement regarding forward-looking statements	A2-76
2.7 Enforcement of civil liabilities and service of process	A2-77
2.8 Information Regarding Investors’ NPID or LEI Number	A2-77
3. RESPONSIBILITY STATEMENT	A2-78
3.1 Topco's Responsibility	A2-78
3.2 Topco's Statement	A2-78
4. CERTAIN INFORMATION ABOUT THE COMPANIES	A2-79
4.1 Topco	A2-79
4.2 Noble Corporation	A2-79
4.3 Maersk Drilling	A2-80
5. PRESENTATION OF FINANCIAL INFORMATION	A2-81
5.1 Introduction	A2-81
5.2 Presentation of financial information for the Noble Group	A2-82
5.3 Presentation of financial information for the Maersk Drilling Group	A2-83
5.4 Presentation of the unaudited pro forma financial information	A2-84
5.5 Alternative performance measures	A2-85
5.6 Rounding adjustments	A2-87
6. THE BUSINESS COMBINATION	A2-88
6.1 General	A2-88
6.2 Organisational Structure	A2-88
6.3 Conditions to Closing of the Business Combination	A2-91
6.4 Ownership of Topco	A2-91
6.5 Background of the Business Combination	A2-91
6.6 The Noble Board of Directors’ Reasons for the Business Combination	A2-99
6.7 The Maersk Drilling Board of Directors’ Reasons for the Business Combination	A2-102
6.8 Projections Prepared by Noble's Management	A2-105
6.9 Projections Prepared by Maersk Drilling’s Management	A2-109
6.10 Opinion of Noble's Financial Advisor	A2-114
6.11 Opinion of Maersk Drilling's Financial Advisor	A2-122
6.12 Interests of Noble’s Directors and Executive Officers and Noble Shareholders in the Business Combination	A2-128
6.13 Interests of Maersk Drilling’s Directors and Executive Officers and Maersk Drilling Shareholders in the Business Combination	A2-133
6.14 Certain Information Relating to Topco	A2-137
6.15 Comparison of Shareholder Rights	A2-138
6.16 Certain Tax Consequences of the Business Combination	A2-138

A2-i

6.17 Regulatory Approvals	A2-138
6.18 Treatment of Indebtedness	A2-140
6.19 Accounting Treatment of the Business Combination	A2-141
6.20 Appraisal or Dissent Rights	A2-141
6.21 Litigation Relating to the Business Combination	A2-142
7. THE BUSINESS COMBINATION AGREEMENT AND ANCILLARY DOCUMENTS	A2-143
7.1 Business Combination Agreement	A2-143
7.2 Ancillary Documents	A2-163
8. THE EXCHANGE OFFER	A2-165
8.1 Subject Matter	A2-165
8.2 Offer Consideration	A2-165
8.3 Offer Period	A2-167
8.4 Extension of the Offer Period	A2-167
8.5 Financing of the Exchange Offer, the Compulsory Purchase and availability of funds	A2-168
8.6 Board Recommendation	A2-168
8.7 Irrevocable undertaking to accept the Exchange Offer	A2-168
8.8 Intentions of the Maersk Drilling Board of Directors and the Maersk Drilling Executive Officers to accept the Exchange Offer	A2-168
8.9 Conditions to the Exchange Offer	A2-169
8.10 Regulatory approvals	A2-170
8.11 Right to withdraw the Exchange Offer	A2-171
8.12 Acceptance	A2-172
8.13 Withdrawal rights	A2-172
8.14 Announcement of the result of the Exchange Offer	A2-173
8.15 Settlement	A2-173
8.16 Acquisition of Maersk Drilling Shares during the Offer Period	A2-174
8.17 Purchases after Completion of the Exchange Offer	A2-174
8.18 Delisting	A2-175
8.19 Currency of the Exchange Offer	A2-175
8.20 Cash in lieu of fractional Topco Offer Shares	A2-175
8.21 Publications	A2-175
8.22 Appraisal Rights	A2-176
8.23 Compulsory Purchase	A2-176
8.24 Topco's shares and voting rights in Maersk Drilling	A2-177
8.25 Persons acting in concert with Topco	A2-177
8.26 Interests of Noble's and Maersk Drilling’s directors and executive officers	A2-177
8.27 Impact on employees and employment conditions	A2-177
8.28 Remuneration of the Maersk Drilling Board of Directors and the Maersk Drilling Executive Officers in connection with the Exchange Offer	A2-178
8.29 Applicable law and jurisdiction	A2-178
8.30 Settlement Agent and share issuing agent	A2-178
9. EXPECTED TIMETABLE OF THE EXCHANGE OFFER AND THE BUSINESS COMBINATION	A2-179
10. DIVIDENDS AND DIVIDEND POLICY	A2-180
10.1 General provisions relating to profit allocation and dividend payments under English law	A2-180
10.2 Dividend policy of Topco	A2-180
10.3 Dividend policy of Noble	A2-181
10.4 Dividend policy of Maersk Drilling	A2-181
10.5 Dividend history	A2-182
11. INDUSTRY OVERVIEW	A2-183
11.1 Introduction to Offshore Contract Drilling	A2-183
11.2 Revenues by operating segment and geographic market	A2-188

A2-ii

11.3 Offshore Drilling Market Structure and Characteristics	A2-189
11.4 Offshore Drilling Market Dynamics and Outlook	A2-191
11.5 Rig Supply - Newbuilds and Retirements	A2-193
11.6 Rig Demand	A2-194
11.7 Dayrates	A2-194
12. BUSINESS OF THE NOBLE GROUP	A2-195
12.1 Overview	A2-195
12.2 History	A2-195
12.3 The Chapter 11 Cases	A2-196
12.4 Strategy	A2-197
12.5 Contract Drilling Services	A2-198
12.6 Drilling Fleet	A2-199
12.7 Significant Customers	A2-201
12.8 Human Capital	A2-202
12.9 Governmental Regulations and Environmental Matters	A2-203
12.10 Insurance and Indemnification Matters	A2-208
12.11 Legal Proceedings, Investigations and Other Regulatory Matters	A2-209
13. BUSINESS OF THE MAERSK DRILLING GROUP	A2-210
13.1 Overview	A2-210
13.2 History	A2-210
13.3 Strategy	A2-211
13.4 Contract Drilling Services	A2-212
13.5 Operations	A2-216
13.6 Legal	A2-223
14. MATERIAL CONTRACTS	A2-231
14.1 Material Contracts of the Noble Group	A2-231
14.2 Material Contracts of the Maersk Drilling Group	A2-233
14.3 Material Contracts affected by the Business Combination	A2-234
15. TREND INFORMATION	A2-235
15.1 Trends of the Noble Group	A2-235
15.2 Trends of the Maersk Drilling Group	A2-235
16. OPERATING AND FINANCIAL REVIEW OF THE NOBLE GROUP	A2-237
16.1 Executive Overview	A2-237
16.2 Factors Affecting Results of Operations	A2-240
16.3 Current trading and recent developments	A2-243
16.4 Contract Drilling Services Backlog	A2-243
16.5 Results for the three months ended 31 March 2022 compared to the period from 6 February through 31 March 2021 and the period from 1 January through 5 February 2021	A2-245
16.6 Results for the period from 6 February 2021 through 31 December 2021 and the period from 1 January 2021 through 5 February 2021 compared to the year ended 31 December 2020	A2-249
16.7 Results for the year ended 31 December 2020 compared to the year ended 31 December 2019	A2-254
16.8 Liquidity and Capital Resources	A2-257
16.9 Guarantees of Registered Securities	A2-263
16.10 Environmental Matters	A2-265
16.11 Critical Accounting Estimates	A2-266
17. OPERATING AND FINANCIAL REVIEW OF THE MAERSK DRILLING GROUP	A2-269
17.1 Executive Overview	A2-269
17.2 Factors Affecting Results of Operations	A2-270
17.3 Current trading and recent developments	A2-273
17.4 Contract Drilling Services Backlog	A2-273
17.5 Key Operating Metrics	A2-275

A2-iii

17.6 Comparison of Result of Operations for the Years Ended 31 December 2021 and 31 December 2020	A2-275
17.7 Comparison of Result of Operations for the Years Ended 31 December 2020 and 31 December 2019	A2-278
17.8 EBITDA before special items—31 December 2021 and 31 December 2020	A2-281
17.9 EBITDA before special items—31 December 2020 and 31 December 2019	A2-282
17.10 Reconciliation of EBITDA before special items in the two segments to Profit/Loss for the year on the consolidated income statements	A2-283
17.11 Liquidity and Capital Resources	A2-283
17.12 Equity	A2-287
17.13 Critical Accounting Estimates	A2-288
17.14 Off Balance Sheet Arrangements	A2-290
17.15 Market risk	A2-290
17.16 Currency risk	A2-291
17.17 Interest rate risk	A2-291
17.18 Borrowing by interest rate levels	A2-291
17.19 Credit risk	A2-292
17.20 Maturity analysis of trade receivables	A2-292
17.21 Recent Events	A2-292
18. UNAUDITED PRO FORMA FINANCIAL INFORMATION	A2-293
18.1 Introduction, Pro Forma Financial Information, Basis of Presentation and Notes	A2-293
18.2 Statement by the Topco Board of Directors on the Unaudited Pro Forma Financial Information	A2-320
18.3 Independent practitioner’s assurance report on the compilation of pro forma financial information included in the Exemption Document	A2-321
19. CONSOLIDATED PROSPECTIVE FINANCIAL INFORMATION OF THE NOBLE GROUP	A2-323
19.1 Statement by the Topco Board of Directors	A2-323
19.2 Introduction	A2-324
19.3 Methodology and assumptions	A2-324
19.4 Noble's guidance for the financial year ending 31 December 2022	A2-326
20. CONSOLIDATED PROSPECTIVE FINANCIAL INFORMATION OF THE MAERSK DRILLING GROUP	A2-328
20.1 Statement by the Maersk Drilling Board of Directors and the Maersk Drilling Executive Management	A2-328
20.2 Introduction	A2-329
20.3 Methodology and Assumptions	A2-329
20.4 Expectations for the Financial Year Ending 31 December 2022	A2-332
21. CAPITALISATION AND INDEBTEDNESS	A2-333
21.1 Material changes to the Noble Group's and the Maersk Drilling Group's capitalisation and indebtedness	A2-335
21.2 Working capital statement	A2-335
22. BOARD OF DIRECTORS, MANAGEMENT AND CORPORATE GOVERNANCE	A2-336
22.1 Executive Officers and Board of Directors of Noble	A2-336
22.2 Board of Directors and Executive Officers of Maersk Drilling	A2-336
22.3 Executive Officers and Directors of Topco	A2-337
22.4 Committees of the Topco Board of Directors	A2-343
22.5 Corporate Governance	A2-344
22.6 Code of Business Conduct	A2-344
23. REMUNERATION AND BENEFITS	A2-345
23.1 Compensation of the New Topco Board of Directors and the New Topco Executive Officers	A2-345

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23.2 Compensation of the Noble Board of Directors and the Noble Executive Officers designated to become members of the New Topco Board of Directors and New Topco Executive Officers	A2-345

23.3 Compensation of the members of the Maersk Drilling Board of Directors and the Maersk Drilling Executive Officers designated to become members of the New Topco Board of Directors or New Topco Executive Officers

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24. OWNERSHIP STRUCTURE AND SHAREHOLDERS	A2-353
24.1 Ownership structure of Topco prior to the Business Combination	A2-353
24.2 Ownership structure of Noble	A2-353
24.3 Ownership structure of Maersk Drilling	A2-356
24.4 Expected ownership structure of Topco following the Business Combination	A2-357
25. DILUTION	A2-360
26. RELATED PARTY TRANSACTIONS OF THE NOBLE GROUP	A2-361
26.1 Transactions with Related Persons Related to the Chapter 11 Cases	A2-361
26.2 Other Transactions with Related Persons	A2-362
27. RELATED PARTY TRANSACTIONS OF THE MAERSK DRILLING GROUP	A2-364
28. DESCRIPTION OF THE SHARES AND THE SHARE CAPITAL	A2-366
28.1 Topco before the Business Combination	A2-366
28.2 Description of the Topco Shares	A2-367
28.3 Exercise of shareholders rights by holders of Topco Shares	A2-381
28.4 Description of the Acceptance Shares and Cash Acceptance Shares	A2-383
28.5 Comparison of English corporate law, the Topco Articles of Association and Danish Corporate law	A2-384
29. ADMISSION TO TRADING AND DEALING ARRANGEMENTS	A2-408
29.1 Admission to trading and official listing of the Topco Shares	A2-408
29.2 Admission to trading of the Acceptance Shares and Cash Acceptance Shares	A2-409
29.3 Market maker agreement	A2-410
29.4 Stabilisation	A2-410
30. EXPENSES OF THE BUSINESS COMBINATION	A2-411
31. TAXATION	A2-412
31.1 Danish tax considerations	A2-412
31.2 UK tax considerations	A2-416
31.3 Material U.S. Federal Income Tax Considerations to U.S. Holders	A2-419
32. INFORMATION DISCLOSED UNDER THE MARKET ABUSE REGULATION	A2-426
32.1 Announcements relating to the Exchange Offer	A2-426
32.2 Other announcements required by the Market Abuse Regulation	A2-426
33. THIRD-PARTY INFORMATION, EXPERT STATEMENTS AND DECLARATIONS OF INTEREST	A2-427
34. INDEPENDENT AUDITORS	A2-428
34.1 Topco	A2-428
34.2 Noble	A2-428
34.3 Maersk Drilling	A2-429
35. DOCUMENTS AVAILABLE	A2-430
36. INFORMATION INCORPORATED BY REFERENCE	A2-431
37. ADDITIONAL INFORMATION	A2-432
37.1 Material subsidiaries of Noble and Maersk Drilling	A2-432
37.2 Movements in the share capital of Topco	A2-433
38. GLOSSARY	A2-434

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RISK FACTORS

Any decision to accept the Exchange Offer is subject to a number of risks and involves a high degree of financial risk. Accordingly, the Maersk Drilling Shareholders should consider and review this document carefully in its entirety and consider all information included in the Offer Document together with this Exemption Document (including any information or material incorporated by reference) including the risks described below, before they decide to accept the Exchange Offer or invest in the Topco Offer Shares, Acceptance Shares or Cash Acceptance Shares. A number of factors affect the business, financial condition, results of operations and prospects of each of the Noble Group, the Maersk Drilling Group and the Combined Group and the industry in which they operate.

This section describes the risk factors considered to be material in relation to the Noble Group and the Maersk Drilling Group as discrete groups based on the information known as at the date of this Exemption Document and each of these risks will continue to be relevant to the Combined Group. If any of these risks actually materialise, the Noble Group’s, the Maersk Drilling Group’s or, following completion of the Business Combination, the Combined Group’s business, financial condition, results of operations and prospects could be materially adversely affected and the value of the Topco Offer Shares could decline. Further, this section describes certain risks relating to the Business Combination and the Exchange Offer and the Acceptance Shares, Cash Acceptance Shares and Topco Shares, including the Topco Offer Shares, which could also adversely impact the value of the Acceptance Shares, Cash Acceptance Shares and Topco Shares, including the Topco Offer Shares.

The risks described below are not the only ones faced and should be used as guidance only. Additional risks in relation to the Noble Group and/or the Maersk Drilling Group not presently known to Topco’s management or that Topco’s management currently deem immaterial may also, whether individually or cumulatively, have a material adverse effect on the Noble Group’s or the Maersk Drilling Group’s business, financial condition, results of operations and prospects or those of the Combined Group, and could negatively affect the Noble Group’s, the Maersk Drilling Group’s and, following completion of the Business Combination, the Combined Group’s business, financial condition, results of operations and prospects resulting in a decline in the value of the Topco Offer Shares, Acceptance Shares and/or Cash Acceptance Shares, and a loss of part or all of an investor’s investment.

The most material risks, as currently assessed by Topco, taking into account the expected negative impact on the Business Combination, the Noble Group, the Maersk Drilling Group, the Combined Group, the Topco Shares, the Acceptance Shares and the Cash Acceptance Shares and the probability of their occurrence are set out first in each category.

Except as specifically set out in the specific risk factors, it has not, due to the nature of the risks and the business of the Noble Group and the Maersk Drilling Group, been possible for Topco to make specific and accurate assessments of the probability of occurrence of each individual risk factor. Instead, Topco has, as of the date of this Exemption Document, based on Topco’s assessment of the nature of the risks, the Business Combination and the business of the Noble Group and the Maersk Drilling Group, listed the risk factors within each category by order of materiality (which also includes an assessment of probability of occurrence).

Risks relating to the transaction

Risks relating to the Business Combination

1.1.1

The Business Combination may not be as successful as anticipated, and the Combined Group may not achieve the intended benefits or do so within the intended timeframe and the integration costs may exceed estimates.

The Business Combination involves numerous operational, strategic, financial, accounting, legal, tax and other risks, including potential liabilities associated with the integrated businesses. Difficulties in integrating the

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business practices and operations of Noble and Maersk Drilling may result in the Combined Group (as defined herein) performing differently than expected, in operational challenges or in the delay or failure to realize anticipated expense-related efficiencies, and could have an adverse effect on the financial condition, results of operations or cash flows of Noble and Maersk Drilling. Potential difficulties that may be encountered in the integration process include, among other factors:

the inability to successfully integrate the businesses of Noble and Maersk Drilling, operationally and culturally, in a manner that permits the Combined Group to achieve the cost savings anticipated from the Business Combination;

complexities, including demands on management, associated with managing a larger, more complex, integrated business;

difficulties in integrating Maersk Drilling’s and Noble’s restrictive enterprise resource planning software;

attempts by third parties to terminate or alter their contracts with the Combined Group, including as a result of change of control provisions and/or the Noble 2022 Rig Disposal;

the inability to retain key employees and otherwise integrate personnel from the two companies;

potential unknown liabilities and unforeseen expenses associated with the Business Combination;

regulatory authorities, including competition authorities may impose requirements, limitations or costs on, or require divestitures (such as the Noble 2022 Rig Disposal) or place restrictions on the conduct of, Topco’s business after the completion of the Business Combination;

difficulty or inability to comply with the covenants of the debt of the Combined Group;

difficulty or inability in refinancing existing indebtedness of Noble or Maersk Drilling as it comes due, including certain indebtedness of Maersk Drilling that will become current in the fourth quarter of 2022 and is due to mature in the fourth quarter of 2023;

integrating relationships with customers, vendors and business partners;

performance shortfalls, including operating, safety, or environmental performance at one or both of the companies as a result of the diversion of management’s and employees’ attention caused by completing the Business Combination and integrating Noble’s and Maersk Drilling’s operations into the Combined Group; and

the disruption of, or the loss of momentum in, each company’s ongoing business or inconsistencies in standards, controls, procedures and policies.

Additionally, the success of the Business Combination will depend, in part, on the Combined Group’s ability to realize the anticipated benefits and cost savings from combining Noble’s and Maersk Drilling’s businesses. Although the parties expect to realize run-rate annual cost-synergies of USD 125 million within two years of closing of the transactions contemplated by the Business Combination Agreement (“Closing”), Noble’s ability to realize such synergies may be affected by a number of factors, including, but not limited to, the use of more cash or other financial resources on integration and implementation activities than anticipated; unanticipated increases in expenses unrelated to the Business Combination, which may offset the expected cost savings and other synergies from the Business Combination; and Noble’s ability to eliminate duplicative back office overhead and redundant selling, general, and administrative functions. The anticipated benefits and cost savings of the Business Combination may not be realized fully or at all, may take longer to realize than expected or could have other adverse effects that neither Noble nor Maersk Drilling currently foresee. In addition, the anticipated benefits and cost savings of the Business Combination as well as the related integration costs are based on a number of estimates and assumptions that are inherently uncertain and subject to risks that could cause the actual results to differ materially from those contained in such cost estimates. Some of the assumptions that Noble and Maersk Drilling have made, such as the achievement of certain synergies, may not be realized within the anticipated timeframe, or at all.

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If the Combined Group fails to realize the anticipated synergies or other benefits or recognize further synergies or benefits, or the estimated integration costs of the Business Combination are exceeded, the business rationale of the Business Combination could not be realized and the value of the shareholders’ investment into the Combined Group could decrease.

1.1.2

The Business Combination is conditioned on the receipt of certain required approvals and governmental and regulatory consents, which, if delayed, not granted or granted with unfavourable conditions, may delay or jeopardize the completion of the Business Combination, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the Business Combination.

The completion of the Business Combination is generally conditioned on, among other things, clearance by certain antitrust and foreign direct investment authorities. As at the date of this Exemption Document, antitrust approval remains outstanding in the United Kingdom.

The governmental agencies from which the parties seek certain of these approvals and consents have broad discretion in administering the governing regulations. Neither Noble nor Maersk Drilling can provide any assurance that all required approvals and consents will be obtained. Moreover, as a condition to the approvals, the governmental agencies may impose requirements, limitations or costs on, or require divestitures or place restrictions on the conduct of, Topco’s business after the completion of the Business Combination. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the completion of the Business Combination or reduce the anticipated benefits of the Business Combination. Further, no assurance can be given as to the terms, conditions and timing of the approvals. In addition, in certain jurisdictions there may be unforeseen or other extensions of deadlines by the relevant regulatory authorities for the review of the Business Combination.

Noble and Maersk Drilling may each terminate the Business Combination Agreement if inter alia the regulatory approvals described herein have not been obtained by 10 November 2022 (the “End Date”) (provided, however, that if the condition relating to antitrust approvals, has not been satisfied at such time, the End Date will automatically be extended to 10 February 2023), with such date subject to possible extensions in accordance with the terms of the Business Combination Agreement as described in 7.1.23 “Termination Rights”.

Regulatory authorities may impose conditions, and any such conditions may have the effect of delaying the consummation of the Business Combination or imposing additional material costs on, or materially limiting, the revenues of the Combined Group following the consummation of the Business Combination. If Noble and Maersk Drilling agree to any material requirements, limitations, costs, divestitures or restrictions in order to obtain any approvals required to consummate the Business Combination, these requirements, limitations, costs, divestitures or restrictions could adversely affect Noble’s ability to integrate Maersk Drilling’s operations with Noble’s operations and/or reduce the anticipated benefits of the Business Combination. This could have a material adverse effect on Topco’s business and results of operations. The Business Combination has received antitrust approvals from Norway, Brazil, the Republic of Trinidad & Tobago and Angola, while the process for approval from the UK Competition and Markets Authority (the “UK CMA”), is ongoing.

On 22 April 2022, the UK CMA announced its Phase 1 decision, pursuant to which it concluded that the Business Combination gives rise to a realistic prospect of a substantial lessening of competition in relation to the supply of jack-up rigs in North West Europe (excluding Norway) (“NW Europe”) and that a remedy to address such effect would be required to avoid a reference to a Phase 2 review under the UK CMA regime. On 29 April 2022, Noble and Maersk Drilling submitted remedy proposals to the UK CMA (the “Remedy Proposals”) to address such effect identified in the UK CMA’s decision of 22 April 2022. Each of the Remedy Proposals was designed to replicate the competitive constraint provided by Noble in respect of jack-up rigs in NW Europe by the divestment of certain jack-up rigs to a suitable purchaser. On 9 May 2022, the UK CMA published its decision that there are reasonable grounds for believing that one of these Remedy Proposals might be accepted by

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the UK CMA. This one Remedy Proposal comprises the divestment of the following rigs: Noble Hans Deul, Noble Sam Hartley, Noble Sam Turner, Noble Houston Colbert, and Noble Lloyd Noble (the “Remedy Rigs”) including all of the related support and infrastructure that the purchaser will need to run the Remedy Rigs as an effective standalone business. Relevant off-shore and on-shore staff are expected to transfer with the Remedy Rigs.

On 23 June 2022, Noble announced that it had entered into the Asset Purchase Agreement (as further described in 14.1 “Material Contracts of the Noble Group”) with a potential purchaser, Shelf Drilling, Ltd. (“Shelf Drilling”) and one of its subsidiaries, Shelf Drilling (North Sea), Ltd. (the “Shelf Buyer”), regarding the sale of the Remedy Rigs under the Remedy Proposal described above, conditional upon, among other things, the UK CMA formally approving Shelf Drilling as a suitable purchaser and also formally accepting the Remedy Proposal.

The deadline for the UK CMA to issue its formal decision on whether or not to accept the Remedy Proposal, and Shelf Drilling as a suitable purchaser, is 1 September 2022, though the UK CMA may adopt a decision before such date. On 22 July 2022, the UK CMA commenced its public consultation, seeking third party comment prior to deciding whether to accept the Remedy Proposal and Shelf Drilling as a suitable purchaser. Until such time, the ultimate outcome of the UK CMA review process and the divestiture of the Remedy Rigs remains uncertain.

The Business Combination has also received approval from the Danish Business Authority (the “DBA”) and the Secretary of State of the United Kingdom with respect to regulations pertaining to foreign direct investment, and no other approvals relating to foreign direct investment are required.

In addition, any such conditions may result in the delay or abandonment of the Business Combination. If the Business Combination is abandoned because of a failure to obtain required antitrust approvals, Noble, Maersk Drilling and the Noble Shareholders and Maersk Drilling Shareholders would be adversely affected because of the inability to achieve the expected benefits of the Business Combination while having suffered the costs of the transaction, distraction of management resources and potential lost opportunities during the pendency of the Business Combination. If the Business Combination is delayed because of the timing of regulatory approvals, the benefit of the synergies would be delayed, thereby adversely affecting the results of the two companies in the interim period or going forward.

1.1.3

Any failure by Topco to acquire more than 90% of the Maersk Drilling Shares could lead to Maersk Drilling not becoming a wholly-owned subsidiary of Topco, and might prevent the delisting of Maersk Drilling Shares from Nasdaq Copenhagen.

The Closing and the completion of the Exchange Offer is conditioned upon the satisfaction of the Minimum Acceptance Condition, unless waived by Topco in accordance with the terms of the Offer Document. Thus, at the completion of the Exchange Offer, Topco may own at least 80% (or, if lowered by Topco in its sole discretion, not less than 70%) but 90% or less of the share capital and voting rights of Maersk Drilling. Pursuant to the Act on Public and Private Limited Companies (Consolidated Act No. 1952 of 11 October 2021, as amended) (in Danish: selskabsloven) (the “Danish Companies Act”), Topco must own more than 90% of the share capital and voting rights of Maersk Drilling to implement a compulsory purchase of the remaining outstanding Maersk Drilling Shares (Maersk Drilling Shares held in treasury being excluded for the purpose of the calculation).

Whilst Topco may be able to exercise a Compulsory Purchase if it subsequently acquires more than 90% of the outstanding Maersk Drilling Shares and voting rights (excluding shares held in treasury), for instance where it acquires further Maersk Drilling Shares or where Maersk Drilling repurchases Maersk Drilling Shares, there can be no guarantee that this will happen. If Topco fails to acquire all of the issued and outstanding Maersk Drilling Shares, Maersk Drilling will not be a wholly-owned subsidiary of Topco and minority Maersk Drilling shareholders will have certain minority protection rights under Danish law and under the Maersk Drilling

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Articles of Association. Any temporary or permanent delay in acquiring all Maersk Drilling Shares could adversely affect Topco’s ability to integrate Maersk Drilling’s business, including achieving targeted business benefits and synergies, as well as the market value of the Topco Shares and Topco’s access to capital and other sources of funding on acceptable terms.

Failure to acquire more than 90% of the Maersk Drilling Shares could also result in Topco not succeeding in removing the Maersk Drilling Shares from trading and official listing on Nasdaq Copenhagen. Nasdaq Copenhagen may refuse to delist the Maersk Drilling Shares, which would result in more onerous regulatory compliance obligations for the Combined Group and affect Topco’s ability to integrate the businesses and operations of Maersk Drilling and Noble. Further, refusal of the request to delist the Maersk Drilling Shares may increase the expenses of the Business Combination and the overall expenses of the Combined Group.

1.1.4	Failure to consummate the Business Combination could negatively impact the share price and the future business and financial results of Noble and/or Maersk Drilling.

If the Business Combination is not completed, the ongoing businesses of Noble or Maersk Drilling, respectively, may be adversely affected and, without realizing any of the benefits of having consummated the Business Combination, each of Noble and Maersk Drilling will be subject to a number of risks, including (but not limited to) the following:

Each of Noble and Maersk Drilling may experience negative reactions from the financial markets, current equity and debt holders, bank relationships and other stakeholders, including negative impacts on the price of the Noble Shares and/or Maersk Drilling Shares;

Each of Noble and Maersk Drilling may experience negative reactions from their respective customers, regulators and employees;

The consideration, negotiation and implementation of the Business Combination (including integration planning) will have required substantial commitments of time and resources by Noble and Maersk Drilling management, which could otherwise have been devoted to other opportunities beneficial to Noble or Maersk Drilling, respectively;

Each of Noble and Maersk Drilling could be subject to litigation related to any failure to complete the Business Combination or related to any enforcement proceeding commenced against Noble or Maersk Drilling to perform their respective obligations under the Business Combination Agreement;

Each of Noble and Maersk Drilling will be required to pay certain costs and expenses relating to the Business Combination, whether or not the Business Combination is completed;

The fact that Maersk Drilling is restricted from refinancing its outstanding indebtedness, including certain indebtedness that will become current in the fourth quarter of 2022 and is due to mature in the fourth quarter of 2023, prior to the completion of the Business Combination and the risk that, in the event that the Business Combination Agreement is not completed, Maersk Drilling may be unable to negotiate the refinancing of such indebtedness on the same or more favorable terms, or to find acceptable alternative financing; and

the Business Combination Agreement places certain restrictions on the conduct of the respective businesses of each of Noble and Maersk Drilling prior to completion of the Business Combination that may prevent each party from taking certain specified actions or otherwise pursuing business opportunities during the pendency of the Business Combination that such party would have taken or pursued if these restrictions were not in place.

If the Business Combination Agreement is terminated by Maersk Drilling because a final merger control decision by a governmental entity is issued that either prohibits one or more of the transactions contemplated by the Business Combination Agreement, or prevents the consummation of such transactions without the carrying out of certain actions, then Noble will be required to pay Maersk Drilling a termination fee of USD 50 million. Further, if the Business Combination Agreement is terminated under certain other specified circumstances, Noble or Maersk Drilling may be required to pay the other party a termination fee equal to USD 15 million.

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There can be no assurance that the risks described above will not materialize. If any of those risks materialize, they may materially and adversely affect Noble’s and/or Maersk Drilling’s business, financial condition, financial results, ratings and share prices.

1.1.5	Each of the Noble Group and the Maersk Drilling Group may have liabilities or deficiencies that are not known to the other party or to Topco.

The Noble Group’s and the Maersk Drilling Group’s access to information regarding each other in connection with the Business Combination has been limited due to, among other things, competition laws and regulations. The scope of the Noble Group’s and the Maersk Drilling Group’s due diligence investigations have been and will continue to be limited prior to completion of the Business Combination as the due diligence process for the combination of public companies is customarily more limited than the combination of private companies, owing to the greater amount of publicly disclosed information available on public companies listed on the NYSE and Nasdaq Copenhagen. For this reason, and notwithstanding the public information that Noble and Maersk Drilling disclose due to their disclosure obligations as listed companies, each of the Noble Group and the Maersk Drilling Group may have liabilities or deficiencies that the other party failed, or was unable, to discover in the course of performing its respective due diligence investigations, such as, for instance, onerous contract terms in key agreements or threatened liabilities for breaches of contract in business-critical relationships, legal proceedings, employer and pension obligations, non-compliance with applicable laws or standards, environmental remedies, taxes, or other liabilities.

As a result of these factors, the Noble Group or the Maersk Drilling Group may incur additional costs and expenses and may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in the Noble Group or the Maersk Drilling Group reporting losses. Even if the Noble Group’s and the Maersk Drilling Group’s due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with its preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on the Noble Group’s or the Maersk Drilling Group’s financial condition and results of operations and could contribute to negative market perceptions about Noble’s or Maersk Drilling’s or, following completion of the Business Combination, Topco’s securities. Additionally, Noble and Maersk Drilling do not have any indemnification rights against the other party under the Business Combination Agreement. Accordingly, shareholders of Noble or Maersk Drilling could suffer a reduction in the value of their respective shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by its directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully claim before the courts that their losses were suffered due to inadequate disclosure in this Exemption Document, the Offer Document or other related documents.

Both Noble and Maersk Drilling have incurred and will continue to incur significant costs primarily related to legal and professional fees relating directly to the Business Combination. Upon completion of the Business Combination, additional charges will be incurred related to stock-based compensation associated with the accelerated vesting of cash and equity settled Noble RSU Awards held by the Noble Group’s non-employee directors and cash-based bonuses expected to be paid to executive officers and certain other employees of Maersk Drilling. Such costs are expected to amount to a total of approximately USD 66 million. Actual costs may exceed those estimated by Topco because there may be further additional and unforeseen expenses directly incurred in connection with the Business Combination. For further information, see 30 “Expenses of the Business Combination”.

1.1.6	The Business Combination remains subject to conditions that neither Noble nor Maersk Drilling can control, including certain required approvals and governmental and regulatory consents.

The Business Combination is subject to conditions, including, among others, the adoption of the Business Combination Agreement by the affirmative vote of at least two-thirds of the votes cast at Noble’s shareholder

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meeting, the termination of waiting periods and the receipt of approvals or clearances under applicable antitrust laws and applicable foreign direct investment laws, the Business Combination occurring on or before the End Date; provided, however, that if the condition relating to antitrust approvals has not been satisfied at such time, the End Date will automatically be extended to 10 February 2023; and authorization of the listing of the Combined Group’s shares on NYSE and Nasdaq Copenhagen. Noble’s obligation to consummate the Business Combination is also subject to the Minimum Acceptance Condition.

If the conditions to the Business Combination are not satisfied or waived, then the Business Combination may not be consummated. See the section of this Exemption Document entitled 7.1.22 “Conditions to the Business Combination”.

Risks related to the Exchange Offer

1.1.7

The Exchange Offer is subject to certain conditions and if these conditions are not satisfied, the Exchange Offer may not be completed, and the Business Combination Agreement may be terminated. If the Minimum Acceptance Condition is waived, Maersk Drilling may never become a wholly-owned subsidiary of Topco.

The completion of the Exchange Offer is subject to certain conditions, including inter alia the Minimum Acceptance Condition, the receipt of certain regulatory approvals and the absence of material adverse changes with respect to Maersk Drilling. For the complete set of conditions, see 8.9 “Conditions to the Exchange Offer”. If the conditions are not satisfied or, to the extent permitted, waived, the Exchange Offer will lapse and any offer to tender Maersk Drilling Shares pursuant to the Exchange Offer will have no legal effect and will terminate. If the Exchange Offer lapses, there will be no payment of interest or other compensatory payment made.

In addition, the Business Combination Agreement may be terminated by either party under certain circumstances, including by Noble or Maersk Drilling if the Noble Shareholder Approval (as defined herein) shall not have been obtained. On 10 May 2022, the Noble Shareholder Approval was obtained at an extraordinary general meeting of Noble. For further information on the termination rights in relation to the Business Combination Agreement, please refer to 7.1.23 “Termination Rights”.

Where, upon completion of the Exchange Offer, Topco holds 90% or less of Maersk Drilling’s outstanding share capital and voting rights (excluding shares held in treasury) (including if the Minimum Acceptance Condition is not satisfied and is waived by Topco and Noble), Topco will not then be able to exercise its statutory rights to initiate the Compulsory Purchase. Whilst it may subsequently be able to exercise those rights where it holds more than 90% of Maersk Drilling’s outstanding share capital and voting rights (excluding shares held in treasury) (for instance where Topco acquires additional Maersk Drilling Shares or where Maersk Drilling repurchases its own shares), there can be no guarantee that this will happen. In such circumstances Maersk Drilling will not be a wholly-owned subsidiary of Topco and minority Maersk Drilling shareholders will have certain minority protection rights under Danish law and under Maersk Drilling’s articles of association. This may restrict Topco from dealing freely with Maersk Drilling, for instance in procuring the transfer of unencumbered assets to Topco or in Maersk Drilling paying dividends to Topco or may require Topco to comply with the existing Maersk Drilling Articles of Association (such as obtaining certain shareholder approvals in general meeting) before taking certain corporate actions. These restrictions may limit Topco’s financial and operational flexibility, including its ability to raise funds on the equity capital markets, and could have a material adverse effect on the Combined Group’s future performance, results of operations, cash flows and financial position. Furthermore, Maersk Drilling may not then be able to delist the Maersk Drilling Shares from Nasdaq Copenhagen which may also restrict Topco’s operational flexibility and may increase the Combined Group’s overall expenses. As a result of these factors, the market value of Topco Shares may also be materially affected.

1.1.8	Because the Exchange Ratio is fixed, the market value of the Topco Offer Shares received by Maersk Drilling Shareholders as consideration in the Exchange Offer may be less than the

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market value of the Maersk Drilling Shares that such holder held prior to the completion of the Business Combination.

Noble shareholders will receive one Topco Share for each of their Noble Shares in the Cayman Merger and Maersk Drilling shareholders who tender their Maersk Drilling Shares in the Exchange Offer will receive 1.6137 Topco Offer Shares, including by way of delivery of Acceptance Shares, for each Maersk Drilling Share tendered and not withdrawn. The equity being provided to the Maersk Drilling Shareholders based on the Exchange Ratio implies a premium of 28% to the trading price of the Maersk Drilling Shares as of the last trading date prior to the announcement of the Business Combination.

The Exchange Ratio is fixed and will not vary even if the market price of Noble Shares or Maersk Drilling Shares varies. Upon completion of the Business Combination, and assuming that all outstanding Maersk Drilling Shares are exchanged for Topco Offer Shares in the Exchange Offer, and further assuming that the Cash Consideration paid in the Exchange Offer reaches the Cash Consideration Cap, former Noble and Maersk Drilling shareholders will each own approximately 50% of the outstanding Topco Shares on a fully diluted basis, i.e., taking into consideration Topco Shares still to be issued, immediately after completion of the Business Combination. For further information on the dilution the Noble Shareholders and the Maersk Drilling Shareholders will experience as a result of the Exchange Offer, see “Dilution”. The market value of Noble Shares and Maersk Drilling Shares at the time of Completion of the Exchange Offer may vary significantly from the value on the date of the execution of the Business Combination Agreement, the date of this Exemption Document or the date on which Maersk Drilling shareholders tender their shares in the Exchange Offer. Because the Exchange Ratio will not be adjusted to reflect any changes in the market price of the Noble Shares or Maersk Drilling Shares, the value of the consideration paid to the Maersk Drilling Shareholders who tender their Maersk Drilling Shares in the Exchange Offer may be lower than the market value of their Maersk Drilling Shares on earlier dates.

Changes in share prices may result from a variety of factors that are beyond the control of Topco, Noble or Maersk Drilling, including their respective business, operations and prospects, market conditions, economic development, geopolitical events, regulatory considerations, governmental actions, legal proceedings and other developments. Market assessments of the benefits of the Business Combination and of the likelihood that the Business Combination will be completed, as well as general and industry-specific market and economic conditions, may also have an adverse effect on share prices. In addition, it is possible that the Business Combination may not be completed until a significant period of time has passed after the Maersk Drilling Shareholders’ acceptance of the Exchange Offer. As a result, the market values of the Noble Shares or Maersk Drilling Shares may vary significantly from the date of the Maersk Drilling Shareholders’ acceptance of the Exchange Offer to the date of Completion of the Exchange Offer.

Maersk Drilling Shareholders are urged to obtain up-to-date prices for Noble Shares, which are listed on the NYSE under the symbol “NE” and Maersk Drilling Shares, which are listed on Nasdaq Copenhagen under the symbol “DRLCO” and ISIN code DK0061135753, when they consider whether to tender their Maersk Drilling Shares in the Exchange Offer.

Furthermore, the amount of the Cash Consideration will be calculated by reference to the volume-weighted average closing price of the Noble Shares for the 10 trading days ending on the date two business days prior to the publication of the Offer Document and will not be adjusted to reflect fluctuations in the Danish kroner (“DKK”) to U.S. Dollars (“USD”) exchange ratio. On 10 November 2021 the DKK to USD exchange ratio was 6.435 according to the central bank of Denmark (in Danish: Nationalbanken). Currency exchange ratios are inherently outside Noble’s or Maersk Drilling’s control and may fluctuate due to general economic trends, changes in monetary policies on a national or supranational level, or various other reasons.

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1.1.9	Maersk Drilling Shareholders tendering Maersk Drilling Shares in the Exchange Offer by way of the Cash Election may not receive the full amount of requested Cash Consideration.

In the Exchange Offer, the Maersk Drilling Shareholders accepting the Exchange Offer by tendering Maersk Drilling Shares are able to elect to receive Cash Consideration up to the amount of USD 1,000 per Maersk Drilling Shareholder, payable in DKK, in lieu of their entitlement to certain Topco Offer Shares as Share Consideration. The Cash Consideration to be paid to the Maersk Drilling Shareholders in the Exchange Offer is subject to an aggregate cash Consideration Cap of USD 50 million. Consequently, in the event a sufficient number of Maersk Drilling Shareholders (or holders of Acceptance Shares as applicable) make a Cash Election when accepting the Exchange Offer causing the aggregate Cash Consideration to be paid to the Maersk Drilling Shareholders (or holders of Cash Acceptance Shares, as applicable) in the Exchange Offer to exceed USD 50 million, each Maersk Drilling Shareholder having made a Cash Election (or each holder of Cash Acceptance Shares, as applicable) will receive their pro rata portion of Cash Consideration in respect of their amount of Acceptance Shares validly tendered by way of the Cash Election option in the Exchange Offer. If the Cash Consideration payable to a Maersk Drilling Shareholder (or holder of Cash Acceptance Shares, as applicable) is reduced as a result of the Cash Consideration Cap being exceeded, such Maersk Drilling Shareholder (or holder of Cash Acceptance Shares, as applicable) shall receive Share Consideration (by way of having a number of Cash Acceptance Shares exchanged for Acceptance Shares prior to settlement of the Exchange Offer) in respect of their holdings of Cash Acceptance Shares which would otherwise entitle the respective holder of Cash Acceptance Shares to an amount of Cash Consideration exceeding their pro rata portion.

As a result, Maersk Drilling Shareholders (or holders of Acceptance Shares, as applicable) making a Cash Election in the Exchange Offer may not have their Cash Election satisfied in full, and such Maersk Drilling Shareholders (or holders of Cash Acceptance Shares, as applicable) having made a Cash Election will not know the exact amount of Cash Consideration and Topco Offer Shares they will receive in the Exchange Offer until such is finally determined in connection with the Completion. For further information on the offer consideration in the Exchange Offer, see 8.2 “Offer Consideration” and 8.15 “Settlement”.

The period during which Acceptance Share Holders will be afforded the opportunity to make Cash Elections will commence on 12 September 2022 and end on 26 September 2022 at 11:59 p.m. CEST (based on an Offer Period expiring on 8 September 2022 at 11:59 p.m. CEST and subject to any potential extensions of the Offer Period).

1.1.10	Participation in the Exchange Offer may constitute a taxable event for Maersk Drilling Shareholders.

Participation in the Exchange Offer may constitute a taxable event for tendering Maersk Drilling Shareholders in the jurisdictions in which they are tax residents. Therefore, Maersk Drilling Shareholders are advised to take into account the structure of the mixed consideration consisting of the Share Consideration, the Cash Consideration as well as any cash consideration in lieu of fractional Topco Offer Shares, and their individual tax position when evaluating the attractiveness of the Exchange Offer.

At the outset, the share-for-share exchange contemplated by the Exchange Offer will be qualified for Danish tax purposes as a taxable share-for-share exchange. Consequently, Danish tax resident Maersk Drilling Shareholders participating in the share-for-share exchange by accepting the Exchange Offer will be taxed in accordance with ordinary Danish tax rules on disposals of listed shares. This also applies to any cash consideration for Maersk Drilling Shares paid to Danish tax resident Maersk Drilling Shareholders as part of the Exchange Offer. For Danish tax resident Maersk Drilling Shareholders who wish to partake in a tax-exempt share-for-share exchange upon tendering their Maersk Drilling Shares as part of the Exchange Offer, a permission from the Danish Tax Authority for Danish tax resident Maersk Drilling Shareholders to elect such tax-exempt share-for-share exchange has been obtained.

Maersk Drilling Shareholders are urged to obtain up-to-date prices for Noble Shares, which are listed on the NYSE under the symbol “NE” and Maersk Drilling Shares, which are listed on Nasdaq Copenhagen under the

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symbol “DRLCO” and ISIN code DK0061135753, and to consult with their tax advisors when they consider whether to tender their Maersk Drilling Shares in the Exchange Offer.

1.1.11	If, following the consummation of the Exchange Offer, some Maersk Drilling Shares remain outstanding, then the liquidity and market value of those shares could be materially adversely affected.

If the Exchange Offer is consummated, but not all the outstanding Maersk Drilling Shares have been tendered, then the free float in Maersk Drilling Shares will be significantly lower than the current free float in Maersk Drilling Shares, thereby reducing the liquidity of the remaining Maersk Drilling Shares. Reduced liquidity could make it more difficult for the remaining Maersk Drilling Shareholders to sell their shares and could materially adversely affect the market value of those remaining shares. A lower level of liquidity in the trading in Maersk Drilling Shares could result in greater price fluctuations of Maersk Drilling Shares than in the past. The value of Maersk Drilling Shares implied by the Exchange Offer and the Exchange Ratio does not guarantee that the value of Maersk Drilling Shares not held by Topco following the consummation of the Exchange Offer will remain at that level or exceed that value in the future. The share price may vary materially in the future.

1.1.12	Acceptance of the Exchange Offer on or around the last day of the Offer Period may be too late.

The Exchange Offer may be accepted by the Maersk Drilling Shareholders, with the exception of Maersk Drilling Shareholders domiciled in certain Restricted Jurisdictions, Maersk Drilling and/or Maersk Drilling’s Affiliates. Acceptance of the Exchange Offer must be submitted for each account with Euronext Securities Copenhagen. Maersk Drilling Shareholders may only approve the Exchange Offer unconditionally and for all Maersk Drilling Shares that are held in the book-entry accounts mentioned in the acceptance form at the time of the execution of the transaction with respect to the Maersk Drilling Shares of such Maersk Drilling Shareholder. Acceptances submitted during the Offer Period are valid also until the expiration of an extended Offer Period, if any, unless withdrawn in accordance with section 29 of the Danish Takeover Order and section 8.13 “Withdrawal Rights”.

Acceptance must take place through the respective Maersk Drilling Shareholder’s own account holding institution in due time to allow the account holding institution to process and communicate the acceptance to the Settlement Agent (as defined herein), which must have received such acceptance prior to the expiration of the Offer Period or in case of an extended offer period on such later date and time as stated in the notice of extension of the offer period.

Maersk Drilling Shareholders submit acceptances at their own risk. Any acceptance will be considered as submitted only when the Settlement Agent has actually received the acceptance.

1.1.13

Holders of Maersk Drilling Shares that do not participate in the Exchange Offer may suffer adverse consequences, and such holders may receive consideration in the Compulsory Purchase that is substantially different in form and/or value from the consideration that they would have received in the Exchange Offer.

If the Business Combination is consummated and Topco holds more than 90% of the outstanding Maersk Drilling Shares, Topco will initiate a squeeze-out of the minority shareholders of Maersk Drilling. The Compulsory Purchase would eliminate any minority shareholder interests in Maersk Drilling remaining after the settlement of the Exchange Offer. Due to the statutory legal framework applicable to the Compulsory Purchase, holders of Maersk Drilling Shares who do not exchange their shares in the Exchange Offer may receive a different (including a lower) amount or a different form of consideration than they would have received had they exchanged their Maersk Drilling Shares in the Exchange Offer. Furthermore, if the value of Topco Shares offered as compensation in the context of a Compulsory Purchase has declined after the completion of the Business

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Combination, there may be no obligation of Topco to pay Maersk Drilling Shareholders who did not exchange their shares in the Exchange Offer the implied value of the offer consideration received by Maersk Drilling Shareholders who exchanged their shares in the Exchange Offer.

As stated in 8.23 “Compulsory Purchase”, in case the Compulsory Purchase is initiated later than three (3) months after the end of the Offer Period, the reasonableness of the amount of the cash compensation to be paid pursuant to the Compulsory Purchase can be examined in court proceedings. The amount of the reasonable cash compensation per Maersk Drilling Share could be equal to the amount paid in the Cash Election of the Exchange Offer but could also be lower or higher. The cash compensation per Maersk Drilling Share to be paid in case the Compulsory Purchase is initiated within three (3) months after the end of the Offer Period will be equal to the Cash Consideration paid in the Exchange Offer, and pursuant to section 70-71 of the Danish Companies Act, and such compensation cannot be made subject to court proceedings by the Maersk Drilling Shareholders.

1.1.14

Even if Topco following Completion does not become sole shareholder of Maersk Drilling, Topco will still be the majority shareholder of Maersk Drilling and may control or otherwise substantially influence Maersk Drilling and Topco’s interests may conflict with those of other shareholders.

The Closing and the completion of the Exchange Offer is conditioned upon the satisfaction of the Minimum Acceptance Condition, unless waived by Topco in accordance with the terms of the Offer Document. Thus, at the completion of the Exchange Offer, Topco may own at least 80% (or, if lowered by Topco in its sole discretion, not less than 70%) but 90% or less of the share capital and voting rights of Maersk Drilling. Pursuant to the Danish Companies Act, Topco must own more than 90% of the share capital and voting rights of Maersk Drilling to implement a compulsory purchase of the remaining outstanding Maersk Drilling Shares (Maersk Drilling Shares held in treasury being excluded for the purpose of the calculation).

Consequently, if the Exchange Offer is completed, but not all the outstanding Maersk Drilling Shares have been tendered or will be acquired in the Compulsory Purchase shortly after completion and settlement of the Exchange Offer (“Completion”), Topco will have the majority of voting rights and shares at the general meetings of Maersk Drilling and could, depending on the acceptance rate and general attendance at, or voting in writing prior to, the general meetings of Maersk Drilling, also have the necessary voting majority under the Danish Companies Act to adopt decisions at the general meeting of Maersk Drilling on all important structural and other measures. This includes, for example, election and removal of shareholder elected members of the board of directors of Maersk Drilling (the “Maersk Drilling Board of Directors”), amendments to the Maersk Drilling Articles of Association, capital increases at market price and, if the majority requirements under the Danish Companies Act and any additional requirements in the Maersk Drilling Articles of Association have been satisfied, exclusion of subscription rights for the Maersk Drilling Shareholders in capital measures as well as approval of reorganisations, mergers and demergers of Maersk Drilling.

To the extent that the interests of Topco may differ from the interests of Maersk Drilling’s other shareholders, its other shareholders may be disadvantaged by any actions that Topco may seek to pursue. No assurances can be given that the interests of Topco will not differ from the interests of other shareholders. The interests of Topco may not be aligned with the interests of Maersk Drilling’s remaining minority shareholders.

1.1.15

The market for the Acceptance Shares and the Cash Acceptance Shares may be limited and may only offer limited liquidity, and if a trading market develops, the price of the Acceptance Shares and the Cash Acceptance Shares may be subject to greater or lower volatility

Maersk Drilling Shareholders who choose to accept the Exchange Offer will receive a number of Acceptance Shares corresponding to their Maersk Drilling Shares, and the Acceptance Share Holders who make Cash Elections will receive a number of Cash Acceptance Shares in exchange for such number of corresponding

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Acceptance Shares representing a value of up to USD 1,000. The value of the Acceptance Shares and the Cash Acceptance Shares depends on the market price of the Maersk Drilling Shares and the expected market price of the Topco Shares. A decline in the market price of the Maersk Drilling Shares could have an adverse effect on the value and market price of the Acceptance Shares and the Cash Acceptance Shares.

The Acceptance Shares have been approved for trading on Nasdaq Copenhagen in the interim ISIN code DK0061803103 under the symbol “DC accept shares” during the period commencing on 10 August 2022 at 9:00 a.m. CEST and ending on 28 September 2022 at 5:00 p.m. CEST. Similarly, the Cash Acceptance Shares have been approved for trading on Nasdaq Copenhagen in the interim ISIN code DK0061803293 under the symbol “DC accept cash” during the period commencing on 12 September 2022 at 9:00 a.m. CEST and ending on 28 September 2022 at 5:00 p.m. CEST. In case the Offer Period is extended, the period for which the Acceptance Shares are admitted to trading on Nasdaq Copenhagen will be extended accordingly and the first day of trading of the Cash Acceptance Shares will be postponed. However, the market for the Acceptance Shares and the Cash Acceptance Shares may be limited and may only offer limited liquidity, which could make it difficult for individual holders to sell their Acceptance Shares and/or the Cash Acceptance Shares.

Trading of the Acceptance Shares on Nasdaq Copenhagen will commence before specific conditions to the Exchange Offer are met and trading of the Cash Acceptance Shares will commence prior to settlement of the Exchange Offer, and consequently, all dealings in the Acceptance Shares and the Cash Acceptance Shares prior to completion and settlement of the Exchange Offer are for the account, and at the sole risk, of each of the parties concerned.

There can be no assurance that a trading market for the Acceptance Shares or the Cash Acceptance Shares will develop in their respective trading periods, and if such markets do develop, the Acceptance Shares and/or the Cash Acceptance Shares may be exposed to higher or lower levels of volatility than the Maersk Drilling Shares and may not be effectively priced against the price of the Maersk Drilling Shares. The price structure of these instruments could therefore be incorrect or misleading. Maersk Drilling Shareholders and investors, therefore, run the risk of not being able to realise the value of their Maersk Drilling Shares or their Acceptance Shares and Cash Acceptance Shares, as applicable.

In addition, if Topco does not complete the Exchange Offer, any Acceptance Shares held will be exchanged back into a corresponding number of Maersk Drilling Shares in the individual holders of Acceptance Shares’ book-entry securities accounts with Euronext Securities Copenhagen as soon as technically possible after a notification by Topco that it will not complete the Exchange Offer. In such case, no compensation will be paid to holders of Acceptance Shares.

Risks relating to Topco and its business

1.1.16	Failure to recruit and retain key personnel could hurt the Combined Group’s operations.

The Combined Group will depend on the continuing efforts of key members of management, as well as other highly skilled personnel, to operate and provide technical services and support for the Combined Group’s business worldwide. The Group’s competitors may actively seek to recruit senior management personnel and other key employees and may succeed in such efforts. Historically, competition for the personnel required for drilling operations has intensified as the number of rigs activated, added to worldwide fleets or under construction has increased, leading to shortages of qualified personnel in the industry and creating upward pressure on wages and higher turnover. In addition, the oil and gas industry generally has increasingly struggled to attract talented and qualified personnel. The Combined Group may experience a reduction in the experience level of personnel as a result of any increased turnover, including as a result of the Noble 2022 Rig Disposal, which could lead to higher downtime and more operating incidents, which in turn could decrease revenues and increase costs. If increased competition for qualified personnel were to intensify in the future the Combined Group may experience increases in costs or limits on operations.

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1.1.17

The Combined Group may not be able to retain customers or suppliers, and customers or suppliers may seek to modify contractual obligations with the Combined Group, either of which could have an adverse effect on the Combined Group’s business and operations. Third parties may terminate or alter existing contracts or relationships with the Combined Group as a result of the Business Combination and the Noble 2022 Rig Disposal.

As a result of the Business Combination and the Noble 2022 Rig Disposal, the Combined Group may experience impacts on relationships with customers and suppliers that may harm the Combined Group’s business and results of operations, including, in the case of customers of Maersk Drilling, as a result of a loss of the Maersk Drilling name and branding. Certain customers or suppliers may seek to terminate or modify contractual obligations following the Noble 2022 Rig Disposal and the Business Combination whether or not contractual rights are triggered as a result of the Noble 2022 Rig Disposal and/or the Business Combination. There can be no guarantee that customers and suppliers will remain with or continue to have a relationship with the Combined Group or do so on the same or similar contractual terms following the Noble 2022 Rig Disposal and the Business Combination. If any customers or suppliers seek to terminate or modify contractual obligations or discontinue their relationships with the Combined Group, then the Combined Group’s business and results of operations may be harmed. If the Combined Group’s suppliers were to seek to terminate or modify an arrangement with the Combined Group, then the Combined Group may be unable to procure necessary supplies or services from other suppliers in a timely and efficient manner and on acceptable terms, or at all.

Noble and Maersk Drilling also have contracts with vendors, landlords, licensors and other business partners which contain change of control provisions and/or which may otherwise require Noble and Maersk Drilling, as applicable, to obtain consent from these other parties in connection with the Business Combination for such respective contracts to continue following the completion of the Business Combination. If these consents cannot be obtained, the Combined Group may suffer a loss of potential future revenue, incur costs and lose rights that may be material to the business of the Combined Group. In addition, third parties with whom Noble and Maersk Drilling currently have relationships may terminate or otherwise reduce the scope of their relationship with either party in anticipation of the Noble 2022 Rig Disposal and/or the Business Combination. Any such disruptions could limit the Combined Group’s ability to achieve the anticipated benefits of the Business Combination. The adverse effect of any such disruptions could also be exacerbated by a delay in the completion of the Business Combination or by a termination of the Business Combination Agreement.

1.1.18	The Combined Group’s actual financial position and results of operations may differ materially from the Unaudited Pro Forma Financial Information included in this Exemption Document.

The Unaudited Pro Forma Financial Information (as defined herein) as included in this Exemption Document comprises an unaudited pro forma condensed combined statement of operations for the year ended 31 December 2021 and an unaudited pro forma condensed combined balance sheet as of 31 December 2021 and has been prepared under the following assumptions:

•

The unaudited pro forma condensed combined statement of operations for the year ended 31 December 2021 assumes that the Business Combination, the Noble 2022 Rig Disposal (as defined herein), and the Completed Transactions (as defined herein) had occurred on 1 January 2021.

•

The unaudited pro forma condensed combined balance sheet as of 31 December 2021 assumes that the Business Combination and the Noble 2022 Rig Disposal had occurred on 31 December 2021. The impacts from the Completed Transactions have already been reflected in the historical consolidated balance sheets of either Noble or Maersk Drilling as of 31 December 2021; therefore, no pro forma adjustments were made for these transactions in the unaudited pro forma condensed combined balance sheet as of 31 December 2021.

•

The Unaudited Pro Forma Financial Information presented in this Exemption Document assumes that Topco acquires 100% of the outstanding Maersk Drilling Shares and voting rights of Maersk Drilling at closing of the Business Combination.

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However, the Unaudited Pro Forma Financial Information is presented for illustrative purposes only, incorporates certain assessments and judgments made solely by Noble and may not be an indication of what the Combined Group’s financial position or results of operations would have been had the Business Combination, the Noble 2022 Rig Disposal and the Completed Transactions been completed on the dates indicated.

The historical unadjusted financial information included in the Unaudited Pro Forma Financial Information has been derived from the audited historical financial statements of Noble and Maersk Drilling as well as the historical unaudited financial statements of Pacific Drilling for the interim period ended 15 April 2021 as affected by certain adjustments, including the conversion of certain of Maersk Drilling’s financial statements to the generally accepted accounting principles in the United States (“U.S. GAAP”), and Noble has made certain assumptions regarding the Combined Group after giving effect to the Business Combination. The assets and liabilities of Maersk Drilling have been measured at fair value by Noble based on various preliminary estimates using assumptions that Noble’s management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities has required Noble to use judgment in determining the appropriate assumptions and estimates. Noble’s preliminary determination is subject to further assessment and adjustments pending additional information sharing between Noble and Maersk Drilling, more detailed third-party appraisals, and other potential adjustments. These estimates and assumptions may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the Unaudited Pro Forma Financial Information and the final acquisition accounting will occur and could have a material impact on the Unaudited Pro Forma Financial Information and the Combined Group’s actual financial position and future results of operations.

As at the date of this Exemption Document, Noble and Maersk Drilling are not yet combined businesses, and there are limitations on the information available to prepare the Unaudited Pro Forma Financial Information. The assumptions made by Noble in preparing the Unaudited Pro Forma Financial Information may not prove to be accurate, and other factors may affect the Combined Group’s financial condition or results of operations following the completion of the Business Combination. Acquisition accounting rules require evaluation of certain assumptions, estimates or determination of financial statement classifications which are completed during the measurement period as defined in current accounting standards. Accounting policies of Topco and acquisition accounting rules may materially vary from those of Maersk Drilling. Any changes in assumptions, estimates, or financial statement classifications may be material and have a material adverse effect on the assets, liabilities or future earnings of the Combined Group. Any potential decline in Topco’s and the Combined Group’s financial condition or results of operations may cause significant variations in the share price of Topco. Please see 18 “Unaudited Pro Forma Financial Information”.

1.1.19	Topco will incur direct and indirect costs as a result of the Business Combination.

Topco will incur costs and expenses in connection with and as a direct result of the Business Combination. These costs primarily relate to legal and professional fees directly related to the Business Combination and, upon completion of the Business Combination, additional charges will be incurred related to stock-based compensation associated with the accelerated vesting of cash and equity settled Noble RSU Awards held by the Noble Group’s non-employee directors and cash-based bonuses expected to be paid to executive officers and certain other employees of Maersk Drilling. Such costs are expected to amount to a total of approximately USD 66 million. Actual costs may exceed those estimated by Topco because there may be further additional and unforeseen expenses directly incurred in connection with the Business Combination. Further, there will be further costs to integrate the Maersk Group and the Noble Group, and the Combined Group cannot assure Maersk Drilling Shareholders that it will realize all of the anticipated benefits of the Business Combination, including the synergies related to public company expenses, back-office support functions, sales and distribution, and integration of senior management and administration. Topco can also not assure Maersk Drilling Shareholders that its estimates of pre-tax cost savings are accurate.

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1.1.20

If the Topco Shares and/or Topco Warrants are not eligible for deposit and clearing within the facilities of DTC, then transactions in the Topco Shares and/or Topco Warrants may be disrupted. Topco is expected to be required to indemnify DTC for any stamp duty and SDRT that may be assessed upon it as a result of its service as a depository and clearing agency for the Topco Shares and Topco Warrants. Topco was also required to indemnify Euronext Securities Copenhagen as a result of its depository and settlement services in respect of the Topco Shares.

The facilities of the Depository Trust Company (“DTC”) are a widely-used mechanism that allow for rapid electronic transfers of securities between the participants in the DTC system, which include many large banks and brokerage firms. Topco expects that the Topco Shares and the warrants to purchase Topco Shares, which will be issued to holders of the Noble Warrants in connection with the Cayman Merger and which will have the same terms as were in effect immediately prior to the Merger Effective Time under the terms of the applicable Noble Warrant Agreement (the “Topco Warrants”) will be eligible for deposit and clearing within the DTC system. Topco expects to enter into arrangements with DTC whereby Topco will agree to indemnify DTC for any stamp duty and SDRT that may be assessed upon it as a result of its service as a depository and clearing agency for the Topco Shares and Topco Warrants. Topco expects these actions, among others, should result in DTC agreeing to accept the Topco Shares and Topco Warrants for deposit and clearing within its facilities. A similar indemnity for any stamp duty and SDRT was required to be provided by Topco to Euronext Securities Copenhagen as a result of its depository and settlement services in respect of the Topco Shares.

DTC is not obligated to accept the Topco Shares or Topco Warrants for deposit and clearing within its facilities in connection with this transaction and, even if DTC does initially accept the Topco Shares and Topco Warrants, it will generally have discretion to cease to act as a depository and clearing agency for the Topco Shares and Topco Warrants, including to the extent that any changes in U.K. law changes the stamp duty or SDRT position in relation to the Topco Shares or Topco Warrants. While Topco would pursue alternative arrangements to preserve the listing and maintain trading, any such disruption could have a material adverse effect on the market price of the Topco Shares.

A non-statutory, pre-transaction clearance is being sought from HM Revenue and Customs (“HMRC”) to confirm, among other things, that no stamp duty or SDRT will be chargeable in respect of the issue of Topco Shares or Topco Warrants into the facilities of DTC or in respect of any subsequent transfers of book-entry interests in Topco Shares and/or Topco Warrants within the DTC system or the Euronext Securities Copenhagen securities system. Whilst Topco expects to receive HMRC clearance on the relevant matters where clearance is being sought, in the event that there is any such liability in respect of stamp duty or SDRT for Topco (whether directly or indirectly as a result of the indemnity being provided to DTC and/or Euronext Securities Copenhagen), such liability will represent an additional cost for Topco and may consequently have an adverse effect on returns to shareholders.

1.1.21

Maersk Drilling currently is not subject to the internal controls and other compliance obligations of the U.S. securities laws, and Topco may not be able to timely and effectively implement controls and procedures over Maersk Drilling’s operations as required under the U.S. securities laws.

Maersk Drilling currently is not subject to the information and reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) and other U.S. federal securities laws, including the compliance obligations relating to, among other things, the maintenance of a system of internal controls as contemplated by the Exchange Act. Subsequent to the completion of the Business Combination, Topco will need to timely and effectively implement the internal controls necessary to satisfy those requirements, which require annual management assessments of the effectiveness of internal control over financial reporting and a report by an independent registered public accounting firm addressing these assessments. Topco intends to take appropriate measures to establish or implement an internal control environment at Maersk Drilling aimed at successfully fulfilling these requirements. However, it is

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possible that Topco may experience delays in implementing or be unable to implement the required internal financial reporting controls and procedures, which could result in increased costs, enforcement actions, the assessment of penalties and civil suits, failure to meet reporting obligations and other material and adverse events that could have a negative effect on the market price for Topco Shares.

1.1.22	English law requires that Topco meets certain additional financial requirements before it can declare dividends or repurchase shares following the Business Combination.

Under English law, a company generally can declare dividends, make distributions or repurchase shares (other than out of the proceeds of a new issuance of shares made for that purpose) only out of distributable reserves.

Distributable reserves are a company’s accumulated, realized profits, to the extent not previously utilized for distributions or capitalization, less its accumulated, realized losses, to the extent not previously written off in a reduction or reorganization of capital. In the absence of such distributable reserves, Topco may seek to create distributable reserves that involves a reduction in Topco’s share premium account, which requires the approval of the High Court of Justice in England and Wales (the “Court”) and, in connection with seeking such Court approval, the approval the shareholders of Topco (the “Topco Shareholders”) would be sought. The issuance of the required order is a matter for the discretion of the Court and there is no guarantee that such order will be granted. There will also be no guarantee that the approvals by Topco Shareholders will be obtained. In the event that distributable reserves of Topco are not created, no distributions by way of dividends, share repurchases or otherwise will be permitted under English law until such time as the group has created sufficient distributable reserves from its business activities.

Prior to the effective time of the Business Combination (which for the purpose of this section means upon completion of the Exchange Offer), Noble Corporation 2022 Limited, an indirect, wholly-owned subsidiary of Noble, as the current sole shareholder of Topco, will pass resolutions to approve a proposed reduction of capital after completion of the Business Combination to:

cancel the 49,999 B ordinary shares of £1.00 each held by Noble Corporation 2022 Limited prior to the Business Combination and the 1 B ordinary share of £1.00 which will be re-designated from an ordinary share of £1.00 with effect from the Merger Effective Time;

cancel any Capitalization Shares which will be issued by Topco after completion of the Business Combination in order to capitalize any merger reserve arising as a result of the Exchange Offer and squeeze out (which is described in more detail in section 28.2.2.1 “Share Capital”); and

reduce the share premium account by the amount of any share premium created by the issue of the Topco Shares in connection with the Cayman Merger and, if applicable, the Exchange Offer,

in each case to create distributable reserves from which Topco may declare and pay dividends in the future. As soon as practicable following the Business Combination, Topco will seek the approval of the Court to such cancellation and reduction through a customary process, which is required for the creation of distributable reserves to be effective. The approval of the Court is expected to be received within four weeks after the completion of the Business Combination. However, there is no guarantee that the approval will be obtained. Prior to the receipt of the approval, Topco will be unable to declare dividends, make distributions or repurchase any of its own shares. If approval of the Court is not received, it is expected that Topco will be subject to such limitation on its ability to declare dividends, make distributions or repurchase shares for the foreseeable future.

1.1.23	The Danish Tax Authority may decide that Topco is not entitled to a Danish withholding tax exemption on dividends from Maersk Drilling.

The Danish Tax Authority may challenge whether Topco is entitled to a Danish withholding tax exemption on dividends from Maersk Drilling. Topco is a tax resident of the U.K. and will own a majority of the Maersk

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Drilling Shares following the closing of the Exchange Offer. Thus, Topco is expected to be entitled to the benefits under the double tax treaty between Denmark and the U.K. in regard to dividend distributions from Maersk Drilling, which would mean that dividends could be distributed from Maersk Drilling to Topco without Danish withholding tax.

In order to qualify for a withholding tax reduction under the double tax treaty between Denmark and the U.K., the recipient of dividends must be a treaty covered person and the beneficial owner of such dividends.

The view of the Danish Tax Authority is that the beneficial ownership assessment is a transaction-based approach whereby the decisive factors include the level of activity and economic risk undertaken by the recipient and the ability to demonstrate real use and enjoyment rights in each case of any dividends received. Furthermore, Danish anti-avoidance provisions provide a legislative basis for the Danish tax authorities to deny a recipient of dividends, even though such recipient would otherwise qualify as the beneficial owner, the benefits of a double tax treaty in situations where the main purpose or one of the main purposes of an arrangement or transaction is to gain a tax advantage that would contradict the objective or purpose of a double tax treaty and the arrangement or transaction is considered artificial. An arrangement or transaction will be considered artificial if it has no valid commercial reasons. In practice, the Danish Tax Authority consider whether a company is merely interposed for tax reasons and acts solely as a conduit.

Topco is a tax resident of the U.K. and is expected to conduct certain management functions relating to the holding of shares, financing, cash management, incentive compensation and other relevant holding company functions. In addition, Topco may in the future decide to invest in other assets and conduct other activities and, in such case, Topco management is expected to decide whether holding these assets or conducing these activities should be made directly at Topco, at Maersk Drilling or at any other subsidiary. Topco management believes that the characteristics of Topco as (i) a publicly listed company with numerous shareholders, (ii) management’s right to dispose of dividends received as it chooses and (iii) the economic risks born by Topco demonstrate that Topco is the beneficial owner of dividends from Maersk Drilling and not a conduit for distribution of such dividends to the shareholders and, accordingly, that the anti-avoidance rules are not expected to apply.

Topco will be a listed company on the NYSE and Nasdaq Copenhagen. Danish case law has shown that the Danish tax authorities and the Danish administrative courts have determined that there is a presumption of beneficial ownership at the level of a listed company, provided that (i) such company’s shares are listed on recognized markets, (ii) such company’s shares are held by a significant number of shareholders, (iii) the shares in the listed company are actually traded on the market, and (iv) there are viable commercial arguments supporting the establishment of the company.

The tests for beneficial ownership and application of Danish anti-avoidance rules are subjective and the ownership of Maersk Drilling will as such entail an inherent risk of a challenge from the Danish tax authorities. The current Danish withholding tax rate is 27% of the distribution. In the event that the Danish tax authorities take the view that the Topco is not the beneficial owner of dividends distributed, and therefore that Danish withholding tax should have been paid, any such payment would increase Topco’s tax burden, and hence adversely affect its cash flows and financial position, and may prejudice Maersk Drilling’s ability to pay dividends itself. In the event that the Danish tax authorities should regard an EU “blacklisted” entity as the beneficial owner, a proportionate part of any distributions could be subject to 44% Danish withholding taxation.

Risks relating to the Noble Group

Risks Related to the Noble Group’s Business and Operations

1.1.24

The Noble Group has not been, and may continue not to be, able to renew or replace certain expiring contracts, and its customers have sought, and may continue to seek, to terminate, renegotiate or repudiate existing drilling contracts and have had, and may continue to have,

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financial difficulties that prevent them from meeting their obligations under the Noble Group’s drilling contracts.

Beginning with the market downturn that began in 2014, the new customer contracts entered into by the Noble Group have generally had less favorable terms, including dayrates, than contracts entered into prior to the downturn. In addition, for some of the Noble Group’s older rigs it was unable to find any replacement contracts. The Noble Group’s ability to renew contracts that expire or obtain new contracts and the terms of any such contracts will depend on market conditions and the Noble Group’s customers’ expectations and assumptions of future oil prices and other factors.

The Noble Group has also experienced: customers seeking price reductions for its services, payment deferrals and termination of contracts; customers seeking to not perform under the Noble Group’s contracts pursuant to a force majeure claim; and customers that are unable or unwilling to timely pay outstanding receivables owed to the Noble Group, all of which present liquidity challenges for the Noble Group. The Noble Group’s customers may generally terminate their drilling contracts if a drilling rig is destroyed or lost or if the Noble Group has to suspend drilling operations for a specified period of time as a result of a breakdown of equipment or, in some cases, due to other events beyond the control of either party, for example due to the novel coronavirus known as SARS-CoV-2 or COVID-19, and any evolutions, mutations thereof or related or associated epidemics, pandemics or disease outbreaks (“COVID-19”) where the Noble Group has had to suspend operations for certain of its drilling rigs for periods of time. Additionally, the Noble Group has experienced that certain customers have leveraged specific termination rights to negotiate a suspension with respect to certain of the Noble Group’s drilling rigs.

In the case of nonperformance and under certain other conditions, the Noble Group’s drilling contracts generally allow customers to terminate without any payment to the Noble Group. The terms of some of the Noble Group’s drilling contracts permit the customer to terminate the contract after a specified notice period by tendering contractually specified termination amounts or, in some cases, without any payment. These termination payments, if any, may not fully compensate us for the loss of a contract. The early termination of a contract may result in a rig being idle for an extended period of time and a reduction in the Noble Group’s contract backlog and associated revenue, which could have a material adverse effect on the Noble Group’s business, financial condition and results of operations. Moreover, if any of the Noble Group’s long-term contracts were to be terminated early, such termination could affect Noble’s future earnings flow and could have material adverse effect on the Noble Group’s future financial condition and results of operations, even if the Noble Group were to receive the contractually specified termination amount.

During periods of depressed market conditions, the Noble Group is subject to an increased risk of customers seeking to renegotiate or repudiate their contracts. The ability of the Noble Group’s customers to perform their obligations under their drilling contracts may also be adversely affected by the financial condition of the customer, restricted credit markets, economic downturns and industry downturns. The Noble Group may elect to renegotiate the rates receivable under its drilling contracts downward if it determine that to be a reasonable business solution. If the Noble Group’s customers cancel or are unable to perform their obligations under their drilling contracts, including their payment obligations, and the Noble Group is unable to secure new contracts on a timely basis on substantially similar terms or if the Noble Group elects to renegotiate its drilling contracts and accept terms that are less favorable to it, it could have a material adverse effect on the Noble Group’s business, financial condition and results of operations.

1.1.25	The Noble Group’s current backlog of contract drilling revenue may not be ultimately realized.

Generally, contract backlog only includes future revenues under signed drilling contracts; however, from time to time, the Noble Group may report anticipated commitments under letters of intent or awards for which definitive agreements have not yet been, but are expected to be, signed. The Noble Group may not be able to perform under these contracts as a result of operational or other breaches or due to events beyond its control, and

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the Noble Group may not be able to ultimately execute a definitive agreement in cases where one does not currently exist. Moreover, the Noble Group can provide no assurance that its customers will be able to or willing to fulfill their contractual commitments or that they will not seek to renegotiate or repudiate their contracts, especially during an industry downturn. The terms of some of the Noble Group’s drilling contracts permit the customer to terminate the contract after specified notice periods by tendering contractually specified termination amounts or, in certain cases, without any payment. In estimating backlog, Noble makes certain assumptions about applicable dayrates for its longer-term contracts with dayrate adjustment mechanisms (like certain of the Noble Group’s contracts with Shell and ExxonMobil). The Noble Group cannot make any assurance that actual results will mirror these assumptions. The Noble Group’s inability to perform under its contractual obligations or to execute definitive agreements, the Noble Group’s customers’ inability or unwillingness to fulfill their contractual commitments, including as a result of contract repudiations or the Noble Group’s decision to accept less favorable terms on its drilling contracts, or the failure of actual results to reflect the assumptions used to estimate backlog for certain contracts, may have a material adverse effect on the Noble’ Group’s business, financial condition and results of operations.

1.1.26

The Noble Group is substantially dependent on several of its customers, including ExxonMobil, Shell and Equinor, and the loss of any of these customers would have a material adverse effect on the Noble Group’s financial condition and results of operations.

Any concentration of customers increases the risks associated with any possible termination or non-performance of drilling contracts, failure to renew contracts or award new contracts or reduction of their drilling programs. As of 31 March 2022, ExxonMobil and Shell represented approximately 57.2% and 15.0% of the Noble Group’s backlog, respectively and as of 31 December 2021, ExxonMobil, Shell and Equinor represented approximately 60.2%, 18.1% and 5.1%, of the Noble Group’s contract backlog, respectively. ExxonMobil and Shell accounted for approximately 39.1% and 13.3%, respectively, of the Noble Group’s consolidated operating revenues for the period from 6 February 2021 through 31 December 2021. Shell, ExxonMobil and Saudi Aramco accounted for approximately 30.0%, 29.8% and 13.9%, respectively, of the Noble Group’s consolidated operating revenues for the period from 1 January 2021 through 5 February 2021. This concentration of customers increases the risks associated with any possible termination or non-performance of contracts, in addition to the Noble Group’s exposure to credit risk. If any of these customers were to terminate or fail to perform their obligations under their contracts and the Noble Group were not able to find other customers for the affected drilling units promptly, the Noble Group’s financial condition and results of operations could be materially adversely affected.

1.1.27	The Noble Group’s business involves numerous operating hazards.

The Noble Group’s operations are subject to many hazards inherent in the drilling business, including:

•

well blowouts. For example, during the years 2021, 2020 and 2019, the Noble Group experienced 20, 19 and 46 well control events where the blowout preventer had to be shut. While these events were not material it is possible that future events of this category may have a material adverse effect on the Noble Group’s business, financial condition and results of operations;

•

fires. For example, during the years 2021, 2020 and 2019, the Noble Group experienced 21, 20 and 36 counts of fire incidents on its rigs, respectively. While these events were not material it is possible that future events of this category may have a material adverse effect on the Noble Group’s business, financial condition and results of operations;

•

collisions or groundings of offshore equipment and helicopter accidents For example, in August 2021, a vessel made unintentional contact with the port leg on Noble Hans Deul. While this event was not material it is possible that future events of this category may have a material adverse effect on the Noble Group’s business, financial condition and results of operations;

•	punch-throughs. For example, in 2009, the Noble David Tinsley, a rig, experienced a punch-through while the rig was being positioned on location offshore Qatar. The incident involved the sudden

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penetration of all three legs through the sea bottom, which resulted in severe damage to the legs and the rig. A charge of USD 17 million was recorded during the quarter ended 30 June 2009 related to this involuntary conversion, which included approximately USD 9 million for the write-off of the damaged legs;

•

mechanical or technological failures. For example in 2014, the Noble Paul Wolff, a dynamically positioned semisubmersible rig operating off the coast of Brazil, experienced a ballast control incident. While the event did not result in any reported pollution or injury, operations on the rig had to be temporarily stopped;

•	failure of the Noble Group’s employees or third-party contractors to comply with the Noble Group’s internal environmental, health and safety guidelines;

•	pipe or cement failures and casing collapses, which could release oil, gas or drilling fluids;

•

adverse weather conditions, including hurricanes, typhoons, tsunamis, cyclones, winter storms and rough seas, the frequency and severity of which may be increased due to climate change. For example, during the period from 6 February 2021 through 31 December 2021, costs related to damages resulting from the encounter of the Noble Globetrotter II with Hurricane Ida in the US Gulf of Mexico, including costs to recover the LMRP, totaled USD 23.4 million, inclusive of insurance proceeds of USD 7.5 million. In preparation for the approaching storm, the rig successfully secured the well it was drilling and detached the LMRP from the blowout preventer without incident. However, during transit to avoid the storm, a number of suspended riser joints and the LMRP separated from the rig, which were later successfully recovered. Due to the environmental conditions, a number of crew members were treated for minor injuries and released from medical care;

•	geological formations with abnormal pressures;

•	loop currents or eddies;

•	failure of critical equipment;

•	toxic gas emanating from the well; and

•	spillage handling and disposing of materials.

These hazards could cause personal injury or loss of life, suspend drilling operations, result in regulatory investigation or penalties, seriously damage or destroy property and equipment, result in claims by employees, customers or third parties, cause environmental damage and cause substantial damage to oil and gas producing formations or facilities. Operations also may be suspended because of machinery breakdowns, abnormal drilling conditions, and failure of subcontractors to perform or supply goods or services or personnel shortages. The occurrence of any of the hazards the Noble Group faces could have a material adverse effect on its business, financial condition and results of operations.

1.1.28	The Noble Group is exposed to risks relating to operations in international locations.

The Noble Group operates in various regions throughout the world that may expose it to political and other uncertainties, including risks of:

seizure, nationalization or expropriation of property or equipment;

monetary policies, government credit rating downgrades and potential defaults, and foreign currency fluctuations and devaluations;

limitations on the ability to repatriate income or capital;

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complications associated with repairing and replacing equipment in remote locations;

repudiation, nullification, modification or renegotiation of contracts;

limitations on insurance coverage, such as war risk coverage, in certain areas;

import-export quotas, wage and price controls and imposition of trade barriers;

delays in implementing private commercial arrangements as a result of government oversight;

compliance with and changes in taxation rules or policies;

compliance with and changes in various jurisdictional regulatory or financial requirements, including rig flagging and local ownership requirements;

other forms of government regulation and economic conditions that are beyond the Noble Group’s control and that create operational uncertainty;

governmental corruption;

the occurrence or threat of epidemic or pandemic diseases, such as COVID-19, or any government response to such occurrence or threat;

piracy; and

terrorist acts, war, revolution and civil disturbances.

Further, the Noble Group operates or has operated in certain less-developed countries with legal systems that are not as mature or predictable as those in more developed countries, which can lead to greater uncertainty in legal matters and proceedings. Examples of challenges of operating in these countries include:

procedural requirements for temporary import permits, which may be difficult to obtain; and

the effect of certain temporary import permit regimes, where the duration of the permit does not coincide with the general term of the drilling contract.

The Noble Group’s ability to do business in a number of jurisdictions is subject to maintaining required licenses and permits and complying with applicable laws and regulations. For example, all of the Noble Group’s drilling units are subject to regulatory requirements of the flag state where the drilling unit is registered. The flag state requirements are international maritime requirements and, in some cases, further interpolated by the flag state itself. In addition, each of the Noble Group’s drilling units must be “classed” by a classification society, signifying that such drilling rig has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the flag state. If any drilling unit loses its flag, does not maintain its class or fails any periodical survey or special survey, the drilling unit will be unable to carry on operations and will be unemployable and uninsurable.

Jurisdictions wherein the Noble Group operates may attempt to impose requirements that the Noble Group’s drilling units operating in such a jurisdiction have some local ownership or be registered under the flag of that jurisdiction, or both. If the Noble Group’s debt agreements do not permit changing the flag of a rig to a certain jurisdiction or register a rig under the flag of that jurisdiction (and consequently comply with local ownership requirements), and if the Noble Group is otherwise unable to successfully object to registration, the Noble Group may no longer be able to operate in that country. Any such inability to carry on operations in jurisdictions where the Noble Group operates or desires to operate, or the Noble Group’s failure to comply with any other laws and regulations of the countries wherein it operates, could have a material adverse effect on the Noble Group’s results of operations.

In addition, Organization of the Petroleum Exploring Countries (“OPEC”) and OPEC+ initiatives, as well as other governmental actions, have caused and may continue to cause oil price volatility. In some areas of the

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world, this governmental activity has adversely affected the amount of exploration and development work done by major oil companies, which may continue. In addition, some governments favor or effectively require the awarding of drilling contracts to local contractors, require use of a local agent, require partial local ownership or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. These practices may adversely affect the Noble Group’s ability to compete and the Noble Group’s results of operations.

In June 2016, the UK held a referendum in which voters approved an exit from the EU (“Brexit”). The UK exited the EU on 31 January 2020, consistent with the terms of the EU-UK Withdrawal Agreement, with a transition period that ended on 31 December 2020. On 1 January 2021, the UK left the EU Single Market and Customs Union as well as all EU policies and international agreements. As a result, the free movement of persons, goods, services and capital between the UK and the EU ended, and the EU and the UK formed two separate markets and two distinct regulatory and legal spaces. On 24 December 2020, the European Commission reached a trade agreement with the UK on the terms of its future cooperation with the EU. The trade agreement, which was signed on 30 December 2020, applied provisionally from 1 January 2021 to 30 April 2021 and formally entered into force on 1 May 2021, offers UK and EU companies preferential access to each other’s markets, ensuring imported goods will be free of tariffs and quotas (subject to rules of origin requirements). Uncertainty exists regarding the ultimate impact of this trade agreement, as well as the extent of possible financial, trade, regulatory and legal implications of Brexit. Brexit also contributes to global political and economic uncertainty, which may cause, among other consequences, volatility in exchange rates and interest rates, and changes in regulations. The Noble Group provides contract drilling services to the international oil and gas industry and the Noble Group’s fleet operates globally across multiple locations. Based on the Noble Group’s global operating model and the versatility and marketability of the Noble Group’s fleet, to date the Noble Group has not seen the impact of Brexit to be significant to the Noble Group.

1.1.29	Operating and maintenance costs of the Noble Group’s rigs may be significant and may not correspond to revenue earned.

The Noble Group’s operating expenses and maintenance costs depend on a variety of factors including: crew costs, costs of provisions, equipment, insurance, maintenance and repairs, and shipyard costs, many of which are beyond the Noble Group’s control. The Noble Group’s total operating costs are generally related to the number of drilling rigs in operation and the cost level in each country or region where such drilling rigs are located. Equipment maintenance costs fluctuate depending upon the type of activity that the drilling rig is performing and the age and condition of the equipment. Operating and maintenance costs will not necessarily fluctuate in proportion to changes in operating revenues. While operating revenues may fluctuate as a function of changes in dayrate, costs for operating a rig may not be proportional to the dayrate received and may vary based on a variety of factors, including the scope and length of required rig preparations and the duration of the contractual period over which such expenditures are amortized. Any investments in the Noble Group’s rigs may not result in an increased dayrate for or income from such rigs. A disproportionate amount of operating and maintenance costs in comparison to dayrates could have a material adverse effect on the Noble Group’s business, financial condition and results of operations. In addition, dayrates are generally linked to specific markets and can fluctuate widely, depending on the market where the unit is operating. Average dayrates generally differ from customer to customer and from market to market. For example, for the three months ended 31 March 2022 and the years ended 31 December 2021, 2020 and 2019, the Noble Group’s average dayrates for its floaters averaged USD 213 thousand, USD 210 thousand, USD 209 thousand and USD 266 thousand, respectively and for the three months ended 31 March 2022 and the years ended 31 December 2021, 2020 and 2019, the Noble Group’s average dayrates for its jackups averaged USD 120 thousand, USD 89 thousand, USD 133 thousand and USD 128 thousand, respectively. Since 2014, the general trend across the Noble Group’s fleet has been decreasing average dayrates driven mostly by rig oversupply. Since then Noble has seen a market being challenged, especially in 2020 with declines in demand for offshore drilling rigs due to COVID-19 and the oil price collapse, despite some recovery in oil prices and demand for offshore rigs during 2021.

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1.1.30

Operational interruptions or maintenance or repair work may cause the Noble Group’s customers to suspend or reduce payment of dayrates until operation of the respective drilling rig is resumed, which may lead to loss of revenue or termination or renegotiation of the drilling contract.

If the Noble Group’s drilling rigs are idle for reasons that are not related to the ability of the rig to operate, the Noble Group’s customers are entitled to pay a waiting, or standby, rate that is lower than the full operational rate. In addition, if the Noble Group’s drilling rigs are taken out of service for maintenance and repair for a period of time that exceeds the scheduled maintenance periods set forth in the Noble Group’s drilling contracts, the Noble Group will not be entitled to payment of dayrates until the rig is able to work. Several factors could cause operational interruptions, including:

breakdowns of equipment and other unforeseen engineering problems;

work stoppages, including labor strikes;

shortages of material and skilled labor;

delays in repairs by suppliers;

surveys by government and maritime authorities;

periodic classification surveys;

inability to obtain permits;

severe weather, strong ocean currents or harsh operating conditions;

force majeure events; and

the occurrence or threat of epidemic or pandemic diseases, such as COVID-19, or any government response to such occurrence or threat.

Several of these factors have been exacerbated by current global supply chain disruptions. If the interruption of operations exceeds a determined period due to an event of force majeure, the Noble Group’s customers have the right to pay a rate that is significantly lower than the waiting rate for a period of time and, thereafter, may terminate the drilling contracts related to the subject rig. Suspension of drilling contract payments, prolonged payment of reduced rates or termination of any drilling contract as a result of an interruption of operations as described herein could materially adversely affect the Noble Group’s business, financial condition and results of operations.

1.1.31

The Noble Group may have difficulty obtaining or maintaining insurance in the future and the Noble Group’s insurance coverage and contractual indemnity rights may not protect it against all the risks and hazards the Noble Group faces.

The Noble Group does not procure insurance coverage for all of the potential risks and hazards it may face. Furthermore, no assurance can be given that the Noble Group will be able to obtain insurance against all of the risks and hazards it faces or that it will be able to obtain or maintain adequate insurance at rates and with deductibles or retention amounts that it considers commercially reasonable. In addition, the Noble Group’s insurance carriers may interpret its insurance policies such that they do not cover losses for which the Noble Group makes claims.

Although the Noble Group maintains insurance in the geographic areas in which it operates, pollution, reservoir damage and environmental risks generally are not fully insurable. The Noble Group’s insurance policies may not adequately cover its losses or may have exclusions of coverage for some losses. The Noble Group does not have insurance coverage or for all risks, including loss of hire insurance on most of the rigs in the Noble Group’s fleet. Uninsured exposures may include expatriate activities prohibited by US laws and

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regulations, radiation hazards, cyber risks, certain loss or damage to property onboard the Noble Group’s rigs and losses relating to shore-based terrorist acts or strikes. In addition, the Noble Group’s insurance may not cover losses associated with pandemics such as the COVID-19 pandemic. Furthermore, the damage sustained to offshore oil and gas assets in the United States as a result of hurricanes has negatively impacted certain aspects of the energy insurance market, resulting in more restrictive and expensive coverage for US named windstorm perils due to the price or lack of availability of coverage. Accordingly, the Noble Group has in the past self-insured the rigs in the US Gulf of Mexico for named windstorm perils. The Noble Group currently has US windstorm coverage for most of its US fleet subject to certain limits but will continue to monitor the insurance market conditions in the future and may decide not to, or be unable to, purchase named windstorm coverage for some or all of the rigs operating in the US Gulf of Mexico.

Under the Noble Group’s drilling contracts, liability with respect to personnel and property is customarily assigned on a “knock-for-knock” basis, which means that the Noble Group and its customers assume liability for the Noble Group’s respective personnel and property, irrespective of the fault or negligence of the party indemnified. Although the Noble Group’s drilling contracts generally provide for indemnification from customers for certain liabilities, including liabilities resulting from pollution or contamination originating below the surface of the water, enforcement of these contractual rights to indemnity may be limited by public policy and other considerations and, in any event, may not adequately cover the Noble Group’s losses from such incidents. There can also be no assurance that those parties with contractual obligations to indemnify the Noble Group will necessarily be in a financial position to do so. During depressed market periods, such as the one in which the Noble Group recently operated, the contractual indemnity provisions the Noble Group is able to negotiate in its drilling contracts may require the Noble Group to assume more risk than during normal market periods.

If a significant accident or other event occurs and is not fully covered by insurance or contractual indemnity, it could adversely affect the Noble Group’s business, financial condition and results of operations.

1.1.32

The Noble Group’s failure to adequately protect its sensitive information technology systems and critical data and its service providers’ failure to protect their systems and data could have a material adverse effect on the Noble Group’s business, results of operations and financial condition.

The Noble Group increasingly depends on information technology systems that it manages, and others that are managed by the Noble Group’s third-party service and equipment providers, to conduct its day-to-day operations, including critical systems on the Noble Group’s drilling units, and these systems are subject to risks associated with cyber incidents or attacks. It has been reported that unknown entities or groups have mounted cyber-attacks on businesses and other organizations solely to disable or disrupt computer systems, disrupt operations and, in some cases, steal data. In addition, the US government has issued public warnings that indicate that energy assets and companies engaging in significant transactions, such as acquisitions, might be specific targets of cybersecurity threats. Also, in response to the COVID-19 pandemic, many of the Noble Group’s non-operational employees continue to work remotely a substantial majority of their time, which has created certain logistical challenges, inefficiencies and operational risks such as an increased risk of security breaches or other cyber-incidents or attacks, loss of data, fraud and other disruptions. Working remotely has significantly increased the use of online conferencing services and remote networking, which enable employees to work outside of the Noble Group’s corporate infrastructure and, in some cases, use their own personal devices. This remote work model has resulted in an increased demand for information technology resources and may expose the Noble Group to additional risks of security breaches or other cyber-incidents or attacks, loss of data, fraud and other disruptions as a consequence of more employees accessing sensitive and critical information from remote locations. Due to the nature of cyber-attacks, breaches to the Noble Group’s systems or its service or equipment providers’ systems could go undetected for a prolonged period of time. A breach could also originate from, or compromise, the Noble Group’s customers’ and vendors’ or other third-party networks outside of the Noble Group’s control. A breach may also result in legal claims or proceedings against the Noble Group by its

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shareholders, employees, customers, vendors and governmental authorities, both US and non-US. While Noble has a cybersecurity program, a significant cyber-attack could disrupt the Noble Group’s operations and result in downtime, loss of revenue, harm to the Noble Group’s reputation, or the loss, theft, corruption or unauthorized release of critical data of the Noble Group or those with whom it does business as well as result in higher costs to correct and remedy the effects of such incidents. If the Noble Group’s or its service or equipment providers’ systems for protecting against cyber incidents or attacks prove to be insufficient and an incident were to occur, it could have a material adverse effect on the Noble Group’s business, financial condition and results of operations, along with the Noble Group’s reputation. Even though the Noble Group carries cyber insurance that may provide insurance coverage under certain circumstances, the Noble Group might suffer losses as a result of a security breach that exceeds the coverage available under the Noble Group’s policy or for which it does not have coverage.

In addition, laws and regulations governing data privacy and the unauthorized disclosure of confidential or protected information, including the European Union General Data Protection Regulation, the Data Protection Law, as revised, of the Caman Islands, the California Consumer Privacy Act and other and recent legislation in various US states and non-US jurisdictions, pose increasingly complex compliance challenges and potentially elevate costs, and any failure to comply with these laws and regulations could result in significant penalties and legal liability.

1.1.33

Upgrades, refurbishment and repair of rigs are subject to risks, including delays and cost overruns, that could have an adverse impact on the Noble Group’s available cash resources and results of operations.

The Noble Group will continue to make upgrades, refurbishment and repair expenditures to its fleet from time to time, some of which may be unplanned. In addition, the Noble Group may reactivate rigs that have been cold or warm stacked and make selective acquisitions of rigs. The Noble Group’s customers may also require certain shipyard reliability upgrade projects for the Noble Group’s rigs. These projects and other efforts of this type are subject to risks of cost overruns or delays inherent in any large construction project as a result of numerous factors, including the following:

shortages of equipment, materials or skilled labor;

work stoppages and labor disputes;

unscheduled delays in the delivery of ordered materials and equipment;

local customs strikes or related work slowdowns that could delay importation of equipment or materials;

weather interferences;

difficulties in obtaining necessary permits or approvals or in meeting permit or approval conditions;

design and engineering problems;

inadequate regulatory support infrastructure in the local jurisdiction;

latent damages or deterioration to hull, equipment and machinery in excess of engineering estimates and assumptions;

unforeseen increases in the cost of equipment, labor and raw materials, particularly steel;

unanticipated actual or purported change orders;

client acceptance delays;

disputes with shipyards and suppliers;

delays in, or inability to obtain, access to funding;

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shipyard availability, failures and difficulties, including as a result of financial problems of shipyards or their subcontractors; and

failure or delay of third-party equipment vendors or service providers.

The failure to complete a rig upgrade, refurbishment or repair on time, or at all, may result in related loss of revenues, penalties, or delay, renegotiation or cancellation of a drilling contract or the recognition of an asset impairment. Additionally, capital expenditures could materially exceed Noble’s planned capital expenditures. Moreover, when the Noble Group’s rigs are undergoing upgrade, refurbishment and repair, they may not earn a dayrate during the period they are out of service. If the Noble Group experiences substantial delays and cost overruns in its shipyard projects, it could have a material adverse effect on the Noble Group’s business, financial condition and results of operations. The Noble Group currently has no new rigs under construction.

1.1.34	Failure to attract and retain skilled personnel or an increase in personnel costs could adversely affect the Noble Group’s operations.

The Noble Group requires skilled personnel to operate and provide technical services and support for the Noble Group’s drilling units. In the past, during periods of high demand for drilling services and increasing worldwide industry fleet size, shortages of qualified personnel have occurred. During the last few years of reduced demand, there were layoffs of qualified personnel (including offshore personnel), who often find work with competitors or leave the industry. As a result, if market conditions further improve and the Noble Group seeks to reactivate warm or cold stacked rigs, upgrade its working rigs or purchase additional rigs, the Noble Group may face shortages of qualified personnel, which would impair the Noble Group’s ability to attract qualified personnel for new or existing drilling units, impair the timeliness and quality of the Noble Group’s work and create upward pressure on personnel costs, any of which could adversely affect the Noble Group’s operations. In addition, the unexpected loss of members of management, qualified personnel or a significant number of employees due to disease, including COVID-19, disability or death, could have a material adverse effect on us.

1.1.35

Supplier capacity constraints or shortages in parts or equipment, supplier production disruptions, supplier quality and sourcing issues or price increases could increase the Noble Group’s operating costs, decrease the Noble Group’s revenues and adversely impact the Noble Group’s operations.

The Noble Group’s reliance on third-party suppliers, manufacturers and service providers to secure equipment used in drilling operations exposes it to volatility in the quality, price and availability of such items. Certain specialized parts and equipment that the Noble Group uses in operations may be available only from a single or small number of suppliers. During the last few years of reduced demand, many of these third-party suppliers reduced their inventories of parts and equipment and, in some cases, reduced their production capacity. Moreover, the global supply chain has recently been disrupted by the COVID-19 pandemic, resulting in shortages of, and increased pricing pressures on, among other things, certain raw materials and labor. If the market for the Noble Group’s services improves and the Noble Group seeks to reactivate warm or cold stacked rigs, upgrade its working rigs or purchase additional rigs, these reductions and global supply chain constraints could make it more difficult for the Noble Group to find equipment and parts for its rigs. A disruption or delay in the deliveries from such third-party suppliers, capacity constraints, production disruptions, price increases, defects or quality-control issues, recalls or other decreased availability or servicing of parts and equipment could adversely affect the Noble Group’s ability to reactivate rigs, upgrade working rigs, purchase additional rigs or meet Noble’s commitments to customers on a timely basis, adversely impact the Noble Group’s operations and revenues by resulting in uncompensated downtime, reduced dayrates, the incurrence of liquidated damages or other penalties or the cancellation or termination of contracts, or increase the Noble Group’s operating costs.

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1.1.36	The Noble Group may experience risks associated with future mergers, acquisitions or dispositions of businesses or assets or other strategic transactions.

As part of the Noble Group’s business strategy, and as evidenced by the completed Pacific Drilling Merger and the proposed Business Combination with Maersk Drilling, the Noble Group has pursued and completed, and may continue to pursue mergers, acquisitions or dispositions of businesses or assets or other strategic transactions that the Noble Group believes will enable it to strengthen or broaden its business. The Noble Group may be unable to implement this element of its strategy if it cannot identify suitable companies, businesses or assets, reach agreement on potential strategic transactions on acceptable terms, manage the impacts of such transactions on its business or for other reasons. Moreover, mergers, acquisitions, dispositions and other strategic transactions, such as the Pacific Drilling Merger and the proposed Business Combination with Maersk Drilling, involve various risks, including, among other things, (i) difficulties relating to integrating or disposing of a business and unanticipated changes in customer and other third-party relationships subsequent thereto, (ii) diversion of management’s attention from day-to-day operations, (iii) failure to realize the anticipated benefits of such transactions, such as cost savings and revenue enhancements, (iv) potentially substantial transaction costs associated with such transactions (for example, Noble incurred USD 24.8 million of merger and integration costs in connection with the Pacific Drilling Merger and proposed Business Combination with Maersk Drilling during the period from 6 February 2021 through 31 December 2021, and USD 9.5 million of merger and integration costs during the three months ended 31 March 2022) and (v) potential impairment resulting from the overpayment for an acquisition.

Future mergers or acquisitions may require the Noble Group to obtain additional equity or debt financing, which may not be available on attractive terms. Moreover, to the extent a transaction financed by non-equity consideration results in goodwill, it will reduce the Noble Group’s tangible net worth, which might have an adverse effect on credit availability.

1.1.37	Fluctuations in exchange rates and nonconvertibility of currencies could result in losses to the Noble Group.

The Noble Group may experience currency exchange losses when revenues are received or expenses are paid in nonconvertible currencies, when it does not hedge an exposure to a foreign currency, when the result of a hedge is a loss or if any counterparty to the hedge were to experience financial difficulties. The Noble Group may also incur losses as a result of an inability to collect revenues due to a shortage of convertible currency available to the country of operation, controls over currency exchange or controls over the repatriation of income or capital.

1.1.38	Noble is a holding company, and is dependent upon cash flow from its subsidiaries to meet its obligations.

Noble currently conducts its operations through its subsidiaries, and Noble’s operating income and cash flow are generated by its subsidiaries. As a result, cash Noble obtains from its subsidiaries is the principal source of funds necessary to meet its debt service obligations. Unless they are guarantors of Noble’s indebtedness, Noble’s subsidiaries do not have any obligation to pay amounts due on Noble’s indebtedness or to make funds available for that purpose. Contractual provisions or laws, as well as Noble’s subsidiaries’ financial condition and operating requirements, may also limit Noble’s ability to obtain the cash that required from its subsidiaries to pay its debt service obligations. Applicable tax laws may also subject such payments to Noble by its subsidiaries to further taxation.

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1.1.39

Future sales or the availability for sale of substantial amounts of the Noble Shares, or the perception that these sales may occur, could adversely affect the trading price of the Noble Shares and could impair the Noble Group’s ability to raise capital through future sales of equity securities.

Pursuant to the Noble’s Articles of Association, the share capital of Noble is USD 6,000 divided into 500,000,000 ordinary shares of a par value of USD 0.00001 each and 100,000,000 shares of a par value of USD 0.00001, each of such class or classes having the rights as the board of directors of Noble (the “Noble Board of Directors”) may determine from time to time.

On 31 March 2022, there were 63,072,855 Noble Shares outstanding and penny warrants issued and outstanding as issued under the penny warrant agreement, dated 5 February 2021 by and between Noble, Computershare Inc. and Computershare Trust Company, N.A. (the “Penny Warrant Agreement”) (the “Penny Warrants”) that are exercisable for an aggregate of 5,263,182 Noble Shares issued and outstanding. In addition, 6,271,405 Tranche 1 Warrants, 8,316,612 Tranche 2 Warrants and 2,777,562 Tranche 3 Warrants were outstanding and exercisable. Noble also had 5,940,006 Noble Shares authorized and reserved for issuance pursuant to equity awards under the Noble Corporation 2021 long-term incentive plan.

A large percentage of the Noble Shares (or warrants exercisable for Noble Shares) are held by a relatively small number of investors. Noble entered into (i) the Equity Registration Rights Agreement (as defined herein) with certain parties who received Noble Shares under the Plan associated with the Chapter 11 reorganization and (ii) a registration rights agreement with the holders identified therein in connection with the closing of the Pacific Drilling Merger, in each case pursuant to which Noble has agreed to file a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) to facilitate potential future sales of such Noble Shares by them.

Sales of a substantial number of the Noble Shares in the public markets, exercise of a substantial number of warrants or even the perception that these sales or exercises might occur (such as upon the filing of the aforementioned registration statements), could impair the Noble Group’s ability to raise capital for its operations through a future sale of, or pay for acquisitions using, Noble’s equity securities.

Noble may issue Noble Shares or other securities from time to time as consideration for future acquisitions and investments. If any such acquisition or investment is significant, the number of Noble Shares, or the number or aggregate principal amount, as the case may be, of other securities that Noble may issue may in turn be substantial. Noble may also grant registration rights covering those Noble Shares or other securities in connection with any such acquisitions and investments.

Noble cannot predict the effect that future sales of Noble Shares will have on the price at which the Noble Shares trade or the size of future issuances of Noble Shares or the effect, if any, that future issuances will have on the market price of the Noble Shares. Sales of substantial amounts of the Noble Shares, or the perception that such sales could occur, may adversely affect the trading price of the Noble Shares.

1.1.40	Certain Noble Shareholders own a significant portion of Noble’s outstanding equity securities, and their interests may not always coincide with the interests of other holders of the Noble Shares.

As noted above, a large percentage of the Noble Shares are held by a relatively small number of investors. As a result, these investors could have significant influence over all matters presented to Noble Shareholders for approval, including election and removal of directors, change in control transactions and the outcome of all actions requiring a majority shareholder approval.

The interests of these investors may not always coincide with the interests of the other holders of the Noble Shares, and the concentration of control in these investors may limit other Noble Shareholders’ ability to influence corporate matters. The concentration of ownership and voting power of these investors may also delay,

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defer or even prevent an acquisition by a third party or other change of control of Noble and may make some transactions more difficult or impossible without their support, even if such events are in the best interests of Noble’s other shareholders. In addition, the concentration of voting power may adversely affect the trading price of the Noble Shares.

1.1.41

The potential for US Gulf of Mexico hurricane related windstorm damage, liabilities, or claims could result in uninsured losses, impacts to customer contracts and/or may cause the Noble Group to alter its operating procedures during hurricane season, which could adversely affect the Noble Group’s business.

Certain areas of the world such as the US Gulf of Mexico experience hurricanes and other extreme weather conditions on a relatively frequent basis. Some of the Noble Group’s drilling rigs in the US Gulf of Mexico are located in areas that could cause them to be susceptible to damage and/or total loss by these storms. Damage caused by high winds, turbulent seas and other severe weather conditions could result in rig loss or damage (some of which may be uninsured), termination of drilling contracts for lost or severely damaged rigs or curtailment of operations on damaged drilling rigs with reduced or suspended dayrates for significant periods of time until the damage can be repaired, which could adversely affect the Noble Group’s business. Moreover, the Noble Group’s operating procedures may be altered during hurricane season in preparation for such severe weather conditions.

The Noble Group’s drilling operations in the US Gulf of Mexico have been impacted by hurricanes. On 29 August 2021, the Noble Globetrotter II encountered severe weather conditions related to Hurricane Ida in the US Gulf of Mexico. In preparation for the approaching storm, the rig successfully secured the well it was drilling and detached the Lower Marine Riser Package (“LMRP”) from the blowout preventer without incident. The LMRP is a series of controls that sits above the blowout preventer. During transit to avoid the storm, a small number of riser joints and the LMRP separated from the rig. Although the riser and LMRP were successfully recovered and Noble Globetrotter II was cleared by regulators and has returned to service, and the Noble Group has insurance coverage for property damage with a USD 10.0 million deductible, the Noble Group’s insurance policies may not adequately cover losses and related claims, which could adversely affect the Noble Group’s business. Additionally, the Noble Group has given force majeure notice to the customer of the Noble Globetrotter II in accordance with the governing drilling services contract, although there can be no assurance the customer will agree with this position.

Risks Related to the Pacific Drilling Merger

1.1.42

The integration of Pacific Drilling into the combined company may not be as successful as anticipated, and the combined company may not achieve the intended benefits or do so within the intended timeframe.

The Pacific Drilling Merger involves numerous operational, strategic, financial, accounting, legal, tax and other risks, including potential liabilities associated with the acquired business. Difficulties in integrating Pacific Drilling into the combined company may result in the combined company performing differently than expected, in operational challenges or in the delay or failure to realize anticipated expense-related efficiencies, and could have an adverse effect on the financial condition, results of operations or cash flows of Noble. Potential difficulties that may be encountered in the integration process include, among other factors:

the inability to successfully integrate the businesses of Pacific Drilling into the combined company, operationally and culturally, in a manner that permits the combined company to achieve the full revenue and cost savings anticipated from the Pacific Drilling Merger;

complexities associated with managing a larger, more complex, integrated business;

difficulties in conforming accounting policies and standards to the combined entity;

not realizing anticipated synergies;

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the inability to retain key employees and otherwise integrate personnel from the two companies and the loss of key employees;

potential unknown liabilities and unforeseen expenses associated with the Pacific Drilling Merger;

difficulty or inability to comply with the covenants of the debt of the combined company;

integrating relationships with customers, vendors and business partners;

performance shortfalls, including operating, safety, or environmental performance at one or both of the companies as a result of the diversion of management’s attention caused by completing the Pacific Drilling Merger and integrating Pacific Drilling’s operations into the combined company; and

the disruption of, or the loss of momentum in, each company’s ongoing business or inconsistencies in standards, controls, procedures and policies.

Additionally, the success of the Pacific Drilling Merger will depend, in part, on the combined company’s ability to realize the anticipated benefits and cost savings from combining Noble’s and Pacific Drilling’s businesses. The anticipated benefits and cost savings of the Pacific Drilling Merger may not be realized fully or at all, may take longer to realize than expected or could have other adverse effects that Noble does not currently foresee. Some of the assumptions that Noble has made, such as the achievement of certain synergies, may not be realized.

As noted above, certain Noble Shareholders own a substantial percentage of Noble Shares. Certain of such shareholders may also have received additional Noble Shares in the Pacific Drilling Merger. As a result, the risks relating to concentrated ownership of the Noble Shares, described above in 1.3.16 “Future sales or the availability for sale of substantial amounts of the Noble Shares, or the perception that these sales may occur, could adversely affect the trading price of the Noble Shares and could impair the Noble Group’s ability to raise capital through future sales of equity securities,” would be increased.

Financial and Tax Risks relating to the Noble Group

1.1.43	Noble may record impairment charges on property and equipment, including rigs and related capital spares.

Noble evaluates the impairment of property and equipment, which include rigs and related capital spares, whenever events or changes in circumstances (including a decision to cold stack, retire or sell rigs) indicate that the carrying amount of an asset may not be recoverable. An impairment loss on the Noble Group’s property and equipment may exist when the estimated undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. Any impairment loss recognized represents the excess of the asset’s carrying value over the estimated fair value. As part of this analysis, Noble makes assumptions and estimates regarding future market conditions. To the extent actual results do not meet Noble’s estimated assumptions, for a given rig or piece of equipment, Noble may take an impairment loss in the future. In addition, Noble may also take an impairment loss on capital spares and other capital equipment when it deems the value of those items has declined due to factors like obsolescence, deterioration or damage. Based upon Noble’s impairment analyses for the years ended 31 December 2021 and 2020 , Noble recorded impairment charges of zero and USD 3.9 billion, respectively, on various rigs and certain capital spares during those periods. There can be no assurance that Noble will not have to take additional impairment charges in the future if depressed market conditions return, or that Noble will be able to return cold stacked rigs to service in the time frame and at the reactivation costs or at the dayrates projected. It is reasonably possible that the estimate of undiscounted cash flows may change in the near term, resulting in the need to write down the affected assets to their corresponding estimated fair values.

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1.1.44

Noble conducts substantially all of its business through Finco and its subsidiaries, and the indenture governing the Second Lien Notes contains operating and financial restrictions that may restrict Finco’s business and financing activities.

On the Plan Effective Date, and pursuant to the terms of the Plan, Noble Finance Company (formerly known as Noble Corporation), an exempted company incorporated in the Cayman Islands with limited liability and a wholly-owned subsidiary of Noble (“Finco”) issued an aggregate principal amount of USD 216.0 million of Second Lien Notes (as defined herein). The Second Lien Notes are fully and unconditionally guaranteed, jointly and severally, on a senior secured second-priority basis, by the direct and indirect subsidiaries of Finco that are Credit Parties under the Noble Revolving Credit Facility (as defined herein). The Second Lien Notes and such guarantees are secured by senior priority liens on the assets subject to liens securing the Noble Revolving Credit Facility, including the equity interests in Finco and each guarantor of the Second Lien Notes, all of the rigs owned by the Noble Group as of the Plan Effective Date or acquired thereafter, certain assets related thereto, and substantially all other assets of Finco and such guarantors, in each case, subject to certain exceptions and limitations. Neither Pacific Drilling nor any of its current subsidiaries is a subsidiary guarantor of the Noble Revolving Credit Facility or the Second Lien Notes, and none of their assets secure the Noble Revolving Credit Facility or the Second Lien Notes. In addition, none of the Maersk Drilling assets will secure the Noble Revolving Credit Facility or the Second Lien Notes upon the closing of the Business Combination. Finco is entitled to pay interest on the Second Lien Notes in the form of PIK Notes (as defined herein) at its option in lieu of paying cash interest. As a result, Noble cannot make any assurance that Finco will make cash interest payments on the Second Lien Notes. The payment of interest through PIK Notes will increase the amount of Finco’s indebtedness and increase the risks associated with its level of indebtedness.

Noble conducts substantially all of its business through Finco and its subsidiaries. The primary restrictive covenants contained in the indenture under which the Second Lien Notes were issued limit Finco’s ability and the ability of certain of its subsidiaries to pay dividends or make other distributions or repurchase or redeem its capital stock and certain indebtedness, create liens securing certain indebtedness, incur certain indebtedness, consolidate, merge or transfer all or substantially all of its properties and assets, enter into transactions with affiliates and dispose of assets and use proceeds from the dispositions of assets.

Finco’s ability to comply with the covenants and restrictions contained in the indenture governing the Second Lien Notes may be affected by events beyond its control. If market or other economic conditions deteriorate, Finco’s ability to comply with these covenants and restrictions may be impaired. A failure to comply with the covenants, ratios or tests in the indenture governing the Second Lien Notes, if not cured or waived, could have a material adverse effect on Finco’s and the Noble Group’s business, financial condition and results of operations. Finco’s existing and future indebtedness may have cross-default and cross-acceleration provisions. Upon the triggering of any such provision, the relevant creditor may:

not be required to lend any additional amounts to Finco;

elect to declare all borrowings outstanding due to them, together with accrued and unpaid interest and fees, to be due and payable (and, with respect to Finco’s secured indebtedness, foreclose on the collateral securing such indebtedness);

elect to require that all obligations accrue interest at the default rate provided therein, if such rate has not already been imposed;

have the ability to require Finco to apply all of its available cash to repay such borrowings; and/or prevent Finco from making debt service payments under its other agreements, any of which could result in an event of default under the Second Lien Notes.

If any of Finco’s existing indebtedness were to be accelerated, there can be no assurance that it would have, or be able to obtain, sufficient funds to repay such indebtedness in full. Even if new financing were available, it may be on terms that are less attractive to Finco than the Noble Revolving Credit Facility or the Second Lien Notes or it may not be on terms that are acceptable to Finco.

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1.1.45	The Noble Revolving Credit Agreement contains various restrictive covenants limiting the discretion of the Noble Group’s management in operating its business.

The Noble Revolving Credit Agreement (as defined herein) contains various restrictive covenants that may limit the Noble Group’s management’s discretion in certain respects. In particular, the Noble Revolving Credit Agreement limits Finco’s ability and the ability of its restricted subsidiaries to, among other things and subject to certain limitations and exceptions, (i) incur, assume or guarantee additional indebtedness; (ii) pay dividends or distributions on capital stock or redeem or repurchase capital stock; (iii) make investments; (iv) repay, redeem or amend certain indebtedness; (v) sell stock of its subsidiaries; (vi) transfer or sell assets; (vii) create, incur or assume liens; (viii) enter into transactions with certain affiliates; (ix) merge or consolidate with or into any other person or undergo certain other fundamental changes; and (x) enter into certain burdensome agreements. In addition, the Noble Revolving Credit Agreement obligates Finco and its restricted subsidiaries to comply with certain financial maintenance covenants and, under certain conditions, to make mandatory prepayments and reduce the amount of credit available under the Noble Revolving Credit Facility, all as described in Section 16.8.1.1 “Senior Secured Revolving Credit Facility.” Such mandatory prepayments and commitment reductions may affect cash available for use in the Noble Group’s business. The Noble Group’s failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in all obligations under the Noble Revolving Credit Facility to be declared due and payable immediately and all commitments thereunder to be terminated.

1.1.46	The phase-out and replacement of the LIBOR with an alternative reference rate may adversely affect financial markets and the interest rate the Noble Group pays on its floating rate debt.

The loans outstanding under the Noble Revolving Credit Facility bear interest at a rate per annum equal to the applicable margin plus, at Finco’s option, either: (i) the reserve-adjusted London Interbank Offered Rate (“LIBOR”) or (ii) a base rate. On 5 March 2021, the Financial Conduct Authority in the UK issued an announcement on the future cessation or loss of representativeness for LIBOR benchmark settings currently published by ICE Benchmark Administration. The announcement confirmed that LIBOR will either cease to be provided by any administrator or will no longer be representative after 31 December 2021 for all non-USD LIBOR reference rates, and for certain short-term USD LIBOR reference rates, and after 30 June 2023 for other reference rates. While the Noble Revolving Credit Facility contains “fallback” provisions providing for an alternative reference rate upon the occurrence of certain events related to the phase-out of LIBOR, the alternative reference rate plus any associated spread adjustment may result in interest rates higher than LIBOR. As a result, the Noble Group’s interest expense could increase on its floating rate debt. In addition, the overall financial markets may be disrupted as a result of the phase-out or replacement of LIBOR. Uncertainty as to the nature of such potential phase-out and alternative reference rates or disruption in the financial market could have an adverse effect on Noble’s financial condition, results of operations and cash flows.

1.1.47	The Noble Group’s consolidated effective income tax rate may vary substantially from one reporting period to another.

The Noble Group cannot provide any assurances as to what its consolidated effective income tax rate will be because of, among other matters, uncertainty regarding the nature and extent of the Noble Group’s business activities in any particular jurisdiction in the future and the tax laws of such jurisdictions, as well as potential changes in the UK, US, Switzerland, Luxembourg and other tax laws, regulations or treaties or the interpretation or enforcement thereof, changes in the administrative practices and precedents of tax authorities or any reclassification or other matter (such as changes in applicable accounting rules) that increases the amounts the Noble Group has provided for income taxes or deferred tax assets and liabilities in the Noble Group’s consolidated financial statements. For example, certain countries within which the Noble Group operates or owns substantial assets have enacted changes to their tax laws in response to the OECD’s ongoing Base Erosion and Profit Shifting initiatives and these and other countries may enact changes to their tax laws or practices in the future (prospectively or retroactively), which may have a material adverse effect on the Noble Group’s financial position, operating results and/or cash flows.

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In addition, as a result of frequent changes in the taxing jurisdictions in which the Noble Group’s drilling rigs are operated and/or owned, changes in the overall level of the Noble Group’s income and changes in tax laws, the Noble Group’s consolidated effective income tax rate may vary substantially from one reporting period to another. Income tax rates imposed in the tax jurisdictions in which the Noble Group’s subsidiaries conduct operations vary, as does the tax base to which the rates are applied. In some cases, tax rates may be applicable to gross revenues, statutory or negotiated deemed profits or other bases utilized under local tax laws, rather than to net income. The Noble Group’s drilling rigs frequently move from one taxing jurisdiction to another to perform contract drilling services. In some instances, the movement of drilling rigs among taxing jurisdictions will involve the transfer of ownership of the drilling rigs among Noble’s subsidiaries. If the Noble Group is unable to mitigate the negative consequences of any change in law, audit, business activity or other matter, this could cause the Noble Group’s consolidated effective income tax rate to increase and cause a material adverse effect on the Noble Group’s financial position, operating results and/or cash flows.

1.1.48

Pension expenses associated with the Noble Group’s retirement benefit plans may fluctuate significantly depending upon changes in actuarial assumptions, future investment performance of plan assets and legislative or other regulatory actions.

A portion of the Noble Group’s current and retired employee population is covered by pension and other post-retirement benefit plans, the costs of which are dependent upon various assumptions, including estimates of rates of return on benefit plan assets, discount rates for future payment obligations, mortality assumptions, rates of future cost growth and trends for future costs.

The Noble Group has a US noncontributory defined benefit pension plan that covers certain salaried employees and a US noncontributory defined benefit pension plan that covers certain hourly employees, whose initial date of employment is prior to 1 August 2004 (collectively referred to as the Noble Group’s “qualified US plans”). These plans are governed by the Noble Drilling Employees’ Retirement Trust. The benefits from these plans are based primarily on years of service and, for the salaried plan, employees’ compensation near retirement. These plans are designed to qualify under the Employee Retirement Income Security Act of 1974 (“ERISA”), and the Noble Group’s funding policy is consistent with funding requirements of ERISA and other applicable laws and regulations. The Noble Group makes cash contributions, or utilize credits available to the Noble Group, for the qualified US plans when required. The benefit amount that can be covered by the qualified US plans is limited under ERISA and the Internal Revenue Code of 1986. Therefore, the Noble Group maintains an unfunded, nonqualified excess benefit plan designed to maintain benefits for specified employees at the formula level in the qualified salary US plan. The qualified US plans and the excess benefit plan are collectively referred to as the “US plans.”

In addition to the US plans, Noble Drilling (Land Support) Limited, an indirect, wholly-owned subsidiary of Noble, maintains a pension plan that covers all of its salaried, non-union employees, whose most recent date of employment is prior to 1 April 2014 (referred to as the Noble Group’s “non-US plan”). Benefits are based on credited service and employees’ compensation, as defined by the non-US plan.

During the fourth quarter of 2016, the Noble Group approved amendments, effective as of 31 December 2016, to the non-US and US defined benefit plans. With these amendments, employees and alternate payees will accrue no future benefits under the plans after 31 December 2016. However, these amendments will not affect any benefits earned through that date

The Noble Group’s pension plan assets are exposed to the market prices of debt and equity securities. Changes to the pension plan asset values can impact the Noble Group’s pension expense, funded status and future minimum funding requirements. The Noble Group aims to reduce risk through asset diversification and by investing in long duration fixed-income securities that have a duration similar to that of its pension liabilities. At 31 December 2021, the value of the investments in the pension funds was USD 305.3 million, and a hypothetical 10.0% percent decrease in the value of the investments in the fund would have reduced the value of the fund by

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approximately USD 30.5 million. A significant decline in the value of pension assets could require Noble to increase funding of its pension plans in future periods, which could adversely affect cash flows in those periods. In addition, a decline in the fair value of these plan assets, in the absence of additional cash contributions to the plans by Noble, could increase the amount of pension cost required to be recorded in future periods by Noble.

In addition, the discount rates applied for future payment obligations is also a critical assumption in measuring the cost and benefit obligation of the Noble Group’s pension plans. The discount rate enables the Noble Group to state expected future cash payments for benefits as a present value on the measurement date. A lower discount rate increases the present value of benefit obligations and increases pension expense. The discount rates used to calculate the net present value of future benefit obligations for the US plans is based on the average of current rates earned on long-term bonds that receive a Moody’s rating of “Aa” or better. The Noble Group has determined that the timing and amount of expected cash outflows on its plans reasonably match this index. For the non-US plan, the discount rate used to calculate the net present value of future benefit obligations is determined by using a yield curve of high quality bond portfolios with an average maturity approximating that of the liabilities. A one percentage point decrease in the assumed discount rate would increase total pension expense for 2022 by approximately USD 1.3 million and would increase the projected benefit obligation at 31 December 2021 by approximately USD 51.8 million. A one percentage point increase in the assumed discount rate would increase total pension expense and decrease the projected benefit obligation by approximately USD 0.7 million and USD 41.1 million, respectively.

Funding requirements for benefit obligations of the Noble Group’s pension and other post-retirement benefit plans are also subject to legislative and other government regulatory actions. Future changes in estimates and assumptions associated with the Noble Group’s pension and other post-retirement benefit plans could have a material adverse effect on the Noble Group’s financial condition, results of operations, cash flows and/or financial disclosures.

Regulatory and Legal Risks relating to the Noble Group

1.1.49

Any violation of anti-bribery or anti-corruption laws, including the Foreign Corrupt Practices Act, the United Kingdom Bribery Act, or similar laws and regulations could result in significant expenses, divert management attention, and otherwise have a negative impact on the Noble Group.

The Noble Group operates in countries known to have a reputation for corruption. The Noble Group is subject to the risk that it, along with its affiliated entities or their respective officers, directors, employees and agents may take action determined to be in violation of such anti-corruption laws, including the US Foreign Corrupt Practices Act of 1977 (the “FCPA”), the United Kingdom Bribery Act 2010 (the “UK Bribery Act”), the United Kingdom Modern Slavery Act 2015 (the “UK Modern Slavery Act”) and similar laws in other countries. Any violation of the FCPA, UK Bribery Act, UK Modern Slavery Act or other applicable anti-corruption laws could result in substantial fines, sanctions, civil and/or criminal penalties and curtailment of operations in certain jurisdictions and might adversely affect the Noble Group’s business, financial condition and results of operations. In addition, actual or alleged violations could damage the Noble Group’s reputation and ability to do business. Further, detecting, investigating and resolving actual or alleged violations is expensive and can consume significant time and attention of the Noble Group’s senior management.

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1.1.50

The Noble Group’s operations are subject to numerous laws and regulations relating to the protection of the environment and of human health and safety, and compliance with these laws and regulations could impose significant costs and liabilities that exceed Noble’s current expectations.

Substantial costs, liabilities, delays and other significant issues could arise from environmental, health and safety laws and regulations covering the Noble Group’s operations, and the Noble Group may incur substantial costs and liabilities in maintaining compliance with such laws and regulations. The Noble Group’s operations are subject to extensive international conventions and treaties, and national or federal, state and local laws and regulations, governing environmental protection, including with respect to the discharge of materials into the environment and the security of chemical and industrial facilities. These laws govern a wide range of environmental issues, including:

•	the release of oil, drilling fluids, natural gas or other materials into the environment;

•	air emissions from the Noble Group’s drilling rigs or facilities;

•

handling, cleanup and remediation of solid and hazardous wastes at the Noble Group’s drilling rigs or the Noble Group’s facilities or at locations to which the Noble Group has sent wastes for disposal;

•	restrictions on chemicals and other hazardous substances; and

•

wildlife protection, including regulations that ensure the Noble Group’s activities do not jeopardize endangered or threatened animals, fish and plant species, nor destroy or modify the critical habitat of such species.

Various governmental authorities have the power to enforce compliance with these laws and regulations and the permits issued under them, oftentimes requiring difficult and costly actions. Failure to comply with these laws, regulations and permits, or the release of oil or other materials into the environment, may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations, the imposition of stricter conditions on or revocation of permits, the issuance of moratoria or injunctions limiting or preventing some or all of the Noble Group’s operations, delays in granting permits and cancellation of leases, or could affect the Noble Group’s relationship with certain consumers.

There is an inherent risk of the incurrence of environmental costs and liabilities in the Noble Group’s business, some of which may be material, due to the handling of the Noble Group’s customers’ hydrocarbon products as they are gathered, transported, processed and stored, air emissions related to the Noble Group’s operations, historical industry operations, and water and waste disposal practices. For example, the Noble Group, as an operator of mobile offshore drilling units in navigable US waters and certain offshore areas, including the US Outer Continental Shelf, are liable for damages and for the cost of removing oil spills for which the Noble Group may be held responsible, subject to certain limitations. The Noble Group’s operations may involve the use or handling of materials that are classified as environmentally hazardous. Environmental laws and regulations may expose the Noble Group to liability for the conduct of or conditions caused by others or for acts that were in compliance with all applicable laws at the time they were performed. Joint, several or strict liability may be incurred without regard to fault under certain environmental laws and regulations for the remediation of contaminated areas and in connection with past, present or future spills or releases of natural gas, oil and wastes on, under, or from past, present or future facilities. Private parties may have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage arising from the Noble Group’s operations. In addition, increasingly strict laws, regulations and enforcement policies could materially increase the Noble Group’s compliance costs and the cost of any remediation that may become necessary. The Noble Group’s insurance may not cover all environmental risks and costs or may not provide sufficient coverage if an environmental claim is made against the Noble Group.

The Noble Group’s business may be adversely affected by increased costs due to stricter pollution control equipment requirements or liabilities resulting from non-compliance with required operating or other regulatory

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permits. Also, the Noble Group might not be able to obtain or maintain from time to time all required environmental regulatory approvals for its operations. If there is a delay in obtaining any required environmental regulatory approvals, or if the Noble Group fails to obtain and comply with them, the operation or construction of Noble’s facilities could be prevented or become subject to additional costs. In addition, the steps the Noble Group could be required to take to bring certain facilities into regulatory compliance could be prohibitively expensive, and the Noble Group might be required to shut down, divest or alter the operation of those facilities, which might cause the Noble Group to incur losses.

The Noble Group makes assumptions and develops expectations about possible expenditures related to environmental conditions based on current laws and regulations and current interpretations of those laws and regulations. If the interpretation of laws or regulations, or the laws and regulations themselves, change, the Noble Group’s assumptions may change, and new capital costs may be incurred to comply with such changes. In addition, new environmental laws and regulations might adversely affect the Noble Group’s operations, as well as waste management and air emissions. For instance, governmental agencies could impose additional safety requirements, which could affect the Noble Group’s profitability. Further, new environmental laws and regulations might adversely affect the Noble Group’s customers, which in turn could affect the Noble Group’s profitability.

Finally, although some of the Noble Group’s drilling rigs will be separately owned by Noble’s subsidiaries, under certain circumstances a parent company and all of the unit-owning affiliates in a group under common control engaged in a joint venture could be held liable for damages or debts owed by one of the affiliates, including liabilities for oil spills under environmental laws. Therefore, it is possible that Noble could be subject to liability upon a judgment against Noble or any one of Noble’s subsidiaries.

1.1.51	Unionization efforts and labor regulations in certain countries in which the Noble Group operates could materially increase the Noble Group’s costs or limit its flexibility.

Certain of the Noble Group’s employees and contractors in international markets are represented by labor unions or work under collective bargaining or similar agreements, which are subject to periodic renegotiation. Efforts may be made from time to time to unionize portions of the Noble Group’s workforce. In addition, the Noble Group may be subject to strikes or work stoppages and other labor disruptions in the future. Additional unionization efforts, new collective bargaining agreements or work stoppages could materially increase the Noble Group’s costs, reduce the Noble Group’s revenues or limit its operational flexibility.

1.1.52	Any failure to comply with the complex laws and regulations governing international trade could adversely affect the Noble Group’s operations.

The shipment of goods, services and technology across international borders subjects the Noble Group’s business to extensive trade laws and regulations. Import activities are governed by unique customs laws and regulations in each of the countries of operation. Moreover, many countries, including the United States, control the export and re-export of certain goods, services and technology and impose related export recordkeeping and reporting obligations. Governments also may impose economic sanctions against certain countries, persons and other entities that may restrict or prohibit transactions involving such countries, persons and entities. US sanctions, in particular, are targeted against certain countries that are heavily involved in the petroleum and petrochemical industries, which includes drilling activities.

The laws and regulations concerning import activity, export recordkeeping and reporting, export control and economic sanctions are complex and constantly changing. These laws and regulations may be enacted, amended, enforced or interpreted in a manner materially impacting the Noble Group’s operations. Shipments can be delayed and denied export or entry for a variety of reasons, some of which are outside the Noble Group’s control and some of which may result from failure to comply with existing legal and regulatory regimes. Shipping delays or denials could cause unscheduled operational downtime. Any failure to comply with applicable legal and

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regulatory trading obligations could also result in criminal and civil penalties and sanctions, such as fines, imprisonment, debarment from government contracts, seizure of shipments and loss of import and export privileges.

Currently, the Noble Group does not, nor does it intend to, operate in countries that are subject to significant sanctions and embargoes imposed by the US government or identified by the US government as state sponsors of terrorism, such as the Crimean region of Ukraine, Cuba, Iran, North Korea and Syria. The US sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time. There can be no assurance that the Noble Group will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines or other penalties and could result in some investors deciding, or being required, to divest their interest, or not to invest, in the Noble Group. In addition, certain institutional investors may have investment policies or restrictions that prevent them from holding securities of companies that have contracts with countries identified by the US government as state sponsors of terrorism or with countries that are otherwise subject to US sanctions and embargo laws. In addition, the Noble Group’s reputation and the market for Noble’s securities may be adversely affected if Noble engages in certain other activities, such as entering into drilling contracts with individuals or entities in countries subject to significant US sanctions and embargo laws that are not controlled by the governments of those countries, or engaging in operations associated with those countries pursuant to contracts with third parties that are unrelated to those countries or entities controlled by their governments.

Risks relating to the Maersk Drilling Group

Risks relating to the Maersk Drilling Group’s Business and Operations

1.1.53

The Maersk Drilling Group’s business involves numerous operating hazards. If a significant accident or other event occurs, and is not fully covered by the Maersk Drilling Group’s insurance policies or any enforceable or recoverable indemnity, it could have a material adverse effect on the Maersk Drilling Group’s business, financial condition, and results of operations.

The Maersk Drilling Group’s operations are subject to hazards inherent in drilling for oil and natural gas, such as blowouts, reservoir damage, loss of production, loss of well control, punch through (for example, when one leg of the drilling rig breaks through the sea floor crust, destabilizing the rest of the rig), lost or stuck drill strings, equipment defects, craterings, fires, explosions and pollution. Offshore drilling and the provision of well services require the use of heavy equipment and exposure to hazardous conditions which carry inherent health and safety risks. The Maersk Drilling Group’s operations are also subject to hazards inherent in marine operations, such as capsizing, grounding, navigation errors, collision, oil and hazardous substance spills, extensive uncontrolled fires, damage from severe weather conditions, and marine life infestations. Such hazards could expose the Maersk Drilling Group to the risk of suspension or termination of operations, regulatory penalties or sanctions, property, environmental and other damage claims by customers or other third parties, which may in turn have a material adverse effect on the Maersk Drilling Group’s business, financial condition, results of operations, and reputation.

The Maersk Drilling Group’s insurance policies may not adequately cover losses, and the Maersk Drilling Group does not have insurance coverage or rights to an indemnity for all risks. In addition, the Maersk Drilling Group’s insurance coverage will not provide sufficient funds in all situations to protect the Maersk Drilling Group from all liabilities that could result from its operations, including because the amount of the Maersk Drilling Group’s insurance cover may be less than the related impact on enterprise value after a loss, and the Maersk Drilling Group’s coverage also includes policy limits. As a result, the Maersk Drilling Group retains the risk through paying directly for any losses in excess of these limits. The Maersk Drilling Group may also decide to retain substantially more risk through reduction of its insurance policies, and thus paying directly for potential losses in the future.

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Although it is the Maersk Drilling Group’s policy to obtain contractual indemnities for as much as possible, it may not always be able to negotiate provisions to protect against all risks. Further, even when the Maersk Drilling Group receives indemnities from customers these may not be easily enforced and will be of limited value if the relevant customers do not have adequate resources to indemnify the Maersk Drilling Group.

No assurance can be made that the Maersk Drilling Group has, or the Combined Group will be able to maintain in the future, adequate insurance or indemnity against certain risks, and there is no assurance that such insurance or indemnification agreements will adequately protect the Maersk Drilling Group and the Combined Group against liability from all of the consequences of the hazards and risks described above. The occurrence of a significant accident or other adverse event which is not fully covered by the Maersk Drilling Group’s insurance or any enforceable or recoverable indemnity from a customer could result in substantial losses for the Maersk Drilling Group and could materially adversely affect the Maersk Drilling Group’s results of operations, cash flow and financial condition. The occurrence of a significant accident or other adverse event could also cause the cost of insurance to increase significantly and have a material adverse effect on the Maersk Drilling Group’s earnings, cash flow and financial condition.

1.1.54

The Maersk Drilling Group relies on third-party subcontractors to complete some parts of its projects and its operations may be adversely affected by the sub-standard performance or non-performance of those third-party subcontractors.

The Maersk Drilling Group engages third-party subcontractors to perform some parts of its projects and in respect of new business models a majority of the services under a project may be subcontracted to third-party subcontractors. Subcontractors are used to perform certain services and to provide certain input in areas where the Maersk Drilling Group does not have requisite expertise. The subcontracting of work exposes the Maersk Drilling Group to risks associated with planning, interface, non-performance, delayed performance or substandard performance by its subcontractors. Any inability to hire qualified subcontractors could hinder successful completion of a project. Further, the Maersk Drilling Group’s employees may not have the requisite skills to be able to monitor or control the performance of these subcontractors. The Maersk Drilling Group may suffer losses on contracts if the amounts it is required to pay for subcontractor services exceed its original estimates. Remedial or mitigating actions, such as requiring contractual obligations on subcontractors that are similar to those the Maersk Drilling Group has with its customers, and requesting parent guarantees to cover non-performance by subcontractors, may not be available or sufficient to mitigate the risks associated with subcontractors. For example, the Maersk Drilling Group has experienced issues with the performance of some of its key suppliers in the past, in particular in relation to delays in the delivery and maintenance of its subsea well-control equipment. Such issues could have a negative effect on Maersk Drilling Group’s business, financial condition, and results of operations.

1.1.55

The Maersk Drilling Group relies on third-party suppliers to provide parts, crew and equipment, and its operations may be adversely affected by supplier production disruptions, quality and sourcing issues, price increases or consolidation of suppliers as well as equipment breakdowns.

The Maersk Drilling Group’s reliance on third-party suppliers, manufacturers and service providers to secure equipment and crew used in the Maersk Drilling Group’s drilling operations exposes it to volatility in the quality, price and availability of such items. Certain specialized parts, crew and equipment used by the Maersk Drilling Group in its operations may be available only from a single or a small number of suppliers. A disruption in the deliveries from such third-party suppliers, capacity constraints, production disruptions, price increases, defects or quality-control issues, recalls or other decrease in the availability or servicing of parts and equipment could adversely affect the Maersk Drilling Group’s ability to meet its commitments towards its customers, adversely impact operations and revenues by resulting in uncompensated downtime, reduced day rates under the relevant drilling contracts, cancellation or termination of contracts, or increased operating costs. In addition, consolidation of suppliers may limit the Maersk Drilling Group’s ability to obtain supplies and services when needed at an acceptable cost or at all.

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Equipment deficiencies or breakdowns, whether due to faulty parts, quality control issues or inadequate installation, may result in increased maintenance costs and could adversely affect the Maersk Drilling Group’s operations and revenues by resulting in financial downtime. For example, the Maersk Drilling Group has a multiyear maintenance project to overhaul jacking gears on certain jack-up rigs involving significant costs. While the Maersk Drilling Group is pursuing recovery options in respect of certain of the project costs, there can be no assurance as to the extent to which Maersk Drilling will recover those costs. If mitigation measures put in place by the Maersk Drilling Group are not effective, it could lead to significant financial downtime, adversely affect the Maersk Drilling Group’s ability to meet its commitments towards its customers, potential cancellation or termination of drilling contracts, suspension or termination of operations, regulatory penalties or sanctions, property, environmental and other damage claims by customers or other third parties, which may in turn have a material adverse effect on the Maersk Drilling Group’s business, financial condition, results of operations, and reputation.

1.1.56

The Maersk Drilling Group faces risks associated with creating and executing new business models, particularly when such business models involve a risk profile, remuneration, or financial scheme that is different from a conventional drilling contract.

As an important part of its “Smarter Drilling for Better Value” strategy, the Maersk Drilling Group is exploring, and has in the past, implemented various degrees of, innovative business models with customers and partners in order to expand its share of the value chain, while simultaneously creating better outcomes for its customers and long-term resilience of its business through increased customer collaboration, differentiation and utilization. Although such business model innovation is intended to offer further earnings opportunities for the Maersk Drilling Group, there are risks associated with creating and executing new business models, particularly when such business models involve a risk profile, remuneration, or financial scheme that is different from the Maersk Drilling Group’s conventional drilling contracts.

The Maersk Drilling Group is currently implementing two broad categories of business models including:

integrating new services into joint offerings to customers as an integrated service provider with the objective of removing waste in the well-delivered supply-chain through better orchestration and alignment of incentives; and

offering new financial models focused on risk and reward sharing through, among other things, deferred payments, fixed pricing or co-investments, enabling operators to develop fields that would otherwise be economically challenged. However, forecasting the success of any new business model is inherently uncertain and depends on a number of factors both within and outside of the Maersk Drilling Group’s control. The Maersk Drilling Group’s actual revenue and profit generated from such business models may be significantly greater or less than forecasts. In addition, the efficiencies anticipated from new business models may fail to be realized, the costs may be higher and the counterparty risk greater than expected. In addition, as the Maersk Drilling Group creates and executes more new business models and expands into other parts of the value chain, the Maersk Drilling Group’s risk profile may continue to shift. See also 1.4.2 “The Maersk Drilling Group relies on third-party subcontractors to complete some parts of its projects and its operations may be adversely affected by the sub-standard performance or non-performance of those third-party subcontractors”, 1.4.31 “The Maersk Drilling Group’s international activities increase the compliance risk associated with applicable anti-corruption laws” and 1.4.32 “The Maersk Drilling Group’s international activities increase the compliance risks associated with economic and trade sanctions imposed by the United States, the European Union and other jurisdictions.” Entering into new business models could have an adverse impact on the Maersk Drilling Group’s business, financial condition, and results of operations.

See also 13.3 “Strategy” for more information on the Maersk Drilling Group’s strategy.

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1.1.57	The Maersk Drilling Group’s drilling rigs are subject to damage or destruction by severe weather, and its drilling operations may be affected by severe weather conditions.

Some of the Maersk Drilling Group’s drilling rigs are located in areas that frequently experience hurricanes and other forms of severe weather conditions. For example, rigs located in certain parts of the North Sea may be subject to strong currents and low service temperatures, and rigs operating in the US Gulf of Mexico may from time to time be subject to tropical storm systems with high winds and waves. These conditions can cause damage or destruction to its drilling rigs. Further, high winds and turbulent seas could cause the Maersk Drilling Group to suspend operations on drilling rigs for significant periods of time. Even if its drilling rigs are not damaged or lost due to severe weather, the Maersk Drilling Group may experience disruptions in its operations due to evacuations, reduced ability to transport personnel or necessary supplies to the drilling unit, or damage to its customers’ platforms and other related facilities. Future severe weather could result in the loss or damage to the Maersk Drilling Group’s rigs or curtailment of its operations, which could adversely affect the Maersk Drilling Group’s business, financial condition, and results of operations.

1.1.58

The Maersk Drilling Group may experience reduced profitability or not fully realize its backlog of drilling revenue if its customers terminate, seek to renegotiate or fail to exercise an option to extend its drilling contracts, or if it fails to secure new drilling contracts.

The Maersk Drilling Group may be subject to the risk of its customers seeking to terminate or renegotiate their contracts. Customers’ financial positions, as well as restricted credit markets, may adversely affect their ability to perform their obligations under drilling contracts with the Maersk Drilling Group. As an example, the Maersk Drilling Group has experienced, as a result of events significantly, adversely affecting customers’ demand for offshore drilling services (such as the COVID-19 pandemic), customers seeking to terminate or renegotiate their contracts. If the Maersk Drilling Group’s customers cancel or are unable or unwilling to renew some of their contracts, the Maersk Drilling Group will need to secure a new contract for that drilling rig and any time lag in doing so could lead to a period of non-utilization. In addition, where the Maersk Drilling Group tenders for new contracts, it is generally difficult to predict whether it will be awarded contracts on favorable terms or at all. The tenders are affected by a number of factors beyond the Maersk Drilling Group’s control, such as market conditions, competition (including the intensity of the competition in a particular market), financing arrangements and government approvals required by customers. If the Maersk Drilling Group is unable to secure new contracts on a timely basis and on substantially similar or better terms, if contracts are disputed or suspended for a period of time, or if a number of its contracts are renegotiated, such events would adversely affect the Maersk Drilling Group’s business, financial condition, and results of operations.

In addition, customers exploring for or producing oil and/or natural gas (“E&P Companies”) commonly ask for options to extend their drilling contracts to include additional work. Such options may expose the Maersk Drilling Group to risk as the customer may decide not to exercise the option and the Maersk Drilling Group may, in the meantime, have to decline other work. In order to mitigate this risk, options should be exercised with a reasonable notice, however, getting E&P Companies to agree to include adequate notice provisions is difficult to achieve in a weak market. The need for long notice periods reflects the long lead times that characterize the industry in which the Maersk Drilling Group operates. Drilling rigs are often contracted long in advance of the date on which drilling commences and without adequate notice periods for options, the Maersk Drilling Group’s ability to market the rig effectively for future contacts may be compromised. Even if the customer decides to exercise the option and provides adequate notice, the terms of the option may be less favorable than the Maersk Drilling Group may otherwise be able to secure with alternative contracts.

Most of the Maersk Drilling Group’s drilling contracts may be cancelled by the customer without a termination fee becoming payable upon the occurrence of events beyond the Maersk Drilling Group’s control such as the loss or destruction of the drilling rig, or the suspension of drilling operations for a specified period of time as a result of a breakdown of critical equipment. While most of its contracts require the customer to pay a termination fee in the event of an early cancellation without cause, early termination payments will in most cases

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not fully compensate the Maersk Drilling Group for the full revenue loss of the contract and could result in the drilling rig becoming idle for an extended period of time. If the Maersk Drilling Group or its customers are unable to perform under existing contracts for any reason, or if the Maersk Drilling Group replaces terminated contracts with new contracts having less favorable terms, the Maersk Drilling Group’s backlog of estimated revenue would decline, adversely affecting the Maersk Drilling Group’s business, financial condition, and results of operations.

Additionally, the Maersk Drilling Group’s customers may be entitled to pay a waiting, or standby, rate lower than the full operational day rate if a drilling rig is not available to be fully operational for the customer. In addition, if a drilling rig is taken out of service for maintenance and repair for a period of time exceeding the scheduled maintenance periods set forth in the drilling contract, the Maersk Drilling Group may not be entitled to payment of day rates until the rig is able to work. If the interruption of operations were to exceed a determined period, the Maersk Drilling Group’s customers may have the right to pay a rate that is significantly lower than the waiting rate for a period of time or may terminate the drilling contracts related to the subject rig. Prolonged payment of reduced rates or termination of any drilling contract as a result of an interruption of operations could materially adversely affect the Maersk Drilling Group’s business, financial condition, and results of operations.

The announcement and pendency of the Business Combination, and uncertainty about the effects of the Business Combination, may increase the risks outlined above and may adversely affect the Maersk Drilling Group’s ability to pursue otherwise attractive business opportunities as suppliers, vendors, partners, customers and other counterparties defer entering into contracts with, or making other decisions concerning the Maersk Drilling Group or seek to modify or terminate existing relationships with the Maersk Drilling Group.

1.1.59	The Maersk Drilling Group has certain customer concentrations, and the loss of a significant customer would adversely impact its financial results.

For the year ended 31 December 2021, six customers accounted for 77% of the Maersk Drilling Group’s consolidated revenue. Many of these relationships have lasted over 10 years. Of the USD 1.9 billion in contracted backlog as of 31 December 2021 (backlog represents expected revenues for 2022 and beyond and excludes Maersk Inspirer), 93% is attributable to six customers. See 17.4 “Contract Drilling Services Backlog.” The loss or material reduction of business from a significant customer could therefore have a material adverse impact on the Maersk Drilling Group’s results of operations and cash flows. Moreover, the Maersk Drilling Group’s drilling contracts subject it to counterparty risks. See 1.4.16 “The Maersk Drilling Group is exposed to the credit risks of key customers and certain other third parties.” The ability of each of the Maersk Drilling Group’s counterparties to perform its obligations under a contract with it will depend on a number of factors that are beyond its control such as the overall financial condition of the counterparty. Should a significant customer fail to honor its obligations under an agreement with the Maersk Drilling Group, the Maersk Drilling Group could sustain losses, which could have a material adverse effect on its business, financial condition, and results of operations.

1.1.60	Loss of key personnel or the failure to obtain or retain highly skilled personnel could have a material adverse effect on the Maersk Drilling Group’s operations.

The Maersk Drilling Group’s success depends on its retention of key personnel and its ability to recruit, retain and develop skilled personnel for its business. The demand for personnel with the capabilities and experience required in the oil and natural gas services industries is high, and even higher when market conditions are strong, and success in attracting and retaining such employees is not guaranteed. In addition, the oil and gas industry generally has increasingly struggled to attract talented and qualified personnel. There is intense competition for skilled personnel and there are, and may continue to be, shortages in the availability of engineers and other appropriately skilled people at all levels. Shortages of qualified personnel or the Maersk Drilling Group’s inability to obtain and retain qualified personnel could have a material adverse effect on the Maersk Drilling Group’s business, financial condition, and results of operations.

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In addition, uncertainty about the effect of the Business Combination on employees may impair the Maersk Drilling Group’s ability to retain and motivate key personnel. If the key employees depart because of uncertainty about their future roles and the potential complexities of the Business Combination, the Maersk Drilling Group’s business, financial condition and results of operations could be materially and adversely affected. See also 1.4.9 “Labor interruptions could have a material adverse effect on the Maersk Drilling Group’s Operations.”

1.1.61	Labor interruptions could have a material adverse effect on the Maersk Drilling Group’s operations.

As of 31 December 2021, the Maersk Drilling Group had approximately 1,700 offshore and approximately 800 onshore employees. Labor interruptions may materially impact the Maersk Drilling Group. Certain of the Maersk Drilling Group’s employees and contractors in international markets, such as Norway and to a lesser extent Denmark, are represented by labor unions and work under collective bargaining or similar agreements, which are subject to periodic renegotiation. Although the Maersk Drilling Group has not experienced any labor disruptions in connection with its own personnel, there can be no assurance that labor disruptions by the Maersk Drilling Group’s employees will not occur in the future. Further, unionized employees of third parties on whom the Maersk Drilling Group relies may be involved in strikes or other forms of labor unrest, causing operational disruptions for the Maersk Drilling Group. Such industrial actions could result in additional costs to the Maersk Drilling Group, as well as limitations on the Maersk Drilling Group’s ability to operate its drilling rigs or provide services to its customers, which may have a material adverse impact on its business, financial condition, and results of operations. Further strikes are considered a possibility each year during annual salary negotiations. If future labor strikes force Maersk Drilling Group to shut down any of its operations, it could have a material adverse impact on its business, financial condition, and results of operations.

In addition, the Maersk Drilling Group will be required to reduce the size of its workforce post-Business Combination. Even if the process is implemented in accordance with the labor law practices in the relevant jurisdictions, there is a risk that certain redundancies may be challenged by employees or labor unions, and thus leading to multiple negotiations or legal proceedings. Such legal proceedings would result in additional costs for legal fees and, if unfavorable decisions were to be made against the Maersk Drilling Group, fines or damages. There is also a risk that the process will give rise to labor actions. Furthermore, major redundancies may also negatively affect the remaining personnel’s work environment and thereby harm daily operations.

1.1.62

The market value of equipment currently owned by the Maersk Drilling Group, including rigs, newbuilds and any further rigs the Maersk Drilling Group may acquire in the future may decrease. This could cause the Maersk Drilling Group to incur losses due to impairment of book values or if it decides to sell assets.

The fair market value of the drilling rigs and equipment currently owned by the Maersk Drilling Group and/or those the Maersk Drilling Group may acquire in the future, may increase or decrease depending on a number of factors, including:

general economic and market conditions affecting the offshore contract drilling industry, including competition from other offshore contract drilling companies;

types, sizes and ages of the drilling rigs and equipment;

supply and demand for drilling rigs and equipment;

cost of newbuilds;

impact on financing by way of certain covenants under the Maersk Drilling Facilities Agreements;

prevailing level of drilling services contract day rates and utilisation;

operational cost levels of rigs;

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future expectations of contract day rates, utilization, and operational cost levels;

discount rate used for future earnings;

government laws and regulations, including environmental protection laws and regulations and such laws becoming more stringent; and

technological advances.

The Maersk Drilling Group evaluates its book values on a regular basis based on the factors above and if drilling rig and equipment values fall significantly, the Maersk Drilling Group may have to record an impairment loss in its financial statements, which could adversely affect the Maersk Drilling Group’s financial results and condition. In 2021, the Maersk Drilling Group recognized an impairment reversal of USD 11 million in connection with the sale of the Mærsk Gallant.

1.1.63

Upgrade, refurbishment and repair projects are subject to risks, including delays and cost overruns, which could have an adverse impact on the Maersk Drilling Group’s available cash resources and results of operations.

The Maersk Drilling Group incurs upgrade, refurbishment and repair expenditures for its rigs from time to time, typically when upgrades are required by industry standards and/or by law. Such expenditures are also necessary in response to requests by customers, inspections, regulatory or certifying authorities or when a rig is damaged. Upgrade, refurbishment and repair projects are subject to execution risks, including cost overruns or delays resulting from, for example:

unexpected long delivery times for, or shortages of, key equipment, parts and materials as has occurred from time to time;

shortages of skilled labor and other shipyard personnel necessary to perform the work;

unforeseen increases in the cost of equipment, labor and raw materials, particularly steel as has occurred from time to time;

unforeseen design and engineering problems;

latent damages to or deterioration of hull, equipment and machinery in excess of engineering estimates and assumptions, as may occur as a result of operating in a harsh environment such as certain parts of the North Sea;

health, safety, security and environment (“HSSE”) incidents occurring during the project;

disputes with or financial or other difficulties at shipyards and suppliers;

changes to a particular customers’ specifications;

failure or delay in obtaining acceptance of a rig from a customer;

adverse weather conditions, such as the harsh environments found in certain parts of the North Sea or extreme weather conditions found from time to time in the US Gulf of Mexico; and

inability or delay in obtaining flag-state, classification society, certificate of inspection, or regulatory approvals.

Significant cost overruns and/or delays have in the past and could in the future adversely affect the Maersk Drilling Group’s business, financial condition, and results of operations. Additionally, capital expenditures and deferred costs for upgrading and refurbishment projects, including any planned refurbishments, upgrades or conversions of the rigs, could exceed the Maersk Drilling Group’s planned capital expenditures. Failure to complete an upgrade, refurbishment, repair or conversion projects on time may, in some circumstances, result in the delay, renegotiation or cancellation of a drilling contract and could put at risk planned arrangements to

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commence operations on schedule. The Maersk Drilling Group could also be exposed to contractual penalties for failure to complete an upgrade, refurbishment or repair project and consequentially a failure to commence operations in a timely manner. Rigs undergoing upgrade, refurbishment or repairs generally do not earn a day rate during the period they are out of service. Failure by the Maersk Drilling Group to minimize lost day rates resulting from the immobilization of its rigs may materially adversely impact the Maersk Drilling Group’s business, financial condition, and results of operations.

1.1.64

There may be limits to the Maersk Drilling Group’s ability to mobilize rigs between geographic areas, and the duration, risks and associated costs of such mobilizations may be material to the Maersk Drilling Group’s business.

The offshore drilling industry is a global market as rigs can, depending on the technical capability of a rig to relocate and operate in various environments, as well as a rig’s regulatory compliance with local technical requirements, be moved from one area to another. However, mobilization of rigs is expensive and time-consuming and can be impacted by several factors including, but not limited to, governmental regulation and customs practices, availability of tugs and dry tow vessels, weather, currents, political instability, civil unrest, and military actions and rigs may as a result become stranded. Some jurisdictions, such as Norway, enforce strict technical requirements on the rigs, requiring substantial physical modification to the rigs before they can be utilized. Such modifications may require significant capital expenditures, and as a result, may limit the use of the rigs to those jurisdictions in the future. In addition, mobilization always caries the risk of damage to the rig. Failure to mobilize a rig in accordance with the deadlines set by a specific customer contract could result in a loss of compensation, liquidated damages or the cancellation or termination of the contract. In some cases, the Maersk Drilling Group may not be paid for the time that a rig is out of service during mobilization. In addition, in the hope of securing future contracts, the Maersk Drilling Group may choose to mobilize a rig to another geographic market without a customer contract in place. If no customer contracts are acquired, Maersk Drilling Group would be required to absorb these costs. Mobilization and relocating activities could therefore potentially have a material adverse effect on the Maersk Drilling Group’s business, financial condition, and results of operations.

1.1.65

Reactivation of stacked rigs is subject to risks, including delays and cost overruns, which could have an adverse impact on the Maersk Drilling Group’s available cash resources and results of operations.

As of 31 December 2021, the Maersk Drilling Group had one jack-up rig stacked in Denmark and one semi-submersible rig stacked in the Caspian Sea. See 13.1 “Overview”. The Maersk Drilling Group expects to reactivate those of its rigs that are currently stacked once those rigs are contracted and may consider reactivating additional rigs in anticipation of expected positive economic returns on such reactivation. Reactivation projects are subject to execution risks, including cost overruns or delays, which may adversely affect the Maersk Drilling Group’s business, financial condition, and results of operations. Capital expenditures and deferred costs for reactivation of stacked rigs could also exceed the Maersk Drilling Group’s planned capital expenditures. Failure to complete a reactivation on time may, in some circumstances, result in the delay, renegotiation or cancellation of a drilling contract and could put at risk planned arrangements to commence operations on schedule, exposing the Maersk Drilling Group to contractual penalties. A successful reactivation project could be impacted if incorrect or insufficient preservation processes were used during the stacking period, causing increased costs and/or delays for reactivation beyond that budgeted.

1.1.66	Physical infrastructure and logistics systems in some of the areas where the Maersk Drilling Group operates are underdeveloped.

Physical infrastructure and logistics systems, such as roads, air transport facilities and lines of communication, in certain areas of the world where the Maersk Drilling Group operates, are under developed and may not have been adequately funded and maintained. For example, the Maersk Drilling Group operates in

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certain areas that are concurrently developing infrastructure around the oil and gas industry, such as West Africa, and such infrastructure is not always fully developed at the time that the Maersk Drilling Group is operating in the region. This may have an effect on the efficiency and safety of the Maersk Drilling Group’s operations in these regions due to reduced efficiency, predictability, reliability, and safety in the transportation of equipment and personnel. Breakdowns or failures of any part of the physical infrastructure or logistics systems in the areas where the Maersk Drilling Group operates may disrupt the Maersk Drilling Group’s normal business activities, cause the Maersk Drilling Group to suspend operations, or make Maersk Drilling Group operations impossible. Such circumstances, or any further deterioration of the physical infrastructure in the areas where the Maersk Drilling Group operates, may increase the costs of doing business and interrupt business operations, any or all of which could have a material adverse effect on the Maersk Drilling Group’s business, financial condition, and results of operations. In addition, as many new areas for drilling for oil and natural gas are made in areas of the world that may still be developing the relevant infrastructure, the Maersk Drilling Group’s exposure to this risk may increase in the future.

1.1.67

The Maersk Drilling Group’s business, financial condition, and results of operations may be adversely affected if it does not make accurate assumptions and estimates when tendering for new drilling contracts.

The Maersk Drilling Group must make certain assumptions and estimates when it tenders for new contracts, as well as identify key issues and risks (including, but not limited to, the degree of complexity of the project assumptions regarding rig efficiency or utilization of equipment, HSSE performance requirements, operational expenses, mobilization costs, tax payments, availability of skilled personnel and availability of critical equipment with long lead times). Assumptions are particularly necessary when tendering for a new client or entering new product or geographic markets. Even when a risk is properly identified, the Maersk Drilling Group may be unable to or may not accurately quantify it. Unforeseen or unanticipated risks and incorrect assumptions when bidding for a contract may lead to increased costs and/or loss of revenue for the Maersk Drilling Group and could adversely affect its business, financial condition, and results of operations.

1.1.68	The Maersk Drilling Group is exposed to the credit risks of key customers and certain other third parties.

The Maersk Drilling Group is subject to risks of loss resulting from the non-payment or non-performance by third parties of their obligations. Although the Maersk Drilling Group monitors and manages counterparty risks, some of the Maersk Drilling Group’s customers and other parties may be highly leveraged and subject to their own operating, financial and regulatory risks. For example, some of the Maersk Drilling Group’s contractual counterparts are special purpose vehicles created for the purpose of carrying out a specific offshore oil and gas project. These special purpose vehicles typically have limited assets or capital, and the Maersk Drilling Group is not always able to obtain parent or third-party performance or financial guarantees for such counterparts’ obligations. During more challenging market environments, the Maersk Drilling Group will be subject to an increased risk of customers seeking to repudiate contracts. The ability of the Maersk Drilling Group’s customers to perform their contractual obligations may also be adversely affected by restricted credit markets and economic downturns. Any bankruptcy, insolvency or inability by the Maersk Drilling Group’s customers to settle their debts or honor their obligations to the Maersk Drilling Group when they fall due may adversely affect the Maersk Drilling Group’s business, financial condition, and results of operations.

The Maersk Drilling Group may also have considerable risk in relation to joint-venture partners and other parties with whom the Maersk Drilling Group does and will collaborate with, in particular related to the possible non-performance of such parties of their obligation towards the Maersk Drilling Group. See 1.4.21 “The Maersk Drilling Group faces risks associated with joint ventures and investments in associates”.

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1.1.69	The Maersk Drilling Group’s labor costs and related operating costs could increase as a result of a number of factors.

A number of factors could increase the Maersk Drilling Group’s labor costs and potentially affect other costs of operations. For example, during historic periods of high growth within the industry, the cost of qualified personnel and equipment has increased dramatically. Even during periods of low growth within the industry, personnel and operating costs related to specific operations may increase as a result of increasingly-stringent local content requirements, which require personnel, services, and equipment to be sourced from the local jurisdiction (see also 1.4.26 “The Maersk Drilling Group is subject to complex laws and regulations in various jurisdictions that can adversely affect the cost, manner or feasibility of conducting its business”).

Although the Maersk Drilling Group’s longer term contracts (those over 12 months in length) with customers typically include price escalation clauses, which establish agreed annual rate increases typically linked to a relevant index to cover the Maersk Drilling Group’s increased costs, there can be no assurance that such clauses will be sufficient to fully compensate the Maersk Drilling Group for higher personnel expenses or related operational costs. Further, certain countries where the Maersk Drilling Group operates may lack a suitable price escalation index, which makes it difficult for the Maersk Drilling Group to negotiate an acceptable escalation clause. Additional labor and related operating costs could have a material adverse effect on the Maersk Drilling Group’s business, financial condition, and results of operations.

1.1.70	The Maersk Drilling Group’s operating and maintenance costs will not necessarily fluctuate in proportion to changes in operating revenues.

The majority of Maersk Drilling’s operating revenues are derived from day rates which are subject to fluctuations depending on external factors that include, but are not limited to, the general level of oil and gas prices and the demand and supply of drilling rigs. The same cannot be said for the Maersk Drilling Group’s operating and maintenance costs which are largely fixed in nature. Since record high day rates in 2014, day rates included in new contracts for Maersk Drilling Group’s drilling rigs have declined. In response, the Maersk Drilling Group has implemented cost reductions, however operating and maintenance costs have not declined in line with day rates during the same period. From 2017 into 2020, gradual improvements in day rates were observed, reflecting an upturn in the general market. In March 2020, in conjunction with the spread of a global pandemic, day rates and demand for drilling rigs fell to all-time lows. Since then, in the backdrop of the increased oil price, demand for drilling rigs has rebounded and day rates have seen meaningful recoveries, although they still remain below levels observed in 2014. In a situation where a drilling rig faces longer idle periods, reductions in costs may not be immediate as some of the crew may be required to prepare drilling rigs for the idle period and the Maersk Drilling Group may not be able to successfully redeploy crew members who are not required to maintain the drilling rig. Accordingly, there can be no assurance that the Maersk Drilling Group will be successful in reducing its costs proportionately under circumstances where its revenues may also have decreased. To the extent that changes in the Maersk Drilling Group’s operating and maintenance costs are not proportionate to changes in operating revenues there may be a material adverse effect on the Maersk Drilling Group’s business, financial condition, and results of operations.

1.1.71

The Maersk Drilling Group’s success depends to a large extent on IT systems, and the occurrence of an attack or other IT systems incident or break down could result in operational disruption, theft or data corruption and could cause financial or reputational harm to the Maersk Drilling Group.

The Maersk Drilling Group’s ability to timely and correctly obtain, process and transmit data related to its operations and products is critical to the effective management of its business. A breakdown of or disruption to any of the Maersk Drilling Group’s IT systems could materially impact its relationships with customers, its reputation and its operating costs and margins.

As dependence on digital technologies has increased, cyber incidents, including deliberate attacks or unintentional events, have also increased. A cyberattack could include gaining unauthorized access to digital

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systems for purposes of misappropriating assets or sensitive information, corrupting data or causing operational disruptions and denial-of-service. In June 2017, A.P. Møller—Mærsk A/S and its consolidated subsidiaries (together, the “Maersk Group”), and many other firms and organizations in Europe and the United States, experienced a malicious ransomware-based cyberattack which resulted in significant and extended disruptions to critical IT systems and infrastructure. As a part of the Maersk Group at the time, the Maersk Drilling Group relied on certain of the Maersk Group’s IT systems. The cyberattack resulted in an effective lock down of infected computers on the Maersk Group’s network, with files and documents on affected systems involuntarily encrypted and rendered inaccessible. The cyberattack significantly limited computer access on the administrative side of the Maersk Drilling Group’s IT systems and infrastructure. However, due to information security counter-measures, the Maersk Drilling Group’s operations were unaffected by the cyberattack.

The Maersk Drilling Group’s technologies, systems and networks, and those of third parties on which the Maersk Drilling Group relies, could be the target of future cyberattacks or information security breaches. Any such event could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of proprietary and other information, or other disruption to the Maersk Drilling Group’s business and operations. In addition, certain cyber incidents, such as surveillance, could remain undetected for an extended period of time. There can be no assurance that the Maersk Drilling Group will not be the target of cyberattacks in the future or suffer losses related to any such cyber incident.

Such attacks could lead to IT systems downtime, loss of access to business applications, inability to meet legal, regulatory or contractual requirements, loss of business information and/or intellectual property through destruction or theft and adversely impact production networks and production capabilities. If the Maersk Drilling Group is not successful in achieving additional operational efficiencies and enhanced IT security through ongoing maintenance, improvement and development of its IT systems, its ability to maintain operational efficiencies and cost structure relative to its competitors and to defend against such cyber incidents could deteriorate, which could have a material adverse effect on the Maersk Drilling Group’s business, financial condition, and results of operations.

1.1.72	The Maersk Drilling Group has engaged in divestments that may subject it to associated risks and liabilities.

The Maersk Drilling Group has provided, and may in the future provide, certain representations, warranties and indemnities in connection with the businesses it sells. For example, in connection with the divestment of Mærsk Inspirer in 2021 to Havila Sirius and the sale of the jack-ups Maersk Guardian and Mærsk Gallant to New Fortress Energy in the first half of 2021, Maersk Drilling provided certain standard representations and warranties to the respective buyers. As a result, the Maersk Drilling Group may be subject to the risk of liability for breach of representations and warranties and/or indemnity obligations in favor of the respective buyers. While the Maersk Drilling Group does not currently believe there will be any material claims under the representations, warranties and indemnities it has provided, it is possible that claims could be made against the Maersk Drilling Group in the future. If such a claim or claims were successful, it could have a material adverse effect on the Maersk Drilling Group’s results of operations, cash flows and financial position.

1.1.73	The Maersk Drilling Group faces risks associated with joint ventures and investments in associates.

The Maersk Drilling Group has made investments in joint ventures and associates. Such investments are often entered into to satisfy local requirements in certain jurisdictions and the terms of the investment agreements vary depending on the counterparty and jurisdiction involved. For example, the Maersk Drilling Group enters into joint ventures with local partners in the ordinary course of business to satisfy local content requirements in certain African countries in which it operates.

Investments in joint ventures or associates over which the Maersk Drilling Group has partial or joint control are subject to the risk that the other shareholders of the joint venture or associate, who may have different

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business or investment strategies than the Maersk Drilling Group or with whom the Maersk Drilling Group may have a disagreement or dispute, may have the ability to block business, financial, or management decisions (such as the decision to distribute dividends or appoint members of management) which may be crucial to the success of the Maersk Drilling Group’s investment in the joint venture or associate, or could otherwise implement initiatives which may be contrary to the Maersk Drilling Group’s interests. The Maersk Drilling Group’s partners may be unable, or unwilling, to fulfil their obligations under the relevant shareholder agreements (for example by non-contributing working capital or other resources), or may experience financial, operational, or other difficulties that may adversely impact the Maersk Drilling Group’s investment in a particular joint venture or associate. In addition, the Maersk Drilling Group’s partners may lack sufficient controls and procedures which could expose the Maersk Drilling Group to risk. If any of the foregoing were to occur, such occurrence could have a material adverse effect on the Maersk Drilling Group’s business, financial condition, and results of operations.

Financial Risks Relating to the Maersk Drilling Group

1.1.74	The Maersk Drilling Group operates in a capital-intensive industry and its future sources of financing are not necessarily secured.

The Maersk Drilling Group operates in a capital-intensive industry and thus may have substantial capital needs in order to be able to cover its obligations in connection with maintaining its fleet of drilling rigs and any potential future growth strategies.

The Maersk Drilling Group finances its capital expenditures through a combination of operating cash flow and debt financing. It is not certain that the Maersk Drilling Group will generate enough free cash flow to enable it to cover all its financing needs without resorting to debt financing or that its capital expenditures and other investments will yield the returns that it anticipates. The Maersk Drilling Group has an undrawn revolving credit facility (the “Maersk Drilling Revolving Credit Facility”) in an aggregate principal amount of USD 400,000,000. Although it is expected that the Maersk Drilling Revolving Credit Facility will provide the Maersk Drilling Group with sufficient liquidity in case of potential downside scenarios, the available amount under the facility may not sufficiently cover the needs of the Maersk Drilling Group in situations where risk factors relating to, inter alia, idle periods, lower rates, lower payments for downtime, project cost overruns and cost increases materialize in a manner not foreseen and catered for by the Maersk Drilling Group. Moreover, it may not be possible, irrespective of the general level of interest rates, to obtain additional required debt financing or it may only be possible to do so with difficulty, with delay or at unfavorable commercial terms.

1.1.75

If the Maersk Drilling Group’s degree of leverage is too high, it could become more vulnerable in the event of a downturn in business or the economy generally. In addition, if the Maersk Drilling Group is unable to comply with the restrictions and the financial covenants in the Maersk Drilling Facilities Agreements or any future agreement governing its indebtedness, there could be a default under the terms of these agreements, which could result in an acceleration of repayment of funds that have been borrowed.

The Maersk Drilling Group has incurred, and may in the future incur, significant amounts of debt. As of 31 December 2021, the Maersk Drilling Group had total outstanding interest-bearing debt with a carrying amount of USD 1.05 billion. The Maersk Drilling Group’s degree of leverage could make it more vulnerable to a downturn in business or the economy generally. The Maersk Drilling Group could default on its debt service obligations, or, if it becomes more leveraged in the future, the resulting increase in debt service requirements could cause it to default on its obligations, any of which could have a material adverse effect on the Maersk Drilling Group’s business, financial condition, and results of operations.

If the Maersk Drilling Group is unable to comply with the restrictions and covenants in the Syndicated Facilities Agreement (as defined herein), the DSF Facility Agreement (as defined herein) or any other future debt financing agreements, there could be a default or cancellation under the terms of those agreements and lenders

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could terminate their commitments to lend or accelerate the outstanding loans and declare all amounts borrowed due and payable. The Maersk Drilling Group’s ability to comply with these restrictions and covenants, including meeting financial ratios and measures, is dependent on its future performance. In addition, the Syndicated Facilities (as defined herein) and the DSF Facility (as defined herein) are also secured by a majority of the Maersk Drilling Group’s existing assets.

See 13.6.1 “Liabilities and Indebtedness” for further information on the Syndicated Facilities Agreement and the DSF Facility Agreement.

Accordingly, the Maersk Drilling Group’s degree of leverage, restrictive covenants in the Syndicated Facilities Agreement and the DSF Facility Agreement, respectively, or the fact that the majority of the Maersk Drilling Group’s existing assets have been pledged in favor of existing lenders could affect its ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes.

If any of these events occur, the Maersk Drilling Group cannot guarantee that its assets will be sufficient to repay in full all of its outstanding indebtedness, and the Maersk Drilling Group may be unable to find alternative financing. Even if the Maersk Drilling Group could obtain alternative financing, that financing might not be on terms that are favorable or acceptable. The occurrence of such events may have a material adverse effect on the Maersk Drilling Group’s business, financial condition, and results of operations.

1.1.76	The Maersk Drilling Group’s results are affected by fluctuations in foreign exchange rates.

The Maersk Drilling Group’s income is primarily denominated in U.S. dollars, while the related expenses are incurred in a wide range of currencies, including U.S. dollars, Danish kroner, pounds sterling, Australian dollars and Norwegian kroner. In order to manage foreign exchange rate exposure related to costs incurred in local currency, the Maersk Drilling Group has implemented a long-term hedging strategy, whereby costs associated with its head office in Denmark are hedged with financial transactions while in other jurisdictions the hedging strategy is to enter into customer contracts where an element of the contract value is in the local currency of the relevant jurisdiction to match, or hedge part of, the local costs.

There are complexities inherent in determining whether and when foreign currency exposure of the Maersk Drilling Group will materialize. The Maersk Drilling Group may also have difficulty in fully implementing its hedging strategy if its hedging counterparties are unwilling to increase derivative risk limits with it, and the Maersk Drilling Group is also exposed to the risk of non-performance or default by these hedging counterparties. The exchange rates at which the Maersk Drilling Group is able to hedge its foreign currency exposure may also deteriorate. Accordingly, its foreign currency hedging strategy may not protect it from significant changes in the exchange rate of the U.S. dollar to other currencies, in particular over the long term, which could have a negative effect on the Maersk Drilling Group’s results of operation and financial condition. In addition, in accordance with its hedging strategy, the Maersk Drilling Group estimates its local currency costs in order to hedge the local currency element of its non-U.S. dollar-denominated contracts and to the extent that any portion of such costs is not hedged, the Maersk Drilling Group will be exposed to changes in exchange rates, which may be significant. Failure to manage this cost/price exposure could have an effect on the Maersk Drilling Group’s business, financial condition, and results of operations. In addition to the foreign currency exposure that the Maersk Drilling Group faces in its operations, certain jurisdictions in which the Maersk Drilling Group operates may from time to time impose restrictions on the movement of cash thereby limiting the Maersk Drilling Group’s ability to move money from the local jurisdiction. Any such restrictions could have an adverse effect on the Maersk Drilling Group’s business, financial condition, and results of operations.

1.1.77	The Maersk Drilling Group is exposed to risks relating to interest rate fluctuations.

The facility made available under the DSF Facility Agreement and the majority of the facilities made available under the Syndicated Facilities Agreement have floating interest rates. In order to manage the Maersk

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Drilling Group’s exposure to interest rate fluctuations, the Maersk Drilling Group targets to have a portion of its gross debt at fixed interest rates either directly or through interest rate swaps over the duration of the Syndicated Facility.

If the Maersk Drilling Group is unable to effectively manage its interest rate exposure, any increase in market interest rates would increase the Maersk Drilling Group’s interest rate exposure, debt service obligations, earnings and cash flow. Such changes in interest rates could also have a material adverse effect on the Maersk Drilling Group’s business, financial condition, and results of operations.

Legal and Regulatory Risks Relating to the Maersk Drilling Group

1.1.78	The Maersk Drilling Group is subject to complex laws and regulations in various jurisdictions that can adversely affect the cost, manner or feasibility of conducting its business.

The Maersk Drilling Group operates globally across multiple jurisdictions (see also 17.1 “Executive Overview”), and is subject to numerous laws and regulations in the jurisdictions in which it operates, covering a variety of areas, including:

oil and natural gas exploration and development;

the equipment requirements for, and operation of, drilling rigs, and provision of well services;

customs duties on the importation of drilling rigs and equipment;

protection of the environment (see also 1.4.27 “The Maersk Drilling Group may be subject to liability under multifaceted environmental laws and regulations and contractual environmental liability, which could have a material adverse effect on the Maersk Drilling Group’s business, financial condition, and results of operations.”);

taxation of offshore earnings and the earnings of expatriate personnel (see also 1.4.30 “The complexity and continued development of local and international tax rules and interpretation thereof and the complexity of the Maersk Drilling Group’s business, together with increased political and public focus on multinational companies’ tax payments, may expose the Maersk Drilling Group to financial and reputational risks.”);

repatriation of foreign earnings;

HSSE performance requirements;

the employment and compensation of local employees; and

the use of local suppliers, contractors, representatives and/or agents by the Maersk Drilling Group.

In addition, some foreign governments favor or require: (i) the awarding of drilling contracts to contractors wholly or partially owned by their own citizens; (ii) the partial or complete ownership of drilling rigs and/or equipment by their own citizens; (iii) the local registration of companies or branches; (iv) the use of a local representative/agent; (v) the purchase of goods or services from local suppliers; (vi) ministerial or central bank approval for payments in a currency other than the local currency and/or (vii) the employment of their own citizens. These practices, known as “local content requirements”, may, to the extent that there is a limited supply of local suppliers, partners and contractors qualified for the Maersk Drilling Group’s services, materially adversely affect the Maersk Drilling Group’s ability to compete or to operate in those regions as well as the Maersk Drilling Group’s costs and ultimately its business, financial condition, and results of operations. To the extent local content requirements are only discovered or confirmed after operations have commenced, the Maersk Drilling Group may be restricted from receiving payments for its drilling services, incur substantial costs and may ultimately be required to cease operations in the local jurisdiction. Further, it is difficult to predict what laws or regulations may be enacted in the future or how the local authorities’ implementation, interpretation, or enforcement of such regulations could adversely affect the global drilling industry and the Maersk Drilling Group’s business.

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Applicable laws and regulations can significantly affect the ownership and operation of the Maersk Drilling Group’s rigs, and failure to comply may subject the Maersk Drilling Group to exclusion from the relevant market, loss of future and existing contracts, and criminal sanctions or administrative or civil remedies, including fines, denial of export privileges, injunctions, or seizures of assets. While the Maersk Drilling Group maintains policies designed to comply with various foreign laws and regulations, it may not be possible for the Maersk Drilling Group to detect or prevent every violation in every jurisdiction in which its employees, agents, subcontractors or joint venture partners are located. Should such a violation occur, the Maersk Drilling Group or its directors, officers, and employees may therefore be subject to civil and criminal penalties and to reputational damage.

For more information on certain material regulations to which the Maersk Drilling Group is subject, see 13.6.3 “Governmental Regulations”.

1.1.79

The Maersk Drilling Group may be subject to liability under multifaceted environmental laws and regulations and contractual environmental liability, which could have a material adverse effect on the Maersk Drilling Group’s business, financial condition, and results of operations.

The Maersk Drilling Group’s operations are subject to a variety of laws, regulations, and requirements in multiple jurisdictions controlling the discharge of various materials into the environment (including petroleum products, asbestos, polychlorinated biphenyls and other substances that may be present at, or released or emitted from, the Maersk Drilling Group’s operations), requiring removal and clean-up of materials that may harm the environment, controlling carbon dioxide emissions, or otherwise relating to the protection of the environment. Such laws, regulations and requirements vary from jurisdiction to jurisdiction. The application of these requirements or the adoption of new requirements could have a material adverse effect on the Maersk Drilling Group’s business, financial condition, and results of operations.

In general, the laws and regulations protecting the environment are becoming increasingly numerous, stringent, and complex. For example, the Maersk Drilling Group is subject to U.S. regulations (such as the US Federal Water Pollution Control Act of 1972, as amended (the “Clean Water Act”), and other regulations administered by the U.S. Coast Guard, the Environmental Protection Agency, and the Bureau of Safety and Environmental Enforcement), UK regulations (such as the requirement to have an Oil Pollution Emergency Plan pursuant to the Offshore Safety Directive), and other national and international regulations (such as the requirement to have a Shipboard Oil Pollution Emergency Plan (“SOPEP”) pursuant to the International Maritime Organization). The Maersk Drilling Group incurs, and expects to continue to incur, significant capital and operating costs to comply with applicable environmental laws and regulations.

A failure to comply with applicable environmental laws and regulations, or to obtain or maintain necessary environmental permits or approvals, or a non-compliant release of oil or other hazardous substances in connection with the Maersk Drilling Group’s operations could subject the Maersk Drilling Group to significant administrative and civil fines and penalties, criminal liability, remediation costs for natural resource damages, third-party damages, and material adverse publicity, or may result in the suspension or termination of its operations. Some laws may expose the Maersk Drilling Group to liability for the conduct of, or conditions caused by, third parties (including customers and subcontractors), or for acts that were in compliance with all applicable laws at the time they were performed. Further, some of these laws and regulations may impose direct and strict liability, rendering a company or a person liable for environmental damage without regard to negligence. The Maersk Drilling Group is required to satisfy insurance and financial responsibility requirements for potential oil (including marine fuel) spills and other pollution incidents and the insurance may not be sufficient to cover all such risks and may at times become materially more costly to acquire.

The Maersk Drilling Group has generally been able to obtain some degree of contractual indemnification pursuant to which its customers agree to hold harmless and indemnify the Maersk Drilling Group against liability for pollution, well and environmental damage. However, generally in the oil and natural gas services industry

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there is increasing pressure from customers to pass on a larger portion of the liabilities to contractors, such as the Maersk Drilling Group, as part of their risk management policies. Further, there can be no assurance that the Maersk Drilling Group can obtain indemnities in its contracts or that, in the event of extensive pollution and environmental damage, its customers would have the financial capability to fulfil their contractual obligations. Further, such indemnities may be deemed legally unenforceable based on relevant law, including as a result of public policy.

Finally, if a major industry incident, such as the blowout of the Macondo well in the U.S. Gulf of Mexico in 2010, was to occur again, this could lead to a regulatory response which may result in further increased operating costs and exposures. The Maersk Drilling Group cannot predict with any certainty what further impact, if any, future serious incidents may have on the regulation of offshore oil and natural gas exploration and development activity and the cost and availability of insurance coverage to cover the risks of such activities. The enactment of new or stricter regulations in the United States and other countries and increased liability for companies operating in this sector plus increased cost or unavailability of insurance could adversely affect the Maersk Drilling Group’s operations.

1.1.80

The Maersk Drilling Group operates globally across multiple jurisdictions, and is thereby exposed to a number of risks inherent in international operations, including political, civil, or economic disturbance.

The Maersk Drilling Group currently operates globally across multiple jurisdictions and may operate in additional countries in the future, thereby exposing it to risks that are inherent to conducting international operations, some of which are due to factors beyond the Maersk Drilling Group’s control, including:

terrorist acts, war, civil disturbances and military actions;

seizure, nationalization or expropriation of property or equipment;

political unrest or revolutions;

acts of piracy, which have historically affected ocean-going vessels (as may be found when Maersk Drilling operates in certain parts of Africa);

actions by environmental organizations;

public health threats (such as the recent and ongoing COVID-19 pandemic);

the inability to repatriate income or capital;

complications associated with repairing and replacing equipment in remote locations (such as in certain areas of the North Sea harsh environment);

delays or difficulties in obtaining necessary visas and work permits for its employees (as employees may be relocated from time to time);

wage and price controls imposed by the relevant authorities; and

imposition of trade barriers, moratoriums or sanctions and other forms of government regulation and economic conditions.

Some of these risks could result in events that limit or disrupt the Maersk Drilling Group’s operations (for example, by requiring or resulting in evacuation of personnel, cancellation of contracts, or the loss of personnel or assets), impose practical or legal barriers to the Maersk Drilling Group’s continued operations, or negatively impact the profitability of those operations, and could therefore have a material adverse effect on the Maersk Drilling Group’s business, financial condition, and results of operations. For example, the United States government has initiated or is considering imposing tariffs on certain imports and/or trade counterparties, including China, and certain foreign governments, including China, have initiated or are considering imposing

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retaliatory tariffs on certain United States goods. A global trade disruption, whether as the result of a prolonged “trade war” or some other reason, could result in changes to the cost of oil or other goods, impacting E&P Companies’ demand for drilling services.

1.1.81

If the Maersk Drilling Group or its customers are unable to acquire or renew permits and approvals required for drilling operations or are unable to comply with regulations required to maintain such permits and approvals, the Maersk Drilling Group may be forced to suspend or cease its operations, and its profitability may be reduced.

Crude oil and natural gas exploration and production operations require numerous permits and approvals for the Maersk Drilling Group and its customers from governmental agencies in the areas in which it operates. Many governmental agencies have increased regulatory oversight and permitting requirements in recent years. If the Maersk Drilling Group or its customers are not able to obtain necessary permits and approvals in a timely manner, the Maersk Drilling Group’s operations will be adversely affected. Obtaining all necessary permits and approvals may necessitate substantial expenditures to comply with the requirements of these permits and approvals. Future changes to these permits or approvals or any adverse change in the interpretation of existing permits and approvals could result in further unexpected, substantial expenditures. Such regulatory requirements and restrictions could also delay or curtail the Maersk Drilling Group’s operations, require it to make substantial expenditures to meet compliance requirements, and could have a material impact on its business, financial condition, and results of operations and may create a risk of expensive delays or loss of value if a project is unable to function as planned.

In addition, the Maersk Drilling Group is subject from time to time to audits by regulators who assess conformity with regulations. For example, in 2018, the Petroleum Safety Authority Norway (“PSA”) conducted such an audit of the Maersk Drilling Group, together with other operators in the industry, to determine how they have established, verified and maintained the barrier function for evacuation to sea on all their units which hold an Acknowledgement of Compliance (“AoC”). Following a finding of deficiencies, the Maersk Drilling Group received an order from the PSA to (i) establish performance requirements for the specific technical, operational or organisational barrier elements required to ensure that the individual barrier is effective, know which barriers and barrier elements are non-functioning or weakened and (iii) initiate necessary measures for correcting or compensating for deficient or weakened barriers. In response to this, the Maersk Drilling Group initiated and imposed corrective measures to comply with the order. Failure to adequately comply with orders received from regulators could result in the requirement for further substantial expenditures, the imposition of operational restrictions on the Maersk Drilling Group and, potentially, the loss of required permits or approvals, all of which could have a material adverse effect on the Maersk Drilling Group’s business, financial condition, and results of operations.

1.1.82

The complexity and continued development of local and international tax rules and interpretation thereof and the complexity of the Maersk Drilling Group’s business, together with increased political and public focus on multinational companies’ tax payments, may expose the Maersk Drilling Group to financial and reputational risks.

The Maersk Drilling Group operates in multiple jurisdictions, which entails an inherent tax risk, with respect to corporate taxes, value added taxes and excise duties, as well as withholding taxes and taxes regarding specific rig taxation, and allocation between jurisdictions hereof.

Most of the Maersk Drilling Group’s operations are subject to potential changes in tax regimes in a similar manner as other companies in the industry. General changes to applicable tax laws and regulations at the national level, or changes to the interpretation of existing rules or case law, could adversely affect the Maersk Drilling Group’s business, financial condition, and results of operations. The Maersk Drilling Group’s business requires it to make significant long-term capital expenditures and commitments on the basis of forecasts, including forecasts of potential tax liabilities. Changes in tax regimes or changes to interpretation of existing rules may have a detrimental effect on the business cases for certain long-term investments.

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As tax laws are complex and subject to interpretation, there is a risk that the Maersk Drilling Group may not be able to maintain a position as expressed in a tax return following the filing of such tax return. The Maersk Drilling Group recognizes provisions in its financial statements for known and material tax risks based on the assessed probability of such risks materializing. As a result, such provisions are generally lower than the potential maximum risks. If unknown tax risks were to materialize, this could result in a material amount of taxes payable, penalties, and interests. Any payment of taxes exceeding the amount recognized in provisions could negatively affect the Maersk Drilling Group’s cash flows and financial results.

As a result of the Maersk Drilling Group being a multi-jurisdiction business with assets owned in different jurisdictions, it is subject to complex and subjective transfer pricing rules. The Maersk Drilling Group takes part in a significant number of intercompany transactions on a yearly basis, which includes transactions in and across different tax regimes. Such transactions must be carried out at arm’s length to comply with local transfer pricing rules and the international standards set out by the Organization for Economic Cooperation and Development (“OECD”). The high number of transactions and the complexity of the business, together with compliance requirements, may cause non-compliance with transfer pricing rules. Any non-compliance could result in material tax expenses, interests and/or penalties, and in some instances, double taxation. Double taxation is, in particular, a risk when operating in countries outside the European Union.

The Maersk Drilling Group operates in several different value added tax or excise duty regimes and has taken part in a number of highly complex international and local transactions. The high number of transactions and the complexity of the business, together with compliance requirements, may cause non-compliance with value-added tax and excise duty rules. Any non-compliance could result in material tax expenses, interests and/or penalties.

The Maersk Drilling Group’s effective tax rate is impacted by the mix of income earned in different countries and the related corporate tax rate, as well as withholding taxes upon repatriation of profit locally. Local tax rules, interpretation of tax rules and case law in different jurisdictions change over time, and may be implemented with retroactive effect. Interest limitation rules may affect the ability to claim tax deductions for external and internal financial costs thus also increasing the effective tax rate. Changes in local tax legislation could impact the effective tax rate, as well as impose a risk of breach of such regulations.

The Maersk Drilling Group owns rigs directly or through subsidiaries in Denmark, Singapore and the United Kingdom. In Singapore, the income from rigs is subject to local shipping exemption rules imposing a tonnage based tax. However, based on prior tax cases the profit allocation between Denmark and Singapore could materially affect the effective tax rate and the underlying cash tax payments going forward. The OECD project on Base Erosion and Profit Shifting in general and also with respect to suggestions for taxation under Pillar I and Pillar II, in particular the proposed implementation of a global minimum tax rate of at least 15% for large multinational corporations on a jurisdiction-by-jurisdiction basis, may adversely affect the tax setup of the Maersk Drilling Group and result in additional cash taxes.

The political and public focus on multinational companies’ tax payments has increased in recent years, together with the complexity of the tax rules and business activities. As a result, Maersk Drilling Group’s decisions related to tax may be publicly criticized.

As a result of any of the above, the Maersk Drilling Group could experience material adverse effects on its business, financial condition, and results of operations, and could lead to reputational damage.

In addition, the Maersk Drilling Group’s tax positions are subject to audit by relevant tax authorities who may disagree with the Maersk Drilling Group’s interpretations or assessments of the effects of tax laws, treaties, or regulations, or their applicability to its corporate structure or certain of its transactions it has undertaken. Such challenges may arise even in relation to matters that have been the subject of agreement or settlements with the relevant tax authorities in the past, e.g., tax reorganizations. If any tax authority successfully challenges the

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Maersk Drilling Group’s operational structure, intercompany pricing policies, the taxable presence of its subsidiaries in certain countries, or if the Maersk Drilling Group loses a material tax dispute in any country, or any tax challenge of the Maersk Drilling Group’s tax payments is successful, the Maersk Drilling Group’s effective tax rate on its earnings could increase substantially and the Maersk Drilling Group’s earnings and cash flows from operations could be materially adversely affected. There are, for instance, several transactions taking place between the companies in the Maersk Drilling Group, which must be carried out in accordance with arm’s- length principles in order to avoid adverse tax consequences. Statutory documentation on a transfer pricing policy with the aim of determining arm’s-length prices for intercompany transactions has been established in order to minimize this risk. However, there can be no assurance that the tax authorities will conclude that the Maersk Drilling Group’s transfer pricing policy calculates correct arm’s-length prices for intercompany transactions. This could lead to an adjustment of the agreed price, which would in turn lead to an increased tax cost for the Maersk Drilling Group. The Maersk Drilling Group could therefore incur material amounts of tax cost in excess of currently recorded amounts if its positions are challenged and it is unsuccessful in defending them.

1.1.83	The Maersk Drilling Group’s international activities increase the compliance risk associated with applicable anti-corruption laws.

The Maersk Drilling Group currently operates in several countries, including in some where the risks associated with fraud, bribery, and corruption are significant, and may operate in additional countries in the future. The Maersk Drilling Group may be subject to the requirements of the U.S. Foreign Corrupt Practices Act, the UK Bribery Act, and similar anti-corruption laws in other jurisdictions. The degree of compliance risk associated with such anti-corruption laws may vary from country to country, depending on the strength of the applicable legal and regulatory regime. The Maersk Drilling Group is committed to doing business in accordance with applicable anti-corruption laws and has adopted policies and procedures which are designed to promote legal and regulatory compliance therewith. However, the Maersk Drilling Group’s employees, agents and/or partners acting on its behalf may take actions determined to be in violation of such applicable laws and regulations. The Maersk Drilling Group in such cases may only be able to exercise limited control over the actions of its agents and partners, for example in the case of actions of employees of joint ventures, local partners, agents and sub-contractors. Any such violation could result in substantial fines, sanctions, deferred settlement agreements, civil and/or criminal penalties, or curtailment or prohibition of operations in certain jurisdictions, which might materially adversely affect the Maersk Drilling Group’s business, financial condition, and results of operations. In addition, actual or alleged violations could damage the Maersk Drilling Group’s reputation and ability to do business. Furthermore, detecting, investigating and resolving actual or alleged violations is expensive and could consume significant time and attention of senior management.

1.1.84

The Maersk Drilling Group’s international activities increase the compliance risks associated with economic and trade sanctions imposed by the United States, the European Union and other jurisdictions.

To support Maersk Drilling Group’s international operations, it sources labor, equipment, and parts from a variety of countries, including the U.S. and countries within the EU. Due to the international movement of assets, goods, people, and funds inherent in its operations, the Maersk Drilling Group is subject to economic and trade sanctions and export control laws and regulations imposed by the U.S. (including U.S. Department of Treasury, Office of Foreign Assets Control, U.S. Department of Commerce, and Bureau of Industry and Security), the EU, and other jurisdictions, as well as the United Nations.

Under economic and trade sanctions laws and regulations, relevant authorities may seek to restrict certain business practices and economic activities, which may consequently restrict the Maersk Drilling Group’s business, increase compliance costs, and, in the event of any violations, subject the Maersk Drilling Group to fines, penalties, costly mandatory monitoring of compliance program, and other sanctions.

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The Maersk Drilling Group is committed to doing business in accordance with applicable sanctions and export control laws and regulations and has adopted policies and procedures which are designed to promote legal and regulatory compliance therewith. However, if the Maersk Drilling Group fails to comply with applicable sanctions through its foreign trade controls compliance programs, it could be subject to substantial fines, sanctions, deferred settlement agreements, civil and/or criminal penalties, or curtailment of operations in certain jurisdictions, which could materially adversely affect the Maersk Drilling Group’s business, financial condition, and results of operations. Similarly, the Maersk Drilling Group’s reliance on third-party subcontractors to perform some parts of its projects creates additional compliance risk, as such third-parties’ non-compliance may expose the Maersk Drilling Group to additional sanctions or penalties.

Expansion of sanctions programs, embargoes and other restrictions in the future (including additional designations of countries or groups subject to sanctions), or modifications in how existing sanctions are interpreted or enforced, could also place or increase restrictions on the Maersk Drilling Group’s operations in countries in which it currently conducts business or on planned and potential operations in countries in which it may conduct business in the future. If any of the risks described above materialize, it could have a material adverse impact on the Maersk Drilling Group’s business, financial condition, and results of operations.

1.1.85	The Maersk Drilling Group’s activities require the processing of personal data, thereby exposing it to compliance risks associated with relevant data protection laws.

In the regular course of business, the Maersk Drilling Group processes certain categories of personal data about its employees, consultants, and individual representatives of various third parties. For example, the Maersk Drilling Group processes personal data of its employees and employees of suppliers and subcontractors who enter and work on its rigs, which may include identifying information, professional qualifications and health information. The Maersk Drilling Group is subject to the requirements of various data privacy and protection laws and regulations in force in the areas in which it operates, including but not limited to the EU General Data Protection Regulation. The Maersk Drilling Group is committed to doing business in accordance with applicable data protection laws and regulations and has adopted policies and procedures which are designed to promote legal and regulatory compliance therewith. However, if the Maersk Drilling Group fails to comply with applicable legal requirements through its data protection compliance program, it could be subject to substantial fines, civil and/or criminal penalties, or curtailment of relevant data processing activities in certain jurisdictions, which might materially adversely affect the Maersk Drilling Group’s business, financial condition, and results of operations.

1.1.86	Technology disputes involving the Maersk Drilling Group or the Maersk Drilling Group’s suppliers or sub-suppliers could impact the Maersk Drilling Group’s operations.

The services provided by the Maersk Drilling Group utilize patented or otherwise proprietary technology, and consequently involve a potential risk of infringement of third-party rights. It is not uncommon for industry participants to pursue legal action to protect their intellectual property and entities in the Maersk Drilling Group have been involved in such legal actions in the past. The Maersk Drilling Group is not currently aware of any patents that create a material risk of the Maersk Drilling Group infringing third-party rights. However, there can be no assurance that other industry participants will not pursue legal action against the Maersk Drilling Group to protect intellectual property that the Maersk Drilling Group may at least allegedly utilize. Such legal action could result in limitations on the Maersk Drilling Group’s ability to use the patented technology or require the Maersk Drilling Group to pay a fee for the continued use of intellectual property.

The majority of the intellectual property rights relating to the Maersk Drilling Group are owned by the Maersk Drilling Group’s suppliers or sub-suppliers and relate to the equipment installed on the drilling rigs. In the event that the Maersk Drilling Group or one of its suppliers or sub-suppliers becomes involved in a dispute over infringement of intellectual property rights relating to assets provided by suppliers or sub-suppliers to or otherwise used by the Maersk Drilling Group, the Maersk Drilling Group may lose access to repair services,

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replacement parts, or could be required to cease use of the relevant assets or intellectual property. The Maersk Drilling Group could also be required to pay royalties for the use of such assets or intellectual property. The consequences of technology disputes involving the Maersk Drilling Group or its suppliers could materially adversely affect the Maersk Drilling Group’s business, financial condition, and results of operations.

Certain of the Maersk Drilling Group’s contracts with its suppliers provide the Maersk Drilling Group with contractual rights to indemnity from the supplier against intellectual property lawsuits. However, such contractual rights to indemnity may not adequately cover losses or cover all risks, and no assurances can be given that the Maersk Drilling Group’s suppliers will be willing or financially able to indemnify the Maersk Drilling Group against these risks, or that such contractual indemnities will protect the Maersk Drilling Group from adverse consequences of such technology disputes.

In addition, the Maersk Drilling Group may choose to pursue legal action to protect its intellectual property. If the Maersk Drilling Group is unable to protect and maintain its intellectual property rights, or if there are any successful intellectual property challenges proceedings against the Maersk Drilling Group, its ability to differentiate its future service offerings could diminish. None of the Maersk Drilling Group’s current service offerings in operation relies on patented information for differentiation and there are currently no such cases ongoing, but there is no guarantee that such cases or claims will not be raised in the future. In addition, from time to time, the Maersk Drilling Group may pursue action to challenge patents of competitors, suppliers and others. Should these cases not succeed, the Maersk Drilling Group may be subject to legal costs and may not be able to use the patented technology or may have to pay a fee for the continued use of such patents. The consequences of any of the intellectual property disputes with third parties described above could materially adversely affect the Maersk Drilling Group’s business, financial condition, and results of operations.

Risks relating to the industry in which the Noble Group and the Maersk Drilling Group operate

1.1.87

The Noble Group’s and the Maersk Drilling Group’s business depend on the level of activity in the oil and gas industry. Adverse developments affecting the industry, including a decline in the price of oil or gas, reduced demand for oil and gas products and increased regulation of drilling and production, recently had and may in the future have a material adverse effect on the Noble Group’s, the Maersk Drilling Group’s or, following completion of the Business Combination, the Combined Group’s business, financial condition and results of operations.

Demand for drilling services depends on a variety of economic and political factors and the level of activity in offshore oil and gas exploration and development and production markets worldwide. The price of oil and gas, and market expectations of potential changes in the price, significantly affect this level of activity, as well as dayrates that the Noble Group and the Maersk Drilling Group can charge customers for their services. Crude oil prices started to steeply decline in late 2014 and dropped to as low as approximately USD 19.33 per barrel of Brent Crude in April 2020. Recently, oil prices have been volatile but as of 28 July 2022 (the most recent practicable date prior to the date of this Exemption Document) have recovered to early 2014 levels.

However, higher prices do not necessarily translate into increased drilling activity because the Noble Group’s and the Maersk Drilling Group’s clients take into account a number of considerations when they decide to invest in offshore oil and gas resources, including expectations regarding future commodity prices and demand for hydrocarbons. The price of oil and gas and the level of activity in offshore oil and gas exploration and development are extremely volatile and are affected by numerous factors beyond Noble’s and Maersk Drilling’s control, including:

•

worldwide production, current demand and our customer’s views of future demand for oil and gas (including any over-supply of oil and gas as a result of the COVID-19 pandemic, actions by OPEC+ members or the war in Ukraine), which are impacted by the COVID-19 pandemic and the governmental, company and individual reactions thereto and changes in the rate of economic growth in the global economy;

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•	the cost of exploring for, developing, producing and delivering oil and gas;

•	the ability of OPEC to set and maintain production levels and pricing;

•	expectations regarding future energy prices;

•	increased supply of oil and gas resulting from onshore hydraulic fracturing activity and shale development;

•	the relative cost of offshore oil and gas exploration versus onshore oil and gas production;

•	potential acceleration in the development, and the price and availability, of alternative fuels or energy sources;

•	the level of production in non-OPEC countries;

•	inventory levels, and the cost and availability of storage and transportation of oil, gas and their related products;

•	worldwide financial instability or recessions;

•	regulatory restrictions or any moratorium on offshore drilling;

•	the discovery rate of new oil and gas reserves either onshore or offshore;

•	the rate of decline of existing and new oil and gas reserves;

•	available pipeline and other oil and gas transportation capacity;

•	oil refining capacity;

•	the ability of oil and gas companies to raise capital;

•	limitations on liquidity and available credit;

•	advances in exploration, development and production technology either onshore or offshore;

•	technical advances affecting energy consumption, including the displacement of hydrocarbons through increasing transportation fuel efficiencies;

•	merger and divestiture activity among oil and gas producers;

•	the availability of, and access to, suitable locations from which the Noble Group’s and the Maersk Drilling Group’s customers can produce hydrocarbons;

•	adverse weather conditions, including hurricanes, typhoons, cyclones, winter storms and rough seas, the frequency and severity of which may be increased due to climate change;

•	the occurrence or threat of epidemic or pandemic diseases, such as COVID-19, or any governmental response to such occurrence or threat;

•	tax laws, regulations and policies;

•

laws, regulations and other initiatives related to environmental matters, including those addressing alternative energy sources, the phase-out of fossil fuel vehicles and the risks of global climate change;

•	the political environment of oil-producing regions, including uncertainty or instability resulting from civil disorder, an outbreak or escalation of armed hostilities or acts of war or terrorism; and

•	the laws, regulations and policies of governments regarding exploration and development of their oil and gas reserves or speculation regarding future laws or regulations.

Adverse developments affecting the industry as a result of one or more of these factors, including a decline in the price of oil and gas from their current levels or the failure of the price of oil and gas to remain consistently

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at a level that encourages the Noble Group’s and the Maersk Drilling Group’s clients to expand their capital spending, the inability of the Noble Group’s and the Maersk Drilling Group’s customers to access capital on economically advantageous terms, including as a result of the increasing focus on climate change by investors, a global recession, reduced demand for oil and gas products, or a perception that the demand for hydrocarbons will significantly decrease, increased supply due to the development of new onshore drilling and production technologies, and increased regulation of drilling and production, particularly if several developments were to occur in a short period of time, would have a material adverse effect on the Noble Group’s, the Maersk Drilling Group’s or, following completion of the Business Combination, the Combined Group’s business, financial condition and results of operations. However, increases in near-term commodity prices do not necessarily translate into increased offshore drilling activity because customers’ expectations of longer-term future commodity prices and expectations regarding future demand for hydrocarbons typically have a greater impact on demand for the Noble Group’s and the Maersk Drilling Group’s rigs. The level of oil and gas prices has had, and may in the future have, a material adverse effect on demand for the Noble Group’s and the Maersk Drilling Group’s services, and Noble and Maersk Drilling expect that future declines in prices would have a material adverse effect on their business, results of operations and financial condition.

1.1.88

Public health issues, including epidemics or pandemics such as the COVID-19 pandemic, have resulted in, and may in the future cause, significant adverse consequences for the Noble Group, the Maersk Drilling Group’s and, following completion of the Business Combination, the Combined Group’s business, financial position and results of operations.

Public health issues, such as the COVID-19 (including new variants thereof) pandemic, worldwide mitigation efforts necessitated by the COVID-19 pandemic, the Noble Group’s and the Maersk Drilling Group’s mitigation efforts, and the effect from the actual and potential disruption of operations of the Noble Group’s and the Maersk Drilling Group’s business partners, suppliers and customers, have had, and may in the future have, a material negative impact on the business, financial position and results of operations of the Noble Group, the Maersk Drilling Group and, following completion of the Business Combination, the Combined Group.

In response to COVID-19, governmental authorities around the world took, and may continue to take, various actions to mitigate the spread of COVID-19, such as imposing mandatory closures of non-essential business facilities, attempting to mandate certain employee vaccinations, mandating testing for certain travelers, international and otherwise, seeking voluntary closures of certain businesses, and imposing certain other restrictions on, or advisories with respect to, travel, business operations and public gatherings or interactions. While many of the restrictions and measures initially implemented during 2020 have since been softened or lifted in varying degrees in different locations around the world, and the manufacture and distribution of COVID 19 vaccines during 2021 helped to initiate a recovery from the pandemic, the uncertainty regarding existing and new potential variants of COVID-19 and the success of any vaccines in respect thereof, may in the future cause a reduction in global economic activity or prompt, the re-imposition of certain restrictions and measures. In addition, even if not required by governmental authorities, increases in COVID-19 cases, such as if a new variant emerges, may result in significantly reduced economic activity, particularly in affected areas, which could result in a sharp reduction in the demand for oil and a decline in oil prices as occurred during 2020.

The Noble Group and the Maersk Drilling Group continue to experience increased costs and inefficiencies as a result of the comprehensive precautionary measures they take to help minimize the risk of COVID-19 to their business, employees, customers, suppliers and the communities in which the Noble Group and the Maersk Drilling Group operate, including testing employees for COVID-19 prior to transport to a rig and quarantining any operational employee on a rig who has shown signs of COVID-19 (regardless of whether such employee has been confirmed to be infected). A variety of other precautionary measures which enable the Noble Group and the Maersk Drilling Group to continue operating have nonetheless had a material negative impact on their business, financial condition and results of operations. One such measure, which has resulted in an increase in the cost of operations, has been when a situation required individuals to isolate in a designated facility and subsequently test negative for COVID-19 prior to being permitted to travel to the Noble Group’s or the Maersk Drilling Group’s

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rigs. The Noble Group and the Maersk Drilling Group have also experienced increased costs in maintaining a pool of employees that are available to substitute for employees who are not able to travel to a rig.

Many of the Noble Group’s and the Maersk Drilling Group’s non-operational employees continue to work remotely a substantial majority of their time, which has created certain logistical challenges, inefficiencies and operational risks such as an increased risk of security breaches or other cyber-incidents or attacks, loss of data, fraud and other disruptions. While the Noble Group and the Maersk Drilling Group are actively assessing and planning for various operational contingencies, no guarantees can be made that any actions taken by the Noble Group or the Maersk Drilling Group or, following completion of the Business Combination, the Combined Group, including the precautionary measures noted above, will be effective in preventing an interruption of operations on one or more rigs from an outbreak of COVID-19 or vacancies of essential positions due to COVID-19 infections. To the extent there is such an outbreak or vacancies, the Noble Group and the Maersk Drilling Group have previously, and the Combined Group may in the future have to, temporarily shut down operations of one or more rigs, which could have a material negative impact on the Noble Group’s, the Maersk Drilling Group’s or, following completion of the Business Combination, the Combined Group’s, business, financial condition and results of operations.

Governmental authorities around the world have implemented at various times during the COVID-19 pandemic, and continue to develop, policies with the goal of re-opening sectors of the economy. Certain jurisdictions have completed, or nearly completed, their respective re-opening processes. However, others have returned, or may in the future return, to a restricted environment because of increases, and expected increases, in COVID-19 cases. The recent increase in COVID-19 cases resulting from the Omicron variant has created uncertainty as to whether prior protocols remain effective. In turn, the ultimate impact of that Omicron variant is unknown.

As a result of complying with travel restrictions and mandatory quarantine measures imposed by governmental authorities and responding to surges in COVID-19 cases, the Noble Group and the Maersk Drilling Group has experienced, and may continue to experience, increased difficulties, delays and expenses in moving its personnel to and from operating locations. The Noble Group and the Maersk Drilling Group has been unable, and may in the future be unable, to pass along these increased expenses to its customers. Additionally, disruptions to the ability of the Noble Group’s and the Maersk Drilling Group’s suppliers, manufacturers and service providers to supply labor, parts, equipment or services in the jurisdictions in which it operate, whether as a result of government actions, labor shortages, travel restrictions, the inability to source labor, parts or equipment from affected locations or other effects related to the COVID-19 pandemic, have increased operating costs of the Noble Group and the Maersk Drilling Group, increased the risk of rig downtime and negatively impacted the Noble Group’s and the Maersk Drilling Group’s ability to meet its commitments to customers and may continue to do so in the future.

COVID-19 has had a material negative impact on the financial condition of many of the Noble Group’s and the Maersk Drilling Group’s customers and resulted in, and may in the future result in, reductions to their drilling and production expenditures and delays or cancellations of projects, thereby decreasing demand for the Noble Group’s, the Maersk Drilling Group’s or, following completion of the Business Combination, the Combined Group’s services. The Noble Group and the Maersk Drilling Group has experienced: customers seeking price reductions for its services, payment deferrals and termination of its contracts; customers seeking to not perform under the Noble Group’s and the Maersk Drilling Group’s contracts pursuant to a force majeure claim; and customers that are unable or unwilling to timely pay outstanding receivables owed to the Noble Group and the Maersk Drilling Group, all of which present liquidity challenges for the Noble Group and the Maersk Drilling Group, as applicable. In addition, the Noble Group and the Maersk Drilling Group has experienced, and may in the future experience, pressure to reduce dayrates on existing contracts and idle or suspend existing operations. Any early termination payment made in connection with an early contract termination may not fully compensate the Noble Group, the Maersk Drilling Group or, following completion of the Business Combination, the Combined Group, for the loss of the contract or may result in a negative impact to the projected future earnings

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of the Noble Group, the Maersk Drilling Group or, following completion of the Business Combination, the Combined Group, due to the required accounting treatment of such a termination payment. Accordingly, the actual amount of revenues earned may be substantially lower than the backlog reported.

The factors described above, including the ultimate duration and scope of the COVID-19 pandemic (including any potential future outbreaks of new variants and the success of vaccination programs), the impact on customers, suppliers, manufacturers and service providers, the timing to return to normal economic conditions, the impact on the Noble Group’s and the Maersk Drilling Group’s operations, the demand for the Noble Group’s and the Maersk Drilling Group’s services, and any permanent behavioral changes that the pandemic may cause, have had, and may continue to have, a material negative impact on the Noble Group’s, the Maersk Drilling Group’s or, following completion of the Business Combination, the Combined Group’s business, results of operations and financial condition. Noble and Maersk Drilling cannot predict when this negative impact will end, or whether it may worsen.

1.1.89

The offshore contract drilling industry is a highly competitive and cyclical business with intense price competition. The Noble Group and the Maersk Drilling Group have competitors who are larger and have more financial resources. If the Noble Group, the Maersk Drilling Group or, following completion of the Business Combination, the Combined Group are unable to compete successfully, their profitability may be materially reduced.

The offshore contract drilling industry is a highly competitive and cyclical business characterized by high capital and operating costs and evolving capability of newer rigs. Price competition, rig availability, location, suitability, drilling capabilities and technical specifications are the primary factors in determining which rig is qualified for a job, and additional factors are considered when determining which contractor is awarded a job. Such additional factors include experience of the workforce, operating efficiency, safety performance record, condition of equipment, operating integrity, reputation, industry standing and client relations. For example, the contract drilling services are usually provided under individual contracts, on a dayrate basis. Although each contract’s final terms and conditions are the result of negotiations between the contract drilling services provider and its customers, many contracts are awarded through a competitive bidding process. The types of drilling projects that E&P Companies undertake vary greatly, depending on the project’s life cycle phase, magnitude, duration, and complexity. Considering the specifics of a given project, E&P Companies tailor and optimise their procurement process to ensure that they obtain competitive prices. For additional information on the Noble Group’s and the Maersk Drilling Group’s provision of contract drilling services and engagement with customers, see 12.5 “Contract Drilling Services” and 13.4 “Contract Drilling Services” as well as 13.4.3 “Tender Process” for additional details on the tender process for E&P Companies.

The Noble Group’s, the Maersk Drilling Group’s and, following completion of the Business Combination, the Combined Group’s future success and profitability will partly depend upon their ability to keep pace with customers’ demands with respect to these factors. In the past several years, the pace of consolidation in the industry in which the Noble Group and the Maersk Drilling Group operate has increased, leading to the creation of a number of larger and financially stronger competitors. If the Noble Group, the Maersk Drilling Group or, following completion of the Business Combination, the Combined Group are unable, or their customers believe that the Noble Group, the Maersk Drilling Group or, following completion of the Business Combination, the Combined Group are unable, to compete with the scale and financial strength of these larger competitors, it could harm the Noble Group’s, the Maersk Drilling Group’s or, following completion of the Business Combination, the Combined Group’s ability to maintain existing drilling contracts and secure new ones. Moreover, certain of the Noble Group’s or the Maersk Drilling Group’s competitors have engaged, or may in the future engage, in bankruptcy proceedings, debt refinancing transactions, management changes or other strategic initiatives in an attempt to reduce operating costs to maintain their competitive position in the market, which could result in stronger or healthier balance sheets and, in turn, an improved ability to compete with the Noble Group, the Maersk Drilling Group or, following completion of the Business Combination, the Combined Group. Further, if current competitors, or new market entrants implement new or differentiated technical capabilities, services or

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standards, which may be more attractive to the Noble Group’s or the Maersk Drilling Group’s customers or price their product offerings more competitively, it could have a material adverse effect on the Noble Group’s, the Maersk Drilling Group’s or, following completion of the Business Combination, the Combined Group’s business, financial condition and results of operations.

The industry in which the Noble Group and the Maersk Drilling operate is also cyclical. The offshore contract drilling industry has recently been, and currently is in a period characterized by excess rig supply. Periods of low demand or excess rig supply intensify the competition in the industry and have resulted in, and may continue to result in, many of the Noble Group’s, the Maersk Drilling Group’s or, following completion of the Business Combination, the Combined Group’s rigs earning substantially lower dayrates or being idle for long periods of time. Although the industry is experiencing a rationalization and correction of the global offshore rig supply, the Noble Group and the Maersk Drilling Group cannot provide any assurances as to when such period will end, and when there will be higher demand for contract drilling services or a more meaningful reduction in the number of drilling rigs.

1.1.90

An over-supply of offshore rigs has depressed, and may in the future depress, dayrates and demand for the Noble Group’s and the Maersk Drilling Group’s rigs, which may adversely impact the Noble Group’s, the Maersk Drilling Group’s and, following completion of the Business Combination, the Combined Group’s revenues and profitability.

Prior to the downturn that began in 2014, the Noble Group and the Maersk Drilling Group experienced an extended period of high utilization and high dayrates, and industry participants materially increased the supply of drilling rigs by building new drilling rigs, including some that have not yet entered service. This increase in supply, combined with the decrease in demand for drilling rigs resulting from, among other factors, a substantial decline in the price of oil beginning in 2014, resulted in an oversupply of drilling rigs, which has contributed to the recent decline in utilization and dayrates.

Although the industry is experiencing a rationalization and correction of the global offshore rig supply, which has resulted in an increase in dayrates, the Noble Group and the Maersk Drilling Group continue to experience competition from newbuild rigs that have either already entered the market or are available to enter the market. The entry of these rigs into the market has resulted, and may in the future result, in lower dayrates for both newbuilds and existing rigs rolling off their current contracts. Lower utilization and dayrates have adversely affected the Noble Group’s and the Maersk Drilling Group’s revenues and profitability and may continue to do so. In addition, Noble’s and Maersk Drilling’s competitors may relocate rigs to geographic markets in which the Noble Group or the Maersk Drilling Group operate, which could exacerbate any excess rig supply, or depress the current rationalization and correction of offshore rig supply, and result in lower dayrates and utilization in those regions. To the extent that the drilling rigs currently under construction or on order do not have contracts upon their completion, there may be increased price competition as such vessels become operational, which could lead to a reduction in dayrates and in utilization. Rig operators may take lower dayrates and shorter contract durations on older rigs to keep their rigs operational and avoid scrapping or retiring them. As a result, the Noble Group’s, the Maersk Drilling Group’s and, following completion of the Business Combination, the Combined Group’s business, financial condition and results of operations would be materially adversely affected.

1.1.91

The Noble Group’s and the Maersk Drilling Group’s business and results of operations have been materially and negatively impacted and the Noble Group’s and the Maersk Drilling Group’s market values have substantially declined due to depressed market conditions which are the result of, in part, the dramatic drop in the oil price, the development of additional onshore oil and gas resources and the oversupply of offshore drilling rigs.

Crude oil prices started to steeply decline in late 2014 and dropped to as low as approximately USD 19.33 per barrel of Brent Crude in April 2020. Recently, oil prices have been volatile but as of 28 July 2022 (the most

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recent practicable date prior to the date of this Exemption Document) have recovered to early 2014 levels. As a result of the oil price environment prior to the significant drop in 2014, the offshore drilling business flourished with high utilization and high dayrates, and a large number of offshore drilling rigs were constructed to take advantage of the market. Also, many in Noble’s and Maersk Drilling’s industry extended the lives of older rigs rather than retiring these rigs. These factors have led to a significant oversupply of drilling rigs while the Noble Group’s and the Maersk Drilling Group’s customers have greatly reduced their planned offshore exploration and development spending in response to the depressed price of oil.

During the same period, onshore crude oil production in the US rose sharply. While the cost of production onshore varies, in some cases it may be less than the cost of production in offshore fields where the Noble Group’s and the Maersk Drilling Group’s rigs are designed to operate, especially deepwater fields. Additionally, onshore production is perceived as yielding more consistent results and posing lower regulatory risk than offshore production. This increase in onshore US production has had a negative impact on the price of oil and the demand for the services of the Noble Group and the Maersk Drilling Group. Further, given the reduced oil price and often the lower operating costs onshore, many of the Noble Group’s and the Maersk Drilling Group’s customers have allocated more of their capital budgets to onshore exploration activities than offshore exploration activities, particularly deepwater exploration activities, which has also led to a decrease in the demand for offshore drilling services since 2014.

These factors have affected market conditions and led to a material decline in the demand for the Noble Group’s and the Maersk Drilling Group’s services since 2014, the dayrates paid by Noble’s and Maersk Drilling’s customers and the level of utilization of the Noble Group’s and the Maersk Drilling Group’s drilling rigs. These poor market conditions, which may continue into the foreseeable future, in turn, have led to a material deterioration in the Noble Group’s and the Maersk Drilling Group’s results of operations. There can be no assurance as to if, when or to what extent the current depressed market conditions, and the Noble Group’s and the Maersk Drilling Group’s business, results of operations or enterprise value, will improve. Further, even if the price of oil and gas were to increase dramatically, no assurance can be given that there would be any increase in demand for the Noble Group’s, the Maersk Drilling Group’s or, following completion of the Business Combination, the Combined Group’s services.

1.1.92

Drilling contracts with national oil companies may expose the Noble Group, the Maersk Drilling Group and, following completion of the Business Combination, the Combined Group to greater risks than it normally assumes in drilling contracts with non-governmental clients.

Contracts with national oil companies are often non-negotiable and may expose the Noble Group, the Maersk Drilling Group and following completion of the Business Combination, the Combined Group to greater commercial, political and operational risks than it assumes in other contracts, such as exposure to materially greater environmental liability and other claims for damages (including consequential damages) and personal injury related to the Noble Group’s or the Maersk Drilling Group’s operations, or the risk that the contract may be terminated by the Noble Group’s or the Maersk Drilling Group’s client without cause on short-term notice, contractually or by governmental action, under certain conditions that may not provide the Noble Group, the Maersk Drilling Group or, following completion of the Business Combination, the Combined Group, an early termination payment, collection risks and political risks. In addition, the Noble Group’s, the Maersk Drilling Group’s or, following completion of the Business Combination, the Combined Group, ability to resolve disputes or enforce contractual provisions may be negatively impacted with these contracts. Noble and Maersk Drilling can provide no assurance that the increased risk exposure will not have an adverse impact on the Noble Group’s, the Maersk Drilling Group’s or, following completion of the Business Combination, the Combined Group’s, future operations or that the Noble Group, the Maersk Drilling Group or, following completion of the Business Combination, the Combined Group will not increase the number of rigs contracted to national oil companies with commensurate additional contractual risks.

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1.1.93

Acts of terrorism, piracy and political and social unrest could affect the markets for drilling services, which may have a material adverse effect on the Noble Group’s, the Maersk Drilling Group’s or, following completion of the Business Combination, the Combined Group’s results of operations.

Acts of terrorism and social unrest, brought about by world political events or otherwise, have caused instability in the world’s financial and insurance markets in the past and may occur in the future. Such acts could be directed against companies such as Noble or Maersk Drilling. In addition, acts of terrorism, piracy and social unrest could lead to increased volatility in prices for crude oil and natural gas and could affect the markets for drilling services. Insurance premiums could increase and coverage may be unavailable in the future. Government regulations may effectively preclude the Noble Group, the Maersk Drilling Group or, following completion of the Business Combination, the Combined Group from engaging in business activities in certain countries. These regulations could be amended to cover countries where the Noble Group or the Maersk Drilling Group currently operate or where the Noble Group, the Maersk Drilling Group or, following completion of the Business Combination, the Combined Group may wish to operate in the future.

The Noble Group’s and the Maersk Drilling Group’s drilling contracts do not generally provide indemnification against loss of capital assets or loss of revenues resulting from acts of terrorism, piracy or political or social unrest. Both the Noble Group and the Maersk Drilling Group have limited insurance for its assets providing coverage for physical damage losses resulting from risks, such as terrorist acts, piracy, vandalism, sabotage, civil unrest, expropriation and acts of war, and neither the Noble Group nor the Maersk Drilling Group carry insurance for loss of revenues resulting from such risks.

1.1.94

Governmental laws and regulations, including in relation to greenhouses gases (“GHGs”) and climate change related legislation and global decarbonization, could limit drilling activity and have a negative impact on the Noble Group’s, the Maersk Drilling Group’s, and following completion of the Business Combination, the Combined Group’s business, financial condition, and results of operations.

The drilling industry is dependent on demand for services from the oil and gas exploration and production industry, and accordingly, the Noble Group and the Maersk Drilling Group are directly affected by the adoption of laws and regulations that for economic, environmental or other policy reasons curtail exploration and development drilling for oil and gas. The Noble Group and the Maersk Drilling Group may be required to make significant capital expenditures to comply with governmental laws and regulations. Governments in some foreign countries are increasingly active in regulating and controlling the ownership of concessions, the exploration for oil and gas, and other aspects of the oil and gas industries.

The modification of existing laws or regulations or the adoption of new laws or regulations that result in the curtailment of exploratory or developmental drilling for oil and gas could materially and adversely affect the Noble Group’s and the Maersk Drilling Group’s operations by limiting drilling opportunities increasing the Noble Group’s and the Maersk Drilling Group’s cost of doing business, discouraging customers from drilling for hydrocarbons, disrupting revenue through permitting or similar delays, or subjecting the Noble Group and the Maersk Drilling Group to liability. For example, on 20 January 2021, the Acting Secretary for the Department of the Interior signed an order effectively suspending new fossil fuel leasing and permitting on federal lands, including in the US Gulf of Mexico, for 60 days. Then on 27 January 2021, President Biden issued an executive order indefinitely suspending new oil and natural gas leases on public lands or in offshore waters pending completion of a comprehensive review and reconsideration of federal oil and gas permitting and leasing practices. Several states filed lawsuits challenging the suspension and on 15 June 2021, a judge in the US District Court for the Western District of Louisiana issued a nationwide temporary injunction blocking the suspension. The Department of the Interior appealed the US District Court’s ruling, but resumed oil and gas leasing pending resolution of the appeal. In November 2021, the Department of the Interior completed its review and issued a report on the federal oil and gas leasing program. The Department of the Interior’s report recommends several

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changes to federal leasing practices, including changes to royalty payments, bidding, and bonding requirements. In addition, on 19 November 2021, the US House of Representatives passed the Build Back Better Act. Among other things, the Build Back Better Act would prohibit the Secretary of the Interior from issuing a lease or any other authorization for the exploration, development, or production of oil or natural gas in several areas of the Outer Continental Shelf, including the Eastern Gulf of Mexico. However, the Build Back Better Act has yet to be approved by the US Senate. At this time, it is uncertain whether, and in what form, the Build Back Better Act may become law.

If the Department of the Interior succeeds on its appeal of the US District Court’s decision and reinstitutes a leasing suspension, the suspension could reduce demand for the Noble Group’s or the Maersk Drilling Group’s services. Further, to the extent that the Department of the Interior’s report, Senate approval of the Build Back Better Act or other initiatives to reform federal leasing practices result in the development of additional restrictions on offshore drilling, limitations on the availability of offshore leases, or restrictions on the ability to obtain required permits, it could have a material adverse impact on the Noble Group’s or the Maersk Drilling Group’s operations by reducing drilling opportunities and the demand for the Noble Group’s or the Maersk Drilling Group’s services.

In particular, governments around the world are increasingly focused on enacting laws and regulations regarding climate change and regulation of greenhouse gases. Lawmakers and regulators in the jurisdictions where the Noble Group and the Maersk Drilling Group operate have proposed or enacted regulations requiring reporting of greenhouse gas emissions and the restriction thereof. In addition, efforts have been made and continue to be made in the international community toward the adoption of international treaties or protocols that would address global climate change issues and impose reductions of hydrocarbon-based fuels, and encouraging the implementation of net-zero greenhouse gas emission pledges. The Norwegian government, for example, has declared that its goal is to achieve net-zero greenhouse gas emissions by 2030; to achieve that goal, Norway’s oil and gas producers may be required to lower their carbon output or purchase carbon credits to offset their emissions, which could unfavorably impact the Noble Group’s, the Maersk Drilling Group’s and, following completion of the Business Combination, the Combined Group’s customers and, in turn, the Noble Group’s, the Maersk Drilling Group’s or, following completion of the Business Combination, the Combined Group’s business. Laws or regulations enacted by the Norwegian government relating to greenhouse gas emissions could, following the completion of the Business Combination, have a greater impact on the business of the Combined Group compared to the industry as a whole, given that the Maersk Drilling Group currently conducts a significant portion of its business in the North Sea. For example, for the year ended 31 December 2021, the Maersk Drilling Group’s North Sea operations comprised 52% of the Maersk Drilling Group’s revenue (2020: 56%; 2019: 66%).

In recent years, federal, state and local governments have taken steps to reduce emissions of GHGs and encourage decarbonization. For example, the United States Environmental Protection Agency (the “EPA”) has finalized a series of GHG monitoring, reporting and emissions control rules, and the U.S. Congress has, from time to time, considered adopting legislation to reduce emissions. Several states have already taken measures to reduce emissions of GHGs primarily through the development of GHG emission inventories or regional GHG cap-and-trade programs. While the Noble Group and the Maersk Drilling Group are subject to certain federal GHG monitoring and reporting requirements, the Noble Group’s and the Maersk Drilling Group’s operations currently are not adversely impacted by existing federal, state and local climate change initiatives. Although Congress previously considered but did not adopt proposed legislation aimed at reducing GHG emissions, recent Congressional resolutions and the new Democratic majority in both the Senate and House of Representatives make it likely Congress will soon consider new legislation requiring decarbonization or use of renewable energy in much higher proportions. The likelihood of such legislation has increased due to the current administration. Recently, several states and local jurisdictions have pledged to remove internal combustion engines from their roads as early as 2035. Consequently, legislation and regulatory programs to reduce GHG emissions could have an adverse effect on the Noble Group’s, the Maersk Drilling Group’s and, following completion of the Business Combination, the Combined Group’s business, financial condition and results of operations.

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Laws, regulations, treaties, and international agreements related to greenhouse gases and climate change may unfavorably impact the Noble Group’s, the Maersk Drilling Group’s or, following completion of the Business Combination, the Combined Group’s business, their suppliers, and their customers, may result in increased compliance costs and operating restrictions, restrict the Noble Group’s, the Maersk Drilling Group’s and, following completion of the Business Combination, the Combined Group’s access to debt and equity capital or their ability to secure insurance coverage, and could reduce drilling in the offshore oil and natural gas industry generally, all of which would have a material adverse impact on the Noble Group’s, the Maersk Drilling Group’s or, following completion of the Business Combination, the Combined Group’s business, financial condition, and results of operations.

Risks relating to the Topco Shares

1.1.95

Topco may not be able to or may decide not to pay dividends at a level anticipated by shareholders on its shares, which could reduce investors’ return on Topco Shares and could affect the market price of the Topco Shares.

As Topco will become the holding company of the Noble and Maersk Drilling businesses, its ability to fund its operations and make dividends or other distributions will be entirely dependent on funding, dividends and other distributions received from its subsidiaries, including Maersk Drilling and Noble, which may be subject to restrictions under applicable local laws. As a holding company, Topco will conduct substantially all of its operations through its subsidiaries, and these entities will generate substantially all of the operating income and cash flow of the Combined Group. Topco’s ability to pay dividends or other distributions and to pay its obligations following completion of the Business Combination will depend principally on the level of funding, dividends and other distributions received from Noble and Maersk Drilling, and from any new subsidiaries established by Topco in the future. The ability of Topco’s operating companies to make loans or distributions (directly or indirectly) to Topco is or may be restricted as a result of several factors, including the financial condition and results of operations of the respective operating companies, restrictions in financing agreements, the requirements of applicable law and regulatory and fiscal or other restrictions. In addition, Topco’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganisation may be subject to all prior claims of the subsidiary’s creditors.

Whether any dividend is declared or paid to holders of Topco Shares, and the amounts of any dividends that are declared or paid, are uncertain and depend on a number of factors. The Topco Board of Directors makes determinations regarding the payment of dividends in its sole discretion and such determinations may be based on a number of considerations, including Topco’s dividend policy and capital management plans and the Combined Group’s operating results, and there is no guarantee that Topco will be able to or that any decision will be made to pay dividends to shareholders in the future.

In addition, Topco can only distribute dividends to shareholders out of profits available for such purpose. Under English law, a company generally can declare dividends, make distributions or repurchase shares (other than out of the proceeds of a new issuance of shares made for that purpose) only out of distributable reserves. Distributable reserves are a company’s accumulated, realized profits, to the extent not previously utilized for distributions or capitalization, less its accumulated, realized losses, to the extent not previously written off in a reduction or reorganization of capital. In the event that distributable reserves of Topco are not created, no distributions by way of dividends, share repurchases or otherwise will be permitted under English law until such time as the group has created sufficient distributable reserves from its business activities.

For further information regarding dividend policies and distribution of dividends, see 10 “Dividends and Dividend Policy”.

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1.1.96	There has been no prior public market for Topco Shares, and the market price of Topco Shares may be volatile.

Admission to trading and official listing on Nasdaq Copenhagen and listing on the NYSE should not be taken as implying that there will be a liquid market for the Topco Shares. Prior to the admission of the Topco Shares to trading and official listing on Nasdaq Copenhagen and listing on the NYSE, the Topco Shares have no trading history on a public market, and an active and liquid trading market may not develop or be sustained after the Business Combination, including the Exchange Offer, and the admission to trading and official listing on Nasdaq Copenhagen and listing on the NYSE. Even though the Noble Shares and the Maersk Drilling Shares have prior to the Business Combination separately been admitted to trading and NYSE and Nasdaq Copenhagen, respectively, Topco cannot predict the extent to which a trading market will develop or how liquid that market might become following completion of the Business Combination and the admission of the Topco Shares to trading on NYSE and Nasdaq Copenhagen. If an active and liquid trading market does not develop or is not sustained, or if holders of the Topco Shares decide to primarily trade on one securities market over another, the liquidity and trading price of the Topco Shares could be materially adversely affected and investors, including the Maersk Drilling Shareholders, may have difficulty selling their Topco Shares.

The market price of the Topco Shares may also subsequently decrease and be lower than the consideration received by the Maersk Drilling Shareholders per Topco Offer Share in the Exchange Offer. Maersk Drilling Shareholders who hold Topco Shares may not be able to sell their Topco Shares for a price at or above the value of their respective Maersk Drilling Shares tendered in the Exchange Offer. The prices of the Noble Shares and the Maersk Drilling Shares have fluctuated materially from time to time, and Topco cannot predict the price of the Topco Shares. On 4 April 2019 (the date that Maersk Drilling was first admitted to trading and official listing on Nasdaq Copenhagen), the closing price on Nasdaq Copenhagen of a Maersk Drilling Share was DKK 540.00, and on 10 November 2021, the closing price of a Maersk Drilling Share was DKK 272.00. On 10 November 2021, the closing price of a Noble Share was USD 26.29.

In addition, the market price of the Topco Shares may be volatile and fluctuate in response to many factors, including extraneous factors beyond the Combined Group’s control, which may include, but are not limited to the risk factors described in this “Risk Factors” section of this Exemption Document. Broad market and industry factors may also materially harm the market price of Topco Shares, regardless of the Combined Group’s operating performance.

The price of Topco Shares may also be affected by the projections, valuations and recommendations of the analysts who will cover the Combined Group, and if its results or financial guidance do not meet the analysts’ projections and expectations, Topco’s share price could decline as a result of analysts lowering their projections, valuations and recommendations or otherwise. Also, the Combined Group will have no control over whether research coverage will in fact be established for the Combined Group or to what extent and, in any case, no control over the contents on such reports. In the future, if no or only limited securities or industry analysts cover the Combined Group, the trading price for the Topco Shares could be negatively impacted.

a.    In addition, NYSE, Nasdaq Copenhagen or the global securities markets may experience significant price and volume fluctuations, as they have done in recent years, which, in addition to general economic, political and regulatory conditions, may have a material adverse effect on the market price of the Topco Shares and create a risk that investors may not be able to sell their Topco Shares for a price at or above the value of their respective Maersk Drilling Shares tendered in the Exchange Offer.

b.    See also 1.1.15 “The market for the Acceptance Shares and the Cash Acceptance Shares may be limited and may only offer limited liquidity, and if a trading market develops, the price of the Acceptance Shares and the Cash Acceptance Shares may be subject to greater or lower volatility”.

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1.1.97

In connection with completion of the Business Combination, the Topco Shares will be listed on two separate markets and investors seeking to take advantage of price differences between such markets may create unexpected volatility in the share price of Topco Shares. In addition, investors may not be able to easily move shares for trading between such markets.

In connection with completion of the Business Combination, the Topco Shares will be listed and traded both on the NYSE and on Nasdaq Copenhagen. While the Topco Shares are traded on both markets, price and volume levels could fluctuate significantly on either market, independent on the share price or trading volume on the other market. Investors could seek to sell or buy Topco Shares to take advantage of any price differences between the two markets through a process referred to as arbitrage. Any arbitrage activity could create unexpected volatility in both the price of Topco Shares on either exchange and in the volume of Topco Shares available for trading on either market. In addition, holders of Topco Shares in either jurisdiction will not immediately be able to transfer such shares for trading on the other market without effecting necessary procedures with Topco’s transfer agents/registrars. This could result in time delays and additional cost for Topco Shareholders. Further, the Topco Shares will be traded on Nasdaq Copenhagen through the use of share entitlements book-entered in the Euronext Securities Copenhagen securities system, representing A ordinary shares in Topco. Consequently, the process for exercising shareholder rights for the Topco Shares traded on Nasdaq Copenhagen will be different from the process for exercising shareholder rights for the Topco Shares traded on the NYSE.

The Topco Offer Shares to be delivered as Share Consideration (as defined herein) in the Exchange Offer will be delivered in the form of share entitlements book-entered in the Euronext Securities Copenhagen securities system, representing A ordinary shares in Topco, credited to the account of Computershare Trust Company, N.A. in the name of Euronext Securities Copenhagen (as further described herein). Maersk Drilling Shareholders should be advised that the legal nature of such share entitlements and how shareholder rights are exercised are different from what otherwise applies to ordinary shares in Danish companies with shares admitted to trading and official listing on Nasdaq Copenhagen. For additional information, see 28.3 “Exercise of shareholders rights by holders of Topco Shares”.

1.1.98	Exchange rate fluctuations could adversely affect the value of the Topco Shares and any dividends paid on the Topco Shares for an investor whose principal currency is not USD.

The Topco Shares are priced and traded in USD on the NYSE and in DKK on Nasdaq Copenhagen. Dividends may be declared and paid in any currency or currencies that the Topco Board of Directors may determine, using an exchange rate selected by the Topco Board of Directors for any currency conversions required. However, any dividends will likely be declared and distributed in USD and exchange rate movements of the USD may therefore affect the value of these dividends and distributions for investors whose principal currency is not USD. Furthermore, the market value of the Topco Shares as expressed in foreign currencies will fluctuate in part as a result of foreign exchange fluctuations. This could affect the value of the Topco Shares and of any dividends paid on the Topco Shares for an investor whose principal currency is not USD.

In addition, while dividends may be declared and paid in any currency or currencies that the Topco Board of Directors may determine, including USD, any dividends distributed in another currency than DKK will prior to distribution to holders of share entitlements book-entered in the Euronext Securities Copenhagen securities system be converted into DKK. Consequently, any fluctuation in exchange rates between USD (or another currency other than DKK in which dividends will be distributed in the determination of the Topco Board of Directors) and DKK is at the risk of holders of share entitlements. In addition, holders of share entitlements through Euronext Securities Copenhagen may experience a delay between the time of Topco’s distribution of dividends through DTC and the time of distribution in DKK through Euronext Securities Copenhagen to the respective holders of share entitlements. Further, during the period between the dividend record date and the time of distribution in DKK to the holders of share entitlements through Euronext Securities Copenhagen, transfers of Topco Shares between DTC and Euronext Securities Copenhagen may be restricted. For additional information, see 28.3 “Exercise of shareholders rights by holders of Topco Shares”.

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1.1.99

The Topco Shares may be delisted from Nasdaq Copenhagen after the second anniversary of the closing date of the Business Combination. The delisting of the Topco Shares from Nasdaq Copenhagen, or the risk of them being delisted, may materially and adversely affect the quoted price of the Topco Shares on Nasdaq Copenhagen.

Under the Business Combination Agreement, Topco shall use its best endeavours to ensure its admission to trading and official listing on Nasdaq Copenhagen remain effective at least until the second anniversary of the closing date of the Business Combination and so long as the Topco Board of Directors deems it appropriate when considering the position of Danish retail shareholders.

Should the Topco Board of Directors after the second anniversary of the closing date of the Business Combination deem it appropriate when considering the position of Danish retail shareholders, the Topco Shares may be removed from trading and official listing on Nasdaq Copenhagen, if Nasdaq Copenhagen will accept a request for removal from trading and official listing, subject to applicable rules and regulations. In this situation, as Topco will cease to be admitted to trading and official listing on Nasdaq Copenhagen, Topco Shareholders will after the removal from trading and official listing not be able to sell their Topco Shares on Nasdaq Copenhagen. As such, the Topco Shareholders will have an illiquid asset and will most likely need to convert their Topco Shares to Topco Shares tradeable on NYSE, if and when they wish to sell their Topco Shares. Further, it can have an impact on the tax treatment as the Topco Shares would no longer be deemed as admitted to trading on an regulated market.

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GENERAL INFORMATION

This Exemption Document has been prepared under Danish law and has been drawn up as an exemption document in accordance with the exemptions in Articles 1(4)(f) and 1(5)(e) of the Prospectus Regulation and in compliance with the requirements set out in the Delegated Exemption Document Regulation and has been approved by the Danish FSA as being the supervisory authority having the competence to review and approve the Offer Document under the EU Takeover Directive, as implemented in Danish law by Danish Capital Markets Act and the Danish Takeover Order. This Exemption Document does not constitute a prospectus within the meaning of the Prospectus Regulation and has not been subject to the scrutiny and approval by the relevant competent authority in accordance with Article 20 of the Prospectus Regulation.

In this Exemption Document, “Topco” refers to Noble Corporation plc, “Noble” refers to Noble Corporation, the “Noble Group” refers to Noble and its consolidated subsidiaries (excluding Topco), unless the context requires otherwise, “Maersk Drilling” refers to The Drilling Company of 1972 A/S, the “Maersk Drilling Group” refers to Maersk Drilling and its consolidated subsidiaries, unless the context requires otherwise, and in this Exemption Document, the Noble Group and Topco together with the Maersk Drilling Group is referred to as the “Combined Group” and assumes that the Business Combination, including the Exchange Offer, is successfully completed as contemplated in this Exemption Document.

The Exchange Offer will be carried out under Danish law, and applicable provisions of the securities laws of the United States of America, including the Exchange Act and the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and Topco has not taken any action and will not take any action in any jurisdiction, with the exception of Denmark and the U.S., that is intended to result in a public offering of the Topco Offer Shares, Acceptance Shares and/or Cash Acceptance Shares.

The information in this Exemption Document is as of the date printed on the front of the cover, unless expressly stated otherwise. The delivery of this Exemption Document at any time does not imply that there has been no change in the Noble Group’s or the Maersk Drilling Group’s business or affairs since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

The Maersk Drilling Shareholders should be advised that this Exemption Document is not subject to rules of prospectus supplements contained in the Prospectus Regulation and thus Topco is under no obligation to, and Topco will not, publish any supplement to this Exemption Document in the event a significant new factor or if a material mistake or material inaccuracy relating to the information included in this Exemption Document is noted. For further information on the terms and conditions to the Exchange Offer, see 8 “The Exchange Offer”.

In deciding whether to accept the Exchange Offer, Maersk Drilling Shareholders must rely on their own assessment of Topco, the Topco Shares, the Acceptance Shares, the Cash Acceptance Shares, the Combined Group, the Noble Group and the Maersk Drilling Group and the terms of the Exchange Offer, as described in this Exemption Document, including the merits and risks involved. Any decision to accept the Exchange Offer, should be based on the assessments of the information in this Exemption Document, including the legal basis and consequences of the Exchange Offer, and including possible tax consequences that may apply, before deciding whether or not to accept the Exchange Offer or invest in the Topco Offer Shares, Acceptance Shares and/or Cash Acceptance Shares. The Maersk Drilling Shareholders should rely solely on the information contained in this Exemption Document, including the risk factors described herein, or incorporated by reference herein and the information contained in the Offer Document. The information included in the Offer Document does not form part of and is not incorporated by reference into this Exemption Document. The Maersk Drilling Shareholders must not construe the contents of this Exemption Document as legal, investment or tax advice. Each Maersk Drilling Shareholder should consult their own counsel, accountant or business advisor as to legal, investment and tax advice and related matters pertaining to any decision to accept the Exchange Offer or to invest in the Topco Offer Shares, Acceptance Shares and/or Cash Acceptance Shares, if they deem it necessary.

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The Topco Offer Shares to be delivered as Share Consideration in the Exchange Offer will be delivered in the form of share entitlements representing A ordinary shares in the share capital of Topco and as credited to the account of Computershare Trust Company, N.A. in the name of Euronext Securities Copenhagen (as further described herein). Maersk Drilling Shareholders should be advised that exercising the shareholder rights attached to the Topco Offer Shares will differ from the manner of exercise of shareholder rights attached to their Maersk Drilling Shares and will require the participation from Cede & Co., DTC, Computershare and Euronext Securities Copenhagen. Further, Maersk Drilling Shareholders should note that such exercise of certain shareholder rights may be connected with fees or other expenses.

In particular, the A ordinary shares of Topco will be issued to Cede & Co. as custodian for DTC. Accordingly, Cede & Co. will be the only person able to directly exercise the rights attaching to those Topco Shares pursuant to the Topco Articles of Association. Cede & Co. is required to exercise the rights attached to the Topco Shares in accordance with directions given by the relevant beneficial owners through the relevant institution that is accredited as a DTC Participant (as defined herein). For additional information, see 28.3 “Exercise of shareholders rights by holders of Topco Shares”, including with respect to further information regarding the exercise of shareholder rights in respect of the Topco Offer Shares.

No person has been authorised to give any information or make any representation not contained in this Exemption Document and, if given or made, such information or representation must not be relied upon as having been authorised by Topco. Topco does not accept any liability for any such information or representation. Further, Topco does not accept any responsibility for the accuracy or completeness of any information reported by the press or other media, nor the fairness or appropriateness of any forecasts, views or opinions expressed by the press or other media regarding the Business Combination, the Noble Group, the Maersk Drilling Group or (when applicable) the Combined Group. Topco makes no representation as to the appropriateness, accuracy, completeness or reliability of any such information or publication.

Maersk Drilling Shareholders residing outside Denmark should read this section 2 “General Information” carefully before deciding to accept the Exchange Offer.

Neither the Investor Manager (as defined herein) nor APMH Invest has participated in the preparation of this Exemption Document or the Offer Document and neither the Investor Manager nor APMH Invest accepts any responsibility whatsoever or make any representation or warranty, express or implied, for the contents of this Exemption Document or the Offer Document, including their accuracy, completeness or verification, or for any other statement made or purported to be made by any of them, or on behalf of them, Topco or any other person in connection with or related to Topco, the Topco Shares, the Acceptance Shares, the Cash Acceptance Shares or the Exchange Offer and nothing contained in this Exemption Document or the Offer Document is or shall be relied upon as a promise or representation in this respect, whether as to the past or future. Each of the Investor Manager and APMH Invest accordingly disclaims all and any responsibility or liability whether arising in tort, contract or otherwise which any of them might otherwise have in respect of this Exemption Document, the Offer Document or any such statement.

Special notice regarding the Maersk Drilling Group

This Exemption Document contains certain information pertaining to the commercial, financial, operational and legal position of Maersk Drilling or other entities within the Maersk Drilling Group which Topco has received from the Maersk Drilling Group (including with respect to forecasts prepared by Noble’s management with respect to expected future financial and operating performance of the Maersk Drilling Group) and/or which has been extracted from publications, reports and other documents prepared by the Maersk Drilling Group. While Topco can confirm that any information received from the Maersk Drilling Group and/or extracted from publications prepared by the Maersk Drilling Group has been accurately described and reproduced, Topco has not independently verified and consequently cannot give any assurances as to the accuracy of the information as presented in this Exemption Document which has been received from, or has been extracted from publications,

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reports or other documents prepared by, the Maersk Drilling Group, and as a result, Topco’s estimates of the impact of Completion of the Exchange Offer on the pro forma financial information in this Exemption Document may be incorrect.

Notices to Maersk Drilling Shareholders of certain restrictions to the Exchange Offer

The acceptance of the Exchange Offer outside Denmark and the United States may be subject to legal restrictions.

The Exchange Offer may be accepted by all domestic and foreign Maersk Drilling Shareholders (including those with domicile, registered office or habitual residence in Denmark, the European Union, the European Economic Area and the United States and certain Maersk Drilling Shareholders who are qualified investors who are domiciled or have their registered address in the United Kingdom) in accordance with the Offer Document, this Exemption Document and the relevant applicable legal provisions. Maersk Drilling Shareholders who come into possession of the Offer Document and/or this Exemption Document outside of Denmark and the United States and/or who wish to accept the Exchange Offer outside of Denmark and the United States are advised to inform themselves of the relevant applicable legal provisions and to comply with them. Neither Topco nor persons acting in concert with Topco within the meaning of Section 2(4) of the Danish Takeover Order assume responsibility for the acceptance of the Exchange Offer outside of Denmark and the United States being permissible under the relevant applicable legal provisions.

Unless required by mandatory law, no action has been or will be taken in any jurisdiction other than Denmark or the United States that would permit a public offering of the Topco Shares, the Acceptance Shares or Cash Acceptance Shares, or permit possession or distribution of the Offer Document and/or this Exemption Document or any advertising material relating to the Topco Shares, the Acceptance Shares or Cash Acceptance Shares, except as described herein or in the Offer Document.

The Exchange Offer is not being made, and the Maersk Drilling Shares will not be accepted for purchase from or on behalf of persons, in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or other laws or regulations of such jurisdiction or would require any registration, approval or filing with any regulatory authority not expressly contemplated by the Offer Document and/or this Exemption Document (the “Restricted Jurisdictions”). Persons obtaining the Offer Document and/or this Exemption Document and/or into whose possession the Offer Document and/or this Exemption Document comes are required to take due note and observe all such restrictions and obtain any necessary authorisations, approvals or consents. Neither Topco nor any of its advisors accepts any liability for any violation by any person of any such restriction. Any person (including, without limitation, custodians, nominees and trustees) who intends to forward the Offer Document and/or this Exemption Document or any related document to any jurisdiction outside Denmark should inform themselves of the laws of the relevant jurisdiction and should also carefully read the information contained in the section 2 “General information”, before taking any action. The distribution of the Offer Document and/or this Exemption Document in jurisdictions other than Denmark may be restricted by law, and, therefore, persons who come into possession of the Offer Document and/or this Exemption Document should inform themselves about and observe such restrictions. Any failure to comply with any such restrictions may constitute a violation of the securities laws and regulations of any such jurisdiction.

Any failure to comply with these restrictions may constitute a violation of applicable securities laws. It is the responsibility of all persons obtaining the Offer Document, the Acceptance Form included as Appendix 1 in the Offer Document, this Exemption Document and/or other documents relating to the Offer Document and/or this Exemption Document or to the Exchange Offer or into whose possession such documents otherwise come, to inform themselves of and observe all such restrictions. Any recipient of the Offer Document and/or this Exemption Document who is in any doubt in relation to these restrictions should consult his or her professional advisors in the relevant jurisdiction. Neither Topco nor the financial advisors to Noble accept or assume any responsibility or liability for any violation by any person whomsoever of any such restriction.

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Neither the Offer Document nor this Exemption Document represents an offer to acquire or obtain securities other than Maersk Drilling Shares.

Special notice to Maersk Drilling Shareholders in the United States of America

Pursuant to applicable U.S. securities laws, including Section 5 of the Securities Act, and Rule 145 thereunder, in the United States, Topco has filed a registration statement on Form S-4 (together with any amendments or supplements thereto, the “Registration Statement”) with respect to the Topco Shares, the Acceptance Shares and the Cash Acceptance Shares to be issued in the Exchange Offer and in connection with the Cayman Merger. The Registration Statement was declared effective by the SEC on 11 April 2022. The Topco Offer Shares will, subject to the considerations set out herein, be fully fungible with the other Topco Shares, including with respect to dividend entitlements as well as voting rights, and application will be made for the Topco Shares for admission to trading on the NYSE under the symbol “NE” and for admission to trading and official listing on Nasdaq Copenhagen under the symbol “NOBLE”. Upon approval by the NYSE and Nasdaq Copenhagen, the entire share capital of Topco will be admitted to trading on NYSE and admitted to trading and official listing on Nasdaq Copenhagen. Topco cannot assure the Maersk Drilling Shareholders that the Topco Shares will be approved for listing on the NYSE or Nasdaq Copenhagen.

The Exchange Offer, the Offer Document and this Exemption Document are subject to the laws of Denmark. The Exchange Offer relates to the securities of a Danish company and is subject to the disclosure requirements applicable under Danish law, which may be different in material aspects from those applicable in the U.S.

The Exchange Offer is being made in the U.S. pursuant to Section 14(e) of, and Regulation 14E promulgated under, the Exchange Act, subject to the exemptions provided by Rule 14d-1(c) under the Exchange Act and otherwise in accordance with the requirements of Danish law. The Exchange Offer is not subject to Section 14(d)(1) of, or Regulation 14D promulgated under, the Exchange Act. Maersk Drilling is not currently subject to the periodic reporting requirements under the Exchange Act, and is not required to, and does not, file any reports with the SEC thereunder.

The Exchange Offer is made to the Maersk Drilling Shareholders residing in the U.S. on the same terms and conditions as those made to all other Maersk Drilling Shareholders to whom the Exchange Offer is made. Any information documents, including this Exemption Document and the Offer Document, are being disseminated to Maersk Drilling Shareholders whose place of residence, seat or habitual residence is in the U.S. (the “U.S. Maersk Drilling Shareholders”) on a basis reasonably comparable to the method that such documents are provided to the other Maersk Drilling Shareholders.

In addition, the procedures for the tender of Maersk Drilling Shares and settlement of the consideration due to each Maersk Drilling Shareholder who accepts the Exchange Offer will be carried out in accordance with the rules applicable in Denmark, which may differ in material aspects from the rules and procedures applicable to a tender offer for the securities of a domestic U.S. company, in particular with respect to withdrawal rights, offer timetable, settlement procedures and the payment date of the securities. For example, certain financial information in this Exemption Document has been prepared in accordance with the IFRS, as defined herein, and therefore may not be comparable to financial information relating to U.S. companies and other companies whose financial information is determined in accordance with U.S. GAAP. For further information on the financial statements included in this Exemption Document, see 5 “Presentation of Financial Information”. Furthermore, the payment and settlement procedure with respect to the Exchange Offer will comply with the relevant Danish rules, which differ from payment and settlement procedures customary in the U.S., particularly with regard to the payment date of the consideration. For further information on the payment and settlement procedures with respect to the Exchange Offer, see 8.15 “Settlement”.

It may be difficult for the Maersk Drilling Shareholders to enforce their rights and any claim they may have arising under the U.S. securities laws, since Topco and Maersk Drilling are located in non-U.S. jurisdictions, and

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some or all of their respective officers and directors are residents of non-U.S. jurisdictions. The Maersk Drilling Shareholders may not be able to sue Topco or Maersk Drilling and/or their respective officers or directors in a non-U.S. court for violations of U.S. securities law. Further, it may be difficult to compel Topco and Maersk Drilling and their respective subsidiaries or affiliates and, in each case, their respective directors and officers to subject themselves to a U.S. court’s judgment.

The receipt of cash pursuant to the Exchange Offer by a Maersk Drilling Shareholder in the U.S. may be a taxable transaction for U.S. federal income tax purposes and under applicable U.S. state and local, as well as foreign and other, tax laws. Each Maersk Drilling Shareholder is urged to consult its independent professional advisor immediately regarding the tax consequences of accepting the Exchange Offer. For further information on certain U.S. tax considerations, see 31.3 “Material U.S. Federal Income Tax Considerations to U.S. Holders”.

In accordance with normal Danish practice and subject to the requirements of Danish law, Topco or its nominees, or its brokers (acting as agents or in a similar capacity), may from time to time make certain purchases of, or arrangements to purchase, Maersk Drilling Shares outside the U.S., other than pursuant to the Exchange Offer, before or during the period in which the Exchange Offer remains open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be announced through Nasdaq Copenhagen and relevant electronic media if, and to the extent, such announcement is required under applicable Danish law, rules or regulations. In addition, in the ordinary course of business, each of the financial advisors and the Settlement Agent (as defined herein) and their respective affiliates may make or hold a broad array of investments including serving as counterparties to certain derivative and hedging arrangements and actively trade debt and equity financial instruments (or related derivative financial instruments) and other types of financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and financial instrument activities may involve securities and/or instruments of Maersk Drilling.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY U.S. STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE BUSINESS COMBINATION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS EXEMPTION DOCUMENT OR ANY OTHER DOCUMENTS REGARDING THE EXCHANGE OFFER (INCLUDING THE OFFER DOCUMENT). ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE UNDER U.S. LAW.

Special notice to Maersk Drilling Shareholders in the European Economic Area

In any member state of the European Economic Area (the “EEA”) other than Denmark (each a “Relevant State”), the Offer Document and this Exemption Document are only addressed to, and is only directed at Maersk Drilling Shareholders in that Relevant State that fulfil the criteria for exemption from the obligation to publish a prospectus, including qualified investors, within the meaning of the Prospectus Regulation.

The Offer Document and this Exemption Document has been prepared on the basis that all offers of Topco Offer Shares, Acceptance Shares and Cash Acceptance Shares offered in the Exchange Offer, other than the offer contemplated in Denmark, will be made pursuant to an exemption under the Prospectus Regulation from the requirement to produce a prospectus for offers of Topco Offer Shares, Acceptance Shares and Cash Acceptance Shares. Accordingly, any person making or intending to make any offer within a Relevant State of Topco Offer Shares, Acceptance Shares or Cash Acceptance Shares, which is the subject of the offer contemplated in the Offer Document and this Exemption Document may only do so in circumstances in which no obligation arises for Topco to produce a prospectus for such offer. Topco has not authorised, and Topco will not authorise, the making of any offer of Topco Offer Shares, Acceptance Shares or Cash Acceptance Shares through any financial intermediary, other than offers made by Topco which constitute the final offer of Topco Offer Shares, Acceptance Shares and Cash Acceptance Shares contemplated in the Offer Document and this Exemption Document.

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The Topco Offer Shares, the Acceptance Shares and the Cash Acceptance Shares offered in the Exchange Offer have not been, and will not be, offered to the public in any Relevant State. Notwithstanding the foregoing, an offering of the Topco Offer Shares, the Acceptance Shares and the Cash Acceptance Shares offered in the Exchange Offer may be made in a Relevant State: (i) to any qualified investor as defined in the Prospectus Regulation; (ii) to fewer than 150 natural or legal persons per Relevant State (other than qualified investors as defined in the Prospectus Regulation); (iii) to investors who acquire Topco Offer Shares, Acceptance Shares and Cash Acceptance Shares for a total consideration of at least euro (“EUR”) 100,000 per investor, for each separate offer; (iv) in any other circumstances falling within Article 1(4) of the Prospectus Regulation; subject to obtaining the prior consent of Topco and provided that no such offer of Topco Offer Shares, Acceptance Shares or Cash Acceptance Shares shall result in a requirement for the publication by Topco of a prospectus pursuant to Article 3 of the Prospectus Regulation or a supplementary prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this section, the expression an “offer to the public” in relation to any Topco Offer Shares, Acceptance Shares or Cash Acceptance Shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the Exchange Offer as to enable an investor to decide to participate in the Exchange Offer.

Special notice to Maersk Drilling Shareholders in the United Kingdom

In the United Kingdom, the Offer Document and this Exemption Document is only addressed to and directed at persons who are “qualified investors” within the meaning of article 2(e) of the Prospectus Regulation as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the “UK Prospectus Regulation”), and who are (i) “investment professionals” within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 as amended (the “FSMA Order”); (ii) high net worth entities falling within Article 49(2)(a) to (d) of the FSMA Order; and/or (iii) persons to whom it may otherwise lawfully be communicated to, including under the FSMA Order (all such persons together being referred to as “UK Relevant Persons”). Any investment activity to which the Offer Document and this Exemption Document relates will only be available to, and will only be engaged with, UK Relevant Persons. Any person who is not a UK Relevant Person should not act on or rely on the Offer Document, this Exemption Document or any of its contents.

The Exchange Offer, the Offer Document and this Exemption Document are subject to the laws of Denmark. The Exchange Offer relates to the securities of a Danish company and is subject to the disclosure requirements applicable under Danish law, which may be different in material aspects from those applicable in the United Kingdom.

The Exchange Offer is made to Maersk Drilling Shareholders who are UK Relevant Persons residing in the United Kingdom on the same terms and conditions as those made to all other Maersk Drilling Shareholders to whom the Exchange Offer is made. Any information documents, including the Offer Document and this Exemption Document, are being disseminated to Maersk Drilling Shareholders who are UK Relevant Persons on a basis reasonably comparable to the method that such documents are provided to the other Maersk Drilling Shareholders.

In addition, the procedures for the tender of Maersk Drilling Shares and settlement of the consideration due to each Maersk Drilling Shareholder who accepts the Exchange Offer will be carried out in accordance with the rules applicable in Denmark, which may differ in material aspects from the rules and procedures applicable to a tender offer for the securities of a company in the United Kingdom, in particular with respect to withdrawal rights, offer timetable, settlement procedures and the payment date of the securities.

This Exemption Document does not comprise a prospectus for the purposes of the UK Prospectus Regulation and has not been approved by or filed with the Financial Conduct Authority in the United Kingdom.

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If Topco obtains the requisite number of Maersk Drilling Shares, each Maersk Drilling Shareholder residing in the United Kingdom who is not a UK Relevant Person may have their Maersk Drilling Shares compulsorily acquired under the compulsory purchase provisions of the Danish Companies Act, as further detailed in the Section 8.23 “Compulsory Purchase”.

Cautionary statement regarding forward-looking statements

Certain statements in this Exemption Document constitute forward-looking statements. Forward-looking statements are statements (other than statements of historical fact) relating to future events and the Noble Group’s, the Maersk Drilling Group’s and the Combined Group’s anticipated or planned financial and operational performance. The words “targets”, “believes”, “continues”, “expects”, “aims”, “intends”, “plans”, “seeks”, “will”, “may”, “might”, “anticipates”, “would”, “could”, “should”, “estimates”, “projects”, “potentially” or similar expressions or the negatives thereof, identify certain of these forward-looking statements. The absence of these words, however, does not mean that the statements are not forward-looking. Other forward-looking statements can be identified in the context in which the statements are made. Forward-looking statements appear in a number of places in this Exemption Document, including, without limitation, under the headings 1 “Risk Factors”, 12 “Business of the Noble Group”, 13 “Business of the Maersk Drilling Group”, 16 “Operating and Financial Review of the Noble Group”, 17 “Operating and Financial Review of the Maersk Drilling Group” and 10 “Dividends and Dividend Policy”.

Although Topco believes that the expectations reflected in these forward-looking statements are reasonable as of the date of this Exemption Document, such forward-looking statements are based on Topco’s current expectations, estimates, forecasts, assumptions and projections about the Noble Group’s, the Maersk Drilling Group’s and the Combined Group’s business and the industry in which the Noble Group and the Maersk Drilling Group operate as well as on information which Topco has received from the Maersk Drilling Group (including with respect to forecasts prepared by Noble’s management with respect to expected future financial and operating performance of Maersk Drilling) and/or which has been extracted from publications, reports and other documents prepared by the Maersk Drilling Group and/or the Noble Group and are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other important factors beyond the Noble Group’s, the Maersk Drilling Group’s or the Combined Group’s control that could cause the Noble Group’s, the Maersk Drilling Group’s and/or the Combined Group’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include the risks mentioned in the section 1 “Risk Factors”.

Should one or more of these risks or uncertainties materialise, or should any underlying assumptions prove to be incorrect, the Noble Group’s, the Maersk Drilling Group’s and/or the Combined Group’s actual financial condition, cash flow or results of operations could differ materially from what is described herein as anticipated, believed, estimated or expected. Topco urges the Maersk Drilling Shareholders to read the sections: 1 “Risk Factors”, 12 “Business of the Noble Group”, 13 “Business of the Maersk Drilling Group”, 16 “Operating and Financial Review of the Noble Group” and 17 “Operating and Financial Review of the Maersk Drilling Group” for a more complete discussion of the factors that could affect the Combined Group’s future performance and the market in which it operates.

The forward-looking statements included in this Exemption Document speak only as of the date of this Exemption Document.

Topco does not intend, and does not assume, any obligations to update any forward-looking statements contained herein, except as may be required by law or the rules of Nasdaq Copenhagen. All subsequent written and oral forward-looking statements attributable to Topco or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements referred to above and contained in this Exemption Document.

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Enforcement of civil liabilities and service of process

Topco is incorporated under the law of England and Wales, and certain of the individuals who may be directors and executive officers of Topco reside outside of the United States. All or a substantial portion of the assets of such individuals and of Topco may be located outside of the United States. As a result, it may not be possible to effect service of process within the United States upon such individuals or Topco, or to enforce against such individuals or Topco in United States courts judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. Topco has been advised by counsel that there is doubt as to: (i) the ability to obtain a judgment in the courts of England and Wales; and (ii) the enforceability in England and Wales of judgments of United States courts, in each case, in respect of claims for punitive damages.

Further, in certain circumstances, Maersk Drilling Shareholders resident outside England and Wales (“Overseas Maersk Drilling Shareholders”) may not be able to enforce a judgment against Topco or some of the members of the Topco Board of Directors and the Topco Executive Officers. In certain circumstances, it may not be possible for an Overseas Maersk Drilling Shareholder to effect service of process upon Topco or members of the Topco Board of Directors and the Topco Executive Officers within the respective Overseas Maersk Drilling Shareholder’s country of residence or to enforce against Topco or members of the Topco Board of Directors and the Topco Executive Officers judgments of courts of the Overseas Maersk Drilling Shareholder’s country of residence based on civil liabilities under that country’s securities laws. There can be no assurances that an Overseas Maersk Drilling Shareholder will be able to enforce against Topco or the members of the Topco Board of Directors or the Topco Executive Officers a judgment in civil and commercial matters of a court other than that of: (i) England and Wales in the case of Topco; and (ii) the country in which the individual is resident in the case of a member of the Topco Board of Directors or the Topco Executive Officers (including any judgments concerning the securities laws of countries other than those in which judgment is made). In addition, there can be no assurances that the courts of England and Wales or other courts will accept jurisdiction over any original action based solely on foreign securities laws brought against Topco or the members of the Topco Board of Directors or Topco Executive Officers.

Information Regarding Investors’ NPID or LEI Number

In order to participate in the Exchange Offer, applicants will need a global identification code according to EU Directive 2014/65/EU on markets in financial instruments, as amended (“MiFID II”) to be able to carry out securities transactions. Physical persons will need an NPID number (National Personal ID or National Client Identifier) and legal entities will need an LEI code (Legal Entity Identifier code) in order to be able to accept the Exchange Offer. It is the investor’s legal status that determines whether a LEI code or NPID number is required, and the Settlement Agent may not be able to execute the transaction for the person in question if a LEI code or NPID number (as applicable) is not presented.

NPID number for physical persons: Physical persons will need an NPID number to participate in a financial market transaction, i.e. a global identification code for physical persons. For physical persons with only a Danish citizenship, the NPID number is the ten-digit personal ID (in Danish CPR-nummer). If the person in question has multiple citizenships or another citizenship than Danish, another relevant NPID number can be used. Investors are encouraged to contact their bank or securities dealer for further information.

LEI code for legal entities: Legal entities will need a LEI code to participate in a financial market transaction. A LEI code must be obtained from an authorised LEI issuer, which may take some time. Investors should obtain a LEI code in time for the application. Legal entities who need to obtain a LEI code can turn to any of the suppliers available on the market. Instructions regarding the global LEI system can be found on www.gleif.org/en/about-lei/how-to-get-an-lei-find-lei-issuing-organizations. The information included on the aforementioned website does not form part of and is not incorporated by reference into this Exemption Document.

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RESPONSIBILITY STATEMENT

Topco’s Responsibility

Topco is responsible for this Exemption Document in accordance with Danish law.

Topco’s Statement

We hereby declare, as the persons responsible for this Exemption Document on behalf of Topco in our capacity as members of the Topco Board of Directors, that to the best of our knowledge, the information contained in this Exemption Document is in accordance with the facts and that this Exemption Document makes no omission likely to affect its import.

This Exemption Document has been drawn up as an exemption document in accordance with the exemptions in Articles 1(4)(f) and 1(5)(e) of the Prospectus Regulation and in compliance with the requirements set out in the Delegated Exemption Document Regulation and has been approved by the Danish FSA as being the supervisory authority having the competence to review and approve the Offer Document under the EU Takeover Directive, as implemented in Danish law by Danish Capital Markets Act and the Danish Takeover Order. This Exemption Document does not constitute a prospectus within the meaning of the Prospectus Regulation and has not been subject to the scrutiny and approval by the relevant competent authority in accordance with Article 20 of the Prospectus Regulation.

8 August 2022

Noble Corporation plc

Board of Directors

Robert W. Eifler Director	Richard B. Barker Director
William E. Turcotte Director

Robert W. Eifler: President and Chief Executive Officer of Noble

Richard B. Barker: Senior Vice President and Chief Financial Officer of Noble

William E. Turcotte: Senior Vice President, General Counsel, and Corporate Secretary of Noble

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CERTAIN INFORMATION ABOUT THE COMPANIES

Topco

The name, address and telephone number of Topco is:

Noble Corporation plc

3rd Floor, 1 Ashley Road

Altrincham, WA14 2DT

Cheshire

United Kingdom

Telephone: +1 (281) 276-6100

Website: www.noblecorp.com

The information included on Topco’s website does not form part of and is not incorporated by reference into this Exemption Document, unless specifically stated in 36 “Information incorporated by reference”.

Topco’s registered office is in Cheshire, United Kingdom. Topco was incorporated as a public limited company under the laws of England and Wales on 16 October 2020. Topco was re-registered as a private limited company on 13 January 2021 and subsequently re-registered as a public limited company on 12 May 2022. Topco is registered in England under registration number 12958050 and has legal entity identifier number 549300I3HBUNXO0OG954.

Topco’s objects are unrestricted as there are no specific restrictions contained in the articles of association of Topco that were adopted and took effect from the date of its re-registration as a public limited company on 12 May 2022 (the “Topco Articles of Association”). However, Topco intends to carry out business to provide contract drilling services to the international oil and gas industry, and to carry out such other business as the Topco Board of Directors may deem incidental to the attainment of those objects.

Noble Corporation

The name, address and telephone number of Noble is:

Noble Corporation

13135 Dairy Ashford, Suite 800

Sugar Land, Texas 77478

United States

Telephone: +1 (281) 276-6100

Website: www.noblecorp.com

The information included on Noble’s website does not form part of and is not incorporated by reference into this Exemption Document, unless specifically stated in 36 “Information incorporated by reference”.

Noble’s registered office is in Grand Cayman, Cayman Islands. Noble is an exempted company with limited liability incorporated in the Cayman Islands on 26 November 2020. Noble is registered with the Registrar of Companies of the Cayman Islands under company registration number MC-368504.

Pursuant to the amended and restated memorandum and articles of association of Noble as of 5 February 2021 (the “Noble Articles of Association”), the objects for which Noble is established are unrestricted and Noble shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands as set out in section 3 of the amended and restated memorandum of association of Noble.

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Maersk Drilling

The name, address and telephone number of Maersk Drilling is:

The Drilling Company of 1972 A/S

Lyngby Hovedgade 85

DK-2800 Kongens Lyngby

Denmark

Telephone: +45 63 36 00 00

Website: www.maerskdrilling.com

The information included on Maersk Drilling’s website does not form part of and is not incorporated by reference into this Exemption Document, unless specifically stated in 36 “Information incorporated by reference”.

Maersk Drilling’s registered office is in the municipality of Lyngby-Taarbæk. Maersk Drilling was incorporated as a public limited liability company under the laws of Denmark on 2 April 2019. Maersk Drilling is registered with the Danish Business Authority under company registration number 40 40 47 16 and has legal entity identifier number 549300Q6RULS8O2KBM54.

According to section 1.2 of the articles of association of Maersk Drilling (the “Maersk Drilling Articles of Association”), the object of Maersk Drilling is, directly or indirectly, to carry on business within the offshore drilling services industry. In addition, Maersk Drilling may, directly or indirectly, carry on commercial activities and any other activities related thereto, including through investments or holdings in other companies.

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PRESENTATION OF FINANCIAL INFORMATION

Introduction

The table below summarises the financial information included in this Exemption Document, including as incorporated by reference. Financial information in this Exemption Document consists of or is derived from the documents listed in the table below.

Topco was incorporated on 16 October 2020, does not have any material assets or liabilities and as of the date of this Exemption Document has not conducted any operating activities other than those incident to its formation and to the matters contemplated by the Business Combination Agreement, such as the making of certain required securities law filings, the establishment of Merger Sub and the preparation of this Exemption Document. As a result, no financial statements have been included with respect to Topco for the historical period presented in this Exemption Document. For the purposes of this Exemption Document, historical financial information of the Noble Group and the Maersk Drilling Group has been included for the period covering the three months ended 31 March 2022 as well as the years ended 31 December 2021, 2020 and 2019.

The Noble Group has historically prepared its consolidated financial statements in accordance with U.S. GAAP whereas the Maersk Drilling Group has historically prepared its consolidated financial statements in accordance with the International Financial Reporting Standards as adopted by the European Union (the “EU”) (“IFRS”). U.S. GAAP differs from IFRS in a number of significant respects. The Noble Group has not prepared its historical financial statements in, or reconciled its historical financial statements to, IFRS and hence has not quantified these differences for the Maersk Drilling Shareholders. The Unaudited Pro Forma Financial Information included in this Exemption Document has been prepared in accordance with the Delegated Exemption Document Regulation. The historical consolidated financial statements of the Noble Group were prepared in accordance with U.S. GAAP and shown in U.S. Dollars. The historical consolidated financial statements of the Maersk Drilling Group were prepared in accordance with IFRS and shown in U.S. Dollars. The Unaudited Pro Forma Financial Information reflects the material adjustments necessary to convert the Maersk Drilling Group’s historical financial statements to U.S. GAAP and conform to the Noble Group’s accounting policies based on an initial policy conversion assessment performed by Topco’s management. The conversion of the Maersk Drilling Group’s historical financial information to U.S. GAAP allows uniform presentation and accounting principles for the historical financial information to facilitate the comparability of the assets, liabilities, financial position and results of operations between the Noble Group and the Maersk Drilling Group in the Unaudited Pro Forma Financial Information.

Following completion of the Business Combination, Topco will file with the Registrar of Companies for England and Wales its audited consolidated financial statements prepared in accordance with the International Financial Reporting Standards as adopted in the United Kingdom, and with the SEC its audited consolidated financial statements prepared in accordance with U.S. GAAP.

In deciding whether to accept the Exchange Offer, Maersk Drilling Shareholders must rely on their own examination of the Noble Group, the Combined Group and the financial information in this Exemption Document. The Maersk Drilling Shareholders should consult their own professional advisors for an understanding of the differences between IFRS and U.S. GAAP.

Financial information for previously reported periods by the Noble Group and the Maersk Drilling Group may deviate from subsequently released financial information including as a result of any subsequent retrospective implementation of changes in accounting policies and other adjustments with retrospective effect in accordance with IFRS with respect to the Maersk Drilling Group and U.S. GAAP with respect to the Noble Group.

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Financial information about:	Financial information (included elsewhere in this Exemption Document or incorporated by reference)
The Noble Group	The condensed consolidated financial statements and notes included in Noble’s Quarterly Report on Form 10-Q for the quarterly period ended 31 March 2022.

The Noble Group	Noble’s Annual Report on Form 10-K as of December 31, 2021 and 2020 and for the period from February 6 to December, 31 2021 and for the period from January 1, 2021 to February 5, 2021 and for the two years ended December 31, 2020 and Noble’s Annual Report on Form 10-K as of December 31, 2020 and 2019 and for the three years ended December 31, 2020, as filed with the U.S. Securities and Exchange Commission, and audited by PricewaterhouseCoopers, LLP.

The Maersk Drilling Group	The unaudited quarterly trading statement for the three months ended 31 March 2022

The Maersk Drilling Group	Audited consolidated financial statements as at and for each of the years ended 31 December 2021, 2020 and 2019 audited by PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab

Unaudited condensed combined pro forma financial information for the Combined Group	Unaudited condensed combined pro forma financial information as at and for the year ended 31 December 2021

Presentation of financial information for the Noble Group

This Exemption Document includes the Noble Group’s consolidated financial statements and notes included in Noble’s Annual Report on Form 10-K as of December 31, 2021 and 2020 and for the period from February 6 to December 31, 2021 and for the period from January 1, 2021 to February 5, 2021 and for the two years ended December 31, 2020 (the “Noble 2021 Form 10-K”) and Noble’s Annual Report on Form 10-K as of December 31, 2020 and 2019 and for the three years ended December 31, 2020 (the “Noble 2020 Form 10-K”) as prepared by Noble in accordance with U.S. GAAP and audited by Noble’s independent auditor, PricewaterhouseCoopers LLP (together the “Noble Audited Consolidated Financial Statements”). The Noble Audited Consolidated Financial Statements, including the auditor’s report thereon, are incorporated into this Exemption Document by reference, see 36 “Information incorporated by Reference.” References in this Exemption Document to the Noble Group’s accounting policies refer to the accounting policies applied in the Noble Audited Consolidated Financial Statements for the years presented. The presentation currency of the Noble Audited Consolidated Financial Statements is USD.

This Exemption Document also includes the Noble Group’s condensed consolidated financial statements and notes included in Noble’s Quarterly Report on Form 10-Q for the quarterly period ended 31 March 2022 as prepared by Noble in accordance with U.S. GAAP (the “Noble Consolidated Interim Financial Statements”). The Noble Consolidated Interim Financial Statements are incorporated into this Exemption Document by reference, see 36 “Information incorporated by Reference.” The Noble Consolidated Interim Financial Statements are unaudited. The presentation currency of the Noble Consolidated Interim Financial Statements is USD.

On 31 July 2020 (the “Petition Date”), Noble’s former parent company, Noble Holding Corporation plc (formerly known as Noble Corporation plc), a public limited company incorporated under the laws of England and Wales (“Legacy Noble” or the “Predecessor”), and certain of its subsidiaries, including Finco, filed voluntary petitions in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) seeking relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”). On 4 September 2020, the Debtors (as defined herein) filed with the Bankruptcy Court the “Joint Plan of Reorganization of Noble Corporation plc and its Debtor Affiliates”, which was subsequently amended on 8 October 2020 and 13 October 2020 and modified on 18 November 2020 (as amended, modified or supplemented, the “Plan”), and the related disclosure statement. On 24 September 2020, six additional

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subsidiaries of Legacy Noble (together with Legacy Noble and its subsidiaries that filed on the Petition Date, as the context requires, the “Debtors”) filed voluntary petitions in the Bankruptcy Court. The chapter 11 proceedings were jointly administered under the caption “Noble Corporation plc, et al.” (Case No. 20-33826) (the “Chapter 11 Cases”). On 20 November 2020, the Bankruptcy Court entered an order confirming the Plan.

In connection with the Chapter 11 Cases and the Plan, on and prior to the Plan Effective Date (as defined herein), Legacy Noble and certain of its subsidiaries effectuated certain restructuring transactions pursuant to which Legacy Noble formed Noble as an indirect wholly-owned subsidiary of Legacy Noble and transferred to Noble substantially all of the subsidiaries and other assets of Legacy Noble. On 5 February 2021 (the “Plan Effective Date”), the Plan became effective in accordance with its terms, the Debtors emerged from the Chapter 11 Cases and Noble became the new parent company. For additional information on the financial restructuring, see Section 16.1.1 “Recent Events—Emergence from Chapter 11.” For a description of the events that occurred on the Plan Effective Date including the issuance of ordinary shares of Noble with a nominal value of USD 0.00001 per share, the Tranche 1 Warrants, the Tranche 2 Warrants and the Tranche 3 Warrants, see “Note 2— Chapter 11 Emergence” in the Noble 2021 Form 10-K incorporated by reference in this Exemption Document. In accordance with the Plan, Legacy Noble and its remaining subsidiary will in due course be wound down and dissolved in accordance with applicable law. The Bankruptcy Court closed the Chapter 11 Cases with respect to all Debtors other than Legacy Noble, pending its wind down.

Upon Noble’s emergence on the Plan Effective Date from bankruptcy and reorganization under chapter 11 of title 11 of the Bankruptcy Code. Noble adopted fresh start accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 852. The adoption of fresh start accounting resulted in a reorganized Noble becoming the successor entity for financial reporting purposes. In accordance with ASC Topic 852, with the application of fresh start accounting, Noble allocated its reorganization value to its individual assets based on their estimated fair values in conformity ASC Topic 805. The Plan Effective Date fair values of Noble’s assets and liabilities differed materially from their recorded values as reflected on the historical balance sheets. The application of fresh start accounting resulted in new reporting entities with no beginning retained earnings or accumulated deficit. Accordingly, Noble’s financial statements and notes thereto after the Plan Effective Date are not comparable to Noble’s financial statements and notes to prior to that date. To facilitate the discussion and analysis of Noble’s financial condition and results of operations herein, the reorganized company is referred to as the “Successor” for periods subsequent to the Plan Effective Date, and “Predecessor” for periods prior to the Plan Effective Date. Furthermore, the presentations herein include a “black line” division to delineate the lack of comparability between the Predecessor and Successor. For further information on application of fresh start accounting, see “Note 3—Fresh Start Accounting” included in Item 8 of Part II to the Noble 2021 Form 10-K.

Presentation of financial information for the Maersk Drilling Group

This Exemption Document includes the Maersk Drilling Group’s consolidated financial statements and notes as at and for each of the years ended 31 December 2021, 2020 and 2019 as prepared by Maersk Drilling in accordance with IFRS and audited by Maersk Drilling’s independent auditor, PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab (the “Maersk Drilling Audited Consolidated Financial Statements”). The Maersk Drilling Audited Consolidated Financial Statements, including the auditor’s report thereon, begin on page F-1 of this this Exemption Document by reference. References in this Exemption Document to the Maersk Drilling Group’s accounting policies refer to the accounting policies applied in the Maersk Drilling Group’s audited consolidated financial statements as at and for the year ended 31 December 2021. The presentation currency of the Maersk Drilling Audited Consolidated Financial Statements is USD.

This Exemption Document includes the Maersk Drilling Group’s quarterly trading statement for the three months ended 31 March 2022 as prepared by Maersk Drilling in accordance with IFRS (the “Maersk Drilling Trading Statement”). The Maersk Drilling Trading Statement begins on page A2-458 of this Exemption Document. The Maersk Drilling Trading Statement is unaudited and has not been subject to a review by external auditors. The presentation currency of the Maersk Drilling Trading Statement is USD.

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Presentation of the unaudited pro forma financial information

The entering into of the agreements related to the Business Combination, as further described in 6 “The Business Combination” and 7 “The Business Combination Agreement and Ancillary Documents”, constitute a significant financial commitment (as such term is used in the Delegated Exemption Document Regulation) for Topco. Therefore, in this Exemption Document, Topco also presents unaudited condensed combined pro forma financial information to give effect to the Business Combination, the Noble 2022 Rig Disposal and the Completed Transactions as if the Business Combination, the Noble 2022 Rig Disposal and the Completed Transactions had been carried out as at the previous dates set out below.

The unaudited condensed combined pro forma financial information for the Combined Group (the “Unaudited Pro Forma Financial Information”) has been prepared and is presented for the sole purpose of giving an inherently illustrative estimated and hypothetical presentation of the Combined Group’s assets, liabilities, financial position and results of operations and comprises an unaudited pro forma condensed combined statement of operations for the year ended 31 December 2021 and an unaudited pro forma condensed combined balance sheet as of 31 December 2021 and has been prepared under the following assumptions:

•

The unaudited pro forma condensed combined statement of operations for the year ended 31 December 2021 assumes that the Business Combination, the Noble 2022 Rig Disposal, and the Completed Transactions had occurred on 1 January 2021.

•

The unaudited pro forma condensed combined balance sheet as of 31 December 2021 assumes that the Business Combination and the Noble 2022 Rig Disposal had occurred on 31 December 2021. The impacts from the Completed Transactions have already been reflected in the historical consolidated balance sheets of either Noble or Maersk Drilling as of 31 December 2021; therefore, no pro forma adjustments were made for these transactions in the unaudited pro forma condensed combined balance sheet as of 31 December 2021.

•

The Unaudited Pro Forma Financial Information presented in this Exemption Document assumes that Topco acquires 100% of the outstanding Maersk Drilling Shares and voting rights of Maersk Drilling at closing of the Business Combination. Refer to Note 2. Business Combination with Maersk Drilling and Estimated Purchase Consideration—Minimum Acceptance Condition, for an analysis of the impact on the Unaudited Pro Forma Financial Information if only 70% or 90% of the outstanding Maersk Drilling Shares and voting rights of Maersk Drilling are acquired by Topco under alternate Business Combination acceptance scenarios.

The historical unadjusted financial information of Noble, Maersk Drilling and Pacific Drilling used to prepare the Unaudited Pro Forma Financial Information is derived from:

•

The historical audited consolidated financial statements and notes included in Noble’s Annual Report on Form 10-K for the financial year ended 31 December 2021, filed with the SEC on 17 February 2022 (the Noble 2021 Form 10-K) as incorporated by reference in this Exemption Document.

•

The historical audited consolidated financial statements of Maersk Drilling for the financial year ended 31 December 2021 as included in Maersk Drilling’s 2021 annual report and incorporated by reference in this Exemption Document.

•	The historical unaudited financial statements of Pacific Drilling for the interim period ended 15 April 2021.

The Unaudited Pro Forma Financial Information included in this Exemption Document has been prepared in accordance with the Delegated Exemption Document Regulation. The historical consolidated financial statements of the Noble Group were prepared in accordance with U.S. GAAP and shown in U.S. Dollars. The historical consolidated financial statements of the Maersk Drilling Group were prepared in accordance with IFRS and shown in U.S. Dollars. The Unaudited Pro Forma Financial Information reflects the material adjustments necessary to convert the Maersk Drilling Group’s historical financial statements to U.S. GAAP and conform to

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the Noble Group’s accounting policies based on an initial policy conversion assessment performed by Topco’s management. The conversion of the Maersk Drilling Group’s historical financial information to U.S. GAAP allows uniform presentation and accounting principles for the historical financial information to facilitate the comparability of the assets, liabilities, financial position and results of operations between the Noble Group and the Maersk Drilling Group in the Unaudited Pro Forma Financial Information.

The Unaudited Pro Forma Financial Information reflects the application of pro forma adjustments that are based upon available information and certain assumptions described in the accompanying notes to the Unaudited Pro Forma Financial Information and that Topco believes are reasonable under the circumstances. The Business Combination’s, the Noble 2022 Rig Disposal’s and the Completed Transactions’ actual impact on the assets, liabilities, financial position and results of operations of the Combined Group may materially differ from the assumptions used in the Unaudited Pro Forma Financial Information presented in this Exemption Document. The Unaudited Pro Forma Financial Information has been prepared by Topco for illustrative purposes only, incorporates certain assessments and judgments made solely by Noble and it addresses a hypothetical situation, and is not necessarily indicative of the actual assets, liabilities, financial position and results of operations of the Combined Group that would have been realised had the Business Combination, the Noble 2022 Rig Disposal and the Completed Transactions occurred as at the dates indicated, nor is it meant to be indicative of any anticipated assets, liabilities, financial position and/or future results of operations that the Combined Group will experience going forward. In addition, the Unaudited Pro Forma Financial Information does not reflect any cost savings, benefits from the Business Combination, the Noble 2022 Rig Disposal, and the Completed Transactions, the impact of Topco strategy on financial position or results or future integration costs that are expected to be generated or may be incurred as a result of the Business Combination.

The Unaudited Pro Forma Financial Information does not include all information required to be included in financial statements prepared in accordance with U.S. GAAP and they should be read together with the historical financial information of the Noble Group and the Maersk Drilling Group included elsewhere in this Exemption Document or incorporated by reference. See also 18 “Unaudited Pro Forma Financial Information”.

Alternative performance measures

Throughout this Exemption Document, certain financial measures and adjustments are not presented in accordance with U.S. GAAP, IFRS or any other internationally accepted accounting principles. Certain of these measures are termed “alternative performance measures” because they exclude amounts that are included in, or include amounts that are excluded from, the most directly comparable measure calculated and presented in accordance with U.S. GAAP or IFRS, as applicable, or are calculated using financial measures that are not calculated in accordance with U.S. GAAP or IFRS, as applicable. These alternative performance measures include adjusted EBITDA, adjusted revenue, EBITDA and EBITDA before special items, net debt, cash conversion and capital expenditure (collectively, the “APMs”).

Topco presents the APMs included in this Exemption Document as they are used by Noble’s or Maersk Drilling’s management to measure operating performance, including profitability, in presentations to Noble’s or Maersk Drilling’s board members and as a basis for strategic planning and forecasting. Further, while these measures are used to enhance management’s and investors’ understanding of the Noble Group’s and the Maersk Drilling Group’s financial performance, the APMs may not be indicative of historical operating results, nor are such measures meant to be predictive of future results. Topco has presented these APMs in this Exemption Document because it considers them an important supplemental measure of the Noble Group’s and the Maersk Drilling Group’s performance and believes that they are widely used by investors in comparing performance between companies.

However, not all companies may calculate the APMs in the same manner or on a consistent basis, and, as a result, the presentation thereof may not be comparable to measures used by other companies under the same or similar names. Accordingly, undue reliance should not be placed on the APMs contained in this Exemption

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Document and they should not be considered as a substitute for revenue, cash and cash equivalents or other financial measures computed in accordance with U.S. GAAP or IFRS.

1.1.100	Alternative Performance Measures used by the Noble Group

The following APMs used by the Noble Group included in this Exemption Document are not measures of financial performance or liquidity under U.S. GAAP:

Adjusted EBITDA

Adjusted EBITDA is a non-U.S. GAAP measure that Noble’s management considers to be a measure that provides greater transparency of the Noble Group’s core operating performance. Noble defines “Adjusted EBITDA” as net loss from continuing operations before income taxes; interest income and other, net; gain (loss) on extinguishment of debt, net; interest expense, net of amounts capitalized; loss on impairment; pre-petition charges; reorganization items, net; certain corporate legal matters; and depreciation and amortization expense.

Adjusted Revenue

Adjusted Revenue is a non-U.S. GAAP measure that has not been used in the Noble Group’s historical financial information as a performance measure. However, for the purposes of the Noble Group’s guidance for the year ending 31 December 2022, Noble presented Adjusted Revenue in order to exclude recognition of the non-cash intangible contract asset amortization as the Noble’s management believes the removal of the non-cash intangible contract amortization makes it easier to compare the Noble Group’s revenue to those of other companies within its industry. Upon emergence from the Chapter 11 Cases, the Noble Group recognized a fair value adjustment of USD 113.4 million related to intangible assets for certain favourable customer contracts. These intangible assets are amortized as a reduction of contract drilling services revenue from the Plan Effective Date through the remainder of the contracts. Absent U.S. GAAP requirements for accounting for the effects of emergence from bankruptcy, such intangible assets would not be recognized by the Noble Group’s peers.

1.1.101	Alternative Performance Measures used by the Maersk Drilling Group

The following APMs used by the Maersk Drilling Group included in this Exemption Document are not measures of financial performance or liquidity under IFRS:

EBITDA and EBITDA before special items

EBITDA is a non-IFRS measure that Maersk Drilling’s management considers to be a useful measure to monitor financial performance as it is not impacted by effect from capital investments in the form of depreciation, amortisation and impairment losses/reversals. Further, EBITDA is useful in calculation of cash conversion used to assess Maersk Drilling Group’s ability to convert profitability into operating cash flows. EBITDA equals profit before interest, taxes, depreciation, amortization and impairment losses/reversals in the income statement.

EBITDA before special items is a non-IFRS measure that Maersk Drilling’s management uses to facilitate period-to-period comparisons of its core operating performance and to evaluate its long-term financial performance against that of its peers. Maersk Drilling’s management believes that this measure is useful to investors and analysts in allowing for greater transparency of Maersk Drilling’s core operating performance and makes it easier to compare Maersk Drilling’s results with those of other companies within its industry. EBITDA before special items should not be considered in isolation of, or as a substitute for, net income (loss), as an indication of cash flows from operating activities, or as a measure of liquidity. EBITDA before special items may not be comparable to other similarly titled measures reported by other companies.

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EBITDA before special items equals profit before interest, taxes depreciation and amortisation, impairment losses/reversals and special items in the income statement. By adjusting EBITDA for special items defined by Maersk Drilling’s management as non-recurring income and expenses not considered part of the Maersk Drilling Group’s ordinary operations the non-IFRS financial measure shows the Maersk Drilling Group’s underlying financial performance not impacted by non-recurring items.

For a reconciliation of profit/loss to EBITDA before special items, please see the section entitled 17.10 “Reconciliation of EBITDA before special items in the two segments to Profit/Loss for the year on the consolidated income statements”.

Net debt

Net debt is a non-IFRS financial measure that together with EBITDA is the key element in calculating Maersk Drilling’s leverage ratio, which is a key metric in Maersk Drilling’s financial covenants with its lenders, and calculated as net debt / EBITDA. Net debt subtracts cash and cash equivalents from total debt. Maersk Drilling believes the leverage ratio measure is useful to investors and analysts in allowing for greater transparency of how well Maersk Drilling can cover its debt and makes it easier to compare its future financial obligations with those of other companies within its industry.

Net debt is defined as, at any time, the aggregate amount of interest-bearing debt (comprising borrowings and current and non-current portions of the long-term debt) with deducting of the aggregate amount of cash and bank balances and any interest-bearing receivables. Maersk Drilling’s management considers net debt to be a useful measure to monitor the capital resources provided by external lenders.

For a reconciliation of net debt, please see the section entitled 17.11.6 “Net Debt Reconciliation”.

Cash conversion

Cash conversion is a non-IFRS financial measure that is defined as cash flow from operating activities as a percentage of EBITDA. Maersk Drilling’s management considers cash conversion to be a useful measure to assess Maersk Drilling Group’s ability to convert profitability into operating cash flows.

Capital expenditure

Capital expenditure is a non-IFRS measure and is defined as investments in intangible assets and property, plant and equipment, including additions from business combinations.

Rounding adjustments

Rounding adjustments have been made in calculating some of the financial information included in this Exemption Document. As a result, figures shown as totals in some tables may not be exact arithmetic aggregations of the figures that precede them.

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THE BUSINESS COMBINATION

General

On 10 November 2021, Noble, Maersk Drilling, Topco and Merger Sub entered into the Business Combination Agreement, which provides for, among other things, the following transactions:

Noble will change its jurisdiction of domiciliation from the Cayman Islands to England and Wales through the Cayman Merger with and into Merger Sub, with Merger Sub surviving the Cayman Merger as a wholly owned subsidiary of Topco;

Topco will effectuate the Exchange Offer with Maersk Drilling Shareholders, whereby Maersk Drilling Shareholders will have the opportunity to exchange their Maersk Drilling Shares for Topco Offer Shares; and

upon consummation of the Exchange Offer, if more than 90% of the issued and outstanding Maersk Drilling Shares are acquired by Topco, Topco will redeem any Maersk Drilling Shares not exchanged in the Exchange Offer by Topco for, at the election of the holder, either Topco Shares or cash (or, for those holders that do not make an election, only cash) under Danish law by way of a compulsory purchase (the “Compulsory Purchase”).

For more information about the transactions contemplated in the Business Combination Agreement, please see the section entitled 7 “The Business Combination Agreement and Ancillary Documents.”

Organisational Structure

The diagrams below set out the organisational structures of each of the Noble Group and the Maersk Drilling Group as at the date of this Exemption Document and following completion of the Business Combination.

The following diagram illustrates the pre-Business Combination organisational structure of the Noble Group, including that now and immediately prior to the Business Combination, Topco exists as an indirect wholly-owned subsidiary of Noble and Merger Sub is a direct wholly-owned subsidiary of Topco:

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The following diagram illustrates the pre-Business Combination organisational structure of Maersk Drilling, including Maersk Drilling’s direct, wholly-owned subsidiary Maersk Drilling A/S:

The following diagram illustrates the structure of and steps to effect the Cayman Merger, in which Noble will merge into Merger Sub, with Merger Sub surviving the Cayman Merger as a wholly owned subsidiary of Topco and the existence of Noble will cease:

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The following diagram illustrates the structure of and steps to effect the Exchange Offer, in which Topco will seek to acquire 100% of the outstanding Maersk Drilling Shares in exchange for Topco Offer Shares and cash, with Maersk Drilling becoming a wholly owned subsidiary of Topco.

The following diagram illustrates the organisational structure of the Combined Group immediately following completion of the Business Combination after giving effect to the Cayman Merger and the Exchange Offer by Topco to the Maersk Drilling Shareholders, whereby Maersk Drilling Shareholders will have the opportunity to exchange their Maersk Drilling Shares for Topco Offer Shares, so that Maersk Drilling (depicted as The Drilling Company of 1972 A/S, below) will become a direct subsidiary of Topco (depicted as Noble Corporation plc, below):

(1)	Assumes all of the issued and outstanding Maersk Drilling Shares are tendered in the Exchange Offer.

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Conditions to Closing of the Business Combination

Topco’s obligation to accept for payment or, subject to any applicable rules and regulations of Denmark, pay for any Maersk Drilling Shares that are validly tendered in the Exchange Offer and not validly withdrawn prior to the expiration of the Offer Period is subject to certain customary conditions, including, among others, that (a) the Minimum Acceptance Condition shall have been satisfied, (b) Noble shareholder approval of the Business Combination shall have been obtained, (c) no law shall be in effect that prohibits or makes illegal the consummation of the Business Combination, (d) the warranties of the parties being true and correct to the standards applicable to such warranties and each of the covenants of the parties having been performed or complied with in all material respects, (e) any applicable waiting period or approvals or clearances under applicable antitrust laws shall have expired or been earlier terminated or such approvals or clearances shall have been obtained, (f) any applicable waiting period or approvals or clearances under applicable foreign direct investment laws shall have expired or been earlier terminated or such approvals or clearances shall have been obtained, (g) Topco’s Registration Statement on Form S-4 relating to the issuance of the Topco Shares in the Business Combination and the Exemption Document and Listing Prospectus shall have become effective under the Securities Act, and the EU Prospectus Regulation, as applicable, and are not subject to an effective stop order or proceeding seeking a stop order, and (h) the Topco Shares issued in the Business Combination shall have been approved for listing on the NYSE and for admission to trading and official listing on Nasdaq Copenhagen, in each case, subject to official notice of issuance and, in the case of Nasdaq Copenhagen, final approval of the Exemption Document and the Listing Prospectus. Maersk Drilling may require that Topco does not accept for payment or, subject to any applicable rules and regulations of Denmark, pay for the Maersk Drilling Shares that are validly tendered in the Exchange Offer and not validly withdrawn prior to the expiration of the Exchange Offer if certain customary conditions are not met, including, among others, those specified above.

On 10 May 2022, the Noble Shareholder Approval was obtained by Noble at an extraordinary general meeting in which the Noble Shareholders approved all proposals related to the Business Combination Agreement. Approximately 99% of the votes cast at the extraordinary general meeting were in favour of the Business Combination.

Ownership of Topco

Following Closing, assuming all of the Maersk Drilling Shares are acquired by Topco through the Exchange Offer, Topco will own all of Noble’s and Maersk Drilling’s respective businesses and the former shareholders of Noble and former shareholders of Maersk Drilling will each own approximately 50% of the outstanding Topco Shares.

Background of the Business Combination

Each of the Noble Board of Directors and the Maersk Drilling Board of Directors regularly reviews their respective company’s performance, prospects and strategy in light of current and expected business and economic conditions, developments relating to the market for offshore drilling services, and their respective company’s position in the industry. These reviews have included the evaluation of acquisition and divestiture opportunities as well as potential strategic alternatives, including business combinations. To that end, from time to time, senior management of each of Noble and Maersk Drilling have regularly engaged in discussions with other representatives of other companies in the industry, investment bankers and others regarding opportunities to enhance shareholder value and further their respective strategic objectives.

As a result of the strategic initiatives undertaken by the Noble Board of Directors, in April 2021, Noble completed its acquisition of Pacific Drilling Company LLC, an international offshore drilling contractor, in an all-stock transaction.

In the second half of 2020, Maersk Drilling had begun a dialogue in relation to a potential business combination with a company referred to herein as Company X. On 12 April 2021, Maersk Drilling submitted a non-binding offer to combine with Company X.

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In March 2021 Maersk Drilling sought the assistance of J.P. Morgan Securities plc (“J.P. Morgan”) as a financial advisor with respect to selected potential transactions. The engagement with J.P. Morgan was formalized with the signing of an engagement letter in August 2021. J.P. Morgan was selected based on its qualifications, expertise and reputation, its knowledge of the businesses and affairs of Maersk Drilling and its knowledge of the industry in which Maersk Drilling operates.

In April and continuing in May 2021, Mr. Robert Eifler, Noble’s President and Chief Executive Officer, and Mr. Jorn Madsen, the Chief Executive Officer of Maersk Drilling, discussed developments in the offshore drilling services industry generally as well as whether there was common interest in exploring a potential combination of Maersk Drilling and Noble. Mr. Madsen indicated that Maersk Drilling might be interested in an all-stock transaction. Messrs. Eifler and Madsen agreed to discuss the potential transaction with their respective boards of directors, with Mr. Madsen indicating that he expected Maersk Drilling would send an indication of interest to Noble. Mr. Eifler updated the Noble Board of Directors about his discussions with Mr. Madsen and indicated that Maersk Drilling might provide an indication of interest to Noble regarding a potential combination.

Maersk Drilling sent a non-binding indication of interest to Noble dated 4 May 2021 regarding a potential combination between Maersk Drilling and Noble. Maersk Drilling initially proposed an all-stock transaction reflecting a low- or no-premium combination, with Maersk Drilling issuing shares to Noble’s shareholders representing slightly less than 50% of the shares in the pro forma combined company. The indication of interest also contemplated that the combined company would be headquartered in Lyngby, Denmark and primarily listed on Nasdaq Copenhagen. In addition, certain shareholders of Maersk Drilling and Noble would be asked to provide voting and other support for the potential combination.

On 19 May 2021, the Maersk Drilling Board of Directors held a meeting with Maersk Drilling’s executive management team. Representatives of J.P. Morgan also participated in the meeting. The Maersk Drilling Board of Directors considered the relative merits of a business combination with Noble, as compared with its existing offer to combine with Company X and other potential strategic opportunities, including the possibility of continuing to operate as a standalone company. Discussions continued between Maersk Drilling and Company X and on 21 May 2021, Maersk Drilling submitted a revised non-binding offer to combine with Company X.

On 27 May 2021, the Noble Board of Directors held a meeting with Noble’s executive management team to discuss Maersk Drilling’s indication of interest on 4 May 2021. Representatives of Kirkland & Ellis LLP (“Kirkland”), Noble’s legal advisor, and Ducera Securities LLC (“Ducera”) and DNB ASA (“DNB”), Noble’s financial advisors, also participated in the meeting. The Noble Board of Directors observer appointed by the Investor Manager attended this meeting and most subsequent meetings of the Noble Board of Directors described herein, but did not participate in executive sessions or vote on any matters. The Noble Board of Directors discussed the relative merits of a combination with Maersk Drilling versus remaining a standalone company and other reasonably available strategic alternatives, including asset purchases and combinations with other offshore drilling companies. The Noble Board of Directors discussed with executive management the response to Maersk Drilling’s indication of interest and the key issues with respect to a potential combination with Maersk Drilling along with the continuing evaluation of other strategic opportunities.

On May 27, 2021, Maersk Drilling entered into an agreement to divest the combined drilling and production unit Mærsk Inspirer to Havila Sirius for a price of USD 373 million. This transaction was in line with Maersk Drilling’s strategic objective of aligning its fleet to its core business, while also further strengthening Maersk Drilling’s balance sheet through a material reduction of net debt.

In the second quarter of 2021, Noble contacted a company referred to herein as Company A, an offshore drilling company seeking to explore a potential combination. Noble also had various business combination discussions with representatives of a company referred to herein as Company B and a company referred to herein as Company C, both of which are engaged in the offshore drilling services industry, over the course of the second quarter through August 2021 and September 2021, respectively.

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On 1 June 2021, Noble sent Maersk Drilling a letter in response to Maersk Drilling’s indication of interest on 4 May 2021. Noble expressed its interest in continuing discussions regarding a potential transaction, while noting that Noble was currently undervalued given its relatively recent emergence from financial restructuring and the trading illiquidity of its shares. Noble also proposed that the combined company be dual-listed on the NYSE and Nasdaq Copenhagen and emphasized the importance of meaningful cost synergies to the overall transaction.

On 7 June 2021, Mr. Madsen sent a response to Noble regarding the potential combination. Maersk Drilling agreed that fair valuation was essential and noted that Noble’s expected relisting on the NYSE would mean that both companies would soon have observable market capitalizations, which could serve as reference points for establishing a fair and appropriate equity split for their respective shareholders. Mr. Madsen also proposed that the parties enter into a confidentiality agreement to facilitate the exchange of diligence materials. Mr. Madsen also proposed a meeting between the parties to identify and quantify the realizable cost synergies from the potential transaction.

On 9 June 2021, Noble shares began trading on the NYSE.

On 11 June 2021, Noble and Maersk Drilling entered into a mutual confidentiality agreement. The confidentiality agreement subjected each of Noble and Maersk Drilling to a customary standstill obligation regarding the other party. The confidentiality agreement also contained a “fall away” provision rendering the standstill obligations inapplicable to a party if any other person, among other things, entered into an agreement with the other party contemplating the acquisition of at least 50% of the outstanding capital stock of the other party or all or substantially all of the other party’s assets. Following execution of the confidentiality agreement, management and outside advisors of each of Noble and Maersk Drilling exchanged materials, conducted preliminary structuring, financial and operational due diligence (including a review of assets and liabilities), and analyzed the achievable cost synergies of the combined company following a transaction.

On 15 June 2021, the Maersk Drilling Board of Directors determined to withdraw its offer for Company X, on the basis that the offer had received a lack of engagement from Company X.

On 21 June 2021, Noble and Company A executed a mutual confidentiality agreement to facilitate the exchange of information for preliminary legal and financial due diligence. The confidentiality agreement subjected each of Noble and Company A to a customary standstill obligation regarding the other party. The confidentiality agreement also contained a “fall away” provision rendering the standstill obligations inapplicable to a party if any other person enters into an agreement to acquire more than 50% of the outstanding capital stock or substantially all of the assets of the other party.

On 29 and 30 June 2021, the Maersk Drilling Board of Directors and members of the Maersk Drilling executive team held a meeting. The Maersk Drilling Board of Directors discussed recent developments in respect of potential business combinations, including with Noble. In respect of the Noble transaction, the Maersk Drilling Board of Directors noted that the parties were working to refine common thinking around the strategic vision of the combined company, the transaction structure and potential cost synergies. It was also noted that Maersk Drilling had been approached for initial discussions by a company referred to herein as Company Y.

On 16 July 2021, Noble and Company C entered into a non-disclosure agreement. The confidentiality agreement subjected each of Noble and Company C to a customary standstill obligation regarding the other party similar to the provisions in the non-disclosure agreement with Company A.

On 19 July 2021, the Noble Board of Directors observer, with the knowledge and understanding of the Noble Board of Directors, went to Copenhagen and met with representatives of APMH Invest to discuss certain matters related to the transaction.

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On 23 July 2021, the Noble Board of Directors and members of Noble management held a regularly scheduled meeting of the Noble Board of Directors to discuss developments in discussions held with Company A and the valuations of each of Noble and Company A. The Noble Board of Directors also discussed the proposed sale of four jack-up rigs that were operating in Saudi Arabia to a subsidiary of ADES International Holding (“ADES”). The Noble Board of Directors determined that the continued evaluation of a strategic transaction with Maersk Drilling would be prudent and, in furtherance thereof, approved continuing discussions, including conducting additional due diligence and authorizing representatives of Noble to meet representatives of Maersk Drilling.

On 29 July 2021, the Noble Board of Directors and members of Noble management met to discuss the opportunity with Maersk Drilling and discussed the Noble Board of Directors’ view of the key points of the proposed business combination.

In August 2021, after a thorough analysis of each company’s publicly available information, Noble and Company B mutually agreed not to pursue a transaction.

On 11 August 2021, the Maersk Drilling Board of Directors and members of the Maersk Drilling executive team met together with representatives from J.P. Morgan, to discuss the terms of a potential transaction with Noble. The Maersk Drilling Board of Directors considered, amongst other things, the strategic rationale for the transaction and various financial and legal issues, including, among others, potential cost synergies, due diligence and transaction structures. On the same day, the Maersk Drilling Board of Directors sent a non-binding proposal to Noble regarding the proposed business combination. Maersk Drilling reiterated its continued belief in the commercial logic of a transaction. Under Maersk Drilling’s non-binding proposal for an all-stock transaction, Noble Shareholders would receive 48% of the equity of the combined company, on a fully diluted basis, reflecting an implied equity value for Noble of USD 1,402 million. Maersk Drilling’s proposed equity split and valuation of Noble was based on the average relative market capitalizations of the two companies since the re-listing of Noble on the NYSE and the then-current market values of the two companies. Maersk Drilling also reiterated its expectation that certain of Noble’s and Maersk Drilling’s shareholders would provide voting and other support for the transaction. The proposal also contemplated director nomination rights for APMH Invest and the Investor Manager, subject to each retaining a minimum ownership level of 15%, and that Mr. Madsen would be the chief executive officer of the combined company, which would be headquartered in Lyngby.

On 13 August 2021, the Noble Board of Directors and members of Noble management met to evaluate the attractiveness of a potential transaction with Company A relative to other opportunities, including a potential transaction with Maersk Drilling. The Noble Board of Directors also discussed, among other things, potential valuation ranges, liquidity for shareholders and potential investor reactions. Mr. Eifler noted that the potential transaction with Maersk Drilling represented a transformational opportunity for Noble, premised on combining two of the youngest fleets and best brands in the sector, while a business combination with Company A would accelerate near-term cash flow but would result in an older and lower-specification combined fleet. The Noble Board of Directors also discussed the increasing importance of fleet quality to some customers. After a discussion with its financial advisor, the Noble Board of Directors observed that the valuation ascribed to Noble by Maersk Drilling was a limiting factor to further engagement.

The Noble Board of Directors also discussed matters relating to corporate governance, including the location of the combined company’s headquarters.

On 25 August 2021, Noble sent Company C a proposal for a business combination.

During August and early September, Maersk Drilling and Company Y’s advisors continued to have dialogue exploring a potential business combination. On 3 September 2021, Maersk Drilling and Company Y entered into a confidentiality agreement governing the terms and conditions under which the parties would exchange certain competitively sensitive information about each company. The confidentiality agreement subjected each of Maersk Drilling and Company Y to a customary standstill obligation regarding the other party.

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On 30 August 2021, Noble responded to Maersk Drilling’s August 11th letter to propose a transaction whereby Noble would acquire all of the outstanding stock of Maersk Drilling in exchange for approximately 47% of the equity of the combined company (excluding shares issuable under tranche warrants and management equity plans). The proposal also noted that the valuation in Maersk Drilling’s August 11th proposal undervalued Noble on a relative basis to Maersk Drilling. The proposal also suggested that the combined company should be headquartered in Houston and that the selection of the chief executive officer be determined as part of the process of determining how to deliver maximum upside to the shareholders. The letter also stated Noble’s view that the combined company would need to have a majority of independent and highly capable board members and suggested that they be proportionally split between the two companies with representatives appointed by APMH Invest and the Investor Manager.

Messrs. Sledge and Hemmingsen, the Chairman of the Maersk Drilling Board of Directors, subsequently had multiple telephone conversations to discuss the potential transaction, including expected synergies, the business strategy for the combined company, each party’s progress on due diligence and expectations on timing. During these conversations, Messrs. Sledge and Hemmingsen also discussed various social issues, including board size and composition, the composition of the senior leadership team, organizational structure, and headquarters.

Mr. Sledge provided the Noble Board of Directors with regular updates on these conversations.

During the first half of September 2021, Noble and Company A also continued to discuss a potential business combination. Kirkland and Company A’s counsel engaged in structuring discussions and exchanged drafts of a merger agreement. Additionally, during late August, advisors for Company C and Noble held discussions regarding Noble’s proposal from 25 August 2021, and Company C’s advisors communicated that Company C did not find it acceptable. The Noble Board of Directors then decided not to continue pursuing a business combination with Company C.

On 6 September 2021, the Maersk Drilling Board of Directors and members of the Maersk Drilling executive team met to discuss the Noble transaction. Representatives from J.P. Morgan and the Maersk Drilling Board of Directors compared the Maersk Drilling offer of 11 August 2021 against the Noble counter-offer of 30 August 2021. In addition, the Maersk Drilling Board of Directors continued its earlier consideration of potential strategic alternatives, and agreed that Maersk Drilling should submit a non-binding proposal to Company Y.

On 7 September 2021, Messrs. Sledge and Hemmingsen, the Noble Board of Directors observer and a representative of APMH Invest met to discuss certain matters related to the transaction.

On 10 September 2021, Maersk Drilling sent a non-binding offer for a potential business combination to Company Y. Maersk Drilling received some preliminary feedback from Company Y, however the parties did not progress any further in discussions.

On 11 September 2021, the Noble Board of Directors and members of Noble management held a meeting to discuss the Maersk Drilling transaction. Representatives from Ducera, DNB and the Noble Board of Directors discussed the relative valuations of Maersk Drilling and Noble based on the financial and operational diligence that had been performed and in relation to the companies’ trading prices. The Noble Board of Directors agreed to revise its proposal to Maersk Drilling and accordingly a letter was sent from Noble to Maersk Drilling on 13 September 2021, proposing that Noble would acquire all of the outstanding stock of Maersk Drilling in exchange for 50% of the equity of the combined company (excluding shares issuable under tranche warrants and management equity plans). The letter also proposed that the combined company board consist of seven members including three independent directors nominated by Noble (one of whom would be chairman of the board), three directors nominated by Maersk Drilling (at least one of whom would be independent and reasonably acceptable to Noble), and the chief executive officer, who would be Mr. Eifler. The letter also proposed that APMH Invest

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have a nomination right for two directors until it held less than 20% of the shares of the combined company, at which point it would have the ability to nominate one director so long as it held at least 15% of the shares. APMH Invest would have no nomination right below the 15% threshold.

On 13 September 2021, the Noble Board of Directors and members of Noble management held a meeting to discuss potential structures for a transaction with Maersk Drilling. On 15 September 2021, Kirkland sent Davis Polk & Wardwell London LLP, counsel to Maersk Drilling (“Davis Polk”), a draft Business Combination Agreement. Among other provisions, the draft Business Combination Agreement contemplated a statutory merger structure, the provision of support agreements from certain Noble and Maersk Drilling Shareholders and a mutual “force the vote” provision whereby neither party could terminate the Business Combination Agreement in the event of an alternative superior proposal.

On 15 September 2021, the Maersk Drilling Board of Directors and members of the Maersk Drilling executive team held a meeting to discuss Noble’s letter of 13 September 2021. A representative from Davis Polk also attended. The Maersk Drilling Board of Directors considered the relative financial valuation underlying the proposal, potential cost synergies and associated value accretion to shareholders, as well as the key terms of the Business Combination Agreement. The Maersk Drilling Board of Directors also discussed the proposed transaction structure, with a preference for the transaction to be effected by way of a Danish tender offer with Topco domiciled in the European Union or the United Kingdom. The Maersk Drilling Board of Directors extensively discussed the likely implications, including on value creation for shareholders, of reverting to Noble with another counteroffer; Maersk Drilling’s executive team’s considerations on the proposed transaction; and the viability and relative attractiveness of alternative transactions. On 17 September 2021, Maersk Drilling sent Noble a letter in response to Noble’s letter of 13 September 2021. Maersk Drilling expressed its preference for the transaction to be structured as a cross border merger or an exchange offer.

Later on 17 September 2021, the Noble Board of Directors and members of Noble management held a meeting to discuss the Maersk Drilling transaction. Representatives from Kirkland noted that Davis Polk had expressed Maersk Drilling’s preference for structuring the proposed transaction as a tender offer rather than a statutory merger. Maersk Drilling had also expressed a preference that the combined company be domiciled in the European Union or the United Kingdom. The Noble Board of Directors discussed the implications of such a structure and directed its advisors to review the tax consequences of re-domiciliation from the Cayman Islands. The Noble Board of Directors then discussed the composition of the combined company board. The Noble Board of Directors agreed to propose that the board of the combined company be comprised of three directors selected by Maersk Drilling, three directors selected by Noble, and the chief executive officer of the combined company. The Noble Board of Directors also expressed its view that the chairperson should be an independent director and a Noble director.

On 20 September 2021, Kirkland sent a revised draft of the Business Combination Agreement providing for a tender offer to Maersk Drilling’s shareholders. This draft contemplated a “force the vote” provision applicable to Noble and similarly prohibited Maersk Drilling from terminating the Business Combination Agreement in the event of an alternative superior proposal. Additionally, the draft provided that more than 90% of Maersk Drilling’s outstanding shares and voting rights would need to be tendered for the proposed transaction to be consummated (provided that Topco could modify such percentage down to 50.1%).

On 23 September 2021, the Noble Board of Directors and members of Noble management held a meeting to discuss the Maersk Drilling transaction. After receiving an update on the various workstreams relating to the potential transaction with Maersk Drilling, the Noble Board of Directors also discussed the status of the potential business combination with Company A, noting that Company A had not responded to concerns raised with respect to certain elements of Noble’s valuation of Company A and Company A’s counsel had not responded to the latest draft of the merger agreement sent by Kirkland. Following discussion, the Noble Board of Directors determined to cease discussions with Company A in order to focus on a transaction with Maersk Drilling.

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On 29 September 2021, Maersk Drilling and Noble executed a Clean Team Confidentiality Agreement, governing the terms and conditions under which the parties would exchange certain competitively sensitive information. Noble and Maersk Drilling also began discussing the administrative complexity created by Maersk Drilling’s numerous small shareholders. Maersk Drilling proposed that each Maersk Drilling shareholder have the opportunity to elect to receive cash, payable in DKK, in exchange for up to USD 1,000 of their shares.

On 6 October 2021, Davis Polk sent a revised draft of the Business Combination Agreement to Kirkland. Among other provisions, the draft provided that at least 80% of Maersk Drilling’s outstanding shares and voting rights would need to be tendered for the proposed transaction to be consummated (provided that Topco could modify such percentage down to 50.1%). The draft included a preliminary version of the cash election mechanism and indicated that Maersk Drilling intended to incorporate covenants regarding adherence to terms and practices of severance applicable to its employees. Kirkland also circulated drafts of a support agreement and an irrevocable undertaking for certain of Noble’s and Maersk Drilling’s shareholders, respectively.

On 8 October 2021, the Noble Board of Directors and members of Noble management held a meeting to discuss the Maersk Drilling transaction. The Noble Board of Directors received an update on the status of due diligence efforts relating to the proposed transaction with Maersk Drilling. Representatives from Kirkland also provided an overview of the terms and conditions of the Business Combination Agreement. Ducera and J.P. Morgan also began to work on quantifying the amount of cash that could be needed if the parties agreed on the cash election mechanism. The Noble Board of Directors then discussed entering into non-disclosure agreements with certain Noble Shareholders (including the Investor Manager) in order to facilitate the negotiation of support agreements for the proposed transaction. The Noble Board of Directors agreed that it was timely to begin such discussions.

On 15 October 2021, the Noble Board of Directors and members of Noble management discussed the status of due diligence efforts relating to Maersk Drilling and synergies expected to result from the proposed transaction. The Noble Board of Directors also discussed the analysis of Noble’s and Maersk Drilling’s advisors relating to antitrust approvals in various jurisdictions. Mr. Sledge then provided the Noble Board of Directors with an update on a recent call with Mr. Hemmingsen during which Mr. Hemmingsen had informed Mr. Sledge that he would be one of Maersk Drilling’s nominees to the board of the combined company. Mr. Sledge also noted that he and Mr. Hemmingsen had also discussed the pending drilling rig sales by both Maersk Drilling and Noble and the benefits of entering into the Business Combination Agreement following the closings of those sales.

On 18 October 2021, the Noble Board of Directors and members of Noble management held a meeting to discuss the Maersk Drilling transaction. The Noble Board of Directors reviewed with management certain updates to the financial model based on ongoing due diligence.

On 20 October 2021, Davis Polk sent a revised draft of the Business Combination Agreement to Kirkland. The draft contemplated, among other things, that Noble’s termination fee be equal to 4% of its market capitalization immediately prior to the execution of the Business Combination Agreement and Maersk Drilling’s termination fee be equal to 1% of its market capitalization immediately prior to the execution of the Business Combination Agreement. The parties subsequently agreed on identical termination fees for Noble and Maersk Drilling equal to 1% of Maersk Drilling’s market capitalization immediately prior to the execution of the Business Combination Agreement, save for where if, in certain circumstances, an antitrust authority issued a decision prohibiting one or more of the transactions contemplated by the Business Combination Agreement or preventing the consummation of such transactions, where Noble would be required to provide a termination fee of USD 50 million. The draft also proposed that each of Maersk Drilling’s prior practices governing severance, together with any similar agreements entered into in connection with the Business Combination Agreement, remain in effect.

On 22 October 2021, the Noble Board of Directors and members of Noble management held a meeting to discuss the Maersk Drilling transaction. Representatives from Kirkland reported that the parties needed to reach a

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consensus on antitrust issues in the Business Combination Agreement. Members of Noble management also updated the Noble Board of Directors about the tax implications of re-domiciliation from the Cayman Islands to the United Kingdom.

On 27 October 2021, in connection with the negotiation of support agreements, the Investor Manager, Canyon Capital Advisors LLC and the GoldenTree funds entered into confidentiality agreements with Noble in order to receive and review information regarding the transaction. On the same day, Maersk Drilling closed its sale of the Mærsk Inspirer.

On 28 October 2021, the Maersk Drilling Board of Directors and members of the Maersk Drilling executive team held a meeting to discuss the Noble transaction. Representatives of J.P. Morgan reviewed a preliminary financial analysis. A representative from Davis Polk discussed the most recent changes to the terms of the Business Combination Agreement and ancillary agreements. The Maersk Drilling Board of Directors additionally discussed, amongst other things, due diligence findings, antitrust matters, valuation and key structuring considerations associated with the proposed business combination.

On 29 October 2021, the Noble Board of Directors and members of Noble management held a meeting to discuss the Maersk Drilling transaction. Representatives from Ducera provided the Noble Board of Directors with an overview of Ducera’s analyses of the Merger Consideration in preparation for delivering a fairness opinion. Following a discussion of the analyses, the Noble Board of Directors comprehensively reviewed the antitrust clearance process with management and with Noble’s legal and financial advisors. On the same day, Davis Polk sent Kirkland revised drafts of the Business Combination Agreement and the ancillary agreements. The draft of the Business Combination Agreement provided Maersk Drilling with a unilateral termination right upon the occurrence of certain events that could result in delaying or preventing the requisite antitrust clearances.

On 31 October 2021, certain members of Noble’s and Maersk Drilling’s management, boards and outside counsel, together with the Noble Board of Directors observer, and representatives of APMH Invest, held a telephonic meeting to discuss various matters.

On 2 November 2021, Noble completed the sale of four jack-up rigs to a subsidiary of ADES.

On 4 November 2021, representatives of Davis Polk and Kirkland discussed matters that remained unresolved with respect to the Business Combination Agreement and the ancillary agreements, including (i) the provision of letters of intent by certain other Maersk Drilling Shareholders regarding their support for the transaction, (ii) setting the minimum tender offer condition at a level that would necessitate meaningful acceptance of the tender offer by Maersk Drilling’s minority shareholders, (iii) the percentage of Noble shares that certain Noble Shareholders would be willing to hold for various periods in order to support the proposed transaction, (iv) the aggregate cash cap the Maersk Drilling Shareholders would have the opportunity to elect to receive in exchange for their respective shares, and (v) antitrust-related provisions of the Business Combination Agreement. The following day, Davis Polk sent a revised draft of the Business Combination Agreement reflecting Maersk Drilling’s position on the unresolved matters to Kirkland. Among other things, the draft provided that Noble would pay Maersk Drilling a termination fee if, under certain circumstances, an antitrust authority issued a decision prohibiting one or more of the transactions contemplated by the Business Combination Agreement or preventing the consummation of such transactions.

On 6 and 7 November 2021, the Noble Board of Directors met with members of Noble management and its advisors to discuss the unresolved matters. Kirkland also continued discussions of the support agreements with certain Noble Shareholders. Over the next two days, Kirkland and Davis Polk finalized the Business Combination Agreement and the ancillary agreements.

On 9 November 2021, the Maersk Drilling Board of Directors held a meeting to discuss the Noble transaction. A representative of Davis Polk provided the Maersk Drilling Board of Directors with an overview of

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the key changes to the terms of the proposed transaction since the board meeting on 28 October 2021. J.P. Morgan then reviewed with the Maersk Drilling Board of Directors its financial analysis of the consideration to be paid to the holders of Maersk Drilling Shares provided for in the Business Combination Agreement and delivered to the Maersk Drilling Board of Directors its 9 November 2021 oral opinion, which was confirmed by delivery of a written opinion, dated 10 November 2021, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, the consideration to be paid to holders of Maersk Drilling Shares in the proposed Business Combination was fair, from a financial point of view, as more fully described below in the section 6.11 “Opinion of Maersk Drilling’s Financial Advisor”. After Maersk Drilling’s financial and legal advisors responded to questions from the Maersk Drilling Board of Directors, the Maersk Drilling Board of Directors unanimously approved the execution of the Business Combination Agreement, the Exchange Offer and the other transactions contemplated by the Business Combination Agreement.

Later on 9 November 2021, Noble held a meeting of the Noble Board of Directors, which was also attended by members of Noble’s executive management and representatives from Kirkland, Ducera and DNB. At the meeting, representatives of Kirkland provided to the Noble Board of Directors an update regarding the terms of the proposed transaction, including the terms of the Business Combination Agreement and ancillary agreements.

Representatives of Kirkland and the Noble Board of Directors also discussed the Noble Board of Directors’ fiduciary duties in the context of approving a strategic business combination transaction. Also at the meeting, Ducera reviewed with the Noble Board of Directors its financial analyses of the Merger Consideration and delivered to the Noble Board of Directors an oral opinion, subsequently confirmed in writing, to the effect that, as of such date and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration was fair, from a financial point of view, to the holders of Noble Shares (other than Noble Shares held by Maersk Drilling or its affiliates). The Noble Board of Directors then unanimously approved the Business Combination Agreement, the Cayman Merger, the Exchange Offer, the other transactions contemplated by the Business Combination Agreement and resolved to recommend the approval by Noble’s shareholders of the Cayman Merger and the Share Issuance pursuant to the Business Combination Agreement.

Prior to the opening of markets in Denmark on 10 November 2021, Noble and Maersk Drilling jointly announced the transaction.

The Noble Board of Directors’ Reasons for the Business Combination

The Noble Board of Directors carefully evaluated the Business Combination Agreement and the transactions contemplated thereby. On 9 November 2021, the Noble Board of Directors adopted resolutions approving the terms of, and the transactions contemplated by, the Business Combination Agreement and resolved to unanimously recommend the approval by Noble’s shareholders of the Cayman Merger and the Topco Share Issuance.

In the course of reaching its decision on 9 November 2021 the Noble Board of Directors consulted with Noble management and Noble’s financial and legal advisors and considered a variety of substantive factors, both positive and negative, and the potential benefits and detriments of the transaction to Noble and its shareholders. The Noble Board of Directors believed that, taken as a whole, the following factors supported their respective decisions to approve the Business Combination Agreement (not necessarily in order of relative importance):

1.1.102	Strategic factors considered by the Noble Board of Directors:

World-class offshore driller. The transaction creates the youngest and highest specification fleet of scale featuring seventh generation ultra-deepwater drillships and harsh environment jackups with a combined track record of industry-leading utilization. The scale and modernity of the fleet is expected to enable the

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combined company to operate more efficiently. The Combined Group will also be attractively diversified across asset classes, geographic regions and customers.

Accretive to all shareholders. The transaction is expected to result in USD 125 million of run-rate annual cost synergies within two years post-closing, with value beginning to be realized in the near term post-closing. The transaction is thus expected to be highly accretive to free cash flow per share for both Noble and Maersk Drilling Shareholders in the first full year post-closing. The streamlined cost structure is also expected to further the Combined Group’s cost-competitiveness.

Enhanced customer experience and sustainability. Like Noble, Maersk Drilling has demonstrated a strong commitment to best-in-class safety performance and customer satisfaction. The modern fleet is expected to provide a robust platform for technical innovation in addition to enabling the Combined Group to be a first mover in sustainability initiatives.

Platform for strong cash flow generation and distribution. The Combined Group has a normalized free cash flow potential of USD 375 million in 2023 and onward. Additionally, the Combined Group is expected to have a best-in-class balance sheet with low leverage and significant liquidity, including approximately USD 900 million of cash, which will facilitate the return of capital to shareholders. Given the efficiency of its fleet and synergies, the Combined Group is also expected to have the potential to grow its cash flows faster as the global offshore market recovery continues.

Balanced corporate governance and leadership. The Topco Board of Directors will initially be comprised of seven individuals: three individuals designated by Maersk Drilling (Claus V. Hemmingsen, the current Chairman of the Maersk Drilling Board of Directors, Kristin H. Holth and Alastair Maxwell), three individuals designated by Noble (Charles M. (Chuck) Sledge, the current Chairman of the Noble Board of Directors, who will become Chairman of the combined company, Alan J. Hirshberg and Ann D. Pickard) and Robert W. Eifler, the Chief Executive Officer of Noble, who will serve as the Chief Executive Officer of the combined company.

1.1.103	Other potentially favorable factors considered by the Noble Board of Directors:

Improved business climate. The current and prospective business climate in the offshore drilling industry, including the regulatory environment, has improved dramatically since the initial outbreak of COVID-19 and the Combined Group will be well-positioned among likely competitors.

Due diligence. The favorable results of the due diligence review of Maersk Drilling and its business conducted by Noble and its financial advisors and outside legal counsel.

Business Combination Agreement. The view that the terms and conditions of the Business Combination Agreement, including the covenants, closing conditions and termination provisions, are favorable to completing the transaction.

Fairness opinion. Ducera’s oral opinion delivered on 9 November 2021, subsequently confirmed in writing, to the effect that, as of such date and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration was fair, from a financial point of view, to the holders of Noble Shares (other than Noble Shares held by Maersk Drilling or its affiliates).

Alternatives available. Potential strategic alternatives that might be available to Noble relative to the transaction, including remaining a standalone entity or other acquisition opportunities and the belief of the Noble Board of Directors that the transaction is in the best interests of Noble and its shareholders given the potential risks, rewards and uncertainties associated with each alternative, including execution and regulatory risks and achievement of anticipated synergies.

1.1.104	Risks and potentially negative factors considered by the Noble Board of Directors:

Integration risk. There are significant risks inherent in combining and integrating two companies, including that the companies may not be successfully integrated or that the expected synergies from combining the

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two companies may not be realized, and that successful integration of the companies will require the dedication of significant management resources, which will temporarily detract attention from the day-to-day businesses of the Combined Group.

Failure to realize anticipated benefits. There are uncertainties in timing and execution with respect to the anticipated benefits of the transaction.

Implied premium. The equity being provided to Maersk Drilling’s shareholders based on the exchange ratio implies a premium of 28% to the trading price of Maersk Drilling shares as of the last trading date prior to the announcement of the transaction.

Fixed exchange ratio. The tender offer consideration to be received by holders of Maersk Drilling shares consists of shares based on a fixed exchange ratio and consequently the value of the consideration to be received by Maersk Drilling Shareholders may increase.

Termination fees. The Business Combination Agreement provides that, in certain circumstances relating to the failure to receive necessary regulatory approvals from antitrust authorities, Noble could be required to pay a termination fee of USD 50 million to Maersk Drilling and, in certain other circumstances, a termination fee equal to USD 15 million.

Regulatory risk. The risk that regulatory approvals necessary to consummate the transaction may be delayed or not granted, which may delay or jeopardize the transaction, or that a regulatory or other body imposes restrictions or requires divestitures in connection with the transaction, compliance with which would be necessary but could adversely impact the business of the Combined Group.

Tender offer acceptance. Maersk Drilling’s obligation to close the transaction is conditioned on at least 80% of the then outstanding Maersk Drilling shares and voting rights of Maersk Drilling (which percentage may be lowered by Topco in its sole discretion to not less than 70%) being validly tendered.

Restrictions on Noble’s activities. The restrictions on Noble prior to the consummation of the transaction with respect to taking actions outside the ordinary course of business, which may delay or prevent Noble from undertaking opportunities that may arise or other actions it would otherwise take pending consummation of the transaction.

Transaction costs. The substantial costs to be incurred in connection with the transaction, including the costs of integrating the businesses of Noble and Maersk Drilling and the transaction costs to be incurred in connection with the transaction.

Termination fee. The USD 15 million termination fee that Maersk Drilling would be required to pay under the Business Combination Agreement upon termination of the Business Combination Agreement under certain circumstances would be insufficient to compensate Noble for its costs incurred in connection with the Business Combination Agreement.

Inability to retain employees. The possibility of losing key employees and skilled workers as a result of the transaction and the expected consolidation of Noble and Maersk Drilling personnel.

Loss of customers. The possibility of customer overlap or that key customers may choose not to do business with the Combined Group.

Pace of decarbonization. The pace and extent of the energy transition could pose a risk to the Combined Group and result in lower demand for its services. The Combined Group’s engagement in the energy transition may be unsuccessful or slower than investors, customers and other stakeholders prefer, which could adversely impact the combined company’s share price, reputation and demand for its products. In its efforts to facilitate decarbonization, the Combined Group risks investing in technologies, markets or low-carbon products that are unsuccessful or less profitable because there is limited demand for them or they result in higher costs.

The Noble Board of Directors also expects that a growing share of the Combined Group’s greenhouse gas emissions will be subject to regulation, resulting in increased compliance costs and operational restrictions.

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Regulators may seek to limit certain fossil fuel projects or make it more difficult to obtain required permits, which could have an impact on the realization of projected operating results and synergies. Additionally, investors may limit funds available for investment in companies engaged in the oil and gas industry.

Other risks. Other risks of the type and nature described under 1 “Risk Factors.”

The risks considered by the Noble Board of Directors as described above have been reflected in additional detail in the section 1 “Risk Factors”.

The foregoing discussion of information and factors considered by the Noble Board of Directors is not exhaustive, but the Noble Board of Directors believes it includes the material factors considered by the Noble Board of Directors. In view of the wide variety of factors considered in connection with their evaluation of the transaction and the complexity of these matters, the Noble Board of Directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors. Rather, the Noble Board of Directors viewed their position and recommendation as being based on an overall analysis and on the totality of the information presented to and factors considered by them. In addition, in considering the factors described above, individual directors may have given different weights to different factors.

The factors contained in this explanation of the Noble Board of Directors’ reasons for the transaction and other information presented in this section of the Exemption Document contain information that is forward- looking in nature and, therefore, should be read in light of the factors discussed in 2.6 “Cautionary Statement Regarding Forward-Looking Statements”.

The Noble financial forecasts and Noble’s management’s forecasts for Maersk Drilling were prepared by Noble in connection with the proposed transaction prior to execution of the Business Combination Agreement.

These financial forecasts were prepared by, and are the responsibility of, Noble’s management. Neither PricewaterhouseCoopers LLP (PwC Houston—Texas), Noble’s independent registered public accounting firm, nor any other independent accountant, including PricewaterhouseCoopers LLP (PwC London), have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the Noble financial forecasts or Noble’s management’s forecasts for Maersk Drilling and, accordingly, neither PricewaterhouseCoopers LLP nor any other independent accountants express an opinion or any other form of assurance with respect thereto. The reports of PricewaterhouseCoopers LLP incorporated by reference in this Exemption Document relate to Noble’s previously issued financial statements. The foregoing reports do not extend to the Noble financial forecasts or Noble’s management’s forecasts for Maersk Drilling and should not be read to do so.

The Maersk Drilling Board of Directors’ Reasons for the Business Combination

In evaluating the Business Combination Agreement and the other transactions contemplated thereby, the Maersk Drilling Board of Directors consulted with, and received the advice of, Maersk Drilling’s management and its legal and financial advisors. In reaching its decision to approve the Business Combination Agreement and the transactions contemplated thereby, the Maersk Drilling Board of Directors considered a number of factors, including, but not limited to, the following:

1.1.105	Strategic and Financial Considerations

the belief that the Business Combination will result in the creation of a world-class offshore drilling company;

the belief that the Combined Group will own and operate an industry leading fleet of high-specification and modern floaters and jack-ups operating across harsh and benign environments, for a diverse range of blue-chip customers in the most attractive oil and gas basins, equipping it to respond to economic and industry developments, including cyclical economic environments;

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the belief that the Combined Group will benefit from a diversified revenue mix, a robust contract backlog with significant earnings visibility, a solid balance sheet, and a strong free cash flow potential, supporting the potential for return of capital to shareholders while providing resiliency through the industry cycle;

the belief that the Business Combination will allow the Combined Group to realize significant run-rate annual cost-synergies of USD 125 million within two years of Closing and that such synergies and the scale of the Combined Group will significantly enhance its cost-competitiveness;

the belief that the Combined Group will be well positioned to preserve the value, developed over several decades, of Maersk Drilling’s North Sea harsh environment business, particularly in Norway;

the belief that the combined capabilities of Maersk Drilling and Noble in different sub-segments of the offshore drilling market, with Maersk Drilling’s high quality floaters and strong clientele, presence and expertise, especially in the North Sea harsh environment jack-up market, having the ability to bolster Noble’s strong presence in ultra-deepwater hotspots;

the belief that Maersk Drilling and Noble share complementary core values and business principles, including unwavering commitments to industry leading safety performance and customer satisfaction, enabling the Combined Group to enhance its customers’ experience;

the belief that the Combined Group will aspire to utilize best-in-class innovation to drive sustainability and leverage the leading role that Maersk Drilling has taken through its ambitious strategy and emissions reduction targets and long-term differentiation within the offshore drilling industry;

the belief that the increased scale and global reach of the Combined Group will enhance the customer experience and attract investors as the industry continues to recover;

the belief that the Combined Group will attract a broader investor base with its diversified revenue mix, a robust balance sheet with low leverage and significant liquidity position, material cash flow generation, and a significant backlog offering revenue and cash flow visibility, providing re-rating potential, and driving investor interest, improved volume and premium trading, and generally improve access to international financing sources;

the fact that (i) upon Closing, three of the initial seven members of the Topco Board of Directors will be designated by Maersk Drilling (of which up to two members may be designated by APMH Invest, subject to certain minimum holding conditions), and (ii) following the Closing, and on a going-forward basis, APMH Invest will continue to have the right to designate up to two members of the Topco Board of Directors, subject to certain minimum holding conditions; and

the fact that Maersk Drilling and Noble intend for Topco Shares to be listed on both Nasdaq Copenhagen and the NYSE, providing for global visibility and an enhanced investor base.

1.1.106	Other Factors Considered by the Maersk Drilling Board of Directors

In addition to the strategic factors mentioned above, the Maersk Drilling Board of Directors considered the following additional material factors, all of which were deemed to support the determination that the Business Combination, the Business Combination Agreement and the transactions contemplated therein were in the best interest of Maersk Drilling and its shareholders, including, but not limited to, the following:

certain features of the agreed transaction structure for the Business Combination, including (i) the fact that completion of the Business Combination is conditioned upon holders of at least 80% of the then outstanding Maersk Drilling Shares and voting rights of Maersk Drilling tendering their shares in the Exchange Offer (which percentage may be lowered by Topco in its sole discretion to not less than 70%); (ii) the fact that Maersk Drilling Shareholders would have the opportunity to elect cash consideration for up to USD 1,000 of their Maersk Drilling Shares (payable in DKK), in lieu of Topco Offer Shares as part of the Exchange Offer, subject to an aggregate cash consideration cap of USD 50 million; and (iii) the use of a corporate entity incorporated in the United Kingdom as the holding company and listed entity for the combined company;

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its knowledge of Noble’s business, operations, financial condition, earnings and future prospects, taking into account the results of Maersk Drilling’s due diligence review of Noble;

the current and prospective industry outlook of the market segments in which Maersk Drilling and Noble operate, and the anticipated movement towards consolidation in the industry generally;

the fact that under the Business Combination Agreement, Topco has agreed to support the continued operations of Maersk Drilling’s existing North Sea operations and has committed to providing certain benefits with respect to the Maersk Drilling workforce generally for a period of time after completion of the Business Combination, including (but not limited to) certain minimum severance principles;

the fact that under the Business Combination Agreement, Topco has committed to adopting a rig recycling policy consistent with the existing standards of Maersk Drilling;

the fact that following Closing, the Maersk Drilling Shareholders and Noble Shareholders will each own approximately 50% of the outstanding shares of the combined company (calculated on the basis of 66.6 million shares for Noble Shareholders (which includes approximately 6.5 million Penny Warrants and excludes dilution from outstanding warrant tranches and share based compensation plans) and assuming that all Maersk Drilling Shares are tendered in the Exchange Offer);

the 9 November 2021 oral opinion of J.P. Morgan delivered to the Maersk Drilling Board of Directors, which was confirmed by delivery of a written opinion, dated 10 November 2021, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the consideration to be paid to holders of Maersk Drilling Shares in the proposed Business Combination was fair, from a financial point of view, to such holders as more fully described below in the section 6.11 “Opinion of Maersk Drilling’s Financial Advisor”;

the voting support agreements and irrevocable undertakings in favor of the Business Combination entered into by certain major shareholders of Maersk Drilling and Noble;

the alternative transactions and strategies that were considered by Maersk Drilling prior to approving this transaction;

the recommendation of Noble’s Board in favor of the transaction; and

the expected reaction to the Business Combination by other shareholders, potential and existing investors, customers and other stakeholders.

The Maersk Drilling Board of Directors weighed these factors against a number of other factors identified in its deliberations weighing negatively against the transaction, including, but not limited to, the following:

•

the risk that completion may not take place within the planned time period or at all, for example if the conditions to completion are not satisfied, including the risk that the Minimum Acceptance Condition is not satisfied, which could result in a failure of the Exchange Offer;

•

the challenges inherent in the combination of two businesses of the size, geographical diversity and complexity of Maersk Drilling and Noble, including the risk that transaction and integration costs may be greater than projected, expected cost synergies may not be realized, other expected benefits of the Business Combination may not be realized and/or that Topco will not achieve its expected financial results;

•

the risk that the pendency of the transaction for an extended period of time could have an adverse impact on the parties, and in particular on Maersk Drilling, including the potential loss of key personnel, impact on Maersk Drilling’s ability to secure revenue backlog (new drilling contracts), and potential distraction of the attention of management and key personnel;

•

the possibility that Maersk Drilling and Noble may lose key personnel (in particular as a consequence of the fact that the combined company will have its headquarters in Houston, Texas) and the ability for Maersk Drilling and Noble to sustain relationships with particular customers;

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•	the possibility that the Combined Group will be unwilling or unable to maintain Maersk Drilling’s existing business model, which is key to certain of Maersk Drilling’s existing customer relationships;

•

the risk that regulatory approvals necessary to consummate the Business Combination may be delayed or not granted, which may delay or jeopardize the Business Combination, or that a regulatory or other body imposes restrictions or divestitures on the Business Combination, compliance with which would be necessary but could adversely impact the business of Maersk Drilling, Noble or the Combined Group;

•

the fact that certain provisions of the Business Combination Agreement may have the effect of discouraging alternative business combination transactions involving Maersk Drilling, including that the agreement prohibits Maersk Drilling from soliciting or engaging in discussions regarding alternative transactions during the pendency of the transaction and that in the event that the Maersk Drilling Board of Directors withholds, withdraws or changes its recommendation to the Maersk Drilling Shareholders in favor of the transaction or in certain other events, Noble will have the ability to terminate the Business Combination Agreement and receive a termination fee of USD 15 million from Maersk Drilling;

•

the potential that the fixed exchange ratio under the Business Combination Agreement could result in Maersk Drilling delivering greater value to the Noble Shareholders than had been anticipated by Maersk Drilling should the value of Maersk Drilling Shares increase relative to Noble Shares after the date of execution of the Business Combination Agreement; and

•

the risks of the type and nature described under the section entitled 1 “Risk Factors” of this Exemption Document and the matters described under 2.6 “Cautionary Statement Regarding Forward-Looking Statements” of this Exemption Document.

The risks considered by the Maersk Drilling Board of Directors as described above have been reflected in additional detail in the section 1 “Risk Factors”.

The foregoing discussion of the factors considered by the Maersk Drilling Board of Directors is not intended to be exhaustive, but rather includes the principal factors considered by the Maersk Drilling Board of Directors. In view of the wide variety of factors considered in connection with its evaluation of the transaction and the complexity of these matters, the Maersk Drilling Board of Directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its decision to approve the Business Combination Agreement and the transactions contemplated thereby, and the factors identified above are not therefore listed in any particular order. In addition, individual members of the Maersk Drilling Board of Directors may have given differing weights to different factors. The Maersk Drilling Board of Directors conducted an overall review of the factors described above, including through discussions with Maersk Drilling’s management and outside legal and financial advisors. The explanation and reasoning of the Maersk Drilling Board of Directors and certain information presented in this section are forward-looking in nature and should be read in light of the factors discussed in the section 2.6 “Cautionary Statement Regarding Forward-Looking Statements”.

Projections Prepared by Noble’s Management

For internal planning purposes and in connection with its consideration of the proposed transaction prior to entering into the Business Combination Agreement and the public announcement of the proposed transaction, Noble’s management prepared forecasts of expected future financial and operating performance of Noble (as used in this section, the “Noble financial forecasts”) and of Maersk Drilling (as used in this section, the “financial forecasts for Maersk Drilling”). These forecasts were for multiple years and consisted of two cases, Case A and Case B. Case A and Case B are consistent with the exception of Case A reflecting lower dayrates for harsh environment jackups and lower rig activity in Norway. Select material line items for certain periods from the Noble financial forecasts and Noble’s management’s financial forecasts for Maersk Drilling, as well as material operating assumptions underlying such forecasts, are set forth below.

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The primary market assumptions underlying Case A and Case B included the (a) recovery of project economics for new developments to pre-COVID-19 levels in 2022 and (b) rig attrition / retirement continuing to occur over the forecast period, with a number of floaters and jackups permanently removed from the market.

For Case A and Case B, Noble assumed (i) improving utilization from 2021 and a gradual dayrate recovery starting in 2021 leading to a stronger dayrate recovery in 2023 and beyond for jackups, and (ii) improving utilization from 2021 and a robust dayrate recovery starting in 2022 and beyond for floater rigs.

The Noble financial forecasts and Noble’s management’s financial forecasts for Maersk Drilling were based on a variety of assumptions and estimates made at the time that such financial forecasts were prepared. The assumptions and estimates underlying such forecasts may not be realized and are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond Noble’s and Maersk Drilling’s control. The assumptions and estimates used to create the Noble financial forecasts and Noble’s management’s financial forecasts for Maersk Drilling involve judgments made with respect to, among other things, revenue growth, drilling activity in the oil and gas sector, future supply, demand and prices of commodities including crude oil and natural gas, general domestic and foreign economic, regulatory and political conditions, levels of operating expenses and matters specific to the businesses of Noble and Maersk Drilling, all of which are difficult to predict and many of which are outside of Noble’s and Maersk Drilling’s control. The Noble financial forecasts and Noble’s management’s financial forecasts for Maersk Drilling also reflect assumptions as to certain business decisions that are subject to change and that do not reflect any of the effects of the transaction, or any other changes that may in the future affect Noble, Maersk Drilling or their assets, business, operations, properties, policies, corporate structure, capitalization and management as a result of the transaction or otherwise.

Noble’s management, after discussions with Maersk Drilling, also estimated the timing and amount of projected realization of annual savings from pre-tax cost synergies for the Combined Group. The synergies are not reflected in the Noble financial forecasts or Noble’s management’s financial forecasts for Maersk Drilling.

The inclusion of the Noble financial forecasts and Noble’s management’s financial forecasts for Maersk Drilling in this Exemption Document should not be regarded as an indication that Noble, Maersk Drilling or any of their respective advisors or representatives considered or consider such forecasts to be an accurate prediction of future events or that such forecasts will be achieved, and the Noble financial forecasts and Noble’s management’s financial forecasts for Maersk Drilling should not be relied upon as such. None of Noble, Maersk Drilling or their respective advisors or representatives has made or makes any representation regarding the information contained in the Noble financial forecasts or Noble’s management’s financial forecasts for Maersk Drilling, and, except as may be required of Noble or Maersk Drilling by applicable securities laws, none of them intends to update or otherwise revise or reconcile such forecasts to reflect circumstances existing after the date they were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Noble financial forecasts or Noble’s management’s financial forecasts for Maersk Drilling are shown to be in error.

Noble and Maersk Drilling Shareholders are cautioned not to place undue reliance on the Noble financial forecasts and Noble’s management’s financial forecasts for Maersk Drilling included in this Exemption Document, and such projected financial information should not be regarded as an indication that Noble, the Noble Board of Directors or any other person considered, or now considers, them to be reliable predictions of future results, and they should not be relied upon as such.

Although presented with numerical specificity, the Noble financial forecasts and Noble’s management’s financial forecasts for Maersk Drilling are not fact and reflect numerous assumptions, estimates and judgments as to future events and the probability of such events made by Noble’s management, including the assumptions, estimates and judgments noted below. Since the Noble financial forecasts and Noble’s management’s financial forecasts for Maersk Drilling cover multiple years, such information by its nature becomes less predictive with

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each successive year. There can be no assurance that the assumptions, estimates and judgments used to prepare the Noble financial forecasts and Noble’s management’s financial forecasts for Maersk Drilling will prove to be accurate, and actual results may differ materially from those contained in such forecasts. The Noble financial forecasts and Noble’s management’s forecasts for Maersk Drilling are forward-looking statements. Please see 2.6 “Cautionary Statement Regarding Forward-Looking Statements.”

The Noble financial forecasts and Noble’s management’s forecasts for Maersk Drilling were prepared by Noble in connection with the proposed transaction prior to execution of the Business Combination Agreement.

These financial forecasts were prepared by, and are the responsibility of, Noble’s management. Neither PricewaterhouseCoopers LLP (PwC Houston—Texas), Noble’s independent registered public accounting firm, nor any other independent accountant, including PricewaterhouseCoopers LLP (PwC London), have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the Noble financial forecasts or Noble’s management’s forecasts for Maersk Drilling and, accordingly, neither PricewaterhouseCoopers LLP nor any other independent accountants express an opinion or any other form of assurance with respect thereto. The reports of PricewaterhouseCoopers LLP incorporated by reference in this Exemption Document relate to Noble’s previously issued financial statements. The foregoing reports do not extend to the Noble financial forecasts or Noble’s management’s forecasts for Maersk Drilling and should not be read to do so.

In addition to being used by the Noble Board of Directors in connection with its deliberations regarding the transaction, the Noble and Noble’s management’s financial forecasts for Maersk Drilling were provided to Ducera. Selected Noble financial forecast information for the last quarter of fiscal year 2021 and the year ending 31 December 2022 was provided to Maersk Drilling. The Noble financial forecasts were prepared for use only by the Noble Board of Directors, Noble, Ducera and, only with respect to selected Noble financial forecast for the last quarter of fiscal year 2021 and the year ending 31 December 2022, Maersk Drilling. Noble’s management’s financial forecasts for Maersk Drilling were prepared by Noble’s management for use only by the Noble Board of Directors, Noble and Ducera.

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1.1.107	Summary of Noble Financial Forecasts and Noble’s management’s financial forecasts for Maersk Drilling

The Noble financial forecasts and Noble’s management’s financial forecasts for Maersk Drilling include projected information at the individual rig level and consolidated financial projections through the remaining useful life of the existing Noble and Maersk Drilling fleets (through 2046 and 2047, respectively). However, Noble believes that operating assumptions beyond a five-year period (beyond 2026) may not be meaningful to current and potential shareholders because such information becomes less predictive with each successive year. Noble assumed mid-cycle operating assumptions starting in 2026, and carried those assumptions forward for all remaining operating years for any drilling rigs with a remaining useful life beyond 2026. The tables below present summaries of select material line items and material operating assumptions with respect to (a) in the case of the Noble financial forecasts, the last quarter of fiscal year 2021, each fiscal year during the period from 2022 through 2026 and the fiscal years from 2027 through 2046 in the aggregate, and (b) in the case of Noble’s management’s financial forecasts for Maersk Drilling, the last quarter of fiscal year 2021, each fiscal year during the period from 2022 through 2026 and the fiscal years from 2027 through 2047 in the aggregate.

	Noble Case A (USD million, except Average Dayrate)
	Three months ending 31 December 2021	2022	2023	2024	2025	2026	Remaining Useful Life
Total Revenue	230	1,101	1,096	1,189	1,305	1,265	18,605
Adjusted EBITDA(1)	22	316	333	419	515	456	6,733
Capital Expenditures	(59)	(120)	(130)	(121)	(111)	(119)	(1,869)
Unlevered Free Cash Flow(2)	279	196	199	271	359	327	4,628
Assumptions:
Average Utilization(3)	69.9%	83.2%	87.3%	90.7%	92.4%	90.3%	87.5%
Average Dayrate(4)	$162,731	$177,772	$187,234	$207,493	$228,408	$226,192	$245,948

	Noble Case B (USD in millions, except Average Dayrate)
	Three months ending 31 December 2021	2022	2023	2024	2025	2026	Remaining Useful Life
Total Revenue	230	1,101	1,096	1,189	1,313	1,273	18,764
Adjusted EBITDA(1)	22	316	333	419	524	465	6,891
Capital Expenditures	(59)	(120)	(130)	(121)	(111)	(119)	(1,869)
Unlevered Free Cash Flow(2)	279	196	199	271	365	335	4,774
Assumptions:
Average Utilization(3)	69.9%	83.2%	87.3%	90.7%	92.4%	90.3%	87.5%
Average Dayrate(4)	$162,731	$177,772	$187,234	$207,493	$229,925	$227,745	$248,113

	Noble Projections: Maersk Drilling Case A (USD in millions, except Average Dayrate)
	Three months ending 31 December 2021	2022	2023	2024	2025	2026	Remaining Useful Life
Total Revenue	278	1,096	1,193	1,385	1,500	1,499	21,109
Adjusted EBITDA(1)	45	224	297	447	545	520	7,130
Capital Expenditures	(46)	(130)	(143)	(295)	(144)	(102)	(1,497)
Unlevered Free Cash Flow(2)	380	61	134	115	352	370	5,020
Assumptions:
Average Utilization(3)	65.6%	82.5%	83.0%	90.1%	91.0%	90.8%	88.2%
Average Dayrate(4)	$193,858	$168,290	$187,611	$210,458	$228,904	$229,190	$254,858

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	Noble Projections: Maersk Drilling Case B (USD in millions, except Average Dayrate)
	Three months ending 31 December 2021	2022	2023	2024	2025	2026	Remaining Useful Life
Total Revenue	278	1,096	1,193	1,433	1,586	1,586	22,641
Adjusted EBITDA(1)	45	224	297	474	609	583	8,263
Capital Expenditures	(46)	(130)	(143)	(295)	(144)	(102)	(1,497)
Unlevered Free Cash Flow(2)	380	61	134	140	411	427	6,039
Assumptions:
Average Utilization(3)	65.6%	82.5%	83.0%	90.4%	91.3%	91.1%	88.5%
Average Dayrate(4)	$193,858	$168,290	$187,611	$218,159	$243,132	$243,441	$274,529

(1)

Adjusted EBITDA is net income (loss) from continuing operations before income taxes; interest income and other, net; gain (loss) on extinguishment of debt, net; interest expense, net of amounts capitalized; loss on impairment; reorganization items, net; certain corporate legal expenses and depreciation and amortization expense.

(2)

Unlevered free cash flow is Adjusted EBITDA less capital expenditures, cash taxes and any changes in net working capital plus stock based compensation and proceeds from the sale of assets (including Noble’s recent transaction with ADES International Holding or Maersk Drilling’s recent transaction with Havila Sirius, as applicable).

(3)

Utilization for a specific period is the total number of days rigs are operating under contract, divided by the product of the total number of rigs, including cold stacked rigs, and the number of calendar days in such period.

(4)

An operating day is defined as a calendar day during which a rig operated under a drilling contract. Average dayrate is revenue from contract drilling services (excluding revenue from integrated services and mobilization fees) earned per operating day (excluding unpaid downtime). Average dayrates have not been adjusted for the non-cash amortization related to favorable customer contract intangibles.

The Noble financial forecasts and Noble’s management’s financial forecasts for Maersk Drilling should be read together with the historical financial statements of Noble and Maersk Drilling respectively and the other information regarding Noble and Maersk Drilling contained elsewhere in this Exemption Document. None of the Noble financial forecasts or Noble’s management’s forecasts for Maersk Drilling were prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with the published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections or the requirements pursuant to Commission Delegated Regulation (EU) 2019/980 of 14 March 2019 (the “Delegated Prospectus Regulation”) for the preparation of profit forecasts.

Projections Prepared by Maersk Drilling’s Management

Although Maersk Drilling publicly issues limited short-term guidance concerning certain aspects of its expected financial performance, it does not, as a matter of course, publicly disclose financial projections due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. As a result, Maersk Drilling does not endorse unaudited projections as a reliable indication of future results. The limited unaudited projections set out below are included in this Exemption Document solely because they were among the financial information prepared by Maersk Drilling’s management and made available to the Maersk Drilling Board of Directors in connection with its evaluation of the proposed transaction prior to Maersk Drilling’s entry into the Business Combination Agreement and the public announcement of the proposed transaction and to J.P. Morgan as Maersk Drilling’s financial advisor to use and rely upon such projections for purposes of its opinion and related financial analyses. These projections were prepared in connection with the proposed transaction prior to execution of the Business Combination Agreement and were based on a variety of assumptions and estimates made at the time the projections were prepared. Such unaudited projections should not be viewed or construed as public guidance, and should not be relied upon as such.

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The inclusion of these unaudited projections should not be regarded as an indication that any of Maersk Drilling, Noble, their respective financial advisors or any of their respective affiliates, officers, directors, partners, advisors or other representatives considered, or now considers, such projections to be an accurate prediction of actual future results, and readers of this Exemption Document are cautioned not to rely on this forward-looking information. There can be no assurance that the forward-looking results will be achieved or that actual results will not be significantly higher or lower than estimated. None of Maersk Drilling, Noble or their respective advisors or representatives has made or makes any representation regarding the information contained in the Maersk Drilling financial projections or Maersk Drilling’s management’s financial projections for Noble, and, except as may be required of Maersk Drilling or Noble by applicable securities laws, none of them intends to update or otherwise revise or reconcile such projections to reflect circumstances existing after the date they were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Maersk Drilling financial projections or Maersk Drilling’s management’s financial projections for Noble are shown to be in error.

The unaudited projections presented below were prepared in connection with the proposed transaction prior to execution of the Business Combination Agreement and include Maersk Drilling’s management’s projections of the expected future financial and operating performance of Maersk Drilling (as used in this section, the “Maersk Drilling financial projections”) and of Noble (as used in this section, the “financial projections for Noble”) at the time such projections were prepared. These projections comprised detailed projections for an initial five-year period (2021 through and including 2025) and high-level, long-range projections for each year through the end of the useful lives of each of the parties’ assets (2026 through and including 2042). Select material line items for certain periods from the Maersk Drilling financial projections and Maersk Drilling’s management’s financial projections for Noble, as well as material operating assumptions underlying such projections, are set forth below.

The primary assumptions underlying Maersk Drilling’s management’s financial projections included (a) for the initial five-year period, day rates, utilization, uptime, operating and capital expenditures and SG&A, and (b) for the long-range projections, a long-term EBITDA margin assumption, in turn based on estimated through-cycle level of financial performance and the parties’ respective operating expenditure and SG&A cost bases, and capital expenditures. Maersk Drilling’s management assumed (i) improving utilization from 2022 and generally consistent utilization from 2023 through 2025, supporting a gradual dayrate recovery across the period for jack-ups, and (ii) improving utilization from 2021 and a robust dayrate recovery starting in 2022 and beyond for floater rigs. Uptime, the ratio of hours that can be invoiced for as a percentage of total hours in the period under contract with the customer, was assumed to be 99.0% for jack-ups and 98.0% for floater rigs throughout the initial five-year period, in line with historical averages. Maersk Drilling’s management modelled operating and capital expenditures on a rig-by-rig, bottom-up basis for each of the Maersk Drilling and Noble portfolios, while SG&A and support costs were modelled on a portfolio basis, accounting for the assumed phase-out of each rig at the end of its estimated operating life.

The Maersk Drilling financial projections and Maersk Drilling’s management’s financial projections for Noble were based on a variety of assumptions and estimates made at the time that such financial projections were prepared. The assumptions and estimates underlying such projections may not be realized and are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond Maersk Drilling’s and Noble’s control. The assumptions and estimates used to create the Maersk Drilling financial projections and Maersk Drilling’s management’s financial projections for Noble involve judgments made with respect to, among other things, drilling activity in the oil and gas sector including relevant dayrates and rig supply-demand dynamics, future supply, demand and prices of commodities including crude oil and natural gas, general domestic and foreign economic, regulatory and political conditions, levels of operating and capital expenditures as well as SG&A and support costs and matters specific to the businesses of Maersk Drilling and Noble, all of which are difficult to predict and many of which are outside of Maersk Drilling’s and Noble’s control. The Maersk Drilling financial projections and Maersk Drilling’s management’s financial projections for Noble also reflect assumptions as to certain business decisions

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that are subject to change and that do not reflect any of the effects of the transaction, or any other changes that may in the future affect Maersk Drilling, Noble or their respective assets, business, operations, properties, policies, corporate structure, capitalization and management as a result of the transaction or otherwise.

Maersk Drilling’s management, after discussions with Noble, also estimated the timing and amount of projected realization of annual savings from pre-tax cost synergies for the Combined Group. Any cost synergies (and the related costs necessary to achieve any such synergies) are not reflected in the Maersk Drilling financial projections or Maersk Drilling’s management’s financial projections for Noble.

Maersk Drilling and Noble shareholders are cautioned not to place undue reliance on the Maersk Drilling financial projections and Maersk Drilling’s management’s financial projections for Noble included in this Exemption Document and such projected financial information should not be regarded as an indication that Maersk Drilling, the Maersk Drilling Board of Directors or any other person considered, or now considers, them to be reliable predictions of future results, and they should not be relied upon as such.

Although presented with numerical specificity, the Maersk Drilling financial projections and Maersk Drilling’s management’s financial projections for Noble are not fact and reflect numerous assumptions, estimates and judgments as to future events and the probability of such events made by Maersk Drilling’s management, including the assumptions, estimates and judgments noted above. Since the Maersk Drilling financial projections and Maersk Drilling’s management’s financial projections for Noble cover multiple years, such information by its nature becomes less predictive with each successive year. There can be no assurance that the assumptions, estimates and judgments used to prepare the Maersk Drilling financial projections and Maersk Drilling’s management’s financial projections for Noble will prove to be accurate, and actual results may differ materially from those contained in such projections. The Maersk Drilling financial projections and Maersk Drilling’s management’s financial projections for Noble are forward-looking statements. Please see 2.6 “Cautionary Statement Regarding Forward-Looking Statements.”

The Maersk Drilling financial projections and Maersk Drilling’s management’s financial projections for Noble were prepared by Maersk Drilling in connection with the proposed transaction prior to execution of the Business Combination Agreement. These financial projections were prepared by, and are the responsibility of, Maersk Drilling’s management. Neither PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab, Maersk Drilling’s independent registered public accounting firm, nor any other independent accountant, including PricewaterhouseCoopers LLP (PwC London), have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the Maersk Drilling financial projections or Maersk Drilling’s management’s financial projections for Noble and, accordingly, neither PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab nor any other independent accountants express an opinion or any other form of assurance with respect thereto. The reports of PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab included in this Exemption Document relate to Maersk Drilling’s previously issued financial statements. The foregoing reports do not extend to the Maersk Drilling financial projections or Maersk Drilling’s management’s financial projections for Noble and should not be read to do so.

In addition to being used by the Maersk Drilling Board of Directors in connection with its deliberations regarding the transaction, the Maersk Drilling financial projections and Maersk Drilling’s management’s financial projections for Noble were provided to J.P. Morgan. Selected Maersk Drilling financial projections for the second half of fiscal year 2021 and the year ending 31 December 2022 were provided to Noble. The Maersk Drilling financial projections were prepared for use only by the Maersk Drilling Board of Directors, Maersk Drilling, J.P. Morgan and, with respect to selected Maersk Drilling financial projection information for the second half of fiscal year 2021 and the year ending 31 December 2022 only, Noble. Maersk Drilling’s management’s financial projections for Noble were prepared by Maersk Drilling’s management for use only by the Maersk Drilling Board of Directors, Maersk Drilling and J.P. Morgan.

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1.1.108	Summary of Maersk Drilling financial projections and Maersk Drilling’s management’s financial projections for Noble

The Maersk Drilling financial projections and Maersk Drilling’s management’s financial projections for Noble include projected information at the individual rig level and consolidated financial projections through the end of the estimated useful lives of the existing Maersk Drilling and Noble fleets (through 2042). However, Maersk Drilling believes that operating assumptions beyond a five-year period (i.e., beyond 2025) may not be meaningful to current and potential shareholders because such information becomes less predictive with each successive year. Maersk Drilling based such projections on a long-term EBITDA margin assumption of 40.0%, itself based on an estimated through-cycle level of financial performance and the parties’ respective operating expenditure and SG&A cost bases, applying such an assumption to each of the Maersk Drilling financial projections and Maersk Drilling’s management’s projections for Noble from 2026 through the end of the estimated useful lives of the existing Maersk Drilling and Noble fleets. The tables below present summaries of select material line items and material operating assumptions with respect to (a) in the case of the Maersk Drilling financial projections, the second half of fiscal year 2021, each fiscal year during the period from 2022 through 2025, and the fiscal years from 2026 through 2042 in the aggregate, and (b) in the case of Maersk Drilling’s management’s financial projections for Noble, the second half of fiscal year 2021, each fiscal year during the period from 2022 through 2025, and the fiscal years from 2026 through 2042 in the aggregate.

	Maersk Drilling financial projections (Management Projections) (USD in millions, except Average Dayrate)
	Six months ending 31 December 2021	2022	2023	2024	2025	Remaining Useful Life
Total Revenue	USD613	USD 1,088	USD1,220	USD1,376	USD1,455	USD18,113
Operating Expenditures	(370)	(690)	(780)	(833)	(847)	(9,531)
SG&A	(68)	(128)	(131)	(121)	(121)	(1,336)
EBITDA(1)	138	240	309	369	435	7,245
Capital Expenditures	(79)	(119)	(150)	(281)	(129)	(1,220)
Unlevered Free Cash Flow(2)	467	70	117	34	262	5,325
Assumptions:
Average Utilization(3)
Jack-ups	78%	75%	82%	82%	80%
Floaters	83%	85%	87%	85%	84%
Average Dayrate(4)
Jack-ups	$169	$118	$123	$153	$171
Floaters	$210	$214	$262	$292	$297

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	Maersk Drilling’s management’s financial projections for Noble (Management Projections) (USD in millions, except Average Dayrate)
	Six months ending 31 December 2021	2022	2023		2024	2025	Remaining Useful Life
Total Revenue	USD410	USD957	USD980		USD1,088	USD1,152	USD16,085
Operating Expenditures	(313)	(590)	(630)		(657)	(655)	(8,404)
SG&A	(54)	(97)	(97)		(97)	(97)	(1,247)
EBITDA(1)	43	269	253		333	399	6,434
Capital Expenditures	(96)	(103)	(262	)(5)	(133)	(131)	(1,638)
Unlevered Free Cash Flow(2)	230	88	(30)		150	216	4,264
Assumptions:
Average Utilization(3)
Jack-ups	68%	76%	79%		79%	78%
Floaters	71%	77%	79%		83%	83%
Average Dayrate(4)
Jack-ups	$87	$99	$106		$116	$125
Floaters	$201	$240	$232		$249	$263

(1)

EBITDA is profit (loss) from continuing operations before tax taxes; financial expenses, net; share of results in joint ventures; gain (loss) on sale of non-current assets; impairment reversals (losses), net; depreciation and amortization and unallocated activities.

(2)

Unlevered free cash flow is EBITDA less cash taxes, capital expenditures, changes in net working capital and other non-recurring items and includes proceeds from the sale of assets (including Maersk Drilling’s recent transaction with Havila Sirius or Noble’s recent transaction with ADES International Holding, as applicable).

(3)

Utilization for a specific period is the total number of days rigs are operating under contract, divided by the product of the total number of rigs, including cold stacked rigs, and the number of calendar days in such period.

(4)

Average dayrate is revenue from contract drilling services (excluding revenue from integrated services and mobilization fees) earned per operating day (excluding unpaid downtime). An operating day is defined as a calendar day during which a rig operated under a drilling contract.

(5)	2023 capital expenditures estimate assumes the reactivation of two cold stacked rigs.

The Maersk Drilling financial projections and Maersk Drilling’s management’s financial projections for Noble should be read together with the historical financial statements of Maersk Drilling and Noble, respectively, and the other information regarding Maersk Drilling and Noble contained elsewhere in this Exemption Document. None of the Maersk Drilling financial projections or Maersk Drilling’s management’s financial projections for Noble were prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with the published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information or the requirements pursuant to the Delegated Prospectus Regulation for the preparation of profit forecasts.

MAERSK DRILLING HAS NOT UPDATED OR OTHERWISE REVISED AND DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE FOR PURPOSES OF THIS EXEMPTION DOCUMENT THE ABOVE UNAUDITED PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE PREPARED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED PROJECTIONS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

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Opinion of Noble’s Financial Advisor

Ducera was retained by Noble to act as its financial advisor in connection with the Business Combination. Noble selected Ducera to act as its financial advisor based on Ducera’s qualifications, expertise, reputation and judgment, Ducera’s relationship with Noble arising from Ducera’s financial advisory services provided to the ad hoc group of priority guaranteed noteholders of Noble in Noble’s 2020 Chapter 11 restructuring (the “Noble Restructuring”) and Ducera’s provision of financial advisory services to Noble and its affiliates in connection with Noble’s acquisition of Pacific Drilling Company LLC, and Ducera’s understanding of Noble’s business. At the 9 November 2021 meeting of the Noble Board of Directors, Ducera delivered its oral opinion to the Noble Board, which was subsequently confirmed in writing, to the effect that, as of the date of such opinion, and subject to the assumptions, limitations, qualifications and conditions described in such opinion, the Merger Consideration was fair, from a financial point of view, to the holders of Noble Shares (other than Noble Shares held by Maersk Drilling or its affiliates).

The full text of the written opinion of Ducera, dated as of 9 November 2021 sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications, conditions and limitations on the scope of the review undertaken by Ducera in rendering its opinion. Ducera’s opinion is directed to the Noble Board of Directors and addresses only the fairness, from a financial point of view, of the Merger Consideration to the holders of Noble Shares (other than Noble Shares held by Maersk Drilling or its affiliates). It does not constitute a recommendation to the Noble Board of Directors or to any other persons in respect of the Business Combination, including as to how any holder of Noble Shares should vote or act in respect of the Cayman Merger. The summary of the opinion of Ducera set forth below is qualified in its entirety by reference to the full text of the opinion, which has been provided to the Noble Board of Directors.

In connection with rendering its opinion, Ducera, among other things:

reviewed a draft of the Business Combination Agreement dated as of 8 November 2021;

reviewed certain publicly available financial statements and other business and financial information relating to Noble and Maersk Drilling which Ducera believed to be relevant;

reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to Noble prepared and furnished to Ducera by management of Noble;

reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to Maersk Drilling prepared by Maersk Drilling and furnished to Ducera by management of Noble;

reviewed certain non-public projected financial data relating to Noble prepared and furnished to Ducera by management of Noble;

reviewed certain dayrate curve and utilization assumptions prepared and furnished to Ducera by management of Noble;

reviewed certain non-public projected financial data relating to Maersk Drilling prepared by Noble and furnished to Ducera by management of Noble;

reviewed and discussed the past and current business, operations, current financial condition and financial projections of Noble and Maersk Drilling with management of Noble (including their views on the amounts, timing, risks, achievability and uncertainties of attaining such projections);

reviewed the reported prices and the historical trading activity of the Noble Shares and Maersk Drilling Shares and compared such prices with those of securities of certain publicly traded companies which Ducera believed to be relevant;

compared the financial performance of Noble and Maersk Drilling and their respective stock market trading multiples with those of certain other publicly traded companies which Ducera believed to be relevant;

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reviewed estimates of synergies anticipated by management of Noble to result from the Business Combination; and

performed such other studies, analyses and examinations and considered such other factors which Ducera believed to be appropriate.

In arriving at its opinion, Ducera assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the financial and other information supplied or otherwise made available to, discussed with, or reviewed by Ducera (including information that is available from generally recognized public sources), and Ducera assumes no liability for such information. Ducera further assumed, with Noble’s consent, that all of the information furnished by management of Noble for purposes of Ducera’s analysis was accurate as of the date of its opinion (except to the extent superseded by other information provided prior to the date of its opinion) and did not contain any material omissions or misstatement of material facts. With respect to the projected financial data relating to Noble and Maersk Drilling referred to above, Ducera assumed, with Noble’s consent, that such data had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of Noble as to the future financial performance of Noble and Maersk Drilling. Ducera expressed no view as to any projected financial data relating to Noble or Maersk Drilling, or on the assumptions on which they are based (including in the financial projections set forth in 6.8 “Projections Prepared by Noble’s Management” included elsewhere in this Exemption Document).

For purposes of rendering its opinion, Ducera assumed, in all respects material to its analysis, that the final executed Business Combination Agreement would not differ from the draft Business Combination Agreement reviewed by Ducera, and that all conditions to the consummation of the Business Combination would be satisfied without material waiver, modification or delay. Ducera further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Business Combination would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on Noble, Maersk Drilling, the contemplated benefits expected to be derived in the proposed Business Combination or the consummation of the Business Combination.

Ducera did not make, nor assume any responsibility for making, any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Noble or Maersk Drilling, nor was Ducera furnished with any such valuations or appraisals, nor did Ducera evaluate the solvency or fair value of Noble or Maersk Drilling under any laws relating to bankruptcy, insolvency or similar matters. Ducera’s opinion is necessarily based upon information made available to it as of the date its opinion was rendered and financial, economic, market and other conditions as they existed and could be evaluated on such date. Subsequent developments may affect Ducera’s opinion and the assumptions used in preparing it, and Ducera does not have any obligation to update, revise or reaffirm its opinion.

Ducera was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness of the Merger Consideration, from a financial point of view, to the holders of Noble Shares (other than Noble Shares held by Maersk Drilling or its affiliates), as of the date of its opinion. Ducera was not asked to express, and Ducera did not express, any view on, and Ducera’s opinion did not address, the fairness of the proposed Business Combination to, or any consideration received in connection therewith by, the holders of any other securities (including the Noble Warrants), creditors or other constituencies of Noble, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Noble, or any class of such persons, whether relative to the Merger Consideration or otherwise, nor as to the fairness of any other term of the Agreement. Ducera’s opinion did not address the relative merits of the Business Combination as compared to other business or financial strategies that might be available to Noble, nor did it address the underlying business decision to engage in the Business Combination. Ducera’s opinion did not constitute a recommendation to the Noble Board or to any other persons in respect of the Business Combination, including as to how any holder of Noble Shares should vote or act in respect of the Cayman Merger. Ducera expressed no opinion as to the price at which Noble Shares or Topco Shares will trade at any time. Ducera was

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not asked to pass upon, and expressed no opinion with respect to, any tax or other consequences that may result from the Business Combination. Ducera does not have legal, regulatory, accounting or tax expertise and assumed the accuracy and completeness of assessments by Noble and its advisors with respect to legal, regulatory, accounting and tax matters.

In the ordinary course of business, Ducera and its affiliates provide investment banking and other advisory services to a wide range of entities and individuals, domestically and internationally, from which conflicting interests or duties may arise. In the ordinary course of such activities, Ducera and its affiliates may actively trade or otherwise effect transactions, for its own account and for the accounts of its clients, in debt or equity securities, or related derivative securities, or financial instruments (including bank loans or other obligations) of Noble, Maersk Drilling, Topco or their respective affiliates, and accordingly Ducera may at any time hold a long or short position in such securities or instruments.

The issuance of Ducera’s opinion was approved by the fairness opinion committee of Ducera in accordance with Ducera’s procedures for such opinions.

Under the terms of its engagement letter, Ducera provided the Noble Board of Directors with financial advisory services in connection with the Business Combination, and Noble agreed to pay Ducera (i) an opinion fee of USD 1,000,000, which was paid upon the rendering of Ducera’s opinion letter and (ii) a transaction fee of (x) USD 3,000,000 plus a discretionary fee to be determined at the sole discretion of Noble, calculated in good faith, and no greater than USD 1,000,000, contingent upon the closing of the Business Combination (the “Transaction Fee”) or (y) to the extent that the Business Combination is not completed and Noble is entitled to any payment in connection therewith, a fee equal to 25.0% of the fair market value of such payment less the amount of all fees, expenses or other costs paid or incurred by Noble in connection with the Business Combination (the “Ducera Termination Fee”), provided, however, the Ducera Termination Fee will not exceed the Transaction Fee that would have been payable in connection with the Business Combination had it been completed. Noble has also agreed to reimburse Ducera’s reasonable and documented out-of-pocket expenses, including reasonable and documented expenses of Noble’s external legal counsel, incurred in connection with Ducera’s engagement. In addition, Noble has agreed to indemnify Ducera, its affiliates, their respective members, managers, directors, officers, partners, agents and employees, and any controlling person of Ducera and its affiliates, against certain liabilities and expenses relating to or arising out of Ducera’s engagement.

Prior to its engagement in connection with the proposed Business Combination, Ducera and its affiliates provided financial advisory services to the ad hoc group of priority guaranteed noteholders of Noble in the Noble Restructuring and to Noble and its affiliates. Under the terms of its engagements for such financial advisory services, in the past two years, Ducera received USD 7,580,075 from Noble in connection with such services. During the two-year period prior to the date of the Ducera opinion, no material relationship existed between Ducera and Maersk Drilling or Topco pursuant to which compensation was received by Ducera. Ducera and its affiliates may provide financial or other services to Noble, Maersk Drilling, Topco or their respective affiliates in the future and in connection with any such services Ducera may receive compensation.

The following is a summary of the material financial analyses presented by Ducera to the Noble Board of Directors and that were used in connection with rendering the opinion described above. In accordance with customary investment banking practice, Ducera employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by Ducera. The summary does not purport to be a complete description of the financial analyses performed by Ducera, nor does the order in which the analyses are described represent the relative importance or weight given to the analyses by Ducera. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone and, in order to fully understand Ducera’s financial analyses, the tables must be read together with the full text of each summary. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Ducera’s financial analyses. Except as otherwise

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noted, all quantitative information, to the extent it is based on market data, is based on market data as it existed on or before 9 November 2021, and is not necessarily indicative of current market conditions.

In rendering its opinion, Ducera considered two sets of financial projections for each of Noble and Maersk Drilling, prepared and provided by management of Noble as described above. The first set of financial projections considered by Ducera is referred to as “Case A” and the second set of financial projections considered by Ducera is referred to as “Case B”. Case A and Case B are together referred to as the “Projections”. In addition, for purposes of its opinion, Ducera included the number of shares underlying Penny Warrants in its calculation of per share values for Noble. For more information about the Projections, see the section entitled 6.8 “Projections Prepared by Noble’s Management” in this Exemption Document.

1.1.109	Ducera’s Financial Analysis of Noble

1.1.109.1 Publicly Traded Company Valuation Analysis

Ducera compared certain of Noble’s financial information with comparable publicly available information for companies in the offshore drilling industry with operations and businesses that, for purposes of Ducera’s analysis, may be considered similar to Noble’s, based on business sector participation, financial and other metrics and operating characteristics and products (the “Noble Selected Companies”), specifically:

Maersk Drilling

Diamond Offshore Drilling, Inc.

Valaris Limited

Transocean Ltd.

Based on publicly available information, Ducera calculated the enterprise value for each of the Noble Selected Companies, defined as the sum of its market capitalization plus its net debt as of 30 September 2021. In order to calculate a range of implied values per rig, Ducera did the following with respect to each of the Noble Selected Companies:

Reviewed the number of rigs owned by the Noble Selected Company as of 30 September 2021, and the categorization into separate groups in order to estimate and determine the number of 7G equivalent units, each determined based upon DNB Markets estimates.

Estimated the Noble Selected Company’s net present value of the premium or discount associated with remaining firm contract backlog as of 30 September 2021. This was done by calculating the difference between (a) the estimated EBITDA a rig would generate under a given contract and (b) the estimated EBITDA such rig would generate without such contract, based on estimated spot dayrate and utilization assumptions. Spot dayrate and utilization assumptions were based on DNB Markets estimates.

Deducted an estimated value of the Noble Selected Company’s remaining firm contract backlog (as per the methodology described in (2) above) from the Noble Selected Company’s net debt as of 30 September 2021 based on publicly available information.

Calculated the Noble Selected Company’s equity market capitalization, based on its share price and number of shares outstanding (including Penny Warrants, but prior to dilution from Tranche 1, 2, and 3 warrants, which are separately accounted for as noted below).

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Divided the sum of (3) and (4) by the number of 7G equivalent units owned by the Noble Selected Company to calculate the implied value per 7G equivalent unit on a backlog adjusted basis (“Implied TEV/Unit”).

Noble and Noble Selected Companies	Implied TEV/Unit (in millions)
Maersk Drilling	$112
Noble	$141
Diamond Offshore Drilling, Inc.	$119
Valaris Limited	$102
Transocean Ltd.	$160

Based on the foregoing, Ducera, in its professional judgment, selected a range of USD 102 million to USD 160 million Implied TEV/Unit and applied this range to Noble’s 7G equivalent rigs. Ducera then (i) added the estimated value of Noble’s remaining value of firm contract backlog as of 30 September 2021 of USD 230 million (as per the methodology described in (2) above) and the sale proceeds received from Noble’s recent transaction with ADES International Holding of USD 279 million (including adjustments for fees as provided by Noble), and (ii) subtracted Noble’s net debt as of 30 September 2021 of USD 294 million and dilution from warrants (utilizing values implied by the Black Scholes model). This analysis implied a common equity value ranging from USD 1.465 to USD 2.120 billion and a value per share ranging from USD 21.98 to USD 31.82.

No company utilized in the comparable company valuation analysis is identical to Noble. In evaluating peer companies for purposes of this analysis, Ducera made judgments and assumptions with regard to industry performance, fleet composition, general business, economic, market and financial conditions and other matters, many of which are beyond Noble’s and Ducera’s control, such as the impact of competition on Noble’s businesses and the industry generally, industry growth and the absence of any adverse material change in Noble’s financial condition and prospects or the industry, or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

1.1.109.2 Useful Life Discounted Cash Flow Analysis

Ducera calculated a range of common equity values and values per share for Noble based on a discounted cash flow analysis to value Noble as a standalone entity. Ducera utilized Case A and Case B financial projections, in each case as prepared and provided by management of Noble as more fully described in the section entitled 6.8 “Projections Prepared by Noble’s Management.” In the “useful life” discounted cash flow analysis, Ducera performed a discounted cash flow analysis based on the unlevered free cash flows generated by Noble’s fleet of rigs through the estimated end of their useful lives as estimated by the management of Noble.

For purposes of its useful life discounted cash flow analysis, and at the direction of Noble management, Ducera defined unlevered free cash flow as adjusted non-GAAP earnings before interest, taxes, depreciation and amortization, less capital expenditures, cash taxes and any changes in net working capital plus proceeds from the sale of assets (including Noble’s recent transaction with ADES International Holding). Utilizing the Projections, Ducera calculated the net present value of projected unlevered free cash flows generated by Noble’s fleet of rigs from 1 October 2021 through the end of their useful lives as estimated by the management of Noble. These values were then discounted to present values as of 30 September 2021 at discount rates ranging from 9.5% to 11.5%, which discount rates were selected by Ducera in its professional judgment based upon an analysis of Noble’s estimated weighted average cost of capital of 10.3%. This analysis implied an enterprise value ranging from USD 2.305 to USD 2.615 billion for Case A and an enterprise value ranging from USD 2.347 to USD 2.666 billion for Case B. Ducera then deducted (i) net debt as of 30 September 2021 of USD 294 million and (ii) dilution from warrants (utilizing values implied by the Black Scholes model). Collectively, this analysis implied a common equity value ranging from USD 1.783 to USD 2.034 billion and a value per share ranging from USD 26.76 to USD 30.52 for Case A and a common equity value ranging from USD 1.818 to USD 2.075 billion and a value per share ranging from USD 27.28 to USD 31.14 for Case B.

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1.1.109.3 5-Year Discounted Cash Flow Analysis

Ducera also calculated a range of common equity values and values per share for Noble based on a discounted cash flow analysis to value Noble as a consolidated standalone entity. Ducera utilized Case A and Case B financial projections, in each case as prepared and provided by management of Noble as more fully described in the section entitled 6.8 “Projections Prepared by Noble’s Management”.

For purposes of its 5-year discounted cash flow analysis, and at the direction of Noble management, Ducera defined unlevered free cash flow as adjusted non-GAAP earnings before interest, taxes, depreciation and amortization, less capital expenditures, cash taxes, and any changes in net working capital plus proceeds from the sale of assets (including Noble’s recent transaction with ADES International Holding).

Utilizing the Projections, Ducera calculated the net present value of projected unlevered free cash flows for the fourth quarter of Noble’s fiscal year 2021 through Noble’s fiscal year 2026 and calculated terminal values based on an exit adjusted EBITDA multiple ranging from 5.0x to 7.0x, which were selected by Ducera in its professional judgment. These values were then discounted to present values as of 30 September 2021 at discount rates ranging from 9.5% to 11.5%, which discount rates were selected by Ducera in its professional judgment based upon an analysis of Noble’s estimated weighted average cost of capital of 10.3%. This analysis implied an enterprise value ranging from USD 2.484 to USD 3.229 billion for Case A and an enterprise value ranging from USD 2.516 to USD 3.275 billion for Case B. Ducera then deducted (i) Noble’s net debt as of 30 September 2021 of USD 294 million and (ii) dilution from warrants (utilizing values implied by the Black Scholes model). Collectively, this analysis implied a common equity value ranging from USD 1.928 to USD 2.522 billion and a value per share ranging from USD 28.93 to USD 37.85 for Case A and a common equity value ranging from USD 1.954 to USD 2.558 billion and a value per share ranging from USD 29.33 to USD 38.39 for Case B.

1.1.110	Ducera’s Financial Analysis of Maersk Drilling

1.1.110.1 Publicly Traded Company Valuation Analysis

Ducera compared certain of Maersk Drilling’s financial information with comparable publicly available information for companies in the offshore drilling industry with operations and businesses that, for purposes of Ducera’s analysis, may be considered similar to Maersk Drilling’s, based on business sector participation, financial and other metrics and operating characteristics and products (the “Maersk Drilling Selected Companies”), specifically:

Noble

Diamond Offshore Drilling, Inc.

Valaris Limited

Transocean Ltd.

Based on publicly available information, Ducera calculated the enterprise value for each of the Maersk Drilling Selected Companies, defined as the sum of its market capitalization plus its net debt as of 30 September 2021. In order to calculate a range of implied values per rig, Ducera did the following with respect to each of the Maersk Drilling Selected Companies:

(1)

Reviewed the number of rigs owned by the Maersk Drilling Selected Company as of 30 September 2021, and the categorization into separate groups in order to estimate and determine the number of 7G equivalent units, each determined based upon DNB Markets estimates.

Estimated the Maersk Drilling Selected Company’s net present value of the premium or discount associated with remaining firm contract backlog as of 30 September 2021. This was done by calculating the difference between (a) the estimated EBITDA a rig would generate under a given contract and (b) the estimated EBITDA such rig would generate without such contract, based on estimated spot dayrate and utilization assumptions. Spot dayrate and utilization assumptions were based on DNB Markets estimates.

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Deducted an estimated value of the Maersk Drilling Selected Company’s remaining firm contract backlog (as per the methodology described in (2) above) from the Maersk Drilling Selected Company’s net debt as of September 30, 2021 based on publicly available information.

Calculated the Maersk Drilling Selected Company’s equity market capitalization, based on its share price and number of shares outstanding.

Divided the sum of (3) and (4) by the number of 7G equivalent units owned by the Maersk Drilling Selected Company Implied TEV/Unit.

Maersk Drilling and Maersk Drilling Selected Companies	Implied TEV/Unit (in millions)
Maersk Drilling	$112
Noble	$141
Diamond Offshore Drilling, Inc.	$119
Valaris Limited	$102
Transocean Ltd.	$160

Based on the foregoing, Ducera, in its professional judgment, selected a range of USD 102 million to USD 160 million Implied TEV/Unit and applied this range to Maersk Drilling’s 7G equivalent rigs. Ducera then (i) added the estimated value of Maersk Drilling’s remaining value of firm contract backlog as of 30 September 2021 of USD 157 million (as per the methodology described in (2) above) and the sale proceeds received from Maersk Drilling’s recent transaction with Havila Sirius of USD 343 million, and (ii) subtracted Maersk Drilling’s net debt as of 30 September 2021 of USD 962 million (including lease liabilities). This analysis implied a common equity value ranging from USD 1.351 to USD 2.388 billion and a value per share ranging from USD 32.71 to USD 57.83.

No company utilized in the comparable company valuation analysis is identical to Maersk Drilling. In evaluating peer companies for purposes of this analysis, Ducera made judgments and assumptions with regard to industry performance, fleet composition, general business, economic, market and financial conditions and other matters, many of which are beyond Maersk Drilling’s and Ducera’s control, such as the impact of competition on Maersk Drilling’s businesses and the industry generally, industry growth and the absence of any adverse material change in Maersk Drilling’s financial condition and prospects or the industry, or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

1.1.110.2 Useful Life Discounted Cash Flow Analysis

Ducera calculated a range of common equity values and values per share for Maersk Drilling based on a discounted cash flow analysis to value Maersk Drilling as a standalone entity. Ducera utilized Case A and Case B financial projections, in each case as prepared and provided by management of Noble as more fully described in the section entitled 6.8 “Projections Prepared by Noble’s Management.” In the “useful life” discounted cash flow analysis, Ducera performed a discounted cash flow analysis based on the unlevered free cash flows generated by Maersk Drilling’s fleet of rigs through the estimated end of their useful lives as estimated by the management of Noble.

For purposes of its useful life discounted cash flow analysis, and at the direction of Noble management, Ducera defined unlevered free cash flow as adjusted non-GAAP earnings before interest, taxes, depreciation and amortization, less capital expenditures, cash taxes and any changes in net working capital plus cost of innovation investments and proceeds from the sale of assets (including sale proceeds from Maersk Drilling’s recent transaction with Havila Sirius). Utilizing the Projections, Ducera calculated the net present value of projected unlevered free cash flows generated by Maersk Drilling’s fleet of rigs from 1 October 2021 through the end of their useful lives as estimated by the management of Noble. These values were then discounted to present values as of 30 September 2021 at discount rates ranging from 9.5% to 11.5%, which discount rates were selected by

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Ducera in its professional judgment based upon an analysis of Maersk Drilling’s estimated weighted average cost of capital of 10.4%. This analysis implied an enterprise value ranging from USD 2.456 to USD 2.811 billion for Case A and an enterprise value ranging from USD 2.794 to USD 3.214 billion for Case B. Ducera then deducted net debt as of 30 September 2021 of USD 962 million (including lease liabilities). Collectively, this analysis implied a common equity value ranging from USD 1.494 to USD 1.849 billion and a value per share ranging from USD 36.19 to USD 44.77 for Case A and a common equity value ranging from USD 1.832 to USD 2.252 billion and a value per share ranging from USD 44.36 to USD 54.54 for Case B.

1.1.110.3 5-Year Discounted Cash Flow Analysis

Ducera also calculated a range of equity values and values per share for Maersk Drilling based on a discounted cash flow analysis to value Maersk Drilling as a consolidated standalone entity. Ducera utilized Case A and Case B financial projections, in each case as prepared and provided by management of Noble as more fully described in the section entitled 6.8 “Projections Prepared by Noble’s Management.”

For purposes of its 5-year discounted cash flow analysis, and at the direction of Noble management, Ducera defined unlevered free cash flow as adjusted non-GAAP earnings before interest, taxes, depreciation and amortization, less capital expenditures, cash taxes, and any changes in net working capital plus cost of innovation investments and proceeds from the sale of assets (including sale proceeds from Maersk Drilling’s recent transaction with Havila Sirius). Utilizing the Projections, Ducera calculated the net present value of projected unlevered free cash flows for the fourth quarter of Maersk Drilling’s fiscal year 2021 through Maersk Drilling’s fiscal year 2026 and calculated terminal values based on an exit adjusted EBITDA multiple ranging from 5.0x to 7.0x, which were selected by Ducera in its professional judgment. These values were then discounted to present values as of 30 September 2021 at discount rates ranging from 9.5% to 11.5%, which discount rates were selected by Ducera in its professional judgment based upon an analysis of Maersk Drilling’s estimated weighted average cost of capital of 10.4%. This analysis implied an enterprise value ranging from USD 2.612 to USD 3.471 billion for Case A and an enterprise value ranging from USD 2.884 billion to USD 3.847 billion for Case B. Ducera then deducted Maersk Drilling’s net debt as of 30 September 2021 of USD 962 million (including lease liabilities). Collectively, this analysis implied an equity value ranging from USD 1.650 to USD 2.508 billion and a value per share ranging from USD 39.96 to USD 60.75 for Case A and an equity value ranging from USD 1.922 to USD 2.884 billion and a value per share ranging from USD 46.55 to USD 69.86 for Case B.

1.1.111	Ducera’s Relative Contribution Analysis

Ducera then analyzed the respective implied equity values that each of Noble and Maersk Drilling contribute to the combined company based on the comparable company valuation, useful life discounted cash flow and 5-year discounted cash flow analyses in comparison to the implied equity split in the Business Combination of 50% to holders of Noble Shares and 50% to holders of Maersk Drilling Shares, assuming no cash election by holders of Maersk Drilling Shares. The relative comparable company valuation analysis utilized Noble’s and Maersk Drilling’s ranges of implied common equity value and implied equity value, respectively. The relative useful life discounted cash flow analysis utilized Noble’s and Maersk Drilling’s ranges of implied common equity value for each of Case A and Case B. The relative 5-year discounted cash flow analysis utilized Noble’s and Maersk Drilling’s ranges of implied common equity value and implied equity value, respectively, for each of Case A and Case B.

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This analysis implied the following percentage contributions of Noble and Maersk Drilling:

Relative Contributions		Noble	Maersk Drilling
Comparable Company Valuation		47.0%-52.0%	48.0%-53.0%
Useful Life Discounted Cash Flow	Case A	52.4%-54.4%	45.6%-47.6%
Useful Life Discounted Cash Flow	Case B	48.0%-49.8%	50.2%-52.0%
5-Year Discounted Cash Flow	Case A	50.1%-53.9%	46.1%-49.9%
5-Year Discounted Cash Flow	Case B	47.0%-50.4%	49.6%-53.0%

1.1.112	General

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Ducera. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Ducera believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of the analyses as a whole, could create an incomplete view of the processes underlying the analyses and the opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of Ducera with respect to Noble’s or Maersk Drilling’s actual value. In arriving at its opinion, Ducera reviewed various financial and operational metrics and forecasts for Noble and Maersk Drilling, which were made available to Ducera by or on behalf of Noble. In arriving at its opinion, Ducera did not attribute any particular weight to any analyses or factors, except as noted above, and did not form an opinion as to whether any individual analysis or factor, considered in isolation, supported or failed to support its opinion. Rather, Ducera considered the totality of the factors and analyses performed. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by Ducera are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, Ducera’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses could actually be bought or sold. None of the selected companies reviewed are identical to Noble or Maersk Drilling. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for the purposes of Ducera’s analysis, may be considered similar to Noble’s or Maersk Drilling’s operations and business. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Noble and Maersk Drilling.

The terms of the Business Combination, including the Merger Consideration, were determined through arm’s length negotiations between Noble and Maersk Drilling and were approved by the Noble Board of Directors. Although Ducera provided advice to the Noble Board of Directors during the course of these negotiations, the decision to enter into the Business Combination Agreement was solely that of the Noble Board of Directors. Ducera did not recommend any specific consideration to Noble or that any specific amount or type of consideration constituted the only appropriate consideration for the Business Combination. As described in the section above entitled 6.6 “The Noble Board of Directors’ Reasons for the Business Combination” the opinion of Ducera and its presentation to the Noble Board of Directors were among a number of factors taken into consideration by the Noble Board of Directors in making its determination to approve the Business Combination Agreement and the Business Combination.

Opinion of Maersk Drilling’s Financial Advisor

Pursuant to an engagement letter, Maersk Drilling retained J.P. Morgan as its financial advisor in connection with the proposed Business Combination.

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At the meeting of the Maersk Drilling Board of Directors on 9 November 2021, J.P. Morgan rendered its oral opinion to the Maersk Drilling Board of Directors that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the consideration to be paid to the holders of Maersk Drilling Shares in the proposed Business Combination was fair, from a financial point of view, to such holders. J.P. Morgan confirmed its 9 November 2021 oral opinion by delivering its written opinion, dated as of 10 November 2021 to the Maersk Drilling Board of Directors that, as of such date, the consideration to be paid to the holders of Maersk Drilling Shares in the proposed Business Combination was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan, dated as of 10 November 2021 sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion and the summary of the opinion of J.P. Morgan set forth in this Exemption Document is qualified in its entirety by reference to the full text of such opinion. J.P. Morgan’s opinion was addressed to the Maersk Drilling Board of Directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Business Combination, was directed only to the consideration to be paid to the holders of Maersk Drilling Shares in the proposed Business Combination and did not address any other aspect of the proposed Business Combination. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid to the holders of the Maersk Drilling Shares in connection with the proposed Business Combination to the holders of any other class of securities, creditors or other constituencies of Maersk Drilling or as to the underlying decision by Maersk Drilling to engage in the proposed Business Combination. The issuance of J.P. Morgan’s opinion was approved by a valuation committee of J.P. Morgan. The opinion does not constitute a recommendation to any shareholder of Maersk Drilling as to whether such shareholder should tender its Maersk Drilling Shares in the Exchange Offer or how such shareholder should vote with respect to the proposed Business Combination or any other matter, including, without limitation, whether such shareholder should elect to receive the Exchange Offer offer consideration in the form of cash or Topco Shares, or make no election in the Business Combination.

In arriving at its opinion, J.P. Morgan, among other things:

reviewed the Business Combination Agreement;

reviewed certain publicly available business and financial information concerning Maersk Drilling, Noble and the industries in which they operate and certain other companies engaged in businesses comparable to them;

compared the financial and operating performance of Maersk Drilling and Noble with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of each of the Maersk Drilling Shares and the Noble Shares and certain publicly traded securities of such other companies;

reviewed certain internal, unaudited financial analyses, projections, assumptions and forecasts prepared by the management of Maersk Drilling relating to Maersk Drilling’s business and Noble’s business, as well as the estimated amount and timing of the cost savings and related expenses and cost synergies expected to result from the proposed Business Combination (the “Synergies”); and

performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of Maersk Drilling and Noble with respect to certain aspects of the proposed Business Combination, and the past and current business operations of Maersk Drilling and Noble, the financial condition and future prospects and operations of Maersk Drilling, Noble and Topco, the effects of the proposed Business Combination on the financial condition and future prospects of Maersk Drilling, Noble and Topco, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

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In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Maersk Drilling or Noble or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan’s engagement letter with Maersk Drilling, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Maersk Drilling, Noble or Topco under any laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses, projections, assumptions and forecasts provided to J.P. Morgan or derived therefrom, including the Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by Maersk Drilling’s management as to the expected future results of operations and financial condition of Maersk Drilling and Noble to which such analyses, projections, assumptions or forecasts relate. J.P. Morgan expressed no view as to such analyses, projections or forecasts (including the Synergies) or the assumptions on which they were based and Maersk Drilling confirmed that J.P. Morgan may rely upon such analyses, projections, assumptions and forecasts (including the Synergies) in the delivery of J.P. Morgan’s opinion. J.P. Morgan assumed for the purpose of rendering its opinion that each holder of Maersk Drilling Shares will elect to receive the consideration solely in the form of Topco Shares. J.P. Morgan also assumed that the Business Combination and the other transactions contemplated by the Business Combination Agreement will be consummated as described in the Business Combination Agreement. J.P. Morgan also assumed that the representations and warranties made by Maersk Drilling, Noble, Topco and Merger Sub in the Business Combination Agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Maersk Drilling with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed Business Combination will be obtained without any adverse effect on Maersk Drilling, Noble or Topco on the contemplated benefits of the Business Combination. In giving its opinion, J.P. Morgan relied on Maersk Drilling’s commercial assessments of the Business Combination. The decision as to whether or not Maersk Drilling enters into the Business Combination (and the terms on which it does so) is one that can only be taken by Maersk Drilling.

The projections furnished to J.P. Morgan for Maersk Drilling (as used in this section, the “Maersk Drilling management forecasts”) and for Noble (as used in this section, the “Maersk Drilling forecasts for Noble”) were each prepared by Maersk Drilling’s management, as discussed more fully under 6.9 “Projections Prepared by Maersk Drilling’s Management”. Maersk Drilling does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the proposed Business Combination, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Maersk Drilling’s management or Noble’s management, as applicable, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections and other forward-looking statements, please refer to the sections entitled 2.6 “Cautionary Note Regarding Forward-Looking Statements” and 6.9 “Projections Prepared by Maersk Drilling’s Management”.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of the Maersk Drilling Shares in the proposed Business Combination, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to be paid in connection with the proposed Business Combination to the holders of any other class of securities, creditors or other constituencies of Maersk Drilling or as to the underlying decision by Maersk Drilling to engage in the proposed Business Combination. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the proposed Business

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Combination, or any class of such persons relative to the consideration to be paid to Maersk Drilling’s shareholders in the proposed Business Combination or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which the Maersk Drilling Shares, the Topco Shares or the Noble Shares will trade at any future time. As a result, other factors after the date of J.P. Morgan’s opinion may affect the value of the business of Maersk Drilling after consummation of the Business Combination, including but not limited to (i) the total or partial disposition of the share capital of Maersk Drilling by shareholders of Maersk Drilling within a short period of time after the effective date of the Business Combination, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (iii) adverse changes in the current capital markets, (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of Maersk Drilling, (v) any necessary actions by or restrictions of governmental agencies or regulatory authorities and (vi) timely execution of all necessary agreements to complete the Business Combination on terms and conditions that are acceptable to all parties at interest. No opinion is expressed as to whether any alternative transaction might be more beneficial to Maersk Drilling.

The terms of the Business Combination Agreement, including the consideration to be paid to the holders of the Maersk Drilling Shares, were determined through arm’s length negotiations between Maersk Drilling and Noble, and the decision to enter into the Business Combination Agreement was solely that of the Maersk Drilling Board of Directors. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Maersk Drilling Board of Directors in its evaluation of the proposed Business Combination and should not be viewed as determinative of the views of the Maersk Drilling Board of Directors or Maersk Drilling’s management with respect to the proposed Business Combination or the consideration to be paid to the holders of the Maersk Drilling Shares.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the Maersk Drilling Board of Directors on 9 November 2021, which was confirmed by delivery of a written opinion, dated 10 November 2021, and in the financial analysis presented to the Maersk Drilling Board of Directors on 9 November 2021 in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the Maersk Drilling Board of Directors and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Discounted Cash Flow Analysis: J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied equity value for both the Maersk Drilling Shares and the Noble Shares. J.P. Morgan calculated the unlevered free cash flows that Maersk Drilling and Noble are expected to generate during fiscal years 2021E through the end of the estimated useful lives of Maersk Drilling’s fleet of rigs and Noble’s fleet of rigs (as set forth in the Maersk Drilling management forecasts and the Maersk Drilling forecasts for Noble, which were discussed with, and approved by, the Maersk Drilling Board of Directors for use by J.P. Morgan in connection with its financial analyses). J.P. Morgan then discounted the unlevered free cash flow estimates to present value as of 30 June 2021 using discount rates ranging from 9.1% to 11.1% for Maersk Drilling and ranging from 9.0% to 11.0% for Noble, which ranges were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Maersk Drilling and Noble, respectively. For each of Maersk Drilling and Noble, the present value of the unlevered free cash flow estimates were then adjusted by subtracting net debt and other adjustments for each company as of 30 June 2021.

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Based on the foregoing, this analysis indicated the following ranges of implied equity value for the Maersk Drilling Shares and the Noble Shares:

Implied Equity Value
	Low	High
Maersk Drilling Discount Rate Sensitivity Noble Discount Rate Sensitivity	USD 1,596 million USD 1,558 million	USD 1,962 million USD 1,856 million

The range of implied equity values for the Maersk Drilling Shares were compared to (i) Maersk Drilling’s market capitalization, based on the closing share price of the Maersk Drilling Shares of USD 38.50 on 22 October 2021, of USD 1,591 million and (ii) the implied aggregate consideration for the Maersk Drilling Shares of USD 1,770 million. The range of implied equity values for the Noble Shares were compared to Noble’s market capitalization, based on the closing share price of the Noble Shares of USD 26.60 on 22 October 2021, of USD 1,770 million.

J.P. Morgan also calculated a range of unlevered free cash flows for each of Maersk Drilling and Noble by applying a range of EBITDA margins for each of Maersk Drilling and Noble from 2026E through the end of the estimated useful lives of Maersk Drilling’s fleet of rigs and Noble’s fleet of rigs (as used in this section, “LT EBITDA Margins”) ranging from 37.5% to 42.5% (compared to LT EBITDA Margins of 40.0% in each of the Maersk Drilling management forecasts and the Maersk Drilling forecasts for Noble), in the case of both Maersk Drilling and Noble, based on guidance provided by Maersk Drilling’s management, to the revenues that Maersk Drilling and Noble are expected to generate during fiscal years 2026E through the end of the estimated useful lives of Maersk Drilling’s fleet of rigs and Noble’s fleet of rigs (as set forth in the Maersk Drilling management forecasts and the Maersk Drilling forecasts for Noble). J.P. Morgan then discounted the unlevered free cash flow estimates to present value as of 30 June 2021 using a discount rate of 10.1% for Maersk Drilling, the midpoint of the discount rates ranging from 9.1% to 11.1% for Maersk Drilling, and a discount rate of 10.0% for Noble, the midpoint of the discount rates ranging for 9.0% to 11.0% for Noble. The discount rate ranges for Maersk Drilling and Noble were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Maersk Drilling and Noble, respectively. For each of Maersk Drilling and Noble, the present value of the unlevered free cash flow estimates were then adjusted by subtracting net debt and other adjustments for each company as of 30 June 2021.

Based on the foregoing, this analysis indicated the following ranges of implied equity value for the Maersk Drilling Shares and the Noble Shares:

Implied Equity Value
	Low	High
Maersk Drilling LT EBITDA Margin Sensitivity	USD 1,523 million	USD 2,038 million
Noble LT EBITDA Margin Sensitivity	USD 1,486 million	USD 1,931 million

The range of implied equity values for the Maersk Drilling Shares were compared to (i) Maersk Drilling’s market capitalization, based on the closing share price of the Maersk Drilling Shares of USD 38.50 on 22 October 2021, of USD 1,591 million and (ii) the implied aggregate consideration for the Maersk Drilling Shares of USD 1,770 million. The range of implied equity values for the Noble Shares were compared to Noble’s market capitalization, based on the closing share price of the Noble Shares of USD 26.60 on 22 October 2021, of USD 1,770 million.

Implied Relative Value Analysis: J.P. Morgan compared the results for Maersk Drilling to the results for Noble with respect to the discounted cash flow analyses described above. J.P. Morgan compared the lowest equity value per share for Maersk Drilling to the highest equity value per share for Noble for each sensitivity described above to derive the lowest exchange ratio implied by each pair of results. J.P. Morgan also compared

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the highest equity value per share for Maersk Drilling to the lowest equity value per share for Noble for each sensitivity described above to derive the highest exchange ratio implied by each pair of results. The ranges of implied exchange ratios resulting from this analysis were:

Implied Exchange Ratios
	Low	High
Discount Rate Sensitivity LT EBITDA Margin Sensitivity	1.39x 1.27x	2.03x 2.21x

The ranges of implied exchange ratios resulting from the foregoing analysis were compared to (i) the implied exchange ratio of 1.45x based on the closing share price of the Maersk Drilling Shares of USD 38.50 on 22 October 2021 and the closing share price of the Noble Shares of USD 26.60 on 22 October 2021 and (ii) the exchange ratio of 1.6137x, as contemplated in the Business Combination Agreement.

Discounted Cash Flow-Based Value Creation Analysis. J.P. Morgan conducted an analysis of the theoretical value creation to the existing holders of Maersk Drilling Shares that compared the estimated implied equity value of Maersk Drilling Shares on a standalone basis, based on the midpoint values of the discount rate sensitivity range of implied equity value determined in J.P. Morgan’s discounted cash flow analysis described above, to the estimated implied equity value of former Maersk Drilling shareholders’ ownership in the combined company, pro forma for the proposed Business Combination.

J.P. Morgan calculated the pro forma implied equity value of Maersk Drilling Shares by (1) adding the sum of (a) the implied equity value of Maersk Drilling on a stand-alone basis of approximately USD 1,800 million, using the midpoint value of the discount rate sensitivity range of implied equity values determined in J.P. Morgan’s discounted cash flow analysis of Maersk Drilling described above, (b) the implied equity value of Noble on a stand-alone basis of approximately USD 1,700 million, using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis of Noble described above and (c) the estimated value of the Synergies, as reflected in estimates Maersk Drilling’s management provided to J.P. Morgan for use in connection with its analysis, in the aggregate amount of approximately USD 500 million, (2) subtracting the potential dilution from warrants and shares issued pursuant to management incentive plans, in the amount of approximately USD 200 million and (3) multiplying such result by the pro forma equity ownership of the combined company by the existing holders of Maersk Drilling Shares of 50%. This analysis indicated that the proposed Business Combination implied pro forma equity value for such holders of approximately USD 1,900 million, which represents accretion in value of approximately USD 100 million, or 6.4%, compared to the standalone equity value of Maersk Drilling Shares. There can be no assurance, however, that the Synergies, potential dilutions and other impacts referred to above will not be substantially greater or less than those estimated by Maersk Drilling’s management and described above.

Miscellaneous: The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of either Maersk Drilling or Noble. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

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Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary are identical to Maersk Drilling or Noble, as applicable. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Maersk Drilling or Noble, as applicable. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Maersk Drilling and Noble, as applicable.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Maersk Drilling with respect to the proposed Business Combination and deliver an opinion to the Maersk Drilling Board of Directors with respect to the proposed Business Combination on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Maersk Drilling, Noble and the industries in which they operate.

For financial advisory services rendered in connection with the Business Combination, Maersk Drilling has agreed to pay J.P. Morgan an estimated fee of up to EUR 12.5 million, which is contingent and payable upon the consummation of the proposed Business Combination. In addition, Maersk Drilling has agreed to reimburse J.P. Morgan for certain of its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.

During the two years preceding the date of its opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with each of Maersk Drilling and Noble, for which J.P. Morgan and such affiliates have received customary compensation.

Such services during such period have included acting as lead arranger and administrative agent to Noble in connection with a financing facility in August 2020. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 2% of the outstanding Maersk Drilling Shares and approximately 0% of the outstanding Noble Shares. During the two years preceding the delivery of J.P. Morgan’s opinion, the aggregate fees received by J.P. Morgan and its affiliates from Maersk Drilling were approximately USD 0.1 million and the aggregate fees received by J.P. Morgan and its affiliates from Noble were approximately USD 8.6 million. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Maersk Drilling or Noble for their own accounts or for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities or other financial instruments.

Interests of Noble’s Directors and Executive Officers and Noble Shareholders in the Business Combination

In considering the recommendation of the Noble Board of Directors to vote in favour of the Business Combination, Noble Shareholders should be aware that aside from their interests as shareholders, Noble’s current officers and directors have interests in the Business Combination that are different from, or in addition to, those of other Noble Shareholders generally. The Noble Board of Directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to Noble Shareholders that they approve the proposal to approve the adoption of the Business Combination Agreement and the Business Combination (the “Business Combination Proposal”). Noble Shareholders should take these interests into account in deciding whether to approve the Business Combination Proposal. These

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interests include the potential severance payments and benefits in connection with certain terminations of employment following the Business Combination to certain of Noble’s executive officers and the fact that Robert W. Eifler will serve as the President and Chief Executive Officer of Topco, Richard B. Barker, William E. Turcotte, Joey M. Kawaja and Blake A. Denton will serve as executive officers of Topco and Charles M. (Chuck) Sledge, the current Chairman of the Noble Board of Directors, will become chairman of the Topco Board of Directors, Alan J. Hirshberg and Ann D. Pickard, each a director on the Noble Board of Directors, will be designated to the Topco Board of Directors by Noble upon Closing and the fact that Noble RSU Awards (as defined herein) held by Noble non-employee directors will vest as a result of the Business Combination.

Other than as described in the section 7.2.3 “Relationship Agreement”, Topco is not aware of any material conflicts of interests related to the Business Combination with Noble Shareholders.

The following discussion sets forth certain of these interests in the Business Combination of each executive officer or non-employee director of Noble.

1.1.113	Treatment of Noble Outstanding Equity Awards for Noble’s Directors and Executive Officers

Each of the Noble Executive Officers and the members of the Noble Board of Directors hold unvested restricted stock unit awards (the “Noble RSU Awards”) under Noble’s equity compensation plans. At the time when the Cayman Merger becomes effective (the “Merger Effective Time”), each Noble RSU Award that is outstanding will cease to represent a right to acquire Noble Shares (or value equivalent to Noble Shares) and will be exchanged for restricted share units representing the right to acquire, on the same terms and conditions as were applicable under the Noble RSU Award (including any vesting conditions), that number of Topco Shares equal to the number of Noble Shares subject to such Noble RSU Awards immediately prior to the Merger Effective Time. None of the Noble RSU Awards held by the Noble Executive Officers will vest solely as a result of the Business Combination. Following the Merger Effective Time, the exchanged Noble RSU Awards will be subject to the same terms and conditions (including time-based and termination related vesting conditions) that were applicable to such Noble RSU Awards under the Noble stock plan and award agreement immediately prior to the Merger Effective Time except as set forth in the following paragraph.

For Noble’s executive officers, exchanged Noble RSU Awards that are subject to performance-based vesting conditions will remain subject to such performance vesting conditions following the Business Combination. However, if the officer’s employment is terminated by Noble without “cause” or by the executive with “good reason” (as such terms are defined in the executives’ employment agreements and further described below under 6.12.3 “Employment Agreements for Noble’s Directors and Executive Officers”) upon or within 12 months following the Business Combination, the Noble RSU Awards will vest based on (i) for any performance period that has lapsed or performance metric that has been determined, the actual level of performance achieved (or in the case of Mr. Eifler, the greater of actual performance and target performance) and (ii) for all other performance periods or metrics, the target level of performance. The termination provisions associated with exchanged Noble RSU Awards held by Noble’s executive officers that are subject only to time-based vesting conditions are not affected by the Business Combination, but, based on provisions that apply on termination regardless of whether or not the Business Combination occurs, will become fully vested upon a termination of the officer’s employment at any time (i) by reason of the officer’s death, disability or “retirement” (defined as any termination other than due to death, disability or by Noble for “cause” after the executive has attained age 55 and the sum of the executive’s age and years of service with Noble or a predecessor exceeds 65), (ii) by Noble without “cause” or (iii) by the executive officer with “good reason” (as such terms are defined in the executives’ employment agreement and further described below under 6.12.3 “Employment Agreements for Noble’s Directors and Executive Officers”).

Noble RSU Awards held by Noble’s non-employee directors will become vested in full as of the Merger Effective Time (to the extent not already vested at such time in accordance with the award’s original vesting schedule).

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1.1.114	Outstanding Equity Awards for Noble’s Directors and Executive Officers

The following table sets forth the number of Noble RSU Awards held by Noble’s executive officers as of 28 July 2022 (the most recent practicable date prior to the date of this Exemption Document). The Noble RSU Awards will continue to be subject to the same vesting and forfeiture conditions following the Business Combination and, as such, absent a qualifying termination of employment (as described above), the executive officers’ receipt of the estimated value associated with the unvested RSUs is subject to their continued employment through the applicable vesting period and, for performance-based Noble RSU Awards, the attainment of specified performance metrics.

Name	Unvested RSUs(1) (#)	Estimated Value(2) (USD )
Robert W. Eifler	1,297,964	$34,136,453
Richard B. Barker	364,532	$9,587,192
William E. Turcotte	280,424	$7,375,151
Blake A. Denton	175,939	$4,627,196
Joey M. Kawaja	175,939	$4,627,196

(1)	For performance-based Noble RSU Awards, represents the target number of restricted stock units subject to the Noble RSU Award.
(2)

For this purpose, as required by Item 402(t) of Regulation S-K, the value of a Noble Share is assumed to be USD 26.30, which is the average of the closing price of Noble’s ordinary shares over the first five trading days following the announcement of the Business Combination.

The following table sets forth the number of RSUs held by Noble’s non-employee directors as of 28 July 2022 (the most recent practicable date prior to the date of this Exemption Document):

Name	Unvested RSUs (#)	Estimated Value(1) (USD )
Patrick J. Bartels, Jr.	27,942	$734,875
Alan J. Hirshberg	13,677	$359,705
Ann D. Pickard	13,677	$359,705
Charles M. Sledge	16,322	$429,269
Melanie M. Trent	13,677	$359,705
Paul Aronzon	4,168	$109,618

(1)

For this purpose, as required by Item 402(t) of Regulation S-K, the value of a Noble Share is assumed to be USD 26.30, which is the average of the closing price of Noble’s ordinary shares over the first five trading days following the announcement of the Business Combination.

1.1.115	Employment Agreements for Noble’s Directors and Executive Officers

Noble is party to an employment agreement with each of its executive officers which provides them with benefits if their employment is terminated by Noble for a reason other than “cause,” death or disability, or if the executive terminates employment for “good reason,” in each case, following a change in control of Noble (or prior to such a change of control if the executive can demonstrate that the termination was in contemplation of the change of control) (each of which is referred to as a covered termination). Whether the Business Combination will result in a change in control of Noble for purposes of the Noble executive employment agreements will depend on whether Noble Shareholders immediately prior to the Business Combination own at least 50% of the combined voting power of Topco Shares immediately following the closing of the Business Combination, but for purposes of this discussion, it is assumed that the Business Combination will constitute a change in control of Noble. The severance benefits that the executive officers are eligible to receive pursuant to their respective employment agreements include the following: (i) any earned but unpaid annual bonus for the year preceding the year of termination, payable at the same time bonuses are paid generally to senior executives, (ii) payment of a pro-rata bonus for the year in which the termination occurs, calculated based on actual performance (but with any

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subjective performance metrics that are not objectively determinable deemed achieved at the target level), paid at the same time such bonuses are paid generally to senior executives, (iii) a lump sum payment equal to 18 times the monthly premium cost of continued health benefits for the executive and his eligible dependents, (iv) a lump sum payment equal to three times (one times, for Messrs. Denton and Kawaja) the sum of the executive’s base salary and target bonus for the year of termination, (v) payment of the full cost of outplacement services selected by the executive for a period of six months (not to exceed USD 50,000) and (v) the transfer or assignment to the executive, at no cost to the executive, of all club or other memberships that were provided by Noble for the executive’s use prior to the termination of employment.

The benefits and payments set forth in this section are contingent upon (i) executive’s execution and non-revocation of a release of claims in favor of Noble and (ii) continued compliance with the restrictive covenants set forth in the employment agreements, including (A) perpetual confidentiality, (B) non-solicitation of customers, vendors, suppliers or other business relationships during employment and for 12 months following termination of employment (C) non-solicitation and non-hire of employees and contractors, applicable during employment and for 24 months following termination of employment, (D) perpetual cooperation with Noble on matters directly relating to the executive’s employment.

Under the employment agreements, “good reason” means any of the following events or conditions that occur without the executive’s written consent and remain in effect after notice has been provided by the executive to Noble of such event and the expiration of a 30-day cure period: (i) a material diminution in the executive’s position, duties, functions, responsibilities or authority; (ii) a reduction in the executive’s base salary or target bonus percentage (other than as part of an across the board reduction in base salary or target bonus percentage to substantially all senior executives of Noble in substantially the same proportion but in no event more than a 10% reduction in the aggregate and subject to any make-up compensation provided to senior executives generally); (iii) a material failure by Noble comply with any other of the specified compensation or benefit provisions of the executive’s employment agreement; (iv) Noble’s requiring the executive to be based at any office or location other than an officer or location that is within 50 miles of the location the executive was regularly employed prior to the effective date of the employment agreement; (v) any failure by Noble to comply with and satisfy the tax-related provisions of the employment agreement; or (vi) any other action or inaction that constitutes a material breach by Noble of the provisions of the employment agreement or any other material compensation agreement between the executive and Noble.

Under the employment agreements, “cause” means (i) the willful and continued failure of the executive to perform substantially the executive’s duties (other than any such failure resulting from bodily injury or disease or any other incapacity due to mental or physical illness) after a written demand for substantial performance is delivered to the executive; (ii) the willful refusal to comply with the lawful instructions of the Noble Board of Directors or applicable reporting officer that are consistent with the executive’s position, which failure, to the extent curable, is not cured within 15 days following receipt of written notice; (iii) the executive engages in illegal conduct or gross misconduct that is materially and demonstrably detrimental to Noble and/or its affiliated companies; (iv) the executive commits a material breach of the terms of the Employment agreement, any material policy of Noble and/or its affiliated companies applicable to the executive, or any other agreement with Noble and/or affiliated companies (including any restrictive covenant agreement), which breach, to the extent curable, is not cured within 15 days following receipt of written notice; or (v) the executive is indicted on charges of, is convicted of, or enters a plea of guilty or nolo contendere to a felony or a crime involving fraud, material dishonesty involving Noble or its assets or moral turpitude. In the case of Mr. Eifler, a termination for “cause” requires a resolution adopted by the affirmative vote of at least two-thirds of the membership of the Noble Board of Directors after Mr. Eifler has had an opportunity to be heard by the Noble Board of Directors (other than in the case of a conviction, indictment or plea as set forth in (v) above).

1.1.116	Summary of Potential Transaction Payments to Directors and Executive Officers of Noble

The information set forth below is required by Item 402(t) of Regulation S-K regarding compensation that is based on or otherwise relates to the Business Combination that Noble’s executive officers could receive in

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connection with the Business Combination, as described more fully above under 6.12 “Interests of Noble’s Directors and Executive Officers in the Business Combination.” Such amounts have been calculated assuming (i) the closing of the Business Combination occurs on 30 September 2022 (such date used as the assumed date of closing of the Business Combination solely for purposes of the disclosures in this section), (ii) the annual base salary and annual target bonus opportunity for each of the executive officers remains unchanged from the amount determined as of the date hereof, (iii) none of Noble’s named executive officers receives any additional equity-based awards following the date hereof, (iv) the closing price of a Noble ordinary share as of the closing of the Business Combination is USD 26.30 per share, which is equal to the average closing price of a Noble ordinary share over the first five business days following the first public announcement of the entry into the Business Combination Agreement, (v) each named executive officer is terminated without “cause” or resigns for “good reason” at or immediately following the closing of the Business Combination (even though no such covered termination is currently expected to occur) and (vi) each of Noble’s named executive officers has properly executed any required releases and complied with all requirements (including any applicable restrictive covenants, as outlined in 6.12.3 “Employment Agreements for Noble’s Directors and Executive Officers”, above) necessary in order to receive such payments and benefits. Some of the assumptions used in the table below are based upon information not currently available and, as a result, the actual amounts to be received by any of Noble’s named executive officers, if any, may materially differ from the amounts set forth below.

None of the payments or benefits set forth in the table below are “single-trigger” payments that will occur solely as a result of the Business Combination, but rather each of these payments and benefits are “double-trigger” payments meaning that payment requires both the occurrence of the Business Combination and a covered termination of the applicable named executive officer.

1.1.116.1 Business Combination-Related Compensation

Even though none of Noble’s named executive officers is expected to incur a covered termination entitling them to the payments below, for purposes of complying with the applicable disclosure requirements, the tables below assume that such a covered termination will occur.

Name	Cash(1) (USD)	Equity(2) (USD)	Perquisites/ Benefits(3) (USD)	Total (USD)
Robert W. Eifler President and Chief Executive Officer	$5,611,167	$34,136,453	$50,000	$39,797,620
Richard B. Barker Senior Vice President and Chief Financial Officer	$2,790,023	$9,587,192	$50,000	$12,427,215
William E. Turcotte Senior Vice President, General Counsel and Corporate Secretary	$2,633,434	$7,375,151	$50,000	$10,058,585
Joey M. Kawaja Vice President of Operations	$684,852	$4,627,196	$50,000	$5,362,048
Blake A. Denton Vice President, Marketing and Contracts	$625,917	$4,627,196	$50,000	$5,303,113

(1)

The amounts reflect the following payments that each named executive officer would receive if the named executive officer were to experience a covered termination for purposes of his or her employment agreement on 30 September 2022: (i) estimated pro-rata bonus for 1 January through 30 September 2022 (based on actual performance as of 1 July 2022, but with any performance metrics that are not objectively determinable deemed achieved at target levels) equal to USD 534,600 for Mr. Eifler, USD 259,706 for Mr. Barker, USD 199,867 for Mr. Turcotte, USD 120,285 for Mr. Kawaja and USD 109,350 for Mr. Denton, (ii) a lump sum payment equal to 18 times the monthly premium cost of continued health benefits equal to USD 36,567 for Messrs. Eifler, Barker, Turcotte, Kawaja and Denton and (iii) a lump severance payment in the amount of three times (one times, for Mr. Kawaja and Mr. Denton) the sum of the

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executive’s base salary and target bonus for the year of termination, such lump sum equal to USD 5,040,000 for Mr. Eifler, USD 2,493,750 for Mr. Barker, USD 2,397,000 for Mr. Turcotte, USD 528,000 for Mr. Kawaja and USD 480,000 for Mr. Denton.
(2)

The amounts reflect the aggregate payment that each named executive officer would receive with respect to Noble RSU Awards subject to accelerated vesting in connection with a covered termination in connection with or following the Business Combination merger, as described above in 6.12 “Interests of Noble’s Directors and Executive Officers in the Business Combination”, above, assuming any Noble RSUs subject to performance-based vesting are paid out at (i) actual levels of performance achieved for any performance period that has lapsed or performance metric that has been determined (or in the case of Mr. Eifler, the greater of actual performance and target performance) and (ii) target levels of performance for all other performance periods or metrics.

(3)

Represents payment or reimbursement equal to (i) six months of outplacement services selected by the executive (which, for purposes of this disclosure was assumed to be equal USD 50,000, or the maximum amount payable under the employment agreement). There would be no incremental cost to Noble to transfer to the executive all club or other memberships previously provided by Noble for the executive’s benefit.

1.1.117	Share Ownership

As described below under 24.2 “Ownership Structure of Noble”” executive officers and directors of Noble beneficially own Noble Shares, which will be entitled to receive the Merger Consideration in respect of each Noble Share beneficially owned by them.

1.1.118	Indemnification and Insurance

The Business Combination Agreement provides that the executive officers and directors of Noble and its subsidiaries will have the right to indemnification and continued coverage under directors’ and officers’ liability insurance policies for at least six years following the time of Topco’s acceptance for payment, and payment for, all Maersk Drilling Shares that are validly tendered and not validly withdrawn pursuant to the Exchange Offer if all conditions to the Exchange Offer have been satisfied or waived (such time of acceptance, the “Acceptance Time”).

Interests of Maersk Drilling’s Directors and Executive Officers and Maersk Drilling Shareholders in the Business Combination

In addition to the interests of Noble’s officers and directors, Maersk Drilling Shareholders should take the following interests of the members of the Maersk Drilling Board of Directors and the Maersk Drilling Executive Officers and certain Maersk Drilling major shareholders into account in deciding whether to accept the Exchange Offer. Their interests in the Business Combination are different from, or in addition to, those of Maersk Drilling Shareholders generally.

The chairman of Maersk Drilling, Claus V. Hemmingsen, who will be one of the three directors designated to the Topco Board of Directors by Maersk Drilling upon Closing is a board member in A.P. Møller Holding A/S (“APMH”), Den A.P. Møllerske Støttefond and A.P. Møller og Hustru Chastine Mc-Kinney Møllers Fond til Almene Formaal (The A.P. Moller Foundation). Kristin H. Holth and Alastair Maxwell, each a director on the Maersk Drilling Board of Directors, will be designated to the Topco Board of Directors upon Closing. Caroline Alting, a director on the Maersk Drilling Board of Directors, will be the Senior Vice President—Operational Excellence of Topco upon Closing. The Vice Chairman of Maersk Drilling, Robert M. Uggla is Chief Executive Officer of APMH, the chairman of the board of directors of APMH Invest and chairman of the board of A.P. Møller—Mærsk A/S. In addition, Robert M. Uggla may from time to time receive distributions from A.P. Møller og Hustru Chastine Mc-Kinney Møllers Familiefond based on the foundation charter due to his family ties to the founder of A.P. Møller—Mærsk A/S. A.P. Møller og Hustru Chastine Mc-Kinney Møllers Familiefond holds 8.9% of the share capital and votes in Maersk Drilling. A member of the Maersk Drilling Board of Directors,

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Martin N. Larsen is Chief Financial Officer of APMH and a board member and Chief Executive Officer of APMH Invest. APMH Invest owns approximately 41.6% of the Maersk Drilling Shares.

As further described under 7.2 “Ancillary Documents”, APMH Invest has entered into an irrevocable undertaking and, among other things, agreed to (a) accept the Exchange Offer in respect of its holding of Maersk Drilling Shares and not withdraw such acceptance; (b) waive the right to receive any cash consideration in the Exchange Offer; (c) not vote in favor of any resolution to approve a competing alternative proposal and (d) subject to certain exceptions, be bound by certain transfer restrictions with respect to the Maersk Drilling Shares that it owns. In addition, A.P. Møller og Hustru Chastine Mc-Kinney Møllers Familiefond and Den A.P. Møllerske Støttefond and together holding approximately 12% of the issued and outstanding Maersk Drilling Shares, have expressed their intention to accept or procure the acceptance of the Exchange Offer in respect of the Maersk Drilling Shares that they own.

Other than as described in this section 24.3 “Ownership Structure of Maersk Drilling” and the sections 7.2.4 “Registration Rights Agreement” and 7.2.3 “Relationship Agreement”, Topco is not aware of any material conflicts of interests related to the Business Combination with Maersk Drilling Shareholders.

1.1.119	Board of Directors of Maersk Drilling

The following individuals are members of the Maersk Drilling Board of Directors:

Name	Position	Year of first appointment	Expiration of term
Claus V. Hemmingsen	Chairman	2019	2023
Robert M. Uggla	Vice Chairman	2019	2023
Ann-Christin G. Andersen	Board member	2020	2023
Kristin H. Holth	Board member	2020	2023
Martin N. Larsen	Board member	2019	2023
Alastair Maxwell	Board member	2019	2023
Caroline Alting	Employee-elected board member	2019	2023
Glenn Gormsen	Employee-elected board member	2019	2023

Following the Closing, the Topco Board of Directors is expected to be comprised of seven individuals, including three individuals designated by Maersk Drilling: Claus V. Hemmingsen, the current Chairman of the Maersk Drilling Board of Directors, and Kristin H. Holth and Alastair Maxwell, each a director on the Maersk Drilling Board of Directors.

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1.1.120	Executive Officers of Maersk Drilling

As of the date of this Exemption Document, the five individuals listed in the table below make up the “Maersk Drilling Executive Officers”. The Maersk Drilling Executive Officers consists of the registered members of the Maersk Drilling executive management Jørn Madsen, CEO and Christine Brennet (Morris), CFO (the “Maersk Drilling Executive Management”) and the key employees of Maersk Drilling currently consisting of Morten Kelstrup, Chief Operating Officer, Nikolaj Svane, Chief Strategy & People Officer and Klaus Kristensen, General Counsel (the “Maersk Drilling Key Employees”):

Name	Position	Year of first employment with the Maersk Drilling Group	Year of appointment to current position in the Maersk Drilling Group
Jørn Madsen	CEO	1990	2016
Christine Brennet (Morris)	CFO	2021	2021
Morten Kelstrup	Chief Operating Officer	2018	2019
Nikolaj Svane	Chief Strategy & People Officer	2006	2019
Klaus Kristensen	General Counsel	2008	2017

1.1.121	Deal-related compensation

Below is a description of the treatment of equity awards as well as the cash-based transaction bonus and enhanced severance terms. The description generally does not include information on compensation and terms applicable to directors and executive officers of Maersk Drilling in the ordinary course of business.

1.1.121.1 Background on Maersk Drilling Long-Term Incentive Plan

The Maersk Drilling Executive Officers hold long-term equity incentive awards in the form of Maersk Drilling restricted stock unit awards (“Maersk Drilling RSU Awards”) under the Maersk Drilling RSU Long-Term Incentive Programme for Executive Management 2019 and the Maersk Drilling RSU Long-Term Incentive Programme 2019 (the “Maersk Drilling LTI”). As of the date of this Exemption Document, there are an aggregate of 297,031 Maersk Drilling RSU Awards outstanding issued to the Maersk Drilling Executive Officers and certain other employees covered by the Maersk Drilling LTI of which a total of 158,375 Maersk Drilling RSU Awards are held by the Maersk Drilling Executive Officers. On 1 March 2022 Maersk Drilling issued 106,045 Maersk Drilling RSU Awards. Maersk Drilling may issue around 115,000 Maersk Drilling RSU Awards in total under the Maersk Drilling LTI in 2022, subject to share price fluctuation, salary changes and the number of participants.

The Maersk Drilling LTI is administered by the Maersk Drilling Board of Directors. The grant of Maersk Drilling RSU Awards under the Maersk Drilling LTI are made free of charge for each participant on a revolving basis and do not depend on the achievement of specific goals. It is a requirement for participation in the Maersk Drilling LTI, and any grant thereunder that the participant in question is employed with Maersk Drilling Group on the date of the grant and that such employment is not under termination. Maersk Drilling RSU Awards have a total vesting period of three years beginning on the date of the grant, subject to the participant’s continued employment with the Maersk Drilling Group at the time of the expiry of the vesting period and that such employment is not under termination. None of the Maersk Drilling RSU Awards issued under the Maersk Drilling LTI will vest solely as a result of the Business Combination.

Upon vesting, participants will receive a number of shares (equal to the number of Maersk Drilling RSU Awards vested which have not lapsed) free of charge. The delivery of shares by Maersk Drilling to the participants upon vesting of the Maersk Drilling RSU Awards is effected as soon as practically possible and in a manner as decided by Maersk Drilling. The Maersk Drilling Board of Directors will, on behalf of Maersk Drilling, be entitled to wholly or partially effect a cash settlement instead of delivering shares upon vesting.

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Subject to limited exceptions, the Maersk Drilling Executive Management may not sell any shares received upon vesting until the total period from grant (inclusive of the vesting period) is five years. The holding period applies irrespective of termination of employment.

1.1.121.2 Treatment of Equity Awards

Each of Maersk Drilling and Topco will take steps to procure that each Maersk Drilling RSU Award that is outstanding immediately prior to the Acceptance Time is exchanged, at the Acceptance Time, with the right to receive, on the same terms and conditions as were applicable under the Maersk Drilling LTI (including any vesting conditions), that number of Topco Shares equal to the product of (1) the number of Maersk Drilling Shares subject to such Maersk Drilling RSU Award immediately prior to the Acceptance Time and (2) the Exchange Ratio, with any fractional Maersk Drilling Shares rounded to the nearest whole share. Upon such exchange such Maersk Drilling RSU Awards will cease to represent a right to receive Maersk Drilling Shares (or value equivalent to Maersk Drilling Shares). See also the section titled 6.13.3.4 “Enhanced Severance Terms”, below.

1.1.121.3 Cash-based deal completion bonuses

The Maersk Drilling Executive Officers and certain other employees of Maersk Drilling are, subject to certain conditions, eligible to receive a cash-based bonus to be paid in a single lump sum following completion of the Business Combination. Subject to applicable law, the right to this bonus will lapse in the event the employer serves notice to terminate the employee’s employment prior to the time of payment and the employee has provided reasonable cause for such termination or the employee serves notice to terminate the employment prior to the time of payment without such termination being due to material breach on the part of the employer.

As determined as of the date of this Exemption Document, the aggregate value of the cash-based transaction bonus for the Maersk Drilling Executive Officers is expected to be up to approximately DKK 12.73 million (USD 1.73 million using the exchange rate of the central bank of Denmark on 28 July 2022), subject to final fixed pay numbers at the time of payment.

1.1.121.4 Enhanced Severance Terms

The Maersk Drilling Executive Officers and certain other employees of Maersk Drilling are party to agreements that would provide for enhanced severance protections in the event of termination of employment following the Business Combination.

For a party to terminate the employment relationship of a Maersk Drilling Executive Officer, the Maersk Drilling Group must provide 12 months’ written notice and the executive officer must provide six months’ written notice. In addition to the Maersk Drilling Group termination notice, some executive officers are entitled to an agreed severance payment of three to six months’ fixed pay. However, if the employer serves notice of termination of the executive officer’s employment or the executive officer serves notice due to material breach on the part of the employer, in each case during the period starting upon completion of the Business Combination and expiring 18 months thereafter, the executive officer will, subject to certain conditions, be entitled to enhanced severance terms, including an extraordinary additional cash severance pay of 100% of the total sum of the annual fixed pay and annual target bonus. As determined as of the date of this Exemption Document, the aggregate value of the extraordinary additional cash severance pay for Maersk Drilling Executive Officers is up to approximately DKK 30.46 million (USD 4.14 million using the exchange rate of the central bank of Denmark on 28 July 2022), subject to final fixed pay numbers at the time of payment. Further, the enhanced severance terms provide that any unvested Maersk Drilling RSU Awards outstanding under the Maersk Drilling LTI will vest at the end of employment, and that Maersk Drilling Executive Officers as well as certain other employees will receive a continuation of health benefits for a duration of 12 months after termination.

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For each member of the Maersk Drilling Executive Management, the total payment relating to the notice period shall in any event not exceed two years’ total remuneration, including all remuneration components.

In the event that the employment of each Maersk Drilling Executive Officer is terminated following the completion of the Business Combination under circumstances where the enhanced severance terms described above will apply, the aggregate amount of severance payments (as determined as of the date of this Exemption Document, and including salary and target bonus paid during notice, statutory and contractual severance pay as well as enhanced cash severance and value of continuation of benefits, but excluding the value of Maersk Drilling RSU Awards) that would be payable is approximately DKK 60.6 million (USD 8.24 million using the exchange rate of the central bank of Denmark on 28 July 2022).

1.1.121.5	Maersk Drilling Directors and Executive Officers Intended to be Named as Topco’s Directors and Executive Officers

The following individuals are Maersk Drilling’s directors and executive officers who are expected to become Topco’s directors and executive officers upon the closing of the Business Combination:

Name	Position in Topco following completion of the Business Combination
Maersk Drilling Board of Directors
Claus V. Hemmingsen	Director
Kristin H. Holth	Director
Alastair Maxwell	Director
Caroline Alting	Senior Vice President - Operational Excellence

1.1.121.6 Indemnification and Insurance

The Business Combination Agreement provides that the executive officers and directors of Maersk Drilling and its subsidiaries will have the right to indemnification and continued coverage under directors’ and officers’ liability insurance policies for at least six years following the Acceptance Time.

At the annual general meeting of Maersk Drilling held on 6 April 2022, Maersk Drilling adopted an indemnity scheme under which Maersk Drilling shall, subject to certain limitations, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is or who becomes a member of the Maersk Drilling Board of Directors or the Maersk Drilling Executive Management or a member of the board of directors or the executive management in any of Maersk Drilling’s respective subsidiaries against all losses, claims, damages, costs, expenses, liabilities, including potential tax liabilities prompted by the indemnity scheme, or judgements or amounts that are paid in settlement of or in connection with any third-party claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a member of the Maersk Drilling Board of Directors or the Maersk Drilling Executive Management or a member of the board of directors or the executive management in any of Maersk Drilling’s respective subsidiaries, and pertaining to any matter or any acts, whether asserted or claimed prior to, or at or after the adoption of the indemnity scheme.

Certain Information Relating to Topco

1.1.122	Listing of Topco Shares on NYSE and Nasdaq Copenhagen and Delisting of Noble Shares and Deregistration of Noble

Topco intends to list the Topco Shares on the NYSE under the symbol “NE” upon the Closing. Topco intends to list the Topco Shares on Nasdaq Copenhagen under the symbol “NOBLE” prior to Closing. Noble and Maersk Drilling cannot assure Maersk Drilling Shareholders that the Topco Shares will be approved for listing on NYSE or Nasdaq Copenhagen. Additionally, Noble anticipates that, following consummation of the Business Combination, the Noble Shares will be delisted from NYSE, and Noble will be deregistered under the Exchange Act.

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1.1.123	Restrictions on Resales

All Topco Shares received by shareholders of Noble and Maersk Drilling in the Business Combination are expected to be freely tradable, except that Topco Shares received in the Business Combination by persons who may be deemed to be an “affiliate” of Topco after completion of the Business Combination. Persons who may be deemed affiliates of Topco generally include individuals or entities that control, are controlled by or are under common control with, Topco and may include the directors and executive officers of Topco, as well as its principal shareholders. This document does not serve as a registration statement with respect to resales of Topco Shares by affiliates of Topco.

Comparison of Shareholder Rights

The rights of holders of Topco Offer Shares to be received by Maersk Drilling Shareholders in the form of share entitlements as consideration in the Exchange Offer will be different from the rights of holders of Maersk Drilling Shares due to the difference between Danish and English law. Upon Completion of the Exchange Offer, Maersk Drilling Shareholders will become Topco Shareholders (as holders of share entitlements) and their rights as shareholders will be governed by the Topco Articles of Association and English law and regulation. The rights associated with the Maersk Drilling Shares are different than the rights associated with Topco Shares. Differences between the rights of the Maersk Drilling Shareholders before the Business Combination and the rights of the Topco Shareholders following the Business Combination include differences with respect to, among other things, distributions, dividends, share repurchases and redemptions, shareholder pre-emption rights, the duties of directors, the process for the election and removal of directors, conflicts of interests of directors, the indemnification of directors and officers, limitations on director liability, the convening of annual meetings of shareholders and extraordinary shareholder meetings, the advance notice provisions for meetings, voting rights and resolution approval thresholds, the quorum for shareholder meetings, the adjournment of shareholder meetings, shareholder proposals, shareholder suits, reporting requirements, inspection of books and records, disclosure of interests in shares, rights of dissenting shareholders, anti-takeover measures, provisions relating to the ability to amend the articles of association, forum and venue, and enforcement of civil liabilities against foreign persons. While Topco does not believe that these differences will have a materially adverse effect on Maersk Drilling shareholders who become Topco shareholders (as holders of share entitlements), situations may arise where the rights associated with Maersk Drilling Shares would have provided benefits to Maersk Drilling Shareholders that will not be available with respect to their holdings of Topco Shares in the form of share entitlements. See also 28.5 “Comparison of English Corporate Law, the Topco Articles of Association and Danish Corporate Law”.

In addition, given that the Topco Offer Shares to be delivered as Share Consideration in the Exchange Offer will be delivered in the form of share entitlements book-entered in the Euronext Securities Copenhagen securities system, Maersk Drilling Shareholders should be advised that the legal nature of such share entitlements and how shareholder rights are exercised are different from what otherwise applies to ordinary shares in Danish companies with shares admitted to trading and official listing on Nasdaq Copenhagen. For additional information, see 28.3 “Exercise of shareholders rights by holders of Topco Shares”.

Certain Tax Consequences of the Business Combination

Please see the section entitled 31 “Taxation”.

Regulatory Approvals

1.1.124	Antitrust Considerations

To complete the Business Combination pursuant to the terms of the Business Combination Agreement, Noble and Maersk Drilling must make filings with and obtain authorizations, approvals or consents from a number of antitrust regulatory authorities, including the UK CMA and the NCA. See also 1.1.2 “The Business

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Combination is conditioned on the receipt of certain required approvals and governmental and regulatory consents, which, if delayed, not granted or granted with unfavourable conditions, may delay or jeopardize the completion of the Business Combination, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the Business Combination”.

In accordance with the Business Combination Agreement, the parties have submitted the applicable merger notices to the relevant governmental authorities, including the Norwegian Competition Authority (the “NCA”) and the UK CMA. On 12 January 2022, the NCA provided unconditional approval to the Business Combination. The Business Combination has also received approval in Brazil, the Republic of Trinidad and Tobago and in Angola. The process for obtaining approval from the UK CMA, is ongoing.

On 22 April 2022, the UK CMA announced its Phase 1 decision, pursuant to which it concluded that the Business Combination gives rise to a realistic prospect of a substantial lessening of competition in relation to the supply of jack-up rigs in NW Europe and that a remedy to address such effect would be required to avoid a reference to a Phase 2 review under the UK CMA regime. On 29 April 2022, Noble and Maersk Drilling submitted the Remedy Proposals to the UK CMA to address such effect identified in the UK CMA’s decision of 22 April 2022. Each of the Remedy Proposals was designed to replicate the competitive constraint provided by Noble in respect of jack-up rigs in NW Europe by the divestment of certain jack-up rigs to a suitable purchaser. On 9 May 2022, the UK CMA published its decision that there are reasonable grounds for believing that one of these Remedy Proposals might be accepted by the UK CMA. This one Remedy Proposal comprises the divestment of the Remedy Rigs (the rigs Noble Hans Deul, Noble Sam Hartley, Noble Sam Turner, Noble Houston Colbert, and Noble Lloyd Noble) including all of the related support and infrastructure that the purchaser will need to run the Remedy Rigs as an effective standalone business. Relevant off-shore and on-shore staff are expected to transfer with the Remedy Rigs.

On 23 June 2022, Noble announced that it had entered into the Asset Purchase Agreement (as further described in 14.1 “Material Contracts of the Noble Group”) with a potential purchaser, Shelf Drilling and one of its subsidiaries, the Shelf Buyer, regarding the sale of the Remedy Rigs under the Remedy Proposal described above, conditional upon, among other things, the UK CMA formally approving Shelf Drilling as a suitable purchaser and also formally accepting the Remedy Proposal.

The deadline for the UK CMA to issue its formal decision on whether or not to accept the Remedy Proposal, and Shelf Drilling as a suitable purchaser, is 1 September 2022, though the UK CMA may adopt a decision before such date. On 22 July 2022, the UK CMA commenced its public consultation, seeking third party comment prior to deciding whether to accept the Remedy Proposal and Shelf Drilling as a suitable purchaser. Until such time, the ultimate outcome of the UK CMA review process and the divestiture of the Remedy Rigs remains uncertain.

1.1.125	Foreign Investment Screening Considerations

To complete the Business Combination pursuant to the terms of the Business Combination Agreement, Noble and Maersk Drilling must also make filings with and obtain authorizations, approvals or consents pursuant to the UK National Security and Investment Act 2021 and the Danish Act on Screening of Certain Foreign Direct Investments (Act no. 842 of 10 May 2021). On 26 January 2022, the DBA determined that the Business Combination does not require prior authorization under the Danish Act on Screening of Certain Foreign Direct Investments (Act no. 842 of 10 May 2021) or associated regulations. On 2 March 2022 the Secretary of State of the United Kingdom determined that it would not take any action in relation to the Business Combination in accordance with section 14 of the National Security and Investment Act 2021. No other approvals relating to foreign direct investment are required.

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1.1.126	Approvals required to make the Exchange Offer

The Exchange Offer will be subject to pre-approval by the Danish FSA of the Exemption Document and the Offer Document.

1.1.127	Listing approvals

In addition, the Topco Shares to be issued in the Business Combination must be approved for listing on the NYSE and admission to trading and official listing on Nasdaq Copenhagen, subject to official notice of issuance.

Noble and Maersk Drilling cannot provide any assurance that all of the regulatory approvals described above will be obtained, and, if obtained, Noble and Maersk Drilling cannot provide any assurance as to the date of any approvals.

Noble and Maersk Drilling are not currently aware of any material governmental approvals or actions that are required for completion of the Business Combination other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Treatment of Indebtedness

As of 31 December 2021, the Maersk Drilling Group had total outstanding interest-bearing debt with a carrying amount of USD 1.05 billion, comprising USD 766 million outstanding under the Syndicated Facilities Agreement and USD 284 million outstanding under the DSF Facility Agreement (as defined herein).

In relation to the Exchange Offer, Maersk Drilling has secured (on a bilateral basis) a Syndicated Facilities Consent Letter from each of the Syndicated Facilities Lenders (as defined herein) pursuant to which such Syndicated Facilities Lenders have agreed to, inter alia (a) waive their rights in respect of the Syndicated Facilities CoC Trigger (as defined herein) (including with respect to not requesting any cancellation and/or prepayment of commitments and outstanding loans), and (b) not to exercise or fail to exercise any right available to them under the Syndicated Facilities Agreement where such action or inaction could otherwise directly or indirectly have the effect of preventing or postponing the Business Combination or its timely implementation or consummation. Pursuant to each Syndicated Facilities Consent Letter, Maersk Drilling has agreed, in connection with the finalization of an amendment to the Syndicated Facilities Agreement the form of which is yet to be agreed, (i) to pay each consenting Syndicated Facilities Lender an amendment fee, and (ii) to include in the amendment agreement a step-up in the margin for each Syndicated Facility, which will gradually increase 12 months, 9 months and 6 months before the termination date of each Syndicated Facility. The agreements of the relevant Syndicated Facilities Lenders under each Syndicated Facilities Consent Letter are conditional on and subject to provision by Topco of a guarantee with respect to the payment obligations of the obligors under the Syndicated Facilities Agreement and the related finance documents, substantially in the form provided by the existing guarantors under the Syndicated Facilities Agreement. The Syndicated Facilities Lenders may also need to clear additional “know your customer” checks in relation to the Business Combination.

By way of a waiver and amendment letter agreed in October 2021 between Maersk Drilling and Danmarks Skibskredit A/S as lender and security agent under the DSF Facility Agreement regarding the Exchange Offer, Danmarks Skibskredit A/S has agreed, inter alia, not to exercise any rights in respect of the DSF Facility CoC Trigger (including with respect to not requesting any cancellation and/or prepayment of commitments and outstanding utilizations) under the DSF Facility Agreement, as such rights may arise pursuant to or as a result of the Exchange Offer or pursuant to its implementation or consummation. Danmarks Skibskredit A/S’ undertaking is subject to the condition that Topco shall no later than the date of completion of the Exchange Offer provide a unilateral guarantee with respect to the payment obligations of the obligors under the DSF Facility Agreement for the benefit of lenders under the DSF Facility Agreement, in form and substance equivalent to the guarantee granted by the other guarantors under the DSF Facility Agreement.

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For additional information, see the section entitled 13.6.1 “Liabilities and Indebtedness”.

As of 31 December 2021, Noble had no loans outstanding and USD 8.8 million of letters of credit issued under that certain Noble Revolving Credit Agreement, dated 5 February 2021, among Noble Finance Company, Noble International Finance Company and the lenders party thereto and an additional USD 6.3 million in letters of credit and surety bonds issued under bilateral arrangements and USD 216 million of 11% senior secured second lien notes due 2028. As of 31 March 2022, the Noble Group had no loans outstanding and USD 13.5 million of letters of credit issued under the Noble Revolving Credit Agreement and an additional USD 6.3 million in letters of credit and surety bonds issued under bilateral arrangements. No amendments or consents to the revolving credit agreement or the indenture governing such senior notes are required in connection with the Business Combination.

For further information on Noble’s indebtedness, see 21 “Capitalisation and Indebtedness”, the Noble Consolidated Interim Financial Statements and Noble’s Annual Report on Form 10-K for the year ended 31 December 2021 as incorporated by reference into this Exemption Document.

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a business combination under ASC 805. Under this method of accounting, Maersk Drilling will be treated as the “acquired” company for financial reporting purposes. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. Any consideration transferred or paid in a business combination in excess of the fair value of the assets acquired and liabilities assumed should be recognized as goodwill. The net assets of Noble will remain stated at historical cost.

Noble has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

Noble Shareholders are expected to hold a majority interest in the combined company after the Business Combination is completed;

the Topco Board of Directors will be comprised of seven members, including three individuals designated by Noble, three individuals designated by Maersk Drilling, and Robert W. Eifler, current President and Chief Executive Officer of Noble, who will serve as the President and Chief Executive Officer of the combined company. Of the three individuals designated by Noble, up to two individuals may be designated by the Investor Manager (depending upon the Investor Manager’s percentage ownership of outstanding Topco Shares). Of the three individuals designated by Maersk Drilling, up to two individuals may be designated by APMH Invest (which right APMH Invest will continue to have on a going-forward basis, subject to certain minimum holding conditions); and

the combined company name, ticker symbol, and headquarters will remain consistent with that of Noble.

Based on Noble’s majority equity stake in the combined company, the composition of the board of directors of the combined company, and the other factors noted herein, Noble is expected to be the accounting acquirer of Maersk Drilling in accordance with the guidance of ASC 805.

Appraisal or Dissent Rights

Appraisal or dissent rights are statutory rights that enable shareholders to dissent from certain extraordinary transactions, such as certain mergers, and to demand that the corporation pay the fair value for their Noble Shares or Maersk Drilling Shares, as applicable, as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the applicable transaction.

Other than as set out in 8.22 “Appraisal Rights”, appraisal or dissent rights are not available to holders of Noble Shares or Maersk Drilling Shares in connection with the Business Combination.

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Litigation Relating to the Business Combination

Five complaints were filed with respect to the Cayman Merger as of 6 July 2022, all in the United States District Court for the Southern District of New York. The complaints are captioned as follows: Phuong Le v. Noble Corporation, Robert W. Eifler, Patrick J. Bartels, Jr., Alan J. Hirshberg, Ann Pickard, Charles Sledge, Melanie M. Trent, Paul Aronzon, Noble Finco Limited, Noble Newco Sub Limited and The Drilling Company of 1972 A/S, No. 1:22-cv-00351 (S.D.N.Y) (“Le”); Ricardo Marini v. Noble Corporation, Charles M. Sledge, Paul Aronzon, Patrick J. Bartels Jr., Robert W. Eifler, Alan J. Hirshberg, Anne D. Pickard, and Melanie M. Trent, No. 1:22-cv-00442 (S.D.N.Y.) (“Marini”); David Elliot v. Noble Corporation, Charles M. Sledge, Paul Aronzon, Patrick J. Bartels Jr., Robert W. Eifler, Alan J. Hirshberg, Ann D. Pickard, and Melanie M. Trent, No. 1:22-cv-03230 (S.D.N.Y) (“Elliot”); Michael Kent v. Noble Corporation, Charles M. Sledge, Paul Aronzon, Patrick J. Bartels Jr., Robert W. Eifler, Alan J, Hirshberg, Ann D. Pickard, and Melanie M. Trent (“Kent”); and O’Neill v. Noble Corporation, Robert W. Eifler, Paul Aronzon, Patrick J. Bartels, Jr., Alan Hirshberg, Ann D. Pickard, Charles M. Sledge, and Melanie M. Trent, No. 1:22-cv-03432 (S.D.N.Y.) (“O’Neill” and together with Le, Marini, Elliot, and Kent, the “Shareholder Actions”).

The Shareholder Actions were filed by purported Noble Shareholders and name Noble and the members of the Noble Board of Directors as defendants. The Le action also named Topco, Merger Sub and Maersk Drilling as defendants.

The Shareholder Actions generally alleged violations of Section 14(a), Rule 14a-9, and Section 20(a) of the Exchange Act premised on a purported failure to disclose material information related to Noble’s and Maersk Drilling’s financial projections, the sales process, and the financial analyses of Noble’s and/or Maersk Drilling’s financial advisors. The Shareholder Actions alleged, among other things, that the failure to disclose material information prevented Noble Shareholders from making an informed decision to approve the Business Combination. The Shareholder Actions sought injunctive relief enjoining the Cayman Merger and damages and costs, among other remedies.

In order to minimize the expense of defending the Shareholder Actions, and without admitting any liability or wrongdoing, Noble elected to make supplemental disclosures on 29 April 2022 in response to the Shareholder Actions and solely for the purpose of mooting the allegations contained therein. As of 6 July 2022, each Shareholder Action has been dismissed (and cannot be appealed).

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THE BUSINESS COMBINATION AGREEMENT AND ANCILLARY DOCUMENTS

This section of the Exemption Document describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The legal rights and obligations of the parties to the Business Combination Agreement are governed by the specific language of the Business Combination Agreement, and not this summary.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules, which are referred to herein as the “Schedules”, which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Topco does not believe that the Schedules contain information that is material to an investment decision. Moreover, certain representations and warranties in the Business Combination Agreement may, may not have been or may not be, as applicable, accurate as of any specific date and do not purport to be accurate as of the date of this Exemption Document. Accordingly, no person should rely on the summaries of the representations and warranties contained in the Business Combination Agreement as included in this Exemption Document as a characterization of the actual state of facts about Noble, Maersk Drilling or Topco or any other matter.

On 5 August 2022, Noble, certain of its subsidiaries and Maersk Drilling entered into Amendment No. 1 to the Business Combination Agreement to (i) extend the End Date (as defined herein) from 10 August 2022, to 10 November 2022 and (ii) revise the calculation to be used in determining the cash to be paid to Maersk Drilling shareholders in lieu of the issuance of fractional shares. No other changes were made to the Business Combination Agreement.

Business Combination Agreement

1.1.128   Cayman Merger

Subject to the terms and subject to the conditions set forth in the Business Combination Agreement, at the Merger Effective Time, subject to the terms and conditions set forth in the Business Combination Agreement, (i) each Noble Share issued and outstanding immediately prior to the Merger Effective Time will be converted into one newly and validly issued, fully paid and non-assessable Topco Share (the “Merger Consideration”), (ii) each Penny Warrant issued and outstanding immediately prior to the Merger Effective Time will cease to represent the right to acquire Noble Shares and shall be automatically cancelled, converted into and exchanged for a number of Topco Shares equal to the number of Noble Shares underlying such Penny Warrant, rounded to the nearest whole share, and (iii) each Noble Warrant issued and outstanding immediately prior to the Merger Effective Time will be converted automatically into a warrant to acquire a number of Topco Shares equal to the number of Noble Shares underlying such Noble Warrant, with the same terms as were in effect immediately prior to the Merger Effective Time under the terms of the applicable Warrant Agreement.

1.1.129   Treatment of Noble RSU Awards

In addition, each Noble RSU Award that is outstanding immediately prior to the Merger Effective Time will cease to represent a right to acquire Noble Shares (or value equivalent to Noble Shares) and will be exchanged for restricted share units representing the right to acquire, on the same terms and conditions as were applicable under the Noble RSU Award (including any vesting conditions), that number of Topco Shares equal to the number of Noble Shares subject to such Noble RSU Award immediately prior to the Merger Effective Time.

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1.1.130   The Exchange Offer

Subject to the terms and conditions set forth in the Business Combination Agreement, following the approval of certain regulatory filings with the Danish FSA, including this Exemption Document and the Offer Document, Topco has agreed to commence the Exchange Offer to acquire up to 100% of the outstanding Maersk Drilling Shares and voting rights of Maersk Drilling, not including any treasury shares held by Maersk Drilling. The Exchange Offer is conditioned upon, among other things, satisfaction of the Minimum Acceptance Condition and other conditions as further set out in 8 “The Exchange Offer”. In the Exchange Offer, the Maersk Drilling Shareholders may exchange each Maersk Drilling share for 1.6137 newly and validly issued, fully paid and non-assessable Topco Offer Shares, and will have the ability to elect cash consideration for up to USD 1,000 of their Maersk Drilling Shares (payable in DKK), subject to an aggregate cash consideration cap of USD 50 million. A Maersk Drilling Shareholder making a Cash Election will receive, as applicable, (i) USD 1,000 for the applicable portion of their Maersk Drilling Shares, or (ii) the amount corresponding to the total holding of their Maersk Drilling Shares if such holding of Maersk Drilling Shares represents a value of less than USD 1,000 in the aggregate, subject to any reduction under the Cash Consideration Cap. A Maersk Drilling Shareholder holding Maersk Drilling Shares exceeding a value of USD 1,000 in the aggregate cannot elect to receive less than USD 1,000 in Cash Consideration if it makes a Cash Election. The Cash Consideration will be payable in DKK with such amount payable in DKK translated from USD at the spot bid rate of exchange for USD into that currency on such date, at the rate quoted by Reuters at 4 p.m. in London on such date (the “Currency Rate”) on the date that is two (2) Business Days prior to the publication of the Offer Document. For further details on the terms of conditions of the Exchange Offer, see 8 “The Exchange Offer”.

1.1.131   The Compulsory Purchase

Subject to the terms and conditions set forth in the Business Combination Agreement, upon the consummation of the Exchange Offer, if more than 90% of the issued and outstanding Maersk Drilling Shares, including the attaching voting rights, are acquired by Topco, Topco will redeem any Maersk Drilling Shares not exchanged in the Exchange Offer by Topco for, at the election of the holder, either Topco Shares or cash (or, for those holders that do not make an election, only cash) under Danish law by way of the Compulsory Purchase.

1.1.132   Treatment of Maersk Drilling RSU Awards

Each of Maersk Drilling and Topco will take steps to procure that each Maersk Drilling RSU Award that is outstanding immediately prior to the Acceptance Time will is exchanged, at the Acceptance Time, with the right to receive, on the same terms and conditions as were applicable under the Maersk Drilling LTI (including any vesting conditions), that number of Topco Shares equal to the product of (1) the number of Maersk Drilling Shares subject to such Maersk Drilling RSU Award immediately prior to the Acceptance Time and (2) the Exchange Ratio with any fractional Maersk Drilling Shares rounded to the nearest whole share. Upon such exchange such Maersk Drilling RSU Awards will cease to represent a right to receive Maersk Drilling Shares (or value equivalent to Maersk Drilling Shares).

1.1.133   Exchange Procedures

Prior to the Merger Effective Time, Topco will deposit with a U.S. bank or trust company that will be appointed by Topco and Noble to act as an exchange agent hereunder (the “Exchange Agent”), for the benefit of the Noble Shareholders and Maersk Drilling Shareholders, evidence of shares in book-entry form, representing listed Topco Shares that are issuable in respect of Noble Shares represented by certificates (the “Noble Certificates”) or by book-entry (the “Noble Book-Entry Shares”) and in respect of Maersk Drilling Shares represented by book-entry (the “Maersk Drilling Book-Entry Shares” and, together with the Noble Book-Entry Shares, the “ Book-Entry Shares”), in each case that have been properly delivered to the Exchange Agent. Such evidence of book-entry form for Topco Shares so deposited, together with any dividends or distributions with respect thereto, are hereinafter referred to as the “Exchange Fund”.

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As soon as reasonably practicable after the Acceptance Time and in any event within five (5) Business Days of the Closing, Topco will cause the Exchange Agent to mail to each holder of record of Noble Shares and Maersk Drilling Shares: (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Noble Certificates, as applicable, will pass, only upon proper delivery of the Noble Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and (ii) instructions for use in effecting the surrender of the Noble Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Merger Consideration, the Exchange Offer offer consideration, the Compulsory Purchase share consideration or Compulsory Purchase Consideration, as applicable, therefor. Such letter of transmittal will be in such form and have such other provisions as Topco, Noble and Maersk Drilling may specify. The delivery of Exchange Offer offer consideration in exchange for surrendered Maersk Drilling Book-Entry Shares and the delivery of Compulsory Purchase share consideration for Minority Shares (as defined herein) will be effected and settled through Euronext Securities Copenhagen (unless Noble and Maersk Drilling agree otherwise).

1.1.134   Surrender of Noble Shares and Maersk Drilling Shares

Upon surrender of Noble Shares or Maersk Drilling Shares to the Exchange Agent, if applicable, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, the holder of such Noble Shares or Maersk Drilling Shares will be entitled to receive in exchange therefor the Merger Consideration, the Exchange Offer offer consideration, the Compulsory Purchase share consideration or Compulsory Purchase Consideration, as applicable, deliverable in respect of such Noble Shares or Maersk Drilling Shares pursuant to the Business Combination Agreement and amounts to which such Noble Shares or Maersk Drilling Shares become entitled. In the event of a transfer of ownership of Noble Shares or Maersk Drilling Shares that is not registered in the register of shareholders of Noble or Maersk Drilling, as applicable, any Topco Shares to be issued upon due surrender of the Noble Shares or Maersk Drilling Shares may be issued to a transferee if such Noble Shares or Maersk Drilling Shares are presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer or other similar taxes have been paid or are not applicable. Until surrendered, each Noble Share and Maersk Drilling Share will be deemed at any time after the Merger Effective Time and Acceptance Time, as applicable, to represent only the right to receive, upon such surrender, the Merger Consideration, the Exchange Offer offer consideration, the Compulsory Purchase share consideration or Compulsory Purchase Consideration, as applicable, deliverable in respect of the interests represented by such Noble Shares and Maersk Drilling Shares pursuant to the Business Combination Agreement and any amounts to which such Noble Shares and Maersk Drilling Shares become entitled.

1.1.135   Treatment of Unexchanged Equity

No dividends or other distributions with respect to Topco Shares issuable with respect to the Noble Shares or Maersk Drilling Shares will be paid to the holder of any unsurrendered Noble Certificates or Book-Entry Shares until those Noble Certificates or Book-Entry Shares are surrendered. Upon surrender, there will be issued and/or paid to the holder of the Topco Shares issued in exchange therefor, without interest, (i) at the time of surrender, any dividends or other distributions payable with respect to those Topco Shares with a record date on or after the date of the Merger Effective Time or Acceptance Time, as applicable, and a payment date on or prior to the date of this surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to those Topco Shares with a record date on or after the date of the Merger Effective Time or Acceptance Time, as applicable, but with a payment date subsequent to surrender.

1.1.136   Withholding

Topco and the Exchange Agent, and each of their respective affiliates, will be entitled to deduct and withhold any amounts otherwise payable pursuant to the Business Combination Agreement such amounts as each is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code

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of 1986, as amended, and any successor thereto (the “Code”) and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so deducted or withheld by Topco or the Exchange Agent, or any of their respective affiliates, such deducted or withheld amounts will be treated for all purposes of the Business Combination Agreement as having been paid to the person in respect of which such deduction and withholding was made.

1.1.137   Warranties

The Business Combination Agreement contains customary warranties by Noble, Topco, Merger Sub and Maersk Drilling made as of the date of the Business Combination Agreement or other specific dates, certain of which are qualified by materiality and material adverse effect and may be further modified and limited by the disclosure letters. See 7.1.11 “Material Adverse Effect” below. The warranties of Noble and Maersk Drilling are also qualified by information included in their public filings, filed or furnished to the SEC prior to the date of the Business Combination Agreement (subject to certain exceptions contemplated by the Business Combination Agreement). The disclosure schedules are not filed publicly and are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Topco does not believe that these schedules contain information that is material to an investment decision.

Each of Noble, Topco, Merger Sub and Maersk Drilling has made warranties relating to, among other things, corporate organization, current capitalization, due authorization, no violation, financial statements, undisclosed liabilities, compliance with law, environmental laws, benefit plans, absence of changes, investigations and litigation, disclosure documents, tax matters, labor matters, intellectual property, real and personal property, material contracts, insurance policies, anti-bribery, corruption and sanctions, government contracts, brokers’ fees, opinion of financial advisor and ownership and maintenance of drilling units. Maersk Drilling also made warranties regarding takeover laws, disclosure requirements, market abuse and corporate governance. Noble, Topco and Merger Sub also made warranties regarding the required vote of Noble Shareholders, related party transactions, ownership of Noble stock and the ownership and operations of Topco and Merger Sub.

1.1.138   Material Adverse Effect

Under the Business Combination Agreement, (i) certain warranties of Noble, Topco, Merger Sub and Maersk Drilling are qualified in whole or in part by a Material Adverse Effect standard for purposes of determining whether a breach of such representations and warranties has occurred and (ii) certain warranties of Noble, Topco, Merger Sub and Maersk Drilling must be true and correct subject to a Material Adverse Effect standard as a condition to Noble accepting Maersk Drilling’s shares pursuant to the Exchange Offer.

A material adverse effect under the Business Combination Agreement means any event, change, fact, circumstance, occurrence, development, condition or effect (collectively “Effects”) that has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of Maersk Drilling or Noble, as applicable. However, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account, alone or in combination, in determining whether there has been or will be, a “Material Adverse Effect”:

(a)	changes in, or other Effects with respect to, general economic or political conditions or the securities, credit or financial markets, including changes in interest or exchange rates,

any decline in, or other Effects with respect to, the market price or change in the trading volume of Maersk Drilling’s or Noble’s shares, as applicable, (provided that, unless subject to another exclusion, the underlying cause of any such change or Effect may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect),

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changes or developments in, or other Effects with respect to, the industries in which Maersk Drilling or Noble, as applicable, operate,

(i) the negotiation, execution, or delivery of the Business Combination Agreement or (ii) the public announcement, pendency or consummation of the Exchange Offer and the Compulsory Purchase (if any), with respect to Maersk Drilling, or the Cayman Merger, with respect to Noble, or other transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of Maersk Drilling or Noble, as applicable, with employees, customers, suppliers, distributors, regulators or partners or any litigation relating to the Exchange Offer and the Compulsory Purchase (if any) or the Business Combination Agreement, with respect to Maersk Drilling, or the Cayman Merger or the Business Combination Agreement, with respect to Noble (other than with respect to any warranties specifically addressing the impact of the Exchange Offer, the Compulsory Purchase (if any), the Cayman Merger or the Business Combination Agreement on such matters), the identity of Maersk Drilling or Noble, as applicable, or any of its affiliates,

compliance with the terms of, or the taking of any action required by, the Business Combination Agreement or consented to in writing by Noble or Maersk Drilling, as applicable, or failure to take any action prohibited by the Business Combination Agreement, any acts of war, armed hostilities or military conflict, or acts of foreign or domestic terrorism (including cyber-terrorism),

any hurricane, tornado, flood, earthquake, natural disaster, act of God or other comparable events,

changes in law or applicable regulations of any governmental entity,

changes in generally accepted accounting principles or accounting standards or the interpretation thereof,

any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that, unless subject to another exclusion set forth in this definition, the underlying cause of any such failure may be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect) or any epidemic, pandemic or outbreak of disease (including, for the avoidance of doubt, COVID-19), or any escalation or worsening of such conditions.

Any change referred to in clauses (a), (c), (g), (h), (i), (j) and (l) above may be taken into account in determining if a Material Adverse Effect has occurred but only to the extent that such changes have had a disproportionate adverse effect on Maersk Drilling or Noble, as applicable, as compared to other companies operating in the industries in which Maersk Drilling or Noble, as applicable, operate. Additionally, any blowout, spill, explosion, or similar occurrence with respect to any equipment operated by Maersk Drilling or Noble, as applicable, may be taken into account in determining whether there has been a Material Adverse Effect.

1.1.139   Covenants

1.1.139.1 Conduct of Maersk Drilling During the Interim Period

Maersk Drilling has agreed that from the date of the Business Combination Agreement until the earlier of the Acceptance Time or the termination of the Business Combination Agreement (the “Interim Period”), it will, and will cause its subsidiaries to, except as required by applicable law or as otherwise taken in good faith in response to COVID-19 or any other epidemic, pandemic or outbreak of disease, or the effects thereof, so long as, to the extent reasonably practicable under the circumstances Maersk Drilling provides Noble with advance notice of such anticipated action; as consented to in writing by Noble (which consent will not be unreasonably withheld, delayed or conditioned); as required or permitted by the Business Combination Agreement; or as set forth in the disclosure letter delivered by Maersk Drilling in connection with the Business Combination Agreement (the

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“Maersk Drilling Disclosure Letter”) use reasonable endeavors to operate its business in the ordinary course of business consistent with practice in the twelve (12) months preceding the date of the Business Combination Agreement in all material respects.

During the Interim Period, Maersk Drilling has also agreed not to, and to cause its subsidiaries not to, except as may be required by applicable law or as otherwise taken in good faith in response to COVID-19 or any other epidemic, pandemic or outbreak of disease, or the effects thereof, so long as, to the extent reasonably practicable under the circumstances, Maersk Drilling provides Noble with advance notice of such anticipated action; as required by the Business Combination Agreement; as consented to in writing by Noble (which consent will not be unreasonably withheld, delayed or conditioned); as required or permitted by the Business Combination Agreement; in the ordinary course of business consistent with past practice in all material respects; or as set forth in the Maersk Drilling Disclosure Letter:

(b)

authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Maersk Drilling or its subsidiaries), except dividends, dividend equivalents and distributions paid by wholly owned subsidiaries of Maersk Drilling to Maersk Drilling or to any of its other wholly owned subsidiaries;

split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any of its capital stock, equity interests or other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests, except for any such transaction by a wholly owned subsidiary of Maersk Drilling which remains a wholly owned subsidiary after consummation of such transaction or in connection with any Maersk Drilling equity awards;

(A) except as required by a Maersk Drilling benefit plan in effect on the date of the Business Combination Agreement, (1) make material amendments to the base salary, bonus, retainer or other fees or any other component of compensation for any current or former employee or individual independent contractor of Maersk Drilling or its subsidiaries, other than amendments made in the ordinary course of business consistent with past practice which would not increase the aggregate remuneration of such category by more than 15 percent (15%), or (2) increase the benefits provided to Maersk Drilling’s or its subsidiaries’ current or former directors, executive officers, or employees (other than increases resulting from routine changes to welfare benefit programs); (B) enter into or announce any change of control, severance or retention agreement with any employee or individual independent contractor of Maersk Drilling or any of its subsidiaries except with respect to severance agreements entered into in the ordinary course of business consistent with past practice and retention agreements in line with, and not to exceed the amounts set forth in, the disclosed retention plan and budget established prior to the date of the Business Combination Agreement as set forth in the Maersk Drilling Disclosure Letter; (C) except as required by applicable law or the relevant agreement (if any), enter into, establish, adopt, materially amend, terminate or waive any rights with respect to, any collective bargaining agreement or any agreement with any labor organization or other employee representative; (D) except as would materially increase the costs associated with such Maersk Drilling benefit plans, enter into, establish, adopt, materially amend, terminate or waive any rights with respect to, any Maersk Drilling benefit plan (or any plan, trust, fund, policy or arrangement for the benefit of any current or former directors, executive officers or employees or any of their beneficiaries that would be a Maersk Drilling benefit plan if it were in existence as of the date of the Business Combination Agreement); (E) take any action to accelerate any payment or benefit, or to accelerate the funding of any payment or benefit, payable or to become payable to Maersk Drilling’s current or former employees, individual independent contractors, executive officers or directors, except where such individual’s terms of employment are terminated after the date of the Business Combination Agreement and such acceleration is consistent with Maersk Drilling’s past practice; or (F) grant or announce any new Maersk Drilling Equity Awards or other cash, equity or equity-based incentive awards;

other than as needed to fill an open position with annual compensation consistent with the annual compensation paid to the employee previously in that position, hire or otherwise enter into any employment or consulting agreement or arrangement with any officer at or above the level of vice president;

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change material financial accounting policies or material procedures or any of its material methods of reporting income, deductions or other material items for financial accounting purposes, except as required by changes in IFRS or applicable law;

adopt any amendments to its charter or bylaws or similar applicable organizational documents (including partnership agreements and limited liability company agreements);

except for transactions among Maersk Drilling and its wholly owned subsidiaries or among Maersk Drilling’s wholly owned subsidiaries, or involving the transfer of treasury shares upon the conversion of any Maersk Drilling RSU Awards or under any Maersk Drilling benefit plan, issue, sell, pledge, dispose of or encumber or otherwise subject to a lien (other than a permitted lien) any shares of its capital stock or other ownership interest in Maersk Drilling or any subsidiaries or any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities;

except for transactions among Maersk Drilling and its wholly owned subsidiaries or among Maersk Drilling’s wholly owned subsidiaries, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than the acquisition of Maersk Drilling Shares from a holder of Maersk Drilling equity awards in satisfaction of withholding obligations upon the settlement of such award;

incur or otherwise become liable for any indebtedness for borrowed money, except for (1) any indebtedness for borrowed money among Maersk Drilling and its wholly owned subsidiaries or among Maersk Drilling’s wholly owned subsidiaries, (2) indebtedness for borrowed money incurred in replacement of any indebtedness (including related premiums and expenses) that may default or come due as a result of the transactions contemplated by the Business Combination Agreement so long as such replacement is on terms no less favorable than such existing indebtedness (provided, that Maersk Drilling will consult with Noble in connection with any such action and such action will not be consummated without Noble’s consent (such consent not to be unreasonably withheld, conditioned or delayed)) or that is otherwise required to be repaid or repurchased pursuant to its terms prior to the Merger Effective Time or Acceptance Time, (3) guarantees by Maersk Drilling of indebtedness for borrowed money of subsidiaries of Maersk Drilling, which indebtedness is incurred in compliance with the Business Combination Agreement and (4) indebtedness for borrowed money incurred under or the issuance of letters of credit under Maersk Drilling’s revolving credit facility, under the issuance of parent credit guarantees or pursuant to agreements in effect prior to the execution of the Business Combination Agreement;

sell, leave, license, transfer, exchange or swap, mortgage, or otherwise encumber (including securitizations), or subject to any lien (other than permitted liens) or otherwise dispose of (i) any drilling unit or (ii) any portion of its material properties or assets having a fair market value in excess of USD 25,000,000 in the aggregate, except (1) for transactions among Maersk Drilling and its wholly owned subsidiaries or among Maersk Drilling’s wholly owned subsidiaries, (2) pursuant to existing agreements in effect prior to the execution of the Business Combination Agreement and disclosed or made available to Noble prior to the date of the Business Combination Agreement, or (3) sales or dispositions of properties or assets made in the ordinary course of business consistent with past practice;

(1) modify, amend, terminate or waive any rights under any Maersk Drilling material contract in any material respect in a manner which is adverse to the Maersk Drilling other than in the ordinary course of business or (2) enter into any contract in respect of any drilling unit that would constitute a Maersk Drilling material contract if entered into prior to the date of the Business Combination Agreement (other than in the ordinary course of business or in connection with the expiration or renewal of any Maersk Drilling material contract), except to the extent such contract provides for an action that would otherwise be permitted under the Business Combination Agreement;

except as set forth in the Maersk Drilling Disclosure Letter, voluntarily settle, pay, discharge or satisfy (1) any action, other than any shareholder litigation relating to the Business Combination Agreement or that

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involves only the payment of monetary damages not in excess of USD 5,000,000 in the aggregate, excluding from such dollar thresholds amounts covered by any insurance policy of the Maersk Drilling or any of its subsidiaries (provided, that in no event will the Maersk Drilling or any of its subsidiaries be prevented from paying, discharging or satisfying (with prior notice to Noble if practicable) any judgment and the amount of any such payment, discharge or satisfaction will not be included in the foregoing dollar thresholds) or (2) any shareholder litigation relating to the Business Combination Agreement;

except as set forth in the Maersk Drilling Disclosure Letter or in the ordinary course of business, (1) make, change or revoke any material tax election, (2) file any material amended tax return, (3) change any material tax accounting period or make a material change in any material method of tax accounting, (4) settle or compromise any material tax liability or any audit or other proceeding relating to a material tax or surrender any right to claim a material refund of taxes, (5) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign law) with respect to taxes, (6) enter into any tax allocation, tax sharing, or tax indemnity arrangement or agreement, or (7) waive or extend the statute of limitations in respect of material taxes (other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business);

acquire or agree to so acquire any entity, business or assets that constitute a business or division of any person, or any assets from any other person (excluding ordinary course purchases of goods, products, services and off-the-shelf intellectual property), other than acquisitions for consideration (including assumed liabilities) that does not exceed USD 25,000,000 in the aggregate;

adopt any plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization of the Maersk Drilling or any of its significant subsidiaries (other than the Compulsory Purchase, if any or the transactions contemplated by the Business Combination Agreement or in compliance with the Business Combination Agreement, or as set forth in the Maersk Drilling Disclosure Letter);

enter into or amend any material transaction with any affiliate (other than transactions among the Maersk Drilling and its wholly owned subsidiaries or among the Maersk Drilling’s wholly owned subsidiaries); provided, that the payment of compensation and benefits in the ordinary course to directors, officers and employees will not be deemed to be a “transaction” with an affiliate;

make any material changes to existing insurance policies and programs (except as permitted pursuant to clause (c)); or

agree, in writing or otherwise, to take any of the foregoing actions.

1.1.139.2 Conduct of Noble During the Interim Period

Each of Noble, Topco and Merger Sub has agreed that during the Interim Period, it will, and will cause its subsidiaries to, except as required by applicable law or as otherwise taken in good faith in response to COVID-19 or any other epidemic, pandemic or outbreak of disease, or the effects thereof, so long as, to the extent reasonably practicable under the circumstances Noble provides Maersk Drilling with advance notice of such anticipated action; as consented to in writing by Maersk Drilling (which consent will not be unreasonably withheld, delayed or conditioned); as required or permitted by the Business Combination Agreement; or as set forth in the disclosure letter delivered by Noble in connection with the Business Combination Agreement (the “Noble Disclosure Letter”) use reasonable endeavors to operate its business in the ordinary course of business consistent with practice in the twelve (12) months preceding the date of the Business Combination Agreement in all material respects.

During the Interim Period, each of Noble, Topco and Merger Sub has also agreed not to, and to cause its subsidiaries not to, except as may be required by applicable law or as otherwise taken in good faith in response to COVID-19 or any other epidemic, pandemic or outbreak of disease, or the effects thereof, so long as, to the

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extent reasonably practicable under the circumstances, Noble provides Maersk Drilling with advance notice of such anticipated action; as required by the Business Combination Agreement; as consented to in writing by Maersk Drilling (which consent will not be unreasonably withheld, delayed or conditioned); as required or permitted by the Business Combination Agreement; in the ordinary course of business consistent with past practice in all material respects; or as set forth in the Noble Disclosure Letter:

(c)

authorize or pay any dividends on or make any distribution with respect to its issued and outstanding shares of capital or capital stock (whether in cash, assets, stock or other securities of Noble, Topco, Merger Sub or its subsidiaries), except dividends, dividend equivalents and distributions paid by wholly owned subsidiaries of Noble to Noble or to any of its other wholly owned subsidiaries;

split, combine or reclassify any of its shares, capital stock or issue or authorize or propose the issuance of any of shares or shares of its capital stock, equity interests or other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests, except for any such transaction by a wholly owned subsidiary of Noble which remains a wholly owned subsidiary after consummation of such transaction or in connection with any Noble equity awards;

(A) except as required by a Noble benefit plan in effect on the date of the Business Combination Agreement, (1) make material amendments to the base salary, bonus, retainer or other fees or any other component of compensation for any current or former employee or individual independent contractor of Noble or its subsidiaries, other than amendments made in the ordinary course of business consistent with past practice which would not increase the aggregate remuneration of such category by more than 15 percent (15%), or (2) increase the benefits provided to Noble’s or its subsidiaries’ current or former directors, executive officers, or employees (other than increases resulting from routine changes to welfare benefit programs); (B) enter into or announce any change of control, severance or retention agreement with any employee or individual independent contractor of Noble or any of its subsidiaries except with respect to severance agreements entered into in the ordinary course of business consistent with past practice other than with officers at or above the level of vice president and retention agreements not to exceed the amounts set forth in the Noble Disclosure Letter; (C) enter into, establish, adopt, materially amend, terminate or waive any rights with respect to, any collective bargaining agreement or any agreement with any labor organization or other employee representative; (D) except as would materially increase the costs associated with such Noble benefit plans, enter into, establish, adopt, amend, terminate or waive any rights with respect to, any Noble benefit plan (or any plan, trust, fund, policy or arrangement for the benefit of any current or former directors, executive officers or employees or any of their beneficiaries that would be a Noble benefit plan if it were in existence as of the date of the Business Combination Agreement); (E) take any action to accelerate any payment or benefit, or to accelerate the funding of any payment or benefit, payable or to become payable to Noble’s current or former employees, individual independent contractors, executive officers or directors; or (F) grant or announce any new Noble equity awards or other cash, equity or equity-based incentive awards;

other than as needed to fill an open position with annual compensation consistent with the annual compensation paid to the employee previously in that position, hire or otherwise enter into any employment or consulting agreement or arrangement with any officer at or above the level of vice president;

change material financial accounting policies or material procedures or any of its material methods of reporting income, deductions or other material items for financial accounting purposes, except as required by changes in U.S. GAAP, SEC rule or applicable law;

adopt any amendments to its charter or bylaws or similar applicable organizational documents (including partnership agreements and limited liability company agreements) or enter into or amend any agreement between Noble and any of Noble’s shareholders;

except for transactions among Noble and its wholly owned subsidiaries or among Noble’s wholly owned subsidiaries, or under any Noble benefit plan, issue, sell, pledge, dispose of or encumber or otherwise subject to a lien (other than a permitted lien) any shares of its capital or capital stock or other ownership

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interest in Noble or any subsidiaries or any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital or capital stock, ownership interest or convertible or exchangeable securities;

except for transactions among Noble and its wholly owned subsidiaries or among Noble’s wholly owned subsidiaries, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than the acquisition of Noble Shares from a holder of Noble equity awards in satisfaction of withholding obligations upon the vesting of such award;

incur or otherwise become liable for any indebtedness for borrowed money, except for (1) any indebtedness for borrowed money among Noble and its wholly owned subsidiaries or among Noble’s wholly owned subsidiaries, (2) indebtedness for borrowed money incurred in replacement of any indebtedness (including related premiums and expenses); provided, that Noble will consult with Maersk Drilling in connection with any such action, (3) guarantees by Noble of indebtedness for borrowed money of subsidiaries of Noble, which indebtedness is incurred in compliance with the Business Combination Agreement and (4) indebtedness for borrowed money incurred under or the issuance of letters of credit under Noble’s revolving credit facility or pursuant to agreements in effect prior to the execution of the Business Combination Agreement;

sell, lease, license, transfer, exchange or swap, mortgage, or otherwise encumber (including securitizations), or subject to any lien (other than permitted liens) or otherwise dispose of (i) any drilling unit or (ii) any portion of its material properties or assets having a fair market value in excess of USD 25,000,000 in the aggregate, except (1) for transactions among Noble and its wholly owned subsidiaries or among Noble’s wholly owned subsidiaries, (2) pursuant to existing agreements in effect prior to the execution of the Business Combination Agreement and disclosed or made available to Noble prior to the date of the Business Combination Agreement, or (3) sales or dispositions of properties or assets made in the ordinary course of business consistent with past practice;

(1) modify, amend, terminate or waive any rights under any Noble material contract in any material respect in a manner which is adverse to the Noble other than in the ordinary course of business or (2) enter into any contract in respect of any drilling unit that would constitute a Noble material contract if entered into prior to the date of the Business Combination Agreement (other than in the ordinary course of business or in connection with the expiration or renewal of any Noble material contract), except to the extent such contract provides for an action that would otherwise be permitted under the Business Combination Agreement;

except as provided under any agreement entered into prior to the date of the Business Combination Agreement, set forth in the Noble Disclosure Letter, voluntarily settle, pay, discharge or satisfy (1) any action, other than any shareholder litigation relating to the Business Combination Agreement or that involves only the payment of monetary damages not in excess of USD 5,000,000 in the aggregate, excluding from such dollar thresholds amounts covered by any insurance policy of Noble or any of its subsidiaries (provided, that in no event will the Noble or any of its subsidiaries be prevented from paying, discharging or satisfying (with prior notice to Noble if practicable) any judgment and the amount of any such payment, discharge or satisfaction will not be included in the foregoing dollar thresholds) or (2) any shareholder litigation relating to the Business Combination Agreement;

(1) make, change or revoke any material tax election, (2) file any material amended tax return, (3) change any material tax accounting period or make a material change in any material method of tax accounting, (4) settle or compromise any material tax liability or any audit or other proceeding relating to a material tax or surrender any right to claim a material refund of taxes, (5) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign law) with respect to taxes, (6) enter into any tax allocation, tax sharing, or tax indemnity arrangement or agreement, or (7) waive or extend the statute of limitations in respect of material taxes (other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business);

acquire or agree to so acquire any entity, business or assets that constitute a business or division of any person, or any assets from any other person (excluding ordinary course purchases of goods, products,

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services and off-the-shelf intellectual property), other than acquisitions for consideration (including assumed liabilities) that does not exceed USD 25,000,000 in the aggregate;

adopt any plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization of Noble, Topco or any of their significant subsidiaries (other than the transactions contemplated by the Business Combination Agreement or in compliance with the Business Combination Agreement);

enter into or amend any material transaction with any affiliate (other than transactions among the Noble and its wholly owned subsidiaries or among the Noble’s wholly owned subsidiaries); provided, that the payment of compensation and benefits in the ordinary course to directors, officers and employees will not be deemed to be a “transaction” with an affiliate;

make any material changes to existing insurance policies and programs (except as permitted pursuant to clause (c)); or

agree, in writing or otherwise, to take any of the foregoing actions.

1.1.140   No Solicitation of Alternative Proposals

The Business Combination Agreement contains provisions prohibiting Noble and Maersk Drilling from seeking or discussing any alternative acquisition proposal to the Business Combination. In particular, each of Noble and Maersk Drilling has agreed that from and after the date of the Business Combination Agreement until the Merger Effective Time or the Acceptance Time, respectively, or the date on which the Business Combination Agreement is terminated, it will not, and it will cause its subsidiaries and their respective representatives not to, directly or indirectly:

initiate or solicit any inquiry, proposal or offer with respect to, or the making, submission or announcement of, any Alternative Proposal (as defined herein); or

enter into or continue any discussions or negotiations with respect to Noble or Maersk Drilling, as applicable, or their respective subsidiaries in connection with an Alternative Proposal.

Notwithstanding the restrictions described above, the Business Combination Agreement provides that if at any time from and after the date of the Business Combination Agreement and prior to, as applicable, the Noble Shareholder Approval or the Acceptance Time, Maersk Drilling or Noble, applicable, directly or indirectly receives a written Alternative Proposal from any person, the applicable party and its representatives may contact such person to clarify the terms and conditions thereof and (a) such party and its representatives may furnish, pursuant to any acceptable confidentiality agreement, information (including non-public information and data) with respect to such party and its subsidiaries, and afford access to the business, properties, assets, books, records and personnel of such party and its subsidiaries, to the person that has made such Alternative Proposal (provided that, subject to applicable law, such party will simultaneously make available to the other party any non-public information given to such person with respect to such Alternative Proposal that was not previously made available to such other party) and (b) if the Noble Board of Directors or the Maersk Drilling Board of Directors (or relevant committees thereof), as applicable, determines in good faith, after consultation with its outside counsel and financial advisor, and provides written notice to Maersk Drilling or Noble, as applicable, that such Alternative Proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined herein), then such party and its representatives may engage in, enter into, continue or otherwise participate in any discussions or negotiations with such person with respect to such Alternative Proposal.

Noble and Maersk Drilling, as applicable, must promptly (and, in any event, within 24 hours of any such event) notify the other party of receipt of any Alternative Proposal, or any material amendment thereto, and provide a summary of the material terms and conditions of such proposal or material amendment thereto.

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Except as permitted below, neither the Noble Board of Directors nor the Maersk Drilling Board of Directors (or any committees thereof) will:

(d)

(i) change, withhold, withdraw, qualify or modify, in a manner adverse to Noble or Maersk Drilling, as applicable, the recommendation with respect to the Cayman Merger or the Exchange Offer, as applicable, (ii) fail to consent to the inclusion of the recommendation in the proxy statement/prospectus that will be used in connection with (x) Noble’s extraordinary general meeting being held on 10 May 2022, to, among other things, vote to adopt the Business Combination Agreement and to approve the transactions contemplated thereby and (ii) the issuance of securities to the Noble Shareholders in connection with the Cayman Merger (the “Proxy Statement/Prospectus”) or the Offer Document, as applicable, (iii) approve, adopt, endorse or recommend, as applicable, an Alternative Proposal, (iv) if a tender offer or exchange offer for shares of capital stock of Noble or Maersk Drilling, as applicable, that constitutes an Alternative Proposal is commenced, recommend the acceptance of such tender offer or exchange offer by its shareholders; or

authorize, adopt or approve an Alternative Proposal or cause or permit Noble or any of its subsidiaries (in the case of the Noble Board of Directors) or Maersk Drilling or any of its subsidiaries (in the case of the Maersk Drilling Board of Directors), to enter into any letter of intent, agreement, commitment or agreement in principle providing for any Alternative Proposal.

Notwithstanding the foregoing, at any time before the Noble Shareholder Approval or the Acceptance Time, the Noble Board of Directors or the Maersk Drilling Board of Directors, as applicable, may make a change in recommendation if the Noble Board of Directors or the Maersk Drilling Board of Directors, as applicable, determines in good faith (after consultation with its outside counsel and financial advisor) that there is the presence of a Noble Intervening Event (as defined herein) or an Maersk Drilling Intervening Event (as defined herein), as applicable, or Noble or Maersk Drilling, as applicable, receives an Alternative Proposal that the Noble Board of Directors or the Maersk Drilling Board of Directors, as applicable, determines in good faith (after consultation with its outside counsel and financial advisors) constitutes a Superior Proposal.

However, the Noble Board of Directors or the Maersk Drilling Board of Directors, as applicable, may only take any of the foregoing actions if:

(e)

Noble or Maersk Drilling, as applicable, has provided the other party with at least five Business Days’ prior written notice in advance of taking such action, which notice will specify a reasonably detailed description of such Noble Intervening Event or Maersk Drilling Intervening Event, as applicable, or the material terms of the Alternative Proposal received by Noble or Maersk Drilling, as applicable, that constitutes a Superior Proposal;

after providing such notice and prior to taking such actions, Noble or Maersk Drilling, as applicable, has negotiated in good faith, and caused its representatives to negotiate, with the other party (to the extent the other party so desires) during such five Business Day period to make such adjustments to the terms and conditions of the Business Combination Agreement as would permit the Noble Board of Directors or Maersk Drilling Board of Directors not to take such actions; and

following the notice period described above, the Noble Board of Directors or the Maersk Drilling Board of Directors, as applicable, has considered in good faith any revisions to the terms of the Business Combination Agreement proposed by Maersk Drilling (in the case of the Noble Board of Directors) or Noble (in the case of the Maersk Drilling Board of Directors) and has determined in good faith (i) with respect to a Noble Intervening Event or an Maersk Drilling Intervening Event, as applicable, after consultation with outside counsel, that it would continue to reasonably expected to be inconsistent with the directors’ duties under applicable law not to effect a change in recommendation and (ii) with respect to a Superior Proposal, after consultation with outside counsel and its financial advisor, that the Alternative Proposal would continue to constitute a Superior Proposal, in each case, if changes offered in writing by Noble or Maersk Drilling, as applicable, were given effect.

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The foregoing restrictions do not prohibit Noble or the Noble Board of Directors, or Maersk Drilling or the Maersk Drilling Board of Directors, or any of their respective committees, from (i) making any “stop, look and listen” communication or (ii) making any disclosure and/or taking such other actions if, the Noble Board of Directors or the Maersk Drilling Board of Directors, as applicable, determines in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with its duties under applicable law.

As referred to herein, an “Alternative Proposal” means, with respect to Noble or Maersk Drilling, any bona fide proposal or offer made by any person other than Noble or Maersk Drilling and their respective affiliates for (a) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving Noble or Maersk Drilling, as applicable, (b) the direct or indirect acquisition by any person (including by any asset acquisition, joint venture or similar transaction) of more than 20% of the assets of Noble or Maersk Drilling, as applicable, and its subsidiaries, on a consolidated basis, (c) the direct or indirect acquisition by any person of more than 20% of Noble’s or Maersk Drilling’s, as applicable, equity securities or of the voting power of the outstanding Noble or Maersk Drilling equity securities, including any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of Noble’s or Maersk Drilling’s, as applicable, equity securities or shares with 20% or more of the voting power of the outstanding Noble or Maersk Drilling equity securities, as applicable, or (d) any combination of the foregoing, in each case of subclauses (a) through (c) whether in a single transaction or a series of related transactions.

As referred to herein, a “Superior Proposal” means, with respect to Noble or Maersk Drilling, a written Alternative Proposal (with all references to “20%” in the definition of Alternative Proposal being treated as references to “50%” for these purposes) which did not result from or arise directly in connection with any material breach of the non-solicitation provisions of the Business Combination Agreement that the Noble Board of Directors or Maersk Drilling Board of Directors, as applicable, determines in good faith, after consultation with Noble’s or Maersk Drilling’s, as applicable, financial advisors and outside legal counsel, and taking into account all of the terms and conditions the Noble Board of Directors or Maersk Drilling Board of Directors, as applicable, considers to be appropriate (but including any conditions to and expected timing of consummation of such Alternative Proposal, and all legal, financial and regulatory aspects of such Alternative Proposal and the Business Combination Agreement), and after taking into account any revisions to the terms and conditions to the Business Combination Agreement made or proposed and committed to in writing by Maersk Drilling or Noble, as applicable, in response to such Alternative Proposal, to be more favorable to holders of Noble Shares or Maersk Drilling Shares than the transactions contemplated by the Business Combination Agreement.

As referred to herein, an “Acquisition Opportunity” means any investment, acquisition, divestiture or other business combination.

As referred to herein, a “Noble Intervening Event” means any Effects (other than in connection with an Alternative Proposal or an Acquisition Opportunity) with respect to Noble that materially affects the business, results of, operations or financial condition of Noble that was not known to or reasonably foreseeable by the Noble Board of Directors as of or prior to the execution of the Business Combination Agreement.

As referred to herein, an “Maersk Drilling Intervening Event” means any Effects (other than in connection with an Alternative Proposal or an Acquisition Opportunity) with respect to Maersk Drilling that materially affects the business, results of, operations or financial condition of Maersk Drilling that was not known to or reasonably foreseeable by the Maersk Drilling Board of Directors as of or prior to the execution of the Business Combination Agreement.

1.1.141   Noble Shareholder Meeting

Noble has agreed, as promptly as practicable following the clearance of the Registration Statement (of which the Proxy Statement/Prospectus and exchange offer prospectus form a part) by the SEC, to take all action necessary in accordance with applicable laws and its governing documents to duly give notice of, convene and

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hold an extraordinary general meeting for the purpose of obtaining the Noble Shareholder Approval. Unless there has been a change in recommendation by the Noble Board of Directors, Noble will use all reasonable endeavors to solicit from its shareholders’ proxies approving the Cayman Merger.

Noble is permitted to one or more postponements or adjournments of the shareholder meeting if Noble determines (in consultation with Maersk Drilling) it is reasonably advisable to do so in order to obtain a quorum or to obtain the Noble Shareholder Approval and such adjourned or postponed meeting is convened and held by no later than the day before six (6) months after the date of the Business Combination Agreement. Unless the Business Combination Agreement will have been terminated, no change in recommendation by the Noble Board of Directors will obviate or otherwise affect the obligation of Noble to duly call, give notice of, convene and hold the shareholder meeting.

1.1.142   Endeavors to Consummate the Cayman Merger

Each of the parties has agreed to use reasonable best endeavors to take promptly, or cause to be taken, all actions and to do promptly, or to cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by the Business Combination Agreement, including:

the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods from governmental entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any governmental entity;

the obtaining of all consents, approvals or waivers from third parties required to be obtained in connection with the transactions contemplated by the Business Combination Agreement;

the contesting and defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Business Combination Agreement or the consummation of the transactions contemplated by the Business Combination Agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed;

the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the Business Combination Agreement; and

refraining from taking any action that would reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Cayman Merger.

The parties have also agreed, among other things, to (i) file (in draft form where applicable) as promptly as practicable any required filings and/or notifications under applicable antitrust laws or under foreign direct investment laws, with respect to the transactions contemplated by the Business Combination Agreement, including using all reasonable endeavors to submit a merger notice (meldung) to the NCA pursuant to §18 and compliant with §18a of the Competition Act (Konkurranseloven) (Norway) by no later than 14 January 2022 and to submit a merger notice that complies with section 96(2) of the Enterprise Act 2002 (UK) to the UK CMA by no later than 11 February 2022, and use all reasonable endeavors to cause the expiration or termination of any applicable waiting periods and to obtain all necessary approvals or clearances (including clearance from the UK CMA) under any antitrust law or under foreign direct investment laws, and (ii) take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Business Combination Agreement, and to avoid or eliminate each and every impediment under any law that may be asserted by any governmental entity with respect to the transactions contemplated by the Business Combination Agreement so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date). Without limiting the generality of the foregoing, the parties have agreed, to the extent necessary to allow the parties lawfully to consummate the transactions contemplated by the Business Combination Agreement no later than the End Date, propose,

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negotiate, or offer to commit and effect (and if such offer is accepted, commit to and effect) to (i) sell, divest, hold separate, license, cause a third party to acquire, or otherwise dispose of, any operations, divisions, businesses, product lines, customers or assets of Noble, Maersk Drilling or any of their respective subsidiaries contemporaneously with or after the Closing, (ii) take or commit to take such other actions that may, after the Closing, limit Noble’s freedom of action with respect to, or its ability to retain, any operations, divisions, businesses, products lines, customers or assets, (iii) terminate, or assign or novate to a third party, any contract or other business relationship, and (iv) enter into any order, undertaking, commitment or agreement to effectuate any of the foregoing (each of the items described in clauses (i)-(iv), a “Regulatory Remedy Action”). Notwithstanding the foregoing or anything to the contrary in the Business Combination Agreement (w) the parties will cooperate and consult with each other in advance of proposing any Regulatory Remedy Action, (x) the parties will not be required to take or permit any Non-Required Remedy Action (as defined in an exhibit to the Business Combination Agreement); (y) Maersk Drilling will agree to take any Regulatory Remedy Action (that is not a Non-Required Remedy Action) requested in writing by Noble and will not take a Regulatory Remedy Action without Noble’s written consent; and (z) none of the parties will be required to take any Regulatory Remedy Action unless such actions are only effective after the Acceptance Time. In connection therewith, if any Action is instituted (or reasonably foreseeable or threatened to be instituted) challenging the transactions contemplated by the Business Combination Agreement as in violation of any applicable antitrust law, each of the parties will cooperate and use all reasonable endeavors to contest and resist any such Action, and to have vacated, lifted, reversed or overturned any order whether temporary, preliminary or permanent, that is in effect and that delays, prohibits, prevents or restricts consummation of the transactions contemplated by the Business Combination Agreement. Each of Noble and Maersk Drilling will be responsible for 50% of all filing fees under any antitrust laws, any foreign direct investment law and/or any such other laws or regulations applicable to any of Noble or Maersk Drilling or any of their affiliates. Maersk Drilling and Noble will not (and will cause their subsidiaries and use all reasonable endeavors to cause their affiliates not to) agree to stay, toll or extend any applicable waiting period under any antitrust Law or any Foreign Direct Investment Law, enter into or extend a timing agreement with any governmental entity or withdraw or refile any filing under any antitrust law or under any foreign direct investment law, without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned, or delayed.

The parties have also established a joint steering committee, comprised of representatives of each of Maersk Drilling and Noble, assisted by their external antitrust counsel, that is responsible for preparing and overseeing the strategy for the regulatory filings, including developing and implementing potential Regulatory Remedy Actions, and through which the cooperation and consultation obligations in the Business Combination Agreement are principally coordinated. Any recommendation of the joint steering committee is subject to approval by each of Maersk Drilling and Noble.

Each of the parties also agreed that, during the Interim Period, it will not, and will ensure that none of its subsidiaries, consummate, enter into any agreement providing for, or announce, any Acquisition Opportunity that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by the Business Combination Agreement.

1.1.143   Indemnification and Insurance

Topco has agreed, to the fullest extent permitted by applicable law, to indemnify, defend and hold harmless, and provide advancement of expenses to, each person who prior to the Acceptance Time is or has been an officer, director or employee of Noble, Maersk Drilling or any of their respective subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Noble, Maersk Drilling or any of their respective subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Acceptance Time, whether asserted or claimed prior to, or at or after, the Acceptance Time.

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For a period of six (6) years after the Acceptance Time, Topco will maintain in effect the current policies of directors’ and officers’ liability insurance maintained by Noble and Maersk Drilling (provided that Topco may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events that occurred at or before the Acceptance Time.

All rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions under Noble and Maersk Drilling’s charter, bylaws, or indemnification contracts or undertakings existing in favor of those persons who are, or were, directors and officers of Noble or Maersk Drilling at or prior to the date of the Business Combination Agreement will survive the Cayman Merger and the Exchange Offer, as applicable, and will be assumed by Topco or the Noble Merger Surviving Entity following the Acceptance Time without any further action. Without limiting the foregoing, the memorandum and articles of association or other governing documents of Topco and the Noble Merger Surviving Entity, from and after the Acceptance Time, will contain provisions no less favorable to the Indemnified Parties with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of the Business Combination Agreement in the articles of association and charter and bylaws of Noble and Maersk Drilling, as applicable, which provisions will not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Parties. In addition, from the Acceptance Time, Topco will, without requiring a preliminary determination of entitlement to indemnification, advance any expenses (including attorneys’ fees) of any Indemnified Party as incurred to the fullest extent permitted under applicable law for a period of six (6) years from the Acceptance Time; provided that any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification.

1.1.144   Employee Matters

Topco has agreed that, for a period of one year following the Acceptance Time (or, if earlier, the date of termination of the relevant employee), it will, or will cause its subsidiaries to, provide each employee of Maersk Drilling or its subsidiaries (to the extent he or she remains employed with Topco or its subsidiaries through the Acceptance Time) (the “Continuing Employees”) with base compensation, short term and long term incentives and employee benefits that are no less favorable to those provided to such employee as of immediately prior to the Acceptance Time.

With respect to both the Continuing Employees and the non-Continuing Employees (as defined herein), Topco has agreed that the terms of any retention plans in place prior to the date of the Business Combination Agreement and any retention plans entered into in accordance with the Business Combination Agreement are complied with at all times.

The parties have agreed that, from and after the Acceptance Time, with respect to any employee benefit plans that are established or maintained by Topco (the “New Plans”):

Any such Continuing Employee will be given credit with his or her years of service with Maersk Drilling or its subsidiaries, or their respective predecessors before the Acceptance Time, to the same extent such service was taken into account by Maersk Drilling under corresponding Maersk Drilling plans (the “Old Plans”);

Topco will use commercially reasonable efforts to cause each Continuing Employee and his or her eligible dependents to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under an Old Plan;

Topco will use commercially reasonable efforts to cause the application of any pre-existing condition limitations to be waived for Continuing Employees, unless such conditions would not have been waived under the comparable plans of the applicable Old Plan; and

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Any eligible expenses incurred by a Continuing Employee and his or her covered dependents during the portion of the plan year of an Old Plan and such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with the New Plan.

Notwithstanding the foregoing, service and other amounts will not be credited to Continuing Employees and their eligible dependents to the extent crediting such amounts or service would result in the duplication of benefits.

Immediately following the Closing, Topco has agreed to form a committee consisting of an equal number of representatives who were Noble employees immediately prior to the Closing and representatives who were Maersk Drilling employees immediately prior to the Closing. The committee will assess whether changes to employment terms are material changes to the detriment of any employee(s) in question in which case the employee(s) in question will be considered a non-Continuing Employee. The committee will be operational until one (1) year following Closing. Topco will provide the non-Continuing Employees subject to implementation or notification of material changes to the terms and conditions of employment the option to postpone their final acceptance or rejection of the changed conditions for a period of up to one (1) year following the Closing during which the employees in question at all times can give notice to the effect that they consider themselves dismissed by their employer in accordance with the terms and conditions applicable to the non-Continuing Employees. The notice period as applicable for the non-Continuing Employee will be calculated from the day when the non-Continuing Employee gives notice that they consider themselves dismissed. Until the employee provides such notice, if provided within one (1) year from the Closing the employee will for the purpose of the Business Combination Agreement be considered a Continuing Employee.

For the purpose of providing certainty to the employees concerned, Topco has agreed to as soon as is reasonably practical considering the proper development and implementation of integration plans assess which employees are to continue in the new organization and which roles will be redundant. Topco has agreed to as soon as is reasonably practical provide individual notice to each employee of Maersk Drilling who was employed immediately prior to the Closing and who is to be made redundant. If any employee employed as vice-presidents and above are to be made redundant, notice must be provided no later than 60 days following Closing.

As referred to herein, employees will be considered as made redundant (the “non-Continuing Employees”) in case of (i) a notice of termination or severance agreement provided by or caused to be provided by Topco (for reasons other than material breach being cause for termination under the governing terms of any individual service agreement or employment agreement or applicable law) or (ii) implementation or notification of material changes to the terms and conditions of employment provided by or caused by Topco. Any non-Continuing Employees who receive notice that they are made redundant within eighteen (18) months following the Closing will be provided with severance terms no less favorable than the minimum terms reflecting Maersk Drilling’s past practices on severance terms.

1.1.145   North Sea Operations

Topco has agreed that for a period not less than five (5) years from the Closing, it will (i) use reasonable endeavors to ensure the continued operation of Maersk Drilling’s existing business and operating model in the North Sea region, (ii) allocate reasonable financial and strategic resources of Topco and its subsidiaries to support the continued operation of such existing business and (iii) use reasonable endeavors to ensure that such business will be headquartered in Stavanger, Norway and, following the Closing, initially managed by an individual appointed by Maersk Drilling. Notwithstanding the foregoing, (A) the North Sea operations may be integrated into the Combined Group in a manner consistent with the remainder of Topco’s business, taking into account matters particular to North Sea operations, (B) in the event there is a material decline in the demand for offshore drilling rigs in the North Sea that is not reasonably expected to improve in the near term, Topco may make such adjustments or changes with respect to its North Sea operations as it reasonably determines is in the

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best interests of Topco and its subsidiaries, and (C) in any event Topco will not be obligated to take any actions to the extent that the Topco Board of Directors, in its sole discretion, determines that taking such actions would have an adverse effect on the business, operations or financial condition of Topco and its subsidiaries.

1.1.146   Rig Recycling Standards

Topco has agreed to adopt a rig recycling policy consistent with the standards set forth in the “Responsible Rig Recycling Policy” approved by the Maersk Drilling Board of Directors on 11 February 2021; provided that, for the sake of clarity, nothing will prevent Topco from making such reasonable changes to such adopted policy as it determines to be in the best interests of Topco and its subsidiaries.

1.1.147   Corporate Governance

Following the Closing, assuming all of the Maersk Drilling Shares are acquired by Topco through the Exchange Offer, Topco will own all of Noble’s and Maersk Drilling’s respective businesses and the former shareholders of Noble and former shareholders of Maersk Drilling will each own approximately 50% of the outstanding Topco Shares. Topco will acquire a majority of the Maersk Drilling Shares following the Closing of the Exchange Offer and it is possible that Topco will directly or indirectly own other assets and conduct other activities in the future at the discretion of Topco management. Topco will be headquartered in Houston, Texas. The Combined Group will have three main operational hubs in Texas, Dubai and Stavanger. Topco is expected to have certain management functions relating to the holding of shares, financing, cash management, incentive compensation and other relevant holding company functions. The Topco Board of Directors will initially be comprised of seven individuals: three individuals designated by Maersk Drilling (Claus V. Hemmingsen, the current Chairman of the Maersk Drilling Board of Directors, Kristin H. Holth and Alastair Maxwell), three individuals designated by Noble (Charles M. (Chuck) Sledge, the current Chairman of the Noble Board of Directors, who will become Chairman of the combined company, Alan J. Hirshberg and Ann D. Pickard) and Robert W. Eifler, the Chief Executive Officer of Noble, who will serve as the Chief Executive Officer of the combined company.

Topco will apply to have Topco Shares listed on the NYSE and for admission to trading and official listing on Nasdaq Copenhagen.

1.1.148   Additional Covenants and Agreements

Noble and Maersk Drilling have also made covenants relating to, among other things, control of operations, access and inspections, public filings, cooperation on making Topco Shares eligible for clearing through DTC, shareholder litigation, tax matters and transaction expenses.

Topco and Noble have also made covenants relating to, among other things, NYSE and Nasdaq Copenhagen listings of Topco Shares, the use of certain licensed trademarks post-Closing, Section 16 matters and financing cooperation.

1.1.149   Conditions to the Business Combination

Topco’s obligation to accept for payment or, subject to any applicable rules and regulations of Denmark, pay for any Maersk Drilling Shares that are validly tendered in the Exchange Offer and not validly withdrawn prior to the expiration of the Exchange Offer is subject to certain customary conditions, including, among others, that (a) the Minimum Acceptance Condition will have been satisfied, (b) Noble shareholder approval of the Business Combination will have been obtained, (c) no law will be in effect that prohibits or makes illegal the consummation of the Business Combination, (d) the warranties of the parties being true and correct to the standards applicable to such warranties and each of the covenants of the parties having been performed or complied with in all material respects, (e) any applicable waiting period or approvals or clearances under

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applicable antitrust laws will have expired or been earlier terminated or such approvals or clearances will have been obtained, (f) any applicable waiting period or approvals or clearances under applicable foreign direct investment laws will have expired or been earlier terminated or such approvals or clearances will have been obtained, (g) Topco’s Registration Statement on Form S-4 relating to the issuance of the Topco Shares in the Business Combination and the Exemption Document will have become effective under the Securities Act, and the EU Prospectus Regulation, as applicable, or are not subject to an effective stop order or proceeding seeking a stop order, and (h) the Topco Shares issued in the Business Combination will have been approved for listing on the NYSE and for admission to trading and official listing on Nasdaq Copenhagen, in each case, subject to official notice of issuance and, in the case of Nasdaq Copenhagen, final approval of the Exemption Document. Maersk Drilling may require that Topco does not accept for payment or, subject to any applicable rules and regulations of Denmark, pay for the Maersk Drilling Shares that are validly tendered in the Exchange Offer and not validly withdrawn prior to the expiration of the Exchange Offer is subject to certain customary conditions, including, among others, those specified above. Subject to the satisfaction or waiver of the above conditions, the Business Combination is expected to close in mid-2022.

1.1.150   Termination Rights

The Business Combination Agreement contains certain termination rights for both Noble and Maersk Drilling, including, among others:

(f)

by the mutual written consent of Noble and Maersk Drilling (provided that the parties will meet not less than 7 days prior to the End Date (as defined herein) and, if the End Date is automatically extended as provided below, to meet again not less than 7 days prior to each revised End Date) to discuss the prospects of satisfying the conditions to the Exchange Offer, and to consider in good faith whether this termination right should be exercised);

by either Noble or Maersk Drilling if:

(i) the Acceptance Time has not occurred on or before the End Date; provided, however, that if the condition relating to antitrust approvals has not been satisfied at such time, the End Date will automatically be extended to 10 February 2023 and (ii) the party seeking to terminate the Business Combination Agreement pursuant to this bullet will not have breached its obligations under the Business Combination Agreement in any manner that has been the primary cause of the failure to consummate the Business Combination on or before such date;

any court of competent jurisdiction has issued or entered an order permanently enjoining or otherwise prohibiting the consummation of the Business Combination and such order has become final and non-appealable; provided that the party seeking to terminate the Business Combination Agreement pursuant to this bullet will have used such endeavors as required by the Business Combination Agreement to prevent, oppose and remove such injunction;

the Exchange Offer has terminated or expired in accordance with its terms (subject to the rights and obligations of Topco and Noble to extend the Exchange Offer pursuant to the Business Combination Agreement) without Topco having accepted for payment any shares of Maersk Drilling pursuant to the Exchange Offer; provided that the party seeking to terminate the Business Combination Agreement pursuant to this bullet will not have breached its obligations under the Business Combination Agreement in any manner that is the primary cause of the failure to consummate the Exchange Offer;

the Noble Shareholders have not approved the Business Combination; or

a final merger control decision by either the UK CMA or the NCA is issued that either prohibits one or more of the transactions contemplated by the Business Combination Agreement, or prevents the consummation of such transactions without the carrying out of a Non-Required Remedy Action;

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by Maersk Drilling if:

(2)

Noble or Merger Sub breaches or fails to perform in any material respect any of its warranties, covenants or other agreements in the Business Combination Agreement that cannot be or is not cured in accordance with the terms of the Business Combination Agreement and such breach or failure to perform would cause applicable closing conditions not to be satisfied; provided that Maersk Drilling is not then in material breach of any warranty, agreement or covenant in the Business Combination Agreement;

at any time prior to receipt of Noble shareholder approval if the Noble Board of Directors has changed its recommendation with respect to the Business Combination; or

certain actions are taken by the UK CMA, NCA or the European Commission not earlier than 1 May 2022 (with respect to the UK CMA and EC) or 1 July 2022 (with respect to the NCA) (such dates, a “Trigger Date”) and not more than 30 days has passed from the applicable Trigger Date and Maersk Drilling becoming aware of the action so taken; or

by Noble, (i) if Maersk Drilling breaches or fails to perform in any material respect any of its warranties, covenants or other agreements in the Business Combination Agreement that cannot be or is not cured in accordance with the terms of the Business Combination Agreement and such breach or failure to perform would cause applicable closing conditions not to be satisfied; provided that Noble is not then in material breach of any warranty, agreement or covenant in the Business Combination Agreement or (ii) at any time prior to the Acceptance Time if the Maersk Drilling Board of Directors has changed its recommendation with respect to the Exchange Offer.

If the Business Combination Agreement is terminated (a) (i) in accordance with the provision described in (1) the first bullet of clause (b) above (End Date), (2) the fourth bullet of clause (b) above (No Noble Shareholder Approval), or (3) clause (c)(i) above due to a breach by Noble of its covenants relating to non-solicitation, holding the Noble shareholder meeting or endeavors to obtain regulatory approvals (Breach of Certain Noble Covenants); (ii) Noble or any other person has publicly disclosed or announced a competing alternative proposal with respect to Noble made on or after the date of the Business Combination Agreement but prior to the Noble shareholder meeting and such competing alternative proposal has not been withdrawn at least 5 days prior to the Noble shareholder meeting (or prior to the termination of the Business Combination Agreement if there has not been a shareholder meeting) and (iii) within 9 months of such termination, Noble consummates a competing acquisition proposal, or (b) by Maersk Drilling as a result of a change in recommendation by the Noble Board of Directors, then Noble will pay Maersk Drilling a termination fee equal to USD 15 million. Further, if the Business Combination Agreement is terminated by Maersk Drilling in accordance with the fifth bullet of clause (b) above (No Antitrust Approval), then Noble will pay Maersk Drilling a termination fee equal to USD 50 million.

If the Business Combination Agreement is terminated (a) (i) in accordance with the provision described in (1) the first bullet of clause (b) above (End Date), (2) the third bullet of clause (b) above (No Acceptance of Offer) or (3) clause (d)(i) above due to a breach by Maersk Drilling of its covenants relating to non-solicitation or endeavors to obtain regulatory approvals (Breach of Certain Maersk Drilling Covenants); (ii) Maersk Drilling or any other person has publicly disclosed or announced a competing alternative proposal with respect to Maersk Drilling made on or after the date of the Business Combination Agreement but prior to the termination date and such competing alternative proposal has not been withdrawn at least 5 days prior to the earlier of the expiration date of the Exchange Offer or termination of the Business Combination Agreement and (iii) within 9 months of such termination, Maersk Drilling consummates a competing acquisition proposal, or (b) by Noble as a result of a change in recommendation by the Maersk Drilling Board, then Maersk Drilling will pay Noble a termination fee equal to USD 15 million.

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1.1.151  Governing law

The Business Combination Agreement and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to the Business Combination Agreement or the negotiation, execution or performance of the Business Combination Agreement (including any claim or cause of action based upon, arising out of or related to any warranty made in or in connection with the Business Combination Agreement) are governed by and construed in accordance with English law, except that the provisions thereof which expressly relate to Danish law matters (including the approval and effectiveness of the Exchange Offer and the Compulsory Purchase) shall be construed, performed, governed and enforced in accordance with Danish law.

Ancillary Documents

This section describes the material provisions of certain additional agreements that were entered into concurrently with, or will be entered into pursuant to (as applicable) the Business Combination Agreement, which are referred to herein as the “Ancillary Documents”, but does not purport to describe all of the terms thereof.

1.1.152  Irrevocable Undertaking

Concurrently with the entry into the Business Combination Agreement, APMH Invest, which holds approximately 41.6% of the issued and outstanding Maersk Drilling Shares, entered into the Undertaking with Noble, Topco and Maersk Drilling, pursuant to which APMH Invest has, among other things, agreed to (a) accept the Exchange Offer in respect of the Maersk Drilling Shares that it owns and not withdraw such acceptance; (b) waive the right to receive any cash consideration in the Exchange Offer; (c) not vote in favor of any resolution to approve a competing alternative proposal and (d) subject to certain exceptions, be bound by certain transfer restrictions with respect to the Maersk Drilling Shares that it owns. The Undertaking will lapse if (i) the Business Combination Agreement is terminated in accordance with its terms; (ii) Topco announces that it does not intend to make or proceed with the Business Combination or (iii) the Exchange Offer lapses or is withdrawn and no new, revised or replacement offer is announced within 10 business days. In addition, A.P. Møller og Hustru Chastine Mc-Kinney Møllers Familiefond and Den A.P. Møllerske Støttefond, together holding approximately 12% of the issued and outstanding Maersk Drilling Shares, have delivered letters of intent expressing their intention to accept or procure the acceptance of the Exchange Offer in respect of the Maersk Drilling Shares that they own.

1.1.153  Voting Agreements

Concurrently with the entry into the Business Combination Agreement, Noble and Maersk Drilling entered into voting agreements (the “Voting Agreements”) with certain funds and accounts for which Pacific Investment Management Company LLC serves as investment manager (the “Investor Manager”), certain funds and accounts for which Canyon Capital Advisors LLC and/or one of its affiliates serves as investment manager, advisor or co-adviser, as applicable, and certain funds advised by GoldenTree Asset Management LP (the “Noble Supporting Shareholders”), which collectively held approximately 53% of the issued and outstanding Noble Shares as of the date of the Voting Agreements. Pursuant to the Voting Agreements, each Noble Supporting Shareholder has, among other things, agreed to (a) consent to and vote (or cause to be voted) its Noble Shares (i) in favor of all matters, actions and proposals contemplated by the Business Combination Agreement for which Noble shareholder approval is required and any other matters, actions or proposals required to consummate the Business Combination in accordance with the Business Combination Agreement, and (ii) among other things, against any competing alternative proposal; (b) be bound by certain other covenants and agreements relating to the Business Combination and (c) subject to certain exceptions, be bound by certain transfer restrictions with respect to a portion of their securities. The Voting Agreements will terminate upon the earliest to occur of (x) the date that is ten months from the date of the Voting Agreements, (y) the closing date of the Business Combination and (z) the termination of the Business Combination Agreement pursuant to its terms. Notwithstanding the

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foregoing, each Noble Supporting Shareholder will have the right to terminate the applicable Voting Agreement if the Business Combination Agreement has been amended in a manner that materially and adversely affects such Noble Supporting Shareholder (including, without limitation, a reduction of the economic benefits to the Noble Supporting Shareholders contemplated thereby or an extension of the End Date beyond the date (as such date may be extended) set forth in the Business Combination Agreement).

On 10 May 2022, the Noble Shareholder Approval was obtained by Noble at an extraordinary general meeting in which the Noble Shareholders approved all proposals related to the Business Combination Agreement. Approximately 99% of the votes cast at the extraordinary general meeting were in favour of the Business Combination.

1.1.154  Relationship Agreement

At the Closing, Topco will enter into a relationship agreement with the Investor Manager and APMH Invest, which will set forth certain director designation rights of such Topco shareholders following the Closing (the “Relationship Agreement”). In particular, pursuant to the Relationship Agreement, each of the Investor Manager and APMH Invest will be entitled to designate (a) two nominees to the Topco Board of Directors so long as the Investor Manager or APMH Invest, as applicable, owns no fewer than 20% of the then outstanding Topco Shares and (b) one nominee to the Topco Board of Directors so long as the Investor Manager or APMH Invest, as applicable, owns fewer than 20% but no fewer than 15% of the then outstanding Topco Shares. Each nominee of the Investor Manager and APMH Invest will meet the independence standards of the NYSE with respect to Topco; provided, however, that APMH Invest shall be permitted to have one nominee who does not meet such independence standards so long as such nominee is not an employee of Topco or any of its subsidiaries.

1.1.155  Registration Rights Agreement

At the Closing, Topco will enter into a registration rights agreement with APMH Invest pursuant to which, among other things, and subject to certain limitations set forth therein, APMH Invest will have customary demand and piggyback registration rights (the “Registration Rights Agreement”). In addition, pursuant to the Registration Rights Agreement, APMH Invest will have the right to require Topco, subject to certain limitations set forth therein, to effect a distribution of any or all of its Topco Shares by means of an underwritten offering. Topco is not obligated to effect any underwritten offering unless the dollar amount of the securities of APMH Invest to be sold is reasonably likely to result in gross sale proceeds of at least USD 20 million.

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THE EXCHANGE OFFER

The following is a description of the principal terms of the Exchange Offer. Some of the terms and conditions described below are subject to important limitations and exceptions. Maersk Drilling Shareholders are urged to read this section, the Offer Document, along with the rest of this Exemption Document, including the appendices and exhibits, in their entirety prior to making any decision as to the matters described therein. The below description of the principal terms of the Exchange Offer is qualified in its entirety by the description of the Exchange Offer in the Offer Document under which Topco intends to make the Exchange Offer.

Maersk Drilling Shareholders, particularly Maersk Drilling Shareholders with a place of residence, registered office or habitual abode outside Denmark, should read the section “Offer Restrictions” in the Offer Document before making any decision in respect of the Exchange Offer.

In connection with the Exchange Offer, Topco is relying on the Tier I exemption from U.S. tender offer rules provided in Rule 14d-1(c) of the Exchange Act. However, Topco is not relying on the corresponding cross-border exemption (Rule 802) from the registration requirement of Section 5 of the Securities Act of 1933, as amended. Instead, Topco is registering on the Registration Statement on Form S-4 of which the proxy statement/prospectus and exchange offer prospectus form a part the securities that will be issued to the holders of Maersk Drilling Shares at the closing of the Exchange Offer.

Subject Matter

Topco will, pursuant to the Exchange Offer, seek to acquire 100% of the then-outstanding Maersk Drilling Shares; provided that the Exchange Offer will not extend to (i) any treasury shares held by Maersk Drilling and (ii) for the avoidance of doubt, any other financial instruments issued by Maersk Drilling.

The Offer Period is expected to last at least four weeks and may be extended in accordance with the relevant provisions of the Danish Takeover Order and the Offer Document.

The Exchange Offer is subject to a number of conditions set forth under 8.9 “Conditions to the Exchange Offer”.

For a comparison of the rights of the Maersk Drilling shareholders and Maersk Drilling Shares to Topco Shareholders and Topco Shares, see 6.15 “Comparison of Shareholder Rights”.

Offer Consideration

Topco will be offering 1.6137 newly and validly issued, fully paid and non-assessable Topco Offer Shares, delivered in the form of share entitlements, as the share consideration for each tendered Maersk Drilling Share (the “Share Consideration”), up to a maximum of 67,020,369 Topco Offer Shares that will be determined by the total amount of Maersk Drilling Shares tendered in the Exchange Offer and the amount of Maersk Drilling Shareholders making a Cash Election.

The Topco Offer Shares delivered in the Exchange Offer represent share entitlements book-entered in the Euronext Securities Copenhagen securities system representing A ordinary shares in Topco, credited to the account of Computershare Trust Company, N.A (“Computershare”) in the name of Euronext Securities Copenhagen. Maersk Drilling Shareholders are advised that exercising the shareholder rights attached to the Topco Offer Shares will differ from the manner of exercise of shareholder rights attached to their Maersk Drilling Shares and will require the participation from Cede & Co., DTC, Computershare and Euronext Securities Copenhagen. Further, Maersk Drilling Shareholders should note that such exercise of certain shareholder rights may be connected with fees or other expenses.

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In particular, the Topco Shares will be issued to Cede & Co. as custodian for DTC. Accordingly, Cede & Co. will be the only person able to directly exercise the rights attaching to those Topco Shares pursuant to the Topco Articles of Association. Cede & Co. is required to exercise the rights attached to the Topco Shares in accordance with directions given by the relevant beneficial owners through the relevant institution that is accredited as a DTC Participant.

Topco is also offering each Maersk Drilling Shareholder the opportunity to elect to receive Cash Consideration (the “Cash Election”). To the extent a Maersk Drilling Shareholder makes a Cash Election, the Cash Consideration will be calculated as the product of (A) the number of Maersk Drilling Shares subject to the Cash Election, (B) the Exchange Ratio and (C) the volume-weighted average closing price of the Noble Shares for the 10 trading days ending on the date two Business Days prior to the publication of the Offer Document (the “10-day VWAP”), up to the amount of USD 1,000 per Maersk Drilling shareholder, payable in DKK (the “Cash Consideration”), subject to an aggregate cash consideration cap of USD 50 million (the “Cash Consideration Cap”). Topco will include the 10-day VWAP in the Offer Document. A Maersk Drilling Shareholder making a Cash Election will receive, as applicable, (i) USD 1,000 for the applicable portion of their Maersk Drilling Shares (the exact amount will be the amount closest to, but below or equal to, USD 1,000 calculated as the product of the number of Cash Acceptance Shares held and the Cash Consideration each Cash Acceptance Share represents), or (ii) the amount corresponding to the total holding of their Maersk Drilling Shares if such holding of Maersk Drilling Shares represents a value of less than USD 1,000 in the aggregate, subject to any reduction under the Cash Consideration Cap. A Maersk Drilling Shareholder holding Maersk Drilling Shares exceeding a value of USD 1,000 in the aggregate cannot elect to receive less than USD 1,000 in Cash Consideration if it makes a Cash Election. The Cash Consideration will be payable in DKK with such amount payable in DKK translated from USD at the Currency Rate on the date that is two (2) Business Days prior to the publication of the Offer Document.

The period during which Acceptance Share Holders will be afforded the opportunity to make Cash Elections will commence on 12 September 2022 and end on 26 September 2022 at 11:59 p.m. CEST (based on an Offer Period expiring on 8 September 2022 at 11:59 p.m. CEST and subject to any potential extensions of the Offer Period).

In the event the aggregate Cash Consideration to be paid in the Exchange Offer exceeds the Cash Consideration Cap, the Maersk Drilling Shareholders, or holders of Acceptance Shares, as applicable, electing to receive Cash Consideration shall receive their pro rata portion of cash in respect of their amount of Acceptance Shares validly tendered by way of the Cash Election. If the Cash Consideration payable to a Maersk Drilling Shareholder or holder of Cash Acceptance Shares, as applicable, is reduced as a result of the Cash Consideration Cap being exceeded, such Maersk Drilling Shareholder or holder of Cash Acceptance Shares, as applicable, shall receive Share Consideration (by way of having a number of Cash Acceptance Shares exchanged for Acceptance Shares prior to settlement of the Exchange Offer) in respect of their holdings of Cash Acceptance Shares which would otherwise entitle the respective holder of Cash Acceptance Shares to an amount of Cash Consideration exceeding their pro rata portion.

The Share Consideration and Cash Consideration have been determined on the basis of 41,532,112 Maersk Drilling Shares issued and outstanding as at the date of this Exemption Document. In the event that the number of Maersk Drilling Shares increases or Maersk Drilling issues special rights, including warrants, convertible debt instruments or bonus shares, in accordance with Chapter 10 of the Danish Companies Act prior to expiration of the Offer Period, Topco will have the right to adjust the Share Consideration and/or the Cash Consideration accordingly.

Topco and the Topco Shares will have their primary registration in the DTC system.

Maersk Drilling Shareholders accepting the Exchange Offer will receive their Share Consideration in the form of interests to Topco Offer Shares recorded in Euronext Securities Copenhagen’s securities system, in the

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form of share entitlements. The relevant Topco Offer Shares to be delivered as Share Consideration to Maersk Drilling Shareholders will be issued to Cede & Co. and credited in book entry form to the accounts in DTC of the relevant institution that is accredited as a participant in DTC (the “DTC Participant”). In order to enable trading on Nasdaq Copenhagen, Topco will also register such Topco Offer Shares issued in the Exchange Offer with the corresponding Danish securities system operated by Euronext Securities Copenhagen. The Topco Shares to be traded on Nasdaq Copenhagen will then be delivered in book entry form to a DTC Participant account of Computershare, as custodian for Euronext Securities Copenhagen. Following such registration, the Topco Shares will subsequently be recorded in Euronext Securities Copenhagen’s securities system, by way of registration of securities representing entitlements to these Topco Shares.

Transfer of Topco Shares between DTC and Euronext Securities Copenhagen may happen after Closing. To be able to trade the Topco Shares on NYSE following Closing, investors will need to transfer their Topco Shares to a clearing service that facilitates trading on NYSE.

Conversely, Topco Shares acquired through trading on NYSE will need to be transferred to Euronext Securities Copenhagen’s securities system in order to be traded on Nasdaq Copenhagen. There are specific requirements for cross-border settlement (i.e., transfer of shares from DTC to Euronext Securities Copenhagen or vice versa).

Such transfers may be subject to fees levied by the settlement parties in accordance with their respective fee schedules. Furthermore, transfers between the securities systems may be restricted during certain periods in relation to corporate actions, for example in connection with record dates for dividend payments or participation in general meetings. Information on the procedures for such transfer will be made available on Topco’s website on or around the Closing Date.

For further information on the exercise of shareholder rights by holders of Topco Shares, please see the section 28.3 “Exercise of shareholders rights by holders of Topco Shares”.

Offer Period

The offer period for the Exchange Offer (the “Offer Period”) is expected to commence as soon practically possible after the Offer Document has been approved by the Danish FSA with an expected duration of at least four weeks. The offer period is expected to commence on 10 August 2022 and to expire on 8 September 2022 at 11:59 p.m. (CEST), subject to any potential extensions.

Extension of the Offer Period

Topco may extend the Offer Period on one or more occasions at any time until the conditions to the Exchange Offer have been fulfilled or waived, subject to (i) certain undertakings given in favor of Maersk Drilling in the Business Combination Agreement and (ii) the requirements of Section 9 of the Danish Takeover Order, which are (a) any extension must extend the Offer Period by at least two weeks, (b) the Offer Period can only be extended beyond 10 weeks if regulatory approvals are pending, and in no circumstances beyond 9 months from the date of the Offer Document, in each case, unless an exemption has been granted by the Danish FSA and (c) an extension may only be made on the basis of a supplement to the Offer Document approved by the Danish FSA. Additionally, Topco reserves the right to extend the Offer Period in accordance with Section 21(3) of the Danish Takeover Order no later than 18 hours after expiration of the Offer Period. In the event of such an extension, the extended offer period will expire on the date and time determined by Topco. However, each such extension will be no less than two weeks.

The duration of the Offer Period (plus any extensions) shall not exceed a maximum of ten weeks, except if (i) a competing offer made pursuant to Section 25(1) of the Danish Takeover Order (a “Competing Offer”) is publicly announced or (ii) the conditions to the Exchange Offer have not been satisfied due to pending regulatory approvals.

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Financing of the Exchange Offer, the Compulsory Purchase and availability of funds

The Exchange Offer is not subject to any financing condition.

Based on the 41,390,710 Maersk Drilling Shares subject to the Exchange Offer (excluding any Maersk Drilling treasury shares) and assuming that no additional Maersk Drilling Shares are issued during the Offer Period and that all Maersk Drilling Shareholders accept the Exchange Offer, Topco is expected to issue to the Maersk Drilling Shareholders upon completion of the Exchange Offer between 64,938,698 Topco Offer Shares (assuming the Maersk Drilling Shareholders make Cash Elections which in the aggregate amount to the Cash Consideration Cap) and 66,792,189 Topco Offer Shares (assuming no Maersk Drilling Shareholders make Cash Elections) in order to pay the share-based part of the Offer Consideration for all tendered Maersk Drilling Shares.

The Cash Consideration payable under the Exchange Offer and any cash required for the Compulsory Purchase is fully financed by the Noble Group’s existing balance sheet. The Noble Group will provide the cash needed to fulfil the Exchange Offer and Completion thereof, conditioned upon the satisfaction of the Conditions to Completion of the Exchange Offer.

Board Recommendation

The Maersk Drilling Board of Directors has undertaken in the Business Combination Agreement, subject to certain conditions, to issue a recommendation in accordance with Section 22 of the Danish Takeover Order, recommending that the Maersk Drilling Shareholders accept the Exchange Offer.

Irrevocable undertaking to accept the Exchange Offer

Concurrently with the entry into the Business Combination Agreement, APMH Invest, which holds approximately 41.6% of the issued and outstanding Maersk Drilling Shares, entered into the Undertaking with Noble, Topco and Maersk Drilling, pursuant to which APMH Invest has, among other things, agreed to (a) accept the Exchange Offer in respect of the Maersk Drilling Shares that it owns and not withdraw such acceptance; (b) waive the right to receive any Cash Consideration in the Exchange Offer; (c) not vote in favor of any resolution to approve a competing alternative proposal and (d) subject to certain exceptions, be bound by certain transfer restrictions with respect to the Maersk Drilling Shares that it owns. The Undertaking will lapse if (i) the Business Combination Agreement is terminated in accordance with its terms; (ii) Topco announces that it does not intend to make or proceed with the Business Combination or (iii) the Exchange Offer lapses or is withdrawn and no new, revised or replacement offer is announced within 10 business days.

In addition, A.P. Møller og Hustru Chastine Mc-Kinney Møllers Familiefond and Den A.P. Møllerske Støttefond, together holding approximately 12% of the issued and outstanding Maersk Drilling Shares, have delivered letters of intent expressing their intention to accept or procure the acceptance of the Exchange Offer in respect of the Maersk Drilling Shares that they own.

Intentions of the Maersk Drilling Board of Directors and the Maersk Drilling Executive Officers to accept the Exchange Offer

There are no lock up arrangements applicable to Maersk Drilling Shares owned by members of the Maersk Drilling Board of Directors and the Maersk Drilling Executive Officers. Notwithstanding the foregoing, the members of the Maersk Drilling Board of Directors and the Maersk Drilling Executive Officers have indicated that they intend to accept the Exchange Offer in respect of the Maersk Drilling Shares that they own.

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Conditions to the Exchange Offer

The Exchange Offer and the effectiveness of the contracts which come into existence as a result of the acceptance of the Exchange Offer are subject to the following conditions being satisfied, waived by Topco, or mutually amended by Maersk Drilling and Topco to the extent permitted by the Offer Document (the “Conditions to Completion”):

(g)

Prior to the expiration of the Exchange Offer, there have been validly tendered and not validly withdrawn in accordance with the terms of the Exchange Offer a number of Maersk Drilling Shares that, upon the Completion of the Exchange Offer, together with the Maersk Drilling Shares then owned by Topco and Noble (if any) excluding any treasury shares held by Maersk Drilling and Maersk Drilling Shares tendered pursuant to guaranteed delivery procedures that have not yet been received by the Settlement Agent (as defined herein) pursuant to such procedure, would represent at least 80% of the outstanding Maersk Drilling Shares and voting rights of Maersk Drilling immediately after the Completion of the Exchange Offer (which percentage may be lowered by Topco in its sole discretion to not less than 70%) (the “Minimum Acceptance Condition”);

The Noble Shareholders’ approval of (i) the Business Combination Agreement, the Plan of Merger (attached to the Business Combination Agreement as Exhibit C) and the Cayman Merger, and (ii) the issuance by Topco of up to 137,105,413 Topco Shares (as adjusted in accordance with the Business Combination Agreement) upon the consummation of the Cayman Merger and the Exchange Offer (the “Topco Share Issuance”) (the “Noble Shareholder Approval”);

Topco Shares to be issued in the Exchange Offer and the Cayman Merger have been approved for listing on the NYSE, subject to official notice of issuance;

Topco Shares to be issued in the Exchange Offer and the Cayman Merger have been approved for admission to trading and official listing by Nasdaq Copenhagen, subject to official notice of issuance and final approval of this Exemption Document and the Listing Prospectus;

The Registration Statement and this Exemption Document have become effective under the Securities Act or approved under the Prospectus Regulation, as applicable, and are not subject to an effective stop order or proceeding seeking a stop order;

No law shall be in effect that prohibits or makes illegal the consummation of the transactions contemplated by the Business Combination Agreement, including the Cayman Merger, the Topco Share Issuance and the Exchange Offer;

Any applicable waiting period (and any extension thereof) or approvals or clearances, as relevant, under the antitrust laws of the jurisdictions listed in the section 8.10 “Regulatory Approvals” shall have expired or been earlier terminated or such approvals or clearances shall have been obtained;

Any applicable waiting period (and any extension thereof) or approvals or clearances, as relevant, under the Foreign Direct Investment Laws of the jurisdictions listed in the section 8.10 “Regulatory Approvals” shall have expired or been earlier terminated or such approvals or clearances shall have been obtained;

a.

(i) The warranties of Maersk Drilling set forth in Appendix 3 to the Offer Document (other than the warranties set forth in Section 5.2, 5.3, 5.10(b) and 5.21 of Appendix 3 to the Offer Document) shall be true and correct as of the closing date of the Business Combination as though made as of the closing date of the Business Combination (except to the extent such warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Maersk Drilling Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such warranties, all materiality, “Maersk Drilling Material Adverse Effect” and similar qualifiers set forth in such warranties shall be disregarded); and (ii) the warranties of the Maersk Drilling set forth in Section 5.2, 5.3, 5.10(b) and 5.21 of Appendix 3 to the Offer Document shall be true and correct in all respects as of the date of the Business Combination Agreement and as of the

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closing date of the Business Combination as though made as of the closing date of the Business Combination (except to the extent such warranties expressly relate to an earlier date, in which case as of such earlier date);

b.

Maersk Drilling shall have performed in all material respects all obligations and complied in all material respects with all covenants required by the Business Combination Agreement to be performed or complied with by it at or prior to the Closing;

The Business Combination Agreement shall not have been validly terminated in accordance with its terms; or,

Involuntary insolvency proceedings under Danish Law shall not have been opened in respect of the assets of Maersk Drilling.

On 10 May 2022, the Noble Shareholder Approval was obtained by Noble at an extraordinary general meeting in which the Noble Shareholders approved all proposals related to the Business Combination Agreement. Approximately 99% of the votes cast at the extraordinary general meeting were in favour of the Business Combination.

The Conditions to Completion set out herein are exhaustive and shall each constitute independent and separable conditions.

In the event that the Conditions to Completion (as may be amended as mutually agreed by Maersk Drilling and Topco, to the extent permitted by the Offer Document) are not satisfied, or waived by Topco, at the expiration of the Offer Period, Topco shall not be required to accept for payment or, subject to any applicable rules and regulations of Denmark, pay for any Maersk Drilling Shares that are validly tendered in the Exchange Offer and not validly withdrawn prior to the expiration of the Exchange Offer.

In the event that Topco waives or reduces the scope of any of the Conditions to Completion (including the Minimum Acceptance Condition), or in the event that Maersk Drilling and Topco mutually amend the Conditions to Completion, Topco will be required under Danish law to publish a supplement to the Offer Document in accordance with section 24(2) of the Danish Takeover Order, which supplement must be approved by the DFSA prior to publication. In case the supplement is published during the last 2 weeks of the Offer Period, Topco is required to extend the Offer Period such that it expires at a date at least 2 weeks after the publication of the supplement, in accordance with section 24(3) of the Danish Takeover Order.

Any notification of any such waiver, amendment or reduction of the scope of the Conditions to Completion shall be announced through Nasdaq Copenhagen, the OAM-database of the DFSA, and via electronic media, in accordance with the disclosure requirements for public companies listed in the EU set out in the EU Transparency Directive, which is also the manner in which all publicly listed companies in Denmark issue communications to their shareholders.

Regulatory approvals

Completion will be conditional on obtaining the following regulatory approvals pursuant to the Conditions to Completion:

Approval of the listing of Topco Shares on NYSE issued in connection with the Cayman Merger.

Approval of the listing of Topco Shares on Nasdaq Copenhagen issued in connection with the Exchange Offer, and approval of this Exemption Document.

Approval from the relevant authorities in respect of antitrust laws in the following jurisdictions:

Angola;

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Brazil;

Norway;

Trinidad and Tobago;

United Kingdom; and

European Union (in the event and to the extent that a suspension obligation is in force pursuant to Article 22(4) of Council Regulation No. 139/2004).

Approval from the relevant national authorities in respect of Foreign Direct Investment Laws in the following jurisdictions:

Denmark; and

United Kingdom.

The Business Combination has received antitrust approvals from Norway, Brazil, the Republic of Trinidad & Tobago and Angola, while the process for approval from the UK CMA, is ongoing.

On 22 April 2022, the UK CMA announced its Phase 1 decision, pursuant to which it concluded that the Business Combination gives rise to a realistic prospect of a substantial lessening of competition in relation to the supply of jack-up rigs in NW Europe and that a remedy to address such effect would be required to avoid a reference to a Phase 2 review under the UK CMA regime. On 29 April 2022, Noble and Maersk Drilling submitted the Remedy Proposals to the UK CMA to address such effect identified in the UK CMA’s decision of 22 April 2022. Each of the Remedy Proposals was designed to replicate the competitive constraint provided by Noble in respect of jack-up rigs in NW Europe by the divestment of certain jack-up rigs to a suitable purchaser. On 9 May 2022, the UK CMA published its decision that there are reasonable grounds for believing that one of these Remedy Proposals might be accepted by the UK CMA. This one Remedy Proposal comprises the divestment of the Remedy Rigs (the rigs Noble Hans Deul, Noble Sam Hartley, Noble Sam Turner, Noble Houston Colbert, and Noble Lloyd Noble) including all of the related support and infrastructure that the purchaser will need to run the Remedy Rigs as an effective standalone business. Relevant off-shore and on-shore staff are expected to transfer with the Remedy Rigs.

On 23 June 2022, Noble announced that it had entered into the Asset Purchase Agreement (as further described in 14.1 “Material Contracts of the Noble Group”) with a potential purchaser, Shelf Drilling and one of its subsidiaries, the Shelf Buyer, regarding the sale of the Remedy Rigs under the Remedy Proposal described above, conditional upon, among other things, the UK CMA formally approving Shelf Drilling as a suitable purchaser and also formally accepting the Remedy Proposal.

The deadline for the UK CMA to issue its formal decision on whether or not to accept the Remedy Proposal, and Shelf Drilling as a suitable purchaser, is 1 September 2022, though the UK CMA may adopt a decision before such date. On 22 July 2022, the UK CMA commenced its public consultation, seeking third party comment prior to deciding whether to accept the Remedy Proposal and Shelf Drilling as a suitable purchaser. Until such time, the ultimate outcome of the UK CMA review process and the divestiture of the Remedy Rigs remains uncertain.

The Business Combination has also received approval from the DBA and the Secretary of State of the United Kingdom with respect to regulations pertaining to foreign direct investment, and no other approvals relating to foreign direct investment are required.

Right to withdraw the Exchange Offer

Subject to applicable law and the terms of the Business Combination Agreement, Topco reserves the right to withdraw or terminate the Exchange Offer at any time prior to the expiration of the Offer Period, (i) if one or

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more of the Conditions to Completion have not been satisfied on the expiration of the Offer Period, (ii) if one or more of the Conditions to Completion becomes incapable of being satisfied at any time prior to Completion, or (iii) if it becomes apparent at any time prior to Completion that one or more Conditions to Completion will not be satisfied.

Additionally, if a Competing Offer is presented in accordance with Section 25(1) of the Danish Takeover Order, Topco, with reference to Section 27 of the Danish Takeover Order, will be permitted to withdraw the Exchange Offer within five Business Days after either (i) the decision to make a Competing Offer has been announced in accordance with Section 4(1) of the Danish Takeover Order or (ii) the offer document for a Competing Offer has been published. In the case of such a withdrawal, Topco reserves the right, subject to applicable law, to make a new public voluntary takeover offer.

Upon withdrawal or termination of the Exchange Offer, the Exchange Offer will lapse irrevocably and any tender of Maersk Drilling Shares by Maersk Drilling shareholders pursuant to the Exchange Offer will be without effect and will terminate.

In the event of such withdrawal, Topco will not be required to purchase any Maersk Drilling Shares tendered in the Exchange Offer and any acceptances to tender Maersk Drilling Shares will be without legal effect. In this case, the agreements entered into as a result of accepting the Exchange Offer will not be completed and will cease to exist. Tendered Maersk Drilling Shares will be reassigned and transferred where necessary to each respective Acceptance Share Holder through their respective custodian securities services companies that hold custody of the Maersk Drilling Shares (the “Custodian Bank”). Accordingly, the Custodian Banks will have to arrange for the Tendered Maersk Drilling Shares to be transferred back into the securities code for the Maersk Drilling Shares (ISIN DK0061135753) without undue delay. Any taxes and/or fees and expenses charged by Custodian Banks in connection with such arrangements must be borne by the relevant Acceptance Share Holder.

Any withdrawal of the Exchange Offer will be announced through Nasdaq Copenhagen, the OAM-database of the Danish FSA and via electronic media, if and to the extent required under applicable laws, rules and regulations.

Acceptance

Acceptance of the Exchange Offer must be received by Danske Bank A/S (the “Settlement Agent”) through the Maersk Drilling Shareholder’s own account holding institution prior to the expiration of the Offer Period (unless and as such Offer Period may be extended in accordance with the terms and conditions of the Exchange Offer). Maersk Drilling Shareholders may also be able to tender Maersk Drilling Shares online via their account holding institution’s web bank solution.

Neither Topco nor the Combined Group will charge expenses to investors in connection with the Exchange Offer. Investors will have to bear customary transaction and handling fees charged by their account keeping financial institution.

Information concerning the acceptance procedure for the Exchange Offer will be contained in the Offer Document.

Withdrawal rights

Maersk Drilling shareholders will be bound by their tenders throughout the duration of the Offer Period. Any tender of Maersk Drilling Shares pursuant to the Exchange Offer is therefore binding and irrevocable for Maersk Drilling Shareholders who tender their Maersk Drilling Shares. Notwithstanding the foregoing, Maersk Drilling Shareholders or Acceptance Share Holders, as applicable, other than APMH Invest, will have the right to withdraw their tenders in accordance with Section 29 of the Danish Takeover Order, in the event of a Competing Offer.

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Announcement of the result of the Exchange Offer

Topco will announce the preliminary and/or the final results of the Exchange Offer through Nasdaq Copenhagen, the OAM-database of the Danish FSA and through electronic media as required under applicable laws no later than 18 hours after the expiration of the Offer Period. In the event such announcement only includes preliminary results, Topco will announce the final result of the Exchange Offer within three Business Days after the expiration of the Offer Period in accordance with Section 21(3) of the Danish Takeover Order. Unless the Offer Period is extended by a supplement, such announcement of the final result is expected to be issued no later than 13 September 2022.

Topco will announce the result of the Cash Election through Nasdaq Copenhagen, the OAM-database of the Danish FSA and through electronic media if, and to the extent, required under applicable laws, as soon as possible after the expiration of the period for Acceptance Share Holders to make Cash Elections.

Settlement

Based on an Offer Period expiring on 8 September 2022 at 11:59 p.m. CEST, the Settlement Date is expected to be 3 October 2022. If the Offer Period is extended, the Settlement Date will be postponed accordingly.

Upon acceptance of the Exchange Offer, all Maersk Drilling Shares validly tendered in the Exchange Offer will be transferred to a separate securities account with Euronext Securities Copenhagen in the name of Danske Bank and a specific transfer restriction with respect to the Maersk Drilling Shares will be entered into the book-entry account system. Simultaneously, a number of Acceptance Shares corresponding to such number of Maersk Drilling Shares tendered in the Exchange Offer will be recorded on each respective Maersk Drilling Shareholder’s account with Euronext Securities Copenhagen. Each Acceptance Share received by Maersk Drilling Shareholders represents the right to receive 1.6137 Topco Offer Shares upon Completion.

Following the expiration of the Offer Period, the Acceptance Share Holders, including Acceptance Share Holders that have acquired Acceptance Shares in the market will be afforded the opportunity to make a Cash Election during the period commencing 12 September 2022 and ending 26 September 2022 at 11:59 p.m. CEST (based on an Offer Period expiring on 8 September 2022 at 11:59 p.m. CEST and subject to any potential extensions of the Offer Period) and are expected to receive a notice from their account holding institution regarding this opportunity. In order to make a Cash Election, the Acceptance Share Holders must actively make the Cash Election through their account holding institution or Custodian Bank. Upon making a Cash Election, such number of Acceptance Shares held by the Acceptance Share Holder which represents up to USD 1,000 in Cash Consideration will be exchanged for a corresponding number of Cash Acceptance Shares issued in a separate and interim ISIN code DK0061803293.

In the event the aggregate Cash Consideration to be paid in the Exchange Offer exceeds the Cash Consideration Cap, the Maersk Drilling Shareholders, or holders of Acceptance Shares, as applicable, electing to receive Cash Consideration shall receive their pro rata portion of cash in respect of their amount of Acceptance Shares validly tendered by way of the Cash Election. If the Cash Consideration payable to a Maersk Drilling Shareholder or holder of Cash Acceptance Shares, as applicable, is reduced as a result of the Cash Consideration Cap being exceeded, such Maersk Drilling Shareholder or holder of Cash Acceptance Shares, as applicable, shall receive Share Consideration (by way of having a number of Cash Acceptance Shares exchanged for Acceptance Shares prior to settlement of the Exchange Offer) in respect of their holdings of Cash Acceptance Shares which would otherwise entitle the respective holder of Cash Acceptance Shares to an amount of Cash Consideration exceeding their pro rata portion.

On the Settlement Date, all Cash Acceptance Shares will be exchanged for Cash Consideration. The Cash Consideration and the consideration for any fractional Topco Offer Shares, if any, will be paid on the Completion Date into the cash account associated with the Acceptance Share Holder’s book-entry account. If the cash

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account of an Acceptance Share Holder or holder of Cash Acceptance Shares as applicable, is with a different financial institution than the applicable book-entry account, the receipt of the Cash Consideration and the consideration for any fractional Topco Shares, if any, may be delayed as a result of the account holding institutions having to process such payments.

Any Acceptance Shares not exchanged for Cash Acceptance Shares, will be converted into Topco Offer Shares in Euronext Securities Copenhagen’s book-entry account system, with such amount of Topco Offer Shares receivable calculated in accordance with the Exchange Ratio at 5:59 p.m. CEST on the day before the Completion Date. In case of fractions of Topco Offer Shares, the number of Topco Offer Shares such Acceptance Share Holder shall receive under the Exchange Offer will be rounded down to the next lower, full number of Topco Offer Shares, and any remaining Maersk Drilling Shares entitling the holder to fractional Topco Offer Shares will be settled in cash.

Acceptance Share Holders who do not respond to the subsequent offer to exchange their Acceptance Shares to a corresponding number of Cash Acceptance Shares will, upon Completion, receive their respective entitlement to Topco Offer Shares, with the exception that entitlements to fractional Topco Offer Shares will be settled in cash. Holders of Cash Acceptance Shares will, upon Completion, receive Cash Consideration as payment for their Cash Acceptance Shares. For further information on fractional Topco Offer Shares, see 8.20 “Cash in lieu of fractional Topco Offer Shares”.

The issuance of Acceptance Shares and Cash Acceptance Shares and the process for exercising the Cash Election is a technical procedure required to facilitate settlement of the Exchange Offer and is part of the settlement of the Exchange Offer. At the time when the Acceptance Share Holders are afforded the opportunity to exercise the Cash Election as described herein, the Offer Period will have ended and all Acceptance Share Holders will be bound by their acceptance of the Exchange Offer. Consequently, the Cash Election procedure will not change the final result of the Exchange Offer. See also 8.14 “Announcement of the result of the Exchange Offer”.

The Acceptance Shares and the Cash Acceptance Shares have been approved for trading on Nasdaq Copenhagen. For further information, see 29 “Admission to Trading and Dealing Arrangements”.

Acquisition of Maersk Drilling Shares during the Offer Period

Topco and Noble and their respective affiliates and financial advisors each reserve the right, throughout the duration of the Offer Period, to purchase or make arrangements to purchase Maersk Drilling Shares in the open market or through privately negotiated transactions, including the right to enter into irrevocable undertakings, letters of support and/or letters of intent with Maersk Drilling Shareholders. Any such purchases or arrangements to purchase Maersk Drilling Shares will be made outside the US and in compliance with applicable laws, rules and regulations.

Any information about such purchases will be disclosed as required under Danish law. If, prior to Completion, Topco acquires Maersk Drilling Shares at a higher price than the Offer Consideration, Topco will increase the Offer Consideration correspondingly.

Purchases after Completion of the Exchange Offer

Topco and Noble will each reserve the right to acquire additional Maersk Drilling Shares at any given time following Completion, whether through open market purchases, privately negotiated transactions or one or more tender offers or otherwise.

If Topco (or a legal or natural person acting in concert with it) acquires Maersk Drilling Shares on terms that are more favorable than those of the Exchange Offer, during a period of six months following the

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announcement by Topco that the Exchange Offer will be completed with respect to all of those Maersk Drilling Shareholders who have, at the expiration of the Offer Period, validly accepted and not validly withdrawn the acceptance of the Exchange Offer and that all conditions to the Exchange Offer have been satisfied or waived, Topco will compensate the Maersk Drilling Shareholders who previously accepted the Exchange Offer in accordance with Section 7(1) of the Danish Takeover Order, pursuant to which Topco is required to pay the difference in cash between the consideration paid in the Exchange Offer and the consideration paid in the subsequent acquisition of Maersk Drilling Shares to any Maersk Drilling shareholders who participated in the Exchange Offer.

Delisting

Topco intends to delist the Maersk Drilling Shares from Nasdaq Copenhagen at an appropriate time (including, to the extent permitted by Nasdaq Copenhagen, if upon Completion, Topco holds less than 90% of all Maersk Drilling Shares and voting rights of Maersk Drilling, excluding any treasury shares held by Maersk Drilling). If delisting is achieved, Topco will in due course initiate amendments to the articles of association of Maersk Drilling to reflect that Maersk Drilling is no longer listed on Nasdaq Copenhagen.

It is expected that the Maersk Drilling Shares will remain registered with Euronext Securities Copenhagen until the Compulsory Purchase has been completed.

Currency of the Exchange Offer

For purposes of the provisions of the Prospectus Regulation, the currency in which the Exchange Offer will be conducted is DKK.

After commencement of trading, Topco Shares will be quoted on Nasdaq Copenhagen in DKK and on the NYSE in USD.

Cash in lieu of fractional Topco Offer Shares

No fractional Topco Offer Shares will be issued pursuant to the Exchange Offer, and no entitlements to fractional share interests will entitle the owner thereof to vote or any other rights of a Topco Shareholder. Notwithstanding any other provision of the Offer Document, each of the Acceptance Share Holders who otherwise would be entitled to receive a fraction of a Topco Offer Share pursuant to the Exchange Offer (after aggregating all Acceptance Shares held by such Acceptance Share Holder representing Maersk Drilling Shares validly tendered in the Exchange Offer (and not validly withdrawn)) shall receive cash, in lieu thereof, without interest, in an amount, payable in DKK (such DKK amount translated from USD at the Currency Rate on the second trading day immediately preceding the Merger Effective Time), equal to such fractional part of a Topco Offer Share (as calculated by the number of Acceptance Shares held by the respective Acceptance Share Holder which will entitle the holder to a fractional part of a Topco Offer Share) multiplied by the closing price on the NYSE for a Noble Share on the second trading day immediately preceding the Merger Effective Time (or such other trading day as agreed by Noble and Maersk Drilling), rounded to the nearest whole cent.

Publications

All notifications and announcements required pursuant to the Danish Takeover Order will be made in English on Topco’s website (www.noblecorp.com), and through Nasdaq Copenhagen. Such notifications and announcements will be distributed via an electronically operated information system in the United States. Topco will also file such notifications and announcements in English with the SEC at http://www.sec.gov and otherwise comply with its obligation under U.S. securities laws with respect to informing shareholders of any material change in the information published, sent or given to Topco Shareholders.

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Appraisal Rights

An appraisal proceeding is not available in connection with the Exchange Offer, and does not exist under Danish law, except in connection with statutory redemption rights pursuant to the Danish Companies Act.

Maersk Drilling Shareholders subject to the Compulsory Purchase have appraisal rights in relation to the cash consideration offered therein; provided that the Compulsory Purchase takes place more than three months after the expiration of the Offer Period, if Topco acquires more than 90% of the Maersk Drilling Shares after consummation of the Exchange Offer and initiates a Compulsory Purchase.

Compulsory Purchase

Upon Completion, and provided that Topco at that time holds the requisite number of Maersk Drilling Shares under the Danish Companies Act (greater than 90% of the Maersk Drilling Shares and the attaching voting rights, not including any treasury shares held by Maersk Drilling), Topco will initiate and complete a Compulsory Purchase of the remaining minority shares held by Maersk Drilling Shareholders (the “Minority Shares”) in accordance with the Danish Companies Act and the Euronext Securities Copenhagen’s Rule Book.

Pursuant to the Compulsory Purchase, Topco will publish a notice through the IT system of the Danish Business Authority to all the remaining holders of Minority Shares, which notification will contain information on the Compulsory Purchase, including the acquisition price, the basis for calculation thereof and a statement from the Maersk Drilling Board of Directors on the terms and conditions for the mandatory acquisition by Topco. Pursuant to the notification, all remaining holders of Minority Shares are given a four (4) week period to transfer their Minority Shares to Topco in exchange for either receiving, at the election of the holder, a full cash alternative (the “Full Cash Alternative”) or a number of corresponding Topco Shares equal to the Share Consideration offered under the Exchange Offer with any entitlements to fractional Topco Shares being settled in cash.

To the extent the remaining holders of Minority Shares have not transferred their Minority Shares to Topco during the four (4) week period, Topco will compulsorily acquire the non-transferred Minority Shares through Euronext Securities Copenhagen for cash consideration corresponding to the Full Cash Alternative. Thereafter, a notice to the now former minority shareholders of Maersk Drilling will be published through the DBA with information on the completion of the Compulsory Purchase.

The redemption price paid in cash or Topco Shares per Minority Share in the Compulsory Purchase (the “Compulsory Purchase Consideration”) in a Compulsory Purchase initiated within three (3) months after the end of the Offer Period is not subject to challenge in court proceedings by holders of Minority Shares, provided that Topco through the Exchange Offer acquired the requisite number of Maersk Drilling Shares to initiate and complete a Compulsory Purchase (i.e., having acquired more than 90% of the Maersk Drilling Shares in the Exchange Offer). For the avoidance of doubt, neither the Compulsory Purchase Consideration nor the Full Cash Alternative are subject to the Cash Consideration Cap.

If the Compulsory Purchase is initiated later than three (3) months after the end of the Offer Period, or if Topco initiates the Compulsory Purchase without having acquired more than 90% of the Maersk Drilling Shares in the Exchange Offer, a Full Cash Alternative will be offered by Topco in conformity with the requirements of the Danish Companies Act. Former holders of Minority Shares could challenge the Compulsory Purchase Consideration in court proceedings in Denmark. Any such proceedings would not affect the completion and settlement of the Compulsory Purchase because a challenge to the Compulsory Purchase Consideration does not affect legal title to shares that have been transferred in a compulsory purchase. Any remaining holders of Minority Shares not having transferred their Minority Shares during the four (4) week period will receive cash consideration. Whilst any holders of Minority Shares being squeezed out may challenge the cash price in the Danish courts, such challenge will not delay or otherwise impede the mandatory acquisition of the Minority Shares under the Compulsory Purchase.

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If the minimum acceptance level condition has not been reached during the Offer Period, Topco will not then be able to squeeze-out the holders of Minority Shares but may be able to do so subsequently if Topco increases its shareholding in Maersk Drilling to more than 90% of the aggregate outstanding issued share capital and voting rights of Maersk Drilling (excluding treasury shares held by Maersk Drilling).

For a description of the financing of the Compulsory Purchase, please refer to section 8.5 “Financing of the Exchange Offer, the Compulsory Purchase and availability of funds”.

Topco’s shares and voting rights in Maersk Drilling

As at the date of this Exemption Document, Topco and the persons deemed to be acting in concert with Topco hold no Maersk Drilling Shares or voting rights in Maersk Drilling.

Persons acting in concert with Topco

Other than Noble, there are no persons acting in concert with Topco in connection with the submission of the Exchange Offer within section 10(3), no. 2, cf. section 2, no. 4, of the Danish Takeover Order.

Interests of Noble’s and Maersk Drilling’s directors and executive officers

In considering the recommendations of the Noble Board and the Maersk Drilling Board, investors should be aware that the directors and executive officers of each of Noble and Maersk Drilling have interests in the proposed transaction that are in addition to, or different from, any interests they might have as shareholders, including the fact that Robert W. Eifler will serve as the President and Chief Executive Officer of Topco, Richard B. Barker, William E. Turcotte, Joey M. Kawaja and Blake A. Denton will serve as executive officers of Topco and Charles M. (Chuck) Sledge, the current Chairman of the Noble Board of Directors, will become chairman of the Topco Board of Directors, and Alan J. Hirshberg and Ann D. Pickard, each a director on the Noble Board of Directors, will be designated to the Topco Board of Directors by Noble upon the Closing, and similarly, that Claus V. Hemmingsen, the current Chairman of the Maersk Drilling Board of Directors, and Kristin H. Holth and Alastair Maxwell, each a director on the Maersk Drilling Board of Directors, will be designated to the Topco Board of Directors by Maersk Drilling upon the Closing and Caroline Alting will serve as an executive officer of Topco. For more information, see the section entitled 6.12 “Interests of Noble’s Directors and Executive Officers and Noble Shareholders in the Business Combination” and 6.13 “Interests of Maersk Drilling’s Directors and Executive Officers and Maersk Drilling Shareholders in the Business Combination”. Maersk Drilling Shareholders should consider these interests in connection with their consideration on whether to accept the Exchange Offer.

Impact on employees and employment conditions

Topco expects that the Business Combination will result in positive synergies (e.g. through streamlining of the Combined Group’s operations). Although Topco has not determined the organisational structure of the Combined Group, this will affect the total number of employees in the Combined Group, the place of work of certain employees of the Combined Group (including as a consequence of the fact that the combined company will have its headquarters in Houston, Texas), and the influence that employees may have on management of the Combined Group. The Business Combination is expected to create a leading offshore driller with global scale and therefore may also create opportunities for the employees of the Combined Group. It is expected that the Business Combination will entail a reduction of the total work force of the Combined Group, including a reduction of the Combined Group’s presence in Copenhagen compared to Maersk Drilling’s current presence in Copenhagen. Other than this, Topco does not currently expect that the implementation of the Business Combination will have any legal, financial or work-related effects for Maersk Drilling’s employees.

The Maersk Drilling Board of Directors and the Topco Board of Directors, as applicable, will inform the representatives of their respective employees or, where there are no such representatives, the employees themselves, as to the relevant stages of the Exchange Offer and the result of the Exchange Offer in accordance with the relevant provisions of the Danish Takeover Order.

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Remuneration of the Maersk Drilling Board of Directors and the Maersk Drilling Executive Officers in connection with the Exchange Offer

Topco will not pay any remuneration to the Maersk Drilling Board of Directors or the Maersk Drilling Executive Officers in connection with the Exchange Offer. For the avoidance of doubt, notwithstanding the foregoing, Topco will pay consideration to members of the Maersk Drilling Board of Directors and the Maersk Drilling Executive Officers which they in their capacity as Maersk Drilling Shareholders will be entitled to receive by accepting the Exchange Offer or if they in any other transaction choose to sell their Maersk Drilling Shares to Topco.

Neither Topco nor any person acting in concert with Topco has concluded any agreement on amendments to any existing agreements on bonus schemes or similar incentive schemes to the Maersk Drilling Board of Directors or the Maersk Drilling Executive Officers, nor will any such agreement be concluded prior to Completion.

Applicable law and jurisdiction

The Exchange Offer described in the Offer Document and this Exemption Document has been prepared as a public voluntary offer pursuant to the Danish Capital Markets Act and the Danish Takeover Order. The Exchange Offer as set out in the Offer Document and this Exemption Document, as well as any acceptance hereof, is governed by Danish law. Any dispute in connection with the Exchange Offer shall be brought before the Copenhagen Maritime and Commercial Court, Denmark or, in the event such court does not have jurisdiction, by the relevant Danish court of competence as the court of first instance.

Settlement Agent and share issuing agent

Danske Bank A/S acts as settlement agent for the Exchange Offer. Any questions from Maersk Drilling Shareholders or other prospective investors related to the Exchange Offer should be directed to the Maersk Drilling Shareholder’s or other prospective investors’ own account holding institution or nominee. If the account holding institutions have questions regarding the Exchange Offer, any questions may, on business days between 9:00 a.m. CEST and 16:00 p.m. CEST, be directed to the Settlement Agent:

Danske Bank A/S

Issuer Services

Holmens Kanal 2-12

DK-1092 Copenhagen

Denmark

Phone: +45 70 23 08 34

prospekter@danskebank.dk

Topco’s share issuing agent is Euronext Securities (Copenhagen), the official Danish central securities depository and designated securities settlement system operated by VP Securities A/S.

Euronext Securities

Nicolai Egtveds Gade 8

DK-1402 Copenhagen

Denmark

vp@vp.dk

Legal name: VP Securities A/S.

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EXPECTED TIMETABLE OF THE EXCHANGE OFFER AND THE BUSINESS COMBINATION

Topco, Noble and Maersk Drilling entered into the Business Combination Agreement	10 November 2021

Noble and Maersk Drilling announce agreement to combine (subject to certain conditions)	10 November 2021

Receipt of the Noble Shareholder Approval	10 May 2022

Announcement by Topco concerning its decision to make the Exchange Offer to the Maersk Drilling Shareholders	8 August 2022

Publication of this Exemption Document	8 August 2022

Publication of the Offer Document	8 August 2022

Commencement of the Offer Period	10 August 2022

First day of trading of the Acceptance Shares on Nasdaq Copenhagen	10 August 2022

Expected publication of the Listing Prospectus	8 September 2022

Expected expiration of the Offer Period (subject to extension of the Offer Period and assuming no withdrawal by Topco in accordance with the terms of the Exchange Offer)	8 September 2022 at 11:59 pm CEST

Latest expected announcement of an extension, withdrawal or satisfaction of the conditions to completion of the Exchange Offer and, in the case of satisfaction of the conditions to completion, the preliminary result of the Exchange Offer

9 September 2022 before 5:59 pm CEST

Commencement of the period for Acceptance Share Holders to make Cash Elections	12 September 2022

First day of trading of the Cash Acceptance Shares on Nasdaq Copenhagen	12 September 2022

Announcement of the final result of the Exchange Offer	13 September 2022

Expiration of the period for Acceptance Share Holders to make Cash Elections	26 September 2022 at 11:59 p.m. CEST

Last day of trading of Acceptance Shares and Cash Acceptance Shares on Nasdaq Copenhagen	28 September 2022

Expected completion of the Cayman Merger and issuance of Topco Shares to the Noble Shareholders	30 September 2022

Topco Shares expected to begin trading on the NYSE	30 September 2022

Completion of the Exchange Offer by the issuance by Euronext Securities Copenhagen of the Topco Offer Shares in the form of share entitlements and the exchange of (i) Acceptance Shares for Topco Offer Shares in the form of share entitlements issued by Euronext Securities Copenhagen (with any fractional shares being settled in cash) and (ii) Cash Acceptance Shares for cash

3 October 2022

First day of trading of the Topco Shares in the form of share entitlements on Nasdaq Copenhagen	3 October 2022

The timetable above is subject to change, including in the event that the Offer Period is extended in accordance with the terms and conditions of the Exchange Offer. Any such changes will be announced as company announcements and/or as a supplement to the Offer Document.

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DIVIDENDS AND DIVIDEND POLICY

General provisions relating to profit allocation and dividend payments under English law

Under English law, a company generally can declare dividends, make distributions or repurchase shares (other than out of the proceeds of a new issuance of shares made for that purpose) only out of distributable reserves. Distributable reserves are a company’s accumulated, realized profits, to the extent not previously utilized for distributions or capitalization, less its accumulated, realized losses, to the extent not previously written off in a reduction or reorganization of capital. The determination as to whether or not Topco has sufficient distributable reserves to fund a dividend must be made by reference to Topco’s most recent audited unconsolidated annual financial statements or other financial statements properly prepared in accordance with the Companies Act 2006 of the United Kingdom, as amended from time to time (the “UK Companies Act”).

Prior to the effective time of the Business Combination (which for the purpose of this section means upon completion of the Exchange Offer), Noble Corporation 2022 Limited, an indirect, wholly-owned subsidiary of Noble, as the current sole shareholder of Topco, will pass resolutions to approve a proposed reduction of capital after completion of the Business Combination to:

cancel the 49,999 B ordinary shares of £1.00 each held by Noble Corporation 2022 Limited prior to the Business Combination and the 1 B ordinary share of £1.00 which will be re-designated from an ordinary share of £1.00 with effect from the Merger Effective Time;

cancel any Capitalization Shares which will be issued by Topco after completion of the Business Combination in order to capitalize any merger reserve arising as a result of the Exchange Offer and squeeze out (which is described in more detail in section 28.2.2.1 “Share Capital”); and

reduce the share premium account by the amount of any share premium created by the issue of the Topco Shares in connection with the Cayman Merger and, if applicable, the Exchange Offer,

in each case to create distributable reserves from which Topco may declare and pay dividends in the future. As soon as practicable following the Business Combination, Topco will seek the approval of the Court to such cancellation and reduction through a customary process, which is required for the creation of distributable reserves to be effective. The approval of the Court is expected to be received within four weeks after the completion of the Business Combination. However, there is no guarantee that the approval will be obtained. Prior to the receipt of the approval, Topco will be unable to declare dividends, make distributions or repurchase any of its own shares. If approval of the Court is not received, it is expected that Topco will be subject to such limitation on its ability to declare dividends, make distributions or repurchase shares for the foreseeable future.

In addition, under English law, a company is generally only authorized to repurchase its own shares when it has been authorized to do so by an ordinary resolution of the shareholders. It is expected that Noble Corporation 2022 Limited, as the current sole shareholder of Topco, will pass an ordinary resolution of Topco prior to the Business Combination, authorizing the repurchase of up to 15% per annum of the issued share capital as of the beginning of each fiscal year for a five year period (subject to an overall aggregate maximum number of shares to be set forth in the resolution).

Dividend policy of Topco

Topco has not paid any cash dividends on the Topco Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. As of the date of this Exemption Document, Topco has not adopted a formal dividend policy. The payment of cash dividends in the future will be dependent upon Topco’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Topco Board of Directors.

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As an alternative, or in addition to, making dividend payments, the Topco Board of Directors may initiate share buybacks. The decision by the Topco Board of Directors to engage in share buybacks, if any, will be made in accordance with the factors set out above.

The information on Topco’s policies relating to dividend distribution and share buyback constitutes forward-looking statements. Forward-looking statements are not guarantees of future financial performance, and Topco’s actual dividends or share buybacks could differ materially from those expressed or implied by such forward-looking statements as a result of many factors, including those described under 2.6 “Cautionary statement regarding forward-looking statements” and 1 “Risk Factors”.

Notwithstanding any dividend policy of Topco, any future decision to propose or pay out dividends and the amounts and timing thereof, will be made at the discretion of the Topco Board of Directors and will depend on a number of factors, including future revenue, profits, financial conditions, general economic and business conditions, and future prospects and such other factors as the Topco Board of Directors may deem relevant, as well as other legal and regulatory requirements. In addition, Topco is a holding company that does not conduct any business operations of its own. As a result, Topco’s ability to distribute dividends, if any, is dependent upon dividends and distributions and other transfers from group entities. There can be no assurances that the Combined Group’s performance will facilitate adherence to any established dividend policy, and, in particular, Topco’s ability to pay dividends may be impaired if any of the risks described in this Exemption Document were to occur, see 1 “Risk Factors’’. There can be no assurances that in any given year a dividend will be proposed or declared.

Dividend policy of Noble

Noble has not paid any cash dividends on its ordinary shares since the third quarter of 2016 and does not intend to pay cash dividends prior to the completion of the Business Combination. Other than the aforementioned statement, Noble does not have a formal dividend policy.

Dividend policy of Maersk Drilling

Maersk Drilling has adopted a financial policy which sets the framework for any dividend distributions to be made. The objective of the financial policy’s capital structure policy is to enable Maersk Drilling to manage through the cyclicality of the offshore drilling industry. Maersk Drilling shall have sufficient committed funding available to support business strategy as well as a long-term funding view to minimize refinancing risk and secure a solid capital structure over the business cycle.

To enable focus on creating long-term shareholder value, taking into account the cyclicality of the offshore drilling industry, the allocation of free cash flow shall primarily support Maersk Drilling’s long-term strategic ambition. Free cash flow is therefore allocated as follows:

(3)	Maintaining a solid capital structure with sufficient funding available to support the business through the cycle;

Pursue investments opportunities supporting long-term value to the shareholders; and

Return surplus capital to shareholders via dividends or share buybacks.

Maersk Drilling will generally work towards a leverage ratio (net debt divided by EBITDA before special items) of around 2.5x. Accordingly, if the leverage ratio is below 2.5x and capital is not committed towards investments, Maersk Drilling will seek to return capital to shareholders by means of dividends and/or share buybacks but may choose to retain capital in order to have financial flexibility.

There can be no assurance that in any given year a dividend or share buyback will be proposed or declared or that Maersk Drilling’s financial performance will allow it to adhere to the dividend policy. Maersk Drilling’s ability to pay dividends or buy back shares may be impaired as a result of various factors, including materialization of any of the risks described in this Exemption Document.

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Dividend history

Topco was incorporated on 16 October 2020 and has not paid any dividends to date.

In respect of the financial years ended 31 December 2021, 2020 and 2019, neither Noble nor Maersk Drilling has declared or paid any dividends to its shareholders.

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INDUSTRY OVERVIEW

This Exemption Document contains statistics, data and other information relating to markets, market sizes, market shares, market positions and other industry data pertaining to the Noble Group’s and the Maersk Drilling Group’s business and markets. Unless otherwise indicated, such information is based on Topco’s and the Noble Group’s analysis of sources as discussed in 33 “Third-Party Information, Expert Statements and Declarations of Interest.”

Introduction to Offshore Contract Drilling

1.1.156  Offshore contract drilling in brief

The Noble Group and the Maersk Drilling Group are part of the global offshore contract drilling industry providing services to the international oil and gas industry with global fleets of mobile offshore drilling rigs. Offshore contract drilling companies generate their revenue by providing contract drilling services to E&P Companies primarily to drill wells for exploration, development and production of hydrocarbons.

The offshore contract drilling industry is a highly competitive and cyclical business. Demand for offshore drilling services is driven by the offshore exploration and development programs of E&P Companies, which in turn are influenced by many factors. Those factors include, but are not limited to, the price and price stability of oil and gas, the relative cost and carbon footprint of offshore resources within each E&P Company’s broader energy portfolio, global macroeconomic conditions, world energy demand, the E&P Company’s strategy toward renewable energy sources, environmental considerations and governmental policies.

1.1.157  Global oil and gas market

After a period of sustained high crude oil prices, reaching peaks of above USD 100 per barrel between 2011 and 2013, oil prices began a steep decline beginning in late 2014 and dropped to as low as approximately USD 30 per barrel in January 2016. As a result of the oil price environment prior to the drop in 2014, the offshore drilling industry flourished with high utilization and high dayrates, and a large number of offshore drilling rigs were ordered and constructed to take advantage of the market. Also, many drilling contractors extended the lives of older rigs rather than retiring them. These factors led to a significant oversupply of drilling rigs in 2014, just prior to E&P Companies reducing their planned offshore exploration and development spending in response to the depressed price of oil.

By 2018, higher average crude oil prices led to a slight improvement in customer activity; however, the challenging business environment for offshore drillers continued to persist due to an industry-wide rig supply imbalance. A portion of the newbuild capacity ordered prior to the decline in industry activity continued to exit shipyards, while the delivery of other newbuild rigs was delayed into future. By 2019, customers had reduced the costs associated with many offshore projects through revised engineering solutions, advances in rig technologies and project simplification and standardisation, resulting in better anticipated offshore project economics. In addition, access had improved to some of the world’s most promising offshore basins, leading to the acquisition by E&P Companies of large offshore positions and the commencement of exploration and development drilling campaigns. Also by 2019, the oversupply of offshore rigs had reduced as a result of a higher level of fleet attrition. As a result, the offshore drilling industry was experiencing increasing utilization and improving dayrates by the end of 2019.

In the first half of 2020, this gradual recovery was abruptly halted as oil prices experienced concurrent supply and demand shocks. The supply shock was driven by initial production disagreements among OPEC+ members that resulted in a sudden and a significant oversupply of oil, and the demand shock by the onset of the global COVID-19 pandemic that resulted in a meaningful reduction in global economic activity and produced significant uncertainty among our customers. In April 2020, OPEC+ agreed on record high production cuts, and

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in May 2020, OPEC+ cut almost 10 million barrels of crude oil and condensate production, and the oversupply of oil turned to a deficit by the second half of 2020. In January 2021, Saudi Arabia announced another production cut, and with optimism regarding recovery from the pandemic oil prices returned to pre-pandemic levels in early 2021 and continued to rise throughout 2021. Concurrent with this oil price recovery, contracting activity improved as E&P Companies started to increase their capital budgets. As of July 2022, the war in Ukraine has prompted the price of oil to return to above USD 100 per barrel and could lead to increased market volatility and uncertainty. It is yet to be determined what the lasting effects on the price of oil and industry activity the war will have.

1.1.158  Oil & gas industry value chain

The oil and gas industry value chain is generally categorised into three major segments: upstream, midstream, and downstream. The upstream segment consists of the exploration, development and production of oil and gas reserves (“E&P activities”). The midstream segment encompasses transportation and storage, and the downstream segment includes refining as well as marketing and distribution of oil and gas products.

Figure 1.1: Oil & gas industry value chain

E&P Companies are the customers of the offshore drilling industry. Some E&P Companies are fully integrated, meaning that they not only explore, develop and produce oil and gas (upstream), but also transport it to a refinery (midstream), refine it into fuels and petrochemicals and sell petroleum products at their own retail stations (downstream). Examples of such fully integrated oil companies are Exxon Mobil, BP, Shell, TotalEnergies, Chevron, and Eni (collectively referred to as the “Supermajors”), as well as Saudi Aramco, PEMEX and Petrobras, which are National Oil Companies (“NOCs”). Other E&P Companies, such as Occidental Petroleum, Hess in the United States, Harbour Energy and Tullow in the United Kingdom, and Aker BP in Norway, are purely focused on the upstream segment.

E&P Companies do not perform all the various services needed to discover and exploit oil and gas reserves. Instead they rely on third-party oilfield services providers. These companies provide a wide array of services, technology, equipment, personnel and capital assets to support E&P Companies over the life cycle of their oil and gas exploration and production activities (see Figure 1.1). The exploration and development of offshore oil and gas requires the drilling and construction of wells to access oil and gas reservoirs. These wells are drilled by companies such as the Noble Group and the Maersk Drilling Group.

1.1.159  Categories of offshore drilling rigs

Offshore drilling rigs are typically categorised by (i) rig type, (ii) water depth, and (iii) operating environment.

1.1.159.1 Rig types

There are three main types of drilling rigs.

Jackup rigs

Jackup drilling units are designed to provide drilling solutions in depths ranging from less than 100 feet to as deep as approximately 500 feet of water. Jackup rigs can be used in open water exploration locations, as well as over fixed, bottom-supported platforms. A jackup drilling unit is a towed mobile vessel consisting of a floating hull equipped with three or four legs, which are lowered to the seabed at the drilling location. The hull is then elevated out of the water by the jacking system using the legs to support weight of the hull and drilling

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equipment against the seabed. Once the hull is elevated to the desired level, or jacked up, the drilling package can be extended out over an existing production platform or the open water location and drilling can commence. While deployed in all major offshore basins, including harsh and benign environments, jackup rigs are predominantly deployed in the Middle East, South East Asia, North West Europe, and North America.

Drillships

A drillship is a type of floating drilling unit that is based on the ship-based hull of the vessel and equipped with modern drilling equipment that gives it the capability of easily transitioning from various worldwide locations and carrying high capacities of equipment while being able to drill ultra-deepwater oil and gas wells in up to 12,000 feet of water. Drillships can stay directly over the drilling location without anchors in open seas using a dynamic positioning system (“DPS”), which coordinates position references from satellite signals and acoustic seabed transponders with the drillship’s six to eight thrusters to keep the ship directly over the well that is being drilled. Drillships are selected to drill oil and gas wells for programs that require a high level of simultaneous operations, where drilling loads are expected to be high, or where there are occurrences of high ocean currents, where the drillship’s hull shape is the most efficient.

Drillships are, however, less stable than semi-submersibles, which makes them less suitable for harsh environment areas and therefore are usually operated in benign water regions such as offshore South America, West Africa, and US Gulf of Mexico. These three regions are commonly and jointly referred to as the “Golden Triangle” and have represented key markets for deepwater drillships over the last decade.

Semi-submersibles

Semisubmersible drilling units are designed as a floating drilling platform incorporating one or several pontoon hulls, which are submerged in the water to lower the center of gravity and make this type of drilling unit exceptionally stable in the open sea. Semisubmersible drilling units are generally categorized in terms of the water depth in which they are capable of operating, from the mid-water range of 300 feet to 4,000 feet, the deepwater range of 4,000 feet to 7,500 feet, to the ultra-deepwater range of 7,500 feet to 12,000 feet as well as by their generation, or date of construction. This type of drilling unit typically exhibits excellent stability characteristics, providing a stable platform for drilling in even rough seas. Due to their stability characteristics, semi-submersibles are the most commonly used floating rig type used in harsh environments. Semisubmersible drilling units hold their position over the drilling location using either an anchored mooring system or a DPS and may be self-propelled. Semi-submersibles are most prevalent in South East Asia, Latin America and the Norwegian part of the North Sea.

Collectively, drillships and semi-submersibles are commonly referred to as “floaters”.

1.1.159.2 Water depth

For the purpose of this Exemption Document, “shallow water” is defined as up to 500 feet; “midwater” is defined as 501 - 5,000 feet; “deepwater” as 5,001 - 7,500 feet; and “ultra-deepwater” as greater than 7,500 feet. However, the aforementioned categorizations are not generally recognized definitions and may not be comparable to other similarly titled categorizations used or reported by other companies or industry or research organizations.

Drilling rigs are often defined in terms of their maximum water depth capability and are thus typically classified into water depth categories. While there is no consistent industry standard for delineating rigs by water depth, jackup rigs typically operate in shallow water and floaters typically in midwater, deepwater and ultra-deepwater. However, there are cases in which a rig may operate in a neighbouring water depth.

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1.1.159.3 Operating environment

Environments where pronounced wind, weather and sea states are more routine require rigs with heightened capabilities for withstanding the forces of waves and currents and, in many cases, operating in low service temperatures; such environments are typically referred to as “harsh environments”, like North West Europe, and Eastern Canada. Moderate environmental conditions are prevalent for most of the year in the US Gulf of Mexico, Indian Ocean, and Western Pacific Rim, and much of Asia, but tropical storms which may develop can cause severe weather events typically during certain times of the year. By contrast, in Brazil, West Africa, the Persian Gulf, South East Asia and much of Australia, severe weather is rare, and these areas are normally referred to as “benign environments”.

Harsh environment jackup rigs are designed to accommodate high variable loads to provide a sufficient distance from mean water level to the bottom of the hull (underside) while the unit is submerged for the operating condition (such distance is referred to as the “air gap”) between the underside of the hull of the rig to ensure wave clearance. For jackup rigs, the geometry and spacing of the legs are designed to resist high wind and wave loads, and the design temperature of the steel and equipment is certified for low temperatures.

Due to the good motion characteristics of semi-submersibles, these units are the only floating rig type that practically can operate in harsh environment regions, including the Norwegian part of the North Sea. However, in order to work in harsh environment regions semi-submersibles need to fulfil several design requirements (similar to what harsh environment jackup rigs are required to fulfil). Under no circumstance should a rig be designed or rated for environmental conditions in which waves will come in contact with the upper hull. In addition, heave, roll, pitch, sway, yaw, and surge need to be analysed in terms of the upper limits of motion in which crews and equipment can operate.

In contrast, drillships are not as stable as semi-submersibles in rough water, making them generally unsuitable for harsh environments.

Given the higher specification requirements, a harsh environment rig is typically more expensive to build than a benign environment rig for a given rig type.

1.1.160  Rig substitutability

In general, rigs will be deployed in the operating areas for which they are designed. Therefore, jackup rigs and floaters typically form separate segments as they are used for drilling programmes at different water depths. However, there are cases, in particular when there is overcapacity across all market segments, that rigs may ‘trade down’ and operate in areas for which they are over-specified. For example, floaters may in some cases operate in shallower waters as a substitute for jackup rigs. Similarly, rigs designed for harsh environments may operate in benign areas. However, floaters may not always be able to substitute jackup rigs due to the water being too shallow or for other reasons related to the production installation. For example, drilling over a fixed offshore installation (jackets) requires a bottom-supported rig (jackup) and substitution by a floater is not an alternative.

Further, rigs are often rated by certification schemes and regulation. There are often regional governmental requirements which a drilling contractor must comply with in order to be able to tender for a drilling contract.

1.1.161  Activity status of offshore drilling rigs

Drilling rigs that have been delivered from the construction yard have four main activity states over their lifetime: (i) active, (ii) warm-stacked, (iii) cold-stacked, and (iv) retired.

1.1.161.1 Active

Active rigs are rigs subject to contract and this is the only state in which a rig is generating revenue. Active rigs may be drilling, waiting on location, in transit, or in a mobilisation/demobilisation status.

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1.1.161.2 Warm-stacked

If a rig is expected to be idle for a short term period, the rig is typically maintained in a prepared or warm-stacked state (also called hot-stacked and ready-stacked). Warm-stacked rigs are not under contract but are available for prompt use with minor preparation. In a warm-stacked state, normal maintenance operations similar to those performed when the rig is active are conducted so the rig remains work ready, key members of the crew are retained, and the rig is actively marketed and considered part of marketable supply.

1.1.161.3 Cold-stacked

If contractors do not expect a rig to be utilised in the near term, the rig may be cold-stacked to reduce operating costs. Cold-stacked rigs are frequently inactive for a period of several months to one or more years. To bring back a cold-stacked rig into operational condition, a crew must be rehired and a series of inspections, testing and reactivation procedures are required. Thus, unlike warm-stacked rigs, cold-stacked rigs may require significant time to be made available for drilling. Reactivation expenses vary widely depending on how long the rig has been out-of-service. Costs may be higher when significant overhauls are required to bring a rig back into service. Due to these high costs, rigs are often reactivated only after receiving a contract commitment, or when the rig is likely to win a contract. The cost of such reactivation is usually covered by the rig owner and not the charterer.

1.1.161.4 Retired

A rig is removed from the fleet when it is sold for scrap or converted to another non-drilling use. Conversion to a mobile offshore production unit or an accommodation unit (providing housing for crews) is the most common alternative use.

1.1.162  Maintenance activity of offshore drilling rigs

Over the course of a rig’s life cycle, significant maintenance is required to keep the asset up to specification and capable of safe, efficient, and reliable work. In addition to routine day-to-day maintenance, drilling rigs traditionally are subject to special periodical surveys (“SPS”) or class renewal survey every five years to maintain classification status. These surveys are extensive, involving examination of the rig’s hull, piping, cargo holds, tanks, and decks—with particular attention paid to corrosion. Surveys also typically require time in a dry-dock facility.

Due to the extensive nature of the inspection, an SPS can potentially be lengthy and costly, depending on the condition, age, rig type and the level of ongoing maintenance.

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Revenues by operating segment and geographic market

1.1.163  Noble

Noble reports its contract drilling operations as a single reportable segment, Contract Drilling Services, which reflects how the Noble manages its business. The following table presents the operating results for Noble’s contract drilling services segment for the period from 6 February 2021 through 31 December 2021, the period from 1 January 2021 through 5 February 2021, the year ended 2020 and the year ended 2019 (USD in thousands):

	Successor	Predecessor
	Period from 6 February 2021 through 31 December 2021	Period from 1 January 2021 through 5 February 2021	Year ended 31 December 2020	Year ended 31 December 2019
Operating revenues:
Contract drilling services	$708,131	$74,051	$909,236	$1,246,058
Reimbursables and other	62,194	3,430	55,036	59,380

	$770,325	$77,481	$964,272	$1,305,438

The following table presents revenues based on the location of the service provided for the period from 6 February 2021 through 31 December 2021, the period from 1 January 2021 through 5 February 2021, the year ended 2020 and the year ended 2019 (USD in thousands):

	Period from 6 February 2021 through 31 December 2021	Period from 1 January 2021 through 5 February 2021	Year ended 31 December 2020	Year ended 31 December 2019
Australia	$1,954	$54	$50,434	$33,623
Brazil	251	—	—	—
Bulgaria	—	—	—	61,525
Canada	10	—	28,915	46,147
Denmark	25,119	—	7,662	31,076
Egypt	—	—	—	49,209
Gabon	—	—	147	—
Guyana	244,638	23,012	222,088	132,414
Indonesia	23,964	—	—	—
Malaysia	—	—	—	251,497
Mauritania	29,616	—	—	—
Mexico	11,022	—	—	—
Myanmar	—	—	21,084	56,207
Norway	20,351	—	—	—
Qatar	23,247	2,263	31,024	36,948
Saudi Arabia	75,676	10,745	133,246	154,807
Suriname	62,090	6,029	61,474	17,374
Timor-Leste	32,257	—	—	—
Trinidad and Tobago	35,710	4,995	9,468	—
United Arab Emirates	—	—	—	—
United Kingdom	28,126	7,142	180,610	243,063
United States	156,294	23,241	209,401	191,548
Vietnam	—	—	8,719	—
Other	—	—	—	—

Total	$770,325	$77,481	$964,272	$1,305,438

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1.1.164   Maersk Drilling

The following table sets out the split of revenue between Maersk Drilling’s reportable operating segments for the financial years ended 31 December 2021, 2020 and 2019:

Revenue (USD million)	2021	2020	2019
North Sea Jack-ups	656	608	800
International Floaters	583	460	395
Unallocated activities	28	28	27
Total	1,267	1,096	1,222

The following table sets out the split of Maersk Drilling’s revenue based on geographical location for the financial years ended 31 December 2021, 2020 and 2019:

(in USD thousands)	2021	2020	2019
Denmark	8	34	37
Norway	503	424	559
United Kingdom	122	118	156
The Netherlands	25	35	52
Angola	79	62	—
Australia	103	76	—
Egypt	—	28	92
Azerbaijan	37	110	79
Ghana	71	55	149
Suriname	131	19	—
Trinidad	52	28	—
Mexico	—	54	18
Myanmar	—	24	9
Brunei	47	26	—	(1)
Guyana	37	—	—	(1)
Other	52	3	71	(1)

Total	1,267	1,096	1,222

(1)	For the financial year ended 31 December 2019, revenue, if any, from Brunei and Guyana has been included in the “Other” section.

Offshore Drilling Market Structure and Characteristics

1.1.165   Global rig fleet overview

Global offshore drilling spending increased significantly in the period from 2000 to 2014. As a result of this increased spending, as well as technical improvements, innovations, and new and stricter regulatory requirements, a large number of newly-built units were ordered from shipyards. Partly offset by rig attrition, the total number of rigs increased from 582 to 857 (47%) from 2000 to 2014. A persistent reduction in offshore drilling activity began in late 2014. Since 2014, significant attrition has resulted in an overall decline in industry assets and 2021 ended with 687 total rigs globally.

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Figure 2.1 illustrates the development in rig supply in the offshore drilling industry.

Figure 2.1: Supply of rigs by type, 2011 – 2021

Source: Rystad Energy

1.1.166   Competition

Both the jackup and floater offshore contract drilling markets are highly-fragmented with numerous participants, ranging from large international rig contractors to smaller, locally-focused rig contractors. In a few cases rigs are owned by NOCs. The operations of the largest players are usually dispersed around the globe. In the provision of offshore contract drilling services, success in securing contracts is primarily governed by price, a rig’s availability, drilling capabilities and technical specifications and its safety performance record. Other factors include experience of the workforce, process efficiency, condition of equipment, operating integrity, reputation, industry standing and client relations.

Figure 2.2: Top 10 global drilling rig contractors by rig type

Source: Rystad Energy

Over the past couple of years, a number of acquisitions have taken place in the industry, including: (i) the acquisition of Atwood Oceanics by Ensco, (ii) the acquisition of Songa Offshore by Transocean, (iii) the

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acquisition of Paragon Offshore by Borr Drilling, (iv) the acquisition of Ocean Rig by Transocean, (v) the merger between Rowan and Ensco, resulting in Valaris and (vi) the acquisition of Pacific Drilling by the Noble Group. In addition to several acquisitions of rigs, there has been one major fleet acquisition, namely the acquisition of Transocean’s jackup fleet by Borr Drilling.

1.1.167   Suppliers

There are a number of suppliers which offer services to either construct complete rigs on a turnkey basis, or vendors supplying drilling equipment or control systems to the builders of rigs.

1.1.167.1 Shipyards

Shipyards that are capable of building rigs are mainly located in South East Asia (including China). The complexity of constructing a floating rig is vastly higher than constructing a jackup rig, however the complexity is very different between the different types of floaters and between the different types of jackup rigs, depending on the physical environment in which the rig is intended to operate (for example if the rig is meant to be capable of working in benign or harsh environments).

Most rigs are built by shipyards in South Korea, Singapore, and China. The Singaporean yards Keppel FELS and Sembcorp, and the Korean yards Samsung, Daewoo and Hyundai are the largest builders of high-specification rigs, and in China CIMC Raffles as a qualified supplier of semi-submersibles.

1.1.167.2 Equipment manufacturers

There is a large portion of standard equipment on-board a rig which is designed, engineered, manufactured and supplied by international vendors. The most critical parts of an offshore drilling rig, besides the rig structure itself, are the drilling equipment and the blowout preventer (“BOP”). The production of this equipment is concentrated with a few manufacturers like National Oilwell Varco (“NOV”) and HMH for the complete drilling rig packages, and Cameron (Schlumberger), Hydril (Baker Hughes), and Schaffer (NOV) for the BOP. In addition, there are a large number of suppliers of highly specialised equipment necessary to operate a drilling rig.

1.1.168   Technological development

New technologies are being introduced to improve efficiency and safety and reduce costs. In addition, in order to increase capabilities on drilling equipment, rigs are becoming increasingly digitalised (utilising real time data and big data) and integrated (systems and controls), both offshore and onshore, to drive and enhance drilling efficiencies and overall rig performance. These initiatives greatly vary in terms of set-up cost and the actual operational and spread costs savings. One consequence of the higher rig efficiency is that efficiency improvements will make each rig cover more demand; however, it also creates opportunities for the rig contractors to engage with customers in new ways and implement new remuneration schemes (for example, bonuses related to performance).

Offshore Drilling Market Dynamics and Outlook

Global primary energy demand represents the overarching determinant of the demand for offshore drilling rigs. Figure 3.1 depicts global primary energy demand from 2000 to 2040 by fuel source according to Rystad Energy’s Global Energy Scenarios Dashboard 1.8 Degree Scenario (base case). Under this Scenario, which models both current and announced energy policies, global primary energy demand grows and then contracts between 2017 and 2040, or near 0% on a per annum basis, driven by structural trends including population growth, urbanisation, technology, climate change policies, and economic growth.

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Figure 3.1: Estimated global primary energy demand by fuel source under Rystad Energy’s 1.8 Degree Scenario (base case), 2000 – 2040E

Source: Rystad Energy

As per Figure 3.1, the majority of expected short-term growth is attributed to oil and gas, as demand for these sources is expected to grow. While the Rystad Energy expects fossil fuels to remain central to the global energy system, fossil fuels exhibit a declining share of overall primary energy demand as coal, and oil to a lesser degree, are expected to make room for other sources, including renewables.

Figure 3.2: Estimated global oil and gas production under Rystad Energy’s 1.8 Degree Scenario, 2000 – 2040E

Source: Rystad Energy

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The demand for offshore drilling rigs is a function of E&P spending, which in turn is a function of oil prices. Figure 3.3 shows the development in the price of Brent crude oil from 2000 until mid 2022.

Figure 3.3: Brent crude oil price, 1 January 2000 – 30 June 2022

Source: Bloomberg L. P.

Rig Supply—Newbuilds and Retirements

Offshore drilling contractors’ ordering and subsequent construction and delivery of rigs is driven by several factors, such as rig utilisation and dayrate levels, the availability of capital, and market optimism for future drilling activity; however, deliveries and rebalancing of rig supply can lag the market factors given long-lead times. After a period of subdued building activity in the early 2000s, construction of rigs accelerated in 2005. Since then, with the onset of the industry downturn in 2014, many drilling contractors halted further construction and began to scrap older units. Several factors may influence rig owners to retire assets, such as business strategy, market outlook, preservation costs, rig condition, and the age of the asset. See Figure 4.1.

The industry is expecting newbuilds that had been delayed during the market turmoil of 2020 and 2021 to leave shipyard in 2022 and 2023; however, adjusting for such delays, the overall trend in rig supply continues downward as offshore drilling contractors continue to rebalance their fleets.

Figure 4.1: Newbuild rig deliveries and retirements by type, 2000 – 2025 historical and forecasted.

Source: Rystad Energy

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Rig Demand

As a consequence of the oil market downturn that began in 2014, the global demand for drilling rigs expressed in terms of rig counts and utilisation, fell from the peak period in 2014 to a low in 2017 as E&P Companies opted to cancel and/or postpone drilling projects, with marginal improvements leading up to the pandemic in 2020. Since then, activity levels have begun to recover, albeit continuing at a marginal pace. This is illustrated in Figure 5.1.

Figure 5.1: Rig Counts and Utilisation, 2010 – 2021

Source: Rystad Energy

Dayrates

Compared to the modest improvement in utilisation, average dayrates, as shown in Figure 6.1, remain significantly below the average pre-2014 downturn dayrates.

Figure 6.1: Average dayrates 2010 – 2021

Source: Rystad Energy

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BUSINESS OF THE NOBLE GROUP

The Maersk Drilling Shareholders should read this “Business of the Noble Group” in conjunction with the more detailed information contained in this Exemption Document, including the financial and other information referred to in 5.2 “Presentation of financial information for the Noble Group” and 36 “Information incorporated by reference” and which is incorporated by reference into Exemption Document as set out therein.

Overview

The Noble Group is a leading offshore drilling contractor for the oil and gas industry. The Noble Group provides contract drilling services to the international oil and gas industry with its global fleet of mobile offshore drilling units. The Noble Group focuses on a high-specification fleet of floating and jackup rigs and the deployment of the Noble Group’s drilling rigs in oil and gas basins around the world. Noble and its predecessors have been engaged in the contract drilling of oil and gas wells since 1921. For the three months ended 31 March 2022 and for the financial years ended 31 December 2021, 2020 and 2019, there has not been any material changes in the services offered by the Noble Group.

Finco was an indirect, wholly-owned subsidiary of Legacy Noble prior to the Plan Effective Date and has been a direct, wholly-owned subsidiary of Noble since the Plan Effective Date. Noble’s principal asset is all of the shares of Finco. Finco has no public equity outstanding.

History

Lloyd Noble was born in 1896 in Ardmore, Chickasaw Nation, the child of a pioneer merchant family. In the 1920s, when oil was struck on the family farm, Lloyd saw the potential for a new business. He purchased a drilling rig in partnership with Art Olson. With the discovery of the Seminole field in 1926, the largest in Oklahoma reaching nearly 527,000 barrels a day, the company’s growth was substantial. After acquiring 38 rigs, Lloyd Noble and Olson decided to go their separate ways in 1930.

In 1932 Lloyd Noble diversified into oil production to complement the drilling side of the business and to operate the producing properties he had acquired during his first decade of operations. The producing company was named Samedan Oil Corporation in tribute to his three children, Sam, Ed, and Ann and subsequently renamed Noble Energy.

Noble was called to help the war effort by drilling in England’s Sherwood Forest to increase their domestic production. Back on U.S. soil, Noble drilled the first well off the Atlantic coast in Cape Hatteras Island, North Carolina.

Upon his death in 1950, Lloyd Noble’s interests in Noble Drilling and Samedan were transferred to The Samuel Roberts Noble Foundation, a charitable foundation Lloyd Noble had formed in 1945. The two companies operated as wholly owned subsidiaries of the Noble Foundation until the late 1960s. Samedan became Noble Energy, which was ultimately acquired by Chevron in October 2020.

In the early 1950s, Noble Drilling became the first company to drill offshore using electrical power from shore in Bay Marchand off Louisiana.

During the 1970s Noble’s first public stock offering was issued under the ticker NOBL. In 1981 Noble embarked on its first newbuild campaign, constructing the Noble Ed Holt and the Noble Sam Noble. During the late 1990s, Noble’s EVA upgrade program transformed 5 rigs that were limited to working in up to 70’ of water or less, to units capable of operating in water depths of 6,000’ and greater. By the end of 1997, Noble’s fleet included 45 rigs. During such period, the ticker symbol changed to NE.

In the early 2000s, Noble invested in growing its fleet by seven units, including three high specification jackups and four ultra deepwater semisubmersibles. From the decade spanning 2010-2020, Noble augmented the

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fleet through the addition of high specification assets and the development of a strategic alternative for many existing standard specification assets, transitioning Noble to the oldest contractor with one of the youngest and most advanced fleets. This included 17 new rigs to the fleet through acquisition and new builds and the departure of 34 jackups, 5 drillships, and 3 semisubmersibles rigs to Paragon Offshore.

In July of 2020, Noble’s former parent company, Noble Holding Corporation plc (formerly known as Noble Corporation plc), a public limited company incorporated under the laws of England and Wales, and certain of its subsidiaries filed a bankruptcy petition in the Southern District of Texas Bankruptcy Court for Chapter 11 protection while the Noble Group restructured. The petition was granted and the Noble Group emerged from the bankruptcy and restructuring process on 5 February 2021 under the name of Noble Corporation. As a result of the financial restructuring, Noble had a substantially delevered balance sheet with less than USD 400 million of debt and liquidity of approximately USD 600 million.

At emergence, the ordinary shares of Noble Holding Corporation plc were cancelled and shares of Noble were issued to former bondholders of Noble Holding Corporation plc’s. Certain former bondholders and former equity holders of Noble Holding Corporation plc were also issued warrants to purchase shares in Noble. Following this process, Noble was listed on the NYSE.

As at the date of this Exemption Document, the Noble Group maintains a fleet of 11 drillships capable of water depths from 10,000 feet to 12,000 feet and eight jackups consisting of high-specification units capable of drilling in up to 500 feet of water.

The Chapter 11 Cases

Noble entered into 2020 cautiously optimistic with the prospects for the offshore drilling market continuing to improve, supported by improving dayrates and increased offshore spending and activity. Noble was focused on opportunities to manage liquidity, extend its financial runway, and reduce debt as it sought to navigate the extended market downturn and improve its balance sheet. While Noble still faced meaningful challenges, particularly with respect to liquidity and the aggregate amount of debt, there were various opportunities available to Noble to address these issues over time. Unfortunately, since then, the combined effects of the global COVID-19 pandemic, the steep decline in the demand for oil and the substantial surplus in the supply of oil have resulted in significantly reduced global economic activity and uncertainty. The convergence of these events resulted in an unprecedented steep decline in the demand for oil and a substantial surplus in the supply of oil and was expected to continue to have a severe impact on Noble’s business, operations and financial condition in various respects, including substantially reducing demand for Noble’s services. As a result of the foregoing matters, Noble actively pursued a variety of transactions and cost-cutting measures, including but not limited to potential refinancing transactions by Noble or its subsidiaries, potential capital exchange transactions, and a potential waiver from lenders under, or amendment to, Noble’s 2017 Credit Facility. In the first half of 2020, Noble enacted further reductions in corporate discretionary expenditures, capital expenditures and workforce, and increased focus on Noble’s operational efficiencies.

On 31 July 2020 (the “Petition Date”), Noble’s former parent company, Noble Holding Corporation plc (formerly known as Noble Corporation plc), a public limited company incorporated under the laws of England and Wales (“Legacy Noble” or the “Predecessor”), and certain of its subsidiaries, including Finco, filed voluntary petitions in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) seeking relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”). On 4 September 2020, the Debtors (as defined herein) filed with the Bankruptcy Court the “Joint Plan of Reorganization of Noble Corporation plc and its Debtor Affiliates”, which was subsequently amended on 8 October 2020 and 13 October 2020 and modified on 18 November 2020 (as amended, modified or supplemented, the “Plan”), and the related disclosure statement. On 24 September 2020, six additional subsidiaries of Legacy Noble (together with Legacy Noble and its subsidiaries that filed on the Petition Date, as the context requires, the “Debtors”) filed voluntary petitions in the Bankruptcy Court. The chapter 11

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proceedings were jointly administered under the caption “Noble Corporation plc, et al.” (Case No. 20-33826) (the “Chapter 11 Cases”). On 20 November 2020, the Bankruptcy Court entered an order confirming the Plan.

In connection with the Chapter 11 Cases and the Plan, on and prior to the Plan Effective Date (as defined herein), Legacy Noble and certain of its subsidiaries effectuated certain restructuring transactions pursuant to which Legacy Noble formed Noble as an indirect wholly-owned subsidiary of Legacy Noble and transferred to Noble substantially all of the subsidiaries and other assets of Legacy Noble. On 5 February 2021 (the “Plan Effective Date”), the Plan became effective in accordance with its terms, the Debtors emerged from the Chapter 11 Cases and Noble became the new parent company. For additional information on the financial restructuring, see Section 16.1.1 “Recent Events—Emergence from Chapter 11.” For a description of the events that occurred on the Plan Effective Date including the issuance of ordinary shares of Noble with a nominal value of USD 0.00001 per share, the Tranche 1 Warrants, the Tranche 2 Warrants and the Tranche 3 Warrants, see “Note 2— Chapter 11 Emergence” in the Noble 2021 Form 10-K incorporated by reference in this Exemption Document. In accordance with the Plan, Legacy Noble and its remaining subsidiary will in due course be wound down and dissolved in accordance with applicable law. The Bankruptcy Court closed the Chapter 11 Cases with respect to all Debtors other than Legacy Noble, pending its wind down.

Strategy

The Noble Group’s business strategy focuses on a high-specification fleet of both floating and jackup rigs and the deployment of its drilling rigs in established and emerging offshore oil and gas basins around the world. The Noble Group emphasizes safe operations, environmental stewardship, and superior performance through a structured management system, the employment of qualified and well-trained crews and onshore support staff, the care of its surroundings and neighboring communities where the Noble Group operates, and other activities advancing the Noble Group’s environmental sustainability, social responsibility, and good governance. The Noble Group also manages rig operating costs through the implementation and continuous improvement of innovative systems and processes, which includes the use of data analytics and predictive maintenance technology.

The Noble Group’s floating and jackup drilling fleet is among the most modern, versatile and technically advanced fleet in the industry, with the majority of its rigs having been delivered since 2011. The Noble Group’s fleet consists predominately of technologically advanced units, equipped with sophisticated systems and components prepared to execute its customers’ increasingly complicated offshore drilling programs safely and with greater efficiency, contributing to an overall reduction of the Noble Group’s carbon footprint.

Noble’s organization prioritizes financial discipline and cash flow generation, and management will continue to evaluate the Noble Group’s balance sheet, and focus on returning cash to shareholders, and improving its fleet of floating and jackup rigs, particularly focusing on higher specification rigs, to meet the demands of increasingly complex drilling programs required by the Noble Group’s customers.

Climate change is an environmental, social and economic challenge facing everyone today. Noble is committed to continuous improvement and a sustainable energy future, supported by its efforts to protect the environment throughout operations and safely provide reliable and efficient services to allow access to resources essential for human and economic prosperity. Oversight of the Noble Group’s sustainability is at the board level, with Noble’s Nominating, Governance and Sustainability Committee assisting in that oversight role with respect to Noble’s sustainability policies and practices.

The Noble Group maintains a global operational presence and competes in many of the major offshore oil and gas basins worldwide. All the Noble Group’s drilling rigs are mobile, and the Noble Group may reposition its drilling rigs among regions for a variety of reasons, including in response to customer requirements. The Noble Group competes in both the jackup and floating rig market segments, each of which may have different supply and demand dynamics at a given period in time or in different regions.

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The offshore contract drilling industry is a highly competitive and cyclical business. Demand for offshore drilling services is driven by the offshore exploration and development programs of oil and gas operators, which in turn are influenced by many factors. Those factors include, but are not limited to, the price and price stability of oil and gas, the relative cost and carbon footprint of offshore resources within each operator’s broader energy portfolio, global macroeconomic conditions, world energy demand, the operator’s strategy toward renewable energy sources, environmental considerations and governmental policies.

In the provision of offshore contract drilling services, success in securing contracts is primarily governed by price, a rig’s availability, drilling capabilities and technical specifications and its safety performance record. Other factors include experience of the workforce, process efficiency, condition of equipment, operating integrity, reputation, industry standing and client relations.

Since 2014, the offshore drilling industry has faced the challenging combination of a significant rig oversupply and an overall reduction in offshore development and exploration activity that has reduced global offshore rig demand. Industry conditions gradually improved in 2019, which was evidenced by increasing utilization and improving dayrates. However, in the first half of 2020, this gradual recovery was abruptly halted as oil prices experienced concurrent supply and demand shocks. The supply shock was driven by production disagreements among OPEC+ members that resulted in a sudden and a significant oversupply of oil, and the demand shock by the onset of the global COVID-19 pandemic that resulted in a meaningful reduction in global economic activity and produced significant uncertainty among the Noble Group’s customers. However, by early 2021, oil prices returned to pre-pandemic levels and continued to rise throughout 2021. Concurrent with this oil price recovery, contracting activity improved as the Noble Group’s customer base started to increase their capital budgets.

The global rig supply continues to come down from historic highs as Noble and other offshore drilling contractors retire less capable and idle assets. Concurrently, the incoming supply of newbuild offshore drilling rigs has diminished materially, with several newbuild rigs stranded in shipyards, which generally requires dayrates and contract terms in excess of what is currently available in the market.

The recent Russia-Ukraine conflict and related sanctions have increased the volatility of global energy markets and oil prices reached a seven-year high in the first quarter of 2022. The combination of rising oil prices and a focus on energy security is favorable for the offshore oil and gas industry. However, the market outlook in the Noble Group’s business varies by geographical region and water depth. Noble remains encouraged by the ongoing recovery in the ultra-deepwater floater market. Harsh environment jackup markets are showing stable opportunities and remain an important portion of the Noble Group’s business.

While Noble is cautiously optimistic about recent positive trends, the industry continues to face challenges and uncertainties and is unlikely to return to activity levels experienced in historical cycle peaks. Energy rebalancing trends have accelerated in recent years as evidenced by promulgated or proposed government policies and commitments by many of the Noble Group’s customers to further invest in sustainable energy sources. The Noble Group’s industry could be further challenged as the Noble Group’s customers rebalance their capital investments to include alternative energy sources and respond to the normal cycles that have historically existed in the industry. Noble expects inflationary pressures and supply chain disruptions to persist, which has led and may lead to increased costs of services. Nonetheless, the global energy demand is predicted to increase over the coming decades, and Noble expects that offshore oil and gas will continue to play an important and sustainable role in meeting this demand.

Contract Drilling Services

The Noble Group reports its contract drilling operations as a single reportable segment, Contract Drilling Services, which reflects how Noble manages its business. The mobile offshore drilling units comprising the Noble Group’s offshore rig fleet operate in a global market for contract drilling services and are often redeployed

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to different regions due to changing demands of the Noble Group’s customers, which consist primarily of large, integrated, independent and government-owned or controlled oil and gas companies throughout the world.

The Noble Group typically provides contract drilling services under an individual contract, on a dayrate basis. Although each contract’s final terms and conditions are the result of negotiations with the Noble Group’s customers, many contracts are awarded through a competitive bidding process. The Noble Group’s drilling contracts may contain the following terms:

contract duration extending over a specific period of time or a period necessary to drill a defined number of wells;

payment of compensation to the Noble Group (generally in USD although some customers, typically national oil companies, require a part of the compensation to be paid in local currency) on a “daywork” basis, so that the Noble Group receive a fixed amount for each day (“dayrate”) that the drilling unit is operating under contract (a lower rate or no compensation is payable during periods of equipment breakdown and repair or adverse weather or in the event operations are interrupted by other conditions, some of which may be beyond the Noble Group’s control);

provisions permitting early termination of the contract by the customer (i) if the unit is lost or destroyed, (ii) if operations are suspended for a specified period of time due to breakdown of equipment or breach of contract or (iii) for convenience with the payment of contractually specified termination amounts;

provisions allowing the impacted party to terminate the contract if specified “force majeure” events beyond the contracting parties’ control occur for a defined period of time;

payment by the Noble Group of the operating expenses of the drilling unit, including labor costs and the cost of incidental supplies;

provisions that allow the Noble Group to recover its mobilization and demobilization costs associated with moving a drilling unit from one regional location to another which, under certain market conditions, may not allow the Noble Group to receive full reimbursement of such costs;

provisions that allow the Noble Group to recover certain cost increases from its customers in certain long-term contracts; and

provisions that require the Noble Group to lower dayrates for documented cost decreases in certain long-term contracts.

During periods of depressed market conditions, such as the one the Noble Group recently experienced for a number of years, the Noble Group’s customers may attempt to renegotiate or repudiate their contracts with the Noble Group although Noble seeks to enforce its rights under its contracts. The renegotiations may include changes to key contract terms, such as pricing, termination and risk allocation.

For a discussion of the Noble Group’s backlog of commitments for contract drilling services, please see 16.4 “Contract Drilling Services Backlog”.

Drilling Fleet

Noble is a leading offshore drilling contractor for the oil and gas industry. Noble owns and operates one of the most modern, versatile and technically advanced fleets of mobile offshore drilling units in the offshore drilling industry. Noble provides, through its subsidiaries, contract drilling services with a fleet of 19 offshore drilling units, consisting of 11 floaters and eight jackups at the date of this Exemption Document, focused largely on ultra-deepwater and high-specification drilling opportunities in both established and emerging regions worldwide. Each type of drilling rig is described further below. Several factors determine the type of unit most suitable for a particular job, the most significant of which include the water depth and the environment of the intended drilling location, whether the drilling is being done over a platform or other structure, and the intended

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well depth. At 31 December 2021, Noble’s fleet was located in Africa, Far East Asia, the Middle East, the North Sea, Oceania, South America and the US Gulf of Mexico. The Noble Group’s fleet consists of the following types of mobile offshore drilling units:

1.1.169   Floaters

A drillship is a type of floating drilling unit that is based on the ship-based hull of the vessel and equipped with modern drilling equipment that gives it the capability of easily transitioning from various worldwide locations and carrying high capacities of equipment while being able to drill ultra-deepwater oil and gas wells in up to 12,000 feet of water. Drillships can stay directly over the drilling location without anchors in open seas using a dynamic positioning system (“DPS”), which coordinates position references from satellite signals and acoustic seabed transponders with the drillship’s six to eight thrusters to keep the ship directly over the well that is being drilled. Drillships are selected to drill oil and gas wells for programs that require a high level of simultaneous operations, where drilling loads are expected to be high, or where there are occurrences of high ocean currents, where the drillship’s hull shape is the most efficient. Noble’s fleet consists of 11 drillships capable of water depths from 10,000 feet to 12,000 feet.

1.1.170   Jackups

Jackup drilling units are designed to provide drilling solutions, in depths ranging from less than 100 feet to as deep as 500 feet of water with drilling hookloads up to 2,500,000 pounds. Jackup rigs can be used in open water exploration locations, as well as over fixed, bottom-supported platforms. A jackup drilling unit is a towed mobile vessel consisting of a floating hull equipped with three or four legs, which are lowered to the seabed at the drilling location. The hull is then elevated out of the water by the jacking system using the legs to support weight of the hull and drilling equipment against the seabed. Once the hull is elevated to the desired level, or jacked up, the drilling package can be extended out over an existing production platform or the open water location and drilling can commence. Noble’s fleet of eight jackups consists of high-specification units capable of drilling in up to 500 feet of water.

The following table presents certain information concerning the Noble Group’s offshore fleet at 28 July 2022 (the most recent practicable date prior to the date of this Exemption Document). The Noble Group owns and operates all of the units included in the table.

Name	Make	Year built or rebuilt(1)	Water depth rating (feet)(2)	Drilling depth capacity (feet)	Location	Status(3)
Floaters—11
Drillships—11
Noble Bob Douglas	GustoMSC P10000	2013 N	12,000	40,000	Guyana	Active
Noble Don Taylor	GustoMSC P10000	2013 N	12,000	40,000	Guyana	Active
Noble Faye Kozack	Samsung 120000 Double Hull	2013 N	12,000	40,000	US Gulf of Mexico	Active
Noble Gerry de Souza	Samsung 120000 Double Hull	2011 N	12,000	40,000	Suriname	Active
Noble Globetrotter I	Globetrotter Class	2011 N	10,000	30,000	US Gulf of Mexico	Active
Noble Globetrotter II	Globetrotter Class	2013 N	10,000	30,000	US Gulf of Mexico	Active
Noble Sam Croft	GustoMSC P10000	2014 N	12,000	40,000	Guyana	Active
Noble Stanley Lafosse	Samsung 120000 Double Hull	2014 N	12,000	40,000	US Gulf of Mexico	Active
Noble Tom Madden	GustoMSC P10000	2014 N	12,000	40,000	Guyana	Active
Pacific Meltem	Samsung 120000 Double Hull	2014 N	12,000	40,000	Las Palmas	Stacked
Pacific Scirocco	Samsung 120000 Double Hull	2011 N	12,000	40,000	Las Palmas	Stacked

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Name	Make	Year built or rebuilt(1)	Water depth rating (feet)(2)	Drilling depth capacity (feet)	Location	Status(3)

Independent Leg Cantilevered Jackups—8
Noble Hans Deul (4)(5)	F&G JU-2000E	2008 N	400	30,000	UK	Active
Noble Houston Colbert (4)(5)	F&G JU-3000N	2014 N	400	30,000	United Arab Emirates	Shipyard
Noble Lloyd Noble (4)(5)	GustoMSC CJ70-x150-ST	2016 N	500	32,000	Norway	Active
Noble Mick O’Brien (4)	F&G JU-3000N	2013 N	400	30,000	Qatar	Active
Noble Regina Allen (4)	F&G JU-3000N	2013 N	400	30,000	Guyana	Active
Noble Sam Hartley (4)(5)	F&G JU-3000N	2014 N	400	30,000	UK	Shipyard
Noble Sam Turner (4)(5)	F&G JU-3000N	2014 N	400	30,000	Denmark	Active
Noble Tom Prosser (4)	F&G JU-3000N	2014 N	400	30,000	Australia	Active

(1)

Rigs designated with an “R” were modified, refurbished or otherwise upgraded in the year indicated by capital expenditures of an amount deemed material by management. Rigs designated with an “N” are newbuilds.

(2)	Rated water depth for drillships and semisubmersibles reflects the maximum water depth for which a floating rig has been designed for drilling operations.
(3)

Rigs listed as “active” are operating, preparing to operate or under contract; rigs listed as “available” are actively seeking contracts and may include those that are idle or warm stacked; rigs listed as “shipyard” are in a shipyard for construction, repair, refurbishment or upgrade; rigs listed as “stacked” are idle without a contract and have reduced or no crew and are not actively marketed in present market conditions.

(4)	Harsh environment capability.
(5)

The jackup drilling rigs, Noble Hans Deul, Noble Sam Hartley, Noble Sam Turner, Noble Houston Colbert, and Noble Lloyd Noble constitute the Remedy Rigs in respect of which Noble has entered into the Asset Purchase Agreement with the Shelf Buyer and Shelf Drilling in order to seek to obtain conditional antitrust clearance from the UK CMA in Phase 1 of the merger control process.

Significant Customers

During the three years ended 31 December 2021, 2020 and 2019, the Noble Group principally conducted its contract drilling operations in Canada, Far East Asia, the Middle East, the North Sea, Oceania, the Black Sea, Africa, South America and the US Gulf of Mexico.

The following table sets forth revenues from the Noble Group’s customers as a percentage of the Noble Group’s consolidated operating revenues:

	Successor	Predecessor
	Period from 6 February 2021 through 31 December 2021	Period from 1 January 2021 through 5 February 2021	Year ended 31 December 2020	Year ended 31 December 2019(1)
Royal Dutch Shell plc (“Shell”)	13.3%	30.0%	21.7%	36.5%
Exxon Mobil Corporation (“ExxonMobil”)	39.1%	29.8%	26.6%	13.7%
Equinor ASA (“Equinor”)	3.1%	5.2%	14.3%	13.1%
Saudi Arabian Oil Company (“Saudi Aramco”)	9.8%	13.9%	13.8%	11.9%

(1)

Excluding the Noble Bully II contract buyout, revenues from Shell, ExxonMobil, Equinor and Saudi Aramco accounted for approximately 27.1%, 15.7%, 15.1% and 13.6%, respectively, of the Noble Group’s consolidated operating revenues for the year ended 31 December 2019.

No other customer accounted for more than 10 percent of the Noble Group’s consolidated operating revenues in 2021, 2020 or 2019.

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Human Capital

At 31 December 2021, the Noble Group had 2,749 employees, including 987 persons engaged through labor contractors or agencies. At 31 December 2020, the Noble Group had 2,329 employees, including 809 persons engaged through labor contractors or agencies, and at 31 December 2019 the Noble Group had 2,998 employees, including 1,040 persons engaged through labor contractors or agencies.

Approximately 88% of the Noble Group’s workforce is located offshore. The Noble Group is not a party to any material collective bargaining agreements, and Noble considers its employee relations to be satisfactory.

The following table sets forth the number of the Noble Group’s employees, including persons engaged through labor contractors or agencies, by location as at 31 December 2021, 2020 and 2019, respectively.

	Year ended 31 December
Region	2021	2020	2019
Middle East, Far East & India Region	301	560	1,053
Europe, Mediterranean & Africa Region	689	399	546
United States Region	672	325	350
Canada Region	0	2	102
South America Region	860	855	681
Sugar Land Offices	220	184	254
Corporate (Cayman, Luxembourg, Switzerland, UK)	7	4	12

Total	2,749	2,329	2,998

The following table sets forth the number of the Noble Group’s employees, including persons engaged through labor contractors or agencies, by business activity as at 31 December 2021, 2020 and 2019, respectively.

	Year ended 31 December
Business Activity	2021	2020	2019
Administrative	338	286	437
Floater	1,667	1,241	1,208
Jackup	744	802	1,353

Total	2,749	2,329	2,998

The figures included in the tables above represent the number of employees as at 31 December 2021, 2020 and 2019, respectively. The number of employees at any given time throughout the year can fluctuate greatly depending on the number of rigs then in operation.

Noble’s compliance program is focused on ensuring adherence with the highest ethical standards and applicable laws and setting the tone for an ethical work environment. Noble’s commitment to a strong compliance culture is fundamental to who Noble is as a leading offshore drilling contractor. Noble upholds its core value of respecting the dignity and worth of all employees and are committed to advancing a more diverse and inclusive workplace. The Noble Code, Noble’s code of business conduct and ethics (the “Noble Code of Conduct”), provides the foundation for Noble’s culture and underscores Noble’s commitment to Noble’s core values of safety, environmental stewardship, honesty and integrity, respect and performance. It also includes Noble’s responsibility and commitment to follow all applicable laws as well as Noble’s its own internal policies, and requires any supplier or third party who works with Noble to comply with similar fundamental principles.

Operating the Noble Group’s business in a socially responsible way is integral to who Noble is. Internally, Noble’s employee-focused programs such as: training and continuing education; promotion and advancement program; diversity, equity, and inclusion; recruitment initiatives; and retirement and benefits—are key to

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Noble’s commitment to the personal and professional growth of Noble’s workforce. Externally, Noble’s dedication is evidenced by its affiliations and how it contributes to and invests in the communities wherein it operates.

Recruitment and Promotions. Noble values a healthy culture of ingenuity and adaptability where everyone has an equal opportunity to thrive. Noble recognizes that an inclusive and diverse workforce is key to the advancement and retention of the best qualified people leading to strong innovation and continued success. Noble is committed to a policy of recruitment and promotion based upon job qualifications, performance and merit without discrimination.

Safety and Environmental Stewardship. Noble is committed to delivering excellent health, safety and environmental (“HSE”) performance as part of its business strategy in order to add further value for employees, customers, and shareholders. Safety and environmental stewardship are the cornerstone of who Noble is, what Noble stands for and what Noble does every day to deliver a high-quality operation. All personnel, regardless of job or position onboard Noble’s vessels or at any Noble facility, has the authorization and obligation to immediately stop any unsafe act, practice or job that that poses any risk or danger to people or the environment. Noble’s pursuit of exceptional HSE performance begins with a strong corporate culture and by starting SAFE every day: one tour, one task and one person at a time. SAFE is an acronym for the phrase: follow Standards, be Accountable, stay Focused, achieve Excellence. Daily, the crew onboard each rig work together to achieve specific safety and environmental objectives and if all objectives are met, then the day is counted as a SAFE Day. Under the SAFE Day program, in 2021, Noble’s rigs achieved the SAFE objectives 98.9% of available days, which is an increase over 2020 performance, and Noble’s total recordable incident rate for 2021 increased 9% from the prior year.

Training and Continuing Education. Noble places considerable value on the training and development of its employees and maintains a practice of keeping them informed on matters affecting them, as well as on the performance of Noble. Accordingly, Noble conducts formal and informal meetings with employees, maintains an intranet website with matters of interest, issues periodic publications of company activities and other matters of interest, and offers a variety of in-house training, including through NobleAdvances, Noble’s state-of-the-art training facility in Sugar Land, Texas. When travel became a challenge, Noble developed and enhanced virtual and worksite training courses, some of which are facilitated through Noble’s rig-based leadership and are accredited through the International Association of Drilling Contractors.

In consideration of the negative impact of COVID-19 on the Noble Group’s employees, customers, suppliers and the communities in which the Noble Group operates, as well as associated human rights concerns that may exist in the areas in which it operates, the Noble Group has taken, and will continue to take, incremental measures to monitor, identify and manage risks associated with the COVID-19 pandemic. Throughout the pandemic, Noble has continued operations in support of essential infrastructure in the energy industry while carefully ensuring worker safety. Noble has been able to maintain operation of its rigs by implementing several mitigations, such as extending crew schedules to offset travel delays due to limitations or restrictions, implementing quarantine measures in advance of persons boarding rigs to prevent the spread of COVID-19 on board and enhancing crew health monitoring and response measures to prevent an outbreak on board any of Noble’s vessels. Noble has also continued the operation of its shore-side offices by implementing social distancing programs and implementing staggered rotational schedules for facility employees to reduce the number of persons on site. In addition, Noble has increased internal contingency planning, protective measures and employee communications and reinforced its employee wellness programs with all offshore and shore-side employees to offset the potential impact on employees both personally and professionally.

Governmental Regulations and Environmental Matters

Noble’s environmental commitment is to protect the world and its resources in a manner led by Noble’s Mission and Core Values. With Nobles’ experience and procedural discipline, it is able to operate with

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excellence, delivering efficient and reliable services for the benefit of its customers and community, which includes everyone from investors, to workers, and the communities where Noble lives and operates. Political developments and numerous governmental regulations, which may relate directly or indirectly to the contract drilling industry, affect many aspects of the Noble Group’s operations. The Noble Group’s contract drilling operations are subject to various laws and regulations in countries in which the Noble Group operates, including laws and regulations relating to the equipping, supplying and operation of drilling units, environmental protection and related recordkeeping, health and safety of personnel, safety management systems, the reduction of atmospheric emissions that contribute to a cumulative effect on the overall air quality and environment (commonly referred to as greenhouse gases), economic sanctions, currency conversions and repatriation, oil and gas exploration and development, taxation of capital equipment, taxation of offshore earnings and earnings of expatriate personnel, employee benefits and use of local employees, content and suppliers by foreign contractors. A number of countries actively regulate and control the ownership of concessions and companies holding concessions, the exportation of oil and gas and other aspects of the oil and gas industries in their countries. In addition, government actions, including initiatives by OPEC and OPEC+, may continue to contribute to oil price volatility. In some areas of the world, this government activity has adversely affected the amount of exploration and development work done by oil and gas companies and influenced their need for offshore drilling services, and likely will continue to do so.

The regulations applicable to the Noble Group’s operations include provisions that regulate the discharge of materials into the environment or require remediation of contamination under certain circumstances. Many of the countries in whose waters the Noble Group operates from time to time regulate the discharge of oil and other contaminants in connection with drilling and marine operations. Failure to comply with these laws and regulations, or failure to obtain or comply with permits, may result in the assessment of administrative, civil and criminal penalties, imposition of remedial requirements and the imposition of injunctions to force future compliance. Although these requirements impact the oil and gas and energy services industries, generally they do not appear to affect the Noble Group in any material respect that is different, or to any materially greater or lesser extent, than other companies in the energy services industry. However, the Noble Group’s business and prospects could be adversely affected by regulatory activity that prohibits or restricts the Noble Group’s customers’ exploration and production activities, resulting in reduced demand for the Noble Group’s services or imposing environmental protection requirements that result in increased costs to the Noble Group, its customers or the oil and natural gas industry in general.

The following is a summary of some of the existing laws and regulations that apply in the United States and Europe, which serves as an example of the various laws and regulations to which the Noble Group is subject. While laws vary widely in each jurisdiction, each of the laws and regulations below addresses regulatory issues similar to those in most of the other jurisdictions in which the Noble Group operates.

Offshore Regulation and Safety. In response to the Macondo well blowout incident in April 2010, the United States Congress, the US Department of Interior, through the Bureau of Ocean Energy Management (“BOEM”) and the Bureau of Safety and Environmental Enforcement (“BSEE”), and the US Department of Homeland Security, through the United States Coast Guard (“USCG”), have added to previously existing requirements over vessel and port operations regarding vessel or cargo loss, or damage to life, property, or the marine environment, such as the Ports and Waterways Safety Act (“PWSA”), 33 U.S.C. §§ 1221, et seq., and have undertaken an aggressive overhaul of the offshore oil and natural gas related regulatory processes, which has significantly impacted oil and gas development and operational requirements in the US Gulf of Mexico. Such actions by the US government has, on occasion, served as a leading indicator for similar regulatory developments or requirements by other countries where, from time to time, new rules, regulations and requirements in the United States and in other countries have been proposed and implemented that materially limit or prohibit, and increase the cost of, offshore drilling and related operations. Other similar regulations impact certain operational requirements on rigs and govern liability for vessel or cargo loss, or damage to life, property, or the marine environment. See 1.5.8 “Governmental laws and regulations, including in relation to greenhouses gases (“GHGs”) and climate change related legislation and global decarbonization, could limit drilling activity and

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have a negative impact on the Noble Group’s, the Maersk Drilling Group’s, and following completion of the Business Combination, the Combined Group’s business, financial condition, and results of operations” for additional information.

Spills and Releases. The United States is part of an international regime that regulates the discharge of oil from vessels at sea, known as the International Convention for the Prevention of Pollution from Ships, as modified by the Protocol of 1978 (“MARPOL”). MARPOL is embodied in numerous agreements that the United States has ratified, and have been implemented or confirmed in the United States through statutes such as: The US Oil Pollution Act of 1990 (“OPA”), 33 U.S.C. §2701 et seq. (1990), the Comprehensive Environmental Response, Compensation, and Liability Act in the United States (“CERCLA”), 42 U.S.C. §9601 et seq. (1980), the Act to Prevent Pollution from Ships (“APPS”), 33 U.S.C. §§ 1901 et seq., and similar regulations,, impose certain operational requirements on offshore rigs operating in the United States and govern liability for leaks, spills and blowouts involving pollutants. OPA imposes strict, joint and several liabilities on “responsible parties” for damages, including natural resource damages, resulting from oil spills into or upon navigable waters, adjoining shorelines or in the exclusive economic zone of the United States. A “responsible party” includes the owner or operator of an onshore facility and the lessee or permit holder of the area in which an offshore facility is located. CERCLA and similar state and foreign laws and regulations, impose joint and several liabilities, without regard to fault or the legality of the original act, on certain classes of persons that contributed to the release of a “hazardous substance” into the environment. In the course of the Noble Group’s ordinary operations, the Noble Group may generate waste that may fall within the scope of CERCLA’s definition of a “hazardous substance.” APPS makes it a crime for any person to knowingly violate MARPOL, APPS, or regulations promulgated under APPS. These regulations apply to all commercial vessels of a certain tonnage operating in United States waters or while at a port or terminal under the jurisdiction of the United States.

Regulations under OPA require owners and operators of rigs in United States waters to maintain certain levels of financial responsibility. The failure to comply with OPA or any of the other above referenced requirements may give rise to civil, criminal, or administrative enforcement actions. The Noble Group is not aware of any action nor received notice from a governmental agency that it may be subject to liability under the above referenced requirements, and the Noble Group believes that compliance with OPA’s financial assurance and other above referenced requirements will not result in a material change to the Noble Group’s operations or financial condition

Waste Handling. CERCLA authorities complement those of The US Resource Conservation and Recovery Act (“RCRA”), which primarily regulates ongoing hazardous waste handling, transport, and disposal, and similar state, local and foreign laws and regulations govern the management of wastes, including the treatment, storage and disposal of hazardous wastes. RCRA imposes stringent operating requirements, and liability for failure to meet such requirements, on a person who is either a “generator” or “transporter” of hazardous waste or an “owner” or “operator” of a hazardous waste treatment, storage or disposal facility. RCRA and many state counterparts specifically exclude from the definition of hazardous waste drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil and natural gas. As a result, the Noble Group’s operations are considered small quantity generators of RCRA hazardous wastes. The Noble Group does not believe the current costs of managing its wastes, as they are presently classified, to be significant. However, any repeal or modification of this or similar exemption in similar state statutes, may increase the volume of hazardous waste the Noble Group is required to manage and dispose of, and may cause the Noble Group, as well as its customers, service providers, and competitors, to incur increased operating expenses with respect to operations in or originating from the United States.

Water Discharges. The Clean Water Act (“CWA”) 33 U.S.C. §1251 et seq. (1972), and similar state laws and regulations establishes the basic structure for regulating the discharge of pollutants into federal and state waters and regulating quality standards for surface waters. These laws also regulate the discharge of storm water in process areas. Pursuant to these laws and regulations, Noble is required to obtain and maintain, or otherwise operate within the requirements of approvals or permits obtained and maintained by others, for the discharge of

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wastewater, cooling water, and storm water. In addition, the Nonindigenous Aquatic Nuisance Prevention and Control Act, 16 U.S.C. §§ 4701-4728, established a legal framework designed to regulate the handling and discharge of ballast water in order to reduce the introduction of marine invasive species into the waters of the United States, through which the USCG has promulgated requirements for ballast water management as well as supplemental ballast water requirements, which includes limits and, in some cases, water treatment requirements.

Air Emissions. The US Federal Clean Air Act, 42 U.S.C. §7401 et seq. (1970), related federal regulations and associated state laws and regulations are comprehensive bodies of law that regulate air emissions from stationary and mobile sources and restrict the emission of air pollutants from many sources, including oil and natural gas operations. New facilities may be required to obtain permits before operations can commence, and existing facilities may be required to obtain additional permits, and incur capital costs, in order to remain in compliance. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with air permits or other requirements of the Clean Air Act and associated state laws and regulations. In general, Noble believes that compliance with the Clean Air Act and similar state laws and regulations will not have a material impact on the Noble Group’s operations or financial condition.

Climate Change. Climate change is an environmental, social and economic challenge facing everyone today. Noble is committed to continuous improvement and a sustainable energy future, supported by the Noble Group’s efforts to protect the environment throughout its operations and safely provide reliable and efficient services to allow access to resources essential for human and economic prosperity. There is increasing attention concerning the issue of climate change and the effect of greenhouse gas (“GHG”) emissions. The EPA regulates the permitting of GHG emissions from stationary sources under the Clean Air Act’s Prevention of Significant Deterioration and Title V permitting programs, which require the use of “best available control technology” for GHG emissions from new and modified major stationary sources, which can sometimes include the Noble Group’s rigs. The EPA has also adopted rules requiring the monitoring and reporting of GHG emissions from specified sources in the United States, including, among other things, certain onshore and offshore oil and natural gas production facilities, on an annual basis.

Moreover, in 2005, the Kyoto Protocol to the 1992 United Nations Framework Convention on Climate Change, which establishes a binding set of emission targets for GHGs, became binding on all countries that had ratified it. In 2015, the United Nations (“U.N.”) Climate Change Conference in Paris resulted in the creation of the Paris Agreement. In September 2016, the US deposited its instrument of acceptance of the Paris Agreement, which later entered into force on 4 November 2016. The Paris Agreement requires countries to review and “represent a progression” in their nationally determined contributions, which set emissions reduction goals, every five years beginning in 2020. In November 2019, the US submitted formal notification to the U.N. of its decision to withdraw from the Paris Agreement, which took effect on 4 November 2020. However, in January 2021, shortly after Joseph Biden was sworn into office as the President of the United States, a series of executive orders were issued regarding climate change, which in part led to the US again depositing an instrument of acceptance of the Paris Agreement, which thereafter re-entered into force for the US on 19 February 2021. The terms of the Paris Agreement and the executive orders are expected to result in additional regulations or changes to existing regulations, which could have a material adverse effect on the Noble Group’s business in the US and that of its customers. In addition, incentives to conserve energy or use alternative energy sources in many of the countries where the Noble Group currently operates or may operate in the future, could have a negative impact on its business in those countries and worldwide. See 1.5.8 “Governmental laws and regulations, including in relation to greenhouses gases (“GHGs”) and climate change related legislation and global decarbonization, could limit drilling activity and have a negative impact on the Noble Group’s, the Maersk Drilling Group’s, and following completion of the Business Combination, the Combined Group’s business, financial condition, and results of operations” for additional information.

Countries in the EU implement the U.N.’s Kyoto Protocol on GHG emissions through the Emissions Trading System (“ETS”). The ETS program establishes a GHG “cap and trade” system for certain industry sectors, including power generation at some offshore facilities. Total GHG from these sectors is capped, and the

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cap is reduced over time to achieve GHG reductions from these sectors. In July 2021, the European Commission adopted a series of legislative proposals setting out how it intends to achieve climate neutrality in the EU by 2050, including an intermediate 55% GHG reduction target by 2030. In order to reach this goal, the European Commission has proposed potential revisions and expansions of the EU ETS.

In addition, the UK government implemented its own ETS in January 2021 to replace the UK’s participation in the EU ETS. The UK has also introduced an auction price floor to prevent carbon prices from dropping below a set level during the initial implementation of the UK ETS. The cost of compliance with the UK ETS and the EU ETS can be expected to increase over time. Additional member state climate change legislation may result in potentially material capital expenditures.

Combustion of ultra-low sulfur fuel oil aboard all of Noble’s vessels worldwide (Scope 1) is Noble’s primary source of GHG emissions, which includes carbon dioxide, methane and nitrous oxide. Based upon the emissions calculation factor provided by the Environmental and Emissions Monitoring System (“EEMS”), Noble estimates its carbon dioxide equivalent (“C02e”) gas emissions to have been 449,119 tons for the year ended 31 December 2021 as compared to 413,628 tons for the year ended 31 December 2020. When expressed as an intensity measure of tons of C02e gas emissions per contract day for the Noble Group’s vessels worldwide, Noble estimates that the intensity measure during 2021 and 2020 was 80.81 and 80.34 tons per contract day, respectively. In 2020, the scope of reporting of energy, GHG and other emissions has been changed from a financial scope to operational scope to further increase transparency on GHG emissions for Noble operating days. Prior years have been restated.

Noble utilizes emission coefficient factors directly from the OEM engine manufacturers carefully calculated per engine type and fuel usage to determine emissions generated from the Noble Group’s direct operations throughout the year. While OEM provided coefficients are one method of calculation, there are other relevant industry and regulatory approved standards for calculating GHG production that leads Noble to a broader understanding of Noble’s GHG impact. Each of these methods of calculation vary in assumptions made during the calculation process. By providing these additional calculations such as the Environmental Emissions Monitoring System (EEMS), Noble feels more prepared to compare the Noble Group’s emissions data to those relevant industry standards and accurately compare to peer performance with a higher degree of transparency.

Noble’s Scope 1 C02e gas emissions reporting has been prepared with reference to the requirements set out in the UK Companies Act 2006 Regulations 2013, the Environmental Reporting Guidelines (June 2013) issued by the Department for Environment Food & Rural Affairs, the World Resources Institute and World Business Council for Sustainable Development GHG Protocol Corporate Accounting and Reporting Standard Revised and the International Organization for Standardization (“ISO”) 14064-1, “Specification with guidance at the organizational level for quantification and reporting of greenhouse gas emissions and removals (2006).”

Finally, climate change could increase the frequency and severity of adverse weather conditions, including hurricanes, typhoons, cyclones, winter storms and rough seas. If such effects were to occur, they could have an adverse impact on the Noble Group’s operations.

Worker Safety. The US Occupational Safety and Health Act (“OSHA”) and other similar laws and regulations govern the protection of the health and safety of employees. The OSHA hazard communication standard, EPA community right-to-know regulations under Title III of CERCLA and similar state statutes require that information be maintained about hazardous materials used or produced in the Noble Group’s operations and that this information be provided to employees, state and local governments and citizens. EU member states have also adopted regulations pursuant to EU Directive 2013/30/EU, on the safety of offshore oil and gas operations within the exclusive economic zone (which can extend up to 200 nautical miles from a coast) or the continental shelf. Noble believes it is in substantial compliance with OSHA requirements and EU directive 2013/30/EU (as well as the extensive current health and safety regimes implemented in the member states in which the Noble Group operates), but future developments could require Noble to incur significant costs to comply with the directive’s implementation.

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International Regulatory Regime. The IMO provides international regulations governing shipping and international maritime trade. IMO regulations have been widely adopted by U.N. member countries, and in some jurisdictions in which the Noble Group operates, these regulations have been expanded upon. The requirements contained in the International Management Code for the Safe Operation of Ships and for Pollution Prevention, or ISM Code, promulgated by the IMO, govern much of the Noble Group’s drilling operations. Among other requirements, the ISM Code requires the party with operational control of a vessel to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies.

The IMO has also adopted and revised MARPOL, including Annex VI to MARPOL, which limits the main air pollutants contained in exhaust gas from ships, including sulfur oxides (“SOx”) and nitrous oxides (“NOx”), prohibits deliberate emissions of ozone depleting substances, regulates shipboard incineration and the emissions of volatile organic compounds from tankers, sets a progressive reduction globally in emissions of SOx, NOx and particulate matter, introduces emission control areas to reduce emissions of those air pollutants further in designated sea areas, and effective from 1 January 2020, reduces the global sulfur limit in fuel oil from the current 3.50% to 0.50% m/m (mass by mass) sulfur content. Prior to 1 January 2020, the Noble Group’s rigs were operating and continue to operate with low sulfur fuel oil at or below the global limits of 0.50%.

The IMO has also negotiated international conventions that impose liability for oil pollution in international waters and the territorial waters of the signatory to such conventions such as the Ballast Water Management Convention, (the “BWM Convention”) and the International Convention for Civil Liability for Bunker Oil Pollution Damage of 2001 (the “Bunker Convention”). The BWM Convention’s implementing regulations call for a phased introduction of mandatory ballast of water exchange requirements, to be replaced in time with a requirement for mandatory ballast water treatment. The Bunker Convention provides a liability, compensation and compulsory insurance system for the victims of oil pollution damage caused by spills of bunker oil. Noble believes that all of its drilling rigs are currently compliant in all material respects with these regulations. However, the IMO continues to review and introduce new regulations. It is impossible to predict what additional regulations, if any, may be passed by the IMO and what effect, if any, such regulation may have on the Noble Group’s operations.

Insurance and Indemnification Matters

The Noble Group’s operations are subject to many hazards inherent in the drilling business, including blowouts, fires, collisions, groundings, punch-throughs, and damage or loss from adverse weather and sea conditions. These hazards could cause personal injury or loss of life, loss of revenues, pollution and other environmental damage, damage to or destruction of property and equipment and oil and natural gas producing formations, and could result in claims by employees, customers or third parties and fines and penalties.

The Noble Group’s drilling contracts provide for varying levels of indemnification from its customers and in most cases also require Noble to indemnify customers for certain losses. Under the Noble Group’s drilling contracts, liability with respect to personnel and property is typically assigned on a “knock-for-knock” basis, which means that the Noble Group and its customers assume liability for their respective personnel and property, generally irrespective of the fault or negligence of the party indemnified. In addition, the Noble Group’s customers may indemnify the Noble Group in certain instances for damage to its down-hole equipment and, in some cases, its subsea equipment. Also, the Noble Group generally obtains a mutual waiver of consequential losses in its drilling contracts.

The Noble Group’s customers typically assume responsibility for and indemnify the Noble Group from loss or liability resulting from pollution or contamination, including third-party damages and clean-up and removal, arising from operations under the contract and originating below the surface of the water. The Noble Group is generally responsible for pollution originating above the surface of the water and emanating from its drilling

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units. Additionally, the Noble Group’s customers typically indemnify Noble for liabilities incurred as a result of a blow-out or cratering of the well and underground reservoir loss or damage. In the current market, the Noble Group is under increasing pressure to accept exceptions to the above-described allocations of risk and, as a result, take on more risk. In such cases where Noble agrees, it generally limits the exposure with a monetary cap and other restrictions.

In addition to the contractual indemnities described above, the Noble Group also carries Protection and Indemnity (“P&I”) insurance, which is a comprehensive general liability insurance program covering liability resulting from offshore operations. The Noble Group’s P&I insurance includes coverage for liability resulting from personal injury or death of third parties and Noble’s offshore employees, third-party property damage, pollution, spill clean-up and containment and removal of wrecks or debris. The Noble Group also carries hull and machinery insurance that protects it against physical loss or damage to its drilling rigs, subject to a deductible that is currently USD 5.0 million. The Noble Group’s P&I and hull and machinery insurance program is renewed in April of each year, with the P&I program currently carrying a limit of USD 50.0 million per occurrence of which Noble retains the first USD 5.0 million per occurrence, plus excess liability coverage of USD 700.0 million in the aggregate. The Noble Group’s hull and machinery insurance is subject to a deductible that is currently USD 5.0 million, except with respect to loss or damage from named windstorms in the Gulf of Mexico, in which event the current deductible is USD 10.0 million.

The Noble Group’s insurance policies and contractual rights to indemnity may not adequately cover its losses and liabilities in all cases. For additional information, please read 1.3.8 “The Noble Group may have difficulty obtaining or maintaining insurance in the future and the Noble Group’s insurance coverage and contractual indemnity rights may not protect it against all the risks and hazards the Noble Group faces.”

The above description of the Noble Group’s insurance program and the indemnification provisions of the Noble Group’s drilling contracts is only a summary as of the time of preparation of this Exemption Document, and is general in nature. The Noble Group’s insurance program and the terms of the Noble Group’s drilling contracts may change in the future. In addition, the indemnification provisions of the Noble Group’s drilling contracts may be subject to differing interpretations, and enforcement of those provisions may be limited by public policy and other considerations.

Legal Proceedings, Investigations and Other Regulatory Matters

From time to time, the Noble Group is involved in litigation matters and may be subject to fines, including in relation to HSSE matters, arising in the ordinary course of business. Noble’s management does not believe that any of the liabilities arising from the outcome of such matters, individually or in the aggregate, will have a significant effect on the Noble Group’s financial position or profitability. Except as set out in 6.21 “Litigation Relating to the Business Combination”, the Noble Group has not within the last twelve months from the date of this Exemption Document been, and is not currently, party to any governmental, litigation, administrative, arbitration or dispute proceedings that could have, or have had in the recent past, a material adverse effect on the Noble Group’s business, results of operations or financial condition. Noble’s management is not aware of any threatened or potential dispute or governmental proceeding that could have a material adverse effect on the Noble Group’s business, results of operations or financial condition in the future.

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BUSINESS OF THE MAERSK DRILLING GROUP

The Maersk Drilling Shareholders should read this section in conjunction with the more detailed information contained in this Exemption Document, including the financial and other information appearing in 1 “Risk Factors” and 17 “Operating and Financial Review of the Maersk Drilling Group”.

Overview

The Maersk Drilling Group was established in 1972 as part of the Maersk Group and is incorporated in Denmark with its headquarters located in Lyngby, Denmark. The Maersk Drilling Group is a leading player in the offshore contract drilling industry providing offshore drilling services to E&P Companies in support of their (upstream) exploration and development activities. The value proposition of the Maersk Drilling Group revolves around a leading sustainability ambition, the delivery of safe, efficient, and reliable drilling services, primarily in harsh and deepwater environments; its business model is built upon multiple mutually-reinforcing components summarized as advanced technology, operational excellence, and customer-centricity. This has been developed over decades of working towards a vision of driving improved offshore well economics for customers.

As of 31 December 2021, the Maersk Drilling Group’s fleet comprised 19 rigs in two different operating segments (each segment is reported separately):

North Sea Jack-up rigs. Of the 11 jack-up rigs, the Maersk Drilling Group operated: (i) five ultra harsh environment jack-up drilling rigs—two were operating and three were preparing for contracts in the North Sea; (ii) five harsh environment jack-up rigs, of which two were operating in the UK part of the North Sea, one was operating in the Norwegian part of the North Sea, one was operating in the Dutch part of the North Sea and one was stacked in Denmark; and (iii) one premium jack-up rig which was operating in Brunei.

International Floaters. Of the eight floaters, the Maersk Drilling Group operated: (i) four drillships, of which two were operating offshore West Africa in Ghana and Namibia, one was operating in Surinam and one in Malaysia; and (ii) four semi-submersible rigs, of which two were operating in the Guyana-Surinam basin, one was operating in Australia and one was warm stacked in the Caspian Sea.

The benign jack-up rigs Maersk Completer (which was sold on 7 January 2020) and Maersk Convincer are not included in either segment and are reported under unallocated activities based on their different nature and limited materiality. On 20 April 2022, Maersk Drilling announced that Maersk Drilling had entered into an agreement with ADES to sell the benign environment jack-up rig Maersk Convincer for USD 42.5 million in an all-cash transaction. Closing of the transaction is expected to take place no later than 15 September 2022.

For the year ended 31 December 2021, jack-up rigs accounted for approximately 52% of total Maersk Drilling Group revenue and floaters accounted for 46% of total Maersk Drilling Group revenue (2% of total Maersk Drilling Group revenue was unallocated for the period). For the year ended 31 December 2020, jack-up rigs accounted for approximately 55% of total Maersk Drilling Group revenue and floaters accounted for 42% of total Maersk Drilling Group revenue (3% of total Maersk Drilling Group revenue was unallocated for the period).

For the three months ended 31 March 2022 and for the financial years ended 31 December 2021, 2020 and 2019, there has not been any material changes in the services offered by the Maersk Drilling Group.

History

The origins of the Maersk Drilling Group can be traced to the Danish Underground Consortium (“DUC”), established in 1962 among A.P. Møller—Mærsk A/S, Shell, and Gulf to exploit the resources in a defined area of the Danish part of the North Sea. By 1972, DUC produced first oil in the Danish part of the North Sea, and later that year, the Maersk Storm Drilling Company was established in a joint venture with Dearborn-Storm Drilling Company (“Storm Drilling”) and underpinned by two semi-submersible rigs owned by Maersk Drilling Group but operated by Storm Drilling.

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In the early 1970’s, the Maersk Drilling Group established the Atlantic Pacific Marine Corporation in the United States that would serve as a basis for building knowledge concerning drilling technology, which further led to the construction and delivery of the then world’s largest jack-up rig. The Maersk Drilling Group continued to expand its fleet through two newbuilding programmes adding several new drilling rigs to the fleet of a variety of types, including rigs built for operation in harsh environments in the North Sea.

By the 1990’s, the Maersk Drilling Group pioneered the foundation of the market for jack-up drilling in Norway, which marked the beginning of a new era for the Norwegian Continental Shelf as jack-up rigs proved the ideal solution for many oil and gas projects in the region, in terms of both mobility and cost-effectiveness.

During the 2000’s, the Maersk Drilling Group further reinforced its position in the jack-up segment and bolstered its capabilities for midwater drilling and subsequently entered the deepwater market with the delivery of three deepwater semi-submersibles. During the 2010’s, Maersk Drilling further expanded its position in the harsh environment jack-up market and the deepwater market with the ordering and acquisition of nine rigs.

In 2017, the Maersk Drilling Group entered into an alliance agreement with Aker BP and Halliburton with the view to increase collaboration efficiency and enable standardisation and simplification of processes, ultimately shortening the lead time from discovery to first oil.

In 2019, the Maersk Drilling Group separated from A.P. Møller—Mærsk A/S through a demerger and Maersk Drilling shares were admitted for trading and official listing on Nasdaq Copenhagen.

Building on the learnings from the first alliance agreements, the Maersk Drilling Group continued to refine its response to the changing industry by enabling customers to drill wells at lower cost with lower emissions. Through redefined customer engagement, new capabilities, and digitization, the aim was to capture additional value by becoming the preferred long-term partner for well construction for even more customers. To enable this, as well as to drive organizational efficiencies, the Maersk Drilling Group built an increasingly scalable, standardized and optimized onshore support structure enabled by the establishment of the Global Business Solutions department, the establishment of a new Operations function and the combination of all rig support activities into a “virtual rig team”. In 2021, the Maersk Drilling Group generated an additional revenue of more than USD 150 million from “Smarter Drilling for Better Value” strategy.

Strategy

The Maersk Drilling Group’s strategy is anchored on three pillars: Smarter Drilling for Better Value, Responsible Drilling and applying its innovation capabilities to selected Energy Transition opportunities. Smarter Drilling for Better Value is the Maersk Drilling Group’s value proposition aimed at helping customers maintain and build resilient and future proof portfolios and assets in a volatile price environment. Responsible Drilling represents the Maersk Drilling Group’s commitment aimed to create value for energy companies by drilling high-quality wells in a safe, efficient, and reliable manner while actively addressing greenhouse gas (GHG) emissions related to drilling campaigns. The Maersk Drilling Group has committed to reducing its CO2 emissions intensity by 50% by 2030. The emissions- reduction target is in line with emissions targets announced by major oil and gas companies and supports the ambitions of the Paris Agreement. Finally, there are potential opportunities in the Energy Transition space where the Maersk Drilling Group could potentially leverage its technological, operational and commercial capabilities. The Maersk Drilling Group has dedicated resources to exploring such opportunities within its innovation team and is actively exploring potential opportunities together with customers and partners.

The market landscape in 2021 was one of broad-based recovery after a challenging 2020 saw unprecedented declines in demand for oil and gas and significantly reduced demand for offshore drilling rigs. Oil and gas prices are supportive of exploration and development activities fuelling rig demand growth in 2022, especially in the global floater segment. However, while Brent oil prices have recovered, capital spending and the production of

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oil and natural gas have both lagged as major operators now must fund four key strategic objectives. These include: (1) returning capital to shareholders; (2) reducing debt burdens incurred during the pandemic; (3) funding development projects with low break-even costs; and (4) allocating a portion of capital expenditures towards building renewable energy portfolios. The result: major operators have reduced upstream capital spending, which now sits below 2019 levels, and their production of hydrocarbons has fallen over 10% since the beginning of 2019.

The future capital expenditures targeted for offshore, and thereby the future actual demand for offshore drilling rigs, are subject to several factors, particularly developments in the global oil and gas markets. The demand for oil and gas continues to depend on policy responses to COVID-19, while the supply side will be determined by the associated policy responses of OPEC+, the influence of U.S. shale and the situation currently unfolding in Ukraine. Given the recent years of underinvestment in new oil and gas development projects, there remains a potential for short-term dramatic moves, such as price spikes in the oil and gas markets, which may encourage additional investments and drive demand for offshore drilling rigs.

The ongoing and accelerating energy transition from hydrocarbons to renewables poses a challenge to the oil and gas sector. While the energy transition is likely to play out over the course of decades, the push to drastically reduce emissions—particularly those resulting from the combustion of hydrocarbons—is placing structural pressures on the future availability of oil and gas supplied by major operators who have announced transition plans, implemented company-wide reorganisations, and allocated funds as they prepare for a shift to low carbon energy. Accelerating this transition are mounting pressures from society—including governments and institutional investors—to reduce traditional hydrocarbon investments and increase commitments to renewable energy projects. At the same time, there continues to be a global dependence on the combustion of hydrocarbons to provide reliable and affordable energy. The Maersk Drilling Group expects that oil and gas will continue to play a critical role over the coming decades to maintain and further develop the global economy and meet the needs of a growing global population.

Contract Drilling Services

The following section describes the Maersk Drilling Group’s customer base and its approach to early and continuous engagement with customers. Further, it provides a breakdown of revenue by customers and geography including an overview of the Maersk Drilling Group’s signed contracts.

1.1.171   Customer centricity

From the earliest stages of pre-bidding discussions through to formal tendering and eventually service delivery, the Maersk Drilling Group uses a customer-centric approach—focusing on the particular problems E&P Companies face and tailoring its offering to address them. This process is formalized through the Maersk Drilling Group’s Customer Engagement Model—a structured, consistent process beginning with early engagement and concluding with negotiations and contract signing. By following the Customer Engagement Model, the Maersk Drilling Group links its value proposition with its customer’s key objectives, including low emissions solutions, reliability, efficiency, and safety. The result of this continuous focus on customers is a high level of customer satisfaction.

While the industry is still largely characterized by standard day rate charters, by working closely with customers to form longer-term partnerships the Maersk Drilling Group helping to set the future direction of the sector.

An example of such partnerships is the alliance with Aker BP, which aims at lowering the cost per barrel and increasing profitability for all alliance partners, including service partner Halliburton, through the implementation of digital solutions, increased collaboration efficiency, and standardization and simplification of processes. The alliance is formalized in a five-year agreement entered into in November 2017 which includes an

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option to extend for an additional five years (which options were exercised in 2021). Under this agreement, the Maersk Drilling Group has a preferential but non-exclusive right to provide for Aker BP’s jack-up rig requirements in Norway. In addition to establishing shared goals and incentives, the alliance also aims to integrate project organizations, align safety procedures and create a one-team mind-set. The Maersk Drilling Group believes it is positioned to benefit from higher utilization through preferential rights, and higher revenue and profits due to a commercial model where savings are shared.

1.1.172   Customer base

The Maersk Drilling Group’s customer base is comprised of leading E&P Companies. The percentage of total Maersk Drilling Group revenue contributed by its largest customers is set forth in the table below.

	% of Total Maersk Drilling Group Revenue	% of Total Maersk Drilling Group Revenue	% of Total Maersk Drilling Group Revenue
Customer	Year ended 31 December 2021	Year ended 31 December 2020	Year ended 31 December 2019
Aker BP	22%	27%	34%
Total	23%	16%	10%
BP	— (1)	15%	14%
Equinor	12%	11%	13%

Total	57%	74%	82%

(1)	Less than 10%.

The percentage of total revenue contributed by geographic region is set forth in the table below.

	% of Total Maersk Drilling Group Revenue	% of Total Maersk Drilling Group Revenue	% of Total Maersk Drilling Group Revenue
Region	Year ended 31 December 2021	Year ended 31 December 2020	Year ended 31 December 2019
North Sea	52%	56%	66%
Asia Pacific	14%	11%	4%
Africa	14%	13%	22%
Rest of World	20%	20%	8%

Total	100%	100%	100%

1.1.173   Tender process

The types of drilling projects that E&P Companies undertake vary greatly, depending on the project’s life cycle phase, magnitude, duration, and complexity. Considering the specifics of a given project, E&P Companies tailor and optimise their procurement process to ensure that they obtain competitive prices. E&P Companies often engage in “pre-bid” discussions with drilling contractors by issuing a Request for Interest (“RFI”) or organising informal pre-bid discussions. This allows E&P Companies to test the market before issuing a formal invitation to tender or starting direct negotiations. Such RFI/pre-bid discussions may lead the E&P Company to identify a preferred bidder in which case the process may switch to direct negotiations/award.

One of the key variables in invitations to tender is the lead time, i.e., the period between the tender date and the contract start date. During periods of substantial overcapacity shorter lead times are more common in the industry. Increasing or decreasing the lead time has an impact on the number of drilling contractors and available rigs competing for a particular project. E&P Companies typically have good knowledge of the current and future availability of rigs of the various drilling contractors and are able to manage their project portfolios to ensure that the desired number of competitors and rigs are available to take part in the tender. When demand for rigs is high

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and there is a risk that the desired rig(s) may not be available, E&P Companies may increase lead times to secure rigs several years in advance. Lead times of more than three years, which are not uncommon, allow drilling contractors to offer newbuilds against existing rigs.

The tender process may vary across E&P Companies, but typically includes the following steps:

Customers issue invitations to tender, commonly also referred to as requests for quotation (“RFQs”);

Drilling contractors submit their bids;

Customers issue requests for clarifications regarding the contractors’ bids;

Drilling contractors respond to requests for clarifications;

Drilling contractors organise rig inspections/visits;

The parties start commercial and contract negotiations; and

Customers award their contracts.

The main requirements included in the RFQs are (i) technical requirements relating to the rig (e.g., water depth, cantilever reach, drilling efficiency, etc.), (ii) operational systems and crew training, (iii) the contractor’s experience, reputation, and financial strength, (iv) the contract period during which the rig is required, (v) price, and (vi) pro forma drilling contract. The technical requirements may also be used by E&P Companies to pre-select drilling contractors or rigs competing for a particular project. In the vast majority of tenders, the RFQ rig specifications allow for different rig designs or different types of rig to compete. In other cases, customers may request a specific rig to be offered in a tender process.

After reviewing the drilling contractors’ bids, customers typically issue requests for clarification. Unsuitable bids, in particular rig specifications that are not capable of meeting the project’s technical requirements, or bids with unattractive commercial terms, are removed after the clarification stage. Another key criterion assessed by E&P Companies is performance requirements related to HSSE. Following this selection, there are generally a limited number of bids remaining for the customer to consider. E&P Companies then organise rig inspections and will start contract negotiation with remaining bidders, ultimately awarding the contract to the successful bidder.

A tender process generally lasts approximately six months.

1.1.174   Drilling Contracts

E&P Companies and drilling contractors enter into detailed contracts that specify, among other things, the job to be done, contract duration, options for additional work, the specifications of the rigs and equipment used, testing, day rates and other remuneration, liability, and insurance.

Drilling contracts describe in detail the type of equipment and drilling operations to be performed as well as the training and competence requirements for the personnel. Personnel accounts for a high share of operating costs.

The drilling contractor is commonly required to modify and upgrade the rigs for a particular project, often requiring a substantial capital investment. Payment for such modifications can either be included in the day rate or compensated by a lump sum payment. However, during weak market periods, such payments may not be fully compensated.

E&P Companies commonly ask for options to extend their drilling contract to include additional work. Such options expose the drilling contractor to significant risk as the E&P Company may decide not to exercise the option and the drilling contractor may, in the meantime, have had to decline other work. In order to mitigate this risk, options should be exercised with a reasonable notice. However, getting E&P Companies to agree to include adequate notice provisions is typically difficult to achieve in a weak market. The need for long notice periods

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reflects the long lead times that characterise the industry. Drilling rigs are often contracted long in advance of the date on which drilling commences and, without adequate notice periods for options, the drilling contractor’s ability to market the rig effectively for future contracts is compromised.

Day rates are typically payable from the contract start date until the rig’s demobilisation. The types of rates included in the contract vary for each drilling contract/customer. Day rates are usually denominated in USD and include the use of the rig and its crew, but do not typically include most of the other third-party costs associated with drilling a well (e.g., casing, cementing, evaluation, etc.). The majority of contracts have day rates that are fixed over the contract term, though some agreements include clauses for price escalation under certain conditions such as a pronounced uptick in market rates. Some day rates are denominated in a combination of USD and the local currency providing a material natural exchange rate hedge in case certain costs are paid in the local currency.

The contracted day rate is adjusted depending on the rig operations (e.g., drilling, moving, standby, etc.). The full day rate, which is referred to as the “operating rate”, is applied during the normal course of drilling operations. The other types of rates applied represent a proportion of the operating rate/full day rate, allowing the E&P Company to reduce payments made to the drilling contractor, for example, during periods where progress on the well is not being made, though not always due to reasons within the drilling contractor’s control.

Under the traditional day rate model, the operators’ expense is a direct function of the time required to drill to the geological target and complete the well. The outlay to the drilling contractor typically represents up to 50% percent of the total expenditure of a drilling campaign. As a result, operators are extremely focused on ensuring that the operation is completed as efficiently, predictably, and safely as possible.

The terms of the Maersk Drilling Group’s contracts can vary, but traditional standard day rate contracts typically contain the following commercial terms:

Payment of compensation to the Maersk Drilling Group is generally either in USD or a split between local currency and USD, and on a “day work” basis such that the Maersk Drilling Group receives a day rate that the drilling rig is under contract;

Contract duration is either “well-to-well”, “multiple-well” or “fixed-term” generally ranging from one month to several years;

For longer term contracts (those over 12 months in length) cost escalation clauses, which establish agreed annual rate increases typically linked to a relevant index to cover increases in the Maersk Drilling Group’s costs;

Some contracts provide price-escalation clauses linked to certain conditions, such as a pronounced uptick in market rates;

Provisions permitting early termination of the contract, for example (i) fixed-term contracts generally contain a termination provision such that a contract may terminate if drilling operations are suspended for extended periods as a result of force majeure events, (ii) automatic early termination option if the rig is lost or destroyed, or (iii) on occasion, termination at the convenience (without cause) of the customer (in certain cases obligating the customer to pay an early termination fee providing some level of compensation for the remaining term);

Renewable options for the benefit of the customers at either a fixed day rate or at a rate to be determined based on market conditions at the time of exercise of the renewal option;

Some contracts provide for separate lump-sum payments for rig mobilization and demobilization, and for equipment upgrades required to meet the operational needs of the programme (these are recognized by the Maersk Drilling Group as revenues and expenses over the period of the contract);

Some contracts provide for payments to cover the provision of additional catering or accommodation or third-party services by the Maersk Drilling Group; and

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Some contracts provide for bonus mechanisms linked to the price of oil or rig performance in terms of time, efficiency and/or drilling-outcome measures such as reservoir targeting and low emissions goals.

In addition, the Maersk Drilling Group may be apportioned risk for environmental liabilities under its customer contracts. See also 1.4.27 “The Maersk Drilling Group may be subject to liability under multifaceted environmental laws and regulations and contractual environmental liability, which could have a material adverse effect on the Maersk Drilling Group’s business, financial condition, and results of operations.”

A number of factors affect the Maersk Drilling Group’s ability to obtain contracts at profitable rates within a given region. Such factors, which are discussed further in the section 1 “Risk Factors” include the long-term view of the price of oil and natural gas, which can affect E&P Companies’ activity levels; global political and economic factors, such as global production levels, government policies, political stability in oil producing countries, particularly in OPEC nations; and prices of alternative energy sources. Profitability may also depend on over- or under-supply of drilling units, location and availability of competitive equipment, the suitability of equipment for the project, comparative operating cost of the equipment, competence of drilling personnel and other competitive factors, as well as whether adequate compensation can be secured for the cost of moving equipment to drilling locations.

In terms of contracting strategy, during periods of strong demand, the Maersk Drilling Group seeks long-term contracts that may not feature short-term top-market day rates, but that are in place for an extended period. This offers greater revenue visibility and stability across cycle peaks and troughs. During periods of weak demand and declining day rates, the Maersk Drilling Group has historically prioritised keeping its rigs working, accepting shorter-duration contracts.

The Maersk Drilling Group has several contract negotiations ongoing as part the ordinary course of business and it is the intention to sign new contracts during 2022.

Operations

The following section describes the Maersk Drilling Group’s: (i) drilling fleet, (ii) employees and training, (iii) operational processes and systems, (iv) cost efficiency of operation, and (v) HSSE.

1.1.175   Drilling Fleet

1.1.175.1 Jack-up rigs

As of 28 July 2022 (the most recent practicable date prior to the date of this Exemption Document), the Maersk Drilling Group’s jack-up rig fleet consisted of:

Rig name	Delivery year	Rig Water Depth (feet)	Rig type	Country	Status[1]
MÆRSK INNOVATOR	2003	492	Ultra harsh environment	UK	Active
MAERSK INTREPID	2014	492	Ultra harsh environment	Norway	Active
MAERSK INTERCEPTOR	2014	492	Ultra harsh environment	Denmark	Active
MAERSK INTEGRATOR	2015	492	Ultra harsh environment	Norway	Active
MAERSK INVINCIBLE	2016	492	Ultra harsh environment	Denmark	Active
MAERSK HIGHLANDER	2016	400	Harsh environment	Denmark	Available
MAERSK REACHER	2009	350	Ultra harsh environment	Denmark	Active
MAERSK RESOLUTE	2008	350	Harsh environment	NL	Active
MAERSK RESOLVE	2009	350	Harsh environment	UK	Active
MAERSK RESILIENT	2008	350	Harsh environment	NL	Active
MAERSK CONVINCER[2]	2008	375	Premium	Brunei	Active

(1)	Rigs listed as “active” are operating, preparing to operate or under contract; rigs listed as “available” are actively seeking contracts and may include those that are idle or warm stacked.

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(2)

On 20 April 2022, Maersk Drilling announced that Maersk Drilling had entered into an agreement with ADES to sell the benign environment jack-up rig Maersk Convincer for USD 42.5 million in an all-cash transaction. Closing of the transaction is expected to take place no later than 15 September 2022.

The Maersk Drilling Group’s jack-up rigs are capable of drilling wells to maximum depths ranging from 25,000 to 40,000 feet and in maximum water depths ranging from 300 to 492 feet, depending on rig size, location, and outfitting. Each jack-up rig is designed with a hull that is fully equipped to serve as a drilling platform supported by three independently elevating legs. The rig is towed to the drilling site where the legs are lowered into and penetrate the ocean floor, and the hull raises itself out of the water up to the elevation required to drill the well using a self-contained rack and pinion system.

From time to time, jack-up rigs may be utilised as accommodation units or for non-drilling services.

The Maersk Drilling Group’s four newest rigs, Maersk Intrepid, Maersk Interceptor, Maersk Integrator, and Maersk Invincible (Newbuilding XL Enhanced jack-up rigs) have been custom-designed to set new industry standards within the category of ultra harsh jack-up rigs. Compared to standard jack-up rigs, they operate with increased efficiency and incorporate a host of improved technical capabilities, permitting for faster drilling processes, faster in-field rig moves and many other operational advantages. Also, low-emission technology has been installed on Maersk Intrepid and Maersk Integrator to reduce fuel consumption and CO2 and NOx emissions.

The average age of the Maersk Drilling Group’s jack-up fleet as of 31 December 2021 was 11 years, compared to an overall industry average of 19 years.

Currently the Maersk Drilling Group owns and operates five GustoMSC CJ-70 jack-up rigs out of a global fleet of eleven. These rigs are the largest and most efficient jack-up rigs in the global jack-up fleet. Increasing size has also been accompanied by continuous on-rig innovations, which have been adopted by the wider industry including, for example, the use of an XY cantilever to provide larger longitudinal and transverse reaches, higher load capacity over the full drilling envelope, and simplified blowout preventer handling which resulted in reduced cost and non-productive time for E&P Companies.

The Maersk Drilling Group’s specialised fleet of harsh environment rigs have a track record of significant accomplishments, including the most experienced jack-up driller in Norway, having drilled over 450 wells since 1990. In addition, the Maersk Drilling Group has drilled the deepest, highest temperature and pressure well ever drilled in Norway (exceeding 16,000 psi BHP).

1.1.175.2 Floaters

As of 28 July 2022 (the most recent practicable date prior to the date of this Exemption Document), the Maersk Drilling Group’s floater fleet consisted of:

Rig name	Delivery year	Rig Water Depth (feet)	Rig type	Country	Status[1]
MÆRSK DEVELOPER	2009	10000	Semi-submersible – 6G	Brazil	Active
MÆRSK DELIVERER	2010	10000	Semi-submersible – 6G	Australia	Active
MAERSK DISCOVERER	2009	10000	Semi-submersible – 6G	Trinidad	Active
MAERSK EXPLORER	2003	3280	Semi-submersible – 5G	Azerbaijan	Cold stacked
MAERSK VIKING	2014	12000	Drillship – 7G	Malaysia	Active
MAERSK VALIANT	2014	12000	Drillship – 7G	Suriname	Active
MAERSK VENTURER	2014	12000	Drillship – 7G	Ghana	Active
MAERSK VOYAGER	2015	12000	Drillship – 7G	Suriname	Active

(1)	Rigs listed as “active” are operating, preparing to operate or under contract; rigs listed as “available” are actively seeking contracts and may include those that are idle or warm stacked.

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Ultra-deepwater drillships are self-propelled vessels equipped with computer-controlled dynamic-positioning systems, which allow them to maintain position without anchors in severe weather conditions with waves of up to 36 feet and wind speeds of up to 85 feet per second through the use of their on-board propulsion and station-keeping systems. Drillships have greater variable loading capacity than semi-submersible rigs, enabling them to carry more supplies on board and, thus, are better suited for drilling in deepwater in remote locations.

The Maersk Drilling Group’s drillships are equipped with two drilling stations within a single derrick allowing the drillships to perform preparatory activities off-line and potentially simultaneous drilling tasks during certain stages of drilling, subject to legal restrictions in certain jurisdictions, enabling increased drilling efficiency particularly during the initial stages of a well. In addition, the Maersk Drilling Group’s drillships are equipped to drill in 12,000-foot water depths, are equipped with 2,500,000-pound hook load capability, and are capable of drilling high pressure/high temperature wells to 40,000-foot depths. Three out of the Maersk Drilling Group’s four drillships are equipped with two fully redundant blowout preventers, which significantly reduce non-productive time associated with repair and maintenance. In addition, each drillship is prepared for installation of an active-heave crane for simultaneous deployment of subsea equipment. The sum total of these and other advanced features helps drive the demand for the Maersk Drilling Group’s drillships.

The mid-water semi-submersible in the fleet, Maersk Explorer, began drilling in the Caspian Sea in 2003. The Caspian Sea is a confined sea and there are thus significant barriers to entry. The Maersk Drilling Group’s three ultra-deepwater semi-submersibles are capable of drilling up to 30,000 feet into the sub-soil measured from the seabed and in ultra-deep waters up to 10,000 feet using dynamic positioning, and in mid-water depths down to 350 feet using a mooring system. This makes these semi-submersibles particularly well-suited to drilling a combination of both deep-water and mid-water wells, which cannot be drilled by drillships nor jack-up rigs due to their water-depth restrictions in areas such as the Mediterranean and South East Asia.

The Maersk Drilling Group’s three ultra-deepwater semi-submersibles have offline capabilities similar to those of the drillships, designed to support efficient and safe operations. They include a number of features which are designed to enhance the rigs’ flexibility by making multiple concurrent activities possible. Back-up facilities and solutions are generally provided to reduce the impact of equipment failures, and the hull design and layout are based on the operational experience of various deepwater operators and third-party system suppliers.

The Maersk Drilling Group’s floater fleet also has track record of significant accomplishments, including a record as of 2021 set by the drillship Maersk Voyager for drilling a well in the deepest water ever drilled at 11,900 feet water depth for TotalEnergies offshore Angola. The previous world record was 11,150 feet water depth, set by Maersk Voyager’s sister drillship Maersk Venturer when it drilled the Raya-1 well for TotalEnergies offshore Uruguay in 2016.

The Maersk Drilling Group’s floater fleet is relatively young, with an average age of 11 years for its floaters as of 31 December 2021, compared to an overall industry average floater age of 13 years.

1.1.176   Employees and Training

For the year ended 31 December 2021, the Maersk Drilling Group had 2,501 full time employees, compared to 2,594 and 2,675 for the years ended 31 December 2020 and 2019. Certain of its employees and contractors in international markets, such as Norway and to a lesser extent Denmark, are represented by labor unions and work under collective bargaining or similar agreements, which are subject to periodic renegotiation.

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The following table sets forth the average number of the Maersk Drilling Group’s employees by location for the years ended 31 December 2021, 2020 and 2019.

	Year ended 31 December
Region	2021	2020	2019
Europe	1,521	1752	1798
Africa	256	98	264
Asia	273	360	387
North America	14	24	36
South America	173	217	87
Oceania	48	46	38
Relief pool/coaches	217	97	66

Total	2,501	2594	2675

The following table sets forth the average number of the Maersk Drilling Group’s employees by business activity for the years ended 31 December 2021, 2020 and 2019.

	Year ended 31 December
Business Activity	2021	2020	2019
Jack-up Rigs	871	1110	1253
Floating Rigs	633	580	580
Onshore	781	808	776
Relief pool/coaches	217	97	66

Total	2,501	2594	2675

The figures included in the tables above represent the average number of employees for the years ended. The number of employees at any given time throughout the year can fluctuate greatly depending on the number of rigs then in operation.

In terms of the geographic location of employees—the Maersk Drilling Group aims to move beyond a ‘compliance mindset’ of local-content requirements, which typically involve mandates on local hiring. It is at the core of the Maersk Drilling Group’s values to develop local employees and transfer knowledge to local communities.

The Maersk Drilling Group’s employees are critical to its successful operations. The Maersk Drilling Group provides three key pillars of training to ensure it is able to meet customer demands:

Compliance training: to meet regulatory and client-specific requirements;

Procedural training: to ensure that employees are capable of working with the Maersk Drilling Group’s operating procedures and systems;

Value and leadership training: to foster consistently-high performance and behavior in accordance with the Maersk Drilling Group’s values and culture.

The training programme is underpinned by the Competence Assurance System, whereby individual profiles are maintained, tracked, and verified based on their respective job activities.

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1.1.177  Operational Processes and Systems

The organisation of the Maersk Drilling Group is designed to enable excellent service delivery by allowing rig managers to focus on the customer, while centralising shared activities across similar asset types. Under this structure, three specialised asset teams serve as a single point of contact for their respective “portfolio” of individual rigs, eliminating interface complexity. The locally-based individual rig managers serve as the customers’ key point of contact and are measured on performance and customer satisfaction.

The Maersk Drilling Group creates value with its customers through a unique service delivery concept where it customises safe and efficient drilling services. The Maersk Drilling Group builds its service around its highly skilled and committed work force, its state-of-the-art offshore drilling rigs, and its 48 years of experience of operating in the most challenging environments. The Maersk Drilling Group’s operations are formalised in a Service Delivery Model, comprising of six steps:

Aligning service delivery: showcasing how the rig can be best utilized, and matching service-delivery plans with customers’ expectations;

Well plan optimization: applying the Maersk Drilling Group’s best practices to the customers’ well plan and helping to identify and mitigate potential risks;

Performance planning: agreeing on performance targets and establishing a foundation for future performance evaluations;

Joint mobilization and integration: focusing on building a relationship with the customer and supporting crew performance while continuing to anticipate risks to plan;

Operations: delivering services underpinned by Plan-Do-Study-Act (“PDSA”) as described above;

After-action review: identifying learnings and areas for potential improvement and exploring opportunities for future drilling projects.

One key aspect of the PDSA, is an application of lean manufacturing in drilling operations. Lean manufacturing is a concept that eliminates manufacturing activities or actions that add no real value to the product or service. PDSA focuses on continuous improvement in daily operations through analysis and learning and encourages a structured approach to daily operations and emphasises proper planning of the job, thorough execution and making appropriate adjustments based on any learnings once the job is finished.

A second key aspect involves deliberate “Performance Planning” prior to commencing operations. Performance planning is intended to identify areas in the sequence of operations that potentially pose risks or opportunities and therefore deserve additional scrutiny. For example, by “drilling a well on paper” prior to the start of a campaign, a team may identify an opportunity for improved efficiency by resequencing certain activities between multiple wells in a shared slot.

By consistently adhering to this Service Delivery Model, the Maersk Drilling Group is able to deliver wells more safely, efficiently, and reliably than industry standards.

The Maersk Drilling Group’s systems and processes are designed for the benefit of both the customer and the Maersk Drilling Group for business optimisation and the ability to respond quickly to changing operations. As an example, the Maersk Drilling Group has established rig down response support from key vendors and the Maersk Drilling Group holds minimum stock levels for certain inventory items aboard the rigs, as well as critical spare parts that are available in its onshore warehouses, reducing the overall cost and downtime of supporting operations.

The Maersk Drilling Group relies on information technology systems to communicate with its drilling fleet and conduct its business. The Maersk Drilling Group has implemented customary virus control systems and

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access control systems, and continuously evaluates its information technology and information security. Information technology systems that support for instance maintenance processes are implemented so that each drilling rig’s system is operative independently of whether the central system is operative or not (replication technology). The Maersk Drilling Group also relies upon security measures and technology to securely maintain confidential and proprietary information maintained on its information technology systems. See 1.4.19 “The Maersk Drilling Group’s success depends to a large extent on IT systems, and the occurrence of an attack or other IT systems incident or break down could result in operational disruption, theft or data corruption and could cause financial or reputational harm to the Maersk Drilling Group”.

1.1.178  Cost Efficiency of Operation

The Maersk Drilling Group adapts its business in accordance with changing industry dynamics to accommodate the environment in which it operates. Over the course of the past years, the industry has undergone shifting contract lengths, impacting the way in which the Maersk Drilling Group operates. Primarily, the changing industry dynamics require drilling companies to become more agile and cost efficient; correspondingly, key differentiating factors towards customers are reactivation and mobility, which in turn support the Maersk Drilling Group’s ability to remain competitive.

The Maersk Drilling Group’s organization remains well-invested and without compromise to operational excellence despite these cost reductions.

The Maersk Drilling Group has further pursued innovation-driven efficiency through its relationships with its supplier partners. The Maersk Drilling Group has partnered up with General Electric Company with a view to boosting efficiency through the collection of big data and is testing new innovative approaches in partnership with National Oilwell Varco, Inc. to optimize drilling productivity and reduce total well cost for the E&P Companies.

Market conditions have forced the Maersk Drilling Group to “warm-stack” or “cold-stack” rigs to reduce costs during extended periods between contracts. The decision on the level of stacking, warm or cold, is continually reviewed based on a full cost overview and market outlook for the specific rig. The Maersk Drilling Group’s cost efficiency initiatives have also been designed to significantly improve the efficiency of the stacking process, and despite a higher daily operating cost, warm stacking enables the Maersk Drilling Group to achieve a lower total cost of stacking and reactivation over cycles compared to a cold stacking strategy. Management believes this warm stacking strategy positions the Maersk Drilling Group well for a market rebound as it will be able to react quickly to market and customer demand, and deliver a high operational efficiency, lower incident rate and less non-productive time when back in operation.

The Maersk Drilling Group has driven down rig manning by deploying lean principles, particularly on floaters, for which standard rig manning procedures were adopted in connection with the entry into the deepwater segment. As staff costs comprise a considerable cost item in terms of total rig costs, initiatives designed to drive down rig manning have a potentially significant impact on costs relating to operating a rig. Rig manning reductions have primarily been achieved through the implementation of increased automation and streamlining of offshore processes.

The Maersk Drilling Group has also improved its ability to efficiently meet demand for relatively short-duration campaigns, via its ‘Smart Mobility’ program. This initiative enables fast, agile, and cost-efficient mobilization by adapting crewing, sourcing, and training procedures originally designed for multi-year contracts. The outcome is the ability to mobilize anywhere within three months, with standard crew principles and composition.

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1.1.179  Sustainability

Maersk Drilling seeks to do business in a responsible and sustainable manner, acting with integrity and high standards of business ethics. Maersk Drilling wants to create value for energy companies by drilling high-quality wells in a safe, efficient, and reliable way, and it is the ambition of Maersk Drilling to be a leader in the drilling industry’s sustainability journey and help customers reduce emissions and other undesired impacts from exploration and well construction activities. In 2020, Maersk Drilling launched the offshore drilling industry’s most ambitious climate targets aiming for a 50% reduction in carbon intensity by 2030.

The Maersk Drilling Group’s ability to provide responsible, safe, efficient, reliable services is crucial to its future development. The Maersk Drilling Group continuously works to improve its efforts. The Maersk Drilling Group endeavors to develop governance structures, organizational competence, capacity and a leadership culture that promote the objective of maintaining the highest safety standards. Through this approach, the Maersk Drilling Group aims to safeguard the health of all people involved in its operations, reduce environmental risks through effective risk management, and develop a quality culture in which tasks are performed right the first time and in which the goal is to constantly strive to add value for customers. The highest priorities in all efforts are to manage risks and prevent injuries to personnel. Improved risk management and the strengthening of safety barrier management are important measures in order to ensure a high safety level and prevent major accidents. See 1.4.1 “The Maersk Drilling Group’s business involves numerous operating hazards. If a significant accident or other event occurs, and is not fully covered by the Maersk Drilling Group’s insurance policies or any enforceable or recoverable indemnity, it could have a material adverse effect on the Maersk Drilling Group’s business, financial condition, and results of operations.”

The Maersk Drilling Group believes that, particularly after the Macondo incident in the Gulf of Mexico, the Maersk Drilling Group’s and its competitors’ records and ability to provide safe operations have become increasingly important to compete for and win contracts. Maintenance of a strong HSSE record acts as a high barrier to entry, limiting smaller and speculative providers’ participation in the market. Management believes that it has and will continue to benefit from this trend in view of its long and robust sustainability track record.

To support its sustainability efforts, the Maersk Drilling Group utilizes an integrated management system called SIRIUS which provides all employees and third parties access to safe and efficient process flows and reference documents that describe how activities are performed by the Maersk Drilling Group. The management system describes the overall processes necessary for effective management of the services and products provided to its customers. The system is built to support delivery of high efficiency, high quality and high HSSE performance and to support continuous improvement. SIRIUS is focused on transparency, simplicity, user friendliness and flexibility. SIRIUS enables the Maersk Drilling Group to realize its strategy by providing consistency, efficiency, and transparency within its operations. It is designed to comply with the following standards: (i) ISO 9001, (ii) OHSAS 18001, (iii) ISO 14001, (iv) IMO ISM Code, (v) IMO ISPS Code and (vi) API Q2. The content of the management system is categorized into four different groups, including:

Process Perspective (processes and reference documents describing how the Maersk Drilling Group performs activities);

Organization Perspective (organization charts, including job descriptions);

Manuals Perspective (manuals describing processes and activities of a more technical nature, or to comply with relevant legislation); and

Compliance Perspective (descriptions and links to various legal requirements and compliance standards).

SIRIUS is available to all employees via the online portal, with external users able to gain access via request.

The Maersk Drilling Group’s commitment to safety is evident in its lost time injury frequency (“LTIF”) and total recordable case frequency (“TRCF”). The LTIF represents the number, per million man hours, of on-the-job injuries that require a person to stay away from work for more than 24 hours. The TRCF represents

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the number of total reportable cases per million exposure hours worked during a given period. The Maersk Drilling Group’s LTIF and TRCF figures for 2021, 2020 and 2019 respectively were 0.53, 0.44 and 0.75 LTIF, and 1.45, 2.63 and 2.49 TRCF. According to the International Association of Drilling Contractors, an industry association, comparable figures for the wider industry for 2020 and 2019 were 0.35 and 0.57 LTIF, and 1.44 and 1.85 TRCF, respectively (industry figures for 2021 are not yet available).

Legal

This section describes legal and other general matters relating to the Maersk Drilling Group, including insurance, material contracts entered into outside the ordinary course of business, government regulation, property, plants and equipment, intellectual property rights and legal proceedings, investigations and other regulatory matters.

1.1.180  Liabilities and Indebtedness

As of 31 December 2021, the Maersk Drilling Group had total outstanding interest-bearing debt with a carrying amount of USD 1.05 billion, comprising USD 766 million outstanding under the Syndicated Facilities Agreement and USD 284 million outstanding under the DSF Facility Agreement.

1.1.180.1 Syndicated Facilities Agreement

Maersk Drilling is the borrower and a guarantor under a term and revolving facilities agreement entered into with, inter alia, (i) DNB Bank ASA and Nordea Bank Abp, Filial i Norge as bookrunners, mandated lead arrangers and coordinators, (ii) BNP Paribas, Danske Bank A/S and ING Bank N.V. as bookrunners and mandated lead arrangers, (iii) Commerzbank Aktiengesellschaft and Nykredit Bank A/S as mandated lead arrangers, (iv) Barclays Bank PLC and Skandinaviska Enkilda Banken AB (publ) as lead arrangers, (v) Clifford Capital Pte. Ltd., Citibank N.A., Jersey Branch, JPMorgan Chase Bank, N.A., London Branch and Sumitomo Mitsui Banking Corporation Europe Limited as arrangers, (vi) certain of the subsidiaries of MDH as guarantors, (vii) the financial institutions listed therein as lenders (the “Syndicated Facilities Lenders”), and (viii) DNB Bank ASA as agent and security agent (as amended and supplemented from time to time, the “Syndicated Facilities Agreement”). The Syndicated Facilities Agreement is governed by English law.

The facilities under the Syndicated Facilities Agreement (the “Syndicated Facilities”, and each a “Syndicated Facility”) consist of:

(4)

a term loan facility (the “Term Loan Facility”) in an aggregate principal amount of USD 1,150,000,000 divided into a Facility A in an aggregate principal amount of USD 975,837,904 with a final maturity date on 14 December 2023 and a Facility B in an aggregate principal amount of USD 174,162,096 with a final maturity date on 30 December 2025 (however, to be prepaid on 14 December 2023 in case: if (a) the outstanding installments at that time in respect of Facility A have not been extended or replaced by another term facility and (b) a revolving credit facility (the “Revolving Facility”) has not been extended or replaced by another revolving facility, in each case, by the date falling 90 days prior to 14 December 2023). Drawings under the Term Loan Facility must be made in USD; and

the Maersk Drilling Revolving Credit Facility in an aggregate principal amount of USD 400,000,000. Drawings under the Maersk Drilling Revolving Credit Facility may be made in USD, EUR, DKK or other currencies approved by the relevant Syndicated Facilities Lenders.

The Term Loan Facility was drawn in full on 14 December 2018. Both facilities of the Term Loan Facility shall be repaid in quarterly installments commencing on 30 June 2019 and with a balloon payment on the respective maturity date of each facility. On 31 March 2022, Maersk Drilling completed an extraordinary prepayment of its Term Loan Facility in an amount of USD 226.5 million (the “March 2022 Prepayment”). The March 2022 Prepayment was made using a portion of the proceeds received from the Maersk Drilling Rig Disposal completed in 2021.

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Drawings under the Maersk Drilling Revolving Credit Facility are available on a revolving basis up to one month prior to the final maturity date of 14 December 2023 and proceeds under the Maersk Drilling Revolving Credit Facility will be used for general corporate purposes of the Maersk Drilling Group. As of the date of this Exemption Document, the Maersk Drilling Revolving Credit Facility remains undrawn.

Interest is payable on a loan under Facility A of the Term Loan Facility at a rate per annum equal to the applicable trailing one-month LIBOR (by reference to the currency of that loan) plus a margin. The margin is subject to a margin ratchet which varies based on the ratio of the Maersk Drilling Group’s net-interest-bearing debt to its EBITDA. As at 31 December 2021, the margin under Facility A of the Term Loan Facility was 2.50%.

Interest is payable on a loan under Facility B of the Term Loan Facility at a fixed rate of 4.02% per annum.

The interest payable on any loan under the Maersk Drilling Revolving Credit Facility for each interest period is the applicable trailing one-, three-, six- or such other number of months as agreed LIBOR (by reference to the currency of that loan) plus a margin, plus a utilization fee. The margin is subject to a margin ratchet which varies based on the ratio of the Maersk Drilling Group’s net-interest-bearing debt to its EBITDA. As at 31 December 2021, the margin under the Maersk Drilling Revolving Credit Facility was 2.20%.

As at 31 December 2021, the Syndicated Facilities are secured by (i) first priority mortgages over 17 of the Maersk Drilling Group’s 19 rigs/vessels (the “Syndicated Collateral Rigs”), (ii) first priority assignments of insurance in relation to the Syndicated Collateral Rigs, (iii) first priority pledges of certain bank accounts, and (iv) first priority share pledges in relation to the group members which are the owners of the Syndicated Collateral Rigs and certain material intra-group charterers in respect of the Syndicated Collateral Rigs. In certain circumstances, earnings in respect of employment contracts for the Syndicated Collateral Rigs will be assigned in favour of the Syndicated Facilities Lenders. The March 2022 Prepayment resulted in the release of security interest in favour of the Syndicated Facilities Lenders over four of the Syndicated Collateral Rigs.

In addition, on 6 December 2018 the parties to the Syndicated Facilities Agreement entered into an intercreditor agreement (the “Intercreditor Agreement”). The Intercreditor Agreement provides, inter alia, for the subordination of certain intra-group loans and that certain hedging liabilities shall benefit from the transaction security provided on a subordinated basis.

The Syndicated Facilities Agreement contains customary representations, covenants and undertakings (including on minimum requirements of the aggregate fair market value and insurance of the Syndicated Collateral Rigs, customary restrictions on the flag and classification society applicable to the Syndicated Collateral Rigs and restrictions on creating liens on the Syndicated Collateral Rigs) and events of default (in each case, subject to customary agreed exceptions, materiality tests, carve-outs and grace periods). In addition, the Syndicated Facilities Agreement contains financial maintenance covenants requiring Maersk Drilling to maintain: (i) a minimum free liquidity of not lower than USD 200 million; (ii) a leverage ratio (net-interest bearing debt to EBITDA) of less than 4.75:1; and (iii) an equity ratio (book equity to total assets) of a minimum of 35%, in each case throughout the tenor of the Syndicated Facilities.

In addition to scheduled repayment of principal, the Syndicated Facilities Agreement may become prepayable in whole or in part on the occurrence of certain customary events including a change of control of Maersk Drilling which will be triggered (the “Syndicated Facilities CoC Trigger”) if (i) any person or group of persons acting in concert other than APMH, A.P. Møller—Mærsk A/S, A.P. Møller og Hustru Chastine Mc-Kinney Møllers Familiefond or Den A.P. Møllerske Støttefond (the “Majority Shareholders”) gains control, directly or indirectly, of more than 50% of the voting and/or Shares of Maersk Drilling; or (ii) the Majority Shareholders cease to own, directly or indirectly, at least 20% of the voting and/or Shares of Maersk Drilling. In addition, the Syndicated Facilities Agreement provides for mandatory prepayment in part in certain circumstances upon the sale, total loss or arrest of a Syndicated Collateral Rig based on the market value of the relevant Syndicated Collateral Rig in proportion to the remaining Syndicated Collateral Rigs.

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In relation to the Exchange Offer, Maersk Drilling has secured (on a bilateral basis) an agreement from each of the Syndicated Facilities Lenders pursuant to which such Syndicated Facilities lenders have agreed to, inter alia (a) waive their rights in respect of the Syndicated Facilities CoC Trigger (including with respect to not requesting any cancellation and/or prepayment of commitments and outstanding loans), and (b) not to exercise or fail to exercise any right available to them under the Syndicated Facilities Agreement where such action or inaction could otherwise directly or indirectly have the effect of preventing or postponing the Business Combination or its timely implementation or consummation. Pursuant to each Syndicated Facilities Consent Letter, Maersk Drilling has agreed, in connection with the finalization of an amendment to the Syndicated Facilities Agreement the form of which is yet to be agreed, (i) to pay each consenting Syndicated Facilities Lender an amendment fee, and (ii) to include in the amendment agreement a step-up in the margin for each Syndicated Facility, which will gradually increase 12 months, 9 months and 6 months before the termination date of each Syndicated Facility. ““The agreements of the relevant Syndicated Facilities Lenders under each Syndicated Facilities Consent Letter are conditional on and subject to provision by Topco of a guarantee with respect to the payment obligations of the obligors under the Syndicated Facilities Agreement and the related finance documents, substantially in the form provided by the existing guarantors under the Syndicated Facilities Agreement. The Syndicated Facilities Lenders may also need to clear additional “know your customer” checks in relation to the Business Combination.

1.1.180.2 DSF Facility Agreement

Maersk Drilling is borrower and guarantor party to a USD 350 million term loan facility originally dated 10 December 2018 with, inter alia, Danmarks Skibskredit A/S as arranger, original lender and security agent (the “DSF Facility Agreement”). Maersk Drilling A/S, Maersk Drilling Deepwater A/S and Maersk Drillship IV Singapore Pte. Ltd. are original guarantors under the DSF Facility Agreement. The DSF Facility Agreement is governed by Danish law.

The facility under the DSF Facility Agreement consists of a term loan facility in an aggregate principal amount of USD 350,000,000 with a final maturity date on 14 December 2025 (the “DSF Facility”).

The DSF Facility has been drawn in full. The DSF Facility is required to be repaid in quarterly installments, which commenced on 15 June 2019 and will terminate with a balloon repayment on 14 December 2025.

Interest is payable on a loan under the DSF Facility at a rate per annum equal to the applicable trailing three-month LIBOR (by reference to the currency of that loan) plus a margin. The margin is subject to a margin ratchet which varies based on the ratio of the Maersk Drilling Group’s net-interest-bearing debt to its EBITDA. As at 31 December 2021, the margin under the DSF Facility was 2.25%.

The DSF Facility is secured by (i) a first priority mortgages on Maersk Developer, Maersk Voyager and Maersk Venturer (the “DSF Collateral Rigs”), (ii) a first priority assignment of insurance of the Collateral Rigs, (iii) a first priority pledge of certain bank accounts and (iv) a first priority share pledge in the owners of the DSF Collateral Rigs. In certain circumstances, earnings in respect of employment contracts for the Collateral Rigs has been or will be assigned in favor of the lenders under the DSF Facility Agreement.

In addition, the parties to the DSF Facility Agreement are party to a subordination agreement that provides for the subordination of certain intra-group loans originally dated 12 December 2018.

The DSF Facility Agreement contains customary representations, certain covenants and undertakings (including on minimum requirements of the aggregate fair market value and insurance of the DSF Collateral Rigs, customary restrictions on the flag and classification society applicable to the DSF Collateral Rigs and restrictions on creating liens on the DSF Collateral Rigs) and customary events of default (in each case, subject to customary agreed exceptions, materiality tests, carve- outs and grace periods). In addition, the DSF Facility Agreement contains financial maintenance covenants requiring Maersk Drilling to maintain: (i) a minimum free

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liquidity of not lower than USD 200 million; (ii) a leverage ratio (net-interest bearing debt to EBITDA) of less than 4.75:1; and (iii) an equity ratio (book equity to total assets) of a minimum of 35%, in each case throughout the tenor of the facility.

In addition to scheduled repayment of principal, the DSF Facility Agreement may become prepayable in whole or in part on the occurrence of certain customary events including a change of control of Maersk Drilling which will be triggered (the “DSF Facility CoC Trigger”) if (i) any person or group of persons acting in concert other than APMH, A.P. Møller – Mærsk A/S, Den A. P. Møllerske Støttefond and Hustru Chastine Mc-Kinney Møllers Fond til Almene Formaal (the “Majority Shareholders”) gains control, directly or indirectly, of more than 50% of the voting and/or shares of Maersk Drilling; (ii) the Majority Shareholders cease to own, directly or indirectly, at least 20% of the voting and/or Shares of Maersk Drilling, (iii) “Maersk” ceases, without the prior consent of the security agent under the DSF Facility Agreement, to form part of the name of (a) one or more of the DSF Collateral Rigs save where specifically required under a charter entered into for the relevant DSF Collateral Rigs and (b) the corporate name of either (i) Maersk Drilling A/S or (ii) another company, which is the direct or indirect holding company of the owners of the DSF Collateral Rigs and which is a direct subsidiary of Maersk Drilling, or (iv) APMH ceases to be represented in the board of directors of Maersk Drilling. In addition, the DSF Facility Agreement provides for mandatory prepayment in part in certain circumstances upon the sale, total loss or arrest of a DSF Collateral Rig based on the market value of the relevant DSF Collateral Rig in proportion to the remaining DSF Collateral Rigs.

By way of a waiver and amendment letter agreed in October 2021 (the “Waiver and Amendment Letter”) between Maersk Drilling and Danmarks Skibskredit A/S as lender and security agent under the DSF Facility Agreement regarding the Exchange Offer:

Danmarks Skibskredit A/S has agreed not to exercise any rights in respect of the DSF Facility CoC Trigger (including with respect to not requesting any cancellation and/or prepayment of commitments and outstanding utilisations) under the DSF Facility Agreement, as such rights may arise pursuant to or as a result of the Exchange Offer or pursuant to its implementation or consummation;

with effect from, and subject to the occurrence of, the date of completion of the Exchange Offer, the DSF Facility CoC Trigger shall be amended so that a change of control under the DSF Facility Agreement will be triggered if:

(i)	any person or group of persons acting in concert other than the Majority Shareholders gains control, directly or indirectly, of more than 50% of the voting and/or ordinary shares of Topco;

Topco ceases to own, directly or indirectly at least 50.01% of the voting and/or ordinary shares of Maersk Drilling;

the Majority Shareholders cease to own, directly or indirectly, at least 20% of the voting and/or ordinary shares of Topco; or

APMH ceases to be represented in the board of directors of Topco; and

Danmarks Skibskredit A/S’ undertakings under the Waiver and Consent Letter (as set out above) are subject to the condition that Topco shall no later than the date of completion of the Exchange Offer provide a unilateral guarantee with respect to the payment obligations of the obligors under the DSF Facility Agreement for the benefit of lenders under the DSF Facility Agreement, in form and substance equivalent to the guarantee granted by the other guarantors under the DSF Facility Agreement.

Furthermore, on, and subject to the occurrence of, the date of completion of the Exchange Offer:

Maersk Drilling shall pay to Danmarks Skibskredit A/S as security agent (for the account of each lender) an amendment fee at the date of completion of the Exchange Offer;

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the termination date of the DSF Facility Agreement is shortened to 14 December 2023. However, the quarterly installments under the DSF Facility have not been adjusted, implying an increased balloon payment payable on the revised termination date;

changes to the margin ratchet which however will still be based on the ratio of the Maersk Drilling Group’s net-interest-bearing debt to its EBITDA (as defined in the DSF Facility Agreement). Furthermore, the margin to be based on the margin ratchet will gradually increase in the period from 12 months before the new termination date and then every 3 months until and including the date that is 6 months before the revised termination date.

1.1.181   Insurance

The Maersk Drilling Group maintains insurance coverage for damage to its drilling rigs, third-party liability, workers’ compensation and employers’ liability, sudden and accidental pollution and other types of loss or damage. The insurance coverage is subject to deductibles that must be met prior to any recovery. Additionally, the insurance is subject to exclusions and limitations, and the Maersk Drilling Group can provide no assurance that such coverage will adequately protect it against liability from all potential consequences and damages.

The Maersk Drilling Group’s current insurance policies provide coverage for loss or damage to its fleet of drilling rigs on an agreed value basis (which varies by unit) subject to a deductible of USD 7.5 million per occurrence. This coverage does not include damage to its rigs arising from a Gulf of Mexico named windstorm.

The Maersk Drilling Group can provide no assurance it will be able to secure coverage of a similar nature with similar limits at comparable costs when its coverage is due to be renewed.

See 1.1.53 “The Maersk Drilling Group’s business involves numerous operating hazards. If a significant accident or other event occurs, and is not fully covered by the Maersk Drilling Group’s insurance policies or any enforceable or recoverable indemnity, it could have a material adverse effect on the Maersk Drilling Group’s business, financial condition, and results of operations”.

1.1.182   Governmental Regulation

Many aspects of the Maersk Drilling Group’s operations are subject to governmental regulation, including those relating to environmental protection and pollution control, licensing and permitting, equipment specifications, and training requirements. Changes in any of the applicable regulatory regimes could increase the costs of the Maersk Drilling Group’s operations and could reduce exploration activity in the areas in which it operates.

Environmental regulations are particularly numerous and stringent in the offshore industry. See 1.4.29 “If the Maersk Drilling Group or its customers are unable to acquire or renew permits and approvals required for drilling operations or are unable to comply with regulations required to maintain such permits and approvals, the Maersk Drilling Group may be forced to suspend or cease its operations, and its profitability may be reduced.” For example, pursuant to the U.S. Clean Water Act, a National Pollutant Discharge Elimination Permit is required for discharges into the Gulf of Mexico. The permit holder is the designated responsible party for any environmental impacts that occur in the event of the discharge of any unpermitted substance, including a fuel spill or oil leak from an offshore installation such as a mobile drilling unit. The U.K. Offshore Safety Directive requires the Maersk Drilling Group to have an approved Oil Pollution Emergency Plan for each drilling unit operating in U.K. waters, and specifies additional regulations in European Union waters related to safety, licensing, environmental protection, emergency response and liability. Pursuant to the Danish Act on Offshore Safety a permit is required for the commencement of operations of certain facilities. For mobile non-production facilities, a permit can only be granted for a period of five years and a renewal hereof is subject to possible new terms set out by the relevant authority.

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Additionally, pursuant to the IMO, Maersk Drilling is required to have a SOPEP for each of its drilling units. Its SOPEP establishes detailed procedures for rapid and effective response to spill events that may occur as a result of its operations or those of the E&P Company. This plan is reviewed annually and updated as necessary. On-board drills are conducted periodically to maintain effectiveness of the plan, and each rig is outfitted with equipment to respond to minor spills.

As the designated responsible party, an E&P Company has the primary responsibility for spill response, including having contractual arrangements in place with emergency spill response organizations to supplement any on-board spill response equipment. Pursuant to its SOPEPs, the Maersk Drilling Group has certain resources and supplies on-board its drilling units to mitigate the impact of an incident until an emergency spill response organization can deploy its resources. However, the Maersk Drilling Group also has an agreement with an emergency spill response organization if an incident that exceeds the scope of on-board spill response equipment occurs. The Maersk Drilling Group’s primary spill response provider in the U.S. waters is National Response Corporation (“NRC”), a contracted oil spill response organization. NRC has been in business since 1992 and specializes in helping industries prevent and clean up oil and other hydrocarbon spills. The provider has represented it holds all necessary licenses, certifications and permits to respond to environmental emergencies in the Gulf of Mexico and maintains contacts with other response resources and organizations outside the Gulf of Mexico.

Oil and natural gas operations in many of the jurisdictions in which the Maersk Drilling Group operates are subject to regulation with respect to well design, casing and cementing and well control procedures, as well as rules requiring E&P Companies to systematically identify risks and establish safeguards against those risks through a comprehensive safety and environmental management system, or SEMS. Any serious oil and natural gas industry related event heightens governmental and environmental concerns and may lead to legislative proposals being introduced, which may materially limit or prohibit offshore drilling in certain areas. New regulations continue to be implemented, including rules regarding drilling systems and equipment, such as blowout preventer and well-control systems and lifesaving systems, as well as rules regarding employee training, engaging personnel in safety management and requiring third-party audits of SEMS programmes.

On 28 July 2016, BSEE published a final rule, Oil and Gas and Sulfur Operations in the Outer Continental Shelf-Blowout Preventer Systems and Well Control to implement recommendations of the Deepwater Horizon Commission. The regulations took effect on 28 July 2016, with a number of requirements to be phased in over several years.

A failure to comply with applicable environmental laws and regulations, or to obtain or maintain necessary environmental permits and approvals, or even an accidental release of oil or other hazardous substances in connection with the Maersk Drilling Group’s operations could subject the Maersk Drilling Group to significant administrative and civil fines and penalties, criminal liability, remediation costs, third party damages, and material adverse publicity, or may result in the suspension or termination of its operations, any or all of which could materially affect its financial position, operations and liquidity. The Maersk Drilling Group’s contracts typically allocate primary responsibility for environmental pollution resulting from the customer’s use of the Maersk Drilling Group’s rigs to the customer, and for pollution originating from the rigs to the Maersk Drilling Group. While the Maersk Drilling Group has traditionally been able to obtain some degree of contractual indemnification from its customers against liability for pollution, well, and environmental damage, such provisions may not provide complete protection to the Maersk Drilling Group from the potential costs associated with such liabilities. This may be because (i) the contractual indemnity provisions require the Maersk Drilling Group to assume a portion of liability, (ii) the Maersk Drilling Group’s customers may not have the financial resources necessary to honor the contractual indemnity provisions, and/or (iii) the contractual indemnity provisions may be unenforceable under applicable law. See 1.4.27 “The Maersk Drilling Group may be subject to liability under multifaceted environmental laws and regulations and contractual environmental liability, which could have a material adverse effect on the Maersk Drilling Group’s business, financial condition, and results of operations.”

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Regulatory compliance has and may continue to materially impact the Maersk Drilling Group’s capital expenditures and earnings, particularly in the event of an environmental incident. Given the state-of-the-art design of its floaters and high specification of its jack-up fleet, the Maersk Drilling Group’s management believes it is well positioned competitively to its peers to be able to comply with current and future governmental regulations.

1.1.183   Property, Plants and Equipment

The Maersk Drilling Group’s headquarters are located in Lyngby, Denmark. The Maersk Drilling Group also leases a number of other properties across the world of which the Norwegian office located in Stavanger, Norway and the Singaporean office located in Singapore are the most important.

The Maersk Drilling Group owns the property Dyrekredsen 20A, DK-5700 Svendborg, Egense By, Egense, a hotel connected to a training facility.

Other than the rigs owned and operated by the Maersk Drilling Group, see 13.5.1 “Drilling Fleet” above, and the spare parts of equipment owned to support the maintenance and operation of the rigs no individual property is considered material to the Maersk Drilling Group.

1.1.184  Intellectual Property Rights

The Maersk Drilling Group relies on a combination of intellectual property laws, confidentiality procedures and contractual provisions to protect its innovation and developments for future services and its brand.

The Maersk Drilling Group trademarks (for example, the trademarks “Maersk”, the Maersk blue color and the seven-pointed star as well as the “Maersk Drilling” trademark and company name) are not owned by the Maersk Drilling Group. A.P. Møller—Mærsk A/S, APMH and Maersk Drilling are parties to a branding agreement, dated 2 April 2019, regarding the Maersk Drilling Group’s use of a number of trademarks, names, vessels and rig names and other designations including “Maersk Drilling” as trademark and company name, the Maersk blue color and the seven-pointed star (the “Branding Agreement”).

Topco has undertaken, within three months of the Closing of the Business Combination Agreement (or such later date as APMH may agree), to (i) amend the company name of Maersk Drilling and each of its subsidiaries (as applicable) to a name that does not include any IP licensed under the Branding Agreement (the “Licensed Branding”), or any name which is substantially or confusingly similar to any trademark included in the Licensed Branding (the “Licensed Trademarks”); (ii) rename all vessels and rigs to the extent necessary to omit any Licensed Branding and any word or any name which is substantially or confusingly similar to any Licensed Trademark; (iii) remove any display of the Licensed Trademarks from all sites, buildings, plants and equipment, rigs, websites, products, and uniforms owned, operated or in any other way used or controlled by Topco or any of its subsidiaries; and (iv) transfer all Licensed Trademarks, to the extent required by the Branding Agreement. The Branding Agreement further sets out certain deadlines for the repainting of drilling vessels, subject to a number of practical reservations, with which Topco has agreed to comply.

The Maersk Drilling Group has several trademarks that are either currently registered or have applications pending.

The Maersk Drilling Group owns a number of patents. However, whenever the Maersk Drilling Group acquires a new rig from a supplier, a substantial percentage of the components and technology of the rig are protected by patents, held by the suppliers or sub-suppliers. As a result, the majority of the intellectual property rights relating to the Maersk Drilling Group are owned by the Maersk Drilling Group’s suppliers or sub-suppliers or covered by the Branding Agreement with Maersk Drilling Group and APMH.

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1.1.185  Legal Proceedings, Investigations and Other Regulatory Matters

From time to time, the Maersk Drilling Group is involved in litigation matters and may be subject to fines, including in relation to HSSE matters, arising in the ordinary course of business. Topco has been informed by Maersk Drilling that Maersk Drilling’s management does not believe that any of the liabilities arising from the outcome of such matters, individually or in the aggregate, will have a significant effect on the Maersk Drilling Group’s financial position or profitability. The Maersk Drilling Group has not within the last twelve months from the date of this Exemption Document been, and is not currently, party to any governmental, litigation, administrative, arbitration or dispute proceedings that could have, or have had in the recent past, a material adverse effect on the Maersk Drilling Group’s business, results of operations or financial condition. Topco has been informed by Maersk Drilling that Maersk Drilling’s management is not aware of any threatened or potential dispute or governmental proceeding that could have a material adverse effect on the Maersk Drilling Group’s business, results of operations or financial condition in the future.

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MATERIAL CONTRACTS

Other than as disclosed below, there are no contracts (other than (i) those entered into in the ordinary course of business, and, (ii) with respect to the Noble Group those entered into in connection with the Chapter 11 Cases and the Plan (except for the Noble Revolving Credit Agreement set out below)) to which either (a) the Noble Group or (b) the Maersk Drilling Group is a party which (i) are, or may be, material to the Noble Group or the Maersk Drilling Group and which have been entered into in the two years immediately preceding the date of this Exemption Document; or (ii) contain any obligations or entitlements which are, or may be, material to the Noble Group or the Maersk Drilling Group as of the date of this Exemption Document; or (iii) are materially affected by the Business Combination.

Material Contracts of the Noble Group

Asset Purchase Agreement

On 23 June 2022, Noble and certain other members of the Noble Group (the “Sellers”) entered into an asset purchase agreement with Shelf Drilling (North Sea), Ltd. (the “Shelf Buyer”) and Shelf Drilling, Ltd., the Shelf Buyer’s ultimate parent, (“Shelf Drilling”, together with its subsidiaries, including the Shelf Buyer, the “Shelf Group”) in connection with the sale of the Remedy Rigs (the “Asset Purchase Agreement”).

Pursuant to the Asset Purchase Agreement, the Sellers have agreed to: (a) sell, and the Shelf Buyer has agreed to purchase the Remedy Rigs and certain related assets; (b) novate, transfer and assign to the Shelf Buyer or another member of the Shelf Group, and such persons have agreed to assume and thereafter have the benefit of, certain drilling agreements and other business agreements relating to the Remedy Rigs; and (c) transfer to the Shelf Buyer or another member of the Shelf Group, the rig-based and shore-based employees operating to the Remedy Rigs.

The consideration payable by the Shelf Buyer for the sale and purchase of the relevant assets under the Asset Purchase Agreement will be USD 375,000,000 and will be satisfied in cash on completion of the transactions contemplated under the Asset Purchase Agreement (the “APA Completion”).

Upon signing of the Asset Purchase Agreement on 23 June 2022, the Shelf Buyer paid a deposit in the amount of USD 37,500,000 into an escrow account, which amount is to be held in escrow in order to assure the Shelf Buyer’s performance of its obligations under the Asset Purchase Agreement.

On the APA Completion, the Sellers shall transfer to the Shelf Buyer or another member of the Shelf Group the Remedy Rigs and all related assets and the rig-based and shore-based employees operating the Remedy Rigs (other than certain assets and agreements relating to, and the rig-based and shore-based employees operating, the Remedy Rig known as the Noble Lloyd Noble (“NLN Rig”) (such assets, agreements and employees being, the “NLN Assets and Employees”)).

The Sellers shall transfer the NLN Assets and Employees to the Shelf Buyer or another member of the Shelf Group on the earlier of: (a) the completion of the wells at the fields at Valemon and Gina Krog in accordance with the terms of the drilling agreement entered into by Noble Drilling Norway AS (“Noble Norway”) with Equinor Energy AS in connection with the NLN Rig (the “NLN Drilling Agreement”); (b) upon the termination of the NLN Drilling Agreement in accordance with its terms, the later of: (i) the date falling 10 business days after such termination; or (ii) a date notified by the Shelf Buyer to Noble in writing, such date not to be later than 2 April 2023 (and if no such notification has been delivered by the Shelf Buyer to Noble, such date shall be deemed to be 2 April 2023); (c) the termination of the NLN Charter Agreement (as described below); or (d) such other date as agreed in writing between the Shelf Buyer and Noble (“NLN Completion”).

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The APA Completion is conditional upon the satisfaction of certain conditions, including:

the UK CMA having accepted and executed an undertaking in lieu from Noble in respect of Noble’s acquisition of Maersk Drilling, as agreed between Noble and the UK CMA for the purposes of section 73(2) of the UK Enterprise Act 2002, and the UK CMA having approved the Shelf Parent or any other member of the Shelf Group as the suitable purchaser for the purposes of the transactions contemplated by the Asset Purchase Agreement;

the closing of the transactions contemplated under the Business Combination Agreement in accordance with the terms of such agreement;

the consent in writing of the counterparties to each of the drilling agreements relating to the Remedy Rigs (other than the NLN Drilling Agreement) to novate such agreements and such consent being obtained prior to satisfaction of the condition set out in (a) above;

each Remedy Rig being, subject to certain limitations, delivered with class maintained, free of average damage affecting class of such Remedy Rig; and

no total loss having occurred prior to the APA Completion in respect of more than two Remedy Rigs.

If any of the conditions has not been satisfied or becomes incapable of satisfaction, in each case, on or before 5.00 p.m. on the date falling three months after the date of the undertaking in lieu referred to above (which may be extended in limited circumstances), the Asset Purchase Agreement shall terminate with effect from that date.

In the period between signing of the Asset Purchase Agreement and the APA Completion, the Sellers have agreed, subject to certain limitations, to operate the Remedy Rigs and the related business in the ordinary course and to carry or abstain from carrying (as the case may be) certain other actions in connection therewith, as is customary for a transaction of this nature.

In the event of total loss of a Remedy Rig between the date of entry into the Asset Purchase Agreement and the APA Completion, the relevant Remedy Rig which is a total loss and related assets and employees shall be excluded from the transaction (with the consideration being reduced accordingly). In the event of any damage to any Remedy Rig prior to the APA Completion, the Sellers shall be responsible for repairing the relevant Remedy Rig and shall assume liability for related losses, subject to customary exceptions.

Under the Asset Purchase Agreement, the Sellers have, subject to certain limitations, given certain customary warranties as to title and capacity, as well as certain business warranties customary for a transaction of this nature. Further, Shelf Drilling and the Shelf Buyer have given certain warranties as to capacity. Shelf Drilling has also agreed to guarantee the obligations of the Shelf Buyer and other members of the Shelf Group in connection with their obligations under the Assets Purchase Agreement and related transaction documents.

On the APA Completion, Noble and the Shelf Buyer will enter into a transitional services agreement pursuant to which Noble and other members of the Noble Group will provide certain transitional services to the Shelf Buyer and certain other members of the Shelf Group in connection with the operation of the Remedy Rigs for a certain period after the APA Completion (not being more than 12 months after the APA Completion).

On the APA Completion, Noble Norway and a member of the Shelf Group which will be the owner of the NLN Rig will enter into a bareboat charter agreement (the “NLN Charter Agreement”) pursuant to which Noble Norway will charter the NLN Rig from the Shelf Group during the period from the APA Completion until the date of the NLN Completion in order to allow Noble Norway to complete its current obligations under the NLN Drilling Agreement with Equinor. At the end of the charter period, Noble Norway will redeliver the NLN Rig to the Shelf Group.

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Business Combination Agreement

Noble is party to the Business Combination Agreement by and among Topco, Merger Sub, Noble and Maersk Drilling. For a description of the Business Combination Agreement, see 7 “The Business Combination Agreement and Ancillary Documents “.

Revolving Credit Agreement

The Noble Group is the borrower under the Noble Revolving Credit Agreement. For a description of the Noble Revolving Credit Facility and the Noble Revolving Credit Agreement, see 16.8.1.1 “Senior Secured Revolving Credit Facility”.

Material Contracts of the Maersk Drilling Group

Business Combination Agreement

Maersk Drilling is party to the Business Combination Agreement by and among Topco, Merger Sub, Noble and Maersk Drilling. For a description of the Business Combination Agreement, see 7 “The Business Combination Agreement and Ancillary Documents “.

Syndicated Facilities Agreement

Maersk Drilling is the borrower and a guarantor under the Syndicated Facilities Agreement. For a description of the Syndicated Facilities and the Syndicated Facilities Agreement, see 13.6.1.1 “Syndicated Facilities Agreement”.

DSF Facility Agreement

Maersk Drilling is borrower and guarantor party under the DSF Facility Agreement. For a description of the DSF Facility and the DSF Facility Agreement, see 13.6.1.2 “DSF Facility Agreement”.

Branding Agreement

Maersk Drilling is party to the Branding Agreement by and among Maersk Drilling A/S, A.P. Møller—Mærsk A/S and A.P. Møller Holding A/S, regarding the Maersk Drilling Group’s use of a number of trademarks, names, vessels and rig names and other designations including “Maersk Drilling” as trademark and company name, the Maersk blue color and the seven-pointed star.

In addition to the parties’ right to terminate the Branding Agreement in case of breach and insolvency proceedings, the Branding Agreement is subject to certain termination provisions allowing A.P. Møller—Mærsk A/S and/or APMH the right to terminate the Branding Agreement without cause or otherwise for reasons that may be outside the Maersk Drilling Group’s control (generally with 12 months’ notice in case of certain events constituting a change of control under the Branding Agreement). Additionally, A.P. Møller—Mærsk A/S may terminate the Branding Agreement if APMH is no longer a subsidiary of A.P. Møller og Hustru Chastine Mc-Kinney Møllers Fond til Almene Formaal (The A.P. Moller Foundation). A.P. Møller—Mærsk A/S and APMH may also jointly terminate the Branding Agreement without cause with 18 months’ notice, and Maersk Drilling has the same right with six months’ notice. Upon termination, the Maersk Drilling Group shall cease use of the A.P. Møller—Mærsk A/S trademarks and remove any references thereto within the applicable notice period, including changing company names, repaint and rename vessels, etc., subject to a number of practical reservations in terms of timing, including a certain co-branding period following termination. The Branding Agreement is expected to be terminated in connection with and conditional upon completion of the Business Combination.

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Demerger Agreement

On 4 March 2019, Maersk Drilling and A.P. Møller—Mærsk A/S entered into that certain demerger agreement (the “Demerger Agreement”) governing the practical implementation of the separation of the Maersk Drilling Group from A.P. Møller—Mærsk A/S. Among other things, the Demerger Agreement includes a reciprocal hold harmless agreement under which (i) Maersk Drilling has agreed to indemnify and hold A.P. Møller—Mærsk A/S harmless from any and all costs, claims and liabilities incurred by A.P. Møller—Mærsk A/S and arising as a result of claims by Maersk Drilling’s creditors under the statutory demerger liability in respect of obligations existing as of 4 March 2019 and (ii) A.P. Møller—Mærsk A/S has a similar obligation in respect of any and all costs, claims and liabilities incurred by Maersk Drilling and arising as a result of claims by A.P. Møller—Mærsk A/S’ creditors under the statutory demerger liability in respect of obligations existing as of 4 March 2019.

Material Contracts affected by the Business Combination

In connection with the Business Combination, Topco, Noble and Maersk Drilling have entered into the Business Combination Agreement, and certain arrangements have been made by Maersk Drilling in respect of the Branding Agreement, the Syndicated Facilities Agreement and the DSF Facility Agreement. See 7 “The Business Combination Agreement and Ancillary Documents”, 13.6.5 “Intellectual Property Rights”, 13.6.1.1 “Syndicated Facilities Agreement” and 13.6.1.2 “DSF Facility Agreement” for a description of these arrangements. In addition, on 23 June, the Sellers entered into the Asset Purchase Agreement with the Shelf Buyer and Shelf Drilling in connection with the sale of the Remedy Rigs under which the APA Completion is subject to, among other conditions, the closing of the transactions contemplated under the Business Combination Agreement. See 14.1, “Material Contracts of the Noble Group—Asset Purchase Agreement” for a description of the Asset Purchase Agreement.

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TREND INFORMATION

Trends of the Noble Group

Since 2014, the general trend across the Noble Group’s fleet has been decreasing average dayrates driven mostly by rig oversupply. Since then Noble has seen a market being challenged, especially in 2020 with declines in demand for offshore drilling rigs due to COVID-19 and the oil price collapse, despite some recovery in oil prices and demand for offshore rigs during 2021.

The global rig supply continues to come down from historic highs as Noble and other offshore drilling contractors retire less capable and idle assets. Concurrently, the incoming supply of newbuild offshore drilling rigs has diminished materially, with several newbuild rigs stranded in shipyards, which generally requires dayrates and contract terms in excess of what is currently available in the market, in order to be economic to be brought into the global fleet without owners. The costs to purchase, commission and mobilize an idle or newbuild rig are material.

The recent Russia-Ukraine conflict and related sanctions have increased the volatility of global energy markets and oil prices reached a seven-year high in the first quarter of 2022. The combination of rising oil prices and a focus on energy security is favorable for the offshore oil and gas industry. However, the market outlook in the Noble Group’s business varies by geographical region and water depth. Noble remains encouraged by the ongoing recovery in the ultra-deepwater floater market. Harsh environment jackup markets are showing stable opportunities and remain an important portion of the Noble Group’s business.

While Noble is cautiously optimistic about recent positive trends, the industry continues to face challenges and uncertainties and is unlikely to return to activity levels experienced in historical cycle peaks. Energy rebalancing trends have accelerated in recent years as evidenced by promulgated or proposed government policies and commitments by many of the Noble Group’s customers to further invest in sustainable energy sources. The Noble Group’s industry could be further challenged as the Noble Group’s customers rebalance their capital investments to include alternative energy sources and respond to the normal cycles that have historically existed in the industry. Noble expects inflationary pressures and supply chain disruptions to persist, which has led or may lead to increased costs of services. Nonetheless, the global energy demand is predicted to increase over the coming decades, and Noble expects that offshore oil and gas will continue to play an important and sustainable role in meeting this demand.

For further information, see 16.2 “Factors Affecting Results of Operations” of this Exemption Document.

Trends of the Maersk Drilling Group

After a challenging 2020 saw unprecedented declines in demand for oil and gas and significantly reduced demand for 37 offshore drilling rigs, the Maersk Drilling Group saw broad-based recovery in 2021. Amidst an improving outlook for global oil and gas demand, in 2021 Brent oil prices recovered to between USD 70-85 per barrel, the highest levels since 2014 at that time, spurring an increase in the demand for offshore drilling rigs. In combination with rationalised fleet sizes with a total of 96 rigs having been scrapped since the beginning of 2020, the increase in demand has driven an increase on the fleet utilization providing support to day rates, which gradually increased throughout 2021 from COVID-19 lows. Further, the recent Russia-Ukraine conflict and related sanctions have increased the volatility of global energy markets and oil prices reached a seven-year high in the first quarter of 2022.

Supported by the recovery in oil and gas prices and bilateral customer dialogues, Maersk Drilling expects the demand pipeline in key markets, particularly in the International floater segment, to further build in 2022. In the Norwegian jack-up market, there are limited tender opportunities with commencement in 2022. Demand for jack-ups in Norway in 2022 is expected to be insufficient to maintain an acceptable level of coverage across our

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ultra-harsh environment fleet. Alternative deployment options for our ultra-harsh environment fleet outside of Norway are currently being considered for 2022. From 2023 onwards, jack-up demand in Norway is expected to normalise given the significant pipeline of economically viable subsea development projects in shallow waters. In the North Sea jack-up market outside of Norway, several new rig requirements have come to the market with commencement in 2022 with contract durations ranging from one-well to multi-year. In the International floater market, requirements are building in Africa, Latin America and South East Asia, with contract durations ranging from one well to multi-year.

The future capital expenditures targeted for offshore, and thereby the future actual demand for offshore drilling rigs, are subject to several factors, particularly developments in the global oil and gas markets. The demand for oil and gas continues to depend on policy responses to COVID-19, while the supply side will be determined by the associated policy responses of OPEC+ and the influence of U.S. shale. The supply side of the oil and gas markets will depend on the associated policy responses of OPEC+ and the influence of U.S. shale. Further, while Brent oil prices have recovered, capital spending and the production of oil and natural gas have both lagged as major operators now must fund four key strategic objectives. These include: (1) returning capital to shareholders; (2) reducing debt burdens incurred during the pandemic; (3) funding development projects with low break-even costs; and (4) allocating a portion of capital expenditures towards building renewable energy portfolios. The result: major operators have reduced upstream capital spending, which now sits below 2019 levels, and their production of hydrocarbons has fallen over 10% since the beginning of 2019.

Given the recent years of underinvestment in new oil and gas development projects, there remains a potential for short-term dramatic moves, such as price spikes in the oil and gas markets, which may encourage additional investments and drive demand for offshore drilling rigs.

For further information, see 17.2 “Factors Affecting Results of Operations” of this Exemption Document.

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OPERATING AND FINANCIAL REVIEW OF THE NOBLE GROUP

The following is a discussion of the Noble Group’s financial condition and results of operations as at and for the three months ended 31 March 2022 and 2021 and for the years ended 31 December 2021, 2020 and 2019. The financial information contained in the following text and tables is taken or derived from the Noble Audited Consolidated Financial Statements which were prepared by Noble in accordance with U.S. GAAP and audited by Noble’s independent auditor, PricewaterhouseCoopers LLP.

The Maersk Drilling Shareholders should read the following operating and financial review of the Noble Group on a combined basis in conjunction with the sections entitled 5 “Presentation of Financial Information” as well as the Noble Audited Consolidated Financial Statements and the related notes as incorporated by reference into this Exemption Document. This discussion may contain forward-looking statements, which are subject to risks and uncertainties, including, but not limited to, certain risks described in the 1 “Risk Factors” section of this Exemption Document. Actual results could differ materially from those expressed or implied in any forward-looking statements. See the section entitled 2.6 “Cautionary Statement Regarding Forward-Looking Statements” in this Exemption Document.

Executive Overview

The Noble Group provides contract drilling services to the international oil and gas industry with its global fleet of mobile offshore drilling units. The Noble Group’s business strategy focuses on a high-specification fleet of both floating and jackup rigs, and the deployment of its drilling rigs in established and emerging offshore oil and gas basins around the world.

The Noble Group emphasizes safe operations, environmental stewardship, social responsibility, and robust governance to sustain the superior performance and maximize stakeholder value achieved through its qualified and well-trained crews, the care of the Noble Group’s surroundings and local communities, an effective management system, and a superior fleet. The Noble Group also carefully manages rig operating costs through innovative systems and processes, including the use of data analytics and predictive maintenance technology.

As at the date of this Exemption Document, the Noble Group’s fleet of 19 drilling rigs consisted of 11 floaters and eight jackups strategically deployed worldwide. The Noble Group typically employs each drilling unit under an individual contract, and many contracts are awarded based upon a competitive bidding process.

For the three months ended 31 March 2022, the Noble Group’s financial and operating results from continuing operations include:

operating revenues totaling USD 210 million;

net income (loss) of USD (36.7) million, or USD (0.54) per diluted Noble Share;

net cash used in operating activities totaling USD 51.8 million; and

nothing drawn on the Noble Revolving Credit Facility as of 31 March 2022 and cash of approximately USD 105.2 million.

For the period from 6 February 2021 through 31 December 2021, the Noble Group’s financial and operating results from continuing operations include:

operating revenues totaling USD 770.3 million;

net income attributable to Noble Corporation of USD 102.0 million, or USD 1.51 per diluted Noble Share;

net cash provided by operating activities totaling USD 51.6 million;

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successfully completed financial restructuring and emerged from the Chapter 11 Cases with a substantially delevered balance sheet; and

nothing drawn on the Noble Revolving Credit Facility as of 31 December 2021 and cash of approximately USD 194.1 million.

Demand for the Noble Group’s services is driven by the offshore exploration and development programs of oil and gas operators, which in turn are influenced by many factors. Those factors include, but are not limited to, the price and price stability of oil and gas, the relative cost and carbon footprint of offshore resources within each operator’s broader energy portfolio, global macroeconomic conditions, world energy demand, the operator’s strategy toward renewable energy sources, environmental considerations and governmental policies.

1.1.186   Recent Events

Business Combination with Maersk Drilling. For information on the Business Combination between Noble and Maersk Drilling, see Section 6 “The Business Combination” and 7 “The Business Combination Agreement and Ancillary Documents”.

Saudi Purchase and Sale Agreement. On 25 August 2021, Finco and certain subsidiaries of Noble entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) to sell the jackup rigs operated by Noble in Saudi Arabia to ADES for a purchase price of USD 292.4 million in cash. Pursuant to the terms of the Purchase and Sale Agreement, the jackups, Noble Roger Lewis, Noble Scott Marks, Noble Joe Knight, and Noble Johnny Whitstine, together with certain related assets, were sold to ADES. The closing of the sale occurred in November 2021, and Noble recognized a gain of USD 185.9 million, net of transaction costs, associated with the disposal of these assets. The Purchase and Sale Agreement also included certain covenants that Noble has agreed to not carry on or be engaged in the operation of jackup drilling rigs in the territorial waters of the Kingdom of Saudi Arabia in the Arabian Gulf for a term after the closing date of (i) one year for purposes of drilling gas wells and (ii) two years for the purposes of drilling oil wells.

Hurricane Ida. During the period from 6 February 2021 through 31 December 2021, costs related to damages resulting from the encounter of the Noble Globetrotter II with Hurricane Ida in the US Gulf of Mexico, including costs to recover the LMRP, totaled USD 23.4 million, inclusive of insurance proceeds of USD 7.5 million. In preparation for the approaching storm, the rig successfully secured the well it was drilling and detached the LMRP from the blowout preventer without incident. However, during transit to avoid the storm, a number of suspended riser joints and the LMRP separated from the rig, which were later successfully recovered. Due to the environmental conditions, a number of crew members were treated for minor injuries and released from medical care. Noble has given force majeure notice to the customer of the Noble Globetrotter II in accordance with the governing drilling services contract. Noble has insurance coverage for property damage to rigs due to named storms in the US Gulf of Mexico with a USD 10.0 million deductible per occurrence and a USD 50.0 million annual limit; however, Noble’s insurance policies may not adequately cover the losses, and related claims, which could adversely affect the Noble Group’s business.

NYSE Listing. On 9 June 2021, the Noble Shares began trading on the New York Stock Exchange under the symbol “NE.”

Pacific Drilling Merger. On 25 March 2021, Noble entered into an Agreement and Plan of Merger (the “Pacific Drilling Merger Agreement”) with Pacific Drilling Company LLC (“Pacific Drilling”), pursuant to which Noble acquired Pacific Drilling in an all-stock transaction (the “Pacific Drilling Merger”) on 15 April 2021. Pursuant to the terms and conditions set forth in the Pacific Drilling Merger Agreement, (a) each membership interest in Pacific Drilling was converted into the right to receive 6.366 Noble Shares and (b) each of Pacific Drilling’s warrants outstanding immediately prior to the effective time of the Pacific Drilling Merger was converted into the right to receive 1.553 Noble Shares. As part of the transaction, Pacific Drilling’s equity

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holders received 16.6 million Noble Shares, or approximately 24.9% of the outstanding Noble Shares and Penny Warrants at closing. In connection with this acquisition, Noble acquired seven floaters and subsequently sold two floaters, the Pacific Bora and Pacific Mistral, in June 2021 for net proceeds of USD 29.7 million.

The Pacific Drilling Merger provided incremental capacity to serve existing customers in the floater market, broadening Noble’s customer relationships and facilitating Noble’s reentry into the growing West Africa and Mexico regions. For additional information, see “Note 4—Acquisitions and Divestitures” to the Noble 2021 Form 10-K incorporated in this Exemption Document by reference.

Emergence from Chapter 11. On the Plan Effective Date, Legacy Noble successfully completed its financial restructuring and Legacy Noble and its debtor affiliates emerged from the Chapter 11 Cases. As a result, Noble emerged from bankruptcy on the Plan Effective Date with a substantially delevered balance sheet and less than USD 400.0 million of debt. Noble’s capital structure as of the Plan Effective Date includes a USD 675.0 million Noble Revolving Credit Facility, of which nothing is drawn as of 31 March 2022, and USD 216.0 million of Noble’s senior secured second lien notes (the “Second Lien Notes”). On the Plan Effective Date, Legacy Noble’s ordinary shares were cancelled and the Noble Shares were issued to Legacy Noble’s former bondholders. Certain former bondholders and former equity holders of Legacy Noble were also issued warrants to purchase shares of Noble. All cash payments made by Noble under the Plan on the Plan Effective Date were funded from cash on hand, proceeds of Noble’s rights offering (the “Rights Offering”), and proceeds from the new revolving credit facility. For additional information regarding the Chapter 11 Cases, the Rights Offering and Noble’s emergence, see “Note 2—Chapter 11 Emergence” included in Item 8 of Part II to the Noble 2021 Form 10-K incorporated in this Exemption Document by reference.

Fresh Start Accounting. In connection with Noble’s emergence from bankruptcy, Noble and Finco qualified for and applied fresh start accounting on the Plan Effective Date. With the application of fresh start accounting, Noble allocated the reorganization value to Noble’s individual assets and liabilities based on their estimated fair values. The Plan Effective Date fair values of Noble’s assets and liabilities differed materially from their recorded values as reflected on the historical balance sheets. The application of fresh start accounting resulted in new reporting entities with no beginning retained earnings or accumulated deficit. Accordingly, Noble’s financial statements and notes thereto after the Plan Effective Date are not comparable to Noble’s financial statements and notes to prior to that date. To facilitate the discussion and analysis of the Noble Group’s financial condition and results of operations herein, the reorganized company is referred to as the Successor for periods subsequent to the Plan Effective Date, and Predecessor for periods prior to the Plan Effective Date. Furthermore, the presentations herein include a “black line” division to delineate the lack of comparability between the Predecessor and Successor. For additional information regarding the fresh start accounting, see “Note 3—Fresh Start Accounting” included in Item 8 of Part II to the Noble 2021 Form 10-K incorporated in this Exemption Document by reference.

1.1.187   Outlook

The global rig supply continues to come down from historic highs as Noble and other offshore drilling contractors retire less capable and idle assets. Concurrently, the incoming supply of newbuild offshore drilling rigs has diminished materially, with several newbuild rigs stranded in shipyards, which generally requires dayrates and contract terms in excess of what is currently available in the market, in order to be economic to be brought into the global fleet without owners. The costs to purchase, commission and mobilize an idle or newbuild rig are material.

The recent Russia-Ukraine conflict and related sanctions have increased the volatility of global energy markets and oil prices reached a seven-year high in the first quarter of 2022. The combination of rising oil prices and a focus on energy security is favorable for the offshore oil and gas industry. However, the market outlook in the Noble Group’s business varies by geographical region and water depth. Noble remains encouraged by the ongoing recovery in the ultra-deepwater floater market. Harsh environment jackup markets are showing stable opportunities and remain an important portion of the Noble Group’s business.

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While Noble is cautiously optimistic about recent positive trends, the industry continues to face challenges and uncertainties and is unlikely to return to activity levels experienced in historical cycle peaks. Energy rebalancing trends have accelerated in recent years as evidenced by promulgated or proposed government policies and commitments by many of the Noble Group’s customers to further invest in sustainable energy sources. The Noble Group’s industry could be further challenged as the Noble Group’s customers rebalance their capital investments to include alternative energy sources and respond to the normal cycles that have historically existed in the industry. Noble expects inflationary pressures and supply chain disruptions to persist, which has led and may lead to increased costs of services. Nonetheless, the global energy demand is predicted to increase over the coming decades, and Noble expects that offshore oil and gas will continue to play an important and sustainable role in meeting this demand.

As of 31 March 2022, the Noble Group had a total contract drilling services backlog of approximately USD 1.2 billion, which includes a commitment of approximately 68% of available days for 2022. For additional information regarding the Noble Group’s backlog, see 16.4 “Contract Drilling Services Backlog” below.

Factors Affecting Results of Operations

The primary factors that have affected the Noble Group’s results of operations during the three months ended 31 March 2022 and 2021 and the years ended 31 December 2021, 2020 and 2019, are: (i) dayrates and utilization; (ii) cost base and (iii) infrequent events.

1.1.188   Dayrates and utilization

	Average Rig Utilization
	Three months ended 31 March 2022	Period from 6 February through 31 March 2021	Period from 1 January through 5 February 2021	Twelve months ended 31 December
				2021	2020	2019
Floaters	71%	53%	58%	72%	60%	62%
Jackups	63%	83%	86%	67%	71%	93%

Total	68%	64%	68%	70%	66%	78%

	Operating Days
	Three months ended 31 March 2022	Period from 6 February through 31 March 2021	Period from 1 January through 5 February 2021	Twelve months ended 31 December
				2021	2020	2019
Floaters	729	342	252	2,777	2,354	2,729
Jackups	450	314	216	2,797	3,147	4,054

Total	1,179	656	468	5,574	5,501	6,783

	Average Dayrates (USD)
	Three months ended 31 March 2022	Period from 6 February through 31 March 2021	Period from 1 January through 5 February 2021	Twelve months ended 31 December
				2021	2020	2019
Floaters	213,194	83,472	95,212	210,223	208,723	266,442	(1)
Jackups	119,606	205,242	231,745	89,336	132,722	128,002

Total	177,458	141,752	158,228	149,571	165,276	183,706	(1)

(1)

Includes the impact of the Noble Bully II contract buyout during the year ended 31 December 2019. Exclusive of this item, the average dayrate for the year ended 31 December 2019 would have been USD 205,304 for floaters and USD 159,106 for total rigs.

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Dayrates are generally linked to specific markets and can fluctuate widely, depending on the market where the unit is operating. Average dayrates generally differ from customer to customer and from market to market. Since 2014, the general trend across the Noble Group’s fleet has been decreasing average dayrates driven mostly by rig oversupply. Since then Noble has seen a market being challenged, especially in 2020 with declines in demand for offshore drilling rigs due to COVID-19 and the oil price collapse, despite some recovery in oil prices and demand for offshore rigs during 2021.

The average floater utilization decreased from the period ended 31 March 2021, which was primarily driven by the two floaters acquired through the Pacific Drilling Merger in April 2021 which remained cold stacked for the full quarter ended 31 March 2022, and the Noble Clyde Boudreaux, which was cold stacked prior to being sold in March 2022. The average jackup utilization for the period ended 31 March 2022 increased from the period ended 31 March 2021 as a result of five of the Noble Group’s eight rigs being operational for the full quarter, as compared to five of its then-twelve rigs being operational for the full period ended 31 March 2021.

Utilization for the Noble Group’s floaters decreased slightly from 62% for the year ended 31 December 2019 to 60% for the year ended 31 December 2020. For the year ended 31 December 2021, utilization for the Noble Group’s floaters increased to 72% primarily due to the acquisition of three active drillships in the Pacific Drilling Merger and the sale of stacked rigs in late 2020. Utilization for the Noble Group’s jackups decreased from 93% for the year ended 31 December 2019 to 71% for the year ended 31 December 2020 and to 67% for the year ended 31 December 2021, caused by lower demand for offshore drilling rigs that prompted the Noble Group to warm-stack several jackups for various durations of length over the past three years.

1.1.189   Cost Base

Variables for the Noble Group’s cost base include contract drilling services costs, depreciation and amortization, and selling, general and administrative. Contract drilling services costs include offshore labor costs, onshore local labor and administrative costs, and other external costs such as repair and maintenance, catering, and administrative costs. Compensation includes wages and salaries, overtime payment, bonuses, compensated absence (for example, lieu days, holiday, maternity leave and sick leave), and non-monetary benefits, such as medical care. Other costs include, amongst other items, overhead, facility, insurance and rentals.

Selling, general and administrative costs include, amongst other items, salaries and benefits for onshore employees, professional and legal fees, insurance costs, administrative costs, overhead and IT costs.

The table below is a breakdown of Noble’s operating costs and expenses for the three months ended 31 March and for the years ended 31 December:

	Three months ended 31 March		Year ended 31 December
	2022	2021	2021	2020	2019
	USD thousands
Operating Cost and Expenses
Contract drilling services	166,083	126,946	686,407	567,487	698,343
Reimbursables	13,478	9,781	58,569	48,188	49,061
Depreciation and amortization	25,605	34,866	110,157	374,129	440,221
General and administrative	17,524	15,275	68,203	121,196	168,792
Infrequent events -
Merger and integration costs	9,521	—	24,792	—	—
Hurricane losses and (recoveries), net	17,212	—	23,350	—	—
Gain on sale of operating assets, net	(4,562)	—	(185,934)	—	—
Pre-petition charges	—	—	—	14,409	—
Loss on impairment	—	—	—	3,915,408	615,294

Total Operating Cost and Expenses	244,861	186,868	785,544	5,040,817	1,971,711

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1.1.190   Infrequent Events

Merger and integration costs relate primarily to professional and legal fees incurred in connection with a business combination. For the year ended 31 December 2021, the Noble Group incurred USD 24.7 million of costs related to the Pacific Drilling Merger and the proposed business combination with Maersk Drilling. During the three months ended 31 March 2022, the Noble Group incurred USD 9.5 million primarily as a result of the proposed business combination with Maersk Drilling.

The Noble Group incurred USD 30.9 million of costs and received recoveries of USD 7.5 million from its insurance in connection to damages sustained on the Noble Globetrotter II from Hurricane Ida during the year ended 31 December 2021. Included in the hurricane losses and (recoveries), net costs for that period are USD 25.2 million in charges related to equipment recovery efforts and damage assessment, and a write-off of assets of USD 5.4 million as a result of the damage assessment. During the three months ended 31 March 2022, the Noble Group incurred USD 17.2 million in additional costs as a result of the incident.

The Noble Group recorded a gain of USD 185.9 million resulting from the sale of four jackups during year ended 31 December 2021. Proceeds from the sale was USD 292.4 million, which was offset against the transaction costs, which included broker fees, statutory termination benefits and professional fees. During the three months ended 31 March 2022, the Noble Group recognized a gain of USD 6.8 million in connection with the sale of the Noble Clyde Boudreaux, which was offset by additional costs recognized of USD 2.2 million related to the sale of rigs in Saudi Arabia in 2021.

Pre-petition charges relate to attorneys’ and financial advisors’ fees and other professional fees incurred in connection with the Chapter 11 Cases, prior to the 31 July 2020 petition date.

During the year ended 31 December 2020, the combination of the growing commitments by many of the Noble Group’s customers to a transition to cleaner energy options, and the prolonged impacts of the pandemic, OPEC+ production level disagreements resulted in an unprecedented steep decline in the demand for oil and a substantial surplus of oil at the beginning of the year and the continued oversupply of offshore drilling units placed further downward pressure on global oil demand and on the Noble Group’s industry, potentially lengthening what was already expected to be a slow recovery. Noble considered these events to be an impairment indicator. During the year ended 31 December 2020, the Noble Group recognized approximately USD 3.9 billion in impairment charges for seven floaters and nine jackups, and USD 24.0 million of impairment charges related to certain capital spare equipment. During the year ended 31 December 2019, the Noble Group recognized approximately USD 615.3 million in impairment charges for two floaters and certain capital spare equipment. During the year ended 31 December 2019, the Noble Group recognized a USD 595.5 million impairment on the Noble Bully II, of which USD 265.0 million was attributable to the Noble Group’s joint venture partner at the time of impairment. On 3 December 2019, the Noble Group completed a transaction with a subsidiary of Shell, in which Shell bought out the remaining term of its drilling contract for the drillship Noble Bully II for USD 166.9 million, and the Noble Group acquired Shell’s 50 percent interests in the Bully I and Bully II joint ventures for USD 106.7 million.

Noble estimated the fair values of these units using a weighting between an income valuation approach and a market approach, utilizing significant unobservable inputs, representative of a Level 3 fair value measurement. Assumptions used in Noble’s assessment included, but were not limited to, future marketability of each unit in light of the current market conditions and its current technical specifications, timing of future contract awards and expected operating dayrates, operating costs, utilization rates, discount rates, capital expenditures, market values, weighting of market values, reactivation costs, estimated economic useful lives and, in certain cases, Noble’s belief that a drilling unit is no longer marketable and is unlikely to return to service in the near to medium term.

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1.1.191   Significant Customers

The following table displays all customers representing more than 10% of consolidated operating revenue:

	Year Ended 31 December
	2021	2020	2019(1)
Shell	14.8%	21.7%	36.5%
ExxonMobil	38.2%	26.6%	13.7%
Equinor	3.3%	14.3%	13.1%
Saudi Aramco	10.1%	13.8%	11.9%

(1)

Excluding the Noble Bully II contract buyout, revenues from Shell, ExxonMobil, Equinor and Saudi Aramco accounted for approximately 27.1%, 15.7%, 15.1% and 13.6%, respectively, of Noble’s consolidated operating revenues for the year ended 31 December 2019.

Current trading and recent developments

As at the date of this Exemption Document, there have been no significant changes to the Noble Group’s financial condition and financial performance since 31 March 2022.

As at the date of this Exemption Document, there have been no significant changes having an impact on the operations and principal activities of the Noble Group since 31 December 2021.

Contract Drilling Services Backlog

Noble maintains a backlog of commitments for contract drilling services. Noble’s contract drilling services backlog reflects estimated future revenues attributable to signed drilling contracts. While backlog did not include any letters of intent as of 31 March 2022, in the past Noble has included in backlog certain letters of intent that expected to result in binding drilling contracts.

Noble calculates backlog for any given unit and period by multiplying the full contractual operating dayrate for such unit by the number of days remaining in the period, and includes certain assumptions based on the terms of certain contractual arrangements, discussed in the notes to the table below. The reported contract drilling services backlog does not include amounts representing revenues for mobilization, demobilization and contract preparation, which are not expected to be significant to Noble’s contract drilling services revenues, amounts constituting reimbursables from customers or amounts attributable to uncommitted option periods under drilling contracts or letters of intent. Backlog herein also has not been adjusted for the non-cash amortization related to favorable customer contract intangibles which were recognized on the Plan Effective Date.

The table below presents the amount of Noble’s contract drilling services backlog as of 31 March 2022 and the percent of available operating days committed for the periods indicated:

		Year ending 31 December(2)
	Total	2022(1)	2023	2024
	(in USD thousands, unless otherwise indicated)
Contract Drilling Services Backlog
Floaters(3) (4)	$965,873	$516,350	$448,226	1,297
Jackups	197,270	175,464	21,806	—

Total	$1,163,143	$691,814	$470,032	1,297

Percent of Available Days Committed(5)
Floaters		66%	43%		**
Jackups		72%	6%	—%

Total		68%	27%		**

**	Not a meaningful percentage

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(1)	Represents a nine-month period beginning 1 April 2022.
(2)

Some of the Noble Group’s drilling contracts provide customers with certain early termination rights and, in limited cases, those termination rights require minimal or no notice and minimal financial penalties.

(3)

Two of Noble’s long-term drilling contracts with Shell, the Noble Globetrotter I and Noble Globetrotter II, contain a dayrate adjustment mechanism that utilizes an average of market rates that match a set of distinct technical attributes and is subject to a modest discount, beginning on the fifth-year anniversary of the contract and continuing every six months thereafter. Each of the contracts now has a contractual dayrate floor of USD 275,000 per day. Once the dayrate adjustment mechanism becomes effective and following any idle periods, the dayrate for these rigs will not be lower than the higher of (i) the contractual dayrate floor or (ii) the market rate as calculated under the adjustment mechanism. The impact to contract backlog from these amendments has been reflected in the table above and the backlog calculation assumes that, after any idle period at the contractual stacking rate, each rig will work at its respective dayrate floor for the remaining contract term.

(4)

Noble entered into a multi-year Commercial Enabling Agreement (the “CEA”) with ExxonMobil in February 2020. Under the CEA, dayrates earned by each rig will be updated at least twice per year to the projected market rate at the time the new rate goes into effect, subject to a scale-based discount and a performance bonus that appropriately aligns the interests of Noble and ExxonMobil. Under the CEA, the table above includes awarded and remaining term of one year and nine months related to each of the four following rigs: the Noble Tom Madden, Noble Bob Douglas, Noble Don Taylor and Noble Sam Croft. Under the CEA, ExxonMobil may reassign terms among rigs. The aforementioned additional backlog included in the table above for periods where the rate is yet to be determined is estimated by using the most recently negotiated CEA rate. On 1 April 2022, Noble signed an extension to the CEA which added an additional 7.4 years to the term, resulting in an increase of USD 702 million to the Noble Group’s backlog, which is not reflected in the backlog above.

(5)

Percent of available days committed is calculated by dividing the total number of days Noble’s rigs are operating under contract for such period by the product of the number of Noble’s rigs and the number of calendar days in such period.

The amount of actual revenues earned and the actual periods during which revenues are earned may be materially different than the backlog amounts and backlog periods presented in the table above due to various factors, including, but not limited to, the impact of the COVID-19 pandemic, shipyard and maintenance projects, unplanned downtime, the operation of market benchmarks for dayrate resets, achievement of bonuses, weather conditions, reduced standby or mobilization rates and other factors that result in applicable dayrates lower than the full contractual operating dayrate. In addition, amounts included in the backlog may change because drilling contracts may be varied or modified by mutual consent or customers may exercise early termination rights contained in some of Noble’s drilling contracts or decline to enter into a drilling contract after executing a letter of intent. Due to uncertainty regarding receiving approval and the timing of any divestiture, backlog includes approximately USD 125.4 million representing revenues from the Remedy Rigs, which we may or will be required to divest to obtain UK CMA clearance. See also Part I, Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Executive Overview—Recent Events—Business Combination with Maersk Drilling” in the Noble Consolidated Interim Financial Statements. As a result, Noble’s backlog as of any particular date may not be indicative of Noble’s actual operating results for the periods for which the backlog is calculated. See 1.3.2 “The Noble Group’s current backlog of contract drilling revenue may not be ultimately realized.”

As of 31 March 2022, ExxonMobil and Shell represented approximately 57.2% and 15.0% of the Noble Group’s backlog, respectively.

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Results for the three months ended 31 March 2022 compared to the period from 6 February through 31 March 2021 and the period from 1 January through 5 February 2021

Net loss for the three months ended 31 March 2022 was USD 36.7 million, or USD 0.54 per diluted share, on operating revenues of USD 210.2 million compared to a net loss for the period from 6 February through 31 March 2021 of USD 18.2 million, or USD 0.36 per diluted share, on operating revenues of USD 92.4 million and net loss for the period from 1 January through 5 February 2021 of USD 250.2 million, or USD 0.98 per diluted share, on operating revenues of USD 77.5 million.

1.1.192   Key Operating Metrics

Operating results for the Noble Group’s contract drilling services segment are dependent on three primary metrics: operating days, dayrates and operating costs. Noble also tracks rig utilization, which is a function of operating days and the number of rigs in the fleet. For more information on operating costs, see 16.5.1.1 “Contract Drilling Services” below.

The following table presents the average rig utilization, operating days and average dayrates for the Noble Group’s rig fleet for the periods indicated:

	Average Rig Utilization (1)			Operating Days (2)			Average Dayrates (2)
	Successor		Predecessor	Successor		Predecessor	Successor		Predecessor
	Three Months Ended 31 March 2022	Period From 6 February through 31 December 2021	Period From 1 January through 5 February 2021	Three Months Ended 31 March 2022	Period From 6 February through 31 December 2021	Period From 1 January through 5 February 2021	Three Months Ended 31 March 2022	Period From 6 February through 31 December 2021	Period From 1 January through 5 February 2021
Floaters	71%	83%	86%	729	314	216	$213,194	$205,242	$95,212
Jackups	63%	53%	58%	450	342	252	119,606	83,472	231,745

Total	68%	64%	68%	1,179	656	468	$177,458	$141,752	$158,228

(1)

Noble defines utilization for a specific period as the total number of days the Noble Group’s rigs are operating under contract, divided by the product of the total number of the Noble Group’s rigs, including cold stacked rigs, and the number of calendar days in such period. Information reflects Noble’s policy of reporting on the basis of the number of available rigs in the Noble Group’s fleet, excluding newbuild rigs under construction.

(2)

An operating day is defined as a calendar day during which a rig operated under a drilling contract. Noble defines average dayrates as revenue from contract drilling services earned per operating day. Average dayrates exclude the effect of non-cash amortization related to favorable customer contract intangibles.

1.1.192.1 Contract Drilling Services

The following table presents the operating results for the Noble Group’s contract drilling services segment for the periods indicated (dollars in thousands):

	Successor		Predecessor
	Three Months Ended 31 March 2022	Period from 6 February through 31 March 2021	Period from 1 January through 5 February 2021
Operating revenues:
Contract drilling services	$195,035	$84,629	$74,051
Reimbursables and other (1)	15,195	7,804	3,430

	210,230	92,433	77,481

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	Successor		Predecessor
	Three Months Ended 31 March 2022	Period from 6 February through 31 March 2021	Period from 1 January through 5 February 2021
Operating costs and expenses:
Contract drilling services	166,083	$79,981	46,965
Reimbursables (1)	13,478	7,044	2,737
Depreciation and amortization	25,605	14,244	20,622
General and administrative	17,524	9,548	5,727
Merger and integration costs	9,521	—	—
Gain on sale of operating assets, net	(4,562)	—	—
Hurricane losses and (recoveries), net	17,212	—	—

	244,861	110,817	76,051

Operating income (loss)	$(34,631)	$(18,384)	$1,430

(1)

Noble records reimbursements from customers for out-of-pocket expenses as operating revenues and the related direct costs as operating expenses. Changes in the amount of these reimbursables generally do not have a material effect on the Noble Group’s financial position, results of operations or cash flows.

1.1.192.2 Contract Drilling Services Revenues

	Successor				Predecessor
	Three Months Ended 31 March 2022		Period from 6 February through 31 December 2021		Period from 1 January through 5 February 2021
	Floaters	Jackups	Floaters	Jackups	Floaters	Jackups
Contract drilling services revenues	$141.2	$53.8	$56.0	$28.6	$50.1	$24.0
Utilization	71%	63%	83%	53%	86%	58%
Operating Days	729	450	314	342	216	252
Average Day Rates	$213,194	$119,606	$205,242	$83,472	$231,745	$95,212

Total rigs—Beginning	12	8	7	12	7	12
—Acquired	0	0	0	0	0	0
—Disposed	1	0	0	0	0	0

—Ending	11	8	7	12	7	12

Floaters. During the three months ended 31 March 2022, floaters generated revenue of USD 141.2 million with nine contracted rigs. Eight rigs were operational for the full period and the ninth, the Noble Gerry de Souza, was in the shipyard undergoing equipment upgrades for most of the period, followed by mobilization and contract commencement on 23 March 2022. The average floater utilization decreased from the period ended 31 March 2021, which was primarily driven by the two floaters acquired through the Pacific Drilling Merger in April 2021 which remained cold stacked for the full quarter ended 31 March 2022, and the Noble Clyde Boudreaux, which was cold stacked prior to being sold in March 2022. During the three months ended 31 March 2022, the average dayrates increased by 4% from the period ended 31 March 2021. This was driven by increases in rates for the floaters on the CEA with Exxon and the commencement of the Noble Gerry de Souza contract, which includes reimbursement of equipment upgrades and mobilization costs to Suriname. The higher rates have been partially offset by lower average rates on the Noble Globetrotter I, Noble Globetrotter II and Noble Faye Kozak due to higher downtime in the first quarter 2022, and the Noble Stanley Lafosse, which had a lower contracted rate upon acquisition in April 2021 than the average across the Noble fleet. Floater revenue was reduced by USD 14.1 million of non-cash amortization related to customer contract intangibles, which were recognized on the Plan Effective Date.

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During the period from 6 February through 31 March 2021, floater contract drilling services revenues totaled USD 56.0 million. Six of the Noble Group’s seven floaters operated the majority of the period. Floater revenue was reduced by (i) USD 8.5 million of non-cash amortization related to customer contract intangibles, which were recognized on the Plan Effective Date and (ii) the lower amortizations related to deferred revenue that could not be recognized beyond the Plan Effective Date.

Jackups. During the three months ended 31 March 2022, jackups generated revenue of USD 53.8 million with seven of the Noble Group’s eight rigs contracted by the end of the period. Five rigs were operational for the full quarter. The Noble Regina Allen was preparing for operations in the second quarter 2022 and the Noble Sam Hartley commenced preparations for operations in the third quarter 2022. The average jackup utilization for the period ended 31 March 2022 increased from the period ended 31 March 2021 as a result of five of the Noble Group’s eight rigs being operational for the full quarter, as compared to five of the Noble Group’s then-twelve rigs being operational for the full period ended 31 March 2021. In the period ended 31 March 2021, several of the Noble Group’s jackups did not operate the full period due to suspensions and shipyard time. The total jackup fleet was reduced to eight after the sale of four rigs in Saudi Arabia in the fourth quarter of 2021. During the period ended 31 March 2022, average dayrates increased by 43%. The increase was primarily due to the Noble Lloyd Noble, which went back on contract and worked the full period ended 31 March 2022 at a higher rate, and the sale of the rigs in Saudi Arabia, which operated at rates lower than the fleet average.

During the period from 6 February through 31 March 2021, jackup contract drilling services revenues totaled USD 28.6 million. Eleven of the Noble Group’s 12 jackups were contracted of which five operated the entire period. One contracted rig, the Noble Scott Marks, did not operate the entire period as a result of the work suspension which began in May 2020. The other contracted rigs not operating the full period included the Noble Lloyd Noble, which completed its contract in late February 2021 and subsequently moved to the shipyard to prepare for its upcoming work in Norway, and the Noble Roger Lewis, which completed regulatory shipyard maintenance during the period. This was offset by the Noble Sam Turner commencing a new contract in early March 2021.

1 January 2021 to 5 February 2021. During the period from 1 January through 5 February 2021, average dayrates for the Noble Group’s floaters were benefited by a general rise in dayrates in late 2020. Utilization for the Noble Group’s floaters during this period was benefited by the fact the Noble Group had disposed of idled floaters in 2020 and had not yet acquired certain uncontracted rigs in the Pacific Drilling Merger in April 2021. Average dayrates and utilization for the Nobel Group’s jackup fleet during this period were negatively affected by the lingering effects of the COVID-19 pandemic, where five of the 12 jackups the Noble Group began 2021 with were idled, as compared to one of 13 rigs to begin the year 2020.

1.1.192.3 Operating Costs and Expenses

During the three months ended 31 March 2022, contract drilling services costs, which includes the Noble Group’s local administrative and operations support, totaled USD 166.1 million. During the three months ended 31 March 2022, the total contract drilling services costs related to floaters was USD 103.8 million. During the period ended 31 March 2022, costs substantially increased with 12 floaters in the fleet for a majority of the period as compared to seven in the period ended 31 March 2021. The Pacific Drilling Merger in April 2021 added five floaters to the fleet, and the sale of the Noble Clyde Boudreaux had minimal effect on costs as it was cold stacked and sold in late March 2022. The Noble Gerry de Souza was in the shipyard undergoing equipment upgrades for most of the period, prior to mobilizing to Suriname for contract commencement in late March 2022. Two floaters acquired through the Pacific Drilling Merger remained cold stacked for the full quarter.

During the three months ended 31 March 2022, the total contract drilling services cost related to jackups was USD 62.3 million. Higher costs were incurred on the Noble Lloyd Noble related to increased labor costs for operations in Norway, integrated services, precontract and mobilization amortization. Two stacked rigs, the Noble Sam Hartley and Noble Regina Allen, had relatively high costs as they were in various stages of

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preparation for contracts commencing in the second and third quarter 2022. The higher costs were partially offset by the reduction of rigs when four jackups were sold in Saudi Arabia in the fourth quarter of 2021.

During the period from 6 February through 31 March 2021, contract drilling services costs totaled USD 80.0 million. There was a downward effect on operating costs in the period as a result of rigs stacked during the entire period, including the Noble Clyde Boudreaux, Noble Houston Colbert, Noble Hans Deul and Noble Tom Prosser. The period also included lower amortizations for mobilization and pre-contract costs and lower insurance costs due to emergence from Chapter 11. During the period from 1 January through 5 February 2021, contract drilling services costs totaled USD 47.0 million, and there was also a downward effect on operating costs in this period due to the stacking of the previously mentioned rigs for the entire period.

Depreciation and Amortization. Depreciation and amortization totaled USD 25.6 million, USD 14.2 million, and USD 20.6 million during the three months ended 31 March 2022, the period from 6 February through 31 March 2021, and the period from 1 January through 5 February 2021 respectively. Depreciation during the Successor period was impacted by the fair value remeasurement of the Noble Group’s rigs as a result of the implementation of fresh start accounting on the Plan Effective Date and has increased due to the rigs acquired from the Pacific Drilling Merger and offset by the recent sale of four jackups in the fourth quarter of 2021.

General and Administrative Expenses. General and administrative expenses totaled USD 17.5 million, USD 9.5 million, and USD 5.7 million during the three months ended 31 March 2022, the period from 6 February through 31 March 2021, and the period from 1 January through 5 February 2021 respectively.

Merger and Integration Costs. Noble incurred USD 9.5 million of merger and integration costs primarily as a result of the Business Combination Agreement with Maersk Drilling during the three months ended 31 March 2022. Finco incurred USD 0.4 million of merger and integration costs in connection with the Pacific Drilling Merger during the three months ended 31 March 2022. For additional information, see “Note 2—Acquisitions and Divestitures” to the Noble Consolidated Interim Financial Statements.

Gain on Sale of Operating Assets. During the three months ended 31 March 2022, Noble recognized a gain of USD 6.8 million in connection with the sale of the Noble Clyde Boudreaux which was offset by additional costs recognized of USD 2.2 million related to the sale of rigs in Saudi Arabia in 2021. For additional information, see “Note 5—Property and Equipment” to the Noble Consolidated Interim Financial Statements.

Hurricane losses and (recoveries), net. Noble incurred USD 17.2 million of costs during the three months ended 31 March 2022, which primarily related to additional damages as a result of the incident. For additional information about the incident, see “Note 5—Property and Equipment” to the Noble Consolidated Interim Financial Statements.

Other Income and Expenses

Interest Expense. Interest expense totaled USD 7.7 million, USD 6.9 million, and USD 0.2 million during the three months ended 31 March 2022, the period from 6 February through 31 March 2021, and the period from 1 January through 5 February 2021 respectively. The three months ended 31 March 2022 and the Successor period of 2021 included interest expense on the Noble Group’s Second Lien Notes and the successor period of 2021 had interest expense from borrowings under the Noble Revolving Credit Facility. The Predecessor period of 2021 included reduced expenses due to the Bankruptcy Court order of a stay on all interest expense during the pendency of the Chapter 11 Cases. For additional information, see “Note 6—Debt” to the Noble Consolidated Interim Financial Statements.

Income Tax Provision (Benefit). The Noble Group recorded an income tax benefit of USD 5.2 million and USD 7.0 million during the three months ended 31 March 2022 and the period from 6 February through 31 March 2021, respectively, and the Noble Group recorded an income tax expense of USD 3.4 million during period from 1 January through 5 February 2021.

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During the three months ended 31 March 2022, the Noble Group’s tax provision included net tax benefits of USD 3.8 million related to a release of valuation allowance for Guyana deferred tax benefits, USD 0.9 million related to an adjustment to Swiss deferred tax benefits, and USD 1.3 million related primarily to deferred tax adjustments. Such tax benefits were partially offset by tax expenses of USD 0.8 million related to various recurring items.

During the period from 6 February to 31 March 2021, the Noble Group’s tax provision included tax benefits of USD 10.1 million related to US and non-US reserve releases. Such tax benefits were partially offset by tax expenses of USD 3.1 million related to various recurring items.

During the period from 1 January through 5 February 2021, the Noble Group’s income tax provision included a tax benefit of USD 1.7 million related to non-US reserve release and tax expense of USD 2.5 million related to fresh start and reorganization adjustments, and other recurring tax expenses of approximately USD 2.6 million.

Results for the period from 6 February 2021 through 31 December 2021 and the period from 1 January 2021 through 5 February 2021 compared to the year ended 31 December 2020

Net income for the period from 6 February 2021 through 31 December 2021 was USD 102.0 million, or USD 1.51 per diluted share, on operating revenues of USD 770.3 million. Net income for the period from 1 January 2021 through 5 February 2021 was USD 250.2 million, or USD 0.98 per diluted share, on operating revenues of USD 77.5 million, compared to a net loss for the year ended 31 December 2020 of USD 4.0 billion, or USD 15.86 per diluted share, on operating revenues of USD 1.0 billion.

1.1.193   Key Operating Metrics

Operating results for Noble’s contract drilling services segment are dependent on three primary metrics: operating days, dayrates and operating costs. Noble also tracks rig utilization, which is a function of operating days and the number of rigs in its fleet. For more information on operating costs, see 16.6.2 “Contract Drilling Services” below.

The following table presents the average rig utilization, operating days and average dayrates for Noble’s rig fleet for the periods indicated.

	Average Rig Utilization (1)			Operating Days (2)			Average Dayrates (2)
	Successor	Predecessor		Successor	Predecessor		Successor		Predecessor
	Period From 6 February 2021 through 31 December 2021	Period From 1 January 2021 through 5 February 2021	Year Ended 31 December 2020	Period From 6 February 2021 through 31 December 2021	Period From 1 January 2021 through 5 February 2021	Year Ended 31 December 2020	Period From 6 February 2021 through 31 December 2021		Period From 1 January 2021 through 5 February 2021		Year Ended 31 December 2020
Floaters	71%	86%	60%	2,561	216	2,354	USD	208,443	USD	231,745	USD	208,723
Jackups	68%	58%	71%	2,545	252	3,147		88,742		95,212		132,722

Total	70%	68%	66%	5,106	468	5,501	USD	148,780	USD	158,228	USD	165,276

(1)

Utilization is defined for a specific period as the total number of days rigs are operating under contract, divided by the product of the total number of Noble’s rigs, including cold stacked rigs, and the number of calendar days in such period. Information reflects Noble’s policy of reporting on the basis of the number of available rigs in its fleet, excluding newbuild rigs under construction.

(2)

An operating day is defined as a calendar day during which a rig operated under a drilling contract. Noble defines average dayrates as revenue from contract drilling services earned per operating day. Average dayrates have not been adjusted for the non-cash amortization related to favorable customer contract intangibles.

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(3)

Calculations in the above table include the rigs acquired from the Pacific Drilling Merger after the effective date of 15 April 2021. Calculations in the above table exclude the four jackups sold in the fourth quarter of 2021, following the closing of the sale on 5 November 2021.

1.1.194   Contract Drilling Services

The following table presents the operating results for Noble’s contract drilling services segment for the period from 6 February 2021 through 31 December 2021, the period from 1 January 2021 through 5 February 2021 and the year ended 2020 (USD in thousands):

	Successor		Predecessor
	Period from 6 February 2021 through 31 December 2021		Period from 1 January 2021 through 5 February 2021		Year ended 31 December 2020
Operating revenues:
Contract drilling services	USD	708,131	USD	74,051	USD	909,236
Reimbursables and other		62,194		3,430		55,036

	USD	770,325	USD	77,481	USD	964,272

Operating costs and expenses
Contract drilling services	USD	639,442	USD	46,965	USD	567,487
Reimbursables (1)		55,832		2,737		48,188
Depreciation and amortization		89,535		20,622		374,129
General and administrative		62,476		5,727		121,196
Merger and integration costs		24,792		—		—
(Gain) loss on sale of operating assets, net		(185,934)		—		—
Hurricane losses and (recoveries), net		23,350		—		—
Pre-petition charges		—		—		14,409
Loss on impairment		—		—		3,915,408

		709,493		76,051		5,040,817

Operating income (loss)	USD	60,832		USD 1,430	USD	(4,076,545)

(1)

Noble records reimbursements from customers for out-of-pocket expenses as operating revenues and the related direct costs as operating expenses. Changes in the amount of these reimbursables generally do not have a material effect on Noble’s financial position, results of operations or cash flows.

Contract Drilling Services Revenues

	Successor				Predecessor
	Period from 6 February 2021 through 31 December 2021				Period from 1 January 2021 through 5 February 2021				Year ended 31 December 2020
	Floaters		Jackups		Floaters		Jackups		Floaters		Jackups
Contract drilling services revenues	USD	482.3	USD	225.8	USD	50.1	USD	24.0	USD	491.4	USD	417.8
Utilization		71%		68%		86%		58%		60%		71%
Operating Days		2,561		2,545		216		252		2,354		3,147
Average Day Rates	USD	208,443	USD	88,742	USD	231,745	USD	95,212	USD	208,723	USD	132,722

Contracted rigs —Beginning		7		11		7		11		7		13
—Ending		9		6		7		11		7		11

Total rigs—Beginning		7		12		7		12		12		13
—Acquired		7		—		—		—		—		—
—Disposed		(2)		(4)		—		—		(5)		(1)

—Ending		12		8		7		12		7		12

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Floaters. During the period from 6 February 2021 to 31 December 2021, average rig utilization for the fleet was primarily benefited by the disposal of five floaters in November and December 2020 and, to a lesser extent, the lack of suspensions due to the COVID-19 pandemic. The five floaters disposed in 2020 did not operate throughout 2020. In April 2021, Noble acquired seven floaters in the Pacific Drilling Merger and disposed of two acquired cold stacked floaters in June 2021. The prompt disposal of these rigs mitigated downward impact on utilization. Of the five floaters acquired in 2021, one remained under contract the entire period since its acquisition, contributing to operating days at average dayrates similar to certain rigs in Noble’s existing fleet, two contributed operating days a portion of the period at similar or higher dayrates to certain rigs in Noble’s existing fleet, and two remained cold stacked since acquisition. The two acquired cold stacked rigs had a downward effect on average rig utilization. During 2021, four legacy floaters had a modest rise in average dayrates. The higher dayrates on the acquired rigs in 2021 and the rise in dayrates on Noble’s four legacy floaters were partly offset by a lower dayrate on Noble’s semisubmersible rig when it began operations under a new contract during 2021. Contract drilling revenue for the period from 6 February 2021 to 31 December 2021 included USD 91.3 million related to the floaters acquired in the Pacific Drilling Merger, and was reduced by (i) USD 51.5 million of non-cash amortization related to customer contract intangibles which were recognized on the Plan Effective Date, (ii) USD 11.6 million related to the Noble Globetrotter II when it went on a lower force majeure rate in August 2021 until late December 2021 due to damage sustained by Hurricane Ida and (iii) the lack of amortizations related to deferred revenue that could not be recognized on the Plan Effective Date. During the year ended 31 December 2020, fleet utilization and operating days were affected by owning five floaters which did not operate substantially all of the year and a short-term suspension of one floater during the COVID-19 pandemic.

Jackups. Noble began 2020 with each rig in its fleet of 13 jackups contracted. However, during the first half of 2020, primarily as a result of the COVID-19 pandemic, three of the 13 rigs in Noble’s jackup fleet rolled off contracts with few opportunities for renewal, two were placed on temporary suspension during the year, and one was placed on long-term suspension through the remainder of 2020. Three other jackups experienced breaks in contracted operating days. In August 2020, Noble disposed of one jackup. The largest effect on Noble’s average dayrates during 2020 was a reduction in the dayrate on the Noble Lloyd Noble in September 2020, which historically carried a dayrate significantly higher than the average dayrates of Noble’s jackup fleet. Despite the challenges of 2020, Noble ended the year with 11 of its 12 jackups contracted. During the period from 6 February 2021 to 31 December 2021, the average dayrate of Noble’s jackup fleet was negatively impacted further when the Noble Lloyd Noble incurred extended shipyard time of approximately eight months before it returned to operations at end of October 2021. In early November 2021, Noble disposed of four operating jackups in Saudi Arabia. Operating days were reduced by the sale of these rigs while the utilization metric is unaffected. The lingering effects of the COVID-19 pandemic, suspensions and the lack of new contracts at higher rates in Noble’s jackup fleet had negative effects on Noble’s average dayrate in the jackup fleet in the period ended 31 December 2021.

1 January 2021 to 5 February 2021. During the period ended 5 February 2021, average dayrates for Noble’s floaters were benefited by a general rise in dayrates in late 2020. Utilization for Noble’s floaters during this period was benefited by the fact Noble had disposed of idled floaters in 2020 and had not yet acquired certain uncontracted rigs in the Pacific Drilling Merger in April 2021. Average dayrates and utilization for Noble’s jackup fleet during this period were negatively affected by the lingering effects of the COVID-19 pandemic, where five of the 12 jackups Noble began 2021 with were idled, as compared to one of 13 rigs to begin the year 2020.

Operating Costs and Expenses

During the period from 6 February 2021 through 31 December 2021, contract drilling services costs, which includes Noble’s local administrative and operations support, totaled USD 639.4 million. Ten of Noble’s 12 floaters were contracted and operated during the period, four of which were contracted and operated for the full period. Eleven of Noble’s 12 jackups were contracted and operated during the period, one of which was

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contracted and operated for the full period. Operating costs within the period increased due to: (i) the five floaters that were acquired in the Pacific Drilling Merger, (ii) the Noble Hans Duel for contract commencement in early April, including repairs subsequent to contract commencement, and (iii) the Noble Lloyd Noble’s shipyard projects for its contract in Norway, which commenced in late October. Operating costs within the period decreased due to the sale of four jackups operating in Saudi Arabia in November 2021.

During the period from 1 January 2021 through 5 February 2021, contract drilling services costs totaled USD 47.0 million. Reduced operating costs in the period was a result of rigs stacked during the entire period including the Noble Clyde Boudreaux, Noble Houston Colbert, Noble Hans Deul and Noble Tom Prosser.

During the year ended 31 December 2020, contract drilling services costs totaled USD 567.5 million. Operating costs for this period included costs related to 15 rigs which were contracted and operating the majority of the period. In addition, the period also included costs related to the jackup Noble Joe Beall sold in the first quarter of 2020 and five floaters that were stacked and ultimately retired and sold in the fourth quarter of 2020, including the Noble Bully I, Noble Bully II, Noble Danny Adkins, Noble Jim Day, and Noble Paul Romano. The Noble Tom Prosser and Noble Tom Madden were placed on special standby rates during this period due to the effects of the COVID-19 pandemic. The Noble Hans Duel and Noble Houston Colbert were warm stacked for the majority of the period, contributing to a reduction in costs.

Depreciation and Amortization. Depreciation and amortization totaled USD 89.5 million, USD 20.6 million, USD 374.1 million during the period from 6 February 2021 through 31 December 2021, the period from 1 January 2021 through 5 February 2021 and the year ended 31 December 2020, respectively. Depreciation during 6 February 2021 through 31 December 2021 was impacted by the fair value remeasurement of Noble’s rigs as a result of the implementation of fresh start accounting on the Plan Effective Date and has increased due to the rigs acquired from the Pacific Drilling Merger. Depreciation during the year ended 31 December 2020 declined due to impairments of assets recognized during the first quarter of 2020.

Loss on Impairments. Noble recorded a loss on impairment of USD 3.9 billion for the year ended 31 December 2020. Noble impaired the carrying value to estimated fair value for seven floaters and nine jackups and certain capital spare equipment during 2020. For additional information, see Part II, Item 8, “Financial Statements and Supplementary Data, Note 7—Loss on Impairment” to the Noble 2021 Form 10-K incorporated in this Exemption Document by reference.

General and Administrative Expenses. General and administrative expenses totaled USD 62.5 million, USD 5.7 million and USD 121.2 million during the period from 6 February 2021 through 31 December 2021, the period from 1 January 2021 through 5 February 2021 and the year ended 31 December 2020, respectively. The year ended 31 December 2020 included USD 54.0 million of charges related to litigation that has been settled.

Pre-Petition Charges. Noble incurred USD 14.4 million of pre-petition charges during the year ended 31 December 2020. These costs relate to attorneys’ and financial advisors’ fees and other professional fees incurred in connection with the Chapter 11 Cases, prior to the Petition Date.

Merger and Integration Costs. Noble incurred USD 24.8 million of merger and integration costs in connection with the Pacific Drilling Merger and proposed Business Combination with Maersk Drilling during the period from 6 February 2021 through 31 December 2021. Finco incurred USD 8.3 million of merger and integration costs in connection with the Pacific Drilling Merger during the period from 6 February 2021 through 31 December 2021. For additional information, see Part II, Item 8 “Financial Statements and Supplementary Data, Note 4—Acquisitions and Divestitures” to the Noble 2021 Form 10-K incorporated in this Exemption Document by reference.

Gain on Sale of Operating Assets, Net. Noble recorded a gain of USD 185.9 million resulting from the sale of rigs to ADES during the period from 6 February 2021 through 31 December 2021. Finco recorded a gain of USD 187.5 million resulting from the sale of rigs to ADES during the period from 6 February 2021 through

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31 December 2021. The closing of the sale occurred in November 2021, and Noble recognized a gain, net of transaction costs, in the fourth quarter of 2021 associated with the disposal of these assets. Transaction costs included broker fees, statutory termination benefits and professional fees. For additional information, see Part II, Item 8 “Financial Statements and Supplementary Data, Note 4—Acquisitions and Divestitures” to the Noble 2021 Form 10-K incorporated in this Exemption Document by reference.

Hurricane Losses and Recoveries, Net. Noble incurred USD 30.9 million of costs and received recoveries of USD 7.5 million from its insurance in connection to damages sustained from Hurricane Ida during the period from 6 February 2021 through 31 December 2021. Noble has incurred USD 25.2 million in charges related to equipment recovery efforts and damage assessment, and a write-off of assets of USD 5.4 million as a result of the damage assessment. For additional information, see Part II, Item 8 “Financial Statements and Supplementary Data, Note 6—Property and Equipment” to the Noble 2021 Form 10-K incorporated in this Exemption Document by reference.

1.1.195   Other Income and Expenses

Reorganization Items, Net. Noble incurred a net gain of USD 252.1 million for reorganization items during the period from 1 January 2021 through 5 February 2021. Finco incurred a net gain of USD 195.4 million for reorganization items during the period from 1 January 2021 through 5 February 2021. The gain was primarily the result of gains on the settlement of Liabilities subject to compromise exceeding other net reorganization charges and net charges related to fresh start accounting. Noble incurred net charges of USD 23.9 million for reorganization items during the year ended 31 December 2020. Finco incurred net charges of USD 50.8 million for reorganization items during the year ended 31 December 2020. These costs relate to attorneys’ and financial advisors’ fees, write-off of deferred financing costs and debt discounts, revisions of estimated claims, adjustments to legal contingencies and other professional fees incurred in connection with the Chapter 11 Cases.

Interest Expense. Interest expense totaled USD 31.7 million, USD 0.2 million and USD 164.7 million during the period from 6 February 2021 through 31 December 2021, the period from 1 January 2021 through 5 February 2021 and the year ended 31 December 2020, respectively. The Predecessor period of 2021 and 2020 included reduced expenses due to the Bankruptcy Court order of a stay on all interest expense during the pendency of the Chapter 11 Cases. The Successor period of 2021 includes interest expense on Noble’s newly issued Second Lien Notes as well as borrowings under the Noble Revolving Credit Facility, slightly offset by capitalized interest of USD 1.7 million. For additional information, see Part II, Item 8, “Financial Statements and Supplementary Data”, Note 8—Debt to the Noble 2021 Form 10-K incorporated in this Exemption Document by reference.

Gain on Bargain Purchase. Noble recognized a USD 62.3 million gain on the bargain purchase of Pacific Drilling during the period from 6 February 2021 through 31 December 2021. For additional information, see Part II, Item 8 “Financial Statements and Supplementary Data, Note 4—Acquisitions and Divestitures” to the Noble 2021 Form 10-K incorporated in this Exemption Document by reference.

Income Tax Provision (Benefit). Noble recorded an income tax expense of USD 0.4 million and USD 3.4 million, and an income tax benefit of USD 260.4 million during the period from 6 February 2021 through 31 December 2021, the period from 1 January 2021 through 5 February 2021 and the year ended 31 December 2020, respectively.

During the period from 6 February 2021 to 31 December 2021, Noble’s tax provision included tax benefits of USD 24.2 million related to US and non-US reserve releases, USD 12.6 million related to a US tax refund, USD 22.8 million related to deferred tax assets previously not recognized, USD 1.9 million related to recognition of a non-US refund claim and USD 1.2 million related primarily to deferred tax adjustments. Such tax benefits were offset by tax expenses of USD 21.2 million related to various recurring items primarily comprised of Guyana withholding tax on gross revenue and USD 42.0 million related to non-US tax reserves.

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During the period ended on 5 February 2021, Noble’s income tax provision included a tax benefit of USD 1.7 million related to non-US reserve release and tax expense of USD 2.5 million related to fresh start and reorganization adjustments, and other recurring tax expenses of approximately USD 2.6 million.

During the year ended 31 December 2020, Noble’s tax benefit included the tax effect from asset impairments of USD 99.7 million, the tax impact of the application of the CARES Act of USD 39 million, a non-US reserve release due to a statute expiration of USD 4.6 million, a reduction of US tax reserves of USD 111.9 million, and the tax benefits of an internal restructuring net of resulting adjustment to the valuation allowance of USD 17.9 million and other recurring tax benefits of approximately USD 47.3 million. These tax benefits were partially offset by a 2019 US return-to-provision adjustment and resulting adjustment to the valuation allowance of USD 21.2 million, an increase in UK valuation allowance of USD 31.1 million, and an increase in non-US tax reserves of USD 7.8 million.

Results for the year ended 31 December 2020 compared to the year ended 31 December 2019

Net loss from continuing operations attributable to Noble for the year ended 31 December 2020 was USD 4.0 billion, or USD 15.86 per diluted share, on operating revenues of USD 1.0 billion, compared to a net loss from continuing operations for the year ended 31 December 2019 of USD 696.8 million, or USD 2.79 per diluted share, on operating revenues of USD 1.3 billion.

1.1.196   Key Operating Metrics

Operating results for Noble’s contract drilling services segment are dependent on three primary metrics: operating days, dayrates and operating costs. Noble also tracks rig utilization, which is a function of operating days and the number of rigs in its fleet. For more information on operating costs, see 16.7.2 “Contract Drilling Services” below.

The following table presents the average rig utilization, operating days and average dayrates for Noble’s rig fleet for the periods indicated:

	Average Rig Utilization (1)		Operating Days (2)		Average Dayrates (USD) (2)
	31 December 2020	31 December 2019	31 December 2020	31 December 2019	31 December 2020	31 December 2019
Floaters	71%	93%	3,147	4,054	132,722	128,002
Jackups	60%	62%	2,354	2,729	208,723	266,442
Total	66%	78%	5,501	6,783	165,276	183,706

(1)

Noble defines utilization for a specific period as the total number of days rigs are operating under contract, divided by the product of the total number of Noble’s rigs, including cold stacked rigs, and the number of calendar days in such period. Information reflects Noble’s policy of reporting on the basis of the number of available rigs in its fleet, excluding newbuild rigs under construction.

(2)

An operating day is defined as a calendar day during which a rig operated under a drilling contract. Noble defines average dayrates as revenue from contract drilling services earned per operating day. Operating days include standby days which typically have a lower dayrate.

(3)

Includes the impact of the Noble Bully II contract buyout during the year ended 31 December 2019. Exclusive of this item, the average dayrate for the year ended 31 December 2019 would have been USD 205,304 for floaters and USD 159,106 for total rigs.

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1.1.197   Contract Drilling Services

The following table presents the operating results for Noble’s contract drilling services segment for the years ended 31 December 2020 and 2019 (dollars in thousands):

	Year ended 31 December
	2020	2019
Operating revenues:
Contract drilling services	USD 909,236	USD 1,246,058
Reimbursables and other(1)	55,036	59,380

	USD 964,272	USD 1,305,438

Operating costs and expenses
Contract drilling services	USD 567,487	USD 698,343
Reimbursables (1)	48,188	49,061
Depreciation and amortization	374,129	440,221
General and administrative	121,196	168,792
Loss on impairment	3,915,408	615,294

	5,026,408	1,971,711

Operating loss	USD(4,062,136)	USD (666,273)

(1)

Noble records reimbursements from customers for out-of-pocket expenses as operating revenues and the related direct costs as operating expenses. Changes in the amount of these reimbursables generally do not have a material effect on Noble’s financial position, results of operations or cash flows.

Operating Revenues. The USD 336.8 million decrease in contract drilling services revenues for the year ended 31 December 2020 as compared to the same period of 2019 was composed of a USD 330.1 million decrease due to a decreased number of operating days and a USD 6.7 million decrease from lower dayrates. The revenue decrease was due to decreases in both floater fleet revenues and jackup fleet revenues of USD 235.8 million and USD 101.0 million, respectively.

The USD 235.8 million revenue decrease in Noble’s floater fleet for the year ended 31 December 2020 is attributable to a USD 276.0 million decrease mainly due to fewer operating days on two rigs, the Noble Bully II, which completed its contract in late 2019, and the Noble Clyde Boudreaux, which completed its contract in the middle of 2020. These decreases were partially offset by an increase of USD 30.4 million primarily due to the Noble Sam Croft returning to service following its reactivation near the end of the three months ended 31 March 2019 and the Noble Don Taylor, which had time between contracts in 2019 related to contract preparation. Floater fleet revenue was also impacted by a decline in dayrates of USD 32.2 million as the legacy contract for the Noble Don Taylor and the legacy assignment for the Noble Globetrotter I were completed in early 2019. These revenue reductions were partially offset by a USD 42.0 million increase in revenues associated with an increase in dayrates on various other rigs, including a USD 17.1 million increase in revenue on the Noble Sam Croft as a result of starting a new contract at a higher dayrate in 2020.

The USD 101.0 million revenue decrease in Noble’s jackup fleet for the year ended 31 December 2020 is attributable to a USD 118.5 million decrease due to fewer operating days on the Noble Regina Allen mainly due to the rig relocating to Trinidad & Tobago from Canada to start a new contract, the Noble Sam Hartley which had downtime in between contracts in 2020 during which it was warm-stacked, the Noble Scott Marks contract being suspended in May 2020 for a period of up to 12 months, the Noble Houston Colbert which was warm-stacked for five months in 2019 as compared to eight months in 2020, the Noble Joe Beall which completed its final contract in early 2020 and was subsequently sold later in 2020, and the Noble Sam Turner and the Noble Hans Deul which were warm-stacked in early 2020 after their contract completions. This decrease was partially offset by an increase in revenue of USD 34.0 million primarily due to increased operating days on the Noble Tom Prosser, as

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well as the Noble Johnny Whitstine and the Noble Joe Knight being placed into service in 2019. Adjusting for the effect of operating days on the average dayrates, there was also a net decrease of revenue of USD 16.5 million due to a decline in dayrates across the jackup fleet.

Operating Costs and Expenses. Contract drilling services costs decreased USD 130.9 million for the year ended 31 December 2020 as compared to the same period of 2019. The primary cost decreases were due to: (i) a USD 52.5 million decrease due to rigs that had fewer operating days or were idled, (ii) a USD 37.3 million decrease across Noble’s active fleet in 2020 compared to 2019 mainly due to reductions in repair and maintenance activity, transportation costs and personnel-related expenses, (iii) a USD 35.6 million decrease due to the retirement of the Noble Bully I, Noble Bully II, Noble Danny Adkins, Noble Joe Beall, Noble Jim Day and Noble Paul Romano during 2020 and (iv) a USD 23.4 million decrease in overhead across Noble’s fleet from lower personnel-related expenses in 2020 compared to 2019. These decreases were partially offset by: (i) a USD 9.9 million increase in expenses due to the Noble Joe Knight commencing operations in September 2019. Due to the effects of the ongoing COVID-19 pandemic, Noble experienced a USD 9.8 million increase primarily in labor expenses across its fleet in 2020.

Depreciation and amortization decreased USD 66.1 million for the year ended 31 December 2020 as compared to the same period of 2019. The decline was due to the effect of rig impairments recorded during 2019 and 2020.

Loss on Impairments. Noble recorded a loss on impairment of USD 3.9 billion for the year ended 31 December 2020 as compared to a loss on impairment of USD 615.3 million for the same period of 2019. Noble impaired the carrying value to estimated fair value for seven floaters and nine jackups and certain capital spare equipment during 2020 and two floaters and certain capital spare equipment during 2019. Noble impaired the carrying value to estimated fair value for the Noble Bully II during 2019, of which USD 265.0 million was attributable to Noble’s former joint venture partner. For additional information, see Part II, Item 8, “Financial Statements and Supplementary Data, Note 6— Loss on Impairment” to the Noble 2020 Form 10-K incorporated in this Exemption Document by reference.

1.1.198   Other Income and Expenses

General and Administrative Expenses. General and administrative expenses decreased USD 47.6 million during the year ended 31 December 2020 as compared to the same period of 2019, primarily as a result of a reduction to Noble’s ongoing litigation charge of USD 53.5 million, partially offset by an increase in Finco’s litigation charge of USD 7.5 million.

Pre-Petition Charges. Noble incurred USD 14.4 million of pre-petition charges during the year ended 31 December 2020 as compared to no charges for the same period of 2019. These costs relate to attorneys’ and financial advisors’ fees and other professional fees incurred in connection with the Chapter 11 Cases, prior to the Petition Date.

Reorganization Items, Net. Noble incurred net charges of USD 23.9 million for reorganization items during the year ended 31 December 2020 as compared to no charges for the same period of 2019. Finco incurred net charges of USD 50.8 million for reorganization items during the year ended 31 December 2020 as compared to no charges for the same period of 2019. These costs relate to attorneys’ and financial advisors’ fees, write-off of deferred financing costs and debt discounts, revisions of estimated claims, adjustments to legal contingencies and other professional fees incurred in connection with the Chapter 11 Cases.

Interest Expense. Interest expense decreased USD 114.8 million during the year ended 31 December 2020 as compared to the same period of 2019. This decrease was primarily due to the Bankruptcy Court ordering a stay on all interest expense starting on the Petition Date; therefore, Noble did not incur any interest expense after 31 July 2020 and the retirement of Noble’s 2015 Credit Facility in December 2019. For additional information, see Part II, Item 8, “Financial Statements and Supplementary Data”, Note 7—Debt to the Noble 2020 Form 10-K incorporated in this Exemption Document by reference.

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Income Tax Benefit: Noble’s income tax benefit increased by USD 221.9 million for the year ended 31 December 2020 as compared to the same period of 2019.

Significant items included in the income tax benefit in the same period of 2019 are as follows:

Tax benefits related to the following:

release of reserves related to the closure of the 2010-2011 US tax audit of USD 33.7 million; and

reversal of UK valuation allowance of USD 19.2 million.

Tax expense related to an internal restructuring of USD 36.8 million.

Significant items included in the income tax benefit in the current period of 2020 are as follows:

Tax benefits related to the following:

gross benefit of USD 192.4 million related to the impairment of rigs and certain capital spares partially offset by a corresponding increase in valuation allowance of USD 92.7 million;

the application of the CARES Act of USD 39.0 million;

release of reserves related to the closure of the 2012-2017 US tax audit of USD 111.9 million; and

tax impact of an internal restructuring net of resulting adjustment to the valuation allowance of USD 17.9 million.

Tax expenses related to the following:

a 2019 US return-to-provision adjustment and resulting adjustment to the valuation allowance of USD 21.2 million;

an increase in UK valuation allowance of USD 31.1 million; and

an increase in non-US tax reserves of USD 7.8 million.

Excluding the tax impact of the significant items as outlined above and other immaterial items, Noble’s income tax benefit increased by USD 25.0 million. This increase is primarily a result of an increase in US taxable losses partially offset by non-US recurring tax expense.

Liquidity and Capital Resources

As a result of the financial restructuring through the Chapter 11 Cases, Noble emerged with a new USD 675.0 million Noble Revolving Credit Facility and USD 216.0 million of Second Lien Notes. At emergence, Legacy Noble’s ordinary shares were cancelled and Noble Shares were issued to Legacy Noble’s former bondholders. Certain former bondholders and former equity holders of Legacy Noble were also issued warrants to purchase shares of Noble.

1.1.199   Post-emergence Debt

1.1.199.1 Senior Secured Revolving Credit Facility

On the Plan Effective Date, Finco and Noble International Finance Company (“NIFCO”) entered into a senior secured revolving credit agreement (the “Noble Revolving Credit Agreement”) providing for a USD 675.0 million senior secured revolving credit facility (with a USD 67.5 million sublimit for the issuance of letters of credit thereunder) (the “Noble Revolving Credit Facility”) and cancelled all debt that existed immediately prior to the Plan Effective Date. The Noble Revolving Credit Facility matures on 31 July 2025. Subject to the satisfaction of certain conditions, Finco may from time to time designate one or more of Finco’s other wholly-

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owned subsidiaries as additional borrowers under the Noble Revolving Credit Agreement (collectively with Finco and NIFCO, the “Borrowers”). As of the Plan Effective Date, USD 177.5 million of loans were outstanding, and USD 8.8 million of letters of credit were issued, under the Noble Revolving Credit Facility. As of 31 March 2022, Noble had no loans outstanding and USD 13.5 million of letters of credit issued under the Noble Revolving Credit Facility and an additional USD 6.3 million in letters of credit and surety bonds issued under bilateral arrangements.

All obligations of the Borrowers under the Noble Revolving Credit Agreement, certain cash management obligations and certain swap obligations are unconditionally guaranteed, on a joint and several basis, by Finco and certain of its direct and indirect subsidiaries (collectively with the Borrowers, the “Credit Parties”), including a guarantee by each Borrower of the obligations of each other Borrower under the Noble Revolving Credit Agreement. All such obligations, including the guarantees of the Noble Revolving Credit Facility, are secured by senior priority liens on substantially all assets of, and the equity interests in, each Credit Party, subject to certain exceptions and limitations described in the Noble Revolving Credit Agreement. Neither Pacific Drilling Company LLC nor any of its current subsidiaries is a subsidiary guarantor of the Noble Revolving Credit Facility, and none of their assets secure the Noble Revolving Credit Facility. In addition, none of the Maersk Drilling assets will secure the Noble Revolving Credit Facility upon the closing of the Business Combination.

The loans outstanding under the Noble Revolving Credit Facility bear interest at a rate per annum equal to the applicable margin plus, at Finco’s option, either: (i) the reserve-adjusted LIBOR or (ii) a base rate, determined as the greatest of (x) the prime loan rate as published in the Wall Street Journal, (y) the federal funds effective rate plus 1/2 of 1%, and (z) the reserve-adjusted one-month LIBOR plus 1%. The applicable margin is initially 4.75% per annum for LIBOR loans and 3.75% per annum for base rate loans and will be increased by 50 basis points after 31 July 2024, and may be increased by an additional 50 basis points under certain conditions described in the Noble Revolving Credit Agreement.

The Borrowers are required to pay customary quarterly commitment fees and letter of credit and fronting fees.

Availability of borrowings under the Noble Revolving Credit Agreement is subject to the satisfaction of certain conditions, including restrictions on borrowings if, after giving effect to any such borrowings and the application of the proceeds thereof, (i) the aggregate amount of Available Cash (as defined in the Noble Revolving Credit Agreement) would exceed USD 100.0 million, (ii) the Consolidated First Lien Net Leverage Ratio (as defined in the Noble Revolving Credit Agreement) would be greater than 5.50 to 1.00 and the aggregate principal amount outstanding under the Noble Revolving Credit Facility would exceed USD 610.0 million, or (iii) the Asset Coverage Ratio (as described below) would be less than 2.00 to 1.00.

Mandatory prepayments and, under certain circumstances, commitment reductions are required under the Noble Revolving Credit Facility in connection with (i) certain asset sales, asset swaps and events of loss (subject to reinvestment rights if no event of default exists) and (ii) certain debt issuances. Available Cash in excess of USD 150.0 million is also required to be applied periodically to prepay loans (without a commitment reduction). The loans under the Noble Revolving Credit Facility may be voluntarily prepaid, and the commitments thereunder voluntarily terminated or reduced, by the Borrowers at any time without premium or penalty, other than customary breakage costs.

The Noble Revolving Credit Agreement obligates Finco and its restricted subsidiaries to comply with the following financial maintenance covenants:

as of 31 December 2021, Adjusted EBITDA (as defined in the Noble Revolving Credit Agreement) is not permitted to be lower than USD 25.0 million for the four fiscal quarter periods ending on 31 December 2021;

as of the last day of each fiscal quarter ending on or after 31 March 2022, the ratio of Adjusted EBITDA to Cash Interest Expense (as defined in the Noble Revolving Credit Agreement) is not permitted to be less than (i) 2.00 to 1.00 for each four fiscal quarter period ending on or after 31 March 2022 until 30 June 2024, and (ii) 2.25 to 1.00 for each four fiscal quarter period ending thereafter; and

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for each fiscal quarter ending on or after 30 June 2021, the ratio of (i) Asset Coverage Aggregate Rig Value (as defined in the Noble Revolving Credit Agreement) to (ii) the aggregate principal amount of loans and letters of credit outstanding under the Noble Revolving Credit Facility (the “Asset Coverage Ratio”) as of the last day of any such fiscal quarter is not permitted to be less than 2.00 to 1.00.

The Noble Revolving Credit Facility contains affirmative and negative covenants, representations and warranties and events of default that Noble considers customary for facilities of this type.

1.1.199.2   Second Lien Notes Indenture

On the Plan Effective Date, pursuant to the Backstop Commitment Agreement and in accordance with the Plan, Noble and Finco consummated the Rights Offering of Second Lien Notes and associated Ordinary Shares at an aggregate subscription price of USD 200.0 million.

An aggregate principal amount of USD 216.0 million of Second Lien Notes was issued in the Rights Offering, which includes the aggregate subscription price of USD 200.0 million plus a backstop fee of USD 16.0 million which was paid in kind. The Second Lien Notes mature on 15 February 2028. The Second Lien Notes are fully and unconditionally guaranteed, jointly and severally, on a senior secured second-priority basis, by the direct and indirect subsidiaries of Finco that are Credit Parties under the Noble Revolving Credit Facility. Neither Pacific Drilling nor any of its current subsidiaries is a subsidiary guarantor of the Second Lien Notes, and none of their assets secure the Second Lien Notes. In addition, none of the Maersk Drilling assets will secure the Second Lien Notes upon the closing of the Business Combination.

The Second Lien Notes and such guarantees are secured by senior priority liens on the assets subject to liens securing the Noble Revolving Credit Facility, including the equity interests in Finco and each guarantor of the Second Lien Notes, all of the rigs owned by Noble as of the Plan Effective Date or acquired thereafter, certain assets related thereto, and substantially all other assets of Finco and such guarantors, in each case, subject to certain exceptions and limitations. Such collateral does not include any assets of or equity interests in Pacific Drilling or any of its current subsidiaries.

During the three months ended 31 March 2022, there were no changes in the outstanding principal amount under the Second Lien Notes. Interest on the Second Lien Notes accrues, at Finco’s option, at a rate of: (i) 11% per annum, payable in cash; (ii) 13% per annum, with 50% of such interest to be payable in cash and 50% of such interest to be payable by issuing additional Second Lien Notes (“PIK Notes”); or (iii) 15% per annum, with the entirety of such interest to be payable by issuing PIK Notes. Finco shall pay interest semi-annually in arrears on 15 February and 15 August of each year, commencing 15 August 2021. For accrual purposes, Noble has assumed that it will make the next interest payment in cash and has accrued at a rate of 11%; however, the actual interest election will be made no later than the record date for such interest payment.

On or after 15 February 2024, Finco may redeem all or part of the Second Lien Notes at fixed redemption prices (expressed as percentages of the principal amount), plus accrued and unpaid interest, if any, to, but excluding, the redemption date. Finco may also redeem the Second Lien Notes, in whole or in part, at any time and from time to time on or before 14 February 2024 at a redemption price equal to 106% of the principal amount plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date, plus a “make-whole” premium. Notwithstanding the foregoing, if a Change of Control (as defined in the Second Lien Notes Indenture) occurs prior to (but not including) 15 February 2024, then, within 120 days of such Change of Control, Finco may elect to purchase all remaining outstanding Second Lien Notes at a redemption price equal to 106% of the principal amount, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date.

The Second Lien Notes contain covenants and events of default that Noble considers customary for notes of this type.

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1.1.200   Sources and Uses of Cash

Noble’s principal sources of capital in the three months ended 31 March 2022 were cash generated from operating activities and funding from the Noble Revolving Credit Facility and Second Lien Notes. Cash on hand during the three months ended 31 March 2022 was primarily used for the following:

normal recurring operating expenses;

fees and expenses related to merger & integration costs; and

capital expenditures.

Noble’s principal sources of capital in 2021 were cash generated from operating activities and funding from the Noble Revolving Credit Facility and Second Lien Notes. Cash on hand during 2021 was primarily used for the following:

normal recurring operating expenses;

fees and expenses related to the Chapter 11 Cases; and

capital expenditures.

Noble’s currently anticipated cash flow needs, both in the short-term and long-term, may include the following:

normal recurring operating expenses;

planned and discretionary capital expenditures;

repurchase, redemptions, or repayments of debt and interest;

fees and expenses related to merger & integration costs; and

certain contractual cash obligations and commitments.

Noble may, from time to time, redeem, repurchase or otherwise acquire its outstanding Second Lien Notes through open market purchases, tender offers or pursuant to the terms of such securities.

Noble currently expects to fund its cash flow needs with cash generated by its operations, cash on hand, proceeds from sales of assets, or borrowings under the Noble Revolving Credit Facility and Noble believes this will provide sufficient ability to fund its cash flow needs over the next 12 months. Subject to market conditions and other factors, Noble may also issue equity or long-term debt securities to fund the cash flow needs and for other purposes.

1.1.200.1 Operating Activities

Net cash used by operating activities was USD 51.8 million for the three months ended 31 March 2022, net cash provided by operating activities was USD 18.2 million during the period from 6 February through 31 March 2021, and net cash used in operating activities was USD 45.4 million for the period from 1 January through 5 February 2021. The three months ended 31 March 2022 and the Predecessor had a cash outflow from operating assets and liabilities, while the period from 6 February through 31 March 2021 benefited from a cash inflow from operating assets and liabilities. The Noble Group had working capital of USD 183.9 million at 31 March 2022 and USD 207.3 million at 31 December 2021.

Net cash provided by operating activities was USD 51.6 million during the period from 6 February 2021 through 31 December 2021, net cash used in operating activities was USD 45.4 million for the period from 1 January 2021 through 5 February 2021 and net cash provided by operating activities was USD 273.2 million for the year ended 31 December 2020. The Successor and prior year Predecessor periods benefited from a cash inflow from operating assets and liabilities, while the Predecessor had a cash outflow from operating assets and liabilities. Noble had working capital of USD 207.3 million at 31 December 2021 and USD 383.9 million at 31 December 2020.

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1.1.200.2 Investing Activities

Net cash used in investing activities was USD 32.8 million, USD 15.1 million and USD 14.4 million for the three months ended 31 March 2022, the period from 6 February through 31 March 2021 and the period from 1 January through 5 February 2021, respectively. The three months ended 31 March 2022 includes the managed pressure drilling upgrade on the Noble Gerry de Souza offset against proceeds from the sale of the Noble Clyde Boudreaux. The Predecessor and Successor periods of 2021 include shipyard work on the Noble Lloyd Noble and the managed pressure drilling upgrade on the Noble Don Taylor and Noble Tom Madden.

Net cash provided by investing activities was USD 207.9 million during the period from 6 February 2021 through 31 December 2021 and net cash used in investing activities was USD 14.4 million during the period from 1 January 2021 through 5 February 2021 and USD 121.5 million during the year ended 31 December 2020. The Successor period includes proceeds from the sale of the Noble Roger Lewis, Noble Scott Marks, Noble Joe Knight, and Noble Johnny Whitstine to ADES in November 2021, cash acquired from the Pacific Drilling Merger and proceeds from the sale of the Pacific Bora and Pacific Mistral in late June 2021. The Predecessor and Successor periods include shipyard work on the Noble Lloyd Noble and the managed pressure drilling upgrade on the Noble Don Taylor and Noble Tom Madden. The year ended 31 December 2020 also included proceeds from the sale of six rigs.

1.1.200.3 Financing Activities

Net cash used in financing activities was USD 4.8 million, zero and USD 191.2 million for the three months ended 31 March 2022, the period from 6 February through 31 March 2022 and the period from 1 January through 5 February 2021, respectively. The Predecessor period included the repayment of Legacy Noble’s 2017 Credit Facility, issuances of the Second Lien Notes and borrowings on the Revolving Credit Facility.

Net cash used in financing activities was USD 176.8 million during the period from 6 February 2021 through 31 December 2021 and USD 191.2 million during the period from 1 January 2021 through 5 February 2021 and net cash provided by financing activities was USD 107.4 million for the year ended 31 December 2020. The 2021 Predecessor period included the repayment of the 2017 Credit Facility, issuances of the Second Lien Notes and borrowings on the Noble Revolving Credit Facility. The Successor period includes net repayments on the Noble Revolving Credit Facility, resulting in no loans outstanding under the facility as of 31 December 2021. The year ended 31 December 2020 included net borrowings on the 2017 Credit Facility and the early repayment of the 2018 Seller Loan and the 2019 Seller Loan. See Part II, Item 8, “Financial Statements and Supplementary Data, Note 8—Debt.” to the Noble 2021 Form 10-K incorporated in this Exemption Document by reference.

At 31 March 2022, Noble had a total contract drilling services backlog of approximately USD 1.2 billion, which includes a commitment of 68% of available days for 2022. For additional information regarding Noble’s backlog, see 16.4 “Contract Drilling Services Backlog.”

1.1.201   Capital Expenditures

Capital expenditures totaled USD 44.8 million for the three months ended 31 March 2022 and consisted of the following:

USD 18.1 million for sustaining capital;

USD 14.1 million in major projects, including subsea and other related projects; and

USD 12.6 million for rebillable capital and contract modifications.

Capital expenditures totaled USD 159.9 million, USD 10.3 million, USD 148.2 million and USD 306.4 million during the period from 6 February 2021 through 31 December 2021, the period from 1 January 2021 through 5 February 2021 and the years ended 31 December 2020 and 2019, respectively. Capital expenditures during the period from 6 February 2021 through 31 December 2021 consisted of the following:

USD 65.0 million for sustaining capital;

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USD 70.1 million in major projects, including subsea and other related projects;

USD 2.0 million for capitalized interest; and

USD 22.8 million for rebillable capital and contract modifications.

Capital expenditures during the period from 1 January 2021 through 5 February 2021 consisted of the following:

USD 1.5 million for sustaining capital;

USD 2.1 million in major projects, including subsea and other related projects; and

USD 6.7 million for rebillable capital and contract modifications.

Noble’s total capital expenditure estimate for the year ending 31 December 2022 is expected to range between USD 165 million and USD 180 million, of which approximately USD 80 million to USD 90 million is currently anticipated to be spent for sustaining capital, and approximately USD 20 million is anticipated to be reimbursed by Noble’s customers. Noble’s current capital expenditure estimates are not inclusive of any potential merger capital outlay.

From time to time Noble considers possible projects that would require expenditures that are not included in Noble’s capital budget, and such unbudgeted expenditures could be significant. In addition, while liquidity and preservation of capital remains Noble’s top priority, it will continue to evaluate acquisitions of drilling units from time to time.

1.1.202   Share Capital

Pursuant to the Noble Articles of Association, the share capital of Noble is USD 6,000 divided into 500,000,000 ordinary shares of a par value of USD 0.00001 each and 100,000,000 shares of a par value of USD 0.00001, each of such class or classes having the rights as the Noble Board of Directors may determine from time to time.

In accordance with the Plan, all agreements, instruments and other documents evidencing, relating to or otherwise connected with any of Legacy Noble’s equity interests outstanding prior to the Plan Effective Date, including all equity-based awards, were cancelled and all such equity interests have no further force or effect after the Plan Effective Date. Pursuant to the Plan, the holders of Legacy Noble’s ordinary shares, par value USD 0.01 per share, outstanding prior to the Plan Effective Date received their pro rata share of the Tranche 3 Warrants to acquire Noble Shares.

The payment of future dividends will depend on Noble’s results of operations, financial condition, cash requirements, future business prospects, contractual and indenture restrictions and other factors deemed relevant by the Noble Board of Directors; however, at this time, Noble does not expect to pay any dividends in the foreseeable future.

1.1.203   Summary of Contractual Cash Obligations and Commitments

At 31 December 2021 and 31 March 2022 Noble had USD 75.0 million of long-term tax reserves for uncertain tax positions, including interest and penalties, which are included in “Other liabilities” due to the difficulty in making reasonably reliable estimates of the timing of cash settlements to taxing authorities. See Part II, Item 8, “Financial Statements and Supplementary Data”, Note 13—Income Taxes to the Noble 2021 Form 10-K incorporated in this Exemption Document by reference.

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At 31 December 2021 and 31 March 2022, no long-term debt will be due in the next twelve months and USD 216.0 million will be due subsequent to 2028. See Part II, Item 8, “Financial Statements and Supplementary Data”, Note 8—Debt to the Noble 2021 Form 10-K incorporated in this Exemption Document by reference.

At 31 December 2021, USD 12.2 million of pension obligations will be due in the next twelve months and the remainder of USD 128.2 million will be due subsequent to 2022. See Part II, Item 8, “Financial Statements and Supplementary Data”, Note 14—Employee Benefit Plans to the Noble 2021 Form 10-K incorporated in this Exemption Document by reference.

For a description of Noble’s operating lease obligations, refer to Part II, Item 8, “Financial Statements and Supplementary Data”, Note 12—Leases to the Noble 2021 Form 10-K incorporated in this Exemption Document by reference.

Noble had other commitments that it is contractually obligated to fulfill with cash if the obligations are called. These obligations include letters of credit that guarantee Noble’s performance as it relates to Noble’s drilling contracts, tax and other obligations in various jurisdictions. These letters of credit obligations are not normally called, as Noble typically complies with the underlying performance requirement. At 31 December 2021 and 31 March 2022, USD 9.4 million and USD 14.1 million letters of credit and commercial commitments will be due in the next twelve months and the remainder of USD 5.7 million (as at both period ends) will be due subsequent to 2022.

Guarantees of Registered Securities

Finco has issued the Second Lien Notes due 2028. The Second Lien Notes are fully and unconditionally guaranteed, jointly and severally, on a senior secured second-priority basis, by the direct and indirect subsidiaries of Finco that are Credit Parties under the Noble Revolving Credit Facility (the “Guarantors”). The guarantees are unconditional, irrevocable, joint and several senior obligations of each Guarantor and rank equally in right of payment with all future senior indebtedness of such Guarantor and effectively senior to all of such Guarantor’s unsecured senior indebtedness.

The Second Lien Notes and such guarantees are secured by second priority liens on the collateral securing the obligations under the Noble Revolving Credit Facility, including, among other things, (i) a pledge of the equity interests in Finco, (ii) pledges of the equity interests in the Guarantors and (iii) a lien on substantially all of the assets of Finco and the Guarantors (including the equity interests in substantially all of the other direct subsidiaries of Finco and the Guarantors), in each case, subject to certain exceptions and limitations (collectively, the “Collateral”). The Collateral also includes mortgages on certain rigs owned by the Guarantors. Neither Pacific Drilling nor any of its current subsidiaries is a subsidiary guarantor of the Noble Revolving Credit Facility or the Second Lien Notes. The Collateral does not include any assets of, or equity interests in, Pacific Drilling or any of its current subsidiaries. In addition, none of the Maersk Drilling assets will secure the Noble Revolving Credit Facility or the Second Lien Notes upon the closing of the Business Combination, and the Collateral does not include any assets of Maersk Drilling.

1.1.204   Second Lien Note Guarantees

The guarantees by the Guarantors are unconditional, irrevocable, joint and several senior obligations of each Guarantor and rank equally in right of payment with all future senior indebtedness of such Guarantor and effectively senior to all of such Guarantor’s unsecured senior indebtedness. The guarantees rank senior in right of payment to any existing and future subordinated obligations of such Guarantor and are effectively junior to any obligations of such Guarantor that are secured by senior liens on the Collateral or secured by assets which do not constitute Collateral. Under the indenture governing the Second Lien Notes, a Guarantor may be released and relieved of its obligations under its guarantee under certain circumstances, including: (1) upon Finco’s exercise of legal defeasance in accordance with the relevant provisions of the indenture governing the Second Lien Notes,

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(2) in the event of any sale or other disposition of all of the capital stock of any Guarantor in compliance with the provisions of the indenture governing the Second Lien Notes, (3) upon the dissolution or liquidation of a Guarantor, (3) with the requisite consent of the noteholders, (4) if such Guarantor is properly designated as an unrestricted subsidiary in accordance with the indenture governing the Second Lien Notes, (5) upon the release or discharge of the Guarantor’s obligations under its guarantee or (6) with respect to certain future immaterial guarantors, upon a written notice from Finco to the trustee for the Second Lien Notes.

Finco is a holding company with no significant operations or material assets other than the direct and indirect equity interests it holds in the Guarantors and other non-guarantor subsidiaries. Finco conducts its operations primarily through its subsidiaries. As a result, its ability to pay principal and interest on the Second Lien Notes is dependent on the cash flow generated by its subsidiaries and their ability to make such cash available to Finco by dividend or otherwise. The Guarantors’ earnings will depend on their financial and operating performance, which will be affected by general economic, industry, financial, competitive, operating, legislative, regulatory and other factors beyond Finco’s control. Any payments of dividends, distributions, loans or advances to Finco by the Guarantors could also be subject to restrictions on dividends under applicable local law in the jurisdictions in which the Guarantors operate. In the event that Finco does not receive distributions from the Guarantors, or to the extent that the earnings from, or other available assets of, the Guarantors are insufficient, Finco may be unable to make payments on the Second Lien Notes.

1.1.205   Pledged Securities of Affiliates

Pursuant to the terms of the Second Lien Notes collateral documents, the collateral agent under the indenture governing the Second Lien Notes may pursue remedies, or pursue foreclosure proceedings on the Collateral (including the equity of the Guarantors and other direct subsidiaries of Finco and the Guarantors), following an event of default under the indenture governing the Second Lien Notes. The collateral agent’s ability to exercise such remedies is limited by the intercreditor agreement for so long as any priority lien debt is outstanding.

The pledged equity of the Guarantors constitutes substantially all of the securities of Noble’s affiliates which have been pledged to secure the obligations under the Second Lien Notes. The value of the pledged equity is subject to fluctuations based on factors that include, among other things, general economic conditions and the ability to realize on the collateral as part of a going concern and in an orderly fashion to available and willing buyers and not under distressed circumstances. There is no trading market for the pledged equity interests.

Under the terms of the documents governing the Second Lien Notes (the “Second Lien Notes Documents”), Finco and the Guarantors will be entitled to the release of the Collateral from the liens securing the Second Lien Notes under one or more circumstances, including (1) to the extent required by or pursuant to the terms of the Second Lien Notes Documents; (2) to the extent that proceeds continue to constitute Collateral, in the event that Collateral is sold, transferred, disbursed or otherwise disposed of to third parties; or (3) as otherwise provided in the Second Lien Notes Documents, including the release of the priority lien on such Collateral. Upon the release of any subsidiary from its guarantee, if any, in accordance with the terms of the indenture governing the Second Lien Notes, the lien on any pledged equity interests issued by such Guarantor and on any assets of such Guarantor will automatically terminate.

1.1.206   Guarantor Summarized Financial Information

The summarized financial information below reflects the combined accounts of the Guarantors and the non-consolidated accounts of Finco (collectively, the “Obligors”), for the dates and periods indicated. The financial information is presented on a combined basis and intercompany balances and transactions between entities in the Obligor group have been eliminated.

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Summarized Balance Sheet Information:

	Successor				Predecessor
	31 March 2022		31 December 2021		31 December 2020
Current assets	USD	879,173	USD	333,127	USD	461,587
Amounts due from non-guarantor subsidiaries, current		5,218,166		5,150,694		5,552,158
Noncurrent assets		1,223,887		1,214,111		3,590,865
Amounts due from non-guarantor subsidiaries, noncurrent		646,778		646,778		1,045,237
Current liabilities		187,811		189,177		159,601
Amounts due from non-guarantor subsidiaries, current		5,895,323		5,254,540		5,532,634
Noncurrent liabilities		297,752		281,218		120,033
Amounts due from non-guarantor subsidiaries, noncurrent		407,111		168,873		480,460

Summarized Statement of Operations Information:

	Successor(1) Obligors				Predecessor(2) Obligors
	Three months ended 31 March 2022		Period from 6 February 2021 through 31 December 2021		Period from 1 January 2021 through 5 February 2021		Year ended 31 December 2020
Operating revenues	USD	197,982	USD	615,432	USD	70,584	USD	895,295
Operating costs and expenses		199,921		480,367		63,255		4,320,475
Income (loss) from continuing operations before income taxes		(62,933)		111,251		(2,303,528)		(3,414,898)
Net income (loss)		(57,728)		99,011		(2,318,932)		(3,468,407)

(1)

Includes operating revenue of USD 3.8 million, operating costs and expenses of USD 5.6 million and other expense of USD 19.3 million attributable to transactions with non-guarantor subsidiaries for the three months ended 31 March 2022. Includes operating revenue of USD 31.3 million, operating costs and expenses of USD 17.1 million and other expense of USD 26.3 million attributable to transactions with non-guarantor subsidiaries for the period from 6 February 2021 through 31 December 2021.

(2)

Includes operating revenue of USD 3.8 million, operating costs and expenses of USD 1.1 million and other expense of USD (1.2) million attributable to transactions with non-guarantor subsidiaries for the period from 1 January 2021 through 5 February 2021. Includes operating revenue of USD 88.2 million, operating costs and expenses of USD 23.7 million and other expense of USD 3.3 million attributable to transactions with non-guarantor subsidiaries for the year ended 31 December 2020.

Environmental Matters

Noble is subject to numerous international, federal, state and local laws and regulations relating to the protection of the environment and of human health and safety. For a discussion of the most significant of these laws and regulations, see Section 12.9 “Governmental Regulations and Environmental Matters.”

Continuing political and social attention to the issue of global climate change has resulted in a broad range of proposed or promulgated laws focusing on greenhouse gas reduction. These proposed or promulgated laws apply or could apply in countries where Noble has interests or may have interests in the future. Laws in this field continue to evolve, and while it is not possible to accurately estimate either a timetable for implementation or Noble’s future compliance costs relating to implementation, such laws, if enacted, could have a material impact on Noble’s results of operations and financial condition. Climate change could also increase the frequency and

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severity of adverse weather conditions, including hurricanes, typhoons, cyclones, winter storms and rough seas. If such effects were to occur, they could have an adverse impact on the Noble Group’s operations. For a discussion of climate change, see Section 12.9 “Governmental Regulations and Environmental Matters—Climate Change.”

In addition, increasing social attention to environmental, social and governance (“ESG”) matters and climate change has resulted in demands for action related to climate change and energy rebalancing matters, such as promoting the use of substitutes to fossil fuel products, encouraging the divestment of fossil fuel equities, and pressuring lenders and other financial services companies to limit or curtail activities with fossil fuel companies. Initiatives to incentivize a shift away from fossil fuels could reduce demand for hydrocarbons, thereby reducing demand for Noble’s services and causing a material adverse effect on Noble’s earnings, cash flows and financial condition.

Critical Accounting Estimates

Noble prepares its consolidated financial statements in accordance with U.S. GAAP, which require Noble to make estimates that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures of contingent assets and liabilities. Noble bases its estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results may differ from Noble’s estimates and assumptions and any such differences could be material to Noble’s consolidated financial statements. The following accounting policies involve critical accounting estimates because they are particularly dependent on estimates and assumptions made by Noble about matters that are inherently uncertain.

1.1.207   Impairment

Noble evaluates its property and equipment and intangible assets for impairment whenever there are changes in facts that suggest that the value of the asset is not recoverable. An impairment loss is recognized when and to the extent that an asset’s carrying value exceeds its estimated fair value. To the extent actual results do not meet estimated assumptions for a given rig, piece of equipment or intangible customer contract, Noble may take an impairment loss in the future. In determining the fair value of the assets, Noble makes significant assumptions and estimates regarding future market conditions. Typical assumptions used in Noble’s estimate include current market conditions, timing of future contract awards and expected operating dayrates, operating costs, utilization rates, discount rates, capital expenditures, market values, weighting of market values, reactivation costs, estimated economic useful lives and marketability of a unit.

During the years ended 31 December 2020 and 2019, Noble recognized non-cash, before-tax impairment charges of USD 3.9 billion and USD 615.3 million, respectively, related to certain rigs and related capital spares. These impairments were driven by factors such as customer suspensions of drilling programs, contract cancellations, a further reduction in the number of new contract opportunities, capital spare equipment obsolescence, and Noble’s belief that a drilling unit is no longer marketable and is unlikely to return to service.

Impairment assessment inherently involves management judgments as to assumptions about expected future cash flows and the impact of market conditions on those assumptions. Due to the many variables inherent in this estimation, differences in assumptions may have a material effect on the results of Noble’s impairment analysis.

1.1.208   Income Taxes

Noble estimates income taxes and files tax returns in each of the taxing jurisdictions in which Noble operates and is required to file a tax return. At the end of each year, an estimate for income taxes is recorded in the financial statements. Tax returns are generally filed in the subsequent year. A reconciliation of the estimate to the final tax return is done at that time, which will result in changes to the original estimate. Noble believes that its tax return positions are appropriately supported, but tax authorities can challenge certain of its tax positions.

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Noble currently operates, and has in the past operated, in a number of countries throughout the world and its tax returns filed in those jurisdictions are subject to review and examination by tax authorities within those jurisdictions. Noble recognizes uncertain tax positions that it believes have a greater than 50 percent likelihood of being sustained upon challenge by a tax authority. Noble cannot predict or provide assurance as to the ultimate outcome of any existing or future assessments. A change in judgment related to the expected ultimate resolution of uncertain tax positions will be recognized in earnings in the quarter of such change. Noble believes that its reserve for uncertain tax positions, including related interest and penalties, is adequate. At 31 March 2022, Noble’s reserves for uncertain tax positions totaled USD 76.6 million. As of 31 December 2021, Noble had USD 75.0 million of long-term tax reserves for unrecognized tax benefits, including interest and penalties, which are included in “Other liabilities”. The amounts ultimately paid upon resolution of audits could be materially different from the amounts previously included in Noble’s income tax expense and, therefore, could have a material impact on its tax provision, net income and cash flows.

Noble’s gross deferred tax asset balance at year-end reflects the application of its income tax accounting policies and is based on management’s estimates, judgments and assumptions regarding realizability. If it is more likely than not that a portion of the deferred tax assets will not be realized in a future period, the deferred tax assets will be reduced by a valuation allowance based on management’s estimates. In evaluating its ability to recover its deferred tax assets, in full or in part, Noble considers all available positive and negative evidence, including its past operating results, and its forecast of future earnings, future taxable income and prudent and feasible tax planning strategies. The assumptions utilized in determining future taxable income require significant judgment. Although Noble believes its assumptions, judgments and estimates are reasonable, changes in tax laws or Noble’s interpretation of tax laws and the resolution of any tax audits could have a material impact on Noble’s consolidated financial statements.

1.1.209   Insurance Reserves

Noble maintains various levels of self-insured retention for certain losses including property damage, loss of hire, employment practices liability, employers’ liability and general liability, among others. Noble accrues for property damage and loss of hire charges on a per event basis.

Employment practices liability claims are accrued based on actual claims during the year. Maritime employer’s liability claims are generally estimated using actuarial determinations. General liability claims are estimated by Noble’s internal claims department by evaluating the facts and circumstances of each claim (including incurred but not reported claims) and making estimates based upon historical experience with similar claims. The amount of Noble’s loss reserves for personal injury and protection claims is based on an analysis performed by a third-party actuary which uses Noble’s historical loss patterns and trends as well as industry data to estimate the unpaid loss and allocated loss adjustment expense. Claim severity experienced in each year, ranging from minor incidents to permanent disability or injuries requiring extensive medical care, is a key driver of the variability around Noble’s reserve estimates. These estimates are further subject to uncertainty because the ultimate disposition of claims incurred is subject to the outcome of events which have not yet transpired. Accordingly, Noble may be required to increase or decrease its reserve levels.

1.1.210   Pension Plans

Accounting for employee benefit plans involves numerous assumptions and estimates. Discount rate and expected return on plan assets are two critical assumptions in measuring the cost and benefit obligation of Noble’s pension plans, which it evaluates when the plans are re-measured. Other assumptions include the healthcare cost trend rate and employee demographic factors such as retirement patterns, mortality, turnover and rate of compensation increase.

The discount rate enables Noble to state expected future cash payments for benefits as a present value on the measurement date. A lower discount rate increases the present value of benefit obligations and increases pension expense. The discount rates used to calculate the net present value of future benefit obligations for Noble’s US

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plans is based on the average of current rates earned on long-term bonds that receive a Moody’s rating of “Aa” or better. Noble has determined that the timing and amount of expected cash outflows on its plans reasonably match this index. For Noble’s non-US plan, the discount rate used to calculate the net present value of future benefit obligations is determined by using a yield curve of high quality bond portfolios with an average maturity approximating that of the liabilities. A one percentage point decrease in the assumed discount rate would increase total pension expense for 2022 by approximately USD 1.3 million and would increase the projected benefit obligation at 31 December 2021 by approximately USD 51.8 million. A one percentage point increase in the assumed discount rate would increase total pension expense and decrease the projected benefit obligation by approximately USD 0.7 million and USD 41.1 million, respectively.

To determine the expected long-term rate of return on the plan assets, Noble considers the current level of expected returns on risk free investments (primarily government bonds), the historical level of risk premium associated with the other asset classes in which the portfolio is invested and the expectations for future returns of each asset class. The expected return for each asset class was then weighted based on the target asset allocation to develop the expected long-term rate of return on assets for the portfolio.

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OPERATING AND FINANCIAL REVIEW OF THE MAERSK DRILLING GROUP

The following is a discussion of the Maersk Drilling Group’s financial condition and results of operations as at and for the years ended 31 December 2021, 2020 and 2019. The financial information contained in the following text and tables is taken or derived from the Maersk Drilling Audited Consolidated Financial Statements which were prepared by Maersk Drilling in accordance with IFRS and audited by the Maersk Drilling Group’s independent auditors, PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab.

The Maersk Drilling Shareholders should read the following operating and financial review of the Maersk Drilling Group on a combined basis in conjunction with the sections entitled 5 “Presentation of Financial Information” as well as the Maersk Drilling Audited Consolidated Financial Statements and the related notes as incorporated by reference into this Exemption Document. This discussion may contain forward-looking statements, which are subject to risks and uncertainties, including, but not limited to, certain risks described in the 1 “Risk Factors” section of this Exemption Document. Actual results could differ materially from those expressed or implied in any forward-looking statements. See the section entitled 2.6 “Cautionary Statement Regarding Forward-Looking Statements” in this Exemption Document.

Executive Overview

The Maersk Drilling Group was established in 1972 as part of the Maersk Group and is incorporated in Denmark with its headquarters located in Lyngby, Denmark. The Maersk Drilling Group is a leading player in the offshore contract drilling industry providing offshore drilling services to E&P Companies in support of their (upstream) exploration and development activities. The value proposition of the Maersk Drilling Group revolves around a leading sustainability ambition, the delivery of safe, efficient, and reliable drilling services, primarily in harsh and deepwater environments; its business model is built upon multiple mutually-reinforcing components summarized as advanced technology, operational excellence, and customer-centricity. This has been developed over decades of working towards a vision of driving improved offshore well economics for customers.

As of 31 December 2021, the Maersk Drilling Group’s fleet comprised 19 rigs in two different operating segments (each segment is reported separately):

North Sea Jack-up rigs. Of the 11 jack-up rigs, the Maersk Drilling Group operated: (i) five ultra harsh environment jack-up drilling rigs—two were operating and three were preparing for contracts in the North Sea; (ii) five harsh environment jack-up rigs, of which two were operating in the UK part of the North Sea, one was operating in the Norwegian part of the North Sea, one was operating in the Dutch part of the North Sea and one was stacked in Denmark; and (iii) one premium jack-up rig which was operating in Brunei.

International Floaters. Of the eight floaters, the Maersk Drilling Group operated: (i) four drillships, of which two were operating offshore West Africa in Ghana and Namibia; one was operating in Surinam and one in Malaysia; and (ii) four semi-submersible rigs, of which two were operating in the Guyana-Surinam basin, one was operating in Australia and one was warm stacked in the Caspian Sea.

The benign jack-up rigs Maersk Completer (which was sold on 7 January 2020) and Maersk Convincer are not included in either segment and are reported under unallocated activities based on their different nature and limited materiality. On 20 April 2022, Maersk Drilling announced that Maersk Drilling had entered into an agreement with ADES to sell the benign environment jack-up rig Maersk Convincer for USD 42.5 million in an all-cash transaction. Closing of the transaction is expected to take place no later than 15 September 2022.

For the year ended 31 December 2021, jack-up rigs accounted for approximately 52% of total Maersk Drilling Group revenue and floaters accounted for 46% of total Maersk Drilling Group revenue (2% of total Maersk Drilling Group revenue was unallocated for the period). For the year ended 31 December 2020, jack-up rigs accounted for approximately     % of total Maersk Drilling Group revenue and floaters accounted for     % of total Maersk Drilling Group revenue (3% of total Maersk Drilling Group revenue was unallocated for the period).

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For the year ended 31 December 2019, jack-up rigs accounted for approximately 6% of total Maersk Drilling Group revenue and floaters accounted for 32% of total Maersk Drilling Group revenue (3% of total Maersk Drilling Group revenue was unallocated for the period).

Factors Affecting Results of Operations

The primary factors that have affected the Maersk Drilling Group’s results of operations during the years ended 31 December 2021, 2020 and 2019 and that can be expected to affect the Maersk Drilling Group’s results of operations in the future, are: (i) day rates and utilisation; (ii) cost base; (iii) valuation of the fleet; (iv) customers’ exploration and production (“E&P”) spending including expiration and/or termination of existing contracts; and (v) currency.

1.1.211	Day Rates and Utilisation

The main driver of revenue for oil and natural gas drilling service providers, such as the Maersk Drilling Group, is the ability of such providers to maximise both the day rates paid by customers and the utilisation of the rigs and other equipment.

Day rates are generally linked to specific markets and types of oil field and can fluctuate widely, depending on the market where the equipment is operating. Operating day rates generally differ from customer to customer and from market to market. For the year ended 31 December 2021, the Maersk Drilling Group’s operating day rates for its North Sea jack-up segment averaged USD 231 thousand (USD 208 thousand in 2020 and USD 193 thousand in 2019, respectively). For the year ended 31 December 2021, the Maersk Drilling Group’s operating day rates for its international floaters segment averaged USD 242 thousand (USD 239 thousand in 2020 and USD 220 thousand in 2019, respectively). The general trend across both operating segments of the Maersk Drilling Group has been increasing operating day rates for the period since 2019 where the last legacy contracts from the very tight offshore drilling market in the period 2012-2014 came to an end. Since then Maersk Drilling has seen a market being challenged, especially in 2020 with declines in demand for offshore drilling rigs due to COVID-19 and the oil price collapse and peers emerging from Chapter 11 bankruptcy protection with rationalized fleets and balance sheets, followed then by a rapid broad-based recovery in 2021 caused by increasing oil prices and lower supply of rigs.

Utilisation for the North Sea jack-up segment decreased from 88% for the year ended 31 December 2019 to 62% for the year ended 31 December 2020 primarily as a result of an increase in idle days. For the year ended 31 December 2021 the utilisation increased to 68% primarily supported by the increase in demand from the recovered oil price and the reduced supply of jack-ups from increased fleet rationalization. Utilisation for the international floaters segment increased from 65% for the year ended 31 December 2019 to 66% for the year ended 31 December 2020 and to 83% for the year ended 31 December 2021, also caused by an increase in demand for deepwater units from the higher oil price combined with a reduced supply from fleet rationalizations.

1.1.212	Cost Base

Variables for the Maersk Drilling Group’s cost base include staff costs, including offshore crew and catering, and other external costs such as repair and maintenance, catering, and administrative costs. Staff costs include compensations for employee services, pensions, and other social contributions. Compensation is paid to or on behalf of employees in exchange for active services. Compensation includes wages and salaries, overtime payment, bonuses, compensated absence (for example, lieu days, holiday, maternity leave and sick leave), and non-monetary benefits, such as company car and medical care. Other costs include, amongst other items, overhead, facility, insurance and rentals.

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The table below sets forth a breakdown of the principal cost line items for the years ended 31 December 2021, 2020 and 2019:

	Year ended
	2021	2020	2019
	(in USD millions)
Operating costs	836	725	710
Innovation	5	6	10
Sales, general and administrative costs	80	76	87

Total costs	921	807	807

Staff costs
Wages and salaries	369	330	362
Severance payments	3	26	4
Share based remuneration	4	2	2
Pension costs	26	30	33
Other social security costs	6	11	6

Total staff costs	408	399	407

1.1.213	Valuation of the fleet

The Maersk Drilling Group has one of the industry’s youngest and most advanced fleets comprising of 11 jack-up rigs and eight floaters. Rigs are geographically located worldwide and supported by the Maersk Drilling Group’s corporate structure with foreign subsidiaries and local branches, enabling the Maersk Drilling Group to service customers globally. Fleet locations and operations include West Africa, South East Asia, Australia, the Caspian Sea, the UK and Dutch continental shelf and the Norwegian part of the North Sea, where the Maersk Drilling Group is a market leader with six ultra harsh environment jack-up rigs able to operate in the Norwegian market and four harsh environment jack-up rigs able to work in Danish, UK and Dutch parts of the North Sea. The Maersk Drilling Group’s floaters are equipped with cutting edge dynamic positioning systems to accommodate fixed operations at depths of up to 3,500 metres during severe weather conditions with waves of up to 36 feet and wind speeds of up to 85 feet per second.

The Maersk Drilling Group has, like its competitors, been impacted by the 2020 simultaneous demand and supply shock. Measures to contain the spread of COVID-19 have led to an unprecedented decline in demand for oil and gas during 2020. The decline in oil prices has driven reductions in spending budgets by upstream oil and gas companies and consequently many exploration and development projects were postponed, offshore rig tenders were cancelled, and existing drilling contracts were suspended or terminated – resulting in reduced demand for offshore drilling rigs. Based on the challenging market conditions, the Maersk Drilling Group recognised impairment losses on its fleet, which in aggregate for the two segments (North Sea jack-up and international floaters) amounted to USD 1,580 million for the year ended 31 December 2020 and USD 34 million for the year ended 31 December 2019 relating to a write down on the jack-up rig Maersk Completer in connection with an agreement to sell the rig for USD 38 million. Of the USD 1,580 million impairment losses for the year ended 31 December 2020, USD 734 million related to jack-up rigs and USD 846 million related to floaters (2019: USD 34 million related to jack-up rigs and USD 0 related to floaters). For the year ended 31 December 2021 an impairment reversal of USD 11 million was recognized in connection with the sale of Mærsk Gallant. The impairment losses have lowered the carrying amount of jack-up rigs and floaters and thereby prospectively resulted in lower depreciations.

1.1.214	Customers’ E&P spending including expiration and/or termination of existing contracts

The Maersk Drilling Group is exposed to its customers’ E&P spending.

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For the year ended 31 December 2021 revenue from three international oil companies individually amounted to more than 10% of the Maersk Drilling Group’s revenue and represented 57% of the Maersk Drilling Group’s revenue. These three international oil companies accounted for approximately USD 293 million, USD 281 million, and USD 145 million, respectively, and approximately 25%, 100% and 100%, respectively, of these revenues were in the North Sea jack-up segment, with the remaining in the international floaters segment.

For the year ended 31 December 2020, revenue from four international oil companies individually amounted to more than 10% of the Maersk Drilling Group’s revenue and represented, in aggregate, 69% of the Maersk Drilling Group’s revenue. These four international oil companies accounted for approximately USD 299 million, USD 169 million, USD 164 million and USD 121 million respectively in revenue. Two of these international oil companies were in the North Sea jack-up segment, and the remaining two were in the international floaters segment.

For the year ended 31 December 2019, revenue from four international oil companies individually amounted to more than 10% of the Maersk Drilling Group’s revenue and represented, in aggregate, 71% of the Maersk Drilling Group’s revenue. These four international oil companies accounted for approximately USD 418 million, USD 171 million, USD 162 million and USD 117 million, respectively. Two of these international oil companies were in the North Sea jack-up segment, and the remaining two were in the international floaters segment.

The Maersk Drilling Group’s contracts typically contain provisions permitting early termination. For example fixed-term contracts generally contain a termination provision such that a contract may terminate if drilling operations are suspended for extended periods as a result of force majeure events. Contracts also typically provide for automatic early termination option if the rig is lost or destroyed or, on occasion, termination at the convenience (without cause) of the customer. In the event of early termination (without cause) at the convenience of the customer, most contracts require the customer to pay an early termination fee. Such early termination payments may not fully compensate the Maersk Drilling Group for the full revenue loss of the contract and could result in the drilling rig becoming idle for an extended period of time.

Following the commencement of the COVID-19 pandemic in early 2020, a total of nine contracts were either terminated, suspended or postponed by the oil companies. The lost backlog following the terminations was approximately USD 0.2 billion and the estimated net effects on EBITDA before special items following the received termination fees were approximately USD 0.1 billion. This was mainly attributable to the termination of the Maersk Venturer operating for Tullow Oil offshore Ghana, with a lost backlog of approximately USD 160 million and a termination fee of only three months’ operating dayrate. The Maersk Drilling Group’s customers may be entitled to pay a waiting, or standby, rate lower than the full operational day rate if a drilling rig is unavailable to be fully operational for the customer. In addition, if a drilling rig is taken out of service for maintenance and repair for a period of time exceeding the scheduled maintenance periods set forth in the drilling contract, the Maersk Drilling Group may not be entitled to payment of day rates until the rig is able to work. If the interruption of operations were to exceed a determined period, the Maersk Drilling Group’s customers may have the right to pay a rate that is significantly lower than the waiting rate for a period of time or may terminate the drilling contracts related to the subject rig.

As set out in the Maersk Drilling Group’s current fleet overview, see 13.5.1 “Drilling Fleet”, the Maersk Drilling Group currently has three rigs warm-stacked and zero rigs cold-stacked. Decisions regarding warm stacking versus cold stacking are assessed on a case-by-case basis. Currently, all of the Maersk Drilling Group’s three stacked rigs are warm-stacked in order to improve the potential of market re-entry as well as minimise total costs over the cycle. See 1.5.3 “The offshore drilling industry in which the Noble Group and the Maersk Drilling Group operate is and may continue to be adversely affected by an oversupply of available rigs.”

1.1.214.1 Currency

The Maersk Drilling Group’s financials are presented in U.S. dollars. Accordingly, fluctuations in the U.S. dollar exchange rate against other relevant currencies may affect the Maersk Drilling Group’s financial figures.

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All material customer contracts are denominated in U.S. dollars, but are payable to the Maersk Drilling Group in a predetermined currency mix agreed upon with the customer. The currency mix specified in the customer contract states a percentage of the amounts due from the customer that are payable in U.S. dollars, and the remaining percentage is payable in local currency. The currency mix is structured to match the estimated local expenses as a type of natural hedge against local currency fluctuations. See 1.4.24 “The Maersk Drilling Group’s results are affected by fluctuations in foreign exchange rates”.

The currency of the Maersk Drilling Group’s operating expenditure is generally determined by contracts related to the operating expenses. Some contracts are denominated and payable in local currency. Others, such as vendors for maintenance, major capital expenditure contracts and insurance, are generally denominated in U.S. dollars and typically state what share of the value of the contract is payable in U.S. dollars and what share is payable in local currency. Crew salaries are paid in a mix of currencies with employees each having a set currency for payments, including euros, pounds sterling, U.S. dollars, Australian dollars, Norwegian kroner and Danish kroner. In addition, the majority of the Maersk Drilling Group’s debt interest payments are denominated and payable in U.S. dollars.

The Maersk Drilling Group operates worldwide and in this respect has operations in countries where the access to repatriating surplus cash can be challenging. In these countries, Management makes judgements as to how these transactions and balance sheet items are recognised in the financial statement. Judgement is based on the possibilities to repatriate cash. Cash kept in countries with limited access to repatriating surplus cash is subject to currency risks.

In order to manage foreign exchange rate exposure related to costs incurred in local currency, the Maersk Drilling Group has implemented a long-term hedging strategy, whereby costs associated with its head office in Denmark are hedged with financial transactions while in other jurisdictions the hedging strategy is to secure that customer contracts include an element of the contract value in the local currency of the relevant jurisdiction to match the local costs.

The Maersk Drilling Group experienced a net foreign exchange gain of USD 3 million in 2021, a net foreign exchange loss of USD 4 million in 2020 and net foreign exchange gain of USD 13 million in 2019 as a result of exchange rate developments primarily on working capital balances.

Current trading and recent developments

Topco has been informed by Maersk Drilling that as at the date of this Exemption Document, there have been no significant changes to the Maersk Drilling Group’s financial condition and financial performance since 31 December 2021.

Topco has been informed by Maersk Drilling that as at the date of this Exemption Document, there have been no significant changes having an impact on the operations and principal activities of the Maersk Drilling Group since 31 December 2021.

Contract Drilling Services Backlog

The Maersk Drilling Group maintains a backlog of commitments for contract drilling services. Its backlog reflects the revenue expected to be realized from future contract commitments for the rig fleet. Backlog is calculated by multiplying contract rates by the contract period, excluding any optional extension periods.

Despite challenging market conditions, Maersk Drilling managed to secure 35 new contracts and contract extensions during 2021 adding more than USD 2 billion to the contract backlog. During 2020 Maersk Drilling secured 19 new contracts and contract extensions, adding USD 469 million (2019: USD 828 million) to the contract backlog.

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As of 31 December 2021, revenue backlog amounted to USD 1.9 billion (31 December 2020: USD 1.3 billion; 31 December 2019: USD 2.1 billion). This number includes USD 1 billion for estimated revenue under the renewal of the frame agreement with Aker BP. During 2021, Maersk Drilling completed the divestment of Mærsk Inspirer and as a result of the transaction, Maersk Drilling’s contract backlog was reduced by USD 420 million:

Supported by the continued strong recovery of the oil and gas prices and based on bilateral customer dialogues, Maersk Drilling expects the demand pipeline in its key markets to further build up again in 2022 and 2023, partly due to projects originally scheduled for execution in 2020 and 2021 being postponed to 2022 and 2023.

As of 31 December 2021, the composition by customer of revenue backlog is as follows:

Aker BP	57%
Tullow	18%
Inpex	8%
Shell	5%
Others	12%

The amount of actual revenues earned and the actual periods during which revenues are earned may be materially different than the backlog amounts and backlog periods presented in the table above due to various factors, including, but not limited to, the impact of the COVID-19 pandemic and related mitigation efforts on the demand for oil, current oversupply of oil, shipyard and maintenance projects, unplanned downtime, achievement of bonuses, weather conditions, reduced standby or mobilization rates and other factors that may result in applicable dayrates lower than the full contractual operating dayrate. In addition, amounts included in the backlog may change because drilling contracts may be varied or modified by mutual consent or customers may exercise early termination rights contained in some of the Maersk Drilling Group’s drilling contracts. As a result, the Maersk Drilling Group’s backlog as of any particular date may not be indicative of its actual operating results for the periods for which the backlog is calculated.

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Key Operating Metrics

	2021	2020	2019
	USD million (except where otherwise indicated)
North Sea Jack-up rigs:
Revenue	656	608	800
Non-current assets(1)	1,601	1,831	2,663
No. of rigs at year end	10	13	13
Utilization	68%	62%	88%
Average day rates (USD thousands)	231	208	193
Financial uptime	99.3%	99.8%	99.6%
International Floaters:
Revenue	583	460	395
Non-current assets	1,143	1,162	1,998
No. of rigs at year end	8	8	8
Utilization	83%	66%	65%
Average day rates (USD thousands)	242	239	220
Financial uptime	95.8%	97.9%	97.1%

(1)	Comprises intangible assets and property, plant and equipment.

Utilization is defined as the total number of days rigs are operating under contract, divided by the product of the total number of rigs, including cold/warm stacked rigs, and the number of calendar days in such period. Financial uptime is defined as the ratio of hours that can be invoiced for as a percentage of total hours in the period under contract with the customer.

Comparison of Result of Operations for the Years Ended 31 December 2021 and 31 December 2020

Consolidated Income Statement

	2021	2020
	USD million (except whether otherwise indicated)
Revenue	1,267	1,096
Costs of sales (exclusive of depreciation and amortisation shown separately below)	(921)	(807)
Special items	(21)	(42)
Depreciation and amortisation	(213)	(286)
Impairment reversals (losses), net	11	(1,580)
Gain/(loss) on sale of non-current assets	256	(2)
Share of results in joint ventures	(1)	(1)

Profit/loss before financial items	378	(1,622)

Financial income	14	15

Financial expenses	(75)	(87)

Profit/loss before tax	317	(1,694)

Tax	(26)	41

Profit/loss for the year	291	(1,653)

Earnings in USD per share of DKK 10 for the year	7.0	(39.9)
Diluted earnings in USD per share of DKK 10 for the year	7.0	(39.9)

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1.1.215	Revenue

	2021				2020
	North Sea Jack-ups	International Floaters	Other	Total	North Sea Jack-ups	International Floaters	Other	Total
	USD million
Composition of revenue
Day rate revenue	522	453	25	1,000	533	385	23	941
Other revenues	134	130	3	267	75	75	5	155

Total	656	583	28	1,267	608	460	28	1,096

Type of revenue
Services component	363	431	22	816	293	334	25	662
Lease component	293	152	6	451	315	116	3	434

Total	656	583	28	1,267	608	460	28	1,096

Revenue from drilling activities typically comprises of fixed amounts for each day the rig is under contract differentiated by the activities undertaken (“day rate revenue”) and other revenue components such as COVID-19 compensations, lump sum payments for rig mobilization and demobilization and payments for investments in equipment or rig upgrades required to meet the operational needs of the drilling campaign, both of which are amortized over the contract period; bonuses linked to performance in terms of time, efficiency or drilling outcome measures such as reservoir targeting; or payments for third-party services to be delivered by Maersk Drilling.

Revenue for 2021 was USD 1,267 million compared to USD 1,096 million for 2020, positively impacted by higher utilization in the international floaters segment, since all seven 6G and 7G deepwater units were contracted for the majority of the year. Overall utilization increased to 75% in 2021 compared to 65% in 2020 where several contracts were terminated due to COVID-19. In addition to higher utilization, dayrates saw gradual increases from COVID-19 lows. The average day rate was USD 226 thousand in 2021 compared to USD 210 thousand in 2020.

Revenue in the North Sea jack-up segment of USD 656 million in 2021 compared to USD 608 million in 2020 was positively impacted by slightly higher utilization, and performance-based revenue and a higher average dayrate. Financial uptime remained high at 99.3 % in 2021 compared to 99.8% in 2020. The average day rate of USD 231 thousand in 2021 compared to USD 208 thousand in 2020 was positively impacted by performance bonuses for drilling ahead of schedule and additional revenue received for COVID-19 related costs being recharged to customers.

Revenue in the international floater segment of USD 583 million in 2021 increased compared to USD 460 million in 2020, primarily due to better average day rates and a higher activity level, reflected in significantly more contracted days. Contracted days increased to 2,409 days (1,922 days in 2020) reflecting a utilisation of 83% (66% in 2020). The financial uptime in 2021 reached 95.8% compared to 97.9% in 2020 supported by continued strong operational performance throughout the COVID-19 pandemic but negatively impacted by the unscheduled maintenance down-time on Maersk Deliverer and Maersk Valiant. The average day rate increased slightly to USD 242 thousand in 2021 compared to USD 239 thousand in 2020.

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1.1.216	Cost of Sales

Cost of sales include operating costs; innovation costs; and sales, general and administrative costs (SG&A):

	2021	2020
	USD million
Operating costs	836	725
Innovation	5	6
Sales, general and administrative costs	80	76
Total costs	921	807

Cost of sales increased to USD 921 million in 2021 from USD 807 million in 2020, primarily due to increased activity. Most of the increase came from the International division where cost of sales increased to USD 501 million in 2021 from USD 442 million in 2020 as all seven 6G and 7G deepwater units being on contract with full costs as compared to lower costs as a result of stacking four deepwater units in 2020. The main contributor of this increase was an increase in crew and catering costs within the International division by USD 43 million to USD 219 million due to all rigs running with full crew in 2021. Additionally higher costs for delivering the increasing part of additional services being mainly solids control, ROV services and extra crew/catering in Norway was substantial going from USD 20 million to USD 38 million in 2021. Sales, general and administrative expenses (SG&A) increased to USD 80 million in 2021 compared to USD 76 million in 2020 due to higher headcount number from the higher activity level but limited by cost optimization measures. Innovation costs remained almost unchanged at USD 5 million in 2021 compared to USD 6 million in 2020.

1.1.217	Special Items

Special items of USD 21 million in 2021, compared to USD 42 million in 2020, comprised mainly COVID-19 related costs not recharged to customers and costs related to the merger.

	2021	2020
	USD million
Special items, income	0	0

Merger related costs	8	0

Transformation and restructuring costs	1	24
COVID-19 costs not recharged to customers	12	18

Special items, costs	21	42

Special items, net	(21)	(42)

Note: Special items comprise income and expenses that are not considered to be part of Maersk Drilling’s ordinary operations. In the classification of special items, judgment is applied in ensuring that only exceptional items not associated with the ordinary operations of Maersk Drilling are included.

1.1.218	Depreciation and amortisation

Depreciation and amortisation decreased to USD 213 million in 2021, compared to USD 286 million in 2020, due to the lower asset base from the impairment write-down taken in 2020 of USD 1,580 million.

1.1.219	Impairment losses/reversals

The market outlook, combined with Maersk Drilling’s expectations to utilization and day rates for the coming years, did not lead to any overall impairments losses or reversals in 2021. However, in connection with the sale of Mærsk Gallant Maersk Drilling reversed a previously taken impairment of USD 11 million since the unit was written down to nil in book value. This is compared to impairment losses taken of USD 1,580 million recognised in 2020.

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1.1.220	Gain/loss on sale of non-current assets

The sale of the jack-ups Maersk Guardian and Mærsk Gallant during the second quarter, and of the combined drilling and production unit Mærsk Inspirer during the fourth quarter, generated a gain of USD 256 million with all three rigs being sold at a price higher than the rigs’ carrying amount. In 2020, a loss of USD 2 million was reported from disposal of other minor assets.

1.1.221	Financial income and expenses

The net financial expenses decreased to USD 61 million in 2021(2020: USD 72 million), due to lower interest costs and currency exchange movements. Net interest expenses decreased from USD 68 million to USD 65 million mainly due to lower interest rates in 2021 as well as a lower debt level. The average funding costs including fees were around 5% in both 2020 and 2021.

1.1.222	Tax

Tax for the year was an expense of USD 26 million (2020: income of USD 41 million), impacted by an increase in the taxable income in 2021 while 2020 was impacted by a USD 42 million deferred tax adjustment from the impairment losses recognized. Net cash tax received during the year of USD 7 million (2020: USD 9 million cash tax paid) primarily comprised taxation contributions from jointly taxed entities outside the Maersk Drilling Group, offset by income and withholding taxes paid in the countries in which Maersk Drilling operates.

1.1.223	Profit/loss for the year

The net profit for the year of USD 291 million (2020: loss of USD 1,653 million) is positively impacted by increased commercial activity while the loss in 2020 was primarily impacted by the impairment losses recognized.

Comparison of Result of Operations for the Years Ended 31 December 2020 and 31 December 2019

	Year ended 31 December
	2020	2019
	USD million (except whether otherwise indicated)
North Sea:
Revenue	608	800
EBITDA before special items	264	385
Depreciation and amortisation	(177)	(205)
Impairment reversals (losses), net	(714)	—

International:
Revenue	460	395
EBITDA before special items	18	28
Depreciation and amortisation	(91)	(157)
Impairment reversals (losses), net	(846)	—

Total:
Revenue	1,096	1,222
Costs of sales (exclusive of depreciation and amortisation shown separately below)	(807)	(807)
Special items	(42)	(16)
Depreciation and amortisation	(286)	(387)

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	Year ended 31 December
	2020	2019
	USD million (except whether otherwise indicated)
Impairment reversals (losses), net	(1,580)	(34)
Gain/(loss) on sale of non-current assets	(2)	8
Share of results in joint ventures	(1)	(2)
Profit/loss before financial items	(1,622)	(16)
Financial income	15	26
Financial expenses	(87)	(94)
Profit/loss before tax	(1,694)	(84)
Tax	41	(29)
Profit/loss for the year	(1,653)	(113)

1.1.224	Revenue

	2020				2019
	North Sea Jack-ups	International Floaters	Other	Total	North Sea Jack-ups	International Floaters	Other	Total
	USD million
Composition of revenue
Day rate revenue	533	385	23	941	730	348	21	1,099
Other revenues	75	75	5	155	70	47	6	123

Total	608	460	28	1,096	800	395	27	1,222

Type of revenue
Services component	293	344	25	662	385	274	24	683
Lease component	315	116	3	434	415	121	3	539

Total	608	460	28	1,096	800	395	27	1,222

Revenue from drilling activities typically comprises fixed amounts for each day the rig is under contract differentiated by the activities undertaken (“day rate revenue”) and other revenue components such as COVID-19 compensations, lump sum payments for rig mobilization and demobilization and payments for investments in equipment or rig upgrades required to meet the operational needs of the drilling campaign, both of which are amortized over the contract period; bonuses linked to performance in terms of time, efficiency or drilling outcome measures such as reservoir targeting; or payments for third-party services to be delivered by Maersk Drilling.

Revenue for 2020 was USD 1,096 million compared to USD 1,222 million in 2019, negatively impacted by lower utilization, especially in the North Sea jack-up segment as a result of contract terminations and in general lower activity levels. This was partly offset by additional compensation for COVID-19 related costs and termination fees. The other revenue share of total revenues increased to USD 155 million from USD 123 million in 2019, equal to 14% (10%) driven mainly by additional compensation for crew overtime due to COVID-19 as well as further delivery of additional services and increased performance-based revenue. The average day rate was USD 210 thousand in 2020 compared to USD 194 thousand in 2019. Excluding lump sum termination fees and additional other revenue for COVID-19 related costs, the average day rate was USD 200 thousand.

Revenue in the North Sea jack-up segment of USD 608 million in 2020 compared to USD 800 million in 2019 was negatively impacted by lower utilization partly offset by a higher average day rate. Financial uptime remained high at 99.8% in 2020 (2019: 99.6%). The average day rate of USD 208 thousand in 2020 (2019: USD 193 thousand) was positively impacted by performance bonuses for drilling ahead of schedule and additional revenue received for COVID-19 related costs being recharged to customers. Excluding the impact from COVID-19 related recharges and lump sum termination fees received, the average day rate was USD 200 thousand (2019: USD 193 thousand).

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Revenue in the international floaters segment of USD 460 million in 2020 (2019: USD 395 million) increased compared to 2019 primarily due to better average day rates and a higher activity level, reflected in more contracted days. As available days also increased due to fewer yard stays, utilization was in line with 2019. The financial uptime for the year reached 97.9% (2019: 97.1%) supported by strong operational performance throughout the COVID-19 pandemic but negatively impacted by unscheduled maintenance down-time. The average day rate increased to USD 239 thousand (2019: USD 220 thousand) due to the startup of longer-term contracts and additional revenue received for COVID-19 related costs being recharged to customers. Excluding the impact from COVID-19 related recharge and lump sum termination fees received, the average day rate was USD 224 thousand (2019: USD 220 thousand).

1.1.225	Costs of sales

Cost of sales include operating costs; innovation costs; and sales, general and administrative costs (SG&A):

	2020	2019
	USD million
Operating costs	725	710
Innovation	6	10
Sales, general and administrative costs	76	87

Total costs	807	807

Operating costs increased to USD 725 million in 2020 from USD 710 million in 2019 primarily due to reactivation costs for previously stacked rigs, which were reactivated to commence contracts during the first half of 2020. Incremental costs related to COVID-19 amounted to USD 40 million, of which USD 22 million were reimbursed by the customers. The residual costs of USD 18 million are presented under special items due to their nonrecurring nature and operating costs thus include USD 22 million of COVID-19 related costs. Sales, general and administrative expenses (SG&A) decreased to USD 76 million compared to USD 87 million in 2019 due to general cost saving initiatives. Similarly, innovation costs decreased to USD 6 million in 2020 from USD 10 million in 2019 due to the need, during the COVID-19 pandemic, to preserve cash and projects being put on hold.

1.1.226	Special items

Special items of USD 42 million in 2020 compared to USD 16 million in 2019, comprised redundancy costs from the reduction of the offshore and the onshore organizations of USD 24 million and COVID-19 related costs not recharged to customers of USD 18 million.

	2020	2019
	USD million
Compensation from shipyard due to late delivery of rig, warranties etc.	—	2

Special items, income	—	2

Separation and demerger/listing costs	—	13
Transformation and restructuring costs	24	5
COVID-19 costs not recharged to customers	18	—

Special items, cost	42	18

Special items, net	(42)	(16)

Note: Special items comprise income and expenses that are not considered to be part of Maersk Drilling’s ordinary operations. In the classification of special items, judgment is applied in ensuring that only exceptional items not associated with the ordinary operations of Maersk Drilling are included.

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1.1.227	Depreciation and amortisation

The depreciation and amortisation decreased to USD 286 million in 2020, compared to USD 387 million in 2019, due to the lower asset base from the impairment write-down taken in 2020 of USD 1,580 million.

1.1.228	Impairment losses/reversals

Following the revised market outlook with lower expectations as to utilization and day rates for the coming years, Maersk Drilling initially recognized a net impairment loss of USD 1,476 million in its results as of and for the six months ended 30 June 2020. The impairment calculations were updated as of 31 December 2020 due to changes in fiscal regimes in certain markets and to reflect the most current expected commercial outlook resulting in a further impairment loss of USD 104 million bringing the total impairment loss for the year to USD 1,580 million. In 2019, a write-down of USD 34 million was recognized in connection with the re-classification of Maersk Completer to held-for-sale. No further impairment write-downs or impairment reversals were recognized in 2019.

1.1.229	Gain/loss on sale of non-current assets

The sale of Maersk Completer was finalized on 7 January 2020 at a price equal to the rig’s carrying amount. The disposal of other minor assets resulted in a loss of USD 2 million (in 2019 a gain was recognized of USD 8 million related to the sale of Mærsk Giant).

1.1.230	Financial income and expenses

The net financial expenses increased to USD 72 million in 2020 compared to USD 68 million in 2019 due to currency exchange movements. Net interest expenses decreased from USD 81 million in 2020 to USD 68 million in 2019. The average funding costs including fees were around 5% in 2020.

1.1.231	Tax

Tax for the year was an income of USD 41 million in 2020 compared to an expense of USD 29 million in 2019, impacted by a USD 42 million deferred tax adjustment from the impairment charge recognized. Cash tax paid during the year of USD 9 million compared to USD 24 million in 2019 primarily comprised income and withholding taxes paid in the countries in which Maersk Drilling operates, offset by joint taxation contributions from jointly taxed entities outside the Maersk Drilling Group.

1.1.232	Profit/loss for the year

The net loss for 2020 of USD 1,653 million compared to a loss of USD 113 million in 2019 was primarily impacted by the impairment losses recognized.

EBITDA before special items—31 December 2021 and 31 December 2020

	2021	2020
	USD million (except whether otherwise indicated)
North Sea:
Revenue	656	608
EBITDA before special items	254	264
Depreciation and amortisation	(119)	(177)
Impairment reversals (losses), net	11	(714)

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	2021	2020
	USD million (except whether otherwise indicated)

International:
Revenue	583	460
EBITDA before special items	82	18
Depreciation and amortisation	(83)	(91)
Impairment reversals (losses), net	—	(846)

EBITDA before special items amounted to USD 346 million in 2021, compared to USD 289 million in 2020, resulting in an EBITDA margin of 27% in 2021 (2020: 26%).

EBITDA before special items is a non-GAAP and non-IFRS measure that Maersk Drilling’s management uses to facilitate period-to-period comparisons of Maersk Drilling’s core operating performance and to evaluate Maersk Drilling’s long-term financial performance against that of its peers. Maersk Drilling believes that this measure is useful to investors and analysts in allowing for greater transparency of Maersk Drilling’s core operating performance and makes it easier to compare Maersk Drilling’s results with those of other companies within its industry. EBITDA before special items should not be considered in isolation of, or as a substitute for, net income (loss), as an indication of cash flows from operating activities, or as a measure of liquidity. EBITDA before special items may not be comparable to other similarly titled measures reported by other companies.

1.1.233	North Sea

Despite a better coverage of the rigs, EBITDA before special items of USD 254 million (USD 264 million) was impacted by additional reactivation and mobilization costs as well as greater costs for supporting additional services provided and for employing a greater share of the fleet.

1.1.234	International

EBITDA before special items of USD 82 million (USD 18 million) was significantly higher mainly due to higher utilization than previous year and EBITDA margin increased from 4% in 2020 to 14% in 2021 despite additional costs due to more rigs employed.

EBITDA before special items—31 December 2020 and 31 December 2019

EBITDA before special items amounted to USD 289 million in 2020 compared to USD 415 million in 2019 resulting in an EBITDA margin of 26% (2019: 34%).

EBITDA before special items is a non-GAAP and non-IFRS measure that Maersk Drilling’s management uses to facilitate period-to-period comparisons of Maersk Drilling’s core operating performance and to evaluate Maersk Drilling’s long-term financial performance against that of its peers. Maersk Drilling believes that this measure is useful to investors and analysts in allowing for greater transparency of Maersk Drilling’s core operating performance and makes it easier to compare Maersk Drilling’s results with those of other companies within its industry. EBITDA before special items should not be considered in isolation of, or as a substitute for, net income (loss), as an indication of cash flows from operating activities, or as a measure of liquidity. EBITDA before special items may not be comparable to other similarly titled measures reported by other companies.

1.1.235	North Sea

EBITDA before special items amounted to USD 264 million in 2020 compared to USD 385 million in 2019, reflecting the lower activity levels. The EBITDA before special items margin for the North Sea jack-up segment remained relatively high at 43% (2019: 48%), supported by cost reductions.

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1.1.236	International

EBITDA before special items amounted to USD 18 million in 2020 compared to USD 28 million in 2019, reflecting the low day rates prevailing in this segment as well as reactivation costs for three previously stacked Deepwater units which commenced contracts during 2020. The EBITDA before special items margin for the international floaters segment remained at a depressed level at 4% (2019: 7%).

Reconciliation of EBITDA before special items in the two segments to Profit/Loss for the year on the consolidated income statements

	2021	2020	2019
	USD million
Profit/Loss for the year	291	(1,653)	(113)
Adjustments:
Tax expenses	26	(41)	29
Financial expenses	75	87	94
Financial income	(14)	(15)	(26)
Share of results in joint ventures	1	1	2
Gain/(loss) on sale of non-current assets	(256)	2	(8)
Impairment reversals (losses), net	(11)	1,580	34
Depreciation and amortisation	213	286	387
Special items	21	42	16
EBITDA from unallocated activities	(10)	(7)	(2)

EBITDA before special items	336	282	413

Liquidity and Capital Resources

The Maersk Drilling Group’s primary liquidity needs are to fund its debt service obligations, working capital requirements and capital projects, including additional investments and expansion, development and acquisition opportunities. Furthermore, no material changes in the mix of capital resources are expected and no cash requirements including commitments for capital expenditures other than what is needed for the ordinary course of business is expected.

The Maersk Drilling Group expects to fund any additional investments, capital projects and future expansion, development and acquisition opportunities with cash flows from operations and additional borrowings under its revolving credit facility.

The Maersk Drilling Group’s main debt facilities, including the revolving credit facility, mature in December 2023 with total balloon payments of USD 354.7 million. These facilities are secured through mortgages in drilling rigs and Maersk Drilling believes that a refinancing before this maturity date is possible at reasonable market terms. The remaining debt facility is with Danish Ship Finance (DSF) and matures in December 2025 with a balloon payment of USD 194 million. The DSF facility will expire two years earlier if the merger is completed. The debt facilities include financial covenants relating to minimum equity ratio, minimum liquidity and maximum leverage defined as net debt over EBITDA and Maersk Drilling is well within the threshold limits on all three financial covenants.

Maersk Drilling believes the current cash on hand, cash flows generated from operations, the available credit facility and the debt capital markets provides for sufficient liquidity for the Maersk Drilling Group to meet its cash needs for operating costs, capital expenditures and debt repayments for the next 12 months based on a liquidity reserve of USD 957 million as per 31 December 2021 (2020: USD 626 million) comprising cash and bank balances of USD 557 million (2020: USD 226 million) and a committed but undrawn revolving credit facility of USD 400 million (2020: USD 400 million).

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The Maersk Drilling Group have agreements with financial institutions under which approximately USD 6 million of bank guarantees were outstanding as of 31 December 2021.

The Maersk Drilling Group does not currently have a credit rating but if the current debt facilities are to be replaced with a bond issue, obtaining a credit rating may be considered.

1.1.237	Cash flow from operating activities

Cash flow from operating activities for 2021 was USD 315 million compared to USD 267 million in 2020, equal to a cash conversion of 97% (2020: 108%). The main increase is explained by the higher revenue increasing from USD 1,096 million to USD 1,267 million due to higher activity within the International division. The increased activity triggers an increase in net working capital which increased by USD 12 million to USD 99 million.

Cash flow from operating activities for 2020 was USD 267 million compared to USD 420 million in 2019, equal to a cash conversion of 108% (2019: 105%). The cash flow from operating activities were negatively impacted from the lower revenue being reduced from USD 1,222 million in 2019 to USD 1,096 million in 2020 mainly explained by lower utilization in the North Sea jack-up segment as a result of contract terminations and generally lower activity levels. Furthermore, the cash flow effect from working capital was reduced to USD 27 million in 2020 compared to USD 57 million in 2019 mainly explained by the reactivation of three deepwater units in the end of 2020.

1.1.238	Cash flow from / used for investing activities

Cash flow inflow from investing activities increased in 2021 to USD 301 million (2020: USD 150 million cash outflow), impacted by the proceeds from the disposal of rigs of USD 405 million and postponed SPS expenditure for idle or stacked rigs with only one SPS performed in 2021 (three rigs in 2020).

Cash flow used for investing activities decreased in 2020 to USD 150 million compared to USD 303 million in 2019, impacted by the proceeds received in 2020 from the disposal of Maersk Completer and a lower number of rig upgrades and yard stays in connection with SPSs for three rigs (nine rigs in 2019).

1.1.239	Cash flow from financing activities

Cash flow from financing activities was an outflow of USD 283 million (2020: USD 204 million), comprising amortisation of borrowings including lease liabilities of USD 136 million (2020: USD 137 million), extraordinary loan repayment of USD 93 million due to sale of rigs and net interest payments of USD 54 million (2020: USD 62 million). In 2020, USD 5 million were related to the purchase of treasury shares.

Cash flow from financing activities was an outflow of USD 204 million for 2020 compared to USD 180 million for 2019, comprising amortisation of borrowings including lease liabilities of USD 137 million (2019: USD 103 million), net interest payments of USD 62 million (2019: USD 77 million) and purchase of treasury shares of USD 5 million (2019: nil).

The overall objective of the financial policy is to enable Maersk Drilling to manage through the cyclicality that characterizes the offshore drilling industry with an aim to create long-term shareholder value. The financial policy ensures:

Financial flexibility including adequate liquidity reserves;

A long-term funding view to minimize refinancing risk; and

A robust capital structure through the business cycle.

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In order to meet these objectives, free cash flow is to be allocated based on the following prioritization:

(5) Maintain a robust capital structure with sufficient funding available to support the business through the cycle;

Pursue investment opportunities supporting long-term shareholder value creation; and

Return surplus capital to shareholders.

Maersk Drilling will generally work towards a leverage ratio (net debt divided by EBITDA before special items) of around 2.5x. This means that if the leverage ratio is below 2.5x and capital is not committed towards investments, Maersk Drilling will seek to return capital to shareholders by means of dividends and/or share buy-backs.

At 31 December 2021, the leverage ratio (net debt to EBITDA before special items) was 1.5 (2020: 3.7), while the equity ratio was 61% (2020: 54%).

At 31 December 2020, the leverage ratio (net debt to EBITDA before special items) was 3.7 (2019: 2.6), while the equity ratio was 54% (2019: 67%).

1.1.240	Net debt and capital structure

At 31 December 2021, the net debt amounted to USD 505 million (2020: USD 1,059 million), comprising gross borrowings of USD 1,037 million (2020: USD 1,254 million) and lease liabilities of USD 25 million (2020: USD 31 million), offset by total cash and bank balances of USD 557 million (2020: USD 226 million).

At 31 December 2020, the net debt amounted to USD 1,059 million (2019: USD 1,099 million), comprising gross borrowings of USD 1,254 million (2019: USD 1,378 million) and lease liabilities of USD 31 million (2019: USD 31 million), offset by total cash and bank balances of USD 226 million (2019: USD 310 million).

Net debt is a non-GAAP and non-IFRS financial measure that together with EBITDA is the key element in calculating Maersk Drilling’s leverage ratio, which is a key metric in Maersk Drilling’s financial covenants with its lenders, and calculated as net debt / EBITDA. Net debt subtracts cash and cash equivalents from total debt. Maersk Drilling believes the leverage ratio measure is useful to investors and analysts in allowing for greater transparency of how well Maersk Drilling can cover its debt and makes it easier to compare Maersk Drilling’s future financial obligations with those of other companies within Maersk Drilling’s industry.

1.1.241	Borrowings

	2021	2020	2019
	USD million
Borrowings, non-current	926	1,149	1,273
Borrowings, current	136	136	136
Total borrowings	1,062	1,285	1,409

Of which:
Term loans	1,037	1,254	1,378
Lease liability	25	31	31

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1.1.242	Net debt reconciliation

	2021	2020	2019
	USD million
Borrowings	1,062	1,285	1,409
Loans receivable, current	—	—	—

Total financial liabilities and assets from financing activities	1,062	1,285	1,409
Cash and bank balances	(557)	(226)	(310)

Net debt	505	1,059	1,099

Maersk Drilling’s policy is to partly hedge interest rate risk using a model under which a larger proportion of risk is hedged in the short to medium term and a smaller proportion is hedged in the longer term. As of 31 December 2021, the average fixed ratio of gross funding is 52% for the whole term with 53% and 49% fixed for 2022 and 2023, respectively. As of 31 December 2020, the average fixed ratio of gross funding is 54% for the whole term with 62% and 49% fixed for 2021 and 2022, respectively. As of 31 December 2019, the average fixed ratio of gross funding is 48% for the whole term with 63% and 50% for 2020 and 2021, respectively.

Maersk Drilling continues to have a solid capital structure with a high degree of financial flexibility.

At 31 December 2021, the liquidity reserves amounted to USD 957 million (2020: USD 626 million), comprising cash and bank balances of USD 557 million (2020: USD 226 million) and a true committed but undrawn revolving credit facility of USD 400 million (2020: USD 400 million).

At 31 December 2020, the liquidity reserves amounted to USD 626 million (2019: USD 710 million), comprising cash and bank balances of USD 226 million (2019: USD 310 million) and a true committed but undrawn revolving credit facility of USD 400 million (2019: USD 400 million).

The Maersk Drilling Group’s loan facilities including its revolving credit facility contain customary representations, certain covenants and undertakings (including minimum requirements of the aggregate fair market value and insurance of the pledged rigs, customary restrictions on the flag and classification society applicable to the pledged rigs and restrictions on creating liens on the pledged rigs) and customary events of default (in each case subject to customary agreed exceptions, materiality tests, carveouts and grace periods). In addition, the loan facilities contain minimum free liquidity, leverage ratio and equity ratio financial covenants, with which the Maersk Drilling Group must comply throughout the tenure of the facilities. The covenants have all been complied with in 2021.

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The maturities of the Maersk Drilling Group’s total loan facilities, comprising term loans drawn in full and the undrawn committed revolving facility, are illustrated in the chart below.

Maturity of Loan Facilities

1.1.243	Asset base

At 31 December 2021, total assets amounted to USD 3,782 million (2020: USD 3,719 million). The increase is primarily due to the increase in cash from the sale of rigs offset by the decrease in the asset base. For the year ended 31 December 2021, capital expenditures comprised additions to property, plant and equipment of USD 92 million (2020: USD 158 million) and additions to intangible assets of USD 10 million (2020: USD 4 million).

At 31 December 2020, total assets amounted to USD 3,719 million (2019: USD 5,517 million). The reduction is primarily due to the impairments of USD 1,580 million recognized during 2020. For 2020, capital expenditures comprised additions to property, plant and equipment of USD 158 million (2019: USD 309 million) and additions to intangible assets of USD 4 million (2019: nil).

Equity

The share capital of Maersk Drilling comprises 41,532,112 shares of DKK 10 each. Maersk Drilling has only one share class, and all shares hold one vote. No shares hold special rights, preferences or restrictions. All shares are fully paid up.

	2021	2020	2019
No of shares at 1 January(1)	41,532,112	41,532,112	41,532,112

No of shares at 31 December	41,532,112	41,532,112	41,532,112

Treasury shares at 1 January	243,164	—	—

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	2021	2020	2019
Acquired through share buy-backs	—	245,000	—
Delivered under long-term incentive programs	(1,767)	(1,836)	—

Treasury shares at 31 December	241,397	243,164	—

(1)	The number of shares issued upon incorporation of Maersk Drilling on 2 April 2019.

Critical Accounting Estimates

Maersk Drilling base the estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results may differ from the estimates and assumptions and any such differences could be material to our consolidated financial statements. The following accounting policies involve critical accounting estimates because they are particularly dependent on estimates and assumptions made by Maersk Drilling about matters that are inherently uncertain.

Property, plant and equipment are valued at cost less accumulated depreciation and impairment losses. Depreciation is charged to the income statement on a straight-line basis over the useful lives to an estimated residual value. Useful lives are estimated at 5-25 years.

Useful lives are estimated based on past experience. Management decides from time to time to revise the estimates for individual assets or groups of assets with similar characteristics due to factors such as standard of maintenance and repair, technical development and environmental requirements.

Residual values are difficult to estimate given the long lives of rigs, the uncertainty as to future economic conditions and the future price of steel, which are considered as the main determinant of the residual price.

The long-term view is prioritised in order to alleviate, to the extent possible, temporary market fluctuations which may be significant.

Impairment losses are recognized when the carrying amount of an asset or a cash-generating unit exceeds the higher of the estimated value-in-use and fair value less costs of disposal. The value-in-use is estimated as the present value of the future cash flows that Maersk Drilling expects to derive from the asset.

Intangible assets and property, plant and equipment are tested for impairment, if there is an indication of impairment.

Maersk Drilling considers rigs with similar functionality and operating environment as cash generating units due to largely interdependent cash flows.

The recoverable amount of each cash generating unit is determined based on the higher of its value-in-use or fair value less cost to sell. Given the continued illiquidity of the secondary market for offshore rigs with no supportable price indications. Maersk Drilling applies value-in-use calculations in the impairment test.

The value-in-use is calculated based on cash flow projections in financial budgets and business plans for the coming 5 years as approved by management. For the period after the 5-year forecast period an expected inflation rate of 2.5% p.a. is applied. In nature, these cash flow projections are subject to judgement and estimates that are uncertain, though based on experience and external sources where available. In a separate section below is set out sensitivity analysis for certain key assumptions applied in the expected future cash flows.

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1.1.243.1 Sensitivity analysis

Impairment test 2021

An impairment reversal of USD 11 million was recognized in the first half of the year in connection with the sale of Mærsk Gallant.

In connection with the announced business combination between Maersk Drilling and Noble Corporation, Maersk Drilling’s net assets were assessed by Noble Corporation as part of this transaction at values below their carrying amounts as of September 30, 2021 and Management concluded that an impairment test needed to be performed.

An impairment test based on a value in use calculation was therefore performed, and the conclusion was that the impairment test did not lead to an impairment or reversal of previously recognized impairments.

Impairment test 2020

The value in use calculations for the individual cash generating units are particularly sensitive to the day rates expected to apply when contracts expire and to the risks of idle periods in the forecasts. In addition, the discount rate, growth rate and EBITDA margin after the budget period are critical variables.

The sensitivity analysis shows that the impairment losses in 2020 would have been:

•	USD (1,181) million and USD (1,932) million with a -/+ 1 percentage point change in the discount rate, keeping all other assumptions unchanged.

•	USD (1,379) million and USD (1,765) million with a +/- 1 percentage point change in the growth rate after the 5-year forecast period, keeping all other assumptions unchanged.

•	USD (768) million and USD (2,256) million with a +/- 5 percentage point change in EBITDA margin after the 5-year forecast period, keeping all other assumptions unchanged.

USD (1,133) million and USD (2,027) million with a +/- 5 percentage point change in utilisation after the 5-year forecast, keeping all other assumptions unchanged.

Impairment test 2019

No indicators of a need for additional impairments or reversal of impairments were identified as of 31 December 2019, as the development in the offshore drilling market with increased activity and improved long-term projections was considered to be in line with the expectations underlying the impairment test conducted in 2018.

An impairment loss of USD 34 million was recognised upon the reclassification of Maersk Completer to assets held for sale. This loss was not considered to be an indicator of impairments for other rigs as the sales price was significantly impacted by the cost of bringing the rig out of cold-stacking mode and back into operations. Subsequent to the disposal of Maersk Completer, Maersk Drilling had no cold-stacked rigs.

1.1.243.2 Provisions

Provisions are recognized when Maersk Drilling has a present legal or constructive obligation from past events. The item includes, among other, provisions for legal disputes, disputes over indirect taxes or duties and restructuring provisions. Provisions are recognised based on best estimates and are discounted where the time element is significant and where the time of settlement is reasonably determinable. The provisions are based on either an “expected value” or “most likely outcome” approach. The approach is assessed for each individual provision.

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As of 31 December 2021, total provisions recognized amounted to USD 11 million compared to USD 20 million as of 31 December 2020. The decrease is primarily caused by reversals of provisions.

Reversals of provisions primarily relate to settlement of contractual disagreements, which are recognised in the income statement under operating costs.

Management’s estimate of the provisions in connection with legal disputes, including disputes on indirect taxes and duties, is based on the knowledge available on the actual substance of the cases and a legal assessment of these. The resolution of legal disputes, through either negotiations or litigation, can take several years to complete and the outcome is subject to considerable uncertainty.

1.1.244	Measurement of deferred tax assets and uncertain tax positions

Maersk Drilling is engaged in a limited number of disputes with tax authorities of various scope. In evaluating the accounting impact of uncertain tax positions, Maersk Drilling applies a two stage test in accordance with International Accounting Standards (“IAS”) 12 and the IFRS Interpretations Committee (“IFRIC”) 23. If it is probable (i.e. a probability of more than 50%) that a tax authority will accept a particular uncertain tax position, then the tax position reported in these consolidated financial statements is consistent with what is or will be used in the tax returns of the entity and no further liability is recognised. However, if it is not probable that a tax authority will accept a particular uncertain tax position then the income tax accounting is adjusted generally by recognising an additional liability. The adjustment could also be a decrease in tax receivables or an adjustment to deferred tax balances, depending on the tax position. The uncertain tax position is measured using either the most likely amount or the expected value, depending on which is thought to give a better prediction of the resolution of each uncertain tax position.

The classification as deferred or current tax is often encumbered with uncertainty due to the nature of these disputes, and effects within joint taxation including calculated interest and final assessments could impact the classifications and estimates of the disputes.

Estimation has been applied in the measurement of deferred tax assets with respect to Maersk Drilling’s ability to utilise the assets. Management considers the likelihood of utilisation based on the latest business plans and recent financial performances of the individual entities.

At 31 December 2021, reserves for uncertain tax positions totalled USD 60.4 million. The amounts ultimately paid upon resolution of audits could be materially different from the amounts previously included in the income tax expense and, therefore, could have a material impact on our tax provision, net income and cash flows.

Off Balance Sheet Arrangements

The Maersk Drilling Group has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect or change on its financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material. The term “off-balance sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with the Maersk Drilling Group is a party, under which the Maersk Drilling Group has (i) any obligation arising under a guarantee contract, derivative instrument or variable interest; or (ii) a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

Market risk

The offshore drilling industry is highly competitive, and profitability is strongly impacted by developments in rig supply and drilling demands. In addition, the industry is volatile and cyclical, which is largely the result of

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changes in oil and gas prices and their impact on exploration and production company expenditures. In addition, the long-term transition to a lower carbon economy is likely to impact long term offshore exploration & production activity levels with the risk of longer periods of rig over-supply. Periods of low drilling demand and excess rig supply intensify competition in the industry and may result in rigs being idle or earning substantially lower day rates than the historical average for long periods of time. Additionally, general contractual terms and conditions are under pressure during periods of low industry activity, potentially further reducing the commercial value of available rig contracts.

Maersk Drilling mitigates the risks associated with low demand through a high focus on customers and their requirements, a continuous strong operational delivery and maintaining a fleet of modern and technologically advanced drilling rigs. Maersk Drilling is also focused on co-developing new compensation and business models with customers, focusing on reducing waste and costs related to drilling a well. Further, Maersk Drilling has adopted a warm stacking strategy for its fleet, enabling shorter time for reactivation and lower risks in reactivation to meet customer demands and keep utilisation high.

Currency risk

The Maersk Drilling Group’s activities as well as functional currencies are in U.S. dollars in all material entities with a natural hedge between contract revenue and operating costs in non-U.S. dollar currencies that minimizes currency risk. For further details, see Note 3.4 to the audited consolidated financial statements for the Maersk Drilling Group for the year ended 31 December 2021. As the income is primarily denominated in U.S. dollars, this is also the primary financing currency. All material commitments are in U.S. dollars. Cash kept in countries with limited access to repatriating surplus cash is subject to currency risks.

The sensitivity from the USD/DKK exchange rate is estimated to impact the EBITDA before special items with +/- USD 2 million for a movement in the exchange rate of +/- 5%.

Interest rate risk

The notional amount of interest rate swaps at 31 December 2021 amounts to USD 616 million (2020: USD 652 million) and all swaps are denominated in USD. The average fixed rate of the interest rate swaps is 2.1% (2020: 2.7%), which jointly with margins and fees paid results in an average 2021 interest cost of around 4.8% (2020: 5%).

Borrowing by interest rate levels

	Next Interest Rate Fixing
	Carrying amount	0-1 year	1-5 years	5- years
	USD million
2021
<3%	970	506	464	—
3–6%	92	2	89	1
Total	1,062	508	553	1

The balances were in all material respects denominated in U.S. dollars based on variable interest rate agreements.

An increase in interest rates by one percentage point is estimated to decrease profit for the year by USD 5 million and increase other comprehensive income (and thereby equity) by USD 9 million (2020: decrease profit for the year by USD 5 million and increase other comprehensive income (and thereby equity) by USD 14 million). This analysis is based on borrowings and loans receivable at 31 December, and assumes that all other variables remain constant. A one percentage point decrease would have a corresponding inverse effect.

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Credit risk

The Maersk Drilling Group has exposure to financial and commercial counterparties. To minimize the credit risk, financial vetting is undertaken for all major customers.

Financial assets at amortized cost comprise loans receivable and other receivables. These are all considered to have low credit risk and thus the impairment provision calculated on the basis of 12-month expected losses is considered immaterial. The financial assets are considered to be low risk when they have low risk of default and the issuer has a strong capacity to meet its contractual cash flow obligations in the near term.

The Maersk Drilling Group applies the simplified approach to providing the expected credit losses prescribed by IFRS 9, which permits the use of the lifetime expected loss provision for all trade receivables. Customer contracts do not include unusual payment terms or material financing components. To measure the expected credit losses, trade receivables have been grouped based on shared credit risk characteristics and the days past due. In accordance with IFRS 9, receivables not due have also been assessed for expected credit losses.

Maturity analysis of trade receivables

	2021	2020	2019
	USD million
Receivables not due	204	169	215
Less than 90 days overdue	28	27	31
More than 90 days overdue	6	14	18

Receivables, gross	238	210	264
Expected credit loss	—	—	—

Carrying amount	238	210	264

Recent Events

Q1 2022 Trading Statement. On 12 May 2022, Maersk Drilling published its trading statement for the three months ended 31 March 2022, which begins on page A2-458 of this Exemption Document.

Sale of Maersk Convincer. On 20 April 2022, Maersk Drilling announced that Maersk Drilling had entered into an agreement with ADES to sell the benign environment jack-up rig Maersk Convincer for USD 42.5 million in an all-cash transaction. Closing of the transaction is expected to take place no later than 15 September 2022.

Impairment on Maersk Explorer. An impairment loss of approximately USD 99 million has been recognised for Maersk Explorer in May 2022 due to the limited commercial outlook for the rig.

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UNAUDITED PRO FORMA FINANCIAL INFORMATION

Introduction, Pro Forma Financial Information, Basis of Presentation and Notes

Topco is a private limited company incorporated under the laws of England and Wales to be the ultimate parent company of Noble and Maersk Drilling. As of the date of this Exemption Document, Topco has no material assets and does not operate any businesses. Accordingly, Topco’s historical financial information has not been included in this Exemption Document or in the Unaudited Pro Forma Financial Information presented below. The Unaudited Pro Forma Financial Information and the accompanying footnotes reflects the impact of the following contemplated transactions:

Business Combination: On 10 November 2021, Noble entered into the Business Combination Agreement with Topco, Merger Sub, and Maersk Drilling, pursuant to which, among other things, (i) (x) Noble will merge with and into Merger Sub, with Merger Sub surviving the Cayman Merger as a wholly owned subsidiary of Topco and (y) the Noble Shares will convert into an equivalent number of Topco Shares, and (ii) (x) Topco will make the Exchange Offer to the Maersk Drilling Shareholders and (y) upon the consummation of the Exchange Offer, if more than 90% of the issued and outstanding Maersk Drilling Shares are acquired by Topco, Topco will redeem any Maersk Drilling Shares not exchanged in the Exchange Offer by Topco for, at the election of the holder, either Topco Shares or cash (or, for those holders that do not make an election, only cash), under Danish law by way of the Compulsory Purchase. The Business Combination is accounted for as a business combination pursuant to Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), where Noble is the accounting acquirer. Refer to Note 2 of the Unaudited Pro Forma Financial Information for more information on the terms of the Business Combination Agreement, the purchase price consideration provided in connection with the Business Combination, and Noble’s determination of the accounting acquirer.

Noble 2022 Rig Disposal: On 22 April 2022, the UK CMA announced its Phase 1 decision, pursuant to which it concluded that the Business Combination gives rise to a realistic prospect of a substantial lessening of competition in relation to the supply of jack-up rigs in NW Europe and that a remedy to address such effect would be required to avoid a reference to a Phase 2 review under the UK CMA regime. On 29 April 2022, Noble and Maersk Drilling submitted the Remedy Proposals to the UK CMA to address such effect identified in the UK CMA’s decision of 22 April 2022. Each of the Remedy Proposals was designed to replicate the competitive constraint provided by Noble in respect of jack-up rigs in NW Europe by the divestment of certain jack-up rigs to a suitable purchaser. On 9 May 2022, the UK CMA published its decision that there are reasonable grounds for believing that one of these Remedy Proposals might be accepted by the UK CMA. This one Remedy Proposal comprises the divestment of the Remedy Rigs (rigs Noble Hans Deul, Noble Sam Hartley, Noble Sam Turner, Noble Houston Colbert, and Noble Lloyd Noble) including all of the related support and infrastructure that the purchaser will need to run the Remedy Rigs as an effective standalone business. Relevant off-shore and on-shore staff are expected to transfer with the Remedy Rigs (the “Noble 2022 Rig Disposal”).

On 23 June 2022, Noble announced that it had entered into the Asset Purchase Agreement (as further described in 14.1 “Material Contracts of the Noble Group”) with a potential purchaser, Shelf Drilling and one of its subsidiaries, the Shelf Buyer, regarding the sale of the Remedy Rigs under the Remedy Proposal described above, conditional upon, among other things, the UK CMA formally approving Shelf Drilling as a suitable purchaser and also formally accepting the Remedy Proposal. On the APA Completion, Noble Norway and a member of the Shelf Group which will be the owner of the NLN Rig will enter into the NLN Charter Agreement, pursuant to which Noble Norway will charter the NLN Rig from the Shelf Group during the period from the APA Completion until the date of the NLN Completion in order to allow Noble Norway to complete its current obligations under the NLN Drilling Agreement with Equinor. At the end of the charter period, Noble Norway will redeliver the NLN Rig to the Shelf Group.

The deadline for the UK CMA to issue its formal decision on whether or not to accept the Remedy Proposal, and Shelf Drilling as a suitable purchaser, is 1 September 2022, though the UK CMA may adopt a decision

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before such date. On 22 July 2022, the UK CMA commenced its public consultation, seeking third party comment prior to deciding whether to accept the Remedy Proposal and Shelf Drilling as a suitable purchaser. Until such time, the ultimate outcome of the UK CMA review process and the divestiture of the Remedy Rigs remains uncertain.

The Unaudited Pro Forma Financial Information also reflects the impact of the following transactions that have been completed since 1 January 2021 but have not been included in the results of operations for the entire period presented for the pro forma condensed combined statement of operations (collectively, the “Completed Transactions”):

Noble 2021 Rig Disposal: On 3 November 2021, Noble completed the sales of jackup rigs Noble Roger Lewis, Noble Scott Marks, Noble Joe Knight, and Noble Johnny Whitstine in Saudi Arabia to ADES International Holding Limited (“Noble 2021 Rig Disposal”).

Maersk Drilling Rig Disposal: On 27 October 2021, Maersk Drilling completed the divesture of the combined drilling and production unit Maersk Inspirer in Norway to Havila Sirius (“Maersk Drilling Rig Disposal”).

Pacific Drilling Merger: On 15 April 2021, Noble completed the acquisition of Pacific Drilling. The Pacific Drilling Merger was accounted for as a business combination pursuant to ASC 805, where Noble was the accounting acquirer.

Noble Reorganization: On 5 February 2021, Noble successfully consummated the Plan and emerged from bankruptcy reorganization under Chapter 11 of the United States Bankruptcy Code (“Chapter 11”) (the “Noble Reorganization”).

The Unaudited Pro Forma Financial Information comprises an unaudited pro forma condensed combined statement of operations for the year ended 31 December 2021 and an unaudited pro forma condensed combined balance sheet as of 31 December 2021 and has been prepared under the following assumptions:

The unaudited pro forma condensed combined statement of operations for the year ended 31 December 2021 assumes that the Business Combination, the Noble 2022 Rig Disposal, and the Completed Transactions had occurred on 1 January 2021.

The unaudited pro forma condensed combined balance sheet as of 31 December 2021 assumes that the Business Combination and the Noble 2022 Rig Disposal had occurred on 31 December 2021. The impacts from the Completed Transactions have already been reflected in the historical consolidated balance sheets of either Noble or Maersk Drilling as of 31 December 2021; therefore, no pro forma adjustments were made for these transactions in the unaudited pro forma condensed combined balance sheet as of 31 December 2021.

The Unaudited Pro Forma Financial Information presented below assumes that Topco acquires 100% of the outstanding Maersk Drilling Shares and voting rights of Maersk Drilling at closing of the Business Combination. Refer to Note 2. Business Combination with Maersk Drilling and Estimated Purchase Consideration – Minimum Acceptance Condition, for an analysis of the impact on the Unaudited Pro Forma Financial Information if only 70% or 90% of the outstanding Maersk Drilling Shares and voting rights of Maersk Drilling are acquired by Topco under alternate Business Combination acceptance scenarios.

The Unaudited Pro Forma Financial Information has been presented for illustrative purposes only. The hypothetical financial position and results included in the Unaudited Pro Forma Financial Information may be different from Topco’s actual financial position and results. Further, the Unaudited Pro Forma Information does not purport to project the financial position or results of Topco as of any future date. In addition, the Unaudited Pro Forma Financial Information does not reflect any cost savings, benefits from the Business Combination, the Noble 2022 Rig Disposal, and the Completed Transactions, the impact of Topco strategy on financial position or results or future integration costs that are expected to be generated or may be incurred as a result of the Business Combination. The assumptions made by Noble underlying the pro forma adjustments are described in the

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accompanying notes to these unaudited pro forma condensed combined financial statements. Adjustments are based on information available to Noble’s management during the preparation of the Unaudited Pro Forma Financial Information and assumptions that Noble’s management believes are reasonable and supportable. The pro forma adjustments, which are described in the accompanying notes, may be revised by Noble as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments upon the completion of the Business Combination will differ from the pro forma adjustments, and it is possible the differences may be material.

Noble’s management has not presented the effects of anticipated costs or savings associated with certain restructuring, severance, termination-related benefits, or other integration activities resulting from the Business Combination.

On 31 March 2022, Maersk Drilling completed a USD 226.5 million prepayment of its Term Loan Facility. This prepayment was voluntarily made by Maersk Drilling and was not triggered by the Business Combination or any contractual obligations related to the Business Combination. Thus, the Unaudited Pro Forma Financial Information does not include any pro forma adjustments related to this debt prepayment or illustrate the potential effect of the debt prepayment on the pro forma condensed combined statement of operations for the year ended 31 December 2021 and unaudited pro forma condensed combined balance sheet as of 31 December 2021.

The historical unadjusted financial information of Noble, Maersk Drilling and Pacific Drilling used to prepare the Unaudited Pro Forma Financial Information is derived from:

•

The historical audited consolidated financial statements and notes included in Noble’s Annual Report on Form 10-K for the financial year ended 31 December 2021, filed with the SEC on 17 February 2022 (the Noble 2021 Form 10-K) as incorporated by reference in this Exemption Document.

•

The historical audited consolidated financial statements of Maersk Drilling for the financial year ended 31 December 2021 as included in Maersk Drilling’s 2021 annual report and begin on page F-1 of this Exemption Document.

•	The historical unaudited financial statements of Pacific Drilling for the interim period ended 15 April 2021.

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Unaudited Pro Forma Condensed Combined Statement of Operations

Twelve Months ended 31 December 2021

(in thousands, except per share amounts)

		Maersk Drilling Historical
	Noble Pro Forma (Note 7)	Maersk Drilling Historical (IFRS) (Note 4)	Maersk Drilling Rig Disposal (IFRS) (Note 5)		Maersk Drilling IFRS-to- GAAP Adjustments (Note 6)		Maersk Drilling Historical Adjusted (U.S. GAAP)	Business Combination Transaction Accounting Adjustments (Note 3)		Topco Pro Forma Combined
Operating revenues
Contract drilling services	$674,950	$1,267,136	$(45,869)	(A)	$—		$1,221,267	$—		$1,896,217
Reimbursables and other	62,220	30,000	—		—		30,000	—		92,220

	737,170	1,297,136	(45,869)		—		1,251,267	—		1,988,437
Operating costs and expense
Contract drilling services	562,565	848,805	(29,790)	(A)	17,999	(C)(D)	837,014	2,640	(EE)	1,402,219
Reimbursables	55,565	11,000	—		—		11,000	—		66,565
Depreciation and amortization	74,975	213,202	(7,967)	(A)	227,491	(C)(E)	432,726	(308,724)	(AA)	198,977
General and administrative	94,447	80,106	—		2,794	(C)	82,900	—		177,347
Merger and integration costs	24,792	—	—		7,592	(D)	7,592	50,718	(BB)	83,102
Gain on sale of operating assets, net	(245,774)	(256,292)	—		—		(256,292)	—		(502,066)
Hurricane losses	23,350	—	—		—		—	—		23,350
Special items	—	20,533	194	(A)	(20,727)	(D)	—	—		—

	589,920	917,354	(37,563)		235,149		1,114,940	(255,366)		1,449,494

Operating income (loss)	147,250	379,782	(8,306)		(235,149)		136,327	255,366		538,943
Other income (expense)
Interest expense, net of amounts capitalized	(24,799)	(64,358)	1,198	(A) (B)	1,072	(C)	(62,088)	5,769	(DD)	(81,118)
Interest income and other, net	11,319	1,797	—		—		1,797	—		13,116
Gain on extinguishment of debt, net	(2,664)	—	—		—		—	—		(2,664)
Gain on bargain purchase	62,305	—	—		—		—	—		62,305

Loss before income taxes	193,411	317,221	(7,108)		(234,077)		76,036	261,135		530,582
Income tax benefit (provision)	(5,014)	(26,248)	2,066	(A)	10,442	(F)	(13,740)	(17,518)	(EE)	(36,272)

Net income (loss)	$188,397	$290,973	$(5,042)		$(223,635)		$62,296	$243,617		$494,310

Basic net income (loss) per share	$2.83	$7.05	—		—		—	—		$3.70	(CC)
Diluted net income (loss) per share	$2.65	$7.01	—		—		—	—		$3.57	(CC)
Weighted average shares outstanding
Basic	66,615	41,290	—		—		—	—		133,486	(CC)
Diluted	71,058	41,525	—		—		—	—		138,402	(CC)

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Unaudited Pro Forma Condensed Combined Balance Sheet

As of 31 December 2021

(in thousands)

		Maersk Drilling Historical
	Noble Pro Forma (Note 8)	Maersk Drilling Historical (IFRS) (Note 4)	Maersk Drilling IFRS-to- GAAP Adjustments (Note 6)		Maersk Drilling Historical Adjusted (U.S. GAAP)	Business Combination Transaction Accounting Adjustments (Note 3)		Topco Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$558,388	$551,088	$—		$551,088	$(59,971)	(FF)	$1,049,505
Accounts receivable, net	200,419	256,104	—		256,104	—		456,523
Taxes receivable	16,063	27,459	—		27,459	—		43,522
Prepaid expenses and other current assets	38,324	76,822	(7,000)	(F)	69,822	(32,676)	(GG)	75,470

Total current assets	813,194	911,473	(7,000)		904,473	(92,647)		1,625,020

Intangible assets	61,849	—	—		—	—		61,849
Goodwill	—	—	—		—	266,961	(HH)	266,961
Property and equipment, at cost	1,240,729	9,421,623	3,751,931	(E)	13,173,554	(10,592,596)	(II)	3,821,687
Accumulated depreciation	(59,619)	(6,598,042)	(836,995)	(E)	(7,435,037)	7,435,037	(II)	(59,619)

Property and equipment, net	1,181,110	2,823,581	2,914,936		5,738,517	(3,157,559)		3,762,068

Other assets	72,835	46,817	(8,184)	(E)	38,633	(7,559)	(JJ)	103,909

Total assets	$2,128,988	$3,781,871	$2,899,752		$6,681,623	$(2,990,804)		$5,819,807

Current liabilities
Accounts payable	$120,389	$164,158	$—		$164,158	$(10,135)	(KK)	$274,412
Accrued payroll and related costs	48,346	33,728	—		33,728	—		82,074
Current maturities of long-term debt	—	130,097	—		130,097	—		130,097
Taxes payable	30,972	37,500	17,156	(F)	54,656	4,474	(JJ)	90,102
Interest payable	9,788	639	—		639	—		10,427
Other current liabilities	40,788	67,085	—		67,085	—		107,873

Total current liabilities	250,283	433,207	17,156		450,363	(5,661)		694,985

Long-term debt	216,000	907,346	—		907,346	12,419	(LL)	1,135,765
Deferred income taxes	13,195	26,305	73,328	(E)	99,633	(80,777)	(JJ)	32,051
Other liabilities	92,990	94,682	33,545	(F)	128,227	150,250	(JJ)	371,467

Total liabilities	572,468	1,461,540	124,029		1,585,569	76,231		2,234,268

Shareholders’ equity
Common stock	1	62,520	—		62,520	(62,519)	(MM)	2
Additional paid-in-capital	1,393,255	—	—		—	2,079,736	(MM)	3,472,991
Retained earnings (accumulated deficit)	157,875	2,278,838	2,775,723	(E)(F)	5,054,561	(5,105,279)	(MM)	107,157
Accumulated other comprehensive income (loss)	5,389	(21,027)	—		(21,027)	21,027	(MM)	5,389

Total shareholders’ equity	1,556,520	2,320,331	2,775,723		5,096,054	(3,067,035)		3,585,539

Total liabilities and equity	$2,128,988	$3,781,871	$2,899,752		$6,681,623	$(2,990,804)		$5,819,807

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Note 1. Basis of Presentation

The Unaudited Pro Forma Financial Information has been prepared in accordance with the Delegated Exemption Document Regulation. The pro forma adjustments include transaction accounting adjustments, which reflect the application of required accounting for the Business Combination, the Noble 2022 Rig Disposal, and the Completed Transactions.

The historical consolidated financial statements of Noble were prepared in accordance with U.S. GAAP and shown in U.S. dollars. The historical consolidated financial statements of Maersk Drilling were prepared in accordance with IFRS as issued by the International Accounting Standards Board (“IASB”) and shown in U.S. dollars. Refer to Note 4 for the adjustments identified by Maersk Drilling to convert Maersk Drilling’s historical financial statements prepared in accordance with IFRS to Noble’s basis of accounting under U.S. GAAP.

Noble adopted fresh start accounting in accordance with Accounting Standards Codification Topic 852, Reorganizations (“ASC 852”), upon Noble’s emergence from reorganization under Chapter 11, resulting in reorganized Noble becoming the successor entity (“Successor”) for financial reporting purposes. In accordance with ASC 852, with the application of fresh start accounting, Noble allocated its reorganization value to its individual assets based on their estimated fair values in conformity with ASC 805. Liabilities subject to compromise of the predecessor entity of Noble (“Predecessor”) were either reinstated or extinguished as part of the reorganization.

Note 2. Business Combination with Maersk Drilling and Estimated Purchase Consideration

Business Combination Agreement

Subject to the terms and conditions set forth in the Business Combination Agreement, at the Merger Effective Time, (i) each Noble Share issued and outstanding immediately prior to the Merger Effective Time will be converted into one newly and validly issued, fully paid and non-assessable Topco Share, (ii) each warrant to purchase Noble Shares issued pursuant to the Penny Warrant Agreement and outstanding immediately prior to the Merger Effective Time will cease to represent the right to acquire Noble Shares and will be automatically cancelled, converted into and exchanged for a number of Topco Shares equal to the number of Noble Shares underlying such warrant, rounded to the nearest whole share, and (iii) each warrant to purchase Noble Shares issued pursuant to the Noble Warrant Agreements and outstanding immediately prior to the Merger Effective Time will be converted automatically into a warrant to acquire a number of Topco Shares equal to the number of Noble Shares underlying such warrant, with the same terms as were in effect immediately prior to the Merger Effective Time under the terms of the applicable warrant agreement. In addition, each Noble RSU Award that is outstanding immediately prior to the Merger Effective Time will cease to represent a right to acquire Noble Shares (or value equivalent to Noble Shares) and will be exchanged for restricted share units representing the right to acquire, on the same terms and conditions as were applicable under the Noble RSU Award (including any vesting conditions), that number of Topco Shares equal to the number of Noble Shares subject to such Noble RSU Award immediately prior to the Merger Effective Time.

Subject to the terms and conditions set forth in the Business Combination Agreement, following the approval of certain regulatory filings with the DFSA, Topco has agreed to commence the Exchange Offer to acquire up to 100% of the then outstanding Maersk Drilling Shares and voting rights of Maersk Drilling, not including any treasury shares held by Maersk Drilling. The Exchange Offer is conditioned upon, among other things, holders of at least 80% of the then outstanding Maersk Drilling Shares and voting rights of Maersk Drilling tendering their shares in the Exchange Offer (which percentage may be lowered by Topco in its sole discretion to not less than 70%).

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In the Exchange Offer, Maersk Drilling shareholders may exchange each Maersk Drilling share at the Exchange Ratio of 1.6137 for newly and validly issued, fully paid and non-assessable Topco Offer Shares, delivered in the form of share entitlements, and each Maersk Drilling shareholder will have the ability to elect the cash consideration for up to USD 1,000 of their Maersk Drilling Shares (payable in DKK), subject to an aggregate cash consideration cap of USD 50 million.

Each of Maersk Drilling and Topco will take steps to procure that each Maersk Drilling RSU Award that is outstanding immediately prior to the Acceptance Time is exchanged, at the Acceptance Time, with the right to receive on the same terms and conditions as were applicable under the Maersk Drilling LTI (including any vesting conditions), that number of Topco Shares equal to the product of (1) the number of Maersk Drilling Shares subject to such Maersk Drilling RSU Award immediately prior to the Acceptance Time and (2) the Exchange Ratio, with any fractional Maersk Drilling Shares rounded to the nearest whole share. Upon conversion such Maersk Drilling RSU Awards will cease to represent a right to receive Maersk Drilling Shares (or value equivalent to Maersk Drilling Shares).

Following the closing of the Business Combination, assuming all of the Maersk Drilling Shares are acquired by Topco through the Exchange Offer and no cash is paid by Topco in the Exchange Offer, Topco will own all of Noble’s and Maersk Drilling’s respective businesses and the former shareholders of Noble and former shareholders of Maersk Drilling will each own approximately 50% of the outstanding Topco Shares (or 50.8% and 49.2%, respectively, assuming Topco pays the full Cash Consideration Cap of USD 50 million in the Exchange Offer and using the volume-weighted average closing price of the Noble Shares as of 6 December 2021), excluding dilution from outstanding Noble warrants and stock-based compensation from Noble and Maersk Drilling.

The acquisition method of accounting for business combinations was used by Noble in accordance with ASC 805, with Noble expected to be the accounting acquirer of Maersk Drilling. The Business Combination Agreement uses the fixed Exchange Ratio of Topco Shares for Maersk Drilling Shares, which is expected to result in a 52% pro forma equity stake for Noble shareholders and 48% pro forma equity stake for Maersk Drilling shareholders in the post-closing combined company (assuming a tender of 100% of Maersk Drilling’s current issued and outstanding share capital and capturing the dilutive impact of outstanding Noble in-the-money warrants after application of the treasury stock method of potential settlement). If any of the cash consideration is elected, existing Maersk Drilling shareholders’ ownership in the post-closing company would be further diluted. Accordingly, Noble shareholders are expected to hold a majority interest in the combined company after the Business Combination is completed. The board of directors will be comprised of seven members, including three individuals designated by Noble, three individuals designated by Maersk Drilling, and Robert W. Eifler, current President and Chief Executive Officer of Noble, who will serve as the President and Chief Executive Officer of the combined company. Of the three individuals designated by Noble, up to two individuals may be designated by the Investor Manager (depending upon the Investor Manager’s percentage ownership of outstanding Topco Shares). Of the three individuals designated by Maersk Drilling, up to two individuals may be designated by APMH Invest (which right APMH Invest will continue to have on a going-forward basis, subject to certain minimum holding conditions). Further, the combined company name, ticker symbol, and headquarters will remain consistent with that of Noble. Based on Noble shareholders’ majority equity stake in the combined company, the composition of the board of directors of the combined company, and the other factors noted herein, Noble is expected to be the accounting acquirer of Maersk Drilling in accordance with the guidance of ASC 805.

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Purchase Price Consideration

The following table presents the calculation of preliminary purchase price consideration based on an average of the closing price per share of Noble Shares on the NYSE for the seven trailing days ended on 18 March 2022, which is used as a proxy for the market price of the Noble Shares at the Closing. This calculation assumes no cash consideration is elected (table below in thousands, except ratios and per share price):

Preliminary purchase price consideration
Maersk Drilling shares issued and outstanding as of 31 May 2022	41,391
Fixed exchange ratio	1.6137

Number of Topco shares issued	66,792
Noble share price for seven trailing days ended 18 March 2022	$31.02

Preliminary purchase price paid for Maersk Drilling shares	$2,071,799
Fair value of replacement Maersk Drilling RSU Awards attributable to the purchase price	7,056

Total preliminary purchase price consideration	$2,078,855

The purchase price consideration calculated above and applied in the Unaudited Pro Forma Financial Information is preliminary and subject to modification based on the final purchase price, which includes any changes to the value of Noble’s Shares and the number of vested Maersk Drilling RSU Awards at the Closing. The final value of Noble’s consideration transferred will be determined based on the actual number of Noble Shares issued, the number of Maersk Drilling Shares outstanding at the Closing, and the market price of the Noble Shares at the Closing. This will likely result in a difference from the preliminary purchase consideration calculated above and that difference may be material. For example, with other assumptions held constant, an increase or decrease of 10% in the price per Noble Shares would increase or decrease the fair value of the preliminary purchase price by USD 207.9 million. However, a change in the closing share price does not change the number of Topco Shares issued in connection with the Business Combination or the number of underlying Topco Shares issued as replacement for the Maersk Drilling RSU Awards to be granted. The election of cash consideration does not change the purchase price consideration.

Allocation of Purchase Price Consideration to Asset Acquired and Liabilities Assumed

The allocation of the consideration, including any related tax effects, is preliminary and pending finalization of various estimates, inputs and analyses used in the valuation assessment of the specifically identifiable tangible and intangible assets acquired. Since the Unaudited Pro Forma Financial Information has been prepared by Noble based on preliminary estimates of consideration and fair values attributable to the Business Combination, the actual amounts eventually recorded in accordance with the acquisition method of accounting may differ materially from the information presented.

ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. Any consideration transferred or paid in a business combination in excess of the fair value of the assets acquired and liabilities assumed should be recognized as goodwill. Noble’s management’s estimate as of the date of this Exemption Document is that the fair value of the net assets and liabilities acquired is less than the purchase price. The excess amount not allocated to the acquired assets and assumed liabilities was recognized as goodwill on the pro forma condensed combined balance sheet as of 31 December 2021. This preliminary determination is subject to further assessment and adjustments by Noble pending additional information sharing between the parties, more detailed third-party appraisals, and other potential adjustments.

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In October 2021, the FASB issued Accounting Standards Update (“ASU”) No. 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (“ASU 2021-08”). Upon the adoption of this update, contract assets and contract liabilities (i.e., deferred revenue) acquired in a business combination will be recognized and measured by the acquirer on the acquisition date in accordance with Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“ASC 606”) as if the acquirer had originated the contracts, which would generally result in an acquirer recognizing and measuring acquired contract assets and contract liabilities consistent with how they were recognized and measured in the acquiree’s financial statements. Noble adopted ASU 2021-08 on 1 January 2022, prior to the consummation of the Business Combination. Therefore, Maersk Drilling’s historical deferred revenue balance as of 31 December 2021 has been included in the preliminary purchase price allocation in accordance with ASU 2021-08 based on a preliminary assessment of the ASC 606 polices of Noble and Maersk Drilling made by Noble.

The preliminary allocation of the purchase price consideration is as follows:

Estimated Fair Value
Total current assets	$871,797
Property and equipment, net	2,580,958
Other noncurrent assets	31,074

Total assets acquired	3,483,829

Total current liabilities	454,837
Long-term debt	919,765
Deferred income taxes	18,856
Other liabilities	278,477

Total liabilities assumed	1,671,935

Net assets acquired	1,811,894
Goodwill	266,961

Total preliminary purchase price consideration	$2,078,855

Minimum Acceptance Condition

In accordance with the Business Combination Agreement, the Minimum Acceptance Condition, where Topco acquires at least 80% of the then outstanding Maersk Drilling Shares and voting rights of Maersk Drilling (which percentage may be lowered by Topco in its sole discretion to not less than 70%), needs to be met in order to consummate the Business Combination. If more than 90% of the issued and outstanding Maersk Drilling Shares are acquired by Topco, Topco will redeem any Maersk Drilling Shares not exchanged in the Exchange Offer by Topco for, at the election of the holder, either Topco Shares or cash (or, for those holders that do not make an election, only cash), under the Compulsory Purchase. Accordingly, upon the consummation of the Business Combination, Topco may own 70% to 90%, or 100%, of the outstanding Maersk Drilling Shares and voting rights of Maersk Drilling.

The Unaudited Pro Forma Financial Information presented above assumes that Topco acquires 100% of the outstanding Maersk Drilling Shares and voting rights of Maersk Drilling at closing of the Business Combination. If only 70% or 90% of such shares and voting rights are acquired, Topco would recognize USD 0.6 billion or USD 0.2 billion, respectively, in noncontrolling interest on the unaudited pro forma condensed combined balance sheet as of 31 December 2021 with a corresponding reduction to additional paid in capital. The table below provides an analysis of the impact on the unaudited pro forma condensed

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combined statement of operations if only 70% or 90% of the outstanding Maersk Drilling Shares and voting rights of Maersk Drilling are acquired by Topco:

	Assuming 70% of Maersk Drilling Shares are acquired	Assuming 90% of Maersk Drilling Shares are acquired
	Year Ended 31 December 2021	Year Ended 31 December 2021
Numerator
Net income	$494,310	$494,310
Net income attributable to noncontrolling interest(1)	98,767	32,922

Net income attributable to Topco	395,543	461,388

Denominator
Basic shares:
Pro forma weighted average shares outstanding, basic, assuming 100% of Maersk Drilling Shares are acquired	133,486	133,486
Less: Maersk Drilling Shares not acquired	(20,038)	(6,679)

Pro forma weighted average shares outstanding, basic	113,448	126,807

Diluted shares:
Pro forma weighted average shares outstanding, diluted, assuming 100% of Maersk Drilling Shares are acquired(2)	138,402	138,402
Less: Maersk Drilling Shares not acquired	(20,038)	(6,679)

Pro forma weighted average shares outstanding, diluted	118,364	131,723

Net income per share attributable to Topco, basic	$3.49	$3.64
Net income per share attributable to Topco, diluted	$3.34	$3.50

1)

Net income attributable to noncontrolling interest on a pro forma basis is calculated by applying 30% and 10%, respectively, of noncontrolling interest ownership to Maersk Drilling pro forma net income determined as follows:

	Assuming 70% of Maersk Drilling Shares are acquired	Assuming 90% of Maersk Drilling Shares are acquired
	Year Ended 31 December 2021	Year Ended 31 December 2021
Maersk Drilling Historical Adjusted (U.S. GAAP)	$62,296	$62,296
Business Combination Transaction Accounting Adjustments (Note 3)	266,927	266,927

Maersk Drilling pro forma net income	$329,223	$329,223

Noncontrolling interest ownership percentage	30%	10%

Net income attributable to noncontrolling interest	$98,767	$32,922

1)	The diluted pro forma share count excludes the potentially dilutive effect of 11,097 out-of-the-money Noble warrants.

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Note 3. Business Combination Transaction Accounting Adjustments

The Business Combination transaction adjustments below are prepared based on the purchase price assumptions presented in Note 2, Business Combination with Maersk Drilling Merger and Estimated Purchase Consideration, and the assumption that Maersk Drilling shareholders will not opt for the cash consideration of up to USD 1,000 for each individual shareholder and USD 50.0 million in aggregate. The election of the cash consideration will impact the Unaudited Pro Forma Financial Information as it relates to weighted average shares, loss per share, cash and equity. Such impact is further discussed in the relevant pro forma footnotes below.

Condensed Combined Statement of Operations

(AA) Depreciation and amortization

Reflects the removal of historical depreciation expense and the recording of the pro forma depreciation expense based on the estimated fair value of Maersk Drilling’s property and equipment upon the Business Combination. For pro forma purposes it is assumed that the Business Combination occurred on 1 January 2021. The pro forma adjustment to depreciation expense for the twelve months ended 31 December 2021 was calculated as follows:

Twelve Months Ended 31 December 2021
Removal of historical depreciation expense	$(432,726)
Pro forma depreciation expense	124,002

Pro forma adjustment for depreciation and amortization	$(308,724)

Drilling equipment and facilities are depreciated using the straight-line method over their estimated useful lives as of the date placed in service or date of major refurbishment. Estimated useful lives of the acquired drilling equipment range from three to thirty years. Maersk Drilling’s other property and equipment is depreciated using the straight-line method over useful lives ranging from two to forty years.

(BB) Merger and integration costs

Reflects the recognition of the following items in the pro forma statement of operations for the twelve months ended 31 December 2021:

(ii)

the incremental estimated transaction costs to be incurred directly in connection with the Business Combination, consisting primarily of legal and professional fees. Approximately USD 21.5 million and USD 22.2 million of estimated transaction costs are expected to be incurred subsequent to 31 December 2021 by Noble and Maersk Drilling, respectively, and such costs are reflected in the pro forma statement of operations. For the twelve months ended 31 December 2021, USD 9.7 million and USD 5.5 million of transaction costs were incurred by Noble and Maersk Drilling, respectively. The costs above are not expected to recur any period beyond twelve months from the close of the Business Combination;

stock-based compensation expense of USD 1.8 million due to the accelerated vesting of cash and equity settled Noble RSU Awards held by Noble’s non-employee directors in connection with the Business Combination. This cost is non-recurring and is not expected to have a continuing impact on the combined company’s operating results in future periods; and

estimated expense of USD 5.2 million related to the cash-based bonus expected to be paid to executive officers and certain other employees of Maersk Drilling upon completion of the Business Combination. This estimate is preliminary and subject to change based on statutory and other legal contingency matters. This cost is non-recurring and is not expected to have a continuing impact on the combined company’s operating results in future periods.

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(CC) Weighted average shares outstanding and income per share

As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented.

The table below presents the components of the numerator and denominator for the pro forma income per share calculation for the periods presented:

Twelve Months ended 31 December 2021
Assuming no Cash Consideration Election
Numerator
Net income attributable to Topco	$494,310

Denominator
Basic shares:
Topco shares converted from Noble shares	60,152
Topco shares converted from Noble Penny Warrants	6,463
Topco shares converted from vested Noble RSUs	79
Topco shares converted from Maersk Drilling shares	66,792

Pro forma weighted average shares outstanding, basic	133,486

Diluted shares:
Pro forma weighted average shares outstanding, basic	133,486
Dilutive effect of Topco shares convertible from Noble in-the-money warrants	1,263
Dilutive effect of Topco shares convertible from unvested Noble RSU Awards	3,180
Dilutive effect of Topco shares convertible from unvested Maersk Drilling RSU Awards	473

Pro forma weighted average shares outstanding, diluted(1)	138,402

Net income per share attributable to Topco, basic	$3.70
Net income per share attributable to Topco, diluted	$3.57

(1)	The diluted pro forma share count excludes the potentially dilutive effect of 11,097 out-of-the-money Noble warrants.

The pro forma income per share calculation above assumed that Maersk Drilling shareholders will not opt for the cash consideration of up to USD 1,000 for each individual shareholder and USD 50.0 million in aggregate. If the maximum cash consideration is elected, the basic and diluted weighted average shares outstanding are estimated to be 131,874 and 136,790 and the basic and diluted pro forma income per share are estimated to be USD 3.75 and USD 3.61, respectively, for the twelve months ended 31 December 2021. Such

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estimates are based on the same share price assumption used in estimating the preliminary purchase price consideration discussed in Note 2, Business Combination with Maersk Drilling and Estimated Purchase Consideration.

(DD) Interest expense

Reflects the elimination of Maersk Drilling’s historical amortization of deferred financing costs as a result of the elimination of deferred financing costs upon applying purchase accounting. No amortization of deferred financing costs would have been recorded during the twelve months ended 31 December 2021 had the Business Combination occurred on 1 January 2021.

(EE) Taxes

Reflects the pro forma adjustments to penalties and interest for tax contingencies booked as income tax benefit (provision) or contract drilling services expense as a result of the Business Combination. The income tax benefit (provision) impact was calculated by applying the appropriate statutory tax rates of the respective tax jurisdictions to which the pro forma adjustments relate.

Condensed Combined Balance Sheet

(FF) Cash and cash equivalents

Adjustment reflects (i) the payment of estimated transaction costs of USD 43.8 million for legal, professional and success fees incurred subsequent to 31 December 2021 by Noble and Maersk Drilling related to the Business Combination, (ii) the payment of total accrued transaction costs of USD 8.0 million as of 31 December 2021 for legal, professional and success fees incurred by Noble and Maersk Drilling in connection with the Business Combination, (iii) the payment of USD 0.9 million to Noble’s non-employee directors due to the accelerated vesting of cash settled Noble RSU Awards in connection with the Business Combination, and (iv) the payment of USD 7.3 million related to the cash-based bonus expected to be paid to executive officers and certain other employees of Maersk Drilling upon completion of the Business Combination. This adjustment does not reflect the election of any cash consideration. If the Maersk Drilling shareholders opt for the maximum cash consideration of USD 50.0 million in lieu of Topco shares, the pro forma cash balance would be USD 999.5 million as of 31 December 2021.

(GG) Deferred costs

Represents the elimination of Maersk Drilling’s balances related to deferred costs on drilling contracts for items such as mobilization and precontract costs as a result of applying purchase accounting on a pro forma basis. These deferred costs are written off as there are no further performance obligations related to these costs.

(HH) Goodwill

Reflects goodwill due to the purchase price being greater than the fair value of the net assets and liabilities acquired. See Note 2, Business Combination with Maersk Drilling Merger and Estimated Purchase Consideration—Allocation of Purchase Price Consideration to Asset Acquired and Liabilities Assumed.

(II) Property and equipment, net

Represents the preliminary fair value adjustment to Property and equipment to reduce the pro forma adjusted historical net book value, on a U.S. GAAP basis, of Maersk Drilling’s floaters, jackup rigs and related equipment to fair value.

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(JJ) Taxes

Reflects the pro forma adjustments to tax contingencies and income tax related accounts on the balance sheet as a result of the Business Combination.

(KK) Accounts payable

Adjustment reflects (i) the payment of accrued cash-based bonuses of USD 2.1 million expected to be paid to executive officers and certain other employees of Maersk Drilling upon completion of the Business Combination, and (ii) the payment of total accrued transaction costs of USD 8.0 million as of 31 December 2021 for legal, professional and success fees incurred by Noble and Maersk Drilling in connection with the Business Combination.

(LL) Long-term debt

Represents the elimination of Maersk Drilling’s unamortized deferred financing costs as a result of applying purchase accounting on a pro forma basis.

(MM) Equity

The following adjustments were made to equity captions based on the Business Combination transaction:

Common stock:
Add: Topco converted shares (at par of $0.00001)	$(62,519)

Pro forma adjustment	$(62,519)

Additional paid-in capital:
Add: Topco shares issued (less par value) to acquire Maersk Drilling	$2,071,798
Add: Fair value of replacement Maersk Drilling RSU Awards attributable to the purchase price	7,056
Add: Unrecognized compensation costs for vested equity settled Noble non-employee director RSUs	882

Pro forma adjustment	$2,079,736

Retained earnings:
Remove Maersk Drilling balance	$(5,054,561)
Subtract: Estimated transaction costs for Business Combination, See adjustment (BB)	(43,751)
Subtract: Unrecognized compensation costs for vested cash settled Noble non-employee director RSUs	(1,767)
Subtract: Estimated Maersk Drilling cash-based transaction bonus	(5,200)

Pro forma adjustment	$(5,105,279)

Accumulated other comprehensive income (loss):
Remove Maersk Drilling balance	$21,027

Pro forma adjustment	$21,027

These adjustments do not reflect the election of any cash consideration. If the Maersk Drilling shareholders opt for the maximum cash consideration of USD 50.0 million in lieu of Topco shares, the pro forma equity balance would be USD 3,535.5 million as of 31 December 2021.

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Note 4. Reclassification of Maersk Drilling’s Historical Financial Statement Presentation

The following reclassifications were made as a result of the Business Combination to conform Maersk Drilling’s historical financial information to Noble’s presentation:

Statement of Operations for the Twelve Months Ended 31 December 2021

Financial Statement Line Item	Maersk Drilling Historical Presentation	Maersk Drilling Historical as Presented
Revenue	$1,267,136	$—
Contract drilling services (revenue)	—	1,267,136
Cost of sales	(920,945)	—
Contract drilling services (expense)	—	859,839
General and administrative	—	80,106
Reimbursables	—	11,000
Reimbursables and other	—	30,000
Impairment losses/reversals	11,034	—
Contract drilling services (expense)	—	(11,034)
Gain/loss on sale of non-current assets	(256,292)	—
Gain on sale of operating assets, net	—	(256,292)
Share of results in joint ventures	(1,424)	—
Interest income and other, net	—	(1,424)
Financial expenses	(75,402)	—
Interest expense, net of amounts capitalized	—	(64,358)
Interest income and other, net	—	(11,044)
Financial income	14,265	—
Interest income and other, net	—	14,265
Tax	(26,248)	—
Income tax benefit (provision)	—	(26,248)

Balance Sheet as of 31 December 2021

Financial Statement Line Item	Maersk Drilling Historical Presentation	Maersk Drilling Historical as Presented
Cash and bank balances	$556,753	$—
Cash and cash equivalents	—	551,088
Prepaid expenses and other current assets	—	5,665
Trade receivables	237,439	—
Accounts receivable, net	—	237,439
Derivatives (current)	109	—
Prepaid expenses and other current assets	—	109
Other receivables	54,192	—
Prepaid expenses and other current assets	—	12,509
Taxes receivable	—	23,018
Accounts receivable, net	—	18,665
Prepayments	55,745	—
Prepaid expenses and other current assets	—	55,745
Intangible assets	13,401	—
Property and equipment, at cost	—	10,607
Prepaid expenses and other current assets	—	2,794
Right-of-use assets	23,223	—

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Financial Statement Line Item	Maersk Drilling Historical Presentation	Maersk Drilling Historical as Presented
Other assets	—	23,223
Deferred tax (asset)	16,891	—
Other assets	—	16,891
Property, plant and equipment	2,812,974	—
Property and equipment, at cost	—	9,411,016
Accumulated depreciation	—	(6,598,042)
Financial non-current assets, etc,	6,703	—
Other assets	—	6,703
Trade payables	164,158	—
Accounts payable	—	164,158
Deferred income	39,981	—
Other current liabilities	—	39,981
Provisions (current)	1,825	—
Other current liabilities	—	1,825
Borrowings, current	136,504	—
Current maturities of long-term debt	—	130,097
Other current liabilities	—	6,407
Other payables	64,980	—
Other current liabilities	—	18,872
Accrued payroll and related costs	—	33,728
Taxes payable	—	11,741
Interest payable	—	639
Tax payable	51,600	—
Other liabilities	—	51,600
Borrowings, non-current	925,685	—
Long-term debt	—	907,346
Other liabilities	—	18,339
Provisions (non-current)	8,502	—
Other liabilities	—	8,502
Deferred tax (liability)	26,305	—
Deferred income taxes	—	26,305
Derivatives (non-current)	16,241	—
Other liabilities	—	16,241
Share capital	62,520
Common stock	—	62,520
Reserves and retained earnings	2,257,811	—
Retained earnings (accumulated deficit)	—	2,278,838
Accumulated other comprehensive income (loss)	—	(21,027)

Note 5. Maersk Drilling Rig Disposal

The adjustments outlined below reflect adjustments to Maersk Drilling’s historical income statement for the financial year ended 31 December 2021 assuming the Maersk Drilling Rig Disposal had occurred on 1 January 2021. For the financial year ended 31 December 2021, Maersk Drilling recognized a non-recurring after-tax gain of USD 206.1 million on the Maersk Drilling Rig Disposal.

(A)	Maersk Drilling Inspirer rig historical activity

Reflects the pro forma adjustments to eliminate the historical income statement activity attributed to the disposed Inspirer rig, which included foreign currency revaluation gains of USD 1.1 million presented within interest expense.

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(B)	Interest expense

Reflects the elimination of historical interest expense of USD 2.3 million associated with Maersk Drilling’s term loan facility, as the Inspirer rig triggered an USD 80.0 million mandatory repayment of Maersk Drilling’s outstanding borrowings under its term loan facility.

Note 6. Maersk Drilling IFRS To U.S. GAAP Conversion

The Unaudited Pro Forma Financial Information reflects the material adjustments necessary to convert Maersk Drilling’s historical financial statements to U.S. GAAP and conform to Noble’s accounting policies based on an initial policy conversion assessment performed by management. Upon the consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. The adjustments outlined below are preliminary and are subject to change as additional information becomes available and as additional analysis is performed.

(C)	Leases

Under IFRS, Maersk Drilling recognized right of use assets and lease liabilities for all leases, with the exceptions described in the paragraph below. However, as required by IFRS, Maersk Drilling did not distinguish between operating leases and finance leases and accounted for all leases recorded on the balance sheets similarly to finance leases under U.S. GAAP. Maersk Drilling recorded depreciation on all right-of-use assets and interest expense on all lease liabilities, while a straight-line operating expense is presented for operating leases under U.S. GAAP.

IFRS includes an exemption for leases of low-value assets, where a lessee may elect to recognize lease payments on a straight-line basis over the lease term instead of capitalizing them on the balance sheet. This exemption can be elected on a lease-by-lease basis. U.S. GAAP does not have explicit exemptions for leases of low-value assets, however, Maersk Drilling’s leases of low-value assets were not deemed material for purposes of the Unaudited Pro Forma Financial Information.

The following table presents the pro forma adjustments to reclassify Maersk Drilling’s historical interest on lease liabilities and depreciation on right-of-use assets to general and administrative expense and contract drilling services expense to align with Noble’s accounting treatment under U.S. GAAP:

Twelve Months Ended 31 December 2021
Elimination of Maersk Drilling’s historical interest on lease liabilities	$1,072
Elimination of Maersk Drilling’s historical depreciation on right-of-use assets	(6,586)
Reclassification of amounts to general and administrative expense	2,794
Reclassification of amounts to contract drilling services expense	4,864

(D)	Special items

Maersk Drilling has historically chosen to present as a separate line item within its historical income statements called ‘special items’ that was intended to capture the impact from non-recurring, infrequent or unusual events on the statement of operations. Such presentation of special items is disallowed under U.S. GAAP. The following table presents the pro forma adjustments to reclassify Maersk Drilling’s historical

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expenses presented within special items to general and administrative expense and contract drilling services expense to align with Noble’s treatment of such items under U.S. GAAP:

Twelve Months Ended 31 December 2021
Special items reclassified to merger and integration costs	$7,592
Special items reclassified to contract drilling services expense	13,135

Total Maersk Drilling special items	$20,727

(E)	Impairment of property and equipment

Under IFRS, an asset must not be carried in the financial statements at more than the highest amount to be recovered through its use or sale. If the carrying amount of an asset exceeds the asset’s recoverable amount (i.e., the higher of an asset’s or cash-generating unit’s fair value less costs of disposal or its value in use), the asset is deemed to be impaired and an impairment loss is recognized immediately in profit or loss and the value of the cash-generating unit, or the carrying amount of the asset, is reduced.

Under U.S. GAAP, an impairment loss is triggered for long-lived assets only if the asset’s, or asset group’s, carrying amount is not recoverable (i.e., the asset or asset group’s carrying amount is less than the undiscounted future cash flows expected to be derived from the asset or asset group). Additionally, the reversal of an impairment loss is not permitted. As a result of the differences in impairment calculation, an updated impairment test was prepared for Maersk Drilling as if U.S. GAAP method was applied in 2016 through 2021 to assess the effect of the different accounting treatment between IFRS and U.S. GAAP for impairment. 2016 was selected as the beginning period for the assessment because it was the earliest year in which an impairment on its property and equipment occurred and had a continuing impact on the balance as of 31 December 2021. The analysis has been performed by adjusting the discount rate to zero percent in the impairment models that were used under IFRS and recalculating the impact on depreciation expense and deferred taxes for any impairments that would not have been recorded under U.S. GAAP.

The following table reflects the pro forma adjustments related to impairment to align Maersk Drilling’s historical treatment of impairment under IFRS to the treatment under U.S. GAAP, including (i) the elimination of any previously recognized impairment reversals, (ii) increasing the carrying value of property and equipment to reverse impairment losses which would not have been recorded under U.S. GAAP in prior periods, (iii) adjusting accumulated depreciation balance as of 31 December 2021 and depreciation expense for the year ended 31 December 2021 as a result of the increase in carrying value of property and equipment, and (iv) any related tax effects from the aforementioned adjustments:

Pro forma Condensed Combined Balance Sheet	As of 31 December 2021
Increase to carrying amount of property and equipment	$3,751,931
Increase to accumulated depreciation	(836,995)
Decrease to deferred income tax assets	(8,184)
Increase to deferred income tax liabilities	73,328

Pro forma Condensed Combined Statements of Operations	Twelve Months Ended 31 December 2021
Increase to depreciation expense	$234,077
Cumulative adjustment to income tax benefit (provision)	10,442

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(F)	Income Taxes

Reflects conversion adjustments recorded for tax positions that are not probable to be sustained under IFRS upon a tax audit and would therefore be fully reserved under U.S. GAAP. Under IFRS, such tax positions are recorded at either a weighted average or the most-likely outcome; whereas under U.S. GAAP, such positions are fully reserved.

Note 7. Noble Pro Forma Results of Operations

The following table provides for the Noble pro forma results of operations for the twelve months ended 31 December 2021 assuming the Noble 2022 Rig Disposal, the Noble Reorganization, the Pacific Drilling Merger, and the Noble 2021 Rig Disposal had occurred on 1 January 2021.

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Unaudited Pro Forma Condensed Combined Statement of Operations

Twelve Months ended 31 December 2021

(in thousands, except per share amounts)

				Noble Reorganization
	Noble Predecessor Historical Period From 1 January 2021 through 5 February 2021	Noble Successor Historical Period From 6 February 2021 through 31 December 2021	Twelve Months Ended 31 December 2021	Reorganization Adjustments		Fresh Start Adjustments		Pro Forma Noble (including reorganization items, net)	Removal of Noble Reorganization items, net		Noble Post- reorganization Pro Forma
Operating revenues
Contract drilling services	$74,051	$708,131	$782,182	$—		$(5,210)	(c)	$776,972	$—		$776,972
Reimbursables and other	3,430	62,194	65,624	—		—		65,624	—		65,624

	77,481	770,325	847,806	—		(5,210)		842,596	—		842,596

Operating costs and expense
Contract drilling services	46,965	639,442	686,407	920	(a)	—		687,327	—		687,327
Reimbursables	2,737	55,832	58,569	—		—		58,569	—		58,569
Depreciation and amortization	20,622	89,535	110,157	—		(11,123)	(d)	99,034	—		99,034
General and administrative	5,727	62,476	68,203	803	(a)	—		69,006	—		69,006
Merger and integration costs	—	24,792	24,792	—		—		24,792	—		24,792
Gain on sale of operating assets, net	—	(185,934)	(185,934)	—		—		(185,934)	—		(185,934)
Hurricane losses	—	23,350	23,350	—		—		23,350	—		23,350

	76,051	709,493	785,544	1,723		(11,123)		776,144	—		776,144

Operating income (loss)	1,430	60,832	62,262	(1,723)		5,913		66,452	—		66,452
Other income (expense)
Interest expense, net of amounts capitalized	(229)	(31,735)	(31,964)	(3,518)	(b)	—		(35,482)	—		(35,482)
Gain on extinguishment of debt, net	—	—	—	—		—		—	—		—
Interest income and other, net	399	10,945	11,344	—		—		11,344	—		11,344
Reorganization items, net	252,051	—	252,051	—		—		252,051	(252,051)	(k)	—
Gain on bargain purchase	—	62,305	62,305	—		—		62,305	—		62,305

Income (loss) from continuing operations before income taxes	253,651	102,347	355,998	(5,241)		5,913		356,670	(252,051)		104,619
Income tax benefit (provision)	(3,423)	(365)	(3,788)	353	(e)	1,094	(e)	(2,341)	—		(2,341)

Net income (loss)	$250,228	$101,982	$352,210	$(4,888)		$7,007		$354,329	$(252,051)		$102,278

Basic net income (loss) per share	$1.00	$1.61
Diluted net income (loss) per share	$0.98	$1.51
Weighted average shares outstanding
Basic	251,115	63,186
Diluted	256,571	67,628

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		Pacific Drilling Merger
	Noble Post- reorganization Pro Forma	Pacific Successor Historical From 1 January 2021 through 15 April 2021	Pacific Drilling Merger Transaction Accounting Adjustments			Noble / Pacific Pro Forma Combined	Noble 2021 Rig Disposal Accounting Adjustments			Noble 2022 Rig Disposal Accounting Adjustments			Noble Pro Forma
Operating revenues
Contract drilling services	$776,972	$30,893	$—			$807,865	$(84,546)	(l	)	$(48,369)	(n	)	$674,950
Reimbursables and other	65,624	1,791	—			67,415	(1,874)	(l	)	(3,321)	(n	)(o)	62,220

	842,596	32,684	—			875,280	(86,420)			(51,690)			737,170

Operating costs and expense
Contract drilling services	687,327	43,586	2,108	(f	)	733,021	(56,746)	(l	)	(113,710)	(n	)(p)	562,565
Reimbursables	58,569	1,090	—			59,659	(1,008)	(l	)	(3,086)	(n	)	55,565
Depreciation and amortization	99,034	12,026	(7,656)	(g	)	103,404	(7,593)	(l	)	(20,836)	(n	)	74,975
General and administrative	69,006	25,441	—			94,447	—			—			94,447
Merger and integration costs	24,792	—	—			24,792	—			—			24,792
Gain on sale of operating assets, net	(185,934)	—	—			(185,934)	—			(59,840)	(q	)	(245,774)
Hurricane losses	23,350	—	—			23,350	—			—			23,350

	776,144	82,143	(5,548)			852,739	(65,347)			(197,472)			589,920

Operating income (loss)	66,452	(49,459)	5,548			22,541	(21,073)			145,782			147,250
Other income (expense)
Interest expense, net of amounts capitalized	(35,482)	(371)	371	(h	)	(35,482)	10,683	(l	)(m)	—			(24,799)
Gain on extinguishment of debt, net	—	(2,664)	—			(2,664)	—			—			(2,664)
Interest income and other, net	11,344	(25)	—			11,319	—			—			11,319
Reorganization items, net	—	—	—			—	—			—			—
Gain on bargain purchase	62,305	—	—			62,305	—			—			62,305

Income (loss) from continuing operations before income taxes	104,619	(52,519)	5,919			58,019	(10,390)			145,782			193,411
Income tax benefit (provision)	(2,341)	(263)	(8)	(i	)	(2,612)	1,544	(l	)	(3,946)	(r	)	(5,014)

Net income (loss)	$102,278	$(52,782)	$5,911			$55,407	$(8,846)			$141,836			$188,397

Basic net income (loss) per share													$2.83	(j	)
Diluted net income (loss) per share													$2.65	(j	)
Weighted average shares outstanding
Basic													66,615	(j	)
Diluted													71,058	(j	)

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Noble Reorganization

Reorganization Adjustments

(a)	Stock based compensation

Reflects an increase in stock-based compensation expense based on the new awards issued in connection with the Noble Reorganization.

(b)	Interest expense

The adjustment reflects change of interest expense for the Predecessor as a result of the Plan. Under the Plan, all amounts outstanding under the 2017 Credit Facility (as defined in the Noble 2021 Form 10-K), including the interest, were paid in full and all of Noble’s then outstanding senior notes were settled for the Noble Shares, Tranche 1 Warrants and Tranche 2 Warrants (each as defined in the Noble 2021 Form 10-K). Upon emergence, Noble entered into a senior secured revolving credit agreement (the “Revolving Credit Agreement”) that provides for a USD 675.0 million senior secured revolving credit facility (with a USD 67.5 million sublimit for the issuance of letters of credit thereunder) (the “Successor Revolving Credit Facility”) and issued USD 216.0 million senior secured second lien notes (the “Notes”) with an interest rate of LIBOR + 4.75% and 11% payable semi-annually, respectively. The pro forma adjustment to interest expense was calculated as follows:

Twelve Months Ended 31 December 2021
Reversal of Predecessor interest expense	$(229)
Pro forma interest on the Successor Revolving Credit Facility and Notes	3,505
Amortization of Successor deferred financing costs	242

Pro forma adjustment for interest expense	$3,518

Assuming an increase in interest rates on the Revolving Credit Agreement and Notes of 1/8%, pro forma interest would increase by USD 0.1 million.

Fresh Start Adjustments

(c)	Amortization of favorable contract

Adjustment reflects the amortization of favorable contracts with customers as a result of adopting fresh start accounting. The remaining useful life of the favorable contracts range between 1-3 years.

(d)	Depreciation and amortization

Reflects the pro forma decrease in depreciation expense based on new preliminary asset values for the Predecessor as a result of adopting fresh start accounting. The pro forma adjustment to depreciation expense was calculated as follows:

Twelve Months Ended 31 December 2021
Removal of Predecessor depreciation expense	$(20,622)
Pro forma depreciation expense	9,499

Pro forma adjustment for depreciation and amortization	$(11,123)

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Drilling equipment and facilities are depreciated using the straight-line method over their estimated useful lives as of the date placed in service or date of major refurbishment. Estimated useful lives of Noble’s drilling equipment range from three to thirty years. Other property and equipment is depreciated using the straight-line method over useful lives ranging from two to forty years.

(e)	Income tax

Reflects the pro forma adjustment to tax expense as a result of reorganization adjustments and adopting fresh start accounting. The income tax impact was calculated by applying the appropriate statutory tax rate of the respective tax jurisdictions to which the pro forma adjustments relate, and which are reasonably expected to occur.

Pacific Drilling Successor Historical from 1 January 2021 through 15 April 2021

The following reclassifications were made as a result of the Pacific Drilling Merger to conform Pacific Drilling’s historical financial information to Noble’s presentation:

Financial Statement Line Item	Pacific Drilling Historical Presentation	Pacific Drilling Historical as Presented
Contract drilling services	$1,791	$—
Reimbursables and other	—	1,791
Operating expense	44,959	—
Contract drilling services (expense)	—	43,586
Reimbursables	—	1,090
Depreciation and amortization	—	283
Other expense	(25)	—
Interest income and other, net	—	(25)

Pacific Drilling Merger

(f)	Contract drilling services

Noble has an accounting policy to expense costs for materials and supplies as received or deployed to the drilling units, while Pacific Drilling’s historical policy was to carry inventory at average cost and recognize them in earnings upon consumption. Adjustment reflects the change in contract drilling services expense related to Pacific Drilling’s materials and supplies inventory during the period from 1 January 2021 through 15 April 2021 to align with Noble’s treatment of such costs.

(g)	Depreciation and amortization

Reflects the replacement of historical depreciation expense with the pro forma depreciation expense based on the estimated fair value of Pacific Drilling’s property and equipment upon the Pacific Drilling Merger. For pro forma purposes it is assumed that the Pacific Drilling Merger occurred on 1 January 2021. The pro forma adjustment to depreciation expense for the twelve months ended 31 December 2021 was calculated as follows:

Twelve Months Ended 31 December 2021
Removal of historical depreciation expense	$(12,026)
Pro forma depreciation expense	4,370

Pro forma adjustment for depreciation and amortization	$(7,656)

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Drilling equipment and facilities are depreciated using the straight-line method over their estimated useful lives as of the date placed in service or date of major refurbishment. Estimated useful lives of Noble’s drilling equipment range from three to thirty years. Other property and equipment is depreciated using the straight-line method over useful lives ranging from two to forty years.

(h)	Interest expense

Reflects the elimination of interest expense recorded at the successor entity of Pacific Drilling which was associated with the new senior secured delayed draw term loan facility entered into on 31 December 2020. In connection with the Pacific Drilling Merger, the facility was terminated, and the related interest expense removed from the unaudited pro forma condensed combined statement of operations.

(i)	Income tax

Reflects the pro forma adjustment to tax expense. The income tax impact was calculated by applying the appropriate statutory tax rates of the respective tax jurisdictions to which the pro forma adjustments relate.

(j)	Weighted average shares outstanding

The Noble pro forma weighted average shares outstanding calculation for the twelve months ended 31 December 2021 assumes the Noble Reorganization, the Pacific Drilling Merger, the Noble 2021 Rig Disposal and the Noble 2022 Rig Disposal had occurred on 1 January 2021. The table below presents the components of the numerator and denominator for the Noble pro forma income per share calculation for the periods presented:

Twelve Months Ended 31 December 2021
Numerator
Net income attributable to Noble	$188,397

Denominator
Basic shares:
Noble ordinary shares (excluding penny warrants)	60,152
Noble penny warrants	6,463

Pro forma weighted average shares outstanding, basic	66,615

Diluted shares:
Pro forma weighted average shares outstanding, basic	66,615
Dilutive effect of Noble in-the-money warrants	1,263
Dilutive effect from unvested Noble RSU Awards	3,180

Pro forma weighted average shares outstanding, diluted	71,058

Net income per share attributable to Noble, basic	$2.83
Net income per share attributable to Noble, diluted	$2.65

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(k)	Reorganization items

Reflects the removal of Reorganization items within the Predecessor period of Noble. All expenses are directly related to the Noble Reorganization and are not expected to have a continuing impact in future periods.

Noble 2021 Rig Disposal

The adjustments outlined below reflect adjustments to Noble’s historical income statement for the financial year ended 31 December 2021 assuming the Noble 2021 Rig Disposal had occurred on 1 January 2021. For the financial year ended 31 December 2021, Noble recognized a non-recurring after-tax gain of USD 168.3 million on the Noble 2021 Rig Disposal.

(l)	Noble 2021 Rig Disposal historical activity

Reflects the pro forma adjustments to eliminate the historical activity attributed to the Noble 2021 Rig Disposal from the unaudited pro forma condensed combined statement of operations.

(m)	Interest expense

Reflects the elimination of total interest expense of USD 10.7 million associated with the Successor Revolving Credit Facility, including USD 1.2 million of pro forma interest expense recorded for the Noble Predecessor historical period and USD 9.5 million of interest expense recorded during the Noble Successor historical period. The Successor Revolving Credit Facility was fully paid down using the cash proceeds obtained through the Noble 2021 Rig Disposal.

Noble 2022 Rig Disposal

The adjustments outlined below reflect adjustments to Noble’s historical income statement for the financial year ended 31 December 2021 assuming the Noble 2022 Rig Disposal had occurred on 1 January 2021.

(n)	Noble 2022 Rig Disposal historical activity

Reflects the pro forma adjustments to eliminate the historical activity attributed to the disposed assets from the unaudited pro forma condensed combined statement of operations. The historical activity associated with the Noble Lloyd Noble rig has not been eliminated as Noble is entitled to third-party contract drilling revenues and is responsible for third-party contract drilling expenses under the terms of NLN Charter Agreement with Shelf Drilling during the term of the agreement.

(o)	Transitional Services Agreement

Reflects the estimated revenue of USD 0.8 million attributable to Noble’s transitional services agreement with Shelf Drilling to be entered into upon completion of the transactions contemplated under the Asset Purchase Agreement (refer to section 14.1 “Material Contracts of the Noble Group” of this Exemption Document). These transitional services are not expected to recur in any period beyond twelve months from the close of the Noble 2022 Rig Disposal.

(p)	Bareboat Charter

Noble will incur a charge for the charter rate value related to the NLN Charter Agreement with Shelf Drilling in periods where the activities associated with the Noble Lloyd Noble result in income (refer to section 14.1 “Material Contracts of the Noble Group” of this Exemption Document), and be reimbursed for losses in periods where activities associated with the rig results in a loss. Assuming the Noble 2022 Rig Disposal occurred on 1 January 2021 for pro forma purposes resulted in the charter rate value adjustment of USD 40.1 million.

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(q)	Gain on sale of Noble 2022 Rig Disposal

Reflects the estimated pre-tax gain on the Noble 2022 Rig Disposal. This adjustment includes total cash consideration of USD 375.0 million less (i) the cost basis of the net assets and liabilities divested of USD 304.4 million and (ii) approximately USD 10.8 million of estimated transaction costs to be incurred subsequent to 31 December 2021 by Noble in connection with the rig disposal, which were not reflected in Noble’s historical statement of operations. No transaction costs related to the Noble 2022 Rig Disposal were incurred by Noble during 2021. These transaction costs and gain are not expected to recur in any period beyond twelve months from the close of the Noble 2022 Rig Disposal. The calculation of the gain on sale is preliminary and does not reflect final working capital and other post-closing adjustments. The actual gain or loss on the Noble 2022 Rig Disposal based on the Remedy Proposals could materially differ from the assumptions used herein.

(r)	Income tax

Reflects the pro forma adjustments to tax expense related to the Noble 2022 Rig Disposal.

Note 8. Noble Pro Forma Financial Position

The following table provides for the Noble pro forma financial position assuming the Noble 2022 Rig Disposal had occurred on 31 December 2021. No pro forma adjustments were made for the Completed Transactions in the table below because the effects of these transactions were fully reflected in the historical balance sheet of Noble as of 31 December 2021.

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Unaudited Pro Forma Condensed Combined Balance Sheet

As of 31 December 2021

(in thousands)

	Noble Successor Historical	Noble 2022 Rig Disposal		Noble Pro Forma
Assets
Current assets:
Cash and cash equivalents	$194,138	$364,250	(aa)	$558,388
Accounts receivable, net	200,419	—		200,419
Taxes receivable	16,063	—		16,063
Prepaid expenses and other current assets	45,026	(6,702)	(bb)	38,324

Total current assets	455,646	357,548		813,194

Intangible assets	61,849	—		61,849
Property and equipment, at cost	1,555,975	(315,246)	(bb)	1,240,729
Accumulated depreciation	(77,275)	17,656	(bb)	(59,619)

Property and equipment, net	1,478,700	(297,590)		1,181,110

Other assets	77,247	(4,412)	(bb)(cc)	72,835

Total assets	$2,073,442	$55,546		$2,128,988

Current liabilities
Accounts payable	$120,389	$—		120,389
Accrued payroll and related costs	48,346	—		48,346
Taxes payable	28,735	2,237	(cc)	30,972
Interest payable	9,788	—		9,788
Other current liabilities	41,136	(348)	(bb)	40,788

Total current liabilities	248,394	1,889		250,283

Long-term debt	216,000	—		216,000
Deferred income taxes	13,195	—		13,195
Other liabilities	95,226	(2,236)	(bb)	92,990

Total liabilities	572,815	(347)		572,468

Shareholders’ equity
Common stock	1	—		1
Additional paid-in-capital	1,393,255	—		1,393,255
Retained earnings (accumulated deficit)	101,982	55,893	(dd)	157,875
Accumulated other comprehensive income (loss)	5,389	—		5,389

Total shareholders’ equity	1,500,627	55,893		1,556,520

Total liabilities and equity	$2,073,442	$55,546		$2,128,988

(aa) Cash and cash equivalents

Reflects expected cash proceeds of USD 375.0 million from the Noble 2022 Rig Disposal less USD 10.8 million of estimated transaction costs to be incurred subsequent to 31 December 2021 by Noble in connection with the rig disposal, which were not reflected in Noble’s historical balance sheet.

(bb) Noble 2022 Rig Disposal historical balances

Reflects the pro forma adjustments to (i) eliminate the historical property and equipment and accumulated depreciation balances associated with the Noble 2022 Rig Disposal, (ii) eliminate the historical operating lease

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right-of-use assets from other assets and the short-term and long-term portions of operating lease liabilities from other current liabilities and other liabilities, respectively, for office and equipment leases being transferred in connection with the Noble 2022 Rig Disposal, (iii) eliminate the fuel inventory balances associated with the Noble 2022 Rig Disposal from prepaid expenses and other current assets and (iv) eliminate the deferred costs associated with the Noble 2022 Rig Disposal from prepaid expenses and other current assets.

(cc) Income tax

Reflects the pro forma adjustments to income tax related accounts in connection with the Noble 2022 Rig Disposal.

(dd) Retained earnings (accumulated deficit)

Reflects the cumulative impact of the pro forma adjustments associated with the Noble 2022 Rig Disposal, such as the estimated pre-tax gain and related income tax effect.

Statement by the Topco Board of Directors on the Unaudited Pro Forma Financial Information

In the section 18.1 “Introduction, Pro Forma Financial Information, Basis of Presentation and Notes”, the Topco Board of Directors presents the Unaudited Pro Forma Financial Information prepared on the basis of the Noble Group’s consolidated statement of income for the financial year ended 31 December 2021 and its consolidated statement of financial position as at 31 December 2021 as well as on the basis of certain adjustments and assumptions to illustrate the impact of the Business Combination (as further described in 6 “The Business Combination”), the Noble 2022 Rig Disposal and the Completed Transactions on the Noble Group’s consolidated statement of income for the financial year ended 31 December 2021 and on its consolidated statement of financial position as at 31 December 2021 as if the Business Combination, the Noble 2022 Rig Disposal and the Completed Transactions had occurred on the dates assumed. The Unaudited Pro Forma Financial Information presented in this Exemption Document is unaudited and has been prepared solely for use in this Exemption Document in accordance with the Delegated Exemption Document Regulation and is not to be used for any other purposes.

The Topco Board of Directors believe that the Unaudited Pro Forma Financial Information presented in this Exemption Document has been properly compiled and that it has been prepared on the basis of the stated criteria described in Note 1 of the Unaudited Pro Forma Financial Information and in a manner consistent with the accounting policies, U.S. GAAP, as applied by Noble in its audited consolidated financial statements for the financial year ended 31 December 2021 and as described in Noble’s Annual Report on Form 10-K for the year ended 31 December 2021 as incorporated by reference herein. See 36 “Information incorporated by reference”.

It should be noted that the Unaudited Pro Forma Financial Information solely reflects an illustrative calculation of the matters set out. Actual future financial statements may differ materially from this information.

8 August 2022

Noble Corporation plc

Board of Directors

Robert W. Eifler	Richard B. Barker
Director	Director

William E. Turcotte
Director

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Independent practitioner’s assurance report on the compilation of pro forma financial information included in the Exemption Document

To the Topco Board of Directors

Report on the compilation of pro forma financial information included in the Exemption Document

We have completed our assurance engagement to report on the compilation of pro forma financial information of the Combined Group by the Topco Board of Directors. The Unaudited Pro Forma Financial Information consists of an Unaudited Pro Forma Condensed Combined Statement of Operations for the twelve months ended 31 December 2021 and an Unaudited Pro Forma Condensed Combined Balance Sheet as at 31 December 2021 and related notes as set out in the Unaudited Pro Forma Financial Information approved by the Topco Board of Directors on 8 August 2022. The applicable criteria on the basis of which the Topco Board of Directors has compiled the pro forma financial information are specified in the Delegated Exemption Document Regulation, Annex I, “Minimum Information Content of the Exemption Document” Sections 5.6 to 5.9 concerning pro forma financial information and described in the notes to the aforementioned pro forma financial information (the “Applicable Criteria”).

The Unaudited Pro Forma Financial Information has been compiled by the Topco Board of Directors to illustrate the impact of the Business Combination on the Noble Group’s consolidated statement of financial position as at 31 December 2021 and its consolidated statement of income for the financial year ended 31 December 2021 as if the Business Combination had taken place at 31 December 2021 and 1 January 2021, respectively. As part of this process, information about the Noble Group’s financial position and financial performance has been extracted by the Topco Board of Directors from the Noble Group’s audited consolidated financial statements of the Noble Group for the financial year ended 31 December 2021, on which an audit report has been published.

The Topco Board of Directors’ Responsibility for the Pro Forma Financial Information

The Topco Board of Directors is responsible for compiling the pro forma financial information on the basis of the Applicable Criteria.

Our Independence and Quality Control

We have complied with the independence and other ethical requirements of the International Code of Ethics for Professional Accountants (including International Independence Standards) issued by the International Ethics Standards Board for Accountants (IESBA Code), which is founded on fundamental principles of integrity, objectivity, professional competence and due care, confidentiality and professional behavior and the Revised Ethical Standard (2019) issued by the UK Financial Reporting Council.

The firm applies International Standard on Quality Control 1 and accordingly maintains a comprehensive system of quality control including documented policies and procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements.

Practitioner’s responsibilities

Our responsibility is to express an opinion in accordance with Annex I of the Delegated Exemption Document Regulation, Section 5.9, about whether the Unaudited Pro Forma Financial Information has been compiled, in all material respects, by the Topco Board of Directors on the basis of the Applicable Criteria.

We conducted our engagement in accordance with International Standard on Assurance Engagements (ISAE) 3420, Assurance engagements to report on the compilation of pro forma financial information included in a prospectus, issued by the International Auditing and Assurance Standards Board. This standard requires that

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the practitioner plan and perform procedures to obtain reasonable assurance about whether the Topco Board of Directors has compiled, in all material respects, the pro forma financial information on the basis of the Applicable Criteria.

For purposes of this engagement, we are not responsible for updating or reissuing any reports or opinions on any historical financial information used in compiling the Unaudited Pro Forma Financial Information, nor have we, in the course of this engagement, performed an audit or review of the financial information used in compiling the Unaudited Pro Forma Financial Information.

The purpose of pro forma financial information included in a prospectus or exemption document is solely to illustrate the impact of a significant event or transaction on unadjusted financial information of the entity as if the event had occurred or the transaction had been undertaken at an earlier date selected for purposes of the illustration. Accordingly, we do not provide any assurance that the actual outcome of the event or transaction as at and for the financial year ended 31 December 2021 would have been as presented.

A reasonable assurance engagement to report on whether the pro forma financial information has been compiled, in all material respects, on the basis of the Applicable Criteria involves performing procedures to assess whether the Applicable Criteria used by the Topco Board of Directors in the compilation of the pro forma financial information provide a reasonable basis for presenting the significant effects directly attributable to the event or transaction, and obtain sufficient appropriate evidence about whether:

the related pro forma adjustments give appropriate effect to those criteria; and

the pro forma financial information reflects the proper application of those adjustments to the unadjusted financial information.

The procedures selected depend on the practitioner’s judgment, having regard to the practitioner’s understanding of the nature of the company, the event or transaction in respect of which the pro forma financial information has been compiled, and other relevant engagement circumstances.

The engagement also involves evaluating the overall presentation of the pro forma financial information.

We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion:

the pro forma financial information has been properly compiled on the basis stated; and

such basis is consistent with the accounting policies of the Noble Group.

Report on other legal or regulatory requirements

This report has been issued solely in connection with the Business Combination as set out in the Exemption Document approved by the Danish FSA. Therefore, this report is not intended to be used in other jurisdictions and should not be used or relied upon for any purpose other than the listing of shares described above.

London, 8 August 2022

PricewaterhouseCoopers LLP

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CONSOLIDATED PROSPECTIVE FINANCIAL INFORMATION OF THE NOBLE GROUP

Statement by the Topco Board of Directors

The consolidated prospective financial information includes the Noble Group’s adjusted revenue, adjusted EBITDA and capital expenditures for the financial year ending 31 December 2022 but does not include prospective financial information of the Combined Group. The Noble Group has prepared the consolidated prospective financial information and assumptions in accordance with the rules of the Delegated Prospectus Regulation and on a guidance basis, which is a non-U.S. GAAP financial measure. The consolidated prospective financial information for the financial year ending 31 December 2022 is based on a number of factors, estimates and assumptions, many of which are outside of the Noble Group’s control or influence. The principal assumptions upon which the Noble Group has based the consolidated prospective financial information are described further in 19.3 “Methodology and assumptions”.

The consolidated prospective financial information for the financial year ending 31 December 2022 represents the best estimates of the Noble Group as at the date of this Exemption Document. The Noble Group’s actual results of operations for the financial year ending 31 December 2022 may differ from the consolidated prospective financial information for the financial year ending 31 December 2022, since anticipated events may not occur as expected, or may materially differ from the assumptions on which the consolidated prospective financial information is prepared, and as noted above, do not include any prospective financial information of the Combined Group. The variation may be material. Maersk Drilling Shareholders should read the consolidated prospective financial information for the financial year ending 31 December 2022 in this section in conjunction with the sections under the headings 1 “Risk Factors” and 2.6 “Cautionary statement regarding forward-looking statements”.

The consolidated prospective financial information of the Noble Group for the financial year ending 31 December 2022 has been compiled and prepared on a basis which is both comparable with the Noble Group’s historical financial information and consistent with its accounting policies which are in accordance with U.S. GAAP.

8 August 2022

Noble Corporation plc

Board of Directors

Robert W. Eifler Director	Richard B. Barker Director

William E. Turcotte Director

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Introduction

The consolidated prospective financial information of the Noble Group for the financial year ending 31 December 2022 has been prepared on a basis which is both comparable with the Noble Group’s historical financial information and consistent with the its accounting policies.

The consolidated prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC and the American Institute of Certified Public Accountants (the “AICPA”), for preparation and presentation of prospective financial information. The consolidated prospective financial information of the Noble Group is necessarily based upon a number of assumptions and estimates that, while prepared with numerical specificity and considered reasonable, are inherently subject to significant business, operational, economic, political, legal and competitive uncertainties and contingencies, many of which are beyond the Noble Group’s influence, and upon assumptions with respect to future business decisions that are subject to change.

The expectations as to future developments set forth herein may deviate substantially from actual developments, and the actual results of operations are likely to deviate, and may deviate materially, from the consolidated prospective financial information for the financial year ending 31 December 2022, since anticipated events may not occur as expected, or may materially differ from the assumptions on which the consolidated prospective financial information is based. Accordingly, Maersk Drilling Shareholders should treat this information with caution and not place undue reliance on the expectations set forth below.

The consolidated prospective financial information has been prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of the Topco Board of Directors’ knowledge and belief, the expected course of action and the expected future financial performance of the Noble Group. However, this information is not fact and should not be relied upon as being necessarily indicative of future results and readers of this Exemption Document are cautioned not to place undue reliance on such prospective financial information. See also 2.6 “Cautionary statement regarding forward-looking statements”.

The consolidated prospective financial information of the Noble Group included in this document has been prepared by, and is the responsibility of, Noble’s management. Neither PricewaterhouseCoopers LLP (Houston, Texas), Noble’s independent registered public accounting firm, PricewaterhouseCoopers LLP (London), Topco’s independent auditor, nor any other independent accountant, have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying consolidated prospective financial information of the Noble Group and, accordingly, neither PricewaterhouseCoopers LLP (Houston, Texas), PricewaterhouseCoopers LLP (London), nor any other independent accountant express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP (Houston, Texas) reports incorporated by reference in this document relate to Noble’s previously issued financial statements. It does not extend to the consolidated prospective financial information of the Noble Group and should not be read to do so.

Methodology and assumptions

The consolidated prospective financial information for the financial year ending 31 December 2022 reflects the Noble Group’s estimates and assumptions concerning the Noble Group’s performance through 31 December 2022. The consolidated prospective financial information has been prepared on the basis of the Noble Group’s accounting policies, which are in accordance with U.S. GAAP and as set out in the notes to the Noble Audited Consolidated Financial Statements. See also 5.2 “Presentation of financial information for the Noble Group”. The consolidated prospective financial information for the financial year ending 31 December 2022 has been prepared in conjunction with the Noble Group’s normal budgeting and forecasting procedures.

The consolidated prospective financial information for the financial year ending 31 December 2022 has been prepared on the basis of a large number of assumptions and estimates, which are subject to numerous and

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significant uncertainties. Certain of the assumptions, estimates, uncertainties and contingencies relating to the consolidated prospective financial information are wholly or partly within the Noble Group’s control, while others are outside of its control and/or influence, including those related to changes in market, legal, fiscal, political or economic conditions, changes in interest or currency exchange rates and actions by competitors and customers.

The key principal assumptions and estimates made in preparing the consolidated prospective financial information are presented below. However, the list is not exhaustive, and it is possible that one or more of the assumptions or estimates will fail to materialise or prove to be incorrect. The Noble Group’s results of operations could also deviate materially from the consolidated prospective financial information for the financial year ending 31 December 2022 as a result of other factors, including, but not limited to, those described further under the headings 1 “Risk Factors” and 2.6 “Cautionary statement regarding forward-looking statements”. For additional information regarding factors that have had and could have a substantial effect on the Noble Group’s results of operations, see 16 “Operating and Financial Review of the Noble Group”.

For the purpose of preparing Noble’s consolidated prospective financial information for the financial year ending 31 December 2022, the following principal assumptions have been applied:

Adjusted Revenue and Adjusted EBITDA

Noble’s estimate of Adjusted Revenue and Adjusted EBITDA for the year ending 31 December 2022 is based on combining the assumptions set out below.

The revenue forecast is developed by projecting the firm contracted backlog expected to be realized during the period together with assumptions for speculative work taking into account the Noble Group’s customers expected demand for our services. Ongoing discussions with the Noble Group’s customers about planned well programs and understanding their offshore CAPEX budgets support the forecast. Where Noble forecasts speculative work, Noble utilizes dayrate assumptions that are in line with the current observable spot market fixtures that are most closely aligned with the term, spec, and locale of the proposed work. (Partly within the Noble Group’s influence).

Noble expects meaningful top line revenue growth in the first two quarters of the year. The first quarter of 2022 will benefit from a full period contribution from the Noble Lloyd Noble as well as resumed operations on the Noble Globetrotter II and the Noble Hans Deul. Contributing to the second quarter growth is the benefit from a full period contribution of the improving ultra-deepwater dayrates for the Noble Group’s four drillships in Guyana as well as a full period contribution from the Noble Gerry de Souza in Suriname. (Partly within the Noble Group’s influence).

Adjustments to revenue include additions for the assumption of achieving certain contractual performance bonuses as well as other services outlined in the contract where the Noble Group earns a premium to the headline dayrate. Reductions in revenue are driven by assumptions for planned and unplanned operational downtime and expected stacked time for certain rigs that will not be under contract. (Partly within the Noble Group’s influence).

Related to contract drilling costs, Noble expects cost levels in existing contracts and new contracts in existing geographies to be on par with 2021 except for certain components of the cost base where Noble has included an increase, equivalent to high single digits, for inflationary pressures Noble anticipates to experience through the period. (Partly within the Noble Group’s influence).

Where Noble anticipates stacked time and reactivations Noble expects cost levels could be slightly higher than previous experience and further Noble does not anticipate any major reactivations during 2022. (Within the Noble Group’s influence).

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Noble’s 2022 shorebase and G&A costs are anticipated to be higher than the corresponding 2021 spend. This is a result of additional investments to bolster shoreside capabilities, anticipated inflationary pressures, and a full period recognition of share based compensation relative to 2021 where Noble emerged from bankruptcy early that year. (Partly within the Noble Group’s influence).

Capital Expenditures

Noble’s total capital expenditures estimate for 2022 is expected to range between USD 170 million and USD 185 million, of which approximately USD 100 million to USD 115 million is currently anticipated to be spent for sustaining capital, and approximately USD 25 million is anticipated to be reimbursed by the Noble Group’s customers. Excluding capital that is reimbursed by the Noble Group’s customers, Noble estimates the total range of capital expenditures to be between USD 145 million and USD 160 million. (Within the Noble Group’s influence).

Noble does not anticipate any significant capital outlay related to reactivations. (Within the Noble Group’s influence).

The forecast for capital expenditure also assumes that Noble’s fleet is well maintained with continued high performance and no significant unplanned maintenance is expected. (Within the Noble Group’s influence).

Non-U.S. GAAP Financial Measures

Adjusted EBITDA and adjusted revenue are not measures of financial performance or liquidity under U.S. GAAP. These measures are defined in the section 5.5 “Alternative Performance Measures” to which is referred. These measures are used by Noble’s management to monitor the underlying performance of the Noble Group’s business and operations.

Not all companies may calculate these measures in the same manner or on a consistent basis, and as a result, Noble’s presentation of such may not be comparable to measures used by other companies under the same or similar names. Accordingly, these non-U.S. GAAP financial measures presented should not be used alone or as a substitute of U.S. GAAP financial measures as net income, cash flow or other financial measures computed in accordance with U.S. GAAP.

Due to the forward-looking nature of Adjusted EBITDA and adjusted revenue, Noble’s management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking U.S. GAAP measures. Accordingly, Noble is unable to present a quantitative reconciliation of such forward-looking non-U.S. GAAP financial measure to the most directly comparable forward-looking U.S. GAAP financial measures without unreasonable effort.

Noble’s guidance for the financial year ending 31 December 2022

Noble’s guidance is provided as of 2 May 2022. Noble’s guidance is provided on a guidance basis, which is a non-U.S. GAAP financial measure. Management evaluates Noble’s financial performance in part based on guidance basis, which Noble’s management believes enhances investors’ understanding of Noble’s overall financial performance by providing them with an additional meaningful and relevant comparison of current and anticipated future results across periods.

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Noble has provided the following guidance for the full year 2022:

(USD in millions)	2022 Guidance
Adjusted Revenue(1)	USD 1,130 - 1,180
Adjusted EBITDA(1, 2)	USD 320 - 350
Capital Expenditures, net of client reimbursables(3)	USD 145 - USD 160

(4)

Adjusted to exclude recognition of the non-cash intangible contract asset amortization of ~USD 44 million in 2022. Without this adjustment, the Revenue guidance range for 2022 would be USD 1,086 million - USD 1,136 million.

(5)

Noble discloses Adjusted EBITDA (Operating income/loss excluding depreciation and amortization and, when applicable, Other Items). Other Items during the guidance period include amortization of intangible contract assets, professional services - corporate projects, net gain on sale of operating assets, net hurricane losses, and merger and integration costs.

(6)

Capital Expenditures are adjusted to exclude approximately USD 25 million of capital which is anticipated to be reimbursed by the Noble Group’s customers. Before these adjustments, total capital expenditures for 2022 are expected to range between USD 170 million and USD 185 million.

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CONSOLIDATED PROSPECTIVE FINANCIAL INFORMATION OF THE MAERSK DRILLING GROUP

Statement by the Maersk Drilling Board of Directors and the Maersk Drilling Executive Management

The consolidated prospective financial information for the Maersk Drilling Group for the financial year ending 31 December 2022 has been prepared solely for the purpose of this Exemption Document based on the principal assumptions stated under 20.3 “Methodology and Assumptions”. It has been prepared on the basis of the Maersk Drilling Group’s accounting policies, which are in accordance with the recognition and measurement regulation of IFRS, consistent in all material respects with those applied in the Maersk Drilling Audited Consolidated Financial Statements for the year ended and as of 31 December 2021.

The consolidated prospective financial information for the Maersk Drilling Group for the financial year ending 31 December 2022 includes the Maersk Drilling Group’s expectations for EBITDA before special items and capital expenditures for the financial year ending 31 December 2022, but does not include prospective financial information of the Combined Group. The consolidated prospective financial information for the Maersk Drilling Group for the financial year ending 31 December 2022 is based on a number of factors, including certain estimates and assumptions. The principal assumptions upon which the Maersk Drilling Group has based the consolidated prospective financial information for the financial year ending 31 December 2022 are described under 20.3 “Methodology and Assumptions”. The consolidated prospective financial information for the financial year ending 2022 is based on a number of assumptions, and many of the significant assumptions the Maersk Drilling Group has used in preparing this information are outside of the Maersk Drilling Group’s control or influence.

The consolidated prospective financial information for the financial year ending 31 December 2022 represents the best estimates of the Maersk Drilling Board of Directors and Maersk Drilling Executive Management at the date of publication of this Exemption Document. Actual results are likely to be different from the consolidated prospective financial information for the financial year ending 31 December 2022, since anticipated events may not occur as expected and the variation may be material. Maersk Drilling Shareholders should read the consolidated prospective financial information for the financial year ending 31 December 2022 in this section in conjunction with 1 “Risk Factors” included elsewhere in this Exemption Document. See also 2.6 “Cautionary Statement Regarding Forward-Looking Statements”.

Kgs. Lyngby, 8 August 2022

The Drilling Company of 1972 A/S

Maersk Drilling Board of Directors

Claus V. Hemmingsen Chairman	Robert M. Uggla Vice Chairman

Ann-Christin G. Andersen Board member	Kristin H. Holth Board member

Martin N. Larsen Board member	Alastair Maxwell Board member

Caroline Alting Employee-elected board member	Glenn Gormsen Employee-elected board member

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Maersk Drilling Executive Management

Jørn Madsen CEO	Christine Brennet (Morris) CFO

Introduction

The Maersk Drilling Board of Directors and the Maersk Drilling Executive Management has prepared the consolidated prospective financial information for the year ending 31 December 2022 for use in this Exemption Document in accordance with applicable Danish laws and regulations. Such information is the responsibility of Maersk Drilling Board of Directors and the Maersk Drilling Executive Management.

The consolidated prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC and the AICPA, for preparation and presentation of prospective financial information. Accordingly, this information does not include disclosure of all information required by the AICPA guidelines on prospective financial information. The prospective financial information is necessarily based upon a number of assumptions and estimates that, while presented with numerical specificity and considered reasonable by the Maersk Drilling Group, are inherently subject to significant business, operational, economic and competitive uncertainties and contingencies, and upon assumptions with respect to future business decisions that are subject to change.

Neither the Maersk Drilling Group’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the consolidated prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the consolidated prospective financial information.

The consolidated prospective financial information of the Maersk Drilling Group included in this document has been prepared by, and is the responsibility of, Maersk Drilling Board of Directors and the Maersk Drilling Executive Management. PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab, Maersk Drilling Group’s independent auditors, nor any other independent accountant, have not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying consolidated prospective financial information of the Maersk Drilling Group and, accordingly, neither PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab nor any other independent accountant express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab beginning on page F-1 of this document relate to Maersk Drilling Group’s previously issued financial statements. It does not extend to the consolidated prospective financial information of the Maersk Drilling Group and should not be read to do so

The Maersk Drilling Group’s expectations as to future developments may deviate substantially from actual developments, and the Maersk Drilling Group’s actual results of operations are likely to deviate, and may deviate materially, from the consolidated prospective financial information provided. Accordingly, potential investors should treat this information with caution and not place undue reliance on the expectations set forth below.

Methodology and Assumptions

The consolidated prospective financial information for the year ending 31 December 2022 has been prepared on the basis of the Maersk Drilling Group’s accounting policies, which are in accordance with the recognition and measurement regulation of IFRS as adopted by the EU, consistent in all material respects with those applied in the Maersk Drilling Audited Consolidated Financial Statements for the year ended and as of 31 December 2021. See also 5.3 “Presentation of financial information for the Maersk Drilling Group”.

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The consolidated prospective financial information for the year ending 31 December 2022 has been prepared for the purpose of this Exemption Document in accordance with the Maersk Drilling Group’s ordinary forecasting and budgeting procedures and on a basis comparable to the historical financial information included elsewhere in this Exemption Document. However, the consolidated prospective financial information is based on a large number of estimates made by the Maersk Drilling Group based on assumptions on future events, which are subject to numerous and significant uncertainties, for example, caused by business, economic and competitive risks and uncertainties, which could cause the Maersk Drilling Group’s actual results to differ materially from the prospective financial information presented herein.

Certain of the assumptions, uncertainties and contingencies relating to the consolidated prospective financial information are outside of the Maersk Drilling Group’s control, including those relating to changes in political, legal, fiscal, market or economic conditions, improvement in macroeconomic conditions, currency fluctuations and actions by customers or competitors.

While the Maersk Drilling Group has presented below the principal assumptions on which the prospective financial information is based, it is likely that one or more of the assumptions the Maersk Drilling Group has relied upon will not prove to be accurate in whole or in part.

The Maersk Drilling Group’s actual results of operations could deviate materially from its forecasts as a result of other factors, including, but not limited to, those described under 2.6 “Cautionary Statement Regarding Forward-Looking Statements” and 1 “Risk Factors”. For more information regarding principal factors that the Maersk Drilling Group expects could have a substantial effect on its results of operations, see 17.2 “Factors Affecting Results of Operations”.

For the purpose of preparing the consolidated prospective financial information for the year ending 31 December 2022, the Maersk Drilling Group has applied the principal assumptions set forth below.

EBITDA before special items

The Maersk Drilling Group’s estimate of EBITDA before special items for the year ending 31 December 2022 is based on combining the assumptions on revenue generation and cost assumptions set out below.

Delivery of the 2022 contract backlog, which was USD 604 million as at 31 December 2021, is largely within the Maersk Drilling Group’s control with the day rates to be received contained within the contract terms. In addition to dependency on the financial uptime delivered by operation of the rigs on firm contract, the level of revenue is influenced by the customer drilling programme including other contractors involved in the well, where due to downtime or adjustments in the programme the Maersk Drilling Group could be paid a lower rate than the expected day rate, for example waiting on weather rate or standby rate. (Largely within the Maersk Drilling Group’s control).

The Maersk Drilling Group assumes that operating cost levels in existing contracts and new contracts in existing geographies will be on par with operating cost levels seen in 2021. A continuation of the cost savings programme detailed in the 13 “Business of the Maersk Drilling Group” section of this Exemption Document is assumed to offset the level of inflation expected in certain geographies. It is assumed that inflation on operating costs is still at a relatively low level due to several years of underinvestment in the industry, and though the current broad based recovery will continue to drive utilization and dayrates up from the COVID-19 lows, we still have not seen any material cost increases across our operating regions. (Largely within the Maersk Drilling Group’s control).

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The assumption of additional earnings beyond that included in the contract backlog is based on three main factors:

Signing new contracts for 2022 for uncontracted rigs or periods. The length of and pricing assumed in new contracts are expected to be reflective of the market conditions outlined in the 11 “Industry Overview” section of this Exemption Document. (Partly within the Maersk Drilling Group’s control);

Delivery of other revenue from existing contracts from the delivery of additional services in addition to day rate services and earning performance bonuses. Additional services revenue is driven by the Maersk Drilling Group’s ability to offer additional services and customers’ willingness to accept the Maersk Drilling Group as the contracting party for those services. As outlined in the 13 “Business of the Maersk Drilling Group” section of this Exemption Document, drilling contracts often include performance bonuses related to operational, safety and other performance measures. The Maersk Drilling Group’s ability to deliver performance above the level required to earn bonuses will determine the eventual level of revenue earned. (Partly within the Maersk Drilling Group’s control); and

Additional operating costs due to new contracts and delivery of additional services are assumed to be aligned with existing cost levels on similar services and where differences in contract terms require different cost levels, it is assumed that the contract revenue will reflect this in all material respect. (Within the Maersk Drilling Group’s control).

Stacking and reactivation costs are assumed to remain at levels seen in 2021 on an individual rig basis, with the consolidated level of reactivation costs slightly lower due to the significant increase in utilization already happening during 2021. (Within the Maersk Drilling Group’s control).

Costs associated with SG&A assume a relative low level of inflation in 2022 which is then more than offset by a reduction in projects and expected number of headcounts, leaving the absolute number lower in 2022 than what was realised in 2021. (Within the Maersk Drilling Group’s control).

During 2022, the Maersk Drilling Group expects to have an increased number of rigs on yard stays due to the requirement to perform five-yearly SPSs, from only one rig in 2021 to expectedly two rigs in 2022. The total number of days that the rigs are in yard and not earning revenue impacts the total EBITDA before special items negatively and comes with risks as set out in 1 “Risk Factors”. The final scheduling and scoping of rig upgrades and yard stays are subject to commercial and operational planning. (Partly within the Maersk Drilling Group’s control).

Compared to 2021, the 2022 EBITDA before special items is expected to be negatively impacted by lower day rates for certain rigs, primarily in the Norwegian part of the North Sea where some jack-ups are coming off expiring contracts. The expected decrease in the jack-up segment is then expected to be partly offset within the floater segment where dayrates and utilization are expected to increase. (Partly within the Maersk Drilling Group’s control).

Capital Expenditure

Capital expenditure is assumed to increase in 2022 compared to 2021 reflecting the spend related to projects (commercial and technology rig upgrades) and SPSs, which are both linked to the assumed commercial activity. Individual capital expenditure for SPSs is assumed to be in-line with recent SPSs. (Within the Maersk Drilling Group’s control).

The forecast for capital expenditure also assumes that the Maersk Drilling Group’s fleet is well maintained, with continued high performance and low levels of equipment breakdown. In 2022, it is assumed that operational performance remains high and no significant unplanned maintenance is expected. (Within the Maersk Drilling Group’s control).

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Additional assumptions

In addition, the Maersk Drilling Group has made the following assumptions, which are entirely outside the Maersk Drilling Group’s control:

Currency exchange rates in the year ending 31 December 2022 will be largely in line with the exchange rates seen in the later part of the second half of 2021. On a cost level, the majority of costs which are not in USD are materially matched to revenue in the same currency. Costs associated with the head office in Denmark are hedged with financial transactions and so are partly fixed in the assumptions. See Note 3.4 to the audited consolidated financial statements for the Maersk Drilling Group for the year ended 31 December 2021 as incorporated in this Exemption Document by reference.

There will be no changes in existing political, legal, fiscal, market or economic conditions or in applicable legislation, regulations or rules, or tax-related outcomes which, individually or in the aggregate, have a material adverse effect on the Maersk Drilling Group’s results of operations.

Non-IFRS measures:

EBITDA before special items and capital expenditure are not measures of financial performance or liquidity under IFRS. These measures, along with certain other non-IFRS measures, are defined in the section 5.5.2 “Alternative Performance Measures used by the Maersk Drilling Group” to which the Maersk Drilling Group refers. These measures are used by the Maersk Drilling Board of Directors and the Maersk Drilling Executive Management to monitor the underlying performance of the Maersk Drilling Group’s business and operations. Not all companies may calculate these measures in the same manner or on a consistent basis, and as a result, the Maersk Drilling Group’s presentation of such may not be comparable to measures used by other companies under the same or similar names. Accordingly, these non-IFRS financial measures presented should not be used alone or as substitutes of IFRS financial measures as net profit, cash flow or other financial measures computed in accordance with IFRS. In respect of the definition of these non-IFRS financial measures, reference is made to the section 5.5.2 “Alternative Performance Measures used by the Maersk Drilling Group”.

Expectations for the Financial Year Ending 31 December 2022

For the financial year ending 31 December 2022, the Maersk Drilling Group expects:

EBITDA before special items to be in the range of USD 210 – 250 million

Capital expenditure to be in the range of USD 120 – 140 million

See 2.6 “Cautionary Statement Regarding Forward-Looking Statements”.

The Maersk Drilling Group’s financial and operational performance is affected by various factors. For a discussion of certain of those factors that may have an adverse effect on the Maersk Drilling Group’s operational and financial performance, see 1 “Risk Factors”.

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CAPITALISATION AND INDEBTEDNESS

The following tables set forth Topco’s capitalization and indebtedness as of 31 May 2022. The tables below are presented in accordance with U.S. GAAP and should be read in conjunction with the following sections in this Exemption Document: 6 “The Business Combination”, 16 “Operating and Financial Review of the Noble Group”, 17 “Operating and Financial Review of the Maersk Drilling Group”, 18 “Unaudited Pro Forma Financial Information”, 36 “Information incorporated by reference”, the Noble Audited Consolidated Financial Statements and the Maersk Drilling Audited Consolidated Financial Statements.

	As of 31 May 2022 (in thousands)
	Unaudited
Capitalization	Noble Successor Historical(1)		Maersk Drilling Historical Adjusted(2)		Pro forma adjustments(3)	Topco Pro Forma Combined
Current debt (including current portion of non-current debt)
Guaranteed/secured	$—		$130,175	(5)	$—	$130,175
Unguaranteed/unsecured	—		—		—	—

Total current debt	—		130,175		—	130,175

Non-current debt (excluding current portion of non-current debt)
Guaranteed/secured	216,000	(4)	650,835	(5)	9,980	876,815
Unguaranteed/unsecured	—		—		—	—

Total non-current debt	216,000		650,835		9,980	876,815

Shareholders’ equity
Common stock	1		62,520		(62,519)	2
Additional paid-in-capital	1,400,157		—		2,080,031	3,480,188
Retained earnings (accumulated deficit)	88,584		4,720,013		(4,696,587)	112,010
Accumulated other comprehensive income (loss)	4,349		(6,387)		6,387	4,349

Total shareholders’ equity	1,493,091		4,776,146		(2,672,688)	3,596,549

Total	$1,709,091		$5,557,156		$(2,662,708)	$4,603,539

(1)	This column presents selected historical information derived from the unaudited consolidated balance sheet of Noble as of 31 May 2022 prepared on a U.S. GAAP basis.
(2)

This column presents selected historical information derived from the unaudited consolidated balance sheet of Maersk Drilling as of 31 May 2022 converted from IFRS to a U.S. GAAP basis. The unaudited consolidated balance sheet of Maersk Drilling as of 31 May 2022 was prepared in accordance with IFRS as issued by the IASB. The amounts presented in this column include material adjustments identified by management necessary to convert the unaudited consolidated balance sheet of Maersk Drilling as of 31 May 2022 to U.S. GAAP and conform to Noble’s accounting policies based on an initial policy conversion assessment. These IFRS to U.S. GAAP adjustments are of the same nature as the IFRS to U.S. GAAP adjustments included in Note 6, Maersk Drilling IFRS to U.S. GAAP Conversion, of the 18 “Unaudited Pro Forma Financial Information” section herein.

(3)

The pro forma adjustments include transaction accounting adjustments, which reflect the application of required accounting for the Business Combination under U.S. GAAP. These adjustments are of the same nature as the pro forma adjustments included in Note 3, Business Combination Transaction Accounting Adjustments, of the 18 “Unaudited Pro Forma Financial Information” section in this Exemption Document. Neither PricewaterhouseCoopers LLP (Houston, Texas), Noble’s independent registered public

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accounting firm, PricewaterhouseCoopers LLP (London), Topco’s independent auditor, nor any other independent accountant, have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect of these adjustments.
(4)

Noble’s outstanding guaranteed / secured debt as of 31 May 2022 consists entirely of its Second Lien Notes. Refer to the section 1.3.21 “Noble conducts substantially all of its business through Finco and its subsidiaries, and the indenture governing the Second Lien Notes contains operating and financial restrictions that may restrict Finco’s business and financing activities” of this Exemption Document.

(5)

Maersk Drilling’s outstanding guaranteed / secured debt as of 31 May 2022 consists of borrowings under its Syndicated Facilities Agreement and its DSF Facility Agreement. Refer to the section 13.6.1 “Liabilities and Indebtedness” of this Exemption Document.

	As of 31 May 2022 (in thousands)
	Unaudited
Indebtedness	Noble Successor Historical(1)	Maersk Drilling Historical Adjusted(2)	Pro forma adjustments(3)	Topco Pro Forma Combined
Cash and cash equivalents(4)	$81,925	$185,768	$316,961	$584,654
Other current financial assets(5)	8,192	4,774	—	12,966

Liquidity	90,117	190,542	316,961	597,620
Current financial debt (including debt instruments, but excluding current portion of non-current financial debt)	—	—	—	—
Current portion of non-current financial debt	—	130,175	—	130,175

Current financial indebtedness	—	130,175	—	130,175

Net current financial indebtedness	(90,117)	(60,367)	(316,961)	(467,445)
Non-current financial debt (excluding current portion and debt instruments)	—	—	—	—
Debt instruments	216,000	650,835	9,980	876,815
Non-current trade and other payables	—	9,508	—	9,508

Total non-current financial indebtedness	216,000	660,343	9,980	886,323

Total financial indebtedness(6)	$125,883	$599,976	$(306,981)	$418,878

(1)	This column presents selected historical information derived from the unaudited consolidated balance sheet of Noble as of 31 May 2022 prepared on a U.S. GAAP basis.
(2)

This column presents selected historical information derived from the unaudited consolidated balance sheet of Maersk Drilling as of 31 May 2022 converted from IFRS to a U.S. GAAP basis. The unaudited consolidated balance sheet of Maersk Drilling as of 31 May 2022 was prepared in accordance with IFRS as issued by the IASB. The amounts presented in this column include material adjustments identified by management necessary to convert the unaudited consolidated balance sheet of Maersk Drilling as of 31 May 2022 to U.S. GAAP and conform to Noble’s accounting policies based on an initial policy conversion assessment. These IFRS to U.S. GAAP adjustments are of the same nature as the IFRS to U.S. GAAP adjustments included in Note 6, Maersk Drilling IFRS to U.S. GAAP Conversion, of the 18 “Unaudited Pro Forma Financial Information” section herein.

(3)

The pro forma adjustments include transaction accounting adjustments, which reflect the application of required accounting for the Business Combination under U.S. GAAP. The adjustments to debt instruments are of the same nature as the pro forma adjustments included in Note 3, Business Combination Transaction Accounting Adjustments of the 18 “Unaudited Pro Forma Financial Information” section in this Exemption Document. The adjustment to cash and cash equivalents consists of a USD 364.3 million pro forma increase related to the expected net cash proceeds to be obtained by Noble in connection with the

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2022 Rig Disposal (refer to Note 8, Noble Pro Forma Financial Position, of the 18 “Unaudited Pro Forma Financial Information” section in this Exemption Document for additional information). This increase to cash and cash equivalents is offset by a USD 47.3 million pro forma decrease for adjustments of the same nature as the pro forma adjustments included in Note 3, Business Combination Transaction Accounting Adjustments of the 18 “Unaudited Pro Forma Financial Information” section in this Exemption Document.
(4)	Noble’s cash equivalents as of 31 May 2022 consists of USD 2.0 million of investments in money market funds. Maersk Drilling had no material cash equivalents as of 31 May 2022.
(5)

Noble’s other current financial assets balance as of 31 May 2022 contains USD 3.2 million (unaudited) of cash restricted as collateral on purchase card arrangements and performance guarantees as well as investments in marketable securities. Maersk Drilling’s other current financial assets balance as of 31 May 2022 consists entirely of cash restricted as collateral on performance guarantees.

(6)	Noble and Maersk Drilling do not have any material finance lease liabilities under U.S. GAAP as of 31 May 2022.

As of 31 May 2022, Noble’s indirect and contingent indebtedness not reflected in the statement of indebtedness was approximately USD 35.0 million (unaudited). Noble’s indirect and contingent indebtedness consists of i) letters of credit that guarantee Noble’s performance as it relates to Noble’s drilling contracts, tax and other obligations in various jurisdictions of approximately USD 19.3 million and ii) pension obligations related to Noble’s defined benefit plans of approximately USD 15.4 million. As of 31 May 2022, Maersk Drilling’s indirect and contingent indebtedness not reflected in the statement of indebtedness was approximately USD 5.1 million (unaudited), consisting entirely of bank guarantees.

Material changes to the Noble Group’s and the Maersk Drilling Group’s capitalisation and indebtedness

Other than the entering into of the Asset Purchase Agreement to sell the Remedy Rigs the impact of which has been reflected as pro forma adjustments in this section 21 “Capitalisation and Indebtedness”, there have been no material changes affecting either the Noble Group’s or the Maersk Drilling Group’s consolidated capitalisation and indebtedness between 31 May 2022 and the date of this Exemption Document. For further information on the Asset Purchase Agreement and the sale of the Remedy Rigs, reference is made to section 14.1 “Material Contracts of the Noble Group”

Working capital statement

In the opinion of Topco, the working capital available to the Combined Group following completion of the Business Combination, including the Exchange Offer, is sufficient for the Combined Group’s present requirements for at least the next 12 months following the date of this Exemption Document.

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BOARD OF DIRECTORS, MANAGEMENT AND CORPORATE GOVERNANCE

Executive Officers and Board of Directors of Noble

The following table presents an overview of the members of the Noble Board of Directors and the Noble Executive Officers as at the date of this Exemption Document.

Name	Position	Year of first employment with the Noble Group	Year of appointment to current position in the Noble Group
Executive officers
Robert W. Eifler	Director, President and Chief Executive Officer	2015	2020
Richard B. Barker	Senior Vice President and Chief Financial Officer	2020	2020
William E. Turcotte	Senior Vice President, General Counsel, and Corporate Secretary	2008	2008
Joey M. Kawaja	Vice President of Operations	1996	2020
Blake A. Denton	Vice President, Marketing and Contracts	2010	2020

Name	Position	Year of first appointment with Noble
Board of directors
Charles M. Sledge	Chairman of the Board of Directors	2021
Robert W. Eifler	Director	2021
Patrick J. Bartels, Jr.	Director	2021
Alan J. Hirschberg	Director	2021
Ann D. Pickard	Director	2021
Melanie M. Trent	Director	2021
Paul S. Aronzon	Director	2021

The current term of the Noble Board of Directors will continue until Noble’s next annual general meeting of shareholders.

The business address of the Noble Board of Directors and the Noble Executive Officers is 13135 Dairy Ashford, Suite 800, Sugar Land, Texas 77478, United States.

Board of Directors and Executive Officers of Maersk Drilling

The following table presents an overview of the Maersk Drilling Board of Directors and Maersk Drilling Executive Officers as at the date of this Exemption Document.

Name	Position	Year of first appointment with the Maersk Drilling Group	Expiration of term
Maersk Drilling Board of Directors
Claus V. Hemmingsen	Chairman	2019	2023
Robert M. Uggla	Vice Chairman	2019	2023
Ann-Christin G. Andersen	Board member	2020	2023
Kristin H. Holth	Board member	2020	2023
Martin N. Larsen	Board member	2019	2023
Alastair Maxwell	Board member	2019	2023
Caroline Alting	Employee-elected board member	2019	2023
Glenn Gormsen	Employee-elected board member	2019	2023

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Name	Position	Year of first employment with the Maersk Drilling Group	Year of appointment to current position in the Maersk Drilling Group
Maersk Drilling Executive Officers
Jørn Madsen	Chief Executive Officer	1990	2016
Christine Brennet (Morris)	Chief Financial Officer	2021	2021
Morten Kelstrup	Chief Operating Officer	2018	2019
Nikolaj Svane	Chief Strategy and People Officer	2006	2019
Klaus Kristensen	General Counsel	2008	2017

The business address of the members of the Maersk Drilling Board of Directors and Maersk Drilling Executive Officers is Lyngby Hovedgade 85, DK-2800 Kongens Lyngby, Denmark.

Executive Officers and Directors of Topco

As at the date of this Exemption Document, Topco has three directors, Robert W. Eifler, Richard B. Barker and William E. Turcotte.

The information about Topco’s management is based on the provisions of the Topco Articles of Association. However, the Topco Articles of Association may be changed at any time prior to consummation of the Business Combination by mutual agreement of Noble and Maersk Drilling and the passing of a special resolution by Topco’s sole shareholder or after consummation of the Business Combination by the passing of a special resolution by Topco’s shareholders. If the Topco Articles of Association are amended, the below summary may cease to accurately reflect them as so amended. A copy of the Topco Articles of Association is available for inspection on Topco’s website (subject to certain restrictions). For further information, see 35 “Documents Available”.

Additionally, at the Closing, Topco will enter into the Relationship Agreement with the Investor Manager and APMH Invest, which will set forth certain director designation rights of such Topco shareholders following the Closing. In particular, pursuant to the Relationship Agreement, each of the Investor Manager and APMH Invest will be entitled to designate (a) two nominees to the Topco Board of Directors so long as the Investor Manager or APMH Invest, as applicable, owns no fewer than 20% of the then outstanding Topco Shares and (b) one nominee to the Topco Board of Directors so long as the Investor Manager or APMH Invest, as applicable, owns fewer than 20% but no fewer than 15% of the then outstanding Topco Shares. Each nominee of the Investor Manager and APMH Invest will meet the independence standards of the NYSE with respect to Topco; provided, however, that APMH Invest shall be permitted to have one nominee who does not meet such independence standards so long as such nominee is not an employee of Topco or any of its subsidiaries.

The following table lists the names, ages and positions of those individuals whom Topco anticipates will become Topco’s directors and executive officers. Pursuant to the Business Combination Agreement, effective immediately upon Closing, the Topco Board of Directors will be comprised of seven individuals, including three individuals designated by Noble, three individuals designated by Maersk Drilling, and Robert W. Eifler, who will serve as the President and Chief Executive Officer of the combined company. Charles M. (Chuck) Sledge, the current Chairman of the Noble Board of Directors, will become chairman of the Topco Board of Directors, and Claus V. Hemmingsen, the current Chairman of the Maersk Drilling Board of Directors, will be one of the three directors designated by Maersk Drilling.

In this Exemption Document, Robert W. Eifler, Charles M. (Chuck) Sledge, Claus V. Hemmingsen, Kristin H. Holth, Alastair Maxwell, Alan J, Hirshberg and Ann D. Pickard in their capacity as members of the Topco Board of Directors following completion of the Business Combination are referred to as the “New Topco Board

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of Directors” and Robert W. Eifler, Richard B. Barker, William E. Turcotte, Joey M. Kawaja, Blake A. Denton and Caroline Alting in their capacity as Topco Executive Officers following completion of the Business Combination are referred to as the “New Topco Executive Officers”.

Name	Position
Executive officers
Robert W. Eifler	President and Chief Executive Officer
Richard B. Barker	Senior Vice President and Chief Financial Officer
William E. Turcotte	Senior Vice President, General Counsel, and Corporate Secretary
Joey M. Kawaja	Senior Vice President - Operations
Caroline Alting	Senior Vice President - Operational Excellence
Blake A. Denton	Senior Vice President - Marketing and Contracts

Board of directors
Charles M. (Chuck) Sledge	Chairman of the Board of Directors
Claus V. Hemmingsen	Director
Robert W. Eifler	Director
Kristin H. Holth	Director
Alastair Maxwell	Director
Alan J. Hirshberg	Director
Ann D. Pickard	Director

Following completion of the Business Combination, the business address of the members of the New Topco Board of Directors and the New Topco Executive Officers will be 3rd Floor, 1 Ashley Road, Altrincham, WA14 2DT, Cheshire, United Kingdom.

1.1.245 The New Topco Executive Officers

Robert W. Eifler. Mr. Eifler was named President and Chief Executive Officer of Noble in May 2020. Previously, Mr. Eifler served as Senior Vice President, Commercial of Noble from August 2019 until assuming his position as President and Chief Executive Officer of Noble. Mr. Eifler served as Senior Vice President, Marketing and Contracts of Noble from February 2019 to August 2019, and as Vice President and General Manager – Marketing and Contracts of Noble from July 2017 to February 2019. Before that, Mr. Eifler led Noble’s marketing and contracts efforts for the Eastern Hemisphere while based in London. From November 2013 to March 2015, Mr. Eifler worked for Hercules Offshore, Inc., an offshore driller, as Director, International Marketing. Mr. Eifler originally joined Noble in February 2005 as part of the management development program and held numerous operational and marketing roles with increasing responsibility around the world until joining Hercules Offshore, Inc. in 2013. Mr. Eifler brings to Topco’s board of directors extensive knowledge of Noble and the industry as the President and Chief Executive Officer of Noble.

Richard B. Barker. Mr. Barker was named Senior Vice President and Chief Financial Officer of Noble in March 2020. Mr. Barker served as Managing Director of Moelis & Company, a leading global independent investment bank, where he specialized in advising oilfield services and equipment clients in the oil and gas sector, from August 2019 to March 2020. He has 15 years of investment banking experience working with oil and gas companies globally. Prior to joining Moelis & Company, Mr. Barker was Managing Director and Head of Oilfield Services for North America at JPMorgan Chase & Co., where he held roles of increasing responsibility from May 2015 to August 2019. From May 2011 to May 2015, he worked at Tudor, Pickering, Holt & Co., most recently as Executive Director, where he worked with oilfield services companies on a variety of strategic matters, including mergers and acquisitions, equity financing and capital structure policy. Mr. Barker began his investment banking career at Goldman Sachs, where he spent over five years through May 2011 in its Natural Resources Group.

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William E. Turcotte. Mr. Turcotte was named Senior Vice President and General Counsel of Noble in December 2008. He was named Corporate Secretary of Noble in January 2018. Prior to joining Noble, Mr. Turcotte served as Senior Vice President, General Counsel and Corporate Secretary of Cornell Companies, Inc., a private corrections company, since March 2007. He served as Vice President, Associate General Counsel and Assistant Secretary of Transocean, Inc., an offshore oil and gas drilling contractor, from October 2005 to March 2007, and as Associate General Counsel and Assistant Secretary from January 2000 to October 2005. From 1992 to 2000, Mr. Turcotte served in various legal positions with Schlumberger Limited in Houston, Caracas and Paris. Mr. Turcotte was in private practice prior to joining Schlumberger Limited.

Joey M. Kawaja. Mr. Kawaja was named Vice President of Operations of Noble in October 2020. Mr. Kawaja has over 25 years of experience in offshore rig operations and project management. Previously, Mr. Kawaja served as Regional Manager – Western Hemisphere for Noble from August 2014 until assuming his position as Vice President of Operations, where he led all of Noble’s shorebased and offshore operations in North and South America. Prior to that, Mr. Kawaja served in various roles including Operations Manager, Drilling Superintendent and Project Manager, since joining Noble in 1996.

Caroline Alting. Ms. Alting has served as Senior Vice President and Head of Integrity and Projects of Maersk Drilling since June 2020. Further, Ms. Alting has served as an employee representative on the Board of Directors of Maersk Drilling since April 2019. Ms. Alting is a member of the Advisory Boards of MCEDD Deepwater Development Conference and the IASC/SPE International Drilling Conference. Previously, Ms. Alting served as Vice President and Head of Engineering and Projects of Maersk Drilling from June 2018. Prior to that, Ms. Alting served in several roles with Maersk Drilling from May 2009, including Deputy Asset Manager, Project Team Lead, and Senior Project Engineer. Before joining Maersk Drilling, Ms. Alting served with Maersk Oil from November 2003 to May 2009. Ms. Alting has significant technical and operational experience within the offshore oil & gas industry, including HSSE, sustainability and the competitive landscape and customer relationships. Ms. Alting holds an MSc in Chemistry from the Technical University of Denmark and a PMD from IESE Business School.

Blake A. Denton. Mr. Denton was named Vice President of Marketing and Contracts of Noble in March 2020. Previously, Mr. Denton served as Director of Marketing and Contracts for Noble from January 2017 until assuming his position as Vice President, where he led Noble’s marketing and contracts efforts for the Middle East and India while based in Dubai. Prior to that, Mr. Denton served as Noble’s Project Director from March 2012 to January 2017 based in Korea and Houston, and as Project Manager from August 2010 to March 2012 based in Singapore. Before that, Mr. Denton led Noble’s newbuild project electrical engineering efforts for dynamically positioned drilling assets as a consultant based first in Houston and then in Singapore. Before joining Noble, Mr. Denton worked for a Houston-based electrical integration company supplying power generation and controls equipment primarily to the marine and drilling industry worldwide.

1.1.246 The New Topco Board of Directors

Charles M. Sledge. Mr. Sledge has served as a member and Chairman of the Noble Board of Directors since February 2021. Mr. Sledge previously served as Senior Vice President and Chief Financial Officer of Cameron International Corporation, an oilfield services company, from November 2008 until its sale to Schlumberger Limited in 2016. Prior to that, he served as the Corporate Controller of Cameron International Corporation from 2001 until 2008. He currently serves on the boards of Weatherford International plc, where he serves as chairman, and Talos Energy LLC. He previously served on the boards of Expro International, Vine Energy, Inc., Templar Energy and Stone Energy. Mr. Sledge received a BS in Accounting from Louisiana State University. Mr. Sledge brings to Topco’s board of directors experience and knowledge gained as an executive officer in the energy industry and extensive accounting and financial experience.

Claus V. Hemmingsen. Mr. Hemmingsen has served as a member of the board of directors of the Maersk Drilling Group (and its predecessor entities) since 2016 and was previously CEO of the Maersk Drilling Group.

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Mr. Hemmingsen has extensive international, commercial and managerial experience from the offshore oil and gas and shipping industries, including HSSE & sustainability, mergers and acquisitions, capital markets and non-executive directorships. Mr. Hemmingsen serves as the chairman of DFDS A/S, HusCompagniet A/S and Innargi Holding A/S, including subsidiaries, and as a board member of A.P. Møller og Hustru Chastine Mc-Kinney Møllers Fond til Almene Formaal (The A.P. Moller Foundation), A.P. Møller Holding A/S, Den A.P. Møllerske Støttefond, Det Forenede Dampskibs-Selskabs Jubilæumsfond, Fonden Mærsk Mc-Kinney Møller Center for Zero Carbon Shipping, Global Maritime Forum Fonden and Work Wear Group A/S, including subsidiaries. He also serves as the chief executive officer of CVH Consulting ApS. Finally, Mr. Hemmingsen is a member of the Danish Committee on Corporate Governance. Until 2019, Mr. Hemmingsen was the Vice CEO and a member of the A.P. Møller - Mærsk A/S executive board and CEO of A.P. Møller - Mærsk’s Energy division. In addition, Mr. Hemmingsen has in the past five years (and before July 2019) been chairman of the board of directors of Maersk Tankers A/S, Maersk Supply Service A/S, TotalEnergies EP Danmark A/S (formerly Maersk Oil and Gas A/S), Maersk FPSOs A/S, and a board member of Tietgen Fonden Børsen, Peder og Kamma Koch Jensens Legat til Minde om Deres Forældre and Foreningen til Søfartens Fremme. Because of his broad international, commercial and managerial experience in the oil and gas industry, Topco believes Mr. Hemmingsen is well qualified to serve on its board of directors.

Kristin H. Holth. Ms. Holth has served as a member of the board of directors of the Maersk Drilling Group since 2020 and currently serves as a board member of GasLog Partners LP, Maersk Tankers A/S, HitecVision AS, ABP AS, BI International Advisory board and as chair of Equality Check AS. Ms Holth also heads the advisory company Kricon AS. Before starting her career as non-executive director, Ms. Holth was Executive Vice President and Global Head of Ocean Industries at DNB Bank ASA – Norway’s largest financial services group and a global leading financial institution within ocean industries. Ms. Holth has held numerous management positions within DNB over the years, including as Global Head of Shipping, Offshore & Logistics for 4 years and General Manager & Head of DNB Americas for 6 years. Ms. Holth has significant international, managerial and commercial insight in shipping, offshore, oil & gas and oilfield services industries, with a strong focus on ESG matters and was, during her time as Global Head of Ocean Industries at DNB, one of the founding members of the Poseidon Principles for shipping. Ms. Holth has significant experience in the global capital markets. Ms. Holth holds a Bachelor in Economics and Business Administration from BI Norwegian Business School. Because of her broad international managerial experience and commercial insight in financial services and capital markets, notably within offshore, oil & gas and oilfield services industries, Topco believes Ms. Holth is well qualified to serve on its board of directors.

Alastair Maxwell. Mr. Maxwell has served as a member of the board of directors of the Maersk Drilling Group since 2019, currently serves as chief financial officer of Signifier Medical Technologies Ltd and previously held the position of chief financial officer of GasLog Ltd. Prior to that, Mr. Maxwell worked in the investment banking industry for 29 years, most recently with Goldman Sachs from 2010 to 2016 where he was a partner and Co-Head of the Global Energy Group with responsibility for relationships with a wide range of corporate and other clients. Previously, Mr. Maxwell was with Morgan Stanley, most recently as Managing Director and Head of Energy in the EMEA region, and with Dresdner Kleinwort Benson in a series of roles in the Utilities and M&A Groups. Mr. Maxwell has extensive international and financial experience within energy markets, including mergers and acquisitions, privatization, restructuring and equity and debt capital markets. Mr. Maxwell studied Modern Languages (Spanish and Portuguese) at Worcester College, Oxford. Because of his broad international and financial experience within energy markets, Topco believes Mr. Maxwell is well qualified to serve on its board of directors.

Alan J. Hirshberg. Alan J. Hirshberg has served on the Noble Board of Directors since early 2021. Mr. Hirshberg has served as a Senior Advisor at Blackstone Management Partners since January 2019. He joined ConocoPhillips in 2010 as its Senior Vice President, Planning and Strategy, and retired in January 2019 as its Executive Vice President, Production, Drilling and Projects, a position he held since April 2016. In this role, he had responsibility for ConocoPhillips’ worldwide operations, as well as supply chain, aviation, marine, major projects, drilling and engineering functions. Prior to joining ConocoPhillips, Mr. Hirshberg worked at Exxon and

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ExxonMobil for 27 years, serving in various senior leadership positions in upstream research, production operations, major projects and strategic planning. His last role at ExxonMobil was Vice President of Worldwide Deepwater and Africa Projects. Mr. Hirshberg is currently on the boards of Falcon Minerals Corporation and McDermott International, and also serves on several private company boards. Mr. Hirshberg received Bachelor and Master of Science degrees in Mechanical Engineering from Rice University. Mr. Hirshberg brings to Topco’s board of directors significant knowledge and insight into overseeing management of strategic initiatives and global operations as well as deep industry experience and knowledge.

Ann D. Pickard. Ann D. Pickard has served on the Noble Board of Directors since early 2021. Ms. Pickard retired from Royal Dutch Shell in 2016. Ms. Pickard held numerous positions of increasing responsibility during her 15-year tenure with Shell. She last served as Executive Vice President, Arctic and was responsible for Shell’s Arctic exploration efforts. This followed three successful years as Executive Vice President of Shell’s Exploration and Production business and Country Chair of Shell in Australia where she oversaw Gas Commercialization, Manufacturing, Chemicals, Supply and Distribution, Retail, Lubricants, Trading and Shipping, and Alternative Energy. Ms. Pickard was previously Shell’s Regional Executive Vice President for Sub Saharan Africa. Based in Lagos, Nigeria, she was accountable for Shell’s Exploration & Production, Natural Gas, and Liquefied Natural Gas (LNG) activities in the region. Before that, Ms. Pickard was Director, Global Businesses and Strategy and a member of the Shell Gas & Power Executive Committee with responsibility for Global LNG, Power, and Gas & Power Strategy. Ms. Pickard joined Shell in 2000 after an 11-year tenure with Mobil prior to its merger with Exxon. Ms. Pickard has significant business experience throughout South America, Australia, the countries of the former Soviet Union, the Middle East, and Africa. Ms. Pickard is a director of KBR, Inc., where she is the Chairman of the Health, Safety, Security, Environment and Social Responsibility Committee and a member of the Audit Committee, a director of Woodside Petroleum Ltd., where she serves as the Chairman of the Sustainability Committee, and The University of Wyoming Foundation, where she serves on the Budget/Audit Committee. In addition, Ms. Pickard is a member of Chief Executive Women. She was a member of the Advisory Council of the Eurasia Foundation and Global Agenda Council on the Arctic for the World Economic Forum. Ms. Pickard also served on the Board of Advisors of Catalyst and was a director of Westpac Banking Corporation. Ms. Pickard holds a Bachelor of Arts degree from the University of California, San Diego and a Master of Arts degree from the University of Pennsylvania. Ms. Pickard brings to Topco’s board of directors significant global business and leadership experience and deep industry knowledge.

1.1.247 Director and Officer Qualifications

Topco is not expected to formally establish any specific, minimum qualifications that must be met by each of its officers. However, Topco expects generally to evaluate the following qualities: educational background, diversity of professional experience, including whether the person is a current or was a former chief executive officer or chief financial officer of a public company or the head of a division of a prominent international organization, knowledge of Topco’s business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of Topco’s shareholders.

The Nominating and Governance Committee of the Topco Board of Directors will prepare policies regarding director qualification requirements and the process for identifying and evaluating director candidates for adoption by the Topco Board of Directors.

1.1.248 Statement on past records

During the past five years, none of the members of the New Topco Board of Directors or the New Topco Executive Officers have been (i) convicted of fraudulent offenses; (ii) directors or officers of companies that have entered into bankruptcy, receivership, liquidation or companies put into administration except as set out immediately below; or (iii) subject to any public incrimination and/or sanctions by statutory regulatory authorities (including designated professional bodies), and have not been disqualified by a court from acting as a member of the administrative, management or supervisory bodies of an issuer or from acting in the management or conduct of the affairs of any issuer.

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Mr. Eifler served as the Chief Executive Officer and as a member of the board of directors of Legacy Noble and Mr. Barker, Mr. Turcotte, Mr. Denton and Mr. Kawaja served as executive officers of Legacy Noble when the company filed voluntary petitions in the Bankruptcy Court seeking relief under Chapter 11 of the Bankruptcy Code on 31 July 2020.

Mr. Hemmingsen was a member of the board of directors when the following companies entered into voluntary liquidation: Maersk Contractors Nigeria Ltd. (in voluntary liquidation), Maersk Drilling (Saudi Arabia) Ltd (in voluntary liquidation) and Maersk Contractors Qatar W.L.L. (dissolved in 2021). Further, Mr. Hemmingsen was the chairman of the board of directors of Maersk Drilling Holding A/S until 2019 (dissolved following a merger with Maersk Drilling in 2020), chairman of HusCompagniet Holding A/S when it was dissolved by merger in 2021 as well as a member of the board of directors of BWW logistics A/S when it was dissolved by merger in 2021.

Mr. Sledge served on the board of directors of a privately held E&P company named Templar Energy LLC from 2016-2020. Templar Energy LLC filed for protection under the Bankruptcy Code in 2020 and was sold.

Mr. Hirshberg was a member of the board of directors of Gavilan Resources Holdings, LLC, which was dissolved in 2021.

1.1.249	Statement on conflicts of interests

There are no family relationships among any of the New Topco Board of Directors or the New Topco Executive Officers.

Other than as set out in sections 6.12 “Interests of Noble’s Directors and Executive Officers and Noble Shareholders in the Business Combination” and 6.13 “Interests of Maersk Drilling’s Directors and Executive Officers and Maersk Drilling Shareholders in the Business Combination”, none of the members of the New Topco Board of Directors, and none of the New Topco Executive Officers have conflicts of interest with respect to their duties as members of the Topco Board of Directors or as a Topco Executive Officer or hold positions in other companies which could result in a conflict of interest vis-à-vis such companies, either because the Noble Group or the Maersk Drilling Group has an equity interest in such company or because the Noble Group or the Maersk Drilling Group and the company concerned have an ongoing business relationship. However, the Noble Group, the Maersk Drilling Group or, following completion of the Business Combination, the Combined Group may do business in the ordinary course with companies in which members of the New Topco Board of Directors or the New Topco Executive Officers hold positions as directors or officers. See also 24.4 “Expected Ownership Structure of Topco following the Business Combination” for a description of the expected ownership interest in Topco by members of the New Topco Board of Directors and the New Topco Executive Officers following completion of the Business Combination.

Pursuant to the Business Combination Agreement, effective immediately upon Closing, the Topco Board of Directors will be comprised of seven individuals, including three individuals designated by Noble, three individuals designated by Maersk Drilling, and Robert W. Eifler, who will serve as the President and Chief Executive Officer of the combined company. Of the three individuals designated by Noble, up to two individuals may be designated by the Investor Manager (pursuant to the Relationship Agreement and depending upon the Investor Manager’s percentage ownership of outstanding Topco Shares). Of the three individuals designated by Maersk Drilling, up to two individuals may be designated by APMH Invest (which right APMH Invest will continue to have on a going-forward basis, subject to certain minimum holding conditions pursuant to the Relationship Agreement). For further information on the Relationship Agreement and the designation rights of the Investor Manager and APMH Invest, see 7.2.3 “Relationship Agreement”. Robert W. Eifler will serve as the President and Chief Executive Officer of Topco, Charles M. (Chuck) Sledge, the current Chairman of the Noble Board of Directors, will become chairman of the Topco Board of Directors, and Alan J. Hirshberg and Ann D. Pickard, each a director on the Noble Board of Directors, will be designated to the Topco Board of Directors by

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Noble upon the Closing, and similarly, that Claus V. Hemmingsen, the current Chairman of the Maersk Drilling Board of Directors, and Kristin H. Holth and Alastair Maxwell, each a director on the Maersk Drilling Board of Directors, will be designated to the Topco Board of Directors by Maersk Drilling upon the Closing. Other than set out above, Topco is not aware of any member of the New Topco Board of Directors or the New Topco Executive Officers who will be appointed to their positions within Topco pursuant to an agreement or understanding with any major shareholders, customers, suppliers or other parties.

1.1.250 Lock-up arrangements

There are no lock up arrangements applicable to any Topco Shares that are, following completion of the Business Combination, held by members of the New Topco Board of Directors and the New Topco Executive Officers.

Committees of the Topco Board of Directors

Upon the completion of the Business Combination, the Topco Board of Directors will establish four standing committees comprised of independent, non-executive directors: an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”), a nominating and governance committee (the “Nominating and Governance Committee”), and a safety and sustainability committee (the “Safety and Sustainability Committee”). Each committee will operate under a charter approved by the Topco Board of Directors that will be effective upon completion of the Business Combination. Following the consummation of the Business Combination, copies of each charter will be posted on Topco’s website.

1.1.251	Audit Committee

The Audit Committee’s responsibilities will include, among other things, oversight of:

Topco’s accounting and financial reporting and related processes and disclosures;

the adequacy and effectiveness of Topco’s internal control over financial reporting;

audits of the consolidated financial statements of Topco and its subsidiaries;

the public accounting firm engaged as Topco’s independent auditor, including with respect to its appointment, qualifications, independence, performance, compensation, and retention, and related matters;

Topco’s internal audit function, including with respect to its performance, resources, and retention; and

the assessment and management of risks, including financial risks and risks related to information security.

The charter will also provide that the Audit Committee will be responsible for pre-approving all audit services, internal control-related services and non-audit services (other than de minimis non audit services), and establishing and maintaining the necessary approval procedures.

Pursuant to the terms of the charter, each member of the Audit Committee will be financially literate and at least one member of the audit committee will qualify as an “audit committee financial expert” as defined in applicable SEC rules.

1.1.252	Compensation Committee

The Compensation Committee’s responsibilities will include, among other things:

reviewing and making recommendations to the Topco Board of Directors regarding the compensation of Topco’s non-executive directors;

reviewing and making recommendations to Topco’s non-executive directors regarding the compensation of executive officers serving on the Topco Board of Directors;

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approving the compensation of Topco’s senior management;

recommending changes to Topco’s compensation policy, which will govern the compensation of Topco’s non-executive directors, executive officers and senior management;

reviewing and reporting to the Topco Board of Directors, development and succession plans for Topco’s executive directors; and

overseeing Topco’s equity incentive and benefit plans and human capital management function.

The charter will also provide that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including in accordance with applicable regulations, NYSE listing standards and Nasdaq Copenhagen listing standards.

1.1.253	Nominating and Governance Committee

The Nominating and Governance Committee’s responsibilities will include, among other things:

identifying and recommending nominees for election by the Topco Board of Directors;

evaluating the Topco Board of Directors on its performance;

recommend changes to Topco’s corporate governance framework and guidelines to the Topco Board of Directors; and

1.1.254	Safety and Sustainability Committee

The Safety and Sustainability Committee’s responsibilities will include, among other things:

Overseeing Topco’s safety, security and health policies and practices as well as the sustainability and corporate social responsibility of Topco, including environmental and social matters.

Corporate Governance

The UK Corporate Governance Code does not and will not apply to Topco.

Topco is committed to exercising good corporate governance at all times and the Topco Board of Directors will regularly assess rules, policies and practices according to applicable corporate governance codes and other rules and regulations, applicable from time to time. Under the Nasdaq Nordic Main Market Rulebook, Topco is permitted to apply either the corporate governance code of its jurisdiction of incorporation, England and Wales, or the Recommendations on Corporate Governance of the Danish Committee on Corporate Governance issued in December 2020 (the “Danish Recommendations on Corporate Governance”) as applicable in Denmark. Topco has chosen to apply the Danish Recommendations on Corporate Governance on the basis of Denmark being one of the jurisdictions in which the Topco Shares is contemplated to be admitted to trading and official listing (subject to completion of the Exchange Offer and the Business Combination).

Code of Business Conduct

Topco intends to adopt a code of business conduct that applies to all of its employees, officers and directors, including those officers responsible for financial reporting. Topco’s code of business conduct will be available on its website. Topco intends to disclose any amendment to the code, or any waivers of its requirements, on its website.

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REMUNERATION AND BENEFITS

Compensation of the New Topco Board of Directors and the New Topco Executive Officers

Topco was formed as a public limited company under the laws of England and Wales on 16 October 2020, re-registered as a private limited company on 13 January 2021 and subsequently re-registered as a public limited company on 12 May 2022. As at the date of this Exemption Document, Topco does not have any material assets or liabilities and has not conducted any operating activities other than those incident to its formation and to the matters contemplated by the Business Combination Agreement, such as the making of certain required securities law filings, the establishment of Merger Sub and the preparation of this Exemption Document.

Accordingly, as at the date of this Exemption Document none of the members of the New Topco Board of Directors or the New Topco Executive Officers have received any compensation from Topco in their respective capacities, following completion of the Business Combination, as members of the New Topco Board of Directors and the New Topco Executive Officers.

Further, as at the date of this Exemption Document, the compensation program applicable following completion of the Business Combination to the members of the New Topco Board of Directors and the New Topco Executive Officers has not been determined.

Compensation of the Noble Board of Directors and the Noble Executive Officers designated to become members of the New Topco Board of Directors and New Topco Executive Officers

1.1.255	Compensation of the Designated Noble Directors

The following section contains a description of the compensation paid for the financial year ended 31 December 2021 to the members of the Noble Board of Directors who are designated to become members of the New Topco Board of Directors (the “Designated Noble Directors”).

Noble’s compensation committee recommends, and the Noble Board of Directors approves, the compensation of the Noble Board of Directors. In determining the appropriate level of compensation for the Noble Board of Directors, Noble’s compensation committee and the Noble Board of Directors consider the commitment required from the Noble Board of Directors in performing their duties on behalf of Noble, as well as comparative information the committee obtains from compensation consulting firms and from other sources.

In 2021, Noble paid the non-employee directors of Legacy Noble an annual retainer of USD 25,000, in four quarterly instalments. Non-employee directors could elect to receive all or a portion of the retainer in shares. In 2021, meeting fees were USD 2,000 per meeting of the board and each committee thereof, except that fees for telephonic meetings were USD 1,000 per meeting for the meetings that exceeded 15 minutes, the annual retainer paid to Legacy Noble’s lead director was USD 22,500, the annual retainer paid to Legacy Noble’s audit and compensation committee chairpersons was USD 20,000, and the annual retainer for all other committee chairpersons was USD 10,000. These payments to the Legacy Noble directors ended upon Noble’s emergence in February 2021.

In connection with Noble’s emergence from the Chapter 11 Cases, the Noble Board of Directors approved a new compensation schedule for Noble’s directors for 2021. In line with current practice, the committee eliminated meetings fees and set annual cash retainers at USD 150,000 for the chairman of the Noble Board of Directors, and USD 100,000 for the other non-employee directors paid in quarterly instalments, in advance. Noble pays additional annual retainers to its committee chairs: audit (USD 30,000), and the compensation and nominating, governance and sustainability (USD 20,000), and each other committee member (USD 10,000). For a portion of 2021, the Noble Board of Directors approved additional fees of USD 20,000 per month for the finance committee members and USD 5,000 per month for all other non-employee directors due to the significant merger and acquisition activity and resulting workload of the Noble Board of Directors.

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Noble also reimburses its directors for travel, lodging and related expenses they may incur in attending board and committee meetings, and correlated activities in connection with their duties as directors. Noble’s directors do not receive any additional compensation from Noble in the form of retirement or deferred compensation plans or otherwise.

In order to better align the interests of Noble’s directors and its shareholders, Noble has historically made an annual equity grant to its non-employee directors. During 2021, each non-employee director of Legacy Noble received a USD 175,000 cash award in lieu of an equity award due to the decrease in share price, which created an insufficient pool of shares available for awards.

As of the Plan Effective Date, each new non-employee director received an equity grant. As with the Emergence Grants (as defined herein) for the executives, the Emergence Grant equity awards for the non-employee directors were made using a price per share of USD 13.46, which was based on a third-party analysis of implied market prices observed immediately prior to emergence, and in consultation with Noble’s creditors. The price per share reflected in Noble’s accounting records was USD 16.44, which resulted in with a value of USD 452,000 for the chairman of the Noble Board of Directors and USD 391,000 for each of the other non-employee emergence directors that will vest pro rata over three years.

The following table shows the compensation of Designated Noble Directors in their capacity as non-employee directors of Noble for the year ended 31 December 2021.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation	Total(3)
Alan J. Hirshberg	$133,333	$390,845	$—	$524,178
Ann D. Pickard	$135,383	$390,845	$—	$526,228
Charles M. Sledge	$272,500	$451,919	$—	$724,419

(1)	Includes all retainer fees paid
(2)	Represents the aggregate grant date fair value of the awards completed in accordance with FASB ASC Topic 718
(3)	Director total compensation varies based upon whether such director is a chairperson of a committee or the lead director.

1.1.256	Compensation of the Noble Executive Officers

The following section contains a description of the compensation paid for the financial year ended 31 December 2021 to the Noble Executive Officers who are all designated to become New Topco Executive Officers.

The compensation program for the Noble Executive Officers is designed to link pay with performance and consists of the following components:

Base pay. This fixed cash component of compensation provides executives with salary levels set to be competitive with Noble’s peers.

Annual short-term incentive compensation. This performance-based component of compensation is funded based on annual free cash flow, contract drilling margin, Total Recordable Incident Rate (“TRIR”), Loss of Primary Containment (“LOPC”) and ESG goals, each of which is relative to internal targets and is paid as an annual cash bonus through Noble’s short-term incentive plan (the “Noble STIP”). For further information on the Noble STIP, see 23.2.3 “Noble’s Short-Term Incentive Plan”.

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Long-term incentive compensation. Noble’s two components of long-term incentive pay as described below are used to further align management with the Noble Shareholders. For further information on Noble’s long-term incentive plan (the “Noble LTIP”), see 23.2.4 “Noble’s Long-Term Incentive Plan”.

Performance-based long-term incentive awards. Noble uses performance-based restricted stock units (“PVRSUs”), that vest after three years and are determined based on shareholder return and strategic goals such as asset growth, controlling cost and certain ESG goals. PVRSUs represent 60% of the equity awards for Noble’s Executive Officers.

Time-based long-term incentive awards. Noble uses time vested restricted stock units (“TVRSUs”) that vest pro-rata over at three-year period. TVRSUs represent 40% of the equity awards for Noble’s Executive Officers.

Benefits. In addition to the compensation components listed above, certain retirement and health benefits are available to the Noble Executive Officers. The total amount set aside or accrued by the Noble Group to provide for pension, retirement or similar benefits is USD 515 thousand.

The following table presents an overview of the compensation paid to the Noble Executive Officers in respect of the financial year ended 31 December 2021:

Name and Principal Position	Salary	Bonus(1)	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)		All Other Compensation		Total
Robert W. Eifler: President and Chief Executive Officer
	$800,000	—	$23,298,341	—	$1,179,200	—		$8,600	(5)	$25,286,141

Richard B. Barker: Senior Vice President and Chief Financial Officer
	$475,000	—	$6,395,905	—	$477,375	—		$5,888	(6)	$7,354,168

William E. Turcotte: Senior Vice President, General Counsel, and Corporate Secretary
	$470,000	—	$4,958,623	—	$440,860	—		$6,687	(7)	$5,876,170

Joey M. Kawaja: Vice President of Operations
	$330,000	—	$2,874,564	—	$265,320	—	(10)	$8,870	(8)	$3,478,754

Blake A. Denton: Vice President, Marketing and Contracts
	$300,000	—	$2,874,564	—	$241,200	—		$8,333	(9)	$3,424,097

(1)	The cash performance bonuses awarded under the Noble STIP are disclosed in the Non-Equity Incentive Plan column.
(2)

Represents the grant date fair value of the awards in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 including PVRSUs and TVRSUs emergence awards granted on 19 February 2021. With respect to PVRSUs, amounts are based on probable achievement level of the underlying performance conditions as of the grant date. See “Note 9—Equity” of the Noble 2021 Form 10-K for a description of the assumptions made in Noble’s valuation of restricted stock units and stock option awards.

(3)	The cash performance bonuses awarded under the Noble STIP.
(4)

The amounts in this column represent the aggregate change in the actuarial present value of each Noble Executive Officer’s accumulated benefit under the Noble Services Company LLC Salaried Employees’ Retirement Plan and the Noble Services Company LLC Retirement Restoration Plan for the year. There are no deferred compensation earnings reported in this column, as Noble’s nonqualified deferred compensation plans do not provide above-market or preferential earnings on deferred compensation,

(5)

The amount in the All Other Compensation column includes company contributions to the Noble Services Company LLC 401(k) and Profit Sharing Plan (USD 4,000 for 2021), and premiums paid by Noble for life, AD&D, long term disability, and business travel and accident insurance.

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(6)

The amount in the All Other Compensation column includes company contributions to the Noble Services Company LLC 401(k) and Profit Sharing Plan (USD 2,951 for 2021) and premiums paid by Noble for life, AD&D, long term disability, and business travel and accident insurance.

(7)

The amount in the All Other Compensation column includes company contributions to the Noble Services Company LLC 401(k) and Profit Sharing Plan (USD 3,525 for 2021), dividend equivalents, and premiums paid by Noble for life, AD&D, long term disability, and business travel and accident insurance.

(8)

The amount in the All Other Compensation column includes company contributions to the Noble Services Company LLC 401(k) and Profit Sharing Plan (USD 5,775 for 2021), and premiums paid by Noble for life, AD&D, long term disability, and business travel and accident insurance.

(9)

The amount in the All Other Compensation column includes company contributions to the Noble Services Company LLC 401(k) and Profit Sharing Plan (USD 5,250), and premiums paid by Noble for life, AD&D, long term disability, and business travel and accident insurance.

(10)	Pension and nonqualified deferred compensation accounts incurred losses during 2021 as follows: Mr. Kawaja - (USD 61,243).

For further details on compensation related to the Business Combination, see 6.12.4 “Summary of Potential Transaction Payments to Directors and Executive Officers of Noble” and 6.12.4.1 “Business Combination-Related Compensation”.

For a description of the termination notice periods and severance terms applicable to the Noble Executive Officers, see 6.12.3 “Employment Agreements for Noble’s Directors and Executive Officers”.

1.1.257	Noble’s Short-term Incentive Plan

The Noble STIP gives participants, including the Noble Executive Officers, the opportunity to earn annual cash bonuses in relation to specified target award levels defined as a percentage of their base salaries. STIP target award levels are developed based on a combination of factors, including Noble’s compensation philosophy, market compensation data, competition for key executive talent, the experience of the Noble Executive Officers, leadership, prior contribution to the Noble Group’s success, the Noble Group’s overall annual budget for merit increases and individual performance of the Noble Executive Officers. The success of the Noble Group is tied to the achievement of key performance goals that are shown below and the Noble STIP is designed to reward executives for meeting these goals. Company performance determines STIP funding levels. Accordingly, if performance thresholds are not met, STIP awards are not funded.

The components of the performance bonus, weighting factors and threshold, target and maximum levels for corporate personnel, including the Noble Executive Officers, for the 2021 plan year are set forth in the table below:

Component of Performance Bonus	How Determined	Weighting of Component	2021 Target	Threshold/Target/ Maximum	Bonus Pool Multiple
Financial Efficiency Measure	Adjusted Free Cash Flow	35%	($154 million)	Threshold: ($182 million) Target: ($ 154 million) Maximum: ($ 88 million)	0.5 1 2
	Contract Drilling Margin less G&A relative to goal	35%	10.50%	Threshold: 7.50% Target: 10.50% Maximum: 14.70%	0.5 1 2
Safety Performance Measure	TRIR relative to goal	10%	0.35 (measured pursuant to the guidelines set for by the International Association of Drilling Contractors)	Threshold: ≤ 0.40 Target: ≤ 0.35 Maximum: ≤ 0.30	0.5 1 2
	Loss of Primary Containment (LOPC)	10%	0.43	Threshold: ≤ 0.55 Target: ≤ 0.43 Maximum: ≤ 0.30	0.5 1 2

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Component of Performance Bonus	How Determined	Weighting of Component	2021 Target	Threshold/Target/ Maximum	Bonus Pool Multiple
Strategic	Finalizing measurable ESG goals to be included in the Sustainability Report and publishing the report	10%	Committee Discretion	Threshold: 0.50 Target: 1.00 Maximum: 2.00	0.5 1 2

The 2021 results and the calculation of the performance component for corporate personnel, including the Noble Executive Officers for the 2021 plan year, are set forth in the table below:

Component of Performance Bonus	Actual 2021 Results	Bonus Pool Multiple	Component Payout (Weighting X Bonus Pool Multiple)
Adjusted Free Cash Flow	($95 million)	1.89	0.66
Contract Drilling Margin Less G&A	10.85%	1.08	0.38
TRIR Measure	0.37	0.80	0.08
Loss of Primary Containment (LOPC)	0.20	2.00	0.20
Finalizing measurable ESG goals to be included in the Sustainability Report and the publishing the report	Weighted at Target	1.00	0.10
		Goals Achievement	1.42

For any individual, including the Noble Executive Officers, the company funding factor is multiplied by the applicable individual target award to calculate the preliminary performance bonus. Individual target awards are equal to a fixed percentage of base salary. The 2021 target awards for the Noble Executive Officers are set forth in the table below:

Name	Target
Robert W. Eifler	110%
Richard B. Barker	75%
William E. Turcotte	70%
Joey M. Kawaja	60%
Blake A. Denton	60%

Individual target performance bonuses may be adjusted upward or downward to reflect merit, individual and team performance and/or additional selected criteria, subject to the approval of the compensation committee. If, on a cumulative basis, the sum of STIP awards is greater than the formulaic STIP funding pool, STIP awards are reduced to remain within the constraints of the funding pool.

Name	2021 Salary	X	STIP Target	X	Award Factor(1)	X	Individual Achievement(1)	2021 STIP
Robert W. Eifler	$800,000	X	110%	X	1.34	X	1.00	$1,179,200
Richard B. Barker	$475,000	X	75%	X	1.34	X	1.00	$477,375
William E. Turcotte	$470,000	X	70%	X	1.34	X	1.00	$440,860
Joey M. Kawaja	$330,000	X	60%	X	1.34	X	1.00	$265,320
Blake A. Denton(2)	$300,000	X	60%	X	1.34	X	1.00	$241,200

(1)

Award factor resulted in multiplier of 1.42 overall. For the NEOs, the award factor was reduced for operational performance matters. Individual achievement goals were determined at target or a 1 multiple.

(2)	Mr. Denton was named an executive officer on 5 February 2021 upon emergence.

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1.1.258	Noble’s Long-term Incentive Plan

Noble believes it is important to reward executive officers and key employees who demonstrate superior performance in their current position, as well as the likelihood of high-level performance in the future, with long-term incentive compensation. Such long-term incentive compensation is consistent with Noble’s overall compensation philosophy to align executives’ and employees’ interests with the interests of the Noble Shareholders.

The value of long-term incentive compensation awards is determined annually based on the analysis of competitive data. In particular, this value is developed considering Noble’s objectives for this component of total compensation relative to the pay of the companies in a benchmark peer group and is set to be competitive with such benchmark peer group. Noble’s CEO recommends for consideration and approval by the compensation committee the total value of awards for all positions other than his or her own. The compensation committee determines the total award value for Noble’s CEO and, based in part on the CEO’s recommendations, for the other Noble Executive Officers. In connection with Noble’s emergence from the Chapter 11 Cases all previously outstanding equity awards were cancelled on the Plan Effective Date.

Following the Plan Effective Date, in February 2021, the current compensation committee approved the Noble Corporation 2021 Long-Term Incentive Plan (the “Noble LTIP”) and approved equity grants (the “Emergence Grants”) under the Noble LTIP to selected members of the Noble’s senior management, including each of the Noble Executive Officers. The compensation committee based its decision to approve the Emergence Grants on a review of market practices for companies following emergence from Chapter 11, and to serve the following objectives: (i) strengthen alignment with the interests of our new shareholders; (ii) support a strong performance-based culture; and (iii) enhance the ability to retain key talent through the post-emergence period.

These awards were granted in the form of 40% TVRSUs and 60% PVRSUs. TVRSUs vest one-third per year over three years commencing one year from the award date. PVRSU awards are determined based on absolute total shareholder return and certain strategic goals, and will vest, to the extent earned, after the end of the three-year performance period (2021- 2023). The Emergence Grant PVRSU awards vest 50% based upon the level of absolute total shareholder return (“TSR”) and 50% based upon the achievement of certain strategic goals, in each case at the end of the applicable performance period. The final number of PVRSUs subject to TSR metrics that vest may range from 0% to 200% of the target number of such PVRSUs, where 50% of the target PVRSUs will vest if the threshold TSR level of 8% is met, 100% will vest if the target TSR level of 12% is met and 200% will vest if the maximum TSR level of 20% or more is met. The PVRSUs that vest based on strategic goals depend on the actual achievement of these strategic goals compared to expected achievement. The strategic goals are weighted 50% on asset growth, 30% on controlling costs and 20% on our ESG goals. The final number of PVRSUs within each strategic goal that vest may range from 0% to 200% of the target number of such PVRSUs, where 50% of the target PVRSUS will vest if the threshold of “partial” achievement is met, 100% will vest if the target of expected achievement is met and 200% will vest if the maximum of “outstanding” achievement is met.

As is customary market practice to entice and retain management to stay with a restructured company, Legacy Noble negotiated and agreed with its creditors during the bankruptcy process certain aspects of executive compensation to be effective upon emergence. Among these items were the allocation of shares reserved for Noble’s post-emergence long-term incentive plan, the percentage of such shares that would be awarded in the first year after emergence, and the allocation of such shares that would be awarded as time vested awards in the first year. The creditors agreed to allocate 10% of the fully diluted shares of the company to the Noble LTIP and to allow an award of 40% of such shares in the first year, with 40% of such shares represented by time vested equity awards, each of which was based on market comparables. New employment agreements for the Noble Executive Officers were also negotiated with the creditors.

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The Emergence Grant equity awards were made using a price per share of USD 13.46 based on third-party implied market prices immediately prior to emergence, and in consultation with Noble’s creditors. The values reflected in Noble’s accounting records were USD 20.15 for the 2021 PVRSUs and USD 16.44 for the 2021 TVRSUs. The respective 2021 PVRSU and TVRSU values are set forth in the tables below:

2021 PVRSU Values

Name	Award Values @ $13.46	Award Values @ $20.15
Robert W. Eifler	$10,080,221	$15,090,375
Richard B. Barker	$2,767,241	$4,142,639
William E. Turcotte	$2,145,389	$3,211,709
Joey M. Kawaja	$1,243,704	$1,861,860
Blake A. Denton	$1,243,704	$1,861,860

2021 TVRSU Values

Name	Award Values @ $13.46	Award Values @ $16.44
Robert W. Eifler	$6,720,147	$8,207,966
Richard B. Barker	$1,844,828	$2,253,266
William E. Turcotte	$1,430,260	$1,746,914
Joey M. Kawaja	$829,136	$1,012,704
Blake A. Denton	$829,136	$1,012,704

For a description of the total unvested Noble RSU Awards held by the Noble Executive Officers as of 28 July 2022 (the most recent practicable date prior to the date of this Exemption Document), see 6.12.2 “Outstanding Equity Awards for Noble’s Directors and Executive Officers” and for additional information on the treatment of the Noble RSU Awards in connection with the Business Combination, see 6.12.1 “Treatment of Noble Outstanding Equity Awards for Noble’s Directors and Executive Officers”.

Compensation of the members of the Maersk Drilling Board of Directors and the Maersk Drilling Executive Officers designated to become members of the New Topco Board of Directors or New Topco Executive Officers

1.1.259	Compensation of the members of the Maersk Drilling Board of Directors designated to become members of the New Topco Board of Directors or New Topco Executive Officers:

The following section contains a description of the compensation paid for the financial year ended 31 December 2021 to the members of the Maersk Drilling Board of Directors who are designated to become members of the New Topco Board of Directors or New Topco Executive Officers.

The table below presents an overview of the total compensation paid to the members of the Maersk Drilling Board of Directors who are designated to become members of the New Topco Board of Directors or New Topco Executive Officers in respect of the financial year ended 31 December 2021:

Name	Base fee	Committee fees	Total	Position in Topco following completion of the Business Combination
	(USD thousands)
Claus V. Hemmingsen (chairman)	214.9	47.7	262.6	Director
Kristin H. Holth	71.6	35.8	107.4	Director
Alastair Maxwell	71.6	59.7	131.3	Director
Caroline Alting(1)	71.6	0	71.6	Senior Vice President - Operational Excellence

(1)

This table does not include remuneration paid to Caroline Alting in her capacity as Senior Vice President and Head of Integrity and Projects of Maersk Drilling as this is not information that is publicly available.

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1.1.260	Compensation of the Maersk Drilling Executive Officers:

Following completion of the Business Combination, none of the Maersk Drilling Executive Officers will become members of the New Topco Board of Directors and/or New Topco Executive Officers and thus, no description of the compensation paid for the financial year ended 31 December 2021 to the Maersk Drilling Executive Officers has been included.

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OWNERSHIP STRUCTURE AND SHAREHOLDERS

Upon the completion of the Business Combination, Noble shareholders and Maersk Drilling shareholders will hold a percentage ownership of Topco that is smaller than such shareholder’s current percentage ownership of Noble or Maersk Drilling, respectively. Upon completion of the Business Combination, and assuming that all of the issued Maersk Drilling Shares are exchanged in the Exchange Offer, former shareholders of Noble as a group and former shareholders of Maersk Drilling as a group will each receive shares in the Business Combination constituting approximately 50% of the outstanding Topco Shares immediately after the consummation of the Business Combination. Because of this, current shareholders may have less influence on the management and policies of Topco than they currently have on the management and policies of Noble or Maersk Drilling, respectively. For further information, see 25 “Dilution”.

Ownership structure of Topco prior to the Business Combination

As at the date of this Exemption Document, Topco has a registered nominal share capital of GBP 50,000 divided into 1 ordinary share with a nominal value of GBP 1 and 49,999 class B ordinary shares with a nominal value of GBP 1 each.

As of the date of this Exemption Document, Noble Corporation 2022 Limited, an indirect, wholly-owned subsidiary of Noble, is the sole shareholder of Topco. In connection with the Business Combination, the Noble Shareholders will become shareholders of Topco pursuant to the Cayman Merger, and the Maersk Drilling Shareholders will become shareholders of Topco pursuant to the Exchange Offer. For further information, see 6 “The Business Combination” and 7 “The Business Combination Agreement and Ancillary Documents” for a more detailed description of the steps and transactions involved in the Business Combination.

Ownership structure of Noble

As at the date of this Exemption Document, the authorised share capital of Noble is USD 6,000 divided into 500,000,000 Noble Shares of a par value of USD 0.00001 each and 100,000,000 shares of a par value of USD 0.00001 each of such class or classes having the rights as the Noble Board of Directors may determine from time to time. As at 28 July 2022 (the most recent practicable date prior to the date of this Exemption Document), there are (A) 67,050,042 Noble Shares issued and outstanding, (B) no Noble Shares held by Noble in its treasury, (C) Penny Warrants that are exercisable for an aggregate of 3,263,182 Noble Shares issued and outstanding and (D) Noble Warrants that are exercisable for an aggregate of 14,651,319 Noble Shares issued and outstanding.

As of 31 December 2021, Noble had approximately 60.2 million shares outstanding and trading. As of 31 December 2020, Legacy Noble had approximately 251.1 million shares outstanding and trading.

The table set out below sets forth information regarding the actual beneficial ownership of Noble ordinary shares as of 28 July 2022 (the most recent practicable date prior to the date of this Exemption Document) for (i) each of the members of the Noble Board of Directors, each of the Noble Executive Officers, and all of the Noble Board of Directors and the Noble Executive Officers as a group and (ii) each of the persons who is known to Noble to be the beneficial owner of more than five percent of the outstanding Noble Shares.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed

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outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the ordinary shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.

The rules on beneficial ownership are comparable to the rules of Chapter 7 of the Danish Capital Markets Act requiring major shareholders to notify a company admitted to trading and official listing on Nasdaq Copenhagen and the Danish FSA of in their holdings or changes herein if the ownership reaches, exceeds or falls below the thresholds 5, 10, 15, 20, 25, 50 or 90 percent or 1/3 or 2/3 of the issuing company’s share capital or voting rights. To the knowledge of Noble and Topco, no more than 5 percent of the Noble Shares outstanding on as of 28 July 2022 (the most recent practicable date prior to the date of this Exemption Document) are to be economically attributed as required under Chapter 7 of the Danish Capital Markets Act to any person with the exception of the Noble Shareholders listed below. The information presented below derives from the reports filed by the beneficial owners with the SEC.

Beneficial owner	Number of Noble Shares(1)	% of the total outstanding Noble Shares
Noble Board of Directors
Patrick J. Bartels, Jr.	—	*	%
Robert W. Eifler	100,791	*	%
Alan J. Hirshberg	4,755	*	%
Ann D. Pickard	4,755	*	%
Charles M. Sledge	5,497	*	%
Melanie M. Trent	4,755	*	%
Paul Aronzon	2,500	*	%

Noble Executive Officers (excluding any Noble Board of Directors listed above)
Richard B. Barker	27,510	*	%
William E. Turcotte	0	—%
Joey M. Kawaja	3,076	*	%
Blake A. Denton	3,076	*	%

Total holdings of the Noble Board of Directors and Noble Executive Officers	156,715	*	%

5% or greater Noble Shareholders
Investors for which Pacific Investment Management Company LLC serves as investment manager, adviser or sub-adviser(2)	20,214,475	30.1%
GoldenTree Accounts(3)	4,286,905	6.4%
Investors for which Canyon Capital Advisors LLC serves as investment manager(4)	9,129,146	13.6%
King Street Capital Management, L.P. (5)	6,219,894	9.3%

*	The percent of class shown is less than one percent unless otherwise indicated.
(6)

Unless otherwise indicated, the beneficial owner has sole voting and investment power over all shares listed. Unless otherwise indicated, the address of each beneficial owner is c/o Noble Corporation, 13135 Dairy Ashford, Suite 800, Sugar Land, Texas 77478

(7)

Based solely on a Form 4 filed with the SEC on 1 August 2022. Such filings indicates that as of 1 August 2022 PIMCO has beneficial ownership with respect to 20,214,475 Noble Shares PIMCO, as the investment adviser of the investment advisory clients or discretionary accounts that are the holders of record of such securities, may be deemed to have voting and dispositive power over such securities. The address for PIMCO is 650 Newport Center Drive, Newport Beach, California 92660.

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(8)

Based solely on a Schedule 13G filed with the SEC on 10 February 2022 by GoldenTree Asset Management LP (the “GoldenTree Advisor”), GoldenTree Asset Management LLC (the “GoldenTree General Partner”) and Steven A. Tananbaum. Such filing indicates that the GoldenTree Advisor and the GoldenTree General Partner have shared voting power and shared dispositive power with respect to 9,129,146 Noble Shares, and Mr. Tananbaum has sole voting power and sole dispositive power with respect to 25,927 Noble Shares and shared voting power and shared dispositive power with respect to 9,129,146 Noble Shares. Such filing also indicates that the aggregate amount of Noble Shares beneficially owned by the reporting persons include 3,601,104 Noble Shares and 5,528,042 Noble Shares issuable upon exercise of certain warrants held of record by certain managed accounts (collectively, the “GoldenTree Accounts”) for which the GoldenTree Advisor serves as investment manager. In addition, Mr. Tananbaum is the holder of record of 25,927 Noble Shares. Mr. Tananbaum is the managing member of the GoldenTree General Partner, which is the general partner of the GoldenTree Advisor. As a result of these relationships, each of the reporting persons may be deemed to share beneficial ownership of the securities held of record by the GoldenTree Accounts. Pursuant to the terms of the warrants, the GoldenTree Advisor may exercise the warrants only to the extent that doing so would not result in the reporting persons becoming the beneficial owners of more than 9.9% of the then-outstanding Noble Shares, after accounting for the Noble Shares to be issued at the time of any such warrant exercise. The address for the reporting persons is 300 Park Avenue, 21st Floor, New York, New York 10022.

(9)

Based solely on a Schedule 13G filed with the SEC on 14 February 2022 by Canyon Capital Advisors LLC (“CCA”), Joshua S. Friedman and Mitchell R. Julis. CCA is an investment advisor to various managed accounts, including Canyon Value Realization Fund, L.P., The Canyon Value Realization Master Fund (Cayman), L.P., Canyon Balanced Master Fund, Ltd., Canyon-GRF Master Fund II, L.P., EP Canyon Ltd., Canyon Distressed Opportunity Master Fund III, L.P., Canyon NZ-DOF Investing, L.P., Canyon-EDOF (Master) L.P., Canyon Blue Credit Investment Fund, L.P., Canyon Distressed TX L.P., Canyon Distressed TX (B) LLC and Canyon-ASP Fund, L.P., with the right to receive, or the power to direct the receipt, of dividends from, or the proceeds from the sale of the securities held by, such managed accounts. Messrs. Friedman and Julis control entities which own 100% of CCA. Such filing indicates that the reporting persons have sole voting power, sole dispositive power, shared voting power and shared dispositive power with respect to 6,219,894 Noble Shares (including 2,667,802 warrants). Such filing also indicates that the number of Noble Shares owned includes both the Noble Shares previously issued and the Noble Shares issuable upon the exercise of certain warrants. As a result of provisions in the warrant agreements, certain beneficial owners of the Noble Shares do not have the right to exercise such warrants, to the extent that, after giving effect to the issuance of Noble Shares after such exercise, such beneficial owner (together with its affiliates and any other person whose Noble Shares would be aggregated with such beneficial owner under Section 13(d) of the Exchange Act and the applicable rules and regulations of the SEC) would beneficially own in excess of 9.9% of the number of Noble Shares outstanding immediately after giving effect to such issuance. The reported number of Noble Shares includes the exercise of 2,667,802 warrants up to 9.9% of Noble Shares outstanding. Total warrants owned is 6,211,640. The address for the reporting persons is 2728 North Harwood Street, 2nd Floor, Dallas, Texas 75201.

(10)

Based solely on a Schedule 13G filed with the SEC on 11 February 2022 by King Street Capital Management, L.P. (“KSCM”), King Street Capital Management GP, L.L.C. (“KSCM GP”) and Brian J. Higgins. Such filing indicates that the reporting persons have shared voting power and shared dispositive power with respect to 4,286,905 Noble Shares. Such filing also indicates that the aggregate amount of Noble Shares beneficially owned by the reporting persons includes 2,121,295 Noble Shares and 2,165,610 Noble Shares issuable upon exercise of warrants. KSCM, a registered investment advisor, is the investment manager of various fund entities. As investment manager, KSCM has sole voting and dispositive power over the Noble Shares reported in such filing. KSCM GP is the sole general partner of KSCM, and Mr. Higgins is the managing member of KSCM GP. The address for KSCM is 299 Park Avenue, 40th Floor, New York, New York 10171.

Other than as set out above, Noble is not aware of any legal or natural person who, directly or indirectly, has a beneficial ownership of Noble Shares that is notifiable under U.S. securities laws. In addition, other than in

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connection with the Business Combination, Noble does not have knowledge of any arrangements, the operations of which may result in a change of control of Noble. Noble is not aware that it is controlled, directly or indirectly, by any single legal or natural person.

Ownership structure of Maersk Drilling

As at the date of this Exemption Document, Maersk Drilling’s share capital consists of one share class and has a nominal value of DKK 415,321,120 divided into 41,532,112 shares of nominally DKK 10 each, which are all issued and fully paid up. All Maersk Drilling Shares have the same rights and rank pari passu in respect of, inter alia, voting rights, eligibility to receive dividends and participate in share buybacks. Each Maersk Drilling Share of nominally DKK 10 carries one vote.

As at 28 July 2022 (the most recent practicable date prior to the date of this Exemption Document), Maersk Drilling has informed Topco that to its knowledge, the shareholders holding, directly or indirectly, 5% or more of Maersk Drilling’s share capital and/or voting rights are the following:

Shareholder	Number of Maersk Drilling Shares	% of the total number of Maersk Drilling Shares	% of voting rights
APMH Invest A/S	17,283,590	41.6	41.6
A.P. Møller og Hustru Chastine Mc-Kinney Møllers Familiefond	3,679,405	8.9	8.9

Maersk Drilling has informed Topco that as of 28 July 2022 (the most recent practicable date prior to the date of this Exemption Document), Maersk Drilling held 141,402 treasury shares of a total nominal value of DKK 1,414,020 representing 0.34% of the total share capital in Maersk Drilling.

Maersk Drilling is not entitled to accept the Exchange Offer in respect of any treasury shares.

Maersk Drilling has informed Topco that other than as set out above, Maersk Drilling is not aware of any legal or natural person who, directly or indirectly, owns an interest in Maersk Drilling’s share capital or voting rights that is notifiable under Danish law and that it does not have knowledge of any arrangements, the operations of which may result in a change of control of Maersk Drilling.

The A.P. Møller og Hustru Chastine Mc-Kinney Møllers Fond til Almene Formaal (Copenhagen, Denmark) and its subsidiary A.P. Møller Holding A/S (Copenhagen, Denmark) have control over APMH Invest A/S (Copenhagen, Denmark). APMH Invest A/S is considered to hold a controlling interest in The Drilling Company of 1972 A/S. Maersk Drilling does not have any specific measures in place to ensure that control is not abused.

As at 28 July 2022 (the most recent practicable date prior to the date of this Exemption Document), the Maersk Drilling Board of Directors and the Maersk Drilling Executive Officers have the following holdings of Maersk Drilling Shares and unvested Maersk Drilling RSU Awards:

Shareholder	Number of Maersk Drilling Shares	% of the total number of Maersk Drilling Shares	% of voting rights	Unvested Maersk Drilling RSU Awards
Maersk Drilling Board of Directors
Claus V. Hemmingsen	5,424	0.0131%	0.0131%	—
Robert M. Uggla	4,430	0.0107%	0.0107%	—
Ann-Christin G. Andersen	760	0.0018%	0.0018%	—
Kristin H. Holth	900	0.0022%	0.0022%	—
Alastair Maxwell	1,337	0.0032%	0.0032%	—

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Shareholder	Number of Maersk Drilling Shares	% of the total number of Maersk Drilling Shares	% of voting rights	Unvested Maersk Drilling RSU Awards
Martin N. Larsen	1,169	0.0028%	0.0028%	—
Glenn Gormsen (employee representative)	684	0.0016%	0.0016%	—
Caroline Alting (employee representative)	606	0.0015%	0.0015%	11,292
Total	15,310	0.0369%	0.0369%	11,292

Maersk Drilling Executive Officers
Jørn Madsen	29,093	0.0700%	0.0700%	78,458
Christine Brennet (Morris)	0	0.0000%	0.0000%	26,523
Other Maersk Drilling Executive Officers	16,583	0.0399%	0.0399%	53,394
Total	45,676	0.1100%	0.1100%	158,375

Total holdings of the Maersk Drilling Board of Directors and Maersk Drilling Executive Officers	60,986	0.1468%	0.1468%	169,667

Each of Maersk Drilling and Topco will take steps to procure that each Maersk Drilling RSU Award that is outstanding immediately prior to the Acceptance Time is exchanged, at the Acceptance Time, with the right to receive, on the same terms and conditions as were applicable under the Maersk Drilling LTI (including any vesting conditions), that number of Topco Shares equal to the product of (1) the number of Maersk Drilling Shares subject to such Maersk Drilling RSU Award immediately prior to the Acceptance Time and (2) the Exchange Ratio, with any fractional Maersk Drilling Shares rounded to the nearest whole share. Upon such exchange such Maersk Drilling RSU Awards will cease to represent a right to receive Maersk Drilling Shares (or value equivalent to Maersk Drilling Shares). For further information on the Maersk Drilling RSU Awards, see section 6.13 “Interests of Maersk Drilling’s Directors and Executive Officers and Maersk Drilling Shareholders in the Business Combination”.

Expected ownership structure of Topco following the Business Combination

Based on the assumptions that (i) immediately following completion of the Business Combination, 135,251,922 Topco Shares will be issued and outstanding; (ii) the Exchange Offer is accepted in respect of all Maersk Drilling Shares, excluding 141,402 treasury shares, and the Cash Consideration Cap is reached; (iii) none of the major shareholders of Maersk Drilling tender their Maersk Drilling Shares by way of making a Cash Election; and (iv) the holdings of major shareholders of Noble and Maersk Drilling as at the date of this Exemption Document remain unchanged, Topco expects the New Topco Board of Directors, New Topco Executive Officers and the current major shareholders of Noble and Maersk Drilling to hold the following ownership interests in Topco following Closing of the Business Combination:

New Topco Board of Directors	Number of Topco Shares	% of the total outstanding Topco Shares
Charles M. (Chuck) Sledge	5,497	*
Claus V. Hemmingsen	8,752	*
Robert W. Eifler	100,791	*
Kristin H. Holth	1,452	*
Alastair Maxwell	2,157	*
Alan J. Hirshberg	4,755	*
Ann D. Pickard	4,755	*
Total	128,159	*

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New Topco Executive Officers	Number of Topco Shares	% of the total outstanding Topco Shares
Robert W. Eifler	100,791	*
Richard B. Barker	27,510	*
William E. Turcotte	—	—
Joey M. Kawaja	3,076	*
Caroline Alting	977	*
Blake A. Denton	3,076	*
Total	135,430	*

Total holdings of the New Topco Board of Directors and New Topco Executive Officers	162,798	*

Current major shareholders of Noble
Investors for which Pacific Investment Management Company LLC serves as investment manager, adviser or sub-adviser(1)	20,214,475	14.9%
King Street Capital Management, L.P(2).	4,286,905	3.2%
GoldenTree Accounts(3)	9,129,146	6.7%
Investors for which Canyon Capital Advisors LLC serves as investment manager(4)	6,219,894	4.6%
Total	39,850,420	29.5%

Current major shareholders of Maersk Drilling
APMH Invest A/S	27,890,529	20.6%
A.P. Møller og Hustru Chastine Mc-Kinney Møllers Familiefond	5,937,456	4.4%
Total	33,827,985	25.0%

Total holdings of the current major shareholders of Noble and Maersk Drilling	73,678,405	54.5%

(1)

Based solely on a Form 4 filed with the SEC on 1 August 2022. Such filings indicates that as of 1 August 2022 PIMCO has beneficial ownership with respect to 20,214,475 Noble Shares. PIMCO, as the investment adviser of the investment advisory clients or discretionary accounts that are the holders of record of such securities, may be deemed to have voting and dispositive power over such securities. The address for PIMCO is 650 Newport Center Drive, Newport Beach, California 92660.

(2)

Based solely on a Schedule 13G filed with the SEC on 10 February 2022 by the GoldenTree Advisor, the GoldenTree General Partner and Steven A. Tananbaum. Such filing indicates that the GoldenTree Advisor and the GoldenTree General Partner have shared voting power and shared dispositive power with respect to 9,129,146 Noble Shares, and Mr. Tananbaum has sole voting power and sole dispositive power with respect to 25,927 Noble Shares and shared voting power and shared dispositive power with respect to 9,129,146 Noble Shares. Such filing also indicates that the aggregate amount of Noble Shares beneficially owned by the reporting persons include 3,601,104 Noble Shares and 5,528,042 Noble Shares issuable upon exercise of certain warrants held of record by the GoldenTree Accounts for which the GoldenTree Advisor serves as investment manager. In addition, Mr. Tananbaum is the holder of record of 25,927 Noble Shares. Mr. Tananbaum is the managing member of the GoldenTree General Partner, which is the general partner of the GoldenTree Advisor. As a result of these relationships, each of the reporting persons may be deemed to share beneficial ownership of the securities held of record by the GoldenTree Accounts. Pursuant to the terms of the warrants, the GoldenTree Advisor may exercise the warrants only to the extent that doing so would not result in the reporting persons becoming the beneficial owners of more than 9.9% of the then-outstanding Ordinary Shares, after accounting for the Noble Shares to be issued at the time of any such warrant exercise. The address for the reporting persons is 300 Park Avenue, 21st Floor, New York, New York 10022.

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(3)

Based solely on a Schedule 13G filed with the SEC on 14 February 2022 by CCA, Joshua S. Friedman and Mitchell R. Julis. CCA is an investment advisor to various managed accounts, including Canyon Value Realization Fund, L.P., The Canyon Value Realization Master Fund (Cayman), L.P., Canyon Balanced Master Fund, Ltd., Canyon-GRF Master Fund II, L.P., EP Canyon Ltd., Canyon Distressed Opportunity Master Fund III, L.P., Canyon NZ-DOF Investing, L.P., Canyon-EDOF (Master) L.P., Canyon Blue Credit Investment Fund, L.P., Canyon Distressed TX L.P., Canyon Distressed TX (B) LLC and Canyon-ASP Fund, L.P., with the right to receive, or the power to direct the receipt, of dividends from, or the proceeds from the sale of the securities held by, such managed accounts. Messrs. Friedman and Julis control entities which own 100% of CCA. Such filing indicates that the reporting persons have sole voting power, sole dispositive power, shared voting power and shared dispositive power with respect to 6,219,894 Noble Shares (including 2,667,802 warrants). Such filing also indicates that the number of Noble Shares owned includes both the Noble Shares previously issued and the Noble Shares issuable upon the exercise of certain warrants. As a result of provisions in the warrant agreements, certain beneficial owners of the Noble Shares do not have the right to exercise such warrants, to the extent that, after giving effect to the issuance of Noble Shares after such exercise, such beneficial owner (together with its affiliates and any other person whose Noble Shares would be aggregated with such beneficial owner under Section 13(d) of the Exchange Act and the applicable rules and regulations of the SEC) would beneficially own in excess of 9.9% of the number of Noble Shares outstanding immediately after giving effect to such issuance. The reported number of Noble Shares includes the exercise of 2,667,802 warrants up to 9.9% of Noble Shares outstanding. Total warrants owned is 6,211,640. The address for the reporting persons is 2728 North Harwood Street, 2nd Floor, Dallas, Texas 75201.

(4)

Based solely on a Schedule 13G filed with the SEC on 11 February 2022 by KSCM, KSCM GP and Brian J. Higgins. Such filing indicates that the reporting persons have shared voting power and shared dispositive power with respect to 4,286,905 Noble Shares. Such filing also indicates that the aggregate amount of Noble Shares beneficially owned by the reporting persons includes 2,121,295 Noble Shares and 2,165,610 Noble Shares issuable upon exercise of warrants. KSCM, a registered investment advisor, is the investment manager of various fund entities. As investment manager, KSCM has sole voting and dispositive power over the Noble Shares reported in such filing. KSCM GP is the sole general partner of KSCM, and Mr. Higgins is the managing member of KSCM GP. The address for KSCM is 299 Park Avenue, 40th Floor, New York, New York 10171.

Based on the assumptions that (i) immediately following completion of the Business Combination 135,251,922 Topco Shares will be issued and outstanding; and (ii) an aggregate of 297,031 Maersk Drilling RSU Awards, to be converted into 479,319 restricted stock unit awards with the right to receive Topco Shares, are outstanding as of the date of this Exemption Document, and (iii) an aggregate of 3,334,655 unvested Noble RSU Awards, to be converted into restricted stock unit awards with the right to receive Topco Shares, are outstanding as of the date of this Exemption Document; the total number of restricted stock unit awards with the right to receive Topco Shares which are expected to be outstanding following completion of the Business Combination is expected to represent 2.8% of the total number of Topco Shares outstanding following completion of the Business Combination.

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DILUTION

As at the date of this Exemption Document, Topco has a registered nominal share capital of GBP 50,000 divided into 1 ordinary share with a nominal value of GBP 1 and 49,999 class B ordinary shares with a nominal value of GBP 1 each.

Topco is expected to issue 70,313,224 Topco Shares to the Noble Shareholders upon completion of the Cayman Merger. All Topco Shares to be issued upon completion of the Cayman Merger will be issued as fully paid-up shares.

Based on the number of Maersk Drilling Shares subject to the Exchange Offer and assuming that no additional Maersk Drilling Shares are issued during the Offer Period and that all Maersk Drilling Shareholders accept the Exchange Offer, Topco is expected to issue to the Maersk Drilling Shareholders upon completion of the Exchange Offer between 64,938,698 Topco Offer Shares (assuming the Maersk Drilling Shareholders make Cash Elections which in the aggregate amount to the Cash Consideration Cap) and 66,792,189 Topco Offer Shares (assuming no Maersk Drilling Shareholders make Cash Elections) all with a nominal value of USD 0.00001 per Topco Offer Share. All Topco Offer Shares to be issued upon completion of the Exchange Offer will be issued as fully paid-up shares.

Upon completion of the Exchange Offer and assuming that 70,313,224 Topco Shares are issued to the Noble Shareholders in the Cayman Merger, that all Maersk Drilling Shareholders accept the Exchange Offer and that between 64,938,698 Topco Offer Shares (assuming the Maersk Drilling Shareholders make Cash Elections which in the aggregate amount to the Cash Consideration Cap) and 66,792,189 Topco Offer Shares (assuming no Maersk Drilling Shareholders make Cash Elections) are issued to the Maersk Drilling Shareholders in the Exchange Offer, the Noble Shareholders will own between approximately 51.3% and 52.0% and the Maersk Drilling Shareholders between approximately 48.7% and 48.0% of the total issued and outstanding share capital and the total voting rights of Topco.

Based on the expected number of Topco Shares to be issued to the Noble Shareholders in the Cayman Merger and the expected number of Topco Offer Shares to be issued to the Maersk Drilling Shareholders in the Exchange Offer as set out above and assuming that all Maersk Drilling Shareholders accept the Exchange Offer, an existing Noble Shareholder who holds 1.00% of the Noble Shares prior to completion of the Business Combination will hold between 0.52% (assuming the Maersk Drilling Shareholders make Cash Elections which in the aggregate amount to the Cash Consideration Cap) and 0.51% (assuming no Maersk Drilling Shareholders make Cash Elections) of the total issued and outstanding share capital and the total voting rights of Topco following completion of the Business Combination. Similarly and based on the same assumptions as directly above, an existing Maersk Drilling Shareholder who holds 1.00% of the Maersk Drilling Shares prior to completion of the Exchange Offer will hold between 0.48% and 0.49% of the total issued and outstanding share capital and the total voting rights of Topco following completion of the Business Combination.

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RELATED PARTY TRANSACTIONS OF THE NOBLE GROUP

Noble considers “related persons” and “related person transactions” to be as defined in Item 404(a) of Regulation S-K. In addition, Noble reviews SEC filings made by beneficial owners of more than five percent of any class of Noble’s voting securities to determine whether information relating to transactions with such persons needs to be included.

For the Noble Group for the three months ended 31 March 2022 and for the financial years ended 31 December 2021, 2020 and 2019 and up until the date of this Exemption Document, there were no related-party transactions that were required to be reported pursuant to the applicable disclosure rules of the SEC, except as described below.

Transactions with Related Persons Related to the Chapter 11 Cases

1.1.261	Rights Offering and Backstop Commitment Agreement

Legacy Noble entered into a backstop commitment agreement with certain of its subsidiaries and the backstop parties thereto, which include certain of Noble’s significant shareholders, on 12 October 2020, pursuant to which the issuance of the Second Lien Notes was fully backstopped by two ad hoc groups of noteholders, as described in that certain restructuring support agreement, dated 31 July 2020, as amended by the first amendment thereto, dated as of 20 August 2020. Participation in the rights offering of Second Lien Notes was offered to the holders of (i) the senior guaranteed notes due February 2026 issued pursuant to that certain indenture, dated 31 January 2018, by and among Noble Holding International Limited, as issuer, Legacy Noble, as parent guarantor, Noble 2018-I Guarantor LLC, Noble 2018-II Guarantor LLC, Noble 2018-III Guarantor LLC, and Noble 2018-IV Guarantor LLC, as subsidiary guarantors, and U.S. Bank, as trustee and (ii) any notes issued pursuant to (a) that certain indenture, dated as of 21 November 2008, between Noble Holding International Limited, as issuer, and the Bank of New York Mellon Trust Company, N.A., as trustee, and (b) that certain indenture, dated as of 16 March 2015, between Noble Holding International Limited, as issuer, and Wells Fargo Bank, N.A., as trustee. On the Plan Effective Date, and pursuant to the terms of the Plan, Finco issued an aggregate principal amount of USD 216 million of Second Lien Notes, which includes the aggregate subscription price of USD 200 million plus a backstop fee of USD 16 million which was paid in kind.

1.1.262	Registration Rights Agreements

1.1.262.1 Equity Registration Rights Agreement

On the Plan Effective Date, Noble entered into a registration rights agreement (the “Equity Registration Rights Agreement”) with certain parties who received Noble Shares under the Plan (“RRA Shareholders”). Under the Equity Registration Rights Agreement, RRA Shareholders have certain demand and piggyback registration rights, subject to the limitations set forth in the Equity Registration Rights Agreement. Pursuant to their underwritten offering registration rights, RRA Shareholders have the right to demand that Noble register underwritten offerings of certain securities issued or issuable to the RRA Shareholders (the “Equity Registrable Securities”) pursuant to an effective registration statement, subject to certain conditions, including that the aggregate proceeds expected to be received from such an offering is equal to or greater than USD 20 million, unless such demand is not pursuant to a shelf registration statement, in which case certain RRA Shareholders may require that Noble register an underwritten offering for an amount that would enable all remaining Equity Registrable Securities to be included in such offering. In addition, the Equity Registration Rights Agreement requires Noble to register for resale such Equity Registrable Securities pursuant to Rule 415 under the Securities Act, including by filing a registration statement on Form S-1 or Form S-3 by the applicable deadline set forth in the Equity Registration Rights Agreement.

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1.1.262.2 Notes Registration Rights Agreement

On the Plan Effective Date, Finco entered into a registration rights agreement (the “Notes Registration Rights Agreement”) with certain parties who received Second Lien Notes under the Plan (the “RRA Noteholders”). Under the Notes Registration Rights Agreement, RRA Noteholders have certain demand and piggyback registration rights, subject to the limitations set forth in the Notes Registration Rights Agreement. Pursuant to their underwritten offering registration rights, RRA Noteholders have the right to demand that Finco register underwritten offerings of certain Second Lien Notes issued or issuable to the RRA Noteholders (the “Notes Registrable Securities”) pursuant to an effective registration statement, subject to certain conditions, including that the aggregate proceeds expected to be received from such an offering is equal to or greater than USD 20 million, unless such demand is not pursuant to a shelf registration statement, in which case certain RRA Noteholders may require that Finco register an underwritten offering for an amount that would enable all remaining Notes Registrable Securities to be included in such offering. In addition, the Notes Registration Rights Agreement requires Finco to register for resale such Notes Registrable Securities pursuant to Rule 415 under the Securities Act, including by filing a registration statement on Form S-1 or Form S-3 by the applicable deadline set forth in the Notes Registration Rights Agreement.

1.1.263	Director Designation Right

Pursuant to the Noble Articles of Association subject to certain conditions and limitations, for so long as the funds and accounts for which the same person serves as investment manager, advisor or sub-advisor (as applicable) on the Effective Date and which funds and accounts owned, in the aggregate, in excess of 35% of the issued and outstanding Noble Shares on the Plan Effective Date (the “Designated Entities”) hold, in the aggregate, no fewer than 20% of the outstanding and issued Noble Shares, the Designated Entities (with such right exercised by their designating party) shall be entitled to nominate, and the Noble Board of Directors shall appoint, and remove one director (the “Investor Director”). For so long as the Designated Entities hold, in aggregate, no fewer than 20% of the outstanding and issued Noble Shares, the Investor Director may be removed by, and only by, the affirmative vote or written consent of the designating party. If the designating party entitled to designate a person to fill any directorship fails to do so, then such directorship shall remain vacant until filled by such designating party. The Investor Manager is currently the designating party for the Designated Entities. The Investor Manager has designated an Investor Director, pursuant to which the Noble Board of Directors appointed Paul Aronzon to serve as a director on 19 April 2021.

1.1.264	Board Observer Agreement

On the 5 February 2021, Noble and the Investor Manager, in its capacity as investment manager, advisor or sub-advisor for certain funds and accounts that were investors in Noble, entered into a board observer agreement, pursuant to which, among other things, Noble agreed that until such time as such investors cease to hold in the aggregate 20% or more of the outstanding ordinary shares of the restructured Noble, the Investor Manager will have the right to designate an individual to attend meetings of the Noble Board of Directors and of committees of the Noble Board of Directors, subject to customary exceptions and conditions. The Investor Manager appointed Daniil Degtyar as the board observer at such time. Effective as of 21 December 2021, following the satisfaction of conditions, Mr. Degtyar resigned as from the board observer position.

Other Transactions with Related Persons

1.1.265	Merger Registration Rights Agreement

On 25 March 2021, Noble entered into the Pacific Drilling Merger Agreement with Duke Merger Sub, LLC, a wholly-owned subsidiary of Noble (“Duke Merger Sub”), and Pacific Drilling, providing for the merger of Duke Merger Sub with and into Pacific Drilling, with Pacific Drilling continuing as the surviving company and a wholly-owned subsidiary of Noble. On 15 April 2021, in connection with the closing of the Pacific Drilling Merger, Noble entered into a registration rights agreement (the “Pacific Drilling Merger Registration Rights

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Agreement”) with each of the holders identified therein (the “Pacific Drilling Merger RRA Holders”) pursuant to which, among other things, Noble is required to file with the SEC a registration statement registering for resale the ordinary shares issuable to Pacific Drilling RRA Holders upon consummation of the Pacific Drilling Merger, and subject to certain limitations set forth therein, certain Pacific Drilling Merger RRA Holders have customary shelf, demand and piggyback registration rights. In addition, pursuant to the Pacific Drilling Merger Registration Rights Agreement, certain Pacific Drilling Merger RRA Holders have the right to require Noble, subject to certain limitations set forth therein, to effect a distribution of any or all of their Noble Shares by means of an underwritten offering. Noble is not obligated to effect any underwritten offering unless the dollar amount of the registrable securities of the Pacific Drilling Merger RRA Holder(s) demanding such underwritten offering to be included therein is reasonably likely to result in gross sale proceeds of at least USD 20 million.

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RELATED PARTY TRANSACTIONS OF THE MAERSK DRILLING GROUP

The members of the Maersk Drilling Board of Directors, the members of the Maersk Drilling Executive Management, A.P. Møller og Hustru Chastine Mc-Kinney Møllers Fond til Almene Formaal, APMH and APMH Invest are considered to be related parties of Maersk Drilling, as they exercise significant influence over Maersk Drilling and the Maersk Drilling Group’s operations.

Further, the members of the board of directors and the members of the executive management of A.P. Møller og Hustru Chastine Mc-Kinney Møllers Fond til almene Formaal, APMH, and APMH Invest, as well as their close relatives, and undertakings under the control of or the significant influence of such entities, are also considered to be related parties of Maersk Drilling. Related parties thus include subsidiaries, affiliates and associates of Maersk Drilling and APMH, including A.P. Møller - Mærsk A/S.

Reference is also made to Note 4.4 of Maersk Drilling’s consolidated financial statements as at and for the year ended 31 December 2021, Note 4.4 of Maersk Drilling’s consolidated financial statements as at and for the year ended 31 December 2020 and Note 4.4 of Maersk Drilling’s consolidated financial statements as at and for the year ended 31 December 2019.

Except as set out below, neither Maersk Drilling nor the Maersk Drilling Group has undertaken any significant transactions with related parties.

Since the establishment of Maersk Drilling on 2 April 2019, Maersk Drilling has been engaged in the transactions listed below with related parties. All transactions were entered into on arm’s-length terms and are not, individually or in aggregate, considered material to Maersk Drilling. In addition to the description below, reference is made to the disclosure in the Maersk Drilling consolidated financial statements for 2021, 2020 and 2019 beginning on page F-1 of this Exemption Document.

•

Maersk Drilling and A.P. Møller - Mærsk A/S have entered into service level agreements under which Maersk Drilling receives certain services from A.P. Møller - Mærsk A/S related to insurance, procurement and public affairs.

•	Maersk Drilling and APMH have entered into a service level agreement under which APMH provides history and archive services.

•

Maersk Supply Service A/S and Maersk Drilling have established a joint venture, Maersk Decom A/S, for the purpose of providing bundled decommissioning solutions to global oil and natural gas operators. The Maersk Decom joint venture has been discontinued in 2022.

•

Maersk Drilling and Maersk Training A/S are party to an agreement pursuant to which Maersk Training A/S provides certain operational services for the real property located at Dyrekredsen 20A, DK-5700 Svendborg, Denmark (Maersk Training Centre). Maersk Training A/S further provides worldwide training courses and services to Maersk Drilling.

•

Maersk Drilling UK Ltd, A.P. Møller - Mærsk A/S and Maersk Training UK Ltd are party to a sublease agreement with respect to the property located at Prime Four Business Park, Kingswells Causeway, Kingswells, Aberdeen AB15 8PU according to which Maersk Drilling subleases office space and retains certain IT, facility and welfare services.

•

Maersk Supply Service A/S and Maersk Drilling are party to a sublease agreement with respect to the real property located at Lyngby Hovedgade 85, DK-2800 Kgs. Lyngby, Denmark, according to which Maersk Drilling subleases property to Maersk Supply Service A/S and retains certain IT, facility and welfare services. In 2022, Maersk Drilling entered into a similar sublease arrangement with Innargi A/S and Maersk Air Cargo A/S.

Maersk Drilling has time chartered a supply boat from Maersk Supply Service A/S.

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Maersk Drilling has paid for office rental and running costs to Maersk Crewing Australia Pty.

•	Maersk Drilling leases storage space from Maersk Container Industry A/S at Bjerndrupvej 47, DK-6360 Tinglev, Denmark, and receives certain services related hereto.

•	Maersk Drilling has received certain local support services for two employees working out of the offices of Maersk Tankers India Private Ltd. in Mumbai, India.

•

Maersk Drilling is party to certain agreements with Maersk Oil Trading and Investments A/S, pursuant to which Maersk Oil Trading and Investments A/S provides lubricants procurement services and agency sourcing of marine fuel.

•

Maersk Drilling uses Danske Bank A/S and its subsidiary Danica Pension for banking and pension arrangements and has engaged Danske Bank A/S in a long-term hedging strategy. Further, Danske Bank A/S is the share issuing agent for Maersk Drilling. Danske Bank A/S and its subsidiary Danica Pension are associates of APMH.

Further to the above listed transactions, A.P. Møller - Mærsk A/S and Maersk Drilling entered into certain agreements in connection with the demerger in 2019, including:

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A demerger agreement between A.P. Møller - Mærsk A/S and Maersk Drilling governing liability and indemnification. See 14.2 “Material contracts of the Maersk Drilling Group” for a description of the demerger agreement.

•

A branding agreement between A.P. Møller - Mærsk A/S, APMH and Maersk Drilling A/S regarding Maersk Drilling’s use of a number of trademarks, names, vessels and rig names and other designations. See 14.2 “Material contracts of the Maersk Drilling Group” for a description of the branding agreement.

•

A Syndicated Facilities Agreement with, inter alia, Danske Bank A/S as bookrunner and mandated lead arranger. See 13.6.1 “Liabilities and Indebtedness” for further information on the Syndicated Facilities Agreement.

•	A joint taxation agreement with APMH.

Board of Directors and Executive Officers of Maersk Drilling

Maersk Drilling has not had significant transactions with the members of the Maersk Drilling Board of Directors or Maersk Drilling Executive Officers during the financial years ended 31 December 2021, 2020 and 2019 or the period from 1 January 2022 until the date of this Exemption Document, apart from remuneration and other than the transactions listed above entered into with APMH or A.P Møller - Mærsk A/S, which are considered related parties to the board members Claus V. Hemmingsen, Robert M. Uggla and Martin N. Larsen.

For information on the remuneration paid to the members of the Maersk Drilling Board of Directors and the Maersk Drilling Executive Officers, please refer to the notes in the Maersk Drilling Audited Consolidated Financial Statements beginning on page F-1 of this Exemption Document.

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DESCRIPTION OF THE SHARES AND THE SHARE CAPITAL

Topco before the Business Combination

The information provided below pertains to Topco prior to the Business Combination. As of the date of this Exemption Document, Topco has not conducted any operating activities other than those incident to its formation and to the matters contemplated by the Business Combination Agreement, such as the making of certain required securities law filings, the establishment of Merger Sub and the preparation of this Exemption Document. Upon the terms and subject to the conditions of the Business Combination Agreement, Noble and Maersk Drilling will effect a transaction, the result of which Topco will become the ultimate parent of Noble and Maersk Drilling. For information about Topco’s management, ownership structure and corporate governance following the Business Combination, please see 22 “Board of Directors, Management and Corporate Governance”.

1.1.266   Incorporation

Topco was formed as a public limited company under the laws of England and Wales on 16 October 2020 with an aggregate share capital of GBP 50,000. Topco was re-registered as a private limited company on 13 January 2021 and subsequently re-registered as a public limited company on 12 May 2022. As at the date of this Exemption Document, Topco does not have any material assets or liabilities and has not conducted any operating activities other than those incident to its formation and to the matters contemplated by the Business Combination Agreement, such as the making of certain required securities law filings, the establishment of Merger Sub and the preparation of this Exemption Document. Topco is registered in England under registration number 12958050 and has legal entity identifier number 549300I3HBUNXO0OG954.

1.1.267   Articles of Association

The Topco Articles of Association were adopted and took effect from the date of its re-registration as a public limited company on 12 May 2022. The Topco Articles of Association may be amended at any time prior to the consummation of the Business Combination by the passing of a special resolution by Topco’s sole shareholder, Noble Corporation 2022 Limited, an indirect, wholly-owned subsidiary of Noble, and pursuant to the Business Combination Agreement or after consummation of the Business Combination by the passing of a special resolution by Topco’s then shareholders.

1.1.268   Name

Topco’s full legal name is Noble Corporation plc.

1.1.269   Financial Year

Topco’s financial year is currently the calendar year. Topco’s first full financial period ended on 31 December 2021. In May 2022, Topco prepared and submitted to the Registrar of Companies for England and Wales its first financial statements covering the period from Topco’s incorporation (16 October 2020) through 31 December 2021.

1.1.270   Subsidiaries

Merger Sub, a newly incorporated Cayman Islands limited liability company, is a wholly-owned subsidiary of Topco. As of the date of this Exemption Document, Merger Sub has not conducted any material activities other than those incident to its formation and to the matters contemplated by the Business Combination Agreement.

1.1.271   Board of Directors

Topco has three directors, Robert W. Eifler, Richard B. Barker and William E. Turcotte.

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1.1.272   Legal Proceedings

As of the date of this Exemption Document, Topco is not party to any material legal proceedings. In the future, Topco may become party to legal matters and claims arising in the ordinary course of business, the resolution of which Topco does not anticipate would have a material adverse impact on its financial position, results of operations or cash flows.

1.1.273   Employees

Topco currently has no employees.

Description of the Topco Shares

This section of the Exemption Document includes a description of the material terms of the Topco Articles of Association and of applicable English law. The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. The description is qualified in its entirety by reference to the complete text of the Topco Articles of Association. The Maersk Drilling Shareholders are urged to read the full text of the Topco Articles of Association and the relevant provisions of the UK Companies Act for a more complete understanding of the rights conferred by the Topco Shares. A copy of the Topco Articles of Association is available for inspection on Topco’s website (subject to certain restrictions). For further information, see 35 “Documents Available”.

The description contained in this section 28.2 “Description of the Topco Shares” is a general description of the Topco Shares. The Topco Offer Shares to be delivered as Share Consideration (as defined herein) in the Exchange Offer will be delivered in the form of share entitlements book-entered in the Euronext Securities Copenhagen securities system, representing A ordinary shares in Topco, credited to the account of Computershare Trust Company, N.A. in the name of Euronext Securities Copenhagen (as further described herein). Maersk Drilling Shareholders should be advised that the legal nature of such share entitlements and how shareholder rights are exercised are different from what otherwise applies to ordinary shares in Danish companies with shares admitted to trading and official listing on Nasdaq Copenhagen. Maersk Drilling Shareholders should read the section 28.3 “Exercise of shareholders rights by holders of Topco Shares” for further details as to how the shareholder rights associated with such share entitlements are exercised as the manner of such exercise may be different from the exercise of shareholder rights by shareholders who are not holding their Topco Shares in the form of share entitlements book-entered in the Euronext Securities Copenhagen securities system.

1.1.274   Description of Topco Shares

There are differences between the Maersk Drilling Articles of Association and the Topco Articles of Association.. Certain provisions of Maersk Drilling’s Articles of Association are not replicated in the Topco Articles of Association, and certain provisions that are included in the Topco Articles of Association are not in the Maersk Drilling Articles of Association. See the section 28.5 “Comparison of English corporate law, the Topco Articles of Association and Danish corporate law”.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the Topco Articles of Association.

1.1.275   Capital Structure

The rights of, and restrictions applicable to, the Topco Shares are prescribed in the Topco Articles of Association, subject to the UK Companies Act.

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1.1.275.1 Share Capital

Under English law, the directors of a public limited company do not, save in certain limited circumstances (such as in respect of employee share schemes), have authority to allot new shares in the capital of a company without first obtaining the authority of its shareholders by way of ordinary resolution. Noble Corporation 2022 Limited, as the sole shareholder of Topco:

•

has passed, by way of written resolution, an ordinary resolution to grant the directors authority to allot Topco Shares up to an aggregate nominal amount of USD 1,565 in connection with the Cayman Merger and the Exchange Offer. The Topco Board of Directors will also hold a board meeting of Topco prior to Closing in order to approve (amongst other things) the allotment of Topco Shares in connection with the Cayman Merger and Exchange Offer;

•

has passed, by way of written resolution, (A) an ordinary resolution to grant the directors authority to allot shares, for a period of five years from 5 May 2022, up to an aggregate nominal amount equal to approximately twenty per cent. of the maximum aggregate nominal value of the Topco Shares issuable upon completion of the Business Combination (calculated on the basis that (i) Topco acquires the entire issued share capital of Maersk Drilling pursuant to the Exchange Offer; (ii) each and every Maersk Drilling Shareholder, who is able to, elects to receive Share Consideration pursuant to the Exchange Offer; and (iii) fractional Topco Offer Shares will be issued); and (B) a special resolution to grant the directors authority to allot the shares pursuant to the previous resolution on a non pre-emptive basis. Shareholder approval would be necessary no less frequently than every five years to renew this general share allotment authorization; and

•

is expected to pass, immediately prior to the Merger Effective Time, an ordinary resolution, by way of written resolution, to grant the directors authority, conditional on Topco acquiring at least 90% of the issued and outstanding Maersk Drilling Shares, to allot that number of Capitalization Shares which have an aggregate nominal value equal to the amount that will be credited to Topco’s merger reserve on its balance sheet as a result of the Exchange Offer. As noted below, the Capitalization Shares will have no entitlement to dividends or any right to participate in any distribution on a winding up of Topco save that, after the return of the nominal value paid up or credited as paid up on every other class of share in the capital of Topco and the distribution of USD 100,000,000 to each holder thereof, each Capitalization Share shall be entitled to GBP 1. The Capitalization Shares issued immediately following completion of the Business Combination (which for the purposes of this section means upon completion of the Exchange Offer) will be cancelled in their entirety pursuant to the reduction of capital to be undertaken following completion of the Business Combination; and

Topco’s share capital will consist of:

A Ordinary Shares: A ordinary shares shall be denominated in USD with a nominal value of USD 0.00001 each. A ordinary shares shall be issued with voting rights attached to them and each A ordinary share shall rank equally with all other shares in the capital of Topco that have voting rights for voting purposes. Each A ordinary share shall rank equally with all other shares in the capital of Topco for any dividend declared. Each A ordinary share shall rank equally with all other shares in the capital of Topco for any distribution made on a winding up of Topco.

B Ordinary Shares: B ordinary shares shall be denominated in GBP with a nominal value of GBP 1 each. B ordinary shares shall be issued without voting rights attached to them. B ordinary shares shall have no entitlement to dividends. B ordinary shares do not have any right to participate in any distribution on a winding up of Topco save that after the return of the nominal value paid up or credited as paid up on every A ordinary shares in the capital of Topco and the distribution of GBP 100,000,000 to each holder thereof, each B ordinary share shall be entitled to GBP 1. The B ordinary shares may be issued as redeemable shares.

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Capitalization Shares: Capitalization Shares shall be denominated in USD with a nominal value of USD 1 each. Capitalization Shares shall be issued without voting rights attached to them. Capitalization Shares shall have no entitlement to dividends. Capitalization Shares do not have any right to participate in any distribution on a winding up of Topco save that after the return of the nominal value paid up or credited as paid up on every other class of share in the capital of Topco and the distribution of USD 100,000,000 to each holder thereof, each Capitalization Share shall be entitled to USD 1. The Capitalization Shares may be issued as redeemable shares.

Based on the number of Noble Shares outstanding as of 28 July 2022, Topco is expected to issue approximately 70.3 million Topco Shares in aggregate to the Noble Shareholders (which includes approximately 3.3 million Topco Shares to be issued to holders of Penny Warrants), subject to adjustment for issuances to holders of Noble RSU Awards upon completion of the Business Combination. Additionally, in connection with the consummation of the Exchange Offer, up to 66,792,189 Topco Offer Shares are expected to be issued to the Maersk Drilling Shareholders and/or Acceptance Share Holders, as applicable, as of the closing date of the Exchange Offer.

1.1.275.2 Pre-emptive Rights, Share Warrants and Options

The UK Companies Act grants pre-emptive rights on the issue of Topco Shares. Consequently, the Topco Board of Directors, save in limited circumstances, can only issue shares if they are first offered to existing ordinary shareholders in proportion to their existing holdings, unless a special resolution has been passed to grant them authority to issue shares on a non pre-emptive basis. Noble Corporation 2022 Limited, as the sole shareholder of Topco, has passed a special resolution to exclude pre-emptive rights for a period of five years with respect to the allotment of shares up to an aggregate nominal amount equal to approximately twenty per cent. of the maximum aggregate nominal value of the Topco Shares issuable upon completion of the Business Combination (calculated on the basis that (i) Topco acquires the entire issued share capital of Maersk Drilling pursuant to the Exchange Offer; (ii) each and every Maersk Drilling Shareholder, who is able to, elects to receive Share Consideration pursuant to the Exchange Offer; and (iii) fractional Topco Offer Shares will be issued). Shareholder approval would be necessary no less frequently than every five years to renew this authorization.

1.1.275.3 Warrants

On the Plan Effective Date and pursuant to the Plan, Noble issued 8,333,081 tranche 1 warrants (the “Tranche 1 Warrants”) and 8,333,081 tranche 2 warrants (the “Tranche 2 Warrants”) to the holders of Legacy Notes (as defined herein) and 2,777,698 tranche 3 warrants (the “Tranche 3 Warrants” and together with the Tranche 1 Warrants and the Tranche 2 Warrants, the “Noble Warrants”) to the holders of Legacy Noble’s (as defined herein) ordinary shares outstanding prior to the Plan Effective Date. The Tranche 1 Warrants are exercisable for one Noble Share per warrant at an exercise price of USD 19.27 per warrant, the Tranche 2 Warrants are exercisable for one Noble Share per warrant at an exercise price of USD 23.13 per warrant and the Tranche 3 Warrants are exercisable for one Noble Share per warrant at an exercise price of USD 124.40 per warrant (in each case as may be adjusted from time to time pursuant to the applicable warrant agreement). The Tranche 1 Warrants and the Tranche 2 Warrants are exercisable until 5:00 p.m., Eastern time, on 4 February 2028 and the Tranche 3 Warrants are exercisable until 5:00 p.m., Eastern time, on 4 February 2026. The Tranche 1 Warrants and the Tranche 2 Warrants have Black-Scholes protections, including in the event of a Fundamental Transaction (as defined in the applicable warrant agreement). The Tranche 1 Warrants and the Tranche 2 Warrants also provide that while the Mandatory Exercise Condition (as defined in the applicable warrant agreement) set forth in the applicable warrant agreement has occurred and is continuing, Noble or the holders of Tranche 1 Warrants or Tranche 2 Warrants representing at least 20% of such tranche (the “Required Mandatory Exercise Warrantholders”) have the right and option (but not the obligation) to cause all or a portion of the warrants to be exercised on a cashless basis. In the case of Noble, under the Mandatory Exercise Condition, all of the Tranche 1 Warrants or the Tranche 2 Warrants (as applicable) would be exercised. In the case of the electing Required Mandatory Exercise Warrantholders, under the Mandatory Exercise Condition, all of their respective Tranche 1 Warrants or Tranche 2 Warrants (as applicable) would be exercised. Mandatory exercises entitle the

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holder of each warrant subject thereto to (i) the number of Noble Shares issuable upon exercise of such warrant on a cashless basis and (ii) an amount payable in cash, Noble Shares or a combination thereof (in Noble’s sole discretion) equal to the Black-Scholes Value (as defined in the applicable warrant agreement) with respect to the number of Noble Shares withheld upon exercise of such warrant on a cashless basis. As of 31 March 2022, the Mandatory Exercise Condition set forth in the warrant agreements for the Tranche 1 Warrants and the Tranche 2 Warrants has been satisfied. During the three months ended 31 March 2022, 1,333,039 Noble Shares were issued to holders of Tranche 1 Warrants pursuant to exercises of 2,039,522 Tranche 1 Warrants, 2,600 Noble Shares were issued to holders of Tranche 2 Warrants pursuant to exercises of 2,791 Tranche 2 Warrants and 1,199,585 Noble Shares were issued to holders of Penny Warrants pursuant to exercises of 1,200,000 Penny Warrants.

Each Noble Warrant issued pursuant to the Noble Warrant Agreements and outstanding immediately prior to the Merger Effective Time will be converted automatically into a warrant to purchase Topco Shares (each, a “Topco Warrant) to acquire a number of Topco Shares equal to the number of Noble Shares underlying such Topco Warrant, with the same terms as were in effect immediately prior to the Merger Effective Time under the terms of the Noble Warrant Agreement.

As at 28 July 2022 (the most recent practicable date prior to the date of this Exemption Document), there are a total of 14,651,319 Noble Warrants issued and outstanding. Assuming the same number of Noble Warrants will be issued and outstanding as of the closing date of the Business Combination, there will be 14,651,319 Topco Warrants outstanding immediately following completion of the Business Combination.

1.1.276 Dividends

Under the UK Companies Act, Topco may pay a dividend out of its distributable profits. For further information on Topco’s dividend policy and distribution of dividends, see 10 “Dividends and Dividend Policy”.

Under the Topco Articles of Association, the Topco Board of Directors may from time to time recommend, and Topco may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by the UK Companies Act and the Topco Articles of Association. Except as otherwise provided by the rights attached to the shares, all shares will carry a pro rata entitlement to the receipt of dividends. Dividends may be declared and paid in any currency or currencies that the Topco Board of Directors may determine, using an exchange rate selected by the Topco Board of Directors for any currency conversions required. No dividend or other money payable in respect of a Topco Share shall bear interest against Topco, unless otherwise provided by the rights attached to the share.

1.1.277   Share Repurchases, Redemptions and Conversions

1.1.277.1 Repurchase

Subject to the UK Companies Act and to any pre-emptive rights the holders of Topco Shares may have, Topco may repurchase any of its own shares (including any redeemable shares, if the Topco Board of Directors should decide to issue any) by way of “off market purchases” with the prior approval of an ordinary shareholder resolution (i.e., passed with the majority of the votes cast). Such approval may be for a specific repurchase or constitute a general authority lasting for up to five years from the date of the resolution, and renewal of such approval for additional five year terms may be sought more frequently. However, shares may only be repurchased out of distributable reserves or, subject to certain exceptions, the proceeds of a fresh issue of shares made for that purpose. Topco is expected to pass an ordinary resolution, prior to the Business Combination, authorizing the repurchase of up to 15% per annum of the issued share capital as of the beginning of each fiscal year for a five year period (subject to an overall aggregate maximum number of shares to be set forth in the resolution).

1.1.277.2 Redemption

Under the UK Companies Act, Topco may issue shares which will or can be redeemed by Topco or by the holder of such redeemable shares. The Topco Shares are not subject to any redemption or exchange provisions.

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1.1.277.3 Treasury shares

Under the UK Companies Act, following the redemption or repurchase of shares, Topco may hold the shares in treasury (and subsequently cancel them, sell them, or transfer them for the purpose of or under an employees’ share scheme) to the extent it is authorized to do so by an ordinary resolution (passed by a simple majority of those voting in person or by proxy) of the Topco shareholders. There must at all times be sufficient shares in Topco outstanding that are not held in treasury to satisfy the minimum share capital requirements under the UK Companies Act.

1.1.277.4 Consolidation and Division; Subdivision

Under the UK Companies Act, Topco may, by ordinary resolution (passed by a simple majority of those voting in person or by proxy), consolidate all or any of its share capital into shares of larger amount than its existing shares, or subdivide all or any of its existing shares into shares of a smaller amount than its existing shares.

1.1.277.5 Reduction of Share Capital

Under the UK Companies Act, Topco may reduce its capital only by way of a court approved procedure, preceded by the approval of a majority of three-quarters of its shareholders.

1.1.278   Annual General Meetings of Shareholders

Topco must hold its annual general meeting in each period of six months beginning with the day following its accounting reference date (which is its accounting year end of 31 December).

The notice of the general meeting must state the time, date and place of the meeting and the general nature of the business to be dealt with, and must state whether the meeting is a physical meeting or a hybrid meeting.

Under English law and the Topco Articles of Association, an annual general meeting must be called by at least 21 clear days’ notice. This notice period can be shortened if all shareholders who are permitted to attend and vote agree to the shorter notice. A meeting other than the annual general meeting must be called by not less than 14 clear days’ notice, but this too can be longer or shortened by agreement.

“Clear days” means calendar days and excludes (1) the date on which a notice is given or a request received; and (2) the date of the meeting itself.

One or more shareholders holding at least 5% of the total voting rights of all shareholders who have the right to vote on the resolution, or at least 100 shareholders who have a right to vote and hold (on average) at least GBP 100 per shareholder of paid-up share capital can require resolutions to be put before the annual general meeting (including, for the avoidance of doubt, a resolution to appoint a director).

1.1.279   General Meetings of Shareholders

The UK Companies Act requires the Topco Board of Directors, if it receives a written requisition from Topco Shareholders representing at least 5% of such of the paid up capital of Topco as carries the right of voting at general meetings (the “Requisitioners”) to, within 21 days, call a general meeting of Topco Shareholders or a meeting of the holders of that class of shares, as applicable, to be held as soon as practicable and in any event not later than 28 days after the date of the notice convening the meeting. The requisition must state the business to be considered at the meeting, must be signed by or on behalf of the Requisitioners, and must be submitted to Topco’s registered office.

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Under the UK Companies Act, if the Topco Board of Directors does not, within 21 days of the date of the deposit of a valid requisition from Requisitioners, call a meeting of Topco Shareholders to be held within 28 days of the notice convening the meeting, the Requisitioners (or those representing more than a one half of the total voting rights of the Requisitioners) may call a meeting of Topco Shareholders to be held within three months of the date of deposit of the requisition. A meeting called by the Requisitioners in this manner must be called in the same manner, as nearly as possible, as meetings are called by the Topco Board of Directors. Topco must reimburse any reasonable expenses incurred by the Requisitioners in calling the meeting if the Topco Board of Directors has failed to properly call a requisitioned meeting.

Under the Topco Articles of Association, a general meeting of Topco Shareholders may also be called by the Topco Board of Directors.

1.1.280   Quorum for Meetings of Shareholders

Under the Topco Articles of Association, except as otherwise provided by law or the Topco Articles of Association, a quorum shall be members who, present in person (which, in the case of a corporate member shall include being present by a representative) or by proxy, together represent at least the majority of the total voting rights of all the members entitled to vote in relation to the meeting. Certain specified matters require a quorum of two-thirds of the total voting rights, being (i) the adoption of a resolution to remove a serving board member; and (ii) amendments to certain provisions of the Topco Articles of Association.

1.1.281   Voting

Under the Topco Articles of Association, all resolutions at an annual general meeting or other general meeting must be decided on a poll.

On a poll, each Topco shareholder present in person or by proxy is entitled to one vote for each Topco Share in the name of the shareholder on record at the relevant record date.

Under the UK Companies Act, an ordinary resolution proposed at an annual general meeting or other general meeting of the shareholders requires approval by a simple majority of the voting rights represented in person or by proxy at the meeting. Matters requiring an ordinary resolution under the UK Companies Act include the following:

approval of directors’ long-term service contracts, substantial property transactions with or loans to directors;

ratification of acts by directors;

the approval of the directors’ remuneration report and remuneration policy;

a subdivision or consolidation of share capital;

a redenomination of share capital; and

authorization of off-market share purchases.

Under the UK Companies Act, a special resolution proposed at an annual general meeting or other general meeting of the shareholders requires approval by not less than 75% of the voting rights represented in person or by proxy at the meeting. Matters requiring a special resolution under the UK Companies Act include the following:

altering a company’s articles of association;

re-registration of a company from public to private or from private to public;

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changing the name of a company (unless otherwise provided for in the company’s articles of association — the Topco Articles of Association permit the company’s name to be changed by the Topco Board of Directors);

varying the class rights of shares, unless otherwise provided for in the articles of association;

reducing share capital;

implementing a scheme of arrangement; and

commencing or terminating a member’s voluntary winding up.

1.1.282   Variation of Rights Attaching to a Class of Shares

Under the UK Companies Act, any variation of class rights attaching to the issued shares of Topco requires the approval of a special resolution passed by a majority of not less than 75% of the voting rights of that class represented in person or by proxy at a separate meeting of the shareholders of the relevant class.

1.1.283   Inspection of Books and Records

Under the UK Companies Act, a company’s register of shareholders must be kept available for inspection. Inspection is free for Topco Shareholders but Topco may charge a prescribed fee to any other person who intends to inspect the register. In addition, anyone may request a copy of an English company’s register of shareholders on payment of a prescribed fee and delivery to the company of a written request containing certain information, including the purpose for which the copy register will be used.

English law also provides that certain corporate records of Topco, including a register of its directors, secretary, directors’ indemnities and directors’ service contracts, must be open for inspection for at least two hours in each business day.

The accounting records of a public English company must be open at all times to inspection by its officers. Topco’s statutory books and records shall, to the extent required by the UK Companies Act, be kept at Topco’s registered office.

1.1.284   Acquisitions

An English private limited company may be acquired in a number of ways, including by means of a “scheme of arrangement” between the company and its shareholders or by means of a takeover offer.

1.1.284.1 Scheme of arrangement

A “scheme of arrangement” is a statutory procedure under the UK Companies Act pursuant to which the English courts may approve an arrangement between an English company and some or all of its shareholders. In a “scheme of arrangement”, the company would make an initial application to the court to convene a meeting or meetings of its shareholders at which a majority in number of shareholders representing 75% of the voting rights of the shareholders present and voting either in person or by proxy at the meeting must agree to the arrangement by which they will sell their shares in exchange for the consideration being offered by the bidder. If the shareholders so agree, the company will return to court to request the court to sanction the arrangement. Upon such a scheme of arrangement becoming effective in accordance with its terms and the UK Companies Act, it will bind the company and such shareholders.

1.1.284.2 Takeover offer

A takeover offer is an offer to acquire all of the outstanding shares of a company (other than shares which at the date of the offer are already held by the offeror). The offer must be made on identical terms to all holders of

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shares to which the offer relates. If the offeror, by virtue of acceptances of the offer, acquires or contracts to acquire more than 90% in par value of the shares to which the offer relates, the UK Companies Act allows the offeror to give notice to any non-accepting shareholder that the offeror intends to acquire his or her shares through a compulsory acquisition (also referred to as a “squeeze out”), and the shares of such non-accepting shareholders will be acquired by the offeror six weeks later on the same terms as the offer, unless the shareholder objects to the English court and the court enters an order that the offeror is not entitled to acquire the shares or specifying terms of the acquisition different from those of the offer.

The UK Companies Act permits a scheme of arrangement or takeover offer to be made relating only to a particular class or classes of a company’s shares.

Pursuant to the Takeover Order, the Danish FSA is the competent authority for takeover offers for which the target company has its registered office in Denmark or in a jurisdiction outside the European Union or the EEA, if the shares of the target company are admitted to trading on a regulated market in Denmark. In these situations, such a takeover offer shall be treated in accordance with the Takeover Order. As Topco is registered under the laws of England and Wales, following the listing of the Topco Shares on Nasdaq Copenhagen, certain Danish takeover restrictions may apply to attempted takeovers of Topco depending on the facts and circumstances of the potential takeover. The Danish Takeover Order includes rules concerning public tender offers for the acquisition of shares admitted to trading on a regulated market (including Nasdaq Copenhagen). Pursuant to the Danish rules on mandatory tender offers, if a shareholding is transferred, directly or indirectly, in a company with one or more share classes admitted to trading on a regulated market, to an acquirer or to persons acting in concert with such acquirer, the acquirer and the persons acting in concert with such acquirer, if applicable, shall give all shareholders of the company the option to dispose of their shares on identical terms, if the acquirer, or the persons acting in concert with such acquirer, as a result of the transfer, gains control over the company as a result of the transfer. Control exists if the acquirer, or persons acting in concert with such acquirer, directly or indirectly, holds at least one-third of the voting rights in the company, unless it can be clearly proven in special cases that such ownership does not constitute control. Mandatory tender offers may also be subject to certain restrictions regarding the price per share to be offered to the shareholders in the company in question. Exemptions from the mandatory tender offer rules may only be granted under special circumstances by the Danish FSA.

The application of the Danish mandatory tender offer rule could, inter alia, have a deterrent effect on potential acquirers of Topco Shares if such acquisition would result in a transfer of control over Topco, if this would trigger an obligation to make a mandatory tender offer.

Offers to acquire shares in Topco can be structured in a variety of different ways, including by way of a public tender offer or a scheme of arrangement. Depending of the facts and circumstances of a potential public takeover offer and terms and conditions upon which such a potential takeover offer is made, it could potentially require Topco Shareholders who hold their Topco Shares in the form of share entitlements book-entered in the Euronext Securities Copenhagen securities system to transfer their Topco Shares to DTC’s securities system to be able to participate in the potential takeover offer. Such transfers between securities systems may be subject to fees levied by the settlement parties in accordance with their respective fee schedules. Furthermore transfers between securities systems may be restricted during certain periods in relation to corporate actions.

1.1.285   Disclosure of Interests in Shares

1.1.285.1 Requirements under the UK Companies Act

Topco shareholders will also be subject to section 793 of the UK Companies Act, which is also incorporated in the Topco Articles of Association. Section 793 provides that a company may give notice to any person who it knows or has reasonable cause to believe to be interested in the company’s shares (or to have been interested in the previous three years) requiring that person to provide to the company details of the person’s interest.

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If a Topco Shareholder fails to respond to such a request within 14 calendar days, Topco can impose sanctions on that holder which include the suspension of voting rights in the relevant shares and, where the relevant shares represent at least 0.25% of the class (excluding treasury shares), the suspension of dividend and share transfer rights. The Topco Board of Directors may suspend or terminate any and all of the sanctions in its discretion at any time. These sanctions automatically cease when the Topco shareholder complies with the request.

1.1.285.2 Requirements under the Exchange Act

Holders of Topco Shares shall be subject to certain reporting requirements under the Exchange Act.

Shareholders owning more than 5% of any class of equity securities registered pursuant to Section 12 of the Exchange Act must comply with disclosure obligations under Section 13 of the Exchange Act. Sections 13(d) and 13(g) of the Exchange Act require any person or group of persons who owns or acquires beneficial ownership of more than 5% of certain classes of equity securities to file ownership reports with the SEC on either Schedule 13D or (for passive investors) the short form Schedule 13G.

If the shareholder is required to file a report on Schedule 13D, such a report must include information on, among other things, the acquisition of securities by which the shareholder exceeded the 5% threshold and be filed within 10 days after the acquisition. The schedule is filed with the SEC and is provided to the issuer, as well as to each stock exchange on which the security is traded. Schedule 13G is a shorter alternative to Schedule 13D, which is available to beneficial owners of more than 5% of a class of securities that are considered passive investors. Generally, passive investors are investors that do not intend to control or change the control of a company. A Schedule 13G filing has different information and timing requirements than a Schedule 13D filing.

A filer must, among other things, amend a Schedule 13G promptly upon acquiring beneficial ownership of more than 10% of a registered class of equity securities and must thereafter promptly amend the Schedule 13G upon increasing or decreasing its beneficial ownership by more than 5% of the class. A Schedule 13G filer must change to filing Schedule 13D within 10 days after beneficial ownership first equals or exceeds 20% of the class and is prohibited from voting or acquiring additional securities of the class until 10 days after the Schedule 13D is filed.

Directors and officers of the issuer with a registered class of equity securities, and any person or group that has beneficial ownership of more than 10% of such class, face additional requirements regarding the disclosure of ownership and equity trading. Each such director, officer, person or group will be considered an insider under Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Insiders must make an initial filing on Form 3 within 10 days after the filer’s becoming an insider and must disclose beneficial ownership of all securities of the issuer. Insiders must also file Form 4 reports disclosing transactions resulting in a change in beneficial ownership within two business days following the execution date of the transaction, except for limited types of transactions eligible for deferred reporting on Form 5. In addition, insiders are required to report on Form 5 within 45 days after the issuer’s fiscal year-end any transactions or holdings that should have been, but were not, reported on Form 3 or 4 during the issuer’s most recent fiscal year and any transactions eligible for deferred reporting.

1.1.285.3 Requirements under Nasdaq Copenhagen

Shareholders in companies with shares admitted to trading and official listing on Nasdaq Copenhagen are, pursuant to Section 38 of the Danish Capital Markets Act, required to give simultaneous notice to the company and the Danish FSA of the shareholding in the company, when the shareholding reaches, exceeds or falls below thresholds of 5%, 10%, 15%, 20%, 25%, 50% or 90% and limits of one-third or two-thirds of the voting rights or nominal value of the total share capital.

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A shareholder in a company means a natural or legal person who, directly or indirectly, holds: (i) shares in the company on behalf of himself/herself/itself and for his/her/its own account; (ii) shares in the company on behalf of himself/herself/itself, but for the account of another natural or legal person; or (iii) depository receipts, where such holder is considered a shareholder in relation to the underlying shares represented by the depository receipts.

The duty to notify set forth above further applies to natural and legal persons who are entitled to acquire, sell or exercise voting rights which are:

held by a third party with whom that natural or legal person has concluded an agreement, which obliges them to adopt, by concerted exercise of the voting rights they hold, a lasting common policy towards the management of the issuer in question (common duty to inform for all parties to the agreement);

held by a third party under an agreement concluded with that natural or legal person providing for the temporary transfer of the voting rights in question in return for consideration;

attached to shares which are lodged as collateral for that natural or legal person, provided the person controls the voting rights and declares an intention of exercising them;

attached to shares in which that natural or legal person has a lifelong right of disposal;

held, or may be exercised within the meaning of (i) to (iv), by an undertaking controlled by that person or entity;

attached to shares deposited with that natural or legal person and which the person can exercise at his/ her/its own discretion in the absence of specific instructions from the shareholders;

held by a third party in its own name on behalf of that person; or

exercisable by that person through a proxy where that person may exercise the voting rights at his/her/ its discretion in the absence of specific instructions of the shareholder.

The duty to notify set forth above also applies to anyone, who directly or indirectly holds (a) financial instruments that afford the holder either an unconditional right to acquire or the discretion as to his/her/its right to acquire existing shares (e.g., share options); and/or (b) financial instruments based on existing shares and with an economic effect equal to that of the financial instruments mentioned in (a), regardless of them not affording the right to purchase existing shares (e.g., cash-settled derivatives linked to the value of the shares in question).

Holding these kinds of financial instruments counts towards the thresholds mentioned above and may thus trigger a duty to notify by itself or when accumulated with a shareholding.

The notification shall be made promptly but no later than four weekdays after the shareholder was aware or should have become aware of the completion of the transaction, and in accordance with the provisions of Danish Executive Order no. 1172 of 31 October 2017 on Major Shareholders. The shareholder is deemed to have become aware of the completion of the transaction two weekdays after the completion of the transaction. The shareholder shall disclose the change in voting rights and shares, including the number of voting rights (and the distribution of voting rights among share classes, if applicable) and shares held directly or indirectly by the shareholder following the transaction. The notification shall further state the transaction date on which the threshold was reached or no longer reached and the identity of the shareholder as well as the identity of any natural or legal person with the right to vote on behalf of the shareholder and in the case of a group structure, the chain of controlled undertakings through which voting rights are effectively held. The information shall be notified to the company and simultaneously submitted electronically to the Danish FSA. Failure to comply with the notification requirements is punishable by fine or suspension of voting rights in instances of gross or repeated non-compliance.

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When an obligation to notify rests on more than one natural or legal person the notification may be made through a joint notification. However, use of a joint notification does not exempt the individual shareholders or natural or legal persons from their responsibilities in connection with the obligation to notify or the contents of the notification.

After receipt of the notification, the company shall promptly, but not later than three weekdays thereafter, publish the contents of the notification.

A similar duty, as set forth above, also applies to a company’s holding of treasury shares. A company with shares admitted to trading and official listing on Nasdaq Copenhagen is required to promptly, but not later than four weekdays thereafter, publish an announcement specifying the company’s, direct or indirect, holding of treasury shares, when the holding reaches, exceeds or falls below the thresholds of 5% or 10% of the voting rights or the nominal value of the share capital. This duty applies regardless of whether the company holds the treasury shares itself or through a person acting in his own name but on the company’s behalf.

The Short Selling Regulation (236/2012/EU) as amended by Commission Delegated Regulation (EU) 2022/27 of 27 September 2021 includes certain notification requirements in connection with short selling and imposes restrictions on uncovered short selling of shares admitted to trading on a trading venue (including Nasdaq Copenhagen).

When a natural or legal person has a net short position in relation the issued share capital of a company that has shares admitted to trading on a trading venue and that short position reaches or falls below the notification threshold of 0.1% of the issued share capital of a company, such person shall make a notification to the relevant competent authority, which in Denmark is the Danish FSA. Following a notice to the Danish FSA, the natural or legal person is then obligated to report changes to the net short position for every 0.1%-point above such threshold, until it goes below the 0.1% threshold. As a result, the natural or legal person shall notify the Danish FSA every time its net short position reaches or crosses 0.1%, 0.2%, 0.3%, etc. of the issuer’s issued share capital. In addition, once such natural or legal person’s net short position reaches or falls below the publication threshold of 0.5% of the issued share capital of a company, such person shall make a public notification of its net short position via the Danish FSA. Subsequent changes of 0.1% to the net short position must also be published as long as the net short position is at or above 0.5%. The obligation to make the net short position available to the public is automatically fulfilled when the net short position is reported to the Danish FSA, since parts of the short selling notification will be publicly available through the Danish FSA’s reporting system. The notification requirements apply to both physical and synthetic short positions. In addition uncovered short selling (naked short selling) of shares admitted to trading on a trading venue is prohibited.

A natural or legal person is prohibited from entering into a short sale of shares admitted to trading on a trading venue unless one of the following conditions is satisfied: (i) the natural or legal person has borrowed the share or has made alternative provisions resulting in a similar legal effect; (ii) the natural or legal person has entered into an agreement to borrow the share or has another absolutely enforceable claim under contract or property law to be transferred ownership of a corresponding number of securities of the same class so that settlement can be effected when it is due; or (iii) the natural or legal person has an arrangement with a third party under which that third party has confirmed that the share has been located and has taken measures vis-à-vis third parties necessary for the natural or legal person to have a reasonable expectation that settlement can be effected when it is due. Certain exemptions apply to the prohibition, such as in the case of market-makers or in connection with stabilization in accordance with the Commission Delegated Regulation (EU) 2016/1052.

1.1.286   Anti-Takeover Provisions

1.1.286.1 Applicability of the UK Takeover Code and Danish Takeover Rules

Takeover offers and certain other transactions in respect of certain public companies are regulated by the Takeover Code, which is administered by the Takeover Panel, a body consisting of representatives of the City of London financial and professional institutions which oversees the conduct of takeovers (the “Takeover Panel”).

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An English public limited company is potentially subject to the protections afforded by the Takeover Code if, among other factors, a majority of its directors are resident within the UK, the Channel Islands or the Isle of Man. Based upon Topco’s current and intended plans for its directors, it is anticipated that the Takeover Code will not apply to Topco. However, it is possible that, in the future, circumstances could change that may cause the Takeover Code to apply to Topco.

The protections afforded by the Takeover Code include the requirement that if (i) a person acquires an interest in shares in a company to which the Takeover Code applies, which when taken together with shares already held by him or persons acting in concert with him, carry 30 per cent. or more of the voting rights in the company or (ii) a person who, together with persons acting in concert with him, has an interest in not less than 30 per cent. of the voting rights of the company but does not hold shares carrying more than 50 per cent. of the voting rights in the company acquires additional interests in shares which increase the percentage of shares carrying voting rights in which that person has an interest, the acquiror and, depending on the circumstances, its concert parties, would be required (except with the consent of the Takeover Panel) to make a cash offer for the outstanding shares in the company at a price not less than the highest price paid for any interests in the shares by the acquiror or its concert parties during the previous 12 months.

Following Brexit, it is not clear, and the Takeover Panel and the Danish FSA would need to be consulted with if the Takeover Code ever applied to Topco, how the takeover restrictions in each of the Takeover Code and the Danish Takeover Order would both be applied to Topco if the Takeover Code applied to Topco. The potential application of two differing sets of takeover restrictions could, inter alia, have a deterrent effect on potential acquirers of Topco Shares if such acquisition would trigger an obligation to make a mandatory bid and/or a mandatory tender offer, as applicable.

Additionally, following the listing of the Topco Shares in Denmark on Nasdaq Copenhagen, certain Danish takeover restrictions will likely apply to attempted takeovers of Topco. The Danish Takeover Order includes rules concerning public tender offers for the acquisition of shares admitted to trading on a regulated market (including Nasdaq Copenhagen). Pursuant to the Danish rules on mandatory tender offers, if a shareholding is transferred, directly or indirectly, in a company with one or more share classes admitted to trading on a regulated market, to an acquirer or to persons acting in concert with such acquirer, the acquirer and the persons acting in concert with such acquirer, if applicable, shall give all shareholders of the company the option to dispose of their shares on identical terms, if the acquirer, or the persons acting in concert with such acquirer, as a result of the transfer, gains control over the company as a result of the transfer. Control exists if the acquirer, or persons acting in concert with such acquirer, directly or indirectly, holds at least one-third of the voting rights in the company, unless it can be clearly proven in special cases that such ownership does not constitute control. Mandatory tender offers may also be subject to certain restrictions regarding the price per share to be offered to the shareholders in the company in question. Exemptions from the mandatory tender offer rules may only be granted under special circumstances by the Danish FSA.

The application of the Danish mandatory tender offer rule could, inter alia, have a deterrent effect on potential acquirers of Topco Shares if such acquisition would result in a transfer of control over Topco, if this would trigger an obligation to make a mandatory tender offer.

Offers to acquire shares in Topco can be structured in a variety of different ways, including by way of a public tender offer or a scheme of arrangement. Depending of the facts and circumstances of a potential public takeover offer and terms and conditions upon which such a potential takeover offer is made, it could potentially require Topco Shareholders who hold their Topco Shares in the form of share entitlements book-entered in the Euronext Securities Copenhagen securities system to transfer their Topco Shares to DTC’s securities system to be able to participate in the potential takeover offer. Such transfers between securities systems may be subject to fees levied by the settlement parties in accordance with their respective fee schedules. Furthermore transfers between securities systems may be restricted during certain periods in relation to corporate actions.

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1.1.287   Corporate Governance

Under English law and the Topco Articles of Association, the authority for the overall management of Topco is vested in the Topco Board of Directors. The Topco Board of Directors may delegate any of its powers on such terms as it thinks fit in accordance with the Topco Articles of Association and English law. Despite this delegation, the Topco Board of Directors remains responsible, as a matter of English law, for the proper management of the affairs of Topco and the directors are not allowed to leave the performance of their duties to others. The directors must ensure that any delegation is and remains appropriate and that an adequate system of control and supervision is in place.

Committees may be established by the Topco Board of Directors which may meet as they see fit, subject to the requirements of the Topco Articles of Association and such committee’s charter document adopted by the Topco Board of Directors from time to time. Under the Topco Articles of Association, the quorum necessary for the transaction of business at any committee meeting may be fixed by the Topco Board of Directors. If the quorum is not fixed by the Topco Board of Directors, the quorum is a majority of the members of that committee then in office.

1.1.288   Legal Name; Formation; Fiscal Year; Registered Office

Topco was incorporated in England and Wales on 16 October 2020 as a public limited company with company number 12958050. Topco subsequently re-registered as a private limited company on 13 January 2021 and subsequently re-registered as a public limited company on 12 May 2022. Topco’s fiscal year ends on 31 December each year. Topco’s registered office address is 3rd Floor 1 Ashley Road, Altrincham, Cheshire, United Kingdom, WA14 2DT.

Topco has elected that Denmark shall be its home state for the purposes of Directive 2004/109/EC of the European Parliament and the Council of 15 December 2004 (the “EU Transparency Directive”) as implemented in Danish law by the Danish Capital Markets Act and, accordingly, Topco will comply with the relevant Danish rules.

1.1.289   Negotiability and transferability

The Topco Shares are negotiable instruments, and no restrictions under the Topco Articles of Association or English law apply to the transferability of the Topco Shares.

1.1.290   Compulsory acquisition of shares

Under sections 974 to 991 of the UK Companies Act, if an offeror acquires or contracts to acquire (pursuant to a ‘takeover offer’ as that term is defined in section 974 of the UK Companies Act) not less than 90 per cent. of the shares (in value and by voting rights) to which such offer relates it may then compulsorily acquire the outstanding shares not assented to the offer. It would do so by sending a notice to outstanding holders of shares telling them that it will compulsorily acquire their shares and then, six weeks later, it would execute a transfer of the outstanding shares in its favour and pay the consideration to Topco, which would hold the consideration on trust for the outstanding holders of shares. The consideration offered to the holders whose shares are compulsorily acquired under the UK Companies Act must, in general, be the same as the consideration that was available under the takeover offer.

In addition, pursuant to section 983 of the UK Companies Act, if an offeror acquires or agrees to acquire not less than 90 per cent. of the shares (in value and by voting rights) to which the offer relates, any holder of shares to which the offer relates who has not accepted the offer may require the offeror to acquire his shares on the same terms as the takeover offer. The offeror would be required to give any holder of shares notice of his right to be bought out within one month of that right arising. Sell-out rights cannot be exercised after the end of the period

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of three months from the last date on which the offer can be accepted or, if later, three months from the date on which the notice is served on the holder of shares notifying them of their sell-out rights. If a holder of shares exercises his/her rights, the offeror is bound to acquire those shares on the terms of the offer or on such other terms as may be agreed.

1.1.291   Appointment of Directors

The Topco Articles of Association provide that the number of directors shall not be less than three nor more than eleven. Immediately following the completion of the Business Combination, the Topco Board of Directors is expected to expand to seven members.

The Topco Board of Directors has the power to appoint a person as a director by simple majority resolution, either to fill a vacancy or as an additional position.

1.1.292   Removal of Directors and Vacancies

Under English law and pursuant to the Topco Articles of Association, the Topco shareholders may remove a director without cause by ordinary resolution, irrespective of any provisions in the Topco Articles of Association, provided that 28 “clear days’” notice of the resolution is given to the company.

Under the Topco Articles of Association a person ceases to be a director if:

a bankruptcy order is made against that person or a composition is made with that person’s creditors generally in satisfaction of that person’s debts;

a registered medical practitioner who is treating that person gives a written opinion to Topco stating that that person has become physically or mentally incapable of acting as a director and may remain so for more than three months;

the director is absent from meetings of the Topco Board of Directors for six consecutive months without permission of the Topco Board of Directors and the Topco Board of Directors resolves that the relevant director’s office be vacated;

that person ceases to be a director by virtue of any provision of the UK Companies Act or is prohibited from being a director by law; or

notification is received by Topco from that person that he is resigning or retiring from his office as director, and such resignation or retirement has taken effect in accordance with its terms.

1.1.293   Duration, Dissolution and Rights upon Liquidation

Topco’s duration will be unlimited but Topco may be dissolved and wound up at any time. There are three types of winding up procedure under the UK Companies Act:

a member’s voluntary winding-up;

a creditors’ voluntary winding-up; and

a compulsory winding-up.

Generally, a member’s voluntary winding up occurs when the company is solvent and a creditors’ voluntary winding up occurs when it is insolvent. Both processes are initiated by the company passing a special resolution. A liquidator (a qualified insolvency practitioner) needs to be appointed for a creditors’ voluntary winding up.

Upon dissolution, after satisfaction of the claims of creditors, the assets of Topco would be distributed to shareholders in accordance with their respective interests.

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1.1.294   Uncertificated Shares

Shares of Topco may be held in either certificated or uncertificated form.

1.1.295   No Liability for Further Calls or Assessments

The shares to be issued in the Exchange Offer will be duly and validly issued and fully paid and non-assessable.

1.1.296   Transfer Agent and Warrant Agent

Under the Topco Articles of Association, subject to the UK Companies Act, certificated shares may be transferred by an instrument of transfer (in any usual form), duly executed, with such evidence as the Topco Board of Directors may reasonably require to show the right of the transferor to make the transfer.

1.1.297   Registration Rights

Certain persons who will be holders of the Topco Shares immediately after consummation of the Business Combination will be entitled to registration rights pursuant to the Registration Rights Agreement. For additional detail on the Registration Rights Agreement, see 7.2.4 “Registration Rights Agreement.”

1.1.298   Listing of Topco Shares

Topco intends to list the Topco Shares on the NYSE under the symbol “NE” upon the Closing. Topco intends to list the Topco Shares on Nasdaq Copenhagen under the symbol “NOBLE” prior to Closing.

1.1.299   Legislation under which the Topco Shares have been created

The Topco Shares have been created under, and are subject to, the laws of England and Wales.

Exercise of shareholders rights by holders of Topco Shares

Topco Shares have the rights set out in the Topco Articles of Association. Topco Shares carry pre-emption rights and the right to receive dividends as from their date of issue.

The Topco Shares represent shares in a company incorporated under the law of England and Wales and the shareholder rights underlying applicable laws and regulations relating to inter alia corporate, tax and securities, will be materially different from those applicable to a Danish company.

The Topco Shares will be issued in registered, certificated form to Cede & Co. (save for any Topco Shares which a beneficial owner subsequently elects to have registered in its own name and held in certificated form) as nominee for DTC. Accordingly, Cede & Co. will be the only person able to directly exercise the rights attaching to those Topco Shares pursuant to the Topco Articles of Association.

DTC will issue and credit book entry interests in the Topco Shares held by Cede & Co. to the DTC participant account of Computershare acting as custodian for Euronext Securities Copenhagen. Euronext Securities Copenhagen will, on the basis of such book entry interests in the Topco Shares, issue book entry interests in the Euronext Securities Copenhagen securities system representing share entitlements to the shares credited to the account of Computershare in the name of Euronext Securities Copenhagen. Such interests will in turn be credited to the relevant Euronext Securities Copenhagen accounts of the accepting Maersk Drilling Shareholders (or holders of Acceptance Shares (directly or through a broker-dealer, bank or other financial institution to hold for the benefit of the accepting Maersk Drilling Shareholders or holders of Acceptance Shares as nominee)) in connection with settlement of the Exchange Offer and any Compulsory Purchase.

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Pursuant to a special eligibility agreement for securities to be dated shortly before issue of the Topco Shares on completion of the Exchange Offer and made between, amongst others, DTC, Cede & Co., National Securities Clearing Corporation (“NSCC”) and Topco, and the rules and procedures of DTC and NSCC (together the “DTC Rules”), Cede & Co. is required to exercise the rights attached to those Topco Shares held by Cede & Co. in accordance with directions given by the relevant DTC Participants. Beneficial owners of Topco Shares held by Cede & Co. can, in turn, instruct the relevant DTC Participant to give instructions to Cede & Co. to exercise share rights, subject always to the terms of the brokerage agreement between the beneficial owner and the relevant DTC Participant.

For those beneficial owners who hold Topco Shares in the form of share entitlements, via an account holding institution through Euronext Securities Copenhagen in a nominee account, those beneficial owners can give instructions as to the exercise of share rights to the account holding institution (subject to the terms of the agreement between the account holding institution and the beneficial owner). Holders of share entitlements whose book entry interests representing Topco Shares are credited to a segregated account in Euronext Securities Copenhagen via an account holding institution in Euronext Securities Copenhagen can give their instructions to Euronext Securities Copenhagen through the relevant account holding institution or through the relevant intermediary. Those instructions will then be given to Cede & Co. via Euronext Securities Copenhagen and (where relevant) the relevant DTC Participant, and Cede & Co. will exercise share rights in accordance with those instructions.

Cede & Co. will pass on to DTC Participants, who in turn will pass on to the beneficial owners and, so far as it is reasonably able, exercise on behalf such beneficial owners all rights and entitlements received, including dividends, or to which Cede & Co. will be entitled, in respect of the underlying Topco Shares held by Cede & Co. which are capable of being passed on or exercised, be passed on in the form in which they are received by Cede & Co., together with amendments and additional documentation necessary to effect such passing on or, as the case may be, exercised in accordance with the DTC Rules or the Topco Articles of Association.

Certain corporate actions that are carried out by Cede & Co. in accordance with the DTC Rules which enable beneficial owners to exercise share rights may not be possible to replicate in Euronext Securities Copenhagen’s securities system due to technical differences between the securities systems. Consequently, Topco may not be able to carry out certain corporate actions, e.g. distribution of dividends in kind, or these may be delayed with respect to holders of share entitlements registered in Euronext Securities Copenhagen’s securities system. Beneficial owners who wish to attend general meetings of Topco and vote their Topco Shares must obtain a form of corporate representative or sub-proxy from Cede & Co. via their broker, DTC Participant or account holding institution in Euronext Securities Copenhagen.

Maersk Drilling Shareholders are advised that exercising the shareholder rights attached to the Topco Shares will differ from the manner of exercise of shareholder rights attached to their Maersk Drilling Shares and will require the participation from Cede & Co., DTC, Computershare and Euronext Securities Copenhagen. Further, Maersk Drilling Shareholders should note that owning Topco Shares in the form of share entitlements and/or exercising shareholder rights attached thereto may entail additional fees or other expenses compared to owning shares in other Danish companies with shares admitted to trading and official listing on Nasdaq Copenhagen, e.g. Maersk Drilling.

Any dividend payments for Topco Shares registered in the form of share entitlements book-entered in the Euronext Securities Copenhagen securities system will be administered by Euronext Securities Copenhagen subsequent to receipt of the dividend by Euronext Securities Copenhagen.

From Topco, dividends may be declared and paid in any currency or currencies that the Topco Board of Directors may determine, using an exchange rate selected by the Topco Board of Directors for any currency conversions required. However, any dividends will likely be declared and distributed in USD. Any dividends distributed in another currency than DKK will prior to distribution to holders of share entitlements book-ente

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red in the Euronext Securities Copenhagen securities system be converted into DKK. Consequently, Maersk Drilling Shareholders should be advised that any fluctuation in exchange rates between USD (or another currency other than DKK in which dividends will be distributed in the determination of the Topco Board of Directors) and DKK is at the risk of holders of share entitlements.

In addition, holders of share entitlements through Euronext Securities Copenhagen may experience a delay between the time of Topco’s distribution of dividends through DTC and the time of distribution in DKK through Euronext Securities Copenhagen to the respective holders of share entitlements. Further, during the period between the dividend record date and the time of distribution in DKK to the holders of share entitlements through Euronext Securities Copenhagen, transfers of Topco Shares between DTC and Euronext Securities Copenhagen may be restricted.

Description of the Acceptance Shares and Cash Acceptance Shares

The information provided below pertains to the Acceptance Shares and the Cash Acceptance Shares expected to be issued and admitted to trading on Nasdaq Copenhagen as part of the Exchange Offer to the Maersk Drilling Shareholders.

The Acceptance Shares and Cash Acceptance Shares will carry the same shareholder rights as the Maersk Drilling Shares. Each Acceptance Share received upon acceptance of the Exchange Offer represents the right to receive 1.6137 Topco Offer Shares and each Cash Acceptance Share represents the right to receive Cash Consideration, subject to any reduction under the Cash Consideration Cap.

Following the expiration of the Offer Period, the Acceptance Share Holders, may, during the period commencing 12 September 2022 and ending 26 September 2022 at 11:59 p.m. CEST (based on an Offer Period expiring on 8 September 2022 at 11:59 p.m. CEST and subject to any potential extensions of the Offer Period), choose to exercise the Cash Election, whereby the Acceptance Share Holder’s Acceptance Shares will be exchanged for Cash Acceptance Shares.

On the Settlement Date, the Acceptance Shares will automatically be exchanged for Topco Offer Shares at the Exchange Ratio in accordance with the terms and conditions of the Exchange Offer and the Cash Acceptance Shares will be automatically exchanged for Cash Consideration.

The issuance of Acceptance Shares and Cash Acceptance Shares and the process for exercising the Cash Election is a technical procedure required to facilitate settlement of the Exchange Offer and is part of the settlement of the Exchange Offer. At the time when the Acceptance Share Holders are afforded the opportunity to exercise the Cash Election as described herein, the Offer Period will have ended and all Acceptance Share Holders will be bound by their acceptance of the Exchange Offer. Consequently, the Cash Election procedure will not change the final result of the Exchange Offer. See also 8.14 “Announcement of the result of the Exchange Offer”.

The reason for the use of separate ISIN codes for Maersk Drilling Shareholders who have (i) accepted the Exchange Offer and (ii) exercised the Cash Election, is to allow the Maersk Drilling Shareholders to continue to trade their interests in their Maersk Drilling Shares (in the form of trading Acceptance Shares or Cash Acceptance Shares, as applicable) after tendering their Maersk Drilling Shares in the Exchange Offer, and to facilitate the technical aspects of settlement of the Exchange Offer. Acceptances tendered early in the Offer Period will accordingly not restrict Maersk Drilling Shareholders from trading their interests in their Maersk Drilling Shares (in the form of trading Acceptance Shares or Cash Acceptance Shares, as applicable).

Upon acceptance of the Exchange Offer, all Maersk Drilling Shares validly tendered in the Exchange Offer will be transferred to a separate securities account with Euronext Securities Copenhagen in the name of Danske Bank and a specific transfer restriction with respect to the Maersk Drilling Shares will be entered into the book-entry account system.

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For addition information regarding the Acceptance Shares and Cash Acceptance Shares, please see 8.15 “Settlement” and 29.2 “Admission to trading of the Acceptance Shares and Cash Acceptance Shares”.

If Topco does not complete the Exchange Offer, any Acceptance Shares and/or Cash Acceptance Shares held will be exchanged back into a corresponding number of Maersk Drilling Shares in the individual holders of Acceptance Shares and Cash Acceptances Shares’ book-entry securities accounts with Euronext Securities Copenhagen as soon as technically possible after a notification by Topco that it will not complete the Exchange Offer. In such case, no compensation will be paid to holders of Acceptance Shares or Cash Acceptance Shares.

Comparison of English corporate law, the Topco Articles of Association and Danish Corporate law

The rights as a Maersk Drilling Shareholder are governed by Danish law, including the Danish Companies Act, and the Maersk Drilling Articles of Association. Following completion of the Business Combination, Maersk Drilling Shareholders as holders of Topco Shares in the form of share entitlements will have the rights of a shareholder in Topco, and such rights will generally be governed by English law and the Topco Articles of Association.

The following discussion is a comparison of the material differences in the shareholder rights applicable to the Maersk Drilling Shares and the shareholder rights applicable to the Topco Shares. As such, this section does not cover all of the differences between the shareholder rights applicable to the Maersk Drilling Shares and the shareholder rights applicable to the Topco Shares. While Topco believes that the following comparison is accurate in all material respects, the following descriptions are qualified in their entirety by reference to the complete text of the relevant provisions of applicable English law, Danish law, the Maersk Drilling’s Articles of Association and the Topco Articles of Association. The Maersk Drilling Shareholders are encouraged to read the Maersk Drilling Articles of Association and the Topco Articles of Association. A copy of the Topco Articles of Association is available for inspection at Topco’s website. For information as to how a copy of each of the Topco Articles of Association and the Maersk Drilling Articles of Association is obtained, see 35 “Documents Available”.

In addition, given that the Topco Offer Shares to be delivered as Share Consideration in the Exchange Offer will be delivered in the form of share entitlements book-entered in the Euronext Securities Copenhagen securities system, Maersk Drilling Shareholders should be advised that the legal nature of such share entitlements and how shareholder rights are exercised are different from what otherwise applies to ordinary shares in Danish companies with shares admitted to trading and official listing on Nasdaq Copenhagen. For additional information, see 28.3 “Exercise of shareholders rights by holders of Topco Shares”.

Provisions currently applicable to Maersk Drilling Shareholders	Provisions applicable to Topco Shareholders
Voting Rights

Voting, Generally

Each share of a nominal value of DKK 10 confers the right to cast one vote at the general meeting. Each shareholder may cast as many votes as it holds shares.

Shares that are held by Maersk Drilling or any direct or indirect subsidiaries do not confer the right to vote.

Resolutions of the general meeting may generally be adopted by a simple majority of the votes cast, subject only to the mandatory provisions of the Danish Companies Act and the Maersk Drilling Articles of Association.

Each shareholder of Topco is entitled to one vote for each Topco Share held by such shareholder.

If issued, the voting rights of holders of any additional shares that may be issued will be determined by the Topco Board of Directors in accordance with the Topco Articles of Association.

Under English law and the Topco Articles of Association, certain matters require “ordinary resolutions,” which must be approved by at least a majority of the votes cast by shareholders, and

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Provisions currently applicable to Maersk Drilling Shareholders	Provisions applicable to Topco Shareholders

Resolutions concerning amendments to the articles of association, including the name of the company, and changes to the company’s share capital must be passed by two-thirds of the votes cast as well as two-thirds of the share capital represented at the general meeting.

Certain resolutions, which, among other things, limit a shareholder’s voting rights, dividend rights or transferability of shares are subject to approval by at least a nine-tenth majority of the votes cast and the share capital represented at the general meeting.

Decisions to impose any or increase any obligations of the shareholders towards the company require unanimity.

certain other matters require “special resolutions,” which require the affirmative vote of at least

75 percent of the votes cast at the meeting.

An ordinary resolution is needed to (among other matters) remove a director; provide, vary or renew the directors’ authority to allot shares; and appoint directors (where appointment is by shareholders).

A special resolution is needed to (among other matters): alter a company’s articles of association, exclude statutory pre-emptive rights on allotment of securities for cash; reduce a company’s share capital; reregister a public company as a private company (or vice versa); and approve a scheme of arrangement.

The company name of Topco can be changed by either the Topco Board of Directors (under the Topco Articles of Association) or by a special resolution of the shareholders (as a matter of law).

Record Date

A Maersk Drilling shareholder’s right to vote is determined by the shares held by the shareholder at the record date. The record date is set as one week before the general meeting.	The Topco Articles of Association provide that Topco may set a record date for determining the shareholders entitled to attend and vote at any meeting.

Quorum

Neither Danish law nor the articles of association stipulate a quorum requirement in order to pass resolutions at the general meeting. It is, however, possible under Danish law to include a quorum requirement in the articles of association.

Resolutions may generally be adopted by a simple majority of the votes cast, subject only to the mandatory provisions of the Danish Companies Act and the Maersk Drilling Articles of Association.

Resolutions concerning amendments to the articles of association, including the name of the company, and changes to the company’s share capital must be passed by two-thirds of the votes cast as well as two-thirds of the share capital represented at the general meeting.

Under English law, the quorum can be set by a company’s articles. The Topco Articles of Association state that holders of at least a majority of the shares issued and entitled to vote, present (in person, by proxy or by corporate representative) at a general meeting, shall constitute a quorum.

The Topco Articles of Association also provide a higher quorum threshold for certain resolutions to be passed. A quorum of two-thirds of those shareholders entitled to vote is required in order for a resolution to be passed which relates to:

(6)   removing a serving member of the Topco Board of Directors; or

(7)   amending, varying, suspending the operation of, disapplying or cancelling certain provisions of the Topco Articles of Association (including the quorum provisions, the election and reelection of directors, the fair price provisions and the interested shareholder provisions (see further “Share Acquisitions” below)).

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Provisions currently applicable to Maersk Drilling Shareholders	Provisions applicable to Topco Shareholders

Cumulative Voting

Cumulative voting is not recognized under Danish law.	Cumulative voting is not recognized under English law.

Action by Written Consent

In practice all resolutions must be passed at a duly convened general meeting as under Danish law, as the option of passing resolutions by written consent must be approved unanimously by all shareholders.	Under English law, a public limited company’s shareholders cannot pass a resolution by written consent; they can only pass resolutions taken at shareholder meetings.

Shareholder Proposals and Shareholder Nominations of Directors

Shareholders’ Ability to Call a Special Meeting

According to the Danish Companies Act and Maersk Drilling’s articles of association, extraordinary general meetings of shareholders will be held whenever the board of directors or the appointed auditor require it. In addition, one or more shareholders representing at least 5% of the registered share capital of the company may, in writing, require that a general meeting be convened. If such a demand is made, the board of directors shall convene the general meeting with three to five weeks’ notice within fourteen days thereafter.	Under English law, the ownership of shares (by one or more shareholders) representing five percent of the paid-up capital of Topco carrying voting rights gives the right to requisition the holding of a general meeting of shareholders. See “Special Meetings of Shareholders” below.

Shareholder Proposals: Director Nominations, Generally:

According to Maersk Drilling’s articles of association, the Board of Directors must consists of not less than four and not more than eight members elected by the general meeting for a term of one year. Re-election of board members may take place.

It is customary that the board nominates persons for election to the board of directors at the general meeting based on recommendations from the nomination committee. However, according to Danish law, any shareholder may propose persons for election to the board of directors.

Prior to an election of members of the board of directors at the general meeting, the company must provide information on management positions held by each candidates in other commercial enterprises, except for posts held in the company’s own wholly- owned subsidiaries.

In addition to the directors elected by the general meeting, the company has established a voluntary arrangement for employee representation on the board of directors of the company. The voluntary arrangement is included in the articles of association and allows the

One or more shareholders holding at least five percent of the total voting rights in Topco, or 100 shareholders who have the right to vote and who hold shares on which there has been paid up an average sum of £100, per shareholder, can require resolutions to be put before the annual general meeting. The request must be received at least six weeks before the relevant annual general meeting. If so requested, the company is required to give notice of such a resolution in the same manner and at the same time (or as soon as reasonably practical thereafter) as the notice of the annual general meeting. There is also an option under English law, if certain details are provided, for such a request to be made by beneficial holders of shares provided that the request is made by more than 100 holders of shares (i.e., this option is not available for the 5% threshold route).

All shareholder resolutions thus proposed must not be:

(8)   if passed, ineffective (whether by reason of inconsistency with any enactment or the Topco Articles of Association or otherwise);

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Provisions currently applicable to Maersk Drilling Shareholders	Provisions applicable to Topco Shareholders
employees of the Maersk Drilling Group to elect two members to the board of directors for a term of four years.

defamatory of any person; or

frivolous or vexatious.

One or more shareholders holding at least five percent of the total voting rights in Topco, or at least 100 shareholders who have the right to vote and who hold shares on which there has been paid up an average sum of £100, per shareholder, can require the company to circulate to shareholders a statement of up to 1,000 words relating to a matter referred to in a proposed resolution or any other business matter to be dealt with in any type of general meeting. The request must be received at least one week before the meeting to which it relates. If so requested, the company is required to circulate a statement in the same manner and at the same time (or as soon as reasonably practical thereafter) as the notice of the relevant general meeting. There is also an option under English law, if certain details are provided for such a request to be made by beneficial holders of shares provided that the request is made by more than 100 people (i.e., this option is not available for the 5% threshold route).

Shareholders, whether individually or collectively, who do not meet the five percent threshold (or, in the case of proposing a resolution at an annual general meeting, the 100 shareholders threshold) will not be entitled to nominate a director or propose a shareholder resolution for consideration at a meeting of the shareholders, except for shareholder proposals required by SEC Rule 14a-8 under the Exchange Act.

Directors of Topco that are proposed to be elected at a shareholder meeting generally must be elected individually pursuant to separate proposals at the meeting; more than one director cannot be elected under the same shareholder proposal.

The Topco Articles of Association continue Noble’s current mechanism for nominating directors, subject to the five percent shareholding requirement set forth above.

To be timely, a shareholder’s notice must be delivered to the secretary of Topco at least 120 calendar days prior to the anniversary of the previous annual general meeting.

Under the Topco Articles of Association, and except as otherwise provided by law, if any proposal to nominate a director is not in accordance with the Topco Articles of Association, the chairman of the

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Provisions currently applicable to Maersk Drilling Shareholders	Provisions applicable to Topco Shareholders
meeting may refuse to acknowledge such proposal and may determine that the shareholder who has nominated the person shall not be entitled to vote on the relevant resolution.

Sources and Payment of Dividends

Sources of Dividends

Under Danish law, companies may only pay out dividends from distributable reserves, and may not exceed what is considered sound and adequate with regard to the financial condition or be to the detriment of the creditors.

The statement of financial position as included in the approved annual report or an interim statement of financial position, as applicable, must show that sufficient funds are available for distribution.

Topco may pay dividends on its ordinary shares only out of its “distributable profits,” defined as accumulated, realized profits (so far as not previously utilized by a distribution or capitalization) less accumulated, realized losses, and not out of share capital, which includes share premiums (which are equal to the excess of the consideration for the issuance of shares over the aggregate nominal amount of such shares). Share capital or share premium may only be considered ‘distributable profits’ where, in the case of Topco, a Court approved capital reduction has taken place.

In addition, under English law, Topco will not be permitted to make a distribution if, at the time, the amount of its net assets is less than the aggregate of its issued and paid-up share capital and undistributable reserves or to the extent that the distribution will reduce the net assets below such amount.

Declaration of Dividends

Under Danish law, the distribution of ordinary dividends requires the approval of a company’s shareholders at a general meeting. Shareholders cannot resolve to distribute dividends in an amount exceeding the amount recommended or approved by the board of directors at the general meeting.

Further, the board of directors of Maersk Drilling is entitled to declare and distribute interim dividend according to the articles of association. The decision to pay out interim dividends shall be accompanied by a balance sheet, and the board of directors determines whether it will be sufficient to use the statement of financial position from the annual report or if an interim statement of financial position for the period from the annual report period until the interim dividend payment shall be prepared. If the decision to distribute interim dividends is passed more than six months after the date of the statement of financial position as set out in Maersk Drilling’s latest adopted annual report, an interim statement of financial position must be prepared and reviewed by the auditor.

The Topco Articles of Association authorize the Topco Board of Directors to declare interim dividends if it considers that the financial position of Topco justifies such payment. Final dividends may also be recommended by the Board and approved by shareholders by ordinary resolution.

The Topco Articles of Association provide that dividends may be paid in cash or in property, paid-up shares, or debentures of another company.

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Record Date

A Maersk Drilling shareholder’s right to vote is determined by the shares held by the shareholder at the record date. The record date is set as one week before the general meeting.

Shareholders in Denmark will typically be entitled to receive ordinary dividend according to the number of shares held at the date of the general meeting approving such dividend distribution. The board of directors may set the record date in connection with distribution of interim dividend carried out by decision of the board of directors.

The Topco Articles of Association provide that, subject to certain restrictions, the Topco Board of Directors may set the record date for a dividend or other distribution.

Purchase and Redemption of Stock

Purchase and Redemption of Stock, Generally

According Danish law, Maersk Drilling may acquire fully paid company shares provided that the board of directors has been authorized to do so by the shareholders at a general meeting.

The general meeting has authorized the board of directors until 2024 to acquire treasury shares, provided that i) the total nominal value of treasury shares held by Maersk Drilling does not at any time exceed 10% of the total share capital and ii) the consideration paid per shares does not deviate more than 10% from the price quoted on Nasdaq Copenhagen at the time of acquisition.

Shares to be held in treasury can only be acquired using distributable profits, i.e. amounts that could have otherwise been paid out as dividend.

Treasury shares may be cancelled subject to the approval by the shareholders at a general meeting of a proposal to reduce the share capital.

Topco may purchase its own shares, which requires approval of the shareholders by an ordinary resolution (a simple majority of votes cast). Immediately prior to the Merger Effective Time, Noble Corporation 2022 Limited, as the sole shareholder of Topco, is expected to pass an ordinary resolution, which would authorize the repurchase of up to 15% per annum of the issued share capital as of the beginning of each fiscal year for a five year period (subject to an overall aggregate maximum number of shares to be set forth in the ordinary resolution). Shareholder approval would be necessary no less frequently than every five years to renew this authorization.

Topco may redeem or purchase shares only es are fully paid and only out of:

(9)   distributable profits; or

(10)  the proceeds of a new issue of shares made for the purpose of the purchase or redemption.

Under English law, any shares purchased by Topco may be cancelled or held in treasury, from which they can be resold or used for the purposes of an employee share scheme.

Voting Treasury Stock

Treasury shares cannot be used for voting at general meetings and will not entitle the company to dividends.	Treasury shares cannot be voted.

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Meetings of Shareholders

According to the Maersk Drilling Articles of Association, the general meetings of shareholders shall be held in the Capital Region of Denmark. Further, the board of directors may decide to hold the general meeting electronically without the possibility of physical attendance, provided that shareholders are able to attend, vote and voice their opinion through electronic means.

There are specific requirements as to the information and documentation required to be disclosed on the company website in connection with the convening notice, including the notice to convene, the aggregated number of shares and voting rights, all documents presented to the general meeting, agenda and complete proposal and proxy and voting forms.

The annual general meeting must be held prior to the end of April each year.

General meetings shall be convened by the board of directors with a minimum of three weeks’ notice and a maximum of five weeks’ notice

The Topco Articles of Association provide that the Topco Board of Directors may convene general meetings of the shareholders at any place they so designate.

The notice of the general meeting must state the time, date and place of the meeting, whether the meeting will be a physical meeting or a hybrid meeting (i.e. one where there will be a physical place and electronic participation) and the general nature of the business to be dealt with. The general meeting may be within or outside the U.K.

Topco must hold its annual general meeting within six months from the day following the end of its fiscal year.

Under English law, an annual general meeting must be called by at least 21 clear days’ notice. It is possible to extend this notice period in the company’s articles of association. This notice period can be longer or can be shortened if all shareholders who are permitted to attend and vote agree to the shorter notice. A meeting other than the annual general meeting must be called by not less than 14 clear days’ notice, but this too can be longer or shortened by agreement. The Topco Articles of Association require at least 21 clear days’ notice of general meetings.

“Clear days” means calendar days and excludes (1) the date on which a notice is given or a request received; and (2) the date of the meeting itself.

Special Meetings of Shareholders

Calling a Special or Extraordinary General Meeting

According to the Danish Companies Act and Maersk Drilling’s articles of association, extraordinary general meetings of shareholders will be held whenever the board of directors or the appointed auditor require it. In addition, one or more shareholders representing at least 5% of the registered share capital of the company may, in writing, require that a general meeting be convened. If such a demand is made, the board of directors shall convene the general meeting with three to five weeks’ notice within fourteen days thereafter.

The Topco Articles of Association provide that general meetings of shareholders may be called on the order of the Topco Board of Directors.

Under English law, one or more shareholders representing at least five percent of the paid up capital of Topco carrying voting rights also have the right to requisition the holding of a general meeting.

Notice

The board of directors shall convene extraordinary general meetings with three to five weeks’ notice.	English law requires that notice of a general meeting of shareholders (other than the annual general meeting convened by the officers, which requires at

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The notice to convene an extraordinary general meeting shall include the agenda items for such general meeting. Requirements as to information and documentation required to be disclosed on the company website is the same as for annual general meetings.

least 21 clear days) must be delivered to the shareholders at least 14 clear days prior to the meeting. This notice must state the place, date and time of the meeting, whether the meeting will be a physical meeting or a hybrid meeting (i.e. one where there will be a physical place and electronic participation) and the general nature of the business to be transacted. Business transacted at any general meeting of shareholders shall be limited to the purposes stated in the notice.

Where the meeting is properly requisitioned by the shareholders of Topco, the Topco Board of Directors must call the general meeting within 21 days of the request, and the meeting itself must be held not more than 28 days after the date of the notice convening the meeting.

Notice periods for general meetings can be shortened for public companies if shareholders holding 95 percent of the voting rights agree to hold the meeting at short notice. In the case of annual general meetings, all shareholders entitled to attend and vote must agree to short notice.

Appraisal or Dissent Rights

To Whom are Appraisal Rights Available

The concept of appraisal rights does not exist under Danish law, except in connection with statutory redemption rights according to the Danish Companies Act.

According to the Danish Companies Act, a minority shareholder may require a majority shareholder that holds more than nine-tenths of the company’s registered share capital and voting rights to redeem his or her shares. Further, a majority shareholder that holds more than nine-tenths of the company’s registered share capital and voting rights may require to redeem shares held by minority shareholders. In the event that the parties cannot agree to the redemption squeeze-out price, this shall be determined by an independent evaluator appointed by the court. Expenses relating to the determination of the redemption price must be paid by the shareholder requesting such determination. If the expert’s valuation is higher than the price offered by the redeeming shareholder, the court may order the redeeming shareholder to pay the expenses relating to determination of the redemption price in full or in part.

English law does not provide for “appraisal rights” similar to those rights under Delaware law. However, English law will provide for dissenter’s rights which permit a shareholder to object to a court in the context of the compulsory acquisition of minority shares. See “Shareholders’ Votes on Certain Transactions” below.

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Allotment of Shares

New shares in Maersk Drilling may generally be issued subject to a share capital increase approved by the shareholders with a majority of at least two-thirds of the votes cast, as well as at least two-thirds of the share capital represented at the general meeting. In certain situation where a capital increase and related share issuance may have material negative impact on the current shareholders, such capital increase must be approved by at least a nine-tenth majority of the votes cast and the share capital represented at the general meeting, e.g. if shares are issued at a favorable price, i.e. below market price, to a third party who is not already a shareholder.

The general meeting may authorize the board of directors to increase the share capital by including a provision to that effect in the articles of association. The general meeting may also authorize the board of directors to issue convertible debt instruments or warrants by including a provision to that effect in the articles of association, provided that it also authorizes the board of directors to carry out the capital increase required for that purpose. The authorizations may be given for one or more periods of up to five years at a time.

The shareholders of Maersk Drilling have, via two authorizations, authorized the board of directors to increase the company’s share capital in one or more issues of new shares without pre-emption rights for the company’s existing shareholders by up to (i) a nominal amount of DKK 83,064,224, which issuance(s) shall take place at or above market price and may be effected by cash payment, conversion of debt or by contribution of assets other than cash and (ii) a nominal amount of DKK 12,490,000 in connection with the issue of new shares to executives and/or employees of the company and/or of the company’s subsidiaries, which issuance(s) may be below market price and shall take place by cash payment at a subscription price to be determined by the board of directors.

Under English law, the directors of a public limited company do not, save in certain limited circumstances (such as in respect of employee share schemes), have authority to allot new shares in the capital of the company without the authority of an ordinary resolution of the shareholders.

Noble Corporation 2022 Limited, as the sole shareholder of Topco, has passed an ordinary resolution to grant the directors authority to allot shares for a period of five years from 5 May 2022 up to an aggregate nominal amount equal to approximately twenty per cent. of the maximum aggregate nominal value of the Topco Shares issuable upon completion of the Business Combination (calculated on the basis that (i) Topco acquires the entire issued share capital of Maersk Drilling pursuant to the Exchange Offer; (ii) each and every Maersk Drilling Shareholder, who is able to, elects to receive Share Consideration pursuant to the Exchange Offer; and (iii) fractional Topco Offer Shares will be issued). Shareholder approval would be necessary no less frequently than every five years to renew this authorization.

Pre-emptive Rights

Under the Danish Companies Act, shareholders have a pre-emptive right to subscribe for new shares in proportion to their existing shareholdings. However, the pre-emptive right may be derogated from by a majority comprising at least two-thirds of the votes cast, as well as at least two-thirds of the share capital represented at	Under English law, unless either a special resolution to the contrary has been passed by the shareholders or there is a provision in the articles of association conferring a corresponding right, the issuance for cash of the following securities must generally be offered first to the existing ordinary shareholders in

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the general meeting, provided the share capital increase takes place at market price.

The shareholders of Maersk Drilling have, via two authorizations, authorized the board of directors to increase the company’s share capital in one or more issues of new shares without pre-emption rights for the company’s existing shareholders.

proportion to the respective nominal values of their holdings:

(11)  equity securities (i.e., ordinary shares, which are shares other than shares which, with respect to dividends or capital, carry a right to participate only up to a specified amount in a distribution); or

rights to subscribe for or convert securities into, ordinary shares.

English law permits a company’s shareholders by special resolution or a provision in a company’s articles of association to exclude preemptive rights for a period of up to five years.

Pre-emptive rights do not generally apply to a company’s issuance of shares in exchange for consideration other than cash.

Noble Corporation 2022 Limited, as the sole shareholder of Topco, has passed a special resolution to exclude pre-emptive rights for a period of five years from 5 May 2022 with respect to the allotment of shares up to an aggregate nominal amount equal to approximately twenty per cent. of the maximum aggregate nominal value of the Topco Shares issuable upon completion of the Business Combination (calculated on the basis that (i) Topco acquires the entire issued share capital of Maersk Drilling pursuant to the Exchange Offer; (ii) each and every Maersk Drilling Shareholder, who is able to, elects to receive Share Consideration pursuant to the Exchange Offer; and (iii) fractional Topco Offer Shares will be issued). Shareholder approval would be necessary no less frequently than every five years to renew this authorization. See 28.2.2.2 “Pre-emptive Rights, Share Warrants and Options.”

Amendment of Governing Instruments

Under Danish law, resolutions concerning amendments to the articles of association must be passed by at least two-thirds of the votes cast as well as at least two-thirds of the share capital represented at the general meeting.

The provisions in the articles of association of an English public limited company are generally equivalent to the collective provisions in a certificate of incorporation and bylaws of a Delaware corporation.

Under English law, a special resolution of the shareholders is required to amend any provision of the Topco Articles of Association. The Topco Board of Directors does not have the power to amend the Topco Articles of Association without shareholder approval.

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Preferred Shares/Additional Shares

Maersk Drilling has only one share class and does not have the right to issue preferred shares.

Preferred shares can be issued by English companies, giving the holders rights of priority over ordinary shareholders.

Subject to there being an unexpired and sufficient authority to allot shares, the Topco Articles of Association permit the Topco Board of Directors to issue shares with rights to be determined by the Topco Board of Directors at the time of issuance, which may include preferred rights.

Stock Class Rights

Maersk Drilling has only one share class and no shares carry special rights.

Amendments affecting the rights of the holders of any class of shares may, depending on the rights attached to the class and the nature of the amendments, also require approval of the class affected at a separate class meeting.

The Topco Articles of Association provide that shareholders of the relevant class of shares can approve any amendment to their rights either by:

(12)  consent in writing of shareholders holding at least 75 percent of the issued shares of that class by amount; or

a special resolution passed at a class g of the relevant class.

Shareholders’ Votes on Certain Transactions

Approval of Mergers and Acquisitions, Generally

Under Danish law, mergers with the company as the discontinuing entity, mergers with the company as the continuing entity if shares are issued in connection therewith and demergers shall be approved by the general meeting of shareholders with at least two-thirds of the votes cast and two-thirds of the share capital represented at the general meeting. It is unresolved in Danish law whether the shareholders must approve a decision to sell all or virtually all of the company’s business/ assets.

Where Maersk Drilling acquires another company, such acquisition may be approved by the board of directors and would not be subject to a shareholder vote, unless such acquisition involves a rights issue or an issue of new shares in excess of what the board is authorized to issue.

As noted above, “ordinary resolutions” must be approved by at least a majority of the votes cast by shareholders. “Special resolutions” require the affirmative vote of at least 75 percent of the votes cast at the meeting to be approved.

There is no concept of a statutory merger under English law.

Under English law, as a general matter, where Topco proposes to acquire another company, approval of Topco’s shareholders is not required. However, if the acquisition involves the issue of shares which equate to 20% or more of its A Ordinary Shares, Topco will be subject to the rules of the NYSE (which would require Topco to seek shareholder approval).

Under English law, where another company proposes to acquire Topco, the requirement for the approval of

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In case of a public offer in accordance with the Danish Takeover Order to acquire the shares of Maersk Drilling, each shareholder will be able to accept or decline the offer. In case an offeror acquires more than 90% of the share capital, the remaining shareholders may be subject to mandatory redemption of their shares.

the shareholders of Topco depends on the method of acquisition.

Under English law, schemes of arrangement are arrangements or compromises between a company and any class of shareholders or creditors, and are used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers (similar to a merger in the U.S.). Such arrangements require the approval of (i) a majority in number of shareholders or creditors (as the case may be) representing 75 percent in value of the creditors or class of creditors or shareholders or class of shareholders present and voting either in person or by proxy at a special meeting convened by order of the court; and (ii) the English court.

Once approved, sanctioned and becoming effective, all shareholders and creditors of the relevant class are bound by the terms of the scheme, and a dissenting shareholder would have no rights comparable to appraisal rights provided under Delaware law.

A dissenting shareholder may object to the transfer on the basis that the bidder is not entitled to acquire shares or to specify terms of acquisition different from those in the offer by applying to the court within six weeks of the date on which notice of the transfer was given. In the absence of fraud or oppression, the court is unlikely to order that the acquisition shall not take effect, but it may specify terms of the transfer that it finds appropriate.

Under English law, if an offeror were to acquire or unconditionally contract to acquire 90 percent of the shares to which the offer relates and 90 percent of the voting rights attached to those shares, then, within three months of the last day on which its offer can be accepted, it could compulsorily acquire the remaining 10 percent. It would do so by sending a notice to outstanding shareholders telling them that it will compulsorily acquire their shares and then, six weeks later, it would execute a transfer of the issued shares in its favor and pay the consideration to Topco, which would hold the consideration in trust for outstanding shareholders. The consideration offered to the shareholders whose shares are compulsorily acquired must, in general, be the same as the consideration that was available under the takeover offer.

A minority shareholder is also entitled in similar circumstances to require the offeror to acquire his or her shares on the terms of the offer.

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Related Party Transactions

According to the Danish Companies Act, material transactions between Maersk Drilling and its related parties that are outside the ordinary course of business must be approved by the board of directors. An announcement must be published in case the of a transaction with a related party if the fair value of the transaction amounts to 10% or more of the company’s total assets or 25% or more of the profit from the company’s operating activities.

The company may provide loans to directors and executive officers if the amount is within the distributable reserves of the company and the general meeting has approved such loan.

Topco will be subject to the rules of the NYSE regarding related party transactions.

Under English law, certain transactions between a director and a related company of which he or she is a director are prohibited unless approved by the shareholders, such as loans, credit transactions and substantial property transactions.

Greater than 20 Percent Change in Common Shares or Voting Power

Share issuances need to be approved by the shareholders, irrespective of the size of the share issuance, unless the board of directors have been authorized to increase the share capital as is the case for Maersk Drilling where the board of directors currently is authorized to issue shares corresponding to up to a total of approximately 23 percent.

Share issuances above 20 percent of the company’s share capital is subject to approval of a prospectus under the EU Prospectus Regulation.

Topco will continue to be subject to the rules of the NYSE regarding the issuances of shares representing 20 percent or more of its issued share capital.

Rights of Inspection

Rights of Inspection, Generally

According to the Danish Companies Act, a shareholder may, at the annual general meeting or at a general meeting whose agenda includes such item, request an inspection of the company’s books regarding specific issues concerning the management of the company or specific annual reports. If approved by shareholders with a simple majority of the votes cast, one or more investigators are elected. If the proposal is not approved by a simple majority but 25% of the share capital votes in favor of the proposal, then any shareholder may, no later than four weeks after the general meeting, request the bankruptcy court to appoint investigators.

The agenda and the complete proposed resolutions and, in the case of the annual general meeting, the audited annual report, must be available for inspection by the shareholders no later than three weeks prior to the meeting.

Generally, the register and index of names of registered shareholders of Topco may be inspected at any time (1) for free, by its shareholders, and (2) for a fee by any other person.

The inspecting shareholder has to show he or she has a proper purpose in inspecting the register. Documents may be copied for a fee.

The service contracts, if any, of Topco’s directors can be inspected without charge and during business hours. In this and certain other contexts under applicable English law, a “director” includes certain executive officers and a “service contract” includes any contract under which such a director or executive officer undertakes personally to provide services to the company or a subsidiary company, whether in that person’s capacity as a director, an executive officer or otherwise.

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Any information disclosed according to the Nasdaq Nordic Main Market Rulebook must be available on the company’s website for at least five years, and the financial reports of the company must be available for at least ten years.

The shareholders of Topco may also inspect, without charge and during business hours, the minutes of meetings of the shareholders and copies of all resolutions passed by shareholders in the previous 10 years and obtain copies of the minutes for a fee.

In addition, the published annual accounts of Topco are required to be available for shareholders at a general meeting and a shareholder is entitled to a copy of these accounts. The accounts must also be made available on Topco’s website and remain available until the accounts for the next financial year are placed on the website.

Under English law, the shareholders of a company do not have the right to inspect the corporate books of a subsidiary of that company.

Any information disclosed according to the Nasdaq Nordic Main Market Rulebook must be available on the company’s website for at least five years, and the financial reports of the company must be available for at least ten years.

Shareholders List

Under Danish law, Maersk Drilling must keep a shareholders’ register with details of all direct shareholders. The shareholders’ register is kept electronically by Computershare A/S.	Under English law, all companies must keep a register of members (i.e., a list of the names and certain other details of its stockholders). In addition, where a company has more than 50 shareholders of record it must keep an index o the names of the shareholders of record (unless the register is in such a form as to constitute an index).

Standard of Conduct for Directors

Danish law imposes certain specific obligations on the directors of Maersk Drilling. In addition to certain general company law principles, there are statutory director duties, including inter alia:

(13)  to act in a way he or she considers, in good faith, would be in the interest of and for the benefit of the company;

to act in accordance with the company’s constitution and exercise powers only for the purposes for which they are conferred;

to exercise independent judgment;

to exercise reasonable care, skill and diligence;

English law imposes certain specific obligations on the directors of Topco. In addition to certain common law and equitable principles, there are statutory director duties, including seven codified duties as follows:

(14)  to act in a way he or she considers, in good faith, would be most likely to promote the success of the company for the benefit of its shareholders as a whole;

to act in accordance with the company’s constitution and exercise powers only for the purposes for which they are conferred;

to exercise independent judgment;

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to exercise a duty of confidentiality towards the company,

to avoid conflicts of interest;

not to accept benefits from third parties; and

to declare an interest in a proposed transaction with the company.

The articles of association of Maersk Drilling state that the number of directors of the company shall be no less than four and no more than eight members elected by the general meeting.

to exercise reasonable care, skill and diligence;

to avoid conflicts of interest;

not to accept benefits from third parties; and

to declare an interest in a proposed transaction with the company.

The Topco Articles of Association state that the number of directors of the company shall be fixed form time to time by resolution adopted by the Topco Board of Directors (but must not be less than three and not more than 11). The initial number of directors upon consummation of the Business Combination will be 7.

Classification of the Board of Directors

The Maersk Drilling Articles of Association provides for shareholder-elected members to serve for a term of one year with the possibility of re-election.

Employee-elected members of the board of directors are elected by the employees of the Maersk Drilling Group for a term of four years.

English law permits a company to provide for terms of different length for its directors.

The Topco Articles of Association provide that the Topco Board of Directors is declassified and the directors are subject to annual re-election.

Removal of Directors

A member of the board of directors may resign at any time. A general meeting of shareholders may also remove a directors from the board of directors by simple majority of votes cast.

Under English law, shareholders of record may remove a director without cause by ordinary resolution, irrespective of any provisions in the company’s articles of association, provided that 28 clear days’ notice of the resolution is given to the company.

Unless otherwise provided in the articles of association, the director has a right to make written representations, which the company must circulate to shareholders, as to why he or she should not be removed. This right is not excluded by the Topco Articles of Association.

Vacancies of the Board of Directors

Vacancies, Generally

If a vacancy occurs due to the resignation of a shareholder-elected board member, the seat will remain vacant until a new director has been elected at a general meeting.

Vacancies due to the resignation of an employee-elected representatives will be filled by an alternate already elected by the employees in connection with the election of employee-elected board members among employees every fourth year.

The Topco Articles of Association provide that:

(15)  Any vacancies on the Topco Board of Directors; or

Any newly created directorships, shall be filled by the majority vote of the remaining directors or by a sole remaining director.

Shareholders also have a right to propose directors for appointment at a general meeting convened by the Topco Board of Directors for such purpose, provided

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the shareholder(s) comply with the relevant procedural requirements. See “Shareholder Proposals and Shareholder Nominations of Directors” and “Special Meetings of Shareholders” above.

Term of Service After Appointment to Fill a Vacancy

An alternative taking up a vacant position due to the resignation of an employee-elected member of the board of directors will serve for the remainder of the four year term applicable to employee-elected board members.	The Topco Articles of Association provide that any director appointed to fill a vacancy shall serve until the next annual general meeting.

Liability of Directors and Officers

A company incorporated in Denmark is permitted to purchase and maintain insurance for a director or executive officer of the company against any such liability.

Shareholders can at a general meeting pass a resolution by simple majority of votes with the view to ratify a director’s or certain officer’s conduct amounting to negligence, default, breach of duty or breach of trust in relation to the company.

English law does not permit a company to exempt any director or certain officers from any liability arising from negligence, default, breach of duty or breach of trust against the company. However, despite this prohibition, an English company is permitted to purchase and maintain insurance for a director or executive officer of the company against any such liability.

Shareholders can ratify by ordinary resolution a director’s or certain officer’s conduct amounting to negligence, default, breach of duty or breach of trust in relation to the company.

Indemnification of Directors and Officers

At the annual general meeting of Maersk Drilling held on 6 April 2022, Maersk Drilling adopted an indemnity scheme under which Maersk Drilling shall, subject to certain limitations, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is or who becomes a member of the Maersk Drilling Board of Directors or the Maersk Drilling Executive Management or a member of the board of directors or the executive management in any of Maersk Drilling’s respective subsidiaries against all losses, claims, damages, costs, expenses, liabilities, including potential tax liabilities prompted by the indemnity scheme, or judgements or amounts that are paid in settlement of or in connection with any third-party claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a member of the Maersk Drilling Board of Directors or the Maersk Drilling Executive Management or a member of the board of directors or the executive management in any of Maersk Drilling’s respective subsidiaries, and pertaining to any matter or any acts, whether asserted or claimed prior to, or at or after the adoption of the indemnity scheme.

Subject to exceptions, English law does not permit a company to exempt a director or certain officers from, or indemnify a director against, liability in connection with any negligence, default, breach of duty or breach of trust by a director in relation to the company.

The exceptions allow a company to:

purchase and maintain director and officer insurance, or “D&O Insurance” against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company. D&O Insurance generally covers costs incurred in defending allegations and compensatory damages that are awarded. However, D&O Insurance will not cover losses incurred in relation to criminal acts, intentional malfeasance or other forms of dishonesty, regulatory offences or excluded matters such as environmental fines and clean-up costs. In relation to these matters, D&O Insurance generally only covers defense costs, subject to the obligation of the director or officer to repay the costs if an allegation of criminality, dishonesty or intentional malfeasance is subsequently admitted or found to be true; and

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Each year at the annual general meeting, the shareholders are asked to grant discharge of liability to members of the board of directors and executive management for information properly disclosed in the approved annual report.

As is customary in Denmark and in compliance with Danish law, Maersk Drilling has taken out a director and officers’ insurance covering its board of directors and management. The D&O insurance has certain exclusions, e.g. in relations to losses incurred by criminal acts, fraud or intentionally.

provide a qualifying third party indemnity provision (a “QTPIP”). This permits a company to indemnify its directors and certain officers (and directors and certain officers of an associated company) in respect of proceedings brought by third parties (covering both legal costs and the amount of any adverse judgment, except for: the legal costs of an unsuccessful defense of criminal proceedings or civil proceedings brought by the company itself; fines imposed in criminal proceedings; and penalties imposed by regulatory bodies). Topco can therefore indemnify directors and certain officers against such third party actions as class actions or actions following mergers and acquisitions or share issuances; and

indemnify a director or certain officers in respect of defense costs in relation to civil and criminal proceedings against him or her (even if the action is brought by the company itself). This is subject to the requirement for the director or officer to reimburse the company if the defense is unsuccessful. However, if the company has a QTPIP in place whereby the director or officer is indemnified in respect of legal costs in civil proceedings brought by third parties, then the director or officer will not be required to reimburse the company.

The Topco Articles of Association include a provision authorizing the company to indemnify to any extent permitted by law any person who is or was a director or officer of any associated company, directly or indirectly (including by funding any expenditure incurred or to be incurred by him or her) against any loss or liability, whether in connection with any negligence, default, breach of duty or breach of trust by him or her or otherwise, in relation to the company or any associated company. The Topco Articles of Association go on to state that where a person is so indemnified, such indemnity may extend to all costs, losses, expenses and liabilities incurred by him or her.

In addition to the provisions of the Topco Articles of Association, it is necessary to set out the terms of the QTPIP in the form of a deed of indemnity between the company and the relevant director or officer which essentially indemnifies the director or officer against claims brought by third parties to the fullest extent permitted under English law. Topco expects to enter into new indemnification agreements and deeds of indemnity with directors, executive officers and

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Provisions currently applicable to Maersk Drilling Shareholders	Provisions applicable to Topco Shareholders

certain other officers and employees (including directors, officers and employees of subsidiaries and other affiliates).

Topco will be required to disclose in its annual directors’ report any QTPIP in force at any point during the relevant financial year or in force when the directors’ report is approved. A copy of the indemnity or, if it is not in writing, a memorandum setting out its terms must be open to inspection during the life of the indemnity and for a period of one year from the date of its termination or expiration. Any shareholder may inspect the indemnity, or memorandum, without charge or may request a copy on payment of a fee.

Shareholders’ Suits

Under Danish law, only a company itself can bring a civil action against a third party; an individual shareholder does not have the right to bring an action on behalf of a company. However, if shareholders representing at least one-tenth of the share capital have opposed a decision to grant discharge to a member of the board of directors or the executive management at a general meeting or refrained from bringing law suits against, among other persons, a member of the board of directors or executive management, a shareholder may bring a derivative action on behalf of the company against, among other persons, a member of the board of directors or executive management.

An individual shareholder may, in its own name, have an individual right to take action against such third party in the event that the cause for the liability of that third party also constitutes a negligent act directly against such individual shareholder.

While English law only permits a shareholder to initiate a lawsuit on behalf of the company in limited circumstances, it does permit a shareholder whose name is on the register of shareholders of Topco to apply to court by petition for an order for relief:

(16)  when Topco’s affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or some shareholders, including the shareholder making the claim; or

(17)  when any act or omission of Topco is or would be so prejudicial.

With the exception of suits brought in the U.S. courts under the Securities Act and the Exchange Act, the Topco Articles of Association provide that English courts will have exclusive jurisdiction with respect to any suits brought by shareholders against Topco or its directors.

Share Acquisitions

The Maersk Drilling Articles of Association does not contain provisions regarding business combinations or other mergers.

The Topco Articles of Association contain provisions that generally restrict “business combinations” between Topco and an “interested shareholder.” These provisions are equivalent to those for Noble and “business combinations” between an “interested shareholder” and Topco are prohibited for a period of three years after the time the interested shareholder acquired its shares, unless:

(18)  the business combination or the transaction resulting in the person becoming an interested shareholder is approved by the Topco Board of Directors prior to the date the interested shareholder acquired Topco’s shares;

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Provisions currently applicable to Maersk Drilling Shareholders	Provisions applicable to Topco Shareholders

the interested shareholder acquired at least 85% of Topco’s shares in the transaction in which it became an interested shareholder; or

the business combination is approved by a majority of the Topco Board of Directors and by a resolution of disinterested shareholders holding at least two thirds of the shares generally entitled to vote which are not owned by the interested shareholder.

For purposes of the Topco Articles of Association, “business combinations” is defined broadly to include mergers or consolidations of Topco or any majority owned subsidiaries, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of Topco, and most transactions that would increase the interested shareholder’s proportionate share ownership in Topco. “Interested shareholder” is defined as a person who, together with any affiliates or associates of that person, beneficially owns, directly or indirectly, 15% or more of the issued voting shares of Topco.

In addition, the Topco Articles of Association contain “Fair Price” provisions to ensure that “business combinations” with an “Interested shareholder”, at any time, are conducted on an arm’s length basis, or otherwise approved by the shareholders. Any such transaction must be (i) approved by at least 80 per cent. of all shareholders entitled to vote (including the shares held by the “Interested shareholder”), or (ii) amongst other things, for fair market value and approved by a majority of the Topco Board of Directors (who are not interested in the transaction). The definition of “business combination” for these purposes is different to the above but is also defined broadly and would include mergers or consolidations of the Company or any subsidiary of Topco which has assets with an aggregate market value of over USD 10,000,000, sales or other dispositions of assets of Topco or any subsidiary having an aggregate fair market value of over USD 10,000,000 and most transactions which would increase the interested shareholder’s proportionate share ownership in Topco.

Mandatory Offers

Pursuant to the Danish rules on mandatory tender offers, if a shareholding is transferred, directly or indirectly, in a company with one or more share classes admitted to trading on a regulated market, to an acquirer or to	Except with the consent of the Topco Board of Directors or the prior approval of the shareholders, a shareholder, together with persons acting in concert, would be at risk of certain Topco Board of Directors

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Provisions currently applicable to Maersk Drilling Shareholders	Provisions applicable to Topco Shareholders
persons acting in concert with such acquirer, the acquirer and the persons acting in concert with such acquirer, if applicable, shall give all shareholders of the company the option to dispose of their shares on identical terms, if the acquirer, or the persons acting in concert with such acquirer gains control over the company as a result of the transfer. Control exists if the acquirer, or persons acting in concert with such acquirer, directly or indirectly, holds at least one-third of the voting rights in the company, unless it can be clearly proven in special cases that such ownership does not constitute control. Exemptions from the mandatory tender offer rules may only be granted under special circumstances by the Danish FSA.

sanctions if they acquired more than a 30 percent shareholding in Topco without making an offer for all of the other issued shares that is in cash or accompanied by a cash alternative.

Further, pursuant to the Danish rules on mandatory tender offers, if a shareholding is transferred, directly or indirectly, in a company with one or more share classes admitted to trading on a regulated market, to an acquirer or to persons acting in concert with such acquirer, the acquirer and the persons acting in concert with such acquirer, if applicable, shall give all shareholders of the company the option to dispose of their shares on identical terms, if the acquirer, or the persons acting in concert with such acquirer gains control over the company as a result of the transfer. Control exists if the acquirer, or persons acting in concert with such acquirer, directly or indirectly, holds at least one-third of the voting rights in the company, unless it can be clearly proven in special cases that such ownership does not constitute control. Exemptions from the mandatory tender offer rules may only be granted under special circumstances by the Danish FSA.

Anti-Takeover Matters

The Danish Takeover Order contains a provision according to which the offeror is prohibited from making or amending any incentive agreements with the target company’s management from the time of initiation of the negotiations related to the takeover offer until the completion of the takeover offer or the discontinuation of such negotiations.

English law does not expressly prohibit anti- takeover measures, such as shareholder rights plans; however, no such provisions are included in the Topco Articles of Association.

The Danish Takeover Order contains a provision applicable to Topco following the Business Combination which would have an anti-takeover effect, according to which the offeror is prohibited from making or amending any incentive agreements with the target company’s management from the time of initiation of the negotiations related to the takeover offer until the completion of the takeover offer or the discontinuation of negotiations.

Disclosure of Interests

Shareholders in Danish companies with shares listed on Nasdaq Copenhagen are required to give simultaneous notice to the company and the Danish FSA of the shareholding in the company, when their shareholding reaches, exceeds or falls below thresholds of 5%, 10%, 15%, 20%, 25%, 50% or 90% and thresholds of one-third or two-thirds of the voting rights or nominal value of the total share capital. Maersk Drilling is

After the Merger Effective Time, the Schedule 13D and Schedule 13G reporting regime will continue to apply to Topco as it will have its shares registered under Section 12 of the Exchange Act.

In addition, English law provides that a company may, by notice in writing, require a person whom the company knows or reasonably believes to be or to

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Provisions currently applicable to Maersk Drilling Shareholders	Provisions applicable to Topco Shareholders
required to publish an announcement containing the major shareholder interest. Further, Maersk Drilling is required to update its major shareholders registered with the Danish Business Authority.

have been within the three preceding years, interested in its issued voting share capital to:

(19)  confirm whether this is or is not the case; and

if this is the case, to give further information that it requires relating to his or her interest and any other interest in the company’s shares of which he or she is aware.

The disclosure must be made within a reasonable period as specified in the relevant notice which may be as short as one or two days.

As Topco will be listed on Nasdaq Copenhagen, the Danish rules on major shareholder reportings will apply and accordingly, shareholders are required to give simultaneous notice to the company and the Danish FSA of the shareholding in the company, when their shareholding reaches, exceeds or falls below thresholds of 5%, 10%, 15%, 20%, 25%, 50% or 90% and thresholds of one-third or two-thirds of the voting rights or nominal value of the total share capital. Topco will be required to publish an announcement containing the major shareholder interest.

Limitation on Enforceability of Civil Liabilities Under U.S. Federal Securities Laws

Ability to Bring Suits, Enforce Judgments and Enforce U.S. Law

Maersk Drilling is incorporated under the laws of Denmark, all except for one of the directors and executives of Maersk Drilling proposed directors and expected executive officers, reside in countries other than the United States, and a majority of the assets are located outside of the United States. As a result, it may not be possible for investors to effect service of process upon Maersk Drilling or such directors and officers or to enforce against any of the aforementioned parties a judgement obtained in a United States court.

Original actions or actions for the enforcement of judgements of United States courts, relating to the civil liability provisions of the federal or state securities laws of the United States are not directly enforceable in Denmark.

The United States and Denmark do not have a treaty providing for reciprocal recognition and enforcement of judgements, other than arbitration awards, in civil and commercial matters. Accordingly, a final judgement for the payment of money rendered by a United States court based on civil liability will not be directly enforceable in

As a company listed on the NYSE, Topco and its directors and officers will be subject to U.S. federal securities laws, and investors could initiate civil lawsuits in the U.S. against Topco for breaches of the U.S. federal securities laws.

Because Topco will be a public limited company incorporated under English law after the Merger Effective Time, investors could experience more difficulty enforcing judgments obtained against Topco in U.S. courts than would currently be the case for U.S. judgments obtained against Noble. In addition, it may be more difficult (or impossible) to bring some types of claims against Topco in courts sitting in England than it would be to bring similar claims against a U.S. company in a U.S. court. With the exception of suits brought in the U.S. courts under the Securities Act and the Exchange Act, the Topco Articles of Association will provide that English courts have exclusive jurisdiction with respect to any suits brought by shareholders against Topco or its directors.

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Provisions currently applicable to Maersk Drilling Shareholders	Provisions applicable to Topco Shareholders
Denmark. However, if the party in whose favor such final judgement is rendered brings a new lawsuit in a competent court in Denmark, that party may submit to the Danish court the final judgement that has been rendered in the United States. A judgement by a federal or state court in the United States against Maersk Drilling will neither be recognised nor enforced by a Danish court, but such judgement may serve as evidence in a similar action in a Danish court.

A judgment obtained against Topco from a U.S. court will not be recognized by the English courts but an action may be commenced in the English courts for an amount due under a judgment given by the U.S. courts if that judgment is (a) for a debt or definite sum of money; (b) final and conclusive; and (c) not of a penalty or revenue nature. A judgment may be impeached by showing that: (i) the court in question did not, in the circumstances of the case, and in accordance with the English rules of private international law, have jurisdiction to give that judgment; (ii) the judgment was obtained through fraud; (iii) the enforcement of the judgment would be contrary to the public policy of the U.K.; or (iv) the proceedings in which the judgment was obtained were opposed to the rules of natural justice.

Topco and its directors and officers may be subject to criminal penalties in the U.S. arising from breaches of the U.S. federal securities laws, but may not be subject to criminal penalties in the U.K. unless the criminal laws of the U.K. were violated.

A criminal judgment in a U.S. court under U.S. federal securities laws may not be enforceable in the English courts on public policy grounds and a prosecution brought before the English courts under U.S. federal securities laws might not be permitted on public policy grounds.

Short Swing Profits

While Maersk Drilling directors and executive officers are not subject to specific regulation on “short swing” trading, the Danish Companies Act prohibits members of the board of directors and the executive officers from engaging in speculative transactions concerning the shares of the company.	As a company listed on the NYSE and subject to the Exchange Act, directors and officers of Topco would be subject to the U.S. securities laws, including the prohibitions on “short swing” trading.

Proxy Statements and Reports

Notices and Reports to Shareholders; Matters to Include

Proxy Statements Generally

Danish law does not have specific proxy solicitation legislation, but approaches to shareholders may need to comply with the Danish Companies Act and the articles of association.

The Exchange Act proxy rules will continue to apply to Topco, including notice and disclosure requirements relating to the solicitation of proxies for shareholder meetings.

English law does not have specific proxy solicitation legislation, but approaches to shareholders may need to comply with the U.K. Financial Services and Markets Act 2000.

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Provisions currently applicable to Maersk Drilling Shareholders	Provisions applicable to Topco Shareholders
Voting by Proxy

A shareholder may appear in person or by proxy at a general meeting, and both the shareholder and proxy are entitled to meet with an adviser. The right to vote may also be exercised by a written and dated instrument of proxy.

A shareholder who is entitled to participate in the general meeting may also vote by postal vote. Such postal votes shall be received by the company not later than the business day before the general meeting. Postal votes cannot be withdrawn.

The Topco Articles of Association provide that each shareholder is entitled to vote in person or by proxy for each voting share held by such shareholder, but no proxy shall be voted on after 12 months from its date.

Topco may provide means, including via the Internet or by means of a telephonically communicated datagram, for the receipt of any document or information relating to proxies.

Approval of Director Compensation

As a Danish company listed on Nasdaq Copenhagen, Maersk Drilling is required to present a remuneration policy and submit it for approval by the shareholders at the general meeting at least every four years. Any remuneration to directors or executive officers must be within the limits of the remuneration policy.

As a standard agenda item for the annual general meeting of Maersk Drilling, the compensation to members of the board of directors is presented to the shareholders for approval.

As a Danish company listed on Nasdaq Copenhagen, Maersk Drilling must prepare an annual remuneration report. Further, any trading in Maersk Drilling Shares must be reported and disclosed in accordance with applicable EU regulation.

Topco will remain subject to SEC reporting requirements for director and executive officer compensation and shareholder non-binding advisory votes to approve named executive officer compensation and to determine the frequency of such non-binding advisory votes.

English law requires, in the case of officers who are also considered directors under English law, that employment agreements with a guaranteed term of more than two years be subject to a prior approval of shareholders at a general meeting.

As Topco will be listed on the NYSE, the directors will also be required to prepare an annual remuneration (or compensation) report under English law. In addition, Topco will be required to prepare a remuneration (or compensation) policy and submit it for shareholder approval at least every three years.

Approval of Auditors

Under Danish law and Maersk Drilling’s Articles of Association, shareholders elect the company’s auditor at a general meeting. The auditor shall be a state-authorized public accountant and is elected for a one-year term. The auditor is elected based on a recommendation from the audit committee.

Re-election of the auditor may take place to the extent permitted under applicable law.

An auditor elected by the general meeting may be replaced before the end of his term of appointment only if there are justifiable grounds for doing so. The auditor may also resign.

The annual report must be presented to the shareholders for approval at the annual general meeting. The annual report is approved by a simple majority of votes cast.

Under English law, Topco’s shareholders approve the company’s auditors each year. In addition, the company’s annual financial statements, which must, to the satisfaction of the Topco Board of Directors, give a “true and fair view” of the assets, liabilities, financial position and profit or loss of Topco and the consolidated group, must be presented to the shareholders at a general meeting but are not required to be approved by the shareholders.

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Provisions currently applicable to Maersk Drilling Shareholders	Provisions applicable to Topco Shareholders

Notice

Maersk Drilling’s articles of association provides that all communication from the Company to the individual shareholders, including notices convening general meetings, may take place electronically by posting on the Company’s website or by email. General notices shall be published on the Company’s website and in such other manner as may be prescribed by applicable law. The Company may as an alternative choose to send notices, etc. by ordinary post.

The Topco Articles of Association provide that whenever notice is required to be given to any shareholder, such notice may be given in writing:

(20)  personally;

(21)  by mail, addressed to such shareholder, at his or her address as it appears on the records of the company, with postage thereon prepaid;

(22)  by sending it in electronic form (if the shareholder has so agreed); or

(23)  in certain circumstances, by making the notice available on a website.

Reporting Requirements

As a Danish company listed on Nasdaq Copenhagen, Maersk Drilling is subject to the reporting requirement under Danish and EU laws and the Nasdaq Nordic Main Market Rulebook.

Since Topco would be considered a successor issuer to Noble and would be listed on the NYSE, Topco would remain subject to U.S. securities laws, but would not be subject to the reporting obligations of companies listed on the London Stock Exchange or on any other securities exchange.

Since Topco will be listed on Nasdaq Copenhagen, certain reporting requirements under Danish and EU laws as well as the Nasdaq Nordic Main Market Rulebook will apply.

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ADMISSION TO TRADING AND DEALING ARRANGEMENTS

Admission to trading and official listing of the Topco Shares

As at the date of this Exemption Document, Noble is admitted to trading on the NYSE under the symbol “NE” and Maersk Drilling is admitted to trading and official listing on Nasdaq Copenhagen under the symbol “DRLCO”.

Topco intends to take the steps necessary for all Topco Shares (which for the purpose of the admission to trading and official listing on Nasdaq Copenhagen shall be in the form of share entitlements) to be admitted to trading and official listing on the regulated market Nasdaq Copenhagen under the symbol “NOBLE”. To effect such admission to trading and official listing, Topco will prior to Completion of the Exchange Offer submit an application to Nasdaq Copenhagen for the admission to trading and official listing of the Topco Shares as well as prepare and publish a prospectus to be approved in accordance with the Prospectus Regulation (the “Listing Prospectus”). Such steps and the admission to trading and official listing of the Topco Shares on Nasdaq Copenhagen will be subject to, among other things, the completion of the Exchange Offer.

Any new A ordinary shares in the share capital of Topco to be issued by Topco in connection with the Compulsory Purchase (as defined herein) will be admitted to trading and official listing on Nasdaq Copenhagen in reliance on the exemption in Article 1(5)(a) of the Prospectus Regulation and not on the basis of the Listing Prospectus.

The admission to trading and official listing of the Topco Shares on Nasdaq Copenhagen pursuant to the Listing Prospectus is expected to occur under the permanent ISIN code GB00BMXNWH07 following the expiration of the Offer Period (including any extended or discontinued extended Offer Period) and the first day of trading is expected to be 3 October 2022. Trading and clearing on Nasdaq Copenhagen will be carried out in DKK and price information will be provided and published in DKK only.

No market price will be established prior to the first day of trading in the Topco Shares on Nasdaq Copenhagen, since there will not be any offering of Topco Shares or other securities to the market in connection with the admission to trading and official listing of the Topco Shares on Nasdaq Copenhagen or any other mechanism for establishing a market price prior to the first day of trading. Instead, the market price will be established through normal pre-opening auction on the first day of trading on Nasdaq Copenhagen.

The admission of the Topco Shares as well as the continued admission to trading and official listing of the Topco Shares on Nasdaq Copenhagen following Completion of the Exchange Offer is subject to Topco fulfilling the rules issued by Nasdaq Copenhagen at any given time, including that a sufficient number of Topco Shares are distributed to the public.

In addition, Topco also intends to take the steps necessary for all Topco Shares to be listed on the NYSE under the symbol “NE”. The listing on NYSE is expected to take place on or about 30 September 2022. As of the first day of trading and official listing, the Topco Shares will be dually-listed and tradable on both NYSE and Nasdaq Copenhagen. Trading and clearing on NYSE will be carried out in USD and price information will be provided and published in USD only. Trading in shares on NYSE is settled in DTC’s securities system.

The Closing is conditioned upon the Topco Shares being approved for listing on the NYSE and for admission to trading and official listing on Nasdaq Copenhagen. Trading on Nasdaq Copenhagen will be carried out in DKK and price information regarding shares traded on Nasdaq Copenhagen will be provided in DKK only. Trading in shares on Nasdaq Copenhagen is settled in Euronext Securities Copenhagen’s securities system. Euronext Securities Copenhagen is the Danish central securities depository and paperless (dematerialised) settlement system enabling shares to be evidenced otherwise than by a certificate and transferred otherwise than by a written instrument. Maersk Drilling Shareholders who wish to hold their Topco Shares through DTC should contact their broker, DTC Participant or account holding institution in Euronext Securities Copenhagen.

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Topco Shares held in Euronext Securities Copenhagen’s securities system will be tradeable in the form of share entitlements on Nasdaq Copenhagen. Such shares will need to be transferred to DTC’s securities system to be tradeable on NYSE and vice versa. Transfers between securities systems may be subject to fees levied by the settlement parties in accordance with their respective fee schedules. Furthermore transfers between securities systems may be restricted during certain periods in relation to corporate actions.

In connection with the consummation of the Business Combination, it is the intention that the Noble Shares will be delisted from the NYSE and that the Maersk Drilling Shares will be removed from trading and official listing on Nasdaq Copenhagen. However, if Topco fails to acquire more than 90% of the Maersk Drilling Shares, Topco may not be able to successfully remove the Maersk Drilling Shares from trading and official listing on Nasdaq Copenhagen. For further information, see 1.1.3 “Any failure by Topco to acquire more than 90% of the Maersk Drilling Shares could lead to Maersk Drilling not becoming a wholly-owned subsidiary of Topco, and might prevent the delisting of Maersk Drilling Shares from Nasdaq Copenhagen”.

Admission to trading of the Acceptance Shares and Cash Acceptance Shares

The Acceptance Shares have been approved for trading on Nasdaq Copenhagen in the interim ISIN code DK0061803103 under the symbol “DC accept shares” during the period commencing on 10 August 2022 at 9:00 a.m. CEST and ending on 28 September 2022 at 5:00 p.m. CEST. Similarly, the Cash Acceptance Shares have been approved for trading on Nasdaq Copenhagen in the interim ISIN code DK0061803293 under the symbol “DC accept cash” during the period commencing on 12 September 2022 at 9:00 a.m. CEST and ending on 28 September 2022 at 5:00 p.m. CEST. In case the Offer Period is extended, the period for which the Acceptance Shares are admitted to trading on Nasdaq Copenhagen will be extended accordingly and the first day of trading of the Cash Acceptance Shares will be postponed. Trading and clearing on Nasdaq Copenhagen will be carried out in DKK and price information will be provided and published in DKK only.

Following any transfer of Acceptance Shares and/or Cash Acceptance Shares, the transferee assumes the legal position of the transferor with respect to the Acceptance Shares and/or Cash Acceptance Shares, including to receive Topco Shares and/or Cash Consideration upon Completion, as applicable, as well as the underlying Maersk Drilling Shares tendered in the Exchange Offer.

Trading of the Acceptance Shares on Nasdaq Copenhagen will commence before specific conditions to the Exchange Offer are met and trading of the Cash Acceptance Shares will commence prior to settlement of the Exchange Offer, and consequently, all dealings in the Acceptance Shares and the Cash Acceptance Shares prior to completion and settlement of the Exchange Offer are for the account, and at the sole risk, of each of the parties concerned.

If Topco does not complete the Exchange Offer, any Acceptance Shares and/or Cash Acceptance Shares held will be exchanged back into a corresponding number of Maersk Drilling Shares in the individual holders of Acceptance Shares and Cash Acceptances Shares’ book-entry securities accounts with Euronext Securities Copenhagen as soon as technically possible after a notification by Topco that it will not complete the Exchange Offer. In such case, no compensation will be paid to holders of Acceptance Shares or Cash Acceptance Shares.

The reason for the use of separate ISIN codes for Maersk Drilling Shareholders who have (i) accepted the Exchange Offer and (ii) exercised the Cash Election, is to allow the Maersk Drilling Shareholders to continue to trade their interests in their Maersk Drilling Shares (in the form of trading Acceptance Shares or Cash Acceptance Shares, as applicable) after tendering their Maersk Drilling Shares in the Exchange Offer, and to facilitate the technical aspects of settlement of the Exchange Offer. Acceptances tendered early in the Offer Period will accordingly not restrict Maersk Drilling Shareholders from trading their interests in their Maersk Drilling Shares (in the form of trading Acceptance Shares or Cash Acceptance Shares, as applicable).

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Upon acceptance of the Exchange Offer, all Maersk Drilling Shares validly tendered in the Exchange Offer will be transferred to a separate securities account with Euronext Securities Copenhagen in the name of Danske Bank and a specific transfer restriction with respect to the Maersk Drilling Shares will be entered into the book-entry account system.

The admission to trading and official listing of the Topco Shares on Nasdaq Copenhagen pursuant to the Listing Prospectus is expected to occur under the permanent ISIN code GB00BMXNWH07 following the expiration of the Offer Period (including any extended or discontinued extended Offer Period) and the first day of trading is expected to be 3 October 2022. Trading and clearing on Nasdaq Copenhagen will be carried out in DKK and price information will be provided and published in DKK only.

On the Settlement Date, the Acceptance Shares will automatically be exchanged for Topco Shares at the Exchange Ratio in accordance with the terms and conditions of the Exchange Offer and the Cash Acceptance Shares will be automatically exchanged for Cash Consideration. In connection with the Acceptance Shares being automatically exchanged for Topco Shares and the Cash Acceptance Shares being automatically exchanged for Cash Consideration, the Acceptance Shares and the Cash Acceptance Shares will cease to exist. Until such time, the liquidity and market prices of the Acceptance Shares and the Cash Acceptance Shares under the interim ISIN codes may be substantially different from the liquidity and market price of the Maersk Drilling Shares. All dealings in the Acceptance Shares and the Cash Acceptance Shares prior to settlement of the Exchange Offer will be for the account of, and at the sole risk of, the parties involved.

Market maker agreement

Topco has not entered into any market maker agreement in connection with the admission to trading and official listing of the Topco Shares, or the admission to trading of the Acceptance Shares and the Cash Acceptance Shares on Nasdaq Copenhagen.

Stabilisation

Stabilisation is not relevant in connection with the Exchange Offer.

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EXPENSES OF THE BUSINESS COMBINATION

The total estimated costs and expenses expected to be incurred by the Combined Group directly related to the Business Combination are estimated to amount to approximately USD 66 million and includes legal and professional fees relating directly to the Business Combination as well as certain compensation costs to be incurred upon completion of the Business Combination. Upon completion of the Business Combination, charges will be incurred related to stock-based compensation associated with the accelerated vesting of cash and equity settled Noble RSU Awards held by the Noble Group’s non-employee directors and cash-based bonuses expected to be paid to executive officers and certain other employees of Maersk Drilling.

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TAXATION

The following is a summary of certain tax considerations relating to the Exchange Offer and the Topco Shares. The tax legislation of the United Kingdom and the tax legislation of the specific Maersk Drilling Shareholder’s country of incorporation or residence may have an impact on the income received from the Topco Shares.

Danish tax considerations

1.1.300   General Danish Tax Considerations

The following is a summary of certain Danish tax considerations relating to an exchange of Maersk Drilling Shares for Topco Shares pursuant to the Exchange Offer. This summary also describes the Danish tax implications relating to dividends paid by Topco to Danish tax resident Topco Shareholders following Completion of the Exchange Offer.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO CONSTITUTE TAX OR LEGAL ADVICE. IN PARTICULAR, THIS SUMMARY DOES NOT ADDRESS ALL POSSIBLE TAX CONSEQUENCES RELATING TO AN INVESTMENT IN TOPCO SHARES. THE SUMMARY IS BASED SOLELY UPON THE TAX LAWS AND PUBLISHED CASE LAW IN DENMARK IN EFFECT ON THE DATE OF THIS EXEMPTION DOCUMENT. DANISH TAX LAWS MAY BE SUBJECT TO CHANGES, POSSIBLY WITH RETROACTIVE EFFECT. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE EXCHANGE OFFER AND OF THE OWNERSHIP AND DISPOSITION OF TOPCO SHARES, INCLUDING THE EFFECTS OF DANISH TAX LAWS.

This summary does not cover investors to whom special tax rules apply, and, therefore, may not be relevant, for example, to investors subject to the Danish Tax on Pension Yields Act (i.e., pension savings), professional investors, certain institutional investors, insurance companies, pension companies, banks, stockbrokers and investors with tax liability on return on pension investments. This summary does not cover taxation of individuals and companies who carry on a business of purchasing and selling shares. This summary only sets out the tax position of the direct holders of the shares and further assumes that the direct holders are the beneficial owners of the shares and any dividends thereon as interpreted by the Danish Tax Authority (in Danish, “Skattestyrelsen”, but herein referred to as the “Danish Tax Authority”). Sales are assumed to be sales to a third party.

Shareholders and potential investors are advised to consult their tax advisors regarding the applicable tax consequences of the Exchange Offer, acquiring, holding and disposing of the shares based on their particular circumstances. Shareholders and potential investors who may be affected by the tax laws of the United Kingdom and the tax laws of jurisdictions other than Denmark should consult their tax advisors with respect to the tax consequences applicable to their particular circumstances as such consequences may differ significantly from those described herein.

1.1.300.1 Share-For-Share Exchange

At the outset, the share-for-share exchange contemplated by the Exchange Offer will be qualified for Danish tax purposes as a taxable share-for-share exchange.

Consequently, Danish tax resident Maersk Drilling Shareholders participating in the share-for-share exchange by accepting the Exchange Offer will be taxed in accordance with ordinary Danish tax rules on disposals of listed shares.

This also applies to any cash consideration for Maersk Drilling Shares paid to Danish tax resident Maersk Drilling Shareholders as part of the Exchange Offer.

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For Danish tax resident Maersk Drilling Shareholders who wish to participate in a tax-exempt share-for-share exchange upon tendering their Maersk Drilling Shares as part of the Exchange Offer, a permission from the Danish Tax Authority for Danish tax resident Maersk Drilling Shareholders to elect such tax-exempt share-for-share exchange has been obtained.

The Danish tax resident Maersk Drilling Shareholders will be informed by Topco or Maersk Drilling via their respective websites of the application process through which each Danish tax resident Maersk Drilling Shareholder after Completion of the Exchange Offer can elect (as further instructed) a tax-exempt treatment of the share-for-share exchange, or in the absence of such election carry out the share-for-share exchange as a taxable transaction for Danish tax purposes. Topco or Maersk Drilling will then make a joint application to the Danish Tax Authority for a tax exempt share-for-share exchange for those Danish tax resident Maersk Drilling Shareholders who have made such election.

The Topco Shares will, when the Danish tax-exempt share-for share exchange rules are applied, be considered as acquired at the same time and at the same acquisition price as the applicable Maersk Drilling Shares if the realization principle applies. If a mark-to-market principle applies (described below), such mark-to-market principle continues to apply with regard to the Topco Shares. Any cash consideration for Maersk Drilling Shares paid as part of the Exchange Offer in connection with the tax-exempt share-for-share exchange will for Danish tax purposes be qualified as dividend, see further below.

Danish tax resident Maersk Drilling Shareholders who 1) only receive a cash consideration and no Topco Shares as part of the Exchange Offer, or 2) do not accept the Exchange Offer but who subsequently receive a cash consideration as part of the Compulsory Purchase pursuant to the Danish statutory squeeze-out provisions will in each case be taxed in accordance with ordinary Danish tax rules on disposals of listed shares.

No Danish share transfer taxes or stamp duties are payable on a transfer of shares in Maersk Drilling including in connection with a disposal under the Exchange Offer. There will be no Danish stamp duty on transfers of shares.

1.1.300.2 Acceptance Shares

Upon acceptance of the Exchange Offer, Acceptance Shares are issued, which represent a right for the holders of such Acceptance Shares to receive Topco Shares upon Completion or to exchange such Acceptance Shares into Cash Acceptance Shares, which represent a right to receive Cash Consideration upon Completion.

Both the Acceptance Shares and the Cash Acceptance Shares have been approved for trading on Nasdaq Copenhagen.

The issuance of Acceptance Shares should not for Danish tax purposes be considered as a disposal of a Maersk Drilling Share, but considered as a substitute for the underlying Maersk Drilling Share, and thus taxed as a listed share in accordance with the below.

1.1.301	Taxation of Danish Tax Resident Shareholders of Topco following Completion of the Exchange Offer

1.1.301.1	Sale of Shares - Individuals

For the calendar year 2022, gains from the sale of shares are taxed as share income at a rate of 27% on the first DKK 57,200 (for cohabiting spouses, a total of DKK 114,400) and at a rate of 42% on share income exceeding such threshold. Such amounts are subject to annual adjustments and include all share income (i.e., all capital gains and dividends) derived by the individual or cohabiting spouses, respectively.

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Gains and losses on the sale of shares admitted to trading on a regulated market are calculated as the difference between the purchase price and the sales price. The purchase price is generally determined using the “average method,” which means that each share is considered acquired at a price equivalent to the average acquisition price of all the shareholder’s shares in the issuing company.

Losses incurred in relation to the sale of shares admitted to trading on a regulated market can only be offset against other share income deriving from shares admitted to trading on a regulated market (i.e., dividends and capital gains on the sale of shares admitted to trading on a regulated market). Excess losses will be offset against a cohabiting spouse’s share income deriving from shares admitted to trading on a regulated market. Any remaining losses after the above deduction can be carried forward indefinitely and offset against future share income deriving from shares admitted to trading on a regulated market.

Losses on shares admitted to trading on a regulated market can only be set off against other share income derived from other shares admitted to trading on a regulated market as outlined above if the Danish Tax Authority has received certain information concerning the ownership of the shares before expiry of the tax return filing deadline for the income year in which the shares were acquired. This information is normally provided to the Danish Tax Authority by the securities dealer or custodian if the securities dealer or custodian is resident in Denmark.

1.1.301.2 Individuals investing through an Investment Savings Account

Gains and losses on shares owned through an investment savings account (in Danish: Aktiesparekonto) are calculated using the mark-to-market principle (i.e., as the difference between the market value of the assets in the account at the beginning of the income year (1 January) and the market value of the shares at the end of the income year (31 December) adjusted for further deposits on the account and adjusted for withdrawals from the account).

Taxation will take place on an accrual basis even if no shares have been disposed of and no gains or losses have been realized. If the shares owned through an investment savings account are sold or otherwise disposed of before the end of the tax year, the taxable income of that income year equals the difference between the value of the shares at the beginning of the income year and the realization sum. If the shares owned through an investment savings account are acquired and realized in the same income year, the taxable income equals the difference between the acquisition sum and the realization sum. If the shares are acquired in the income year and not realized in the same income year, the taxable income equals the difference between the acquisition sum and the value of the shares at the end of the income year.

Any annual gain will be subject to a tax rate of 17% and any loss may be carried forward. In 2022, the account is limited to a deposit of DKK 103,500. Tax is settled by the account institute.

1.1.301.3 Sale of Shares - Companies

Tax on the sale of shares by companies is subject to different regimes depending on whether the shares are considered as Subsidiary Shares, Group Shares, Tax-Exempt Portfolio Shares or Taxable Portfolio Shares defined as follows:

“Subsidiary Shares” are generally defined as shares owned by a company shareholder holding at least 10% of the nominal share capital of the issuing company.

“Group Shares” are generally defined as shares in a company in which the company shareholder of the company and the issuing company are subject to Danish joint taxation or fulfil the requirements for international joint taxation under Danish law.

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“Tax-Exempt Portfolio Shares” are generally defined as shares not admitted to trading on a regulated market owned by a company shareholder holding less than 10% of the nominal share capital in the issuing company. Tax-Exempt Portfolio Shares are not relevant in respect of this Offering and will not be described in further detail.

“Taxable Portfolio Shares” are shares that do not qualify as Subsidiary Shares, Group Shares or Tax-Exempt Portfolio Shares (i.e., listed shares in companies in which a company shareholder holds less than 10% of the equity).

Gains or losses on disposals of Subsidiary Shares, Group Shares and Tax-Exempt Portfolio Shares are not included in the taxable income of the company shareholder.

Special rules apply with respect to Subsidiary Shares and Group Shares in order to prevent circumvention of the 10% ownership requirement through pooling of shareholdings in a holding company, just as other anti-avoidance rules may apply under Danish law. These rules will not be described in further detail.

Capital gains from the sale of Taxable Portfolio Shares are taxable at the corporate income tax rate of 22% (2021). Losses on such shares are generally deductible.

Gains and losses on Taxable Portfolio Shares are, as a general rule, calculated in accordance with the mark-to-market principle. It is generally not possible for a company to elect taxation on a realization basis for listed shares. If a company has already made such election with respect to taxation of other Taxable Portfolio Shares (that are not listed shares) held by the company, the shares in Topco will not be covered by that election.

According to the mark-to-market principle, each year’s taxable gain or loss is calculated as the difference between the market value of the shares at the beginning of the income year and the value of the shares at the end of the income year. If the income year follows the calendar year, the taxable gain or loss will thus be the difference in value between 1 January and 31 December. Thus, taxation will take place on an unrealized basis (i.e., on an accrual basis even if no shares have been disposed of and no gains or losses have been realized). If the Taxable Portfolio Shares are sold or otherwise disposed of before the end of the income year, the taxable income of that income year equals the difference between the value of the Taxable Portfolio Shares at the beginning of the income year and the value of the Taxable Portfolio Shares at realization. If the Taxable Portfolio Shares have been acquired and realized in the same tax income year, the taxable income equals the difference between the acquisition sum and the realization sum. If the Taxable Portfolio Shares are acquired in the income year and not realized in the same income year, the taxable income equals the difference between the acquisition sum and the value of the Shares at the end of the income year.

A change of status from Subsidiary Shares, Group Shares or Tax-Exempt Portfolio Shares to Taxable Portfolio Shares (or vice versa) is for tax purposes deemed to be a disposal of the shares and a reacquisition of the shares at market value at the time of change of status.

1.1.301.4 Dividends - Individuals

For the calendar year 2022, dividends received by individuals are taxed as share income. Share income is taxed at a rate of 27% on the first DKK 57,200 (for cohabiting spouses, a total of DKK 114,400) and at a rate of 42% on share income exceeding such threshold. Such amounts are subject to annual adjustments and include all share income (i.e., all capital gains and dividends derived by the individual or cohabiting spouses, respectively).

Dividends paid to individuals are generally subject to withholding tax currently at a rate of 27%.

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1.1.301.5 Dividends for Individuals investing through an Investment Savings Account

Dividends distributed to an investment savings account are not taxed under the tax rules that apply to share income for individuals as described above. Rather, the dividends will be considered as part of the return received (i.e., as a deposit in the account) and subject to the general tax principles for the account as described above (i.e., mark-to-market taxation).

1.1.301.6 Dividends - Companies

Dividends received on Taxable Portfolio Shares are generally subject to the standard corporate tax rate of currently 22% (2022) irrespective of ownership period.

The general withholding tax rate is 27%, however a 22% (2022) tax rate applies to dividends distributed to Danish resident companies. Should the distributing company withhold at the higher rate, the shareholder can claim a refund of the excess tax paid. A claim for repayment must be filed within two months from the date of the decision to distribute the dividend; otherwise, the excess tax will be treated as a tax paid on account and credited in the corporate income tax for the year.

Dividends received on Subsidiary Shares and Group Shares are not subject to taxation irrespective of ownership period, subject, however, to certain anti-avoidance rules that will not be described in further detail.

UK tax considerations

The following statements are intended to apply only as a general guide to certain material UK tax considerations for Non-UK Shareholders (as defined herein) as a consequence of (i) the Exchange Offer, and (ii) the ownership and disposition of Topco Shares after the completion of the Exchange Offer, and are based on current UK tax law and current published practice of HMRC, both of which are subject to change at any time, possibly with retrospective effect.

The statements relate only to certain limited aspects of the UK taxation treatment of holders of Maersk Drilling Shares at the time of the Exchange Offer (and Topco Shares immediately after the completion of the Exchange Offer) who:

are not resident in the UK for any taxation purposes (including for the purposes of any double tax treaty);

do not carry on a trade, profession, or vocation in the UK through a branch or agency or, in the case of a company, carry on a trade in the UK through a permanent establishment;

who hold the Maersk Drilling Shares (or Topco Shares, after the completion of the Exchange Offer) as investments (other than under an individual savings account or a self-invested personal pension), and not for the purposes of any branch, agency or permanent establishment in the UK; and

who are the absolute beneficial owners of the Maersk Drilling Shares (or Topco Shares, after the completion of the Exchange Offer) and any dividends paid on them,

(such holders being defined henceforth in this section as “Non-UK Shareholders”).

The statements may not apply to certain classes of Non-UK Shareholders, such as (but not limited to) persons who acquired their Maersk Drilling Shares (or Topco Shares, after the completion of the Exchange Offer) in connection with an office or employment, or otherwise than for bona fide commercial reasons, persons connected to Topco or the Combined Group, dealers in securities, insurance companies, pension schemes, shareholders who are exempt from tax and collective investment schemes.

This summary does not address the UK tax treatment for persons who do not fall within the definition of Non-UK Shareholders (above), including holders who are resident in the UK for any taxation purposes. This summary does not address all possible UK tax consequences relating to the Exchange Offer or the ownership and disposition of Topco Shares after completion of the Exchange Offer. In particular, this summary does not address any inheritance tax considerations, or the UK tax treatment of the Topco Warrants.

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THE SUMMARY BELOW IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE TAX OR LEGAL ADVICE. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE EXCHANGE OFFER AND OF THE OWNERSHIP AND DISPOSITION OF TOPCO SHARES, INCLUDING THE EFFECTS OF UK TAX LAWS.

1.1.302   UK taxation of chargeable gains

Subject to the paragraph below (dealing with temporary non-residents), Non-UK Shareholders will not generally be subject to UK tax on chargeable gains on the disposal of their Maersk Drilling Shares pursuant to the Exchange Offer, or on the disposal of their Topco Shares.

A Non-UK Shareholder who is an individual, who has ceased to have sole UK residence for tax purposes in the UK for a period of five years or less and who disposes of Maersk Drilling Shares (or Topco Shares, after completion of the Exchange Offer) during that period may be liable to UK taxation on capital gains on their return to the UK (subject to the relevant conditions being met and any available exemption or relief). If applicable, the tax charge will arise in the tax year that the individual returns to the UK.

1.1.303   UK taxation of dividends

Under UK tax legislation, Topco is not required to deduct or withhold tax at source from any dividend payments it makes in respect of the Topco Shares. Non-UK Shareholders will not generally be subject to UK tax in respect of any dividends received from Topco in respect of the Topco Shares.

1.1.304   Stamp duty and stamp duty reserve tax (“SDRT”)

The statements below are intended as a general guide only to certain UK stamp duty and SDRT considerations of the acquisition and disposal of Topco Shares acquired on completion of the Exchange Offer, and they apply regardless of whether or not a holder of Topco Shares is resident or domiciled in the UK. It should be noted that certain categories of persons, including market makers, brokers, dealers and intermediaries, are entitled to exemption from stamp duty and SDRT in respect of purchases of securities in specified circumstances. As outlined above, the statements are based on current UK tax law and current published practice of HMRC, both of which are subject to change at any time, possibly with retrospective effect.

1.1.304.1 General rules

As a general rule, no stamp duty or SDRT should be payable on an issuance of Topco Shares. However, reference should be made to the statements below in respect of issuances to depositary receipt issuers and clearance services.

The transfer on sale of Topco Shares by a written instrument of transfer will generally be liable to UK stamp duty at the rate of 0.5% of the amount or value of the consideration for the transfer (or, in certain circumstances, the market value of the Topco Shares), rounded up to the nearest £5 if necessary. Any such duty must be paid (and the relevant transfer document, if any, stamped by HMRC) before the transfer can be registered in the company books of Topco. The purchaser normally pays the stamp duty.

An unconditional agreement to transfer Topco Shares or a conditional agreement to transfer Topco Shares which subsequently becomes unconditional (in each case outside the facilities of a clearance service such as DTC, provided an election has not been made and maintained under section 97A Finance Act 1986) will generally give rise to a liability on the purchaser to SDRT at the rate of 0.5% of the amount or value of the consideration (or, in certain circumstances, the market value of the Topco Shares), but where an instrument of transfer is executed and duly stamped before the expiry of a period of six years beginning with the date of that

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unconditional agreement (or, if the agreement was conditional, the date on which it became unconditional), (i) any SDRT that has not been paid ceases to be payable, and (ii) any SDRT that has been paid may be recovered from HMRC, generally with interest.

1.1.304.2 Depositary receipt issuers and clearance services

Special rules apply where Topco Shares are issued or transferred to, or to a nominee or agent for, either a person whose business is or includes issuing depositary receipts within section 67 or section 93 Finance Act 1986 or a person whose business is or includes providing a clearance service within section 70 or section 96 of the Finance Act 1986, under which stamp duty or SDRT may be charged at a higher rate of 1.5%. However, where a clearance service has made and maintained an election under section 97A Finance Act 1986, the 1.5% charge will not apply as transfers of Topco Shares into and within that clearance service would then be subject to stamp duty or SDRT at the normal 0.5% rate (as discussed above). Topco understands that HMRC regards DTC as a clearance service for these purposes and that no relevant election under section 97A(1) has been made in respect of DTC.

On the basis of European Union case law, HMRC has confirmed that it will not seek to impose stamp duty or SDRT at the rate of 1.5% on issues of UK company shares to depositary receipt issuers and/or clearance systems. HMRC’s published guidance confirms that this remains HMRC’s position following the transition period which expired on 31 December 2020 after the withdrawal of the UK from the European Union. Accordingly, no stamp duty or SDRT should generally arise on the issue of Topco Shares to Cede & Co., as nominee of DTC.

However, HMRC’s published view is that the relevant case law does not have any impact upon the transfer (on sale or otherwise than on sale) of shares or securities to depositary receipt systems or clearance services that are not an integral part of an issue of share capital and so the 1.5% SDRT or stamp duty charge will generally continue to apply to such transfers. Therefore, if any Topco Shares are withdrawn from the facilities of DTC (which itself may give rise to a stamp duty or SDRT charge if the shares are simultaneously transferred, as detailed further below), a charge to stamp duty or SDRT at 1.5% may arise on a subsequent redeposit of Topco Shares into the facilities of DTC, as detailed further below.

Transfers of Topco Shares within DTC should not be subject to stamp duty or SDRT provided no instrument of transfer is entered into and no election that applies to the Topco Shares is made or has been made by DTC under Section 97A FA 1986. In this regard, DTC has confirmed that DTC has not made an election under section 97A FA 1986 which would affect the Topco Shares to be issued to Cede & Co., as nominee of DTC, on completion of the Exchange Offer. Transfers of Topco Shares within Euronext Securities Copenhagen should not be subject to stamp duty or SDRT on broadly the same basis provided that no instrument of transfer is entered into.

Any SDRT in respect of any transfer into a clearance service or depositary receipt system which does arise will generally be accountable by the clearance service or depositary receipt system operator (as the case may be), but will, in practice, be payable by the participants in the clearance service or depositary receipt system.

Topco has submitted a non-statutory clearance application to HMRC to confirm certain aspects of the stamp duty and SDRT analysis above, but it is noted that an HMRC response has not been received as of the date of publication of this document.

A transfer of title in the Topco Shares from within the DTC system to a purchaser out of DTC, and any transfers of Topco Shares held in certificated form, will generally attract a charge to stamp duty or SDRT at a rate of 0.5% of any consideration. Any such duty must be paid (and the relevant transfer document, if any, stamped by HMRC) before the transfer can be registered in the company books of Topco. The purchaser or transferee of the Topco Shares generally will be responsible for paying any stamp duty or SDRT payable. Any

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subsequent transfers of Topco Shares to an issuer of depository receipts or into a clearance system (including a redeposit into DTC, or a deposit into Euronext Securities Copenhagen) will generally be subject to stamp duty or SDRT at a rate of 1.5% of the consideration given or received or, in certain cases, the value of the Topco Shares transferred, and such liability to stamp duty or SDRT will (in practice) generally be borne by the transferor.

In connection with the completion of the Business Combination, Topco expects to put in place arrangements to require that Topco Shares held in certificated form, or otherwise outside the DTC system, cannot be transferred into the DTC system until the transferor of the Topco Shares has first delivered the Topco Shares to a depositary specified by Topco so that any stamp duty (and/or SDRT) may be collected in connection with the initial delivery to the depositary. Any such Topco Shares will be evidenced by a receipt issued by the depositary. Before the transfer can be registered in the Topco company books, the transferor will also be required to put funds in the depositary to settle any resultant liability to stamp duty (and/or SDRT), which will generally be charged at a rate of 1.5% of the value of the shares.

1.1.305   Other UK tax considerations

Following the completion of the Business Combination, Topco may be subject to UK corporation tax liabilities in the future under the UK derivative contracts regime in respect of the Topco Warrants.

Topco is expected to be subject to UK corporation tax pursuant to the UK derivative contracts regime in respect of the Topco Warrants, subject to any change in circumstances of the Topco Warrants. Under this regime, the profits chargeable to corporation tax in respect of the Topco Warrants, and the losses allowable by way of relief, would be calculated by reference to credits and debits which, as a general rule, follow the amounts that are recognized for accounting purposes in determining profit or loss in accordance with generally accepted accounting practice. Topco may therefore be subject to future charges to UK corporation tax depending on the movements in the fair value of the Topco Warrants from time to time, in line with the accounting treatment of the Topco Warrants.

Material U.S. Federal Income Tax Considerations to U.S. Holders

The following discussion is a summary of the material U.S. federal income tax considerations applicable to you if you are a U.S. Holder (as defined herein) of Maersk Drilling Shares at the time of Completion of the Exchange Offer, as a consequence of (i) the Exchange Offer, and (ii) the ownership and disposition of Topco Shares after the Exchange Offer. This discussion addresses only those U.S. Holders that hold Maersk Drilling Shares and will hold Topco Shares after the Exchange Offer as capital assets within the meaning of Section 1221 of the Code (generally property held for investment). This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their particular circumstances, or to investors subject to special tax rules, such as:

financial institutions,

insurance companies,

mutual funds,

pension plans,

S corporations,

broker-dealers,

traders in securities that elect mark-to-market treatment,

regulated investment companies,

real estate investment trusts,

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trusts and estates,

tax-exempt organizations (including private foundations),

investors that hold Maersk Drilling Shares or who will hold Topco Shares as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale” or other integrated transaction for U.S. federal income tax purposes, investors subject to the alternative minimum tax provisions of the Code,

U.S. Holders that have a functional currency other than the U.S. dollar,

U.S. expatriates,

investors subject to the U.S. “inversion” rules,

U.S. Holders owning or considered as owning (directly, indirectly, or through attribution) 5 percent (measured by vote or value) or more of Maersk Drilling Shares, or, following the Exchange Offer, Topco Shares, persons who received any Maersk Drilling Shares or Topco Shares as compensation, or persons who are not U.S. Holders, all of whom may be subject to tax rules that differ materially from those summarized below.

This summary does not discuss any state, local, or non-U.S. tax considerations, any non-income tax (such as gift or estate tax) considerations, the alternative minimum tax or the Medicare tax on net investment income. In addition, this summary does not address any tax consequences to investors that directly or indirectly hold equity interests in Noble prior to the Exchange Offer. With respect to the consequences of holding Topco Shares, this discussion is limited to U.S. Holders who acquire such Topco Shares in connection with the Exchange Offer.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Maersk Drilling Shares or Topco Shares, the tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and the partner and certain determinations made at the partner level. If you are a partner of a partnership holding Maersk Drilling Shares or Topco Shares, you are urged to consult your tax advisor regarding the tax consequences to you of the Exchange Offer and the ownership and disposition of Topco Shares by the partnership.

This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department (“Treasury Regulations”), current administrative interpretations and practices of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax considerations described below.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Maersk Drilling Shares or Topco Shares, as the case may be, that is:

an individual who is a U.S. citizen or resident of the United States,

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury Regulations to be treated as a U.S. person.

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1.1.306   Tax Consequences of the Exchange Offer

The following discussion assumes that Maersk Drilling is not a controlled foreign corporation (a “CFC”) or passive foreign investment company (“PFIC”) for U.S. federal income tax purposes. In addition, the following discussion assumes that the Cayman Merger qualifies as a tax-deferred “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (an “F Reorganization”).

Based on the assumptions above, the receipt of Topco Shares and cash (if any) in exchange for Maersk Drilling Shares will be a taxable transaction for U.S. federal income tax purposes. Subject to the discussion below regarding the potential application of Section 304 of the Code, a U.S. Holder that exchanges Maersk Drilling Shares for Topco Shares pursuant to the Exchange Offer will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on the exchange and the U.S. Holder’s tax basis in the Maersk Drilling Shares exchanged, in each case determined in U.S. dollars. The amount realized by a U.S. Holder on the exchange will be the fair market value of any Topco Shares received in the exchange, as determined in U.S. dollars, plus the U.S. dollar value of any cash received.

A U.S. Holder will have a tax basis in the Topco Shares received in the exchange equal to their fair market value on the date of the exchange, and the U.S. Holder’s holding period with respect to such Topco Shares received will begin on the day after the date of the exchange.

Gain or loss must be calculated separately for each block of Maersk Drilling Shares exchanged by a U.S. Holder. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the Maersk Drilling Shares have been held for more than one year. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes.

As described above, this discussion assumes that the Cayman Merger qualifies as an F Reorganization, and the parties have agreed to such intended treatment in the Business Combination Agreement. However, if the Cayman Merger did not qualify as an F Reorganization, it is not clear how the transactions would be characterized for U.S. federal income tax purposes and what the resulting tax consequences would be. For example, the Cayman Merger might qualify as another type of tax-deferred “reorganization” within the meaning of Section 368(a) of the Code, in which case it is possible that the receipt of Topco Shares and cash (if any) in exchange for Maersk Drilling Shares would qualify as a tax-deferred exchange. It is also possible, however, that even if the Cayman Merger qualifies as a “reorganization” other than an F Reorganization or does not qualify as any type of “reorganization,” the receipt of Topco Shares and cash (if any) in exchange for Maersk Drilling Shares would constitute a taxable exchange with the same consequences described herein. U.S. Holders should consult their tax advisors regarding the tax consequences to them of the Exchange Offer if the Cayman Merger does not qualify as an F Reorganization.

Potential Application of Section 304 of the Code

The results described above to U.S. Holders of Maersk Drilling Shares who receive cash pursuant to the Exchange Offer could be different if Section 304 of the Code applies to the Exchange Offer. Section 304 of the Code may apply to the Exchange Offer if Maersk Drilling shareholders, in the aggregate, own stock of Topco possessing 50% or more of the total combined voting power or 50% or more of the total combined value of all classes of stock of Topco, taking into account certain constructive ownership rules under the Code. It is not expected that the 50% ownership requirement will be satisfied and that Section 304 of the Code will apply to the Exchange Offer, but that conclusion is not free from doubt.

If Section 304 of the Code applies to the Exchange Offer, a U.S. Holder of Maersk Drilling Shares would be treated as having (1) exchanged a portion of such U.S. Holder’s Maersk Drilling Shares for shares of Topco common stock equal in value to the cash received pursuant to the Exchange Offer in a nontaxable transaction and (2) received the cash received pursuant to the Exchange Offer as a distribution in redemption of such Topco common stock deemed received by such U.S. Holder, which is referred to as a “deemed redemption.” As a result,

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subject to the discussion below regarding potential dividend treatment, U.S. Holders of Maersk Drilling Shares would recognize capital gain or loss equal to the difference between the amount of such cash and such U.S. Holder’s tax basis in the portion of its Topco common stock that is treated as being exchanged for such cash. Any such gain or loss recognized by such U.S. Holder would be treated as capital gain or loss and would be treated as long-term capital gain or loss if such U.S. Holder’s holding period for Maersk Drilling Shares treated as exchanged for cash is more than one year. Long-term capital gains of certain noncorporate holders, including individuals, are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Notwithstanding the above, in certain circumstances, the cash consideration received by a U.S. Holder of Maersk Drilling Shares pursuant to the Exchange Offer could be treated as having been received in a deemed redemption of Topco common stock having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code (a “dividend equivalent transaction”), in which case such U.S. Holder generally would recognize dividend income up to the lesser of (i) the amount of the cash received and (ii) the combined earnings and profits (current and accumulated) of Maersk Drilling and Topco. Under those tests, such deemed redemption generally would be treated as having the effect of a distribution of a dividend if the receipt of the cash consideration by a U.S. Holder is not “substantially disproportionate” with respect to such holder or is “essentially equivalent to a dividend.” The deemed redemption generally will not be “substantially disproportionate” with respect to a U.S. Holder if the percentage of the Maersk Drilling Shares that the U.S. Holder actually and constructively owns immediately after the closing of the Exchange Offer is greater than or equal to 80% of the percentage of the Maersk Drilling Shares that the U.S. Holder is deemed actually and constructively to have owned immediately before the exchange. The deemed redemption will be considered to be “essentially equivalent to a dividend” if it does not result in a “meaningful reduction” in the U.S. holder’s deemed percentage of stock ownership of Maersk Drilling applying constructive ownership rules. The IRS has ruled that a minority stockholder in a publicly traded corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have experienced a “meaningful reduction” if the stockholder has even a small reduction in such stockholder’s percentage of stock ownership under the above analysis. In applying the “substantially disproportionate” and “not essentially equivalent to a dividend” tests to a holder, sales or purchases of Maersk Drilling Shares made by such holder (or by persons whose shares are attributed to such holder) in connection with the Exchange Offer will be taken into account.

Topco and Maersk Drilling have not determined whether either company will have current or accumulated earnings and profits on the effective date of the Exchange Offer. Nevertheless, because receipt of the cash consideration by each U.S. Holder is expected to satisfy the “substantially disproportionate” or “not essentially equivalent to a dividend” tests, unless such holder owns, directly or constructively (for example, through attribution of the ownership of other holders bearing a relationship to such holder described in Section 318 of the Code), a sufficiently large interest in Noble that results in such holder being treated as owning an additional indirect interest in Maersk Drilling as a result of the Business Combination, the receipt of cash consideration is not expected to be treated as a dividend. U.S. Holders should consult their tax advisors regarding the application of such tests with respect to their receipt of cash consideration pursuant to the Exchange Offer in light of their particular facts and circumstances.

1.1.307   Tax Consequences of Ownership and Disposition of Topco Shares

1.1.307.1 Dividends and Other Distributions on Topco Shares

Subject to the discussion below under the heading 31.3.2.3 “Passive Foreign Investment Company Rules,” distributions on Topco Shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from Topco’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Topco’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Topco Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Topco Shares and will be treated as described below under the heading 31.3.2.2 “Gain or Loss on Sale, Taxable

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Exchange or Other Taxable Disposition of Topco Shares.” The amount of any such distribution will include any amounts withheld by us (or another applicable withholding agent). Any amount treated as dividend income will be treated as foreign-source dividend income.

Under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), a non-corporate recipient of a dividend from a “qualified foreign corporation” will generally be subject to tax on the dividend income at the lower applicable net capital gains rate rather than the marginal tax rates generally applicable to ordinary income, provided that certain holding period and other requirements are met. A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (ii) with respect to any dividend it pays on stock which is readily tradable on an established securities market in the United States. Noble believes Topco will be eligible for the benefits of the Convention Between the Government of the United States of America and the Government of the United Kingdom of Great Britain and Northern Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and On Capital Gains, or the United States-United Kingdom income tax treaty (which the Secretary of the Treasury of the United States has determined is satisfactory for this purpose), in which case it would be treated as a qualified foreign corporation with respect to dividends paid on the Topco Shares. Further, provided that Topco Shares are listed on NYSE and/or Nasdaq Copenhagen, Topco Shares will be treated as readily tradable on an established securities market in the United States.

Subject to applicable limitations, United Kingdom income taxes, if any, withheld from dividends on common shares at a rate not exceeding the rate provided by the applicable treaty with the United States will be eligible for credit against the U.S. treaty beneficiary’s U.S. federal income tax liability. Subject to certain complex limitations, the non-refundable withheld United Kingdom taxes generally will be eligible for credit against a U.S. treaty beneficiary’s federal income tax liability. The rules governing foreign tax credits are complex and U.S. Holders are urged to consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. Holder may deduct foreign taxes, including any United Kingdom income tax, if any, in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year. U.S. Holders are urged to consult their tax advisors regarding the availability of the reduced tax rate on dividends in their particular circumstances.

1.1.307.2 Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Topco Shares

Subject to the discussion below under the heading 31.3.2.3 “Passive Foreign Investment Company Rules,” unless a non-recognition provision applies, U.S. Holders generally will recognize capital gain or loss upon the sale, exchange or other disposition of the Topco Shares. Such capital gain or loss will be long-term capital gain or loss if, at the time of the sale, exchange or other disposition, the U.S. Holder held the Topco Shares for more than one year. Long-term capital gains of an individual taxpayer generally are taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

1.1.307.3 Passive Foreign Investment Company Rules

While Noble believes that it is not a PFIC, it is possible that Topco might be a PFIC. A special set of U.S. federal income tax rules applies to ownership interests in a PFIC. A non-U.S. corporation is a PFIC in any taxable year in which, after taking into account certain look-through rules, either (i) at least 75% of its gross income is passive income or (ii) at least 50% of the average value (determined on a quarterly basis) of its assets is attributable to assets that produce or are held to produce passive income. In making this determination, the non-U.S. corporation is treated as earning its proportionate share of any income and owning its proportionate

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share of any assets of a subsidiary corporation in which it owns, directly or indirectly, a 25% or greater interest, by value. Passive income generally includes, but is not limited to, dividends, interest, rents, royalties and capital gains. If Topco is a PFIC at any time during which a U.S. Holder owns the Topco Shares, the U.S. Holder would be subject to additional U.S. information return filing requirements and the potentially materially adverse rules discussed below. While it is not free from doubt, based on Topco’s current expectations with respect to the ongoing operations and assets of Topco and its subsidiaries, Noble believes that Topco will not be a PFIC following the Business Combination.

If Topco is classified as a PFIC for any taxable year during which a U.S. Holder owns Topco Shares, the PFIC rules may alter the tax consequences of owning the Topco Shares with respect to gains from the sale, exchange or other disposition of, and “excess distributions” with respect to, the Topco Shares. Under the “default PFIC regime,” in general, an “excess distribution” is any distribution to a U.S. Holder that is greater than 125% of the average annual distributions received by the U.S. Holder (including return of capital distributions) during the three preceding taxable years or, if shorter, a U.S. Holder’s holding period. If Topco is classified as a PFIC for any taxable year during which a U.S. Holder owns Topco Shares, gains from the sale, exchange or other disposition of, and “excess distributions” with respect to, the Topco Shares would be allocated ratably over a U.S. Holder’s entire holding period and taxed at the highest ordinary income tax rate in effect for each such taxable year (subject to certain exceptions). Moreover, interest would be charged retroactively at the rate applicable to underpayments of tax (with respect to each such tax year’s ratable allocation) through the date of the sale, exchange or other disposition of, and “excess distributions” with respect to, the Topco Shares.

Topco does not intend to prepare or provide the information that would enable a U.S. Holder to make a “qualified electing fund” election to opt out of the default PFIC regime. U.S. Holders should consult with their tax advisors with respect to whether the unfavorable PFIC rules may be avoidable by electing to mark the Topco Shares to market.

The rules relating to PFICs are extremely complex and U.S. Holders are urged to consult their tax advisors regarding the tax considerations of owning Topco Shares in the event that Topco is treated as a PFIC during any taxable year during which a U.S. Holder will own Topco Shares.

The above discussion assumes Topco is not treated as a CFC, but no assurance can be made in that regard. U.S. Holders are urged to consult their tax advisors regarding the tax considerations of owning Topco Shares in the event that Topco is treated as a CFC.

1.1.307.4 Additional Reporting Requirements

Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to Topco Shares, subject to certain exceptions (including an exception for Topco Shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold Topco Shares. Substantial penalties apply to any failure to file IRS Form 8938 and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Topco Shares.

1.1.308   Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

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The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS GENERAL IN NATURE AND MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE EXCHANGE OFFER AND OF THE OWNERSHIP AND DISPOSITION OF TOPCO SHARES INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, FOREIGN AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

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INFORMATION DISCLOSED UNDER THE MARKET ABUSE REGULATION

During the past 12 months Maersk Drilling has published the announcements set forth below in accordance with Regulation (EU) No 596/2014 of 16 April 2014 on market abuse (the “Market Abuse Regulation”) and repealing Directive 2003/6/EC of the European Parliament and of the Council and Commission Directives 2003/124/EC.

Announcements relating to the Exchange Offer

On 10 November 2021, in connection with an announcement published by Noble and Maersk Drilling, Noble and Maersk Drilling announced that the parties had entered into a definitive business combination agreement to combine in a primarily all-stock transaction.

On 12 April 2022, in connection with an announcement published by Noble and Maersk Drilling, Noble and Maersk Drilling provided an update on the ongoing merger control process for the business combination. Pursuant to the update, Noble and Maersk Drilling expect that it will be necessary to divest certain jackup rigs to obtain conditional antitrust clearance in phase 1 from the UK Competition and Markets Authority.

On 23 June 2022, in connection with an announcement published by Maersk Drilling, Maersk Drilling provided an update on an agreement to divest the Remedy Rigs and an update on the merger control process for the Business Combination. Pursuant to the update, Noble had announced the signing of the Asset Purchase Agreement to sell five jackup rigs for USD 375 million. The sale, which is subject to approval of the UK CMA, is intended to address the potential concerns identified by the UK CMA in the phase 1 review of the Business Combination.

Other announcements required by the Market Abuse Regulation

On 19 August 2021, Maersk Drilling announced that Maersk Drilling upgraded the financial guidance for 2021.

On 16 December 2021, Maersk Drilling announced that Maersk Drilling upgraded the financial guidance for 2021.

On 18 December 2021, Maersk Drilling announced that Maersk Drilling had entered into a Heads of Agreement with Aker BP ASA to renew and extend the frame agreement that establishes Maersk Drilling as the jack-up rig drilling partner for a five-year period.

On 2 May 2022, Maersk Drilling announced that CEO Jørn Madsen had vested restricted share units related to the shares of Maersk Drilling free of charge under the exchange grant, transition grant and annual grant made on 30 April 2019.

On 30 June 2022, Maersk Drilling announced that CEO Jørn Madsen had sold shares of Maersk Drilling to cover taxes from vesting of restricted share units related to the shares of Maersk Drilling granted under long-term incentive programme.

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THIRD-PARTY INFORMATION, EXPERT STATEMENTS AND DECLARATIONS OF INTEREST

This Exemption Document contains statistics, data and other information relating to markets, market sizes, market shares, market positions and other industry data pertaining to the Noble Group’s and the Maersk Drilling Group’s business and markets. Unless otherwise indicated, such information is based on Topco’s analysis of multiple sources, including information from Bloomberg LP and Rystad Energy. While Topco can confirm that information from external sources has been accurately reproduced, Topco has not independently verified and cannot give any assurances as to the accuracy of market data as presented in this Exemption Document that was extracted or derived from these external sources. As far as Topco is aware and able to ascertain from this information, no facts have been omitted which would render the information provided inaccurate or misleading. This Exemption Document does not contain any statement or report attributed to a person as an expert.

Industry publications or reports generally state that the information they contain has been obtained from sources believed to be reliable, but the accuracy and completeness of such information is not guaranteed. Market data and statistics are inherently predictive and subject to uncertainty and not necessarily reflective of actual market conditions. Such statistics are based on market research, which itself is based on sampling and subjective judgements by both the researchers and the respondents, including judgements about what types of products and transactions should be included in the relevant market.

Unless otherwise indicated in this Exemption Document, any references to or statements regarding the Noble Group’s or the Maersk Drilling Group’s competitive positions have been based on Topco’s own assessment and knowledge of the market, regions and countries in which it operates.

In addition, this Exemption Document contains certain information pertaining to the commercial, financial, operational and legal position of Maersk Drilling or other entities within the Maersk Drilling Group which Topco has received from the Maersk Drilling Group (including with respect to forecasts prepared by Noble’s management with respect to expected future financial and operating performance of the Maersk Drilling Group) and/or which has been extracted from publications, reports and other documents prepared by the Maersk Drilling Group. While Topco can confirm that any information received from the Maersk Drilling Group and/or extracted from publications prepared by the Maersk Drilling Group has been accurately described and reproduced, Topco has not independently verified and consequently cannot give any assurances as to the accuracy of the information as presented in this Exemption Document which has been received from, or has been extracted from publications, reports or other documents prepared by, the Maersk Drilling Group.

As a result, the Maersk Drilling Shareholders should be aware that statistics, data, statements and other information relating to markets, market sizes, market shares, market positions and other industry data in this Exemption Document (and projections, assumptions and estimates based on such information) may not be reliable indicators of the Combined Group’s future performance and the future performance of the industry in which it will operate. Such indicators are necessarily subject to a high degree of uncertainty and risk due to the limitations described above and to a variety of other factors, including those described in 1 “Risk Factors” and elsewhere in this Exemption Document.

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INDEPENDENT AUDITORS

Topco

Topco was incorporated on 16 October 2020, does not have any material assets or liabilities and as of the date of this Exemption Document has not conducted any operating activities other than those incident to its formation and to the matters contemplated by the Business Combination Agreement, such as the making of certain required securities law filings, the establishment of Merger Sub and the preparation of this Exemption Document.

The name and address of Topco’s independent auditors are as follows:

PricewaterhouseCoopers LLP

1 Embankment Place

London, WC2N 6RH

England

PricewaterhouseCoopers LLP (London) is a registered member of the Institute of Chartered Accountants in England and Wales and will, following completion of the Business Combination, audit Topco’s consolidated financial statements prepared in accordance with the International Financial Reporting Standards as adopted in the United Kingdom.

PricewaterhouseCoopers LLP

1000 Louisiana Street, Suite 5800

Houston

Texas 77002

United States

PricewaterhouseCoopers LLP (Houston, Texas) is a registered member of the Public Company Accounting Oversight Board and will, following completion of the Business Combination, audit Topco’s consolidated financial statements prepared in accordance with U.S. GAAP.

Noble

The Noble Audited Consolidated Financial Statements covering the financial years ended 31 December 2021, 2020 and 2019 have been prepared in accordance with U.S. GAAP and have been audited by PricewaterhouseCoopers LLP.

The name and address of Noble’s independent auditors are as follows:

PricewaterhouseCoopers LLP

1000 Louisiana Street, Suite 5800

Houston

Texas 77002

United States of America

PricewaterhouseCoopers LLP is a registered member of the Public Company Accounting Oversight Board.

For the financial years ended 31 December 2021, 2020 and 2019, no audit reports have been refused by PricewaterhouseCoopers LLP or have been provided with qualifications, modifications of opinion, disclaimers or an emphasis of matter with respect to the Noble Audited Consolidated Financial Statements.

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Maersk Drilling

The Maersk Drilling Audited Consolidated Financial Statements covering the financial years ended 31 December 2021, 2020 and 2019 have been prepared in accordance with IFRS and have been audited by PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab.

The name and address of Maersk Drilling’s independent auditors are as follows:

PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab

Strandvejen 44

DK-2900 Hellerup

Denmark

PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab is represented by Rasmus Friis Jørgensen (identification no (MNE) mne28705), State Authorised Public Accountant, and Thomas Wraae Holm (identification no (MNE) mne30141), State Authorised Public Accountant, both members of FSR—Danish Auditors.

The independent auditors’ report included in Maersk Drilling’s published annual reports for the financial years ended 31 December 2021, 2020 and 2019 were signed by Rasmus Friis Jørgensen and Thomas Wraae Holm.

PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab is a member of FSR—Danish Auditors.

The auditors of Maersk Drilling have not refused to provide auditor reports in respect of the Maersk Drilling Audited Consolidated Financial Statements beginning on page F-1 of this Exemption Document, and the audit reports provided to Maersk Drilling in respect of the Maersk Drilling Audited Consolidated Financial Statements have not contained qualifications, modifications of opinion, disclaimers or an emphasis of matter.

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DOCUMENTS AVAILABLE

Copies of the following documents are available for inspection on Topco’s website (subject to certain restrictions), www.noblecorp.com, during the period in which this Exemption Document is in effect:

•	Topco’s memorandum of association and the Topco Articles of Association;

•	The Noble Consolidated Interim Financial Statements;

•	The Noble Audited Consolidated Financial Statements;

•	The Maersk Drilling Trading Statement;

•	The Maersk Drilling Audited Consolidated Financial Statements;

•	The Unaudited Pro Forma Financial Information;

•	The Offer Document (following its approval and publication);

•	The Business Combination Agreement;

•	The Noble Articles of Association;

•	The Maersk Drilling Articles of Association;

•	the documents incorporated by reference into this Exemption Document; and

•	this Exemption Document.

The information on Topco’s website does not form part of this Exemption Document, is not incorporated by reference into this Exemption Document, unless specifically stated in 36 “Information incorporated by reference”, and has not been scrutinised or approved by the Danish FSA, unless otherwise specifically stated herein. See also 36 “Information Incorporated by Reference”.

This Exemption Document will remain publicly available on Topco’s website for at least 10 years.

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INFORMATION INCORPORATED BY REFERENCE

The additional information explicitly listed in the table below has been incorporated by reference into this Exemption Document pursuant to article 3 of the Delegated Exemption Document Regulation. Non-incorporated parts of the documents incorporated by reference are either not deemed relevant for the Maersk Drilling Shareholders or are covered elsewhere in this Exemption Document. Direct and indirect references in the documents included in the table below to other documents or websites are not incorporated by reference and such other documents do not form part of this Exemption Document. The documents incorporated by reference speak only for the period in which they are in effect and have not been updated for the purpose of this Exemption Document. The Maersk Drilling Shareholders should assume that the information in this Exemption Document as well as the information incorporated by reference herein is accurate only in the period in which they are in effect.

The information incorporated by reference into this Exemption Document is exclusively set out in the cross-reference table below, and is available on Topco’s website, www.noblecorp.com.

Document/information	Page(s) in reference document
Noble’s condensed consolidated financial statements and notes included in Noble’s Quarterly Report on Form 10-Q for the quarterly period ended 31 March 2022
( https://www.sec.gov/ix?doc=/Archives/edgar/data/0001458891/000162828022012009/ne-20220331.htm)
Condensed consolidated financial statements	3-7
Notes to the consolidated financial statements	13-28

Noble’s Annual Report on Form 10-K as of December 31, 2021 and 2020 and for the period from February 6 to December 31, 2021 and for the period from January 1, 2021 to February 5, 2021 and for the two years ended December 31, 2020

( https://www.sec.gov/ix?doc=/Archives/edgar/data/0001458891/000162828022003005/ne-20211231.htm)
Report of independent registered public accounting firm	64-68
Consolidated financial statements	69-73
Notes to the consolidated financial statements	84-135

Noble’s Annual Report on Form 10-K as of December 31, 2020 and 2019 and for the three years ended December 31, 2020
( https://www.sec.gov/ix?doc=/Archives/edgar/data/0001458891/000162828021004612/ne-20201231.htm)
Report of independent registered public accounting firm	53-54
Consolidated financial statements	55-59
Notes to the consolidated financial statements	67-109

The Pacific Drilling condensed consolidated financial statements and notes for the interim period ended 31 March 2021 included in Noble’s Current Report on Form 8-K/A, filed with the SEC on 23 June 2021, Exhibit 99.2

(https://www.sec.gov/Archives/edgar/data/0001458891/000119312521197399/d164943dex992.htm )
Condensed consolidated financial statements	1-6
Notes to the consolidated financial statements	7-12

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ADDITIONAL INFORMATION

Material subsidiaries of Noble and Maersk Drilling

1.1.309   Noble

The following table sets forth Noble’s material subsidiaries which are, directly or indirectly, held by Noble, as at the date of this Exemption Document:

Entity Name	Country of Incorporation	Percentage of (Direct or Indirect) Ownership Interest and Voting Rights
Subsidiaries:
Noble Finance Company	Cayman Islands	100%
Noble Drilling Arabia Company Limited	Saudi Arabia	100%
Bully 1 (Switzerland) GmbH	Switzerland	100%
Noble BD LLC	Delaware, U.S.	100%
Noble Cayman SCS Holding Limited	Cayman Islands	100%
Noble Contracting II GmbH	Switzerland	100%
Noble Drilling (Guyana) Inc.	Guyana	100%
Noble Drilling (Norway) AS	Norway	100%
Noble Drilling (TVL) Ltd.	Cayman Islands	100%
Noble Drilling (U.S.) LLC	Delaware, U.S.	100%
Noble Drilling Doha LLC	Qatar	100%
Noble Drilling International GmbH	Switzerland	100%
Noble Drilling Services LLC	Delaware, U.S.	100%
Noble DT LLC	Delaware, U.S.	100%
Noble International Finance Company	Cayman Islands	100%
Noble Leasing (Switzerland) GmbH	Switzerland	100%
Noble Leasing III (Switzerland) GmbH	Switzerland	100%
Noble Pacific Limited	Cayman Islands	100%
Noble Resources Limited	Cayman Islands	100%
Noble Rig Holding 2 Limited	Cayman Islands	100%
Noble Rig Holding I Limited	Cayman Islands	100%
Noble SA Limited	Cayman Islands	100%
Noble Services Company LLC	Delaware, U.S.	100%
Noble Services International Limited	Cayman Islands	100%
Pacific Drilling Operations Limited	British Virgin Islands	100%
Pacific Drilling VII Limited	British Virgin Islands	100%
Pacific Sharav Korlátolt Felelősségű Társaság	Hungary	100%
Pacific Bora Ltd.	Liberia	100%
Pacific Mistral Ltd.	Liberia	100%
Pacific Scirocco Ltd.	Liberia	100%
Pacific Drilling Limited	Liberia	100%
Pacific Drilling Operations, Inc.	Delaware, U.S.	100%
Pacific Drilling, LLC	New York	100%
Pacific Santa Ana Limited	British Virgin Islands	100%
Pacific Drilling Holding (Gibraltar) Limited	Gibraltar	100%
Pacific Drillship Mexico, S. de R.L. de C.V.	Mexican	100%
Pacific Drilling, Inc.	Delaware, U.S.	100%
Pacific Drilling Manpower S.à.r.l.	Luxembourg	100%
Pacific Drilling Manpower, Inc.	Delaware, U.S.	100%
Pacific Drilling Manpower Ltd.	British Virgin Islands	100%

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Entity Name	Country of Incorporation	Percentage of (Direct or Indirect) Ownership Interest and Voting Rights
Joint ventures:
Noble Deepwater (B) Sdn Bhd	Brunei	42.5%
Noble Drilling (Ghana) Limited	Ghana	65%
Sedco Dubai LLC	Dubai	49%
Noble Drilling Arabia Company Ltd.	Saudi Arabia	50%
Noble Drilling Doha LLC	Qatar	49%
Pacific International Drilling West Africa Limited	Nigeria	49%
Pacific Menergy Ghana Limited	Ghana	90%

Noble considers the subsidiaries included in the table above as its material subsidiaries on the basis of a commercial materiality assessment and which constitute a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X of the Exchange Act.

1.1.310   Maersk Drilling

The following table sets forth Maersk Drilling’s material subsidiaries which are, directly or indirectly, held by Maersk Drilling, as at the date of this Exemption Document:

Entity Name	Country of Incorporation	Percentage of (Direct or Indirect) Ownership Interest and Voting Rights
Maersk Drilling A/S (32673821)	Denmark	100%
Maersk Highlander UK Ltd (10195411)	United Kingdom	100%
Maersk Drilling Holdings Singapore Pte. Ltd (201026664E)	Singapore	100%
Maersk Drillship IV Singapore Pte. Ltd (201328676D)	Singapore	100%

Maersk Drilling considers the subsidiaries included in the table above as its material subsidiaries on the basis of a commercial materiality assessment and which constitute a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X of the Exchange Act.

Movements in the share capital of Topco

The table set forth below presents the development of Topco’s share capital from its incorporation to the date of this Exemption Document.

Date of approval	Transaction type	Share capital before change (GBP)	Share capital change (GBP)	Share capital after change (GBP)	Price per share of nominal value 1 (GBP)
16 October 2020	Incorporation	—	50,000	50,000	1
1 September 2021	Allotment	50,000	1	50,001	1
1 September 2021	Reduction of capital	50,001	50,000	1	1
4 May 2022	Allotment	1	49,999	50,000	1

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GLOSSARY

The following explanations are not intended as technical definitions and are provided purely for assistance in understanding certain terms as used in this Exemption Document.

“10-day VWAP”	the volume-weighted average closing price of the Noble Shares for the 10 trading days ending on the date two Business Days prior to the publication of the Offer Document

“Acceptance Shares”	interim acceptance shares corresponding to a corresponding number of Maersk Drilling Shares tendered in the Exchange Offer issued in the interim ISIN code DK0061803103 and representing a right to receive Share Consideration in the Exchange Offer

“Acceptance Share Holder”	Holders of Acceptance Shares

“Acceptance Time”	The time of Topco’s acceptance for payment, and payment for, all Maersk Drilling Shares that are validly tendered and not validly withdrawn pursuant to the Exchange Offer if all conditions to the Exchange Offer have been satisfied or waived

“Acquisition Opportunity”	Any investment, acquisition, divestiture or other business combination.

“ADES”	ADES International Holding

“AICPA”	The American Institute of Certified Public Accountants

“Alternative Proposal”	With respect to Noble or Maersk Drilling, any bona fide proposal or offer made by any person other than Noble or Maersk Drilling and their respective affiliates for (a) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving Noble or Maersk Drilling, as applicable, (b) the direct or indirect acquisition by any person (including by any asset acquisition, joint venture or similar transaction) of more than 20% of the assets of Noble or Maersk Drilling, as applicable, and its subsidiaries, on a consolidated basis, (c) the direct or indirect acquisition by any person of more than 20% of Noble’s or Maersk Drilling’s, as applicable, equity securities or of the voting power of the outstanding Noble or Maersk Drilling equity securities, including any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of Noble’s or Maersk Drilling’s, as applicable, equity securities or shares with 20% or more of the voting power of the outstanding Noble or Maersk Drilling equity securities, as applicable, or (d) any combination of the foregoing, in each case of subclauses (a) through (c) whether in a single transaction or a series of related transactions.

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“Ancillary Documents”	The additional agreements that were entered into concurrently with, or will be entered into pursuant to (as applicable) the Business Combination Agreement. For further information on these agreement, see 7.2 “Ancillary Documents”

“AoC”	Acknowledgement of Compliance

“APA Completion”	Completion of the transactions contemplated under the Asset Purchase Agreement

“APMH”	A.P. Møller Holding A/S

“APMH Invest”	APMH Invest A/S

“APMs”	Certain financial alternative performance measures and adjustments used by the Noble Group and/or the Maersk Drilling Group which are not presented in accordance with U.S. GAAP or IFRS or any other internationally accepted accounting principles, see 5.5 “Alternative Performance Measures”

“Applicable Criteria”	The applicable criteria on the basis of which the Topco Board of Directors has compiled the pro forma financial information set out in section 18 “Unaudited Pro Forma Financial Information”.

“APPS”	Act to Prevent Pollution from Ships

“ASC 606”	Accounting Standards Codification Topic 606, Revenue from Contracts with Customers

“ASC 805”	Accounting Standards for Codification Topic 805, Business Combinations

“ASC 852”	Accounting Standards Codification Topic 852, Reorganizations

“ASU”	Accounting Standards Update

“ASU 2021-08”	ASU No. 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers

“Asset Coverage Ratio”	In respect of the Noble Revolving Credit Agreement, the ratio of (i) Asset Coverage Aggregate Rig Value to (ii) the aggregate principal amount of loans and letters of credit outstanding under the Noble Revolving Credit Facility

“Asset Purchase Agreement”	The asset purchase agreement entered into on 23 June 2022 between the Sellers and the Shelf Buyer, pursuant to which, among other things, the Sellers have agreed to sell and the Shelf Buyer has agreed to purchase the Remedy Rigs and certain related assets.
“Audit Committee”	The audit committee of the Topco Board of Directors

“BWM Convention”	The Ballast Water Management Convention

“Bankruptcy Code”	Title 11 of the United States Code

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“Bankruptcy Court”	The United States Bankruptcy Court for the Southern District of Texas

“BOEM”	Bureau of Ocean Energy Management

“Book-Entry Shares”	The Maersk Drilling Book-Entry Shares and the Noble Book-Entry Shares

“BOP”	Blow-out preventer

“Borrowers”	The borrowers under the Noble Revolving Credit Agreement

“Branding Agreement”	The branding agreement, dated 2 April 2019, regarding the Maersk Drilling Group’s use of a number of trademarks, names, vessels and rig names and other designations including “Maersk Drilling” as trademark and company name, the Maersk blue color and the seven-pointed star between A.P. Møller—Mærsk A/S, APMH and Maersk Drilling

“Brexit”	The exit from the EU by the United Kingdom

“BSEE”	Bureau of Safety and Environmental Enforcement

“Bunker Convention”	The International Convention for Civil Liability for Bunker Oil Pollution Damage of 2001

“Business Combination”	The transactions contemplated by the Business Combination Agreement, including the Cayman Merger and the Exchange Offer

“Business Combination Agreement”	The Business Combination Agreement, dated 10 November 2021, by and among Topco, Merger Sub, Noble and Maersk Drilling, as it may be amended from time to time

“Business Combination Proposal”	The proposal to approve the adoption of the Business Combination Agreement and the Business Combination

“Business Day”	Any day other than a Saturday, Sunday or a day on which the banks in New York, New York, Houston, Texas, London, England or Denmark are authorized or required by law or executive order to be closed

“Case A”	The first set of forecasts of expected future financial and operating performance of Noble and of Maersk Drilling prepared by Noble’s management.

“Case B”	The second set of forecasts of expected future financial and operating performance of Noble and of Maersk Drilling prepared by Noble’s management

“Cash Acceptance Shares”	Interim cash acceptance shares corresponding to a corresponding number of Maersk Drilling Shares tendered in the Exchange Offer issued in the interim ISIN code, DK0061803293 and representing a right to receive Cash Consideration in the Exchange Offer

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“Cash Consideration”	The cash consideration to be paid to Maersk Drilling Shareholders electing to tender their Maersk Drilling Shares by way of the Cash Election

“Cash Consideration Cap”	The aggregate cash consideration cap of USD 50 million that the Cash Consideration is subject to

“Cash Election”	The opportunity offered by Topco for each Maersk Drilling Shareholder to elect to receive Cash Consideration

“Cayman Merger”	The merger of Noble with and into Merger Sub with Merger Sub continuing as the surviving entity, as a result of which Noble will become a wholly-owned direct subsidiary of Topco

“CCA”	Canyon Capital Advisors LLC

“CEA”	The multi-year Commercial Enabling Agreement entered into with ExxonMobil in February 2020

“CFC”	Controlled foreign corporation

“CERCLA”	The Comprehensive Environmental Response, Compensation, and Liability Act in the United States

“Chapter 11”	Chapter 11 of the Bankruptcy Code

“Chapter 11 Cases”	The chapter 11 proceedings concerning Legacy Noble and certain of its subsidiaries, jointly administered under the caption “Noble Corporation plc, et al.” (Case No. 20-33826)

“Clean Water Act”	The US Federal Water Pollution Control Act of 1972, as amended

“Closing”	The closing of the transactions contemplated by the Business Combination Agreement

“Code”	The Internal Revenue Code of 1986, as amended, and any successor thereto

“Collateral”	The collateral securing the obligations under the Noble Revolving Credit Facility as set out in section 16.9 “Guarantees of Registered Securities”

“Combined Group”	The Noble Group and Topco together with the Maersk Drilling Group following completion of the Business Combination

“Compensation Committee”	The compensation committee of the Topco Board of Directors

“Competing Offer”	A competing offer made pursuant to Section 25(1) of the Danish Takeover Order

“Completed Transactions”	The transactions that have been completed since 1 January 2021 but have not been included in the results of operations for the entire period presented for the pro forma condensed combined statement of operations set out in section 18.1 “Introduction, Pro Forma Financial Information, Basis of Presentation and Notes”.

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“Completion”	The completion and settlement of the Exchange Offer

“Compulsory Purchase”	The redemption by Topco of any Maersk Drilling Shares not exchanged in the Exchange Offer by Topco for, at the election of the holder, either Topco Shares or cash (or, for those holders that do not make an election, only cash) under Danish law by way of a compulsory purchase

“Compulsory Purchase Consideration”	The redemption price paid in cash per Minority Share in the Compulsory Purchase

“Computershare”	Computershare Inc. and/or Computershare Trust Company, N.A., as applicable

“Conditions to Completion”	The conditions, whose satisfaction or waiver or mutual amendment (to the extent permitted by the Offer Document), that the Exchange Offer and the effectiveness of the contracts which come into existence as a result of the acceptance of the Exchange Offer are subject to

“Continuing Employees”	Each employee of Maersk Drilling or its subsidiaries to the extent he or she remains employed with Topco or its subsidiaries through the Acceptance Time

“Court”	The High Court of Justice in England and Wales

“COVID-19”	The novel coronavirus known as SARS-CoV 2 or COVID-19, and any evolutions, mutations thereof or related or associated epidemics, pandemics or disease outbreaks

“Credit Parties”	Finco and certain of its direct and indirect subsidiaries, collectively with the Borrowers

“Currency Rate”	With respect to a particular currency for a particular day, the spot bid rate of exchange for USD into that currency on such date, at the rate quoted by Reuters at 4 p.m. in London on such date

“Custodian Bank”	The Maersk Drilling Shareholders’ respective custodian securities services companies that hold custody of the Maersk Drilling Shares

“Danish Capital Markets Act”	Consolidated Act no. 2014 of 1 November 2021 on Capital Markets, as amended (in Danish: kapitalmarkedsloven)

“Danish Companies Act”	Consolidated Act no. 1952 of 11 October 2021 on limited liability companies, as amended (in Danish: selskabsloven)

“Danish FSA”	Danish Financial Supervisory Authority (in Danish: Finanstilsynet)

“Danish Recommendations on Corporate Governance”	The Recommendations on Corporate Governance of the Danish Committee on Corporate Governance issued in December 2020

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“Danish Takeover Order”	Danish Executive Order no. 636 of 15 May 2020 on takeover bids (in Danish: bekendtgørelse om overtagelsestilbud)

“Danish Tax Authority”	The Danish Tax Authority (in Danish: Skattestyrelsen)

“Davis Polk”	Davis Polk & Wardwell London LLP

“DBA”	The Danish Business Authority

“Debtors”	In respect of the Chapter 11 Cases, Legacy Noble and certain of its subsidiaries

“Delegated Exemption Document Regulation”	Commission Delegated Regulation (EU) No 2021/528 of 16 December 2020

“Demerger Agreement”	That certain demerger agreement entered into between Maersk Drilling and A.P. Møller—Mærsk A/S on 4 March 2019

“Designated Entities”	Funds and accounts for which the same person serves as investment manger, advisor or sub-advisor (as applicable) on the Plan Effective Date and which funds and accounts owned, in the aggregate, in excess of 35% of the issued and outstanding Noble Shares on the Plan Effective Date

“DNB”	DNB ASA

“DKK”	Danish kroner, the lawful currency of Denmark

“DPS”	Dynamic positioning system

“DSF Collateral Rigs”	Maersk Developer, Maersk Voyager and Maersk Venturer

“DSF Facility”	The facility under the DSF Facility Agreement consisting of a term loan facility in an aggregate principal amount of USD 350,000,000 with a final maturity date on 14 December 2025

“DSF Facility Agreement”	The USD 350 million term loan facility originally dated 10 December 2018 to which Maersk Drilling is borrower and guarantor with, inter alia, Danmarks Skibskredit A/S as arranger, original lender and security agent

“DSF Facility CoC Trigger”	Certain events triggering a change of control clause in the DSF Facility Agreement.

“DTC”	Depository Trust Company

“DTC Participant”	A participant in DTC

“DTC Rules”	The rules and procedures of DTC and NSCC

“DUC”	The Danish Underground Consortium

“Ducera”	Ducera Securitites LLC

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“Ducera Termination Fee”	The termination fee payable by Noble to Ducera in connection with the Business Combination if the Business Combination is not completed and Noble is entitled to any payment in connection therewith, see 6.10 “Opinion of Noble’s Financial Advisor”

“Duke Merger Sub”	Duke Merger Sub, LLC

“E&P”	Exploration and production

“E&P Activities”	The exploration, development and production of oil and gas reserves

“E&P Companies”	Companies exploring for or producing oil and/or natural gas

“EEA”	The European Economic Area

“EEMS”	Environmental and Emissions Monitoring System

“Effect”	In the context of the Business Combination Agreement, any event, change, fact, circumstance, occurrence, development, condition or effect that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect

“Elliot”	The complaint captioned David Elliot v. Noble Corporation, Charles M. Sledge, Paul Aronzon, Patrick J. Bartels Jr., Robert W. Eifler, Alan J. Hirshberg, Ann D. Pickard, and Melanie M. Trent, No. 1:22-cv-03230 (S.D.N.Y)

“Emergence Grants”	The equity grants to selected members of Noble’s senior management, including each of the Noble Executive Officers, under the Noble LTIP approved by the compensation committee of Noble in February 2021

“End Date”	10 November 2022; provided, however, that if the condition relating to antitrust approvals has not been satisfied at such time, the End Date will automatically be extended to 10 February 2023

“EPA”	The United States Environmental Protection Agency

“Equinor”	Equinor ASA

“Equity Registration Rights Agreement”	The registration rights agreement between Noble and the RRA Shareholders entered into on the Plan Effective Date

“Equity Registrable Securities”	Certain securities issued or issuable to the RRA Shareholders

“ERISA”	Employee Retirement Income Security Act of 1974

“ESG”	Environmental, social and governance

“ETS”	The Emissions Trading System

“EU”	European Union

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“EU Takeover Directive”	Directive 2004/25/EC of the European Parliament and of the Council of 21 April 2004 on takeover bids, as amended

“EU Transparency Directive”	Directive 2004/109/EC of the European Parliament and the Council of 15 December 2004.

“EUR”	Euro, the lawful currency of the participating member states in the Third Stage of the European and Monetary Union of the Treaty Establishing the European Community

“Euronext Securities Copenhagen”	Euronext Securities (Copenhagen), the official Danish central securities depository and designated securities settlement system operated by VP Securities A/S

“Exchange Act”	The U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder

“Exchange Agent”	the U.S. bank or trust company that will be appointed by Topco and Noble to act as an exchange agent

“Exchange Fund”	Evidence of book-entry form for Topco Shares deposited with the Exchange Agent, together with any dividends or distributions with respect hereto

“Exchange Offer”	The voluntary tender exchange offer made by Topco to the Maersk Drilling shareholders whereby each issued and outstanding Maersk Drilling share, other than the Maersk Drilling treasury shares, shall be exchanged for 1.6137 Topco Offer Shares

“Exchange Ratio”	A ratio of 1.6137 Topco Offer Shares offered as consideration for each outstanding Maersk Drilling Share in the Exchange Offer

“Exemption Document”	This document for the purpose of the public offering of Topco Offer Shares to the shareholders of Maersk Drilling

“ExxonMobil”	Exxon Mobil Corporation

“FCPA”	US Foreign Corrupt Practices Act of 1977

“FASB”	The Financial Accounting Standards Board

“Finco”	Noble Finance Company (formerly known as Noble Corporation), an exempted company incorporated in the Cayman Islands with limited liability and a wholly-owned subsidiary of Noble

“F Reorganization”	A tax-deferred “reorganization” within the meaning of Section 368(a)(1)(F) of the Code

“FSMA Order”	The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended

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“Full Cash Alternative”	In respect of the Compulsory Purchase, the election by the holders of Minority Shares to receive a full cash alternative calculated in accordance with the Section 8.23 “Compulsory Purchase”

“GoldenTree Accounts”	Certain accounts for which the GoldenTree Advisor serves as investment manager.

“GoldenTree Advisor”	GoldenTree Asset Management LP

“GoldenTree General Partner”	The general partner of the GoldenTree Advisor, GoldenTree Asset Management LLC

“GHG”	Greenhouse gas

“Group Shares”	Defined only for the purposes of the section 31.1 “Danish tax considerations” as shares in a company in which the company shareholder of the company and the issuing company are subject to Danish joint taxation or fulfil the requirements for international joint taxation under Danish law

“Guarantors”	The direct and indirect subsidiaries of Finco that have guaranteed for the Second Lien Notes

“HMRC”	HM Revenue and Customs

“HSE”	Health, safety and environmental

“HSSE”	Health, safety, security and environment

“IAS”	International Accounting Standards

“IASB”	International Accounting Standards Board

“IFRIC”	IFRS Interpretations Committee

“IFRS”	International Financial Reporting Standards as adopted by the EU

“IMO”	International Maritime Organisation

“Implied TEV/Unit”	Implied value per 7G equivalent unit on a backlog adjusted basis

“Indemnified Parties”	Each person who prior to the Acceptance Time is or has been an officer, director or employee of Noble, Maersk Drilling or any of their respective subsidiaries

“Intercreditor Agreement”	The intercreditor agreement dated 6 December 2018 between the parties to the Syndicated Facilities Agreement

“Interim Period”	The period from the date of the Business Combination Agreement until the earlier of the Acceptance Time or the termination of the Business Combination Agreement

“Investor Director”	The one director which the Designated Entities shall be entitled to nominate, and the Noble Board of Directors shall appoint, and remove pursuant to the Noble Articles of Association

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“Investor Manager”	Certain funds and accounts for which Pacific Investment Management Company LLC serves as investment manager, adviser or co-adviser, as applicable

“ISO”	International Organization for Standardization

“J.P. Morgan”	J.P. Morgan Securities plc

“Kent”	The complaint captioned Michael Kent v. Noble Corporation, Charles M. Sledge, Paul Aronzon, Patrick J. Bartels Jr., Robert W. Eifler, Alan J, Hirshberg, Ann D. Pickard, and Melanie M. Trent

“Kirkland”	Kirkland & Ellis LLP

“KSCM”	King Street Capital Management, L.P.

“KSCM GP”	King Street Capital Management GP, L.L.C

“Le”	The complaint captioned Phuong Le v. Noble Corporation, Robert W. Eifler, Patrick J. Bartels, Jr., Alan J. Hirshberg, Ann Pickard, Charles Sledge, Melanie M. Trent, Paul Aronzon, Noble Finco Limited, Noble Newco Sub Limited and The Drilling Company of 1972 A/S, No. 1:22-cv-00351 (S.D.N.Y)

“Legacy Noble”	Noble Holding Corporation plc (formerly known as Noble Corporation plc), a public limited company incorporated under the laws of England and Wales

“LIBOR”	London Interbank Offered Rate

“Licensed Branding”	A name that does not include any IP licensed under the Branding Agreement

“Licensed Trademarks”	A name that is substantially or confusingly similar to any trademark included in the Licensed Branding

“Listing Prospectus”	The EU prospectus as approved by the Danish FSA in connection with the admission to trading and official listing on Nasdaq Copenhagen of the Topco Shares in connection with the completion of the Exchange Offer

“LMRP”	Lower Marine Riser Package

“LOPC”	Loss of Primary Containment

“LT EBITDA Margins”	In respect of the section 6.11 “Opinion of Maersk Drilling’s Financial Advisor”, a range of EBITDA margins for each of Maersk Drilling and Noble from 2026E through the end of the estimated useful lives of Maersk Drilling’s fleet of rigs and Noble’s fleet of rigs

“LTIF”	Lost time injury frequency

“Maersk”	A.P. Møller—Mærsk A/S

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“Maersk Drilling”	The Drilling Company of 1972 A/S, a Danish public limited liability company

“Maersk Drilling Articles of Association”	The articles of association of Maersk Drilling dated 8 April 2021

“Maersk Drilling Audited Consolidated Financial Statements”	The Maersk Drilling Group’s consolidated financial statements (including the notes thereto) as at and for each of the years ended 31 December 2021, 2020 and 2019, which were prepared by Maersk Drilling in accordance with IFRS and audited by Maersk Drilling’s independent auditor, PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab

“Maersk Drilling Board of Directors”	The board of directors of Maersk Drilling at any given date as registered with the Danish Business Authority (in Danish: Erhvervsstyrelsen) at any given time

“Maersk Drilling Book-Entry Shares”	The Maersk Drilling Shares represented by book-entry

“Maersk Drilling Disclosure Letter”	The disclosure letter delivered by Maersk Drilling in connection with the Business Combination Agreement

“Maersk Drilling Executive Management”	The executive management of Maersk Drilling as registered with the Danish Business Authority at any given time

“Maersk Drilling Executive Officers”	The members of the Maersk Drilling Executive Management and the Maersk Drilling Key Employees, each a “Maersk Drilling Executive Officer”

“Maersk Drilling Group”	Maersk Drilling and its subsidiaries

“Maersk Drilling Intervening Event”	Any Effects (other than in connection with an Alternative Proposal or an Acquisition Opportunity) with respect to Maersk Drilling that materially affects the business, results of, operations or financial condition of Maersk Drilling that was not known to or reasonably foreseeable by the Maersk Drilling Board of Directors as of or prior to the execution of the Business Combination Agreement

“Maersk Drilling Key Employees”	Morten Kelstrup, Chief Operating Officer, Nikolaj Svane, Chief Strategy & People Officer and Klaus Kristensen, General Counsel of the Maersk Drilling Group

“Maersk Drilling LTI”	The Maersk Drilling RSU Long-Term Incentive Programme for Executive Management 2019 and the Maersk Drilling RSU Long-Term Incentive Programme 2019

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“Maersk Drilling RSU Awards”	“Maersk Drilling RSU Awards” as described in 6.13.3.1 “Background on Maersk Drilling Long-Term Incentive Plan”

“Maersk Drilling Selected Companies”	Companies in the offshore drilling industry with operations and businesses that, for purposes of Ducera’s analysis, may be considered similar to Maersk Drilling’s, based on business sector participation, financial and other metrics and operating characteristics and products, specifically Noble, Diamond Offshore Drilling, Inc., Valaris Limited and Transocean Ltd.

“Maersk Drilling Shareholders”	Shareholders of Maersk Drilling at any given time

“Maersk Drilling Shares”	All issued and outstanding shares of Maersk Drilling as at the date of this Exemption Document

“Maersk Drilling Revolving Credit Facility”	The Maersk Drilling Group’s undrawn revolving credit facility in an aggregate principal amount of USD 400,000,000

“Maersk Drilling Rig Disposal”	The divesture of the combined drilling and production unit Maersk Inspirer in Norway to Havila Sirius, completed by Maersk Drilling on 27 October 2021

“Maersk Group”	Maersk including its direct and indirect subsidiaries

“Majority Shareholders”	APMH, A.P. Møller—Mærsk A/S, A.P. Møller og Hustru Chastine Mc-Kinney Møllers Familiefond or Den A.P. Møllerske Støttefond

“March 2022 Prepayment”	Maersk Drilling’s extraordinary prepayment of its Term Loan Facility in an amount of USD 226.5 million on 31 March 2022

“Marini”	The complaint captioned Ricardo Marini v. Noble Corporation, Charles M. Sledge, Paul Aronzon, Patrick J. Bartels Jr., Robert W. Eifler, Alan J. Hirshberg, Anne D. Pickard, and Melanie M. Trent, No. 1:22-cv-00442 (S.D.N.Y.)

“Market Abuse Regulation”	Regulation (EU) no. 596/2014 on Market Abuse

“MARPOL”	International Convention for the Prevention of Pollution from Ships, as modified by the Protocol of 1978

“Material Adverse Effect”	A material adverse effect as defined in the Business Combination Agreement, and as set out in 7.1.11 “Material Adverse Effect”

“Merger Consideration”	Each Noble Share issued and outstanding immediately prior to the Merger Effective Time, converted into one newly and validly issued, fully paid and non-assessable Topco Share

“Merger Effective Time”	The time that the Cayman Merger becomes effective.

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“Merger Sub”	Noble Newco Sub Limited, a Cayman Islands exempted company and a direct, wholly owned subsidiary of Topco

“MiFID II”	EU Directive 2014/65/EU on markets in financial instruments, as amended

“Minimum Acceptance Condition”	The condition to the Exchange Offer that Topco acquires at least 80% of the then-outstanding Maersk Drilling Shares and voting rights of Maersk Drilling (which percentage may be lowered by Topco in its sole discretion to not less than 70%)

“Minority Shares”	Following Completion of the Exchange Offer, the remaining minority shares of Maersk Drilling held by Maersk Drilling Shareholders

“Nasdaq Copenhagen”	Nasdaq Copenhagen A/S, CVR no. 19 04 26 77

“NCA”	The Norwegian Competition Authority (Konkurransetilsynet)

“New Plans”	At the Acceptance Time, any employee benefit plans that are established or maintained by Topco

“New Topco Board of Directors”	Robert W. Eifler, Charles M. (Chuck) Sledge, Claus V. Hemmingsen, Kristin H. Holth, Alastair Maxwell, Alan J. Hirshberg and Ann D. Pickard in their capacity as members of the Topco Board of Directors following completion of the Business Combination

“New Topco Executive Officers”	Robert W. Eifler, Richard B. Barker, William E. Turcotte, Joey M. Kawaja, Caroline Alting and Blake A. Denton in their capacity as Topco Executive Officers following completion of the Business Combination

“Newbuilding”	Floaters and jack-up rigs in the industry’s new rigs order book

“NIFCO”	Noble International Finance Company

“NLN Assets and Employees”	The assets and the rig-based and shore-based employees operating the NLN Rig

“NLN Charter Agreement”	The bareboat charter agreement to be entered into on APA Completion between Noble Norway and a member of the Shelf Group which will own the NLN Rig, pursuant to which Noble Norway will charter the NLN Rig from the Shelf Group during the period from APA Completion until the date of the NLN Completion

“NLN Completion”	The transfer of the NLN Assets and Employees by the Sellers to the Shelf Buyer or a member of the Shelf Group

“NLN Drilling Agreement”	The drilling agreement entered into by Noble Norway with Equinor Energy AS in connection with the NLN Rig

“NLN Rig”	The Remedy Rig known as the Noble Lloyd Noble

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“Noble”	Noble Corporation, an exempted company incorporated in the Cayman Islands with limited liability

“Noble 2020 Form 10-K”	Noble’s Annual Report on Form 10-K as of December 31, 2020 and 2019 and for the three years ended December 31, 2020

“Noble 2021 Form 10-K”	Noble’s Annual Report on Form 10-K as of December 31, 2021 and 2020 and for the period from February 6 to December 31, 2021 and for the period from January 1, 2021 to February 5, 2021 and for the two years ended December 31, 2020

“Noble 2021 Rig Disposal”	The sales of jackup rigs Noble Roger Lewis, Noble Scott Marks, Noble Joe Knight, and Noble Johnny Whitstine in Saudi Arabia to ADES International Holding Limited, completed on 3 November 2021

“Noble 2022 Rig Disposal”	The divestment of the Remedy Rigs including all of the related support and infrastructure that the purchaser will need to run the Remedy Rigs as an effective standalone business. Relevant off-shore and on-shore staff are expected to transfer with the Remedy Rigs.

“Noble Articles of Association”	Noble’s amended and restated memorandum and articles of association as of 5 February 2021

“Noble Audited Consolidated Financial Statements”	The Noble Group’s consolidated financial statements and notes included in Noble’s Annual Report on Form 10-K as of 31 December 2021 and 2020 and for the period from 6 February to 31 December 2021 and for the period from 1 January 2021 to 5 February 2021 and for the two years ended 31 December 2020 and Noble’s Annual Report on Form 10-K as of 31 December 2020 and 2019 and for the three years ended 31 December 2020 which were prepared by Noble in accordance with U.S. GAAP and audited by Noble’s independent auditor, PricewaterhouseCoopers LLP

“Noble Board of Directors”	The board of directors of Noble

“Noble Book-Entry Shares”	The Noble Shares represented by book-entry

“Noble Certificates”	The Noble Shares represented by certificates

“Noble Code of Conduct”	Noble’s code of business conduct and ethics

“Noble Directors”	The directors of Noble at any time

“Noble Disclosure Letter”	The disclosure letter delivered by Noble in connection with the Business Combination Agreement

“Noble Executive Officers”	The executive officers of Noble at any time

“Noble Group”	Noble and its subsidiaries

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“Noble Intervening Event”	Any Effects (other than in connection with an Alternative Proposal or an Acquisition Opportunity) with respect to Noble that materially affects the business, results of, operations or financial condition of Noble that was not known to or reasonably foreseeable by the Noble Board of Directors as of or prior to the execution of the Business Combination Agreement

“Noble LTIP”	Noble’s long-term incentive plan

“Noble Merger Surviving Entity”	Merger Sub as the surviving entity and a direct wholly owned subsidiary of Topco following the Cayman Merger

“Noble Norway”	Noble Drilling Norway AS

“Notes Registrable Securities”	Certain Second Lien Notes issued or issuable to the RRA Noteholders

“Noble Reorganization”	Noble’s emergence from bankruptcy reorganization under Chapter 11 on 5 February 2021

“Noble Restructuring”	Noble’s 2020 Chapter 11 restructuring

“Noble Revolving Credit Agreement”	The senior secured revolving credit agreement entered into by Finco and NIFCO as borrowers on the Plan Effective Date

“Noble Revolving Credit Facility”	The USD 675.0 million senior secured revolving credit facility (with a USD 67.5 million sublimit for the issuance of letters of credit thereunder) provided by the Noble Revolving Credit Agreement

“Noble RSU Awards”	Each award of restricted share units representing the right to receive Noble Shares, or value based on the value of Noble Shares

“Noble Selected Companies”	Companies in the offshore drilling industry with operations and businesses that, for purposes of Ducera’s analysis, may be considered similar to Noble’s, based on business sector participation, financial and other metrics and operating characteristics and products, specifically Maersk Drilling, Diamond Offshore Drilling, Inc., Valaris Limited and Transocean Ltd.

“Noble Shareholder Approval”	The Noble Shareholders’ approval of (i) the Business Combination Agreement, the Plan of Merger (attached to the Business Combination Agreement as Exhibit C) and the Cayman Merger, and (ii) the Topco Share Issuance, which was obtained at an extraordinary general meeting of Noble on 10 May 2022

“Noble Shareholders”	The shareholders in Noble at any given date

“Noble Shares”	The ordinary shares, par value USD 0.00001 per share, of Noble

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“Noble Supporting Shareholders”	The Investor Manager, certain funds advised by Canyon Capital Advisors LLC and certain funds advised by GoldenTree Asset Management LP, each of which have entered into Voting Agreements

“Noble STIP”	Noble’s short-term incentive plan

“Noble Warrant Agreements”	Collectively, (i) the Tranche 1 Warrant Agreement, dated as of 5 February 2021, by and among Noble, Computershare Inc. and Computershare Trust Company, N.A.; (ii) the Tranche 2 Warrant Agreement, dated as of 5 February 2021, by and among Noble, Computershare Inc. and Computershare Trust Company, N.A.; and (iii) the Tranche 3 Warrant Agreement, dated as of 5 February 2021, by and among Noble, Computershare Inc. and Computershare Trust Company, N.A.

“Noble Warrants”	The warrants to purchase Noble Shares issued pursuant to the Noble Warrant Agreements

“NOCs”	National Oil Companies

“Nominating and Governance Committee”	The nominating and governance committee of the Topco Board of Directors

“Non-Continuing Employees”	A “Non-Continuing Employee” as described in 7.1.17 “Employee Matters”

“Non-UK Shareholders”	The holders of Maersk Drilling Shares at the time of the Exchange Offer (and Topco Shares immediately after the Exchange Offer) satisfying the criteria set out in 31.2 “UK tax considerations”

“Notes Registration Rights Agreement”	The registration rights agreement between Finco and the RRA Noteholders entered into on the Plan Effective Date

“NOV”	National Oilwell Varco

“NOx”	Nitrous oxides

“NRC”	National Response Corporation

“NSCC”	National Securities Clearing Corporation

“NW Europe”	North West Europe (excluding Norway)

“NYSE”	The New York Stock Exchange

“O’Neill”	The complaint captioned O’Neill v. Noble Corporation, Robert W. Eifler, Paul Aronzon, Patrick J. Bartels, Jr., Alan Hirshberg, Ann D. Pickard, Charles M. Sledge, and Melanie M. Trent, No. 1:22-cv-03432 (S.D.N.Y.)

“Obligors”	The Guarantors and Finco

“OECD”	Organization for Economic Cooperation and Development

A2-449

“Offer Document”	An offer document with respect to the Exchange Offer approved by the Danish FSA in accordance with the Danish Takeover Order

“Offer Period”	The period commencing as soon practically possible after both the Exemption Document and the Offer Document have been approved by the Danish FSA with an expected duration of at least four weeks

“Old Plans”	Maersk Drilling employee benefit plans.

“OPA”	The US Oil Pollution Act of 1990

“OPEC”	Organization of the Petroleum Exploring Countries

“OSHA”	The US Occupational Safety and Health Act

“Overseas Maersk Drilling Shareholders”	Maersk Drilling Shareholders resident outside England and Wales

“P&I”	Protection and Indemnity

“Pacific Drilling”	Pacific Drilling Company LLC

“Pacific Drilling Merger”	The merger between Noble and Pacific Drilling pursuant to the Pacific Drilling Merger Agreement

“Pacific Drilling Merger Agreement”	The merger agreement between Noble and Pacific Drilling entered into on 25 March 2021, pursuant to which Noble acquired Pacific Drilling in an all-stock transaction

“Pacific Drilling Merger Registration Rights Agreement”	The registration rights agreement entered into between Noble and the holders identified therein pursuant to which, among other things, and subject to certain limitations set forth therein, certain Pacific Drilling Merger RRA Holders will have customary demand and piggyback registration rights.

“Pacific Drilling Merger RRA Holders”	The holders identified in the Pacific Drilling Merger Registration Rights Agreement

“PDSA”	Plan-Do-Study-Act

“Penny Warrant Agreement”	The penny warrant agreement, dated as of 5 February 2021, by and between Noble, Computershare Inc. and Computershare Trust Company, N.A.

“Penny Warrants”	The warrants to purchase Noble Shares issued pursuant to the Penny Warrant Agreement

“Petition Date”	31 July 2020

“PFIC”	Passive foreign investment company

“PIK Notes”	The additional Second Lien Notes issued in connection with the payment of interest on the Second Lien Notes

“PIMCO”	Pacific Investment Management Company LLC

A2-450

“Plan”	The Joint Plan of Reorganization of Noble Corporation plc and its Debtor Affiliates which was subsequently amended on 8 October 2020 and 13 October 2020 and modified on 18 November 2020

“Plan Effective Date”	5 February 2021

“Predecessor”	Legacy Noble

“Projections”	Case and Case B together

“Prospectus Regulation”	Regulation (EU) no. 2017/1129 of the European Parliament and of the Council of 14 June 2017, as amended, and the rules and regulations promulgated thereunder

“Proxy Statement/Prospectus”	The proxy statement/prospectus that was and/or will be used in connection with (x) Noble’s extraordinary general meeting held on 10 May 2022, to, among other things, vote to adopt the Business Combination Agreement and to approve the transactions contemplated thereby and (ii) the issuance of securities to the Noble Shareholders in connection with the Cayman Merger

“PSA”	The Petroleum Safety Authority Norway

“Purchase and Sale Agreement”	The purchase and sale agreement entered into on 25 August 2021, pursuant to which Noble agreed to sell the jackup rigs operated by Noble in Saudi Arabia to ADES

“PVRSUs”	Performance-based restricted stock units

“PWSA”	Ports and Waterways Safety Act

“QTPIP”	Qualifying third party indemnity provision

“RCRA”	The US Resource Conservation and Recovery Act

“Registration Rights Agreement”	That certain registration rights agreement to be entered into at the Closing by and between Topco and APMH Invest, pursuant to which, among other things, and subject to certain limitations set forth therein, APMH Invest will have customary demand and piggyback registration rights

“Registration Statement”	The registration statement on Form S-4 filed with the SEC pursuant to Section 5 of the Securities Act and Rule 145 thereunder, with respect to the Topco Shares offered in the Exchange Offer, as it may be amended or supplemented from time to time

“Regulatory Remedy Action”	A regulatory remedy action as described in 7.1.15 “Endeavors to Consummate the Cayman Merger”

“Relationship Agreement”	That certain agreement to be entered into at the Closing by and among Topco, Noble, the Investor Manager and APMH Invest, which will set forth certain director designation rights following the Closing

A2-451

“Relevant State”	Any member state of the EEA other than Denmark

“Remedy Proposals”	The remedy proposals submitted by Noble and Maersk Drilling on 29 April 2022 to the UK CMA (to address such effect identified in the UK CMA’s decision of 22 April 2022)

“Remedy Rigs”	The jackup drilling rigs, currently located in the North Sea, known as Noble Hans Deul, Noble Sam Hartley, Noble Sam Turner, Noble Houston Colbert, and Noble Lloyd Noble that Noble and Maersk Drilling offered to divest in order to seek to obtain conditional antitrust clearance from the UK CMA in Phase 1 of the merger control process

“Required Mandatory Exercise Warrantholders”	In respect of the Tranche 1 Warrants and Tranche 2 Warrants, Noble, or the holders of Tranche 1 Warrants or Tranche 2 Warrants representing at least 20% of such tranche

“Requisitioners”	Topco shareholders representing at least 5% of such of the paid up capital of Topco as carries the right of voting at general meetings, submitting a written requisition to Topco to, within 21 days, call a general meeting of Topco Shareholders

“Restricted Jurisdictions”	Any jurisdiction in which the making or acceptance of the Exchange Offer would not be in compliance with the securities or other laws or regulations of such jurisdiction or would require any registration, approval or filing with any regulatory authority not expressly contemplated by this Exemption Document

“RFI”	Request for Interest

“RFQ”	Request for Quotation

“Rights Offering”	Noble’s rights offering described in 16.1.1 “Recent Events—Emergence from Chapter 11”.

“RRA Noteholders”	Certain parties to the Notes Registration Rights Agreement who received Second Lien Notes under the Plan

“RRA Shareholders”	Certain parties to the Equity Registration Rights Agreement who received Noble Shares under the Plan

“Revolving Facility”	Maersk Drilling’s revolving credit facility described in 13.6.1.1 “Syndicated Facilities Agreement”

“Safety and Sustainability Committee”	The safety and sustainability committee of the Topco Board of Directors

“Saudi Aramco”	Saudi Arabian Oil Company

“Schedules”	The underlying disclosure schedules to the Business Combination Agreement

“SDRT”	Stamp duty reserve tax

A2-452

“SEC”	U.S. Securities and Exchange Commission

“Second Lien Notes”	Noble’s USD 216.0 million senior secured second lien notes

“Second Lien Notes Documents”	The documents governing the Second Lien Notes

“Securities Act”	The U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder

“Sellers”	Noble and certain other members of the Noble Group which are parties to the Asset Purchase Agreement

“Settlement Agent”	Danske Bank A/S

“Share Consideration”	The 1.6137 newly and validly issued, fully paid and non-assessable Topco Offer Shares offered by Topco as the share consideration for each tendered Maersk Drilling Share

“Shareholder Actions”	The complaints O’Neill, Le, Marini and Elliot

“Shelf Buyer”	Shelf Drilling (North Sea), Ltd.

“Shelf Drilling”	Shelf Drilling, Ltd.

“Shelf Group”	Shelf Drilling together with its subsidiaries, including the Shelf Buyer

“Shell”	Royal Dutch Shell plc

“SOPEP”	Shipboard Oil Pollution Emergency Plan

“SOx”	Sulfur oxides

“SPS”	Special periodical surveys

“Storm Drilling”	Dearborn-Storm Drilling Company

“Subsidiary Shares”	Defined only for the purposes of the section “Danish tax considerations” as shares owned by a company shareholder holding at least 10% of the nominal share capital of the issuing company

“Successor”	Noble, as reorganized after the Chapter 11 Cases

“Superior Proposal”	With respect to Noble or Maersk Drilling, a written Alternative Proposal (with all references to “20%” in the definition of Alternative Proposal being treated as references to “50%” for these purposes) which did not result from or arise directly in connection with any material breach of the non-solicitation provisions of the Business Combination Agreement that the Noble Board or Maersk Drilling Board, as applicable, determines in good faith, after consultation with Noble’s or Maersk Drilling’s, as applicable, financial advisors and outside legal counsel, and taking into account all of the terms and conditions the Noble Board or Maersk Drilling Board, as applicable, considers to be appropriate (but including any conditions to and expected timing of consummation

A2-453

of such Alternative Proposal, and all legal, financial and regulatory aspects of such Alternative Proposal and the Business Combination Agreement), and after taking into account any revisions to the terms and conditions to the Business Combination Agreement made or proposed and committed to in writing by Maersk Drilling or Noble, as applicable, in response to such Alternative Proposal, to be more favorable to holders of Noble Shares or Maersk Drilling Shares than the transactions contemplated by the Business Combination Agreement

“Supermajors”	Fully integrated E&P Companies, such as ExxonMobil, BP, Shell, Total, Chevron and Eni

“Syndicated Collateral Rigs”	17 of the Maersk Drilling Group’s 19 rigs/vessels used as collateral in the Syndicated Facilities, each a “Syndicated Facility”

“Syndicated Facilities”	The Term Loan Facility and the Revolving Credit Facility

“Syndicated Facilities Agreement”	Maersk Drilling’s term and revolving facilities agreement with, inter alia, (i) DNB Bank ASA and Nordea Bank Abp, Filial i Norge as bookrunners, mandated lead arrangers and coordinators, (ii) BNP Paribas, Danske Bank A/S and ING Bank N.V. as bookrunners and mandated lead arrangers, (iii) Commerzbank Aktiengesellschaft and Nykredit Bank A/S as mandated lead arrangers, (iv) Barclays Bank PLC and Skandinaviska Enkilda Banken AB (publ) as lead arrangers, (v) Clifford Capital Pte. Ltd., Citibank N.A., Jersey Branch, JPMorgan Chase Bank, N.A., London Branch and Sumitomo Mitsui Banking Corporation Europe Limited as arrangers, (vi) certain of the subsidiaries of MDH as guarantors, (vii) the financial institutions listed therein as lenders (the “Syndicated Facilities Lenders”), and (viii) DNB Bank ASA as agent and security agent, as amended and supplemented from time to time

“Syndicated Facilities CoC Trigger”	Certain events, including a change of control of Maersk Drilling, which may trigger the Syndicated Facilities Agreement. For a description of the triggers, see 13.6.1.1 “Syndicated Facilities Agreement”

“Syndicated Facilities Lenders”	Means the lenders to the Syndicated Facilities Agreement, as defined under the Syndicated Facilities Agreement

“Synergies”	In respect of the section 6.11 “Opinion of Maersk Drilling’s Financial Advisor”, the estimated amount and timing of the cost savings and related expenses and cost synergies expected to result from the proposed Business Combination

“Takeover Panel”	The takeover panel consisting of representatives of the City of London financial and professional institutions which oversees the conduct of takeovers

A2-454

“Tax-Exempt Portfolio Shares”	Defined only for the purposes of the section “Danish tax considerations” as shares not admitted to trading on a regulated market owned by a company shareholder holding less than 10% of the nominal share capital in the issuing company. Tax-Exempt Portfolio Shares are not relevant in respect of this Offering and will not be described in further detail

“Taxable Portfolio Shares”	Defined only for the purposes of the section “Danish tax considerations” as shares that do not qualify as Subsidiary Shares, Group Shares or Tax-Exempt Portfolio Shares, i.e., listed shares in companies in which a company shareholder holds less than 10% of the equity

“Term Loan Facility”	Maersk Drilling’s term loan facility in an aggregate principal amount of USD 1,150,000,000.

“Topco”	Noble Corporation plc, a public limited company formed under the laws of England and Wales and an indirect, wholly owned subsidiary of Noble

“Topco Articles of Association”	The articles of association of Topco that were adopted and took effect on 12 May 2022

“Topco Board of Directors”	The board of directors of Topco at any given date

“Topco Executive Officers”	The executive officers of Topco at any given date

“Topco Offer Shares”	The Topco Shares, in the form of share entitlements, offered to Maersk Drilling Shareholders as offer consideration in the Exchange Offer. The Topco Offer Shares will be delivered in the form of share entitlements book-entered in the Euronext Securities Copenhagen securities system, representing A ordinary shares in Topco, credited to the account of Computershare Trust Company, N.A. in the name of Euronext Securities Copenhagen (as further described herein)

“Topco Share Issuance”	The issuance by Topco of up to 137,105,413 Topco Shares (as adjusted in accordance with the Business Combination Agreement) upon the consummation of the Cayman Merger and the Exchange Offer

“Topco Shares”	The A ordinary shares, par value USD 0.00001 per share, of Topco

“Topco Shareholders”	The shareholders of Topco

“Topco Warrants”	The warrants to purchase Topco Shares, which will be issued to holders of the Noble Warrants in connection with the Cayman Merger and which will have the same terms as were in effect immediately prior to the Merger Effective Time under the terms of the applicable Noble Warrant Agreement

“Tranche 1 Warrants”	Pursuant to the Plan, the seven-year warrants with Black-Scholes protection with an exercise price of USD 19.27 issued by Noble to holders of Legacy Noble’s then outstanding senior notes

A2-455

“Tranche 2 Warrants”	Pursuant to the Plan, the seven-year warrants with Black-Scholes protection with an exercise price of USD 23.13 issued by Noble to holders of Legacy Noble’s then outstanding senior notes

“Tranche 3 Warrants”	Pursuant to the Plan, the five-year warrants with no Black-Scholes protection with an exercise price of USD 124.40 issued by Noble to holders of Legacy Noble’s ordinary shares outstanding prior to the Plan Effective Date

“Transaction Fee”	The transaction fee payable by Noble to Ducera for financial advisory services in connection with the Business Combination contingent upon the closing of the Business Combination, see 6.10 “Opinion of Noble’s Financial Advisor”

“TRCF”	Total recordable case frequency

“Treasury Regulations”	The regulations promulgated by the U.S. Treasury Department

“Trigger Date”	1 May 2022 with respect to the UK CMA and EC, or 1 July 2022 with respect to the NCA

“TRIR”	Total Recordable Incident Rate

“TSR”	Total shareholder return

“TVRSUs”	Time vested restricted stock units

“UK Bribery Act”	United Kingdom Bribery Act 2010

“UK CMA”	The UK Competition and Markets Authority

“UK Companies Act”	The Companies Act 2006 of the United Kingdom, as amended from time to time

“UK Prospectus Regulation”	the Prospectus Regulation as it forms part of domestic in the United Kingdom law by virtue of the European Union (Withdrawal) Act 2018

“UK Relevant Person”	As defined in the UK Prospectus Regulation, persons who are (i) “investment professionals” within the meaning of Article 19(5) of the FSMA Order; (ii) high net worth entities falling within Article 49(2)(a) to (d) of the FSMA Order; and/or (iii) persons to whom it may otherwise lawfully be communicated to, including under the FSMA Order

“U.N.”	United Nations

“Unaudited Pro Forma Financial Information”	The unaudited condensed combined pro forma financial information for the Combined Group as further set out in 18 “Unaudited Pro Forma Financial Information”

“Undertaking”	The irrevocable undertaking entered into concurrently with the Business Combination Agreement by APMH Invest and Noble, Topco and Maersk Drilling

“USCG”	U.S. Coast Guard

“USD”	United States dollar, the lawful currency of the United States of America

A2-456

“U.S.” or “United States”	United States of America

“U.S. GAAP”	The generally accepted accounting principles in the United States

“U.S. Holder”	A beneficial owner of Maersk Drilling Shares or Topco Shares satisfying the criteria set out in 31.3 “Material U.S. Federal Income Tax Considerations to U.S. Holders”

“U.S. Maersk Drilling Shareholders”	Maersk Drilling Shareholders whose place of residence, seat or habitual residence is in the U.S.

“Voting Agreements”	The voting agreements entered into concurrently with execution of the Business Combination Agreement, by among Noble, Maersk Drilling and the Noble Supporting Shareholders

“Waiver and Amendment Letter”	The waiver and amendment letter agreed in October 2021 between Maersk Drilling and Danmarks Skibskredit A/S as lender and security agent under the DSF Facility Agreement regarding the Exchange Offer.

A2-457

MAERSK DRILLING TRADING STATEMENT

A2-458

Q1 2022 Trading Statement The Drilling Company of 1972 A/5 Lyngby Hovedgade 85 2800 Kgs. Lyngby Denmark maerskdrilling.com Company registration no. 40404716 ISIN: DK0061135753 Ticker: DRLCO Maersk Drilling Q1 2022 Trading Statement 2

Table of contents 3 Performance highlights for Q1 2022 Webcast In connection with the release of the Q1 2022 Trading Statement, Executive Management will host a conference call on Thursday 4 Guidance for 2022 12 May at 10:00 a.m. CEST. The conference call can be followed live via webcast here: 5 Q1 2022 performance https://getvisualtv.net/stream/?maersk-drilling-q1-2022-trading-statement The presentation slides for the conference call will be available 7 Revenue backlog beforehand at https://investor.maerskdrilling.com/financial-reports-presentations 8 Market update For further information, please contact: Michael Harboe-Jørgensen Head of Investor Relations Phone: +45 2328 5733 E-mail: Michael.Harboe-Jorgensen@maerskdrilling.com Kristoffer Apollo Head of Media Relations Phone: +45 2790 3102 E-mail: Kristoffer.Apollo@maerskdrilling.com

Performance highlights for Q1 2022

(Q4 2021 in brackets unless otherwise stated)

248m
Revenue in USD million (USD 320m)

1,158
Contracted days (1,376) resulting in a utilisation of 68% (78%)

214k
Average day rate in USD (USD 233k)

98.8%
Financial uptime (96.9%)

357m
Total value of secured contracts in USD (USD 1.1bn)

Maersk Drilling Q1 2022 Trading Statement Performance highlights for Q1 2022 3 Performance highlights for Q1 2022 (Q4 2021 in brackets unless otherwise stated) 248m 1,158 214k Revenue in USD million (USD 320m) Contracted days (1,376) resulting in a Average day rate in USD (USD 233k) utilisation of 68% (78%) 98.8% 357m 2.1bn Financial uptime (96.9%) Total value of secured contracts in USD Revenue backlog in USD as of 31 March (USD 1.1bn) 2022 (USD 1.9bn as of 31 December 2021)

Guidance for 2022

- Profit before depreciation and amortisation, impairment losses/reversals and special items (EBITDA before special items) is expected to be in the range of USD 210–250m.
- Capital expenditures are expected to be in the range of USD 120–140m.

The guidance range reflects ordinary operational and performance uncertainties. Profitability guidance for 2022 is partly secured through the current contract backlog, and requires that additional contracts are secured within both the North Sea and International divisions.

"I am very pleased with our commercial and operational performance during the first quarter. I am particularly proud of our safety performance where we are seeing continued improvements. We added USD 357m to our backlog which is now at its highest since 2019 and we maintained a very high level of financial uptime while successfully preparing multiple rigs for contracts. A full market recovery is evident in the floater segment in particular, and Maersk Drilling remains strongly positioned with our continued strategic progress."

Jørn Madsen
CEO

Maersk Drilling Q1 2022 Trading Statement Guidance for 2022 4 Guidance for 2022 The full-year guidance for 2022 as published on 11 February 2022 is maintained:

Maersk Drilling Q1 2022 Trading Statement Q1 2022 performance 5 Q1 2022 Performance Unless otherwise stated, comments in this section refer to Q1 2022 performance (Q4 2021 in brackets) Revenue development Financial uptime remained high at 98.8% (96.9%) Revenue for Q1 2022 of USD 248m (USD 320m) reflecting a continued strong operational was 23 percent lower compared to Q4 2021 due to performance by the active fleet throughout a decline in utilisation and a lower average dayrate the quarter. as six rigs were preparing to start new contracts during the quarter. This was partially offset by a strong operational performance which resulted North Sea jack-ups in higher fleet-wide financial uptime compared to the previous quarter. Revenue development Revenue in the North Sea segment of USD 119m Business driver development for Q1 2022 (USD 159m) decreased 25 percent Contracted days of 1,158 (1,376) decreased due to lower utilisation compared to the quarter-over-quarter, as multiple rigs rolled off previous quarter. Quarter-over-quarter revenue contracts during the quarter and were preparing was negatively impacted by Maersk Integrator, for new contracts. Maersk Resolve, and Maersk Reacher, all of which successfully completed previous contracts in Utilisation of 68% (78%) for Q1 2022 was lower November 2021, January 2022 and March 2022, sequentially largely due to the Mærsk Developer, respectively. which spent the first quarter idle after completing its previous contract in November 2021 and the All three rigs spent parts of the first quarter Maersk Integrator which spent the majority of preparing for new contracts that have either the quarter preparing for a new contract that commenced in the first quarter or will commence commenced in March 2022. during the second quarter. Furthermore, revenue was lower due to the Maersk Highlander, which The average day rate of USD 214K (USD 233K) in successfully completed its previous campaign in Q1 2022 was lower compared to Q4 2021 due to November 2021 and spent the first quarter warm-mainly Maersk Viking and Maersk Voyager being on stacked. lower dayrates versus Q4 2021.

Maersk Drilling Q1 2022 Trading Statement Q1 2022 performance 6 Business driver development International floaters Contracted days of 528 (666) decreased quarter- Revenue over-quarter due to multiple rigs rolling off development contracts and preparing for new contracts in the Revenue in the International floater segment of first quarter. USD 121m for Q1 2022 (USD 154m) decreased 21 percent compared to Q4 2021 primarily due Utilisation of 59% (70%) decreased as Maersk to Mærsk Developer, which finished its previous Integrator completed its previous contract in contract in December 2021 and spent the first November 2021 and spent the majority of the first quarter preparing for contract commencement in quarter ramping up for contract commencement. Q2 2022. Utilisation was also negatively impacted by Maersk Resolve and Maersk Reacher, both of which Business driver development experienced higher idle time quarter-over-quarter, Contracted days of 540 (618) and utilisation of and by Maersk Highlander, which successfully 75% (84%) decreased sequentially due to the completed its previous contract in November 2021 Mærsk Developer idle time in Q1 2022 while and spent the first quarter warm stacked. preparing for contract commencement in Q2 2022. An average day rate of USD 225K (USD 240K) in An average day rate of USD 225K (USD 248K) in Q1 2022 was lower due to a high dayrate on Mærsk Q1 2022 was lower due to Maersk Viking operating Quarterly revenue and business drivers per segment Inspirer in October 2021 before the divestment with a lower dayrate on its current contract USD Million North Sea International Total1 and due to a lower dayrate on Maersk Integrator in in Malaysia compared to Q4 2021 and Maersk March 2022 compared to Q4 2021. Voyager being on a stacking cost compensation Q1 2022 rate during March 2022 compared to a full Financial uptime remained high at 99.8% (99.9%) operating rate during Q4 2021. Revenue 119 121 248 in Q1 2022. Contracted days 528 540 1,158 A strong operational performance across the Available days 900 720 1,710 International division with financial uptime Utilisation 59% 75% 68% improving to 97.8% (93.8%) in Q1 2022. Average day rate (USDk) 225 225 214 Financial uptime 99.8% 97.8% 98.8% Revenue backlog 1,230 850 2,102 Q4 2021 Revenue 159 154 320 Contracted days 666 618 1,376 Available days 947 736 1,775 Utilisation 70% 84% 78% Average day rate (USDk) 240 248 233 Financial uptime 99.9% 93.8% 96.9% Revenue backlog 1,191 675 1,896 1 In addition to the North Sea jack-ups and International floaters, the totals for Maersk Drilling include the benign jack-up rig Maersk Convincer. This rig is not included in either segment and it is not reported separately due to its limited materiality.

Revenue backlog

Development of revenue backlog in Q1 2022

USDm
1,896
248
36
357
61
2,102
Revenue backlog Q4 2021
Revenue recognised in Q1 2022
Hereof other services not relating to backlog
Addition to backlog in Q1 2022
Other changes*
Revenue backlog Q1 2022

* Other changes include extra days on contract

Revenue backlog

North Sea jack-ups
International floaters
Other
USDm
800
600
400
200
0
629
22
400
207
471
241
230
391
183
208
227
27
200
384
2022 ROY
2023
2024
2025
2026+

Average backlog day rate

North Sea jack-ups
International floaters
USDk
400
300
200
100
0
130
240
204
288
252
320
275
298
275
2022 ROY
2023
2024
2025
2026

Forward contract coverage

North Sea jack-ups
International floaters
Total
%
80
60
40
20
0
76%
68%
58%
31%
29%
28%
22%
20%
20%
20%
12%
3%
20%
11%
0%
2022 ROY
2023
2024
2025
2026

Maersk Drilling Q1 2022 Trading Statement Revenue backlog 7 As of 31 March 2022, the revenue backlog maintaining a jack-up fleet of modern, high-end Revenue amounted to USD 2.1bn (31 December 2021: assets with a concentration on activities in the USD 1.9bn). During Q1 2022, a total of USD 357m North Sea. was added to the revenue backlog from eight new backlog contracts and contract extensions. The transaction is subject to customary closing conditions and the rig is expected to be As of 31 March 2022, forward contract coverage transferred to ADES following the completion of for the remainder of 2022 was 68%, split 58% its current drilling campaign in the second half of for the North Sea jack-up segment and 76% for 2022. The transaction does not change Maersk the International floater segment. The average Drillings guidance for 2022. contractual backlog day rates for the remainder of 2022 were USD 130K for the North Sea jack-up Subsequent to 31 March 2022, Maersk Drilling was segment and USD 240K for the International awarded five additional contracts and contract floater segment. extensions bringing total year-to-date revenue backlog additions to more than USD 450m. Subsequent to 31 March 2022, Maersk Drilling announced that it has entered into an agreement Detailed contract information for the rig fleet is to divest Maersk Convincer to ADES for USD 42.5m provided in the fleet status report dated 12 May in an all-cash transaction. This transaction is in 2022, which is available at Maersk Drillings investor line with Maersk Drillings strategic priority of relations page https://investor.maerskdrilling.com. Development of revenue backlog in Q1 2022 Revenue backlog Average backlog day rate Forward contract coverage North Sea jack-ups International floaters Other North Sea jack-ups International floaters North Sea jack-ups International floaters Total USDm USDm USDk % 61 2,102 800 400 80 357 76% 1,896 248 629 68% 332 22 600 300 60 400 320 58% 36 288 298 471 275 275 322 241 391 384 400 240 252 200 40 183 204 31% 227 200 100 22% 20% 20% 20 27 130 29% 207 230 208 200 28% 20% 12% 20% 11% 0 0 3% 0% 0 Revenue backlog recognised Revenue Hereof services other to Addition backlog changes* Other Revenue backlog 2022 2023 2024 2025 2026+ 2022 2023 2024 2025 2026 2022 2023 2024 2025 2026 Q4 2021 in Q1 2022 not relating in Q1 2022 Q1 2022 ROY ROY ROY to backlog * Other changes include extra days on contract

Market update

(Q4 2021 in brackets unless otherwise stated)

In the first quarter of 2022, utilisation decreased as demand was lower compared to the previous quarter, while the number of marketed units remained unchanged across both segments. Despite the sequential decrease in utilisation, broader positive developments continued across both key markets, especially for global floaters, where forward contract coverage has now reached the highest level since 2015.

The activity in the global floater market decreased with average demand declining to 103 units (113 units), while the average marketed supply remained unchanged at 167 units (167 units), resulting in a decrease in marketed utilisation to 62% (68%). After the end of the first quarter of 2022, demand has since improved to 110 units and marketed utilisation has correspondingly returned to 68%. At the end of Q1 2022, the one-year forward contract coverage for the global floater market improved to 48% (47%), the highest it has been since August 2015.

North Sea jack-up supply/demand and utilisation

Total demand[1]
Marketed oversupply
Non-marketed oversupply
Total utilisation
Marketed utilisation[2]
No Units
Utilisation %
60
50
40
30
20
10
0
100
80
60
40
20
0
2016
2018
2020
2022

Floater supply/demand and utilisation

Total demand[1]
Marketed oversupply
Non-marketed oversupply
Total utilisation
Marketed utilisation[2]
No Units
Utilisation %
350
300
250
200
150
100
50
0
100
80
60
40
20
0
2016
2018
2020
2022

North Sea jack-up forward contract coverage

1-year FCC
2-year FCC
3-year FCC
%
100
75
50
25
0
39.1%
28.0%
23.2%
2016
2018
2020
2022

Global floater forward contract coverage

1-year FCC
2-year FCC
3-year FCC
%
100
75
50
25
0
48.3%
37.2%
29.8%
2016
2018
2020
2022

Source: Petrodata by S&P Global

Maersk Drilling Q1 2022 Trading Statement Market update 8 In the Norwegian sub-segment, there continues to be utilisation has correspondingly returned to 68%. Market limited tender opportunities with commencement At the end of Q1 2022, the one-year forward in 2022. This is due to a forecasted oversupply of contract coverage for the global floater market jack-ups in Norway in 2022 relative to demand. improved to 48% (47%), the highest it has been update While demand is likely to be subdued in 2022, it is since August 2015. expected to normalize in 2023 given the significant (Q4 2021 in brackets unless otherwise stated) pipeline of economically viable subsea development Since the third quarter of 2020, excess capacity projects in shallow waters. Maersk Drilling remains that was constraining the pace of recovery in the confident in the long-term prospects for the global floater market has been significantly reduced Norwegian jack-up market, as evidenced by the due to a combination of increased demand and agreement to renew its five-year framework significant rationalisations on the supply side. The agreement with AkerBP for two Norwegian jack-ups average marketed oversupply of rigs has decreased In the first quarter of 2022, utilisation decreased The North Sea jack-up market saw a slight with commencement at the end of 2022. to 25 rigs (Q3 2020: 51 rigs), with the demand for as demand was lower compared to the previous decrease in activity with average demand declining modern, high specification drillships improving quarter, while the number of marketed units to 28 units (29 units), while the average marketed The activity in the global floater market decreased significantly. Utilisation for 7th generation remained unchanged across both segments. supply remained unchanged at 37 units (37 units), with average demand declining to 103 units (113 drillships is now approaching full capacity, driven Despite the sequential decrease in utilisation, driving a decrease in average marketed utilisation units), while the average marketed supply remained by tight markets in the U.S. Gulf of Mexico, Brazil, broader positive developments continued across to 76% (78%). At the end of Q1 2022, the one-year unchanged at 167 units (167 units), resulting in a West Africa, and South East Asia. Supported by the both key markets, especially for global floaters, forward contract coverage for North Sea jack-ups decrease in marketed utilisation to 62% (68%). recovery in oil and gas prices and bilateral customer where forward contract coverage has now reached remained unchanged at 39% (39%). After the end of the first quarter of 2022, demand dialogues, Maersk Drilling expects demand to the highest level since 2015. has since improved to 110 units and marketed further build in 2022 and beyond. North Sea jack-up Floater North Sea jack-up Global floater supply/demand and utilisation supply/demand and utilisation forward contract coverage forward contract coverage Total demand1 Marketed oversupply Total demand1 Marketed oversupply 1-year FCC 2-year FCC 3-year FCC 1-year FCC 2-year FCC 3-year FCC Non-marketed oversupply Total utilisation Non-marketed oversupply Total utilisation Marketed utilisation2 Marketed utilisation2 No Units Utilisation % No Units Utilisation % % % 60 100 350 100 100 100 50 300 80 250 80 75 75 40 60 200 60 30 150 39.1% 50 48.3% 50 40 40 20 100 25 25 10 20 20 50 28.0% 37.2% 0 0 0 0 23.2% 0 29.8% 0 2016 2018 2020 2022 2016 2018 2020 2022 2016 2018 2020 2022 2016 2018 2020 2022 1 Total demand counts days actually on contract and does not include any future commitments. Source: Petrodata by S&P Global 2 Marketed utilisation is calculated using marketed supply, defined as rigs which are actively offered for work in the near team.

Maersk Drilling Q1 2022 Trading Statement 9

Important notice

Forward-looking statements

Third-party data and information

The Petrodata reports, data and information referenced herein (the "Petrodata Materials") are the copyrighted property of S&P Global and its subsidiaries and represent data, research, opinions or viewpoints published by S&P Global, and are not representations of fact. The Petrodata Materials speak as of the original publication date thereof and not as of the date of this document. The information and opinions expressed in the Petrodata Materials are subject to change without notice and S&P Global has no duty or responsibility to update the Petrodata Materials. Moreover, while the Petrodata Materials reproduced herein are from sources considered reliable, the accuracy and completeness thereof are not warranted, nor are the opinions and analyses which are based upon it. Petrodata is a trademark of S&P Global. Other trademarks appearing in the Petrodata Materials are the property of S&P Global or their respective owners.

Maersk Drilling Q1 2022 Trading Statement 9 Important notice Forward-looking statements damage; casualty losses and limitations on reproduced herein are from sources considered This announcement contains certain forward- insurance coverage; weather conditions in the reliable, the accuracy and completeness thereof looking statements (being all statements Companys operating areas; increasing costs are not warranted, nor are the opinions and that are not entirely based on historical facts of compliance with regulations; changes in tax analyses which are based upon it. Petrodata is including, but not limited to, statements as to laws and interpretations by taxing authorities, a trademark of S&P Global. Other trademarks the expectations, beliefs and future business, hostilities, terrorism, and piracy; impairments; appearing in the Petrodata Materials are the contract terms, including commencement dates, cyber incidents; the outcomes of disputes, property of S&P Global or their respective owners. contract durations and day rates, rig availability, including tax disputes and legal proceeding; and financial performance and prospects of The other risks disclosed in Maersk Drillings Annual Drilling Company of 1972 A/S and its subsidiaries Reports and company announcements. Each and affiliated companies). These forward-looking forward-looking statement speaks only as of the statements are based on our current expectations date hereof, and the Company expressly disclaims and are subject to certain risks, assumptions, any obligation to update or revise any forward-trends and uncertainties that could cause actual looking statements, except as required by law. results to differ materially from those indicated by the forward-looking statements due to external factors, including, but not limited to, oil and gas prices and the impact of the economic climate; Third-party data and information changes in the offshore drilling market, including The Petrodata reports, data and information fluctuations in supply and demand; variable levels referenced herein (the Petrodata Materials) of drilling activity and expenditures in the energy are the copyrighted property of S&P Global and industry; changes in day rates; ability to secure its subsidiaries and represent data, research, future contracts; cancellation, early termination opinions or viewpoints published by S&P or renegotiation by our customers of drilling Global, and are not representations of fact. The contracts; customer credit and risk of customer Petrodata Materials speak as of the original bankruptcy; risks associated with fixed cost publication date thereof and not as of the date drilling operations; unplanned downtime; cost of this document. The information and opinions overruns or delays in transportation of drilling expressed in the Petrodata Materials are subject units; cost overruns or delays in maintenance, to change without notice and S&P Global has no repairs, or other rig projects; operating hazards duty or responsibility to update the Petrodata and equipment failure; risk of collision and Materials. Moreover, while the Petrodata Materials

The Drilling Company of 1972 A/S Lyngby Hovedgade 85 2800 Kgs. Lyngby Denmark maerskdrilling.com

Report of Independent Auditors

To the Board of Directors of The Drilling Company of 1972 A/S

Opinion

We have audited the accompanying consolidated financial statements of The Drilling Company of 1972 A/S and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2021, 2020 and 2019, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Company’s ability to continue as a going concern for at least, but not limited to, twelve months from the end of the reporting period, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with US GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab

Copenhagen, Denmark

March 9, 2022

THE DRILLING COMPANY OF 1972 A/S

CONSOLIDATED INCOME STATEMENTS

	Notes	2021	2020	2019
		USD million
Revenue	1.1, 1.2	1,267	1,096	1,222
Cost of sales (exclusive of depreciation and amortization shown separately below)	1.3	(921)	(807)	(807)
Special items	1.4	(21)	(42)	(16)
Depreciation and amortization	2.1, 2.2, 2.3	(213)	(286)	(387)
Impairment (losses)/reversals	2.4	11	(1,580)	(34)
Gain/(loss) on sale of non-current assets	1.7	256	(2)	8
Share of results in joint ventures		(1)	(1)	(2)

Profit/loss before financial items		378	(1,622)	(16)
Financial income	1.5	14	15	26
Financial expenses	1.5	(75)	(87)	(94)

Profit/loss before tax		317	(1,694)	(84)
Tax	1.6	(26)	41	(29)

Profit/loss for the year		291	(1,653)	(113)

Earnings in USD per share of DKK 10 for the year	4.1	7.0	(39.9)	(2.7)
Diluted earnings in USD per share of DKK 10 for the year	4.1	7.0	(39.9)	(2.7)

The accompanying notes are an integral part of these consolidated financial statements.

THE DRILLING COMPANY OF 1972 A/S

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Notes	2021	2020	2019
		USD million
Profit/loss for the year		291	(1,653)	(113)

Cash flow hedges:
Value adjustment of hedges for the year	3.5	(3)	(20)	(29)
Reclassified to income statement		11	13	8

Total items that have or will be reclassified to the income statement		8	(7)	(21)
Actuarial gains/losses on defined benefit plans, etc.		—	—	(2)

Total items that will not be reclassified to the income statement		—	—	(2)

Other comprehensive income, net of tax		8	(7)	(23)

Total comprehensive income for the year		299	(1,660)	(136)

The accompanying notes are an integral part of these consolidated financial statements.

THE DRILLING COMPANY OF 1972 A/S

CONSOLIDATED CASH FLOW STATEMENTS

	Notes	2021	2020	2019
		USD million
Profit/loss before financial items		378	(1,622)	(16)
Depreciation, amortization and impairment losses/reversals, net	2.1, 2.2, 2.3, 2.4	202	1,866	421
Gain on sale of non-current assets	1.7	(256)	—	(8)
Loss on sale of non-current assets		—	2	—
Change in working capital	2.11	(8)	27	57
Change in provisions		(14)	5	(13)
Other non-cash items		6	(2)	3
Taxes paid, net		7	(9)	(24)

Cash flow from operating activities		315	267	420

Purchase of property, plant and equipment	2.11	(101)	(186)	(307)
Sale of property, plant and equipment	1.7	405	38	8
Other financial investments		(3)	(2)	(4)

Cash flow from/used for investing activities		301	(150)	(303)

Interest received		—	2	6
Interest paid		(54)	(64)	(83)
Repayment of borrowings	3.3	(229)	(137)	(103)
Purchase of treasury shares		—	(5)	—

Cash flow used for financing activities		(283)	(204)	(180)

Net cash flow for the year		333	(87)	(63)

Cash and bank balances January 1		226	310	372
Currency translation effect on cash and bank balances		(2)	3	1

Cash and bank balances December 31		557	226	310

Cash and bank balances comprise cash on hand and short-term (less than 90 days) deposits which are readily convertible to cash.

Cash and bank balances at December 31, 2021 include USD 13 million (2020: USD 14 million; 2019: USD 14 million) that relates to cash and bank balances in countries with exchange control or other restrictions. These funds are not readily available for general use by Maersk Drilling.

The accompanying notes are an integral part of these consolidated financial statements.

THE DRILLING COMPANY OF 1972 A/S

CONSOLIDATED BALANCE SHEETS AT DECEMBER 31

	Notes	2021	2020	2019
		USD million
Intangible assets	2.1	14	15	31
Property, plant and equipment	2.2, 2.4	2,813	3,053	4,731
Right-of-use assets	2.3	23	28	31
Financial non-current assets		6	6	5
Deferred tax	2.5	17	15	3

Total non-current assets		2,873	3,117	4,801

Trade receivables	3.4	238	210	264
Tax receivables		4	14	16
Other receivables	2.6	54	76	47
Prepayments	2.7	56	76	41

Receivables, etc.		352	376	368

Cash and bank balances		557	226	310
Assets held for sale	2.2	—	—	38

Total current assets		909	602	716

Total assets		3,782	3,719	5,517

Share capital		63	63	63
Reserves and retained earnings		2,257	1,954	3,617

Total equity		2,320	2,017	3,680

Borrowings, non-current	2.3, 3.3	926	1,149	1,273
Provisions	2.8	9	5	2
Deferred tax	2.5	27	12	47
Derivatives	3.5	16	33	22

Other non-current liabilities		52	50	71

Total non-current liabilities		978	1,199	1,344

Borrowings, current	2.3, 3.3	136	136	136
Provisions	2.8	2	15	13
Trade payables		164	167	180
Tax payables		77	65	69
Other payables	2.9	65	58	63
Deferred income	2.10	40	62	32

Other current liabilities		348	367	357

Total current liabilities		484	503	493

Total liabilities		1,462	1,702	1,837

Total equity and liabilities		3,782	3,719	5,517

The accompanying notes are an integral part of these consolidated financial statements.

THE DRILLING COMPANY OF 1972 A/S

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Share Capital	Hedge Reserve	Retained Earnings	Total Equity
	USD million
2019
Equity January 1, 2019	63	(2)	3,753	3,814
Other comprehensive income, net of tax	—	(21)	(2)	(23)
Profit/loss for the year	—	—	(113)	(113)

Total comprehensive income for the year	—	(21)	(115)	(136)

Value of share-based payments	—	—	3	3
Other equity movements	—	—	(1)	(1)

Total transactions with shareholders	—	—	2	2

Equity December 31, 2019	63	(23)	3,640	3,680

2020
Other comprehensive income, net of tax	—	(7)	—	(7)
Profit/loss for the year	—	—	(1,653)	(1,653)

Total comprehensive income for the year	—	(7)	(1,653)	(1,660)

Value of share-based payments	—	—	2	2
Purchase of own shares	—	—	(5)	(5)

Total transactions with shareholders	—	—	(3)	(3)

Equity December 31, 2020	63	(30)	1,984	2,017

2021
Other comprehensive income, net of tax	—	8	—	8
Profit/loss for the year	—	—	291	291

Total comprehensive income for the year	—	8	291	299

Value of share-based payments	—	—	4	4

Total transactions with shareholders	—	—	4	4

Equity December 31, 2021	63	(22)	2,279	2,320

The accompanying notes are an integral part of these consolidated financial statements.

Date of authorization for issue:

These consolidated financial statements for the years ended December 31, 2021, 2020 and 2019 were authorized for issue by the Board of Directors on ##, 2022.

0.0 Basis of preparation

These consolidated financial statements reflect the consolidated figures for The Drilling Company of 1972 A/S (the “Company”) and its subsidiaries (the “Maersk Drilling Group” or “Maersk Drilling”). These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the IASB.

All amounts in these consolidated financial statements are stated in United States Dollars (USD) and rounded to the nearest million. The accounting policies described have been applied consistently for the financial years 2021, 2020 and 2019 (unless otherwise stated).

Founding of The Drilling Company of 1972 A/S

The Company was incorporated on April 2, 2019 in connection with the separation of the Maersk Drilling activities from the A.P. Moller—Maersk Group via a demerger of A.P. Møller—Mærsk A/S and a separate listing of the Company. Following the listing, the ultimate owner, A.P. Møller og Hustru Chastine Mc-Kinney Møllers Fond til almene Formaal retained control over the entity. A.P. Møller—Mærsk A/S injected 100% of the shares in Maersk Drilling Holding A/S, including this Company’s subsidiaries, as well as certain ancillary assets and liabilities to the Company.

The net impact of the separation was a capital contribution of USD 4 million reflecting the net value of the other assets and liabilities contributed. Prior to the transaction, all operating activities of the Maersk Drilling Group were performed by Maersk Drilling Holding A/S and its subsidiaries. The consolidated financial statements have been prepared as if the Company had always been the parent company of the Maersk Drilling Group, and comparative figures have therefore been prepared as if the assets and liabilities contributed were always part of the Maersk Drilling Group. The Company was officially listed on Nasdaq Copenhagen with the first trading day being April 4, 2019. Following the separation, A.P. Møller—Mærsk A/S ceased to have a controlling interest in the Maersk Drilling Group. A.P. Møller—Mærsk A/S is still considered a related party of Maersk Drilling as both companies are under the common control of A.P. Møller Holding A/S.

Reserves

The reserve for hedges is the only reserve presented in the consolidated statement of changes in equity. The reserve for hedges represents the accumulated fair value of hedging instruments qualifying for cash flow hedge accounting, net of tax. The reserve is transferred to the income statement when the hedged transaction is settled.

The Maersk Drilling Group does not have a translation reserve as all material subsidiaries have the United States Dollar (USD) as their functional currency.

Other comprehensive income

Other comprehensive income consists of income and costs not recognized in the income statement, cash flow hedges as well as actuarial gains/losses on defined benefit plans, etc. Other comprehensive income includes current and deferred income tax to the extent that the items recognized in other comprehensive income are taxable or deductible.

Consolidation

Consolidation is performed by summarizing the financial statements of the entities within the Maersk Drilling Group. Internal income and expenses, shareholdings, dividends, balances and gains on internal transactions within the Maersk Drilling Group are eliminated. Certain entities in which Maersk Drilling has an ownership share of less than 100% but holds the full right to govern and receive dividends through shareholder agreements etc. are considered subsidiaries and consolidated without any non-controlling interest.

Foreign currency translation

These consolidated financial statements are presented in USD, which is also the functional currency of most material companies within the Maersk Drilling Group.

Transactions in currencies other than the functional currency are translated at the exchange rate prevailing at the date of the transaction. Monetary items in foreign currencies not settled at the balance sheet date are translated at the exchange rate as at the balance sheet date. Foreign exchange gains and losses are included in the income statement as financial income or expenses.

Cash flow statement

Cash flow from operating activities includes all cash transactions other than cash flows arisen from investments and divestments, principal payments of loans, installments on finance lease liabilities, financial income received, financial expenses paid and equity transactions. Capitalization of borrowing costs are considered as non-cash items, and the actual payments of those are included in cash flow from financing activities.

New reporting requirements

For an overview of the adopted standards, amendments and interpretations please see note 4.6.

0.1 Management’s judgements and estimates

The preparation of consolidated financial statements requires management, on an ongoing basis, to make judgements and estimates and form assumptions that affect the reported amounts. Management forms its judgements and estimates based on historical experience, independent advisors and external data points as well as in-house specialists and on other factors believed to be reasonable under the circumstances.

In certain areas, the outcome of business plans, including ongoing negotiations with external parties to execute those plans or to settle claims that are raised against Maersk Drilling, is highly uncertain. Therefore, assumptions may change or the outcome may differ in the coming years, which could require a material upward or downward adjustment to the carrying amounts of assets and liabilities.

The most significant accounting judgements and estimates are described in the following notes to the consolidated financial statements:

Significant judgements/estimates	Note	Potential impact from estimates and judgements on company value
Useful lives and residual values of drilling rigs	2.2 Property, plant and equipment	Low
Valuation of non-current assets (impairment testing)	2.4 Impairment test	High
Measurement of deferred tax assets and uncertain tax positions	2.5 Deferred tax	Low
Measurement of provisions	2.8 Provisions	Low

1.1 Segment information

	2021				2020				2019
	North Sea	Inter- national	Un-allocated activities	Total	North Sea	Inter- national	Un-allocated activities	Total	North Sea	Inter- national	Un-allocated activities	Total
	USD million
Revenue	656	583	28	1,267	608	460	28	1,096	800	395	27	1,222
EBITDA before special items	254	82	—	—	264	18	—	—	385	28	—	—
Depreciation and amortization	(119)	(83)	(11)	(213)	(177)	(91)	(18)	(286)	(205)	(157)	(25)	(387)
Impairment reversals (losses), net	11	—	—	11	(714)	(846)	(20)	(1,580)	—	—	(34)	(34)
Investments in non-current assets	36	56	10	102	59	99	4	162	138	171	—	309
Non-current assets(1)	1,601	1,143	83	2,827	1,831	1,162	75	3,068	2,663	1,998	101	4,762

(1)	Comprises intangible assets and property, plant and equipment.

The allocation of business activities into segments is in line with the internal management reporting provided to the chief operating decision maker which is Executive Management. Management has organized its business around the North Sea segment which utilizes Jack-up rigs and an International segment which utilizes semi- submersible rigs and drillships. The organization is based on differences in the requirements of the drilling equipment due to geographical conditions and regulatory considerations. In general, rigs will be deployed in the operating areas for which they are designed, we therefore typically refer to them as “two different operating segments”. Jack-up rigs and floaters typically form separate segments as they are used for drilling programs at different water depths. No operating segments have been aggregated. The reportable segments are as follows:

North Sea segment

Jack-up rigs operating in depths up to 500 ft and comprise the aggregated operating segments ultra-harsh environment jack-up rigs and harsh environment jack-up rigs.

International segment

Semi-submersible rigs and drillships designed to operate in benign mid- and deepwater environments in depths up to 12,000 ft.

The benign jack-up rigs Maersk Completer, which was sold on January 7, 2020, and Maersk Convincer are not included in either segment and are reported under unallocated activities based on their different nature and limited materiality.

Segment profit/loss (defined as profit/loss before depreciation and amortization impairment losses/ reversals and special items) comprise items directly related to or which can be allocated to segments. Costs in Maersk Drilling Group functions are allocated to reportable segments if they can be allocated to segments. Financial assets, liabilities, income and expenses from these items, and tax are not attributed to reportable segments.

Total revenue, total depreciation and amortization and total impairment losses/reversals reconcile directly to the income statement and further reconciliations are therefore not included.

EBITDA before special items in the two segments reconciles to the profit/loss for the year on the consolidated income statements as follows:

	2021	2020	2019
	USD million
Profit/Loss for the year	291	(1,653)	(113)
Adjustments:
Tax expenses	26	(41)	29
Financial income	(14)	(15)	(26)
Financial expenses	75	87	94
Share of results in joint ventures	1	1	2
Gain/(loss) on sale of non-current assets	(256)	2	(8)
Impairment reversals (losses), net	(11)	1,580	34
Depreciation and amortization	213	286	387
Special items	21	42	16
EBITDA from unallocated activities	(10)	(7)	(2)

EBITDA before special items	336	282	413

Total investment in non-current assets and total non-current assets comprise intangible assets and property, plant and equipment.

Revenue and non-current assets

	Revenue			Non-current assets(1)
	2021	2020	2019	2021	2020	2019
	USD million
Geographical split
Denmark	8	34	37	496	748	304
Norway	503	424	559	954	1,054	1,912
United Kingdom	122	118	156	198	63	440
The Netherlands	25	35	52	76	212	114
Angola	79	62	—	—	134	328
Australia	103	76	—	157	163	—
Egypt	—	28	92	—	—	181
Azerbaijan	37	110	79	105	118	143
Singapore	—	—	—	—	—	208
Ghana	71	55	149	123	—	301
Suriname	131	19	—	128	135	—
Trinidad	52	28	—	145	176	—
Mexico	—	54	18	—	—	495
Myanmar	—	24	9	—	—	279
Brunei	47	26	—	58	61	—
Guyana	37	—	—	162	—	—
Other	52	3	71	248	232	88

Total	1,267	1,096	1,222	2,850	3,096	4,793

(1)	Comprises intangible assets and property, plant and equipment and right-of-use assets.

Geographical information

Information on revenue is based on geographical location. For non-current assets, such as drilling rigs, the geographical location is where the assets are located as at December 31. For all other assets, geographical location is based on the legal ownership.

Geographical presence by revenue

Revenue by customer

1.2 Revenue

	2021				2020				2019
	North Sea	Inter- national	Un- allocated activities	Total	North Sea	Inter- national	Un- allocated activities	Total	North Sea	Inter- national	Un- allocated activities	Total
	USD million
Composition of revenue
Day rate revenue	522	453	25	1,000	533	385	23	941	730	348	21	1,099
Other revenues	134	130	3	267	75	75	5	155	70	47	6	123

Total	656	583	28	1,267	608	460	28	1,096	800	395	27	1,222

Type of revenue
Services component	363	431	22	816	293	344	25	662	385	274	24	683
Lease component	293	152	6	451	315	116	3	434	415	121	3	539

Total	656	583	28	1,267	608	460	28	1,096	800	395	27	1,222

Revenue from drilling activities typically comprises fixed amounts for each day the rig is under contract differentiated by the activities undertaken (“day rate revenue”) and other revenue components such as lump sum payments for rig mobilization and demobilization and payments for investments in equipment or rig upgrades required to meet the operational needs of the drilling campaign, both of which are amortized over the contract period; bonuses linked to performance in terms of time, efficiency or drilling outcome measures such as reservoir targeting; or payments for third-party services to be delivered by Maersk Drilling.

For revenue, geographical information is based on geographical location where earned. For non-current assets, such as drilling rigs, the geographical location is where the assets were located as at December 31. For all other assets, geographical location is based on the legal ownership.

Significant customers

Revenue from three international oil companies that individually amount to more than 10% of revenue represents 57% of the Maersk Drilling Group’s revenue in 2021. The three international oil companies accounted for USD 293 million, USD 281 million and USD 145 million, respectively, and approximately 25%, 100% and 100%, respectively, of these revenues were in the North Sea jack-up segment, with the remaining in the international floaters segment.

In 2020, the four international oil companies that individually amount to more than 10% of revenue represent 69% of the Maersk Drilling Group’s revenue. The four international oil companies accounted for USD 299 million, USD 169 million, USD 164 million and USD 121 million, respectively, and approximately 100%, 100%, 0% and 100%, respectively, of these revenues were in the North Sea jack-up segment, with the remaining in the international floaters segment.

In 2019, revenue from four international oil companies that individually amounted to more than 10% of revenue represented 71% of the Maersk Drilling Group’s revenue. The four international oil companies accounted for USD 418 million, USD 171 million, USD 162 million, and USD 117 million, respectively, and approximately 95%, 0%, 100% and 100%, respectively, of these revenues were in the North Sea jack-up segment, with the remaining in the international floaters segment.

Revenue backlog

Maersk Drilling managed to secure 35 new contracts and contract extensions during 2021, adding more than USD 2 billion to our contract backlog. This includes approximately USD 1 billion in backlog associated with the renewal of our frame agreement with AkerBP which was announced on December 18, 2021. The new five-year commitment from AkerBP is for two XLE rigs in the Norwegian North Sea.

At the end of 2021, the contract backlog amounted to USD 1.9 billion, of which USD 604 million is for execution in 2022. In addition, since the beginning of 2022 Maersk Drilling has secured additional contracts with a total value of more than USD 100 million.

At the end of 2020, the contract backlog amounted to USD 1.3 billion, of which USD 665 million was for execution in 2021.

At the end of 2019, the revenue backlog amounted to USD 2.1 billion of which USD 1 billion was for execution in 2020.

Operating leases as lessor

Property, plant and equipment include jack-up rigs and floaters which are leased out as part of the Maersk Drilling Group’s activities. Future minimum lease payments are set out below.

Performance obligations in contracts

Amounts allocated to performance obligations that are to be completed under existing customer contracts are set out as service elements below.

Jointly the two elements amount to Maersk Drilling’s revenue backlog.

	2021
	Future minimum lease payments	Performance obligations	Total backlog
	USD million
Within one year	231	373	604
Between one and two years	170	190	360
Between two and three years	163	154	317
Between three and four years	122	108	230
Between four and five years	108	93	201
After five years	99	85	184

Total	893	1,003	1,896

	2020
	Future minimum lease payments	Performance obligations	Total backlog
	USD million
Within one year	324	341	665
Between one and two years	159	131	290
Between two and three years	74	71	145
Between three and four years	49	32	81
Between four and five years	49	32	81
After five years	40	25	65

Total	695	632	1,327

	2019
	Future minimum lease payments	Performance obligations	Total backlog
	USD million
Within one year	454	559	1,013
Between one and two years	343	282	625
Between two and three years	129	120	249
Between three and four years	66	30	96
Between four and five years	61	18	79
After five years	54	15	69

Total	1,107	1,024	2,131

1.3 Costs

	2021	2020	2019
	USD million
Operating costs	836	725	710
Innovation	5	6	10
Sales, general and administrative costs	80	76	87

Total costs	921	807	807

Other external costs	542	468	440

Of which:
Included in Operating costs	500	425	383
Included in Innovation	1	3	7
Included in Sales, general and administrative costs	26	32	40
Included in Special items	15	8	10
Staff costs
Wages and salaries	369	330	362
Severance payments	3	26	4
Share based remuneration	4	2	2
Pension costs	26	30	33
Other social security costs	6	11	6

Total staff costs	408	399	407

Of which:
Included in Operating costs	336	300	327
Included in Innovation	4	3	3
Included in Sales, general and administrative costs	54	44	47
Included in Special items	6	34	8
Recognized in the cost of assets	8	18	22

Average number of employees	2,515	2,678	2,852

Operating costs comprise costs incurred in generating revenue for the year, including costs for crew, repair and maintenance but exclude Innovation costs and Sales, general and administrative costs, which are presented separately.

Fees to the statutory auditors

	2021	2020	2019
	USD million
Statutory audit	1.1	1.6	0.9
Other assurance services	0.8	—	1.0
Tax and VAT advisory services	0.1	0.1	—
Other services	0.2	0.1	0.9

Total fees	2.2	1.8	2.8

Fees for other services than statutory audit of the financial statements provided by PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab amounted to USD 0.8 million in 2021. The non-audit services in 2021 mainly consisted of financial data review for merger purposes, general advisory services on a system implementation, and payroll tax computation.

Fees for other services than statutory audit of the financial statements provided by PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab amounted to 0.2 million in 2020.

Non-audit services provided in 2019 of USD 1.8 million mainly consisted of services related to the separation and listing of Maersk Drilling, including advisory services related to implementation of a new treasury system.

Remuneration of the Board of Directors, Executive Management and Key Employees

Board of Directors

The Board of Directors receives a fixed annual base fee, while the Chairman and Vice Chairman receive fixed multiples of the fixed annual base fee. Participation in a Board Committee entitles a member of the Board of Directors to an additional fixed annual fee based on a proportion of the fixed annual base fee.

Claus V. Hemmingsen has received prorated Board fees since April 2, 2019, as his services to the Maersk Drilling Group prior to this point in time were considered part of his position as Vice-CEO in A.P. Møller—Mærsk A/S. Alastair Maxwell, Caroline Alting and Glenn Gormsen were appointed to the Board of Directors on April 2, 2019. Ann-Christin G. Andersen and Kristin H. Holth were appointed to the Board of Directors on April 2, 2020 at which date Robert Routs retired from the Board of Directors. Effective April 8, 2021, Kathleen McAllister resigned from the Board of Directors.

Executive Management

During 2021, the Executive Management consisted of Jørn Madsen as Chief Executive Officer (CEO) and Christine Morris as Chief Financial Officer (CFO).

During 2020, the Executive Management consisted of Jørn Madsen as Chief Executive Officer (CEO) and Jesper Ridder Olsen as Chief Financial Officer (CFO).

The compensation of the Executive Management consists of a combination of fixed pay (a fixed annual cash salary, from which any contribution made by Maersk Drilling towards the cost of any pension or company car elections is deducted), other non-monetary benefits such as phone, insurance coverage, annual health check, newspaper subscriptions, training/education and similar benefits, and short-term and long-term incentive pay. In addition, the Executive Management received in 2019 a one-time cash-based bonus related to the demerger and listing of the Company.

Under the short-term incentive program, the target annual cash-based bonus payable can constitute an amount of up to 50% of the member of the Executive Management’s fixed pay at the end of the performance period of earning the cash incentive. The maximum bonus is 200% of the individual target.

Under the long-term incentive program, the Executive Management was awarded an annual grant of restricted share units with a three year vesting period and a further two year holding period amounting to 100% (CEO) and 80% (CFO) of fixed pay. In addition, a transition award in lieu of unvested A.P. Møller - Mærsk A/S’ shares and options of twice the annual grant level was awarded.

For additional information about share-based remuneration reference is made to note 4.3.

	CEO	CFO	Total
	USD million
2021
Fixed pay(1)	1.2	0.8	2.0
Short-term incentive(2)	1.2	0.6	1.8
Long-term share based incentive(3)	1.4	0.1	1.5

Total remuneration	3.8	1.5	5.3

2020
Fixed pay	1.1	0.8	1.9
Short-term incentive	0.3	0.1	0.4
Long-term share based incentive(4)	1.0	(0.3)	0.7

Total remuneration	2.4	0.6	3.0

2019
Fixed pay	1.1	0.7	1.8
Short-term incentive(5)	1.7	1.1	2.8
Long-term share based incentive	0.7	0.3	1.0

Total remuneration	3.5	2.1	5.6

(1)	The former CFO, Jesper Ridder Olsen, received salary in January 2021 of USD 0.1 million.
(2)

The cash bonus is composed of USD 0.2 million (CEO) and USD 0.1 million (CFO) for the expected completion of the merger with Noble and USD 1.0 million (CEO) and USD 0.5 million (CFO) for the short-term incentive plan for Executive Management.

(3)

Executive Management is party to agreements that will provide for enhanced severance terms in the event of termination following the merger. The enhanced severance terms provide that any unvested Maersk Drilling RSU Awards outstanding under the LTI program will vest at the end of employment, subject to completion of the merger.

(4)

In July 2020, Maersk Drilling announced the resignation of former CFO, Jesper Ridder Olsen. As a consequence thereof, the former CFO forfeited all unvested RSUs under the LTI program (which includes the grants in 2019 and 2020), and as a result the cost for the LTI that was expensed in 2019 is reversed.

(5)

The cash bonus in 2019 was composed of USD 0.9 million (CEO) and USD 0.7 million (CFO) for the completion of the demerger of A.P. Møller—Mærsk A/S and separate listing of Maersk Drilling and USD 0.8 million (CEO) and USD 0.4 million (CFO) for the short-term incentive plan for Executive Management.

Remuneration of Key Management Personnel

For all of 2020 and 2021, the Maersk Drilling Group’s key management personnel included the Board of Directors, the Executive Management (CEO and CFO) and two Other Key Employees who together with the Executive Management have the authority and responsibility for planning, directing and controlling the Maersk Drilling Group’s day-to-day activities. The compensation of Other Key Employees is generally structured in a similar way as for the Executive Management.

During 2019, Other Key Employees comprised up to six individuals simultaneously. The compensation of Other Key Employees is generally structured in a similar way as for the Executive Management.

	Board of Directors	Executive Management	Other Key Employees	Total
	USD million
2021
Fixed pay	1.0	2.0	1.1	4.1
Short-term cash incentive(1)	—	1.8	1.0	2.8
Long-term share based incentive(2)	—	1.5	0.8	2.3

Total remuneration	1.0	5.3	2.9	9.2

2020
Fixed pay	1.0	1.9	1.1	4.0
Short-term cash incentive	—	0.4	0.3	0.7
Long-term share based incentive	—	0.7	0.5	1.2

Total remuneration	1.0	3.0	1.9	5.9

2019
Fixed pay	0.8	1.8	2.2	4.8
Short-term cash incentive(3)	—	2.8	2.7	5.5
Termination benefits	—	—	1.1	1.1
Long-term share based incentive	—	1.0	0.8	1.8

Total remuneration	0.8	5.6	6.8	13.2

(1)	The cash bonus to Other Key Employees is composed of USD 0.2 million for the expected completion of the merger with Noble and USD 0.8 million for the short-term incentive plan for Senior Leaders.
(2)

Executive Management and two other Key Employees are party to agreements that will provide for enhanced severance terms in the event of termination following the merger. The enhanced severance terms provide that any unvested Maersk Drilling RSU Awards outstanding under the LTI program will vest at the end of employment, subject to completion of the merger.

(3)

The cash bonus to Other Key Employees in 2019 was composed of USD 1.6 million for the completion of the demerger of A.P. Møller—Mærsk A/S and separate listing of Maersk Drilling and USD 1.1 million for the short-term incentive plan for Senior Leaders.

The termination notice period applicable to the Executive Management is twelve months for the Company and six months for the members of the Executive Management. In addition to the Company’s termination notice, Executive Management are entitled to a severance payment of up to six months’ fixed pay. The members of the Executive Management are subject to non-competition and non-solicitation clauses.

The termination notice period applicable to the Other Key Employees is twelve months for the Company and six months for the employee. In addition to the Company’s termination notice, the Key Employees are entitled to statutory severance pay in accordance with the Danish Salaried Employees Act.

1.4 Special items

	2021	2020	2019
	USD million
Compensation from shipyard due to late delivery of rig, warranties etc	—	—	2

Special items, income	—	—	2

Separation and demerger/listing costs	—	—	13
Merger related costs	8	—	—
Transformation and restructuring costs	1	24	5
COVID-19 costs not recharged to customers	12	18	—

Special items, costs	21	42	18

Special items, net	(21)	(42)	(16)

Special items comprise income and expenses that are not considered to be part of Maersk Drilling’s ordinary operations such as warranty compensation from shipyards, major restructuring projects, separation and listing costs, merger related costs and COVID-19 related costs.

COVID-19 related costs are defined as additional costs triggered by the COVID–19 pandemic in the form of costs incurred to comply with local travel and quarantine rules and customer requirements, additional costs incurred with procuring testing kits for crews operating rigs, additional crew change costs for quarantine hotels, charter flights, per diems as well as additional costs to reimburse subcontractors in instances where they need to comply with quarantine regulations.

Special items incurred in 2021 comprised USD 8 million merger related costs (primarily advisory costs), USD 1 million redundancy costs in connection with the establishment of virtual rig teams and a new technical hub in Gdansk and USD 12 million of COVID-19 related costs not recharged to customers.

Special items incurred in 2020 comprised redundancy costs from the reduction of the offshore and the onshore organizations of USD 24 million and COVID-19 related costs not recharged to customers of USD 18 million.

The separation and listing costs incurred in 2019 primarily comprised listing fees, Maersk Drilling’s part of fees to banks, advisors, lawyers and auditors as well as one-off bonuses to Executive Management, other key management personnel and other employees.

Of total Special items, USD 6 million related to staff costs (2020: USD 34 million; 2019: USD 8 million) and USD 15 million to other external costs (2020: USD 8 million; 2019: USD 10 million). If these costs had not been classified as Special items, USD 13 million would have been classified as Operating costs (2020: USD 40 million 2019: USD 3 million) and USD 8 million as Sales, general and administrative costs (2020: USD 2 million; 2019: USD 15 million).

In the classification of Special items, judgement is applied in ensuring that only exceptional items not associated with the ordinary operations of Maersk Drilling are included.

1.5 Financial income and expenses

	2021	2020	2019
	USD million
Interest expenses on liabilities(1)	(52)	(56)	(84)
Interest income on loans and receivables	—	2	6
Realized loss on interest rate derivatives – transferred from equity	(13)	(14)	(3)

Net interest expenses	(65)	(68)	(81)

Exchange rate gains on bank balances, borrowings and working capital	12	12	20
Exchange rate losses on bank balances, borrowings and working capital	(9)	(16)	(7)

Net foreign exchange gains/losses	3	(4)	13

Fair value gains from derivatives	2	1	—
Fair value losses from derivatives	(1)	(1)	—

Net fair value gains/losses	1	—	—

Financial expenses, net	(61)	(72)	(68)

Of which:
Financial income	14	15	26
Financial expenses	(75)	(87)	(94)

(1)	No borrowing costs have been capitalized in 2019, 2020 or 2021.

Financial income and expenses comprise interest income and expenses including the interest element of lease payments related to leases capitalized under IFRS 16, foreign exchange gains/losses, realized and unrealized gains/losses on financial instruments, bank fees and amortization of transaction costs related to borrowings. Financial income and expenses are recognized in the income statement on an accrual basis.

For an analysis of gains and losses from derivatives reference is made to note 3.5.

1.6 Tax

	2021	2020	2019
	USD million
Tax recognized in the income statement
Current tax on profit/loss for the year	(37)	(27)	(22)
Adjustment for current tax of prior periods	24	21	(22)

Total current tax	(13)	(6)	(44)

Temporary differences	(4)	60	2
Adjustment for deferred tax of prior periods	(9)	(13)	13

Total deferred tax	(13)	47	47

Total tax	(26)	41	41

Tax reconciliation
Profit/loss before tax	317	(1,694)	(84)

Tax using the Danish corporation tax rate (22%)	(70)	373	18
Impairment losses/reversals with no tax impact	—	(302)	(7)
Tax rate deviations in foreign jurisdictions net of withholding tax	9	(31)	(10)
Interest limitation tax rules in Denmark	(2)	(6)	(17)
Non-deductible expenses	(2)	—	(3)
Adjustment to previous years’ taxes	15	8	(9)
Unrecognized tax assets and change in tax assets not previously recognized	24	(1)	(1)

Total tax	(26)	41	(29)

Maersk Drilling’s total tax comprises current and deferred income tax as well as adjustments to previous years for the individual entities covered by the consolidated financial statements. Income tax is tax on taxable profits and consists of corporate income tax and withholding tax paid in lieu of corporate income tax (revenue tax), etc. Tax is recognized in the income statement to the extent it arises from items recognized in the income statement.

Current tax liabilities and receivables are recognized in the balance sheet at the amounts calculated on the taxable income for the year adjusted for tax on taxable incomes for prior years and for taxes paid on account. Of the USD 77 million (2020: USD 65 million; 2019: USD 69 million) of current tax liabilities it is estimated that USD 29 million (2020: 31 million; 2019: USD 33 million) may only be settled after 12 months from the balance sheet date.

In line with the published Tax Policy, Maersk Drilling supports the development, growth and prosperity of the countries in which we operate by paying taxes in accordance with local legislation. The Tax Policy is reviewed and approved by the Board of Directors once a year.

Taxable profits are generally split between the countries of operation and the flag states of the drilling rigs, which are Denmark, United Kingdom and Singapore. Under current market conditions with limited profitability, the majority of taxes paid are paid in the countries of operation which for 2021 primarily were Angola, Norway, Gabon, Ghana, Australia and Azerbaijan.

In Denmark, Maersk Drilling is subject to a mandatory joint taxation scheme with all other Danish entities under the common control of A.P. Møller Holding A/S. To the extent Maersk Drilling incurs tax losses in Denmark or have tax losses carried forward from previous years, such losses may be utilized by other jointly taxed entities. In such events, Maersk Drilling is compensated through a joint taxation contribution.

1.7 Sale of non-current assets

	2021	2020	2019
	USD million
Gains	256	—	8
Losses	—	2	—

Gain on sale of non-current assets, net	256	(2)	8

Carrying amount of non-current assets	149	40	—
Gain/loss on sale of non-current asset	256	(2)	8

Cashflow from sale of non-current assets	405	38	8

During the second quarter of 2021, Maersk Drilling completed the divestment of the jack-up rigs Maersk Guardian (now named Guardian) and Mærsk Gallant (now named Gallant) to New Fortress Energy (“NFE”) to be utilized as part of NFE’s groundbreaking Fast LNG solution. The total sales price for the two rigs was USD 31 million in an all-cash transaction. Additionally, USD 2 million were collected from the sale of spare parts owned by Mærsk Gallant. Total cost related to the two sales was around USD 1 million.

In May 2021, Maersk Drilling further announced that it entered into an agreement to divest the combined drilling and production unit Mærsk Inspirer to Havila Sirius for a price of USD 373 million in an all-cash transaction. In connection with the sale announcement, Mærsk Inspirer was classified as held for sale and depreciation of the asset was ceased. The sale was finalized on October 27, 2021 and Maersk Drilling recognized a gain from the sale of USD 239 million. Costs related to the sale of Mærsk Inspirer were less than USD 1 million.

For 2020 the disposal of other minor assets resulted in a loss of USD 2 million and in 2019 Maersk Drilling had a gain of USD 8 million related to the sale of Mærsk Giant.

2.1 Intangible assets

	Customer contracts	IT software	Total
	USD million
2019
Cost
January 1, 2019	67	68	135
Additions	—	—	—

December 31, 2019	67	68	135

Amortization
January 1, 2019	31	48	79
Amortization	13	12	25

December 31, 2019	44	60	104

Carrying amount at December 31, 2019	23	8	31

2020
Cost
January 1, 2020	67	68	135
Additions	—	4	4

December 31, 2020	67	72	139

Amortization
January 1, 2020	44	60	104
Amortization	13	7	20

December 31, 2020	57	67	124

Carrying amount at December 31, 2020	10	5	15

2021
Cost
January 1, 2021	67	72	139
Additions	—	10	10
Disposals	(67)	—	(67)

December 31, 2021	—	82	82

Amortization
January 1, 2021	57	67	124
Amortization	10	1	11
Disposals	(67)	—	(67)
December 31, 2021	—	68	68

Carrying amount at December 31, 2021	—	14	14

Intangible assets are measured at cost less accumulated amortization. Amortization is calculated on a straight-line basis over the estimated useful lives of the assets. Customer contracts are amortized over the contract term. Estimated useful lives and residual values are reassessed on a regular basis.

	Useful life (years)	Residual value
Customer contracts	Contract term	0%
IT Software	3-5 years	0%

2.2 Property, plant and equipment

	Jack-up rigs	Floaters	Equipment and other	Construction work in progress	Total
	USD million
2019
Cost
January 1, 2019	5,377	5,023	162	93	10,655
Additions	—	—	—	309	309
Disposals	(185)	(315)	—	—	(500)
Transfers	47	119	—	(166)	—
Transfers to assets held for sale	(233)	—	—	—	(233)

December 31, 2019	5,006	4,827	162	236	10,231

Depreciation and impairment losses
January 1, 2019	2,623	3,128	55	—	5,806
Amortization and depreciation	199	155	1	—	355
Impairment losses	34	—	—	—	34
Disposals	(185)	(315)	—	—	(500)
Transfers to assets held for sale	(195)	—	—	—	(195)

December 31, 2019	2,476	2,968	56	—	5,500

Carrying amount December 31, 2019	2,530	1,859	106	236	4,731

2020
Cost
January 1, 2020	5,006	4,827	162	236	10,231
Additions	—	—	—	158	158
Disposals	(53)	(10)	(6)	—	(69)
Transfers	80	131	27	(234)	4

December 31, 2020	5,033	4,948	183	160	10,324

Depreciation and impairment losses
January 1, 2020	2,476	2,968	56	—	5,500
Amortization and depreciation	167	91	1	—	259
Impairment losses	734	846	—	—	1,580
Disposals	(53)	(10)	(3)	—	(66)
Transfers	—	—	(2)	—	(2)

December 31, 2020	3,324	3,895	52	—	7,271

Carrying amount December 31, 2020	1,709	1,053	131	160	3,053

2021
Cost
January 1, 2021	5,033	4,948	183	160	10,324
Additions	—	—	8	84	92
Disposals	(422)	(69)	(6)	—	(497)
Transfers	101	56	5	(154)	8
Transfers to assets held for sale	(517)	—	—	—	(517)

December 31, 2021	4,195	4,935	190	90	9,410

Depreciation and impairment losses
January 1, 2021	3,324	3,895	52	—	7,271
Amortization and depreciation	110	83	2	—	195
Impairment reversals	(11)	—	—	—	(11)
Disposals	(408)	(69)	(6)	—	(483)
Transfers	—	—	8	—	8
Transfers to assets held for sale	(383)	—	—	—	(383)

December 31, 2021	2,632	3,909	56	—	6,597

Carrying amount December 31, 2021	1,563	1,026	134	90	2,813

Property, plant and equipment are valued at cost less accumulated depreciation and impairment losses. Depreciation is charged to the income statement on a straight-line basis over the useful lives to an estimated residual value. The cost of an asset is divided into separate components, which are depreciated separately if the useful lives of the individual components differ:

	Useful life (years)	Residual value
Rigs, Hull	25 years	20-30%
Rigs, Drilling Equipment/owner furnished equipment long	20 years	10%
Rigs, Drilling Equipment/owner furnished equipment short	10 years	0%
Rigs, Initial offshore inventory	10 years	0%
Rigs, Other	5 years	0%
Rigs, five-year special periodic survey	5 years	0%

Estimated useful lives and residual values are reassessed on a regular basis.

The five-year special periodic survey costs are recognized in the carrying amount of rigs when incurred and depreciated over the period until the next five year special periodic survey. Costs of on-going routine maintenance of the assets are expensed as incurred.

Grants received from governments or similar institutions are recognized when there is reasonable certainty that they will be received. Grants for capital expenditures are offset against the cost of the assets to which the grants relate. During 2021, no grants were received, while grants of USD 13 million had been offset against non-current assets in 2020 (2019: nil).

Useful lives are estimated based on past experience. Management decides from time to time to revise the estimates for individual assets or groups of assets with similar characteristics due to factors such as standard of maintenance and repair, technical development and environmental requirements.

Residual values are difficult to estimate given the long lives of rigs, the uncertainty as to future economic conditions and the future price of steel, which are considered as the main determinant of the residual price. The long-term view is prioritized in order to alleviate, to the extent possible, temporary market fluctuations which may be significant.

Pledges

Property plant and equipment with carrying amount of USD 2,673 million (2020: USD 2,997 million; 2019: USD 4,655 million) has been pledged as security for borrowings with a carrying amount of USD 1,037 million (2020: USD 1,254 million; 2019: USD 1,378 million).

Asset held for sale

Assets held for sale comprise assets for which the carrying amount will be recovered principally through a sale transaction rather than through continuing use. Assets are classified as held for sale when activities to carry out a sale have been initiated, when the assets are available for immediate sale in their present condition and when the assets are expected to be disposed of within 12 months. Liabilities directly associated with assets held for sale, if any, are presented separately from other liabilities.

Assets held for sale are measured at the lower of their carrying amount immediately before classification as held for sale and the fair value less costs to sell. Non-current assets are not depreciated while classified as held for sale.

No assets were classified as held for sale as of December 31, 2021 or December 31, 2020.

At the end of 2019, the jack-up rig Maersk Completer was classified as held for sale with a carrying amount of USD 38 million. The sale of the rig was finalized on January 7, 2020.

2.3 Leases

Right-of-use assets

	Land and buildings	Equipment and other	Total
	USD million
Recognition of right-of-use asset on initial application of IFRS 16 as of January 1, 2019	35	1	36
Additions	2	—	2
Depreciation	6	1	7

December 31, 2019	31	—	31

Additions	6	—	6
Disposals	(2)	—	(2)
Depreciation	(7)	—	(7)

December 31, 2020	28	—	28

Additions	3	—	3
Disposals	(1)	—	(1)
Depreciation	(7)	—	(7)

December 31, 2021	23	—	23

As from January 1, 2019 the Maersk Drilling Group has implemented IFRS 16 (applying the modified retrospective approach) and lease contracts, under which the Maersk Drilling Group is the lessee, are capitalized using an incremental borrowing rate and recognized in the balance sheet as right-of-use assets and corresponding lease liabilities. The right-of-use assets are generally depreciated over the lease term on a straight-line basis. Lease payments made are split into an interest element presented under financial expenses and amortization of the lease liability. Both elements are included under cash flow used for financing activities in the cash flow statement.

Lease contracts with a term shorter than 12 months or for which the underlying asset are of low value are not capitalized. Service components included in lease costs are not recognized as part of the lease liability. Such costs are recognized in the income statement as incurred.

The weighted average incremental borrowing rate applied was 3.9% (2020: 4.0%; 2019: 4.4%).

Transitional information regarding implementation of IFRS 16 is included in note 4.6.

Lease liabilities

	2021	2020	2019
	USD million
January 1	31	31	36
Additions	3	6	2
Disposals	(1)	(1)	—
Interest expenses	1	1	1
Lease payments	(7)	(8)	(7)
Foreign exchange movements	(2)	2	(1)

December 31	25	31	31

Lease liabilities are recognized in the balance sheet as follows:
Non-current liabilities, presented in “Borrowings, non-current”	19	25	25
Current liabilities, presented in “Borrowings, current”	6	6	6

Total lease liabilities	25	31	31

Recognized in the profit and loss statement as follows:
Interest expenses related to lease liabilities	(1)	(1)	(1)
Expenses relating to short term leases, not capitalized	(9)	(9)	(2)
Expenses relating to leases of low-value assets, not capitalized	(1)	(1)	(1)
Sublease income presented in ‘Other revenue’	1	1	1

Recognized in the cash flow statement as follows:
Interest elements of lease payments, presented in ‘Interest paid’	(1)	(1)	(1)
Principal elements of lease payments, presented in ‘Repayment of borrowings’	(7)	(7)	(6)

Total cash outflow in respect of leases in the year	(8)	(8)	(7)

There are no significant lease commitments for leases not commenced at year-end.

2.4 Impairment test

Impairment test 2021

An impairment reversal of USD 11 million was recognized in the first half of the year in connection with the sale of Mærsk Gallant.

In connection with the announced business combination between Maersk Drilling and Noble Corporation, Maersk Drilling’s net assets were assessed by Noble Corporation as part of this transaction at values below their carrying amounts as of September 30, 2021 and Management concluded that an impairment test needed to be performed.

Outcome of impairment test

An impairment test based on a value in use calculation was therefore performed and the conclusion was that the impairment test did not lead to an impairment or reversal of previously recognized impairments.

Impairment test 2020

The oil and gas markets have during 2020 been hit by simultaneous demand and supply shocks. Measures to contain the spread of COVID-19 have led to an unprecedented decline in demand for oil and gas, and initial intervention by OPEC+ member states struggled to balance the market. As a result, Brent oil prices dropped from pre-COVID levels of USD 50–70 to USD 20–40 per barrel. Since then, Brent oil prices have stabilized at levels around USD 40–50 per barrel, and in the end of 2020, the one-year forward coverage in the December 2020 Brent prices climbed above USD 50 per barrel, the highest level since March 2020.

The decline in oil prices has driven reductions in spending budgets by upstream oil and gas companies and consequently many exploration and developments projects were postponed, offshore rig tenders were cancelled, and existing drilling contracts were suspended or terminated – resulting in reduced demand for offshore drilling rigs. The decline in utilization and forward coverage exerted pressure on day rates across most segments, though the market for high-specification harsh environment rigs proved more resilient with a healthier demand and supply balance and only limited impact on day rates.

The future capital expenditures targeted for offshore, and thereby the future actual demand for offshore drilling rigs, are subject to several factors, particularly the development in the global oil and gas markets. The demand for oil and gas is depending on the public health, the impact of vaccines, and the policy responses to COVID-19, and the supply side of the oil markets will depend on the associated policy responses of OPEC+ and the influence of US shale.

Outcome of impairment test

Following the revised market outlook with lower expectations as to utilization and day rates for the coming years, Maersk Drilling recognized a net impairment loss of USD 1,580 million as of December 31, 2020. The impairment losses related to both jack-ups and floaters.

Impairment by segment / class of assets

	2020
	Impairment losses	Recoverable amount
	USD million
North Sea	714	1,914
International	846	1,219
Benign jack-ups	20	69

Total	1,580

Basis for impairment test

Maersk Drilling considers rigs with similar functionality and operating environment as cash generating units due to largely interdependent cash flows. In 2020 there were five cash generating units (CGUs) operating in the North Sea jack-up segment (2019: four CGUs). One unit was forming a CGU on its own which had triggered an impairment reversal of USD 16 million. One additional unit, which formed a CGU on its own, had not been impaired and was excluded from the overview. There were three CGUs operating in the International floaters segment (2019: one CGU).

The CGUs are defined as the smallest identifiable group of assets that generate cash inflows that are largely independent of the cash inflows from other assets or groups of assets. The table above shows the impairment losses recognized within the North Sea and International segments, as well as the benign jack-up.

Impairment testing is performed at the CGU level, but the information disclosed above is provided on a segment basis, as the methodology and assumptions are similar across the CGUs.

The recoverable amount of each cash generating unit is determined based on the higher of its value in use or fair value less cost to sell. The recoverable amounts are currently based on estimated value in use, as it is considered that currently there is no basis for making a reliable estimate of the fair market value in an orderly transaction between market participants. Given the continued illiquidity of the secondary market for offshore rigs with no supportable price indications Maersk Drilling applies value in use calculations in the impairment test, and no calculation of fair value less cost to sell has been applied.

The value in use is calculated based on cash flow projections in financial budgets and business plans for the coming 5 years as approved by management. For the period after the 5-year forecast period an expected inflation rate of 2.5% p.a. is applied. In nature, these cash flow projections are subject to judgement and estimates that are uncertain, though based on experience and external sources where available. In a separate section below sensitivity analysis is set out for certain key assumptions applied in the expected future cash flows.

The discount rate applied in the value in use calculation is 10.0% p.a. after tax which is unchanged from previous impairment testing. The discount rate applied reflects the time value of money as well as the sector specific risks related to the underlying cash flows. Any uncertainties reflecting past performance and possible variations in the amount or timing of the projected cash flows are generally reflected in the discount rates, except that specific assumptions relating to the future utilization of the assets are applied. The useful lives and residual value of the assets are aligned with the accounting policies applied as set out in note 2.2.

Sensitivity analysis

The value in use calculations for the individual cash generating units are particularly sensitive to the day rates expected to apply when contracts expire and to the risks of idle periods in the forecasts. In addition, the discount rate, growth rate and EBITDA margin after the budget period are critical variables.

The sensitivity analysis shows that the impairment losses in 2020 would have been:

•	USD (1,181) million and USD (1,932) million with a -/+ 1 percentage point change in the discount rate, keeping all other assumptions unchanged.

•	USD (1,379) million and USD (1,765) million with a +/- 1 percentage point change in the growth rate after the 5-year forecast period, keeping all other assumptions unchanged.

•	USD (768) million and USD (2,256) million with a +/- 5 percentage point change in EBITDA margin after the 5-year forecast period, keeping all other assumptions unchanged.

•	USD (1,133) million and USD (2,027) million with a +/- 5 percentage point change in utilization after the 5-year forecast, keeping all other assumptions unchanged.

Impairment test 2019

No indicators of a need for additional impairments or reversal of impairments were identified as of December 31, 2019, as the development in the offshore drilling market with increased activity and improved long-term projections was considered to be in line with the expectations underlying the impairment test conducted in 2018.

An impairment loss of USD 34 million was recognized upon the reclassification of Maersk Completer to assets held for sale. This loss was not considered to be an indicator of impairments for other rigs as the sales price was significantly impacted by the cost of bringing the rig out of cold-stacking mode and back into operations. Subsequent to the disposal of Maersk Completer, Maersk Drilling had no cold-stacked rigs.

2.5 Deferred tax

Recognized deferred tax assets and liabilities are attributable to the following:

	2021			2020			2019
	Assets	Liabilities	Net Liabilities	Assets	Liabilities	Net Liabilities	Assets	Liabilities	Net Liabilities
	USD million
Property, plant and equipment	17	25	8	30	29	(1)	10	56	46
Tax loss carry forwards	1	—	(1)	—	—	—	1	—	(1)
Other	1	4	3	4	2	(2)	4	3	(1)

Total	19	29	10	34	31	(3)	15	59	44
Offsets	(2)	(2)	—	(19)	(19)	—	(12)	(12)	—

Total	17	27	10	15	12	(3)	3	47	44

Change in deferred tax, net during the year

	2021	2020	2019
	USD million
January 1	(3)	44	58
Property, plant and equipment	9	(47)	(1)
Tax loss carry forwards	(1)	1	(1)
Other	5	(1)	(12)

Recognized in the income statement	13	(47)	(14)

Recognized in other comprehensive income	—	—	—

December 31	10	(3)	44

Unrecognized deferred tax assets

	2021	2020	2019
	USD million
Tax loss carry forwards	31	45	25

Total	31	45	25

The unrecognized deferred tax assets have no significant time limitations.

Deferred tax is calculated on temporary differences between the carrying amounts and tax bases of assets and liabilities. Deferred tax is not recognized for differences on the initial recognition of assets or liabilities where at the time of the transaction neither accounting nor taxable profit/loss is affected, unless the differences arise in a business combination. In addition, no deferred tax is recognized for undistributed earnings in subsidiaries, when Maersk Drilling controls the timing of dividends, and no taxable dividends are currently expected. A deferred tax asset is recognized to the extent that it is probable that it can be utilized within a foreseeable future.

Maersk Drilling is engaged in a limited number of disputes with tax authorities of various scope. In evaluating the accounting impact of uncertain tax positions, Maersk Drilling applies a two stage test in accordance with IAS 12 and IFRIC 23. If it is probable (i.e. a probability of more than 50%) that a tax authority will accept a particular uncertain tax position, then the tax position reported in these consolidated financial statements is consistent with what is or will be used in the tax returns of the entity and no further liability is recognized. However, if it is not probable that a tax authority will accept a particular uncertain tax position then the income tax accounting is adjusted generally by recognizing an additional liability. The adjustment could also be a decrease in tax receivables or an adjustment to deferred tax balances, depending on the tax position. The uncertain tax position is measured using either the most likely amount or the expected value, depending on which is thought to give a better prediction of the resolution of each uncertain tax position.

The classification as deferred or current tax is often encumbered with uncertainty due to the nature of these disputes and effects within joint taxation including calculated interest, and final assessments could impact the classifications and estimates of the disputes.

Estimation has been applied in the measurement of deferred tax assets with respect to Maersk Drilling’s ability to utilize the assets. Management considers the likelihood of utilization based on the latest business plans and recent financial performances of the individual entities.

2.6 Other receivables

	2021	2020	2019
	USD million
Derivatives	—	4	—
Deposits	8	1	1
VAT and similar receivables	23	31	19
Costs to be reimbursed	19	37	24
Other	4	3	3

Total	54	76	47

2.7 Prepayments and other assets

	2021	2020	2019
	USD million
Mobilization and start-up costs (costs to fulfil contracts)	30	54	22
Other	26	22	19

Total	56	76	41

Prepayments comprise consumables and prepaid costs including mobilization and start-up costs that are considered costs to fulfil contracts under IFRS 15 (contract assets). For contract assets, any need for loss provisions are estimated using the simplified approach under IFRS 9.

2.8 Provisions

	Restructuring	Legal, disputes, etc.	Total
	USD million
2019
January 1, 2019	20	8	28
Provision made	5	—	5
Amount used	(13)	(3)	(16)
Amount reversed	—	(2)	(2)

December 31, 2019	12	3	15

Of which:
Classified as non-current	—	2	2
Classified as current	12	1	13

2020
January 1, 2020	12	3	15
Provision made	24	16	40
Amount used	(34)	—	(34)
Amount reversed	(1)	—	(1)

December 31, 2020	1	19	20

Of which:
Classified as non-current	—	5	5
Classified as current	1	14	15

2021
January 1, 2021	1	19	20
Provision made	1	5	6
Amount used	(2)	(1)	(3)
Amount reversed	—	(12)	(12)

December 31, 2021	—	11	11

Of which:
Classified as non-current	—	9	9
Classified as current	—	2	2

No provisions are expected to be realized after more than five years.

Provisions are recognized when Maersk Drilling has a present legal or constructive obligation from past events. The item includes, among other, provisions for legal disputes, disputes over indirect taxes or duties and provisions for decided and publicly announced restructuring. Provisions are recognized based on best estimates and are discounted where the time element is significant and where the time of settlement is reasonably determinable. The provisions are based on either an “expected value” or “most likely outcome” approach. The approach is assessed for each individual provision.

Reversals of provisions primarily relate to settlement of contractual disagreements, which are recognized in the income statement under operating costs.

Management’s estimate of the provisions in connection with legal disputes, including disputes on indirect taxes and duties, is based on the knowledge available on the actual substance of the cases and a legal assessment of these. The resolution of legal disputes, through either negotiations or litigation, can take several years to complete and the outcome is subject to considerable uncertainty.

2.9 Other payables

	2021	2020	2019
		USD million
Derivatives	3	—	1
Interest payable	1	1	1
VAT, duties and similar payables	16	12	22
Payables to staff and management	39	38	30
Other	6	7	9

Total	65	58	63

The Danish Holiday Act has been changed into a scheme under which vacation is accrued and used concurrently. Previously, vacation was accrued by employees in Denmark over a full calendar year and only subsequently used. As part of this transition, vacation accrued from September 1, 2019 to August 31, 2020 is accrued but only paid out when the respective employees leave the company or ultimately retire.

At December 31, 2021, payables to staff and management amount to USD 39 million (2020: USD 38 million; 2019: 30 million) of which USD 10 million (2020: USD 10 million; 2019: USD 3 million) related to the transition period in connection with the change of Danish Holiday Act which may only be settled after 12 months from the balance sheet date.

2.10 Contract balances

	Notes	2021	2020	2019
		USD million
Contract assets
Mobilisation and start-up costs (costs to fulfil a contract)	2.7	30	54	22
Costs to be reimbursed	2.6	19	37	24

Total		49	91	46

Contract liabilities
Deferred income		40	62	32

Total		40	62	32

Deferred income comprises of payments received from the customers, where recognition of revenue has been deferred as described in the accounting policy for revenue.

Revenue recognized in 2021 that was included in the contract liability at the beginning of each year relates to mobilization fees and income on rechargeable projects from customers that are deferred and recognized over the contract term. The amount recognized in 2021 was USD 36 million (2020: USD 14 million; 2019; USD 18 million).

Costs to fulfil contracts relate to mobilization and start-up costs paid that are deferred and recognized over the contract term. The amount recognized in 2021 was USD 34 million (2020: USD 29 million; 2019: USD 17 million).

Amounts allocated to performance obligations that are to be completed under existing contracts (the service element in contracts) are set out in note 1.2.

2.11 Cash flow specifications

Working capital

	2021	2020	2019
	USD million
Trade receivables	238	210	264
Other receivables excluding derivatives and capex receivables	54	62	47
Prepayments	56	76	41
Trade payables excluding capex payables	(148)	(142)	(152)
Other payables excluding interest accruals and derivatives	(61)	(57)	(61)
Deferred income	(40)	(62)	(32)

Net working capital	99	87	107

Change in working capital in balance sheet	(12)	20	45
Non-cash movements including exchange rate adjustment	4	7	12

Change in working capital in cash flow statement	(8)	27	57

Purchase of intangible assets and property, plant and equipment

	Notes	2021	2020	2019
		USD million
Additions to Intangible assets	2.1	(10)	(4)	—
Additions to Property, plant and equipment	2.2	(92)	(158)	(309)
Change in payables/receivables relating to capital expenditures		(1)	(24)	2

Total		(101)	(186)	(307)

3.1 Equity

Share capital

The share capital comprises 41,532,112 shares of DKK 10 each. The Company has only one share class, and all shares hold one vote. No shares hold special rights, preferences or restrictions. All shares are fully paid up.

	2021	2020	2019(1)
No of shares at January 1	41,532,112	41,532,112	41,532,112

No of shares at December 31	41,532,112	41,532,112	41,532,112

Treasury shares at January 1	243,164	—	—
Acquired through share buy-backs	—	245,000	—
Delivered under long-term incentive programs	(1,767)	(1,836)	—

Treasury shares at December 31	241,397	243,164	—

Average number of shares in circulation	41,289,831	41,410,530	41,532,112

(1)	The number of shares issued upon incorporation of the Company on April 2, 2019.

Reserves

The reserve for hedges is the only reserve presented in the consolidated statement of changes in equity. The reserve for hedges represents the accumulated fair value of hedging instruments qualifying for cash flow hedge accounting, net of tax. The reserve is transferred to the income statement when the hedged transaction is settled.

The Maersk Drilling Group does not have a translation reserve as all material subsidiaries have the United States Dollar (USD) as their functional currency.

Other comprehensive income

Other comprehensive income consists of income and costs not recognized in the income statement, cash flow hedges as well as actuarial gains/losses on defined benefit plans, etc. Other comprehensive income includes current and deferred income tax to the extent that the items recognized in other comprehensive income are taxable or deductible.

3.2 Capital structure and capital allocation

The overall objective of the financial policy is to enable Maersk Drilling to manage through the cyclicality that characterizes the offshore drilling industry with an aim to create long-term shareholder value.

The financial policy ensures:

•	Financial flexibility including adequate liquidity reserves;

•	A long-term funding view to minimize refinancing risk; and

•	A robust capital structure through the business cycle.

In order to meet these objectives, free cash flow is to be allocated based on the following prioritization:

1.	Maintain a robust capital structure with sufficient funding available to support the business through the cycle;

2.	Pursue investment opportunities supporting long-term shareholder value creation; and

3.	Return surplus capital to shareholders.

Maersk Drilling will generally work towards a leverage ratio (net debt divided by EBITDA before special items) of around 2.5x.

This means that if the leverage ratio is below 2.5x over time and capital is note committed towards investments, Maersk Drilling will seek to return capital to shareholders by means of dividends and/or share buy-backs.

3.3 Borrowings

Borrowings

	2021	2020	2019
	USD million
Term loans	1,037	1,254	1,378
Lease liabilities	25	31	31

Total borrowings	1,062	1,285	1,409

Of which:
Classified as non-current	926	1,149	1,273
Classified as current	136	136	136

The Maersk Drilling Group’s main debt facilities, including the revolving credit facility, mature in December 2023 with total balloon payments of USD 580 million. The remaining debt facility is with Danish Ship Finance (DSF) and matures in December 2025 with a balloon payment of USD 194 million. The DSF facility will expire two years earlier if the merger is completed.

Financial liabilities are initially recognized at fair value less transaction costs. Subsequently, the financial liabilities are measured at amortized cost using the effective interest method, whereby transaction costs and any premium or discount are recognized as financial expenses over the term of the liabilities.

Change in financial liabilities and assets from financing activities

	2021	2020	2019
	USD million
January 1	1,285	1,409	1,468

Impact from adoption of IFRS16	—	—	36
Repayment of borrowings	(229)	(137)	(103)

Non-cash changes:
Foreign exchange adjustments	(1)	2	(1)
Discounting/amortization	6	6	6
New lease obligations	2	6	2
Disposal of lease obligations	(1)	(1)	—
Other	—	—	1

December 31	1,285	1,285	1,409

In addition to the collateral rigs set out in note 2.2, certain bank accounts and shares in the subsidiaries being owners of the collateral rigs and certain intra-group charterers in respect of the collateral rigs are pledged as security for term loans and credit facilities with a carrying amount at December 31, 2021 of USD 1,037 million (2020: USD 1,254 million; 2019: USD 1,378 million). In certain circumstances, earnings in respect of drilling contracts for the collateral rigs will be assigned in favor of the lenders under the loan agreements.

3.4 Financial risks

Financial risk management

The Maersk Drilling Group’s operating and financing activities expose it to a variety of financial risks, comprising:

•	Liquidity risk

•	Interest rate risk

•	Currency risk

•	Credit risk

Management of these financial risks is carried out by a central treasury department under policies approved by the Board of Directors. The treasury department identifies, evaluates and hedges each financial risk if appropriate. The Maersk Drilling Group’s overall financial risk management program focuses on the unpredictability of financial markets and seeks to minimize the potential adverse effects on the Maersk Drilling Group’s financial performance. The Maersk Drilling Group uses derivative financial instruments to hedge certain risks.

Exposure from each of the financial risks, together with the Maersk Drilling Group’s policies and mitigation procedures are further described below.

Liquidity risk

Liquidity risk is the risk that Maersk Drilling will encounter difficulty in meeting its obligations when they occur or ceasing to have access to adequate funding to pursue its strategic ambitions. The overall objective is to maintain adequate liquidity reserves to meet the Maersk Drilling Group’s obligations and to withstand volatility in cash flow from operations.

The Maersk Drilling Group’s revenue backlog provides visibility into the Maersk Drilling Group’s future cash flow generation and is a key component in the Maersk Drilling Group’s mitigation of the liquidity risk inherent in the Maersk Drilling Group’s financial liabilities. At December 31, 2021, the Maersk Drilling Group had a revenue backlog of USD 1,896 million (2020: USD 1,327 million; 2019: USD 2,131 million) which provides clarity of the Maersk Drilling Group’s ability to meet its obligations as they fall due.

The Maersk Drilling Group has a centralized and structured approach to liquidity, capital funding and cash management, focusing on repatriating and concentrating cash. Short-term funding of subsidiaries is handled by the central treasury department, primarily through a group wide cash pool structure.

The liquidity reserve, which consists of cash and bank balances plus the aggregate amount of undrawn or unutilized committed credit facilities that remain committed for a period of not less than 365 days, amounts to USD 957 million (2020: USD 626 million; 2019: USD 710 million).

The Maersk Drilling Group’s USD 400 million revolving credit facility remains undrawn. In December 2018, Maersk Drilling secured debt financing of USD 1.5 billion and a revolving facility of USD 400 million from a consortium of international banks. The Maersk Drilling Group’s loan facilities including its revolving credit facility contain customary representations, certain covenants and undertakings (including on minimum requirements of the aggregate fair market value and insurance of the pledged rigs, customary restrictions on the flag and classification society applicable to the pledged rigs and restrictions on creating liens on the pledged rigs) and customary events of default (in each case, subject to customary agreed exceptions, materiality tests, carve- outs and grace periods). In addition, the loan facilities contain minimum free liquidity, leverage ratio and equity ratio financial covenants, with which the Maersk Drilling Group must comply throughout the tenor of the facilities. The covenants have all been complied with in 2021, 2020 and 2019.

The maturities of the Maersk Drilling Group’s total loan facilities, comprising term loans drawn in full and the undrawn committed revolving facility, are illustrated in the chart below.

Maturity of loan facilities

Maturities of liabilities and commitments

	Cash Flows Including Interest
	Carrying amount	0-1 years	1-5 years	5- years	Total
	USD million
2021
Term loans	1,037	159	965	—	1,124
Lease liabilities	25	7	18	1	26
Trade and other payables	226	226	—	—	226
Derivatives	19	3	16	—	19

Total recognized in balance sheet	1,307	395	999	1	1,395

Capital commitments		38	0	—	38

Total		433	999	1	1,433

2020
Term loans	1,254	168	1,220	—	1,388
Lease liabilities	31	8	23	4	35
Trade and other payables	225	225	—	—	225
Derivatives	33	—	33	—	33

Total recognized in balance sheet	1,543	401	1,276	4	1,681

Capital commitments		30	0	—	30

Total		431	1,276	4	1,711

2019
Term loans	1,378	190	1,210	220	1,620
Lease liabilities	31	7	22	5	34
Trade and other payables	243	243	—	—	243
Derivatives	23	1	22	—	23

Total recognized in balance sheet	1,675	441	1,254	225	1,920

Capital commitments		95	0	—	95
Total		536	1,254	225	2,015

Interest rate risk

Interest rate risk is the risk that future cash flows from financial instruments will fluctuate because of changes in market interest rates. The interest rate exposure arises from loans and other credit facilities carrying floating interest rates. The exposure towards interest rates is mitigated by entering into fixed rate loans or interest rate swaps.

Maersk Drilling’s policy is that a minimum of 50% of the gross debt is at fixed interest rates using a model under which a larger proportion of risk is hedged in the short to medium term and a smaller proportion is hedged in the longer term. As of December 31, 2021, the average fixed ratio of gross funding is 52% for the whole term with 53% and 49% for 2022 and 2023, respectively. As of December 31, 2020, the average fixed ratio of gross funding was 54% for the whole term with 62% and 49% for 2021 and 2022, respectively. As of December 31, 2019, the average fixed ratio of gross funding was 48% for the whole term with 63% and 50% for 2020 and 2021, respectively. At December 31, 2021, the weighted average duration of term loans was 0.9 years (2020: 1.5 years; 2019: 2.0 years).

Part of Maersk Drilling’s debt facilities apply the US LIBOR as reference rate. The US LIBOR reference rate will expire in June 2023. However, as Maersk Drilling plans to refinance its debt either as part of the merger with Noble or by itself before June 2023, no impact is expected from this change.

Borrowings by interest rate levels inclusive of interest rate swaps

	Next Interest Rate Fixing
	Carrying amount	0-1 year	1-5 years	5- years
	USD million
2021
<3%	970	506	464	—
3–6%	92	2	89	1

Total	1,062	508	553	1

2020
<3%	501	498	0	3
3–6%	784	1	775	8

Total	1,285	499	775	11

2019
3–6%	1,409	507	875	27

Total	1,409	507	875	27

Interest rate sensitivity

An increase in interest rates by one percentage point is estimated to decrease profit for the year by USD 5 million and increase other comprehensive income (and thereby equity) by USD 9 million (2020: decrease profit for the year by USD 5 million and increase other comprehensive income (and thereby equity) by USD 14 million; 2019: decrease profit for the year by USD 6 million and increase other comprehensive income (and thereby equity) by USD 20 million). This analysis is based on borrowings and loans receivable at December 31, and assumes that all other variables remain constant. A one percentage point decrease would have a corresponding inverse effect.

Currency risk

Currency risk is the risk that future cash flows will fluctuate because of changes in foreign exchange rates. The currency exposure arises from Maersk Drilling operating in countries with different local currencies. Revenue is primarily denominated in USD, the functional currency of all material entities in the Maersk Drilling Group, while related operating expenses are incurred in both USD and local currencies. The Maersk Drilling Group’s net liability is also primarily denominated in USD and only a minimum of the Maersk Drilling Group’s other net liability is in other currencies such as DKK (2020: DKK and AUD; 2019: DKK, EUR and NOK).

The exposure to changes in foreign exchange rates is mitigated by entering into customer contracts where an element of the contract value is in local currency to create a natural hedge between the contracted revenue and local operating costs. Subsequently, foreign exchange forwards are used to hedge any excess exposure.

Exposure to currency risk is generally low and does not significantly affect the Maersk Drilling Group’s profit or the value of financial instruments. It is the Maersk Drilling Group’s policy to hedge significant net cash flows in currencies other than USD using a layered model with a 12-month horizon.

Cash kept in countries with limited access to repatriating surplus cash is subject to currency risks. As of December 31, 2021, the Maersk Drilling Group had the equivalent of USD 13 million of restricted cash (2020: USD 14 million; 2019: USD 14 million).

Currency sensitivity

Depreciation of the most material currencies in which Maersk Drilling trades (DKK, NOK, EUR, GBP, EGP, SGD, AUD, GHS, BRL and AOA) against USD by five percent is estimated to have no material impact and decrease other comprehensive income (and thereby equity) by USD 3 million (2020: increase profit for the year by USD 3 million and decrease other comprehensive income (and thereby equity) by USD 3 million; 2019: decrease profit for the year by nil and decrease other comprehensive income (and thereby equity) by USD 4 million). This analysis is based on financial instruments at December 31, and assumes that all other variables remain constant. A five percentage point appreciation would have a corresponding inverse effect.

Credit risk

The Maersk Drilling Group has exposure to commercial and financial counterparties.

For drilling contracts, credit risk is minimized by undertaking a credit assessment of the counterparty prior to entering into the contracts. Depending on the creditworthiness, the Maersk Drilling Group may seek protection, in form of parent company guarantees, pre-payments or other type of security.

In 2021, revenue from three (2020: four; 2019: four) major international oil companies, which individually account for more than 10% of revenue, represented 57% (2020: 69%; 2019; 71%) of the Maersk Drilling Group’s revenue. The credit risks associated with these significant customers are considered limited.

For financial counterparties, the credit risk is minimized by applying credit limits and transacting with financial institutions with a strong credit rating defined as a minimum credit rating of ‘A3’, ‘A-‘ and/or ‘A-‘ for Moody’s, S&P or Fitch, respectively. For derivatives, counterparties with an investment grade rating may be used. A limited number of geographies are not serviced by our relationship banks and have no operations by financial counterparties with a satisfactory credit rating.

Financial assets at amortized cost comprise loans receivable and other receivables. These are all considered to have low credit risk and thus the impairment provision calculated on the basis of 12 month expected losses is considered immaterial. The financial assets are considered to be low risk when they have low risk of default and the issuer has a strong capacity to meet its contractual cash flow obligations in the near term.

Receivables are initially recognized at fair value, plus any direct transaction costs and subsequently measured at amortized cost using the effective interest method. The Maersk Drilling Group applies the simplified approach to providing the expected credit losses prescribed by IFRS 9, which permits the use of the lifetime expected loss provision for all trade receivables. Customer contracts do not include unusual payment terms or material financing components. To measure the expected credit losses, trade receivables have been grouped based on shared credit risk characteristics and the days past due. In accordance with IFRS 9, receivables not due have also been assessed for expected credit losses.

For loans receivable and other receivables than trade receivables, the initial impairment provision is calculated on the basis of 12 month expected credit losses. If a significant increase in credit risk occurs, lifetime expected credit losses are recognized.

Maturity analysis of trade receivables

	2021	2020	2019
	USD million
Receivables not due	204	169	215
Less than 90 days overdue	28	27	31
More than 90 days overdue	6	14	18

Receivables, gross	238	210	264
Expected credit loss	—	—	—

Carrying amount	238	210	264

3.5 Derivatives

The Maersk Drilling Group enters into derivative transactions in order to mitigate foreign exchange rate exposure related to costs incurred in local currencies and interest rate exposure on term loans. The derivative transactions comprise foreign exchange forward and swap contracts and interest rate swaps. Foreign exchange derivative contracts are used to hedge the currency risk related to recognized and unrecognized transactions, of which the majority are designated as cash flow hedges. Interest rate swaps are used to swap variable interest payments on term loans to fixed interest payments. All interest rate swaps are designated as cash flow hedges.

Derivative financial instruments are recognized on the trading date and measured at fair value using generally acknowledged valuation techniques based on relevant observable swap curves and exchange rates.

The effective portion of changes in the value of derivative financial instruments designated to hedge highly probable future transactions is recognized in other comprehensive income until the hedged transactions are realized. At that time, the cumulated gains/losses are transferred to the items under which the hedged transactions are recognized. The ineffective portion of hedge transactions and changes in the fair values of derivative financial instruments, which do not qualify for hedge accounting, are recognized in the income statement as financial income or expenses.

Currency derivatives designated as cash flow hedges are mainly realized within one year, whereas interest rate swaps designated as cash flow hedges generally mature over two years.

The notional value of currency derivative contracts at December 31 amounts to:

	2021		2020		2019
	Foreign currency	USD	Foreign currency	USD	Foreign currency	USD
DKK/USD	536	84	408	63	551	84
NOK/USD	—	—	—	—	50	6
AUD/USD	38	28	—	—	—	—

The majority of currency derivative contracts hedge future cash outflows, hence the respective foreign currencies are purchased and USD is sold.

The notional amount of interest rate swaps at December 31, 2021 amounts to USD 616 million (2020: USD 652 million; 2019: USD 737 million) and all swaps are denominated in USD.

The average fixed rate of the interest rate swaps is 2.1% (2020: 2.7%; 2019: 2.7%), which jointly with margins and fees paid results in an average 2021 interest cost of around 4.8% (2020: 5%; 2019: 5.7%).

Fair value of derivative contracts are recognized as non-current derivatives at USD 16 million (2020: USD 33 million; 2019: USD 22 million) and for the current part in Other payables at USD 3 million (2020: USD 4 million in other receivables; 2019: USD 1 million in Other payables).

The gains/losses, including realized transactions, are recognized as follows:

	2021	2020	2019
	USD million
Hedging foreign exchange risk on operating costs	—	1	(5)
Hedging interest rate risk	(11)	(14)	(3)

Total reclassified from equity reserve for hedges	(11)	(13)	(8)

Derivatives accounted for as held for trading
Currency derivatives recognized directly in financial income/expenses	1	—	—

Net gains/losses recognized directly in the income statement	1	—	—

Total	(10)	(13)	(8)

Movement in reserve for hedges can be specified as follows:

	2021
	Foreign exchange risk	Interest rate risk	2021 Total
	USD million
Reserve for hedges January 1	3	(33)	(30)
Value adjustment of hedges for the year	(6)	3	(3)
Reclassified to income statement	—	11	11

Reserve for hedges December 31	(3)	(19)	(22)

	2020
	Foreign exchange risk	Interest rate risk	2020 Total
	USD million
Reserve for hedges January 1	(1)	(22)	(23)
Value adjustment of hedges for the year	5	(25)	(20)
Reclassified to income statement	(1)	14	13

Reserve for hedges December 31	3	(33)	(30)

	2019
	Foreign exchange risk	Interest rate risk	2019 Total
	USD million
Reserve for hedges January 1	(1)	(1)	(2)
Value adjustment of hedges for the year	(5)	(24)	(29)
Reclassified to income statement	5	3	8

Reserve for hedges December 31	(1)	(22)	(23)

3.6 Financial instruments by category

	2021		2020		2019
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	USD million
Carried at amortized cost
Trade receivables	238		210		264
Other receivables (non-interest-bearing)	56		75		49
Cash and bank balances	557		226		310

Financial assets at amortized cost	851		511		623

Carried at fair value Derivatives	—	—	4	4	—	—

Financial assets at fair value	—	—	4	4	—	—

Total financial assets	851		515		623

Carried at amortized cost
Term loans	1,037	1,100	1,254	1,276	1,378	1,404
Lease liabilities	25	25	31	31	31	31

Total borrowings	1,062	1,125	1,285	1,307	1,409	1,435

Trade payables	164		167		180
Other payables	62		58		62

Financial liabilities at amortized cost	1,288		1,510		1,651

Carried at fair value
Derivatives	19	19	33	33	23	23

Financial liabilities at fair value	19	19	33	33	23	23

Total financial liabilities	1,307		1,543		1,674

Financial instruments measured at fair value

Financial instruments carried at fair value can be divided into three levels:

Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 – Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices);

Level 3 – Inputs for the asset or liability that are not based on observable market data.

Fair value of derivatives fall within level 2 of the fair value hierarchy and is calculated on the basis of observable market data as of the end of the reporting period. The Maersk Drilling Group has no financial instruments within level 3.

Financial instruments carried at amortized cost

Fair value of the short-term financial assets and other financial liabilities carried at amortized cost is not materially different from the carrying amount. In general, fair value is determined primarily based on the present value of expected future cash flows. Where a market price was available, however, this was deemed to be the fair value.

Fair value of the borrowing items falls within level 2 of the fair value hierarchy and is estimated on the basis of discounted future cash flows.

The fair value of loans receivable and borrowings against related parties have a floating interest rate and the fair value is assessed to be similar to the carrying amount.

4.1 Earnings per share

Earnings per share amounted to USD 7.0 (2020: USD (39.9); 2019: USD (2.7)) and diluted earnings per share USD 7.0 (2020 USD (39.9); 2019: USD (2.7)). Earnings per share is equal to profit/loss for the year divided by the average number of shares in circulation or the average diluted number of shares in circulation.

	2021	2020	2019
Total number of shares	41,532,112	41,532,112	41,532,112
Average number of treasury shares	242,281	121,582	—

Average number of shares in circulation	41,289,831	41,410,530	41,532,112

Average dilution effect from shares outstanding under the LTI program	234,910	—	—

Diluted average number of shares in circulation	41,524,741	41,410,530	41,532,112

At December 31, 2021, a potential dilution effect from 293,027 shares (2020: 176,793 shares; 2019: 130,313 shares) outstanding under the long-term incentive program (see note 4.3 below) are included in the calculation of diluted earnings per share, while in 2020 it was excluded as the inclusion would have resulted in a reduction in the loss per share.

4.2 Contingent liabilities and commitments

The term loans and credit facilities set out in note 3.2 may become repayable in whole or in part on the occurrence of certain events including a change of control over the Company. Except for these and for customary agreements within the Maersk Drilling Group’s activities, no material agreements have been entered into that will take effect, change or expire upon changes of the control over the Company.

The Maersk Drilling Group is involved in legal and tax disputes in certain countries. Some of these are subject to considerable uncertainty as described in notes 2.5 and 2.8.

Through participation in a joint taxation scheme with A.P. Møller Holding A/S, the Danish companies are jointly and severally liable for taxes payable in Denmark.

Following the demerger from the A.P. Moller—Maersk group, Maersk Drilling is subject to a statutory demerger liability. In the event that A.P. Møller—Mærsk A/S defaults on its obligations, The Drilling Company of 1972 A/S will be liable for any obligations of A.P. Møller—Mærsk A/S existing at the date of publication of the demerger plan on March 4, 2019. Similarly, A.P. Møller—Mærsk A/S will be liable for any obligations assigned to The Drilling Company of 1972 A/S existing at that date. The potential liability for Maersk Drilling is capped at a maximum amount equal to the net value of the assets and liabilities contributed as part of the demerger. The risk of the statutory liability materializing will generally persist for three years from the demerger date and potentially up to thirty years for unknown claims.

Capital commitments and newbuilding program

The Maersk Drilling Group has capital commitments relating to acquisition of non-current assets totaling USD 38 million (2020: USD 30 million; 2019: USD 95 million). No capital commitments are related to new buildings.

4.3 Share-based payments

Restricted share units in the Drilling Company of 1972 A/S

Following the listing on April 4, 2019, Maersk Drilling implemented a long-term incentive program (the “LTI”) and a one-time transition grant was awarded to certain employees. Maersk Drilling believes that providing remuneration in the form of shares to appropriate levels of management promotes sustainable long- term value creation and ensures alignment of interests with its shareholders.

Under the LTI and transition grant the Executive Management, Key Employees and certain other employees received a number of restricted share units (“RSUs”). The vesting period for the RSUs is three years from the date of grant. Except for RSUs granted as part of the exchange grant, the Executive Management will not be able to sell any shares vesting until the total period from grant (inclusive of the vesting period) is five years, i.e. a holding period of two years in addition to the three-year vesting period. Executive Management and other Key Management Personnel are also subject to a share ownership requirement of twice the annual LTI grant level applicable.

The transfer of restricted shares is contingent on the participants still being employed and not being under notice of termination and generally takes place when three years have passed from the time of grant. The participants are not entitled to any dividend during the vesting period. Special conditions apply regarding illness, death and resignation as well as changes in capital structure, etc.

In 2021, 130,576 RUSs have been granted under the LTI. In 2020, 90,120 RSUs was granted under the LTI. In 2019, 48,188 RSUs was granted under the LTI and 94,515 RSUs was granted under a one-time transition grant, inclusive of 20,803 RSUs that represent an exchange grant for forfeited unvested restricted shares and options in A.P. Møller—Mærsk A/S (see below “The A.P. Møller—Maersk Group’s Restricted Shares Plan”).

	Shares in The Drilling Company of 1972 A/S
	Restricted Shares Plan Key Management Personnel	Restricted Shares Plan Other employees	Total fair value(1)
Outstanding awards under equity-settled incentive plans	No.	No.	USD million
January 1, 2019	—	—
Granted	116,599	26,104	11
Vested	—	—
Forfeited/cancelled	(10,772)	(1,618)
Transfer between categories	(22,844)	22,844

Outstanding December 31, 2019	82,983	47,330

Granted	38,973	51,147	2
Vested	(1,836)	—
Forfeited/cancelled	(27,709)	(14,095)

Outstanding December 31, 2020	92,411	84,382

Granted	63,304	67,272	5
Vested	(1,767)	—
Forfeited/cancelled	—	(12,575)

Outstanding December 31, 2021	153,948	130,079

(1)	At the time of grant.

The fair value of restricted shares granted to four Key Management Personnel (2020: four; 2019: eight) and to 34 Other employees (2020: 38; 2019: 33) was USD 5 million (2020: USD 2 million; 2019: USD 11 million) at the time of the grant. Total expense recognized in the income statement in 2021 for granted restricted shares was a cost of USD 4 million (2020: USD 2 million; 2019: USD 2 million).

The average fair value per restricted share at the time of grant was DKK 249 / USD 40 (2020: DKK 134 / USD 20; 2019: DKK 510 / USD 77), which is equal to the closing price of the day of the grant.

The average remaining contractual life for the restricted shares as at December 31, 2021 was 1.4 years (2020: 1.7 years; 2019: 2.3 years).

Equity settled restricted shares allocated to employees as part of Maersk Drilling’s long-term incentive program are recognized as staff costs over the vesting period at estimated fair value at the grant date and a corresponding adjustment in equity.

At the end of each reporting period, Maersk Drilling revises its estimates of the number of awards that are expected to vest based on the non-market vesting conditions and service conditions. Any impact of the revision is recognized in the income statement with a corresponding adjustment to equity.

The A.P. Moller—Maersk Group’s Restricted Shares Plan

In prior years, certain executives and employees participated in the A.P. Moller—Maersk Group’s incentive programs. The A.P. Moller—Maersk Group’s Restricted Shares Plan was introduced in 2013 and grants have been awarded to employees on a yearly basis since then. The transfer of restricted shares was contingent on the employee still being employed and not being under notice of termination and took place when three years have passed from the time of granting.

To ensure that the Executive Management, other key executives and certain other employees in Maersk Drilling had an equity interest in the Company from the date of the demerger, they were required to forfeit all unvested A.P. Møller—Mærsk A/S shares and share options as of January 1, 2019. The individuals instead received restricted share units in Maersk Drilling (the “exchange grant”). A total of 1,138 restricted share units (B-shares in A.P. Møller—Mærsk A/S) were converted to restricted share units in The Drilling Company of 1972 A/S of a corresponding value. 981 of these related to Key Management Personnel and 157 related to other employees.

	B-shares in A.P. Møller—Mærsk A/S
	Restricted Shares Plan Key Management Personnel	Restricted Shares Plan Other employees	Total fair value
	No.	No.	USD million
January 1, 2018	752	553
Granted	354	156	1
Vested	(219)	(170)

Outstanding December 31, 2018	887	539

Adjustment	94	(255)	—
Vested	—	50
Converted to restricted shares in The Drilling Company of 1972 A/S	(981)	(157)

Outstanding December 31, 2019	—	77

4.4 Related parties

Other related parties

	2021	2020	2019
Income statement
Revenue	2	2	3
Costs	19	22	21
Financial income	1	1	2
Financial expenses	9	10	12

Assets
Trade receivables	—	1	1
Derivatives	—	4	—
Cash and bank balances(1)	75	79	93

Liabilities
Borrowings(1)	76	93	101
Trade payables	4	3	7
Derivatives	11	16	12
Other payables	—	1	1

(1)	Relates to on demand bank deposits on customary terms and borrowings with Danske Bank. Refer to note 3.3 in relation to terms of the borrowings.

The following related parties have a controlling interest in The Drilling Company of 1972 A/S

The A.P. Møller og Hustru Chastine Mc-Kinney Møllers Fond til almene Formaal (Copenhagen, Denmark) and its subsidiary A.P. Møller Holding A/S (Copenhagen, Denmark) have control over APMH Invest A/S (Copenhagen, Denmark). APMH Invest A/S is considered to hold a controlling interest in The Drilling Company of 1972 A/S.

There have been no material transactions with controlling parties.

Key management personnel

Related parties include the Maersk Drilling Group’s Key Management Personnel. There have been no transactions with Key Management Personnel other than remuneration, which is disclosed in note 1.3 and 4.3.

Other related parties

The Board of Directors and the Executive Management of A.P. Møller og Hustru Chastine Mc-Kinney Møllers Fond til almene Formaal, A.P. Møller Holding A/S, APMH Invest A/S, and their close relatives including undertakings under their significant influence are also considered related parties. This includes subsidiaries and affiliates to A.P. Møller Holding A/S, including A.P. Møller—Mærsk A/S and its subsidiaries and affiliates and Danske Bank A/S. Danske Bank A/S is an associated company of the A.P. Møller Holding group.

4.5 Subsequent events

No events have occurred after the balance sheet date which are expected to have a material impact on the consolidated financial statements.

4.6 New reporting requirements

The accounting policies described have been applied consistently for the financial years 2021, 2020 and 2019. New standards and amendments effective for the financial years 2021, 2020 and 2019 have not had any material impact on the accounting policies applied, except for the implementation of IFRS 16. New standards, amendments and interpretations adopted include for:

2021

New standards, amendments and interpretations adopted in 2021 include:

•

IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16: IBOR reform, phase 2. A number of amendments which provide relief from modification accounting arising from changes in contractual cash flows on debt instruments and lease contracts and redesignation of designated hedge relationships as a consequence of the IBOR reform.

2020

•

IFRS 9, Financial Instruments: IBOR reform, phase 1. As the IBOR reform is expected to imply the replacement of EU interbank rates by other interest rates, the IASB has issued an amendment to IFRS 9 concerning the treatment of hedge accounting for the period up to the effective date of the IBOR reform. Basically, the amendments should not impact hedge accounting if the contracts are effective today.

•

IAS 1, Presentation of Financial Statements and IAS 8, Accounting policies, Changes in Accounting Estimates and Errors: The definition of “material” is amended ensuring consistency across all IFRS standards. The definition now also comprises obscuring information together with omitting and misstating information. The definition moreover tightens the assumption of when an annual report is affected and includes more stringent wording when specifying who the users of the financial statements are.

•

IFRS 16, Leases: The amendment clarifies that modifications as a consequence of COVID-19 should not be treated as modifications for accounting purposes even though they meet the definition of a modification of a lease according to the standard.

2019

The following standards, amendments and interpretations became effective for the financial year beginning 2019, but are not considered to be relevant for Maersk Drilling:

•

IFRS 3, Business Combinations: An amendment to the definition of a business. An set of activities is a business only if it comprises input and substantial processes and output or the ability to generate output through applying the processes to the input.

New standards, amendments and interpretations adopted in 2019 are listed below. As described below only the adoption of IFRS 16 had an effect on the financial statement of Maersk Drilling.

•	IFRS 9, Financial instruments: An amendment regarding classification of receivables where a borrower has a prepayment option at an amount which could be lower than the principal amount.

•

IFRIC 23, Uncertainty over income tax treatments: The interpretation clarifies that it must be determined whether each tax position is to be treated individually or collectively with other uncertain tax positions. The assessment should be based on the assumption that the tax authorities have the same knowledge of the enterprise’s circumstances and, therefore, the assessment should disregard any detection risk. This determination may be based on, e.g., how tax statements are prepared, or how the enterprise expects the tax authorities to treat the uncertain tax positions. The uncertain tax position must be recognized if it is probable that the enterprise will have to pay or receive refunds. The uncertain tax position must be measured so as to better reflect the receivable/liability and the related uncertainty.

•	Annual improvements (2015-2017): Include three minor clarifications:

•	IAS 12, Income taxes: Income tax consequences of dividends should be recognized in profit or loss, see IAS 12.

•	IAS 23, Borrowing costs: Borrowing costs incurred on specific-purpose borrowing may subsequently change into borrowing costs on general borrowing, see IAS 23.

•	IFRS 3, Business combinations: Clarifies that a step acquisition of a joint venture by which an enterprise obtains control must be treated in accordance with IFRS 3.

•	IFRS 16, Leases: IFRS 16 ‘Leases’ was implemented as of January 1, 2019 applying the modified retrospective approach under which comparative figures are not to be adjusted in the financial statements.

Under IFRS 16, all leases are capitalized based on the present value of the remaining lease payments, discounted using the incremental borrowing rate as of January 1, 2019 and recognized as right-of-use assets and a corresponding lease liability. A right-of-use asset and a related lease liability of USD 36 million was recognized on January 1, 2019 primarily related to property leases. There has been no material impact on other financial statement items.

Lease payments are allocated between a reduction of the liability and interest expense. The right-of-use asset is depreciated over the lease term on a straight-line basis.

The adoption of IFRS 16 had no significant impact for the profit/loss for 2019, as a portion of operating lease cost previously recognized as operating expense is now recognized as depreciation and interest expenses. Cash flow from operating activities has increased but is offset by an equal increase in cash outflow from financing activities, and, accordingly, there is no change to the underlying cash flow for the period.

Certain lease costs are generally excluded from the lease liability recognized and, in implementing IFRS 16, certain practical expedients have been applied:

•

Leases with a lease term of less than 12 months and leases of assets of low value are excluded from the lease liability recognized and are instead expensed on a straight-line basis over the lease term. In addition, leases with a remaining term of less than 12 months at January 1, 2019 were excluded upon adoption.

•	Service components included in lease costs are not recognized as part of the lease liability. Such costs are recognized in the income statement as incurred.

•	The definition of a lease under IAS 17 and IFRIC 4 has been retained and contracts not previously determined to contain a lease have not been reassessed.

•	Initial direct costs are excluded from the measurement of the right-of-use assets at the date of the initial application.

•

Distinct incremental borrowing rates are applied to major leases whereas a single discount rate has been applied for the remaining lease contracts. The weighted average incremental borrowing rate applied was 4.4%.

Transition impact. The operating lease liability at December 31, 2018 can be reconciled to the lease liability recognized at January 1, 2019 in the following way:

2019
USD million
Operating lease obligations at December 31, 2018	47
Service components	(4)
Low-value assets and short-term contracts	(1)
Undiscounted lease liabilities	42

Discounting effect	(6)

Lease liability at January 1, 2019	36

Maersk Drilling did not have any material financial leases under IAS 17.

Contracts under which Maersk Drilling is the lessor

IFRS 16 does not introduce material changes from a lessor perspective, and no changes in the composition of the balance sheet from the adoption of IFRS 16 deriving from current contracts with customers have been identified.

New standards, amendments and interpretations adopted but not yet effective:

The IASB has as of December 31, 2020 issued the following new standards, amendments and new interpretations which could be relevant to Maersk Drilling, but which are not yet effective:

•

IFRS 3, Business Combinations: Three minor amendments will be made to IFRS 3 comprising, for example, an update of the reference to the framework, an exemption from the framework will be incorporated in respect of provisions and clarification will be made concerning contingent assets.

•	The amendment will be effective for financial years beginning on or after January 1, 2022.

•

IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16: IBOR reform, phase 2. A number of amendments which may help enterprises resolve the accounting issues arising from changes in contractual cash flows or hedging conditions during implementation of the IBOR reform. The amendments pertain to modifications, hedge accounting and disclosure requirements.

•	The amendment will be effective for financial years beginning on or after January 1, 2021.

•

IAS 1, Presentation of Financial Statements: Clarifications of the definition of current liabilities to be based on the rights existing on the balance sheet date. The requirement for an unconditional right to postpone payment for 12 months from the balance sheet date is therefore changed to a right to defer payment for 12 months from the balance sheet date

•

The amendment will be effective for financial years beginning on or after January 1, 2022. The amendment becomes effective one year later as a result of COVID-19, i.e. for financial years beginning on or after January 1, 2023.

•	IASB has in November 2021 issued a proposal for an amendment to the amendment to IAS 1 described, which effectively revokes the current amendment.

•

IAS 16, Property, plant and equipment: The amendment clarifies that proceeds from an item of property, plant and equipment under construction before the asset is ready for use cannot be offset against the cost of the asset, but is instead to be recognized as income.

•	The amendment will be effective for financial years beginning on or after January 1, 2022.

•	IAS 37, Provisions, Contingent Liabilities and Contingent Assets: The amendment clarifies that assessment of whether or not a contract is onerous should also include costs directly related to the contract. Examples are moreover added of costs which are considered directly related to a contract and costs which are not.

•	The amendment will be effective for financial years beginning on or after January 1, 2022

•

Annual improvements 2018-2020: Clarification of IFRS 1 on first-time adoption relating to translation differences where the subsidiary transitions to IFRS later than its parent, IFRS 9 Financial Instruments concerning fees included in the test to determine whether a financial liability is modified or repaid, amendment of examples provided in IFRS 16 and IAS 41 on biological assets.

•	The amendment will be effective for financial years beginning on or after January 1, 2022.

Maersk Drilling expects to implement these new standards, amendments and interpretations when they take effect. Maersk Drilling does not expect that the adoption of the new standards, amendments and interpretations will be material at the time of implementation.

APPENDIX 3

REPRESENTATIONS AND WARRANTIES

A-III-1

ARTICLE V

WARRANTIES OF THE COMPANY

Section 5.1     Qualification, Organization, Significant Subsidiaries, etc.

(a)

The Company is a legal entity duly organized, validly existing and in good standing under the Laws of Denmark and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The Company is qualified to do business and is in good standing as a foreign corporation or other relevant legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Topco and Parent true and complete copies of the certificate of incorporation and the articles of association of the Company.

(b)

Each of the Company’s Significant Subsidiaries (i) is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other relevant legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the certificate of incorporation, the articles of association, charters and/or bylaws (or similar organizational documents) of each of the Company’s Significant Subsidiaries. Section 5.1(b) of the Company Disclosure a true and complete list of each Significant Subsidiary of the Company and each Significant Subsidiary’s jurisdiction of organization. Each of the outstanding shares of capital stock or other equity securities (including partnership interests, limited liability company interests or other equity interests) of each of the Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned, directly or indirectly, by the Company or by a direct or indirect, wholly owned Significant Subsidiary of the Company, free and clear of any Liens. No direct or indirect Significant Subsidiary of the Company owns any Company Shares or Company Equity Awards.

(c)

Each drilling unit owned or leased by the Company or any of its Subsidiaries, which is subject to classification, is in class and free of suspension or cancellation to class, and is registered under the flag of its flag jurisdiction.

Section 5.2 Capital Stock.

(a)

The authorized share capital of the Company consists of DKK 415,321,120 divided into shares of DKK 10 each or multiples thereof. As of the close of business on November 2, 2021 (the “Company Capitalization Date”), there were (i) 41,532,112 Company Shares issued and outstanding, (ii) 243,164 Company Shares held by the Company in its treasury, and (iii) Company Equity Awards in respect of an aggregate of 293,027 Company Shares in the form of Company RSU Awards. All outstanding Company Shares are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. Since the Company Capitalization Date, the Company has not issued any shares of its capital stock.

(b)

Except as set forth in subsection (a) above, as of the date of this Agreement, (i) the Company does not have any shares of its capital stock issued or outstanding other than Company Shares that have become outstanding after the Company Capitalization Date which were reserved for issuance as of such date, as set forth in subsection (a) above, (ii) there are no outstanding subscriptions, options, warrants, stock

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appreciation rights, preemptive rights, phantom stock, convertible or exchangeable securities or other similar rights, agreements or commitments relating to the issuance of capital stock (or other property in respect of the value thereof) to which the Company or any of the Company’s Significant Subsidiaries is a party obligating the Company or any of the Company’s Significant Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Significant Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, stock appreciation rights, preemptive rights, phantom stock, convertible or exchangeable securities or other similar right, agreement or arrangement or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, and (iii) there are no outstanding obligations of the Company or any Significant Subsidiary of the Company to make any payment based on the price or value of any capital stock or other equity securities of the Company or any of its Significant Subsidiaries.

(c)

Neither the Company nor any of its Significant Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(d)

Other than the Company Undertaking, to the extent entered into after execution of this Agreement, there are no voting trusts or other agreements or understandings to which the Company or any of its Significant Subsidiaries is a party with respect to the voting of the capital share or other equity interest of the Company or any of its Significant Subsidiaries.

Section 5.3     Corporate Authority Relative to this Agreement; No Violation.

(a)

The Company has the requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The Company Board at a duly held meeting has (i) determined that the terms of the Offer and the Compulsory Purchase, if any, and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and its shareholders, and (ii) approved the execution, delivery and performance of, and adopted and declared advisable this Agreement and the Offer, if any. No corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Topco, Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(b)

The execution, delivery and performance by the Company of this Agreement and the Company Board’s participation in the Offer and the other transactions contemplated by this Agreement by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any federal, state, local or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”), other than (i) the approval of the Offer Document by, and the filing of the Offer Document with, the DFSA, (ii) the filing of any documents relating to the Compulsory Purchase, (iii) any filings required or advisable under any Antitrust Laws, (iv) compliance with the applicable requirements of the Danish Capital Markets Act and orders issued thereunder, the EU Market Abuse Regulation and the EU Prospectus Regulation, (v) compliance with the rules and regulations of any applicable stock exchange, (vi) compliance with any applicable foreign or state securities or blue sky laws, (vii) any approvals or clearances under any Foreign Direct Investment Laws and (viii) and the other consents and/or notices set forth on Section 5.3(b) of the Company Disclosure Letter (collectively, subclauses (i) through (viii), the “Specified Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (disregarding, for purposes of this Section 5.3(b) only, subclause (iv)(A) of the proviso to the definition of “Company Material Adverse Effect”).

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(c)

The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Offer and the other transactions contemplated by this Agreement do not and will not (i) contravene or conflict with, or breach any provision of, the organizational or governing documents of the Company or any of its Significant Subsidiaries and (ii) assuming compliance with the matters referenced in Section 5.3(b) and receipt of the Specified Approvals, (A) contravene or conflict with or constitute a violation of any provision of any Law, judgment, writ or injunction of any Governmental Entity binding upon or applicable to the Company or any of its Significant Subsidiaries or any of their respective properties or assets, or (B) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a benefit under any Contract to which the Company or any of its Significant Subsidiaries or by which they or any of their respective properties or assets may be bound or affected, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Significant Subsidiaries, other than, in the case of subclauses (ii)(A) and (B), (1) the Company Debt Documents or (2) any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (disregarding, for purposes of this Section 5.3(c) only, subclause (iv)(A) of the proviso to the definition of “Company Material Adverse Effect”).

Section 5.4    Reports and Financial Statements.

(a)

The Company has filed or furnished all forms, statements, certifications, documents and reports required to be filed or furnished by it with the DFSA and the Danish Business Authority since January 1, 2020 (as amended and supplemented from time to time, the “Company Filing Documents”), each of which, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the DFSA and the Danish Business Authority and, as the case may be, and the applicable rules and regulations promulgated thereunder, as of the date filed pursuant to guidance promulgated by the DFSA and the Danish Business Authority, and none of the Company Filing Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the DFSA and the Danish Business Authority with respect to any of the Company Filing Documents, and, to the Knowledge of the Company, none of the Company Filing Documents is the subject of an ongoing DFSA review or investigation.

(b)

The consolidated financial statements (including all related notes and schedules) of the Company and its Significant Subsidiaries included in the Company Filing Documents (if amended, as of the date of the last such amendment) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Significant Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto), and were prepared in all material respects in conformity with IFRS applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). None of the Significant Subsidiaries of the Company is required to file periodic reports with the DFSA and the Danish Business Authority.

Section 5.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting as required by Danish law. To the Knowledge of the Company, from January 1, 2020 through the date of this Agreement, neither the Company nor any of its Significant Subsidiaries or any of their respective directors or officers has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures or methodologies of the Company or any of its Significant Subsidiaries, or any of their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Significant Subsidiaries has engaged in unlawful accounting or auditing practices.

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Section 5.6 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the audited consolidated balance sheet of the Company and its Significant Subsidiaries as of June 30, 2021 or the notes thereto, (b) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated herein, (c) for liabilities and obligations incurred in the ordinary course of business since July 1, 2021 and (d) for liabilities or obligations that have been discharged or paid in full, neither the Company nor any of its Significant Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by IFRS to be reflected on a consolidated balance sheet of the Company and its Significant Subsidiaries, other than liabilities that do not constitute and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.7     Compliance with Law; Permits.

(a)

To the Knowledge of the Company, each of the Company and its Significant Subsidiaries is, and since January 1, 2020 (in the case of the Company) and the later of January 1, 2020 and such Significant Subsidiary’s respective date of incorporation, formation or organization (in the case of a Significant Subsidiary) has been, in compliance with and is not in default under or in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, settlement, Order, arbitration award or agency requirement having the force of law of any Governmental Entity, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Anything contained in this Section 5.7(a) to the contrary notwithstanding, no warranty shall be deemed to be made in this Section 5.7(a) in respect of environmental, tax, intellectual property, employee benefits or labor Law matters, each of which is addressed by other sections of this Article V.

(b)

Without limiting the generality of Section 5.7(a), none of the Company, any of its Significant Subsidiaries or, to the Knowledge of the Company, any of their respective joint venture partners, joint interest owners, variable interest entity owners, consultants, agents or representatives of any of the foregoing (in their respective capacities as such), has (i) materially violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, the Bribery Act or applicable European Union laws and regulations regulating payments to government officials or employees, as applicable, or any similar Law of any other applicable jurisdiction or (ii) except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official.

(c)

Each of the Company and its Significant Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and Orders of any Governmental Entity required by Law for the Company and its Significant Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where such suspension or cancellation would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Significant Subsidiaries are not, and since January 1, 2020 have not been, in violation or breach of, or default under, any Company Permit, except where such violation, breach or default would not have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, to the Knowledge of the Company, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any of its Significant Subsidiaries under, any Company Permit, or has caused (or would cause) an applicable Governmental Entity to fail or refuse to issue, renew, extend, any Company Permit (in each case, with or without notice or lapse

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of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.8 Environmental Laws.

(a)

Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Significant Subsidiaries are, and since January 1, 2020 have been, in compliance with and not in default under or in violation of any applicable Environmental Laws, (ii) since January 1, 2020, neither the Company nor any of its Significant Subsidiaries has received (A) any written notices, demand letters or written claims from any third party or Governmental Entity alleging that the Company or any of its Significant Subsidiaries is in violation of or is liable under any Environmental Law or (B) any written requests for information from any Governmental Entity pursuant to Environmental Law, (iii) there has been no treatment, storage or release of any Hazardous Substance at or from any properties (including any drilling unit) currently or, to the Knowledge of the Company, formerly owned or leased by the Company or any of its Significant Subsidiaries during the time such properties were owned or leased by the Company or any of its Significant Subsidiaries for which Environmental Law requires further investigation or any form of response action by the Company or any of its Significant Subsidiaries, (iv) neither the Company nor any of its Significant Subsidiaries is subject to any Order or Action or, to the Knowledge of the Company, threatened Action pursuant to any Environmental Law, (v) neither the Company nor any of its Subsidiaries has disposed of, sent or arranged for the transportation of Hazardous Substances at or to a site, or owned, leased or operated a site that pursuant to CERCLA or any similar state or foreign law, that has been placed or is proposed to be placed by the United States Environmental Protection Agency or similar state authority on the National Priorities List or similar state or foreign list, as in effect as of the Closing Date, and (vi) each of the Company and its Significant Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and Orders of any Governmental Entity required by Environmental Law for the Company and its Significant Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted

(b)

To the Knowledge of the Company, the Company has delivered or made available to Parent all material environmental audits, reports and other material environmental documents relating to the Company’s facilities or operations including the Company Real Property and any other real property previously owned or operated by the Company, that are in its possession, custody or under its reasonable control.

(c)	As used herein, “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. §9601 et seq.

(d)

As used herein, “Environmental Law” means any Law relating to (i) the preservation, remediation, restoration or protection of the environment, natural resources or, to the extent related to exposure to Hazardous Substances, human health and safety or (ii) the storage, recycling, treatment, generation, transportation, handling, release or disposal of Hazardous Substances.

(e)

As used herein, “Hazardous Substance” means any substance listed, defined, designated or classified as a pollutant or contaminant or as hazardous or toxic under any Environmental Law. Hazardous Substance includes asbestos, or asbestos- containing material, petroleum and polychlorinated biphenyls.

(f)

The generality of any other warranties in this Agreement notwithstanding, this Section 5.8 shall be deemed to contain the only warranties of the Company in this Agreement with respect to Environmental Law, Hazardous Substances and any other environmental matter.

Section 5.9     Company Benefit Plans.

(a)

The Company has previously made available to Parent all material Company Benefit Plans. The Company has, prior to the date of this Agreement, made available to Parent true and complete copies of each material Company Benefit Plan and certain material related documents.

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(b)

Except as would not have or reasonably be expected to result in a material liability to the Company: (i) each Company Benefit Plan has been maintained, funded and administered in compliance with its terms and with applicable Law; (ii) with respect to each Company Benefit Plan, if such plan is required to be registered, such plan has been registered and maintained in good standing with applicable regulating authorities; (iii) no Company Benefit Plan provides, and neither the Company nor any of its Significant Subsidiaries has any liability or obligation for the provision of, medical or other welfare benefits with respect to current or former employees, directors, officers or consultants of the Company or its Significant Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by applicable Law; (iv) all premiums and contributions or other amounts payable by the Company or its Significant Subsidiaries as of the date of this Agreement with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with IFRS (other than with respect to amounts not yet due); (v) there are no pending, or, to the Knowledge of the Company, threatened or anticipated Actions (other than routine claims for benefits) or audits by any Governmental Entity by, on behalf of, with respect to or against any of the Company Benefit Plans; and (vi) the Company and each of its Significant Subsidiaries has at all times complied in all material respects with each of the Company Benefit Plans.

(c)

Except as provided in this Agreement or as required by applicable Law, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event (including, but not limited to, a termination of employment), (i) entitle any current or former employee, director, consultant or officer of the Company or any of its Significant Subsidiaries to any additional compensation or benefits, (ii) accelerate the time of payment or vesting, cause the funding of (through a grantor trust or otherwise), or increase the amount of compensation or benefits due to any such employee, director, consultant or officer or (iii) limit or restrict the right of the Company to merge, amend or terminate any Company Benefit Plan.

(d)

Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in all respects in compliance with Section 409A of the Code.

(e)

Except as set forth on Section 5.9(e) of the Company Disclosure Letter, no payment or benefit which could be made with respect to any current or former employee, officer, shareholder, director or service provider of the Company or any of its Significant Subsidiaries who is a “disqualified individual” (as defined in Section 280G of the Code and the regulations thereunder) could (individually or together with any other payment or benefit) be nondeductible pursuant to Section 280G of the Code or subject to an excise Tax under Section 4999 of the Code. The Company has previously made available to Parent the approximate amount of each payment or benefit that could become payable to each such “disqualified individual” under a Company Benefit Plan as a result of the transactions contemplated by this Agreement or a termination of employment or service, including as a result of accelerated vesting, and the approximate amount of the “excess parachute payments” within the meaning of Section 280G of the Code that could become payable to each such Company employee or service provider.

(f)

Neither the Company nor any of its Significant Subsidiaries is a party to, or is otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of a Tax imposed by Section 409A or 4999 of the Code.

Section 5.10 Absence of Certain Changes or Events.

(a)

From January 1, 2021 through the date of this Agreement, other than the transactions contemplated by this Agreement, the Company and its Significant Subsidiaries have conducted their respective businesses, in all material respects, in the ordinary course of business consistent with past practice.

(b)	Since January 1, 2021, there has not been any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 5.11 Investigations; Litigation. There is no investigation or review pending (or, to the Knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of the Company’s Significant Subsidiaries that would have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no Actions pending (or, to the Knowledge of the Company, threatened) against or affecting the Company or any of the Company’s Significant Subsidiaries, or any of their respective properties at law or in equity before, and there are no Orders of, or before, any Governmental Entity, in each case that would have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.12 Disclosure Documents.

(a)

None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Topco in connection with the Topco Share Issuance (including any amendments or supplements thereto, the “Registration Statement”), (ii) the proxy statement to be sent to the Parent Shareholders regarding the transactions contemplated by this Agreement in connection with the Topco Share Issuance and the Parent Merger soliciting the Parent Shareholder Approval sought by vote at the Parent Meeting, and which will be included in the Registration Statement (the “Proxy Statement/Prospectus”), (iii) the NYSE listing application (including any amendments or supplements thereto, the “NYSE Listing Application”) for the listing of Topco Shares on the NYSE, (iv) the Nasdaq listing application (including any amendments or supplements thereto, the “Nasdaq Listing Application”) for the listing of Topco Shares, and, if relevant, Temporary Share Certificates, on Nasdaq, (v) the Offer Document, (vi) the documents relating to the Compulsory Purchase, if any, or (vii) statements made or information provided to the DFSA or Nasdaq in connection with the Offer and the Compulsory Purchase, if any, or preparation of or for inclusion in one or more prospectuses (or similar document prepared in reliance on an applicable exemption under the EU Prospectus Regulation) to be prepared by Topco and/or Parent pursuant to the EU Prospectus Regulation (each an “EU Prospectus”), will, as applicable, at the time the Registration Statement becomes effective under the Securities Act, at the time the Proxy Statement/Prospectus is first mailed to the Parent Shareholders and Company Shareholders, at the time the NYSE approves the NYSE Listing Application, at the time Nasdaq approves the Nasdaq Listing Application, at the time of DFSA approves an EU Prospectus in accordance with the EU Prospectus Regulation, at any time of amendment or supplement thereof, or at the time of the Parent Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and as regards any EU Prospectus are (or, when made, will be) true and accurate and are not (or, when made, will not be) misleading and all forecasts, estimates, valuations, expressions of opinion, intentions or expectations made by the Company to Topco, Parent and/or the DFSA or Nasdaq in connection with the Offer, the Compulsory Purchase, if any, and/or preparation of an EU Prospectus are (or, when made, will be) truly and honestly held (in respect of expressions of opinion, intentions or expectations) and fairly made on reasonable grounds and/or assumptions after due and careful consideration and enquiry and there are no facts which have not been or will not be disclosed to the DFSA or Nasdaq which by their omission make any such statements misleading or which are material for disclosure to either of them. Notwithstanding the foregoing provisions of this Section 5.12, no warranty is made by the Company with respect to information or statements made or incorporated by reference that were not supplied by or on behalf of the Company.

Section 5.13 Tax Matters.

(a)

Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Significant Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them in accordance with all applicable Laws and all such filed Tax Returns are complete and accurate in all respects; (ii) the Company and each of its Significant Subsidiaries have timely paid in full all

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Taxes that are due and payable, whether or not shown as due on such Tax Returns, including any Taxes required to be withheld, collected or deposited by or with respect to the Company or any of its Significant Subsidiaries; (iii) the Company and each of its Significant Subsidiaries have complied with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements) with respect to payments made to any employee, creditor, independent contractor, shareholder, or other third party; (iv) there are no outstanding, pending or, to the Knowledge of the Company, threatened in writing, deficiencies, audits, examinations, investigations or other proceedings in respect of Taxes of the Company or any of its Significant Subsidiaries; (v) neither the Company nor any of its Significant Subsidiaries has waived, extended, or requested a waiver or extension for, any statute of limitations with respect to Taxes, or has agreed to any extension of time with respect to a Tax assessment or deficiency which period (after giving effect to such extension or waiver) has not yet expired (in each case other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business); (vi) there are no Liens for Taxes upon any property of the Company or any of its Significant Subsidiaries, except for Permitted Liens; (vii) neither the Company nor any of its Significant Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) occurring during the two (2) year period ending on the date of this Agreement; (viii) neither the Company nor any of its Significant Subsidiaries has entered into any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2); (ix) no “closing agreement” pursuant to Section 7121 of the Code (or any similar provision of applicable state, local or foreign Law) has been entered into by or with respect to the Company or any of its significant Subsidiaries, which agreement will be binding on such entity after the Closing Date; (x) neither the Company nor any of its Significant Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or similar group of corporations within the meaning of Section 1504 of the Code (or any similar applicable state, local or foreign Law) other than a group the common parent of which was the Company; and (xi) neither the Company nor any of its Significant Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Closing Date as a result of any (A) adjustment pursuant to Section 482 of the Code (or any similar provision of applicable state, local, or foreign Law) for a taxable period ending on or before the Closing Date, (B) “closing agreement” pursuant to Section 7121 of the Code (or any similar provision of applicable state, local, or foreign Law) executed on or prior to the Closing Date, (C) installment sale, intercompany transaction, or open transaction disposition made on or prior to the Closing Date, or (D) prepaid amount received on or prior to the Closing Date.

(b)

Neither the Company nor any of its Significant Subsidiaries has any material liability for the Taxes of any Person (other than the Company or any of its Significant Subsidiaries) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (other than pursuant to any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes).

(c)

Neither the Company nor any of its Significant Subsidiaries is a party to, has any obligation under, or is bound by any material Tax allocation, Tax sharing, or Tax indemnity arrangement or agreement (other than any such agreement between or among the Company and/or its Significant Subsidiaries or any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes).

(d)

Neither the Company nor any of its Significant Subsidiaries has a permanent establishment, or otherwise has an office or fixed place of business, in a country other than the country in which it is organized.

(e)	No register of the Company Shares has been kept, nor will be kept on or prior to the Closing Date, inside the United Kingdom.

(f)	The Company has in place, and has had in place at all times since 30 September 2017, reasonable prevention procedures to prevent the officers, employees, agents and other “associated persons” (as such

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term is defined in the UK Criminal Finances Act 2017) of the Company (and any of its Significant Subsidiaries) from undertaking any activity, practice or conduct relating to the business of the Company (or any of its Significant Subsidiaries) that would constitute an offence under any laws and regulations of England and Wales, or any other jurisdiction in which the business of the Company or any Significant Subsidiary is carried on, relating to the criminal facilitation of tax evasion.

(g)

As used in this Agreement, (i) “Taxes” means any and all U.S. federal, state, local or foreign taxes, social security contributions, customs, duties, imposts, levies, charges, escheatage or other governmental assessments of any kind whatsoever (whether payable directly or by withholding) (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including, income, franchise, windfall or other profits, gross receipts, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, disability, net worth, excise, withholding, ad valorem, value added, gains, transfer, environmental, license, stamp, occupation, severance, premium, registration, estimated, alternative or add-on minimum tax and (ii) “Tax Return” means any return, declaration, statement, report or similar filing (including the attached schedules, supplements or attachments) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or statement related to Taxes.

Section 5.14 Company Labor Matters.

(a)

None of the employees of the Company or any of its Significant Subsidiaries is represented in his or her capacity as an employee of the Company or any Significant Subsidiary by any union or other labor organization. Neither the Company nor any Significant Subsidiary is, or since January 1, 2020 has been, a party to, bound by, or subject to, any collective bargaining agreement or other agreement with any union or other labor organization. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, (i) there are no, and since January 1, 2020 have not been any, strikes, lockouts, slowdowns, or work stoppages in effect with respect to employees of the Company or any of its Significant Subsidiaries, (ii) to the Knowledge of the Company, there is no, and since January 1, 2020 has not been any, formal union organizing effort pending against the Company or any of its Significant Subsidiaries, and (iii) there is no, and since January 1, 2020 has not been any, unfair labor practice, labor dispute (other than routine grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Significant Subsidiaries. Neither the Company nor any of its Significant Subsidiaries has a duty to bargain with any union or other labor organization.

(b)

Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2020 neither the Company nor any of its Significant Subsidiaries has received written notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of the Company or any of its Significant Subsidiaries with respect to such matters and, to the Knowledge of the Company, no such investigation is in progress or threatened. Except for such non-compliance as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Significant Subsidiaries are, and since January 1, 2020 have been, in compliance with all applicable Laws in respect of employment and employment practices. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no employment-related Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Significant Subsidiaries.

Section 5.15 Intellectual Property.

a)

Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, the Company and its Significant Subsidiaries either own or have a right to use such patents, trademarks, trade names, service marks, domain names,

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copyrights and any applications and registrations for any of the foregoing, trade secrets, know-how, technology, software and other intangible intellectual property rights (collectively, “Intellectual Property”) as are necessary to conduct the business of the Company and its Significant Subsidiaries as currently conducted by the Company and its Significant Subsidiaries. To the Knowledge of the Company, and except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Significant Subsidiaries is currently infringing, misappropriating or violating, or since January 1, 2020 has infringed, misappropriated or violated any Intellectual Property of any third party and (ii) no third party is currently infringing, misappropriating or violating any Intellectual Property owned by or exclusively licensed to the Company or any of its Significant Subsidiaries. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement there are no actions, suits, claims or proceedings pending or, to the Knowledge of the Company, threatened that (A) challenge or question the Company’s ownership or right to use Intellectual Property of the Company or any of its Significant Subsidiaries or (B) assert infringement, misappropriation or violation by the Company or any of its Significant Subsidiaries of any Intellectual Property of a third party. It is agreed and understood that no warranty is made in respect of Intellectual Property matters in any section of this Agreement other than this Section 5.15(a).

b)

The Company and its Significant Subsidiaries have taken reasonable steps to protect the information technology systems (“IT Systems”) used in connection with the conduct of the business of the Company and its Significant Subsidiaries from Contaminants. As used herein, “Contaminants” means any material “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such software or data or other software of users. To the Company’s Knowledge, since January 1, 2020 (i) there have been no material unauthorized intrusions or breaches of the security of the Company’s or any of its Significant Subsidiaries’ IT Systems, and (ii) the data and information which they store or process has not been corrupted in any material discernible manner or accessed without the Company’s or any of its Significant Subsidiaries’ authorization, in the case of each of clauses (i) and (ii), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)

Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Significant Subsidiaries complies in all material respects with (i) applicable Law, as well as its own rules, policies, and procedures, relating to privacy, data protection and the collection, retention, protection and use of personal information collected, used or held for use by the Company or any of its Significant Subsidiaries and (ii) all Contracts under which the Company or any of its Significant Subsidiaries is a party to or bound by relating to privacy, data protection and the collection, retention, protection and use of personal information collected, used or held for use by the Company or any of its Significant Subsidiaries.

Section 5.16 Real Property; Personal Property. Section 5.16 of the Company Disclosure Letter lists each real property leased by the Company or its Significant Subsidiaries (the “Company Leased Real Property”) and each real property owned by the Company or its Significant Subsidiaries (the “Company Owned Real Property”; and, together with the Company Leased Real Property, the “Company Real Property”). The Company Real Property comprises all of the real property occupied or otherwise used in the operation of the Company’s business. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Significant Subsidiary of the Company has good and valid title to all of the Company Owned Real Property and good title to all its owned personal property and has valid leasehold or sublease hold interests in all of the Company Leased Real Property and leased personal property, free and clear of all Liens (except for Permitted Liens). Neither the Company nor any of its Significant Subsidiaries has leased or otherwise granted to any Person the right to use or occupy any of the Company Owned Real Property or any material portion thereof, and there are no outstanding options, rights of first offer or rights of first refusal to purchase such Company Owned Real Property or any portion thereof or interest therein. Neither

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the Company nor any of its Significant Subsidiaries is in breach of or default under the terms of any Lease where such breach or default would have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Lease is in breach of or default under the terms of any Lease where such breach or default would have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Lease is a valid and binding obligation of the Company or the Significant Subsidiary of the Company which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, except that such enforcement may be subject to the Enforceability Exceptions.

Section 5.17 Material Contracts. A true and complete copy of each Company Material Contract (including any amendments thereto) has been made available to Parent prior to the date of this Agreement. To the Knowledge of the Company, neither the Company nor any Significant Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is a valid and binding obligation of the Company or the Significant Subsidiary of the Company which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, except that such enforcement may be subject to the Enforceability Exceptions. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Significant Subsidiaries has received written notice of termination, cancellation or the existence of any event or condition which constitutes, or after notice or lapse of time (or both), will constitute, to the Knowledge of the Company, a breach or default on the part of the Company or any of its Significant Subsidiaries under a Company Material Contract, and (ii) no party to any Company Material Contract has provided written notice exercising or threatening exercise of any termination rights with respect thereto.

Section 5.18 Insurance Policies. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all material insurance policies covering the Company and its Significant Subsidiaries and their respective assets, properties and operations (the “Company Policies”) provide insurance in such amounts and against such risks as is commercially reasonable, and (b) all of the Company Policies are in full force and effect. Since January 1, 2021 through the date of this Agreement, neither the Company nor any of its Significant Subsidiaries has received written notice of cancellation or termination, other than in connection with normal renewals, of any such Company Policies. There are no material claims pending as to which coverage has been questioned, denied or disputed under any insurance policy of the Company or any of its Significant Subsidiaries.

Section 5.19 Anti-Bribery, Corruption and Sanctions

(a)

The Company and each of its Significant Subsidiaries has adopted, and applies, reasonable due diligence procedures in respect of persons who will perform services for or on its behalf in order to mitigate identified bribery risks: (i) prior to engaging such persons; (ii) prior to acquiring any new business or entity; and (iii) periodically, in each case on a basis which the Company considers, in good faith, to be proportionate and appropriate in the light of the risks to which the Company or relevant Significant Subsidiary is exposed.

(b)

The Company and each of its Significant Subsidiaries has in place policies, procedures and guidelines relating to anti-bribery, anti-corruption and other similar matters reasonably designed to prevent any of its officers, employees, associates, agents, representatives or any other person who performs services of any nature whatsoever for or on behalf of the Company or any of its Significant Subsidiaries from undertaking

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conduct that would, or could, be in material violation of, or put the Company or the relevant Significant Subsidiary in material violation of, the FCPA, the Bribery Act or any such other legislation or any international anti-bribery conventions or any applicable local anti- corruption and anti-bribery Laws.

(c)	Since January 1, 2021:

(i)

neither the Company nor any of its Significant Subsidiaries has received any communication or notice (written or otherwise) alleging that the Company or any of its Significant Subsidiaries is, or may be, in material violation of, or has, or may have, any material liability under, the FCPA, the Bribery Act or any international anti-bribery conventions or any applicable local anti-corruption and anti-bribery Laws; and

(ii)

no inducement has been given to any government official by or on behalf of the Company or any of its Significant Subsidiaries with a view to the Company or that Significant Subsidiary entering into any contract or other arrangement or obtaining any benefit, where such inducement would violate any provision of the FCPA, the Bribery Act or any similar Law of any other applicable jurisdiction.

(d)

Neither the Company, any of its Significant Subsidiaries, nor, to the Knowledge of the Company, any employee, officer, or director of the Company or any of its Significant Subsidiaries, nor to the Knowledge of the Company, any representative of any of the foregoing, is or has been within the past five (5) years:

(i)

the target of economic or trade sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury (the “Sanctioning Authorities”) (including by being designated on the list of Specially Designated Nationals and Blocked Persons or on any other sanctions list maintained by any Sanctioning Authority) (collectively, “Sanctions”);

(ii)

operating, organized or resident in, or an agency or instrumentality of the government of, a country or territory that itself is the subject of comprehensive Sanctions (currently the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria) (collectively, the “Sanctioned Countries” and each a “Sanctioned Country”); or

(iii)

directly or, to the Knowledge of the Company, indirectly, participated in any prohibited or unlawful transaction or dealing involving a person or entity that is the target of Sanctions, or with any person or entity operating, organized, or residing in a Sanctioned Country.

Section 5.20 Government Contracts.

(a)

Neither the Company nor any of its Significant Subsidiaries nor, to the Knowledge of the Company, their respective managers, directors or officers, employees, consultants or agents, is or has been debarred, suspended or excluded from participation in or the award of any Contract with or for the benefit of a Governmental Entity to which the Company or any of its Significant Subsidiaries is a party (collectively, “Government Contracts”), or doing business with any Governmental Entity and, to the Knowledge of the Company, no circumstances exist that would reasonably be expected to warrant the institution of debarment or suspension or ineligibility in connection with any current or proposed Government Contract.

(b)

Neither the Company nor any of its Significant Subsidiaries has made any disclosure to any Governmental Entity pursuant to any voluntary disclosure or mandatory disclosure provisions under applicable Law in connection with the award, performance, or closeout of any Government Contract. To the Knowledge of the Company, neither the Company nor any of its Significant Subsidiaries have credible evidence of a violation of any applicable anti-corruption and bribery Laws in connection with the award, performance, or closeout of any Government Contract.

(c)	Neither the Company nor any of its Significant Subsidiaries currently holds a classified Government Contract or performs under a Government Contract requiring access to classified information.

Section 5.21 Finders or Brokers. Except for J.P. Morgan Securities plc (the “Company Financial Advisor”), neither the Company nor any of its Significant Subsidiaries has employed any investment banker,

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broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Offer.

Section 5.22 Opinion of Financial Advisor. The Company Board has received the opinion of the Company Financial Advisor, as of the date of this Agreement, substantially to the effect that, based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by the Company Financial Advisor in preparing its opinion, the Offer Consideration to be received by holders of Company Shares is fair, from a financial point of view, to holders of Company Shares. A signed, written copy of the Company Financial Advisor’s opinion will be made available to Parent for informational purposes only promptly following receipt of such written opinion by the Company Board. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or any director, officer or employee of Parent for any purpose.

Section 5.23 Takeover Laws. Assuming the warranties of Parent set forth in Section 6.25 are true and correct, no “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover Law (each, a “Takeover Law”) is applicable to this Agreement (including the Company Undertakings) and the transactions contemplated by this Agreement.

Section 5.24 Ownership and Maintenance of Drilling Units. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Significant Subsidiary of the Company has good and marketable title to the drilling units listed in the Company’s most recent fleet status report, a true and complete copy of which has been provided to Parent (the “Company Fleet Report”), in each case free and clear of all Liens except for Permitted Liens and no such drilling unit or any related asset is leased under an operating lease from a lessor that, to the Company’s Knowledge, has incurred non-recourse indebtedness to finance the acquisition or construction of such asset. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the drilling units listed in the Company Fleet Report have been maintained consistent with general practice in the offshore drilling industry and are in good operating condition and repair, subject to ordinary wear and tear.

Section 5.25 Disclosure Requirements. The Company Board has established procedures which enable the Company to comply with Articles 17, 18 and 19 (the “Disclosure Requirements”) of Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (the “EU Market Abuse Regulation”) on an ongoing basis. The Company has complied with all of its continuing obligations under the Disclosure Requirements and the means the transparency and disclosure rules derived from the EU Transparency Directive as implemented in the Danish Capital Markets Act.

Section 5.26 No Market Abuse. Neither the Company nor any of its Significant Subsidiaries has directly or indirectly, in relation to the Offer or otherwise, done any act or engaged in any course of conduct constituting “market abuse” under the EU Market Abuse Regulation, in each case including any regulations made pursuant thereto, or the equivalent provisions under the securities laws applicable in any other relevant jurisdiction nor, to the Company’s Knowledge, has any officer, director or employee acting on its behalf or on behalf of any of its Significant Subsidiaries done any act or engaged in any course of conduct as described above.

Section 5.27 Corporate Governance. The Company Board has established procedures to enable the Company to comply with the provisions of the DCA from the date on which they will apply to the Company. The Company has adopted and the Company Board has established procedures to enable the Company to ensure compliance with its share dealing code and the Disclosure Requirements, insofar as it relates to share dealings.

Section 5.28 No Additional Warranties. Except for the warranties contained in this Article V, neither the Company nor any other Person makes any other express or implied warranty on behalf of the Company or any of its Significant Subsidiaries. The Company acknowledges that none of Topco, Parent, Merger Sub or any other

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Person has made any warranty, express or implied except as expressly set forth in Article VI. Without limiting the foregoing, the Company makes no warranty to Parent, Topco or Merger Sub with respect to any business or financial projection or forecast relating to the Company or any of its Significant Subsidiaries, whether or not included in the data room or any management presentation. The Company, on its behalf and on behalf of its Significant Subsidiaries, expressly waives any claim relating to the foregoing matters, and disclaims that it is relying upon or has relied upon any warranties, and acknowledges and agrees that Topco, Parent and Merger Sub have specifically disclaimed any express or implied warranty made by any Person other than those set forth in Article V.

Definitions:

“Agreement” means the Business Combination Agreement entered into on 10 November 2021 between Noble Finco Limited, The Drilling Company of 1972 A/S, Noble Corporation and Noble Newco Sub Limited.

“Antitrust Laws” means any statute, law, ordinance, rule or regulation of any jurisdiction or any country designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, lessening of competition, restraining trade or abusing a dominant position.

“Bribery Act” means the United Kingdom Bribery Act 2010, as amended from time to time.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, as amended 42 U.S.C. §9601 et seq.

“Closing Date” the date on which Closing occurs.

“Company” means The Drilling Company of 1972.

“Company Benefit Plans” means any Benefit Plan that is sponsored, maintained, contributed to or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employees, officers, directors or consultants of the Company or its Subsidiaries or with respect to which the Company or its Subsidiaries have any liability.

“Company Board” means the board of directors of the Company.

“Company Capitalization Date” means 2 November 2021.

“Company Debt Documents” means the debt documents listed in the Company Disclosure Letter.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Topco and Parent simultaneously with the execution of the Agreement.

“Company Equity Awards” means the Company RSU Awards.

“Company Filing Documents” means all forms, statements, certifications, documents and reports required to be filed or furnished by it with the DFSA and the Danish Business Authority since January 1, 2020 (as amended and supplemented from time to time).

“Company Financial Advisor” means J.P. Morgan Securities plc

“Company Fleet Report” means, as of 10 November 2021, the Company’s most recent fleet status report, a true and complete copy of which has been provided to Parent.

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“Company Leased Real Property” means each real property leased by the Company or its Significant Subsidiaries in Section 5.16 of the Company Disclosure Letter.

“Company Material Adverse Effect” means any event, change, fact, circumstance, occurrence, development, condition or effect (collectively “Effects”) occurring after the date hereof that has or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided that none of the following shall be deemed in itself or themselves (either alone or in combination) to constitute, and that none of the following shall be taken into account (either alone or in combination) in determining whether there has been, a Company Material Adverse Effect: (i) changes in, or other Effects with respect to, general economic or political conditions or the securities, credit or financial markets, including changes in interest or exchange rates, (ii) any decline in, or other Effects with respect to, the market price or change in the trading volume of Company Shares (provided that, unless subject to another exclusion set forth in this definition, the underlying cause of any such change or Effect may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect), (iii) changes or developments in, or other Effects with respect to, the industries in which the Company and its Subsidiaries operate, (iv) (A) the negotiation, execution, or delivery of this Agreement or (B) the public announcement, pendency or consummation of the Offer, the Compulsory Purchase, if any, or other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, suppliers, distributors, regulators or partners or any litigation relating to the Offer, the Compulsory Purchase, if any, or this Agreement (other than with respect to any warranties of the Company specifically addressing the impact of the Offer, the Compulsory Purchase, if any, or this Agreement on such matters), (v) the identity of Parent or any of its Affiliates, (vi) compliance with the terms of, or the taking of any action required by, this Agreement or consented to in writing by Parent, or failure to take any action prohibited by this Agreement, (vii) any acts of war, armed hostilities or military conflict, or acts of foreign or domestic terrorism (including cyber-terrorism), (viii) any hurricane, tornado, flood, earthquake, natural disaster, act of God or other comparable events, (ix) changes in Law or applicable regulations of any Governmental Entity, (x) changes in generally accepted accounting principles or accounting standards or the interpretation thereof, (xi) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that, unless subject to another exclusion set forth in this definition, the underlying cause of any such failure may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect) or (xii) any epidemic, pandemic or outbreak of disease (including, for the avoidance of doubt, COVID-19), or any escalation or worsening of such conditions; provided that, with respect to clauses (i), (iii), (vii), (viii), (ix), (x) and (xii), such facts, circumstances, events, changes or effects shall be taken into account to the extent they have a material and disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, compared to other companies operating in the industries in which the Company and its Subsidiaries operate; provided, further, that for the avoidance of doubt, notwithstanding anything to the contrary above, any blowout, spill, explosion, or similar occurrence with respect to any equipment operated by the Company or any of its Subsidiaries may be taken into account in determining whether there has been a Company Material Adverse Effect.

“Company Material Contract” means any Contract to which the Company or any of its Subsidiaries is a party that: (i) would be a “material contract” of the Company (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act); (ii) is a joint venture, partnership or similar Contract that is material to the business of the Company and its Subsidiaries, taken as a whole; (iii) is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or securing indebtedness for borrowed money or deferred payment (in each case, whether incurred, assumed, guaranteed or secured by any asset) in excess of USD 5,000,000; (iv) is a settlement, conciliation or similar agreement (A) with any Governmental Entity, or (B) which would require the Company or any of its Subsidiaries to pay consideration of more than USD 5,000,000 after the date of this Agreement; (v) contains any covenant limiting, to a degree that is material to the Company and its Subsidiaries, taken as a whole, the ability of the Company or any of its Subsidiaries to engage in any line of business or compete with any Person or in any geographic area;

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(vi) (A) relates to the acquisition, directly or indirectly (by merger or otherwise), of a material portion of the assets (other than goods, products or services in the ordinary course) or capital stock, shares or other equity interests of any Person for aggregate consideration in excess of USD 25,000,000 that has not yet been consummated or pursuant to which the Company or any of its Subsidiaries has continuing “earn-out” or other similar contingent payment obligations after the date of this Agreement in excess of USD 5,000,000; or (B) gives any Person the right to acquire any assets of the Company or any of its Subsidiaries (excluding ordinary course commitments to purchase goods, products or services) after the date of this Agreement with a total consideration of more than USD 5,000,000; (vii) is a Contract between any of the Company or any of its Subsidiaries, on the one hand, and any shareholder of the Company holding five percent (5%) or more of the issued and outstanding Company Shares, on the other hand; (viii) is a Contract for futures, swap, collar, put, call, floor, cap, option, or other Contract that is intended to reduce or eliminate exposure to fluctuations in currency exchange rates, the prices of commodities or interest rates; (ix) is a Contract under which any of the Company or any of its Subsidiaries has advanced or loaned any amount of money to any of its officers, directors, employees or consultants; (x) is a Contract that contains any provision that requires the purchase of all or a material portion of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a third party, which product or service is material to the Company and its Subsidiaries, taken as a whole, or obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party, or upon consummation of the transactions contemplated by this Agreement, will obligate Topco or its Subsidiaries to conduct business on an exclusive or preferential basis with any third party for a product or service that is material to the Company and its Subsidiaries, taken as a whole; or (xi) is a Contract expressly limiting or restricting the ability of the Company or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their shares, capital stock, partnership interests, membership interests or other equity interests, as the case may be; provided, however, that “Company Material Contract” shall not include any Company Benefit Plan.

“Company Owned Real Property” means each real property owned by the Company or its Significant Subsidiaries listed in Section 5.16 of the Company Disclosure Letter.

“Company Policies” means all material insurance policies covering the Company and its Significant Subsidiaries and their respective assets, properties and operations.

“Company Real Property” means the Company Leased Real Property and the Company Owned Real Property, together.

“Company RSU Awards” means each award of restricted share units representing the right to receive Company Shares, or value based on the value of Company Shares, granted under the Company Equity Plans.

“Company Share” means a share of nominal value DKK 10 each held in the capital of the Company

“Company Undertaking” means the executed undertaking provided by APMH Invest, providing a commitment from APMH Invest to, among other things, tender its Company Shares in the Exchange Offer and not to make a Cash Election.

“Compulsory Purchase” means a compulsory purchase of any Minority Shares in accordance with the terms set forth in the Offer Document.

“Contaminants” means any material “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such software or data or other software of users.

“DCA” means the Danish Companies Act.

“DFSA” means the Danish Financial Supervisory Authority.

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“Disclosure Requirements” Articles 17, 18 and 19 of the EU Market Abuse Regulation.

“Enforceability Exceptions” means the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

“Environmental Laws” means any law relating to (i) the preservation, remediation, restoration or protection of the environment, natural resources or, to the extent related to exposure to Hazardous Substances, human health and safety or (ii) the storage, recycling, treatment, generation, transportation, handling, release or disposal of Hazardous Substances.

“EU Market Abuse Regulation” means Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse.

“EU Prospectus Regulation” means Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017, as amended, and the rules and regulations promulgated thereunder.

“EU Transparency Directive” means Directive 2004/109/EC of the European Parliament and the Council of 15 December 2004.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Foreign Direct Investment” Laws means any statute, law, ordinance, rule or regulation of any jurisdiction or any country designed to prohibit, restrict, regulate or screen foreign direct investments into such jurisdiction or country, including the UK National Security and Investment Act 2021 and the Danish Act on Screening of Certain Foreign Direct Investments, etc. in Denmark (Act no. 842 of 10 May 2021).

“Government Contract” means any Contract with or for the benefit of a Governmental Entity to which the Company or any of its Significant Subsidiaries is a party.

“Governmental Entity” means any federal, state, local or foreign governmental or regulatory agency, commission, court, body, entity or authority.

“Hazardous Substance” means any substance listed, defined, designated or classified as a pollutant or contaminant or as hazardous or toxic under any Environmental Law. Hazardous Substance includes asbestos, or asbestos-containing material, petroleum and polychlorinated biphenyls.

“IFRS” means International Financial Reporting Standards as adopted for use in the European Union.

“Intellectual Property” means patents, trademarks, trade names, service marks, domain names, copyrights and any applications and registrations for any of the foregoing, trade secrets, know-how, technology, software and other intangible intellectual property rights.

“IT Systems” means information technology systems.

“Knowledge” means (a) with respect to Parent, the actual knowledge of each individual, after reasonable inquiry of the direct reports of such individual, listed on Section 1.1(a) of the Parent Disclosure Letter and (b) with respect to the Company, the actual knowledge of each individual, after reasonable inquiry of the direct reports of such individual, listed on Section 1.1(b) of the Company Disclosure Letter.

“Lease” means all leases and subleases (including all amendments, extensions, renewals and other agreements related thereto) of real property leased or subleased by the Company or any of its Subsidiaries.

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“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Merger Sub” means Noble Newco Sub Limited.

“Nasdaq Listing Application” means the Nasdaq listing application (including any amendments or supplements thereto).

“NYSE” means the New York Stock Exchange.

“NYSE Listing Application” means the NYSE listing application (including any amendments or supplements thereto.

“Offer” means the Exchange Offer, as defined in the Offer Document.

“Offer Consideration” means the Offer Consideration, as defined in the Offer Document.

“Offer Document” means the Offer Document, as defined in the Offer Document.

“Parent” means Noble Corporation.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent and Merger Sub to the Company simultaneously with the execution of the Business Combination Agreement.

“Parent Meeting” an extraordinary general meeting of its shareholders as promptly as practicable after the Registration Statement is declared effective and in any event by no later than the day before six (6) months after the date of the Business Combination Agreement, for the purpose of obtaining the Parent Shareholder Approval.

“Parent Merger” means the Merger, as defined in the Offer Document.

“Parent Shareholder Approval” means the affirmative vote of the holders of (i) at least two-thirds of the votes cast by such Parent Shareholders as being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Parent Meeting is the only vote of holders of securities of Parent which is required to adopt and approve this Agreement, the Plan of Merger and the consummation of the Parent Merger and (ii) a majority of the votes cast by the Parent Shareholders at the Parent Meeting is the only vote of holders of securities of Parent which is required to adopt and approve the Topco Share Issuance.

“Permitted Liens” means (a) Liens for Taxes or governmental assessments, charges or claims of payment not yet due and payable, the amount or validity of which is being contested in good faith by appropriate proceedings or for which adequate reserves have been established on the relevant Person’s financial statements in accordance with GAAP, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ or other similar Liens arising in the ordinary course of business and consistent with past practice for amounts that are not delinquent and that will be paid in the ordinary course of business, (c) with respect to the Company Real Property, requirements of any Law, including zoning, entitlements, building codes or other land use or environmental regulations, ordinances or legal requirements imposed by any Governmental Entity having jurisdiction over such Company Real Property that are not violated by the current use or occupancy of such Company Real Property or the activities currently conducted thereon, in any material respect, (d) with respect to the Parent Real Property, requirements of any Law, including zoning, entitlements, building codes or other land use or environmental regulations, ordinances or legal requirements imposed by any Governmental Entity having jurisdiction over such Parent Real Property which are not violated by the current use or occupancy of such Parent Real Property or the activities currently conducted thereon, (e) statutory Liens in favor of lessors arising in connection with any property leased to the Company and its Subsidiaries or Parent and its Subsidiaries, (f) Liens

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that are disclosed on the most recent consolidated balance sheet of the Company or Parent or notes thereto (or securing liabilities reflected on such balance sheet), (g) with respect to Company Leased Real Property, Liens arising from the terms of the related Leases, (h) with respect to Parent Leased Real Property, Liens arising from the terms of the related Leases, (i) with respect to the Company Real Property, easements, rights of way, restrictions, covenants, Liens and title imperfections which, in each case of this clause (i), would not interfere with the present use of the properties or assets of the business of the Company and its Subsidiaries, taken as a whole, (j) with respect to the Parent Real Property, easements, rights of way, restrictions, covenants, Liens and title imperfections which, in each case of this clause (j), would not materially impair the value or interfere with the present use of the properties or assets of the business of Parent and its Subsidiaries, taken as a whole, (k) pledges and Liens to secure the performance of bids, trade contracts, drilling contracts and leases (other than indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (including Liens on cash and cash equivalents to secure letters of credit or bank guarantees issued to support such obligations), (l) Liens arising under a contract over goods, documents of title to and related documents and insurances and their proceeds, in each case in respect of documentary credit transactions entered into with customers in the ordinary course of business, (m) Liens arising under any retention of title or conditional sale arrangement or arrangements having similar effect in respect of goods supplied in the ordinary course of business and not as a result of any default or omission by the Company or Parent, as applicable, or any of their respective Subsidiaries and (n) Liens for charters or subcharters or leases or subleases.

“Proxy Statement/Prospectus” means the proxy statement to be sent to the Parent Shareholders regarding the transactions contemplated by this Agreement in connection with the Topco Share Issuance and the Parent Merger soliciting the Parent Shareholder Approval sought by vote at the Parent Meeting, and which will be included in the Registration Statement.

“Registration Statement” means the registration statement on Form S-4 to be filed with the SEC by Topco in connection with the Topco Share Issuance (including any amendments or supplements thereto).

“Sanctioned Countries” at the time of the Business Combination Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria, each a “Sanctioned Country”.

“Sanctioning Authorities” means the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury.

“Sanctions” means economic or trade sanctions administered by the Sanctioning Authorities.

“SEC” means the U.S. Securities and Exchange Commission.

“Significant Subsidiaries” means any Subsidiary that constitutes a “significant subsidiary” of a Person within the meaning of Rule 1-02 of Regulation S-X of the Exchange Act.

“Specified Approvals” means, collectively, (i) the approval of the Offer Document by, and the filing of the Offer Document with, the DFSA, (ii) the filing of any documents relating to the Compulsory Purchase, (iii) any filings required or advisable under any Antitrust Laws, (iv) compliance with the applicable requirements of the Danish Capital Markets Act and orders issued thereunder, the EU Market Abuse Regulation and the EU Prospectus Regulation, (v) compliance with the rules and regulations of any applicable stock exchange, (vi) compliance with any applicable foreign or state securities or blue sky laws, (vii) any approvals or clearances under any Foreign Direct Investment Laws and (viii) and the other consents and/or notices set forth on Section 5.3(b) of the Company Disclosure Letter

“Takeover Law” any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover Law.

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“Tax Return” means any return, declaration, statement, report or similar filing (including the attached schedules, supplements or attachments) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or statement related to Taxes.

“Temporary Share Certificates” means temporary share certificates representing Topco Shares to be used for settlement purposes if deemed relevant, such temporary share certificates to be issued in a temporary ISIN of Topco and listed on Nasdaq Copenhagen prior to delivery to the Company Shareholders having accepted to tender their Company Shares in the Offer and subsequently automatically exchanged for a corresponding number of Topco Shares issued in the permanent ISIN of Topco and upon such exchange the temporary purchase certificates will cease to exist.

“Topco” means Noble Corporation plc.

“Topco Share Issuance” means the issuance by Topco of up to 133,263,973 Topco Shares (as adjusted in accordance with the Business Combination Agreement) upon the consummation of the Parent Merger and the Offer.

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